SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pre-Effective Amendment No. 1 (File No. 333-237302)	☒
Post-Effective Amendment No. (File No. )	☐

and/or

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 152 (File No. 811-07355)	☒

(Check appropriate box or boxes)

RIVERSOURCE VARIABLE ACCOUNT 10

(previously IDS LIFE VARIABLE ACCOUNT 10)

(Exact Name of Registrant)

RiverSource Life Insurance Company

(previously IDS Life Insurance Company)

(Name of Depositor)

70100 Ameriprise Financial Center, Minneapolis, MN 55474

(Address of Depositor’s Principal Executive Offices) (Zip Code)

Depositor’s Telephone Number, including Area Code (612) 678-5337

Nicole D. Wood, 50605 Ameriprise Financial Center, Minneapolis, MN 55474

(Name and Address of Agent for Service)

Approximate date of proposed sale to the public: as soon as practicable following the effective date of this Registration Statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8 (a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to Section 8 (a) may determine.

PART A.

Prospectus
June 22, 2020
RiverSource®
RAVA 5 Access® Variable Annuity
(Offered for contract applications signed on or after June 22, 2020)
Individual Flexible Premium Deferred Combination Fixed/Variable Annuity
Issued by:	RiverSource Life Insurance Company (RiverSource Life)
70100 Ameriprise Financial Center Minneapolis, MN 55474 Telephone: 1-800-862-7919 (Service Center) ameriprise.com/variableannuities RiverSource Variable Account 10/RiverSource Account MGA
The RAVA 5 Access contract described in this prospectus is available for limited purchases including certain qualified contracts, inherited nonqualified stretch annuities, and to accommodate certain 1035 exchanges of non-qualified contracts.
This prospectus contains information that you should know before investing in the RAVA 5 Access contract offered for contract applications signed on or after June 22, 2020. All material terms and conditions of the contract, including material state variations, are described in this prospectus.
Investment options available under the contract are listed below:
AB Variable Products Series Fund, Inc.
AB VPS Dynamic Asset Allocation Portfolio (Class B)(1)
AB VPS Large Cap Growth Portfolio (Class B)(1)
ALPS Variable Investment Trust
ALPS | Alerian Energy Infrastructure Portfolio: Class III(1)
American Century Variable Portfolios, Inc.
American Century VP Value, Class II(1)
BlackRock Variable Series Funds, Inc.
BlackRock Global Allocation V.I. Fund (Class III)(1)
Columbia Funds Variable Insurance Trust
Columbia Variable Portfolio - Contrarian Core Fund (Class 2)(1)
Columbia Variable Portfolio - Long Government/Credit Bond Fund (Class 2)(1)
Columbia Variable Portfolio - Strategic Income Fund (Class 2)(1)
Variable Portfolio - Managed Volatility Conservative Fund (Class 2)
Variable Portfolio - Managed Volatility Conservative Growth Fund (Class 2)
Variable Portfolio - Managed Volatility Growth Fund (Class 2)
Variable Portfolio - Managed Risk Fund (Class 2)
Variable Portfolio - Managed Risk U.S. Fund (Class 2)
Variable Portfolio - U.S. Flexible Conservative Growth Fund (Class 2)
Variable Portfolio - U.S. Flexible Growth Fund (Class 2)
Variable Portfolio - U.S. Flexible Moderate Growth Fund (Class 2)
Columbia Funds Variable Series Trust II
Columbia Variable Portfolio - Balanced Fund (Class 3)(1)
Columbia Variable Portfolio - Commodity Strategy Fund (Class 2)(1)
Columbia Variable Portfolio - Disciplined Core Fund (Class 2)(1)
Columbia Variable Portfolio - Dividend Opportunity Fund (Class 2)(1)
Columbia Variable Portfolio - Emerging Markets Bond Fund (Class 2)(1)
Columbia Variable Portfolio - Emerging Markets Fund (Class 2)(1)
Columbia Variable Portfolio - Global Strategic Income Fund (Class 2)(1)
Columbia Variable Portfolio - Government Money Market Fund (Class 2)(1)
Columbia Variable Portfolio - High Yield Bond Fund (Class 2)(1)
Columbia Variable Portfolio - Income Opportunities Fund (Class 2)(1)
Columbia Variable Portfolio - Intermediate Bond Fund (Class 2)(1)
Columbia Variable Portfolio - Large Cap Growth Fund (Class 2)(1)

RiverSource RAVA 5 Access  Variable Annuity — Prospectus    1

Columbia Variable Portfolio - Large Cap Index Fund (Class 3)(1)
Columbia Variable Portfolio - Limited Duration Credit Fund (Class 2)(1)
Columbia Variable Portfolio - Long Government/Credit Bond Fund (Class 2)
Columbia Variable Portfolio - Mid Cap Growth Fund (Class 2)(1)
Columbia Variable Portfolio - Overseas Core Fund (Class 2)(1)
Columbia Variable Portfolio - Select Large-Cap Value Fund (Class 2)(1)
Columbia Variable Portfolio - Select Mid Cap Value Fund (Class 2)(1)
Columbia Variable Portfolio - Select Small-Cap Value Fund (Class 2)(1)
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (1)
Columbia Variable Portfolio - U.S. Government Mortgage Fund (Class 2)(1)
CTIVP® - American Century Diversified Bond Fund (Class 2)(1)
CTIVP® - BlackRock Global Inflation-Protected Securities Fund (Class 2)(1)
CTIVP® - CenterSquare Real Estate Fund (Class 2)(1)
CTIVP® - Lazard International Equity Advantage Fund (Class 2)(1)
CTIVP® - Loomis Sayles Growth Fund (Class 2)(1)
CTIVP® - Los Angeles Capital Large Cap Growth Fund (Class 2)(1)
CTIVP® - MFS® Value Fund (Class 2)(1)
CTIVP® - Morgan Stanley Advantage Fund (Class 2)
CTIVP® - T. Rowe Price Large Cap Value Fund (Class 2)(1)
CTIVP® - TCW Core Plus Bond Fund (Class 2)(1)
CTIVP® - Victory Sycamore Established Value Fund (Class 2)(1)
CTIVP® - Wells Fargo Short Duration Government Fund (Class 2)(1)
CTIVP® - Westfield Mid Cap Growth Fund (Class 2)(1)
Variable Portfolio - Aggressive Portfolio (Class 2) (1)
Variable Portfolio - Conservative Portfolio (Class 2)
Variable Portfolio - Managed Volatility Moderate Growth Fund (Class 2)
Variable Portfolio - Moderate Portfolio (Class 2)
Variable Portfolio - Moderately Aggressive Portfolio (Class 2)(1)
Variable Portfolio - Moderately Conservative Portfolio (Class 2)
Variable Portfolio - Partners Core Bond Fund (Class 2)(1)
Variable Portfolio - Partners Core Equity Fund (Class 2)(1)
Variable Portfolio - Partners International Growth Fund (Class 2)(1)
Variable Portfolio - Partners International Value Fund (Class 2)(1)
Variable Portfolio - Partners Small Cap Growth Fund (Class 2) (1)
Variable Portfolio - Partners Small Cap Value Fund (Class 2)(1)
DWS Variable Series II
DWS Alternative Asset Allocation VIP, Class B(1)
Fidelity® Variable Insurance Products — Service Class 2
Fidelity® VIP Contrafund® Portfolio Service Class 2(1)
Fidelity® VIP Mid Cap Portfolio Service Class 2(1)
Fidelity® VIP Strategic Income Portfolio Service Class 2(1)
Franklin® Templeton® Variable Insurance Products Trust — Class 2
Franklin Income VIP Fund - Class 2(1)
Franklin Mutual Shares VIP Fund - Class 2(1)
Franklin Small Cap Value VIP Fund - Class 2(1)
Templeton Global Bond VIP Fund - Class 2(1)
Goldman Sachs Variable Insurance Trust (VIT)
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio - Advisor Shares(1)
Invesco Variable Insurance Funds
Invesco Oppenheimer V.I. Global Fund, Series II Shares(1)
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares(1)
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares(1)
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares(1)
Ivy Variable Insurance Portfolios
Ivy VIP Asset Strategy(1)
Janus Henderson Series: Service Shares
Janus Henderson Balanced Portfolio: Service Shares(1)
Janus Henderson Flexible Bond Portfolio: Service Shares(1)
Janus Henderson Research Portfolio: Service Shares(1)
Lazard Retirement Series, Inc.
Lazard Retirement Global Dynamic Multi-Asset Portfolio - Service Shares(1)
MFS® Variable Insurance TrustSM
MFS® Utilities Series - Service Class(1)
Morgan Stanley Variable Insurance Fund, Inc. (VIF)
Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares(1)
Neuberger Berman Advisers Management Trust
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (1)

2    RiverSource RAVA 5 Access  Variable Annuity — Prospectus

Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S)(1)
PIMCO Variable Insurance Trust (VIT)
PIMCO VIT All Asset Portfolio, Advisor Class(1)
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class(1)
PIMCO VIT Total Return Portfolio, Advisor Class(1)
VanEck VIP Trust
VanEck VIP Global Gold Fund (Class S Shares)(1)
Wells Fargo Variable Trust
Wells Fargo VT Opportunity Fund - Class 2(1)
Wells Fargo VT Small Cap Growth Fund - Class 2(1)
(1) Not available with certain benefit riders.
Please read the prospectuses carefully and keep them for future reference.
The Securities and Exchange Commission (SEC) has not approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
An investment in this contract is not a deposit of a bank or financial institution and is not insured or guaranteed by the Federal Deposit Insurance Corporation (FDIC) or any other government agency. An investment in this contract involves investment risk including the possible loss of principal.
A Statement of Additional Information (SAI), dated the same date as this prospectus, is incorporated by reference into this prospectus. It is filed with the SEC and is available without charge by contacting RiverSource Life at the telephone number and address listed above. The table of contents of the SAI is on the last page of this prospectus. The SEC maintains an Internet site. This prospectus, the SAI and other information about the product are available on the EDGAR Database on the SEC’s Internet site at (http://www.sec.gov).
Variable annuities are complex products. The fees and charges, as well as the available features and benefits, of the variable annuity contracts described in this prospectus will be different from other variable annuities offered in the marketplace, including other variable annuities or other types of annuities offered by RiverSource Life. The interest credited, guarantees provided, and credits available, as well as the funds serving as underlying investments and their corresponding expenses, may differ among the variable annuities that are available to you. With the aid of an appropriate financial professional, we encourage you to compare and contrast the variable annuity contracts described in this prospectus with other variable annuities available in the marketplace, including other types of annuities we may offer. This will aid in determining whether purchasing a contract is consistent with your investment objectives, risk tolerance, time horizon, marital status, tax situation, and your unique financial situation and needs. If you select an annuity that includes surrender or other liquidation charges, you should also consider any future needs you may have to access your contract value. The optional benefits and features available with the contracts usually come with additional costs. Consider any additional costs carefully when electing these optional benefits and features.
Beginning on January 1, 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of your underlying funds’ shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports from RiverSource Life. Instead, the reports will be made available on a website, and you will be notified each time a report is posted and provided with a website link to access the report.
You may elect to receive all future reports in paper free of charge. You can inform RiverSource Life that you wish to continue receiving paper copies of your shareholder reports by calling our Service Center at 1-800-862-7919. Your election to receive reports in paper will apply to all funds available under your variable annuity contract.
Effects of COVID-19 Pandemic
The coronavirus disease 2019 (“COVID-19”) public health crisis presents ongoing significant economic and societal disruption and has driven significant volatility in the equity and interest rate markets. Any periods of continued high market volatility, and your individual circumstances (e.g., your selected allocations and the timing of any purchase payments, transfers, or withdrawals), will affect values under your contract. As part of how we maintain our strong financial strength and claims-paying ability, we continue to reserve amounts for our contractual obligations in accordance with significant state solvency regulations. The extent to which the COVID-19 pandemic may impact financial markets, investment performance under your contract, and our financial strength and claims-paying ability will depend on future developments, which are highly uncertain and cannot be estimated, including the scope and duration of the pandemic and actions taken by governmental authorities, market participants, and other third parties in response to the pandemic.
We have implemented comprehensive strategies to address the operating environment spurred by the pandemic.  To promote the safety and security of our employees and to assure the continuity of our business operations, we have implemented a work from home protocol for virtually all of our employee population, restricted business travel, and provided resources for complying with the guidance from the World Health Organization, the U.S. Centers for Disease Control and government authorities. We have been satisfying elevated customer service volumes and our operations teams have continued to operate successfully and without disruptions in service. Our pandemic strategy is flexible and

RiverSource RAVA 5 Access  Variable Annuity — Prospectus    3

scalable and takes into consideration that a pandemic could be widespread and may occur in multiple waves, affecting different communities at different times with varying levels of severity. We cannot, however, predict the impact that natural or man-made disasters and catastrophes, including the COVID-19 pandemic, may have over near- or longer-term periods.

4     RiverSource RAVA 5 Access  Variable Annuity — Prospectus

RiverSource RAVA 5 Access  Variable Annuity — Prospectus    5

Key Terms
These terms can help you understand details about your contract.
Accumulation unit: A measure of the value of each subaccount prior to the application of amounts to an annuity payment plan.
Annuitant: The person or persons on whose life or life expectancy the annuity payouts are based.
Annuitization start date: The date when annuity payments begin according to the applicable annuity payment plan.
Annuity payouts: An amount paid at regular intervals under one of several plans.
Assumed investment return: The rate of return we assume your investments will earn when we calculate your initial annuity payout amount using the annuity table in your contract. The standard assumed investment return we use is 5% but you may request we substitute an assumed investment return of 3.5%.
Beneficiary: The person you designate to receive benefits in case of your death while the contract is in force.
Close of business: The time the New York Stock Exchange (NYSE) closes (4 p.m. Eastern time unless the NYSE closes earlier).
Code: The Internal Revenue Code of 1986, as amended.
Contingent annuitant: The person who becomes the annuitant when the current annuitant dies prior to the annuitization start date. In the case of joint ownership, one owner must also be the contingent annuitant.
Contract: A deferred annuity contract that permits you to accumulate money for retirement by making one or more purchase payments. It provides for lifetime or other forms of payouts beginning at a specified time in the future.
Contract value: The total value of your contract at any point in time. The contract value is the sum of the contract value in the Special DCA Fixed Account, contract value in the Variable Account, and contract value in the GPAs.
Contract year: A period of 12 months, starting on the effective date of your contract and on each anniversary of the effective date.
Fixed account: Part of our general account which includes the Special DCA fixed account. Amounts you allocate to this account earn interest at rates that we declare periodically.
Funds: Investment options under your contract. Unless your investment options have been restricted under an optional benefit rider, you may allocate your purchase payments into subaccounts investing in shares of any or all of these funds.
Good order: We cannot process your transaction request relating to the contract until we have received the request in good order at our Service Center. “Good order” means the actual receipt of the requested transaction in writing, along with all information, forms and supporting legal documentation necessary to effect the transaction. To be in “good order”, your instructions must be sufficiently clear so that we do not need to exercise any discretion to follow such instructions. This information and documentation generally includes your completed request; the contract number; the transaction amount (in dollars); the names of and allocations to and/or from the subaccounts and the fixed account affected by the requested transaction; Social Security Number or Taxpayer Identification Number; and any other information, forms or supporting documentation that we may require. For certain transactions, at our option, we may require the signature of all contract owners for the request to be in good order. With respect to purchase requests, “good order” also generally includes receipt of sufficient payment by us to effect the purchase. We may, in our sole discretion, determine whether any particular transaction request is in good order, and we reserve the right to change or waive any good order requirements at any time.
Guarantee Period: The number of successive 12-month periods that a guaranteed interest rate is credited.
Guarantee Period Accounts (GPAs) : A nonunitized separate account to which you may allocate purchase payments or transfer contract value of at least $1,000. These accounts have guaranteed interest rates for guarantee periods we declare when you allocate purchase payments or transfer contract value to a GPA. These guaranteed rates and periods of time may vary by state. Unless an exception applies, transfers or surrenders from a GPA done more than 30 days before the end of the guarantee period will receive a market value adjustment, which may result in a gain or loss of principal.
Inherited Non-Qualified Stretch Annuity Contract: A specific form of non-qualified contract that is offered to beneficiaries for the purpose of taking post-death required distributions.
Market Value Adjustment (MVA): A positive or negative adjustment assessed if any portion of a Guarantee Period Account is surrendered or transferred more than 30 days before the end of its guarantee period.
Non-Qualified Annuity: A contract which is not intended to satisfy requirements of Sections 408(b) (Individual Retirement Annuities (IRAs) including inherited IRAs), 408A (Roth IRA including inherited Roth IRA), 408(p) (SIMPLE IRA), 408(k) (Simplified Employee Pension IRA (SEP) plans), 401(a) (Custodial and investment only accounts maintained for qualified retirement plans) or 403(b) (Tax-Sheltered Annuities (TSAs) of the Code.

6    RiverSource RAVA 5 Access  Variable Annuity — Prospectus

Owner (you, your): The person or persons identified in the contract as owner(s) of the contract, who has or have the right to control the contract (to decide on investment allocations, transfers, payout options, etc.). Usually, but not always, the owner is also the annuitant. During the owner’s life, the owner is responsible for taxes, regardless of whether he or she receives the contract’s benefits. The owner or any joint owner may be a nonnatural person (e.g. irrevocable trust or corporation) or a revocable trust. If any owner is a nonnatural person or a revocable trust, the annuitant will be deemed to be the owner for contract provisions that are based on the age or life of the owner. When the contract is owned by a revocable trust or irrevocable grantor trust, the annuitant(s) selected must be the grantor(s) of the trust to assure compliance with Section 72(s) of the Code. Any contract provisions that are based on the age of the owner will be based on the age of the oldest owner. Any ownership change, including continuation of the contract by your spouse under the spousal continuation provision of the contract, redefines “owner”, “you” and “your”.
Qualified annuity: A contract that you purchase to fund a tax-deferred retirement plan that is subject to applicable federal law and any rules of the plan itself. Currently, we offer contracts only for Tax-Sheltered Annuities (TSAs) under Section 403(b) of the Code.
A qualified annuity will not provide any necessary or additional tax deferral if it is used to fund a retirement plan that is already tax-deferred.
All other contracts are considered nonqualified annuities.
Required Distribution: Under inherited nonqualified stretch annuities, the amount required to be distributed each year for the contract to satisfy Section 72(s)(2) of the Code as it relates to the decedent (the person whose death triggered the payment of death benefit proceeds applied to the contract).
Rider: You receive a rider to your contract when you purchase optional benefits. The rider adds the terms of the optional benefit to your contract.
Rider effective date: The date a rider becomes effective as stated in the rider.
RiverSource Life: In this prospectus, “we,” “us,” “our” and “RiverSource Life” refer to RiverSource Life Insurance Company.
Service Center: Our department that processes all transaction and service requests for the contracts. We consider all transaction and service requests received when they arrive in good order at the Service Center. Any transaction or service requests sent or directed to any location other than our Service Center may end up delayed or not processed. Our Service Center address and telephone number are listed on the first page of the prospectus.
Surrender value: The amount you are entitled to receive if you make a full surrender from your contract. It is the contract value immediately prior to the surrender, minus any applicable charges, plus any positive or negative market value adjustment.
Valuation date: Any normal business day, Monday through Friday, on which the NYSE is open, up to the time it closes. At the NYSE close, the next valuation date begins. We calculate the accumulation unit value of each subaccount on each valuation date. If your contract anniversary is not a valuation date, your contract value for that contract anniversary will be based on close of business values on the next valuation date.
If we receive your purchase payment or any transaction request (such as a transfer or surrender request) in good order at our Service Center before the close of business, we will process your payment or transaction using the accumulation unit value we calculate on the valuation date we received your payment or transaction request. On the other hand, if we receive your purchase payment or transaction request in good order at our Service Center at or after the close of business, we will process your payment or transaction using the accumulation unit value we calculate on the next valuation date. If you make a transaction request by telephone (including by fax), you must have completed your transaction by the close of business in order for us to process it using the accumulation unit value we calculate on that valuation date. If you were not able to complete your transaction before the close of business for any reason, including telephone service interruptions or delays due to high call volume, we will process your transaction using the accumulation unit value we calculate on the next valuation date.
Variable account: Separate subaccounts to which you may allocate purchase payments; each invests in shares of one fund. The value of your investment in each subaccount changes with the performance of the particular fund.

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The Contract in Brief
Purpose: The purpose of the contract is to allow you to accumulate money for retirement or a similar long-term goal. You do this by making one or more purchase payments. You may allocate your purchase payments to the GPAs, subaccounts and/or Special DCA fixed account under the contract; however, you risk losing amounts you invest in the subaccounts of the variable account. These accounts, in turn, may earn returns that increase the value of the contract. If the contract value goes to zero due to underlying fund’s performance or deduction of fees, the contract will no longer be in force and the contract (including any death benefit riders) will terminate. Beginning at a specified time in the future called the annuitization start date, the contract provides lifetime or other forms of payouts of your contract value (less any applicable premium tax and/or other charges; not applicable for inherited nonqualified stretch annuities after a partial surrender is taken).
Buying a contract: The RAVA 5 Access contract described in this prospectus is available for limited purchases including certain qualified contracts, inherited nonqualified stretch annuities, and to accommodate certain 1035 exchanges of non-qualified contracts. When buying a contract, you must provide us a minimum initial purchase payment. The minimum initial purchase payment varies between $2,000 and $10,000 based on tax qualification. In no case may purchase payments exceed $1,000,000 without our prior approval. We may also further limit, or restrict, purchase payments in certain contract years or based on age. (see “Buying Your Contract.”)
There are many factors to consider carefully before you buy a variable annuity and any optional benefit rider. Variable annuities — with or without optional benefit riders — are not right for everyone. Make sure you have all the facts you need before you purchase a variable annuity or choose an optional benefit rider. Some of the factors you may wish to consider include:
•	“Tax Free” Exchanges: It may not be advantageous for you to purchase the contract in exchange for, or in addition to, an existing annuity or life insurance policy. Generally, you can exchange one annuity for another or for a long-term care policy in a “tax-free” exchange under Section 1035 of the Code. You can also do a partial exchange from one annuity contract to another annuity contract, subject to Internal Revenue Service (IRS) rules. You also generally can exchange a life insurance policy for an annuity. However, before making an exchange, you should compare both contracts carefully because the features and benefits may be different. Fees and charges may be higher or lower on your old contract than on this contract. You may have to pay a surrender charge when you exchange out of your old contract. If the exchange does not qualify for Section 1035 treatment, you also may have to pay federal income tax on the distribution. State income taxes may also apply. You should not exchange your old contract for this contract or buy this contract in addition to your old contract, unless you determine it is in your best interest. (See “Taxes — 1035 Exchanges.”)
•	Tax-deferred retirement plans: Most annuities have a tax-deferred feature. So do many retirement plans under the Code. As a result, when you use a qualified annuity to fund a retirement plan that is tax-deferred, your contract will not provide any necessary or additional tax deferral beyond what is provided in that retirement plan. Some employers may permit you to deposit your contributions into other investments such as mutual funds. If such investments are available to you, before enrolling under the contract, you should consider features other than tax deferral that may help you reach your retirement goals. In addition, the Code subjects retirement plans to required withdrawals triggered at age 72. These mandatory withdrawals are called required minimum distributions (“RMDs”). RMDs may reduce the value of certain death benefits and optional riders (see “Taxes — Qualified Annuities — Required Minimum Distributions”). You should consult your tax advisor before you purchase the contract as a qualified annuity for an explanation of the tax implications to you.
•	Inherited nonqualified stretch annuities: For inherited nonqualified stretch annuities, Required Distributions must be made as required and determined under Section 72(s)(2) of the Code. Required Distributions must be made at least annually and begin no later than one year after the date of death of the decedent (the person whose death triggered the payment of death benefit proceeds applied to the contract) (see “Surrenders - Required Distributions for Inherited Nonqualified Stretch Annuities”).
•	Taxes: Generally, income earned on your contract value grows tax-deferred until you take surrender or begin to receive payouts. Upon surrender, income taxes generally apply, (under certain circumstances, IRS penalty taxes may also apply to surrenders) unless you direct such amounts to be transferred to another investment within the same retirement plan, have them directly rolled over to another eligible retirement plan such as an IRA, or qualify for Section 1035 treatment. The tax treatment of qualified and nonqualified annuities differs. Even if you direct payouts to someone else, generally you will be taxed on the income if you are the owner. (see “Taxes”)
•	Your age: If you are an older person, you may not necessarily have a need for tax deferral, retirement income or a death benefit. Older persons who are considering buying a contract including any optional benefits may find it helpful to consult with or include a family member, friend or other trusted advisor in the decision making process before buying a contract.
•	How long you plan to keep your contract: variable annuities are not short-term liquid investments. Does the contract meet your current and anticipated future needs for liquidity?

8    RiverSource RAVA 5 Access  Variable Annuity — Prospectus

•	If you can afford the contract: are your annual income and assets adequate to buy the contract and any optional benefits you may choose?
•	The fees and expenses you will pay when buying, owning and surrendering money from the contract. (see “Charges”)
•	How and when you plan to take money from the contract: under current tax law, surrenders are taxed differently than annuity payouts.
•	Your investment objectives, how much experience you have in managing investments and how much risk you are you willing to accept.
•	Short-term trading: if you plan to manage your investment in the contract by frequent or short-term trading, the contract is not suitable for you and you should not buy it. (see “Making the Most of Your Contract — Transferring Among Accounts”)
Free look period: You may return your contract to your financial advisor or to our Service Center within the time stated on the first page of your contract and receive a full refund of the contract value. If your contract is an inherited nonqualified stretch annuity, the refund would be paid directly to you. The valuation date will be the date your request is received at our Service Center. (For California residents, the valuation date will be the earlier of the date your contract is returned to your financial advisor or to our corporate office). We will not deduct any contract charges or fees. However, you bear the investment risk from the time of purchase until you return the contract and  any positive or negative market value adjustment will apply; the refund amount may be more or less than the payment you made. (Exception: If the law requires, we will refund all of your purchase payments, if greater than contract value.)
Accounts: Generally, you may allocate your purchase payments among the:
•	subaccounts of the variable account, each of which invests in a fund with a particular investment objective. The value of each subaccount varies with the performance of the particular fund in which it invests. We cannot guarantee that the value at the annuitization start date will equal or exceed the total purchase payments you allocate to the subaccounts. (see “The Variable Account and the Funds”)
•	GPAs which earn interest at rates declared when you make an allocation to that account. The required minimum investment in each GPA is $1,000. These accounts may not be available in all states. (see “Guarantee Period Accounts (GPAs)”)
•	Special DCA fixed account, which earns interest at rates that we adjust periodically. There are restrictions on how long contract value can remain in this account. (see “The Fixed Account — The Special DCA Fixed Account”)
Transfers: Subject to certain restrictions, you currently may redistribute your contract value among the subaccounts without charge at any time until the annuitization start date, and once per contract year among the subaccounts after the annuitization start date. Transfers out of the GPAs done more than 30 days before the end of the guarantee period will be subject to an MVA, unless an exception applies. You may establish automated transfers among the accounts. Transfers into the Special DCA fixed account are not permitted.
Surrenders: You may surrender all or part of your contract value at any time before the annuitization start date. You also may establish automated partial surrenders. Surrenders may be subject to income taxes (including an IRS penalty that may apply if you surrender prior to your reaching age 59 ½) and may have other tax consequences. (see “Surrenders”)
Benefits in case of death: If you die before the annuitization start date, we will pay the beneficiary an amount based on the applicable death benefit. (see “Benefits in Case of Death — Standard Death Benefit”)
Optional benefits: We offer the following optional death benefits: Return of Purchase Payments (ROPP) Death Benefit, Maximum Anniversary Value (MAV) Death Benefit , 5-year MAV Death benefit,  Benefit Protector Death Benefit and Enhanced Legacy benefit. Benefit Protector Death Benefit is intended to provide an additional benefit to your beneficiary to help offset expenses after your death such as funeral expenses or federal and state taxes. Enhanced Legacy benefit is intended to provide additional death benefit guarantees that may increase the death benefit provided in the contract. Please see table below for a description of optional death benefits.
Annuity payouts: You can apply your contract value, after reflecting any adjustments, to an annuity payout plan that begins on the annuitization start date. You may choose from a variety of plans that can help meet your retirement or other income needs. The payout schedule must meet IRS requirements. We can make payouts on a fixed or variable basis, or both. During the annuity payout period, your choices for subaccounts may be limited. (see “The Annuity Payout Period”) For inherited nonqualified stretch annuities, electing an annuity payout plan is no longer available after the first partial surrender or Required Distribution.
Termination of the contract: The contract will be terminated under the following conditions:
1.	After the death benefit is paid, the contract will terminate.
2.	Reduction of the contract value to zero will terminate the contract.
3.	Your written request for a full surrender will terminate the contract.

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Optional Death Benefits	Description
Benefit Protector Death Benefit rider	Intended to provide an additional benefit to owners age 75 and younger to help offset expenses after your death such as funeral expenses or federal and state taxes. Must be elected at contract issue.
Enhanced Legacy rider	Intended to provide additional death benefit guarantees to owners age 75 and younger that may increase the death benefit provided in the contract. Must be elected at contract issue. Not available with MAV, 5-year MAV or Benefit Protector Death Benefit. Available only with approved investment options. This means that you will not be able to allocate contract value to all of the subaccounts and GPAs, that are available to contract owners who did not elect this rider.
Return of Purchase Payments (ROPP)	Intended to provide death benefit guarantee to owners age 80 and older that beneficiaries receive total purchase payments adjusted for partial surrenders. Must be elected at contract issue.
Maximum Anniversary Value (MAV)	Intended to provide additional death benefit to owners age 75 and younger by locking in the highest anniversary value through age 80 (adjusted for partial surrenders Must be elected at contract issue.
5- Year Maximum Anniversary Value (5-Year MAV)	Intended to provide additional death benefit to owners age 75 and younger by locking in the highest anniversary value every 5 years through age 80 (adjusted for partial surrenders). Must be elected at contract issue.

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Expense Summary
The following tables describe the fees and expenses that you will pay when buying, owning and surrendering from the contract. The first table describes the fee that you will pay at the time that you surrender the contract. State premium taxes also may be deducted.
Contract Owner Transaction Expenses
Contract administrative charge at full surrender:
Maximum: $50	Current: $50
The next tables describe the fees and expenses that you will pay periodically during the time that you own the contract, not including fund fees and expenses.
Contract Administrative Charge
Annual contract administrative charge	Maximum: $50	Current: $50
Annual contract administrative charge if your contract value equals or exceeds $50,000	Maximum: $20	Current: $0
Surrender Charge for Fixed Annuity Payout Plans
(As a percentage of the present value of the remaining guaranteed payouts.)
Number of Completed Years Since Annuitization*	Surrender charge percentage
1	5%
2	4
3	3
4	2
5	1
6 and thereafter	0
*We do not permit surrenders in the first year after annuitization.
Annual Variable Account Expenses
(As a percentage of average daily subaccount value)
You must choose a death benefit guarantee. The one you choose determines the mortality and expense risk fees you pay. The table below shows the options available to you and their cost.
Mortality and expense risk fee
Standard Death Benefit	0.95%
ROPP Death Benefit	1.30
MAV Death Benefit	1.20
5-year MAV Death Benefit	1.05
Other Annual Expenses
Optional Death Benefits
If eligible, you may select Benefit Protector Death Benefit or Enhanced Legacy benefit. The fee applies only if you elect one of these optional benefits. Investment allocation restrictions apply if you select Enhanced Legacy benefit
Benefit Protector Death Benefit rider fee	0.25%
(As a percentage of contract value charged annually on the contract anniversary.)
Enhanced LegacySM benefit rider fee	Maximum: 1.75%	Current**: 0.95%
(Charged annually on the contract anniversary*.)
* Prior to age 86, the charge is calculated by multiplying the annual rider fee by the greater of the ROPP value, Accumulation Death Benefit (ADB) value (after any increase is added) or MAV or the contract value. On or following age 86, the charge is calculated by multiplying the annual rider fee by the greater of the ROPP value, ADB value (after any increase is added) or MAV.
**The Current fee can increase up to the Maximum fee.

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Annual Operating Expenses of the Funds
The next table provides the minimum and maximum total operating expenses charged by the underlying funds that you may pay periodically during the time that you own the contract. The minimum and maximum expenses listed below are based on expenses for the funds’ fiscal year ended December 31, 2019, unless otherwise noted, without taking into account fee waivers and/or expense reimbursements that may apply. More detail concerning each underlying fund’s fees and expenses is contained in each fund’s prospectus.
Minimum and maximum total annual operating expenses for the funds (1)
(Including management, distribution (12b-1) and/or service fees and other expenses)
	Minimum(%)	Maximum(%)
Total expenses before fee waivers and/or expense reimbursements	0.39	2.78
(1)	Total annual fund operating expenses are deducted from amounts that are allocated to the fund. They include management fees and other expenses and may include distribution (12b-1) fees. Other expenses may include service fees that may be used to compensate service providers, including us and our affiliates, for administrative and contract owner services provided on behalf of the fund. The amount of these payments will vary by fund and may be significant. See “The Variable Account and the Funds” for additional information, including potential conflicts of interest these payments may create. Distribution (12b-1) fees are used to finance any activity that is primarily intended to result in the sale of fund shares. Because 12b-1 fees are paid out of fund assets on an ongoing basis, you may pay more if you select subaccounts investing in funds that have adopted 12b-1 plans than if you select subaccounts investing in funds that have not adopted 12b-1 plans. For a more complete description of each fund’s fees and expenses and important disclosure regarding payments the fund and/or its affiliates make, please review the fund’s prospectus and SAI.

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Examples
These examples are intended to help you compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include your transaction expenses, contract administrative charges, variable account annual expenses and fund fees and expenses.
These examples assume that you invest $10,000 in the contract for the time periods indicated. These examples also assume that your investment has a 5% return each year.
Maximum Expenses. These examples assume the most expensive combination of contract features and benefits and the maximum fees and expenses of the funds available with your rider, before fee waivers and/or expense reimbursements. Examples assume that you select optional Enhanced Legacy benefit rider. (1),(2) Although your actual costs may be higher or lower, based on these assumptions your costs would be:
If you withdraw your contract at the end of the applicable time period:				If you do not withdraw your contract or if you select an annuity payout plan at the end of the applicable time period:
1 year	3 years	5 years	10 years	1 year	3 years	5 years	10 years
$434	$1,310	$2,196	$4,459	$434	$1,310	$2,196	$4,459
Minimum Expenses. These examples assume the least expensive combination of contract features and benefits and the minimum fees and expenses of any of the funds before fee waivers and/or expense reimbursements. They assume that you have the Standard Death Benefit and do not select any optional benefits(1). Although your actual costs may be higher, based on these assumptions your costs would be:
If you withdraw your contract at the end of the applicable time period:				If you do not withdraw your contract or if you select an annuity payout plan at the end of the applicable time period:
1 year	3 years	5 years	10 years	1 year	3 years	5 years	10 years
$187	$575	$981	$2,087	$187	$575	$981	$2,087
(1)	In these examples, the contract administrative charge is $50.
(2)	Because these examples are intended to illustrate the most expensive combination of contract features, the maximum annual fee for the optional rider is reflected rather than the fee that is currently being charged.
THE EXAMPLES ARE ILLUSTRATIVE ONLY. YOU SHOULD NOT CONSIDER THESE EXAMPLES AS A REPRESENTATION OF PAST OR FUTURE EXPENSES. ACTUAL EXPENSES WILL BE HIGHER OR LOWER THAN THOSE SHOWN DEPENDING UPON WHICH OPTIONAL BENEFIT YOU ELECT OTHER THAN INDICATED IN THE EXAMPLES OR IF YOU ALLOCATE CONTRACT VALUE TO ANY OTHER AVAILABLE SUBACCOUNTS.

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Condensed Financial Information
As of the date of this prospectus, no contracts had been sold. Therefore, we have not provided any condensed financial information.
Financial Statements
You can find our audited financial statements and the audited financial statements of the divisions, which are comprised of subaccounts, in the SAI. The SAI does not include audited financial statements for divisions that are new and have no activity as of the financial statement date.
The Variable Account and the Funds
The variable account: The variable account was established under Minnesota law on Aug. 23, 1995, and the subaccounts are registered together as a single unit investment trust under the Investment Company Act of 1940 (the 1940 Act). This registration does not involve any supervision of our management or investment practices and policies by the SEC. All obligations arising under the contracts are general obligations of RiverSource Life.
The variable account meets the definition of a separate account under federal securities laws. We credit or charge income, capital gains and capital losses of each subaccount only to that subaccount. State insurance law prohibits us from charging a subaccount with liabilities of any other subaccount or of our general business. The variable account includes other subaccounts that are available under contracts that are not described in this prospectus.
The IRS has issued guidance on investor control but may issue additional guidance in the future. We reserve the right to modify the contract or any investments made under the terms of the contract so that the investor control rules do not apply to treat the contract owner as the owner of the subaccount assets rather than the owner of an annuity contract. If the contract is not treated as an annuity contract for tax purposes, the owner may be subject to current taxation on any current or accumulated income credited to the contract.
We intend to comply with all federal tax laws so that the contract qualifies as an annuity for federal tax purposes. We reserve the right to modify the contract as necessary in order to qualify the contract as an annuity for federal tax purposes.
The Funds: The contract currently offers subaccounts investing in shares of the funds. For a list of underlying funds with a summary of investment objectives, investment advisers and subadvisers, please see Appendix A.
Investment objectives: The investment managers and advisers cannot guarantee that the funds will meet their investment objectives.
Please read the funds’ prospectuses carefully for facts you should know before investing. These prospectuses are available by contacting us at the address or telephone number listed on the first page of this prospectus.
•	Fund name and management: A fund underlying your contract in which a subaccount invests may have a name, portfolio manager, objectives, strategies and characteristics that are the same or substantially similar to those of a publicly-traded retail mutual fund. Despite these similarities, an underlying fund is not the same as any publicly-traded retail mutual fund. Each underlying fund will have its own unique portfolio holdings, fees, operating expenses and operating results. The results of each underlying fund may differ significantly from any publicly-traded retail mutual fund.
•	Eligible purchasers: All funds are available to serve as the underlying investments for variable annuities and variable life insurance policies. The funds are not available to the public (see “Fund name and management” above). Some funds also are available to serve as investment options for tax-deferred retirement plans. It is possible that in the future for tax, regulatory or other reasons, it may be disadvantageous for variable annuity accounts and variable life insurance accounts and/or tax-deferred retirement plans to invest in the available funds simultaneously. Although we and the funds’ providers do not currently foresee any such disadvantages, the boards of directors or trustees of each fund will monitor events in order to identify any material conflicts between annuity owners, policy owners and tax-deferred retirement plans and to determine what action, if any, should be taken in response to a conflict. If a board were to conclude that it should establish separate fund providers for the variable annuity, variable life insurance and tax-deferred retirement plan accounts, you would not bear any expenses associated with establishing separate funds. Please refer to the funds’ prospectuses for risk disclosure regarding simultaneous investments by variable annuity, variable life insurance and tax-deferred retirement plan accounts. Each fund intends to comply with the diversification requirements under Section 817(h) of the Code.
•	Asset allocation programs may impact fund performance: Asset allocation programs in general may negatively impact the performance of an underlying fund. Even if you do not participate in an asset allocation program, a fund in which your subaccount invests may be impacted if it is included in an asset allocation program. Rebalancing or reallocation under the terms of the asset allocation program may cause a fund to lose money if it must sell large amounts of securities to meet a redemption request. These losses can be greater if the fund holds securities that

14     RiverSource RAVA 5 Access  Variable Annuity — Prospectus

are not as liquid as others; for example, various types of bonds, shares of smaller companies and securities of foreign issuers. A fund may also experience higher expenses because it must sell or buy securities more frequently than it otherwise might in the absence of asset allocation program rebalancing or reallocations. Because asset allocation programs include periodic rebalancing and may also include reallocation, these effects may occur under the asset allocation program we offer or under asset allocation programs used in conjunction with the contracts and plans of other eligible purchasers of the funds.
•	Funds available under the contract: We seek to provide a broad array of underlying funds taking into account the fees and charges imposed by each fund and the contract charges we impose. We select the underlying funds in which the subaccounts initially invest and when there is substitution (see “Substitution of Investments”). We also make all decisions regarding which funds to retain in a contract, which funds to add to a contract and which funds will no longer be offered in a contract. In making these decisions, we may consider various objective and subjective factors. Objective factors include, but are not limited to fund performance, fund expenses, classes of fund shares available, size of the fund and investment objectives and investing style of the fund. Subjective factors include, but are not limited to, investment sub-styles and process, management skill and history at other funds and portfolio concentration and sector weightings. We also consider the levels and types of revenue, including but not limited to expense payments and non-cash compensation a fund, its distributor, investment adviser, subadviser, transfer agent or their affiliates pay us and our affiliates. This revenue includes, but is not limited to compensation for administrative services provided with respect to the fund and support of marketing and distribution expenses incurred with respect to the fund.
•	Money Market fund yield: In low interest rate environments, money market fund yields may decrease to a level where the deduction of fees and charges associated with your contract could result in negative net performance, resulting in a corresponding decrease in your contract value.
•	Risks and Conflicts of Interest with Certain Funds Advised by Columbia Management. We are an affiliate of Ameriprise Financial, Inc., which is the parent company of Columbia Management Investment Advisers, LLC (Columbia Management). Columbia Management acts as investment adviser to several funds of funds, including Portfolio Navigator and Portfolio Stabilizer funds. As such, it retains full discretion over the investment activities and investment decisions of the funds. These funds invest in other registered mutual funds. In providing investment advisory services for the funds and the underlying funds in which those funds respectively invest, Columbia Management is, together with its affiliates, including us, subject to competing interests that may influence its decisions. These competing interests typically arise because Columbia Management Investment Advisers or one of its affiliates serves as the investment adviser to the underlying funds and may provide other services in connection with such underlying funds, and because the compensation we and our affiliates receive for providing these investment advisory and other services varies depending on the underlying fund.
•	Volatility and Volatility Management Risk with the Portfolio Stabilizer funds. Portfolio Stabilizer funds are managed volatility funds that employ a strategy designed to reduce overall volatility and downside risk. These types of funds are available under the contracts and one or more of these funds may be offered in other variable annuity and variable life insurance products offered by us. These funds may also be used in conjunction with guaranteed death benefit riders we offer with various annuity contracts.
Conflicts may arise because the manner in which these funds and their strategies are executed by Columbia Management are expected to benefit us by reducing our financial risk and expense in offering guaranteed death benefit riders. Managed volatility funds employ a strategy to reduce overall volatility and downside risk. A successful strategy may result in smaller losses to your contract value when markets are declining and market volatility is high. In turn, a successful strategy may also result in less gain in your contract value during rising markets with higher volatility when compared to funds not employing a managed volatility strategy. Accordingly, although an investment in the Portfolio Stabilizer funds may mitigate declines in your contract value due to declining equity markets, the Funds’ investment strategies may also curb or decrease your contract value during periods of positive performance by the equity markets. There is no guarantee any of the funds’ strategies will be successful. Costs associated with running a managed volatility strategy may also adversely impact the performance of managed volatility funds.
While Columbia Management is the investment adviser to the Portfolio Navigator and Portfolio Stabilizer funds, it provides no investment advice to you as to whether an allocation to the funds is appropriate for you. You must decide whether an investment in these funds is right for you. Additional information on the funds, including risks and conflicts of interest, is included in their respective prospectuses. Columbia Management advised fund of funds and managed volatility funds and their investment objectives are in Appendix A.
•	Revenue we receive from the funds and potential conflicts of interest:
Expenses We May Incur on Behalf of the Funds
When a subaccount invests in a fund, the fund holds a single account in the name of the variable account. As such, the variable account is actually the shareholder of the fund. We, through our variable account, aggregate the transactions of numerous contract owners and submit net purchase and redemption requests to the funds on a daily basis. In addition, we track individual contract owner transactions and provide confirmations, periodic statements, and other required mailings. These costs would normally be borne by the fund, but we incur them instead.

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Besides incurring these administrative expenses on behalf of the funds, we also incur distributions expenses in selling our contracts. By extension, the distribution expenses we incur benefit the funds we make available due to contract owner elections to allocate purchase payments to the funds through the subaccounts. In addition, the funds generally incur lower distribution expenses when offered through our variable account in contrast to being sold on a retail basis.
A complete list of why we may receive this revenue, as well as sources of revenue, is described in detail below.
Payments the Funds May Make to Us
We or our affiliates may receive from each of the funds, or their affiliates, compensation including but not limited to expense payments. These payments are designed in part to compensate us for the expenses we may incur on behalf of the funds. In addition to these payments, the funds may compensate us for wholesaling activities or to participate in educational or marketing seminars sponsored by the funds.
We or our affiliates may receive revenue derived from the 12b-1 fees charged by the funds. These fees are deducted from the assets of the funds. This revenue and the amount by which it can vary may create conflicts of interest. The amount, type, and manner in which the revenue from these sources is computed vary by fund.
Conflicts of Interest These Payments May Create
When we determined the charges to impose under the contracts, we took into account anticipated payments from the funds. If we had not taken into account these anticipated payments, the charges under the contract would have been higher. Additionally, the amount of payment we receive from a fund or its affiliate may create an incentive for us to include that fund as an investment option and may influence our decision regarding which funds to include in the variable account as subaccount options for contract owners. Funds that offer lower payments or no payments may also have corresponding expense structures that are lower, resulting in decreased overall fees and expenses to shareholders.
We offer funds managed by our affiliates Columbia Management and Columbia Wanger Asset Management, LLC (Columbia Wanger). We have additional financial incentive to offer our affiliated funds because additional assets held by them generally results in added revenue to us and our parent company, Ameriprise Financial, Inc. Additionally, employees of Ameriprise Financial, Inc. and its affiliates, including our employees, may be separately incented to include the affiliated funds in the products, as employee compensation and business unit operating goals at all levels are tied to the success of the company. Currently, revenue received from our affiliated funds comprises the greatest amount and percentage of revenue we derive from payments made by the funds.
The Amount of Payments We Receive from the Funds
We or our affiliates receive revenue which ranges up to 0.65% of the average daily net assets invested in the funds through this and other contracts we and our affiliates issue.
Why revenues are paid to us: In accordance with applicable laws, regulations and the terms of the agreements under which such revenue is paid, we or our affiliates may receive revenue, including but not limited to expense payments and non-cash compensation, for various purposes:
•	Compensating, training and educating financial advisors who sell the contracts.
•	Granting access to our employees whose job it is to promote sales of the contracts by authorized selling firms and their financial advisors, and granting access to financial advisors of our affiliated selling firms.
•	Activities or services we or our affiliates provide that assist in the promotion and distribution of the contracts including promoting the funds available under the contracts to contract owners, authorized selling firms and financial advisors.
•	Providing sub-transfer agency and shareholder servicing to contract owners.
•	Promoting, including and/or retaining the fund’s investment portfolios as underlying investment options in the contracts.
•	Advertising, printing and mailing sales literature, and printing and distributing prospectuses and reports.
•	Furnishing personal services to contract owners, including education of contract owners regarding the funds, answering routine inquiries regarding a fund, maintaining accounts or providing such other services eligible for service fees as defined under the rules of the Financial Industry Regulatory Authority (FINRA).
•	Subaccounting services, transaction processing, recordkeeping and administration.
•	Sources of revenue received from affiliated funds: The affiliated funds are managed by Columbia Management or Columbia Wanger. The sources of revenue we receive from these affiliated funds, or from the funds’ affiliates, may include, but are not necessarily limited to, the following:
•	Assets of the fund’s adviser, sub-adviser, transfer agent, distributor or an affiliate of these. The revenue resulting from these sources may be based either on a percentage of average daily net assets of the fund or on the actual cost of certain services we provide with respect to the fund. We may receive this revenue either in the form of a cash payment or it may be allocated to us.
•	Compensation paid out of 12b-1 fees that are deducted from fund assets.

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•	Sources of revenue received from unaffiliated funds: The unaffiliated funds are not managed by an affiliate of ours. The sources of revenue we receive from these unaffiliated funds, or the funds’ affiliates, may include, but are not necessarily limited to, the following:
•	Assets of the fund’s adviser, sub-adviser, transfer agent, distributor or an affiliate of these. The revenue resulting from these sources may be based either on a percentage of average daily net assets of the fund or on the actual cost of certain services we provide with respect to the fund. We receive this revenue in the form of a cash payment.
•	Compensation paid out of 12b-1 fees that are deducted from fund assets.
The Guarantee Period Accounts (GPAs)
The GPAs may not be available for contracts in some states (currently not available in Connecticut, Illinois and Oregon).
Currently, unless you have elected  the Enhanced Legacy benefit rider, you may allocate purchase payments to one or more of the GPAs with guarantee periods declared by us. These periods of time may vary by state. The required minimum investment in each GPA is $1,000. These accounts are not offered after the annuitization start date.
Each GPA pays an interest rate that is declared when you make an allocation to that account. Interest is credited daily. That interest rate is then fixed for the guarantee period that you chose. We will periodically change the declared interest rate for any future allocations to these accounts, but we will not change the rate paid on money currently in a GPA. The GPA interests under the contracts are registered with the SEC (File No.333-230957). The SEC staff reviews the disclosures in this prospectus on the GPA interests.
The interest rates that we will declare as guaranteed rates in the future are determined by us at our discretion (future rates).
These rates generally will be based on various factors related to future investment earnings. We cannot predict nor can we guarantee what future rates will be.
We hold amounts you allocate to the GPAs in a “nonunitized” separate account. This separate account provides an additional measure of assurance that we will make full payment of amounts due under the GPAs. We own the assets of this separate account as well as any favorable investment performance of those assets. You do not participate in the performance of the assets held in this separate account. We guarantee all benefits relating to your value in the GPAs. This guarantee is based on the continued claims-paying ability of the company’s general account. You should be aware that our general account is exposed to the risks normally associated with a portfolio of fixed-income securities, including interest rate, option, liquidity and credit risk. The financial statements contained in the SAI include a further discussion of the risks inherent within the investments of the general account.
We intend to construct and manage the investment portfolio relating to the separate account in such a way as to minimize the impact of fluctuations in interest rates. We achieve this by constructing a portfolio of assets with a price sensitivity to interest rate changes (i.e., price duration) that is similar to the price duration of the corresponding portfolio of liabilities.
We must invest this portfolio of assets in accordance with requirements established by applicable state laws regarding the nature and quality of investments that life insurance companies may make and the percentage of their assets that they may commit to any particular type of investment. Our investment strategy will incorporate the use of a variety of debt instruments having price durations tending to match the applicable guarantee periods. These instruments include, but are not necessarily limited to, the following:
•	Securities issued by the U.S. government or its agencies or instrumentalities, which issues may or may not be guaranteed by the U.S. government;
•	Debt securities that have an investment grade, at the time of purchase, within the four highest grades assigned by any of three nationally recognized rating agencies — Standard & Poor’s, Moody’s Investors Service or Fitch — or are rated in the two highest grades by the National Association of Insurance Commissioners;
•	Debt instruments that are unrated, but which are deemed by RiverSource Life to have an investment quality within the four highest grades;
•	Other debt instruments which are unrated or rated below investment grade, limited to 15% of assets at the time of purchase; and
•	Real estate mortgages, limited to 30% of portfolio assets at the time of acquisition.
In addition, options and futures contracts on fixed income securities will be used from time to time to achieve and maintain appropriate investment and liquidity characteristics on the overall asset portfolio.
While this information generally describes our investment strategy, we are not obligated to follow any particular strategy except as may be required by federal law and Minnesota and other state insurance laws.

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Market Value Adjustment (MVA)
We will not apply an MVA to contract value you transfer or surrender out of the GPAs during the 30-day period ending on the last day of the guarantee period. During this 30 day window you may choose to start a new guarantee period of the same length, transfer the contract value from the specified GPA to a GPA of another length, transfer the contract value from the specified GPA to any of the subaccounts or surrender the value from the specified GPA (all subject to applicable surrender and transfer provisions). If we do not receive any instructions by the end of your guarantee period, we will automatically transfer the contract value from the specified GPA into the shortest GPA term offered in your state.
We guarantee the contract value allocated to the GPAs, including interest credited, if you do not make any transfers or surrenders from the GPAs prior to 30 days before the end of the guarantee period (30-day rule). At all other times, and unless one of the exceptions to the 30-day rule described below applies, we will apply an MVA if you surrender or transfer contract value from a GPA or you elect an annuity payout plan while you have contract value invested in a GPA. We will refer to these transactions as “early surrenders.” The application of an MVA may result in either a gain or loss of principal.
The 30-day rule does not apply and no MVA will apply to amounts deducted for fees and charges.
Amounts we pay as death claims will not be reduced by any MVA.
When you request an early surrender, we adjust the early surrender amount by an MVA formula. The early surrender amount reflects the relationship between the guaranteed interest rate you are earning in your current GPA and the interest rate we are crediting on new GPAs that end at the same time as your current GPA.
The MVA is sensitive to changes in current interest rates. The magnitude of any applicable MVA will depend on our current schedule of guaranteed interest rates at the time of the surrender, the time remaining in your guarantee period and your guaranteed interest rate. The MVA is negative, zero or positive depending on how the guaranteed interest rate on your GPA compares to the interest rate of a new GPA for the same number of years as the guarantee period remaining on your GPA. This is summarized in the following table:
If your GPA rate is:	The MVA is:
Less than the new GPA rate + 0.10%	Negative
Equal to the new GPA rate + 0.10%	Zero
Greater than the new GPA rate + 0.10%	Positive
If the MVA is negative, the early surrender amount will be decreased. If the MVA is positive, the early surrender amount will be increased. For the MVA formula and an example, see Appendix B.

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The General Account
The general account includes all assets owned by RiverSource Life, other than those in the variable account and our other separate accounts. Subject to applicable state law, we have sole discretion to decide how assets of the general account will be invested. The assets held in our general account support the guarantees under your contract including any optional benefits offered under the contract. You should be aware that our general account is exposed to many of the same risks normally associated with a portfolio of fixed-income securities including interest rate, option, liquidity and credit risk. You should also be aware that we issue other types of annuities and financial instruments and products as well, and these obligations are satisfied from the assets in our general account. Our general account is not segregated or insulated from the claims of our creditors. The financial statements contained in the SAI include a further discussion of the risks inherent within the investments of the general account. The fixed account is supported by our general account that we make available under the contract.
The Fixed Account
Amounts allocated to the fixed account are part of our general account. The fixed account includes the Special DCA fixed account. We credit interest daily on amounts you allocate to the fixed account at rates we determine from time to time at our discretion. Interest rates credited in excess of the guaranteed rate generally will be based on various factors related to future investment earnings. The guaranteed minimum interest rate on amounts invested in the fixed account will not be lower than state law allows. We back the principal and interest guarantees relating to the fixed account. These guarantees are subject to the creditworthiness and continued claims-paying ability of RiverSource Life.
One year after receipt of each purchase payment or transfer, the rate for the payment or transfer amount, and its accumulated interest, may change. Interest will accrue at revised rates determined by us and at our discretion. These rates may be based on various factors including, but not limited to, the interest rate environment, returns earned on investments backing these annuities, the rates currently in effect for new and existing company annuities, product design, competition, and the company's revenues and expenses. However, the rate will never be less than the fixed account minimum interest rate shown under your contract. Your interest rate for each purchase payment or transfer will never change more frequently than annually.
Because of exemptive and exclusionary provisions, we have not registered interests in the fixed account as securities under the Securities Act of 1933 nor have any of these accounts been registered as investment companies under the Investment Company Act of 1940. Accordingly, neither the fixed account nor any interests in the fixed account are subject to the provisions of these Acts.
The fixed account has not been registered with the SEC. Disclosures regarding the fixed account, however, are subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in a prospectus.
The Special DCA Fixed Account
You may allocate purchase payments to the Special DCA fixed account. You may not transfer contract value to the Special DCA fixed account.
You may allocate your entire purchase payment to the Special DCA fixed account for a term of six or twelve months. We reserve the right to offer shorter or longer terms for the Special DCA fixed account.
In accordance with your investment instructions, we transfer amounts from the Special DCA fixed account to the subaccounts so that, at the end of the Special DCA fixed account term, the balance of the Special DCA fixed account is zero. The amount of each transfer equals the remaining Special DCA fixed account value on the date of the transfer divided by the number of remaining transfers in the program. You may not change the amount of transfers. The first Special DCA monthly transfer occurs one day after we receive your payment.
The value of the Special DCA fixed account increases when we credit interest to the Special DCA fixed account and decreases when we make monthly transfers from the Special DCA fixed account. When you allocate a purchase payment to the Special DCA fixed account, the interest rates applicable to that purchase payment will be the rates in effect for the Special DCA fixed account term you choose on the date we receive your purchase payment. The applicable interest rate is guaranteed for the length of the term for the Special DCA fixed account term you choose. We credit and compound interest daily based on a 365-day year (366 in a leap year) so as to produce the annual effective rate which we declare. We credit interest only on the declining balance of the Special DCA fixed account; we do not credit interest on amounts that have been transferred from the Special DCA fixed account. As a result, the net effective interest rates we credit will be less than the declared annual effective rates. We will credit the Special DCA fixed account with interest on the date we receive your purchase payment, regardless of the length of the term you select. We reserve the right to declare different annual effective rates for the Special DCA fixed accounts with terms of differing length.

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Alternatively, you may allocate your purchase payment to any combination of the following which equals one hundred percent of the amount you invest:
•	the Special DCA fixed account for a six month term;
•	the Special DCA fixed account for a twelve month term;
•	the approved investment options for the Enhanced Legacy benefit rider;
•	to the subaccounts, unless you have elected the Enhanced Legacy benefit rider.
Once you establish a Special DCA fixed account, you cannot allocate additional purchase payments to it. However, you may establish another Special DCA fixed account and allocate new purchase payments to it.
You may discontinue any Special DCA fixed account before the end of its term by giving us notice. If you do so, we will transfer the remaining balance of the Special DCA fixed account: 1) to the approved investment options, if the Enhanced Legacy benefit rider is elected, 2) in accordance with your investment instructions to us if the Enhanced Legacy benefit rider is not elected.
Dollar-cost averaging from the Special DCA fixed account does not guarantee that any subaccount will gain in value nor will it protect against a decline in value if market prices fall. For a discussion of how dollar-cost averaging works, see “Making the Most of your Contract — Automated Dollar-Cost Averaging.”
Buying Your Contract
The RAVA 5 Access contract described in this prospectus is available for limited purchases including certain qualified contracts, inherited nonqualified stretch annuities, and to accommodate certain 1035 exchanges of non-qualified contracts. You must complete an application and send it along with your initial purchase payment to our Service Center. We are required by law to obtain personal information from you which we will use to verify your identity. If you do not provide this information, we reserve the right to refuse to issue your contract or take other steps we deem reasonable. As the owner, you have all rights and may receive all benefits under the contract. You may buy a qualified or nonqualified annuity. Generally, you can own a nonqualified annuity in joint tenancy with rights of survivorship only in spousal situations.
Under inherited nonqualified stretch annuities, all purchase payments must be received in the form of death benefit proceeds from a nonqualified annuity contract through a tax-free exchange pursuant to Section 1035 of the Code and the owner and annuitant must be the same individual.
You cannot own a qualified annuity or inherited nonqualified stretch annuity in joint tenancy. You can buy a contract if you are 90 or younger.
When you apply, you may select (if available in your state):
•	GPAs, subaccounts and/or the Special DCA fixed account in which you want to invest;
•	how you want to make purchase payments;
•	a beneficiary;
•	one of the following optional death benefit riders:
–	ROPP Death Benefit (available if you are age 80 or older);
–	MAV Death Benefit; or
–	5-Year MAV Death Benefit.
•	One of the additional optional death benefit riders (depending upon the optional death benefit rider selected):
–	Benefit Protector Death Benefit; or
–	Enhanced Legacy benefit rider.
We restrict investment options if you select an Enhanced Legacy benefit rider and you are required to allocate your purchase payments and contract value to the approved investment options, as described in the “Investment Allocation Restrictions for Certain Benefit Riders” section in this prospectus.
The contract provides for allocation of purchase payments to the subaccounts of the variable account, to the GPAs and/or to the Special DCA fixed account subject to the $1,000 required minimum investment for the GPAs.
If your application is complete, we will process it and apply your purchase payment to your investment selections within two business days after we receive it at our Service Center. If we accept your application, we will send you a contract. If your application is not complete, you must give us the information to complete it within five business days. If we cannot accept your application within five business days, we will decline it and return your payment unless you specifically ask us to keep the payment and apply it once your application is complete.

20     RiverSource RAVA 5 Access  Variable Annuity — Prospectus

We will credit additional eligible purchase payments you make to your accounts on the valuation date we receive them. If we receive an additional purchase payment at our Service Center before the close of business, we will credit any portion of that payment allocated to the subaccounts using the accumulation unit value we calculate on the valuation date we received the payment. If we receive an additional purchase payment at our Service Center at or after the close of business, we will credit any portion of that payment allocated to the subaccounts using the accumulation unit value we calculate on the next valuation date after we received the payment.
You may make regular payments to your contract under a scheduled payment plan (not allowed for inherited non-qualified stretch annuities). You must make an initial purchase payment of $2,000 or $10,000 depending on the tax qualification (see “Buying Your Contract — Purchase Payments”). Once the required initial purchase payment amount has been met, you can begin the scheduled payment plan by sending a completed form to the Service Center. Certain qualified plan applications allow the establishment of a scheduled payment plan without meeting the required initial purchase payment amount. Contact your financial advisor for details. There is no charge for the scheduled payment plan. You can stop your scheduled payment plan payments at any time.
Householding and delivery of certain documents
With your prior consent, RiverSource Life and its affiliates may use and combine information concerning accounts owned by members of the same household and provide a single paper or electronic copy of certain documents to that household. This householding of documents may include prospectuses, supplements, annual reports, semiannual reports and proxies. Your authorization remains in effect unless we are notified otherwise. If you wish to continue receiving multiple copies of these documents, you can opt out of householding by calling us at 1.866.273.7429. Multiple mailings will resume within 30 days after we receive your opt out request.
Purchase Payments
Purchase payment amounts and purchase payment timing may vary by state and be limited under the terms of the contract. If we do not receive your initial purchase payment within 180 days from the application signed date, we will consider your contract void from the start.
Minimum initial purchase payments*
Qualified annuities	$2,000
Nonqualified annuities	$10,000
Minimum additional purchase payments*
$50
Maximum total purchase payments** (without our approval) based on the contract year and your age on the effective date of the payment:
For the first contract year and total:
through age 85	$1,000,000
for ages 86 to 90	$100,000
age 91 or older	$0
For the second through fifth contract year thereafter if maximum purchase payment not already received:
through age 85	$100,000
for ages 86 to 90	$50,000
age 91 or older	$0
For each contract year thereafter***:
through age 85	$0
for ages 86 to 90	$0
age 91 or older	$0
*	If a group billing arrangement is set up through your employer, the minimum initial and minimum additional purchase payment is $25.
**	These limits apply in total to all RiverSource Life annuities you own unless a higher amount applies to your contract. We reserve the right to waive or increase the maximum limit. For qualified annuities, the Code’s limits on annual contributions also apply. Additional purchase payments for inherited IRA contracts cannot be made unless the payment is IRA money inherited from the same decedent.
***	Additional purchase payments are not allowed after the fifth contract year unless this is a tax qualified contract, in which case we allow additional purchase payments in any contract year up to the maximum permissible annual contribution described by the Code that was in effect on the contract date.

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Subject to state restrictions, we reserve the right to change these purchase payment limitations, including making further restrictions, upon prior written notice.
Inherited Nonqualified Stretch Annuities: Under inherited nonqualified stretch annuities, additional purchase payments are not allowed after the first partial surrender, including Required Distributions. Additional purchase payments must be received in the form of death benefit proceeds from a nonqualified annuity contract through a tax-free exchange pursuant to Section 1035 of the Code from the same decedent. We reserve the right to restrict any additional purchase payments that interfere with our ability to begin required distributions as required by applicable law. (see “Surrenders – Required Distributions for Inherited Nonqualified Stretch Annuities”).
How to Make Purchase Payments
1 1 By letter
Send your check along with your name and contract number to:
RiverSource Life Insurance Company
70100 Ameriprise Financial Center
Minneapolis, MN 55474
2 2 By scheduled payment plan
We can help you set up a bank authorization.
Limitations on Use of Contract
If mandated by applicable law, including but not limited to, federal anti-money laundering laws, we may be required to reject a purchase payment. We may also be required to block an owner’s access to contract values and satisfy other statutory obligations. Under these circumstances, we may refuse to implement requests for transfers, surrenders or death benefits until instructions are received from the appropriate governmental authority or court of competent jurisdiction.
The Annuitization Start Date
Annuity payouts begin on the annuitization start date. This means that the contract will be annuitized (converted to a stream of monthly payments). If your contract is annuitized, the contract goes into payout and only the annuity payout provisions continue. You will no longer have access to your contract value. This means that the death benefit and any optional benefits you have elected will end. When we process your application, we will establish the annuitization start date to be the maximum age (or contract anniversary if applicable). You also can change the annuitization start date, provided you send us written instructions at least 30 days before annuity payouts begin.
The annuitization start date must be:
•	no earlier than the 30th day after the contract’s effective date; and no later than
•	the owner’s 95th birthday or the tenth contract anniversary, if later,
•	or such other date as agreed to by us.
Six months prior to your annuitization start date, we will contact you with your options including the option to postpone your annuitization start date to a future date. You can also choose to delay the annuitization of your contract to a date beyond age 95, to the extent allowed by applicable state law and tax laws.
If you do not make an election, annuity payouts using the contract’s default option of annuity payout Plan B — Life Income with 10 years certain will begin on the annuitization start date and your monthly annuity payments will continue for as long as the annuitant lives. If the annuitant does not survive 10 years, we will continue to make payments until 10 years of payments have been made (see “The Annuity Payout Period – Annuity Payout Plans”). Also, if you do not make an election, annuity payouts will be a combination of fixed and variable based on the proportion of your contract value allocated to the fixed account and variable account at the time payouts begin.
Generally, if you own a qualified annuity (for example, an IRA) and tax laws require that you take distributions from your annuity prior to your annuitization start date, your contract will not be automatically annuitized (subject to state requirements). However, if you choose, you can elect to request annuitization or take partial surrenders to meet your required minimum distributions.

22     RiverSource RAVA 5 Access  Variable Annuity — Prospectus

Inherited Nonqualified Stretch Annuities. Under inherited nonqualified stretch annuities, you may only change the annuitization start date if you elect an annuity payment plan. You may not elect an annuity payment plan after a partial surrender, including Required Distributions. After a partial surrender, all references to the annuitization start date and an annuity payment plan in your contract no longer apply.
Beneficiary
We will pay to your named beneficiary the death benefit if it becomes payable while the contract is in force and before the annuitization start date. If there is more than one beneficiary we will pay each beneficiary’s designated share when we receive their completed claim. A beneficiary will bear the investment risk of the variable account until we receive the beneficiary’s completed claim. If there is no named beneficiary, then the default provisions of your contract will apply. (See “Benefits in Case of Death” for more about beneficiaries.)
Inherited Nonqualified Stretch Annuities. Under inherited nonqualified stretch annuities, if you die before the full distribution of your interest in this contract, your beneficiary will receive the death benefit as determined by the contract or any attached riders in a lump sum or if we allow, may elect to continue to receive the Required Distributions under this contract. Required Distributions must continue at least as rapidly as Section 72(s)(2) of the Code required prior to your death. Your beneficiary may not elect an annuity payment plan.
Charges
Contract Administrative Charge
We charge this fee for establishing and maintaining your records. We deduct $50 from your contract value on your contract anniversary or, if earlier, when the contract is fully surrendered. We prorate this charge among the GPAs and the subaccounts in the same proportion your interest in each account bears to your total contract value.
We will waive this charge when your contract value is $50,000 or more on the current contract anniversary. We reserve the right to charge up to $20 after the first contract anniversary for contracts with contract value of $50,000 or more.
If you take a full surrender of your contract, we will deduct the $50 charge at the time of surrender regardless of the contract value. This charge does not apply to amounts applied to an annuity payment plan or to the death benefit (other than when deducted from the Full Surrender Value component of the death benefit).
Mortality and Expense Risk Fee
We charge this fee daily to the subaccounts. The unit values of your subaccounts reflect this fee. These fees cover the mortality and expense risk that we assume. These fees do not apply to the GPAs or the Special DCA fixed account. We cannot increase these fees.
The mortality and expense risk fee you pay is based on the death benefit guarantee in effect.
Mortality and expense risk fee
Standard Death Benefit	0.95%
ROPP Death Benefit(1)	1.30
MAV Death Benefit	1.20
5-year MAV Death Benefit	1.05
(1)	Only available for purchase as an optional rider for ages 80 or older on the rider effective date.
Mortality risk arises because of our guarantee to pay a death benefit and our guarantee to make annuity payouts according to the terms of the contract, no matter how long a specific owner or annuitant lives and no matter how long our entire group of owners or annuitants live. If, as a group, owners or annuitants outlive the life expectancy we assumed in our actuarial tables, we must take money from our general assets to meet our obligations. If, as a group, owners or annuitants do not live as long as expected, we could profit from the mortality risk fee. We deduct the mortality risk fee from the subaccounts during the annuity payout period even if the annuity payout plan does not involve a life contingency.
Expense risk arises because we cannot increase the contract administrative charge (except for contracts with contract value of $50,000 or more, where we reserve the right to charge a contract administrative change up to $20 after the first contract anniversary) and this charge may not cover our expenses. We would have to make up any deficit from our general assets. We could profit from the expense risk fee if future expenses are less than expected.
The subaccounts pay us the mortality and expense risk fee they accrued as follows:
•	first, to the extent possible, the subaccounts pay this fee from any dividends distributed from the funds in which they invest;
•	then, if necessary, the funds redeem shares to cover any remaining fees payable.

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We may use any profits we realize from the subaccounts’ payment to us of the mortality and expense risk fee for any proper corporate purpose, including, among others, payment of distribution (selling) expenses.
Surrender Charge for Fixed Annuity Payout Plans
Fixed payouts: Surrender charge under annuity payout plans allowing surrenders of the present value of remaining guaranteed payouts:
If you elect an annuity payout plan on a fixed basis and the plan we make available provides a liquidity feature permitting you to surrender any portion of the underlying value of remaining guaranteed payouts, a surrender charge may apply.
A surrender charge will be assessed against the present value of any remaining guaranteed payouts surrendered. The discount rate we use in determining present values varies based on: (1) the contract value originally applied to the fixed annuitization; (2) the remaining years of guaranteed payouts; (3) the annual effective interest rate and the periodic payment amount for new immediate annuities of the same duration as the remaining years of guaranteed payouts; and (4) the interest spread (currently 1.50%). If we do not currently offer immediate annuities, we will use rates and values applicable to new annuitizations to determine the discount rate.
Once the discount rate is applied and we have determined the present value of the remaining guaranteed payouts you are surrendering, the present value determined will be multiplied by the surrender charge percentage in the table below and deducted from the present value to determine the net present value you will receive.
Number of Completed Years Since Annuitization*	Surrender charge percentage
1	5%
2	4
3	3
4	2
5	1
6 and thereafter	0
*We do not permit surrenders in the first year after annuitization.
We will provide a quoted present value (which includes the deduction of any surrender charge). You must then formally elect, in a form acceptable to us, to receive this value. The remaining guaranteed payouts following surrender will be reduced, possibly to zero.
Optional Death Benefit Charges
Benefit Protector Rider Charge
We deduct a charge for this optional feature only if you select it. If selected, we deduct an annual fee of 0.25% of your contract value on your contract anniversary. We prorate this charge among all accounts and subaccounts in the same proportion your interest in each account bears to your total contract value. We will modify this prorated approach to comply with state regulations when necessary.
If the contract or rider is terminated for any reason except your election to terminate the rider during the 30 day window after certain anniversaries, we will deduct the charge from the contract value adjusted for the number of calendar days coverage was in place during the contract year.
We cannot increase this annual fee after the rider effective date.
Enhanced Legacy Benefit Rider Charge
We deduct an annual charge from your contract value on your contract anniversary for this optional feature only if you select it. The current annual rider fee is 0.95%. We prorate this charge among the variable subaccounts, but not the fixed account in the same proportion your interest in each account bears to your total variable account contract value on your contract anniversary.
Prior to age 86, the charge is calculated on your contract anniversary by multiplying the annual rider fee by the greater of the ROPP value, ADB value (after any increase is added), MAV or the contract value. On or following age 86, the charge is calculated on your contract anniversary by multiplying the annual rider fee by the greater of the ROPP value, ADB value or MAV.
Currently the Enhanced Legacy benefit rider fee does not vary with the investment option selected; however, we reserve the right to vary the rider fee for each investment option. The Enhanced Legacy benefit rider fee will not exceed a maximum of 1.75%.

24     RiverSource RAVA 5 Access  Variable Annuity — Prospectus

The following describes how your annual rider fee may increase:
1.	We may increase the annual rider fee for all approved investment options at our discretion and on a nondiscriminatory basis. Your annual rider fee will increase if we declare an increase to the fee with written notice 30 days in advance. The new fee will be in effect on the date we declare in the written notice. You can terminate this rider if we receive your written request prior to the date of the fee increase. Currently the Enhanced Legacy benefit rider fee does not vary with the investment option selected.
2.	The annual rider fee associated with a specified investment option may change at our discretion. If you are invested in any investment option that has an increase in the associated annual rider fee, your annual rider fee will increase. If you change your investment allocation to an investment option not affected by a fee increase, this move will count against the number of transfers allowed. We do not currently limit the number of transfers allowed each contract year.
If your rider fee changes during the contract year, on the next contract anniversary we will calculate an average rider fee for the preceding contract year only that reflects the various different fees that were in effect for each investment option in that year, adjusted for the number of calendar days each fee was in effect and the percentage of contract value allocated to each investment option.
If your contract or rider is terminated for any reason, the rider charge will be deducted, adjusted for the number of days coverage was in place during the contract year, and further charges for this rider will terminate.
The fee does not apply after the annuitization start date.
Fund Fees and Expenses
There are deductions from and expenses paid out of the assets of the funds that are described in the prospectuses for those funds.
Premium Taxes
Certain state and local governments impose premium taxes on us (up to 3.5%). These taxes depend upon your state of residence or the state in which the contract was issued. Currently, we deduct any applicable premium tax when annuity payouts begin, but we reserve the right to deduct this tax at other times such as when you make purchase payments or when you make a full surrender from your contract.
Valuing Your Investment
We value your accounts as follows:
GPA
We value the amounts you allocate to the GPA directly in dollars. The GPA value equals:
•	the sum of your purchase payments and transfer amounts allocated to the GPA;
•	plus interest credited;
•	minus the sum of amounts surrendered and amounts transferred out;
•	minus any prorated portion of the contract administrative charge; and
•	minus the prorated portion of the charge for the Benefit Protector Death Benefit, if selected.
The Fixed Account
We value the amounts you allocate to the fixed account directly in dollars. The value of the fixed account equals:
•	the sum of your purchase payments allocated to the Special DCA fixed account (including any positive or negative MVA on amounts transferred from the GPAs);
•	plus interest credited;
•	minus the sum of amounts surrendered and amounts transferred out;
•	minus any prorated portion of the contract administrative charge; and
•	minus any prorated portion of the charge if you have selected Benefit Protector Death Benefit rider.
Subaccounts
We convert amounts you allocated to the subaccounts into accumulation units. Each time you make a purchase payment or transfer amounts into one of the subaccounts, we credit a certain number of accumulation units to your contract for that subaccount. Conversely, we subtract a certain number of accumulation units from your contract each time you take a partial surrender, transfer amounts out of a subaccount, or we assess a contract administrative charge or fee for the optional rider with annual charges (if applicable).

RiverSource RAVA 5 Access  Variable Annuity — Prospectus    25

The accumulation units are the true measure of investment value in each subaccount during the accumulation period. They are related to, but not the same as, the net asset value of the fund in which the subaccount invests. The dollar value of each accumulation unit can rise or fall daily depending on the variable account expenses, performance of the fund and on certain fund expenses. Here is how we calculate accumulation unit values:
Number of units: to calculate the number of accumulation units for a particular subaccount we divide your investment by the current accumulation unit value.
Accumulation unit value: the current accumulation unit value for each subaccount equals the last value times the subaccount’s current net investment factor.
We determine the net investment factor by:
•	adding the fund’s current net asset value per share, plus the per share amount of any accrued income or capital gain dividends to obtain a current adjusted net asset value per share; then
•	dividing that sum by the previous adjusted net asset value per share; and
•	subtracting the percentage factor representing the mortality and expense risk fee from the result.
Because the net asset value of the fund may fluctuate, the accumulation unit value may increase or decrease. You bear all the investment risk in a subaccount.
Example of Net Investment Factor and Accumulation Unit Value
Net asset value per share		25.00000000
+	Accrued income or capital gain dividends per share	0.00000000
=	Adjusted net asset value per share	25.00000000
÷	Previous adjusted net asset value per share	25.20000000
=	Investment factor	0.99206349
–	Daily mortality and expense risk fee	0.00002596
=	Net investment factor	0.99203754

Previous accumulation unit value		2.05000000
×	Net investment factor	0.99203754
=	Current accumulation unit value	2.03367695
The accumulation unit value is multiplied by the number of accumulation units to determine the contract value in that subaccount.
Factors that affect subaccount accumulation units: accumulation units may change in two ways — in number and in value.
The number of accumulation units you own may fluctuate due to:
•	additional purchase payments you allocate to the subaccounts;
•	transfers into or out of the subaccounts (including any positive or negative MVA on amounts transferred from the GPAs);
•	partial surrenders;
and a deduction of a prorated portion of:
•	the contract administrative charge; and
•	the charge for Benefit Protector Death Benefit if selected;
Accumulation unit values will fluctuate due to:
•	changes in fund net asset value;
•	fund dividends distributed to the subaccounts;
•	fund capital gains or losses;
•	fund operating expenses; and/or
•	mortality and expense risk fees.

26     RiverSource RAVA 5 Access  Variable Annuity — Prospectus

Making the Most of Your Contract
Automated Dollar-Cost Averaging
Currently, you can use automated transfers to take advantage of dollar-cost averaging (investing a fixed amount at regular intervals).
For example, you might transfer a set amount monthly from a relatively conservative subaccount to a more aggressive one, or to several others, or to one or more subaccounts. You may not set up automated transfers to or from the GPAs. You can also obtain the benefits of dollar-cost averaging by setting up regular automatic payments under a scheduled payment plan.
There is no charge for dollar-cost averaging.
This systematic approach can help you benefit from fluctuations in accumulation unit values caused by fluctuations in the market values of the funds. Since you invest the same amount each period, you automatically acquire more units when the market value falls and fewer units when it rises. The potential effect is to lower your average cost per unit.
How dollar-cost averaging works
By investing an equal number of dollars each month		Month	Amount invested	Accumulation unit value	Number of units purchased
		Jan	$100	$20	5.00
		Feb	100	18	5.56
you automatically buy more units when the per unit market price is low		Mar	100	17	5.88
	→	Apr	100	15	6.67
		May	100	16	6.25
		June	100	18	5.56
		July	100	17	5.88
and fewer units when the per unit market price is high.		Aug	100	19	5.26
	→	Sept	100	21	4.76
		Oct	100	20	5.00
You paid an average price of $17.91 per unit over the 10 months, while the average market price actually was $18.10.
Dollar-cost averaging does not guarantee that any subaccount will gain in value nor will it protect against a decline in value if market prices fall. Because dollar-cost averaging involves continuous investing, your success will depend upon your willingness to continue to invest regularly through periods of low price levels. Dollar-cost averaging can be an effective way to help meet your long-term goals. For specific features contact your financial advisor.
Asset Rebalancing
You can ask us in writing to automatically rebalance the subaccount portion of your contract value either quarterly, semiannually, or annually. The period you select will start to run on the date we record your request. On the first valuation date of each of these periods, we automatically will rebalance your contract value so that the value in each subaccount matches your current subaccount percentage allocations. These percentage allocations must be in whole numbers. There is no charge for asset rebalancing. The contract value must be at least $2,000.
You can change your percentage allocations or your rebalancing period at any time by contacting us in writing. We will restart the rebalancing period you selected as of the date we record your change. You also can ask us in writing to stop rebalancing your contract value. You must allow 30 days for us to change any instructions that currently are in place. For more information on asset rebalancing, contact your financial advisor.
The Income GuideSM Program
Income Guide is an optional service we currently offer without charge. It does not change or otherwise modify any of the other benefits, features, charges, or terms and conditions associated with your annuity contract. The purpose of the program is to provide reporting and monitoring of withdrawals you take from your annuity. The reporting and monitoring is designed to provide you information that may assist you in considering whether to adapt your withdrawals over time.
For the purpose of Income Guide program, the term “systematic withdrawals” is the same as “automated systematic surrenders”.

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The assumptions we used in the program are not customized or individualized to your circumstances. Program participants and their unique individual circumstances will vary from the program assumptions, creating differing results. The simulations we used in connection with the program do not include any contract or underlying fund charge assumptions other than a mortality and expense risk charge of 1.0%. Your contract value may be depleted prior to the end of the program. If you follow the program and make downward adjustments to your withdrawals to remain in the “On Track” status, the amount of your withdrawal can significantly decline over time.
Income Guide is a withdrawal monitoring service. The program establishes what we call a “Prudent Income Amount” which is based on your contract value, age, and the other program assumptions described below. We calculate the Prudent Income Amount daily using the following factors:
(1)	the age of the participant, (the age of the younger participant under the Joint Option);
(2)	the contract value;
(3)	Prudent Income Percentages.
The current Prudent Income Amount is determined by multiplying the current contract value by the current Prudent Income Percentage. The Prudent Income Amount is a hypothetical withdrawal amount with a minimum 90% probability that if taken and no withdrawal adjustments are made, withdrawals at that amount would not deplete the contract value prior to age 95 (age 100 for joint), or 8 years if longer. Please refer to the Prudent Income Amount section below for details on the assumptions we used to create the Prudent Income Percentages and the operation of the Prudent Income Amount.
Income Guide compares the annual total of the monthly systematic withdrawals you have elected to the current Prudent Income Amount we have calculated to determine your current status in the program. The current status provides you information on the current sustainability of your rate of withdrawal by comparing it to the Prudent Income Amount.
The program allows you to elect to have withdrawal income monitored based on one person (the “Single Option”) or two persons (the “Joint Option”). We refer to each person covered under Income Guide as a participant. Income Guide is most effective when you use it in consultation with your financial advisor.
Income Guide is not a guaranteed income option and it is not backed by our general account. If you need income guaranteed for life or another specified period of time, you should not rely on using Income Guide. For guaranteed income options, consider annuitization options.
Any withdrawals you make from your contract may result in taxes and tax penalties. In addition, withdrawals may result in a proportional reduction to the standard death benefit and any optional death benefit you have elected.
As part of the Income Guide program, we provide you with information regarding your withdrawal amount, but we do not determine whether to make adjustments to your withdrawal amount or investment allocation.  You need to decide what changes or adjustments may be right for you, or whether to seek the assistance of a financial advisor in making any decisions, based on the information provided and your given needs and circumstances.
Program Availability
Income Guide is only available if the servicing broker-dealer on your contract is Ameriprise Financial Services, LLC (“AFS”) which is our affiliate and we only currently offer variable annuity contracts through AFS. We may modify or end the availability of Income Guide at any time in our sole discretion. We will notify you 30 days in advance of any changes to Income Guide or if we end the program. Advance notice will not be given for any changes we decide to make to the Prudent Income Percentages.
In order to enroll in Income Guide, the following eligibility requirements must be met.
(1)	One of the Income Guide participants must be an owner or annuitant under the contract.
(2)	Your contract cannot be a beneficially owned IRA or inherited nonqualified stretch annuity.
(3)	You cannot be withdrawing substantially equal periodic payments as defined in the Internal Revenue Code. These payments are calculated in part using your life expectancy and place limits on the ability to increase withdrawals beyond a certain amount without incurring tax consequences.
(4)	If you have a systematic withdrawal program established, the frequency of withdrawal must be set at monthly. You cannot have more than one systematic withdrawal program established at the same time.
(5)	Your contract cannot have any active or deemed loans on it.
(6)	Your contract must have an Ameriprise advisor registered with AFS assigned as the agent of record on your contract.
(7)	All participants covered by the program must be at least age 50 and no older than age 85.
These eligibility requirements apply to any post-enrollment changes you may elect to make, such as changing or adding participants.

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Advance notice will not be given for the events listed below that automatically terminate Income Guide.
(1)	You modify your systematic withdrawal program to a frequency other than monthly or you have more than one systematic withdrawal program in effect.
(2)	You take a loan on the contract.
(3)	On any contract anniversary where the participant (for joint, youngest participant) attained the maximum age of 95 in the preceding contract year.
(4)	The death benefit under the contract becomes payable.
(5)	You elect a systematic withdrawal program to take substantially equal periodic payments as defined in the Internal Revenue Code. These payments are calculated in part using your life expectancy and place limits on the ability to increase withdrawals beyond a certain amount without incurring tax consequences.
(6)	AFS is no longer the servicing broker-dealer on your contract.
(7)	Your contract terminates for any reason, including full surrender, the contract value reaches zero, or when you annuitize your entire contract (this does not apply to partial annuitizations which are permitted while you participate in Income Guide).
In the event of a change in ownership, systematic withdrawals are suspended, but you would continue to be enrolled in the Income Guide.
Enrolling in the Income Guide Program
You may elect to enroll in the Income Guide program at any time as long as we continue to offer it and you meet the eligibility requirements of participation. At the time of your enrollment, you will be required to complete an Income Guide Enrollment Form or verbally acknowledge your understanding of the program if we permit enrollment via telephone. In connection with enrollment, you will be asked whether you want the Single Option or Joint Option. You also will be required to provide the birthdate and sex of each participant covered under Income Guide. We use the age provided at enrollment to calculate the Prudent Income Amount.
If you are funding your contract through multiple sources that would involve making more than one initial purchase payment, you should consider waiting to enroll in Income Guide until your contract is fully funded. A large purchase payment not taken into account will result in a lower initial Prudent Income Amount being calculated. If your systematic withdrawal amount is based on all intended payments, then the amount you are withdrawing will be higher than the Prudent Income Amount that is calculated before we receive all intended purchase payments which may affect your Income Guide status.
After enrolling, we will permit you to modify the selected option (Single Option or Joint Option) or to change the participants. Any changes are subject to the conditions stated in the Program Availability section above.
Withdrawal Monitoring and Reporting
Income Guide is designed to assist you and your financial advisor in managing the withdrawal of money out of your annuity contract to provide income. To aid in managing your withdrawals, we currently provide periodic reports to you and your financial advisor. This includes a detailed annual report we provide on each contract anniversary and a brief summary on the consolidated statements you receive either monthly or quarterly from AFS. These reports include an Income Guide status based on the Prudent Income Amount calculated on the date we produce the report. The reporting and the status are designed to provide you information regarding the current sustainability of your current withdrawal amount by comparing it to the current Prudent Income Amount. We provide no other reporting, so you should review your consolidated statement and annual report to see if your status under the program has changed. You also can review your current daily status by logging into your account on amperiprise.com. We reserve the right to modify the reporting we provide under the program at any time and in our sole discretion.
The table below summarizes the definitions of each status under the program.
Income Guide Status Definitions
Attention Needed	Caution	On Track	More Available
Prudent Income Amount is more than 20% below your current annual withdrawal amount	Prudent Income Amount is from 10.1% to 20% below your current annual withdrawal amount	Prudent Income Amount is from 10% below up to 24.9% above your current annual withdrawal amount	Prudent Income Amount is more than 25% or more above your current annual withdrawal amount
We use descriptive terminology to describe each status. When you are in the On Track status we may refer to your withdrawal rate as “currently sustainable.” When you are in the Caution status, we refer to your withdrawal rate as “near a point where it may not be sustainable.” When you are in the Attention Needed status, we refer to your withdrawal rate as “may not be sustainable.” Finally, if your current withdrawal amount places you in the “More

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Available” status, we refer to you as having “more options available” because the Prudent Income Amount is at least 25% higher than your current withdrawal amount. These statuses, including the accompanying explanations, are merely descriptive and do not represent a specific level of actual sustainability or probability of your contract value not being depleted. Please note if you are in the “More Available” status and you utilize contract value for other purposes it may create adverse consequences in the future, including increasing the possibility and extent of future status changes and the possibility of running out of money prior to the end of the program.
The following Income Guide statuses are used in our periodic reporting.
Income Guide Status	What the Status Means
Attention Needed	Based on your contract value, it is projected that your withdrawal amount may not be sustainable.
Caution	Based on your contract value, it is projected that your withdrawal amount is near a point where it may not be sustainable.
On Track	Based on your contract value, it is projected that your withdrawal amount is currently sustainable. Please note that the minimum 90% probability assumed in the program only applies to the Prudent Income Amount and not to the “On Track” status which includes a range above and below the current Prudent Income Amount.
More Available	Based on your contract value and withdrawal amount, it is projected there are more options available.
These statuses are not designed to be, nor should they be construed as, investment advice. They are based on a comparison of your current annual withdrawal amount versus the current Prudent Income Amount. They also can aid you in tracking how close your current rate of withdrawal is to the Prudent Income Amount. In the end, your unique financial situation and the advice of your financial advisor should be utilized in assessing your Income Guide status and your utilization of the program as a whole. Please note, the longer you are in the Attention Needed status without adjusting withdrawals the greater the likelihood that you will deplete your contract value.
If you enroll in Income Guide without electing a systematic withdrawal, then no status will be reported, but you will be provided the Prudent Income Amount.
If you completely suspend your withdrawals, we will also no longer report a status. This, however, does not mean that subsequently restarting withdrawals will result in a sustainable rate of withdrawal. When you restart your withdrawals, a current Prudent Income Amount will be compared to your current withdrawal amount to determine a current status. Also, remember that a change in ownership will automatically suspend systematic withdrawals.
Income Guide does not take into account your unique financial situation, including how you allocate your contract value to available investment options and the allocation of your contract value to equities or bonds. Your investment returns, including the deduction of any fund fees and expenses, will differ from program assumptions. In addition, the fees and charges we assumed in calculating values under the program will differ from the actual fees and charges on your contract. This is due in part to the fact that we did not assume certain charges, including the contract administrative charge and optional benefit charges.
The methods, assumptions and simulations we used to develop the Prudent Income Percentages may not be appropriate or correct for a given contract owner. Individual results can vary widely and will impact the frequency of status changes and how often you may want to make adjustments to your withdrawals. You must decide whether to modify withdrawals or take any other action with respect to your contract based on the status we report, and whether to consult with your financial advisor.
The Prudent Income Amount
We use your current age, contract value, and Prudent Income Percentage to calculate your current Prudent Income Amount. We may modify these factors used to calculate your Prudent Income Amount at any time and in our sole discretion. We, RiverSource Life Insurance Company, solely determined what assumptions to use in deriving the Prudent Income Amount
Since the Prudent Income Amount is calculated daily and fluctuates based on age and current contract value, the program does not guarantee or result in a steady stream of income or provide any type of guaranteed cash value or guaranteed benefit.
The Prudent Income Percentages are derived from a series of random simulations based on the following assumptions:
•	an investment allocation of 50% in equities and 50% in bonds;

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•	average annual returns, after the deduction of all fund fees and expenses, of 9.0% on the equity allocation and 4.0% on the bond allocation that grades upward to 6.0% over a ten year period;
•	annual portfolio returns have a standard deviation of 9.0%;
•	a 1.0% average annual mortality and expense risk fee being assessed; and
•	taking level withdrawals each month.
The average annual return assumptions of 9.0% for the equity allocation and the 4.0% - 6.0% for the bond allocation are net return assumptions. This means these return assumptions would be after the deduction of all underlying fund fees and expenses. For this series of random simulations, a standard deviation of 9% means that approximately two thirds of the annual returns are within a range of 9% above and 9% below the average annual return. Contract charges other than the 1.0% mortality and expense risk fee, if they apply to you, were not included in the assumptions. This includes the contract administrative charge and charges associated with optional benefits available under the contract. The “Charges” section of the prospectus provides additional details on the amount and applicability of these charges.
Since these assumptions are not customized to you, your circumstances will differ and the minimum 90% probability of withdrawals lasting for the duration of the program without the need to make any adjustments to the amount of withdrawals may be higher or lower than the probability used in developing the Prudent Income Percentages.
Your results under the program will vary. In general, if you have lower returns, higher volatility, higher fees, or you make additional withdrawals, then the probability of your withdrawal amount being sustainable will be lower than assumed under the program. In contrast, if you have higher returns, lower volatility, lower fees, or make additional purchase payments, then the probability of your withdrawal amount being sustainable will generally be higher than assumed under the program. In addition, if you experience long-term periods where your contract value is continually declining due to deviations from the assumptions mentioned above, you will need to repeatedly decrease the amount of your withdrawal to stay in the “On Track” status. Also, while unlikely, your contract value may be depleted before age 95 even if you follow the program.
It is important to remember that only the age of the participant and the contract value are specific to your contract. All of the factors used in determining the Prudent Income Percentages are general and not individualized or otherwise customized to you, your contract allocation, or any other circumstances specific to you.
The following factors related to your contract experience will impact your Income Guide status and the probability of withdrawals (without adjusting under the program) lasting for the duration of the program:
(1)	the fees, average annual total returns and volatility of the underlying funds you have elected;
(2)	the specific fees of your contract;
(3)	additional purchase payments to the contract;
(4)	withdrawals in addition to the monthly systematic withdrawal;
(5)	partial annuitizations; or
(6)	your actual life expectancy or retirement horizon.
The assumptions were utilized to run a series of random simulations. These simulations were used to establish the Prudent Income Percentages which are based on a level amount of income (without adjusting under the program) that provides a minimum 90% or greater probability of contract value lasting to age 95 (age 100 for joint), or for 8 years, whichever is longer. As with any simulation, your actual experience will be different and our methodology could have an error.
The Prudent Income Percentages change over time based on age. The table below shows the current Prudent Income Percentages utilized. In the case of the Joint Option, the youngest participant’s age is used to determine the Prudent Income Percentages.
Prudent Income Percentages
Participant Age	Single Option	Joint Option	Participant Age	Single Option	Joint Option	Participant Age	Single Option	Joint Option
50	3.0%	2.5%	66	4.6%	4.1%	81	6.3%	5.8%
51	3.1%	2.6%	67	4.7%	4.2%	82	6.6%	6.1%
52	3.2%	2.7%	68	4.8%	4.3%	83	6.9%	6.4%
53	3.3%	2.8%	69	4.9%	4.4%	84	7.2%	6.7%
54	3.4%	2.9%	70	5.0%	4.5%	85	7.5%	7.0%
55	3.5%	3.0%	71	5.1%	4.6%	86	8.0%	7.5%
56	3.6%	3.1%	72	5.2%	4.7%	87	8.5%	8.0%
57	3.7%	3.2%	73	5.3%	4.8%	88	9.0%	8.5%

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Participant Age	Single Option	Joint Option	Participant Age	Single Option	Joint Option	Participant Age	Single Option	Joint Option
58	3.8%	3.3%	74	5.4%	4.9%	89	9.5%	9.0%
59	3.9%	3.4%	75	5.5%	5.0%	90	10.0%	9.5%
60	4.0%	3.5%	76	5.6%	5.1%	91	10.5%	10.0%
61	4.1%	3.6%	77	5.7%	5.2%	92	11.0%	10.5%
62	4.2%	3.7%	78	5.8%	5.3%	93	11.5%	11.0%
63	4.3%	3.8%	79	5.9%	5.4%	94	12.0%	11.5%
64	4.4%	3.9%	80	6.0%	5.5%	95	12.5%	12.0%
65	4.5%	4.0%
The Prudent Income Percentage is multiplied by the contract value to determine the current Prudent Income Amount. The Prudent Income Amount will change over time due to changes in the contract value and the age of the participants covered under the program.
Although the Prudent Income Percentage increases with age, the Prudent Income Amount may not increase over time because a decreasing contract value can more than offset any increase in the Prudent Income Percentage. An increase in the Prudent Income Percentage does not protect against inflation.
Refer to “Example of a Prudent Income Amount Calculation” below to see how the Prudent Income Percentage is used to create a Prudent Income Amount.
By increasing with age, the Prudent Income Percentages result in less contract value being required to be in the “On Track” status. As a result, the Prudent Income Amount is not designed to preserve the level of your contract value. Following the monitoring program, however, including making adjustments to your rate of withdrawal over the life of the program, will increase the likelihood that your contract value will not be exhausted prior to the end of the program.
The assumptions used in determining values under Income Guide including investment and performance, are not tied in any way to your allocation of contract value and its performance. Your actual contract results can vary significantly from the performance we assumed in calculating the Prudent Income Amount.
The Prudent Income Amount is not a guarantee of present or future income and is not intended, nor should it be construed as, any form of investment advice.
If your contract is funding an employer sponsored plan such as a retirement plan established under Section 403(b) or 401(a) of the Code, your ability to begin a systematic withdrawal or to change one may be subject to plan sponsor approval. To determine whether there are any plan based restrictions on Income Guide, contact your plan sponsor.
Example of a Prudent Income Amount Calculation
Below is an example of how Income Guide calculates the Prudent Income Amount and assigns the status of the sustainability of your withdrawals.
At the time of enrollment, assume the following:
(1)	you have elected the Single Option;
(2)	you are age 65;
(3)	your monthly systematic withdrawal amount is $350.00 ($4,200.00 annually); and
(4)	your contract value is $100,000.00.
Using these assumptions when you enroll, to calculate the Prudent Income Amount, the contract value is multiplied by the Prudent Income Percentage, which is 4.5%.
$100,000.00 x 4.5% = $4,500.00
In this case, the Prudent Income Amount is about 7.1% above your annual withdrawal amount. This results in being assigned a status of “On Track.”
Let’s assume six months after enrollment, you are still age 65 and your contract value is now $95,000. When you multiply the current contract value by the Prudent Income Percentage you get the following Prudent Income Amount.
$95,000.00 x 4.5% = $4,275.00
In this case, the Prudent Income Amount is about 1.8% above your annual withdrawal amount. This results in being assigned a status of “On Track.”
Let’s assume one year after enrollment, you are now age 66 and your contract value is now $82,000. When you multiply the current contract value by the Prudent Income Percentage you get the following Prudent Income Amount.
$82,000.00 x 4.6% = $3,772.00

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In this case, the Prudent Income Amount is about 10.2% below your annual withdrawal amount. This results in being assigned a status of “Caution.”
Potential Benefits of the Income Guide Program
Income Guide can aid you in creating a non-guaranteed stream of income through systematic withdrawals from your contract. This can be beneficial if your need for income is flexible and does not require exercising your option to annuitize. Withdrawals in connection with Income Guide may be subject to taxes and tax penalties. In addition, if you use Income Guide and you have a non-qualified contract you are not receiving any potential benefits of the exclusion ratio associated with annuitization. The exclusion ratio allows you to spread the cost basis of your contract value over time, generally resulting in payments being partially income tax-free while the exclusion ratio is in effect. In contrast, Income Guide systematically withdraws contract value and for non-qualified contracts this results in taxable earnings being considered to be withdrawn first. A financial advisor can help you understand each of the income options available to you.
In cases where your Income Guide status becomes “More Available” there may be opportunities to increase your withdrawal rate, lock-in guaranteed income through partial annuitization, or use a portion of your contract value for other purposes. In consultation with your financial advisor, you can determine whether one or more of these options are right for you. Please keep in mind increases in the amount you withdraw may be subject to taxes and tax penalties. In addition, withdrawals will reduce your contract value and will proportionally reduce your standard death benefit and any optional death benefit you have elected. Increases in withdrawals can also have adverse future consequences, including increasing the possibility of future status changes and the possibility of running out of money prior to the end of the program.
Potential Risks of the Income Guide Program
Income Guide, including the Prudent Income Amount, is not a guarantee of income. If your annuity contract value is depleted your contract and any benefits associated with it, including Income Guide, will end without value.
In instances where your contract enters the “Attention Needed” status, even if you take steps to address the status such as lowering withdrawals from your contract, it is possible depending on continued performance of your contract that you could re-enter or remain in the status for an extended period of time. If you do not adjust your withdrawals when you are in the “Attention Needed” status, it could substantially increase the likelihood your contact value will be depleted, especially if you remain in this status for an extended period of time without making any adjustments.
If your contract is issued on a qualified basis, you are subject to certain required minimum distribution rules for federal tax purposes. These rules may require you to take withdrawals out of your annuity that exceed the Prudent Income Amount. If this occurs, taking the required withdrawals may increase the likelihood that you will deplete your annuity contract over time.
If your relationship with your advisor ends, you will no longer receive assistance using the Income Guide service. If your contract continues to be serviced by AFS, but you have ended your relationship with the financial advisor with whom you set up Income Guide, Income Guide will continue, and you should request AFS assign you another advisor to assist you with maximizing the effectiveness of Income Guide. We cannot guarantee that AFS will assign you an advisor that will assist you with Income Guide.
If you rely on Income Guide for managing your income needs and the service terminates, either because we choose to no longer offer it or a circumstance arises where automatic termination occurs, you may be in a position where you cannot find a means to manage or monitor your income going forward. Remember, in any instance where AFS is no longer the servicing broker-dealer of record for your contract, Income Guide will automatically terminate.
Transferring Among Accounts
You may transfer contract value from any one subaccount, GPAs and the Special DCA fixed account, to another subaccount before the annuitization start date. Certain restrictions apply to transfers involving the GPAs.You may not transfer contract value to the Special DCA fixed account. You may not transfer contract value from the Special DCA fixed account except as part of automated monthly transfers.
The date your request to transfer will be processed depends on when and how we receive it:
For transfer requests received in writing:
•	If we receive your transfer request at our Service Center in good order before the close of the NYSE (4:00 pm Eastern time unless the NYSE closes earlier), we will process your transfer using the accumulation unit value we calculate on the valuation date we received your transfer request.
•	If we receive your transfer request at our Service Center in good order at or after the close of the NYSE (4:00 pm Eastern time unless the NYSE closes earlier), we will process your transfer using the accumulation unit value we calculate on the next valuation date after we received your transfer request.

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For transfer requests received by phone:
•	If we receive your transfer request at our Service Center in good order before the close of the NYSE (4:00 pm Eastern time unless the NYSE closes earlier), we will process your transfer using the accumulation unit value we calculate on the valuation date we received your transfer request.
•	If we receive your transfer request at our Service Center in good order at or after the close of the NYSE (4:00 pm Eastern time unless the NYSE closes earlier), we will process your transfer using the accumulation unit value we calculate on the next valuation date after we received your transfer request.
There is no charge for transfers. Before making a transfer, you should consider the risks involved in changing investments. Transfers out of the GPAs will be subject to an MVA if done more than 30 days before the end of the guarantee period, unless an exception applies.
We may suspend or modify transfer privileges at any time, subject to state regulatory requirements.
For information on transfers after annuity payouts begin, see “Transfer policies” below.
Transfer policies
•	Before the annuitization start date, you may transfer contract values between the subaccounts, or from the subaccounts to the GPAs at any time.
•	You may transfer contract values from a GPA any time after 60 days of transfer or payment allocation to the account. Transfers made more than 30 days before the end of the guarantee period will receive an MVA, which may result in a gain or loss of contract value, unless an exception applies (see “The Guarantee Period Accounts (GPAs) — Market Value Adjustment (MVA)”).
•	You may not transfer contract values from the subaccounts or the GPAs into the Special DCA fixed account. However, you may transfer contract values as automated monthly transfers from the Special DCA fixed account to the subaccounts (See “Special DCA Fixed Account.”)
•	After the annuitization start date, you may not make transfers to or from the GPAs, but you may make transfers once per contract year among the subaccounts. During the annuity payout period, we reserve the right to limit the number of subaccounts in which you may invest. On the annuitization start date, you must transfer all contract value out of your GPAs and Special DCA fixed account.
Market Timing
Market timing can reduce the value of your investment in the contract. If market timing causes the returns of an underlying fund to suffer, contract value you have allocated to a subaccount that invests in that underlying fund will be lower too. Market timing can cause you, any joint owner of the contract and your beneficiary(ies) under the contract a financial loss.
We seek to prevent market timing. Market timing is frequent or short-term trading activity. We do not accommodate short-term trading activities. Do not buy a contract if you wish to use short-term trading strategies to manage your investment. The market timing policies and procedures described below apply to transfers among the subaccounts within the contract. The underlying funds in which the subaccounts invest have their own market timing policies and procedures. The market timing policies of the underlying funds may be more restrictive than the market timing policies and procedures we apply to transfers among the subaccounts of the contract, and may include redemption fees. We reserve the right to modify our market timing policies and procedures at any time without prior notice to you.
Market timing may hurt the performance of an underlying fund in which a subaccount invests in several ways, including but not necessarily limited to:
•	diluting the value of an investment in an underlying fund in which a subaccount invests;
•	increasing the transaction costs and expenses of an underlying fund in which a subaccount invests; and
•	preventing the investment adviser(s) of an underlying fund in which a subaccount invests from fully investing the assets of the fund in accordance with the fund’s investment objectives.
Funds available as investment options under the contract that invest in securities that trade in overseas securities markets may be at greater risk of loss from market timing, as market timers may seek to take advantage of changes in the values of securities between the close of overseas markets and the close of U.S. markets. Also, the risks of market timing may be greater for underlying funds that invest in securities such as small cap stocks, high yield bonds, or municipal securities, that may be traded infrequently.
In order to help protect you and the underlying funds from the potentially harmful effects of market timing activity, we apply the following market timing policy to discourage frequent transfers of contract value among the subaccounts of the variable account:

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We try to distinguish market timing from transfers that we believe are not harmful, such as periodic rebalancing for purposes of an asset allocation, dollar-cost averaging and asset rebalancing program that may be described in this prospectus. There is no set number of transfers that constitutes market timing. Even one transfer in related accounts may be market timing. We seek to restrict the transfer privileges of a contract owner who makes more than three subaccount transfers in any 90 day period. We also reserve the right to refuse any transfer request, if, in our sole judgment, the dollar amount of the transfer request would adversely affect unit values.
If we determine, in our sole judgment, that your transfer activity constitutes market timing, we may modify, restrict or suspend your transfer privileges to the extent permitted by applicable law, which may vary based on the state law that applies to your contract and the terms of your contract. These restrictions or modifications may include, but not be limited to:
•	requiring transfer requests to be submitted only by first-class U.S. mail;
•	not accepting hand-delivered transfer requests or requests made by overnight mail;
•	not accepting telephone or electronic transfer requests;
•	requiring a minimum time period between each transfer;
•	not accepting transfer requests of an agent acting under power of attorney;
•	limiting the dollar amount that you may transfer at any one time;
•	suspending the transfer privilege; or
•	modifying instructions under an automated transfer program to exclude a restricted fund if you do not provide new instructions.
Subject to applicable state law and the terms of each contract, we will apply the policy described above to all contract owners uniformly in all cases. We will notify you in writing after we impose any modification, restriction or suspension of your transfer rights.
Because we exercise discretion in applying the restrictions described above, we cannot guarantee that we will be able to identify and restrict all market timing activity. In addition, state law and the terms of some contracts may prevent us from stopping certain market timing activity. Market timing activity that we are unable to identify and/or restrict may impact the performance of the underlying funds and may result in lower contract values.
In addition to the market timing policy described above, which applies to transfers among the subaccounts within your contract, you should carefully review the market timing policies and procedures of the underlying funds. The market timing policies and procedures of the underlying funds may be materially different than those we impose on transfers among the subaccounts within your contract and may include mandatory redemption fees as well as other measures to discourage frequent transfers. As an intermediary for the underlying funds, we are required to assist them in applying their market timing policies and procedures to transactions involving the purchase and exchange of fund shares. This assistance may include but not be limited to providing the underlying fund upon request with your Social Security Number, Taxpayer Identification Number or other United States government-issued identifier and the details of your contract transactions involving the underlying fund. An underlying fund, in its sole discretion, may instruct us at any time to prohibit you from making further transfers of contract value to or from the underlying fund, and we must follow this instruction. We reserve the right to administer and collect on behalf of an underlying fund any redemption fee imposed by an underlying fund. Market timing policies and procedures adopted by underlying funds may affect your investment in the contract in several ways, including but not limited to:
•	Each fund may restrict or refuse trading activity that the fund determines, in its sole discretion, represents market timing.
•	Even if we determine that your transfer activity does not constitute market timing under the market timing policies described above which we apply to transfers you make under the contract, it is possible that the underlying fund’s market timing policies and procedures, including instructions we receive from a fund, may require us to reject your transfer request. For example, we will attempt to execute transfers permitted under any asset allocation, dollar-cost averaging and asset rebalancing programs that may be described in this prospectus, we cannot guarantee that an underlying fund’s market timing policies and procedures will do so. Orders we place to purchase fund shares for the variable accounts are subject to acceptance by the fund. We reserve the right to reject without prior notice to you any transfer request if the fund does not accept our order.
•	Each underlying fund is responsible for its own market timing policies, and we cannot guarantee that we will be able to implement specific market timing policies and procedures that a fund has adopted. As a result, a fund’s returns might be adversely affected, and a fund might terminate our right to offer its shares through the variable account.
•	Funds that are available as investment options under the contract may also be offered to other intermediaries who are eligible to purchase and hold shares of the fund, including without limitation, separate accounts of other insurance companies and certain retirement plans. Even if we are able to implement a fund’s market timing policies, we cannot guarantee that other intermediaries purchasing that same fund’s shares will do so, and the returns of that fund could be adversely affected as a result.

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For more information about the market timing policies and procedures of an underlying fund, the risks that market timing pose to that fund, and to determine whether an underlying fund has adopted a redemption fee, see that fund’s prospectus.
How to Request a Transfer or Surrender
1 1 By letter
Send your name, contract number, Social Security Number or Taxpayer Identification Number* and signed request for a transfer or surrender to:
RiverSource Life Insurance Company
70100 Ameriprise Financial Center
Minneapolis, MN 55474
Minimum amount
Transfers or surrenders:	$250 or entire account balance**

Maximum amount
Transfers or surrenders:	Contract value or entire account balance
*	Failure to provide your Social Security Number or Taxpayer Identification Number may result in mandatory tax withholding on the taxable portion of the distribution.
**	The contract value after a partial surrender must be at least $500.

2 2 By automated transfers and automated partial surrenders
Your financial advisor can help you set up automated transfers among your subaccounts or GPAs or automated partial surrenders from the GPAs, Special DCA fixed account or the subaccounts.
You can start or stop this service by written request or other method acceptable to us. You must allow 30 days for us to change any instructions that are currently in place.
•	Automated surrenders may be restricted by applicable law under some contracts.
•	You may not make additional systematic payments if automated partial surrenders are in effect.
•	Automated partial surrenders may result in income taxes and penalties on all or part of the amount surrendered.
•	The balance in any account from which you make an automated transfer or automated partial surrender must be sufficient to satisfy your instructions. If not, we will suspend your entire automated arrangement until the balance is adequate.

Minimum amount
Transfers or surrenders:	$50

Maximum amount
Transfers or surrenders:	None (except for automated transfers from the fixed account)

3 3 By telephone
Call:
1-800-862-7919
Minimum amount
Transfers or surrenders:	$250 or entire account balance

Maximum amount
Transfers:	Contract value or entire account balance
Surrenders:	$100,000
We answer telephone requests promptly, but you may experience delays when the call volume is unusually high. If you are unable to get through, use the mail procedure as an alternative.

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We will honor any telephone transfer or surrender requests that we believe are authentic and we will use reasonable procedures to confirm that they are. This includes asking identifying questions and recording calls. As long as we follow the procedures, we (and our affiliates) will not be liable for any loss resulting from fraudulent requests.
Telephone transfers or surrenders are automatically available. You may request that telephone transfers or surrenders not be authorized from your account by writing to us.
Surrenders
You may surrender all or part of your contract at any time before the annuitization start date by sending us a written request or calling us.
The date your surrender request will be processed depends on when and how we receive it:
For surrender requests received in writing:
•	If we receive your surrender request at our Service Center in good order before the close of the NYSE (4:00pm Eastern time unless the NYSE closes earlier), we will process your surrender using the accumulation unit value we calculate on the valuation date we received your surrender request.
•	If we receive your surrender request at our Service Center in good order at or after the close of the NYSE (4:00pm Eastern time unless the NYSE closes earlier), we will process your surrender using the accumulation unit value we calculate on the next valuation date after we received your surrender request.
For surrender requests received by phone:
•	If we receive your surrender request at our Service Center in good order before the close of the NYSE (4:00pm Eastern time unless the NYSE closes earlier), we will process your surrender using the accumulation unit value we calculate on the valuation date we received your surrender request.
•	If we receive your surrender request at our Service Center in good order at or after the close of the NYSE (4:00pm Eastern time unless the NYSE closes earlier), we will process your surrender using the accumulation unit value we calculate on the next valuation date after we received your surrender request.
We may ask you to return the contract. You may have to pay a contract administrative charge or any applicable optional rider charges (see “Charges”) and federal income taxes and penalties. State and local income taxes may also apply. (see “Taxes”) You cannot make surrenders after the annuitization start date except under a term certain installment plan that provides monthly annuity payments for a period of years if such plans are allowed by us.
Any partial surrender you take under the contract will reduce your contract value. As a result, the value of your death benefit or any optional death benefits you have elected also will be reduced.
In addition, surrenders you are required to take to satisfy the RMDs under the Code may reduce the value of certain death benefits (see “Taxes — Qualified Annuities — Required Minimum Distributions”). Surrenders required for inherited nonqualified stretch annuities may reduce the value of certain death benefits.
Required Distributions for Inherited Nonqualified Stretch Annuities
Required Distributions must be made from this contract as required and determined under Section 72(s)(2) of the Code and are considered surrenders. Required Distributions must be made at least annually and begin no later than one year after the date of death of the decedent (the person whose death triggered the payment of death benefit proceeds applied to the contract).
The initial Required Distribution will be based on the total purchase payments divided by your life expectancy. Future Required Distributions for each calendar year will be based on the previous year-end contract value divided by your life expectancy reduced by the number of calendar years since the first distribution. Your life expectancy is determined based on your age as of December 31st of the calendar year when the first partial surrender is taken using the Single Life Expectancy (Table I) in 1.401(a)(9)-9, Q&A-1 of the Income Tax Regulations, as amended.
We will process your Required Distribution according to our automated Required Distribution plan and our procedures that are currently in effect. We will calculate the amount of the required distribution each year and automatically distribute it (if you haven’t already surrendered enough that calendar year). The first annual distribution will process either seven calendar days prior to the first anniversary of the decedent’s date of death or on December 20 of the issue year, whichever occurs first. For contracts issued on or after December 20 in a calendar year, the first annual distribution will process on the next business day after the contract is issued. For all subsequent years, the distribution will process on December 20. If December 20 falls on a weekend, the distribution will process on the next business day.

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You may take partial surrenders or a full surrender at any time. If you've already taken surrenders from your annuity in a calendar year, the amount of the automatic distribution will be reduced accordingly. If the total partial surrenders in a calendar year equal or exceed the Required Distribution, the automated Required Distribution will not process for that year.
We reserve the right to process Required Distributions as required by applicable law. We reserve the right to amend this endorsement or our Required Distribution rules, at any time and in any respect, to the extent necessary to comply with applicable laws, rules, and regulations.
Note: Required distributions for inherited nonqualified annuities are not the same as IRS Required Minimum Distributions that are required for certain IRAs and retirement plans. Amounts distributed for inherited nonqualified annuities cannot be used to meet the RMD requirement for any IRA or retirement plan you may own.
Surrender Policies
If you have a balance in more than one account and you request a partial surrender, including Required Distributions for the inherited nonqualified stretch annuities, we will automatically surrender money from all your subaccounts, Special DCA fixed account and GPAs in the same proportion as your value in each account correlates to your total contract value, unless requested otherwise. For inherited nonqualified stretch annuities, you do not have the option to request from which account to surrender. The minimum contract value after partial surrender is $500.
Receiving Payment
1 1 By regular or express mail
•	payable to you;
•	mailed to address of record.
NOTE: We will charge you a fee if you request express mail delivery.
2 2 By wire or other form of electronic payment
•	request that payment be wired to your bank;
•	pre-authorization required.
We may choose to permit you to have checks issued and delivered to an alternate payee or to an address other than your address of record. We may also choose to allow you to direct wires or other electronic payments to accounts owned by a third-party. We may have additional good order requirements that must be met prior to processing requests to make any payments to a party other than the owner or to an address other than the address of record. These requirements will be designed to ensure owner instructions are genuine and to prevent fraud.
Normally, we will send the payment within seven days after receiving your request in good order. However, we may postpone the payment if:
–	the NYSE is closed, except for normal holiday and weekend closings;
–	trading on the NYSE is restricted, according to SEC rules;
–	an emergency, as defined by SEC rules, makes it impractical to sell securities or value the net assets of the accounts; or
–	the SEC permits us to delay payment for the protection of security holders.
We may also postpone payment of the amount attributable to a purchase payment as part of the total surrender amount until cleared from the originating financial institution.
A Special Note on Cybersecurity Risks
Cybersecurity and Systems Integrity
Increasingly, businesses are dependent on the continuity, security, and effective operation of various technology systems. The nature of our business depends on the continued effective operation of our systems and those of our business partners.
This dependence makes us susceptible to operational and information security risks from cyber-attacks. These risks may include the following:
•	the corruption or destruction of data;
•	theft, misuse or dissemination of data to the public, including your information we hold; and

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•	denial of service attacks on our website or other forms of attacks on our systems and the software and hardware we use to run them.
These attacks and their consequences can negatively impact your contract, your privacy, your ability to conduct transactions on your contract, or your ability to receive timely service from us. There can be no assurance that we, the underlying funds in your contract, or our other business partners will avoid losses affecting your contract due to any successful cyber-attacks or information security breaches.
TSA — Special Provisions
Participants in Tax-Sheltered Annuities
If the contract is intended to be used in connection with an employer sponsored 403(b) plan, additional rules relating to this contract can be found in the annuity endorsement for tax sheltered 403(b) annuities. Unless we have made special arrangements with your employer, the contract is not intended for use in connection with an employer sponsored 403(b) plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). In the event that the employer either by affirmative election or inadvertent action causes contributions under a plan that is subject to ERISA to be made to this contract, we will not be responsible for any obligations and requirements under ERISA and the regulations thereunder, unless we have prior written agreement with the employer. You should consult with your employer to determine whether your 403(b) plan is subject to ERISA.
In the event we have a written agreement with your employer to administer the plan pursuant to ERISA, special rules apply as set forth in the TSA endorsement.
The employer must comply with certain nondiscrimination requirements for certain types of contributions under a TSA contract to be excluded from taxable income. You should consult your employer to determine whether the nondiscrimination rules apply to you.
The Code imposes certain restrictions on your right to receive early distributions from a TSA:
•	Distributions attributable to salary reduction contributions (plus earnings) made after Dec. 31, 1988, or to transfers or rollovers from other contracts, may be made from the TSA only if:
–	you are at least age 59½;
–	you are disabled as defined in the Code;
–	you severed employment with the employer who purchased the contract;
–	the distribution is because of your death;
–	the distribution is due to plan termination; or
–	you are a qualifying military reservist.
•	If you encounter a financial hardship (as provided by the Code), you may be eligible to receive a distribution of all contract values attributable to salary reduction contributions made after Dec. 31, 1988, but not the earnings on them.
•	Even though a distribution may be permitted under the above rules, it may be subject to IRS taxes and penalties (see “Taxes”).
•	The above restrictions on distributions do not affect the availability of the amount credited to the contract as of Dec. 31, 1988. The restrictions also do not apply to transfers or exchanges of contract value within the contract, or to another registered variable annuity contract or investment vehicle available through the employer.
•	If the contract has a loan provision, the right to receive a loan is described in detail in your contract. Loans will not be available if you have a Enhanced Legacy benefit rider or Benefit Protector Death Benefit rider.
Changing the Annuitant
If you have a nonqualified annuity and are a natural person (excluding a revocable trust), you may change the annuitant or contingent annuitant if the request is made prior to the annuitization start date and while the existing annuitant or contingent annuitant is living. The change will become binding on us when we receive it. If you and the annuitant are not the same person and the annuitant dies before the annuitization start date, the owner becomes the annuitant unless a contingent annuitant has been previously selected. You may not change the annuitant if you have a qualified annuity or there is non-natural or revocable trust ownership. Joint and contingent annuitants, and changing the annuitant are not allowed for inherited nonqualified stretch annuities.

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Changing Ownership
You may change ownership of your nonqualified annuity at any time by completing a change of ownership form we approve and sending it to our Service Center. We will honor any change of ownership request received in good order that we believe is authentic, and we will use reasonable procedures to confirm authenticity. If we follow these procedures, we will not take any responsibility for the validity of the change.
For inherited nonqualified stretch annuities, joint owners and changing owners are not allowed.
If you have a nonqualified annuity, you may incur income tax liability by transferring, assigning or pledging any part of it. (See “Taxes.”)
If you have a qualified annuity, you may not sell, assign, transfer, discount or pledge your contract as collateral for a loan, or as security for the performance of an obligation or for any other purpose except as required or permitted by the Code. However, if the owner is a trust or custodian, or an employer acting in a similar capacity, ownership of the contract may be transferred to the annuitant.
Please consider carefully whether or not you wish to change ownership of your annuity contract. If you elected any optional contract features or riders and any owner was not an owner before the change, all owners (including any prior owner who is still an owner after the ownership change) will be subject to all limitations and/or restrictions of those features or riders just as if they were purchasing a new contract.
The death benefit may change due to a change of ownership.
•	If you have the Enhanced Legacy benefit rider, joint ownership and joint annuitants are not allowed while this rider is in force. For contracts issued in all states except California, if any owner is age 75 or younger immediately following the ownership change, the rider will continue and the benefit amount may be reset. An assignment or change of ownership may also be made to a non-natural owner (e.g. an individual ownership changed to an irrevocable trust) or to a revocable trust, with either holding for the sole benefit of the prior owner. Assignments and ownership changes other than these will terminate the rider. For contracts issued in California, the benefits provided under the rider are only payable at the annuitant’s death. You may not change the annuitant while this rider is in force, unless you are the annuitant and your spouse becomes the owner and annuitant under the spousal continuation provision. An ownership change will not terminate the rider or reset the benefit amount.
•	If you have the Benefit Protector rider, if any owner is older than age 75 immediately following the ownership change, the rider will terminate upon change of ownership. If all owners are younger than age 76, the rider continues unless the owner chooses to terminate it during the 30-day window following the effective date of the ownership change. The Benefit Protector death benefit values may be reset (see “Optional Death Benefits — Benefit Protector Death Benefit Rider”).
•	If you elected the ROPP Death Benefit and if any owner is older than age 79 immediately following the ownership change, the ROPP Death Benefit will continue. If all owners are age 79 or younger, the ROPP Death Benefit will terminate and the Standard Death Benefit will apply.
•	If you elected the 5-Year MAV Death Benefit and if any owner is older than age 75 immediately following the ownership change, this rider will terminate and the Standard Death Benefit will apply. If all owners are age 75 or younger, the 5-Year MAV Death Benefit will continue.
•	If you elected the MAV Death Benefit and if any owner is older than age 79 immediately following the ownership change, this rider will terminate and the Standard Death Benefit will apply. If all owners are age 79 or younger, the MAV Death Benefit will continue.
•	The ROPP Death Benefit, MAV Death Benefit and 5-Year MAV Death Benefit values may be reset (see “Benefits in the Case of Death”).
•	If the death benefit that applies to your contract changes due to an ownership change, the mortality and expense risk fee may change as well (see “Charges — Mortality and Expense Risk Fee”).
Benefits in Case of Death — Standard Death Benefit
We will pay the death benefit to your beneficiary upon your death if you die before the annuitization start date with the contract value greater than zero. If a contract has more than one person as the owner, we will pay benefits upon the first to die of any owner.
If you are age 79 or younger on the date we issue the contract or the date of the most recent covered life change, the beneficiary receives the greater of:
•	the contract value after any rider charges have been deducted;
•	the Return of Purchase Payments (ROPP) value; or
•	the Full Surrender Value.

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If you are age 80 or older on the date we issue the contract or the date of the most recent covered life change, the beneficiary receives the greater of contract value after any rider charges have been deducted or the Full Surrender Value.
Here are some terms that are used to describe the Standard Death Benefit and optional death benefits:
ROPP Value: is the total purchase payments on the contract issue date. Additional purchase payments will be added to the ROPP value. Adjusted partial surrenders will be subtracted from the ROPP value.
If you take a partial surrender, the applicable ROPP, MAV, or 5-year MAV value will be reduced proportionally based on the percentage of contract value that is withdrawn. This means that if the contract value is higher than the ROPP, MAV, or 5-year MAV value at the time of a partial surrender, then the ROPP, MAV, or 5-year MAV Value is reduced by an amount that is less than the dollar amount withdrawn. Conversely, if the contract value is lower than the ROPP, MAV, or 5-year MAV value at the time of a partial surrender, then the ROPP, MAV, or 5-year MAV value is reduced by an amount that is more than the dollar amount withdrawn.
Adjusted partial surrenders	a × b
c

a	=	the amount your contract value is reduced by the partial surrender.
b	=	the applicable ROPP value, MAV value or 5-year MAV value on the date of (but prior to) the partial surrender.
c	=	the contract value on the date of (but prior to) the partial surrender.
Covered Life Change: is either continuation of the contract by a spouse under the spousal continuation provision, or an ownership change where any owner after the ownership change was not an owner prior to the change.
Full Surrender Value: is the contract value immediately prior to the surrender (immediately prior to payment of a death claim for death benefits) less:
•	pro rata rider charges,
•	the contract charge, and
plus:
•	any positive or negative market value adjustment.
For a spouse who continues the contract and is age 79 or younger, we set the ROPP value to the contract value on the date of the continuation after any rider charges have been deducted and after any increase to the contract value due to the death benefit that would otherwise have been paid, but with no reduction for rider charges on riders that remain in force and without regard to the Full Surrender Value.
After a covered life change other than for the spouse who continues the contract, if the prior owner and all current owners are eligible for the ROPP Death Benefit, we reset the ROPP value on the valuation date we receive your written request for the ownership change to the contract value after any rider charges have been deducted, if the contract value is less. If the prior owner was not eligible for the ROPP Death Benefit, but the new owner is eligible, we reset the ROPP value to the contract value after any rider charges have been deducted on the valuation date we receive your request for the ownership change.
Example of standard death benefit calculation when you are age 79 or younger on the contract effective date:
Assumptions:
•	You purchase the contract with a payment of $20,000
•	During the second contract year the contract value falls to $18,000, at which point you take a $1,500 partial surrender, leaving a contract value of $16,500.

We calculate the death benefit as follows:
The total purchase payments minus adjustments for partial surrenders:
Total purchase payments minus adjusted partial surrenders, calculated as:	$20,000
$1,500 × $20,000 =	–1,667
$18,000
for a standard death benefit of:	$18,333
since this is greater than your contract value of $16,500

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If You Die Before the Annuitization Start Date
When paying the beneficiary, we will process the death claim on the valuation date our death claim requirements are fulfilled. We will determine the contract’s value using the accumulation unit value we calculate on that valuation date. We pay interest, if any, at a rate no less than required by law. We will mail payment to the beneficiary within seven days after our death claim requirements are fulfilled. Death claim requirements generally include due proof of death and will be detailed in the claim materials we send upon notification of death.
When paying multiple beneficiaries, we will process the death claim of each beneficiary on the valuation date when a beneficiary provides us with complete death claim requirements. We will determine a beneficiary's proceeds using the accumulation unit value we calculate on that valuation date. The remaining contract value remains invested as was specified at time of death. We pay interest, if any, at a rate no less than required by law. We will mail payment to a beneficiary within seven days after our death claim requirements are fulfilled.
Nonqualified annuities
If your spouse is sole beneficiary and you die before the annuitization start date, your spouse may keep the contract as owner with the contract value equal to the death benefit that would otherwise have been paid (without regard to the Full Surrender Value). To do this your spouse must, on the date our death claim requirements are fulfilled, give us written instructions to continue the contract as owner.
If you elected any optional contract features or riders, your spouse will be subject to all limitations and/or restrictions of those features or riders just as if they were purchasing a new contract and the values may be reset (see “Optional Death Benefits” and “Benefits in the Case of Death — Standard Death Benefit”). If the death benefit applicable to the contract changes due to spousal continuation, the mortality and expense risk fee may change as well (see “Charges — Mortality and Expense Risk Fee”).
If your beneficiary is not your spouse, or your spouse does not elect spousal continuation, we will pay the beneficiary in a single sum unless you give us other written instructions. Generally, we must fully distribute the death benefit within five years of your death. However, the beneficiary may receive payouts under any annuity payout plan available under this contract if:
•	the beneficiary elects in writing, and payouts begin, no later than one year after your death, or other date as permitted by the IRS; and
•	the payout period does not extend beyond the beneficiary’s life or life expectancy.
Inherited Nonqualified Stretch Annuities. For inherited nonqualified stretch annuities, your spouse may not choose to continue the contract under the spouse's option to continue contract provision. If you die before the full distribution of your interest in this contract, your beneficiary will receive the death benefit as determined by the contract or any attached riders in a lump sum or if We allow, may elect to continue to receive the Required Distributions under this contract. Required Distributions must continue at least as rapidly as Section 72(s)(2) of the Code required prior to your death. Your beneficiary may not elect an annuity payment plan.
Qualified annuities
•	Spouse beneficiary: If you have not elected an annuity payout plan, and if your spouse is the sole beneficiary, your spouse may either elect to treat the contract as his/her own, so long as he or she is eligible to do so, or elect an annuity payout plan or another plan agreed to by us. If your spouse elects a payout option, the payouts must begin no later than the year in which you would have reached age 72. If you attained age 72 at the time of death, payouts must begin no later than Dec. 31 of the year following the year of your death.
Your spouse may elect to assume ownership of the contract with the contract value equal to the death benefit that would otherwise have been paid (without regard to the Full Surrender Value). To do this your spouse must, on the date our death claim requirements are fulfilled, give us written instructions to continue the contract as owner. If you elected any optional contract features or riders, your spouse will be subject to all limitations and/or restrictions of those features or riders just as if they were purchasing a new contract and the values may be reset (see “Optional Death Benefits” and “Benefits in the Case of Death — Standard Death Benefit”). If the death benefit applicable to the contract changes due to spousal continuation, the mortality and expense risk fee may change as well (see “Charges — Mortality and Expense Risk Fee”).
If you purchased this contract as an inherited IRA and your spouse is the sole beneficiary, he or she can elect to continue this contract as an inherited IRA. Your spouse must follow the schedule of minimum surrenders established based on your life expectancy.
If you purchased this contract as an inherited IRA and your spouse is not the sole beneficiary, he or she can elect an alternative payment plan for his or her share of the death benefit and all optional death benefits will terminate. Your spouse beneficiary must submit the applicable investment options form. No additional purchase payments will be accepted. The death benefit payable on the death of the spouse beneficiary is the greater of the contract value after

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any rider charges have been deducted and the Full Surrender Value; the mortality and expense risk fee will be the same as is applicable to the Standard Death Benefit. Your spouse must follow the schedule of minimum surrenders established based on your life expectancy.
•	Non-spouse beneficiary: If you have not elected an annuity payout plan, the beneficiary is required to withdraw his or her entire inherited interest within 10 years of the date of death of the owner unless they qualify as an “eligible designated beneficiary.” Eligible designated beneficiaries may continue to take proceeds out over their life expectancy. Eligible designated beneficiaries include:
•	the surviving spouse;
•	a lawful child of the owner under the age of majority (remaining amount must be withdrawn within 10 years, once the child reaches the age of majority);
•	disabled within the meaning of Code section 72(m)(7);
•	chronically ill within the meaning of Code section 7702B(c)(2);
•	any other person who is not more than 10 years younger than the owner.
However, non-natural beneficiaries, such as estates and charities, are subject to a five-year rule to distribute the IRA.
We will pay the beneficiary in a single sum unless the beneficiary elects to receive payouts under a payout plan available under this contract and:
•	the beneficiary elects in writing, and payouts begin, no later than one year following the year of your death; and
•	the payout period does not extend beyond the beneficiary’s life or life expectancy for an eligible designated beneficiary. (Payout plans are limited if the beneficiary is not an eligible designated beneficiary.)
•	Spouse and Non-spouse beneficiary: If a beneficiary elects an alternative payment plan which is an inherited IRA, all optional death benefits will terminate. The beneficiary must submit the applicable investment options form. No additional purchase payments will be accepted. The death benefit payable on the death of the beneficiary is the greater of the contract value and the Full Surrender Value; the mortality and expense risk fee will be the same as is applicable to the Standard Death Benefit.
•	Annuity payout plan: If you elect an annuity payout plan, the payouts to your beneficiary may continue depending on the annuity payout plan you elect, subject to adjustment to comply with the IRS rules and regulations.
If You Die After the Annuitization Start Date
If you die after the annuitization start date, the amount payable, if any, will depend on the annuity payment plan then in effect. Payments to beneficiaries are subject to adjustment to comply with the IRS rules and regulations.
Death of the owner: If the owner is the annuitant and dies after the annuitization start date, payments cease for lifetime only payment plans. Payments continue to the owner’s beneficiaries for the remainder of any guarantee period or for the lifetime of a surviving joint annuitant, if any.
If the owner is not the annuitant and dies after the annuitization start date, payments continue to the beneficiaries according to the payment plan in effect.
Death of the annuitant or of a beneficiary receiving payments under an annuity payment plan: If the owner is not the annuitant and the annuitant dies after the annuitization start date, payments cease for lifetime payment plans. Payments continue to the owner for the remainder of any guarantee period or for the lifetime of a surviving joint annuitant, if any.
If a beneficiary elects an annuity payment plan as provided under the payment options provision above and dies after payments begin, payments continue to beneficiaries named by the deceased beneficiary as provided under the change of beneficiary provision for the remainder of any guarantee period. (See “Annuity Payout Plans”)
In any event, amounts remaining payable must be paid at least as rapidly as payments were being made at the time of such death.
How we handle contracts under unclaimed property laws
Every state has unclaimed property laws which generally declare annuity contracts to be abandoned after a period of inactivity of one to five years from either 1) the contract’s maturity date (the latest day on which income payments may begin under the contract) or 2) the date the death benefit is due and payable. If a contract matures or we determine a death benefit is payable, we will use our best efforts to locate you or designated beneficiaries. If we are unable to locate you or a beneficiary, proceeds will be paid to the abandoned property division or unclaimed property office of the state in which the beneficiary or you last resided, as shown in our books and records, or to our state of domicile. Generally, this surrender of property to the state is commonly referred to as “escheatment”. To avoid escheatment, and ensure an effective process for your beneficiaries, it is important that your personal address and beneficiary

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designations are up to date, including complete names, date of birth, current addresses and phone numbers, and taxpayer identification numbers for each beneficiary. Updates to your address or beneficiary designations should be sent to our Service Center.
Escheatment may also be required by law if a known beneficiary fails to demand or present an instrument or document to claim the death benefit in a timely manner, creating a presumption of abandonment. If your beneficiary steps forward (with the proper documentation) to claim escheated annuity proceeds, the state is obligated to pay any such proceeds it is holding.
For nonqualified annuities, non-spousal death benefits are generally required to be distributed and taxed within five years from the date of death of the owner/annuitant or the unclaimed death benefits will be presumed abandoned and subject to escheatment.
Different rules apply to inherited nonqualified stretch annuities and annuitizations.
Optional Benefits
The assets held in our general account support the guarantees under your contract, including optional death benefits. To the extent that we are required to pay you amounts in addition to your contract value under these benefits, such amounts will come from our general account assets. You should be aware that our general account is exposed to the risks normally associated with a portfolio of fixed-income securities, including interest rate, option, liquidity and credit risk. You should also be aware that we issue other types of insurance and financial products as well, and we also pay our obligations under these products from assets in our general account. Our general account is not segregated or insulated from the claims of our creditors. The financial statements contained in the SAI include a further discussion of the risks inherent within the investments of the general account.
Optional Death Benefits
In addition to the Standard Death Benefit, we also offer the following optional death benefits, which provide a death benefit that equals or exceeds the Standard Death Benefit:
•	ROPP Death Benefit;
•	MAV Death Benefit;
•	5-Year MAV Death Benefit; and
•	Benefit Protector Death Benefit; and
•	Enhanced Legacy rider.
The optional death benefits listed above must be elected at the time you purchase your contract. Once you elect a death benefit, you cannot change it; however, the death benefit that applies to your contract may change due to an ownership change (see “Changing Ownership”) or continuation of the contract by the spouse under the spousal continuation provision.
The death benefit determines the mortality and expense risk fee that is assessed against the subaccounts. We will base the benefit paid on the death benefit coverage in effect on the date of your death.
If you are age 80 or older at contract issue, you may select the ROPP death benefit described below at the time you purchase your contract. Be sure to discuss with your financial advisor whether or not this death benefit is appropriate for your situation.
Return of Purchase Payments (ROPP) Death Benefit
The ROPP Death Benefit will pay your beneficiaries no less than your purchase payments, adjusted for surrenders. If you die before the annuitization start date and while this contract is in force, the death benefit will be the greatest of:
1.	the contract value after any rider charges have been deducted,
2.	the ROPP Value, or
3.	the Full Surrender Value.
For a spouse who continues the contract and is age 80 or older, we reset the ROPP value to the contract value on the date of the continuation after any rider charges have been deducted and after any increase to the contract value due to the death benefit that would otherwise have been paid (without regard to the Full Surrender Value). If the spouse who continues the contract is age 79 or younger, the optional ROPP Death Benefit will terminate and the Standard Death Benefit will apply.
After a covered life change other than for the spouse who continues the contract, if any owner is age 80 or older we reset the ROPP value on the valuation date we receive your request for the ownership change to the contract value after any rider charges have been deducted, if the contract value is less.

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If all owners are age 79 or younger, the optional ROPP Death Benefit will terminate and the Standard Death Benefit will apply.
If you are age 75 or younger at contract issue, you may select one of the following optional death benefits: MAV Death Benefit, 5-Year MAV Death Benefit, Benefit Protector Death Benefit or Enhanced Legacy benefit rider. The Benefit Protector Death Benefit may only be selected in combination with the MAV Death Benefit or the 5-Year MAV Death Benefit (or the Standard Death Benefit). If you select the MAV Death Benefit or 5-Year MAV Death Benefit, you may also select the Benefit Protector Death Benefit. If you are between ages 76-79 at contract issue, you may only select the MAV Death Benefit. The death benefits do not provide any additional benefit before the first contract anniversary and may not be appropriate for certain older issue ages because the benefit values may be limited after age 80. Be sure to discuss with your financial advisor whether or not these death benefits are appropriate for your situation.
Maximum Anniversary Value (MAV) Death Benefit
The MAV Death Benefit provides that if you die while the contract is in force and before the annuitization start date, the death benefit will be the greatest of these values:
1.	the contract value after any rider charges have been deducted;
2.	the ROPP value;
3.	the MAV; or
4.	the Full Surrender Value.
The MAV equals the ROPP value prior to the first contract anniversary. Every contract anniversary prior to the earlier of your 81st birthday or your death, we compare the MAV to the current contract value and we reset the MAV to the higher amount. The MAV is increased by any additional purchase payments and reduced by adjusted partial surrenders as described above in the “Benefits in Case of Death — Standard Death Benefit” section.
For a spouse who is age 79 or younger and continues the contract, we reset the MAV to the contract value on the date of the continuation after any rider charges have been deducted and after any increase to the contract value due to the death benefit that would otherwise have been paid (without regard to the Full Surrender Value). If your spouse is age 80 or older when the contract is continued, the MAV death benefit will terminate and the Standard Death Benefit will apply.
After a covered life change other than for a spouse who continues the contract, if all owners are age 79 or younger, we reset the MAV on the valuation date we receive your request for the ownership change to the lesser of these two values:
(a)	the contract value after any rider charges have been deducted, or
(b)	the MAV on that date, but prior to the reset.
If any owner is age 80 or older at the time of the covered life change, the MAV death benefit will terminate and the Standard Death Benefit will apply.
5-Year Maximum Anniversary Value (5-Year MAV) Death Benefit
The 5-year MAV Death Benefit provides that if you die while the contract is in force and before the annuitization start date, the death benefit will be the greatest of these values:
1.	the contract value after any rider charges have been deducted;
2.	the ROPP value;
3.	the 5-year MAV; or
4.	the Full Surrender Value.
The 5-year MAV equals the ROPP value prior to the fifth contract anniversary. Every fifth contract anniversary prior to the earlier of your 81st birthday or your death, we compare the 5-year MAV to the current contract value and we reset the 5-Year MAV to the higher amount. The 5-year MAV is increased by any additional purchase payments and reduced by adjusted partial surrenders as described above in the “Benefits in Case of Death — Standard Death Benefit” section.
For a spouse who is age 75 or younger and continues the contract, we reset the 5-Year MAV to the contract value on the date of the continuation after any rider charges have been deducted and after any increase to the contract value due to the death benefit that would otherwise have been paid (without regard to the Full Surrender Value). If your spouse is age 76 or older when the contract was continued, the 5-year MAV death benefit will terminate and the Standard Death Benefit will apply.
After a covered life change other than for a spouse who continues the contract, if all owners are age 75 or younger, we reset the 5-Year MAV on the valuation date we receive your request for the ownership change to the lesser of these two values:
(a)	the contract value after any rider charges have been deducted, or

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(b)	the 5-Year MAV on that date, but prior to the reset.
If any owner is age 76 or older at the time of the covered life change, the 5-year MAV death benefit will terminate and the Standard Death Benefit will apply.
Benefit Protector Death Benefit
The Benefit Protector is intended to provide an additional benefit to your beneficiary if there are earnings in the annuity. This will help offset expenses after your death such as funeral expenses or federal and state taxes. This is an optional benefit that you may select for an additional annual charge (see “Charges”). It is only available if you have selected the MAV Death Benefit, 5-year MAV Death Benefit or Standard Death Benefit. The Benefit Protector provides reduced benefits if you are age 70 or older at the rider effective date. The Benefit Protector does not provide any additional benefit before the first rider anniversary.
If you are age 75 or younger at contract issue, you may choose to add the Benefit Protector to your contract.
Qualified annuities have minimum distribution rules that govern the timing and amount of distributions from the annuity contract (see “Taxes — Qualified Annuities — Required Minimum Distributions”). Since the benefit paid by the rider is determined by the amount of earnings at death, the amount of the benefit paid may be reduced as a result of taking any surrenders including RMDs and Required Distributions. Be sure to discuss with your investment professional and tax advisor whether or not the Benefit Protector is appropriate for your situation.
The Benefit Protector provides that if you die after the first rider anniversary, but before the annuitization start date, and while this contract is in force, we will pay the beneficiary:
•	the applicable death benefit, plus:
•	40% of your earnings at death if you were under age 70 on the rider effective date; or
•	15% of your earnings at death if you were age 70 or older on the rider effective date.
If there has been a covered life change, remaining purchase payments is set as the contract value on the date of the most recent covered life change. Thereafter, remaining purchase payments is increased by the amount of each additional purchase payment and adjusted for each partial surrender.
Earnings at death: Earnings at death is equal to the death benefit that is otherwise payable (without this rider), less remaining purchase payments. We set maximum earnings at death of 250% of purchase payments not previously withdrawn that are one or more years old. Earnings at death cannot be less than zero.
Terminating the Benefit Protector
•	You may terminate the rider within 30 days after the first rider anniversary.
•	You may terminate the rider within 30 days after any rider anniversary beginning with the seventh rider anniversary.
•	The rider will terminate when you make a full surrender from the contract or on the annuitization start date.
•	Your spouse may terminate the rider within 30 days following the effective date of the spousal continuation if your spouse is age 75 or younger.
•	You may terminate the rider within 30 days following the effective date of an ownership change if you are age 75 or younger.
•	The rider will terminate for a spousal continuation or ownership change if the spouse or any owner is age 76 or older at the time of the change.
•	The rider will terminate after the death benefit is payable, unless the spouse continues the contract under spousal continuation provision.
•	The rider will terminate when beneficiary elects an alternative payment plan which is an inherited IRA.
If your spouse is the sole beneficiary and you die before the annuitization start date, your spouse may keep the contract as owner. Your spouse will be subject to all the limitations and restrictions of the rider just as if they were purchasing a new contract and the age of the spouse at the time of the change will be used to determine the earnings at death percentage going forward. If your spouse does not qualify for the rider on the basis of age we will terminate the rider and the Standard Death Benefit will apply. If they do qualify for the rider on the basis of age we will set the contract value equal to the death benefit that would otherwise have been paid (without regard to the Full Surrender Value) and we will substitute this new contract value on the date of death for “remaining purchase payments” used in calculating earnings at death.
After a covered life change other than a spouse that continues the contract, all owners will be subject to all of the limitations and restrictions of the rider just as if they were purchasing a new contract; and the age of all owners at the time of the change will be used to determine the earnings at death percentage going forward. If any owner does not

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qualify for the rider on the basis of age, we will terminate the rider and the Standard Death Benefit will apply. If they do qualify for the rider on the basis of age, we will substitute the contract value on the date of the ownership change for remaining purchase payments used in calculating earnings at death.
For an example, please see Appendix C.
Enhanced Legacy Benefit
The Enhanced Legacy benefit is an optional benefit that you can add to your contract for an additional charge. The Enhanced Legacy benefit may not be purchased with MAV, 5-year MAV or Benefit Protector Death Benefit riders. Also, loans will not be available if you purchase this optional benefit. This benefit is intended to provide additional guarantees that may increase the death benefit provided in the contract.
If you are age 75 or younger at contract issue, you may choose to add this rider to your contract. The rider will terminate upon assignment or a change in ownership of the contract unless the new assignee or owner meets the qualifications specified in the Assignment and Change of Ownership section below (does not apply to contracts issued in California).
The Enhanced Legacy benefit provides that if you die while the contract is in force and before the annuitization start date, the death benefit will be the greatest of these values:
1.	contract value after any rider charges have been deducted; or
2.	the ROPP value; or
3.	the Accumulation Death Benefit (ADB) value; or
4.	the MAV.
The Accumulation Death Benefit (ADB) is a component of the death benefit that is based on purchase payments increased by 5% on each anniversary through age 80 (adjusted for partial surrenders).
For contracts issued in California, the following applies:
•	The benefits provided under this rider are only payable at the annuitant’s death and terms “you” or “your” refer to annuitant.
•	If the owner is a natural person, the owner and the annuitant must be the same at issue.
The key terms and provisions of the Enhanced Legacy benefit are:
Covered Life Change: is either the continuation of the contract by a spouse under the spouse's option to continue contract provision or, in all states except California, an ownership change where an owner after the ownership change was not an owner prior to the change.
Adjustments for Partial Surrenders: Adjustments for partial surrenders are calculated for the ROPP value, ADB value and MAV separately for each partial surrender using the following formula:
a × b	where:
c

a	=	the amount the contract value is reduced by the partial surrender
b	=	the applicable ROPP value, ADB value or MAV on the date of (but prior to) the partial surrender
c	=	the contract value on the date of (but prior to) the partial surrender.
ROPP Value, ADB Value and MAV: are the total purchase payments on the contract issue date. Additional purchase payments will be added to the ROPP value, ADB value and MAV. Adjustments for partial surrenders (as calculated above) will be subtracted from the ROPP value, ADB value and MAV. The ROPP value, ADB value and MAV cannot be withdrawn in a lump sum.
On each contract anniversary prior to your date of death the ADB value and MAV will be adjusted as follows:
1.	On the first contract anniversary, we increase the ADB value by 5%, multiplied by the ADB value as of 60 days after the contract date.
2.	On each contract anniversary after the first and prior to you reaching age 81, we increase the ADB value by 5%, multiplied by the prior contract anniversary’s ADB value.
3.	On each contract anniversary prior to you reaching age 86, the MAV will be increased to the contract value (after rider charges are deducted) if greater.
For a spouse who is age 75 or younger and continues the contract, the Enhanced Legacy benefit will continue and the ROPP value, ADB value and MAV are reset to the contract value on the date of continuation after any rider charges have been deducted and after any increase to the contract value due to the death benefit that would otherwise have been paid. If your spouse is age 76 or older when the contract is continued, the Enhanced Legacy benefit will terminate and the Standard Death Benefit will apply.

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After a covered life change other than for a spouse who continues the contract, if the owner is age 75 or younger, the Enhanced Legacy benefit will continue and the ROPP value, ADB value and MAV are reset on the valuation date we receive your written request for the covered life change to the lesser of the contract value on that date after any rider charges have been deducted, and the applicable ROPP value, ADB value and MAV on that date (but prior to the reset). If the owner is age 76 or older at the time of the covered life change, the Enhanced Legacy benefit will terminate and the Standard Death Benefit will apply.
You should consider whether the Enhanced Legacy benefit rider is appropriate for you because:
•	Investment Allocation Restriction: This rider requires 100% allocation of purchase payments and your contract value to approved investment options, which are currently Portfolio Stabilizer funds. This means that you will not be able to allocate contract value to all of the subaccountsand GPAs, that are available under the contract to contract owners who do not elect the rider. (See “Investment Allocation Restrictions for Certain Optional Riders”). You may allocate purchase payments to the Special DCA fixed account, when available, and we will make monthly transfers into the investment option you have chosen. We reserve the right to limit the number of investment option changes per contract year. We also reserve the right to limit elective investment option changes if required to comply with the written instructions of a fund (see “Making the Most of Your Contract – Transferring Among Accounts – Market Timing”). We reserve the right to add, remove or substitute approved investment options at any time and in our sole discretion. Any substitution of funds may be subject to the SEC or state insurance departments approval. (See “Substitution of Investments”).
•	Limitation on Purchase payments: We reserve the right to limit the cumulative amount of purchase payments, subject to state restrictions. This may limit your ability to increase the contract value and death benefit. For current purchase payment restrictions, please see “Buying Your Contract — Purchase Payments”.
Assignment and Change of Ownership
Joint ownership and joint annuitants are not allowed while this rider is in force. In all states, except California, this rider will continue and the benefit amount may be reset if there is an assignment or a change of ownership and the owner or assignee is age 75 or younger.  An assignment or change of ownership may also be made to a non-natural owner (e.g. an individual ownership changed to an irrevocable trust) or to a revocable trust, with either holding for the sole benefit of the prior owner. Assignments and ownership changes other than these will terminate the rider.
For contracts issued in California, the benefits provided under this rider are only payable at the annuitant’s death. You may not change the annuitant while this rider is in force, unless you are the annuitant and your spouse becomes the owner and annuitant under the spousal continuation provision.
Termination of the Rider
The rider can only be terminated under the following circumstances:
1.	After the death benefit is payable, unless the spouse continues the contract as described in the spouse’s option to continue contract provision, the rider will terminate.
2.	For contracts issued in California, after the death benefit is payable, if you are not the annuitant, the rider will terminate.
3.	Certain assignment and ownership changes as described in the Assignment and Change of Ownership provision will terminate the rider (does not apply to contracts issued in California).
4.	On the annuitization start date the rider will terminate.
5.	In relation to certain increases to the annual rider fee as described in the Enhanced Legacy Benefit Rider Charge provision, your written request will terminate the rider.
6.	Reduction of the contract value to zero will terminate the rider.
7.	Termination of the contract for any reason will terminate the rider.
Upon termination of this rider, any additional death benefit provided by the rider will not be payable upon your death. Upon termination, this rider may not be reinstated.
For an example, please see Appendix C.
Investment Allocation Restrictions for the Enhanced Legacy Benefit Rider
If you elect the Enhanced Legacy benefit rider, you are required to invest your contract value in the Portfolio Stabilizer funds (the Funds) under the terms of the rider.
The Funds currently available are:
1. Variable Portfolio – Managed Risk Fund (Class 2)
2. Variable Portfolio – Managed Risk U.S. Fund (Class 2)

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3. Variable Portfolio – Managed Volatility Growth Fund (Class 2)
4. Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2)
5. Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2)
6. Variable Portfolio – Managed Volatility Conservative Fund (Class 2)
7. Variable Portfolio – U.S. Flexible Growth Fund (Class 2)
8. Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2)
9. Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2)
We require investment in the Funds in order to reduce our financial risk and expense in offering certain benefits. The Funds are available to all contract owners, regardless of whether a death benefit rider has been elected. Currently we offer nine Funds and the number of available Funds may be reduced to one.
We reserve the right to add, remove or substitute Funds at any time and in our sole discretion. We also reserve the right, upon notification to you, to close or restrict any Funds. Any change will apply to current allocations and or to future purchase payments and transfers. If we remove, restrict or substitute any Funds, transfers made to reallocate purchase payments or contract value will not count toward your annual transfer limitations (if any). We will not transfer or reallocate any purchase payments or contract value without your approval, except as permitted by applicable law. We will obtain any necessary regulatory approvals and provide you with any required notice prior to any substitution or change. (See the “Substitution of Investments” section in this prospectus).
Each Portfolio Stabilizer fund has an investment objective of pursuing total return while seeking to manage the Fund’s exposure to equity market volatility. Each of the Portfolio Navigator funds is a fund of funds with the investment objective of seeking a high level of total return consistent with a certain level of risk by investing in various underlying funds.
Investing in the Funds. You are responsible for determining which Funds are best for you. Your financial advisor can help you determine which investment options most closely matches your investing style, based on factors such as your investment goals, your tolerance for risk and how long you intend to invest. There is no guarantee that the Funds you select or have selected are appropriate to your ability to withstand investment risk. RiverSource Life is not responsible for your selection of specific investment options, or your decision to change to different investment options.
If you initially allocate qualifying purchase payments to the Special DCA fixed account, when available (see “The Special DCA Fixed Account”), we will make monthly transfers in accordance with your instructions from the Special DCA fixed account into the investment options you have chosen.
You may change your investment option allocations by written request on an authorized form or by another method agreed to by us. You may also set up asset rebalancing and change your percentage allocations. Please consider requesting changes carefully, because we may charge you a higher fee for your rider. We also reserve the right to limit the number of changes if required to comply with the written instructions of a fund (see “Making the Most of Your Contract — Transferring Among Accounts — Market Timing”) and the number of investment options from which you can select. Currently the Enhanced Legacy benefit rider fee does not vary with the investment option selected; however, we reserve the right to vary the rider fee for each investment option, subject to the maximum fee.
Risks. It is important to remember that the Funds are managed volatility funds and employ a strategy designed to reduce overall volatility and downside risk. If a strategy is successful it may result in smaller losses to your contract value when markets are declining and market volatility is high. In turn, if a strategy is successful it may also limit upside potential in your contract value during rising markets with higher volatility when compared to funds not employing a managed volatility strategy. Accordingly, although an investment in the Funds may mitigate declines in your contract value due to declining equity markets, the Funds’ investment strategies may also curb or decrease your contract value during periods of positive performance by the equity markets. The managed volatility funds may increase the likelihood that we will not pay a death benefit above your contract value. There is no guarantee any of the Funds’ strategies will be successful. Costs associated with running a managed volatility strategy may also adversely impact the performance of managed volatility funds.
Investing in the Funds does not guarantee that your contract will increase in value nor will it protect in a decline in value if market prices fall. Depending on future market conditions and considering only the potential return on your investment in the Fund, you might benefit (or benefit more) from selecting alternative investment options. There is no assurance that the Funds will achieve their respective investment objectives. In addition, there is no guarantee that the Fund’s strategy will have its intended effect or that it will work as effectively as is intended.
Before you select the Enhanced Legacy benefit rider, you and your financial advisor should carefully evaluate whether the Funds meet your investment objectives and risk tolerance, taking into consideration the potential positive or negative impact that Funds’ strategy may have on your contract value and the benefits under your rider. Because you

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can terminate the Enhanced Legacy benefit rider only under certain circumstances once you have selected it, you must terminate your contract by requesting a full surrender if you later decide that you do not want to invest in the Funds. You can change allocations among Funds as described above. Tax penalties may apply. Therefore, you should not select the Enhanced Legacy benefit rider if you do not intend to continue investing in the Fund(s) while the rider is in force.
For additional information about the Funds’ investment strategies, risks and conflicts, see the Funds’ prospectuses as well as “The Variable Account and the Funds – Risks and Conflicts of Interest with Certain Funds Advised by Columbia Management” section in this prospectus.
The Annuity Payout Period
As owner of the contract, you have the right to decide how and to whom annuity payouts will be made starting on the annuitization start date. You may select one of the annuity payout plans outlined below, or we may mutually agree on other payout arrangements.
You also decide whether we will make annuity payouts on a fixed or variable basis, or a combination of fixed and variable. If you do not make an election, annuity payouts will be a combination of fixed and variable based on the proportion of your contract value allocated to the fixed account and variable account at the time payouts begin. The amount available to purchase payouts under the plan you select is the contract value on your annuitization start date after any rider charges have been deducted , plus any positive or negative MVA (less any applicable premium tax). Additionally, we currently allow you to use part of the amount available to purchase payouts, leaving any remaining contract value to accumulate on a tax-deferred basis. Special rules apply for partial annuitization of your annuity contract, see “Taxes — Nonqualified Annuities — Annuity payouts” and “Taxes — Qualified Annuities — Annuity payouts.”
If you select a variable annuity payout, we reserve the right to limit the number of subaccounts in which you may invest. The GPAs and the Special DCA fixed account are not available during this payout period.
Amounts of fixed and variable payouts depend on:
•	the annuity payout plan you select;
•	the annuitant's age and, in most cases, sex;
•	the annuity table in the contract; and
•	the amounts you allocated to the accounts on the annuitization start date.
In addition, for variable payouts only, amounts depend on the investment performance of the subaccounts you select. These payouts will vary from month to month based on the performance of the funds. Fixed payouts generally remain the same from month to month unless you have elected an option providing for increasing payments or are exercising any available liquidity features we may offer and you have elected.
For information with respect to transfers between accounts after annuity payouts begin, see “Making the Most of Your Contract — Transfer policies.”
Annuity Tables
The annuity tables in your contract (Table A and Table B) show the amount of the monthly payout for each $1,000 of contract value according to the annuitant’s age and, when applicable, the annuitant’s sex. (Where required by law, we will use a unisex table of annuity payout rates.)
Table A shows the amount of the first monthly variable payout assuming that the contract value is invested at the beginning of the annuity payout period and earns a 5% rate of return, which is reinvested and helps to support future payouts. If you ask us at least 30 days before the annuitization start date, we will substitute an annuity Table based on an assumed 3.5% investment return for the 5% Table A in the contract. The assumed investment return affects both the amount of the first payout and the extent to which subsequent payouts increase or decrease. For example, annuity payouts will increase if the investment return is above the assumed investment return and payouts will decrease if the return is below the assumed investment return. Using the 5% assumed interest return results in a higher initial payout, but later payouts will increase more slowly when annuity unit values rise and decrease more rapidly when they decline.
Table B shows the minimum amount of each fixed payout. We declare current payout rates that we use in determining the actual amount of your fixed annuity payout. The current payout rates will equal or exceed the guaranteed payout rates shown in Table B. We will furnish these rates to you upon request.

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Annuity Payout Plans
We make available variable annuity payouts where payout amounts may vary based on the performance of the variable account. We may also make fixed annuity payouts available where payments of a fixed amount are made for the period specified in the plan, subject to any surrender we may permit. You may choose any one of these annuity payout plans by giving us written instructions at least 30 days before the annuitization start date:
•	Plan A: Life annuity — no refund: We make monthly payouts until the annuitant's death. Payouts end with the last payout before the annuitant's death. We will not make any further payouts. This means that if the annuitant dies after we made only one monthly payout, we will not make any more payouts.
•	Plan B: Life income with guaranteed period: We make monthly payouts for a guaranteed payout period of five, ten, or 15 years that you elect. This election will determine the length of the payout period in the event if the annuitant dies before the elected period expires. We calculate the guaranteed payout period from the annuitization start date. If the annuitant outlives the elected guaranteed payout period, we will continue to make payouts until the annuitant's death.
•	Plan C: Life annuity — installment refund: We make monthly payouts until the annuitant's death, with our guarantee that payouts will continue for some period of time. We will make payouts for at least the number of months determined by dividing the amount applied under this option by the first monthly payout, whether or not the annuitant is living.
•	Plan D: Joint and last survivor life annuity — no refund: We make monthly payouts while both the annuitant and a joint annuitant are living. If either annuitant dies, we will continue to make monthly payouts at the full amount until the death of the surviving annuitant. Payouts end with the death of the second annuitant. For inherited IRAs, joint life payouts are only available for spouses or non-spouse not more than 10 years younger
For Plan A, if the annuitant dies before the initial payment, no payments will be made. For Plan B, if the annuitant dies before the initial payment, the payments will continue for the guaranteed payout period. For Plan C, if the annuitant dies before the initial payment, the payments will continue for the installment refund period. For Plan D, if both annuitants die before the initial payment, no payments will be made; however, if one annuitant dies before the initial payment, the payments will continue until the death of the surviving annuitant.
In addition to the annuity payout plans described above, we may offer additional payout plans. These plans may include cash refund features providing a guarantee of receiving at least a return of the annuitization amount (less any annuity payments made and any premium tax paid) in the event of the annuitant’s death, term certain installment plans with varying durations, and liquidity features allowing access under certain circumstances to a surrender of the underlying value of remaining payments. Terms and conditions of annuity payout plans will be disclosed at the time of election, including any associated fees or charges. It is important to remember that the election and use of liquidity features may either reduce the amount of future payouts you would otherwise receive or result in payouts ceasing.
After the annuitization start date, you cannot change your annuity payout option. If you select a variable annuity payout, you may transfer among the available subaccounts once per contract year.
Utilizing a liquidity feature to surrender the underlying value of remaining payments may result in the assessment of a surrender charge (See “Charges — Surrender Charge for Fixed Annuity Payout Plans”) or a 10% IRS penalty tax. (See “Taxes.”).
Annuity payout plan requirements for qualified annuities: If your contract is a qualified annuity, you have the responsibility for electing a payout plan under your contract that complies with applicable law. Your contract describes your payout plan options. The options will meet certain IRS regulations governing RMDs if the payout plan meets the incidental distribution benefit requirements, if any, and the payouts are made:
•	in equal or substantially equal payments over a period not longer than your life expectancy or over the joint life expectancy of you and your designated beneficiary; or
•	over a period certain not longer than your life expectancy or over the life expectancy of you and your designated beneficiary.
You must select a payout plan as of the annuitization start date set forth in your contract.
Annuity payout plan requirements for inherited nonqualified stretch annuities: If your contract is an inherited nonqualified stretch annuity, you may not elect an annuity payout plan after a partial surrender, including required distributions. After a partial surrender, all references to the annuity payout plan in Your contract no longer apply.
If we do not receive instructions: You must give us written instructions for the annuity payouts at least 30 days before the annuitization start date. If you do not, we will make payouts under Plan B, with 120 monthly payouts guaranteed.

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If monthly payouts would be less than $20: We will calculate the amount of monthly payouts at the time amounts are applied to a payout plan. If the calculations show that monthly payouts would be less than $20, we have the right to pay the amount that would otherwise have been applied to a plan to the owner in a lump sum or to change the frequency of the payouts.
Death after annuity payouts begin: If you die after annuity payouts begin, we will pay any amount payable to the beneficiary as provided in the annuity payout plan in effect.
Taxes
Under current law, your contract has a tax-deferral feature. Generally, this means you do not pay income tax until there is a taxable distribution (or deemed distribution) from the contract. We will send a tax information reporting form for any year in which we made a taxable or reportable distribution according to our records.
Nonqualified Annuities
Generally, only the increase in the value of a non-qualified annuity contract over the investment in the contract is taxable. Certain exceptions apply. Federal tax law requires that all nonqualified deferred annuity contracts issued by the same company (and possibly its affiliates) to the same owner during a calendar year be taxed as a single, unified contract when distributions are taken from any one of those contracts.
Annuity payouts: Generally, unlike surrenders described below, the income taxation of annuity payouts is subject to exclusion ratios (for fixed annuity payouts) or annual excludable amounts (for variable annuity payouts). In other words, in most cases, a portion of each payout will be ordinary income and subject to tax, and a portion of each payout will be considered a return of part of your investment in the contract and will not be taxed. All amounts you receive after your investment in the contract is fully recovered will be subject to tax. Under Annuity Payout Plan A: Life annuity — no refund, where the annuitant dies before your investment in the contract is fully recovered, the remaining portion of the unrecovered investment may be available as a federal income tax deduction to the owner for the last taxable year. Under all other annuity payout plans, where the annuity payouts end before your investment in the contract is fully recovered, the remaining portion of the unrecovered investment may be available as a federal income tax deduction to the taxpayer for the tax year in which the payouts end. (See “The Annuity Payout Period — Annuity Payout Plans.”)
Federal tax law permits taxpayers to annuitize a portion of their nonqualified annuity while leaving the remaining balance to continue to grow tax-deferred. Under the partial annuitization rules, the portion annuitized must be received as an annuity for a period of 10 years or more, or for the lives of one or more individuals. If this requirement is met, the annuitized portion and the tax-deferred balance will generally be treated as two separate contracts for income tax purposes only. If a contract is partially annuitized, the investment in the contract is allocated between the deferred and the annuitized portions on a pro rata basis.
Surrenders: Generally, if you surrender all or part of your nonqualified annuity before the annuitization start date, your surrender will be taxed to the extent that the contract value immediately before the surrender exceeds the investment in the contract. Different rules may apply if you exchange another contract into this contract.
You also may have to pay a 10% IRS penalty for surrenders of taxable income you make before reaching age 59½ unless certain exceptions apply.
Required Distribution for inherited nonqualified stretch annuities: For inherited nonqualified stretch annuities, Required Distributions must be made as required and determined under Section 72(s)(2) of the Code. Required Distributions must be made at least annually and begin no later than one year after the date of death of the decedent (the person whose death triggered the payment of death benefit proceeds applied to the contract).
Withholding: If you receive taxable income as a result of an annuity payout or surrender, we may deduct federal, and in some cases state withholding against the payment. Any withholding represents a prepayment of your income tax due for the year. You take credit for these amounts on your annual income tax return. As long as you have provided us with a valid Social Security Number or Taxpayer Identification Number, and you have a valid U.S. address, you may be able to elect not to have federal income tax withholding occur.
If the payment is part of an annuity payout plan, we generally compute the amount of federal income tax withholding using payroll tables. You may provide us with a statement of how many exemptions to use in calculating the withholding. If the distribution is any other type of payment (such as partial or full surrender) we compute federal income tax withholding using 10% of the taxable portion.
The federal income tax withholding requirements differ if we deliver payment outside the United States or you are a non-resident alien.

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Some states also may impose income tax withholding requirements similar to the federal withholding described above or may allow you to elect withholding. If this should be the case, we may deduct state income tax withholding from the payment.
Death benefits to beneficiaries: The death benefit under a nonqualified contract is not exempt from estate (federal or state) taxes. In addition, for income tax purposes, any amount your beneficiary receives that exceeds the remaining investment in the contract is taxable as ordinary income to the beneficiary in the year he or she receives the payments. (See “Benefits in Case of Death — If You Die Before the Annuitization Start Date”).
Net Investment Income Tax (also known as Medicare contribution tax): Effective for taxable years beginning on or after January 1, 2013, certain investment income of high-income individuals (as well as estates and trusts) is subject to a 3.8% net investment income tax (as an addition to income taxes). For individuals, the 3.8% tax applies to the lesser of (1) the amount by which the taxpayer’s modified adjusted gross income exceeds $200,000 ($250,000 for married filing jointly and surviving spouses; $125,000 for married filing separately) or (2) the taxpayer’s “net investment income.” Net investment income includes taxable income from nonqualified annuities. Annuity holders are advised to consult their tax advisor regarding the possible implications of this additional tax.
Annuities owned by corporations, partnerships or irrevocable trusts: For nonqualified annuities, any annual increase in the value of annuities held by such entities (nonnatural persons) generally will be treated as ordinary income received during that year. However, if the trust was set up for the benefit of a natural person(s) only, the income may generally remain tax-deferred until surrendered or paid out.
Penalties: If you receive amounts from your nonqualified annuity before reaching age 59½, you may have to pay a 10% IRS penalty on the amount includable in your ordinary income. However, this penalty will not apply to any amount received:
•	because of your death or in the event of nonnatural ownership, the death of the annuitant;
•	because you become disabled (as defined in the Code);
•	if the distribution is part of a series of substantially equal periodic payments, made at least annually, over your life or life expectancy (or joint lives or life expectancies of you and your beneficiary);
•	if it is allocable to an investment before Aug. 14, 1982; or
•	if annuity payouts are made under immediate annuities as defined by the Code.
Transfer of ownership: Generally, if you transfer ownership of a nonqualified annuity without receiving adequate consideration, the transfer may be taxed as a surrender for federal income tax purposes. Transfer of ownership is not permitted for inherited nonqualified stretch annuities. If the transfer is a currently taxable event for income tax purposes, the original owner will be taxed on the amount of deferred earnings at the time of the transfer and also may be subject to the 10% IRS penalty discussed earlier. In this case, the new owner’s investment in the contract will be equal to the investment in the contract at the time of the transfer plus any earnings included in the original owner’s taxable income as a result of the transfer. In general, this rule does not apply to transfers between spouses or former spouses. Similar rules apply if you transfer ownership for a full consideration. Please consult your tax advisor for further details.
1035 Exchanges: Section 1035 of the Code permits nontaxable exchanges of certain insurance policies, endowment contracts, annuity contracts and qualified long-term care insurance products, while providing for continued tax deferral of earnings. In addition, Section 1035 permits the carryover of the investment in the contract from the old policy or contract to the new policy or contract. In a 1035 exchange one policy or contract is exchanged for another policy or contract. The following can qualify as nontaxable exchanges: (1) the exchange of a life insurance policy for another life insurance policy or for an endowment, annuity or qualified long-term care insurance contract, (2) the exchange of an endowment contract for an annuity or qualified long-term care insurance contract, or for an endowment contract under which payments will begin no later than payments would have begun under the contract exchanged, (3) the exchange of an annuity contract for another annuity contract or for a qualified long-term care insurance contract, and (4) the exchange of a qualified long-term care insurance contract for a qualified long-term care insurance contract. However, if the life insurance policy has an outstanding loan, there may be tax consequences. Additionally, other tax rules apply. Depending on the issue date of your original policy or contract, there may be tax or other benefits that are given up to gain the benefits of the new policy or contract. Consider whether the features and benefits of the new policy or contract outweigh any tax or other benefits of the old contract.
For a partial exchange of an annuity contract for another annuity contract, the 1035 exchange is generally tax-free. The investment in the original contract and the earnings on the contract will be allocated proportionately between the original and new contracts. However, per IRS Revenue Procedure 2011-38, if surrenders are taken from either contract within the 180-day period following a partial 1035 exchange, the IRS will apply general tax principles to determine the appropriate tax treatment of the exchange and subsequent surrender. As a result, there may be unexpected tax consequences. You should consult your tax advisor before taking any surrender from either contract during the 180-day period following a partial exchange.

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Assignment: If you assign or pledge your contract as collateral for a loan, earnings on purchase payments you made after Aug. 13, 1982 will be taxed as a deemed distribution and also may be subject to the 10% penalty as discussed above. Assignments are not allowed for inherited nonqualified stretch annuities.
Qualified Annuities
Adverse tax consequences may result if you do not ensure that contributions, distributions and other transactions under the contract comply with the law. Qualified annuities have minimum distribution rules that govern the timing and amount of distributions. You should refer to your retirement plan’s Summary Plan Description, your IRA disclosure statement, or consult a tax advisor for additional information about the distribution rules applicable to your situation.
When you use your contract to fund a retirement plan or IRA that is already tax-deferred under the Code, the contract will not provide any necessary or additional tax deferral. If your contract is used to fund an employer sponsored plan, your right to benefits may be subject to the terms and conditions of the plan regardless of the terms of the contract.
Annuity payouts: Under a qualified annuity, except a Roth IRA, the entire payout generally is includable as ordinary income and is subject to tax unless: (1) the contract is an IRA to which you made non-deductible contributions; or (2) you rolled after-tax dollars from a retirement plan into your IRA; or (3) the contract is used to fund a retirement plan and you or your employer have contributed after-tax dollars; or (4) the contract is used to fund a retirement plan and you direct such payout to be directly rolled over to another eligible retirement plan such as an IRA. We may permit partial annuitizations of qualified annuity contracts. If we accept partial annuitizations, please remember that your contract will still need to comply with other requirements such as required minimum distributions and the payment of taxes. Prior to considering a partial annuitization on a qualified contract, you should discuss your decision and any implications with your tax adviser. Because we cannot accurately track certain after-tax funding sources, we will generally report any payments on partial annuitizations as ordinary income except in the case of a qualified distribution from a Roth IRA.
Annuity payouts from Roth IRAs: In general, the entire payout from a Roth IRA can be free from income and penalty taxes if you have attained age 59½ and meet the five year holding period.
Surrenders: Under a qualified annuity, except a Roth IRA, the entire surrender will generally be includable as ordinary income and is subject to tax unless: (1) the contract is an IRA to which you made non-deductible contributions; or (2) you rolled after-tax dollars from a retirement plan into your IRA; or (3) the contract is used to fund a retirement plan and you or your employer have contributed after-tax dollars; or (4) the contract is used to fund a retirement plan and you direct such surrender to be directly rolled over to another eligible retirement plan such as an IRA.
Surrenders from Roth IRAs: In general, the entire payout from a Roth IRA can be free from income and penalty taxes if you have attained age 59½ and meet the five year holding period or another qualifying event such as death or disability.
Required Minimum Distributions: Retirement plans (except for Roth IRAs) are subject to required surrenders called required minimum distributions (“RMDs”) beginning at age 72 (age 70 ½ if you were born on or before June 30, 1949). RMDs are based on the fair market value of your contract at year-end divided by the life expectancy factor. Certain death benefits and optional riders may be considered in determining the fair market value of your contract for RMD purposes. This may cause your RMD to be higher. You should consult your tax advisor prior to making a purchase for an explanation of the potential tax implications to you. Inherited IRAs (including inherited Roth IRAs) are subject to special required minimum distribution rules.
Withholding for IRAs, Roth IRAs, SEPs and SIMPLE IRAs: If you receive taxable income as a result of an annuity payout or a surrender, we may deduct withholding against the payment. Any withholding represents a prepayment of your tax due for the year. You take credit for these amounts on your annual income tax return. As long as you have provided us with a valid Social Security Number or Taxpayer Identification Number, you can elect not to have any withholding occur.
If the payment is part of an annuity payout plan, we generally compute the amount of federal income tax withholding using payroll tables. You may provide us with a statement of how many exemptions to use in calculating the withholding. If the distribution is any other type of payment (such as a partial or full surrender) we compute federal income tax withholding using 10% of the taxable portion.
The federal income tax withholding requirements differ if we deliver payment outside the United States or you are a non-resident alien.
Some states also may impose income tax withholding requirements similar to the federal withholding described above. If this should be the case, we may deduct state income tax withholding from the payment.
Withholding for all other qualified annuities: If you receive directly all or part of the contract value from a qualified annuity, mandatory 20% federal income tax withholding (and possibly state income tax withholding) generally will be imposed at the time the payout is made from the plan. Any withholding represents a prepayment of your tax due for the year. You take credit for these amounts on your annual income tax return. This mandatory withholding will not be

54     RiverSource RAVA 5 Access  Variable Annuity — Prospectus

imposed if instead of receiving the distribution check, you elect to have the distribution rolled over directly to an IRA or another eligible plan. Payments made to a surviving spouse instead of being directly rolled over to an IRA are also subject to mandatory 20% income tax withholding.
In the below situations, the distribution is subject to an optional 10% withholding instead of the mandatory 20% withholding. We will withhold 10% of the distribution amount unless you elect otherwise.
•	the payout is one in a series of substantially equal periodic payouts, made at least annually, over your life or life expectancy (or the joint lives or life expectancies of you and your designated beneficiary) or over a specified period of 10 years or more;
•	the payout is a RMD as defined under the Code;
•	the payout is made on account of an eligible hardship; or
•	the payout is a corrective distribution.
State withholding also may be imposed on taxable distributions.
Penalties: If you receive amounts from your qualified contract before reaching age 59½, you may have to pay a 10% IRS penalty on the amount includable in your ordinary income. However, this penalty generally will not apply to any amount received:
•	because of your death;
•	because you become disabled (as defined in the Code);
•	if the distribution is part of a series of substantially equal periodic payments made at least annually, over your life or life expectancy (or joint lives or life expectancies of you and your beneficiary);
•	if the distribution is made following severance from employment during or after the calendar year in which you attain age 55 (TSAs and annuities funding 401(a) plans only);
•	to pay certain medical or education expenses (IRAs only); or
•	if the distribution is made from an inherited IRA.
Death benefits to beneficiaries: The entire death benefit generally is taxable as ordinary income to the beneficiary in the year he/she receives the payments from the qualified annuity. If you made non-deductible contributions to a traditional IRA, the portion of any distribution from the contract that represents after-tax contributions is not taxable as ordinary income to your beneficiary. You are responsible for keeping all records tracking your non-deductible contributions to an IRA. Death benefits under a Roth IRA generally are not taxable as ordinary income to the beneficiary if certain distribution requirements are met. (See “Benefits in Case of Death — If You Die Before the Annuitization Start Date”).
Change of retirement plan type: IRS regulations allow for rollovers of certain retirement plan distributions. In some circumstances, you may be able to have an intra-contract rollover, keeping the same features and conditions. If the annuity contract you have does not support an intra-contract rollover, you are able to request an IRS approved rollover to another annuity contract or other investment product that you choose. If you choose another annuity contract or investment product, you will be subject to new rules, including a new surrender charge schedule for an annuity contract, or other product rules as applicable.
Assignment: You may not assign or pledge your qualified contract as collateral for a loan.
Other
Important: Our discussion of federal tax laws is based upon our understanding of current interpretations of these laws. Federal tax laws or current interpretations of them may change. For this reason and because tax consequences are complex and highly individual and cannot always be anticipated, you should consult a tax advisor if you have any questions about taxation of your contract.
RiverSource Life’s tax status: We are taxed as a life insurance company under the Code. For federal income tax purposes, the subaccounts are considered a part of our company, although their operations are treated separately in accounting and financial statements. Investment income is reinvested in the fund in which each subaccount invests and becomes part of that subaccount’s value. This investment income, including realized capital gains, is not subject to any withholding for federal or state income taxes. We reserve the right to make such a charge in the future if there is a change in the tax treatment of variable annuities or in our tax status as we then understand it.
The company includes in its taxable income the net investment income derived from the investment of assets held in its subaccounts because the company is considered the owner of these assets under federal income tax law.  The company may claim certain tax benefits associated with this investment income.  These benefits, which may include foreign tax credits and the corporate dividend received deduction, are not passed on to you since the company is the owner of the assets under federal tax law and is taxed on the investment income generated by the assets.

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Tax qualification: We intend that the contract qualify as an annuity for federal income tax purposes. To that end, the provisions of the contract are to be interpreted to ensure or maintain such tax qualification, in spite of any other provisions of the contract. We reserve the right to amend the contract to reflect any clarifications that may be needed or are appropriate to maintain such qualification or to conform the contract to any applicable changes in the tax qualification requirements. We will send you a copy of any amendments.
Spousal status: When it comes to your marital status and the identification and naming of any spouse as a beneficiary or party to your contract, we will rely on the representations you make to us. Based on this reliance, we will issue and administer your contract in accordance with these representations. If you represent that you are married and your representation is incorrect or your marriage is deemed invalid for federal or state law purposes, then the benefits and rights under your contract may be different.
If you have any questions as to the status of your relationship as a marriage, then you should consult an appropriate tax or legal advisor.
Voting Rights
As a contract owner with investments in the subaccounts, you may vote on important fund policies until annuity payouts begin. Once they begin, the person receiving them has voting rights. We will vote fund shares according to the instructions of the person with voting rights.
Before annuity payouts begin, the number of votes you have is determined by applying your percentage interest in each subaccount to the total number of votes allowed to the subaccount.
After annuity payouts begin, the number of votes you have is equal to:
•	the reserve held in each subaccount for your contract; divided by
•	the net asset value of one share of the applicable fund.
As we make annuity payouts, the reserve for the contract decreases; therefore, the number of votes also will decrease.
We calculate votes separately for each subaccount. We will send notice of shareholders’ meetings, proxy materials and a statement of the number of votes to which the voter is entitled. We are the legal owner of all fund shares and therefore hold all voting rights.  However, to the extent required by law, we will vote the shares of each fund according to instructions we receive from contract owners. We will vote shares for which we have not received instructions and shares that we or our affiliates own in our own names in the same proportion as the votes for which we received instructions. As a result of this proportional voting, in cases when a small number of contract owners vote, their votes will have a greater impact and may even control the outcome.
Substitution of Investments
We may substitute the funds in which the subaccounts invest if:
•	laws or regulations change;
•	the existing funds become unavailable; or
•	in our judgment, the funds no longer are suitable (or no longer the most suitable) for the subaccounts.
If any of these situations occur, we have the right to substitute a fund currently listed in this prospectus (existing fund) for another fund (new fund), provided we obtain any required SEC and state insurance law approval. The new fund may have higher fees and/or operating expenses than the existing fund. Also, the new fund may have investment objectives and policies and/or investment advisers which differ from the existing fund.
We may also:
•	add new subaccounts;
•	combine any two or more subaccounts;
•	transfer assets to and from the subaccounts or the variable account; and
•	eliminate or close any subaccounts.
We will notify you of any substitution or change and obtain your approval if required.
In certain limited circumstances permitted by applicable law, we may amend the contract and take whatever action is necessary and appropriate without your consent or approval. We will obtain any required prior approval of the SEC or state insurance departments before making any substitution or change.

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About the Service Providers
Principal Underwriter
RiverSource Distributors, Inc. (RiverSource Distributors), our affiliate, serves as the principal underwriter and general distributor of the contract. Its offices are located at 829 Ameriprise Financial Center, Minneapolis, MN 55474. RiverSource Distributors is a wholly-owned subsidiary of Ameriprise Financial, Inc.
Sales of the Contract
•	Only securities broker-dealers ("selling firms") registered with the SEC and members of the FINRA may sell the contract.
•	The contracts are continuously offered to the public through authorized selling firms. We and RiverSource Distributors have a sales agreement with the selling firm. The sales agreement authorizes the selling firm to offer the contracts to the public. RiverSource Distributors pays the selling firm (or an affiliated insurance agency) for contracts its financial advisors sell. The selling firm may be required to return sales commissions under certain circumstances including but not limited to when contracts are returned under the free look period.
Payments to Selling Firms
•	We may use compensation plans which vary by selling firm. For example, We may pay ongoing trail commissions of up to 1.25% of the contract value. We do not pay or withhold payment of commissions based on which investment options you select.
•	We may pay selling firms a temporary additional sales commission of up to 1% of purchase payments for a period of time we select. For example, we may offer to pay a temporary additional sales commission to get selling firms to market a new or enhanced contract or to increase sales during the period.
•	In addition to commissions, we may, in order to promote sales of the contracts, and as permitted by applicable laws and regulations, pay or provide selling firms with other promotional incentives in cash, credit or other compensation. We generally (but may not) offer these promotional incentives to all selling firms. The terms of such arrangements differ between selling firms. These promotional incentives may include but are not limited to:
•	sponsorship of marketing, educational, due diligence and compliance meetings and conferences we or the selling firm may conduct for financial advisors, including subsidy of travel, meal, lodging, entertainment and other expenses related to these meetings;
•	marketing support related to sales of the contract including for example, the creation of marketing materials, advertising and newsletters;
•	providing service to contract owners; and
•	funding other events sponsored by a selling firm that may encourage the selling firm's financial advisors to sell the contract.
These promotional incentives or reimbursements may be calculated as a percentage of the selling firm’s aggregate, net or anticipated sales and/or total assets attributable to sales of the contract, and/or may be a fixed dollar amount. As noted below this additional compensation may cause the selling firm and its financial advisors to favor the contracts.
Sources of Payments to Selling Firms
We pay the commissions and other compensation described above from our assets. Our assets may include:
•	revenues we receive from fees and expenses that you will pay when buying, owning and surrendering the contract (see "Expense Summary");
•	compensation we or an affiliate receive from the underlying funds in the form of distribution and services fees (see "The Variable Account and the Funds - The funds");
•	compensation we or an affiliate receive from a fund's investment adviser, subadviser, distributor or an affiliate of any of these (see "The Variable Account and the Funds - The funds"); and
•	revenues we receive from other contracts and policies we sell that are not securities and other businesses we conduct.
You do not directly pay the commissions and other compensation described above as the result of a specific charge or deduction under the contract. However, you may pay part or all of the commissions and other compensation described above indirectly through:
•	fees and expenses we collect from contract owners; and
•	fees and expenses charged by the underlying funds in which the subaccounts you select invest, to the extent we or one of our affiliates receive revenue from the funds or an affiliated person.

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Potential Conflicts of Interest
Compensation payment arrangements with selling firms can potentially:
•	give selling firms a heightened financial incentive to sell the contract offered in this prospectus over another investment with lower compensation to the selling firm.
•	cause selling firms to encourage their financial advisors to sell you the contract offered in this prospectus instead of selling you other alternative investments that may result in lower compensation to the selling firm.
•	cause selling firms to grant us access to its financial advisors to promote sales of the contract offered in this prospectus, while denying that access to other firms offering similar contracts or other alternative investments which may pay lower compensation to the selling firm.
Payments to Financial Advisors
•	The selling firm pays its financial advisors. The selling firm decides the compensation and benefits it will pay its financial advisors.
•	To inform yourself of any potential conflicts of interest, ask your financial advisor before you buy how the selling firm and its financial advisors are being compensated and the amount of the compensation that each will receive if you buy the contract.
Service Providers
Our Service Center performs certain administrative services on the contracts and policies we issue. The address and telephone number of our Service Center are listed on the first page of the prospectus. We also have entered into agreements with certain entities to provide the identified services in connection with the contracts and policies we issue. The entities engaged by RiverSource Life may change over time. Entities that provided services to RiverSource Life in 2019 are listed in the table below.
Name of Service Provider	Services Provided	Address
Ameriprise Financial, Inc.	Business affairs management and administrative support related to new business and servicing of existing contracts and policies	707 Second Avenue South Minneapolis MN 55402 USA
Ameriprise India Private Limited	Administrative support related to new business and servicing of existing contracts and policies annual report filings	Plot No. 14, Sector 18 Udyog Vihar Gurugram, Haryana – 122 015 India
Sykes Enterprise Incorporated	Administrative support related to e new business and servicing of existing contracts and policies	10 th Floor, Glorietta BPO 1 Office Tower Makati City 1224 Metro Manila Philippines
Issuer
We issue the contracts. We are a stock life insurance company organized in 1957 under the laws of the state of Minnesota and are located at 829 Ameriprise Financial Center, Minneapolis, MN 55474. We are a wholly-owned subsidiary of Ameriprise Financial, Inc.
We conduct a conventional life insurance business. We are licensed to do business in 49 states, the District of Columbia and American Samoa. Our primary products currently include fixed and variable annuity contracts and life insurance policies.
Legal Proceedings
Insurance companies have been the subject of increasing regulatory, legislative and judicial scrutiny. Numerous state and federal regulatory agencies have commenced examinations and other inquiries of insurance companies regarding sales and marketing practices (including sales to older consumers and disclosure practices), claims handling, and unclaimed property and escheatment practices and procedures. RiverSource Life has cooperated and will continue to cooperate with the applicable regulators.
RiverSource Life is involved in the normal course of business in a number of other legal and arbitration proceedings concerning matters arising in connection with the conduct of its business activities. RiverSource Life believes that it is not a party to, nor are any of its properties the subject of, any pending legal, arbitration or regulatory investigation, examination or proceeding that is likely to have a material adverse effect on its consolidated financial condition, results of operations or liquidity. Notwithstanding the foregoing, it is possible that the outcome of any current or future legal, arbitration or regulatory proceeding could have a material impact on results of operations in any particular reporting period as the proceedings are resolved.

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Uncertain economic conditions, heightened and sustained volatility in the financial markets and significant financial reform legislation may increase the likelihood that clients and other persons or regulators may present or threaten legal claims or that regulators increase the scope or frequency of examinations of RiverSource Life or the insurance industry generally.
Experts
The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Additional Information
Incorporation of Certain Documents by Reference
The SEC allows Us to “incorporate by reference” the information We have filed with the SEC. This means that We can disclose important information to You without actually including the specific information in this prospectus by referring You to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Information that We later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus and information previously filed with the SEC. We incorporate by reference RiverSource Life Insurance Company’s annual report on Form 10-K for the year ended December 31, 2019 as filed with the SEC on February 26, 2020 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 as filed with the SEC on May 11, 2020, File No.033-28976 in accordance with the Securities Exchange Act of 1934, as amended and any filings We make with the SEC under Sections 13(a) or 15(d) of the Securities Exchange Act (excluding information deemed to be furnished and not filed with the SEC) after the effective date of this registration statement, until all offerings under the registration statement of which this prospectus forms a part are completed or terminated. The annual report contains additional information about RiverSource Life Insurance Company, including audited financial statements for the latest fiscal year.
RiverSource Life will furnish You without charge a copy of any or all of the documents incorporated by reference into this prospectus, including any exhibits to such documents which have been specifically incorporated by reference. We will do so upon receipt of Your written or oral request. You can contact RiverSource Life at the telephone number and address listed on the first page of this prospectus.
Available Information
This prospectus is part of a registration statement we file with the SEC. Additional information on RiverSource Life and on this offering is available in the registration statement and other materials we file. You can obtain copies of these materials at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. This prospectus, other information about the contract and other information incorporated by reference are available on the EDGAR Database on the SEC’s Internet site at (http://www.sec.gov).
Indemnification
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act) may be permitted to directors, officers and controlling persons of RiverSource Life pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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Appendix A: The Funds
Unless you have elected the Enhanced Legacy benefit rider, you may allocate purchase payments and transfers to any or all of the subaccounts of the variable account that invest in shares of the funds listed in the table below. From time to time, certain fund names are changed. When we are notified of a name change, we will make changes so that the new name is properly shown. However, changes may take some period of time to complete. As a result, it is possible you may receive various forms, reports and confirmations that reflect a fund’s prior name.
Investing In	Investment Objective and Policies	Investment Adviser
AB VPS Dynamic Asset Allocation Portfolio (Class B)	Seeks to maximize total return consistent with AllianceBernstein's determination of reasonable risk.	AllianceBernstein L.P.
AB VPS Large Cap Growth Portfolio (Class B)	Seeks long-term growth of capital.	AllianceBernstein L.P.
ALPS | Alerian Energy Infrastructure Portfolio: Class III	The Portfolio seeks investment results that correspond (before fees and expenses) generally to the price and yield performance of its underlying index, the Alerian Midstream Energy Select Index (the "Index").	ALPS Advisors, Inc.
American Century VP Value, Class II	Seeks long-term capital growth. Income is a secondary objective.	American Century Investment Management, Inc.
BlackRock Global Allocation V.I. Fund (Class III)	Seeks high total investment return.	BlackRock Advisors, LLC
Columbia Variable Portfolio - Balanced Fund (Class 3)	Seeks maximum total investment return through a combination of capital growth and current income.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Commodity Strategy Fund (Class 2)	Seeks to provide shareholders with total return.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Contrarian Core Fund (Class 2)	Seeks total return, consisting of long-term capital appreciation and current income.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Disciplined Core Fund (Class 2)	Seeks to provide shareholders with capital appreciation.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Dividend Opportunity Fund (Class 2)	Seeks to provide shareholders with a high level of current income and, as a secondary objective, steady growth of capital.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Emerging Markets Bond Fund (Class 2)	Non-diversified fund that seeks to provide shareholders with high total return through current income and, secondarily, through capital appreciation.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Emerging Markets Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Global Strategic Income Fund (Class 2)	Non-diversified fund that seeks to provide shareholders with high total return through income and growth of capital.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Government Money Market Fund (Class 2)	Seeks to provide shareholders with maximum current income consistent with liquidity and stability of principal.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - High Yield Bond Fund (Class 2)	Seeks to provide shareholders with high current income as its primary objective and, as its secondary objective, capital growth.	Columbia Management Investment Advisers, LLC

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Investing In	Investment Objective and Policies	Investment Adviser
Columbia Variable Portfolio - Income Opportunities Fund (Class 2)	Seeks to provide shareholders with a high total return through current income and capital appreciation.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Intermediate Bond Fund (Class 2)	Seeks to provide shareholders with a high level of current income while attempting to conserve the value of the investment for the longest period of time.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Large Cap Growth Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Large Cap Index Fund (Class 3)	Seeks to provide shareholders with long-term capital appreciation.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Limited Duration Credit Fund (Class 2)	Seeks to provide shareholders with a level of current income consistent with preservation of capital.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Long Government/Credit Bond Fund (Class 2)	Seeks total return, consisting of current income and capital appreciation.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Mid Cap Growth Fund (Class 2)	Seeks to provide shareholders with growth of capital.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Overseas Core Fund (Class 2)	Seeks to provide shareholders with capital appreciation.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Select Large Cap Value Fund (Class 2)	Seeks to provide shareholders with long-term growth of capital.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Select Mid Cap Value Fund (Class 2)	Seeks to provide shareholders with long-term growth of capital.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Select Small Cap Value Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - Strategic Income Fund (Class 2)	Seeks total return, consisting of current income and capital appreciation.	Columbia Management Investment Advisers, LLC
Columbia Variable Portfolio - U.S. Government Mortgage Fund (Class 2)	Seeks to provide shareholders with current income as its primary objective and, as its secondary objective, preservation of capital.	Columbia Management Investment Advisers, LLC
CTIVP ® - American Century Diversified Bond Fund (Class 2)	Seeks to provide shareholders with high level of current income.	Columbia Management Investment Advisers, LLC, adviser; American Century Investment Management, Inc., subadviser.
CTIVP ® - BlackRock Global Inflation-Protected Securities Fund (Class 2)	Non-diversified fund that seeks to provide shareholders with total return that exceeds the rate of inflation over the long term.	Columbia Management Investment Advisers, LLC, adviser; BlackRock Financial Management, Inc., subadviser; BlackRock International Limited, sub-subadviser.
CTIVP ® - CenterSquare Real Estate Fund (Class 2)	Seeks to provide shareholders with current income and capital appreciation.	Columbia Management Investment Advisers, LLC, adviser; CenterSquare Investment Management LLC, subadviser.

RiverSource RAVA 5 Access  Variable Annuity — Prospectus    61

Investing In	Investment Objective and Policies	Investment Adviser
CTIVP ® - Lazard International Equity Advantage Fund (Class 2)	Seeks long-term capital appreciation.	Columbia Management Investment Advisers, LLC, adviser; Lazard Asset Management LLC, subadviser.
CTIVP ® - Loomis Sayles Growth Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC, adviser; Loomis, Sayles & Company, L.P., subadviser.
CTIVP ® - Los Angeles Capital Large Cap Growth Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC, adviser; Los Angeles Capital Management and Equity Research, Inc., subadviser.
CTIVP ® - MFS® Value Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC, adviser; Massachusetts Financial Services Company, subadviser.
CTIVP ® - Morgan Stanley Advantage Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC, adviser; Morgan Stanley Investment Management Inc., subadviser.
CTIVP ® - T. Rowe Price Large Cap Value Fund (Class 2)	Seeks to provide shareholders with long-term growth of capital and income.	Columbia Management Investment Advisers, LLC, adviser; T. Rowe Price Associates, Inc., subadviser.
CTIVP ® - TCW Core Plus Bond Fund (Class 2)	Seeks to provide shareholders with total return through current income and capital appreciation.	Columbia Management Investment Advisers, LLC, adviser; TCW Investment Management Company LLC, subadviser.
CTIVP ® - Victory Sycamore Established Value Fund (Class 2)	Seeks to provide shareholders with long-term growth of capital.	Columbia Management Investment Advisers, LLC, adviser; Victory Capital Management Inc., subadviser.
CTIVP ® - Wells Fargo Short Duration Government Fund (Class 2)	Seeks to provide shareholders with current income consistent with capital preservation.	Columbia Management Investment Advisers, LLC, adviser; Wells Capital Management Incorporated, subadviser.
CTIVP ® - Westfield Mid Cap Growth Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC, adviser; Westfield Capital Management Company, L.P., subadviser.
DWS Alternative Asset Allocation VIP, Class B	Seeks capital appreciation.	DWS Investment Management Americas Inc., adviser; RREEF America L.L.C., subadvisor.
Fidelity ® VIP Contrafund® Portfolio Service Class 2	Seeks long-term capital appreciation. Normally invests primarily in common stocks. Invests in securities of companies whose value FMR believes is not fully recognized by the public. Invests in either "growth" stocks or "value" stocks or both. The fund invests in domestic and foreign issuers.	Fidelity Management & Research Company (FMR) (the Adviser) is the fund's manager. FMR Co., Inc. (FMRC) and other investment advisers serve as sub-advisers for the fund.
Fidelity ® VIP Mid Cap Portfolio Service Class 2	Seeks long-term growth of capital. Normally invests primarily in common stocks. Normally invests at least 80% of assets in securities of companies with medium market capitalizations. May invest in companies with smaller or larger market capitalizations. Invests in domestic and foreign issuers. The Fund invests in either "growth" or "value" common stocks or both.	Fidelity Management & Research Company (FMR) (the Adviser) is the fund's manager. FMR Co., Inc. (FMRC) and other investment advisers serve as sub-advisers for the fund.
Fidelity ® VIP Strategic Income Portfolio Service Class 2	Seeks a high level of current income and may also seek capital appreciation.	Fidelity Management & Research Company (FMR) (the Adviser) is the fund's manager. Fidelity Investments Money Management, Inc. (FIMM), FMR Co., Inc. (FMRC), FIL Investment Advisors (UK) Limited (FIA(UK)) and other investment advisers serve as sub-advisers for the fund.

62     RiverSource RAVA 5 Access  Variable Annuity — Prospectus

Investing In	Investment Objective and Policies	Investment Adviser
Franklin Income VIP Fund - Class 2	Seeks to maximize income while maintaining prospects for capital appreciation. Under normal market conditions, the fund invests in both equity and debt securities.	Franklin Advisers, Inc.
Franklin Mutual Shares VIP Fund - Class 2	Seeks capital appreciation, with income as a secondary goal. Under normal market conditions, the fund invests primarily in U.S. and foreign equity securities that the investment manager believes are undervalued.	Franklin Mutual Advisers, LLC
Franklin Small Cap Value VIP Fund - Class 2	Seeks long-term total return. Under normal market conditions, the fund invests at least 80% of its net assets in investments of small capitalization companies.	Franklin Mutual Advisers, LLC
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio - Advisor Shares	Seeks long-term growth of capital.	Goldman Sachs Asset Management, L.P.
Invesco Oppenheimer V.I. Global Fund, Series II Shares	Seeks capital appreciation.	Invesco Advisers, Inc.
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares	Seeks total return	Invesco Advisers, Inc.
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares	Seeks capital appreciation.	Invesco Advisers, Inc.
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares	Seeks total return with a low to moderate correlation to traditional financial market indices.	Invesco Advisers, Inc.
Ivy VIP Asset Strategy, Class II	Seeks to provide total return.	Ivy Investment Management Company
Janus Henderson Balanced Portfolio: Service Shares	Seeks long-term capital growth, consistent with preservation of capital and balanced by current income.	Janus Capital Management LLC
Janus Henderson Flexible Bond Portfolio: Service Shares	Seeks to obtain maximum total return, consistent with preservation of capital.	Janus Capital Management LLC
Janus Henderson Research Portfolio: Service Shares	Seeks long-term growth of capital.	Janus Capital Management LLC
Lazard Retirement Global Dynamic Multi-Asset Portfolio - Service Shares	Seeks long-term capital appreciation.	Lazard Asset Management, LLC
MFS ® Utilities Series - Service Class	Seeks total return.	MFS ® Investment Management
Morgan Stanley VIF Discovery Portfolio, Class II Shares	Seeks long-term capital growth by investing primarily in common stocks and other equity securities.	Morgan Stanley Investment Management Inc.
Neuberger Berman AMT Sustainable Equity Portfolio (Class S)	Seeks long-term growth of capital by investing primarily in securities of companies that meet the Fund's environmental, social and governance (ESG) criteria.	Neuberger Berman Investment Advisers LLC

RiverSource RAVA 5 Access  Variable Annuity — Prospectus    63

Investing In	Investment Objective and Policies	Investment Adviser
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S)	Seeks long-term growth of capital and income generation.	Neuberger Berman Investment Advisers LLC
PIMCO VIT All Asset Portfolio, Advisor Class	Seeks maximum real return, consistent with preservation of real capital and prudent investment management.	Pacific Investment Management Company LLC (PIMCO)
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class	Seeks total return which exceeds that of a blend of 60% MSCI World Index/40% Barclays U.S. Aggregate Index.	Pacific Investment Management Company LLC (PIMCO)
PIMCO VIT Total Return Portfolio, Advisor Class	Seeks maximum total return, consistent with preservation of capital and prudent investment management.	Pacific Investment Management Company LLC (PIMCO)
Templeton Global Bond VIP Fund - Class 2	Seeks high current income, consistent with preservation of capital, with capital appreciation as a secondary consideration. Under normal market conditions, the fund invests at least 80% of its net assets in debt securities of any maturity.	Franklin Advisers, Inc.
VanEck VIP Global Gold Fund (Class S Shares)	Seeks long-term capital appreciation by investing in common stocks of gold-mining companies. The Fund may take current income into consideration when choosing investments.	Van Eck Associates Corporation
Variable Portfolio - Aggressive Portfolio (Class 2)	Seeks to provide a high level of total return that is consistent with an aggressive level of risk.	Columbia Management Investment Advisers, LLC
Variable Portfolio - Conservative Portfolio (Class 2)	Seeks to provide a high level of total return that is consistent with a conservative level of risk.	Columbia Management Investment Advisers, LLC
Variable Portfolio - Managed Risk Fund (Class 2)	Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Columbia Management Investment Advisers, LLC
Variable Portfolio - Managed Risk U.S. Fund (Class 2)	Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Columbia Management Investment Advisers, LLC
Variable Portfolio - Managed Volatility Conservative Fund (Class 2)	Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Columbia Management Investment Advisers, LLC
Variable Portfolio - Managed Volatility Conservative Growth Fund (Class 2)	Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Columbia Management Investment Advisers, LLC
Variable Portfolio - Managed Volatility Growth Fund (Class 2)	Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Columbia Management Investment Advisers, LLC
Variable Portfolio - Managed Volatility Moderate Growth Fund (Class 2)	Pursues total return while seeking to manage the Fund’s exposure to equity market volatility.	Columbia Management Investment Advisers, LLC
Variable Portfolio - Moderate Portfolio (Class 2)	Seeks to provide a high level of total return that is consistent with a moderate level of risk.	Columbia Management Investment Advisers, LLC
Variable Portfolio - Moderately Aggressive Portfolio (Class 2)	Seeks to provide a high level of total return that is consistent with a moderately aggressive level of risk.	Columbia Management Investment Advisers, LLC

64     RiverSource RAVA 5 Access  Variable Annuity — Prospectus

Investing In	Investment Objective and Policies	Investment Adviser
Variable Portfolio - Moderately Conservative Portfolio (Class 2)	Seeks to provide a high level of total return that is consistent with a moderately conservative level of risk.	Columbia Management Investment Advisers, LLC
Variable Portfolio - Partners Core Bond Fund (Class 2)	Seeks to provide shareholders with a high level of current income while conserving the value of the investment for the longest period of time.	Columbia Management Investment Advisers, LLC, adviser; J.P. Morgan Investment Management Inc. and Wells Capital Management Incorporated, subadvisers.
Variable Portfolio - Partners Core Equity Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC, adviser; Jacobs Levy Equity Management, Inc. and T. Rowe Price Associates, Inc., subadvisers.
Variable Portfolio - Partners International Core Equity Fund (Class 2)	Seeks to provide shareholders with long-term growth of capital.	Columbia Management Investment Advisers, LLC, adviser; AQR Capital Management LLC; Schroder Investment Management North America Inc. (SIMNA Inc.), together with its affiliate, Schroder Investment Management North America Limited (SIMNA Ltd. and together with SIMNA Inc., Schroders), subadvisers.
Variable Portfolio - Partners International Growth Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC, adviser; William Blair Investment Management, LLCL; Walter Scott & Partners Limited (Walter Scott, subadvisers.
Variable Portfolio - Partners International Value Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC, adviser; Dimensional Fund Advisors LP; Thompson, Siegel & Walmsley LLC (TSW), subadvisers.
Variable Portfolio - Partners Small Cap Growth Fund (Class 2)	Seeks to provide shareholders with long-term capital growth.	Columbia Management Investment Advisers, LLC, adviser; BMO Asset Management Corp., Scout Investments Inc., and Wells Capital Management Incorporated, subadvisers.
Variable Portfolio - Partners Small Cap Value Fund (Class 2)	Seeks to provide shareholders with long-term capital appreciation.	Columbia Management Investment Advisers, LLC, adviser; Jacobs Levy Equity Management, Inc., Nuveen Asset Management, LLC and Segall Bryant & Hamill, LLC, subadvisers.
Variable Portfolio - U.S. Flexible Conservative Growth Fund (Class 2)	Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Columbia Management Investment Advisers, LLC
Variable Portfolio - U.S. Flexible Growth Fund (Class 2)	Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Columbia Management Investment Advisers, LLC
Variable Portfolio - U.S. Flexible Moderate Growth Fund (Class 2)	Pursues total return while seeking to manage the Fund's exposure to equity market volatility.	Columbia Management Investment Advisers, LLC
Wells Fargo VT Opportunity Fund - Class 2	Seeks long-term capital appreciation.	Wells Fargo Funds Management, LLC, adviser; Wells Capital Management Inc., sub-adviser.
Wells Fargo VT Small Cap Growth Fund - Class 2	Seeks long-term capital appreciation.	Wells Fargo Funds Management, LLC, adviser; Wells Capital Management Inc., sub-adviser.
Western Asset Variable Global High Yield Bond Portfolio - Class II	Seeks to maximize total return.	Legg Mason Partners Fund Adviser, LLC; Western Asset Management Company, LLC, Western Asset Management Company Limited & Western Asset Management Pte. Ltd., sub-advisers.

RiverSource RAVA 5 Access  Variable Annuity — Prospectus    65

Appendix B: Example — Market Value Adjustment (MVA)
As the examples below demonstrate, the application of an MVA may result in either a gain or a loss of principal. We refer to all of the transactions described below as “early surrenders.” The examples may show hypothetical contract values. These contract values do not represent past or future performance. Actual contract values may be more or less than those shown and will depend on a number of factors, including but not limited to the investment experience of the subaccounts, GPAs, Special DCA fixed account and the fees and charges that apply to your contract.
Assumptions:
•	You purchase a contract and allocate part of your purchase payment to the ten-year GPA; and
•	we guarantee an interest rate of 3.0% annually for your ten-year Guarantee Period; and
•	after three years, you decide to make a surrender from your GPA. In other words, there are seven years left in your guarantee period.
Remember that the MVA depends partly on the interest rate of a new GPA for the same number of years as the Guarantee Period remaining on your GPA. In this case, that is seven years.
Example 1: Remember that your GPA is earning 3.0%. Assume at the time of your surrender new GPAs that we offer with a seven-year Guarantee Period are earning 3.5%. We add 0.10% to the 3.5% rate to get 3.6%. Your GPA’s 3.0% rate is less than the 3.6% rate so the MVA will be negative.
Example 2: Remember again that your GPA is earning 3.0%, and assume that new GPAs that we offer with a seven-year Guarantee Period are earning 2.5%. We add 0.10% to the 2.5% rate to get 2.6%. In this example, since your GPA’s 3.0% rate is greater than the 2.6% rate, the MVA will be positive. To determine that adjustment precisely, you will have to use the formula described below.
Sample MVA Calculations
The precise MVA formula we apply is as follows:
Early surrender amount	×	[	(1 + i	)	(n/12)	–1	]	=	MVA
1 + j + .001

Where i	=	rate earned in the GPA from which amounts are being transferred or surrendered.
j	=	current rate for a new Guaranteed Period equal to the remaining term in the current Guarantee Period (rounded up to the next year).
n	=	number of months remaining in the current Guarantee Period (rounded up to the next month).
Examples — MVA
Using assumptions similar to those we used in the examples above:
•	You purchase a contract and allocate part of your purchase payment to the ten-year GPA; and
•	we guarantee an interest rate of 3.0% annually for your ten-year Guarantee Period; and
•	after three years, you decide to make a $1,000 surrender from your GPA. In other words, there are seven years left in your guarantee period.
Example 1: You request an early surrender of $1,000 from your ten-year GPA earning a guaranteed interest rate of 3.0%. Assume at the time of your surrender new GPAs that we offer with a seven-year Guarantee Period are earning 3.5%. Using the formula above, we determine the MVA as follows:
$1,000	×	[	(1.030)	(84/12)	–1	]	=	-$39.84
1 + .035 + .001
In this example, the MVA is a negative $39.84.
Example 2:     You request an early surrender of $1,000 from your ten-year GPA earning a guaranteed interest rate of 3.0%. Assume at the time of your surrender new GPAs that we offer with a seven-year Guarantee Period are earning 2.5%. Using the formula above, we determine the MVA as follows:
$1,000	×	[	(1.030)	(84/12)	–1	]	=	$27.61
1 + .025 + .001
In this example, the MVA is a positive $27.61
The current interest rate we offer on the GPA will change periodically at our discretion. It is the rate we are then paying on purchase payments, renewals and transfers paid under this class of contracts for guarantee period durations equaling the remaining guarantee period of the GPA to which the formula is being applied.

66     RiverSource RAVA 5 Access  Variable Annuity — Prospectus

Appendix C: Example — Optional Death Benefits
The purpose of this appendix is to illustrate the operation of various optional death benefit riders.
In order to demonstrate these contract riders, an example may show hypothetical contract values. These contract values do not represent past or future performance. Actual contract values may be more or less than those shown and will depend on a number of factors, including but not limited to the investment experience of the subaccounts, GPAs, Special DCA fixed account and the fees and charges that apply to your contract.
The examples of the optional death benefits in appendix include partial surrenders to illustrate the effect of partial surrenders on the particular benefit. These examples are intended to show how the optional death benefits operate, and do not take into account whether a particular optional death benefit is part of a qualified annuity.
Example — ROPP Death Benefit
Assumptions:
•	You purchase the contract with a payment of $25,000; and
•	During the second contract year the contract value falls to $22,000 and you take a $1,500 partial surrender; and
•	During the third contract year the contract value grows to $23,000.

We calculate the ROPP Death Benefit as follows:
Contract value at death:	$23,000.00
Purchase payments minus adjusted partial surrenders:
Total purchase payments:	$25,000.00
minus adjusted partial surrenders, calculated as:
$1,500 × $25,000 =	–1,704.54
$22,000
for a death benefit of:	$23,295.45
The ROPP Death Benefit, calculated as the greatest of these two values:	$23,295.45
Example — MAV Death Benefit
Assumptions:
•	You purchase the contract with a payment of $25,000.
•	On the first contract anniversary the contract value grows to $26,000.
•	During the second contract year the contract value falls to $22,000, at which point you take a $1,500 partial surrender, leaving a contract value of $20,500.

We calculate the MAV death benefit, which is based on the greater of three values, as follows:
1.	Contract value at death:	$20,500.00
2.	Purchase payments minus adjusted partial surrenders:
	Total purchase payments:	$25,000.00
	minus adjusted partial surrenders, calculated as:
	$1,500 × $25,000 =	–1,704.55
	$22,000
	for a death benefit of:	$23,295.45
3.	The MAV immediately preceding the date of death:
	Greatest of your contract anniversary values:	$26,000.00
	plus purchase payments made since the prior anniversary:	+0.00
	minus adjusted partial surrenders, calculated as:
	$1,500 × $26,000 =	–1,772.73
	$22,000
	for a death benefit of:	$24,227.27
The MAV Death Benefit, calculated as the greatest of these three values, which is the MAV:		$24,227.27

RiverSource RAVA 5 Access  Variable Annuity — Prospectus    67

Example — 5-Year MAV Death Benefit
Assumptions:
•	You purchase the contract with a payment of $25,000.
•	On the fifth contract anniversary the contract value grows to $26,000.
•	During the sixth contract year the contract value falls to $22,000, at which point you take a $1,500 partial surrender, leaving a contract value at $20,500.

We calculate the 5-Year MAV death benefit, which is based on the greater of three values, as follows:
1.	Contract value at death:	$20,500.00
2.	Purchase payments minus adjusted partial surrenders:
	Total purchase payments:	$25,000.00
	minus adjusted partial surrenders, calculated as:
	$1,500 × $25,000 =	–1,704.55
	$22,000
	for a death benefit of:	$23,295.45
3.	The 5-Year MAV immediately preceding the date of death:
	Greatest of your contract anniversary values:	$26,000.00
	plus purchase payments made since the prior anniversary:	+0.00
	minus adjusted partial surrenders, calculated as:
	$1,500 × $26,000 =	–1,772.73
	$22,000
	for a death benefit of:	$24,227.27
The 5-Year MAV Death Benefit, calculated as the greatest of these three values, which is the 5-Year MAV:		$24,227.27
Example — Benefit Protector
Assumptions:
•	You purchase the contract with a payment of $100,000 and you are under age 70. You select the MAV and the Benefit Protector.
•	During the first contract year the contract value grows to $105,000. The death benefit equals the standard death benefit, which is the contract value, or $105,000. You have not reached the first contract anniversary so the Benefit Protector does not provide any additional benefit at this time.
•	On the first contract anniversary the contract value grows to $110,000. The death benefit equals:

MAV death benefit amount (contract value):	$110,000
plus the Benefit Protector which equals 40% of earnings at death (MAV death benefit amount minus remaining purchase payments):
0.40 × ($110,000 – $100,000) =	+4,000
Total death benefit of:	$114,000
•	On the second contract anniversary the contract value falls to $105,000. The death benefit equals:

MAV death benefit amount (maximum anniversary value):	$110,000
plus the Benefit Protector (40% of earnings at death):
0.40 × ($110,000 – $100,000) =	+4,000
Total death benefit of:	$114,000
•	During the third contract year the contract value remains at $105,000 and you request a partial surrender of $50,000. We calculate remaining purchase payments as $100,000 – $45,000 = $55,000 (remember that $5,000 of the partial surrender is contract earnings). The death benefit equals:

MAV death benefit amount (maximum anniversary value adjusted for partial surrenders):
$110,000 –	($50,000 X $110,000)	=	$57,619
$105,000
plus the Benefit Protector (40% of earnings at death):

68     RiverSource RAVA 5 Access  Variable Annuity — Prospectus

0.40 × ($57,619 – $55,000) =	+1,048
Total death benefit of:	$58,667
•	On the third contract anniversary the contract value falls by $40,000. The death benefit remains at $58,667. The reduction in contract value has no effect.
•	On the ninth contract anniversary the contract value grows to a new high of $200,000. Earnings at death reaches its maximum of 250% of remaining purchase payments that are one or more years old. The death benefit equals:

MAV death benefit amount (contract value):	$200,000
plus the Benefit Protector (40% of earnings at death)
0.40 × 2.50 × ($55,000) =	+55,000
Total death benefit of:	$255,000
Example – Enhanced Legacy benefit rider
Assumptions:
•	You purchase the contract with a payment of $25,000; and
•	on the first contract anniversary the total contract value is $25,750; and
•	100 days into the second contract year the total contract value is $24,300. You take a $1,500 partial surrender, leaving the contract value at $22,800. The partial year fee for the Enhanced Legacy benefit rider on that day would be $64.10 ($24,629.63 x 0.95% x 100 / 365).

The death benefit, which is based on the greatest of four values, is calculated as follows:
1.	Contract value death benefit (contract value minus rider fees):$22,800.00 - $64.10 = $22,735.90	$22,735.90
2.	Purchase payments minus adjusted partial surrenders:
	Total purchase payments:	$25,000.00
	minus adjusted partial surrenders, calculated as:
	$1,500 × $25,000 =	–1,543.21
	$24,300
	for a death benefit of:	$23,456.79
3.	The MAV immediately preceding the date of death:
	The MAV on the immediately preceding anniversary:	$25,750.00
	plus purchase payments made since that anniversary:	+0.00
	minus adjusted partial surrenders, calculated as:
	$1,500 × $25,750 =	–1,589.51
	$24,300
	for a death benefit of:	$24,160.49
4.	The Accumulation Death Benefit value:
	The ADB value on the first contract anniversary calculated as: 1.05 × $25,000 =	$26,250.00
	plus purchase payments made since that anniversary:	+0.00
	minus adjusted partial surrender calculated as:
	$1,500 × $26,250 =	–1,620.37
	$24,300
	for a death benefit of:	$24,629.63

Enhanced Legacy benefit, calculated as the greatest of these four values, which is the Accumulation Death Benefit value:		$24,629.63

RiverSource RAVA 5 Access  Variable Annuity — Prospectus    69

Table of Contents of the Statement of Additional Information
Calculating Annuity Payouts	p. 3
Rating Agencies	p. 4
Principal Underwriter	p. 4
Service Providers	p. 4
Custodian	p. 5
Independent Registered Public Accounting Firm	p. 5
Condensed Financial Information (Unaudited)	p. 6
Financial Statements

70     RiverSource RAVA 5 Access  Variable Annuity — Prospectus

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RiverSource Life Insurance Company
70100 Ameriprise Financial Center
Minneapolis, MN 55474
1-800-862-7919
S-6735 CG (06/20)
RiverSource Distributors, Inc. (Distributor), Member FINRA. Issued by RiverSource Life Insurance Company, Minneapolis, Minnesota. Affiliated with Ameriprise Financial Services, LLC..
©2008-2020 RiverSource Life Insurance Company. All rights reserved.

PART B.

STATEMENT OF ADDITIONAL INFORMATION FOR

RIVERSOURCE® RETIREMENT ADVISOR VARIABLE ANNUITY

RIVERSOURCE® RETIREMENT ADVISOR ADVANTAGE VARIABLE ANNUITY

RIVERSOURCE® RETIREMENT ADVISOR SELECT VARIABLE ANNUITY

RIVERSOURCE® RETIREMENT ADVISOR ADVANTAGE PLUS VARIABLE ANNUITY

RIVERSOURCE® RETIREMENT ADVISOR SELECT PLUS VARIABLE ANNUITY

RIVERSOURCE® RETIREMENT ADVISOR 4 ADVANTAGE® VARIABLE ANNUITY

RIVERSOURCE® RETIREMENT ADVISOR 4 SELECT® VARIABLE ANNUITY

RIVERSOURCE® RETIREMENT ADVISOR 4 ACCESS® VARIABLE ANNUITY

RIVERSOURCE® RAVA 5 ADVANTAGE® VARIABLE ANNUITY

(Offered for contract applications signed on or after April 30, 2012 but prior to April 29, 2013)

RIVERSOURCE® RAVA 5 SELECT® VARIABLE ANNUITY

(Offered for contract applications signed on or after April 30, 2012 but prior to April 29, 2013)

RIVERSOURCE® RAVA 5 ACCESS® VARIABLE ANNUITY

(Offered for contract applications signed on or after April 30, 2012 but prior to April 29, 2013)

RIVERSOURCE® RAVA 5 ADVANTAGE® VARIABLE ANNUITY

(Offered for contract applications signed prior to April 30, 2012)

RIVERSOURCE® RAVA 5 SELECT® VARIABLE ANNUITY

(Offered for contract applications signed prior to April 30, 2012)

RIVERSOURCE® RAVA 5 ACCESS® VARIABLE ANNUITY

(Offered for contract applications signed prior to April 30, 2012)

RIVERSOURCE® RAVA 5 ADVANTAGE® VARIABLE ANNUITY

(Offered for contract applications signed on or after April 29, 2013)

RIVERSOURCE® RAVA 5 SELECT® VARIABLE ANNUITY

(Offered for contract applications signed on or after April 29, 2013)

RIVERSOURCE® RAVA 5 ACCESS® VARIABLE ANNUITY

(Offered for contract applications signed on or after April 29, 2013)

RIVERSOURCE® RAVA 5 ADVANTAGE® VARIABLE ANNUITY

(Offered for contract applications signed on or after April 29, 2019)

RIVERSOURCE® RAVA 5 CHOICESM VARIABLE ANNUITY

RIVERSOURCE® FLEXIBLE PORTFOLIO ANNUITY

RIVERSOURCE® RETIREMENT GROUP ANNUITY CONTRACT I

RIVERSOURCE® RETIREMENT GROUP ANNUITY CONTRACT II

RIVERSOURCE® RAVA 5 ACCESS® VARIABLE ANNUITY

(Offered for contract applications signed on or after June 22, 2020)

RIVERSOURCE VARIABLE ACCOUNT 10

June 22, 2020

RiverSource Variable Account 10 is a separate account of RiverSource Life Insurance Company (RiverSource Life).

This Statement of Additional Information (SAI) is not a prospectus. It should be read together with the prospectus dated the same date as this SAI, which may be obtained from your sales representative, or by writing or calling us at the address and telephone number below.

This SAI contains financial information for all the subaccounts of RiverSource Variable Account 10. Not all subaccounts of RiverSource Variable Account 10 apply to your specific contract.

RiverSource Life Insurance Company

70100 Ameriprise Financial Center

Minneapolis, MN 55474

1-800-862-7919

S-6325-5-A (6/20)

2	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Calculating Annuity Payouts

THE VARIABLE ACCOUNT

We do the following calculations separately for each of the subaccounts of the variable account. The separate monthly payouts, added together, make up your total variable annuity payout.

Initial Payout: To compute your first monthly payout, we:

•	determine the dollar value of your contract on the valuation date and deduct any applicable premium tax; then

•	apply the result to the annuity table contained in the contract or another table at least as favorable.

The annuity table shows the amount of the first monthly payout for each $1,000 of value which depends on factors built into the table, as described below.

Annuity Units: We then convert the value of your subaccount to annuity units. To compute the number of units credited to you, we divide the first monthly payout by the annuity unit value (see below) on the valuation date. The number of units in your subaccount is fixed. The value of the units fluctuates with the performance of the underlying fund.

Subsequent Payouts: To compute later payouts, we multiply:

•	the annuity unit value on the valuation date; by

•	the fixed number of annuity units credited to you.

Annuity Unit Values: We originally set this value at $1 for each subaccount. To calculate later values we multiply the last annuity value by the product of:

•	the net investment factor; and

•	the neutralizing factor.

The purpose of the neutralizing factor is to offset the effect of the assumed rate built into the annuity table. With an assumed investment rate of 5%, the neutralizing factor is 0.999866 for a one day valuation period.

Net Investment Factor: We determine the net investment factor by:

•	adding the fund’s current net asset value per share plus the per share amount of any accrued income or capital gain dividends to obtain a current adjusted net asset value per share; then

•	dividing that sum by the previous adjusted net asset value per share; and

•	subtracting the percentage factor representing the mortality and expense risk fee from the result.

Because the net asset value of the fund may fluctuate, the net investment factor may be greater or less than one, and the annuity unit value may increase or decrease. You bear this investment risk in a subaccount.

THE FIXED ACCOUNT

We guarantee your fixed annuity payout amounts. Once calculated, your payout will remain the same and never change. To calculate your annuity payouts we:

•	take the value of your fixed account at the retirement/settlement date or the date you selected to begin receiving your annuity payouts; then

•	using an annuity table, we apply the value according to the annuity payout plan you select.

The annuity payout table we use will be the one in effect at the time you choose to begin your annuity payouts. The values in the table will be equal to or greater than the table in your contract.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	3

Rating Agencies

We receive ratings from independent rating agencies. These agencies evaluate the creditworthiness and claims-paying ability of insurance companies based on a number of different factors. The ratings reflect each agency’s estimation of our ability to meet our contractual obligations such as making annuity payouts and paying death benefits and other distributions. As such, the ratings relate to our fixed account and not to the subaccounts. This information generally does not relate to the management or performance of the subaccounts.

For detailed information on the agency ratings given to RiverSource Life, see “Investor Relations — Financial Information — Credit Ratings” on our website at ameriprise.com or contact your sales representative. You also may view our current ratings by visiting the agency websites directly at:

A.M. Best	www.ambest.com

Moody’s	www.moodys.com

Standard & Poor’s	www.standardandpoors.com

A.M. Best — Rates insurance companies for their financial strength.

Moody’s — Rates insurance companies for their financial strength.

Standard & Poor’s  — Rates insurance companies for their financial strength.

Principal Underwriter

RiverSource Distributors, Inc. (RiverSource Distributors) serves as principal underwriter for the contracts, which are offered on a continuous basis. Its offices are located at 70100 Ameriprise Financial Center, Minneapolis, MN 55474. RiverSource Distributors is registered with the Securities and Exchange Commission under the Securities Act of 1934 as a broker dealer and is a member of the Financial Industry Regulatory Authority (FINRA). RiverSource Distributors is not required to sell any specific number or dollar amount of securities, but will use its best efforts to sell the securities offered. The contracts are offered to the public through certain securities broker-dealers that have entered into sales agreements with RiverSource Life and RiverSource Distributors and whose personnel are legally authorized to sell annuity and life insurance products. RiverSource Distributors is a wholly-owned subsidiary of Ameriprise Financial, Inc.

The aggregate dollar amount of underwriting commissions paid to RiverSource Distributors by RiverSource Life for the variable accounts in 2019 was $399,982,525, in 2018 was $415,468,042 and in 2017 was $399,726,740. RiverSource Distributors retained no underwriting commissions from the sale of the contracts.

Service Providers

Our Service Center performs certain administrative services on the contracts and policies we issue. The address and telephone number of our Service Center are listed on the first page of the prospectus.

We also have entered into agreements with the following affiliated entities to provide the identified services in connection with the contracts and policies we issue. The entities engaged by RiverSource Life may change over time. We may modify, terminate, or enter into new arrangements with third party service providers at any time.

Affiliated entities that provide a significant amount of services to RiverSource Life are listed in the table below, along with a description of the services provided and the basis for remuneration.

Name of Service Provider	Services Provided	Basis for Remuneration
Ameriprise Financial, Inc. (“AFI”)	Business affairs management and administrative support related to new business and servicing of existing contracts and policies	Expense allocation based primarily on policies in force, secondarily on policies issued or cash sales (for acquisition expenses).

Ameriprise India Private Limited (“Amp India”)	Administrative support related to new business and servicing of existing contracts and policies	Head count

The aggregate dollar amount paid to AFI by RiverSource Life for the services provided in 2019 was $22,111,723, in 2018 was $22,115,947 and in 2017 was $23,506,861.

The aggregate dollar amount paid to Amp India by RiverSource Life for the services provided in 2019 was $2,579,630, in 2018 was $2,380,682 and in 2017 was $2,011,469.

4	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Custodian

RiverSource Life is the custodian of the assets of RiverSource Variable Account 10. RiverSource Life holds these assets for safekeeping, maintains records and accounts relating to the variable account including purchase and redemption transactions, and is responsible for administration of the contracts. RiverSource Life’s principal offices are located at 70100 Ameriprise Financial Center, Minneapolis MN 55474.

Independent Registered Public Accounting Firm

The consolidated financial statements of RiverSource Life Insurance Company and its subsidiaries as of December 31, 2019 and December 31, 2018 and for each of the three years in the period ended December 31, 2019 and the financial statements of each of the divisions of RiverSource Variable Account 10 as of December 31, 2019 and for the period then ended and the statement of changes in net assets for the period ended December 31, 2018 included in this Statement of Additional Information have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm. PricewaterhouseCoopers LLP provides accounting and auditing services to RiverSource Life and the variable account. PricewaterhouseCoopers LLP’s principal business address is 45 South Seventh Street, Suite 3400, Minneapolis MN 55402.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	5

Condensed Financial Information (Unaudited)

The following tables give per-unit information about the financial history of each subaccount. The date in which operations commenced in each subaccount is noted in the parentheses.

Variable account charges of 0.55% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.17	$1.27	$1.12	$1.09	$1.11	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.34	$1.17	$1.27	$1.12	$1.09	$1.11	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	67	70	68	69	39	46	33	—	—	—
AB VPS Global Thematic Growth Portfolio (Class B) (11/1/2005)
Accumulation unit value at beginning of period	$1.71	$1.91	$1.41	$1.43	$1.40	$1.34	$1.10	$0.97	$1.28	$1.08
Accumulation unit value at end of period	$2.20	$1.71	$1.91	$1.41	$1.43	$1.40	$1.34	$1.10	$0.97	$1.28
Number of accumulation units outstanding at end of period (000 omitted)	13	13	11	22	24	34	37	48	60	76
AB VPS Growth and Income Portfolio (Class B) (8/13/2001)
Accumulation unit value at beginning of period	$2.39	$2.55	$2.16	$1.96	$1.94	$1.79	$1.33	$1.14	$1.08	$0.97
Accumulation unit value at end of period	$2.94	$2.39	$2.55	$2.16	$1.96	$1.94	$1.79	$1.33	$1.14	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	228	158	189	201	243	196	213	310	314	321
AB VPS International Value Portfolio (Class B) (8/13/2001)
Accumulation unit value at beginning of period	$1.70	$2.23	$1.79	$1.81	$1.78	$1.91	$1.57	$1.38	$1.72	$1.66
Accumulation unit value at end of period	$1.98	$1.70	$2.23	$1.79	$1.81	$1.78	$1.91	$1.57	$1.38	$1.72
Number of accumulation units outstanding at end of period (000 omitted)	278	331	314	356	518	527	675	856	982	1,076
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.82	$1.01	$1.03	$0.73	$1.19	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$0.98	$0.82	$1.01	$1.03	$0.73	$1.19	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	218	304	286	318	513	440	223	—	—	—
American Century VP International, Class I (9/15/1999)
Accumulation unit value at beginning of period	$1.59	$1.88	$1.44	$1.54	$1.53	$1.63	$1.34	$1.11	$1.27	$1.13
Accumulation unit value at end of period	$2.03	$1.59	$1.88	$1.44	$1.54	$1.53	$1.63	$1.34	$1.11	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	4	4	3	4	4	4	4	4	4	10
American Century VP International, Class II (8/13/2001)
Accumulation unit value at beginning of period	$1.72	$2.04	$1.57	$1.67	$1.67	$1.78	$1.47	$1.22	$1.39	$1.24
Accumulation unit value at end of period	$2.19	$1.72	$2.04	$1.57	$1.67	$1.67	$1.78	$1.47	$1.22	$1.39
Number of accumulation units outstanding at end of period (000 omitted)	48	216	211	312	286	281	141	48	48	65
American Century VP Mid Cap Value, Class II (5/1/2007)
Accumulation unit value at beginning of period	$2.02	$2.34	$2.11	$1.73	$1.76	$1.53	$1.18	$1.02	$1.04	$0.88
Accumulation unit value at end of period	$2.59	$2.02	$2.34	$2.11	$1.73	$1.76	$1.53	$1.18	$1.02	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	154	185	259	217	155	425	445	385	101	153
American Century VP Ultra®, Class II (11/1/2005)
Accumulation unit value at beginning of period	$2.60	$2.60	$1.98	$1.91	$1.81	$1.65	$1.21	$1.07	$1.07	$0.93
Accumulation unit value at end of period	$3.47	$2.60	$2.60	$1.98	$1.91	$1.81	$1.65	$1.21	$1.07	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	96	165	160	164	199	189	81	80	98	73
American Century VP Value, Class I (9/15/1999)
Accumulation unit value at beginning of period	$3.30	$3.66	$3.38	$2.82	$2.95	$2.63	$2.00	$1.76	$1.75	$1.55
Accumulation unit value at end of period	$4.17	$3.30	$3.66	$3.38	$2.82	$2.95	$2.63	$2.00	$1.76	$1.75
Number of accumulation units outstanding at end of period (000 omitted)	31	33	66	120	104	102	132	108	249	232
American Century VP Value, Class II (8/13/2001)
Accumulation unit value at beginning of period	$2.75	$3.05	$2.82	$2.36	$2.47	$2.20	$1.68	$1.48	$1.47	$1.31
Accumulation unit value at end of period	$3.47	$2.75	$3.05	$2.82	$2.36	$2.47	$2.20	$1.68	$1.48	$1.47
Number of accumulation units outstanding at end of period (000 omitted)	116	152	156	198	296	329	374	431	570	525
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.26	$1.37	$1.21	$1.17	$1.19	$1.17	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.47	$1.26	$1.37	$1.21	$1.17	$1.19	$1.17	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	65	106	167	96	82	155	130	103	—	—
Calvert VP SRI Balanced Portfolio – Class I (5/1/2000)
Accumulation unit value at beginning of period	$1.81	$1.87	$1.68	$1.56	$1.61	$1.47	$1.26	$1.14	$1.10	$0.99
Accumulation unit value at end of period	$2.24	$1.81	$1.87	$1.68	$1.56	$1.61	$1.47	$1.26	$1.14	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	158	—	—	—	2	2	2	5	6	6
ClearBridge Variable Small Cap Growth Portfolio – Class I (4/27/2007)
Accumulation unit value at beginning of period	$2.45	$2.38	$1.93	$1.83	$1.93	$1.86	$1.27	$1.07	$1.06	$0.85
Accumulation unit value at end of period	$3.09	$2.45	$2.38	$1.93	$1.83	$1.93	$1.86	$1.27	$1.07	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	77	146	117	113	107	101	46	73	49	109
Columbia Variable Portfolio – Balanced Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$2.13	$2.27	$1.99	$1.88	$1.86	$1.70	$1.41	$1.24	$1.22	$1.09
Accumulation unit value at end of period	$2.59	$2.13	$2.27	$1.99	$1.88	$1.86	$1.70	$1.41	$1.24	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	643	605	734	750	530	441	428	363	580	634

6	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 0.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.53	$0.62	$0.61	$0.55	$0.73	$0.93	$1.00	—	—	—
Accumulation unit value at end of period	$0.57	$0.53	$0.62	$0.61	$0.55	$0.73	$0.93	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	46	73	40	34	4	1	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.64	$1.82	$1.50	$1.39	$1.36	$1.22	$1.00	—	—	—
Accumulation unit value at end of period	$2.17	$1.64	$1.82	$1.50	$1.39	$1.36	$1.22	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	190	238	352	374	385	191	42	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$1.89	$1.97	$1.60	$1.49	$1.49	$1.30	$0.97	$0.86	$0.82	$0.70
Accumulation unit value at end of period	$2.34	$1.89	$1.97	$1.60	$1.49	$1.49	$1.30	$0.97	$0.86	$0.82
Number of accumulation units outstanding at end of period (000 omitted)	164	216	197	261	366	359	386	508	464	565
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.82	$0.90	$0.89	$0.91	$0.93	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$0.83	$0.82	$0.90	$0.89	$0.91	$0.93	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3	9	16	24	43	1	1	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$2.93	$3.13	$2.76	$2.44	$2.53	$2.31	$1.83	$1.62	$1.71	$1.47
Accumulation unit value at end of period	$3.62	$2.93	$3.13	$2.76	$2.44	$2.53	$2.31	$1.83	$1.62	$1.71
Number of accumulation units outstanding at end of period (000 omitted)	533	790	875	953	1,139	1,308	1,443	1,536	1,770	2,153
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$1.10	$0.99	$0.90	$0.91	$0.91	$1.00	—	—	—
Accumulation unit value at end of period	$1.13	$1.01	$1.10	$0.99	$0.90	$0.91	$0.91	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	850	634	450	124	101	89	43	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (5/1/2000)
Accumulation unit value at beginning of period	$2.65	$3.40	$2.32	$2.23	$2.46	$2.53	$2.59	$2.16	$2.75	$2.31
Accumulation unit value at end of period	$3.46	$2.65	$3.40	$2.32	$2.23	$2.46	$2.53	$2.59	$2.16	$2.75
Number of accumulation units outstanding at end of period (000 omitted)	453	581	635	574	695	703	738	743	843	1,028
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$1.67	$1.78	$1.69	$1.72	$1.84	$1.84	$2.01	$1.90	$1.82	$1.72
Accumulation unit value at end of period	$1.85	$1.67	$1.78	$1.69	$1.72	$1.84	$1.84	$2.01	$1.90	$1.82
Number of accumulation units outstanding at end of period (000 omitted)	184	199	235	349	392	578	726	1,005	1,122	1,599
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$1.20	$1.19	$1.19	$1.20	$1.21	$1.21	$1.22	$1.23	$1.23	$1.24
Accumulation unit value at end of period	$1.22	$1.20	$1.19	$1.19	$1.20	$1.21	$1.21	$1.22	$1.23	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	268	3,187	2,776	243	493	825	441	309	514	613
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$2.64	$2.77	$2.62	$2.36	$2.40	$2.32	$2.20	$1.91	$1.82	$1.61
Accumulation unit value at end of period	$3.07	$2.64	$2.77	$2.62	$2.36	$2.40	$2.32	$2.20	$1.91	$1.82
Number of accumulation units outstanding at end of period (000 omitted)	316	455	477	540	650	740	847	722	695	706
Columbia Variable Portfolio – Income Opportunities Fund (Class 3) (9/13/2004)
Accumulation unit value at beginning of period	$2.15	$2.25	$2.13	$1.93	$1.96	$1.90	$1.82	$1.59	$1.51	$1.34
Accumulation unit value at end of period	$2.49	$2.15	$2.25	$2.13	$1.93	$1.96	$1.90	$1.82	$1.59	$1.51
Number of accumulation units outstanding at end of period (000 omitted)	353	525	717	968	934	984	924	2,007	1,306	1,132
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$2.00	$2.01	$1.95	$1.87	$1.88	$1.79	$1.85	$1.73	$1.63	$1.51
Accumulation unit value at end of period	$2.17	$2.00	$2.01	$1.95	$1.87	$1.88	$1.79	$1.85	$1.73	$1.63
Number of accumulation units outstanding at end of period (000 omitted)	690	585	605	648	976	1,053	1,574	2,726	2,923	3,828
Columbia Variable Portfolio – Large Cap Growth Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$1.48	$1.55	$1.22	$1.21	$1.12	$0.99	$0.76	$0.64	$0.66	$0.57
Accumulation unit value at end of period	$2.00	$1.48	$1.55	$1.22	$1.21	$1.12	$0.99	$0.76	$0.64	$0.66
Number of accumulation units outstanding at end of period (000 omitted)	640	784	812	837	1,330	1,230	1,278	1,240	1,358	1,192
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (5/1/2000)
Accumulation unit value at beginning of period	$2.05	$2.16	$1.79	$1.62	$1.61	$1.43	$1.09	$0.95	$0.94	$0.83
Accumulation unit value at end of period	$2.67	$2.05	$2.16	$1.79	$1.62	$1.61	$1.43	$1.09	$0.95	$0.94
Number of accumulation units outstanding at end of period (000 omitted)	221	210	247	265	774	255	185	209	127	314
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (6/30/2014)
Accumulation unit value at beginning of period	$0.97	$0.98	$0.96	$0.92	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.04	$0.97	$0.98	$0.96	$0.92	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	208	13	79	37	48	—	—	—	—	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.05	$1.12	$1.01	$0.99	$1.00	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.25	$1.05	$1.12	$1.01	$0.99	$1.00	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1	13	63	98	83	189	—	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	7

Variable account charges of 0.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (5/1/2001)
Accumulation unit value at beginning of period	$2.53	$2.68	$2.19	$2.16	$2.06	$1.93	$1.48	$1.34	$1.58	$1.26
Accumulation unit value at end of period	$3.40	$2.53	$2.68	$2.19	$2.16	$2.06	$1.93	$1.48	$1.34	$1.58
Number of accumulation units outstanding at end of period (000 omitted)	90	110	76	74	77	72	90	128	124	238
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$1.25	$1.51	$1.20	$1.28	$1.23	$1.35	$1.11	$0.95	$1.09	$0.96
Accumulation unit value at end of period	$1.56	$1.25	$1.51	$1.20	$1.28	$1.23	$1.35	$1.11	$0.95	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	206	443	450	658	411	396	323	346	363	399
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 3) (2/4/2004)
Accumulation unit value at beginning of period	$2.50	$2.87	$2.38	$2.00	$2.12	$1.91	$1.40	$1.18	$1.21	$1.01
Accumulation unit value at end of period	$3.14	$2.50	$2.87	$2.38	$2.00	$2.12	$1.91	$1.40	$1.18	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	70	70	52	115	211	272	282	205	198	120
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 3) (5/2/2005)
Accumulation unit value at beginning of period	$2.39	$2.78	$2.46	$2.17	$2.30	$2.06	$1.50	$1.28	$1.40	$1.15
Accumulation unit value at end of period	$3.13	$2.39	$2.78	$2.46	$2.17	$2.30	$2.06	$1.50	$1.28	$1.40
Number of accumulation units outstanding at end of period (000 omitted)	185	223	224	259	342	346	370	385	467	338
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$3.19	$3.67	$3.29	$2.91	$3.02	$2.87	$1.94	$1.66	$1.82	$1.44
Accumulation unit value at end of period	$3.73	$3.19	$3.67	$3.29	$2.91	$3.02	$2.87	$1.94	$1.66	$1.82
Number of accumulation units outstanding at end of period (000 omitted)	30	81	87	98	100	176	127	126	152	71
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$1.55	$1.54	$1.50	$1.47	$1.46	$1.39	$1.42	$1.41	$1.39	$1.36
Accumulation unit value at end of period	$1.65	$1.55	$1.54	$1.50	$1.47	$1.46	$1.39	$1.42	$1.41	$1.39
Number of accumulation units outstanding at end of period (000 omitted)	68	56	101	530	984	1,089	234	494	1,843	1,670
Credit Suisse Trust – Commodity Return Strategy Portfolio (5/1/2006)
Accumulation unit value at beginning of period	$0.47	$0.54	$0.53	$0.48	$0.64	$0.78	$0.87	$0.90	$1.03	$0.89
Accumulation unit value at end of period	$0.50	$0.47	$0.54	$0.53	$0.48	$0.64	$0.78	$0.87	$0.90	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	254	364	386	429	460	478	635	624	617	533
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.92	$1.00	$1.02	$1.12	$1.13	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$0.92	$0.92	$1.00	$1.02	$1.12	$1.13	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	213	356	410	429	248	52	32	—	—	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3) (9/13/2004)
Accumulation unit value at beginning of period	$1.55	$1.56	$1.53	$1.42	$1.45	$1.34	$1.43	$1.36	$1.24	$1.20
Accumulation unit value at end of period	$1.66	$1.55	$1.56	$1.53	$1.42	$1.45	$1.34	$1.43	$1.36	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	486	361	399	416	465	466	581	768	1,132	1,988
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.06	$1.27	$1.04	$1.00	$1.05	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$1.23	$1.06	$1.27	$1.04	$1.00	$1.05	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5	17	60	26	281	10	3	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 1) (4/29/2016)
Accumulation unit value at beginning of period	$1.36	$1.40	$1.06	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.78	$1.36	$1.40	$1.06	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	404	541	507	618	—	—	—	—	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 3) (2/4/2004)
Accumulation unit value at beginning of period	$2.84	$3.18	$2.76	$2.30	$2.31	$2.07	$1.53	$1.32	$1.42	$1.17
Accumulation unit value at end of period	$3.62	$2.84	$3.18	$2.76	$2.30	$2.31	$2.07	$1.53	$1.32	$1.42
Number of accumulation units outstanding at end of period (000 omitted)	136	93	83	140	143	132	173	125	127	115
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (6/30/2014)
Accumulation unit value at beginning of period	$1.00	$1.00	$1.00	$1.00	$1.00	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.03	$1.00	$1.00	$1.00	$1.00	$1.00	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	13	23	17	4	1	110	—	—	—	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.96	$1.07	$1.00	$0.96	$1.03	$1.00	$1.00	$1.00	—	—
Accumulation unit value at end of period	$1.09	$0.96	$1.07	$1.00	$0.96	$1.03	$1.00	$1.00	—	—
Number of accumulation units outstanding at end of period (000 omitted)	19	19	27	84	221	265	160	60	—	—
Eaton Vance VT Floating-Rate Income Fund – Initial Class (5/1/2006)
Accumulation unit value at beginning of period	$1.44	$1.45	$1.41	$1.30	$1.32	$1.32	$1.28	$1.20	$1.18	$1.08
Accumulation unit value at end of period	$1.54	$1.44	$1.45	$1.41	$1.30	$1.32	$1.32	$1.28	$1.20	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	1,509	1,650	1,997	2,210	1,326	1,701	3,678	1,490	1,730	1,433
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (5/1/2006)
Accumulation unit value at beginning of period	$2.09	$2.25	$1.86	$1.74	$1.74	$1.57	$1.20	$1.04	$1.08	$0.93
Accumulation unit value at end of period	$2.73	$2.09	$2.25	$1.86	$1.74	$1.74	$1.57	$1.20	$1.04	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	807	923	1,064	1,286	1,842	1,783	1,861	2,280	2,496	2,532

8	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 0.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Fidelity® VIP Growth & Income Portfolio Service Class (9/15/1999)
Accumulation unit value at beginning of period	$2.22	$2.45	$2.11	$1.83	$1.88	$1.72	$1.29	$1.10	$1.09	$0.95
Accumulation unit value at end of period	$2.86	$2.22	$2.45	$2.11	$1.83	$1.88	$1.72	$1.29	$1.10	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	123	152	154	76	66	70	71	67	87	92
Fidelity® VIP Growth & Income Portfolio Service Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$2.38	$2.63	$2.27	$1.97	$2.03	$1.85	$1.40	$1.19	$1.18	$1.04
Accumulation unit value at end of period	$3.07	$2.38	$2.63	$2.27	$1.97	$2.03	$1.85	$1.40	$1.19	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	73	84	98	102	117	148	338	454	438	473
Fidelity® VIP Mid Cap Portfolio Service Class (9/15/1999)
Accumulation unit value at beginning of period	$6.35	$7.48	$6.23	$5.59	$5.71	$5.40	$3.99	$3.50	$3.94	$3.08
Accumulation unit value at end of period	$7.79	$6.35	$7.48	$6.23	$5.59	$5.71	$5.40	$3.99	$3.50	$3.94
Number of accumulation units outstanding at end of period (000 omitted)	34	59	73	78	87	89	104	105	162	195
Fidelity® VIP Mid Cap Portfolio Service Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$4.06	$4.79	$4.00	$3.59	$3.67	$3.48	$2.58	$2.26	$2.55	$1.99
Accumulation unit value at end of period	$4.97	$4.06	$4.79	$4.00	$3.59	$3.67	$3.48	$2.58	$2.26	$2.55
Number of accumulation units outstanding at end of period (000 omitted)	289	459	505	589	823	762	894	1,062	1,077	1,379
Fidelity® VIP Overseas Portfolio Service Class (9/15/1999)
Accumulation unit value at beginning of period	$1.56	$1.84	$1.43	$1.51	$1.47	$1.61	$1.24	$1.03	$1.26	$1.12
Accumulation unit value at end of period	$1.98	$1.56	$1.84	$1.43	$1.51	$1.47	$1.61	$1.24	$1.03	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	13	16	16	22	21	24	25	15	20	20
Fidelity® VIP Overseas Portfolio Service Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$1.86	$2.20	$1.71	$1.81	$1.76	$1.93	$1.49	$1.25	$1.52	$1.35
Accumulation unit value at end of period	$2.36	$1.86	$2.20	$1.71	$1.81	$1.76	$1.93	$1.49	$1.25	$1.52
Number of accumulation units outstanding at end of period (000 omitted)	148	201	215	212	343	320	359	344	464	548
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.10	$1.14	$1.06	$0.99	$1.01	$0.99	$1.00	—	—	—
Accumulation unit value at end of period	$1.21	$1.10	$1.14	$1.06	$0.99	$1.01	$0.99	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	711	323	240	44	91	43	59	—	—	—
Franklin Global Real Estate VIP Fund – Class 2 (9/15/1999)
Accumulation unit value at beginning of period	$2.96	$3.20	$2.91	$2.91	$2.91	$2.54	$2.50	$1.97	$2.10	$1.75
Accumulation unit value at end of period	$3.61	$2.96	$3.20	$2.91	$2.91	$2.91	$2.54	$2.50	$1.97	$2.10
Number of accumulation units outstanding at end of period (000 omitted)	124	200	216	347	369	255	182	170	163	203
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.22	$1.28	$1.17	$1.03	$1.12	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.40	$1.22	$1.28	$1.17	$1.03	$1.12	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	54	69	112	143	318	271	25	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$2.20	$2.44	$2.26	$1.96	$2.07	$1.95	$1.53	$1.34	$1.36	$1.23
Accumulation unit value at end of period	$2.69	$2.20	$2.44	$2.26	$1.96	$2.07	$1.95	$1.53	$1.34	$1.36
Number of accumulation units outstanding at end of period (000 omitted)	43	117	171	172	205	163	147	255	264	354
Franklin Small Cap Value VIP Fund – Class 2 (9/15/1999)
Accumulation unit value at beginning of period	$4.58	$5.28	$4.80	$3.71	$4.03	$4.02	$2.97	$2.52	$2.64	$2.07
Accumulation unit value at end of period	$5.75	$4.58	$5.28	$4.80	$3.71	$4.03	$4.02	$2.97	$2.52	$2.64
Number of accumulation units outstanding at end of period (000 omitted)	128	172	180	215	221	321	286	301	212	215
Goldman Sachs VIT Mid Cap Value Fund – Institutional Shares (9/15/1999)
Accumulation unit value at beginning of period	$4.71	$5.29	$4.79	$4.24	$4.69	$4.15	$3.14	$2.67	$2.86	$2.30
Accumulation unit value at end of period	$6.16	$4.71	$5.29	$4.79	$4.24	$4.69	$4.15	$3.14	$2.67	$2.86
Number of accumulation units outstanding at end of period (000 omitted)	189	244	261	313	383	393	406	448	611	738
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.88	$0.96	$0.91	$0.92	$0.97	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.95	$0.88	$0.96	$0.91	$0.92	$0.97	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	196	278	389	410	410	54	—	—	—	—
Goldman Sachs VIT Small Cap Equity Insights Fund – Institutional Shares (9/15/1999)
Accumulation unit value at beginning of period	$3.47	$3.82	$3.44	$2.81	$2.88	$2.71	$2.01	$1.79	$1.79	$1.38
Accumulation unit value at end of period	$4.31	$3.47	$3.82	$3.44	$2.81	$2.88	$2.71	$2.01	$1.79	$1.79
Number of accumulation units outstanding at end of period (000 omitted)	39	64	65	1	1	3	1	2	2	4
Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares (9/15/1999)
Accumulation unit value at beginning of period	$2.30	$2.46	$2.00	$1.81	$1.82	$1.57	$1.15	$1.01	$0.98	$0.87
Accumulation unit value at end of period	$2.86	$2.30	$2.46	$2.00	$1.81	$1.82	$1.57	$1.15	$1.01	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	275	426	415	329	405	495	466	546	592	745
Invesco Oppenheimer V.I. Global Fund, Series II Shares (2/4/2004)
Accumulation unit value at beginning of period	$2.57	$2.98	$2.20	$2.21	$2.15	$2.12	$1.67	$1.39	$1.53	$1.33
Accumulation unit value at end of period	$3.36	$2.57	$2.98	$2.20	$2.21	$2.15	$2.12	$1.67	$1.39	$1.53
Number of accumulation units outstanding at end of period (000 omitted)	201	233	205	305	381	389	443	349	429	524

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	9

Variable account charges of 0.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (2/4/2004)
Accumulation unit value at beginning of period	$1.69	$1.78	$1.69	$1.60	$1.65	$1.62	$1.63	$1.45	$1.45	$1.27
Accumulation unit value at end of period	$1.86	$1.69	$1.78	$1.69	$1.60	$1.65	$1.62	$1.63	$1.45	$1.45
Number of accumulation units outstanding at end of period (000 omitted)	829	964	986	1,236	1,552	2,503	2,994	3,277	3,125	3,938
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (2/4/2004)
Accumulation unit value at beginning of period	$2.81	$3.16	$2.79	$2.39	$2.55	$2.30	$1.64	$1.41	$1.45	$1.18
Accumulation unit value at end of period	$3.53	$2.81	$3.16	$2.79	$2.39	$2.55	$2.30	$1.64	$1.41	$1.45
Number of accumulation units outstanding at end of period (000 omitted)	197	206	229	206	335	342	337	360	394	368
Invesco V.I. American Franchise Fund, Series I Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.88	$1.96	$1.55	$1.52	$1.46	$1.35	$0.97	$1.00	—	—
Accumulation unit value at end of period	$2.56	$1.88	$1.96	$1.55	$1.52	$1.46	$1.35	$0.97	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2	2	2	2	2	3	60	65	—	—
Invesco V.I. American Franchise Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.85	$1.94	$1.53	$1.51	$1.45	$1.35	$0.97	$1.00	—	—
Accumulation unit value at end of period	$2.51	$1.85	$1.94	$1.53	$1.51	$1.45	$1.35	$0.97	—	—
Number of accumulation units outstanding at end of period (000 omitted)	36	54	51	29	28	40	78	283	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.11	$1.19	$1.09	$0.99	$1.04	$0.99	$1.00	—	—	—
Accumulation unit value at end of period	$1.27	$1.11	$1.19	$1.09	$0.99	$1.04	$0.99	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	197	206	206	291	313	316	130	—	—	—
Invesco V.I. Comstock Fund, Series II Shares (2/4/2004)
Accumulation unit value at beginning of period	$2.34	$2.69	$2.30	$1.97	$2.12	$1.95	$1.45	$1.22	$1.26	$1.09
Accumulation unit value at end of period	$2.91	$2.34	$2.69	$2.30	$1.97	$2.12	$1.95	$1.45	$1.22	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	293	420	430	507	519	554	557	670	788	719
Invesco V.I. Diversified Dividend Fund, Series I Shares (4/29/2011)
Accumulation unit value at beginning of period	$1.83	$1.99	$1.84	$1.61	$1.59	$1.42	$1.09	$0.92	$1.00	—
Accumulation unit value at end of period	$2.27	$1.83	$1.99	$1.84	$1.61	$1.59	$1.42	$1.09	$0.92	—
Number of accumulation units outstanding at end of period (000 omitted)	82	99	157	127	145	160	191	149	100	—
Invesco V.I. Health Care Fund, Series II Shares (5/1/2006)
Accumulation unit value at beginning of period	$2.26	$2.25	$1.96	$2.23	$2.18	$1.84	$1.32	$1.10	$1.07	$1.02
Accumulation unit value at end of period	$2.96	$2.26	$2.25	$1.96	$2.23	$2.18	$1.84	$1.32	$1.10	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	225	302	282	278	288	158	149	117	103	132
Invesco V.I. International Growth Fund, Series II Shares (11/1/2005)
Accumulation unit value at beginning of period	$1.72	$2.04	$1.67	$1.69	$1.75	$1.76	$1.49	$1.30	$1.40	$1.25
Accumulation unit value at end of period	$2.20	$1.72	$2.04	$1.67	$1.69	$1.75	$1.76	$1.49	$1.30	$1.40
Number of accumulation units outstanding at end of period (000 omitted)	175	228	289	290	372	272	249	273	294	380
Invesco V.I. Mid Cap Growth Fund, Series I Shares* (4/27/2012)
Accumulation unit value at beginning of period	$1.65	$1.76	$1.45	$1.44	$1.43	$1.33	$0.98	$1.00	—	—
Accumulation unit value at end of period	$2.21	$1.65	$1.76	$1.45	$1.44	$1.43	$1.33	$0.98	—	—
Number of accumulation units outstanding at end of period (000 omitted)	9	73	76	78	85	89	87	87	—	—
*Invesco V.I. Mid Cap Growth Fund, Series I Shares is scheduled to merge into Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund, Series I Shares sometime during the second quarter of 2020.
Invesco V.I. Mid Cap Growth Fund, Series II Shares* (4/27/2012)
Accumulation unit value at beginning of period	$1.63	$1.74	$1.43	$1.43	$1.42	$1.33	$0.98	$1.00	—	—
Accumulation unit value at end of period	$2.17	$1.63	$1.74	$1.43	$1.43	$1.42	$1.33	$0.98	—	—
Number of accumulation units outstanding at end of period (000 omitted)	103	84	83	91	125	92	63	50	—	—
*Invesco V.I. Mid Cap Growth Fund, Series II Shares is scheduled to merge into Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund, Series II Shares sometime during the second quarter of 2020.
Invesco V.I. Technology Fund, Series I Shares (8/13/2001)
Accumulation unit value at beginning of period	$1.81	$1.82	$1.36	$1.38	$1.29	$1.17	$0.94	$0.85	$0.90	$0.75
Accumulation unit value at end of period	$2.44	$1.81	$1.82	$1.36	$1.38	$1.29	$1.17	$0.94	$0.85	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	382	391	331	321	368	435	445	477	506	618
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.11	$1.18	$1.00	$1.04	$1.14	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$1.34	$1.11	$1.18	$1.00	$1.04	$1.14	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	117	16	14	14	154	148	142	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.99	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.21	$0.99	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	309	199	—	—	—	—	—	—	—	—
Janus Henderson VIT Enterprise Portfolio: Service Shares (5/1/2000)
Accumulation unit value at beginning of period	$1.77	$1.79	$1.42	$1.27	$1.23	$1.11	$0.84	$0.72	$0.74	$0.59
Accumulation unit value at end of period	$2.38	$1.77	$1.79	$1.42	$1.27	$1.23	$1.11	$0.84	$0.72	$0.74
Number of accumulation units outstanding at end of period (000 omitted)	35	35	35	17	18	18	29	28	34	34

10	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 0.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.07	$1.04	$1.02	$1.03	$0.99	$1.00	—	—	—
Accumulation unit value at end of period	$1.14	$1.05	$1.07	$1.04	$1.02	$1.03	$0.99	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	28	28	46	189	210	208	—	—	—	—
Janus Henderson VIT Global Technology Portfolio: Service Shares (5/1/2000)
Accumulation unit value at beginning of period	$1.52	$1.51	$1.05	$0.93	$0.89	$0.82	$0.61	$0.51	$0.57	$0.46
Accumulation unit value at end of period	$2.19	$1.52	$1.51	$1.05	$0.93	$0.89	$0.82	$0.61	$0.51	$0.57
Number of accumulation units outstanding at end of period (000 omitted)	239	238	73	74	73	74	103	104	111	100
Janus Henderson VIT Overseas Portfolio: Service Shares (5/1/2000)
Accumulation unit value at beginning of period	$1.27	$1.50	$1.15	$1.24	$1.37	$1.57	$1.38	$1.23	$1.82	$1.47
Accumulation unit value at end of period	$1.60	$1.27	$1.50	$1.15	$1.24	$1.37	$1.57	$1.38	$1.23	$1.82
Number of accumulation units outstanding at end of period (000 omitted)	86	85	81	126	143	133	239	269	262	226
Janus Henderson VIT Research Portfolio: Service Shares (5/1/2007)
Accumulation unit value at beginning of period	$2.00	$2.07	$1.63	$1.63	$1.56	$1.39	$1.08	$0.92	$0.98	$0.86
Accumulation unit value at end of period	$2.68	$2.00	$2.07	$1.63	$1.63	$1.56	$1.39	$1.08	$0.92	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	104	148	176	246	309	266	328	387	461	568
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.30	$1.40	$1.17	$1.14	$1.15	$1.13	$1.00	—	—	—
Accumulation unit value at end of period	$1.53	$1.30	$1.40	$1.17	$1.14	$1.15	$1.13	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	117	131	127	116	90	44	6	—	—	—
MFS® Massachusetts Investors Growth Stock Portfolio – Service Class (3/27/2015)
Accumulation unit value at beginning of period	$1.31	$1.31	$1.03	$0.98	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$1.82	$1.31	$1.31	$1.03	$0.98	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	177	100	144	172	143	—	—	—	—	—
MFS® New Discovery Series – Service Class (5/1/2000)
Accumulation unit value at beginning of period	$2.41	$2.47	$1.97	$1.82	$1.87	$2.03	$1.44	$1.20	$1.35	$1.00
Accumulation unit value at end of period	$3.39	$2.41	$2.47	$1.97	$1.82	$1.87	$2.03	$1.44	$1.20	$1.35
Number of accumulation units outstanding at end of period (000 omitted)	123	82	83	148	158	156	173	89	131	102
MFS® Utilities Series – Service Class (8/13/2001)
Accumulation unit value at beginning of period	$3.59	$3.59	$3.15	$2.85	$3.36	$3.00	$2.51	$2.23	$2.11	$1.86
Accumulation unit value at end of period	$4.46	$3.59	$3.59	$3.15	$2.85	$3.36	$3.00	$2.51	$2.23	$2.11
Number of accumulation units outstanding at end of period (000 omitted)	210	296	323	386	518	601	684	584	543	500
Morgan Stanley VIF Discovery Portfolio, Class II Shares (5/1/2006)
Accumulation unit value at beginning of period	$2.33	$2.12	$1.54	$1.70	$1.81	$1.79	$1.31	$1.21	$1.31	$1.00
Accumulation unit value at end of period	$3.24	$2.33	$2.12	$1.54	$1.70	$1.81	$1.79	$1.31	$1.21	$1.31
Number of accumulation units outstanding at end of period (000 omitted)	143	112	116	125	131	172	192	241	300	317
Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares (5/1/2006)
Accumulation unit value at beginning of period	$1.41	$1.55	$1.42	$1.38	$1.41	$1.25	$1.22	$0.94	$1.06	$0.87
Accumulation unit value at end of period	$1.66	$1.41	$1.55	$1.42	$1.38	$1.41	$1.25	$1.22	$0.94	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	138	203	205	219	346	337	343	314	467	451
Neuberger Berman AMT International Equity Portfolio (Class S) (5/1/2006)
Accumulation unit value at beginning of period	$1.10	$1.34	$1.06	$1.09	$1.07	$1.12	$0.95	$0.81	$0.93	$0.76
Accumulation unit value at end of period	$1.40	$1.10	$1.34	$1.06	$1.09	$1.07	$1.12	$0.95	$0.81	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	57	78	102	254	307	299	275	165	154	142
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.91	$0.98	$0.92	$0.93	$0.99	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.04	$0.91	$0.98	$0.92	$0.93	$0.99	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	79	77	78	77	30	1	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (5/1/2006)
Accumulation unit value at beginning of period	$1.58	$1.68	$1.49	$1.33	$1.47	$1.47	$1.48	$1.29	$1.27	$1.13
Accumulation unit value at end of period	$1.75	$1.58	$1.68	$1.49	$1.33	$1.47	$1.47	$1.48	$1.29	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	183	194	192	218	279	321	414	688	700	590
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.08	$1.15	$1.01	$0.98	$0.99	$0.95	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.25	$1.08	$1.15	$1.01	$0.98	$0.99	$0.95	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	4	4	4	4	54	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.06	$1.02	$1.00	$1.00	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.13	$1.05	$1.06	$1.02	$1.00	$1.00	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	476	33	58	71	68	63	—	—	—	—
Putnam VT Global Health Care Fund – Class IB Shares (8/13/2001)
Accumulation unit value at beginning of period	$2.68	$2.71	$2.36	$2.68	$2.50	$1.97	$1.40	$1.15	$1.17	$1.15
Accumulation unit value at end of period	$3.47	$2.68	$2.71	$2.36	$2.68	$2.50	$1.97	$1.40	$1.15	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	113	141	163	147	162	113	104	52	50	40

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	11

Variable account charges of 0.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Putnam VT International Equity Fund – Class IB Shares (8/13/2001)
Accumulation unit value at beginning of period	$1.55	$1.93	$1.53	$1.58	$1.59	$1.71	$1.34	$1.11	$1.34	$1.23
Accumulation unit value at end of period	$1.93	$1.55	$1.93	$1.53	$1.58	$1.59	$1.71	$1.34	$1.11	$1.34
Number of accumulation units outstanding at end of period (000 omitted)	33	44	52	69	86	30	24	20	24	32
Putnam VT Sustainable Leaders Fund – Class IB Shares (9/24/2010)
Accumulation unit value at beginning of period	$2.54	$2.60	$2.02	$1.88	$1.90	$1.68	$1.24	$1.07	$1.13	$1.00
Accumulation unit value at end of period	$3.45	$2.54	$2.60	$2.02	$1.88	$1.90	$1.68	$1.24	$1.07	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	39	21	18	18	16	33	30	123	123	139
Royce Capital Fund – Micro-Cap Portfolio, Investment Class (9/15/1999)
Accumulation unit value at beginning of period	$4.28	$4.73	$4.53	$3.80	$4.37	$4.55	$3.78	$3.54	$4.05	$3.13
Accumulation unit value at end of period	$5.09	$4.28	$4.73	$4.53	$3.80	$4.37	$4.55	$3.78	$3.54	$4.05
Number of accumulation units outstanding at end of period (000 omitted)	14	14	13	17	20	20	23	30	34	39
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.00	$0.98	$0.97	$0.95	$0.99	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.01	$1.00	$0.98	$0.97	$0.95	$0.99	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	105	146	172	93	92	159	108	—	—	—
Third Avenue Value Portfolio (9/21/1999)
Accumulation unit value at beginning of period	$3.23	$4.07	$3.61	$3.23	$3.57	$3.44	$2.90	$2.29	$2.93	$2.58
Accumulation unit value at end of period	$3.61	$3.23	$4.07	$3.61	$3.23	$3.57	$3.44	$2.90	$2.29	$2.93
Number of accumulation units outstanding at end of period (000 omitted)	9	11	12	20	26	27	27	27	33	38
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.74	$0.88	$0.80	$0.54	$0.72	$0.77	$1.00	—	—	—
Accumulation unit value at end of period	$1.02	$0.74	$0.88	$0.80	$0.54	$0.72	$0.77	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	68	73	120	128	159	219	180	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.73	$1.90	$1.61	$1.52	$1.54	$1.47	$1.23	$1.08	$1.12	$1.00
Accumulation unit value at end of period	$2.09	$1.73	$1.90	$1.61	$1.52	$1.54	$1.47	$1.23	$1.08	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	1,349	1,471	1,549	1,572	1,799	1,788	1,803	1,277	1,257	395
Variable Portfolio – Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.73	$1.90	$1.61	$1.53	$1.55	$1.47	$1.23	$1.09	$1.12	$1.00
Accumulation unit value at end of period	$2.09	$1.73	$1.90	$1.61	$1.53	$1.55	$1.47	$1.23	$1.09	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	2,360	2,702	2,962	4,054	6,778	9,239	15,408	16,382	18,860	26,354
Variable Portfolio – Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.29	$1.33	$1.25	$1.21	$1.22	$1.18	$1.15	$1.08	$1.05	$1.00
Accumulation unit value at end of period	$1.42	$1.29	$1.33	$1.25	$1.21	$1.22	$1.18	$1.15	$1.08	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	1,235	1,097	1,109	2,414	2,445	2,701	3,557	5,335	1,443	1,174
Variable Portfolio – Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.29	$1.33	$1.25	$1.21	$1.22	$1.18	$1.15	$1.08	$1.05	$1.00
Accumulation unit value at end of period	$1.42	$1.29	$1.33	$1.25	$1.21	$1.22	$1.18	$1.15	$1.08	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	295	295	613	295	309	369	3,064	6,408	4,175	8,371
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.98	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.13	$0.98	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	12	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.00	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.18	$1.00	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	174	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.09	$1.12	$1.05	$1.02	$1.04	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$1.21	$1.09	$1.12	$1.05	$1.02	$1.04	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	1,537	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.11	$1.17	$1.05	$1.03	$1.05	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.26	$1.11	$1.17	$1.05	$1.03	$1.05	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	351	355	358	404	482	441	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.14	$1.24	$1.06	$1.03	$1.07	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.34	$1.14	$1.24	$1.06	$1.03	$1.07	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5,365	5,747	6,102	7,218	8,409	13,375	6,029	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.13	$1.21	$1.06	$1.03	$1.06	$1.02	$1.00	—	—	—
Accumulation unit value at end of period	$1.31	$1.13	$1.21	$1.06	$1.03	$1.06	$1.02	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,507	1,568	1,939	2,893	3,432	5,176	3,575	—	—	—

12	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 0.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Moderate Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.52	$1.62	$1.44	$1.38	$1.40	$1.34	$1.21	$1.09	$1.10	$1.00
Accumulation unit value at end of period	$1.75	$1.52	$1.62	$1.44	$1.38	$1.40	$1.34	$1.21	$1.09	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	2,373	2,420	2,853	3,038	2,869	3,010	3,851	4,778	4,194	507
Variable Portfolio – Moderate Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.52	$1.62	$1.44	$1.38	$1.40	$1.34	$1.21	$1.09	$1.10	$1.00
Accumulation unit value at end of period	$1.76	$1.52	$1.62	$1.44	$1.38	$1.40	$1.34	$1.21	$1.09	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	4,604	5,544	6,486	8,454	11,957	13,455	13,901	17,266	21,448	21,627
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.63	$1.76	$1.52	$1.45	$1.47	$1.41	$1.22	$1.09	$1.11	$1.00
Accumulation unit value at end of period	$1.92	$1.63	$1.76	$1.52	$1.45	$1.47	$1.41	$1.22	$1.09	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	1,134	1,114	1,514	1,698	1,794	2,877	3,380	1,378	1,064	2,007
Variable Portfolio – Moderately Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.63	$1.76	$1.52	$1.46	$1.48	$1.41	$1.22	$1.09	$1.12	$1.00
Accumulation unit value at end of period	$1.92	$1.63	$1.76	$1.52	$1.46	$1.48	$1.41	$1.22	$1.09	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	6,082	6,412	6,707	8,031	9,853	11,020	22,674	24,938	26,294	23,294
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.40	$1.46	$1.34	$1.29	$1.30	$1.25	$1.18	$1.09	$1.07	$1.00
Accumulation unit value at end of period	$1.58	$1.40	$1.46	$1.34	$1.29	$1.30	$1.25	$1.18	$1.09	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	485	1,505	1,510	2,259	1,459	2,282	1,477	1,950	1,471	—
Variable Portfolio – Moderately Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.40	$1.47	$1.34	$1.30	$1.31	$1.26	$1.18	$1.09	$1.07	$1.00
Accumulation unit value at end of period	$1.58	$1.40	$1.47	$1.34	$1.30	$1.31	$1.26	$1.18	$1.09	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	1,669	1,555	2,261	2,516	4,127	4,214	4,237	4,691	9,103	5,162
Variable Portfolio – Partners Core Equity Fund (Class 3) (5/1/2006)
Accumulation unit value at beginning of period	$1.79	$1.95	$1.63	$1.50	$1.50	$1.35	$1.06	$0.96	$1.00	$0.90
Accumulation unit value at end of period	$2.25	$1.79	$1.95	$1.63	$1.50	$1.50	$1.35	$1.06	$0.96	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	79	92	100	109	275	271	183	200	264	276
Variable Portfolio – Partners Small Cap Value Fund (Class 3) (8/14/2001)
Accumulation unit value at beginning of period	$3.13	$3.64	$3.42	$2.74	$3.04	$2.99	$2.23	$1.98	$2.08	$1.68
Accumulation unit value at end of period	$3.72	$3.13	$3.64	$3.42	$2.74	$3.04	$2.99	$2.23	$1.98	$2.08
Number of accumulation units outstanding at end of period (000 omitted)	79	86	89	109	140	143	317	402	542	707
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.00	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.15	$1.00	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.02	$1.06	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.21	$1.02	$1.06	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	13	14	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.01	$1.05	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.18	$1.01	$1.05	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	173	—	—	—	—	—	—	—	—	—
Wanger International (9/15/1999)
Accumulation unit value at beginning of period	$3.35	$4.09	$3.10	$3.16	$3.17	$3.34	$2.74	$2.27	$2.67	$2.15
Accumulation unit value at end of period	$4.33	$3.35	$4.09	$3.10	$3.16	$3.17	$3.34	$2.74	$2.27	$2.67
Number of accumulation units outstanding at end of period (000 omitted)	398	506	534	564	758	895	918	887	992	1,120
Wanger USA (9/15/1999)
Accumulation unit value at beginning of period	$4.33	$4.42	$3.71	$3.28	$3.32	$3.19	$2.40	$2.01	$2.09	$1.71
Accumulation unit value at end of period	$5.64	$4.33	$4.42	$3.71	$3.28	$3.32	$3.19	$2.40	$2.01	$2.09
Number of accumulation units outstanding at end of period (000 omitted)	266	311	311	406	571	543	598	631	895	1,057
Wells Fargo VT Index Asset Allocation Fund – Class 2 (5/1/2001)
Accumulation unit value at beginning of period	$2.44	$2.53	$2.26	$2.11	$2.10	$1.79	$1.50	$1.34	$1.26	$1.12
Accumulation unit value at end of period	$2.92	$2.44	$2.53	$2.26	$2.11	$2.10	$1.79	$1.50	$1.34	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	6	—	5	5	—	2	2
Wells Fargo VT International Equity Fund – Class 2 (2/4/2004)
Accumulation unit value at beginning of period	$1.65	$2.00	$1.62	$1.58	$1.56	$1.66	$1.39	$1.23	$1.43	$1.23
Accumulation unit value at end of period	$1.89	$1.65	$2.00	$1.62	$1.58	$1.56	$1.66	$1.39	$1.23	$1.43
Number of accumulation units outstanding at end of period (000 omitted)	110	134	127	131	188	156	166	278	311	337
Wells Fargo VT Opportunity Fund – Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$2.88	$3.12	$2.61	$2.34	$2.42	$2.21	$1.70	$1.48	$1.57	$1.28
Accumulation unit value at end of period	$3.77	$2.88	$3.12	$2.61	$2.34	$2.42	$2.21	$1.70	$1.48	$1.57
Number of accumulation units outstanding at end of period (000 omitted)	24	10	14	53	75	85	73	109	148	121

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	13

Variable account charges of 0.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Wells Fargo VT Small Cap Growth Fund – Class 2 (5/1/2001)
Accumulation unit value at beginning of period	$2.92	$2.90	$2.32	$2.16	$2.24	$2.29	$1.54	$1.43	$1.51	$1.20
Accumulation unit value at end of period	$3.63	$2.92	$2.90	$2.32	$2.16	$2.24	$2.29	$1.54	$1.43	$1.51
Number of accumulation units outstanding at end of period (000 omitted)	26	43	38	54	87	96	110	136	160	198
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.10	$1.15	$1.07	$0.93	$1.00	$1.02	$1.00	—	—	—
Accumulation unit value at end of period	$1.24	$1.10	$1.15	$1.07	$0.93	$1.00	$1.02	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	479	2	33	12	21	23	17	—	—	—

Variable account charges of 0.60% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.17	$1.27	$1.12	$1.09	$1.11	$1.07	$1.00	—
Accumulation unit value at end of period	$1.34	$1.17	$1.27	$1.12	$1.09	$1.11	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
AB VPS Large Cap Growth Portfolio (Class B) (4/30/2012)
Accumulation unit value at beginning of period	$2.28	$2.24	$1.71	$1.68	$1.52	$1.35	$0.99	$1.00
Accumulation unit value at end of period	$3.04	$2.28	$2.24	$1.71	$1.68	$1.52	$1.35	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.81	$1.01	$1.03	$0.73	$1.19	$1.07	$1.00	—
Accumulation unit value at end of period	$0.97	$0.81	$1.01	$1.03	$0.73	$1.19	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
American Century VP Value, Class II (4/30/2012)
Accumulation unit value at beginning of period	$1.68	$1.87	$1.73	$1.45	$1.52	$1.35	$1.03	$1.00
Accumulation unit value at end of period	$2.12	$1.68	$1.87	$1.73	$1.45	$1.52	$1.35	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.25	$1.36	$1.21	$1.17	$1.19	$1.17	$1.03	$1.00
Accumulation unit value at end of period	$1.47	$1.25	$1.36	$1.21	$1.17	$1.19	$1.17	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Balanced Fund (Class 3) (4/30/2012)
Accumulation unit value at beginning of period	$1.56	$1.67	$1.47	$1.39	$1.37	$1.25	$1.04	$1.00
Accumulation unit value at end of period	$1.90	$1.56	$1.67	$1.47	$1.39	$1.37	$1.25	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.53	$0.62	$0.61	$0.55	$0.72	$0.93	$1.00	—
Accumulation unit value at end of period	$0.57	$0.53	$0.62	$0.61	$0.55	$0.72	$0.93	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.64	$1.81	$1.50	$1.39	$1.36	$1.22	$1.00	—
Accumulation unit value at end of period	$2.16	$1.64	$1.81	$1.50	$1.39	$1.36	$1.22	—
Number of accumulation units outstanding at end of period (000 omitted)	4	4	—	—	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.90	$1.99	$1.61	$1.50	$1.50	$1.31	$0.99	$1.00
Accumulation unit value at end of period	$2.35	$1.90	$1.99	$1.61	$1.50	$1.50	$1.31	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.82	$0.90	$0.88	$0.91	$0.93	$0.95	$1.00	—
Accumulation unit value at end of period	$0.83	$0.82	$0.90	$0.88	$0.91	$0.93	$0.95	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.61	$1.72	$1.52	$1.34	$1.39	$1.28	$1.01	$1.00
Accumulation unit value at end of period	$1.98	$1.61	$1.72	$1.52	$1.34	$1.39	$1.28	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$1.10	$0.99	$0.90	$0.91	$0.91	$1.00	—
Accumulation unit value at end of period	$1.13	$1.01	$1.10	$0.99	$0.90	$0.91	$0.91	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.07	$1.38	$0.95	$0.91	$1.00	$1.03	$1.06	$1.00
Accumulation unit value at end of period	$1.40	$1.07	$1.38	$0.95	$0.91	$1.00	$1.03	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	2	2	—	—	—	—	—	—

14	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 0.60% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.86	$0.92	$0.87	$0.89	$0.96	$0.96	$1.04	$1.00
Accumulation unit value at end of period	$0.95	$0.86	$0.92	$0.87	$0.89	$0.96	$0.96	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.97	$0.97	$0.97	$0.98	$0.98	$0.99	$1.00	$1.00
Accumulation unit value at end of period	$0.98	$0.97	$0.97	$0.97	$0.98	$0.98	$0.99	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.30	$1.37	$1.29	$1.17	$1.19	$1.16	$1.10	$1.00
Accumulation unit value at end of period	$1.51	$1.30	$1.37	$1.29	$1.17	$1.19	$1.16	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.29	$1.35	$1.28	$1.16	$1.18	$1.14	$1.10	$1.00
Accumulation unit value at end of period	$1.48	$1.29	$1.35	$1.28	$1.16	$1.18	$1.14	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.13	$1.13	$1.10	$1.06	$1.07	$1.02	$1.05	$1.00
Accumulation unit value at end of period	$1.22	$1.13	$1.13	$1.10	$1.06	$1.07	$1.02	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.96	$2.06	$1.62	$1.61	$1.49	$1.32	$1.02	$1.00
Accumulation unit value at end of period	$2.65	$1.96	$2.06	$1.62	$1.61	$1.49	$1.32	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (4/30/2012)
Accumulation unit value at beginning of period	$1.91	$2.02	$1.68	$1.51	$1.51	$1.34	$1.02	$1.00
Accumulation unit value at end of period	$2.49	$1.91	$2.02	$1.68	$1.51	$1.51	$1.34	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.05	$1.06	$1.05	$1.00	$1.03	$1.04	$1.03	$1.00
Accumulation unit value at end of period	$1.13	$1.05	$1.06	$1.05	$1.00	$1.03	$1.04	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.05	$1.12	$1.01	$0.99	$1.00	$0.95	$1.00	—
Accumulation unit value at end of period	$1.25	$1.05	$1.12	$1.01	$0.99	$1.00	$0.95	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.62	$1.72	$1.41	$1.39	$1.33	$1.25	$0.96	$1.00
Accumulation unit value at end of period	$2.18	$1.62	$1.72	$1.41	$1.39	$1.33	$1.25	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.17	$1.41	$1.12	$1.20	$1.15	$1.27	$1.04	$1.00
Accumulation unit value at end of period	$1.45	$1.17	$1.41	$1.12	$1.20	$1.15	$1.27	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.80	$2.06	$1.72	$1.45	$1.53	$1.39	$1.01	$1.00
Accumulation unit value at end of period	$2.26	$1.80	$2.06	$1.72	$1.45	$1.53	$1.39	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.64	$1.90	$1.69	$1.49	$1.58	$1.42	$1.04	$1.00
Accumulation unit value at end of period	$2.14	$1.64	$1.90	$1.69	$1.49	$1.58	$1.42	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.64	$1.89	$1.69	$1.50	$1.56	$1.48	$1.01	$1.00
Accumulation unit value at end of period	$1.91	$1.64	$1.89	$1.69	$1.50	$1.56	$1.48	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.21	$1.22	$1.16	$1.07	$1.10	$1.07	$1.07	$1.00
Accumulation unit value at end of period	$1.32	$1.21	$1.22	$1.16	$1.07	$1.10	$1.07	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2)* (4/30/2012)
Accumulation unit value at beginning of period	$1.41	$1.66	$1.51	$1.30	$1.39	$1.36	$1.02	$1.00
Accumulation unit value at end of period	$1.72	$1.41	$1.66	$1.51	$1.30	$1.39	$1.36	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
*Columbia Variable Portfolio – U.S. Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	15

Variable account charges of 0.60% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.09	$1.08	$1.05	$1.03	$1.03	$0.98	$1.01	$1.00
Accumulation unit value at end of period	$1.15	$1.09	$1.08	$1.05	$1.03	$1.03	$0.98	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – American Century Diversified Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.10	$1.12	$1.07	$1.04	$1.05	$1.00	$1.03	$1.00
Accumulation unit value at end of period	$1.19	$1.10	$1.12	$1.07	$1.04	$1.05	$1.00	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – AQR International Core Equity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.14	$1.37	$1.13	$1.18	$1.19	$1.29	$1.07	$1.00
Accumulation unit value at end of period	$1.34	$1.14	$1.37	$1.13	$1.18	$1.19	$1.29	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.92	$1.00	$1.01	$1.12	$1.13	$1.03	$1.00	—
Accumulation unit value at end of period	$0.91	$0.92	$1.00	$1.01	$1.12	$1.13	$1.03	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.13	$1.14	$1.12	$1.04	$1.06	$0.99	$1.05	$1.00
Accumulation unit value at end of period	$1.20	$1.13	$1.14	$1.12	$1.04	$1.06	$0.99	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – CenterSquare Real Estate Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.32	$1.41	$1.34	$1.29	$1.31	$1.16	$1.13	$1.00
Accumulation unit value at end of period	$1.66	$1.32	$1.41	$1.34	$1.29	$1.31	$1.16	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – DFA International Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.13	$1.38	$1.11	$1.03	$1.12	$1.22	$1.03	$1.00
Accumulation unit value at end of period	$1.27	$1.13	$1.38	$1.11	$1.03	$1.12	$1.22	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.06	$1.27	$1.03	$1.00	$1.05	$1.05	$1.00	—
Accumulation unit value at end of period	$1.23	$1.06	$1.27	$1.03	$1.00	$1.05	$1.05	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$2.06	$2.13	$1.62	$1.54	$1.40	$1.26	$0.98	$1.00
Accumulation unit value at end of period	$2.70	$2.06	$2.13	$1.62	$1.54	$1.40	$1.26	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.85	$1.89	$1.45	$1.50	$1.42	$1.30	$0.96	$1.00
Accumulation unit value at end of period	$2.43	$1.85	$1.89	$1.45	$1.50	$1.42	$1.30	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – MFS® Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.75	$1.96	$1.68	$1.49	$1.51	$1.38	$1.03	$1.00
Accumulation unit value at end of period	$2.26	$1.75	$1.96	$1.68	$1.49	$1.51	$1.38	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	3	2	—	—	—	—	—	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.94	$1.90	$1.44	$1.41	$1.33	$1.25	$0.96	$1.00
Accumulation unit value at end of period	$2.44	$1.94	$1.90	$1.44	$1.41	$1.33	$1.25	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.53	$1.71	$1.48	$1.30	$1.43	$1.32	$1.04	$1.00
Accumulation unit value at end of period	$1.92	$1.53	$1.71	$1.48	$1.30	$1.43	$1.32	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	3	3	—	—	—	—	—	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.05	$1.06	$1.03	$1.01	$1.02	$0.98	$1.01	$1.00
Accumulation unit value at end of period	$1.13	$1.05	$1.06	$1.03	$1.01	$1.02	$0.98	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.89	$2.12	$1.85	$1.54	$1.55	$1.40	$1.03	$1.00
Accumulation unit value at end of period	$2.41	$1.89	$2.12	$1.85	$1.54	$1.55	$1.40	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	2	2	—	—	—	—	—	—
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.00	$0.99	$1.00	$0.99	$1.00	$1.00	$1.01	$1.00
Accumulation unit value at end of period	$1.02	$1.00	$0.99	$1.00	$0.99	$1.00	$1.00	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—

16	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 0.60% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.61	$1.68	$1.38	$1.34	$1.39	$1.28	$1.01	$1.00
Accumulation unit value at end of period	$2.27	$1.61	$1.68	$1.38	$1.34	$1.39	$1.28	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – William Blair International Leaders Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.15	$1.43	$1.14	$1.19	$1.23	$1.23	$1.04	$1.00
Accumulation unit value at end of period	$1.44	$1.15	$1.43	$1.14	$1.19	$1.23	$1.23	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.96	$1.06	$1.00	$0.96	$1.03	$1.00	$1.00	$1.00
Accumulation unit value at end of period	$1.09	$0.96	$1.06	$1.00	$0.96	$1.03	$1.00	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.76	$1.89	$1.57	$1.46	$1.47	$1.32	$1.01	$1.00
Accumulation unit value at end of period	$2.29	$1.76	$1.89	$1.57	$1.46	$1.47	$1.32	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	5	4	—	—	—	—	—	—
Fidelity® VIP Mid Cap Portfolio Service Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.58	$1.86	$1.56	$1.40	$1.43	$1.36	$1.00	$1.00
Accumulation unit value at end of period	$1.93	$1.58	$1.86	$1.56	$1.40	$1.43	$1.36	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	2	2	—	—	—	—	—	—
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.10	$1.13	$1.06	$0.99	$1.01	$0.99	$1.00	—
Accumulation unit value at end of period	$1.20	$1.10	$1.13	$1.06	$0.99	$1.01	$0.99	—
Number of accumulation units outstanding at end of period (000 omitted)	7	6	—	—	—	—	—	—
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.21	$1.27	$1.17	$1.03	$1.12	$1.07	$1.00	—
Accumulation unit value at end of period	$1.40	$1.21	$1.27	$1.17	$1.03	$1.12	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.50	$1.66	$1.55	$1.34	$1.42	$1.33	$1.04	$1.00
Accumulation unit value at end of period	$1.83	$1.50	$1.66	$1.55	$1.34	$1.42	$1.33	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Franklin Small Cap Value VIP Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.63	$1.88	$1.71	$1.32	$1.44	$1.44	$1.06	$1.00
Accumulation unit value at end of period	$2.05	$1.63	$1.88	$1.71	$1.32	$1.44	$1.44	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.88	$0.95	$0.91	$0.92	$0.97	$1.00	—	—
Accumulation unit value at end of period	$0.95	$0.88	$0.95	$0.91	$0.92	$0.97	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Invesco Oppenheimer V.I. Global Fund, Series II Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.62	$1.88	$1.39	$1.40	$1.35	$1.34	$1.06	$1.00
Accumulation unit value at end of period	$2.11	$1.62	$1.88	$1.39	$1.40	$1.35	$1.34	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	6	5	—	—	—	—	—	—
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$1.07	$1.01	$0.96	$0.99	$0.97	$1.00	—
Accumulation unit value at end of period	$1.11	$1.01	$1.07	$1.01	$0.96	$0.99	$0.97	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.75	$1.97	$1.74	$1.49	$1.59	$1.43	$1.03	$1.00
Accumulation unit value at end of period	$2.19	$1.75	$1.97	$1.74	$1.49	$1.59	$1.43	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	4	3	—	—	—	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.10	$1.19	$1.09	$0.98	$1.04	$0.99	$1.00	—
Accumulation unit value at end of period	$1.26	$1.10	$1.19	$1.09	$0.98	$1.04	$0.99	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.11	$1.18	$1.00	$1.03	$1.13	$1.21	$1.00	—
Accumulation unit value at end of period	$1.34	$1.11	$1.18	$1.00	$1.03	$1.13	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.99	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.21	$0.99	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	17

Variable account charges of 0.60% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.06	$1.04	$1.02	$1.03	$0.99	$1.00	—
Accumulation unit value at end of period	$1.13	$1.04	$1.06	$1.04	$1.02	$1.03	$0.99	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.87	$1.93	$1.52	$1.53	$1.46	$1.31	$1.01	$1.00
Accumulation unit value at end of period	$2.51	$1.87	$1.93	$1.52	$1.53	$1.46	$1.31	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.30	$1.40	$1.17	$1.14	$1.15	$1.13	$1.00	—
Accumulation unit value at end of period	$1.52	$1.30	$1.40	$1.17	$1.14	$1.15	$1.13	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
MFS® Utilities Series – Service Class (4/30/2012)
Accumulation unit value at beginning of period	$1.53	$1.53	$1.34	$1.21	$1.43	$1.28	$1.07	$1.00
Accumulation unit value at end of period	$1.90	$1.53	$1.53	$1.34	$1.21	$1.43	$1.28	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Morgan Stanley VIF Discovery Portfolio, Class II Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.63	$1.49	$1.08	$1.19	$1.27	$1.26	$0.92	$1.00
Accumulation unit value at end of period	$2.27	$1.63	$1.49	$1.08	$1.19	$1.27	$1.26	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (4/30/2012)
Accumulation unit value at beginning of period	$1.76	$1.89	$1.61	$1.47	$1.49	$1.36	$1.00	$1.00
Accumulation unit value at end of period	$2.20	$1.76	$1.89	$1.61	$1.47	$1.49	$1.36	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.90	$0.98	$0.92	$0.93	$0.99	$1.00	—	—
Accumulation unit value at end of period	$1.04	$0.90	$0.98	$0.92	$0.93	$0.99	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.15	$1.22	$1.09	$0.97	$1.07	$1.07	$1.08	$1.00
Accumulation unit value at end of period	$1.28	$1.15	$1.22	$1.09	$0.97	$1.07	$1.07	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.07	$1.14	$1.01	$0.98	$0.98	$0.95	$1.03	$1.00
Accumulation unit value at end of period	$1.25	$1.07	$1.14	$1.01	$0.98	$0.98	$0.95	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.06	$1.01	$1.00	$1.00	$0.96	$1.00	—
Accumulation unit value at end of period	$1.12	$1.04	$1.06	$1.01	$1.00	$1.00	$0.96	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.99	$0.98	$0.97	$0.95	$0.99	$0.98	$1.00	—
Accumulation unit value at end of period	$1.01	$0.99	$0.98	$0.97	$0.95	$0.99	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.74	$0.88	$0.80	$0.54	$0.72	$0.77	$1.00	—
Accumulation unit value at end of period	$1.02	$0.74	$0.88	$0.80	$0.54	$0.72	$0.77	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.44	$1.58	$1.34	$1.27	$1.29	$1.23	$1.02	$1.00
Accumulation unit value at end of period	$1.73	$1.44	$1.58	$1.34	$1.27	$1.29	$1.23	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	38	34	2	—	—	—	—	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)* (4/30/2012)
Accumulation unit value at beginning of period	$1.27	$1.54	$1.18	$1.19	$1.22	$1.28	$1.05	$1.00
Accumulation unit value at end of period	$1.63	$1.27	$1.54	$1.18	$1.19	$1.22	$1.28	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	6	5	—	—	—	—	—	—
*Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Variable Portfolio – Conservative Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.15	$1.19	$1.12	$1.09	$1.09	$1.06	$1.03	$1.00
Accumulation unit value at end of period	$1.27	$1.15	$1.19	$1.12	$1.09	$1.09	$1.06	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.98	$1.04	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$1.13	$0.98	$1.04	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—

18	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 0.60% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.00	$1.04	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$1.18	$1.00	$1.04	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (6/30/2014)
Accumulation unit value at beginning of period	$1.06	$1.09	$1.02	$0.99	$1.01	$1.00	—	—
Accumulation unit value at end of period	$1.18	$1.06	$1.09	$1.02	$0.99	$1.01	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (6/30/2014)
Accumulation unit value at beginning of period	$1.06	$1.12	$1.01	$0.99	$1.01	$1.00	—	—
Accumulation unit value at end of period	$1.20	$1.06	$1.12	$1.01	$0.99	$1.01	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (6/30/2014)
Accumulation unit value at beginning of period	$1.07	$1.16	$1.00	$0.97	$1.01	$1.00	—	—
Accumulation unit value at end of period	$1.25	$1.07	$1.16	$1.00	$0.97	$1.01	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (6/30/2014)
Accumulation unit value at beginning of period	$1.07	$1.14	$1.01	$0.98	$1.01	$1.00	—	—
Accumulation unit value at end of period	$1.24	$1.07	$1.14	$1.01	$0.98	$1.01	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.29	$1.38	$1.22	$1.18	$1.19	$1.14	$1.03	$1.00
Accumulation unit value at end of period	$1.49	$1.29	$1.38	$1.22	$1.18	$1.19	$1.14	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	5	3	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.36	$1.47	$1.28	$1.22	$1.24	$1.18	$1.02	$1.00
Accumulation unit value at end of period	$1.61	$1.36	$1.47	$1.28	$1.22	$1.24	$1.18	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	51	—	—	—	—	—	—	—
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.22	$1.28	$1.17	$1.13	$1.14	$1.10	$1.03	$1.00
Accumulation unit value at end of period	$1.37	$1.22	$1.28	$1.17	$1.13	$1.14	$1.10	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Partners Core Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.08	$1.09	$1.06	$1.05	$1.05	$1.00	$1.03	$1.00
Accumulation unit value at end of period	$1.16	$1.08	$1.09	$1.06	$1.05	$1.05	$1.00	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Partners Core Equity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.66	$1.82	$1.52	$1.40	$1.40	$1.26	$0.99	$1.00
Accumulation unit value at end of period	$2.08	$1.66	$1.82	$1.52	$1.40	$1.40	$1.26	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.48	$1.56	$1.33	$1.25	$1.33	$1.35	$0.97	$1.00
Accumulation unit value at end of period	$1.78	$1.48	$1.56	$1.33	$1.25	$1.33	$1.35	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.42	$1.65	$1.55	$1.25	$1.39	$1.37	$1.02	$1.00
Accumulation unit value at end of period	$1.68	$1.42	$1.65	$1.55	$1.25	$1.39	$1.37	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.08	$1.12	$1.01	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.24	$1.08	$1.12	$1.01	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.16	$1.22	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.39	$1.16	$1.22	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.12	$1.17	$1.02	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.31	$1.12	$1.17	$1.02	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.71	$1.85	$1.55	$1.39	$1.44	$1.31	$1.01	$1.00
Accumulation unit value at end of period	$2.23	$1.71	$1.85	$1.55	$1.39	$1.44	$1.31	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	19

Variable account charges of 0.60% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
Wells Fargo VT Small Cap Growth Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.77	$1.76	$1.41	$1.31	$1.36	$1.39	$0.93	$1.00
Accumulation unit value at end of period	$2.20	$1.77	$1.76	$1.41	$1.31	$1.36	$1.39	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.15	$1.07	$0.93	$1.00	$1.02	$1.00	—
Accumulation unit value at end of period	$1.24	$1.09	$1.15	$1.07	$0.93	$1.00	$1.02	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—

Variable account charges of 0.75% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.16	$1.26	$1.11	$1.08	$1.11	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.33	$1.16	$1.26	$1.11	$1.08	$1.11	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	219	290	557	776	932	699	542	—	—	—
AB VPS Global Thematic Growth Portfolio (Class B) (11/1/2005)
Accumulation unit value at beginning of period	$1.66	$1.86	$1.37	$1.40	$1.37	$1.32	$1.08	$0.96	$1.26	$1.07
Accumulation unit value at end of period	$2.14	$1.66	$1.86	$1.37	$1.40	$1.37	$1.32	$1.08	$0.96	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	821	940	1,296	1,165	1,366	1,644	1,917	2,217	3,348	4,452
AB VPS Growth and Income Portfolio (Class B) (8/13/2001)
Accumulation unit value at beginning of period	$2.31	$2.47	$2.10	$1.90	$1.89	$1.74	$1.30	$1.12	$1.06	$0.95
Accumulation unit value at end of period	$2.83	$2.31	$2.47	$2.10	$1.90	$1.89	$1.74	$1.30	$1.12	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	12,899	14,427	16,253	19,036	23,500	28,225	34,405	40,750	48,468	55,671
AB VPS International Value Portfolio (Class B) (8/13/2001)
Accumulation unit value at beginning of period	$1.65	$2.15	$1.73	$1.76	$1.73	$1.87	$1.53	$1.35	$1.69	$1.63
Accumulation unit value at end of period	$1.91	$1.65	$2.15	$1.73	$1.76	$1.73	$1.87	$1.53	$1.35	$1.69
Number of accumulation units outstanding at end of period (000 omitted)	21,587	24,463	27,445	32,314	39,737	47,056	56,626	67,635	83,009	102,937
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.81	$1.00	$1.02	$0.73	$1.18	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$0.96	$0.81	$1.00	$1.02	$0.73	$1.18	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,994	4,996	6,613	8,138	9,450	10,226	4,271	—	—	—
American Century VP International, Class I (9/15/1999)
Accumulation unit value at beginning of period	$1.53	$1.82	$1.39	$1.49	$1.49	$1.58	$1.30	$1.08	$1.24	$1.10
Accumulation unit value at end of period	$1.95	$1.53	$1.82	$1.39	$1.49	$1.49	$1.58	$1.30	$1.08	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	2,463	2,927	3,217	3,598	4,159	4,606	5,037	5,968	7,587	9,999
American Century VP International, Class II (8/13/2001)
Accumulation unit value at beginning of period	$1.66	$1.98	$1.52	$1.62	$1.63	$1.74	$1.43	$1.19	$1.37	$1.22
Accumulation unit value at end of period	$2.11	$1.66	$1.98	$1.52	$1.62	$1.63	$1.74	$1.43	$1.19	$1.37
Number of accumulation units outstanding at end of period (000 omitted)	4,790	5,647	6,126	7,243	8,868	10,641	12,866	15,014	19,142	22,872
American Century VP Mid Cap Value, Class II (5/1/2007)
Accumulation unit value at beginning of period	$1.98	$2.29	$2.07	$1.70	$1.74	$1.51	$1.17	$1.01	$1.03	$0.87
Accumulation unit value at end of period	$2.53	$1.98	$2.29	$2.07	$1.70	$1.74	$1.51	$1.17	$1.01	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	5,030	6,305	7,855	8,606	7,653	8,037	9,110	9,353	11,208	12,924
American Century VP Ultra®, Class II (11/1/2005)
Accumulation unit value at beginning of period	$2.53	$2.53	$1.93	$1.87	$1.77	$1.63	$1.20	$1.06	$1.06	$0.92
Accumulation unit value at end of period	$3.38	$2.53	$2.53	$1.93	$1.87	$1.77	$1.63	$1.20	$1.06	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	3,596	3,998	3,606	4,304	5,243	5,961	7,242	8,724	10,122	11,063
American Century VP Value, Class I (9/15/1999)
Accumulation unit value at beginning of period	$3.18	$3.53	$3.27	$2.73	$2.86	$2.55	$1.95	$1.72	$1.71	$1.52
Accumulation unit value at end of period	$4.01	$3.18	$3.53	$3.27	$2.73	$2.86	$2.55	$1.95	$1.72	$1.71
Number of accumulation units outstanding at end of period (000 omitted)	4,838	5,573	6,558	7,627	8,400	9,657	10,946	12,258	14,862	19,329
American Century VP Value, Class II (8/13/2001)
Accumulation unit value at beginning of period	$2.66	$2.95	$2.74	$2.29	$2.41	$2.15	$1.65	$1.45	$1.45	$1.29
Accumulation unit value at end of period	$3.35	$2.66	$2.95	$2.74	$2.29	$2.41	$2.15	$1.65	$1.45	$1.45
Number of accumulation units outstanding at end of period (000 omitted)	14,833	17,636	20,946	25,296	29,626	35,660	42,005	47,968	56,802	64,096
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.24	$1.35	$1.20	$1.16	$1.18	$1.17	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.45	$1.24	$1.35	$1.20	$1.16	$1.18	$1.17	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5,460	7,010	7,930	9,667	12,251	12,313	10,851	3,746	—	—
Calvert VP SRI Balanced Portfolio – Class I (5/1/2000)
Accumulation unit value at beginning of period	$1.74	$1.80	$1.62	$1.51	$1.56	$1.43	$1.22	$1.12	$1.07	$0.97
Accumulation unit value at end of period	$2.15	$1.74	$1.80	$1.62	$1.51	$1.56	$1.43	$1.22	$1.12	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	6,082	6,216	6,913	7,847	8,548	9,533	10,738	11,585	12,719	14,304

20	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 0.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
ClearBridge Variable Small Cap Growth Portfolio – Class I (4/27/2007)
Accumulation unit value at beginning of period	$2.40	$2.33	$1.89	$1.80	$1.90	$1.84	$1.26	$1.06	$1.06	$0.85
Accumulation unit value at end of period	$3.02	$2.40	$2.33	$1.89	$1.80	$1.90	$1.84	$1.26	$1.06	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	925	954	900	980	1,379	1,846	1,999	1,455	1,187	1,271
Columbia Variable Portfolio – Balanced Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$2.04	$2.19	$1.93	$1.82	$1.81	$1.65	$1.37	$1.21	$1.19	$1.07
Accumulation unit value at end of period	$2.49	$2.04	$2.19	$1.93	$1.82	$1.81	$1.65	$1.37	$1.21	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	31,662	35,991	41,748	45,866	42,888	43,176	45,325	46,103	53,355	61,921
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.52	$0.62	$0.61	$0.55	$0.72	$0.93	$1.00	—	—	—
Accumulation unit value at end of period	$0.56	$0.52	$0.62	$0.61	$0.55	$0.72	$0.93	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	486	597	588	522	323	264	148	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.62	$1.80	$1.49	$1.39	$1.36	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$2.14	$1.62	$1.80	$1.49	$1.39	$1.36	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	6,794	7,527	9,128	9,275	7,402	4,306	1,941	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$1.82	$1.90	$1.54	$1.44	$1.44	$1.26	$0.95	$0.84	$0.80	$0.69
Accumulation unit value at end of period	$2.25	$1.82	$1.90	$1.54	$1.44	$1.44	$1.26	$0.95	$0.84	$0.80
Number of accumulation units outstanding at end of period (000 omitted)	56,895	64,250	73,368	85,755	99,258	111,603	136,765	160,002	186,291	218,715
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.81	$0.90	$0.88	$0.91	$0.92	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$0.82	$0.81	$0.90	$0.88	$0.91	$0.92	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	439	468	666	779	954	886	732	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$2.84	$3.04	$2.68	$2.38	$2.46	$2.26	$1.80	$1.59	$1.68	$1.45
Accumulation unit value at end of period	$3.49	$2.84	$3.04	$2.68	$2.38	$2.46	$2.26	$1.80	$1.59	$1.68
Number of accumulation units outstanding at end of period (000 omitted)	50,962	58,903	70,804	85,168	101,431	122,319	144,917	166,205	206,688	256,449
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.00	$1.09	$0.98	$0.89	$0.91	$0.91	$1.00	—	—	—
Accumulation unit value at end of period	$1.12	$1.00	$1.09	$0.98	$0.89	$0.91	$0.91	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,829	1,620	2,188	1,875	1,993	2,349	792	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (5/1/2000)
Accumulation unit value at beginning of period	$2.52	$3.23	$2.21	$2.13	$2.35	$2.43	$2.49	$2.08	$2.65	$2.23
Accumulation unit value at end of period	$3.28	$2.52	$3.23	$2.21	$2.13	$2.35	$2.43	$2.49	$2.08	$2.65
Number of accumulation units outstanding at end of period (000 omitted)	10,944	13,169	14,820	17,346	22,226	26,833	33,013	38,627	46,641	56,730
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$1.61	$1.72	$1.63	$1.67	$1.79	$1.79	$1.95	$1.85	$1.78	$1.68
Accumulation unit value at end of period	$1.77	$1.61	$1.72	$1.63	$1.67	$1.79	$1.79	$1.95	$1.85	$1.78
Number of accumulation units outstanding at end of period (000 omitted)	13,209	15,564	18,858	22,431	28,050	36,004	46,672	62,204	73,158	88,623
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$1.16	$1.15	$1.15	$1.16	$1.17	$1.18	$1.19	$1.20	$1.21	$1.22
Accumulation unit value at end of period	$1.17	$1.16	$1.15	$1.15	$1.16	$1.17	$1.18	$1.19	$1.20	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	26,927	33,314	35,185	45,094	50,441	60,289	76,751	96,155	124,252	134,040
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$2.54	$2.67	$2.53	$2.28	$2.32	$2.26	$2.15	$1.87	$1.78	$1.57
Accumulation unit value at end of period	$2.95	$2.54	$2.67	$2.53	$2.28	$2.32	$2.26	$2.15	$1.87	$1.78
Number of accumulation units outstanding at end of period (000 omitted)	21,571	25,778	33,054	39,523	47,359	59,210	69,676	82,188	91,967	111,083
Columbia Variable Portfolio – Income Opportunities Fund (Class 3) (9/13/2004)
Accumulation unit value at beginning of period	$2.09	$2.19	$2.07	$1.88	$1.92	$1.86	$1.79	$1.57	$1.49	$1.33
Accumulation unit value at end of period	$2.41	$2.09	$2.19	$2.07	$1.88	$1.92	$1.86	$1.79	$1.57	$1.49
Number of accumulation units outstanding at end of period (000 omitted)	15,746	18,683	23,972	28,890	24,814	30,197	36,897	46,830	49,398	56,452
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$1.93	$1.93	$1.88	$1.81	$1.82	$1.74	$1.80	$1.69	$1.59	$1.48
Accumulation unit value at end of period	$2.08	$1.93	$1.93	$1.88	$1.81	$1.82	$1.74	$1.80	$1.69	$1.59
Number of accumulation units outstanding at end of period (000 omitted)	50,289	54,724	66,114	78,420	93,168	115,549	145,968	214,369	232,229	282,705
Columbia Variable Portfolio – Large Cap Growth Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$1.44	$1.51	$1.19	$1.19	$1.10	$0.97	$0.75	$0.63	$0.65	$0.56
Accumulation unit value at end of period	$1.94	$1.44	$1.51	$1.19	$1.19	$1.10	$0.97	$0.75	$0.63	$0.65
Number of accumulation units outstanding at end of period (000 omitted)	34,560	40,358	46,606	53,836	67,474	68,409	78,647	88,846	104,494	124,302
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (5/1/2000)
Accumulation unit value at beginning of period	$1.98	$2.10	$1.74	$1.58	$1.57	$1.40	$1.07	$0.93	$0.93	$0.81
Accumulation unit value at end of period	$2.58	$1.98	$2.10	$1.74	$1.58	$1.57	$1.40	$1.07	$0.93	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	27,733	31,251	34,243	37,921	41,507	46,410	52,071	57,241	65,653	77,987

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	21

Variable account charges of 0.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (6/30/2014)
Accumulation unit value at beginning of period	$0.96	$0.97	$0.96	$0.92	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.03	$0.96	$0.97	$0.96	$0.92	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	6,063	5,086	4,860	4,756	3,113	2,198	—	—	—	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.04	$1.11	$1.01	$0.99	$1.00	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$1.23	$1.04	$1.11	$1.01	$0.99	$1.00	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,683	1,888	2,251	2,763	2,101	1,037	250	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (5/1/2001)
Accumulation unit value at beginning of period	$2.41	$2.55	$2.09	$2.06	$1.97	$1.85	$1.42	$1.29	$1.53	$1.22
Accumulation unit value at end of period	$3.22	$2.41	$2.55	$2.09	$2.06	$1.97	$1.85	$1.42	$1.29	$1.53
Number of accumulation units outstanding at end of period (000 omitted)	7,767	9,252	10,599	12,269	15,090	15,914	19,000	22,638	28,726	34,995
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$1.21	$1.46	$1.15	$1.24	$1.19	$1.31	$1.08	$0.92	$1.06	$0.94
Accumulation unit value at end of period	$1.50	$1.21	$1.46	$1.15	$1.24	$1.19	$1.31	$1.08	$0.92	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	11,984	14,095	16,826	20,497	17,829	19,193	22,743	26,232	32,942	39,494
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 3) (2/4/2004)
Accumulation unit value at beginning of period	$2.42	$2.79	$2.32	$1.95	$2.07	$1.87	$1.37	$1.17	$1.19	$1.00
Accumulation unit value at end of period	$3.04	$2.42	$2.79	$2.32	$1.95	$2.07	$1.87	$1.37	$1.17	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	3,521	4,024	4,905	5,147	6,782	10,454	11,118	8,170	9,950	10,640
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 3) (5/2/2005)
Accumulation unit value at beginning of period	$2.32	$2.70	$2.40	$2.12	$2.25	$2.02	$1.48	$1.26	$1.38	$1.14
Accumulation unit value at end of period	$3.02	$2.32	$2.70	$2.40	$2.12	$2.25	$2.02	$1.48	$1.26	$1.38
Number of accumulation units outstanding at end of period (000 omitted)	5,023	6,098	7,406	9,512	12,169	15,152	17,694	20,051	25,903	33,723
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$3.08	$3.56	$3.19	$2.83	$2.94	$2.80	$1.90	$1.63	$1.79	$1.42
Accumulation unit value at end of period	$3.60	$3.08	$3.56	$3.19	$2.83	$2.94	$2.80	$1.90	$1.63	$1.79
Number of accumulation units outstanding at end of period (000 omitted)	4,360	5,045	5,792	7,202	8,712	10,198	11,928	13,295	16,466	19,549
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$1.49	$1.47	$1.44	$1.41	$1.41	$1.34	$1.38	$1.37	$1.36	$1.33
Accumulation unit value at end of period	$1.57	$1.49	$1.47	$1.44	$1.41	$1.41	$1.34	$1.38	$1.37	$1.36
Number of accumulation units outstanding at end of period (000 omitted)	14,490	17,423	21,276	25,182	29,036	34,815	43,683	65,849	78,480	95,906
Credit Suisse Trust – Commodity Return Strategy Portfolio (5/1/2006)
Accumulation unit value at beginning of period	$0.46	$0.53	$0.52	$0.47	$0.63	$0.77	$0.86	$0.89	$1.02	$0.88
Accumulation unit value at end of period	$0.49	$0.46	$0.53	$0.52	$0.47	$0.63	$0.77	$0.86	$0.89	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	7,960	9,227	10,686	13,250	17,134	19,487	24,974	31,771	38,081	37,446
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.91	$0.99	$1.01	$1.12	$1.13	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$0.90	$0.91	$0.99	$1.01	$1.12	$1.13	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,611	2,513	3,697	5,372	4,835	3,206	2,181	—	—	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3) (9/13/2004)
Accumulation unit value at beginning of period	$1.51	$1.52	$1.50	$1.39	$1.42	$1.32	$1.41	$1.34	$1.23	$1.19
Accumulation unit value at end of period	$1.61	$1.51	$1.52	$1.50	$1.39	$1.42	$1.32	$1.41	$1.34	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	15,667	18,749	21,464	24,619	30,622	37,782	51,052	72,377	82,435	92,837
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.05	$1.26	$1.03	$1.00	$1.04	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$1.21	$1.05	$1.26	$1.03	$1.00	$1.04	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	990	1,173	1,137	599	503	411	128	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 1) (4/29/2016)
Accumulation unit value at beginning of period	$1.35	$1.40	$1.06	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.77	$1.35	$1.40	$1.06	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	22,698	27,660	32,668	39,908	—	—	—	—	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 3) (2/4/2004)
Accumulation unit value at beginning of period	$2.76	$3.09	$2.69	$2.25	$2.26	$2.03	$1.51	$1.30	$1.40	$1.16
Accumulation unit value at end of period	$3.50	$2.76	$3.09	$2.69	$2.25	$2.26	$2.03	$1.51	$1.30	$1.40
Number of accumulation units outstanding at end of period (000 omitted)	3,437	3,735	3,974	3,948	3,656	3,187	3,576	3,731	4,276	4,535
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (6/30/2014)
Accumulation unit value at beginning of period	$0.99	$0.99	$0.99	$0.99	$1.00	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.02	$0.99	$0.99	$0.99	$0.99	$1.00	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,105	3,323	3,290	3,278	1,789	774	—	—	—	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.95	$1.05	$0.99	$0.95	$1.03	$1.00	$1.00	$1.00	—	—
Accumulation unit value at end of period	$1.08	$0.95	$1.05	$0.99	$0.95	$1.03	$1.00	$1.00	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,437	2,620	3,691	5,161	7,060	8,699	8,510	3,246	—	—

22	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 0.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Eaton Vance VT Floating-Rate Income Fund – Initial Class (5/1/2006)
Accumulation unit value at beginning of period	$1.41	$1.42	$1.38	$1.28	$1.30	$1.30	$1.26	$1.19	$1.17	$1.08
Accumulation unit value at end of period	$1.50	$1.41	$1.42	$1.38	$1.28	$1.30	$1.30	$1.26	$1.19	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	20,974	30,224	31,185	38,065	45,917	61,310	86,779	67,900	74,599	74,514
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (5/1/2006)
Accumulation unit value at beginning of period	$2.04	$2.20	$1.82	$1.70	$1.71	$1.54	$1.19	$1.03	$1.07	$0.92
Accumulation unit value at end of period	$2.65	$2.04	$2.20	$1.82	$1.70	$1.71	$1.54	$1.19	$1.03	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	35,591	43,615	52,100	65,724	83,777	99,718	116,341	135,683	162,922	192,769
Fidelity® VIP Growth & Income Portfolio Service Class (9/15/1999)
Accumulation unit value at beginning of period	$2.13	$2.36	$2.04	$1.77	$1.83	$1.67	$1.26	$1.07	$1.06	$0.93
Accumulation unit value at end of period	$2.75	$2.13	$2.36	$2.04	$1.77	$1.83	$1.67	$1.26	$1.07	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	8,334	9,841	11,248	12,989	14,915	17,137	19,829	23,385	28,379	37,384
Fidelity® VIP Growth & Income Portfolio Service Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$2.30	$2.55	$2.20	$1.91	$1.98	$1.81	$1.37	$1.17	$1.16	$1.02
Accumulation unit value at end of period	$2.96	$2.30	$2.55	$2.20	$1.91	$1.98	$1.81	$1.37	$1.17	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	17,139	19,845	23,398	28,014	33,898	39,470	47,015	55,533	65,028	77,301
Fidelity® VIP Mid Cap Portfolio Service Class (9/15/1999)
Accumulation unit value at beginning of period	$6.11	$7.21	$6.02	$5.41	$5.53	$5.25	$3.89	$3.41	$3.85	$3.02
Accumulation unit value at end of period	$7.48	$6.11	$7.21	$6.02	$5.41	$5.53	$5.25	$3.89	$3.41	$3.85
Number of accumulation units outstanding at end of period (000 omitted)	5,420	6,248	7,274	8,518	10,081	11,466	13,332	15,673	20,066	27,026
Fidelity® VIP Mid Cap Portfolio Service Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$3.92	$4.64	$3.87	$3.49	$3.57	$3.39	$2.52	$2.21	$2.50	$1.96
Accumulation unit value at end of period	$4.79	$3.92	$4.64	$3.87	$3.49	$3.57	$3.39	$2.52	$2.21	$2.50
Number of accumulation units outstanding at end of period (000 omitted)	25,249	29,544	34,697	41,532	50,778	60,701	73,540	88,455	109,162	132,015
Fidelity® VIP Overseas Portfolio Service Class (9/15/1999)
Accumulation unit value at beginning of period	$1.50	$1.78	$1.38	$1.46	$1.42	$1.56	$1.21	$1.01	$1.23	$1.10
Accumulation unit value at end of period	$1.90	$1.50	$1.78	$1.38	$1.46	$1.42	$1.56	$1.21	$1.01	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	3,409	3,852	4,383	5,184	6,111	6,588	7,619	8,802	11,310	15,374
Fidelity® VIP Overseas Portfolio Service Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$1.80	$2.13	$1.65	$1.76	$1.72	$1.88	$1.46	$1.22	$1.49	$1.33
Accumulation unit value at end of period	$2.28	$1.80	$2.13	$1.65	$1.76	$1.72	$1.88	$1.46	$1.22	$1.49
Number of accumulation units outstanding at end of period (000 omitted)	8,444	9,827	11,286	13,142	16,089	18,368	21,346	24,321	30,682	36,566
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.13	$1.05	$0.98	$1.01	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.19	$1.09	$1.13	$1.05	$0.98	$1.01	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	21,675	19,164	19,388	14,131	11,862	10,757	4,174	—	—	—
Franklin Global Real Estate VIP Fund – Class 2 (9/15/1999)
Accumulation unit value at beginning of period	$2.85	$3.08	$2.81	$2.82	$2.82	$2.47	$2.44	$1.93	$2.06	$1.71
Accumulation unit value at end of period	$3.46	$2.85	$3.08	$2.81	$2.82	$2.82	$2.47	$2.44	$1.93	$2.06
Number of accumulation units outstanding at end of period (000 omitted)	10,291	11,941	14,393	17,523	20,751	24,367	28,482	31,720	36,714	42,372
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.20	$1.27	$1.16	$1.03	$1.11	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.38	$1.20	$1.27	$1.16	$1.03	$1.11	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,854	4,196	5,242	6,248	7,995	12,165	4,290	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$2.13	$2.36	$2.19	$1.90	$2.02	$1.90	$1.49	$1.32	$1.34	$1.21
Accumulation unit value at end of period	$2.59	$2.13	$2.36	$2.19	$1.90	$2.02	$1.90	$1.49	$1.32	$1.34
Number of accumulation units outstanding at end of period (000 omitted)	8,891	10,551	12,711	15,464	19,783	23,577	28,344	33,231	41,319	50,331
Franklin Small Cap Value VIP Fund – Class 2 (9/15/1999)
Accumulation unit value at beginning of period	$4.40	$5.09	$4.64	$3.59	$3.90	$3.91	$2.89	$2.46	$2.58	$2.02
Accumulation unit value at end of period	$5.52	$4.40	$5.09	$4.64	$3.59	$3.90	$3.91	$2.89	$2.46	$2.58
Number of accumulation units outstanding at end of period (000 omitted)	6,796	7,900	9,189	11,128	13,068	15,820	19,202	22,727	28,384	34,971
Goldman Sachs VIT Mid Cap Value Fund – Institutional Shares (9/15/1999)
Accumulation unit value at beginning of period	$4.53	$5.10	$4.63	$4.10	$4.55	$4.04	$3.06	$2.60	$2.80	$2.26
Accumulation unit value at end of period	$5.92	$4.53	$5.10	$4.63	$4.10	$4.55	$4.04	$3.06	$2.60	$2.80
Number of accumulation units outstanding at end of period (000 omitted)	11,472	13,427	15,857	19,292	24,147	29,253	35,669	42,578	52,628	64,121
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.88	$0.95	$0.91	$0.91	$0.97	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.94	$0.88	$0.95	$0.91	$0.91	$0.97	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	403	512	502	510	660	127	—	—	—	—
Goldman Sachs VIT Small Cap Equity Insights Fund – Institutional Shares (9/15/1999)
Accumulation unit value at beginning of period	$3.34	$3.68	$3.32	$2.72	$2.79	$2.63	$1.95	$1.74	$1.75	$1.35
Accumulation unit value at end of period	$4.13	$3.34	$3.68	$3.32	$2.72	$2.79	$2.63	$1.95	$1.74	$1.75
Number of accumulation units outstanding at end of period (000 omitted)	834	948	1,075	1,235	1,412	1,587	1,852	1,993	2,476	3,153

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	23

Variable account charges of 0.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares (9/15/1999)
Accumulation unit value at beginning of period	$2.21	$2.37	$1.93	$1.75	$1.77	$1.53	$1.12	$0.99	$0.96	$0.85
Accumulation unit value at end of period	$2.75	$2.21	$2.37	$1.93	$1.75	$1.77	$1.53	$1.12	$0.99	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	17,850	21,440	24,413	28,337	34,522	42,520	52,166	61,881	73,864	90,486
Invesco Oppenheimer V.I. Global Fund, Series II Shares (2/4/2004)
Accumulation unit value at beginning of period	$2.49	$2.90	$2.14	$2.16	$2.10	$2.07	$1.64	$1.37	$1.51	$1.31
Accumulation unit value at end of period	$3.25	$2.49	$2.90	$2.14	$2.16	$2.10	$2.07	$1.64	$1.37	$1.51
Number of accumulation units outstanding at end of period (000 omitted)	9,564	11,081	11,933	13,366	16,675	17,576	19,743	21,566	26,339	29,183
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (2/4/2004)
Accumulation unit value at beginning of period	$1.64	$1.73	$1.65	$1.56	$1.61	$1.58	$1.60	$1.43	$1.43	$1.25
Accumulation unit value at end of period	$1.80	$1.64	$1.73	$1.65	$1.56	$1.61	$1.58	$1.60	$1.43	$1.43
Number of accumulation units outstanding at end of period (000 omitted)	37,903	45,692	57,738	70,562	91,448	113,907	148,191	194,916	225,204	265,863
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (2/4/2004)
Accumulation unit value at beginning of period	$2.73	$3.08	$2.72	$2.33	$2.50	$2.25	$1.62	$1.38	$1.43	$1.17
Accumulation unit value at end of period	$3.42	$2.73	$3.08	$2.72	$2.33	$2.50	$2.25	$1.62	$1.38	$1.43
Number of accumulation units outstanding at end of period (000 omitted)	5,021	6,187	7,204	8,432	10,064	11,134	12,453	13,918	16,342	19,999
Invesco V.I. American Franchise Fund, Series I Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.86	$1.94	$1.54	$1.51	$1.45	$1.35	$0.97	$1.00	—	—
Accumulation unit value at end of period	$2.52	$1.86	$1.94	$1.54	$1.51	$1.45	$1.35	$0.97	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,493	4,019	4,405	5,004	5,594	6,229	7,021	8,151	—	—
Invesco V.I. American Franchise Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.83	$1.91	$1.52	$1.50	$1.44	$1.34	$0.97	$1.00	—	—
Accumulation unit value at end of period	$2.47	$1.83	$1.91	$1.52	$1.50	$1.44	$1.34	$0.97	—	—
Number of accumulation units outstanding at end of period (000 omitted)	10,190	12,062	13,914	16,432	20,234	25,717	37,224	45,878	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.18	$1.08	$0.98	$1.03	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.25	$1.09	$1.18	$1.08	$0.98	$1.03	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,210	3,974	4,881	6,372	5,830	5,961	3,989	—	—	—
Invesco V.I. Comstock Fund, Series II Shares (2/4/2004)
Accumulation unit value at beginning of period	$2.27	$2.61	$2.24	$1.93	$2.07	$1.91	$1.42	$1.20	$1.24	$1.08
Accumulation unit value at end of period	$2.82	$2.27	$2.61	$2.24	$1.93	$2.07	$1.91	$1.42	$1.20	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	17,651	20,743	23,714	29,195	36,594	44,743	58,839	71,034	86,061	100,324
Invesco V.I. Diversified Dividend Fund, Series I Shares (4/29/2011)
Accumulation unit value at beginning of period	$1.80	$1.96	$1.82	$1.60	$1.58	$1.41	$1.08	$0.92	$1.00	—
Accumulation unit value at end of period	$2.23	$1.80	$1.96	$1.82	$1.60	$1.58	$1.41	$1.08	$0.92	—
Number of accumulation units outstanding at end of period (000 omitted)	5,294	6,421	8,817	11,123	9,480	10,108	10,022	8,770	7,943	—
Invesco V.I. Health Care Fund, Series II Shares (5/1/2006)
Accumulation unit value at beginning of period	$2.20	$2.20	$1.92	$2.19	$2.14	$1.81	$1.30	$1.09	$1.06	$1.01
Accumulation unit value at end of period	$2.88	$2.20	$2.20	$1.92	$2.19	$2.14	$1.81	$1.30	$1.09	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	4,476	5,182	5,775	7,206	9,967	8,435	8,251	7,227	7,312	7,456
Invesco V.I. International Growth Fund, Series II Shares (11/1/2005)
Accumulation unit value at beginning of period	$1.68	$1.99	$1.64	$1.66	$1.72	$1.73	$1.47	$1.28	$1.39	$1.24
Accumulation unit value at end of period	$2.14	$1.68	$1.99	$1.64	$1.66	$1.72	$1.73	$1.47	$1.28	$1.39
Number of accumulation units outstanding at end of period (000 omitted)	9,307	10,981	13,343	16,183	19,632	21,336	22,446	25,580	30,304	36,189
Invesco V.I. Mid Cap Growth Fund, Series I Shares* (4/27/2012)
Accumulation unit value at beginning of period	$1.63	$1.74	$1.43	$1.43	$1.43	$1.33	$0.98	$1.00	—	—
Accumulation unit value at end of period	$2.18	$1.63	$1.74	$1.43	$1.43	$1.43	$1.33	$0.98	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,928	5,816	6,671	7,681	6,253	6,746	7,534	8,633	—	—
*Invesco V.I. Mid Cap Growth Fund, Series I Shares is scheduled to merge into Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund, Series I Shares sometime during the second quarter of 2020.
Invesco V.I. Mid Cap Growth Fund, Series II Shares* (4/27/2012)
Accumulation unit value at beginning of period	$1.61	$1.72	$1.42	$1.42	$1.42	$1.33	$0.98	$1.00	—	—
Accumulation unit value at end of period	$2.14	$1.61	$1.72	$1.42	$1.42	$1.42	$1.33	$0.98	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,721	1,993	2,168	2,671	6,478	7,055	8,605	9,719	—	—
*Invesco V.I. Mid Cap Growth Fund, Series II Shares is scheduled to merge into Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund, Series II Shares sometime during the second quarter of 2020.
Invesco V.I. Technology Fund, Series I Shares (8/13/2001)
Accumulation unit value at beginning of period	$1.74	$1.77	$1.32	$1.34	$1.26	$1.14	$0.92	$0.83	$0.88	$0.73
Accumulation unit value at end of period	$2.35	$1.74	$1.77	$1.32	$1.34	$1.26	$1.14	$0.92	$0.83	$0.88
Number of accumulation units outstanding at end of period (000 omitted)	5,654	6,637	7,010	8,239	10,720	11,392	14,171	16,565	19,212	21,966
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.10	$1.17	$1.00	$1.03	$1.13	$1.20	$1.00	—	—	—
Accumulation unit value at end of period	$1.33	$1.10	$1.17	$1.00	$1.03	$1.13	$1.20	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,041	1,296	1,139	1,903	4,502	7,146	5,619	—	—	—

24	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 0.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.99	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.20	$0.99	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,558	3,424	—	—	—	—	—	—	—	—
Janus Henderson VIT Enterprise Portfolio: Service Shares (5/1/2000)
Accumulation unit value at beginning of period	$1.71	$1.73	$1.37	$1.23	$1.20	$1.08	$0.82	$0.71	$0.72	$0.58
Accumulation unit value at end of period	$2.29	$1.71	$1.73	$1.37	$1.23	$1.20	$1.08	$0.82	$0.71	$0.72
Number of accumulation units outstanding at end of period (000 omitted)	4,886	5,490	5,897	6,628	7,685	8,454	9,787	11,184	13,345	16,104
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.06	$1.03	$1.01	$1.02	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.12	$1.03	$1.06	$1.03	$1.01	$1.02	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5,954	5,503	7,136	8,973	8,003	5,580	2,585	—	—	—
Janus Henderson VIT Global Technology Portfolio: Service Shares (5/1/2000)
Accumulation unit value at beginning of period	$1.46	$1.46	$1.02	$0.90	$0.87	$0.80	$0.59	$0.50	$0.55	$0.45
Accumulation unit value at end of period	$2.10	$1.46	$1.46	$1.02	$0.90	$0.87	$0.80	$0.59	$0.50	$0.55
Number of accumulation units outstanding at end of period (000 omitted)	8,062	9,388	10,067	11,402	13,269	13,465	15,146	17,509	21,201	27,036
Janus Henderson VIT Overseas Portfolio: Service Shares (5/1/2000)
Accumulation unit value at beginning of period	$1.22	$1.45	$1.12	$1.21	$1.33	$1.53	$1.35	$1.20	$1.78	$1.44
Accumulation unit value at end of period	$1.54	$1.22	$1.45	$1.12	$1.21	$1.33	$1.53	$1.35	$1.20	$1.78
Number of accumulation units outstanding at end of period (000 omitted)	7,679	9,024	9,962	11,534	13,772	16,808	20,940	28,307	40,311	55,565
Janus Henderson VIT Research Portfolio: Service Shares (5/1/2007)
Accumulation unit value at beginning of period	$1.95	$2.02	$1.60	$1.61	$1.54	$1.38	$1.07	$0.91	$0.97	$0.85
Accumulation unit value at end of period	$2.62	$1.95	$2.02	$1.60	$1.61	$1.54	$1.38	$1.07	$0.91	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	3,577	4,372	5,241	6,858	8,758	10,293	13,621	17,837	22,462	31,752
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.29	$1.39	$1.16	$1.13	$1.15	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.51	$1.29	$1.39	$1.16	$1.13	$1.15	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,441	1,698	1,889	1,887	2,967	2,403	847	—	—	—
MFS® Massachusetts Investors Growth Stock Portfolio – Service Class (3/27/2015)
Accumulation unit value at beginning of period	$1.30	$1.31	$1.03	$0.98	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$1.81	$1.30	$1.31	$1.03	$0.98	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	15,918	18,155	21,374	26,361	29,852	—	—	—	—	—
MFS® New Discovery Series – Service Class (5/1/2000)
Accumulation unit value at beginning of period	$2.33	$2.38	$1.90	$1.76	$1.81	$1.97	$1.41	$1.17	$1.32	$0.98
Accumulation unit value at end of period	$3.26	$2.33	$2.38	$1.90	$1.76	$1.81	$1.97	$1.41	$1.17	$1.32
Number of accumulation units outstanding at end of period (000 omitted)	6,354	7,244	8,165	9,359	11,054	13,024	17,289	20,047	25,583	25,934
MFS® Utilities Series – Service Class (8/13/2001)
Accumulation unit value at beginning of period	$3.47	$3.47	$3.05	$2.77	$3.27	$2.93	$2.45	$2.18	$2.07	$1.83
Accumulation unit value at end of period	$4.30	$3.47	$3.47	$3.05	$2.77	$3.27	$2.93	$2.45	$2.18	$2.07
Number of accumulation units outstanding at end of period (000 omitted)	10,023	11,894	14,937	18,140	22,267	28,660	32,640	38,539	46,187	47,357
Morgan Stanley VIF Discovery Portfolio, Class II Shares (5/1/2006)
Accumulation unit value at beginning of period	$2.27	$2.07	$1.50	$1.66	$1.78	$1.76	$1.29	$1.20	$1.30	$0.99
Accumulation unit value at end of period	$3.15	$2.27	$2.07	$1.50	$1.66	$1.78	$1.76	$1.29	$1.20	$1.30
Number of accumulation units outstanding at end of period (000 omitted)	2,956	3,006	2,861	3,447	5,011	6,944	8,493	11,635	18,214	17,947
Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares (5/1/2006)
Accumulation unit value at beginning of period	$1.38	$1.51	$1.39	$1.36	$1.39	$1.23	$1.20	$0.93	$1.05	$0.86
Accumulation unit value at end of period	$1.61	$1.38	$1.51	$1.39	$1.36	$1.39	$1.23	$1.20	$0.93	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	4,778	5,713	7,471	9,576	11,978	14,762	17,893	19,518	22,051	25,144
Neuberger Berman AMT International Equity Portfolio (Class S) (5/1/2006)
Accumulation unit value at beginning of period	$1.08	$1.30	$1.04	$1.06	$1.06	$1.10	$0.94	$0.80	$0.92	$0.76
Accumulation unit value at end of period	$1.36	$1.08	$1.30	$1.04	$1.06	$1.06	$1.10	$0.94	$0.80	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	2,206	2,710	3,148	3,895	4,606	5,357	6,179	6,765	8,478	9,073
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.90	$0.97	$0.92	$0.93	$0.99	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.03	$0.90	$0.97	$0.92	$0.93	$0.99	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	233	232	205	319	625	394	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (5/1/2006)
Accumulation unit value at beginning of period	$1.54	$1.64	$1.46	$1.30	$1.44	$1.45	$1.46	$1.28	$1.26	$1.13
Accumulation unit value at end of period	$1.71	$1.54	$1.64	$1.46	$1.30	$1.44	$1.45	$1.46	$1.28	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	8,794	11,230	14,290	17,412	22,911	33,579	48,561	69,811	69,382	75,522
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.06	$1.13	$1.00	$0.97	$0.98	$0.94	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.23	$1.06	$1.13	$1.00	$0.97	$0.98	$0.94	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	331	252	564	456	489	564	1,413	863	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	25

Variable account charges of 0.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.05	$1.01	$0.99	$1.00	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.11	$1.04	$1.05	$1.01	$0.99	$1.00	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5,094	3,206	3,656	2,858	2,518	2,388	1,912	—	—	—
Putnam VT Global Health Care Fund – Class IB Shares (8/13/2001)
Accumulation unit value at beginning of period	$2.59	$2.62	$2.29	$2.60	$2.43	$1.92	$1.37	$1.13	$1.15	$1.13
Accumulation unit value at end of period	$3.35	$2.59	$2.62	$2.29	$2.60	$2.43	$1.92	$1.37	$1.13	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	3,741	4,650	5,115	6,216	7,902	7,014	7,225	7,626	9,058	10,511
Putnam VT International Equity Fund – Class IB Shares (8/13/2001)
Accumulation unit value at beginning of period	$1.50	$1.87	$1.49	$1.54	$1.55	$1.67	$1.31	$1.09	$1.32	$1.21
Accumulation unit value at end of period	$1.86	$1.50	$1.87	$1.49	$1.54	$1.55	$1.67	$1.31	$1.09	$1.32
Number of accumulation units outstanding at end of period (000 omitted)	3,430	3,904	4,456	5,116	6,243	6,615	7,141	8,813	11,088	13,460
Putnam VT Sustainable Leaders Fund – Class IB Shares (9/24/2010)
Accumulation unit value at beginning of period	$2.50	$2.56	$1.99	$1.86	$1.88	$1.67	$1.23	$1.07	$1.13	$1.00
Accumulation unit value at end of period	$3.38	$2.50	$2.56	$1.99	$1.86	$1.88	$1.67	$1.23	$1.07	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	5,301	5,938	6,675	7,563	8,757	9,746	10,340	11,916	14,126	17,030
Royce Capital Fund – Micro-Cap Portfolio, Investment Class (9/15/1999)
Accumulation unit value at beginning of period	$4.12	$4.56	$4.37	$3.68	$4.23	$4.42	$3.68	$3.45	$3.95	$3.07
Accumulation unit value at end of period	$4.89	$4.12	$4.56	$4.37	$3.68	$4.23	$4.42	$3.68	$3.45	$3.95
Number of accumulation units outstanding at end of period (000 omitted)	1,383	1,550	1,848	2,138	2,541	2,991	3,723	4,560	6,206	8,319
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.98	$0.97	$0.96	$0.94	$0.99	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.00	$0.98	$0.97	$0.96	$0.94	$0.99	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,598	6,218	5,975	6,206	8,164	9,101	5,646	—	—	—
Third Avenue Value Portfolio (9/21/1999)
Accumulation unit value at beginning of period	$3.10	$3.93	$3.48	$3.13	$3.46	$3.34	$2.83	$2.24	$2.86	$2.53
Accumulation unit value at end of period	$3.47	$3.10	$3.93	$3.48	$3.13	$3.46	$3.34	$2.83	$2.24	$2.86
Number of accumulation units outstanding at end of period (000 omitted)	1,699	2,034	2,365	2,741	3,248	3,719	4,460	5,377	7,101	9,979
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.73	$0.88	$0.79	$0.54	$0.72	$0.77	$1.00	—	—	—
Accumulation unit value at end of period	$1.01	$0.73	$0.88	$0.79	$0.54	$0.72	$0.77	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,997	2,249	2,597	2,628	1,726	1,627	1,091	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.70	$1.87	$1.58	$1.51	$1.53	$1.46	$1.22	$1.08	$1.12	$1.00
Accumulation unit value at end of period	$2.05	$1.70	$1.87	$1.58	$1.51	$1.53	$1.46	$1.22	$1.08	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	33,745	38,345	43,514	50,082	60,288	63,443	68,358	59,074	57,559	22,643
Variable Portfolio – Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.70	$1.87	$1.59	$1.51	$1.53	$1.46	$1.22	$1.08	$1.12	$1.00
Accumulation unit value at end of period	$2.05	$1.70	$1.87	$1.59	$1.51	$1.53	$1.46	$1.22	$1.08	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	44,556	52,291	60,191	78,390	114,075	129,138	183,069	213,296	258,558	287,015
Variable Portfolio – Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.26	$1.31	$1.23	$1.20	$1.21	$1.17	$1.14	$1.07	$1.05	$1.00
Accumulation unit value at end of period	$1.39	$1.26	$1.31	$1.23	$1.20	$1.21	$1.17	$1.14	$1.07	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	25,769	25,210	29,606	37,496	40,298	49,392	66,474	103,582	81,730	19,114
Variable Portfolio – Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.26	$1.31	$1.23	$1.20	$1.21	$1.17	$1.14	$1.07	$1.05	$1.00
Accumulation unit value at end of period	$1.39	$1.26	$1.31	$1.23	$1.20	$1.21	$1.17	$1.14	$1.07	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	25,716	29,121	38,284	57,218	65,986	78,435	116,673	217,500	212,474	171,495
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.97	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.12	$0.97	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,239	682	352	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.00	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.17	$1.00	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	727	913	94	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.08	$1.11	$1.04	$1.02	$1.04	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$1.20	$1.08	$1.11	$1.04	$1.02	$1.04	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	6,344	4,977	5,001	7,206	4,914	3,681	1,043	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.10	$1.16	$1.05	$1.02	$1.05	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.24	$1.10	$1.16	$1.05	$1.02	$1.05	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	12,389	13,370	16,093	20,641	18,517	19,479	5,574	—	—	—

26	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 0.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.13	$1.23	$1.06	$1.03	$1.07	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.32	$1.13	$1.23	$1.06	$1.03	$1.07	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	129,327	159,164	191,800	228,224	289,766	312,945	99,233	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.12	$1.20	$1.05	$1.03	$1.06	$1.02	$1.00	—	—	—
Accumulation unit value at end of period	$1.29	$1.12	$1.20	$1.05	$1.03	$1.06	$1.02	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	93,658	107,282	126,718	154,932	183,214	196,193	66,746	—	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.49	$1.59	$1.42	$1.36	$1.38	$1.33	$1.20	$1.09	$1.10	$1.00
Accumulation unit value at end of period	$1.72	$1.49	$1.59	$1.42	$1.36	$1.38	$1.33	$1.20	$1.09	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	174,468	202,039	234,364	280,217	332,868	381,681	402,208	377,699	318,883	150,412
Variable Portfolio – Moderate Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.49	$1.59	$1.42	$1.37	$1.38	$1.33	$1.20	$1.09	$1.10	$1.00
Accumulation unit value at end of period	$1.72	$1.49	$1.59	$1.42	$1.37	$1.38	$1.33	$1.20	$1.09	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	364,142	431,168	523,884	657,883	868,373	1,018,857	1,191,618	1,322,146	1,448,513	1,625,658
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.60	$1.73	$1.50	$1.44	$1.46	$1.40	$1.21	$1.09	$1.11	$1.00
Accumulation unit value at end of period	$1.88	$1.60	$1.73	$1.50	$1.44	$1.46	$1.40	$1.21	$1.09	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	96,238	114,303	133,356	159,472	196,684	215,308	232,062	196,988	181,157	85,099
Variable Portfolio – Moderately Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.60	$1.73	$1.50	$1.44	$1.46	$1.40	$1.22	$1.09	$1.11	$1.00
Accumulation unit value at end of period	$1.88	$1.60	$1.73	$1.50	$1.44	$1.46	$1.40	$1.22	$1.09	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	158,304	190,984	231,699	301,436	428,536	508,398	710,239	837,813	998,828	1,122,490
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.37	$1.44	$1.32	$1.28	$1.29	$1.24	$1.17	$1.08	$1.07	$1.00
Accumulation unit value at end of period	$1.55	$1.37	$1.44	$1.32	$1.28	$1.29	$1.24	$1.17	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	60,278	63,093	74,527	89,762	104,766	126,041	154,600	197,629	149,512	53,054
Variable Portfolio – Moderately Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.37	$1.44	$1.32	$1.28	$1.30	$1.25	$1.17	$1.08	$1.07	$1.00
Accumulation unit value at end of period	$1.55	$1.37	$1.44	$1.32	$1.28	$1.30	$1.25	$1.17	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	84,416	97,809	123,526	154,885	197,656	251,755	329,684	449,177	439,108	454,692
Variable Portfolio – Partners Core Equity Fund (Class 3) (5/1/2006)
Accumulation unit value at beginning of period	$1.73	$1.90	$1.59	$1.46	$1.46	$1.32	$1.03	$0.94	$0.98	$0.89
Accumulation unit value at end of period	$2.17	$1.73	$1.90	$1.59	$1.46	$1.46	$1.32	$1.03	$0.94	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	3,242	3,980	5,057	6,538	8,047	9,697	12,078	13,840	18,111	24,428
Variable Portfolio – Partners Small Cap Value Fund (Class 3) (8/14/2001)
Accumulation unit value at beginning of period	$3.03	$3.53	$3.32	$2.67	$2.97	$2.93	$2.19	$1.94	$2.05	$1.66
Accumulation unit value at end of period	$3.60	$3.03	$3.53	$3.32	$2.67	$2.97	$2.93	$2.19	$1.94	$2.05
Number of accumulation units outstanding at end of period (000 omitted)	8,707	9,947	11,438	13,862	16,653	20,098	25,397	31,851	39,424	48,893
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.00	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.14	$1.00	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,838	921	76	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.01	$1.06	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.21	$1.01	$1.06	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	10,821	6,834	527	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.01	$1.05	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.18	$1.01	$1.05	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	7,164	4,216	566	—	—	—	—	—	—	—
Wanger International (9/15/1999)
Accumulation unit value at beginning of period	$3.22	$3.95	$2.99	$3.06	$3.08	$3.24	$2.67	$2.21	$2.61	$2.11
Accumulation unit value at end of period	$4.16	$3.22	$3.95	$2.99	$3.06	$3.08	$3.24	$2.67	$2.21	$2.61
Number of accumulation units outstanding at end of period (000 omitted)	16,629	19,893	22,964	26,925	33,012	38,989	46,513	53,436	66,511	80,435
Wanger USA (9/15/1999)
Accumulation unit value at beginning of period	$4.16	$4.26	$3.59	$3.18	$3.22	$3.10	$2.33	$1.96	$2.05	$1.67
Accumulation unit value at end of period	$5.42	$4.16	$4.26	$3.59	$3.18	$3.22	$3.10	$2.33	$1.96	$2.05
Number of accumulation units outstanding at end of period (000 omitted)	20,964	24,348	28,181	33,677	41,194	48,912	59,078	69,932	84,309	102,578
Wells Fargo VT Index Asset Allocation Fund – Class 2 (5/1/2001)
Accumulation unit value at beginning of period	$2.35	$2.44	$2.19	$2.05	$2.04	$1.74	$1.47	$1.31	$1.24	$1.10
Accumulation unit value at end of period	$2.81	$2.35	$2.44	$2.19	$2.05	$2.04	$1.74	$1.47	$1.31	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	4,557	5,333	6,317	7,018	7,663	8,314	8,990	10,621	12,268	15,176

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	27

Variable account charges of 0.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Wells Fargo VT International Equity Fund – Class 2 (2/4/2004)
Accumulation unit value at beginning of period	$1.60	$1.95	$1.58	$1.54	$1.52	$1.62	$1.37	$1.21	$1.41	$1.22
Accumulation unit value at end of period	$1.83	$1.60	$1.95	$1.58	$1.54	$1.52	$1.62	$1.37	$1.21	$1.41
Number of accumulation units outstanding at end of period (000 omitted)	4,943	5,701	6,518	7,395	9,405	9,714	11,282	13,374	16,786	20,616
Wells Fargo VT Opportunity Fund – Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$2.78	$3.02	$2.53	$2.27	$2.36	$2.15	$1.66	$1.45	$1.54	$1.26
Accumulation unit value at end of period	$3.63	$2.78	$3.02	$2.53	$2.27	$2.36	$2.15	$1.66	$1.45	$1.54
Number of accumulation units outstanding at end of period (000 omitted)	4,264	5,008	6,004	7,213	8,627	10,332	12,893	16,305	21,795	16,904
Wells Fargo VT Small Cap Growth Fund – Class 2 (5/1/2001)
Accumulation unit value at beginning of period	$2.82	$2.81	$2.25	$2.10	$2.18	$2.24	$1.50	$1.40	$1.48	$1.18
Accumulation unit value at end of period	$3.49	$2.82	$2.81	$2.25	$2.10	$2.18	$2.24	$1.50	$1.40	$1.48
Number of accumulation units outstanding at end of period (000 omitted)	4,447	5,146	5,829	7,000	8,952	9,801	12,946	15,400	20,502	28,351
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.14	$1.06	$0.93	$0.99	$1.02	$1.00	—	—	—
Accumulation unit value at end of period	$1.23	$1.08	$1.14	$1.06	$0.93	$0.99	$1.02	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	924	758	1,529	720	897	1,272	811	—	—	—

Variable account charges of 0.85% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$1.25	$1.11	$1.08	$1.10	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.32	$1.15	$1.25	$1.11	$1.08	$1.10	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	134	131	265	534	478	377	215	—	—	—
AB VPS Global Thematic Growth Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$1.66	$1.86	$1.38	$1.40	$1.38	$1.33	$1.09	$0.97	$1.28	$1.09
Accumulation unit value at end of period	$2.14	$1.66	$1.86	$1.38	$1.40	$1.38	$1.33	$1.09	$0.97	$1.28
Number of accumulation units outstanding at end of period (000 omitted)	681	768	1,092	1,332	1,579	1,614	1,790	1,954	2,365	2,971
AB VPS Growth and Income Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$2.06	$2.21	$1.88	$1.70	$1.69	$1.56	$1.17	$1.01	$0.96	$0.86
Accumulation unit value at end of period	$2.52	$2.06	$2.21	$1.88	$1.70	$1.69	$1.56	$1.17	$1.01	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	2,841	3,178	3,546	4,373	4,654	5,163	5,717	5,898	5,814	5,889
AB VPS International Value Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$0.80	$1.05	$0.85	$0.86	$0.85	$0.91	$0.75	$0.66	$0.83	$0.80
Accumulation unit value at end of period	$0.93	$0.80	$1.05	$0.85	$0.86	$0.85	$0.91	$0.75	$0.66	$0.83
Number of accumulation units outstanding at end of period (000 omitted)	8,966	10,868	12,516	14,744	16,884	18,526	19,929	21,668	25,453	30,081
AB VPS Large Cap Growth Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$2.73	$2.69	$2.06	$2.03	$1.85	$1.64	$1.20	$1.05	$1.09	$1.00
Accumulation unit value at end of period	$3.63	$2.73	$2.69	$2.06	$2.03	$1.85	$1.64	$1.20	$1.05	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	3,172	3,262	3,260	3,109	3,015	2,520	1,589	1,870	1,920	1,769
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.80	$1.00	$1.02	$0.73	$1.18	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$0.96	$0.80	$1.00	$1.02	$0.73	$1.18	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,665	3,238	4,089	5,040	4,875	4,584	2,030	—	—	—
American Century VP Mid Cap Value, Class II (6/26/2006)
Accumulation unit value at beginning of period	$2.43	$2.81	$2.55	$2.09	$2.14	$1.86	$1.44	$1.25	$1.27	$1.08
Accumulation unit value at end of period	$3.10	$2.43	$2.81	$2.55	$2.09	$2.14	$1.86	$1.44	$1.25	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	3,197	4,051	5,310	5,800	5,535	5,700	6,113	6,244	6,599	6,746
American Century VP Ultra®, Class II (6/26/2006)
Accumulation unit value at beginning of period	$2.62	$2.62	$2.01	$1.94	$1.84	$1.69	$1.25	$1.10	$1.10	$0.96
Accumulation unit value at end of period	$3.49	$2.62	$2.62	$2.01	$1.94	$1.84	$1.69	$1.25	$1.10	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	1,443	1,752	1,705	2,391	2,683	2,861	3,083	3,237	3,488	3,552
American Century VP Value, Class II (6/26/2006)
Accumulation unit value at beginning of period	$1.92	$2.14	$1.99	$1.66	$1.75	$1.56	$1.20	$1.05	$1.05	$0.94
Accumulation unit value at end of period	$2.42	$1.92	$2.14	$1.99	$1.66	$1.75	$1.56	$1.20	$1.05	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	7,068	8,602	10,367	12,778	12,126	13,557	13,907	14,115	14,358	12,846
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.23	$1.34	$1.19	$1.16	$1.18	$1.17	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.44	$1.23	$1.34	$1.19	$1.16	$1.18	$1.17	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,681	3,697	4,785	6,177	6,544	6,146	4,565	1,275	—	—
BNY Mellon Variable Investment Fund, International Equity Portfolio – Service Shares* (6/26/2006)
Accumulation unit value at beginning of period	$1.20	$1.43	$1.14	$1.22	$1.22	$1.26	$1.08	$0.89	$1.06	$0.97
Accumulation unit value at end of period	$1.42	$1.20	$1.43	$1.14	$1.22	$1.22	$1.26	$1.08	$0.89	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	1,310	1,544	1,694	2,032	2,394	2,389	2,418	2,088	2,417	2,788
*BNY Mellon Variable Investment Fund, International Equity Portfolio – Service Shares is scheduled to liquidate on or about April 30, 2020.

28	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 0.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
ClearBridge Variable Small Cap Growth Portfolio – Class I (4/27/2007)
Accumulation unit value at beginning of period	$2.37	$2.31	$1.87	$1.79	$1.88	$1.83	$1.25	$1.06	$1.05	$0.85
Accumulation unit value at end of period	$2.98	$2.37	$2.31	$1.87	$1.79	$1.88	$1.83	$1.25	$1.06	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	1,681	1,916	1,815	2,263	2,597	2,782	2,945	2,456	2,205	2,132
Columbia Variable Portfolio – Balanced Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.85	$1.99	$1.75	$1.66	$1.64	$1.51	$1.25	$1.10	$1.09	$0.97
Accumulation unit value at end of period	$2.26	$1.85	$1.99	$1.75	$1.66	$1.64	$1.51	$1.25	$1.10	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	14,627	16,197	18,307	19,374	13,463	10,849	9,898	7,709	7,342	8,118
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.52	$0.61	$0.61	$0.55	$0.72	$0.93	$1.00	—	—	—
Accumulation unit value at end of period	$0.56	$0.52	$0.61	$0.61	$0.55	$0.72	$0.93	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	546	542	431	359	205	123	38	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.61	$1.79	$1.49	$1.38	$1.36	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$2.12	$1.61	$1.79	$1.49	$1.38	$1.36	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,414	4,172	5,059	5,443	4,034	2,285	684	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.68	$2.81	$2.29	$2.14	$2.14	$1.88	$1.42	$1.26	$1.21	$1.00
Accumulation unit value at end of period	$3.31	$2.68	$2.81	$2.29	$2.14	$2.14	$1.88	$1.42	$1.26	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	158	157	184	190	291	259	133	118	80	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.17	$2.27	$1.84	$1.72	$1.72	$1.51	$1.14	$1.01	$0.97	$0.83
Accumulation unit value at end of period	$2.68	$2.17	$2.27	$1.84	$1.72	$1.72	$1.51	$1.14	$1.01	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	2,194	2,310	2,454	3,009	3,605	2,926	2,354	2,497	1,867	1,258
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.81	$0.89	$0.88	$0.91	$0.92	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$0.82	$0.81	$0.89	$0.88	$0.91	$0.92	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	345	356	362	526	656	413	393	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.00	$2.15	$1.90	$1.69	$1.75	$1.61	$1.28	$1.14	$1.21	$1.00
Accumulation unit value at end of period	$2.46	$2.00	$2.15	$1.90	$1.69	$1.75	$1.61	$1.28	$1.14	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	920	928	965	989	971	1,126	1,152	1,085	824	316
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.75	$1.87	$1.65	$1.47	$1.52	$1.40	$1.11	$0.98	$1.04	$0.90
Accumulation unit value at end of period	$2.15	$1.75	$1.87	$1.65	$1.47	$1.52	$1.40	$1.11	$0.98	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	18,530	21,908	27,295	34,250	37,664	43,288	48,374	51,118	58,110	66,039
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.00	$1.09	$0.98	$0.89	$0.91	$0.90	$1.00	—	—	—
Accumulation unit value at end of period	$1.11	$1.00	$1.09	$0.98	$0.89	$0.91	$0.90	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	725	1,028	1,130	845	773	895	296	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.14	$1.46	$1.00	$0.97	$1.07	$1.11	$1.14	$0.95	$1.22	$1.00
Accumulation unit value at end of period	$1.48	$1.14	$1.46	$1.00	$0.97	$1.07	$1.11	$1.14	$0.95	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	1,596	1,592	1,375	1,276	1,470	1,916	1,819	1,647	1,374	398
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.63	$2.10	$1.44	$1.38	$1.53	$1.58	$1.62	$1.36	$1.73	$1.46
Accumulation unit value at end of period	$2.12	$1.63	$2.10	$1.44	$1.38	$1.53	$1.58	$1.62	$1.36	$1.73
Number of accumulation units outstanding at end of period (000 omitted)	6,208	7,458	8,568	9,726	11,124	12,868	14,575	15,793	17,567	19,363
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.93	$0.99	$0.94	$0.96	$1.04	$1.04	$1.14	$1.08	$1.04	$1.00
Accumulation unit value at end of period	$1.02	$0.93	$0.99	$0.94	$0.96	$1.04	$1.04	$1.14	$1.08	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	457	474	476	565	750	1,081	1,425	1,533	865	406
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.16	$1.24	$1.18	$1.21	$1.30	$1.30	$1.42	$1.35	$1.30	$1.23
Accumulation unit value at end of period	$1.28	$1.16	$1.24	$1.18	$1.21	$1.30	$1.30	$1.42	$1.35	$1.30
Number of accumulation units outstanding at end of period (000 omitted)	4,525	5,593	7,011	8,616	10,289	12,071	15,294	18,657	19,772	21,158
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.94	$0.94	$0.95	$0.96	$0.96	$0.97	$0.98	$0.99	$1.00	$1.00
Accumulation unit value at end of period	$0.95	$0.94	$0.94	$0.95	$0.96	$0.96	$0.97	$0.98	$0.99	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	2,069	2,506	699	701	723	676	800	515	2,071	1,047
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.01	$1.00	$1.01	$1.01	$1.02	$1.03	$1.04	$1.05	$1.06	$1.07
Accumulation unit value at end of period	$1.02	$1.01	$1.00	$1.01	$1.01	$1.02	$1.03	$1.04	$1.05	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	9,559	10,344	11,991	18,031	14,445	18,128	24,234	25,597	32,019	38,057

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	29

Variable account charges of 0.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.52	$1.59	$1.51	$1.37	$1.40	$1.36	$1.30	$1.13	$1.08	$1.00
Accumulation unit value at end of period	$1.75	$1.52	$1.59	$1.51	$1.37	$1.40	$1.36	$1.30	$1.13	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	1,857	2,165	2,430	2,104	2,271	2,439	3,199	3,149	1,786	859
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.97	$2.07	$1.97	$1.77	$1.81	$1.76	$1.67	$1.46	$1.39	$1.23
Accumulation unit value at end of period	$2.28	$1.97	$2.07	$1.97	$1.77	$1.81	$1.76	$1.67	$1.46	$1.39
Number of accumulation units outstanding at end of period (000 omitted)	6,656	7,912	10,493	12,635	13,879	16,298	16,769	18,038	16,330	17,925
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.48	$1.56	$1.48	$1.35	$1.37	$1.34	$1.28	$1.13	$1.07	$1.00
Accumulation unit value at end of period	$1.71	$1.48	$1.56	$1.48	$1.35	$1.37	$1.34	$1.28	$1.13	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	1,131	1,128	1,435	1,390	10,299	11,354	12,400	1,012	505	123
Columbia Variable Portfolio – Income Opportunities Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.93	$2.03	$1.92	$1.75	$1.78	$1.73	$1.66	$1.46	$1.39	$1.24
Accumulation unit value at end of period	$2.23	$1.93	$2.03	$1.92	$1.75	$1.78	$1.73	$1.66	$1.46	$1.39
Number of accumulation units outstanding at end of period (000 omitted)	6,626	8,189	11,528	14,476	9,588	10,923	13,238	15,227	14,836	15,925
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.21	$1.22	$1.19	$1.15	$1.16	$1.11	$1.14	$1.07	$1.02	$1.00
Accumulation unit value at end of period	$1.31	$1.21	$1.22	$1.19	$1.15	$1.16	$1.11	$1.14	$1.07	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	3,004	2,062	2,035	2,138	2,041	2,170	2,008	3,372	2,062	1,102
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.49	$1.50	$1.46	$1.41	$1.41	$1.35	$1.40	$1.31	$1.24	$1.16
Accumulation unit value at end of period	$1.61	$1.49	$1.50	$1.46	$1.41	$1.41	$1.35	$1.40	$1.31	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	16,402	17,887	21,800	26,284	28,325	32,493	40,444	59,211	58,892	63,231
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.62	$2.75	$2.17	$2.17	$2.01	$1.78	$1.38	$1.16	$1.21	$1.00
Accumulation unit value at end of period	$3.51	$2.62	$2.75	$2.17	$2.17	$2.01	$1.78	$1.38	$1.16	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	447	448	455	353	447	341	409	310	401	75
Columbia Variable Portfolio – Large Cap Growth Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.21	$2.32	$1.83	$1.83	$1.69	$1.49	$1.16	$0.97	$1.01	$0.87
Accumulation unit value at end of period	$2.97	$2.21	$2.32	$1.83	$1.83	$1.69	$1.49	$1.16	$0.97	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	2,844	3,620	3,886	4,533	5,679	4,117	4,264	3,914	3,901	4,320
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.24	$2.38	$1.98	$1.79	$1.79	$1.59	$1.22	$1.06	$1.06	$0.93
Accumulation unit value at end of period	$2.91	$2.24	$2.38	$1.98	$1.79	$1.79	$1.59	$1.22	$1.06	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	7,384	8,176	9,223	9,370	9,639	9,122	8,860	7,379	6,657	6,003
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.09	$1.10	$1.09	$1.04	$1.08	$1.08	$1.08	$1.02	$1.01	$1.00
Accumulation unit value at end of period	$1.16	$1.09	$1.10	$1.09	$1.04	$1.08	$1.08	$1.08	$1.02	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	2,233	2,649	2,259	2,550	1,798	1,066	633	469	457	299
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.04	$1.10	$1.00	$0.98	$0.99	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$1.23	$1.04	$1.10	$1.00	$0.98	$0.99	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	641	691	1,236	1,677	1,048	459	82	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.97	$2.09	$1.72	$1.70	$1.62	$1.53	$1.18	$1.07	$1.27	$1.00
Accumulation unit value at end of period	$2.63	$1.97	$2.09	$1.72	$1.70	$1.62	$1.53	$1.18	$1.07	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	261	252	217	241	374	173	194	153	91	12
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.06	$2.18	$1.79	$1.77	$1.69	$1.59	$1.22	$1.11	$1.32	$1.05
Accumulation unit value at end of period	$2.75	$2.06	$2.18	$1.79	$1.77	$1.69	$1.59	$1.22	$1.11	$1.32
Number of accumulation units outstanding at end of period (000 omitted)	1,501	1,857	1,988	2,417	3,034	2,711	3,047	3,034	3,411	3,871
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.33	$1.61	$1.28	$1.38	$1.32	$1.46	$1.21	$1.04	$1.19	$1.00
Accumulation unit value at end of period	$1.65	$1.33	$1.61	$1.28	$1.38	$1.32	$1.46	$1.21	$1.04	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	506	503	772	906	1,106	322	465	356	349	138
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.25	$1.51	$1.20	$1.29	$1.24	$1.36	$1.12	$0.96	$1.11	$0.98
Accumulation unit value at end of period	$1.55	$1.25	$1.51	$1.20	$1.29	$1.24	$1.36	$1.12	$0.96	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	4,062	4,799	5,677	6,976	3,637	3,110	3,326	3,480	3,977	4,182
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.40	$2.76	$2.31	$1.95	$2.07	$1.88	$1.37	$1.17	$1.20	$1.00
Accumulation unit value at end of period	$3.01	$2.40	$2.76	$2.31	$1.95	$2.07	$1.88	$1.37	$1.17	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	310	345	398	260	203	282	230	181	197	23

30	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 0.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.08	$2.39	$1.99	$1.68	$1.78	$1.61	$1.18	$1.00	$1.03	$0.86
Accumulation unit value at end of period	$2.60	$2.08	$2.39	$1.99	$1.68	$1.78	$1.61	$1.18	$1.00	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	1,772	2,070	2,214	2,453	2,766	3,500	3,252	2,101	2,007	1,680
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.09	$2.43	$2.16	$1.92	$2.04	$1.83	$1.34	$1.15	$1.26	$1.00
Accumulation unit value at end of period	$2.71	$2.09	$2.43	$2.16	$1.92	$2.04	$1.83	$1.34	$1.15	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	375	426	436	409	347	390	394	216	222	75
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.84	$2.14	$1.91	$1.69	$1.79	$1.61	$1.18	$1.00	$1.11	$0.91
Accumulation unit value at end of period	$2.40	$1.84	$2.14	$1.91	$1.69	$1.79	$1.61	$1.18	$1.00	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	4,377	5,454	6,900	8,639	9,959	11,070	11,990	12,608	14,876	17,892
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.15	$2.49	$2.24	$1.99	$2.08	$1.98	$1.35	$1.15	$1.27	$1.00
Accumulation unit value at end of period	$2.51	$2.15	$2.49	$2.24	$1.99	$2.08	$1.98	$1.35	$1.15	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	79	87	82	109	133	109	119	66	67	17
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.89	$2.18	$1.96	$1.74	$1.81	$1.72	$1.17	$1.00	$1.11	$0.88
Accumulation unit value at end of period	$2.20	$1.89	$2.18	$1.96	$1.74	$1.81	$1.72	$1.17	$1.00	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	971	1,271	1,495	1,665	1,939	1,995	2,065	1,803	2,236	1,954
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.17	$1.18	$1.13	$1.04	$1.07	$1.04	$1.05	$0.95	$1.00	—
Accumulation unit value at end of period	$1.27	$1.17	$1.18	$1.13	$1.04	$1.07	$1.04	$1.05	$0.95	—
Number of accumulation units outstanding at end of period (000 omitted)	2,282	2,231	2,157	1,948	1,502	1,617	1,677	1,807	1,305	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.97	$2.32	$2.12	$1.82	$1.97	$1.93	$1.44	$1.22	$1.29	$1.00
Accumulation unit value at end of period	$2.40	$1.97	$2.32	$2.12	$1.82	$1.97	$1.93	$1.44	$1.22	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	334	369	350	398	628	868	884	817	665	199
*Columbia Variable Portfolio – U.S. Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.08	$1.07	$1.05	$1.03	$1.03	$0.98	$1.01	$1.01	$1.00	$1.00
Accumulation unit value at end of period	$1.14	$1.08	$1.07	$1.05	$1.03	$1.03	$0.98	$1.01	$1.01	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	275	269	285	341	332	216	191	369	466	271
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.21	$1.20	$1.17	$1.15	$1.15	$1.09	$1.13	$1.12	$1.11	$1.09
Accumulation unit value at end of period	$1.28	$1.21	$1.20	$1.17	$1.15	$1.15	$1.09	$1.13	$1.12	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	3,845	4,986	6,360	8,281	8,651	10,291	12,118	20,952	18,934	22,090
Credit Suisse Trust – Commodity Return Strategy Portfolio (6/26/2006)
Accumulation unit value at beginning of period	$0.48	$0.54	$0.54	$0.49	$0.66	$0.80	$0.90	$0.92	$1.07	$0.92
Accumulation unit value at end of period	$0.50	$0.48	$0.54	$0.54	$0.49	$0.66	$0.80	$0.90	$0.92	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	3,057	3,643	4,462	5,386	6,148	6,616	7,283	8,763	10,196	8,793
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.15	$1.18	$1.14	$1.11	$1.12	$1.07	$1.11	$1.07	$1.00	$1.00
Accumulation unit value at end of period	$1.25	$1.15	$1.18	$1.14	$1.11	$1.12	$1.07	$1.11	$1.07	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	567	637	433	454	505	553	637	795	363	370
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.27	$1.53	$1.27	$1.32	$1.34	$1.45	$1.21	$1.01	$1.17	$1.00
Accumulation unit value at end of period	$1.49	$1.27	$1.53	$1.27	$1.32	$1.34	$1.45	$1.21	$1.01	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	290	327	301	298	280	213	234	145	82	9
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.90	$0.99	$1.00	$1.11	$1.12	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$0.90	$0.90	$0.99	$1.00	$1.11	$1.12	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	781	1,105	1,525	2,287	1,843	1,113	700	—	—	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.23	$1.24	$1.23	$1.14	$1.17	$1.09	$1.16	$1.11	$1.02	$1.00
Accumulation unit value at end of period	$1.31	$1.23	$1.24	$1.23	$1.14	$1.17	$1.09	$1.16	$1.11	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	420	435	448	465	373	403	517	1,263	1,140	163
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.46	$1.48	$1.45	$1.35	$1.38	$1.29	$1.37	$1.31	$1.20	$1.16
Accumulation unit value at end of period	$1.56	$1.46	$1.48	$1.45	$1.35	$1.38	$1.29	$1.37	$1.31	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	5,516	6,958	7,254	8,489	9,613	10,923	13,180	18,165	18,865	19,071

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	31

Variable account charges of 0.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.59	$1.70	$1.62	$1.56	$1.60	$1.41	$1.38	$1.07	$1.20	$1.00
Accumulation unit value at end of period	$1.99	$1.59	$1.70	$1.62	$1.56	$1.60	$1.41	$1.38	$1.07	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	790	953	981	900	1,134	1,228	1,088	1,065	707	214
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.18	$1.44	$1.16	$1.08	$1.18	$1.29	$1.09	$0.94	$1.18	$1.00
Accumulation unit value at end of period	$1.32	$1.18	$1.44	$1.16	$1.08	$1.18	$1.29	$1.09	$0.94	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	582	496	711	621	1,114	752	640	350	453	143
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.04	$1.26	$1.02	$0.99	$1.04	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$1.21	$1.04	$1.26	$1.02	$0.99	$1.04	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	784	872	870	571	362	323	217	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 1) (4/29/2016)
Accumulation unit value at beginning of period	$1.35	$1.40	$1.06	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.76	$1.35	$1.40	$1.06	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	14,598	17,572	20,758	24,812	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.79	$2.89	$2.20	$2.10	$1.92	$1.72	$1.34	$1.19	$1.21	$1.00
Accumulation unit value at end of period	$3.64	$2.79	$2.89	$2.20	$2.10	$1.92	$1.72	$1.34	$1.19	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	125	265	258	263	430	260	209	218	92	64
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.60	$2.65	$2.05	$2.12	$2.02	$1.85	$1.37	$1.22	$1.23	$1.00
Accumulation unit value at end of period	$3.41	$2.60	$2.65	$2.05	$2.12	$2.02	$1.85	$1.37	$1.22	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	93	119	122	137	152	168	170	128	140	11
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.21	$2.48	$2.14	$1.89	$1.93	$1.77	$1.31	$1.14	$1.16	$1.00
Accumulation unit value at end of period	$2.84	$2.21	$2.48	$2.14	$1.89	$1.93	$1.77	$1.31	$1.14	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	498	436	545	450	350	357	403	284	147	87
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.63	$2.59	$1.97	$1.93	$1.83	$1.72	$1.33	$1.20	$1.24	$1.00
Accumulation unit value at end of period	$3.31	$2.63	$2.59	$1.97	$1.93	$1.83	$1.72	$1.33	$1.20	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	281	255	216	213	443	208	263	261	175	52
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.98	$2.20	$1.92	$1.70	$1.87	$1.72	$1.36	$1.20	$1.17	$1.00
Accumulation unit value at end of period	$2.48	$1.98	$2.20	$1.92	$1.70	$1.87	$1.72	$1.36	$1.20	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	230	294	229	273	286	360	379	366	213	15
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.08	$1.09	$1.07	$1.05	$1.06	$1.02	$1.06	$1.05	$1.00	$1.00
Accumulation unit value at end of period	$1.17	$1.08	$1.09	$1.07	$1.05	$1.06	$1.02	$1.06	$1.05	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	597	570	521	461	451	466	508	824	320	184
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.38	$2.68	$2.34	$1.96	$1.97	$1.78	$1.32	$1.14	$1.23	$1.00
Accumulation unit value at end of period	$3.02	$2.38	$2.68	$2.34	$1.96	$1.97	$1.78	$1.32	$1.14	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	778	821	897	1,126	815	689	669	752	563	230
CTIVP® – Victory Sycamore Established Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.33	$2.62	$2.28	$1.91	$1.92	$1.73	$1.28	$1.11	$1.19	$0.99
Accumulation unit value at end of period	$2.96	$2.33	$2.62	$2.28	$1.91	$1.92	$1.73	$1.28	$1.11	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	1,853	2,024	2,186	2,098	1,808	1,524	1,483	1,530	1,610	922
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.00	$1.00	$1.00	$1.00	$1.01	$1.01	$1.03	$1.02	$1.00	$1.00
Accumulation unit value at end of period	$1.02	$1.00	$1.00	$1.00	$1.00	$1.01	$1.01	$1.03	$1.02	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	1,081	1,319	1,560	2,597	1,944	613	203	218	67	39
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.17	$2.27	$1.87	$1.82	$1.90	$1.75	$1.38	$1.20	$1.19	$1.00
Accumulation unit value at end of period	$3.06	$2.17	$2.27	$1.87	$1.82	$1.90	$1.75	$1.38	$1.20	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	282	256	308	333	329	313	302	295	206	67
CTIVP® – William Blair International Leaders Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.33	$1.66	$1.32	$1.38	$1.43	$1.44	$1.22	$1.07	$1.16	$1.00
Accumulation unit value at end of period	$1.67	$1.33	$1.66	$1.32	$1.38	$1.43	$1.44	$1.22	$1.07	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	594	631	649	651	859	722	598	408	382	65
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.94	$1.05	$0.99	$0.95	$1.02	$1.00	$1.00	$1.00	—	—
Accumulation unit value at end of period	$1.07	$0.94	$1.05	$0.99	$0.95	$1.02	$1.00	$1.00	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,118	1,417	1,741	2,154	2,399	2,598	2,058	633	—	—

32	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 0.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Eaton Vance VT Floating-Rate Income Fund – Initial Class (6/26/2006)
Accumulation unit value at beginning of period	$1.39	$1.40	$1.36	$1.26	$1.29	$1.29	$1.25	$1.18	$1.16	$1.07
Accumulation unit value at end of period	$1.47	$1.39	$1.40	$1.36	$1.26	$1.29	$1.29	$1.25	$1.18	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	9,862	12,902	14,034	17,791	20,460	24,303	31,136	23,093	23,748	23,794
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$2.14	$2.31	$1.92	$1.80	$1.80	$1.63	$1.25	$1.09	$1.13	$0.97
Accumulation unit value at end of period	$2.79	$2.14	$2.31	$1.92	$1.80	$1.80	$1.63	$1.25	$1.09	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	18,025	22,133	26,837	32,270	37,806	40,726	43,929	46,775	50,040	52,513
Fidelity® VIP Mid Cap Portfolio Service Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$2.05	$2.43	$2.03	$1.83	$1.88	$1.79	$1.33	$1.17	$1.32	$1.04
Accumulation unit value at end of period	$2.51	$2.05	$2.43	$2.03	$1.83	$1.88	$1.79	$1.33	$1.17	$1.32
Number of accumulation units outstanding at end of period (000 omitted)	14,537	17,325	20,026	23,677	27,594	31,163	34,636	36,939	41,822	44,384
Fidelity® VIP Overseas Portfolio Service Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.26	$1.49	$1.16	$1.23	$1.20	$1.32	$1.03	$0.86	$1.05	$0.94
Accumulation unit value at end of period	$1.59	$1.26	$1.49	$1.16	$1.23	$1.20	$1.32	$1.03	$0.86	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	3,559	4,150	4,954	6,015	7,239	7,187	7,439	7,248	8,862	9,733
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.12	$1.05	$0.98	$1.01	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.18	$1.08	$1.12	$1.05	$0.98	$1.01	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	9,445	9,152	9,216	7,369	5,619	3,661	1,039	—	—	—
Franklin Global Real Estate VIP Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.06	$1.15	$1.05	$1.05	$1.06	$0.93	$0.91	$0.72	$0.77	$0.64
Accumulation unit value at end of period	$1.29	$1.06	$1.15	$1.05	$1.05	$1.06	$0.93	$0.91	$0.72	$0.77
Number of accumulation units outstanding at end of period (000 omitted)	5,069	6,072	7,767	9,822	11,058	11,820	12,529	12,218	12,544	12,512
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.19	$1.26	$1.16	$1.02	$1.11	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.37	$1.19	$1.26	$1.16	$1.02	$1.11	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,707	3,153	3,784	4,129	5,304	6,124	1,815	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.59	$1.76	$1.64	$1.42	$1.51	$1.42	$1.12	$0.99	$1.01	$0.91
Accumulation unit value at end of period	$1.93	$1.59	$1.76	$1.64	$1.42	$1.51	$1.42	$1.12	$0.99	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	5,927	7,056	8,948	10,419	11,668	13,106	14,378	15,322	16,523	16,807
Franklin Small Cap Value VIP Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.94	$2.24	$2.05	$1.58	$1.73	$1.73	$1.28	$1.09	$1.14	$0.90
Accumulation unit value at end of period	$2.43	$1.94	$2.24	$2.05	$1.58	$1.73	$1.73	$1.28	$1.09	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	4,461	4,930	5,941	7,549	8,036	9,848	10,846	11,090	12,614	12,529
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.87	$0.95	$0.91	$0.91	$0.97	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.94	$0.87	$0.95	$0.91	$0.91	$0.97	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	251	368	242	226	287	109	—	—	—	—
Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares (6/26/2006)
Accumulation unit value at beginning of period	$2.12	$2.28	$1.85	$1.69	$1.70	$1.48	$1.08	$0.95	$0.92	$0.83
Accumulation unit value at end of period	$2.63	$2.12	$2.28	$1.85	$1.69	$1.70	$1.48	$1.08	$0.95	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	3,136	3,858	3,858	4,776	5,664	5,882	5,863	5,828	6,322	6,259
Invesco Oppenheimer V.I. Global Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.88	$2.19	$1.62	$1.64	$1.60	$1.58	$1.25	$1.04	$1.15	$1.00
Accumulation unit value at end of period	$2.46	$1.88	$2.19	$1.62	$1.64	$1.60	$1.58	$1.25	$1.04	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	5,603	6,166	6,325	6,917	8,125	7,665	7,968	8,142	8,569	8,021
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.52	$1.60	$1.52	$1.45	$1.49	$1.47	$1.49	$1.33	$1.33	$1.17
Accumulation unit value at end of period	$1.66	$1.52	$1.60	$1.52	$1.45	$1.49	$1.47	$1.49	$1.33	$1.33
Number of accumulation units outstanding at end of period (000 omitted)	14,493	17,881	23,133	28,412	33,509	38,596	47,078	57,221	60,624	65,085
Invesco Oppenheimer V.I. Main Street Fund, Series II Shares (4/28/2017)
Accumulation unit value at beginning of period	$0.99	$1.08	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.29	$0.99	$1.08	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,224	1,443	1,681	—	—	—	—	—	—	—
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$2.08	$2.35	$2.08	$1.78	$1.91	$1.73	$1.24	$1.06	$1.10	$0.90
Accumulation unit value at end of period	$2.60	$2.08	$2.35	$2.08	$1.78	$1.91	$1.73	$1.24	$1.06	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	3,124	3,840	4,649	5,030	6,004	6,045	6,265	6,322	6,884	7,403
Invesco V.I. American Franchise Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.81	$1.90	$1.51	$1.49	$1.44	$1.34	$0.97	$1.00	—	—
Accumulation unit value at end of period	$2.45	$1.81	$1.90	$1.51	$1.49	$1.44	$1.34	$0.97	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,308	1,570	1,630	1,935	2,177	2,319	2,290	2,217	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	33

Variable account charges of 0.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.18	$1.08	$0.98	$1.03	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.24	$1.09	$1.18	$1.08	$0.98	$1.03	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,277	1,960	2,413	2,867	3,207	2,204	1,391	—	—	—
Invesco V.I. Comstock Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.86	$2.14	$1.84	$1.58	$1.70	$1.57	$1.17	$0.99	$1.02	$0.89
Accumulation unit value at end of period	$2.30	$1.86	$2.14	$1.84	$1.58	$1.70	$1.57	$1.17	$0.99	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	4,254	5,096	6,032	7,587	9,121	10,501	11,838	13,184	14,753	16,418
Invesco V.I. Diversified Dividend Fund, Series II Shares (4/29/2011)
Accumulation unit value at beginning of period	$1.75	$1.92	$1.78	$1.57	$1.56	$1.39	$1.08	$0.92	$1.00	—
Accumulation unit value at end of period	$2.17	$1.75	$1.92	$1.78	$1.57	$1.56	$1.39	$1.08	$0.92	—
Number of accumulation units outstanding at end of period (000 omitted)	2,657	3,404	4,926	5,878	4,464	4,444	4,691	3,837	3,425	—
Invesco V.I. Health Care Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$2.30	$2.31	$2.01	$2.30	$2.25	$1.90	$1.37	$1.15	$1.11	$1.07
Accumulation unit value at end of period	$3.02	$2.30	$2.31	$2.01	$2.30	$2.25	$1.90	$1.37	$1.15	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	2,692	3,428	4,061	4,984	6,091	5,017	4,342	3,559	3,626	3,184
Invesco V.I. International Growth Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.48	$1.76	$1.45	$1.47	$1.52	$1.53	$1.30	$1.14	$1.24	$1.11
Accumulation unit value at end of period	$1.88	$1.48	$1.76	$1.45	$1.47	$1.52	$1.53	$1.30	$1.14	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	4,145	5,205	6,851	8,140	9,472	9,619	9,422	10,018	10,765	11,342
Invesco V.I. Mid Cap Growth Fund, Series II Shares* (4/27/2012)
Accumulation unit value at beginning of period	$1.60	$1.71	$1.41	$1.42	$1.41	$1.32	$0.98	$1.00	—	—
Accumulation unit value at end of period	$2.12	$1.60	$1.71	$1.41	$1.42	$1.41	$1.32	$0.98	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,088	1,299	1,514	1,713	2,127	1,767	1,745	1,716	—	—
*Invesco V.I. Mid Cap Growth Fund, Series II Shares is scheduled to merge into Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund, Series II Shares sometime during the second quarter of 2020.
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.16	$0.99	$1.03	$1.13	$1.20	$1.00	—	—	—
Accumulation unit value at end of period	$1.32	$1.09	$1.16	$0.99	$1.03	$1.13	$1.20	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	878	1,111	1,341	2,088	3,692	4,610	2,674	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.99	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.20	$0.99	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,738	1,586	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.05	$1.03	$1.01	$1.02	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.12	$1.03	$1.05	$1.03	$1.01	$1.02	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,521	3,736	5,557	6,418	5,433	2,045	776	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (5/1/2007)
Accumulation unit value at beginning of period	$1.93	$2.00	$1.58	$1.59	$1.53	$1.37	$1.06	$0.90	$0.97	$0.85
Accumulation unit value at end of period	$2.58	$1.93	$2.00	$1.58	$1.59	$1.53	$1.37	$1.06	$0.90	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	3,372	3,986	4,884	6,257	7,268	7,532	9,620	11,784	13,258	15,295
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.28	$1.38	$1.16	$1.13	$1.14	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.50	$1.28	$1.38	$1.16	$1.13	$1.14	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	820	980	993	1,287	2,469	2,372	370	—	—	—
MFS® Massachusetts Investors Growth Stock Portfolio – Service Class (3/27/2015)
Accumulation unit value at beginning of period	$1.30	$1.30	$1.03	$0.98	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$1.80	$1.30	$1.30	$1.03	$0.98	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,604	2,757	3,247	4,040	4,372	—	—	—	—	—
MFS® Utilities Series – Service Class (6/26/2006)
Accumulation unit value at beginning of period	$2.39	$2.39	$2.11	$1.91	$2.26	$2.03	$1.70	$1.52	$1.44	$1.28
Accumulation unit value at end of period	$2.96	$2.39	$2.39	$2.11	$1.91	$2.26	$2.03	$1.70	$1.52	$1.44
Number of accumulation units outstanding at end of period (000 omitted)	6,778	8,164	10,276	12,615	14,038	16,754	16,808	17,920	17,962	16,579
Morgan Stanley VIF Discovery Portfolio, Class II Shares (6/26/2006)
Accumulation unit value at beginning of period	$2.45	$2.24	$1.63	$1.80	$1.93	$1.91	$1.40	$1.31	$1.42	$1.08
Accumulation unit value at end of period	$3.40	$2.45	$2.24	$1.63	$1.80	$1.93	$1.91	$1.40	$1.31	$1.42
Number of accumulation units outstanding at end of period (000 omitted)	2,247	2,280	2,138	2,826	3,442	4,069	4,661	5,355	6,756	6,158
Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.43	$1.57	$1.44	$1.41	$1.44	$1.28	$1.26	$0.98	$1.09	$0.90
Accumulation unit value at end of period	$1.67	$1.43	$1.57	$1.44	$1.41	$1.44	$1.28	$1.26	$0.98	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	2,678	3,340	4,357	5,495	5,997	6,770	7,323	7,544	8,256	8,650

34	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 0.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Neuberger Berman AMT International Equity Portfolio (Class S) (6/26/2006)
Accumulation unit value at beginning of period	$1.20	$1.45	$1.16	$1.19	$1.18	$1.23	$1.05	$0.90	$1.03	$0.85
Accumulation unit value at end of period	$1.51	$1.20	$1.45	$1.16	$1.19	$1.18	$1.23	$1.05	$0.90	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	1,336	1,782	2,059	2,346	2,611	2,766	3,017	3,459	3,961	4,163
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (6/26/2006)
Accumulation unit value at beginning of period	$2.12	$2.27	$1.94	$1.78	$1.81	$1.66	$1.22	$1.11	$1.15	$0.95
Accumulation unit value at end of period	$2.64	$2.12	$2.27	$1.94	$1.78	$1.81	$1.66	$1.22	$1.11	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	872	971	1,149	1,427	1,526	1,573	1,512	1,214	1,392	1,455
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.89	$0.97	$0.91	$0.93	$0.99	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.02	$0.89	$0.97	$0.91	$0.93	$0.99	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	507	643	182	193	204	30	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (6/26/2006)
Accumulation unit value at beginning of period	$1.56	$1.66	$1.48	$1.32	$1.47	$1.47	$1.48	$1.30	$1.29	$1.15
Accumulation unit value at end of period	$1.73	$1.56	$1.66	$1.48	$1.32	$1.47	$1.47	$1.48	$1.30	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	4,942	6,061	7,312	8,757	10,503	14,089	18,682	23,468	20,990	18,465
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.05	$1.13	$1.00	$0.97	$0.98	$0.94	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.22	$1.05	$1.13	$1.00	$0.97	$0.98	$0.94	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	85	103	109	117	130	188	286	246	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.04	$1.01	$0.99	$1.00	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.10	$1.03	$1.04	$1.01	$0.99	$1.00	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,855	1,838	1,918	1,331	1,028	909	661	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.98	$0.97	$0.96	$0.94	$0.99	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$0.99	$0.98	$0.97	$0.96	$0.94	$0.99	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,426	4,068	4,566	4,819	5,032	4,285	1,816	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.73	$0.87	$0.79	$0.54	$0.71	$0.77	$1.00	—	—	—
Accumulation unit value at end of period	$1.00	$0.73	$0.87	$0.79	$0.54	$0.71	$0.77	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,209	1,636	1,937	2,391	2,036	1,692	1,001	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.68	$1.86	$1.57	$1.50	$1.52	$1.46	$1.22	$1.08	$1.12	$1.00
Accumulation unit value at end of period	$2.03	$1.68	$1.86	$1.57	$1.50	$1.52	$1.46	$1.22	$1.08	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	192,399	225,786	244,681	269,584	294,272	295,390	319,087	288,564	249,264	79,955
Variable Portfolio – Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.68	$1.86	$1.58	$1.50	$1.53	$1.46	$1.22	$1.08	$1.12	$1.00
Accumulation unit value at end of period	$2.03	$1.68	$1.86	$1.58	$1.50	$1.53	$1.46	$1.22	$1.08	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	134,036	166,936	207,557	272,799	315,909	351,169	528,534	569,607	673,876	709,794
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.47	$1.80	$1.38	$1.40	$1.43	$1.51	$1.25	$1.03	$1.21	$1.00
Accumulation unit value at end of period	$1.89	$1.47	$1.80	$1.38	$1.40	$1.43	$1.51	$1.25	$1.03	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	1,071	1,306	1,465	1,120	1,130	1,388	1,114	1,025	924	276
*Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Variable Portfolio – Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.25	$1.30	$1.22	$1.19	$1.20	$1.17	$1.14	$1.07	$1.05	$1.00
Accumulation unit value at end of period	$1.38	$1.25	$1.30	$1.22	$1.19	$1.20	$1.17	$1.14	$1.07	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	77,610	64,098	75,380	86,023	79,356	86,974	111,142	179,383	124,664	37,862
Variable Portfolio – Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.25	$1.30	$1.22	$1.19	$1.20	$1.16	$1.14	$1.07	$1.05	$1.00
Accumulation unit value at end of period	$1.38	$1.25	$1.30	$1.22	$1.19	$1.20	$1.16	$1.14	$1.07	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	120,416	134,773	165,113	209,710	201,988	230,224	337,162	632,917	517,244	407,564
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.97	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.12	$0.97	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	11,793	6,435	670	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.00	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.17	$1.00	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	6,706	5,881	1,188	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.07	$1.11	$1.04	$1.02	$1.04	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$1.19	$1.07	$1.11	$1.04	$1.02	$1.04	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	25,942	24,241	35,598	43,773	24,171	12,021	5,181	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	35

Variable account charges of 0.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.09	$1.15	$1.04	$1.02	$1.05	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.23	$1.09	$1.15	$1.04	$1.02	$1.05	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	68,473	68,517	86,814	113,542	81,580	78,409	21,256	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.12	$1.23	$1.05	$1.03	$1.07	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.31	$1.12	$1.23	$1.05	$1.03	$1.07	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	911,713	1,084,786	1,220,902	1,345,925	1,475,624	1,431,347	446,881	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.11	$1.19	$1.05	$1.03	$1.06	$1.02	$1.00	—	—	—
Accumulation unit value at end of period	$1.28	$1.11	$1.19	$1.05	$1.03	$1.06	$1.02	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	652,652	746,660	843,569	932,397	993,340	1,003,801	297,687	—	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.48	$1.58	$1.41	$1.36	$1.38	$1.32	$1.20	$1.09	$1.09	$1.00
Accumulation unit value at end of period	$1.70	$1.48	$1.58	$1.41	$1.36	$1.38	$1.32	$1.20	$1.09	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	1,365,614	1,420,407	1,484,111	1,527,964	1,543,741	1,584,772	1,702,393	1,710,156	1,372,850	543,150
Variable Portfolio – Moderate Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.48	$1.58	$1.41	$1.36	$1.38	$1.32	$1.20	$1.09	$1.09	$1.00
Accumulation unit value at end of period	$1.71	$1.48	$1.58	$1.41	$1.36	$1.38	$1.32	$1.20	$1.09	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	1,977,234	2,287,167	2,616,708	2,967,338	3,241,769	3,477,583	3,816,277	3,811,596	3,866,447	4,048,660
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.58	$1.72	$1.49	$1.43	$1.45	$1.39	$1.21	$1.09	$1.11	$1.00
Accumulation unit value at end of period	$1.86	$1.58	$1.72	$1.49	$1.43	$1.45	$1.39	$1.21	$1.09	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	648,973	738,737	814,791	891,544	985,364	1,045,332	1,171,461	1,155,594	1,004,346	382,806
Variable Portfolio – Moderately Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.59	$1.72	$1.49	$1.43	$1.45	$1.39	$1.21	$1.09	$1.11	$1.00
Accumulation unit value at end of period	$1.87	$1.59	$1.72	$1.49	$1.43	$1.45	$1.39	$1.21	$1.09	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	464,381	620,224	775,540	971,845	1,140,429	1,268,064	1,972,689	2,256,097	2,609,307	2,821,858
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.36	$1.43	$1.31	$1.27	$1.29	$1.24	$1.17	$1.08	$1.07	$1.00
Accumulation unit value at end of period	$1.53	$1.36	$1.43	$1.31	$1.27	$1.29	$1.24	$1.17	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	191,966	192,991	212,144	239,388	238,103	258,787	329,279	429,367	310,373	130,486
Variable Portfolio – Moderately Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.36	$1.43	$1.32	$1.28	$1.29	$1.24	$1.17	$1.08	$1.07	$1.00
Accumulation unit value at end of period	$1.53	$1.36	$1.43	$1.32	$1.28	$1.29	$1.24	$1.17	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	318,907	365,177	446,132	539,604	575,433	665,239	860,888	1,156,617	1,071,873	1,012,023
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.14	$1.15	$1.12	$1.11	$1.11	$1.07	$1.10	$1.06	$1.01	$1.00
Accumulation unit value at end of period	$1.22	$1.14	$1.15	$1.12	$1.11	$1.11	$1.07	$1.10	$1.06	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	487	499	574	644	614	603	763	894	695	369
Variable Portfolio – Partners Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.01	$2.21	$1.86	$1.71	$1.72	$1.55	$1.22	$1.11	$1.16	$1.00
Accumulation unit value at end of period	$2.52	$2.01	$2.21	$1.86	$1.71	$1.72	$1.55	$1.22	$1.11	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	179	247	259	286	362	335	343	296	219	138
Variable Portfolio – Partners Core Equity Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.76	$1.93	$1.62	$1.49	$1.49	$1.35	$1.06	$0.97	$1.01	$0.91
Accumulation unit value at end of period	$2.21	$1.76	$1.93	$1.62	$1.49	$1.49	$1.35	$1.06	$0.97	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	2,591	3,203	4,321	5,354	6,081	6,597	8,304	9,484	11,367	12,854
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.10	$2.23	$1.90	$1.80	$1.92	$1.94	$1.40	$1.27	$1.29	$1.00
Accumulation unit value at end of period	$2.52	$2.10	$2.23	$1.90	$1.80	$1.92	$1.94	$1.40	$1.27	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	96	96	105	122	135	128	166	154	120	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.79	$2.09	$1.97	$1.59	$1.77	$1.75	$1.31	$1.17	$1.23	$1.00
Accumulation unit value at end of period	$2.12	$1.79	$2.09	$1.97	$1.59	$1.77	$1.75	$1.31	$1.17	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	143	136	138	149	169	193	234	212	134	73
Variable Portfolio – Partners Small Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.76	$2.06	$1.94	$1.56	$1.73	$1.71	$1.28	$1.14	$1.20	$0.97
Accumulation unit value at end of period	$2.09	$1.76	$2.06	$1.94	$1.56	$1.73	$1.71	$1.28	$1.14	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	2,473	2,992	3,476	4,254	4,967	5,542	6,596	7,960	9,513	11,214
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.08	$1.11	$1.01	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.23	$1.08	$1.11	$1.01	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	11,575	5,404	2,463	488	—	—	—	—	—	—

36	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 0.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.16	$1.21	$1.03	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.38	$1.16	$1.21	$1.03	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	110,984	79,501	25,271	6,764	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.12	$1.16	$1.02	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.30	$1.12	$1.16	$1.02	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	52,504	33,609	14,182	3,882	—	—	—	—	—	—
Wanger International (6/26/2006)
Accumulation unit value at beginning of period	$1.74	$2.13	$1.62	$1.65	$1.67	$1.76	$1.45	$1.20	$1.42	$1.15
Accumulation unit value at end of period	$2.24	$1.74	$2.13	$1.62	$1.65	$1.67	$1.76	$1.45	$1.20	$1.42
Number of accumulation units outstanding at end of period (000 omitted)	8,872	10,786	12,339	14,367	16,539	18,169	20,183	21,094	24,125	26,504
Wanger USA (6/26/2006)
Accumulation unit value at beginning of period	$2.35	$2.41	$2.03	$1.80	$1.83	$1.76	$1.33	$1.11	$1.16	$0.95
Accumulation unit value at end of period	$3.06	$2.35	$2.41	$2.03	$1.80	$1.83	$1.76	$1.33	$1.11	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	6,422	7,872	9,389	11,577	13,474	15,273	17,494	18,923	21,342	22,943
Wells Fargo VT International Equity Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.16	$1.41	$1.14	$1.12	$1.11	$1.18	$0.99	$0.88	$1.02	$0.89
Accumulation unit value at end of period	$1.32	$1.16	$1.41	$1.14	$1.12	$1.11	$1.18	$0.99	$0.88	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	3,292	3,458	3,946	4,474	5,345	5,063	5,763	7,030	7,768	8,294
Wells Fargo VT Opportunity Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$2.25	$2.45	$2.05	$1.84	$1.92	$1.75	$1.35	$1.18	$1.26	$1.03
Accumulation unit value at end of period	$2.94	$2.25	$2.45	$2.05	$1.84	$1.92	$1.75	$1.35	$1.18	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	1,646	2,119	2,789	3,121	3,666	4,010	4,561	4,859	5,638	2,066
Wells Fargo VT Small Cap Growth Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$2.70	$2.69	$2.15	$2.02	$2.09	$2.15	$1.44	$1.35	$1.43	$1.14
Accumulation unit value at end of period	$3.34	$2.70	$2.69	$2.15	$2.02	$2.09	$2.15	$1.44	$1.35	$1.43
Number of accumulation units outstanding at end of period (000 omitted)	2,690	3,205	3,435	4,468	5,172	5,436	6,304	6,577	7,143	8,077
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.14	$1.06	$0.92	$0.99	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.22	$1.08	$1.14	$1.06	$0.92	$0.99	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	444	355	505	500	537	596	258	—	—	—

Variable account charges of 0.95% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$1.25	$1.10	$1.08	$1.10	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.31	$1.15	$1.25	$1.10	$1.08	$1.10	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,267	1,985	1,825	1,643	1,676	1,226	791	—	—	—
AB VPS Global Thematic Growth Portfolio (Class B) (11/1/2005)
Accumulation unit value at beginning of period	$1.62	$1.81	$1.34	$1.37	$1.35	$1.30	$1.07	$0.95	$1.25	$1.07
Accumulation unit value at end of period	$2.08	$1.62	$1.81	$1.34	$1.37	$1.35	$1.30	$1.07	$0.95	$1.25
Number of accumulation units outstanding at end of period (000 omitted)	604	661	741	784	981	1,097	1,106	1,313	1,642	2,571
AB VPS Growth and Income Portfolio (Class B) (8/13/2001)
Accumulation unit value at beginning of period	$2.23	$2.39	$2.03	$1.85	$1.84	$1.70	$1.27	$1.10	$1.04	$0.93
Accumulation unit value at end of period	$2.73	$2.23	$2.39	$2.03	$1.85	$1.84	$1.70	$1.27	$1.10	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	8,662	9,611	10,497	12,411	15,071	17,244	20,041	23,312	28,840	33,656
AB VPS International Value Portfolio (Class B) (8/13/2001)
Accumulation unit value at beginning of period	$1.59	$2.08	$1.68	$1.71	$1.69	$1.82	$1.50	$1.32	$1.66	$1.61
Accumulation unit value at end of period	$1.84	$1.59	$2.08	$1.68	$1.71	$1.69	$1.82	$1.50	$1.32	$1.66
Number of accumulation units outstanding at end of period (000 omitted)	12,332	14,196	16,581	19,257	22,777	26,270	31,753	38,807	49,799	63,534
AB VPS Large Cap Growth Portfolio (Class B) (7/19/2010)
Accumulation unit value at beginning of period	$3.00	$2.96	$2.27	$2.24	$2.04	$1.81	$1.33	$1.16	$1.21	$1.00
Accumulation unit value at end of period	$3.99	$3.00	$2.96	$2.27	$2.24	$2.04	$1.81	$1.33	$1.16	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	6,613	5,624	4,590	3,072	2,941	1,377	589	267	93	2
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.80	$0.99	$1.01	$0.73	$1.18	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$0.95	$0.80	$0.99	$1.01	$0.73	$1.18	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	10,883	11,708	13,653	13,785	12,552	10,397	3,655	—	—	—
American Century VP International, Class I (9/15/1999)
Accumulation unit value at beginning of period	$1.47	$1.75	$1.35	$1.44	$1.44	$1.54	$1.27	$1.06	$1.21	$1.08
Accumulation unit value at end of period	$1.87	$1.47	$1.75	$1.35	$1.44	$1.44	$1.54	$1.27	$1.06	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	1,804	2,020	2,391	2,753	3,417	3,797	4,384	5,102	6,878	9,446

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	37

Variable account charges of 0.95% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
American Century VP International, Class II (8/13/2001)
Accumulation unit value at beginning of period	$1.61	$1.91	$1.48	$1.58	$1.58	$1.70	$1.40	$1.17	$1.34	$1.20
Accumulation unit value at end of period	$2.04	$1.61	$1.91	$1.48	$1.58	$1.58	$1.70	$1.40	$1.17	$1.34
Number of accumulation units outstanding at end of period (000 omitted)	3,262	3,984	4,566	5,027	5,982	6,783	7,794	8,843	10,596	12,837
American Century VP Mid Cap Value, Class II (5/1/2007)
Accumulation unit value at beginning of period	$1.93	$2.24	$2.03	$1.67	$1.71	$1.49	$1.16	$1.00	$1.02	$0.87
Accumulation unit value at end of period	$2.47	$1.93	$2.24	$2.03	$1.67	$1.71	$1.49	$1.16	$1.00	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	4,506	5,384	6,486	6,832	6,055	6,214	6,845	6,830	7,355	8,798
American Century VP Ultra®, Class II (11/1/2005)
Accumulation unit value at beginning of period	$2.46	$2.47	$1.89	$1.83	$1.74	$1.60	$1.18	$1.05	$1.05	$0.91
Accumulation unit value at end of period	$3.28	$2.46	$2.47	$1.89	$1.83	$1.74	$1.60	$1.18	$1.05	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	2,517	2,688	2,417	2,436	3,222	3,475	3,871	4,871	5,322	5,909
American Century VP Value, Class I (9/15/1999)
Accumulation unit value at beginning of period	$3.06	$3.40	$3.16	$2.64	$2.78	$2.48	$1.90	$1.67	$1.67	$1.49
Accumulation unit value at end of period	$3.85	$3.06	$3.40	$3.16	$2.64	$2.78	$2.48	$1.90	$1.67	$1.67
Number of accumulation units outstanding at end of period (000 omitted)	3,353	3,819	4,511	5,545	6,487	7,623	9,064	10,633	12,699	16,669
American Century VP Value, Class II (8/13/2001)
Accumulation unit value at beginning of period	$2.56	$2.85	$2.65	$2.23	$2.34	$2.10	$1.61	$1.42	$1.42	$1.27
Accumulation unit value at end of period	$3.22	$2.56	$2.85	$2.65	$2.23	$2.34	$2.10	$1.61	$1.42	$1.42
Number of accumulation units outstanding at end of period (000 omitted)	16,561	18,256	20,496	22,042	23,479	26,320	29,234	31,529	36,454	41,940
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.22	$1.34	$1.19	$1.15	$1.18	$1.17	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.43	$1.22	$1.34	$1.19	$1.15	$1.18	$1.17	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	18,379	19,527	20,271	19,437	19,317	15,638	11,699	3,226	—	—
Calvert VP SRI Balanced Portfolio – Class I (5/1/2000)
Accumulation unit value at beginning of period	$1.68	$1.74	$1.57	$1.47	$1.51	$1.39	$1.19	$1.09	$1.05	$0.95
Accumulation unit value at end of period	$2.07	$1.68	$1.74	$1.57	$1.47	$1.51	$1.39	$1.19	$1.09	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	2,901	3,039	3,259	3,625	4,176	5,003	5,639	6,095	6,505	8,238
ClearBridge Variable Small Cap Growth Portfolio – Class I (4/27/2007)
Accumulation unit value at beginning of period	$2.34	$2.28	$1.86	$1.77	$1.87	$1.81	$1.24	$1.05	$1.05	$0.85
Accumulation unit value at end of period	$2.94	$2.34	$2.28	$1.86	$1.77	$1.87	$1.81	$1.24	$1.05	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	836	940	931	1,107	1,358	1,587	1,652	1,133	926	1,019
Columbia Variable Portfolio – Balanced Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$1.97	$2.11	$1.86	$1.77	$1.75	$1.61	$1.34	$1.18	$1.16	$1.04
Accumulation unit value at end of period	$2.39	$1.97	$2.11	$1.86	$1.77	$1.75	$1.61	$1.34	$1.18	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	52,172	50,535	51,410	47,474	37,714	33,526	33,040	33,359	39,535	45,791
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.52	$0.61	$0.61	$0.54	$0.72	$0.93	$1.00	—	—	—
Accumulation unit value at end of period	$0.55	$0.52	$0.61	$0.61	$0.54	$0.72	$0.93	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,883	2,926	2,321	1,718	1,625	587	150	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.60	$1.78	$1.48	$1.38	$1.36	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$2.11	$1.60	$1.78	$1.48	$1.38	$1.36	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	16,017	16,602	17,049	14,367	9,669	5,364	2,048	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.66	$2.79	$2.27	$2.13	$2.13	$1.87	$1.42	$1.26	$1.21	$1.00
Accumulation unit value at end of period	$3.28	$2.66	$2.79	$2.27	$2.13	$2.13	$1.87	$1.42	$1.26	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	4,163	3,504	2,796	2,539	2,275	1,150	553	251	40	9
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$1.75	$1.83	$1.49	$1.39	$1.40	$1.22	$0.92	$0.82	$0.79	$0.68
Accumulation unit value at end of period	$2.16	$1.75	$1.83	$1.49	$1.39	$1.40	$1.22	$0.92	$0.82	$0.79
Number of accumulation units outstanding at end of period (000 omitted)	27,303	30,658	35,737	41,964	51,782	57,394	69,472	84,369	100,737	120,427
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.80	$0.89	$0.87	$0.90	$0.92	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$0.81	$0.80	$0.89	$0.87	$0.90	$0.92	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,430	1,034	885	1,007	1,105	1,051	707	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.99	$2.13	$1.89	$1.68	$1.75	$1.61	$1.28	$1.14	$1.21	$1.00
Accumulation unit value at end of period	$2.43	$1.99	$2.13	$1.89	$1.68	$1.75	$1.61	$1.28	$1.14	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	9,923	8,812	8,410	7,265	5,599	4,707	3,248	1,392	844	229
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$2.73	$2.93	$2.59	$2.30	$2.39	$2.20	$1.75	$1.55	$1.65	$1.42
Accumulation unit value at end of period	$3.35	$2.73	$2.93	$2.59	$2.30	$2.39	$2.20	$1.75	$1.55	$1.65
Number of accumulation units outstanding at end of period (000 omitted)	29,737	34,660	41,891	50,434	60,130	73,666	87,069	99,992	126,113	156,962

38	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 0.95% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.99	$1.08	$0.98	$0.89	$0.91	$0.90	$1.00	—	—	—
Accumulation unit value at end of period	$1.10	$0.99	$1.08	$0.98	$0.89	$0.91	$0.90	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,583	4,429	4,150	2,851	2,505	2,761	1,137	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.13	$1.45	$1.00	$0.96	$1.07	$1.10	$1.14	$0.95	$1.22	$1.00
Accumulation unit value at end of period	$1.46	$1.13	$1.45	$1.00	$0.96	$1.07	$1.10	$1.14	$0.95	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	12,868	12,286	9,779	5,901	5,314	5,297	3,910	1,839	1,102	414
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (5/1/2000)
Accumulation unit value at beginning of period	$2.42	$3.12	$2.14	$2.06	$2.29	$2.36	$2.43	$2.03	$2.60	$2.19
Accumulation unit value at end of period	$3.16	$2.42	$3.12	$2.14	$2.06	$2.29	$2.36	$2.43	$2.03	$2.60
Number of accumulation units outstanding at end of period (000 omitted)	6,978	8,092	9,346	10,207	12,958	15,636	18,677	22,279	27,455	33,567
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.92	$0.98	$0.94	$0.96	$1.03	$1.04	$1.13	$1.08	$1.04	$1.00
Accumulation unit value at end of period	$1.01	$0.92	$0.98	$0.94	$0.96	$1.03	$1.04	$1.13	$1.08	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	3,693	3,604	3,467	3,187	2,791	2,668	2,699	2,020	1,190	353
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$1.55	$1.65	$1.58	$1.61	$1.74	$1.74	$1.90	$1.81	$1.74	$1.65
Accumulation unit value at end of period	$1.70	$1.55	$1.65	$1.58	$1.61	$1.74	$1.74	$1.90	$1.81	$1.74
Number of accumulation units outstanding at end of period (000 omitted)	11,756	13,465	16,057	18,973	22,985	28,727	36,258	48,278	56,664	68,524
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.94	$0.93	$0.94	$0.95	$0.96	$0.97	$0.98	$0.99	$1.00	$1.00
Accumulation unit value at end of period	$0.94	$0.94	$0.93	$0.94	$0.95	$0.96	$0.97	$0.98	$0.99	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	19,585	23,211	9,397	9,951	6,571	5,034	5,954	1,172	825	694
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$1.11	$1.11	$1.11	$1.12	$1.14	$1.15	$1.16	$1.17	$1.18	$1.19
Accumulation unit value at end of period	$1.12	$1.11	$1.11	$1.11	$1.12	$1.14	$1.15	$1.16	$1.17	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	21,564	25,622	24,661	32,195	35,229	39,251	50,331	61,799	82,185	92,405
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.50	$1.58	$1.50	$1.36	$1.39	$1.36	$1.29	$1.13	$1.08	$1.00
Accumulation unit value at end of period	$1.73	$1.50	$1.58	$1.50	$1.36	$1.39	$1.36	$1.29	$1.13	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	11,087	11,600	11,719	9,952	8,478	6,903	4,568	2,838	1,107	225
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$2.45	$2.57	$2.44	$2.21	$2.25	$2.20	$2.09	$1.82	$1.74	$1.54
Accumulation unit value at end of period	$2.83	$2.45	$2.57	$2.44	$2.21	$2.25	$2.20	$2.09	$1.82	$1.74
Number of accumulation units outstanding at end of period (000 omitted)	17,789	20,685	26,601	31,732	38,674	48,391	55,214	64,192	73,576	89,489
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.47	$1.54	$1.47	$1.34	$1.37	$1.33	$1.28	$1.13	$1.07	$1.00
Accumulation unit value at end of period	$1.69	$1.47	$1.54	$1.47	$1.34	$1.37	$1.33	$1.28	$1.13	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	6,333	6,544	6,347	6,040	14,061	15,213	15,891	1,475	587	160
Columbia Variable Portfolio – Income Opportunities Fund (Class 3) (9/13/2004)
Accumulation unit value at beginning of period	$2.03	$2.13	$2.02	$1.84	$1.88	$1.83	$1.76	$1.55	$1.47	$1.31
Accumulation unit value at end of period	$2.34	$2.03	$2.13	$2.02	$1.84	$1.88	$1.83	$1.76	$1.55	$1.47
Number of accumulation units outstanding at end of period (000 omitted)	11,719	13,469	17,897	20,741	17,356	20,662	24,731	32,890	34,819	39,448
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.20	$1.21	$1.18	$1.14	$1.15	$1.10	$1.14	$1.07	$1.02	$1.00
Accumulation unit value at end of period	$1.29	$1.20	$1.21	$1.18	$1.14	$1.15	$1.10	$1.14	$1.07	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	16,207	12,314	12,012	9,706	7,288	5,718	5,271	6,013	3,544	836
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$1.85	$1.87	$1.82	$1.75	$1.77	$1.69	$1.75	$1.64	$1.56	$1.45
Accumulation unit value at end of period	$2.00	$1.85	$1.87	$1.82	$1.75	$1.77	$1.69	$1.75	$1.64	$1.56
Number of accumulation units outstanding at end of period (000 omitted)	41,926	43,497	53,881	61,794	71,097	85,500	107,141	156,667	174,738	214,494
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.59	$2.73	$2.16	$2.15	$2.00	$1.77	$1.38	$1.16	$1.21	$1.00
Accumulation unit value at end of period	$3.48	$2.59	$2.73	$2.16	$2.15	$2.00	$1.77	$1.38	$1.16	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	6,082	5,803	4,866	4,306	3,556	1,650	1,074	553	92	23
Columbia Variable Portfolio – Large Cap Growth Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$1.39	$1.46	$1.15	$1.15	$1.06	$0.94	$0.73	$0.61	$0.64	$0.55
Accumulation unit value at end of period	$1.86	$1.39	$1.46	$1.15	$1.15	$1.06	$0.94	$0.73	$0.61	$0.64
Number of accumulation units outstanding at end of period (000 omitted)	18,555	21,823	25,535	29,899	37,899	37,413	44,063	51,318	60,544	72,817
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (5/1/2000)
Accumulation unit value at beginning of period	$1.91	$2.03	$1.69	$1.53	$1.53	$1.36	$1.04	$0.91	$0.91	$0.80
Accumulation unit value at end of period	$2.48	$1.91	$2.03	$1.69	$1.53	$1.53	$1.36	$1.04	$0.91	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	61,001	54,565	48,132	42,843	40,321	37,322	38,404	40,265	46,053	55,090

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	39

Variable account charges of 0.95% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.08	$1.09	$1.08	$1.03	$1.07	$1.08	$1.07	$1.02	$1.01	$1.00
Accumulation unit value at end of period	$1.15	$1.08	$1.09	$1.08	$1.03	$1.07	$1.08	$1.07	$1.02	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	13,422	12,393	9,957	8,639	4,608	3,837	2,142	1,603	889	432
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.03	$1.10	$1.00	$0.98	$0.99	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$1.22	$1.03	$1.10	$1.00	$0.98	$0.99	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,907	4,086	4,794	5,110	3,685	1,824	428	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.95	$2.07	$1.70	$1.69	$1.62	$1.52	$1.17	$1.07	$1.27	$1.00
Accumulation unit value at end of period	$2.60	$1.95	$2.07	$1.70	$1.69	$1.62	$1.52	$1.17	$1.07	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	3,093	2,784	2,228	1,875	1,603	682	384	92	91	19
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (5/1/2001)
Accumulation unit value at beginning of period	$2.32	$2.47	$2.03	$2.00	$1.92	$1.80	$1.39	$1.26	$1.50	$1.20
Accumulation unit value at end of period	$3.11	$2.32	$2.47	$2.03	$2.00	$1.92	$1.80	$1.39	$1.26	$1.50
Number of accumulation units outstanding at end of period (000 omitted)	4,466	5,328	6,234	7,139	8,696	9,107	10,976	13,009	16,901	21,606
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.32	$1.60	$1.27	$1.37	$1.32	$1.46	$1.20	$1.03	$1.19	$1.00
Accumulation unit value at end of period	$1.63	$1.32	$1.60	$1.27	$1.37	$1.32	$1.46	$1.20	$1.03	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	5,765	5,332	5,023	4,155	3,028	1,445	889	446	166	44
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$1.16	$1.41	$1.12	$1.20	$1.15	$1.27	$1.05	$0.90	$1.04	$0.92
Accumulation unit value at end of period	$1.44	$1.16	$1.41	$1.12	$1.20	$1.15	$1.27	$1.05	$0.90	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	7,589	9,010	10,995	13,602	11,586	12,233	14,336	16,902	21,875	27,645
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.38	$2.74	$2.29	$1.93	$2.06	$1.87	$1.37	$1.17	$1.20	$1.00
Accumulation unit value at end of period	$2.98	$2.38	$2.74	$2.29	$1.93	$2.06	$1.87	$1.37	$1.17	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	4,605	4,415	3,070	2,409	1,990	1,473	533	91	52	32
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 3) (2/4/2004)
Accumulation unit value at beginning of period	$2.35	$2.71	$2.26	$1.91	$2.03	$1.84	$1.35	$1.15	$1.18	$0.99
Accumulation unit value at end of period	$2.95	$2.35	$2.71	$2.26	$1.91	$2.03	$1.84	$1.35	$1.15	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	3,556	3,810	4,049	4,185	5,339	7,377	6,539	4,932	6,465	6,063
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.07	$2.41	$2.15	$1.91	$2.03	$1.83	$1.34	$1.14	$1.26	$1.00
Accumulation unit value at end of period	$2.69	$2.07	$2.41	$2.15	$1.91	$2.03	$1.83	$1.34	$1.14	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	4,286	4,070	3,662	3,283	2,637	2,007	1,383	354	215	50
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 3) (5/2/2005)
Accumulation unit value at beginning of period	$2.26	$2.63	$2.34	$2.07	$2.20	$1.98	$1.45	$1.24	$1.37	$1.13
Accumulation unit value at end of period	$2.94	$2.26	$2.63	$2.34	$2.07	$2.20	$1.98	$1.45	$1.24	$1.37
Number of accumulation units outstanding at end of period (000 omitted)	3,280	4,038	5,079	6,115	7,691	9,450	10,346	11,045	14,817	19,331
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.14	$2.47	$2.23	$1.98	$2.07	$1.97	$1.34	$1.15	$1.27	$1.00
Accumulation unit value at end of period	$2.49	$2.14	$2.47	$2.23	$1.98	$2.07	$1.97	$1.34	$1.15	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	1,791	1,945	1,625	1,524	1,310	964	564	193	81	47
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$2.97	$3.43	$3.09	$2.74	$2.85	$2.72	$1.85	$1.59	$1.75	$1.39
Accumulation unit value at end of period	$3.45	$2.97	$3.43	$3.09	$2.74	$2.85	$2.72	$1.85	$1.59	$1.75
Number of accumulation units outstanding at end of period (000 omitted)	2,790	3,262	3,805	4,631	5,623	6,640	7,407	8,170	10,076	12,744
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.16	$1.17	$1.12	$1.04	$1.07	$1.04	$1.05	$0.95	$1.00	—
Accumulation unit value at end of period	$1.26	$1.16	$1.17	$1.12	$1.04	$1.07	$1.04	$1.05	$0.95	—
Number of accumulation units outstanding at end of period (000 omitted)	20,576	16,609	15,211	10,308	6,562	4,404	3,947	3,269	1,394	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.96	$2.30	$2.11	$1.81	$1.96	$1.92	$1.44	$1.21	$1.29	$1.00
Accumulation unit value at end of period	$2.38	$1.96	$2.30	$2.11	$1.81	$1.96	$1.92	$1.44	$1.21	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	2,574	2,554	2,622	2,271	2,230	2,463	1,833	836	553	149
*Columbia Variable Portfolio – U.S. Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.07	$1.06	$1.04	$1.03	$1.02	$0.98	$1.01	$1.00	$1.00	$1.00
Accumulation unit value at end of period	$1.13	$1.07	$1.06	$1.04	$1.03	$1.02	$0.98	$1.01	$1.00	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	3,890	3,382	3,466	3,503	2,879	2,039	1,116	1,594	1,177	498
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3) (9/15/1999)
Accumulation unit value at beginning of period	$1.43	$1.42	$1.39	$1.37	$1.36	$1.30	$1.34	$1.33	$1.33	$1.30
Accumulation unit value at end of period	$1.51	$1.43	$1.42	$1.39	$1.37	$1.36	$1.30	$1.34	$1.33	$1.33
Number of accumulation units outstanding at end of period (000 omitted)	13,503	15,040	18,959	22,623	25,128	29,517	37,054	52,934	61,501	78,228

40	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 0.95% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Credit Suisse Trust – Commodity Return Strategy Portfolio (5/1/2006)
Accumulation unit value at beginning of period	$0.45	$0.51	$0.51	$0.46	$0.62	$0.75	$0.85	$0.88	$1.01	$0.88
Accumulation unit value at end of period	$0.47	$0.45	$0.51	$0.51	$0.46	$0.62	$0.75	$0.85	$0.88	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	5,845	7,020	8,451	10,055	12,146	14,175	17,008	21,622	25,966	26,305
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.14	$1.17	$1.13	$1.10	$1.12	$1.06	$1.10	$1.06	$1.00	$1.00
Accumulation unit value at end of period	$1.24	$1.14	$1.17	$1.13	$1.10	$1.12	$1.06	$1.10	$1.06	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	5,661	3,657	3,618	3,321	2,338	2,028	1,882	1,851	479	120
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.26	$1.52	$1.26	$1.31	$1.34	$1.45	$1.21	$1.01	$1.17	$1.00
Accumulation unit value at end of period	$1.47	$1.26	$1.52	$1.26	$1.31	$1.34	$1.45	$1.21	$1.01	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	1,845	1,730	1,736	1,619	1,813	987	635	123	59	6
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.90	$0.98	$1.00	$1.11	$1.12	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$0.89	$0.90	$0.98	$1.00	$1.11	$1.12	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,425	4,705	5,862	5,952	5,051	2,342	1,428	—	—	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.21	$1.24	$1.22	$1.13	$1.16	$1.08	$1.16	$1.11	$1.02	$1.00
Accumulation unit value at end of period	$1.30	$1.21	$1.24	$1.22	$1.13	$1.16	$1.08	$1.16	$1.11	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	5,017	4,610	3,836	2,688	1,994	1,633	1,568	1,542	739	310
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3) (9/13/2004)
Accumulation unit value at beginning of period	$1.46	$1.48	$1.46	$1.36	$1.39	$1.30	$1.38	$1.32	$1.21	$1.18
Accumulation unit value at end of period	$1.56	$1.46	$1.48	$1.46	$1.36	$1.39	$1.30	$1.38	$1.32	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	12,057	13,837	16,465	18,278	22,151	26,715	33,722	48,160	54,821	63,669
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.58	$1.69	$1.61	$1.55	$1.59	$1.41	$1.38	$1.07	$1.20	$1.00
Accumulation unit value at end of period	$1.97	$1.58	$1.69	$1.61	$1.55	$1.59	$1.41	$1.38	$1.07	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	5,255	4,946	5,029	4,541	3,923	2,953	2,042	906	442	140
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.17	$1.43	$1.15	$1.08	$1.18	$1.29	$1.09	$0.94	$1.18	$1.00
Accumulation unit value at end of period	$1.31	$1.17	$1.43	$1.15	$1.08	$1.18	$1.29	$1.09	$0.94	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	6,382	5,672	4,438	3,209	3,315	1,719	1,071	459	359	89
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.04	$1.25	$1.02	$0.99	$1.04	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$1.20	$1.04	$1.25	$1.02	$0.99	$1.04	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	7,652	6,698	4,862	1,660	931	646	90	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 1) (4/29/2016)
Accumulation unit value at beginning of period	$1.35	$1.39	$1.06	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.76	$1.35	$1.39	$1.06	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	14,572	17,158	20,856	24,225	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.77	$2.87	$2.18	$2.09	$1.91	$1.72	$1.34	$1.19	$1.21	$1.00
Accumulation unit value at end of period	$3.60	$2.77	$2.87	$2.18	$2.09	$1.91	$1.72	$1.34	$1.19	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	3,785	3,496	2,839	1,651	853	660	432	162	101	15
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.58	$2.63	$2.03	$2.11	$2.01	$1.84	$1.37	$1.22	$1.23	$1.00
Accumulation unit value at end of period	$3.38	$2.58	$2.63	$2.03	$2.11	$2.01	$1.84	$1.37	$1.22	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	1,354	1,344	1,100	1,022	761	406	298	177	51	6
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.19	$2.47	$2.12	$1.88	$1.92	$1.76	$1.31	$1.14	$1.16	$1.00
Accumulation unit value at end of period	$2.81	$2.19	$2.47	$2.12	$1.88	$1.92	$1.76	$1.31	$1.14	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	8,520	7,357	6,873	4,997	3,384	2,363	1,292	425	287	33
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.61	$2.57	$1.96	$1.92	$1.82	$1.72	$1.32	$1.20	$1.24	$1.00
Accumulation unit value at end of period	$3.28	$2.61	$2.57	$1.96	$1.92	$1.82	$1.72	$1.32	$1.20	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	1,750	1,440	1,068	1,056	1,232	860	771	700	442	57
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.96	$2.19	$1.90	$1.69	$1.86	$1.71	$1.35	$1.20	$1.17	$1.00
Accumulation unit value at end of period	$2.45	$1.96	$2.19	$1.90	$1.69	$1.86	$1.71	$1.35	$1.20	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	3,615	3,132	2,268	1,596	1,375	1,418	1,032	618	230	26
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.07	$1.08	$1.06	$1.05	$1.06	$1.02	$1.06	$1.04	$1.00	$1.00
Accumulation unit value at end of period	$1.15	$1.07	$1.08	$1.06	$1.05	$1.06	$1.02	$1.06	$1.04	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	3,939	2,628	2,428	2,176	1,011	575	549	756	268	35

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	41

Variable account charges of 0.95% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.36	$2.66	$2.32	$1.95	$1.96	$1.77	$1.32	$1.14	$1.23	$1.00
Accumulation unit value at end of period	$2.99	$2.36	$2.66	$2.32	$1.95	$1.96	$1.77	$1.32	$1.14	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	5,975	5,746	4,921	3,322	1,963	1,157	857	588	340	45
CTIVP® – Victory Sycamore Established Value Fund (Class 3) (2/4/2004)
Accumulation unit value at beginning of period	$2.68	$3.00	$2.62	$2.19	$2.21	$1.99	$1.48	$1.28	$1.38	$1.14
Accumulation unit value at end of period	$3.39	$2.68	$3.00	$2.62	$2.19	$2.21	$1.99	$1.48	$1.28	$1.38
Number of accumulation units outstanding at end of period (000 omitted)	2,810	2,851	2,586	2,352	1,888	1,747	2,014	2,101	2,436	2,760
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.99	$0.99	$1.00	$1.00	$1.01	$1.01	$1.02	$1.02	$1.00	$1.00
Accumulation unit value at end of period	$1.01	$0.99	$0.99	$1.00	$1.00	$1.01	$1.01	$1.02	$1.02	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	10,306	9,648	6,939	5,700	2,506	1,014	613	308	172	74
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.15	$2.26	$1.86	$1.81	$1.89	$1.75	$1.38	$1.20	$1.19	$1.00
Accumulation unit value at end of period	$3.03	$2.15	$2.26	$1.86	$1.81	$1.89	$1.75	$1.38	$1.20	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	3,037	2,949	2,817	2,339	2,001	1,080	663	328	156	46
CTIVP® – William Blair International Leaders Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.32	$1.64	$1.31	$1.37	$1.42	$1.44	$1.22	$1.07	$1.16	$1.00
Accumulation unit value at end of period	$1.65	$1.32	$1.64	$1.31	$1.37	$1.42	$1.44	$1.22	$1.07	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	8,505	8,887	7,807	5,794	5,380	2,748	1,496	533	369	28
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.94	$1.04	$0.98	$0.94	$1.02	$1.00	$1.00	$1.00	—	—
Accumulation unit value at end of period	$1.06	$0.94	$1.04	$0.98	$0.94	$1.02	$1.00	$1.00	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,619	4,853	6,013	6,466	7,133	7,736	6,629	2,284	—	—
Eaton Vance VT Floating-Rate Income Fund – Initial Class (5/1/2006)
Accumulation unit value at beginning of period	$1.37	$1.39	$1.35	$1.25	$1.28	$1.28	$1.25	$1.17	$1.15	$1.07
Accumulation unit value at end of period	$1.45	$1.37	$1.39	$1.35	$1.25	$1.28	$1.28	$1.25	$1.17	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	19,358	27,483	27,273	32,151	38,705	50,073	65,553	50,815	55,759	56,862
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (5/1/2006)
Accumulation unit value at beginning of period	$1.99	$2.15	$1.78	$1.67	$1.68	$1.52	$1.17	$1.02	$1.06	$0.91
Accumulation unit value at end of period	$2.58	$1.99	$2.15	$1.78	$1.67	$1.68	$1.52	$1.17	$1.02	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	48,944	50,290	52,141	55,327	63,576	70,307	76,647	84,137	102,175	120,336
Fidelity® VIP Growth & Income Portfolio Service Class (9/15/1999)
Accumulation unit value at beginning of period	$2.05	$2.28	$1.97	$1.71	$1.77	$1.62	$1.23	$1.05	$1.04	$0.91
Accumulation unit value at end of period	$2.64	$2.05	$2.28	$1.97	$1.71	$1.77	$1.62	$1.23	$1.05	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	6,073	6,697	8,069	9,445	11,131	13,602	16,171	19,404	23,702	32,463
Fidelity® VIP Growth & Income Portfolio Service Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$2.22	$2.47	$2.13	$1.86	$1.93	$1.77	$1.34	$1.14	$1.14	$1.00
Accumulation unit value at end of period	$2.85	$2.22	$2.47	$2.13	$1.86	$1.93	$1.77	$1.34	$1.14	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	10,441	12,279	14,832	17,454	20,243	23,702	28,446	32,761	38,733	47,072
Fidelity® VIP Mid Cap Portfolio Service Class (9/15/1999)
Accumulation unit value at beginning of period	$5.88	$6.95	$5.82	$5.24	$5.37	$5.10	$3.79	$3.33	$3.77	$2.95
Accumulation unit value at end of period	$7.18	$5.88	$6.95	$5.82	$5.24	$5.37	$5.10	$3.79	$3.33	$3.77
Number of accumulation units outstanding at end of period (000 omitted)	3,964	4,649	5,338	6,198	7,300	8,686	10,285	12,401	16,339	22,725
Fidelity® VIP Mid Cap Portfolio Service Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$3.79	$4.49	$3.76	$3.39	$3.48	$3.31	$2.46	$2.17	$2.46	$1.93
Accumulation unit value at end of period	$4.62	$3.79	$4.49	$3.76	$3.39	$3.48	$3.31	$2.46	$2.17	$2.46
Number of accumulation units outstanding at end of period (000 omitted)	20,850	22,801	24,758	27,539	31,976	37,014	43,257	50,560	63,182	76,313
Fidelity® VIP Overseas Portfolio Service Class (9/15/1999)
Accumulation unit value at beginning of period	$1.45	$1.71	$1.33	$1.42	$1.38	$1.52	$1.18	$0.98	$1.20	$1.07
Accumulation unit value at end of period	$1.83	$1.45	$1.71	$1.33	$1.42	$1.38	$1.52	$1.18	$0.98	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	2,491	2,734	3,342	3,648	4,437	4,851	5,705	7,128	9,288	14,044
Fidelity® VIP Overseas Portfolio Service Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$1.74	$2.06	$1.60	$1.71	$1.67	$1.84	$1.43	$1.20	$1.46	$1.31
Accumulation unit value at end of period	$2.19	$1.74	$2.06	$1.60	$1.71	$1.67	$1.84	$1.43	$1.20	$1.46
Number of accumulation units outstanding at end of period (000 omitted)	6,063	7,036	7,808	8,651	10,509	11,977	14,012	16,360	20,346	24,715
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.11	$1.05	$0.98	$1.01	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.18	$1.07	$1.11	$1.05	$0.98	$1.01	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	43,673	35,920	30,762	19,832	14,724	10,509	2,729	—	—	—
Franklin Global Real Estate VIP Fund – Class 2 (9/15/1999)
Accumulation unit value at beginning of period	$2.74	$2.97	$2.72	$2.73	$2.74	$2.40	$2.37	$1.88	$2.01	$1.68
Accumulation unit value at end of period	$3.33	$2.74	$2.97	$2.72	$2.73	$2.74	$2.40	$2.37	$1.88	$2.01
Number of accumulation units outstanding at end of period (000 omitted)	6,800	7,625	9,228	11,174	13,307	15,352	17,380	18,941	21,820	25,510

42	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 0.95% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.19	$1.25	$1.15	$1.02	$1.11	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.37	$1.19	$1.25	$1.15	$1.02	$1.11	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	13,784	12,559	12,704	11,610	11,688	12,796	4,629	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$2.06	$2.28	$2.13	$1.85	$1.97	$1.85	$1.46	$1.29	$1.31	$1.19
Accumulation unit value at end of period	$2.50	$2.06	$2.28	$2.13	$1.85	$1.97	$1.85	$1.46	$1.29	$1.31
Number of accumulation units outstanding at end of period (000 omitted)	9,951	10,663	12,378	13,740	15,352	17,372	20,113	22,778	27,767	33,994
Franklin Small Cap Value VIP Fund – Class 2 (9/15/1999)
Accumulation unit value at beginning of period	$4.24	$4.91	$4.48	$3.47	$3.79	$3.80	$2.82	$2.40	$2.52	$1.98
Accumulation unit value at end of period	$5.30	$4.24	$4.91	$4.48	$3.47	$3.79	$3.80	$2.82	$2.40	$2.52
Number of accumulation units outstanding at end of period (000 omitted)	7,253	7,430	7,861	8,759	9,355	11,090	12,772	14,443	18,246	22,799
Goldman Sachs VIT Mid Cap Value Fund – Institutional Shares (9/15/1999)
Accumulation unit value at beginning of period	$4.36	$4.92	$4.47	$3.97	$4.41	$3.92	$2.98	$2.54	$2.74	$2.21
Accumulation unit value at end of period	$5.68	$4.36	$4.92	$4.47	$3.97	$4.41	$3.92	$2.98	$2.54	$2.74
Number of accumulation units outstanding at end of period (000 omitted)	7,380	8,509	10,084	12,162	15,170	18,356	22,012	26,253	33,368	41,459
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.87	$0.94	$0.90	$0.91	$0.97	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.93	$0.87	$0.94	$0.90	$0.91	$0.97	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,877	2,517	1,992	1,788	1,401	382	—	—	—	—
Goldman Sachs VIT Small Cap Equity Insights Fund – Institutional Shares (9/15/1999)
Accumulation unit value at beginning of period	$3.21	$3.55	$3.21	$2.63	$2.71	$2.56	$1.90	$1.70	$1.71	$1.32
Accumulation unit value at end of period	$3.97	$3.21	$3.55	$3.21	$2.63	$2.71	$2.56	$1.90	$1.70	$1.71
Number of accumulation units outstanding at end of period (000 omitted)	583	598	705	819	974	1,131	1,370	1,617	2,042	3,152
Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares (9/15/1999)
Accumulation unit value at beginning of period	$2.13	$2.29	$1.86	$1.70	$1.71	$1.49	$1.09	$0.96	$0.93	$0.84
Accumulation unit value at end of period	$2.64	$2.13	$2.29	$1.86	$1.70	$1.71	$1.49	$1.09	$0.96	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	12,764	14,541	16,623	19,473	23,888	27,852	32,151	38,124	45,869	57,775
Invesco Oppenheimer V.I. Global Fund, Series II Shares (2/4/2004)
Accumulation unit value at beginning of period	$2.42	$2.82	$2.09	$2.11	$2.05	$2.03	$1.62	$1.35	$1.49	$1.30
Accumulation unit value at end of period	$3.15	$2.42	$2.82	$2.09	$2.11	$2.05	$2.03	$1.62	$1.35	$1.49
Number of accumulation units outstanding at end of period (000 omitted)	12,511	12,618	12,158	11,402	12,573	12,255	13,330	14,055	16,697	18,638
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (2/4/2004)
Accumulation unit value at beginning of period	$1.59	$1.68	$1.60	$1.52	$1.58	$1.55	$1.57	$1.40	$1.41	$1.24
Accumulation unit value at end of period	$1.74	$1.59	$1.68	$1.60	$1.52	$1.58	$1.55	$1.57	$1.40	$1.41
Number of accumulation units outstanding at end of period (000 omitted)	34,746	39,910	48,596	56,033	71,089	87,326	106,841	136,644	159,925	193,872
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (2/4/2004)
Accumulation unit value at beginning of period	$2.65	$2.99	$2.65	$2.27	$2.44	$2.21	$1.59	$1.36	$1.41	$1.16
Accumulation unit value at end of period	$3.31	$2.65	$2.99	$2.65	$2.27	$2.44	$2.21	$1.59	$1.36	$1.41
Number of accumulation units outstanding at end of period (000 omitted)	8,376	8,961	8,737	8,661	9,200	8,752	8,651	8,534	9,937	12,889
Invesco V.I. American Franchise Fund, Series I Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.83	$1.92	$1.52	$1.50	$1.44	$1.34	$0.97	$1.00	—	—
Accumulation unit value at end of period	$2.48	$1.83	$1.92	$1.52	$1.50	$1.44	$1.34	$0.97	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,875	2,100	2,454	2,871	3,396	4,080	4,650	5,741	—	—
Invesco V.I. American Franchise Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.80	$1.89	$1.50	$1.49	$1.43	$1.34	$0.97	$1.00	—	—
Accumulation unit value at end of period	$2.43	$1.80	$1.89	$1.50	$1.49	$1.43	$1.34	$0.97	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5,195	6,126	7,321	8,453	10,774	12,892	17,219	21,813	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.17	$1.08	$0.97	$1.03	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.23	$1.08	$1.17	$1.08	$0.97	$1.03	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	9,564	9,892	10,957	10,172	8,537	7,340	4,139	—	—	—
Invesco V.I. Comstock Fund, Series II Shares (2/4/2004)
Accumulation unit value at beginning of period	$2.20	$2.54	$2.18	$1.88	$2.03	$1.87	$1.39	$1.18	$1.22	$1.07
Accumulation unit value at end of period	$2.73	$2.20	$2.54	$2.18	$1.88	$2.03	$1.87	$1.39	$1.18	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	9,144	10,824	13,154	16,100	20,412	24,290	30,112	35,922	43,939	51,081
Invesco V.I. Diversified Dividend Fund, Series I Shares (4/29/2011)
Accumulation unit value at beginning of period	$1.77	$1.93	$1.80	$1.58	$1.56	$1.40	$1.08	$0.92	$1.00	—
Accumulation unit value at end of period	$2.19	$1.77	$1.93	$1.80	$1.58	$1.56	$1.40	$1.08	$0.92	—
Number of accumulation units outstanding at end of period (000 omitted)	3,628	4,043	5,566	6,426	5,126	5,516	5,509	4,566	4,289	—
Invesco V.I. Health Care Fund, Series II Shares (5/1/2006)
Accumulation unit value at beginning of period	$2.14	$2.15	$1.88	$2.15	$2.11	$1.78	$1.28	$1.07	$1.05	$1.01
Accumulation unit value at end of period	$2.81	$2.14	$2.15	$1.88	$2.15	$2.11	$1.78	$1.28	$1.07	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	2,647	3,002	3,667	4,546	6,813	5,708	5,335	4,583	4,633	4,675

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	43

Variable account charges of 0.95% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Invesco V.I. International Growth Fund, Series II Shares (11/1/2005)
Accumulation unit value at beginning of period	$1.63	$1.95	$1.60	$1.63	$1.69	$1.70	$1.45	$1.27	$1.38	$1.23
Accumulation unit value at end of period	$2.08	$1.63	$1.95	$1.60	$1.63	$1.69	$1.70	$1.45	$1.27	$1.38
Number of accumulation units outstanding at end of period (000 omitted)	7,359	8,808	11,096	13,294	15,354	15,999	15,539	17,045	20,480	24,477
Invesco V.I. Mid Cap Growth Fund, Series I Shares* (4/27/2012)
Accumulation unit value at beginning of period	$1.61	$1.72	$1.42	$1.42	$1.42	$1.33	$0.98	$1.00	—	—
Accumulation unit value at end of period	$2.14	$1.61	$1.72	$1.42	$1.42	$1.42	$1.33	$0.98	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,431	3,957	4,573	5,130	4,277	4,465	5,337	6,385	—	—
*Invesco V.I. Mid Cap Growth Fund, Series I Shares is scheduled to merge into Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund, Series I Shares sometime during the second quarter of 2020.
Invesco V.I. Mid Cap Growth Fund, Series II Shares* (4/27/2012)
Accumulation unit value at beginning of period	$1.59	$1.70	$1.41	$1.41	$1.41	$1.32	$0.98	$1.00	—	—
Accumulation unit value at end of period	$2.10	$1.59	$1.70	$1.41	$1.41	$1.41	$1.32	$0.98	—	—
Number of accumulation units outstanding at end of period (000 omitted)	844	965	1,057	1,250	3,527	3,767	4,529	5,179	—	—
*Invesco V.I. Mid Cap Growth Fund, Series II Shares is scheduled to merge into Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund, Series II Shares sometime during the second quarter of 2020.
Invesco V.I. Technology Fund, Series I Shares (8/13/2001)
Accumulation unit value at beginning of period	$1.68	$1.71	$1.28	$1.30	$1.23	$1.12	$0.90	$0.82	$0.87	$0.72
Accumulation unit value at end of period	$2.27	$1.68	$1.71	$1.28	$1.30	$1.23	$1.12	$0.90	$0.82	$0.87
Number of accumulation units outstanding at end of period (000 omitted)	2,901	3,299	3,600	4,250	5,647	6,136	7,262	8,097	9,279	10,745
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.16	$0.99	$1.02	$1.13	$1.20	$1.00	—	—	—
Accumulation unit value at end of period	$1.31	$1.08	$1.16	$0.99	$1.02	$1.13	$1.20	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,463	3,665	3,818	5,182	7,482	8,642	5,339	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.99	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.20	$0.99	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	17,349	9,865	—	—	—	—	—	—	—	—
Janus Henderson VIT Enterprise Portfolio: Service Shares (5/1/2000)
Accumulation unit value at beginning of period	$1.65	$1.67	$1.33	$1.20	$1.16	$1.05	$0.80	$0.69	$0.71	$0.57
Accumulation unit value at end of period	$2.20	$1.65	$1.67	$1.33	$1.20	$1.16	$1.05	$0.80	$0.69	$0.71
Number of accumulation units outstanding at end of period (000 omitted)	2,723	3,120	3,318	3,479	3,910	4,202	4,877	5,538	6,760	9,504
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.05	$1.02	$1.01	$1.02	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.11	$1.02	$1.05	$1.02	$1.01	$1.02	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	16,524	14,892	16,421	16,815	12,008	5,319	1,772	—	—	—
Janus Henderson VIT Global Technology Portfolio: Service Shares (5/1/2000)
Accumulation unit value at beginning of period	$1.41	$1.41	$0.98	$0.87	$0.84	$0.78	$0.58	$0.49	$0.54	$0.44
Accumulation unit value at end of period	$2.02	$1.41	$1.41	$0.98	$0.87	$0.84	$0.78	$0.58	$0.49	$0.54
Number of accumulation units outstanding at end of period (000 omitted)	4,796	5,213	5,998	6,645	7,403	7,502	8,912	10,178	12,352	16,131
Janus Henderson VIT Overseas Portfolio: Service Shares (5/1/2000)
Accumulation unit value at beginning of period	$1.18	$1.40	$1.08	$1.17	$1.29	$1.49	$1.31	$1.17	$1.75	$1.41
Accumulation unit value at end of period	$1.48	$1.18	$1.40	$1.08	$1.17	$1.29	$1.49	$1.31	$1.17	$1.75
Number of accumulation units outstanding at end of period (000 omitted)	5,720	6,534	7,624	8,888	10,549	12,453	15,967	20,796	28,873	39,710
Janus Henderson VIT Research Portfolio: Service Shares (5/1/2007)
Accumulation unit value at beginning of period	$1.91	$1.98	$1.57	$1.58	$1.52	$1.36	$1.05	$0.90	$0.96	$0.85
Accumulation unit value at end of period	$2.55	$1.91	$1.98	$1.57	$1.58	$1.52	$1.36	$1.05	$0.90	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	5,029	5,388	5,586	6,279	7,362	7,359	9,102	10,929	13,639	18,753
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.27	$1.38	$1.15	$1.13	$1.14	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.49	$1.27	$1.38	$1.15	$1.13	$1.14	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,889	3,646	2,938	2,834	3,086	2,470	1,416	—	—	—
MFS® Massachusetts Investors Growth Stock Portfolio – Service Class (3/27/2015)
Accumulation unit value at beginning of period	$1.29	$1.30	$1.02	$0.98	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$1.79	$1.29	$1.30	$1.02	$0.98	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	9,662	11,070	12,864	15,670	18,780	—	—	—	—	—
MFS® New Discovery Series – Service Class (5/1/2000)
Accumulation unit value at beginning of period	$2.24	$2.30	$1.84	$1.71	$1.76	$1.92	$1.37	$1.15	$1.29	$0.96
Accumulation unit value at end of period	$3.13	$2.24	$2.30	$1.84	$1.71	$1.76	$1.92	$1.37	$1.15	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	4,130	4,380	5,070	5,967	7,470	9,073	12,730	14,561	18,476	17,906
MFS® Utilities Series – Service Class (8/13/2001)
Accumulation unit value at beginning of period	$3.35	$3.36	$2.96	$2.69	$3.18	$2.86	$2.40	$2.14	$2.03	$1.80
Accumulation unit value at end of period	$4.14	$3.35	$3.36	$2.96	$2.69	$3.18	$2.86	$2.40	$2.14	$2.03
Number of accumulation units outstanding at end of period (000 omitted)	11,400	11,893	13,841	15,339	17,604	21,703	22,161	24,763	28,483	30,235

44	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 0.95% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Morgan Stanley VIF Discovery Portfolio, Class II Shares (5/1/2006)
Accumulation unit value at beginning of period	$2.21	$2.02	$1.47	$1.63	$1.75	$1.74	$1.28	$1.19	$1.29	$0.98
Accumulation unit value at end of period	$3.07	$2.21	$2.02	$1.47	$1.63	$1.75	$1.74	$1.28	$1.19	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	5,148	4,517	3,608	3,758	4,823	5,706	6,523	7,547	11,091	11,306
Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares (5/1/2006)
Accumulation unit value at beginning of period	$1.34	$1.48	$1.36	$1.33	$1.36	$1.21	$1.19	$0.92	$1.04	$0.86
Accumulation unit value at end of period	$1.57	$1.34	$1.48	$1.36	$1.33	$1.36	$1.21	$1.19	$0.92	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	3,675	4,443	5,766	7,037	8,633	9,869	11,018	11,521	13,857	16,073
Neuberger Berman AMT International Equity Portfolio (Class S) (5/1/2006)
Accumulation unit value at beginning of period	$1.05	$1.27	$1.02	$1.04	$1.04	$1.08	$0.93	$0.79	$0.91	$0.75
Accumulation unit value at end of period	$1.33	$1.05	$1.27	$1.02	$1.04	$1.04	$1.08	$0.93	$0.79	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	1,670	2,137	2,678	2,865	3,296	3,552	3,805	3,744	4,654	5,093
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (7/19/2010)
Accumulation unit value at beginning of period	$2.16	$2.32	$1.98	$1.83	$1.86	$1.70	$1.25	$1.14	$1.19	$1.00
Accumulation unit value at end of period	$2.69	$2.16	$2.32	$1.98	$1.83	$1.86	$1.70	$1.25	$1.14	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	1,641	1,500	1,194	663	545	484	362	191	137	12
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.89	$0.96	$0.91	$0.93	$0.99	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.02	$0.89	$0.96	$0.91	$0.93	$0.99	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,329	1,181	1,066	1,043	1,028	390	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (5/1/2006)
Accumulation unit value at beginning of period	$1.50	$1.60	$1.43	$1.27	$1.42	$1.42	$1.44	$1.26	$1.25	$1.12
Accumulation unit value at end of period	$1.66	$1.50	$1.60	$1.43	$1.27	$1.42	$1.42	$1.44	$1.26	$1.25
Number of accumulation units outstanding at end of period (000 omitted)	11,304	12,577	14,975	16,963	21,291	30,891	40,275	51,223	49,462	49,921
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.05	$1.12	$0.99	$0.96	$0.97	$0.94	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.21	$1.05	$1.12	$0.99	$0.96	$0.97	$0.94	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,190	1,143	1,023	938	1,206	1,023	1,373	1,076	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.04	$1.00	$0.99	$1.00	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.10	$1.02	$1.04	$1.00	$0.99	$1.00	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	14,655	10,862	8,970	5,911	4,281	3,259	2,683	—	—	—
Putnam VT Global Health Care Fund – Class IB Shares (8/13/2001)
Accumulation unit value at beginning of period	$2.50	$2.54	$2.22	$2.53	$2.37	$1.87	$1.34	$1.10	$1.13	$1.11
Accumulation unit value at end of period	$3.23	$2.50	$2.54	$2.22	$2.53	$2.37	$1.87	$1.34	$1.10	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	2,216	2,712	3,160	3,689	4,933	4,272	4,170	4,303	5,005	5,824
Putnam VT International Equity Fund – Class IB Shares (8/13/2001)
Accumulation unit value at beginning of period	$1.45	$1.81	$1.44	$1.49	$1.51	$1.63	$1.28	$1.06	$1.29	$1.19
Accumulation unit value at end of period	$1.80	$1.45	$1.81	$1.44	$1.49	$1.51	$1.63	$1.28	$1.06	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	2,169	2,654	3,226	3,660	4,323	4,355	4,853	5,772	7,324	8,590
Putnam VT Sustainable Leaders Fund – Class IB Shares (9/24/2010)
Accumulation unit value at beginning of period	$2.46	$2.52	$1.97	$1.84	$1.87	$1.66	$1.23	$1.06	$1.13	$1.00
Accumulation unit value at end of period	$3.32	$2.46	$2.52	$1.97	$1.84	$1.87	$1.66	$1.23	$1.06	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	3,726	4,052	4,245	4,766	5,636	6,247	6,713	7,461	9,245	11,503
Royce Capital Fund – Micro-Cap Portfolio, Investment Class (9/15/1999)
Accumulation unit value at beginning of period	$3.96	$4.40	$4.22	$3.56	$4.11	$4.30	$3.59	$3.37	$3.87	$3.00
Accumulation unit value at end of period	$4.69	$3.96	$4.40	$4.22	$3.56	$4.11	$4.30	$3.59	$3.37	$3.87
Number of accumulation units outstanding at end of period (000 omitted)	1,035	1,215	1,438	1,765	2,098	2,559	3,219	4,108	5,376	7,434
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$0.96	$0.96	$0.94	$0.99	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$0.98	$0.97	$0.96	$0.96	$0.94	$0.99	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	12,203	12,794	12,265	9,937	10,469	9,367	5,007	—	—	—
Third Avenue Value Portfolio (9/21/1999)
Accumulation unit value at beginning of period	$2.99	$3.79	$3.37	$3.03	$3.35	$3.24	$2.75	$2.18	$2.80	$2.48
Accumulation unit value at end of period	$3.33	$2.99	$3.79	$3.37	$3.03	$3.35	$3.24	$2.75	$2.18	$2.80
Number of accumulation units outstanding at end of period (000 omitted)	1,355	1,631	1,984	2,257	2,720	3,329	4,084	4,999	6,239	8,717
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.72	$0.87	$0.79	$0.54	$0.71	$0.77	$1.00	—	—	—
Accumulation unit value at end of period	$1.00	$0.72	$0.87	$0.79	$0.54	$0.71	$0.77	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,480	3,448	3,826	3,808	2,337	1,658	856	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.67	$1.84	$1.56	$1.49	$1.52	$1.45	$1.21	$1.08	$1.12	$1.00
Accumulation unit value at end of period	$2.01	$1.67	$1.84	$1.56	$1.49	$1.52	$1.45	$1.21	$1.08	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	130,387	152,982	169,477	176,564	194,758	199,324	205,762	177,549	153,074	45,018

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	45

Variable account charges of 0.95% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.67	$1.84	$1.57	$1.49	$1.52	$1.45	$1.21	$1.08	$1.12	$1.00
Accumulation unit value at end of period	$2.01	$1.67	$1.84	$1.57	$1.49	$1.52	$1.45	$1.21	$1.08	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	21,751	25,064	31,478	37,085	47,381	54,255	80,004	87,969	109,521	123,203
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.46	$1.79	$1.37	$1.39	$1.43	$1.50	$1.24	$1.03	$1.21	$1.00
Accumulation unit value at end of period	$1.87	$1.46	$1.79	$1.37	$1.39	$1.43	$1.50	$1.24	$1.03	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	8,331	8,224	6,492	4,924	4,306	3,874	2,717	1,263	833	244
*Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Variable Portfolio – Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.24	$1.29	$1.21	$1.19	$1.20	$1.16	$1.14	$1.07	$1.05	$1.00
Accumulation unit value at end of period	$1.36	$1.24	$1.29	$1.21	$1.19	$1.20	$1.16	$1.14	$1.07	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	91,936	78,912	91,597	101,651	94,924	100,672	134,759	211,589	152,207	39,107
Variable Portfolio – Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.24	$1.29	$1.21	$1.19	$1.20	$1.16	$1.14	$1.07	$1.05	$1.00
Accumulation unit value at end of period	$1.36	$1.24	$1.29	$1.21	$1.19	$1.20	$1.16	$1.14	$1.07	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	27,564	31,020	39,141	50,251	56,974	65,491	91,676	146,041	137,636	129,583
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.97	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.12	$0.97	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	108,282	62,630	10,418	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.00	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.17	$1.00	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	98,291	46,893	4,550	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.12	$1.04	$1.02	$1.04	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.19	$1.08	$1.12	$1.04	$1.02	$1.04	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	239,126	190,637	196,362	173,746	84,219	47,213	23,356	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.12	$1.18	$1.08	$1.05	$1.08	$1.04	$1.00	—	—	—
Accumulation unit value at end of period	$1.27	$1.12	$1.18	$1.08	$1.05	$1.08	$1.04	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	589,254	551,934	559,214	545,537	342,067	214,158	98,193	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.21	$1.32	$1.14	$1.11	$1.16	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.42	$1.21	$1.32	$1.14	$1.11	$1.16	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,413,827	4,142,751	3,565,618	3,079,934	2,461,500	1,530,962	541,712	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.25	$1.34	$1.19	$1.16	$1.20	$1.16	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.44	$1.25	$1.34	$1.19	$1.16	$1.20	$1.16	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5,604,543	5,611,465	5,348,661	5,069,930	4,166,843	3,245,376	2,279,309	956,051	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.47	$1.57	$1.40	$1.35	$1.37	$1.32	$1.19	$1.09	$1.09	$1.00
Accumulation unit value at end of period	$1.69	$1.47	$1.57	$1.40	$1.35	$1.37	$1.32	$1.19	$1.09	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	1,213,328	1,174,752	1,240,606	1,265,648	1,290,607	1,313,689	1,372,194	1,323,161	1,036,629	372,331
Variable Portfolio – Moderate Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.47	$1.57	$1.40	$1.35	$1.37	$1.32	$1.19	$1.09	$1.09	$1.00
Accumulation unit value at end of period	$1.69	$1.47	$1.57	$1.40	$1.35	$1.37	$1.32	$1.19	$1.09	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	252,813	294,255	352,246	428,255	534,847	628,237	704,894	756,580	839,441	951,448
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.57	$1.70	$1.48	$1.42	$1.45	$1.39	$1.21	$1.09	$1.11	$1.00
Accumulation unit value at end of period	$1.85	$1.57	$1.70	$1.48	$1.42	$1.45	$1.39	$1.21	$1.09	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	472,312	543,398	606,530	641,719	690,999	712,898	755,350	671,792	586,675	199,756
Variable Portfolio – Moderately Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.57	$1.71	$1.48	$1.42	$1.45	$1.39	$1.21	$1.09	$1.11	$1.00
Accumulation unit value at end of period	$1.85	$1.57	$1.71	$1.48	$1.42	$1.45	$1.39	$1.21	$1.09	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	100,907	122,007	143,369	171,087	217,245	254,402	336,824	380,336	451,744	514,222
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.35	$1.42	$1.30	$1.27	$1.28	$1.23	$1.16	$1.08	$1.07	$1.00
Accumulation unit value at end of period	$1.52	$1.35	$1.42	$1.30	$1.27	$1.28	$1.23	$1.16	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	253,836	242,612	272,779	289,627	299,356	321,778	370,454	457,930	335,257	125,196
Variable Portfolio – Moderately Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.35	$1.42	$1.31	$1.27	$1.28	$1.24	$1.17	$1.08	$1.07	$1.00
Accumulation unit value at end of period	$1.52	$1.35	$1.42	$1.31	$1.27	$1.28	$1.24	$1.17	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	74,013	82,017	99,579	122,688	154,486	187,724	235,162	314,235	323,133	335,424

46	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 0.95% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.13	$1.14	$1.12	$1.10	$1.11	$1.06	$1.10	$1.06	$1.01	$1.00
Accumulation unit value at end of period	$1.21	$1.13	$1.14	$1.12	$1.10	$1.11	$1.06	$1.10	$1.06	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	3,834	2,778	2,599	2,406	1,400	742	762	1,027	678	437
Variable Portfolio – Partners Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.99	$2.19	$1.84	$1.70	$1.71	$1.55	$1.22	$1.11	$1.16	$1.00
Accumulation unit value at end of period	$2.49	$1.99	$2.19	$1.84	$1.70	$1.71	$1.55	$1.22	$1.11	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	1,318	1,350	1,336	1,169	1,232	773	655	445	380	103
Variable Portfolio – Partners Core Equity Fund (Class 3) (5/1/2006)
Accumulation unit value at beginning of period	$1.69	$1.85	$1.55	$1.43	$1.44	$1.30	$1.02	$0.93	$0.97	$0.88
Accumulation unit value at end of period	$2.11	$1.69	$1.85	$1.55	$1.43	$1.44	$1.30	$1.02	$0.93	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	2,060	2,573	3,150	3,677	4,538	5,373	6,310	7,221	9,394	12,490
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.08	$2.21	$1.88	$1.79	$1.91	$1.93	$1.40	$1.27	$1.29	$1.00
Accumulation unit value at end of period	$2.50	$2.08	$2.21	$1.88	$1.79	$1.91	$1.93	$1.40	$1.27	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	1,617	1,432	1,098	976	1,055	765	536	295	193	10
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.77	$2.08	$1.96	$1.58	$1.76	$1.74	$1.31	$1.16	$1.23	$1.00
Accumulation unit value at end of period	$2.10	$1.77	$2.08	$1.96	$1.58	$1.76	$1.74	$1.31	$1.16	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	1,701	1,667	1,509	1,159	976	838	748	447	224	132
Variable Portfolio – Partners Small Cap Value Fund (Class 3) (8/14/2001)
Accumulation unit value at beginning of period	$2.93	$3.42	$3.22	$2.59	$2.89	$2.86	$2.14	$1.90	$2.01	$1.63
Accumulation unit value at end of period	$3.47	$2.93	$3.42	$3.22	$2.59	$2.89	$2.86	$2.14	$1.90	$2.01
Number of accumulation units outstanding at end of period (000 omitted)	4,688	5,226	6,360	7,636	9,211	11,003	13,581	16,925	21,324	26,229
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.07	$1.11	$1.01	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.22	$1.07	$1.11	$1.01	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	121,321	76,924	46,011	5,179	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.15	$1.21	$1.03	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.37	$1.15	$1.21	$1.03	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,413,115	921,056	515,181	92,936	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.11	$1.16	$1.02	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.30	$1.11	$1.16	$1.02	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	871,453	630,876	379,986	48,868	—	—	—	—	—	—
Wanger International (9/15/1999)
Accumulation unit value at beginning of period	$3.10	$3.81	$2.89	$2.96	$2.98	$3.15	$2.60	$2.16	$2.55	$2.06
Accumulation unit value at end of period	$3.99	$3.10	$3.81	$2.89	$2.96	$2.98	$3.15	$2.60	$2.16	$2.55
Number of accumulation units outstanding at end of period (000 omitted)	11,097	13,040	14,860	16,879	20,631	23,709	27,965	32,328	41,066	50,298
Wanger USA (9/15/1999)
Accumulation unit value at beginning of period	$4.01	$4.10	$3.47	$3.08	$3.13	$3.01	$2.27	$1.91	$2.00	$1.64
Accumulation unit value at end of period	$5.20	$4.01	$4.10	$3.47	$3.08	$3.13	$3.01	$2.27	$1.91	$2.00
Number of accumulation units outstanding at end of period (000 omitted)	13,076	15,269	17,899	20,983	25,786	30,286	36,897	43,824	54,608	67,604
Wells Fargo VT Index Asset Allocation Fund – Class 2 (5/1/2001)
Accumulation unit value at beginning of period	$2.27	$2.36	$2.13	$1.99	$1.99	$1.70	$1.43	$1.28	$1.21	$1.08
Accumulation unit value at end of period	$2.71	$2.27	$2.36	$2.13	$1.99	$1.99	$1.70	$1.43	$1.28	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	2,960	3,272	3,758	4,428	4,780	5,281	6,211	7,204	8,819	11,303
Wells Fargo VT International Equity Fund – Class 2 (2/4/2004)
Accumulation unit value at beginning of period	$1.55	$1.90	$1.54	$1.50	$1.49	$1.59	$1.34	$1.20	$1.39	$1.20
Accumulation unit value at end of period	$1.78	$1.55	$1.90	$1.54	$1.50	$1.49	$1.59	$1.34	$1.20	$1.39
Number of accumulation units outstanding at end of period (000 omitted)	4,957	5,463	5,939	5,786	7,081	6,905	7,648	9,560	12,050	15,532
Wells Fargo VT Opportunity Fund – Class 2 (8/13/2001)
Accumulation unit value at beginning of period	$2.69	$2.92	$2.45	$2.20	$2.30	$2.10	$1.62	$1.42	$1.51	$1.24
Accumulation unit value at end of period	$3.50	$2.69	$2.92	$2.45	$2.20	$2.30	$2.10	$1.62	$1.42	$1.51
Number of accumulation units outstanding at end of period (000 omitted)	3,890	4,410	5,087	5,903	6,749	7,586	9,027	10,721	13,842	9,802
Wells Fargo VT Small Cap Growth Fund – Class 2 (5/1/2001)
Accumulation unit value at beginning of period	$2.72	$2.71	$2.18	$2.04	$2.12	$2.18	$1.47	$1.37	$1.45	$1.16
Accumulation unit value at end of period	$3.37	$2.72	$2.71	$2.18	$2.04	$2.12	$2.18	$1.47	$1.37	$1.45
Number of accumulation units outstanding at end of period (000 omitted)	7,614	7,939	7,126	7,160	7,984	7,461	8,750	10,201	12,890	18,266
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.13	$1.05	$0.92	$0.99	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.21	$1.07	$1.13	$1.05	$0.92	$0.99	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,661	3,597	3,339	2,430	2,464	1,908	770	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	47

Variable account charges of 1.00% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$1.25	$1.10	$1.08	$1.10	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.30	$1.14	$1.25	$1.10	$1.08	$1.10	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	29	30	42	60	110	93	70	—	—	—
AB VPS Global Thematic Growth Portfolio (Class B) (11/1/2005)
Accumulation unit value at beginning of period	$1.61	$1.80	$1.34	$1.36	$1.34	$1.29	$1.06	$0.95	$1.25	$1.06
Accumulation unit value at end of period	$2.07	$1.61	$1.80	$1.34	$1.36	$1.34	$1.29	$1.06	$0.95	$1.25
Number of accumulation units outstanding at end of period (000 omitted)	104	102	91	93	138	144	201	280	378	500
AB VPS Growth and Income Portfolio (Class B) (2/13/2002)
Accumulation unit value at beginning of period	$2.41	$2.58	$2.20	$2.00	$1.99	$1.84	$1.38	$1.19	$1.13	$1.01
Accumulation unit value at end of period	$2.95	$2.41	$2.58	$2.20	$2.00	$1.99	$1.84	$1.38	$1.19	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	1,731	1,872	2,021	2,430	2,900	3,035	3,346	3,991	4,844	5,815
AB VPS International Value Portfolio (Class B) (2/13/2002)
Accumulation unit value at beginning of period	$1.64	$2.15	$1.74	$1.77	$1.75	$1.89	$1.55	$1.37	$1.72	$1.67
Accumulation unit value at end of period	$1.90	$1.64	$2.15	$1.74	$1.77	$1.75	$1.89	$1.55	$1.37	$1.72
Number of accumulation units outstanding at end of period (000 omitted)	3,837	4,214	4,387	4,954	5,517	6,013	6,771	8,028	9,932	12,904
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.80	$0.99	$1.01	$0.72	$1.18	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$0.95	$0.80	$0.99	$1.01	$0.72	$1.18	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,044	1,404	1,690	2,003	2,100	1,590	374	—	—	—
American Century VP International, Class II (2/13/2002)
Accumulation unit value at beginning of period	$1.85	$2.20	$1.70	$1.82	$1.83	$1.95	$1.61	$1.35	$1.55	$1.38
Accumulation unit value at end of period	$2.34	$1.85	$2.20	$1.70	$1.82	$1.83	$1.95	$1.61	$1.35	$1.55
Number of accumulation units outstanding at end of period (000 omitted)	1,150	1,338	1,347	1,459	1,716	1,844	2,059	2,211	2,794	3,276
American Century VP Mid Cap Value, Class II (5/1/2007)
Accumulation unit value at beginning of period	$1.92	$2.23	$2.02	$1.66	$1.70	$1.48	$1.15	$1.00	$1.02	$0.87
Accumulation unit value at end of period	$2.45	$1.92	$2.23	$2.02	$1.66	$1.70	$1.48	$1.15	$1.00	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	1,082	1,348	1,362	1,219	1,088	1,099	1,161	1,069	1,093	1,356
American Century VP Ultra®, Class II (11/1/2005)
Accumulation unit value at beginning of period	$2.45	$2.46	$1.88	$1.82	$1.73	$1.59	$1.18	$1.04	$1.05	$0.91
Accumulation unit value at end of period	$3.26	$2.45	$2.46	$1.88	$1.82	$1.73	$1.59	$1.18	$1.04	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	806	824	817	937	1,011	1,050	1,137	1,320	1,442	1,610
American Century VP Value, Class II (2/13/2002)
Accumulation unit value at beginning of period	$2.53	$2.82	$2.62	$2.20	$2.32	$2.07	$1.59	$1.40	$1.41	$1.26
Accumulation unit value at end of period	$3.18	$2.53	$2.82	$2.62	$2.20	$2.32	$2.07	$1.59	$1.40	$1.41
Number of accumulation units outstanding at end of period (000 omitted)	2,865	3,249	3,783	4,384	5,033	5,533	6,277	7,263	8,740	9,687
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.22	$1.33	$1.18	$1.15	$1.18	$1.17	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.42	$1.22	$1.33	$1.18	$1.15	$1.18	$1.17	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,836	2,256	2,405	2,321	3,110	2,874	1,890	446	—	—
Calvert VP SRI Balanced Portfolio – Class I (2/13/2002)
Accumulation unit value at beginning of period	$1.90	$1.97	$1.78	$1.66	$1.72	$1.58	$1.35	$1.24	$1.20	$1.08
Accumulation unit value at end of period	$2.34	$1.90	$1.97	$1.78	$1.66	$1.72	$1.58	$1.35	$1.24	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	862	885	905	1,073	1,304	1,369	1,365	1,338	1,430	1,553
ClearBridge Variable Small Cap Growth Portfolio – Class I (4/27/2007)
Accumulation unit value at beginning of period	$2.33	$2.27	$1.85	$1.76	$1.86	$1.81	$1.24	$1.05	$1.05	$0.84
Accumulation unit value at end of period	$2.92	$2.33	$2.27	$1.85	$1.76	$1.86	$1.81	$1.24	$1.05	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	326	317	221	232	280	339	361	311	307	364
Columbia Variable Portfolio – Balanced Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$2.18	$2.34	$2.07	$1.96	$1.95	$1.79	$1.48	$1.31	$1.29	$1.16
Accumulation unit value at end of period	$2.65	$2.18	$2.34	$2.07	$1.96	$1.95	$1.79	$1.48	$1.31	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	6,406	6,668	8,064	8,286	6,576	5,789	4,776	4,618	5,115	6,232
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.52	$0.61	$0.60	$0.54	$0.72	$0.93	$1.00	—	—	—
Accumulation unit value at end of period	$0.55	$0.52	$0.61	$0.60	$0.54	$0.72	$0.93	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	248	241	176	110	115	29	22	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.60	$1.78	$1.48	$1.38	$1.35	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$2.10	$1.60	$1.78	$1.48	$1.38	$1.35	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,267	1,626	1,919	1,534	1,040	404	217	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$2.22	$2.33	$1.89	$1.77	$1.77	$1.55	$1.17	$1.04	$1.00	$0.86
Accumulation unit value at end of period	$2.73	$2.22	$2.33	$1.89	$1.77	$1.77	$1.55	$1.17	$1.04	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	3,091	3,281	3,586	3,954	4,812	5,207	6,899	8,622	10,274	13,426

48	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.00% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.80	$0.89	$0.87	$0.90	$0.92	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$0.81	$0.80	$0.89	$0.87	$0.90	$0.92	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	99	99	103	118	243	269	271	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$2.76	$2.97	$2.62	$2.33	$2.42	$2.23	$1.77	$1.57	$1.67	$1.44
Accumulation unit value at end of period	$3.39	$2.76	$2.97	$2.62	$2.33	$2.42	$2.23	$1.77	$1.57	$1.67
Number of accumulation units outstanding at end of period (000 omitted)	7,551	8,554	9,993	11,435	12,774	14,735	16,712	18,169	22,186	27,619
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.99	$1.08	$0.98	$0.89	$0.91	$0.90	$1.00	—	—	—
Accumulation unit value at end of period	$1.10	$0.99	$1.08	$0.98	$0.89	$0.91	$0.90	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	206	320	407	356	383	346	199	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$3.22	$4.15	$2.85	$2.74	$3.04	$3.14	$3.23	$2.71	$3.46	$2.92
Accumulation unit value at end of period	$4.19	$3.22	$4.15	$2.85	$2.74	$3.04	$3.14	$3.23	$2.71	$3.46
Number of accumulation units outstanding at end of period (000 omitted)	1,737	2,009	2,029	2,295	2,686	2,859	3,421	3,741	4,202	4,807
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$1.50	$1.60	$1.53	$1.57	$1.69	$1.69	$1.85	$1.75	$1.69	$1.60
Accumulation unit value at end of period	$1.65	$1.50	$1.60	$1.53	$1.57	$1.69	$1.69	$1.85	$1.75	$1.69
Number of accumulation units outstanding at end of period (000 omitted)	1,904	2,065	2,421	2,723	3,223	3,824	5,125	7,311	8,322	10,119
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$1.01	$1.01	$1.01	$1.03	$1.04	$1.05	$1.06	$1.07	$1.08	$1.09
Accumulation unit value at end of period	$1.02	$1.01	$1.01	$1.01	$1.03	$1.04	$1.05	$1.06	$1.07	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	3,374	3,985	4,379	5,158	5,596	7,166	7,544	9,286	10,407	13,198
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$2.60	$2.73	$2.59	$2.35	$2.40	$2.34	$2.22	$1.94	$1.85	$1.64
Accumulation unit value at end of period	$3.00	$2.60	$2.73	$2.59	$2.35	$2.40	$2.34	$2.22	$1.94	$1.85
Number of accumulation units outstanding at end of period (000 omitted)	2,695	3,091	3,589	4,090	4,653	5,206	5,972	6,844	7,401	8,986
Columbia Variable Portfolio – Income Opportunities Fund (Class 3) (9/13/2004)
Accumulation unit value at beginning of period	$2.02	$2.12	$2.01	$1.83	$1.87	$1.82	$1.75	$1.54	$1.46	$1.31
Accumulation unit value at end of period	$2.32	$2.02	$2.12	$2.01	$1.83	$1.87	$1.82	$1.75	$1.54	$1.46
Number of accumulation units outstanding at end of period (000 omitted)	2,819	3,163	4,182	4,617	3,142	3,632	4,373	5,473	5,360	6,861
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$1.62	$1.63	$1.59	$1.53	$1.55	$1.48	$1.53	$1.44	$1.36	$1.27
Accumulation unit value at end of period	$1.75	$1.62	$1.63	$1.59	$1.53	$1.55	$1.48	$1.53	$1.44	$1.36
Number of accumulation units outstanding at end of period (000 omitted)	7,522	7,605	8,439	10,178	11,475	13,295	16,830	23,880	26,268	33,910
Columbia Variable Portfolio – Large Cap Growth Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$2.23	$2.35	$1.86	$1.85	$1.72	$1.52	$1.18	$0.99	$1.03	$0.89
Accumulation unit value at end of period	$3.00	$2.23	$2.35	$1.86	$1.85	$1.72	$1.52	$1.18	$0.99	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	2,000	2,327	2,568	3,023	3,711	3,522	4,171	4,822	5,957	7,579
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$2.50	$2.66	$2.21	$2.00	$2.01	$1.79	$1.37	$1.20	$1.19	$1.05
Accumulation unit value at end of period	$3.25	$2.50	$2.66	$2.21	$2.00	$2.01	$1.79	$1.37	$1.20	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	4,342	4,933	5,208	4,937	4,390	4,164	4,282	4,258	5,018	5,760
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (6/30/2014)
Accumulation unit value at beginning of period	$0.95	$0.96	$0.95	$0.91	$0.95	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.01	$0.95	$0.96	$0.95	$0.91	$0.95	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	692	746	969	724	213	182	—	—	—	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.03	$1.10	$1.00	$0.98	$0.99	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$1.21	$1.03	$1.10	$1.00	$0.98	$0.99	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	266	271	655	793	973	721	269	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$2.39	$2.53	$2.08	$2.06	$1.97	$1.86	$1.43	$1.30	$1.55	$1.24
Accumulation unit value at end of period	$3.19	$2.39	$2.53	$2.08	$2.06	$1.97	$1.86	$1.43	$1.30	$1.55
Number of accumulation units outstanding at end of period (000 omitted)	593	612	647	702	804	801	935	1,050	1,366	1,677
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$1.82	$2.20	$1.75	$1.88	$1.81	$1.99	$1.65	$1.42	$1.63	$1.45
Accumulation unit value at end of period	$2.25	$1.82	$2.20	$1.75	$1.88	$1.81	$1.99	$1.65	$1.42	$1.63
Number of accumulation units outstanding at end of period (000 omitted)	990	1,159	1,330	1,680	1,132	1,217	1,526	1,780	2,246	2,671
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 3) (2/4/2004)
Accumulation unit value at beginning of period	$2.34	$2.69	$2.25	$1.90	$2.02	$1.83	$1.34	$1.14	$1.17	$0.98
Accumulation unit value at end of period	$2.93	$2.34	$2.69	$2.25	$1.90	$2.02	$1.83	$1.34	$1.14	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	608	681	627	573	652	871	851	801	699	657

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	49

Variable account charges of 1.00% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 3) (5/2/2005)
Accumulation unit value at beginning of period	$2.24	$2.61	$2.33	$2.06	$2.19	$1.97	$1.45	$1.23	$1.36	$1.12
Accumulation unit value at end of period	$2.92	$2.24	$2.61	$2.33	$2.06	$2.19	$1.97	$1.45	$1.23	$1.36
Number of accumulation units outstanding at end of period (000 omitted)	779	896	1,013	1,259	1,487	1,675	1,944	2,080	2,719	3,568
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$2.84	$3.29	$2.96	$2.62	$2.74	$2.61	$1.78	$1.52	$1.68	$1.34
Accumulation unit value at end of period	$3.31	$2.84	$3.29	$2.96	$2.62	$2.74	$2.61	$1.78	$1.52	$1.68
Number of accumulation units outstanding at end of period (000 omitted)	572	667	745	827	871	892	961	1,027	1,185	1,364
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$1.24	$1.24	$1.21	$1.19	$1.19	$1.13	$1.17	$1.16	$1.16	$1.13
Accumulation unit value at end of period	$1.31	$1.24	$1.24	$1.21	$1.19	$1.19	$1.13	$1.17	$1.16	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	2,179	2,108	2,692	3,202	3,404	3,842	5,201	7,912	8,324	9,876
Credit Suisse Trust – Commodity Return Strategy Portfolio (5/1/2006)
Accumulation unit value at beginning of period	$0.45	$0.51	$0.51	$0.46	$0.62	$0.75	$0.85	$0.87	$1.01	$0.87
Accumulation unit value at end of period	$0.47	$0.45	$0.51	$0.51	$0.46	$0.62	$0.75	$0.85	$0.87	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	2,753	2,820	2,987	3,289	3,525	3,914	4,636	5,119	5,777	6,003
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.89	$0.98	$1.00	$1.11	$1.12	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$0.89	$0.89	$0.98	$1.00	$1.11	$1.12	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	898	1,180	1,164	1,182	997	788	576	—	—	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3) (9/13/2004)
Accumulation unit value at beginning of period	$1.45	$1.48	$1.45	$1.35	$1.39	$1.29	$1.38	$1.32	$1.21	$1.17
Accumulation unit value at end of period	$1.55	$1.45	$1.48	$1.45	$1.35	$1.39	$1.29	$1.38	$1.32	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	2,339	2,867	3,179	3,465	4,007	4,466	5,975	8,690	9,442	12,533
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.03	$1.25	$1.02	$0.99	$1.04	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$1.19	$1.03	$1.25	$1.02	$0.99	$1.04	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	311	310	359	160	141	158	104	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 1) (4/29/2016)
Accumulation unit value at beginning of period	$1.35	$1.39	$1.06	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.75	$1.35	$1.39	$1.06	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,560	4,013	4,390	5,017	—	—	—	—	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 3) (2/4/2004)
Accumulation unit value at beginning of period	$2.66	$2.98	$2.60	$2.18	$2.20	$1.98	$1.47	$1.27	$1.37	$1.14
Accumulation unit value at end of period	$3.37	$2.66	$2.98	$2.60	$2.18	$2.20	$1.98	$1.47	$1.27	$1.37
Number of accumulation units outstanding at end of period (000 omitted)	913	876	734	631	410	383	387	366	389	441
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (6/30/2014)
Accumulation unit value at beginning of period	$0.98	$0.98	$0.99	$0.99	$1.00	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.00	$0.98	$0.98	$0.99	$0.99	$1.00	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	591	558	392	417	130	66	—	—	—	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.93	$1.04	$0.98	$0.94	$1.02	$1.00	$1.00	$1.00	—	—
Accumulation unit value at end of period	$1.06	$0.93	$1.04	$0.98	$0.94	$1.02	$1.00	$1.00	—	—
Number of accumulation units outstanding at end of period (000 omitted)	399	422	441	473	517	687	764	129	—	—
Eaton Vance VT Floating-Rate Income Fund – Initial Class (5/1/2006)
Accumulation unit value at beginning of period	$1.36	$1.38	$1.35	$1.25	$1.27	$1.28	$1.24	$1.17	$1.15	$1.07
Accumulation unit value at end of period	$1.44	$1.36	$1.38	$1.35	$1.25	$1.27	$1.28	$1.24	$1.17	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	4,130	5,174	5,279	6,150	7,568	9,885	12,781	9,306	9,353	8,826
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (5/1/2006)
Accumulation unit value at beginning of period	$1.97	$2.14	$1.77	$1.66	$1.67	$1.51	$1.17	$1.02	$1.05	$0.91
Accumulation unit value at end of period	$2.57	$1.97	$2.14	$1.77	$1.66	$1.67	$1.51	$1.17	$1.02	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	6,965	8,107	8,983	10,468	12,734	13,520	14,816	16,958	19,991	23,331
Fidelity® VIP Growth & Income Portfolio Service Class 2 (2/13/2002)
Accumulation unit value at beginning of period	$2.29	$2.55	$2.21	$1.92	$1.99	$1.83	$1.38	$1.18	$1.18	$1.04
Accumulation unit value at end of period	$2.94	$2.29	$2.55	$2.21	$1.92	$1.99	$1.83	$1.38	$1.18	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	2,873	3,201	3,542	4,197	4,676	4,940	5,645	6,449	7,478	9,202
Fidelity® VIP Mid Cap Portfolio Service Class 2 (2/13/2002)
Accumulation unit value at beginning of period	$3.65	$4.32	$3.62	$3.27	$3.36	$3.20	$2.38	$2.10	$2.37	$1.86
Accumulation unit value at end of period	$4.45	$3.65	$4.32	$3.62	$3.27	$3.36	$3.20	$2.38	$2.10	$2.37
Number of accumulation units outstanding at end of period (000 omitted)	4,927	5,668	6,479	7,574	8,870	9,929	11,367	13,281	16,089	19,376
Fidelity® VIP Overseas Portfolio Service Class 2 (2/13/2002)
Accumulation unit value at beginning of period	$1.92	$2.28	$1.77	$1.89	$1.85	$2.03	$1.58	$1.32	$1.62	$1.45
Accumulation unit value at end of period	$2.42	$1.92	$2.28	$1.77	$1.89	$1.85	$2.03	$1.58	$1.32	$1.62
Number of accumulation units outstanding at end of period (000 omitted)	1,385	1,631	1,804	1,967	2,285	2,283	2,343	2,581	3,352	4,194

50	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.00% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.11	$1.04	$0.98	$1.01	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.17	$1.07	$1.11	$1.04	$0.98	$1.01	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,753	4,637	4,074	2,482	1,950	1,584	788	—	—	—
Franklin Global Real Estate VIP Fund – Class 2 (2/13/2002)
Accumulation unit value at beginning of period	$2.04	$2.21	$2.02	$2.03	$2.04	$1.79	$1.77	$1.40	$1.50	$1.25
Accumulation unit value at end of period	$2.47	$2.04	$2.21	$2.02	$2.03	$2.04	$1.79	$1.77	$1.40	$1.50
Number of accumulation units outstanding at end of period (000 omitted)	1,996	2,260	2,634	3,045	3,512	3,826	4,216	4,470	5,048	5,793
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.18	$1.25	$1.15	$1.02	$1.11	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.36	$1.18	$1.25	$1.15	$1.02	$1.11	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	829	773	822	962	1,225	1,385	386	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (2/13/2002)
Accumulation unit value at beginning of period	$2.15	$2.39	$2.23	$1.94	$2.06	$1.95	$1.53	$1.35	$1.38	$1.26
Accumulation unit value at end of period	$2.62	$2.15	$2.39	$2.23	$1.94	$2.06	$1.95	$1.53	$1.35	$1.38
Number of accumulation units outstanding at end of period (000 omitted)	2,341	2,583	3,195	3,420	3,942	4,517	4,931	5,753	6,986	8,593
Franklin Small Cap Value VIP Fund – Class 2 (2/13/2002)
Accumulation unit value at beginning of period	$3.20	$3.71	$3.39	$2.63	$2.87	$2.88	$2.13	$1.82	$1.91	$1.51
Accumulation unit value at end of period	$4.00	$3.20	$3.71	$3.39	$2.63	$2.87	$2.88	$2.13	$1.82	$1.91
Number of accumulation units outstanding at end of period (000 omitted)	1,586	1,688	1,862	2,180	2,528	2,874	3,323	3,649	4,671	5,667
Goldman Sachs VIT Mid Cap Value Fund – Institutional Shares (2/13/2002)
Accumulation unit value at beginning of period	$3.20	$3.61	$3.28	$2.92	$3.24	$2.89	$2.19	$1.87	$2.02	$1.63
Accumulation unit value at end of period	$4.17	$3.20	$3.61	$3.28	$2.92	$3.24	$2.89	$2.19	$1.87	$2.02
Number of accumulation units outstanding at end of period (000 omitted)	2,451	2,811	3,263	3,750	4,433	4,887	5,598	6,580	8,180	10,069
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.87	$0.94	$0.90	$0.91	$0.97	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.93	$0.87	$0.94	$0.90	$0.91	$0.97	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	184	151	48	32	32	—	—	—	—	—
Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares (2/13/2002)
Accumulation unit value at beginning of period	$2.55	$2.75	$2.23	$2.04	$2.06	$1.79	$1.31	$1.16	$1.12	$1.01
Accumulation unit value at end of period	$3.16	$2.55	$2.75	$2.23	$2.04	$2.06	$1.79	$1.31	$1.16	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	1,930	2,203	2,428	2,749	3,039	3,338	4,261	5,395	6,563	8,681
Invesco Oppenheimer V.I. Global Fund, Series II Shares (2/4/2004)
Accumulation unit value at beginning of period	$2.40	$2.80	$2.07	$2.10	$2.04	$2.02	$1.61	$1.34	$1.48	$1.29
Accumulation unit value at end of period	$3.12	$2.40	$2.80	$2.07	$2.10	$2.04	$2.02	$1.61	$1.34	$1.48
Number of accumulation units outstanding at end of period (000 omitted)	2,313	2,628	2,822	3,106	3,714	3,764	3,950	4,070	4,886	5,713
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (2/4/2004)
Accumulation unit value at beginning of period	$1.58	$1.67	$1.59	$1.51	$1.57	$1.55	$1.57	$1.40	$1.40	$1.24
Accumulation unit value at end of period	$1.73	$1.58	$1.67	$1.59	$1.51	$1.57	$1.55	$1.57	$1.40	$1.40
Number of accumulation units outstanding at end of period (000 omitted)	6,752	7,785	9,144	10,655	13,183	15,468	19,656	26,208	29,094	36,401
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (2/4/2004)
Accumulation unit value at beginning of period	$2.63	$2.97	$2.63	$2.26	$2.43	$2.20	$1.58	$1.36	$1.40	$1.15
Accumulation unit value at end of period	$3.28	$2.63	$2.97	$2.63	$2.26	$2.43	$2.20	$1.58	$1.36	$1.40
Number of accumulation units outstanding at end of period (000 omitted)	1,481	1,604	1,970	2,161	2,389	2,381	2,574	2,696	3,482	4,518
Invesco V.I. American Franchise Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.80	$1.89	$1.50	$1.49	$1.43	$1.34	$0.97	$1.00	—	—
Accumulation unit value at end of period	$2.43	$1.80	$1.89	$1.50	$1.49	$1.43	$1.34	$0.97	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,475	1,702	1,962	2,420	2,813	3,142	4,596	6,164	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.17	$1.07	$0.97	$1.03	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.23	$1.08	$1.17	$1.07	$0.97	$1.03	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,550	1,824	2,192	2,155	2,638	2,741	2,115	—	—	—
Invesco V.I. Comstock Fund, Series II Shares (2/4/2004)
Accumulation unit value at beginning of period	$2.19	$2.52	$2.17	$1.87	$2.01	$1.87	$1.39	$1.18	$1.22	$1.06
Accumulation unit value at end of period	$2.71	$2.19	$2.52	$2.17	$1.87	$2.01	$1.87	$1.39	$1.18	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	4,501	5,160	5,761	6,578	7,637	8,390	10,384	12,690	15,566	19,642
Invesco V.I. Diversified Dividend Fund, Series I Shares (4/29/2011)
Accumulation unit value at beginning of period	$1.76	$1.93	$1.79	$1.58	$1.56	$1.40	$1.08	$0.92	$1.00	—
Accumulation unit value at end of period	$2.19	$1.76	$1.93	$1.79	$1.58	$1.56	$1.40	$1.08	$0.92	—
Number of accumulation units outstanding at end of period (000 omitted)	1,593	1,814	2,214	2,201	1,539	1,124	1,111	1,020	1,155	—
Invesco V.I. Health Care Fund, Series II Shares (5/1/2006)
Accumulation unit value at beginning of period	$2.13	$2.14	$1.87	$2.14	$2.10	$1.78	$1.28	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$2.79	$2.13	$2.14	$1.87	$2.14	$2.10	$1.78	$1.28	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	864	938	890	1,000	1,452	1,156	1,042	843	789	912

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	51

Variable account charges of 1.00% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Invesco V.I. International Growth Fund, Series II Shares (11/1/2005)
Accumulation unit value at beginning of period	$1.62	$1.93	$1.59	$1.62	$1.68	$1.69	$1.44	$1.26	$1.37	$1.23
Accumulation unit value at end of period	$2.06	$1.62	$1.93	$1.59	$1.62	$1.68	$1.69	$1.44	$1.26	$1.37
Number of accumulation units outstanding at end of period (000 omitted)	1,208	1,554	1,863	2,003	2,625	2,402	2,225	2,584	2,863	3,166
Invesco V.I. Mid Cap Growth Fund, Series I Shares* (4/27/2012)
Accumulation unit value at beginning of period	$1.60	$1.72	$1.42	$1.42	$1.42	$1.32	$0.98	$1.00	—	—
Accumulation unit value at end of period	$2.13	$1.60	$1.72	$1.42	$1.42	$1.42	$1.32	$0.98	—	—
Number of accumulation units outstanding at end of period (000 omitted)	282	318	345	430	113	90	95	143	—	—
*Invesco V.I. Mid Cap Growth Fund, Series I Shares is scheduled to merge into Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund, Series I Shares sometime during the second quarter of 2020.
Invesco V.I. Mid Cap Growth Fund, Series II Shares* (4/27/2012)
Accumulation unit value at beginning of period	$1.58	$1.70	$1.40	$1.41	$1.41	$1.32	$0.98	$1.00	—	—
Accumulation unit value at end of period	$2.10	$1.58	$1.70	$1.40	$1.41	$1.41	$1.32	$0.98	—	—
Number of accumulation units outstanding at end of period (000 omitted)	414	450	474	511	877	880	1,060	1,152	—	—
*Invesco V.I. Mid Cap Growth Fund, Series II Shares is scheduled to merge into Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund, Series II Shares sometime during the second quarter of 2020.
Invesco V.I. Technology Fund, Series I Shares (2/13/2002)
Accumulation unit value at beginning of period	$1.96	$1.99	$1.49	$1.51	$1.43	$1.30	$1.05	$0.95	$1.01	$0.84
Accumulation unit value at end of period	$2.64	$1.96	$1.99	$1.49	$1.51	$1.43	$1.30	$1.05	$0.95	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	1,160	1,264	1,309	1,477	1,633	1,629	1,648	1,876	2,296	2,504
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.16	$0.99	$1.02	$1.13	$1.20	$1.00	—	—	—
Accumulation unit value at end of period	$1.30	$1.08	$1.16	$0.99	$1.02	$1.13	$1.20	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	474	503	527	706	1,203	1,413	614	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.99	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.20	$0.99	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,792	1,834	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.04	$1.02	$1.01	$1.02	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.10	$1.02	$1.04	$1.02	$1.01	$1.02	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,141	1,338	1,162	1,502	1,464	698	329	—	—	—
Janus Henderson VIT Global Technology Portfolio: Service Shares (2/13/2002)
Accumulation unit value at beginning of period	$3.58	$3.59	$2.50	$2.22	$2.14	$1.98	$1.48	$1.25	$1.38	$1.12
Accumulation unit value at end of period	$5.14	$3.58	$3.59	$2.50	$2.22	$2.14	$1.98	$1.48	$1.25	$1.38
Number of accumulation units outstanding at end of period (000 omitted)	132	162	155	171	219	200	239	249	332	450
Janus Henderson VIT Overseas Portfolio: Service Shares (2/13/2002)
Accumulation unit value at beginning of period	$2.06	$2.46	$1.90	$2.05	$2.27	$2.61	$2.31	$2.06	$3.08	$2.49
Accumulation unit value at end of period	$2.59	$2.06	$2.46	$1.90	$2.05	$2.27	$2.61	$2.31	$2.06	$3.08
Number of accumulation units outstanding at end of period (000 omitted)	115	176	194	226	325	425	509	633	970	1,173
Janus Henderson VIT Research Portfolio: Service Shares (5/1/2007)
Accumulation unit value at beginning of period	$1.89	$1.97	$1.56	$1.57	$1.51	$1.35	$1.05	$0.90	$0.96	$0.85
Accumulation unit value at end of period	$2.54	$1.89	$1.97	$1.56	$1.57	$1.51	$1.35	$1.05	$0.90	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	666	791	809	1,072	1,349	1,371	1,656	1,944	2,218	3,203
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.27	$1.37	$1.15	$1.12	$1.14	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.48	$1.27	$1.37	$1.15	$1.12	$1.14	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	249	339	404	358	461	455	183	—	—	—
MFS® Massachusetts Investors Growth Stock Portfolio – Service Class (3/27/2015)
Accumulation unit value at beginning of period	$1.29	$1.30	$1.02	$0.98	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$1.79	$1.29	$1.30	$1.02	$0.98	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,354	2,533	3,032	3,649	4,163	—	—	—	—	—
MFS® New Discovery Series – Service Class (2/13/2002)
Accumulation unit value at beginning of period	$2.65	$2.72	$2.18	$2.02	$2.09	$2.28	$1.63	$1.36	$1.54	$1.14
Accumulation unit value at end of period	$3.71	$2.65	$2.72	$2.18	$2.02	$2.09	$2.28	$1.63	$1.36	$1.54
Number of accumulation units outstanding at end of period (000 omitted)	501	524	609	794	998	1,157	1,487	1,742	1,875	1,975
MFS® Utilities Series – Service Class (2/13/2002)
Accumulation unit value at beginning of period	$4.16	$4.17	$3.68	$3.34	$3.96	$3.56	$2.99	$2.67	$2.53	$2.25
Accumulation unit value at end of period	$5.14	$4.16	$4.17	$3.68	$3.34	$3.96	$3.56	$2.99	$2.67	$2.53
Number of accumulation units outstanding at end of period (000 omitted)	1,425	1,686	1,905	2,036	2,368	2,809	3,101	3,606	4,150	4,253
Morgan Stanley VIF Discovery Portfolio, Class II Shares (5/1/2006)
Accumulation unit value at beginning of period	$2.20	$2.01	$1.47	$1.62	$1.74	$1.73	$1.27	$1.18	$1.29	$0.98
Accumulation unit value at end of period	$3.05	$2.20	$2.01	$1.47	$1.62	$1.74	$1.73	$1.27	$1.18	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	699	630	589	710	832	981	1,101	1,378	1,693	1,749

52	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.00% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares (5/1/2006)
Accumulation unit value at beginning of period	$1.34	$1.47	$1.35	$1.32	$1.36	$1.20	$1.19	$0.92	$1.04	$0.86
Accumulation unit value at end of period	$1.56	$1.34	$1.47	$1.35	$1.32	$1.36	$1.20	$1.19	$0.92	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	1,076	1,271	1,604	1,935	2,439	2,728	3,052	3,249	3,764	4,422
Neuberger Berman AMT International Equity Portfolio (Class S) (5/1/2006)
Accumulation unit value at beginning of period	$1.04	$1.27	$1.01	$1.04	$1.03	$1.08	$0.93	$0.79	$0.91	$0.75
Accumulation unit value at end of period	$1.32	$1.04	$1.27	$1.01	$1.04	$1.03	$1.08	$0.93	$0.79	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	443	410	461	399	507	494	484	546	638	833
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.89	$0.96	$0.91	$0.93	$0.99	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.01	$0.89	$0.96	$0.91	$0.93	$0.99	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	12	5	2	18	38	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (5/1/2006)
Accumulation unit value at beginning of period	$1.49	$1.59	$1.42	$1.27	$1.41	$1.42	$1.43	$1.26	$1.25	$1.12
Accumulation unit value at end of period	$1.65	$1.49	$1.59	$1.42	$1.27	$1.41	$1.42	$1.43	$1.26	$1.25
Number of accumulation units outstanding at end of period (000 omitted)	1,760	2,052	2,348	2,756	3,617	5,058	6,420	9,796	8,122	7,695
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.04	$1.12	$0.99	$0.96	$0.97	$0.94	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.21	$1.04	$1.12	$0.99	$0.96	$0.97	$0.94	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	60	83	55	57	75	32	68	59	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.04	$1.00	$0.98	$0.99	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.09	$1.02	$1.04	$1.00	$0.98	$0.99	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	532	508	650	496	569	516	322	—	—	—
Putnam VT Global Health Care Fund – Class IB Shares (2/13/2002)
Accumulation unit value at beginning of period	$2.58	$2.62	$2.30	$2.62	$2.45	$1.94	$1.38	$1.14	$1.17	$1.15
Accumulation unit value at end of period	$3.33	$2.58	$2.62	$2.30	$2.62	$2.45	$1.94	$1.38	$1.14	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	753	906	1,045	1,163	1,457	1,027	1,029	1,185	1,487	1,676
Putnam VT International Equity Fund – Class IB Shares (2/13/2002)
Accumulation unit value at beginning of period	$1.58	$1.97	$1.57	$1.63	$1.64	$1.78	$1.40	$1.16	$1.41	$1.30
Accumulation unit value at end of period	$1.96	$1.58	$1.97	$1.57	$1.63	$1.64	$1.78	$1.40	$1.16	$1.41
Number of accumulation units outstanding at end of period (000 omitted)	466	546	605	714	794	849	880	950	1,199	1,420
Putnam VT Sustainable Leaders Fund – Class IB Shares (9/24/2010)
Accumulation unit value at beginning of period	$2.45	$2.51	$1.96	$1.84	$1.86	$1.66	$1.23	$1.06	$1.13	$1.00
Accumulation unit value at end of period	$3.31	$2.45	$2.51	$1.96	$1.84	$1.86	$1.66	$1.23	$1.06	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	280	293	279	292	320	340	311	347	446	574
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$0.96	$0.95	$0.94	$0.99	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$0.98	$0.97	$0.96	$0.95	$0.94	$0.99	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,326	1,545	1,698	1,555	2,005	2,009	1,092	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.72	$0.87	$0.78	$0.54	$0.71	$0.77	$1.00	—	—	—
Accumulation unit value at end of period	$0.99	$0.72	$0.87	$0.78	$0.54	$0.71	$0.77	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	698	656	708	591	603	225	113	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.66	$1.83	$1.56	$1.49	$1.51	$1.45	$1.21	$1.08	$1.12	$1.00
Accumulation unit value at end of period	$2.00	$1.66	$1.83	$1.56	$1.49	$1.51	$1.45	$1.21	$1.08	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	5,896	6,704	6,785	7,074	7,617	8,001	8,079	5,855	5,318	2,096
Variable Portfolio – Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.66	$1.84	$1.56	$1.49	$1.51	$1.45	$1.21	$1.08	$1.12	$1.00
Accumulation unit value at end of period	$2.00	$1.66	$1.84	$1.56	$1.49	$1.51	$1.45	$1.21	$1.08	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	6,191	7,068	8,051	9,655	12,880	13,720	17,228	21,496	27,553	34,056
Variable Portfolio – Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.24	$1.29	$1.21	$1.18	$1.20	$1.16	$1.13	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$1.36	$1.24	$1.29	$1.21	$1.18	$1.20	$1.16	$1.13	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	4,689	4,641	5,107	6,209	5,793	6,569	7,732	11,504	8,652	2,295
Variable Portfolio – Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.24	$1.29	$1.21	$1.18	$1.20	$1.16	$1.13	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$1.36	$1.24	$1.29	$1.21	$1.18	$1.20	$1.16	$1.13	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	3,784	4,313	5,428	7,525	6,291	7,272	10,572	19,179	19,636	20,656
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.97	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.12	$0.97	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	65	66	47	—	—	—	—	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	53

Variable account charges of 1.00% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.00	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.17	$1.00	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	207	1	1	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.06	$1.10	$1.03	$1.01	$1.03	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$1.18	$1.06	$1.10	$1.03	$1.01	$1.03	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	808	736	274	424	60	151	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.08	$1.14	$1.04	$1.02	$1.05	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.22	$1.08	$1.14	$1.04	$1.02	$1.05	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,240	1,504	1,838	2,786	2,632	2,221	381	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.11	$1.22	$1.05	$1.02	$1.07	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.30	$1.11	$1.22	$1.05	$1.02	$1.07	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	16,116	18,917	21,734	23,984	28,003	28,209	11,316	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.10	$1.18	$1.05	$1.02	$1.06	$1.02	$1.00	—	—	—
Accumulation unit value at end of period	$1.27	$1.10	$1.18	$1.05	$1.02	$1.06	$1.02	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	14,662	15,614	18,111	20,499	22,192	23,913	5,808	—	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.46	$1.56	$1.39	$1.35	$1.37	$1.31	$1.19	$1.09	$1.09	$1.00
Accumulation unit value at end of period	$1.68	$1.46	$1.56	$1.39	$1.35	$1.37	$1.31	$1.19	$1.09	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	28,675	29,474	34,132	37,885	43,273	45,634	42,676	36,075	27,954	12,697
Variable Portfolio – Moderate Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.46	$1.56	$1.40	$1.35	$1.37	$1.32	$1.19	$1.09	$1.09	$1.00
Accumulation unit value at end of period	$1.68	$1.46	$1.56	$1.40	$1.35	$1.37	$1.32	$1.19	$1.09	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	57,047	64,321	74,033	83,757	96,809	110,901	133,361	145,577	165,095	199,338
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.56	$1.70	$1.48	$1.42	$1.44	$1.39	$1.21	$1.08	$1.11	$1.00
Accumulation unit value at end of period	$1.84	$1.56	$1.70	$1.48	$1.42	$1.44	$1.39	$1.21	$1.08	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	13,830	16,038	17,705	19,983	22,192	21,789	20,639	16,416	14,158	6,430
Variable Portfolio – Moderately Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.57	$1.70	$1.48	$1.42	$1.44	$1.39	$1.21	$1.09	$1.11	$1.00
Accumulation unit value at end of period	$1.84	$1.57	$1.70	$1.48	$1.42	$1.44	$1.39	$1.21	$1.09	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	20,632	25,352	28,299	33,322	41,212	46,381	63,187	75,514	92,740	118,440
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.34	$1.42	$1.30	$1.26	$1.28	$1.23	$1.16	$1.08	$1.07	$1.00
Accumulation unit value at end of period	$1.51	$1.34	$1.42	$1.30	$1.26	$1.28	$1.23	$1.16	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	10,562	10,997	12,374	13,064	14,626	15,124	15,571	18,952	15,647	5,250
Variable Portfolio – Moderately Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.35	$1.42	$1.30	$1.26	$1.28	$1.23	$1.16	$1.08	$1.07	$1.00
Accumulation unit value at end of period	$1.51	$1.35	$1.42	$1.30	$1.26	$1.28	$1.23	$1.16	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	11,979	14,159	16,123	21,110	24,738	29,852	38,871	51,433	52,813	58,788
Variable Portfolio – Partners Core Equity Fund (Class 3) (5/1/2006)
Accumulation unit value at beginning of period	$1.68	$1.84	$1.55	$1.42	$1.43	$1.29	$1.02	$0.93	$0.97	$0.88
Accumulation unit value at end of period	$2.10	$1.68	$1.84	$1.55	$1.42	$1.43	$1.29	$1.02	$0.93	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	343	368	408	441	586	609	831	966	1,360	2,193
Variable Portfolio – Partners Small Cap Value Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$2.75	$3.21	$3.03	$2.44	$2.72	$2.69	$2.02	$1.79	$1.90	$1.54
Accumulation unit value at end of period	$3.26	$2.75	$3.21	$3.03	$2.44	$2.72	$2.69	$2.02	$1.79	$1.90
Number of accumulation units outstanding at end of period (000 omitted)	1,130	1,308	1,475	1,782	2,140	2,384	2,955	3,689	4,645	6,022
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.00	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.14	$1.00	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	450	—	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.01	$1.06	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.20	$1.01	$1.06	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,526	798	45	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.00	$1.05	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.17	$1.00	$1.05	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,751	910	40	—	—	—	—	—	—	—

54	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.00% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Wanger International (2/13/2002)
Accumulation unit value at beginning of period	$3.72	$4.57	$3.47	$3.56	$3.59	$3.79	$3.13	$2.60	$3.08	$2.49
Accumulation unit value at end of period	$4.79	$3.72	$4.57	$3.47	$3.56	$3.59	$3.79	$3.13	$2.60	$3.08
Number of accumulation units outstanding at end of period (000 omitted)	2,636	2,999	3,229	3,675	4,278	4,655	5,243	5,940	7,022	8,554
Wanger USA (2/13/2002)
Accumulation unit value at beginning of period	$3.55	$3.64	$3.07	$2.73	$2.78	$2.68	$2.02	$1.70	$1.78	$1.46
Accumulation unit value at end of period	$4.61	$3.55	$3.64	$3.07	$2.73	$2.78	$2.68	$2.02	$1.70	$1.78
Number of accumulation units outstanding at end of period (000 omitted)	4,028	4,557	5,235	6,127	7,156	7,810	9,057	10,445	12,712	15,507
Wells Fargo VT Index Asset Allocation Fund – Class 2 (2/13/2002)
Accumulation unit value at beginning of period	$2.38	$2.48	$2.23	$2.09	$2.09	$1.79	$1.51	$1.35	$1.28	$1.14
Accumulation unit value at end of period	$2.84	$2.38	$2.48	$2.23	$2.09	$2.09	$1.79	$1.51	$1.35	$1.28
Number of accumulation units outstanding at end of period (000 omitted)	593	610	658	770	911	1,038	1,040	1,317	1,554	1,870
Wells Fargo VT International Equity Fund – Class 2 (2/4/2004)
Accumulation unit value at beginning of period	$1.54	$1.88	$1.53	$1.50	$1.48	$1.58	$1.34	$1.19	$1.38	$1.20
Accumulation unit value at end of period	$1.76	$1.54	$1.88	$1.53	$1.50	$1.48	$1.58	$1.34	$1.19	$1.38
Number of accumulation units outstanding at end of period (000 omitted)	1,141	1,245	1,435	1,529	1,697	1,769	1,888	2,144	2,535	3,118
Wells Fargo VT Opportunity Fund – Class 2 (2/13/2002)
Accumulation unit value at beginning of period	$2.79	$3.03	$2.54	$2.29	$2.39	$2.18	$1.69	$1.47	$1.58	$1.29
Accumulation unit value at end of period	$3.63	$2.79	$3.03	$2.54	$2.29	$2.39	$2.18	$1.69	$1.47	$1.58
Number of accumulation units outstanding at end of period (000 omitted)	593	649	737	981	1,254	1,345	1,617	1,997	2,590	2,173
Wells Fargo VT Small Cap Growth Fund – Class 2 (2/13/2002)
Accumulation unit value at beginning of period	$3.13	$3.12	$2.51	$2.35	$2.44	$2.51	$1.69	$1.58	$1.68	$1.34
Accumulation unit value at end of period	$3.87	$3.13	$3.12	$2.51	$2.35	$2.44	$2.51	$1.69	$1.58	$1.68
Number of accumulation units outstanding at end of period (000 omitted)	695	795	829	946	1,153	1,298	1,415	1,791	2,077	2,621
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.13	$1.05	$0.92	$0.99	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.21	$1.07	$1.13	$1.05	$0.92	$0.99	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	141	127	175	128	129	92	74	—	—	—

Variable account charges of 1.05% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$1.24	$1.10	$1.07	$1.10	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.30	$1.14	$1.24	$1.10	$1.07	$1.10	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	285	229	271	330	363	210	442	—	—	—
AB VPS Global Thematic Growth Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$1.62	$1.82	$1.35	$1.38	$1.36	$1.31	$1.07	$0.96	$1.26	$1.08
Accumulation unit value at end of period	$2.08	$1.62	$1.82	$1.35	$1.38	$1.36	$1.31	$1.07	$0.96	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	535	331	698	524	675	700	670	768	1,028	1,335
AB VPS Growth and Income Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$2.01	$2.16	$1.84	$1.67	$1.66	$1.54	$1.16	$1.00	$0.95	$0.85
Accumulation unit value at end of period	$2.46	$2.01	$2.16	$1.84	$1.67	$1.66	$1.54	$1.16	$1.00	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	1,542	1,714	1,767	2,135	2,417	2,935	3,853	3,962	3,474	3,473
AB VPS International Value Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$0.78	$1.03	$0.83	$0.84	$0.83	$0.90	$0.74	$0.66	$0.82	$0.80
Accumulation unit value at end of period	$0.90	$0.78	$1.03	$0.83	$0.84	$0.83	$0.90	$0.74	$0.66	$0.82
Number of accumulation units outstanding at end of period (000 omitted)	4,211	5,019	6,173	6,781	7,904	8,594	9,681	10,349	12,398	15,576
AB VPS Large Cap Growth Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$2.66	$2.63	$2.02	$1.99	$1.81	$1.61	$1.19	$1.03	$1.08	$0.99
Accumulation unit value at end of period	$3.54	$2.66	$2.63	$2.02	$1.99	$1.81	$1.61	$1.19	$1.03	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	1,806	1,777	1,803	1,838	1,840	1,175	1,152	1,164	1,157	917
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.79	$0.99	$1.01	$0.72	$1.18	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$0.95	$0.79	$0.99	$1.01	$0.72	$1.18	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,831	2,370	2,743	2,800	2,822	2,720	1,161	—	—	—
American Century VP Mid Cap Value, Class II (6/26/2006)
Accumulation unit value at beginning of period	$2.37	$2.75	$2.49	$2.05	$2.11	$1.83	$1.43	$1.24	$1.26	$1.07
Accumulation unit value at end of period	$3.02	$2.37	$2.75	$2.49	$2.05	$2.11	$1.83	$1.43	$1.24	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	2,329	3,027	3,581	3,904	3,619	3,578	3,799	3,833	3,927	4,221
American Century VP Ultra®, Class II (6/26/2006)
Accumulation unit value at beginning of period	$2.55	$2.56	$1.96	$1.90	$1.81	$1.67	$1.23	$1.09	$1.09	$0.96
Accumulation unit value at end of period	$3.40	$2.55	$2.56	$1.96	$1.90	$1.81	$1.67	$1.23	$1.09	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	1,017	1,195	1,066	1,222	1,439	1,409	1,425	1,616	1,484	1,807

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	55

Variable account charges of 1.05% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
American Century VP Value, Class II (6/26/2006)
Accumulation unit value at beginning of period	$1.87	$2.09	$1.94	$1.63	$1.72	$1.54	$1.18	$1.04	$1.05	$0.93
Accumulation unit value at end of period	$2.35	$1.87	$2.09	$1.94	$1.63	$1.72	$1.54	$1.18	$1.04	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	5,540	6,638	7,562	9,586	9,282	10,497	10,764	9,195	8,675	8,359
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.22	$1.33	$1.18	$1.15	$1.17	$1.16	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.42	$1.22	$1.33	$1.18	$1.15	$1.17	$1.16	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,230	2,949	3,654	3,958	4,113	3,678	2,657	691	—	—
BNY Mellon Variable Investment Fund, International Equity Portfolio – Service Shares* (6/26/2006)
Accumulation unit value at beginning of period	$1.17	$1.40	$1.12	$1.20	$1.20	$1.24	$1.07	$0.88	$1.05	$0.96
Accumulation unit value at end of period	$1.38	$1.17	$1.40	$1.12	$1.20	$1.20	$1.24	$1.07	$0.88	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	484	762	1,130	1,456	1,642	1,912	1,855	1,618	1,716	1,949
*BNY Mellon Variable Investment Fund, International Equity Portfolio – Service Shares is scheduled to liquidate on or about April 30, 2020.
ClearBridge Variable Small Cap Growth Portfolio – Class I (4/27/2007)
Accumulation unit value at beginning of period	$2.31	$2.26	$1.84	$1.76	$1.86	$1.80	$1.24	$1.05	$1.04	$0.84
Accumulation unit value at end of period	$2.90	$2.31	$2.26	$1.84	$1.76	$1.86	$1.80	$1.24	$1.05	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	1,047	1,339	1,330	1,659	1,949	2,025	2,011	1,632	1,354	1,342
Columbia Variable Portfolio – Balanced Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.81	$1.94	$1.71	$1.63	$1.62	$1.48	$1.23	$1.09	$1.08	$0.97
Accumulation unit value at end of period	$2.20	$1.81	$1.94	$1.71	$1.63	$1.62	$1.48	$1.23	$1.09	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	9,858	11,173	12,730	13,211	8,802	7,244	6,121	5,159	5,063	5,955
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.52	$0.61	$0.60	$0.54	$0.72	$0.93	$1.00	—	—	—
Accumulation unit value at end of period	$0.55	$0.52	$0.61	$0.60	$0.54	$0.72	$0.93	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	278	397	228	318	116	45	25	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.59	$1.77	$1.48	$1.38	$1.35	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$2.10	$1.59	$1.77	$1.48	$1.38	$1.35	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,269	2,726	3,815	3,489	3,046	1,379	576	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.63	$2.77	$2.26	$2.11	$2.12	$1.86	$1.41	$1.25	$1.21	$1.00
Accumulation unit value at end of period	$3.24	$2.63	$2.77	$2.26	$2.11	$2.12	$1.86	$1.41	$1.25	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	530	529	328	314	377	291	236	94	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.11	$2.22	$1.81	$1.69	$1.70	$1.49	$1.12	$1.00	$0.96	$0.83
Accumulation unit value at end of period	$2.61	$2.11	$2.22	$1.81	$1.69	$1.70	$1.49	$1.12	$1.00	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	1,324	1,436	1,501	1,790	2,057	2,122	1,928	2,295	1,582	1,062
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.80	$0.88	$0.87	$0.90	$0.92	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$0.81	$0.80	$0.88	$0.87	$0.90	$0.92	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	250	252	279	401	393	214	233	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.97	$2.12	$1.87	$1.67	$1.74	$1.60	$1.28	$1.13	$1.21	$1.00
Accumulation unit value at end of period	$2.41	$1.97	$2.12	$1.87	$1.67	$1.74	$1.60	$1.28	$1.13	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	874	940	1,006	1,383	1,246	1,350	1,295	619	15	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.70	$1.83	$1.62	$1.44	$1.50	$1.38	$1.10	$0.97	$1.04	$0.90
Accumulation unit value at end of period	$2.09	$1.70	$1.83	$1.62	$1.44	$1.50	$1.38	$1.10	$0.97	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	8,578	10,617	13,382	16,421	18,221	20,996	22,807	23,548	27,856	32,441
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.99	$1.08	$0.97	$0.89	$0.91	$0.90	$1.00	—	—	—
Accumulation unit value at end of period	$1.09	$0.99	$1.08	$0.97	$0.89	$0.91	$0.90	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	779	1,008	911	795	479	516	340	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.12	$1.44	$0.99	$0.96	$1.06	$1.10	$1.13	$0.95	$1.22	$1.00
Accumulation unit value at end of period	$1.45	$1.12	$1.44	$0.99	$0.96	$1.06	$1.10	$1.13	$0.95	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	1,172	1,386	1,262	1,036	1,045	987	1,001	484	7	2
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.59	$2.05	$1.41	$1.35	$1.50	$1.55	$1.60	$1.34	$1.72	$1.45
Accumulation unit value at end of period	$2.07	$1.59	$2.05	$1.41	$1.35	$1.50	$1.55	$1.60	$1.34	$1.72
Number of accumulation units outstanding at end of period (000 omitted)	3,171	3,959	4,668	4,902	5,383	6,050	6,987	7,513	9,013	10,790
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.91	$0.97	$0.93	$0.95	$1.03	$1.03	$1.13	$1.08	$1.04	$1.00
Accumulation unit value at end of period	$1.00	$0.91	$0.97	$0.93	$0.95	$1.03	$1.03	$1.13	$1.08	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	391	450	510	697	699	774	721	540	3	3

56	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.05% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.14	$1.21	$1.16	$1.18	$1.28	$1.28	$1.40	$1.33	$1.28	$1.22
Accumulation unit value at end of period	$1.25	$1.14	$1.21	$1.16	$1.18	$1.28	$1.28	$1.40	$1.33	$1.28
Number of accumulation units outstanding at end of period (000 omitted)	3,552	3,889	4,794	5,871	7,052	8,207	10,356	13,497	15,817	16,568
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.93	$0.93	$0.94	$0.94	$0.95	$0.96	$0.97	$0.98	$1.00	$1.00
Accumulation unit value at end of period	$0.93	$0.93	$0.93	$0.94	$0.94	$0.95	$0.96	$0.97	$0.98	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	1,565	1,749	924	1,595	918	1,020	1,502	1,055	202	25
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$0.98	$0.98	$0.99	$1.00	$1.01	$1.02	$1.03	$1.04	$1.05	$1.06
Accumulation unit value at end of period	$0.99	$0.98	$0.98	$0.99	$1.00	$1.01	$1.02	$1.03	$1.04	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	5,451	6,763	7,596	9,689	12,323	12,595	17,103	15,607	22,516	27,422
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.49	$1.57	$1.49	$1.35	$1.38	$1.35	$1.29	$1.13	$1.08	$1.00
Accumulation unit value at end of period	$1.72	$1.49	$1.57	$1.49	$1.35	$1.38	$1.35	$1.29	$1.13	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	1,383	1,377	1,508	1,500	1,442	1,548	1,376	798	14	7
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.92	$2.02	$1.92	$1.74	$1.78	$1.73	$1.65	$1.44	$1.38	$1.22
Accumulation unit value at end of period	$2.22	$1.92	$2.02	$1.92	$1.74	$1.78	$1.73	$1.65	$1.44	$1.38
Number of accumulation units outstanding at end of period (000 omitted)	4,676	5,317	7,594	7,960	8,906	10,199	11,146	11,620	11,121	12,241
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.46	$1.53	$1.46	$1.33	$1.36	$1.33	$1.28	$1.12	$1.07	$1.00
Accumulation unit value at end of period	$1.67	$1.46	$1.53	$1.46	$1.33	$1.36	$1.33	$1.28	$1.12	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	883	1,015	1,167	1,172	6,589	7,464	8,672	882	24	17
Columbia Variable Portfolio – Income Opportunities Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.88	$1.98	$1.88	$1.71	$1.75	$1.71	$1.64	$1.44	$1.37	$1.23
Accumulation unit value at end of period	$2.17	$1.88	$1.98	$1.88	$1.71	$1.75	$1.71	$1.64	$1.44	$1.37
Number of accumulation units outstanding at end of period (000 omitted)	4,903	5,531	7,642	9,848	7,080	8,073	8,334	10,683	10,394	11,029
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.19	$1.20	$1.17	$1.13	$1.14	$1.10	$1.14	$1.07	$1.02	$1.00
Accumulation unit value at end of period	$1.28	$1.19	$1.20	$1.17	$1.13	$1.14	$1.10	$1.14	$1.07	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	1,378	1,023	1,128	1,215	1,357	1,698	2,156	1,947	74	9
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.45	$1.46	$1.43	$1.38	$1.39	$1.33	$1.38	$1.30	$1.23	$1.15
Accumulation unit value at end of period	$1.57	$1.45	$1.46	$1.43	$1.38	$1.39	$1.33	$1.38	$1.30	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	13,176	13,721	17,399	19,852	21,448	23,449	28,282	41,230	41,410	46,358
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.57	$2.71	$2.14	$2.14	$1.99	$1.77	$1.37	$1.16	$1.21	$1.00
Accumulation unit value at end of period	$3.45	$2.57	$2.71	$2.14	$2.14	$1.99	$1.77	$1.37	$1.16	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	1,102	1,077	1,024	965	1,099	798	528	159	—	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.15	$2.27	$1.79	$1.79	$1.66	$1.47	$1.14	$0.96	$1.00	$0.86
Accumulation unit value at end of period	$2.89	$2.15	$2.27	$1.79	$1.79	$1.66	$1.47	$1.14	$0.96	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	1,409	1,692	1,978	2,544	2,989	2,273	2,344	2,338	2,470	3,012
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.19	$2.32	$1.93	$1.75	$1.76	$1.57	$1.20	$1.05	$1.05	$0.92
Accumulation unit value at end of period	$2.83	$2.19	$2.32	$1.93	$1.75	$1.76	$1.57	$1.20	$1.05	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	5,326	5,762	5,710	6,068	5,707	6,118	5,851	4,407	3,792	3,814
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.07	$1.08	$1.07	$1.03	$1.07	$1.07	$1.07	$1.02	$1.01	$1.00
Accumulation unit value at end of period	$1.13	$1.07	$1.08	$1.07	$1.03	$1.07	$1.07	$1.07	$1.02	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	2,468	2,200	1,956	1,984	937	802	599	110	7	8
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.02	$1.09	$1.00	$0.98	$0.99	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$1.21	$1.02	$1.09	$1.00	$0.98	$0.99	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,148	965	1,078	1,303	1,164	878	84	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.93	$2.06	$1.69	$1.68	$1.61	$1.52	$1.17	$1.07	$1.27	$1.00
Accumulation unit value at end of period	$2.58	$1.93	$2.06	$1.69	$1.68	$1.61	$1.52	$1.17	$1.07	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	473	479	333	210	211	107	94	14	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.01	$2.13	$1.75	$1.73	$1.66	$1.57	$1.21	$1.10	$1.30	$1.04
Accumulation unit value at end of period	$2.68	$2.01	$2.13	$1.75	$1.73	$1.66	$1.57	$1.21	$1.10	$1.30
Number of accumulation units outstanding at end of period (000 omitted)	764	999	1,160	1,301	1,620	1,377	1,716	1,845	2,309	2,695

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	57

Variable account charges of 1.05% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.31	$1.59	$1.26	$1.36	$1.31	$1.45	$1.20	$1.03	$1.19	$1.00
Accumulation unit value at end of period	$1.62	$1.31	$1.59	$1.26	$1.36	$1.31	$1.45	$1.20	$1.03	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	1,162	1,182	1,329	1,311	1,199	941	1,023	53	—	—
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.22	$1.48	$1.17	$1.26	$1.21	$1.34	$1.11	$0.95	$1.10	$0.98
Accumulation unit value at end of period	$1.51	$1.22	$1.48	$1.17	$1.26	$1.21	$1.34	$1.11	$0.95	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	1,997	2,705	3,478	4,075	2,940	2,202	2,717	2,542	2,968	3,475
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.36	$2.72	$2.28	$1.92	$2.05	$1.86	$1.37	$1.17	$1.20	$1.00
Accumulation unit value at end of period	$2.95	$2.36	$2.72	$2.28	$1.92	$2.05	$1.86	$1.37	$1.17	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	244	224	338	322	292	327	280	146	—	—
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.02	$2.33	$1.95	$1.65	$1.75	$1.59	$1.16	$0.99	$1.02	$0.86
Accumulation unit value at end of period	$2.53	$2.02	$2.33	$1.95	$1.65	$1.75	$1.59	$1.16	$0.99	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	2,037	2,133	2,020	1,456	1,722	2,272	1,951	1,309	1,120	1,238
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.05	$2.39	$2.14	$1.90	$2.02	$1.82	$1.34	$1.14	$1.26	$1.00
Accumulation unit value at end of period	$2.66	$2.05	$2.39	$2.14	$1.90	$2.02	$1.82	$1.34	$1.14	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	786	764	830	532	526	531	519	136	6	—
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.79	$2.09	$1.87	$1.65	$1.76	$1.58	$1.16	$0.99	$1.10	$0.90
Accumulation unit value at end of period	$2.33	$1.79	$2.09	$1.87	$1.65	$1.76	$1.58	$1.16	$0.99	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	2,154	2,723	3,350	4,286	4,963	5,906	6,339	6,153	8,067	9,643
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.12	$2.46	$2.21	$1.97	$2.06	$1.97	$1.34	$1.15	$1.27	$1.00
Accumulation unit value at end of period	$2.46	$2.12	$2.46	$2.21	$1.97	$2.06	$1.97	$1.34	$1.15	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	189	177	129	102	105	86	89	9	1	1
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.84	$2.13	$1.92	$1.71	$1.78	$1.70	$1.16	$0.99	$1.10	$0.87
Accumulation unit value at end of period	$2.14	$1.84	$2.13	$1.92	$1.71	$1.78	$1.70	$1.16	$0.99	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	704	933	1,178	1,374	1,592	1,614	1,597	1,319	1,468	1,586
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.15	$1.17	$1.11	$1.03	$1.06	$1.04	$1.05	$0.95	$1.00	—
Accumulation unit value at end of period	$1.25	$1.15	$1.17	$1.11	$1.03	$1.06	$1.04	$1.05	$0.95	—
Number of accumulation units outstanding at end of period (000 omitted)	1,541	1,336	1,348	1,279	1,138	1,098	1,217	869	—	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.94	$2.28	$2.09	$1.80	$1.95	$1.91	$1.43	$1.21	$1.29	$1.00
Accumulation unit value at end of period	$2.36	$1.94	$2.28	$2.09	$1.80	$1.95	$1.91	$1.43	$1.21	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	268	299	401	397	456	470	752	204	2	1
*Columbia Variable Portfolio – U.S. Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.06	$1.06	$1.04	$1.02	$1.02	$0.98	$1.01	$1.00	$1.00	$1.00
Accumulation unit value at end of period	$1.12	$1.06	$1.06	$1.04	$1.02	$1.02	$0.98	$1.01	$1.00	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	797	753	720	1,013	741	986	1,000	1,769	153	27
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.18	$1.17	$1.15	$1.13	$1.13	$1.08	$1.11	$1.10	$1.10	$1.08
Accumulation unit value at end of period	$1.24	$1.18	$1.17	$1.15	$1.13	$1.13	$1.08	$1.11	$1.10	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	2,920	3,057	3,983	5,037	5,249	5,620	6,635	10,948	10,315	13,992
Credit Suisse Trust – Commodity Return Strategy Portfolio (6/26/2006)
Accumulation unit value at beginning of period	$0.47	$0.53	$0.53	$0.48	$0.64	$0.79	$0.88	$0.91	$1.06	$0.91
Accumulation unit value at end of period	$0.49	$0.47	$0.53	$0.53	$0.48	$0.64	$0.79	$0.88	$0.91	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	1,995	2,677	3,293	3,663	3,939	4,416	4,966	6,077	7,027	6,597
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.13	$1.16	$1.12	$1.10	$1.11	$1.06	$1.10	$1.06	$1.00	$1.00
Accumulation unit value at end of period	$1.23	$1.13	$1.16	$1.12	$1.10	$1.11	$1.06	$1.10	$1.06	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	470	328	253	284	228	255	296	259	3	3
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.24	$1.51	$1.25	$1.31	$1.33	$1.44	$1.20	$1.01	$1.17	$1.00
Accumulation unit value at end of period	$1.46	$1.24	$1.51	$1.25	$1.31	$1.33	$1.44	$1.20	$1.01	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	215	304	286	252	293	178	160	60	3	1

58	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.05% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.89	$0.98	$1.00	$1.11	$1.12	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$0.89	$0.89	$0.98	$1.00	$1.11	$1.12	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	707	884	1,359	1,864	1,233	478	437	—	—	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.20	$1.23	$1.21	$1.13	$1.16	$1.08	$1.16	$1.11	$1.02	$1.00
Accumulation unit value at end of period	$1.28	$1.20	$1.23	$1.21	$1.13	$1.16	$1.08	$1.16	$1.11	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	389	499	361	318	360	399	394	521	2	2
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.42	$1.44	$1.42	$1.33	$1.36	$1.27	$1.35	$1.30	$1.19	$1.15
Accumulation unit value at end of period	$1.52	$1.42	$1.44	$1.42	$1.33	$1.36	$1.27	$1.35	$1.30	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	3,935	4,271	4,676	4,919	5,681	6,539	8,189	11,600	12,795	12,681
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.56	$1.68	$1.60	$1.55	$1.58	$1.40	$1.38	$1.07	$1.20	$1.00
Accumulation unit value at end of period	$1.95	$1.56	$1.68	$1.60	$1.55	$1.58	$1.40	$1.38	$1.07	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	561	624	797	810	714	732	649	235	5	1
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.16	$1.42	$1.15	$1.07	$1.17	$1.28	$1.08	$0.94	$1.18	$1.00
Accumulation unit value at end of period	$1.30	$1.16	$1.42	$1.15	$1.07	$1.17	$1.28	$1.08	$0.94	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	773	698	560	422	450	290	278	16	2	2
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.03	$1.24	$1.02	$0.99	$1.04	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$1.19	$1.03	$1.24	$1.02	$0.99	$1.04	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	492	690	822	294	162	129	67	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 1) (4/29/2016)
Accumulation unit value at beginning of period	$1.34	$1.39	$1.06	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.75	$1.34	$1.39	$1.06	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	6,624	8,515	10,686	12,196	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.74	$2.85	$2.17	$2.08	$1.90	$1.71	$1.34	$1.19	$1.21	$1.00
Accumulation unit value at end of period	$3.57	$2.74	$2.85	$2.17	$2.08	$1.90	$1.71	$1.34	$1.19	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	429	468	380	302	214	225	200	66	2	2
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.55	$2.61	$2.02	$2.10	$2.00	$1.84	$1.36	$1.21	$1.23	$1.00
Accumulation unit value at end of period	$3.34	$2.55	$2.61	$2.02	$2.10	$2.00	$1.84	$1.36	$1.21	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	114	148	146	174	186	186	161	113	—	—
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.17	$2.45	$2.11	$1.87	$1.91	$1.75	$1.31	$1.14	$1.16	$1.00
Accumulation unit value at end of period	$2.78	$2.17	$2.45	$2.11	$1.87	$1.91	$1.75	$1.31	$1.14	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	719	619	556	450	369	335	234	47	2	2
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.59	$2.55	$1.95	$1.91	$1.81	$1.71	$1.32	$1.19	$1.24	$1.00
Accumulation unit value at end of period	$3.25	$2.59	$2.55	$1.95	$1.91	$1.81	$1.71	$1.32	$1.19	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	273	235	164	160	216	238	243	197	7	5
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.94	$2.17	$1.89	$1.68	$1.85	$1.71	$1.35	$1.20	$1.17	$1.00
Accumulation unit value at end of period	$2.43	$1.94	$2.17	$1.89	$1.68	$1.85	$1.71	$1.35	$1.20	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	379	364	202	106	97	141	155	80	4	4
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.06	$1.08	$1.05	$1.04	$1.05	$1.02	$1.05	$1.04	$1.00	$1.00
Accumulation unit value at end of period	$1.14	$1.06	$1.08	$1.05	$1.04	$1.05	$1.02	$1.05	$1.04	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	271	296	340	356	345	341	333	187	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.34	$2.64	$2.31	$1.93	$1.95	$1.77	$1.32	$1.14	$1.23	$1.00
Accumulation unit value at end of period	$2.97	$2.34	$2.64	$2.31	$1.93	$1.95	$1.77	$1.32	$1.14	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	970	964	903	838	779	764	740	107	7	2
CTIVP® – Victory Sycamore Established Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.28	$2.56	$2.23	$1.87	$1.89	$1.70	$1.27	$1.09	$1.18	$0.98
Accumulation unit value at end of period	$2.88	$2.28	$2.56	$2.23	$1.87	$1.89	$1.70	$1.27	$1.09	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	1,302	1,314	1,356	1,192	1,140	872	1,021	1,061	832	889
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.98	$0.98	$0.99	$0.99	$1.00	$1.01	$1.02	$1.01	$1.00	$1.00
Accumulation unit value at end of period	$1.00	$0.98	$0.98	$0.99	$0.99	$1.00	$1.01	$1.02	$1.01	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	1,710	1,174	595	1,326	609	494	179	323	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	59

Variable account charges of 1.05% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.14	$2.24	$1.85	$1.80	$1.88	$1.74	$1.38	$1.20	$1.19	$1.00
Accumulation unit value at end of period	$3.00	$2.14	$2.24	$1.85	$1.80	$1.88	$1.74	$1.38	$1.20	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	455	490	401	359	345	322	313	95	3	2
CTIVP® – William Blair International Leaders Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.31	$1.63	$1.30	$1.37	$1.42	$1.43	$1.22	$1.07	$1.16	$1.00
Accumulation unit value at end of period	$1.63	$1.31	$1.63	$1.30	$1.37	$1.42	$1.43	$1.22	$1.07	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	456	514	456	461	445	452	337	208	4	4
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.93	$1.04	$0.98	$0.94	$1.02	$1.00	$1.00	$1.00	—	—
Accumulation unit value at end of period	$1.05	$0.93	$1.04	$0.98	$0.94	$1.02	$1.00	$1.00	—	—
Number of accumulation units outstanding at end of period (000 omitted)	652	709	1,547	1,861	2,009	2,308	2,148	650	—	—
Eaton Vance VT Floating-Rate Income Fund – Initial Class (6/26/2006)
Accumulation unit value at beginning of period	$1.35	$1.37	$1.34	$1.24	$1.26	$1.27	$1.24	$1.16	$1.15	$1.06
Accumulation unit value at end of period	$1.43	$1.35	$1.37	$1.34	$1.24	$1.26	$1.27	$1.24	$1.16	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	6,809	9,465	9,838	11,874	12,910	17,715	20,466	16,282	18,777	17,997
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$2.09	$2.26	$1.88	$1.76	$1.77	$1.60	$1.24	$1.08	$1.12	$0.97
Accumulation unit value at end of period	$2.71	$2.09	$2.26	$1.88	$1.76	$1.77	$1.60	$1.24	$1.08	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	12,787	15,411	17,541	19,993	23,489	25,291	27,057	27,675	29,394	31,769
Fidelity® VIP Mid Cap Portfolio Service Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$2.00	$2.37	$1.99	$1.80	$1.85	$1.76	$1.31	$1.15	$1.31	$1.03
Accumulation unit value at end of period	$2.44	$2.00	$2.37	$1.99	$1.80	$1.85	$1.76	$1.31	$1.15	$1.31
Number of accumulation units outstanding at end of period (000 omitted)	7,877	9,106	10,475	11,433	13,029	14,322	15,544	16,147	18,656	21,472
Fidelity® VIP Overseas Portfolio Service Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.23	$1.46	$1.13	$1.21	$1.18	$1.30	$1.01	$0.85	$1.04	$0.93
Accumulation unit value at end of period	$1.55	$1.23	$1.46	$1.13	$1.21	$1.18	$1.30	$1.01	$0.85	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	1,758	2,113	2,518	2,832	3,540	3,542	3,821	3,742	4,698	5,049
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.11	$1.04	$0.98	$1.01	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.17	$1.07	$1.11	$1.04	$0.98	$1.01	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	11,031	10,273	9,670	7,768	5,987	3,825	1,696	—	—	—
Franklin Global Real Estate VIP Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.04	$1.12	$1.03	$1.03	$1.04	$0.91	$0.90	$0.71	$0.77	$0.64
Accumulation unit value at end of period	$1.25	$1.04	$1.12	$1.03	$1.03	$1.04	$0.91	$0.90	$0.71	$0.77
Number of accumulation units outstanding at end of period (000 omitted)	2,371	2,702	3,612	4,530	5,128	5,625	5,561	5,431	5,753	5,597
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.18	$1.25	$1.15	$1.02	$1.11	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.36	$1.18	$1.25	$1.15	$1.02	$1.11	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,857	1,966	2,483	4,038	4,502	4,057	1,379	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.55	$1.72	$1.60	$1.40	$1.48	$1.40	$1.10	$0.98	$1.00	$0.91
Accumulation unit value at end of period	$1.88	$1.55	$1.72	$1.60	$1.40	$1.48	$1.40	$1.10	$0.98	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	3,295	3,949	5,037	6,234	7,031	7,839	8,676	9,331	10,509	11,979
Franklin Small Cap Value VIP Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.89	$2.19	$2.00	$1.55	$1.70	$1.70	$1.26	$1.08	$1.13	$0.89
Accumulation unit value at end of period	$2.36	$1.89	$2.19	$2.00	$1.55	$1.70	$1.70	$1.26	$1.08	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	2,246	2,380	2,923	3,403	3,471	3,964	4,556	4,258	5,057	5,828
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.86	$0.94	$0.90	$0.91	$0.97	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.93	$0.86	$0.94	$0.90	$0.91	$0.97	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	190	213	339	354	376	158	—	—	—	—
Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares (6/26/2006)
Accumulation unit value at beginning of period	$2.07	$2.23	$1.82	$1.66	$1.67	$1.45	$1.07	$0.94	$0.92	$0.82
Accumulation unit value at end of period	$2.56	$2.07	$2.23	$1.82	$1.66	$1.67	$1.45	$1.07	$0.94	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	2,022	2,433	2,472	2,800	2,981	3,178	3,364	3,355	3,539	3,820
Invesco Oppenheimer V.I. Global Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.84	$2.14	$1.59	$1.61	$1.57	$1.55	$1.24	$1.03	$1.14	$1.00
Accumulation unit value at end of period	$2.39	$1.84	$2.14	$1.59	$1.61	$1.57	$1.55	$1.24	$1.03	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	4,260	4,703	4,413	4,439	5,461	5,525	5,861	4,490	4,735	4,933
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.48	$1.56	$1.49	$1.42	$1.47	$1.45	$1.47	$1.31	$1.32	$1.16
Accumulation unit value at end of period	$1.62	$1.48	$1.56	$1.49	$1.42	$1.47	$1.45	$1.47	$1.31	$1.32
Number of accumulation units outstanding at end of period (000 omitted)	12,301	14,110	17,492	20,511	23,923	28,509	34,193	43,699	48,110	52,025

60	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.05% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Invesco Oppenheimer V.I. Main Street Fund, Series II Shares (4/28/2017)
Accumulation unit value at beginning of period	$0.98	$1.08	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.28	$0.98	$1.08	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	744	804	962	—	—	—	—	—	—	—
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$2.03	$2.29	$2.03	$1.75	$1.88	$1.70	$1.22	$1.05	$1.09	$0.89
Accumulation unit value at end of period	$2.53	$2.03	$2.29	$2.03	$1.75	$1.88	$1.70	$1.22	$1.05	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	3,635	4,022	4,511	4,440	4,959	5,186	5,141	4,035	4,137	4,833
Invesco V.I. American Franchise Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.79	$1.88	$1.50	$1.48	$1.43	$1.34	$0.97	$1.00	—	—
Accumulation unit value at end of period	$2.42	$1.79	$1.88	$1.50	$1.48	$1.43	$1.34	$0.97	—	—
Number of accumulation units outstanding at end of period (000 omitted)	553	731	730	889	1,188	1,222	1,181	1,396	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.17	$1.07	$0.97	$1.03	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.22	$1.08	$1.17	$1.07	$0.97	$1.03	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,341	2,120	2,180	2,521	1,848	1,664	963	—	—	—
Invesco V.I. Comstock Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.81	$2.09	$1.80	$1.55	$1.67	$1.55	$1.15	$0.98	$1.01	$0.88
Accumulation unit value at end of period	$2.24	$1.81	$2.09	$1.80	$1.55	$1.67	$1.55	$1.15	$0.98	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	2,100	2,626	3,262	4,154	4,933	5,547	5,921	6,137	7,166	8,232
Invesco V.I. Diversified Dividend Fund, Series II Shares (4/29/2011)
Accumulation unit value at beginning of period	$1.73	$1.89	$1.76	$1.56	$1.54	$1.39	$1.07	$0.92	$1.00	—
Accumulation unit value at end of period	$2.13	$1.73	$1.89	$1.76	$1.56	$1.54	$1.39	$1.07	$0.92	—
Number of accumulation units outstanding at end of period (000 omitted)	2,086	2,584	3,776	4,368	3,036	3,167	3,211	2,680	1,711	—
Invesco V.I. Health Care Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$2.24	$2.25	$1.97	$2.26	$2.22	$1.88	$1.35	$1.13	$1.10	$1.06
Accumulation unit value at end of period	$2.94	$2.24	$2.25	$1.97	$2.26	$2.22	$1.88	$1.35	$1.13	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	1,694	2,218	2,391	3,099	3,842	3,033	2,553	2,300	2,394	2,319
Invesco V.I. International Growth Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.44	$1.72	$1.42	$1.44	$1.50	$1.51	$1.29	$1.13	$1.22	$1.10
Accumulation unit value at end of period	$1.83	$1.44	$1.72	$1.42	$1.44	$1.50	$1.51	$1.29	$1.13	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	2,563	3,170	3,869	4,758	5,566	5,715	5,562	5,774	6,515	7,072
Invesco V.I. Mid Cap Growth Fund, Series II Shares* (4/27/2012)
Accumulation unit value at beginning of period	$1.57	$1.69	$1.40	$1.41	$1.41	$1.32	$0.98	$1.00	—	—
Accumulation unit value at end of period	$2.09	$1.57	$1.69	$1.40	$1.41	$1.41	$1.32	$0.98	—	—
Number of accumulation units outstanding at end of period (000 omitted)	533	567	653	878	995	933	916	983	—	—
*Invesco V.I. Mid Cap Growth Fund, Series II Shares is scheduled to merge into Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund, Series II Shares sometime during the second quarter of 2020.
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.15	$0.98	$1.02	$1.13	$1.20	$1.00	—	—	—
Accumulation unit value at end of period	$1.30	$1.08	$1.15	$0.98	$1.02	$1.13	$1.20	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	771	800	849	1,412	2,208	2,516	1,366	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.99	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.20	$0.99	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,452	919	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.04	$1.02	$1.01	$1.02	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.10	$1.02	$1.04	$1.02	$1.01	$1.02	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,551	2,678	3,496	3,588	3,142	1,019	454	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (5/1/2007)
Accumulation unit value at beginning of period	$1.88	$1.96	$1.55	$1.56	$1.50	$1.35	$1.05	$0.90	$0.96	$0.85
Accumulation unit value at end of period	$2.52	$1.88	$1.96	$1.55	$1.56	$1.50	$1.35	$1.05	$0.90	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	1,459	1,757	2,340	2,689	2,994	3,088	3,669	4,256	5,118	6,484
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.27	$1.37	$1.15	$1.12	$1.14	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.48	$1.27	$1.37	$1.15	$1.12	$1.14	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	661	725	795	1,051	1,101	963	297	—	—	—
MFS® Massachusetts Investors Growth Stock Portfolio – Service Class (3/27/2015)
Accumulation unit value at beginning of period	$1.29	$1.30	$1.02	$0.98	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$1.78	$1.29	$1.30	$1.02	$0.98	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,965	2,229	2,925	3,417	4,032	—	—	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	61

Variable account charges of 1.05% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
MFS® Utilities Series – Service Class (6/26/2006)
Accumulation unit value at beginning of period	$2.33	$2.34	$2.06	$1.88	$2.22	$2.00	$1.68	$1.50	$1.42	$1.27
Accumulation unit value at end of period	$2.88	$2.33	$2.34	$2.06	$1.88	$2.22	$2.00	$1.68	$1.50	$1.42
Number of accumulation units outstanding at end of period (000 omitted)	4,408	4,803	5,719	6,921	7,829	9,659	9,699	10,095	10,346	9,996
Morgan Stanley VIF Discovery Portfolio, Class II Shares (6/26/2006)
Accumulation unit value at beginning of period	$2.39	$2.19	$1.59	$1.77	$1.90	$1.89	$1.39	$1.29	$1.41	$1.07
Accumulation unit value at end of period	$3.31	$2.39	$2.19	$1.59	$1.77	$1.90	$1.89	$1.39	$1.29	$1.41
Number of accumulation units outstanding at end of period (000 omitted)	1,663	1,601	1,491	1,752	2,334	2,300	2,465	2,512	3,626	3,564
Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.39	$1.53	$1.41	$1.38	$1.42	$1.26	$1.24	$0.96	$1.08	$0.90
Accumulation unit value at end of period	$1.63	$1.39	$1.53	$1.41	$1.38	$1.42	$1.26	$1.24	$0.96	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	1,895	2,350	2,910	3,476	3,841	4,138	4,395	4,276	4,699	5,173
Neuberger Berman AMT International Equity Portfolio (Class S) (6/26/2006)
Accumulation unit value at beginning of period	$1.17	$1.42	$1.13	$1.16	$1.16	$1.21	$1.04	$0.89	$1.02	$0.85
Accumulation unit value at end of period	$1.47	$1.17	$1.42	$1.13	$1.16	$1.16	$1.21	$1.04	$0.89	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	679	832	992	1,252	1,300	1,778	1,851	1,518	1,876	2,095
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (6/26/2006)
Accumulation unit value at beginning of period	$2.07	$2.22	$1.90	$1.75	$1.78	$1.63	$1.20	$1.10	$1.14	$0.94
Accumulation unit value at end of period	$2.57	$2.07	$2.22	$1.90	$1.75	$1.78	$1.63	$1.20	$1.10	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	469	459	504	569	707	918	991	662	668	663
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.89	$0.96	$0.91	$0.93	$0.99	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.01	$0.89	$0.96	$0.91	$0.93	$0.99	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	144	80	96	166	183	22	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (6/26/2006)
Accumulation unit value at beginning of period	$1.52	$1.62	$1.45	$1.30	$1.44	$1.45	$1.46	$1.29	$1.28	$1.14
Accumulation unit value at end of period	$1.68	$1.52	$1.62	$1.45	$1.30	$1.44	$1.45	$1.46	$1.29	$1.28
Number of accumulation units outstanding at end of period (000 omitted)	3,816	4,603	6,179	6,974	7,992	11,029	13,849	16,929	14,599	13,843
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.04	$1.11	$0.99	$0.96	$0.97	$0.94	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.20	$1.04	$1.11	$0.99	$0.96	$0.97	$0.94	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	479	538	564	527	480	392	493	224	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.04	$1.00	$0.98	$0.99	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.09	$1.02	$1.04	$1.00	$0.98	$0.99	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,140	1,971	2,013	1,041	699	815	882	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$0.96	$0.95	$0.93	$0.99	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$0.98	$0.97	$0.96	$0.95	$0.93	$0.99	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,588	1,802	2,172	2,279	2,512	1,928	1,370	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.72	$0.86	$0.78	$0.53	$0.71	$0.77	$1.00	—	—	—
Accumulation unit value at end of period	$0.99	$0.72	$0.86	$0.78	$0.53	$0.71	$0.77	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	676	821	965	907	517	383	252	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.65	$1.83	$1.55	$1.48	$1.51	$1.44	$1.21	$1.07	$1.12	$1.00
Accumulation unit value at end of period	$1.99	$1.65	$1.83	$1.55	$1.48	$1.51	$1.44	$1.21	$1.07	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	15,316	16,497	18,290	18,084	19,480	18,361	16,913	11,278	9,262	4,608
Variable Portfolio – Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.65	$1.83	$1.56	$1.48	$1.51	$1.45	$1.21	$1.08	$1.12	$1.00
Accumulation unit value at end of period	$1.99	$1.65	$1.83	$1.56	$1.48	$1.51	$1.45	$1.21	$1.08	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	46,076	57,917	69,853	85,425	101,828	112,722	159,290	166,110	194,646	212,702
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.45	$1.77	$1.36	$1.38	$1.42	$1.50	$1.24	$1.03	$1.21	$1.00
Accumulation unit value at end of period	$1.86	$1.45	$1.77	$1.36	$1.38	$1.42	$1.50	$1.24	$1.03	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	1,210	1,205	935	891	837	795	722	394	6	2
*Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Variable Portfolio – Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.23	$1.28	$1.21	$1.18	$1.19	$1.16	$1.13	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$1.35	$1.23	$1.28	$1.21	$1.18	$1.19	$1.16	$1.13	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	15,132	16,141	21,344	23,627	21,829	23,823	28,495	31,545	19,166	9,779
Variable Portfolio – Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.23	$1.28	$1.21	$1.18	$1.19	$1.16	$1.13	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$1.35	$1.23	$1.28	$1.21	$1.18	$1.19	$1.16	$1.13	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	79,227	89,262	104,085	124,787	125,527	143,992	196,119	303,502	278,439	245,306

62	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.05% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.97	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.11	$0.97	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,496	4,033	262	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$1.00	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.17	$1.00	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,661	1,202	109	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.11	$1.04	$1.02	$1.04	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.19	$1.07	$1.11	$1.04	$1.02	$1.04	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	25,858	14,406	15,898	20,591	9,937	4,342	3,200	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.12	$1.18	$1.07	$1.05	$1.08	$1.04	$1.00	—	—	—
Accumulation unit value at end of period	$1.26	$1.12	$1.18	$1.07	$1.05	$1.08	$1.04	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	39,504	33,260	36,278	43,712	29,217	25,431	10,773	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.20	$1.32	$1.13	$1.11	$1.16	$1.11	$1.00	—	—	—
Accumulation unit value at end of period	$1.41	$1.20	$1.32	$1.13	$1.11	$1.16	$1.11	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	302,669	349,613	376,744	400,705	433,187	406,321	157,403	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.24	$1.34	$1.18	$1.15	$1.20	$1.15	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.43	$1.24	$1.34	$1.18	$1.15	$1.20	$1.15	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	851,239	962,480	1,043,327	1,125,009	1,170,863	1,200,920	1,100,073	641,242	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.45	$1.56	$1.39	$1.34	$1.36	$1.31	$1.19	$1.08	$1.09	$1.00
Accumulation unit value at end of period	$1.67	$1.45	$1.56	$1.39	$1.34	$1.36	$1.31	$1.19	$1.08	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	100,368	114,235	122,374	134,036	137,136	140,189	138,150	112,004	87,051	57,790
Variable Portfolio – Moderate Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.46	$1.56	$1.39	$1.34	$1.36	$1.31	$1.19	$1.09	$1.09	$1.00
Accumulation unit value at end of period	$1.67	$1.46	$1.56	$1.39	$1.34	$1.36	$1.31	$1.19	$1.09	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	767,289	887,952	1,041,253	1,199,929	1,312,566	1,397,222	1,507,229	1,536,120	1,602,861	1,685,221
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.56	$1.69	$1.47	$1.41	$1.44	$1.38	$1.20	$1.08	$1.11	$1.00
Accumulation unit value at end of period	$1.83	$1.56	$1.69	$1.47	$1.41	$1.44	$1.38	$1.20	$1.08	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	52,338	59,099	62,034	67,718	74,985	74,633	75,415	60,473	51,157	33,804
Variable Portfolio – Moderately Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.56	$1.69	$1.47	$1.41	$1.44	$1.38	$1.21	$1.09	$1.11	$1.00
Accumulation unit value at end of period	$1.83	$1.56	$1.69	$1.47	$1.41	$1.44	$1.38	$1.21	$1.09	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	191,244	240,802	296,178	356,677	415,513	467,580	667,633	751,540	850,053	918,448
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.34	$1.41	$1.29	$1.26	$1.27	$1.23	$1.16	$1.08	$1.07	$1.00
Accumulation unit value at end of period	$1.50	$1.34	$1.41	$1.29	$1.26	$1.27	$1.23	$1.16	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	35,166	37,996	41,189	46,140	48,963	52,873	54,918	57,975	38,847	21,323
Variable Portfolio – Moderately Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.34	$1.41	$1.30	$1.26	$1.28	$1.23	$1.16	$1.08	$1.07	$1.00
Accumulation unit value at end of period	$1.50	$1.34	$1.41	$1.30	$1.26	$1.28	$1.23	$1.16	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	167,768	193,217	230,579	271,040	299,616	343,317	413,495	507,074	501,599	497,806
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.12	$1.13	$1.11	$1.10	$1.10	$1.06	$1.10	$1.06	$1.00	$1.00
Accumulation unit value at end of period	$1.20	$1.12	$1.13	$1.11	$1.10	$1.10	$1.06	$1.10	$1.06	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	235	241	264	264	243	295	354	398	14	—
Variable Portfolio – Partners Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.98	$2.18	$1.83	$1.69	$1.70	$1.54	$1.21	$1.11	$1.16	$1.00
Accumulation unit value at end of period	$2.47	$1.98	$2.18	$1.83	$1.69	$1.70	$1.54	$1.21	$1.11	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	183	196	198	157	192	167	176	103	1	1
Variable Portfolio – Partners Core Equity Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.72	$1.89	$1.59	$1.46	$1.47	$1.33	$1.05	$0.95	$1.00	$0.91
Accumulation unit value at end of period	$2.15	$1.72	$1.89	$1.59	$1.46	$1.47	$1.33	$1.05	$0.95	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	1,189	1,436	1,910	2,230	2,566	2,943	3,439	3,763	4,460	5,128
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.07	$2.19	$1.87	$1.78	$1.90	$1.93	$1.39	$1.27	$1.29	$1.00
Accumulation unit value at end of period	$2.47	$2.07	$2.19	$1.87	$1.78	$1.90	$1.93	$1.39	$1.27	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	210	184	176	144	141	112	97	73	1	1

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	63

Variable account charges of 1.05% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.76	$2.06	$1.95	$1.57	$1.75	$1.74	$1.30	$1.16	$1.23	$1.00
Accumulation unit value at end of period	$2.08	$1.76	$2.06	$1.95	$1.57	$1.75	$1.74	$1.30	$1.16	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	123	105	96	102	108	120	393	63	2	—
Variable Portfolio – Partners Small Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.72	$2.01	$1.90	$1.53	$1.70	$1.69	$1.26	$1.13	$1.19	$0.97
Accumulation unit value at end of period	$2.04	$1.72	$2.01	$1.90	$1.53	$1.70	$1.69	$1.26	$1.13	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	1,311	1,489	1,882	2,343	2,599	2,933	3,253	3,807	4,661	5,660
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.07	$1.11	$1.01	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.22	$1.07	$1.11	$1.01	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	8,120	2,837	955	37	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.15	$1.21	$1.03	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.37	$1.15	$1.21	$1.03	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	53,787	43,746	28,319	5,720	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.11	$1.16	$1.02	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.29	$1.11	$1.16	$1.02	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	30,117	21,321	13,110	3,581	—	—	—	—	—	—
Wanger International (6/26/2006)
Accumulation unit value at beginning of period	$1.70	$2.08	$1.58	$1.62	$1.64	$1.73	$1.43	$1.19	$1.41	$1.14
Accumulation unit value at end of period	$2.18	$1.70	$2.08	$1.58	$1.62	$1.64	$1.73	$1.43	$1.19	$1.41
Number of accumulation units outstanding at end of period (000 omitted)	4,684	5,803	6,843	7,573	8,671	10,308	11,210	11,330	12,955	14,811
Wanger USA (6/26/2006)
Accumulation unit value at beginning of period	$2.29	$2.35	$1.99	$1.77	$1.80	$1.73	$1.31	$1.10	$1.15	$0.95
Accumulation unit value at end of period	$2.98	$2.29	$2.35	$1.99	$1.77	$1.80	$1.73	$1.31	$1.10	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	4,303	5,072	5,686	6,710	7,791	8,590	9,333	9,491	10,675	11,753
Wells Fargo VT International Equity Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.13	$1.38	$1.12	$1.09	$1.09	$1.16	$0.98	$0.87	$1.01	$0.88
Accumulation unit value at end of period	$1.29	$1.13	$1.38	$1.12	$1.09	$1.09	$1.16	$0.98	$0.87	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	1,774	2,114	2,155	2,149	2,611	2,312	2,392	3,014	3,409	3,739
Wells Fargo VT Opportunity Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$2.20	$2.39	$2.01	$1.81	$1.88	$1.72	$1.33	$1.17	$1.25	$1.02
Accumulation unit value at end of period	$2.86	$2.20	$2.39	$2.01	$1.81	$1.88	$1.72	$1.33	$1.17	$1.25
Number of accumulation units outstanding at end of period (000 omitted)	1,234	1,467	1,778	2,084	2,414	2,781	3,268	3,173	4,080	1,135
Wells Fargo VT Small Cap Growth Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$2.63	$2.63	$2.11	$1.98	$2.06	$2.12	$1.43	$1.34	$1.42	$1.13
Accumulation unit value at end of period	$3.25	$2.63	$2.63	$2.11	$1.98	$2.06	$2.12	$1.43	$1.34	$1.42
Number of accumulation units outstanding at end of period (000 omitted)	1,920	2,191	2,378	2,753	3,351	3,083	4,071	3,925	4,337	5,102
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.12	$1.05	$0.92	$0.99	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.20	$1.07	$1.12	$1.05	$0.92	$0.99	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	500	351	372	243	182	332	259	—	—	—

Variable account charges of 1.10% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$1.24	$1.10	$1.07	$1.10	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.29	$1.14	$1.24	$1.10	$1.07	$1.10	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,973	1,973	1,557	1,582	1,346	275	112	—	—	—
AB VPS Global Thematic Growth Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$1.61	$1.81	$1.34	$1.37	$1.35	$1.30	$1.07	$0.96	$1.26	$1.08
Accumulation unit value at end of period	$2.07	$1.61	$1.81	$1.34	$1.37	$1.35	$1.30	$1.07	$0.96	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	301	342	329	353	683	718	644	809	922	1,049
AB VPS Growth and Income Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$2.00	$2.14	$1.83	$1.66	$1.66	$1.53	$1.15	$0.99	$0.95	$0.85
Accumulation unit value at end of period	$2.44	$2.00	$2.14	$1.83	$1.66	$1.66	$1.53	$1.15	$0.99	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	840	828	826	1,048	1,208	1,376	1,459	1,519	1,717	1,850
AB VPS International Value Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$0.78	$1.02	$0.82	$0.84	$0.83	$0.90	$0.74	$0.65	$0.82	$0.80
Accumulation unit value at end of period	$0.90	$0.78	$1.02	$0.82	$0.84	$0.83	$0.90	$0.74	$0.65	$0.82
Number of accumulation units outstanding at end of period (000 omitted)	4,688	5,112	5,524	6,152	6,685	7,038	7,467	8,409	10,020	11,867

64	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.10% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Large Cap Growth Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$2.64	$2.61	$2.01	$1.98	$1.81	$1.60	$1.18	$1.03	$1.08	$0.99
Accumulation unit value at end of period	$3.51	$2.64	$2.61	$2.01	$1.98	$1.81	$1.60	$1.18	$1.03	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	4,138	3,626	2,671	1,952	1,672	1,020	503	408	274	306
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.79	$0.99	$1.01	$0.72	$1.18	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$0.94	$0.79	$0.99	$1.01	$0.72	$1.18	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5,750	5,835	6,146	5,317	4,814	3,399	938	—	—	—
American Century VP Mid Cap Value, Class II (6/26/2006)
Accumulation unit value at beginning of period	$2.35	$2.73	$2.48	$2.04	$2.10	$1.82	$1.42	$1.24	$1.26	$1.07
Accumulation unit value at end of period	$3.00	$2.35	$2.73	$2.48	$2.04	$2.10	$1.82	$1.42	$1.24	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	1,385	1,544	1,873	1,928	1,825	1,929	1,987	2,077	2,224	2,309
American Century VP Ultra®, Class II (6/26/2006)
Accumulation unit value at beginning of period	$2.54	$2.55	$1.95	$1.89	$1.80	$1.66	$1.23	$1.09	$1.09	$0.95
Accumulation unit value at end of period	$3.37	$2.54	$2.55	$1.95	$1.89	$1.80	$1.66	$1.23	$1.09	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	501	539	433	491	574	563	598	557	591	853
American Century VP Value, Class II (6/26/2006)
Accumulation unit value at beginning of period	$1.86	$2.08	$1.93	$1.63	$1.71	$1.53	$1.18	$1.04	$1.04	$0.93
Accumulation unit value at end of period	$2.34	$1.86	$2.08	$1.93	$1.63	$1.71	$1.53	$1.18	$1.04	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	5,658	5,742	5,966	5,505	5,302	5,189	4,231	4,117	4,303	4,363
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.21	$1.33	$1.18	$1.15	$1.17	$1.16	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.41	$1.21	$1.33	$1.18	$1.15	$1.17	$1.16	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5,821	6,408	7,154	6,181	5,954	4,063	1,896	236	—	—
BNY Mellon Variable Investment Fund, International Equity Portfolio – Service Shares* (6/26/2006)
Accumulation unit value at beginning of period	$1.16	$1.39	$1.11	$1.19	$1.19	$1.24	$1.07	$0.88	$1.04	$0.96
Accumulation unit value at end of period	$1.37	$1.16	$1.39	$1.11	$1.19	$1.19	$1.24	$1.07	$0.88	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	590	722	766	878	1,022	955	1,018	1,139	1,401	1,476
*BNY Mellon Variable Investment Fund, International Equity Portfolio – Service Shares is scheduled to liquidate on or about April 30, 2020.
ClearBridge Variable Small Cap Growth Portfolio – Class I (4/27/2007)
Accumulation unit value at beginning of period	$2.30	$2.25	$1.83	$1.75	$1.85	$1.80	$1.23	$1.04	$1.04	$0.84
Accumulation unit value at end of period	$2.89	$2.30	$2.25	$1.83	$1.75	$1.85	$1.80	$1.23	$1.04	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	725	769	700	777	885	1,115	1,209	962	782	879
Columbia Variable Portfolio – Balanced Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.80	$1.93	$1.70	$1.62	$1.61	$1.48	$1.23	$1.09	$1.07	$0.97
Accumulation unit value at end of period	$2.18	$1.80	$1.93	$1.70	$1.62	$1.61	$1.48	$1.23	$1.09	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	22,871	23,324	22,960	18,280	10,843	5,150	3,743	2,750	2,998	3,328
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.51	$0.61	$0.60	$0.54	$0.72	$0.92	$1.00	—	—	—
Accumulation unit value at end of period	$0.55	$0.51	$0.61	$0.60	$0.54	$0.72	$0.92	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,807	1,879	1,450	967	618	235	124	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.59	$1.77	$1.47	$1.37	$1.35	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$2.09	$1.59	$1.77	$1.47	$1.37	$1.35	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	6,247	6,475	7,256	6,616	4,171	1,820	821	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.62	$2.76	$2.25	$2.11	$2.12	$1.86	$1.41	$1.25	$1.21	$1.00
Accumulation unit value at end of period	$3.23	$2.62	$2.76	$2.25	$2.11	$2.12	$1.86	$1.41	$1.25	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	1,425	1,320	1,089	958	889	490	119	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.10	$2.21	$1.80	$1.68	$1.69	$1.48	$1.12	$1.00	$0.96	$0.82
Accumulation unit value at end of period	$2.59	$2.10	$2.21	$1.80	$1.68	$1.69	$1.48	$1.12	$1.00	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	886	892	765	793	916	691	577	593	417	368
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.80	$0.88	$0.87	$0.90	$0.92	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$0.80	$0.80	$0.88	$0.87	$0.90	$0.92	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	297	265	248	365	570	447	976	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.96	$2.11	$1.87	$1.67	$1.73	$1.60	$1.28	$1.13	$1.21	$1.00
Accumulation unit value at end of period	$2.40	$1.96	$2.11	$1.87	$1.67	$1.73	$1.60	$1.28	$1.13	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	4,893	4,364	4,235	3,596	3,005	2,234	860	342	216	14

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	65

Variable account charges of 1.10% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.69	$1.82	$1.61	$1.43	$1.49	$1.37	$1.09	$0.97	$1.03	$0.89
Accumulation unit value at end of period	$2.08	$1.69	$1.82	$1.61	$1.43	$1.49	$1.37	$1.09	$0.97	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	7,067	7,630	8,598	9,787	10,413	12,007	13,069	13,508	15,637	18,439
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.98	$1.07	$0.97	$0.88	$0.91	$0.90	$1.00	—	—	—
Accumulation unit value at end of period	$1.09	$0.98	$1.07	$0.97	$0.88	$0.91	$0.90	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,370	1,317	1,331	840	802	669	274	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.11	$1.44	$0.99	$0.95	$1.06	$1.10	$1.13	$0.95	$1.22	$1.00
Accumulation unit value at end of period	$1.44	$1.11	$1.44	$0.99	$0.95	$1.06	$1.10	$1.13	$0.95	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	4,712	4,453	3,556	1,932	1,617	1,044	584	291	262	66
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.58	$2.04	$1.40	$1.35	$1.50	$1.55	$1.60	$1.34	$1.71	$1.45
Accumulation unit value at end of period	$2.05	$1.58	$2.04	$1.40	$1.35	$1.50	$1.55	$1.60	$1.34	$1.71
Number of accumulation units outstanding at end of period (000 omitted)	3,292	3,738	3,808	4,020	4,426	4,744	4,900	5,246	5,522	6,267
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.91	$0.97	$0.93	$0.95	$1.03	$1.03	$1.13	$1.08	$1.04	$1.00
Accumulation unit value at end of period	$0.99	$0.91	$0.97	$0.93	$0.95	$1.03	$1.03	$1.13	$1.08	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	1,026	843	786	631	636	316	225	119	134	48
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.13	$1.21	$1.15	$1.18	$1.27	$1.28	$1.40	$1.33	$1.28	$1.21
Accumulation unit value at end of period	$1.24	$1.13	$1.21	$1.15	$1.18	$1.27	$1.28	$1.40	$1.33	$1.28
Number of accumulation units outstanding at end of period (000 omitted)	1,511	1,585	1,799	2,008	2,372	2,776	3,332	5,795	6,279	7,961
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.92	$0.92	$0.93	$0.94	$0.95	$0.96	$0.97	$0.98	$1.00	$1.00
Accumulation unit value at end of period	$0.93	$0.92	$0.92	$0.93	$0.94	$0.95	$0.96	$0.97	$0.98	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	8,171	8,545	4,730	5,608	5,303	2,755	2,558	163	231	564
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$0.97	$0.97	$0.98	$0.99	$1.00	$1.01	$1.02	$1.03	$1.05	$1.06
Accumulation unit value at end of period	$0.98	$0.97	$0.97	$0.98	$0.99	$1.00	$1.01	$1.02	$1.03	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	3,321	3,898	4,337	6,733	6,465	8,060	7,883	8,176	10,906	12,070
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.48	$1.56	$1.49	$1.35	$1.38	$1.35	$1.29	$1.13	$1.08	$1.00
Accumulation unit value at end of period	$1.71	$1.48	$1.56	$1.49	$1.35	$1.38	$1.35	$1.29	$1.13	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	5,224	4,901	4,829	4,062	3,220	2,289	1,069	307	226	39
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.91	$2.01	$1.91	$1.73	$1.77	$1.73	$1.65	$1.44	$1.38	$1.22
Accumulation unit value at end of period	$2.21	$1.91	$2.01	$1.91	$1.73	$1.77	$1.73	$1.65	$1.44	$1.38
Number of accumulation units outstanding at end of period (000 omitted)	2,179	2,510	3,140	3,446	4,091	4,629	4,680	5,322	5,135	6,185
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.45	$1.53	$1.45	$1.33	$1.36	$1.32	$1.28	$1.12	$1.07	$1.00
Accumulation unit value at end of period	$1.67	$1.45	$1.53	$1.45	$1.33	$1.36	$1.32	$1.28	$1.12	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	2,703	2,607	2,678	2,074	3,943	3,568	3,928	318	652	97
Columbia Variable Portfolio – Income Opportunities Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.87	$1.97	$1.87	$1.71	$1.74	$1.70	$1.64	$1.44	$1.37	$1.23
Accumulation unit value at end of period	$2.15	$1.87	$1.97	$1.87	$1.71	$1.74	$1.70	$1.64	$1.44	$1.37
Number of accumulation units outstanding at end of period (000 omitted)	2,588	2,836	3,398	3,891	2,871	3,433	4,478	5,369	4,947	5,172
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.18	$1.20	$1.17	$1.13	$1.14	$1.10	$1.14	$1.07	$1.02	$1.00
Accumulation unit value at end of period	$1.28	$1.18	$1.20	$1.17	$1.13	$1.14	$1.10	$1.14	$1.07	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	5,263	3,440	3,205	3,559	2,128	1,915	1,744	754	720	133
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.44	$1.46	$1.42	$1.37	$1.38	$1.33	$1.38	$1.29	$1.23	$1.14
Accumulation unit value at end of period	$1.56	$1.44	$1.46	$1.42	$1.37	$1.38	$1.33	$1.38	$1.29	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	4,983	4,515	5,770	6,615	7,001	8,289	11,516	18,800	19,814	22,789
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.56	$2.70	$2.14	$2.14	$1.99	$1.76	$1.37	$1.15	$1.21	$1.00
Accumulation unit value at end of period	$3.43	$2.56	$2.70	$2.14	$2.14	$1.99	$1.76	$1.37	$1.15	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	2,247	2,151	1,765	1,629	1,405	731	335	109	90	11
Columbia Variable Portfolio – Large Cap Growth Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.14	$2.26	$1.78	$1.78	$1.65	$1.47	$1.14	$0.96	$1.00	$0.86
Accumulation unit value at end of period	$2.87	$2.14	$2.26	$1.78	$1.78	$1.65	$1.47	$1.14	$0.96	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	1,043	1,121	1,047	1,187	1,574	863	923	879	1,062	1,117

66	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.10% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.17	$2.31	$1.92	$1.74	$1.75	$1.56	$1.20	$1.05	$1.04	$0.92
Accumulation unit value at end of period	$2.81	$2.17	$2.31	$1.92	$1.74	$1.75	$1.56	$1.20	$1.05	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	17,063	14,556	13,049	10,466	8,407	5,799	2,862	2,240	2,396	2,080
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.06	$1.08	$1.07	$1.03	$1.06	$1.07	$1.07	$1.02	$1.01	$1.00
Accumulation unit value at end of period	$1.13	$1.06	$1.08	$1.07	$1.03	$1.06	$1.07	$1.07	$1.02	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	3,306	2,612	1,891	1,617	2,529	1,414	319	181	60	30
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.02	$1.09	$0.99	$0.98	$0.99	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$1.21	$1.02	$1.09	$0.99	$0.98	$0.99	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,206	868	960	1,349	785	1,068	96	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.93	$2.05	$1.69	$1.67	$1.61	$1.51	$1.17	$1.06	$1.27	$1.00
Accumulation unit value at end of period	$2.57	$1.93	$2.05	$1.69	$1.67	$1.61	$1.51	$1.17	$1.06	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	1,507	1,378	1,003	804	889	441	366	105	93	29
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.99	$2.12	$1.74	$1.73	$1.65	$1.56	$1.20	$1.09	$1.30	$1.04
Accumulation unit value at end of period	$2.66	$1.99	$2.12	$1.74	$1.73	$1.65	$1.56	$1.20	$1.09	$1.30
Number of accumulation units outstanding at end of period (000 omitted)	498	548	546	543	670	565	784	929	1,540	1,299
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.30	$1.58	$1.26	$1.36	$1.31	$1.45	$1.20	$1.03	$1.19	$1.00
Accumulation unit value at end of period	$1.61	$1.30	$1.58	$1.26	$1.36	$1.31	$1.45	$1.20	$1.03	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	2,100	1,919	1,834	1,591	994	367	170	29	43	16
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.21	$1.47	$1.17	$1.26	$1.21	$1.34	$1.11	$0.95	$1.10	$0.97
Accumulation unit value at end of period	$1.50	$1.21	$1.47	$1.17	$1.26	$1.21	$1.34	$1.11	$0.95	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	1,948	2,357	2,738	3,179	1,273	991	1,183	1,325	1,620	1,824
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.35	$2.71	$2.27	$1.92	$2.05	$1.86	$1.37	$1.17	$1.20	$1.00
Accumulation unit value at end of period	$2.94	$2.35	$2.71	$2.27	$1.92	$2.05	$1.86	$1.37	$1.17	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	1,148	1,038	785	622	664	403	199	115	58	26
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.01	$2.32	$1.94	$1.64	$1.74	$1.58	$1.16	$0.99	$1.02	$0.85
Accumulation unit value at end of period	$2.52	$2.01	$2.32	$1.94	$1.64	$1.74	$1.58	$1.16	$0.99	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	631	618	600	585	609	712	656	461	463	376
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.04	$2.39	$2.13	$1.89	$2.01	$1.82	$1.34	$1.14	$1.26	$1.00
Accumulation unit value at end of period	$2.65	$2.04	$2.39	$2.13	$1.89	$2.01	$1.82	$1.34	$1.14	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	1,705	1,596	1,416	1,166	978	717	243	69	67	1
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.78	$2.08	$1.86	$1.65	$1.75	$1.58	$1.16	$0.99	$1.09	$0.90
Accumulation unit value at end of period	$2.32	$1.78	$2.08	$1.86	$1.65	$1.75	$1.58	$1.16	$0.99	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	1,560	1,688	1,968	2,217	2,471	2,745	2,886	3,017	3,744	4,691
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.11	$2.45	$2.21	$1.96	$2.05	$1.96	$1.34	$1.15	$1.27	$1.00
Accumulation unit value at end of period	$2.45	$2.11	$2.45	$2.21	$1.96	$2.05	$1.96	$1.34	$1.15	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	718	613	663	606	533	346	215	74	67	32
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.83	$2.12	$1.91	$1.70	$1.77	$1.69	$1.15	$0.99	$1.09	$0.87
Accumulation unit value at end of period	$2.13	$1.83	$2.12	$1.91	$1.70	$1.77	$1.69	$1.15	$0.99	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	539	568	674	761	875	918	896	781	676	617
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.14	$1.16	$1.11	$1.03	$1.06	$1.04	$1.05	$0.95	$1.00	—
Accumulation unit value at end of period	$1.25	$1.14	$1.16	$1.11	$1.03	$1.06	$1.04	$1.05	$0.95	—
Number of accumulation units outstanding at end of period (000 omitted)	8,648	6,126	4,661	3,183	2,610	1,237	707	365	218	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.93	$2.28	$2.09	$1.80	$1.95	$1.91	$1.43	$1.21	$1.29	$1.00
Accumulation unit value at end of period	$2.35	$1.93	$2.28	$2.09	$1.80	$1.95	$1.91	$1.43	$1.21	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	712	734	717	726	804	560	211	71	62	16
*Columbia Variable Portfolio – U.S. Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.06	$1.05	$1.03	$1.02	$1.02	$0.97	$1.01	$1.00	$1.00	$1.00
Accumulation unit value at end of period	$1.11	$1.06	$1.05	$1.03	$1.02	$1.02	$0.97	$1.01	$1.00	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	2,466	2,479	2,000	1,940	1,702	1,087	994	206	189	42

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	67

Variable account charges of 1.10% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.17	$1.17	$1.14	$1.13	$1.12	$1.07	$1.11	$1.10	$1.10	$1.08
Accumulation unit value at end of period	$1.24	$1.17	$1.17	$1.14	$1.13	$1.12	$1.07	$1.11	$1.10	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	1,614	1,166	1,419	2,193	1,849	2,021	2,507	4,645	5,279	6,531
Credit Suisse Trust – Commodity Return Strategy Portfolio (6/26/2006)
Accumulation unit value at beginning of period	$0.46	$0.53	$0.53	$0.48	$0.64	$0.78	$0.88	$0.91	$1.05	$0.91
Accumulation unit value at end of period	$0.49	$0.46	$0.53	$0.53	$0.48	$0.64	$0.78	$0.88	$0.91	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	1,770	2,089	2,343	2,838	3,623	3,980	4,239	4,449	5,100	5,474
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.13	$1.16	$1.12	$1.09	$1.11	$1.06	$1.10	$1.06	$1.00	$1.00
Accumulation unit value at end of period	$1.22	$1.13	$1.16	$1.12	$1.09	$1.11	$1.06	$1.10	$1.06	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	2,593	2,266	1,047	929	582	212	142	72	56	32
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.24	$1.50	$1.25	$1.30	$1.33	$1.44	$1.20	$1.01	$1.17	$1.00
Accumulation unit value at end of period	$1.45	$1.24	$1.50	$1.25	$1.30	$1.33	$1.44	$1.20	$1.01	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	678	620	764	719	674	373	157	80	41	5
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.89	$0.97	$0.99	$1.11	$1.12	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$0.88	$0.89	$0.97	$0.99	$1.11	$1.12	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,583	2,002	2,173	2,302	1,526	677	424	—	—	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.20	$1.22	$1.21	$1.12	$1.16	$1.08	$1.15	$1.10	$1.02	$1.00
Accumulation unit value at end of period	$1.28	$1.20	$1.22	$1.21	$1.12	$1.16	$1.08	$1.15	$1.10	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	2,784	2,792	1,278	1,179	684	346	207	200	79	61
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.41	$1.44	$1.42	$1.32	$1.35	$1.26	$1.35	$1.29	$1.19	$1.15
Accumulation unit value at end of period	$1.51	$1.41	$1.44	$1.42	$1.32	$1.35	$1.26	$1.35	$1.29	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	1,244	1,394	1,677	1,847	2,104	2,625	3,341	5,553	5,537	6,274
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.56	$1.67	$1.60	$1.54	$1.58	$1.40	$1.38	$1.07	$1.20	$1.00
Accumulation unit value at end of period	$1.94	$1.56	$1.67	$1.60	$1.54	$1.58	$1.40	$1.38	$1.07	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	2,431	2,352	2,574	2,272	1,735	993	306	159	95	44
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.15	$1.41	$1.14	$1.07	$1.17	$1.28	$1.08	$0.94	$1.18	$1.00
Accumulation unit value at end of period	$1.29	$1.15	$1.41	$1.14	$1.07	$1.17	$1.28	$1.08	$0.94	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	3,104	3,014	2,568	1,882	864	430	147	75	74	20
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.03	$1.24	$1.01	$0.99	$1.04	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$1.19	$1.03	$1.24	$1.01	$0.99	$1.04	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,226	1,815	1,346	408	253	166	45	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 1) (4/29/2016)
Accumulation unit value at beginning of period	$1.34	$1.39	$1.06	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.75	$1.34	$1.39	$1.06	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,939	5,515	6,002	6,553	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.73	$2.84	$2.16	$2.07	$1.90	$1.71	$1.33	$1.19	$1.21	$1.00
Accumulation unit value at end of period	$3.55	$2.73	$2.84	$2.16	$2.07	$1.90	$1.71	$1.33	$1.19	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	1,882	1,819	1,364	874	283	204	102	13	7	7
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.54	$2.61	$2.01	$2.09	$2.00	$1.83	$1.36	$1.21	$1.23	$1.00
Accumulation unit value at end of period	$3.33	$2.54	$2.61	$2.01	$2.09	$2.00	$1.83	$1.36	$1.21	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	722	741	567	467	508	350	109	47	24	—
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.16	$2.44	$2.10	$1.87	$1.91	$1.75	$1.31	$1.14	$1.16	$1.00
Accumulation unit value at end of period	$2.77	$2.16	$2.44	$2.10	$1.87	$1.91	$1.75	$1.31	$1.14	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	3,997	3,518	3,486	2,783	1,272	779	277	83	76	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.58	$2.54	$1.94	$1.90	$1.81	$1.71	$1.32	$1.19	$1.24	$1.00
Accumulation unit value at end of period	$3.23	$2.58	$2.54	$1.94	$1.90	$1.81	$1.71	$1.32	$1.19	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	616	632	437	346	477	406	187	117	102	13
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.94	$2.16	$1.89	$1.67	$1.85	$1.70	$1.35	$1.20	$1.17	$1.00
Accumulation unit value at end of period	$2.42	$1.94	$2.16	$1.89	$1.67	$1.85	$1.70	$1.35	$1.20	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	1,782	1,575	1,084	526	450	450	186	133	62	—

68	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.10% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.06	$1.07	$1.05	$1.04	$1.05	$1.02	$1.05	$1.04	$1.00	$1.00
Accumulation unit value at end of period	$1.14	$1.06	$1.07	$1.05	$1.04	$1.05	$1.02	$1.05	$1.04	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	1,724	1,042	672	485	257	152	75	51	28	9
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.33	$2.63	$2.30	$1.93	$1.95	$1.76	$1.31	$1.14	$1.23	$1.00
Accumulation unit value at end of period	$2.95	$2.33	$2.63	$2.30	$1.93	$1.95	$1.76	$1.31	$1.14	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	2,307	2,109	1,740	1,106	567	254	165	109	86	20
CTIVP® – Victory Sycamore Established Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.26	$2.54	$2.22	$1.86	$1.88	$1.70	$1.26	$1.09	$1.18	$0.98
Accumulation unit value at end of period	$2.86	$2.26	$2.54	$2.22	$1.86	$1.88	$1.70	$1.26	$1.09	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	1,021	1,020	734	610	392	298	303	293	322	235
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.98	$0.98	$0.99	$0.99	$1.00	$1.00	$1.02	$1.01	$1.00	$1.00
Accumulation unit value at end of period	$1.00	$0.98	$0.98	$0.99	$0.99	$1.00	$1.00	$1.02	$1.01	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	2,524	1,698	1,492	1,631	924	492	117	89	44	44
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.13	$2.23	$1.84	$1.80	$1.87	$1.74	$1.38	$1.20	$1.19	$1.00
Accumulation unit value at end of period	$2.98	$2.13	$2.23	$1.84	$1.80	$1.87	$1.74	$1.38	$1.20	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	872	907	1,039	801	778	464	215	146	92	12
CTIVP® – William Blair International Leaders Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.30	$1.63	$1.30	$1.36	$1.41	$1.43	$1.22	$1.07	$1.16	$1.00
Accumulation unit value at end of period	$1.63	$1.30	$1.63	$1.30	$1.36	$1.41	$1.43	$1.22	$1.07	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	2,547	2,567	2,097	1,668	1,512	615	167	72	35	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.93	$1.03	$0.98	$0.94	$1.02	$1.00	$1.00	$1.00	—	—
Accumulation unit value at end of period	$1.05	$0.93	$1.03	$0.98	$0.94	$1.02	$1.00	$1.00	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,124	1,029	1,108	1,145	1,306	1,432	1,593	81	—	—
Eaton Vance VT Floating-Rate Income Fund – Initial Class (6/26/2006)
Accumulation unit value at beginning of period	$1.34	$1.36	$1.33	$1.23	$1.26	$1.27	$1.23	$1.16	$1.14	$1.06
Accumulation unit value at end of period	$1.42	$1.34	$1.36	$1.33	$1.23	$1.26	$1.27	$1.23	$1.16	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	4,266	5,503	5,818	6,139	7,576	9,450	14,511	10,750	9,888	9,427
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$2.07	$2.25	$1.87	$1.75	$1.77	$1.60	$1.23	$1.07	$1.12	$0.97
Accumulation unit value at end of period	$2.69	$2.07	$2.25	$1.87	$1.75	$1.77	$1.60	$1.23	$1.07	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	19,013	19,261	18,152	17,607	19,080	17,069	16,550	16,893	19,196	20,266
Fidelity® VIP Mid Cap Portfolio Service Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.99	$2.36	$1.98	$1.79	$1.84	$1.75	$1.30	$1.15	$1.31	$1.03
Accumulation unit value at end of period	$2.42	$1.99	$2.36	$1.98	$1.79	$1.84	$1.75	$1.30	$1.15	$1.31
Number of accumulation units outstanding at end of period (000 omitted)	10,183	10,467	9,892	9,875	10,508	9,737	9,717	10,305	11,982	13,369
Fidelity® VIP Overseas Portfolio Service Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.22	$1.45	$1.13	$1.20	$1.18	$1.30	$1.01	$0.85	$1.04	$0.93
Accumulation unit value at end of period	$1.54	$1.22	$1.45	$1.13	$1.20	$1.18	$1.30	$1.01	$0.85	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	1,198	1,356	1,515	1,490	2,011	1,499	1,418	1,463	1,595	1,884
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$1.11	$1.04	$0.97	$1.00	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.16	$1.06	$1.11	$1.04	$0.97	$1.00	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	15,351	12,730	10,110	6,134	4,411	2,620	687	—	—	—
Franklin Global Real Estate VIP Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.03	$1.12	$1.02	$1.03	$1.03	$0.91	$0.90	$0.71	$0.76	$0.64
Accumulation unit value at end of period	$1.25	$1.03	$1.12	$1.02	$1.03	$1.03	$0.91	$0.90	$0.71	$0.76
Number of accumulation units outstanding at end of period (000 omitted)	2,269	2,445	2,987	3,404	3,776	4,104	4,375	3,691	3,952	3,862
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.18	$1.24	$1.15	$1.02	$1.11	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.35	$1.18	$1.24	$1.15	$1.02	$1.11	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	9,054	8,041	8,105	7,168	5,696	4,262	778	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.54	$1.71	$1.60	$1.39	$1.48	$1.40	$1.10	$0.97	$0.99	$0.90
Accumulation unit value at end of period	$1.86	$1.54	$1.71	$1.60	$1.39	$1.48	$1.40	$1.10	$0.97	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	3,741	3,913	4,207	4,466	4,901	5,177	5,271	5,609	6,373	7,190
Franklin Small Cap Value VIP Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.88	$2.18	$1.99	$1.55	$1.69	$1.70	$1.26	$1.08	$1.13	$0.89
Accumulation unit value at end of period	$2.35	$1.88	$2.18	$1.99	$1.55	$1.69	$1.70	$1.26	$1.08	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	4,077	3,953	3,729	3,512	3,279	3,329	3,110	3,178	3,786	3,986

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	69

Variable account charges of 1.10% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.86	$0.94	$0.90	$0.91	$0.97	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.93	$0.86	$0.94	$0.90	$0.91	$0.97	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	670	540	622	558	375	70	—	—	—	—
Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares (6/26/2006)
Accumulation unit value at beginning of period	$2.06	$2.22	$1.81	$1.65	$1.67	$1.45	$1.06	$0.94	$0.91	$0.82
Accumulation unit value at end of period	$2.55	$2.06	$2.22	$1.81	$1.65	$1.67	$1.45	$1.06	$0.94	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	770	927	767	792	1,001	980	1,064	1,083	1,023	1,238
Invesco Oppenheimer V.I. Global Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.83	$2.13	$1.58	$1.60	$1.56	$1.55	$1.23	$1.03	$1.14	$0.99
Accumulation unit value at end of period	$2.37	$1.83	$2.13	$1.58	$1.60	$1.56	$1.55	$1.23	$1.03	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	5,323	5,274	4,417	3,560	3,994	3,187	2,734	2,626	2,786	2,749
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.47	$1.56	$1.48	$1.41	$1.46	$1.44	$1.46	$1.31	$1.31	$1.16
Accumulation unit value at end of period	$1.61	$1.47	$1.56	$1.48	$1.41	$1.46	$1.44	$1.46	$1.31	$1.31
Number of accumulation units outstanding at end of period (000 omitted)	6,937	7,515	9,029	10,303	12,175	13,930	17,016	21,536	23,258	25,717
Invesco Oppenheimer V.I. Main Street Fund, Series II Shares (4/28/2017)
Accumulation unit value at beginning of period	$0.98	$1.08	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.28	$0.98	$1.08	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	246	344	386	—	—	—	—	—	—	—
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$2.02	$2.28	$2.02	$1.74	$1.87	$1.69	$1.22	$1.05	$1.08	$0.89
Accumulation unit value at end of period	$2.52	$2.02	$2.28	$2.02	$1.74	$1.87	$1.69	$1.22	$1.05	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	3,785	3,907	3,784	3,362	3,050	2,678	2,685	2,726	3,160	3,510
Invesco V.I. American Franchise Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.78	$1.88	$1.49	$1.48	$1.43	$1.34	$0.97	$1.00	—	—
Accumulation unit value at end of period	$2.41	$1.78	$1.88	$1.49	$1.48	$1.43	$1.34	$0.97	—	—
Number of accumulation units outstanding at end of period (000 omitted)	309	319	271	248	369	432	438	425	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.16	$1.07	$0.97	$1.03	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.22	$1.07	$1.16	$1.07	$0.97	$1.03	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,577	4,470	5,372	4,742	3,739	3,808	2,661	—	—	—
Invesco V.I. Comstock Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.80	$2.08	$1.79	$1.55	$1.67	$1.54	$1.15	$0.98	$1.01	$0.88
Accumulation unit value at end of period	$2.23	$1.80	$2.08	$1.79	$1.55	$1.67	$1.54	$1.15	$0.98	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	1,613	1,770	1,909	2,249	2,546	2,877	3,585	3,976	4,635	4,681
Invesco V.I. Diversified Dividend Fund, Series II Shares (4/29/2011)
Accumulation unit value at beginning of period	$1.72	$1.89	$1.76	$1.55	$1.54	$1.39	$1.07	$0.91	$1.00	—
Accumulation unit value at end of period	$2.12	$1.72	$1.89	$1.76	$1.55	$1.54	$1.39	$1.07	$0.91	—
Number of accumulation units outstanding at end of period (000 omitted)	1,162	1,533	1,970	2,397	1,631	1,660	1,702	1,562	1,651	—
Invesco V.I. Health Care Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$2.23	$2.24	$1.96	$2.25	$2.21	$1.87	$1.35	$1.13	$1.10	$1.06
Accumulation unit value at end of period	$2.92	$2.23	$2.24	$1.96	$2.25	$2.21	$1.87	$1.35	$1.13	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	1,420	1,662	1,748	1,949	2,703	1,707	1,246	962	1,130	988
Invesco V.I. International Growth Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.43	$1.71	$1.41	$1.43	$1.49	$1.50	$1.28	$1.12	$1.22	$1.10
Accumulation unit value at end of period	$1.82	$1.43	$1.71	$1.41	$1.43	$1.49	$1.50	$1.28	$1.12	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	1,537	1,800	2,075	2,389	2,945	2,805	2,809	3,039	3,450	3,301
Invesco V.I. Mid Cap Growth Fund, Series II Shares* (4/27/2012)
Accumulation unit value at beginning of period	$1.57	$1.69	$1.40	$1.40	$1.40	$1.32	$0.98	$1.00	—	—
Accumulation unit value at end of period	$2.08	$1.57	$1.69	$1.40	$1.40	$1.40	$1.32	$0.98	—	—
Number of accumulation units outstanding at end of period (000 omitted)	502	654	643	796	933	840	909	969	—	—
*Invesco V.I. Mid Cap Growth Fund, Series II Shares is scheduled to merge into Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund, Series II Shares sometime during the second quarter of 2020.
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.15	$0.98	$1.02	$1.13	$1.20	$1.00	—	—	—
Accumulation unit value at end of period	$1.30	$1.08	$1.15	$0.98	$1.02	$1.13	$1.20	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,257	2,603	2,474	3,013	4,414	5,165	1,754	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.99	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.20	$0.99	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	10,571	6,292	—	—	—	—	—	—	—	—

70	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.10% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$1.04	$1.02	$1.01	$1.02	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.10	$1.01	$1.04	$1.02	$1.01	$1.02	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,396	3,923	4,839	4,370	2,374	979	299	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (5/1/2007)
Accumulation unit value at beginning of period	$1.87	$1.95	$1.54	$1.56	$1.50	$1.34	$1.05	$0.89	$0.96	$0.85
Accumulation unit value at end of period	$2.50	$1.87	$1.95	$1.54	$1.56	$1.50	$1.34	$1.05	$0.89	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	2,247	2,116	1,939	1,956	2,118	2,005	2,391	2,790	3,226	3,982
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.26	$1.37	$1.15	$1.12	$1.14	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.47	$1.26	$1.37	$1.15	$1.12	$1.14	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,721	1,854	1,638	1,810	2,427	2,205	389	—	—	—
MFS® Massachusetts Investors Growth Stock Portfolio – Service Class (3/27/2015)
Accumulation unit value at beginning of period	$1.29	$1.29	$1.02	$0.98	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$1.78	$1.29	$1.29	$1.02	$0.98	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,949	2,114	2,208	2,381	2,412	—	—	—	—	—
MFS® Utilities Series – Service Class (6/26/2006)
Accumulation unit value at beginning of period	$2.32	$2.33	$2.05	$1.87	$2.21	$1.99	$1.67	$1.49	$1.42	$1.26
Accumulation unit value at end of period	$2.86	$2.32	$2.33	$2.05	$1.87	$2.21	$1.99	$1.67	$1.49	$1.42
Number of accumulation units outstanding at end of period (000 omitted)	4,751	4,854	5,295	5,654	5,455	5,666	5,179	4,763	5,414	4,597
Morgan Stanley VIF Discovery Portfolio, Class II Shares (6/26/2006)
Accumulation unit value at beginning of period	$2.38	$2.17	$1.59	$1.76	$1.89	$1.88	$1.38	$1.29	$1.40	$1.07
Accumulation unit value at end of period	$3.29	$2.38	$2.17	$1.59	$1.76	$1.89	$1.88	$1.38	$1.29	$1.40
Number of accumulation units outstanding at end of period (000 omitted)	2,042	1,943	1,378	1,322	1,535	1,428	1,412	1,732	2,237	1,802
Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.38	$1.52	$1.41	$1.38	$1.41	$1.25	$1.24	$0.96	$1.08	$0.89
Accumulation unit value at end of period	$1.62	$1.38	$1.52	$1.41	$1.38	$1.41	$1.25	$1.24	$0.96	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	1,037	1,258	1,532	2,140	2,695	2,846	3,090	3,076	3,474	3,753
Neuberger Berman AMT International Equity Portfolio (Class S) (6/26/2006)
Accumulation unit value at beginning of period	$1.16	$1.41	$1.13	$1.16	$1.15	$1.21	$1.04	$0.88	$1.02	$0.84
Accumulation unit value at end of period	$1.46	$1.16	$1.41	$1.13	$1.16	$1.15	$1.21	$1.04	$0.88	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	854	912	921	936	1,079	1,129	1,135	1,263	1,289	1,411
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (6/26/2006)
Accumulation unit value at beginning of period	$2.05	$2.21	$1.89	$1.74	$1.77	$1.63	$1.20	$1.09	$1.14	$0.94
Accumulation unit value at end of period	$2.55	$2.05	$2.21	$1.89	$1.74	$1.77	$1.63	$1.20	$1.09	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	615	488	493	491	525	493	429	473	543	527
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.88	$0.96	$0.91	$0.93	$0.99	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.01	$0.88	$0.96	$0.91	$0.93	$0.99	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	538	514	505	362	277	70	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (6/26/2006)
Accumulation unit value at beginning of period	$1.51	$1.62	$1.44	$1.29	$1.44	$1.45	$1.46	$1.29	$1.28	$1.14
Accumulation unit value at end of period	$1.67	$1.51	$1.62	$1.44	$1.29	$1.44	$1.45	$1.46	$1.29	$1.28
Number of accumulation units outstanding at end of period (000 omitted)	2,562	2,749	3,180	3,154	3,648	5,504	6,989	9,044	8,355	8,208
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.04	$1.11	$0.98	$0.96	$0.97	$0.94	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.20	$1.04	$1.11	$0.98	$0.96	$0.97	$0.94	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	797	699	658	680	654	380	207	90	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$1.03	$1.00	$0.98	$0.99	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.09	$1.01	$1.03	$1.00	$0.98	$0.99	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,577	3,912	4,577	2,632	1,389	1,099	576	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$0.96	$0.95	$0.93	$0.99	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$0.97	$0.97	$0.96	$0.95	$0.93	$0.99	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,054	4,094	3,922	2,933	2,739	2,694	1,200	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.72	$0.86	$0.78	$0.53	$0.71	$0.77	$1.00	—	—	—
Accumulation unit value at end of period	$0.99	$0.72	$0.86	$0.78	$0.53	$0.71	$0.77	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	7,635	5,342	2,106	1,598	1,361	721	355	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.65	$1.82	$1.55	$1.48	$1.51	$1.44	$1.21	$1.07	$1.12	$1.00
Accumulation unit value at end of period	$1.98	$1.65	$1.82	$1.55	$1.48	$1.51	$1.44	$1.21	$1.07	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	35,373	37,619	37,388	37,852	40,657	39,641	37,097	30,798	27,379	9,088

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	71

Variable account charges of 1.10% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.65	$1.82	$1.55	$1.48	$1.51	$1.44	$1.21	$1.08	$1.12	$1.00
Accumulation unit value at end of period	$1.98	$1.65	$1.82	$1.55	$1.48	$1.51	$1.44	$1.21	$1.08	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	31,796	37,158	41,390	47,922	57,650	61,976	97,109	109,832	142,959	168,024
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.44	$1.77	$1.35	$1.38	$1.42	$1.49	$1.24	$1.03	$1.21	$1.00
Accumulation unit value at end of period	$1.85	$1.44	$1.77	$1.35	$1.38	$1.42	$1.49	$1.24	$1.03	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	3,263	3,391	2,635	2,036	1,736	953	492	195	181	59
*Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Variable Portfolio – Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.23	$1.28	$1.20	$1.18	$1.19	$1.15	$1.13	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$1.34	$1.23	$1.28	$1.20	$1.18	$1.19	$1.15	$1.13	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	21,788	19,571	20,282	22,999	19,512	19,398	24,424	33,352	25,356	11,374
Variable Portfolio – Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.23	$1.28	$1.20	$1.18	$1.19	$1.15	$1.13	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$1.34	$1.23	$1.28	$1.20	$1.18	$1.19	$1.15	$1.13	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	31,846	34,013	39,711	50,597	52,520	64,928	107,857	191,955	172,997	169,771
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.97	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.11	$0.97	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	23,765	16,215	3,674	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.99	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.16	$0.99	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	31,288	14,644	3,261	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.11	$1.04	$1.02	$1.04	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.18	$1.07	$1.11	$1.04	$1.02	$1.04	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	88,836	78,394	78,932	84,132	49,423	29,190	12,422	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.11	$1.18	$1.07	$1.05	$1.08	$1.04	$1.00	—	—	—
Accumulation unit value at end of period	$1.25	$1.11	$1.18	$1.07	$1.05	$1.08	$1.04	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	259,634	259,404	266,316	281,192	203,172	143,077	60,795	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.20	$1.31	$1.13	$1.11	$1.16	$1.11	$1.00	—	—	—
Accumulation unit value at end of period	$1.40	$1.20	$1.31	$1.13	$1.11	$1.16	$1.11	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,425,722	1,457,370	1,376,963	1,281,709	1,150,172	795,285	303,834	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.16	$1.24	$1.10	$1.07	$1.11	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.33	$1.16	$1.24	$1.10	$1.07	$1.11	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,880,355	1,935,601	1,895,549	1,830,017	1,498,589	1,060,757	459,820	—	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.45	$1.55	$1.38	$1.34	$1.36	$1.31	$1.19	$1.08	$1.09	$1.00
Accumulation unit value at end of period	$1.66	$1.45	$1.55	$1.38	$1.34	$1.36	$1.31	$1.19	$1.08	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	249,018	232,423	231,878	234,086	230,941	221,597	205,380	188,879	158,255	77,581
Variable Portfolio – Moderate Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.45	$1.55	$1.39	$1.34	$1.36	$1.31	$1.19	$1.08	$1.09	$1.00
Accumulation unit value at end of period	$1.67	$1.45	$1.55	$1.39	$1.34	$1.36	$1.31	$1.19	$1.08	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	481,057	538,897	601,348	670,062	745,592	820,237	964,702	1,029,788	1,147,869	1,296,870
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.55	$1.69	$1.47	$1.41	$1.43	$1.38	$1.20	$1.08	$1.11	$1.00
Accumulation unit value at end of period	$1.82	$1.55	$1.69	$1.47	$1.41	$1.43	$1.38	$1.20	$1.08	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	124,755	133,681	134,450	135,206	138,540	133,178	135,654	118,429	110,904	43,655
Variable Portfolio – Moderately Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.55	$1.69	$1.47	$1.41	$1.44	$1.38	$1.20	$1.08	$1.11	$1.00
Accumulation unit value at end of period	$1.82	$1.55	$1.69	$1.47	$1.41	$1.44	$1.38	$1.20	$1.08	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	100,628	121,360	142,292	164,597	194,703	218,248	350,986	428,503	553,318	640,890
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.33	$1.40	$1.29	$1.25	$1.27	$1.23	$1.16	$1.08	$1.07	$1.00
Accumulation unit value at end of period	$1.49	$1.33	$1.40	$1.29	$1.25	$1.27	$1.23	$1.16	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	70,164	57,882	55,606	57,950	53,926	50,355	50,123	55,877	48,500	25,835
Variable Portfolio – Moderately Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.33	$1.41	$1.29	$1.26	$1.27	$1.23	$1.16	$1.08	$1.07	$1.00
Accumulation unit value at end of period	$1.50	$1.33	$1.41	$1.29	$1.26	$1.27	$1.23	$1.16	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	103,336	114,508	133,233	161,724	177,375	206,057	275,868	368,244	376,142	404,992

72	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.10% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.11	$1.13	$1.11	$1.09	$1.10	$1.06	$1.10	$1.06	$1.00	$1.00
Accumulation unit value at end of period	$1.19	$1.11	$1.13	$1.11	$1.09	$1.10	$1.06	$1.10	$1.06	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	964	644	847	869	690	489	41	46	8	7
Variable Portfolio – Partners Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.97	$2.17	$1.83	$1.68	$1.70	$1.54	$1.21	$1.11	$1.16	$1.00
Accumulation unit value at end of period	$2.46	$1.97	$2.17	$1.83	$1.68	$1.70	$1.54	$1.21	$1.11	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	502	458	469	464	504	379	232	69	45	18
Variable Portfolio – Partners Core Equity Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.71	$1.88	$1.58	$1.45	$1.46	$1.32	$1.04	$0.95	$1.00	$0.90
Accumulation unit value at end of period	$2.13	$1.71	$1.88	$1.58	$1.45	$1.46	$1.32	$1.04	$0.95	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	563	684	827	928	1,126	1,320	1,631	1,764	2,094	2,609
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.06	$2.19	$1.87	$1.77	$1.89	$1.92	$1.39	$1.27	$1.29	$1.00
Accumulation unit value at end of period	$2.46	$2.06	$2.19	$1.87	$1.77	$1.89	$1.92	$1.39	$1.27	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	607	601	371	326	401	168	82	25	12	6
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.75	$2.05	$1.94	$1.57	$1.75	$1.74	$1.30	$1.16	$1.23	$1.00
Accumulation unit value at end of period	$2.07	$1.75	$2.05	$1.94	$1.57	$1.75	$1.74	$1.30	$1.16	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	527	528	371	332	279	225	87	37	22	17
Variable Portfolio – Partners Small Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.71	$2.00	$1.89	$1.52	$1.70	$1.68	$1.26	$1.12	$1.19	$0.97
Accumulation unit value at end of period	$2.02	$1.71	$2.00	$1.89	$1.52	$1.70	$1.68	$1.26	$1.12	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	613	716	756	877	1,076	1,237	1,526	1,854	2,309	2,880
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.07	$1.11	$1.01	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.22	$1.07	$1.11	$1.01	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	51,729	22,819	13,765	1,592	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.15	$1.21	$1.03	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.37	$1.15	$1.21	$1.03	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	406,725	279,931	163,769	36,430	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.11	$1.16	$1.02	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.29	$1.11	$1.16	$1.02	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	278,100	209,061	131,449	18,587	—	—	—	—	—	—
Wanger International (6/26/2006)
Accumulation unit value at beginning of period	$1.69	$2.07	$1.58	$1.62	$1.63	$1.73	$1.43	$1.19	$1.40	$1.14
Accumulation unit value at end of period	$2.17	$1.69	$2.07	$1.58	$1.62	$1.63	$1.73	$1.43	$1.19	$1.40
Number of accumulation units outstanding at end of period (000 omitted)	3,662	4,090	4,156	4,380	4,923	5,399	5,572	5,891	6,758	7,421
Wanger USA (6/26/2006)
Accumulation unit value at beginning of period	$2.28	$2.34	$1.98	$1.76	$1.79	$1.73	$1.30	$1.10	$1.15	$0.94
Accumulation unit value at end of period	$2.96	$2.28	$2.34	$1.98	$1.76	$1.79	$1.73	$1.30	$1.10	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	2,565	2,858	3,146	3,468	4,034	4,250	4,824	5,244	5,910	6,752
Wells Fargo VT International Equity Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.12	$1.37	$1.11	$1.09	$1.08	$1.16	$0.98	$0.87	$1.01	$0.88
Accumulation unit value at end of period	$1.28	$1.12	$1.37	$1.11	$1.09	$1.08	$1.16	$0.98	$0.87	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	1,015	1,141	1,286	1,209	1,496	1,484	1,596	1,820	1,958	2,182
Wells Fargo VT Opportunity Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$2.18	$2.38	$2.00	$1.80	$1.88	$1.72	$1.33	$1.16	$1.24	$1.02
Accumulation unit value at end of period	$2.84	$2.18	$2.38	$2.00	$1.80	$1.88	$1.72	$1.33	$1.16	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	1,118	1,310	1,333	1,398	1,592	1,680	1,777	2,194	2,727	711
Wells Fargo VT Small Cap Growth Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$2.62	$2.61	$2.10	$1.97	$2.05	$2.11	$1.42	$1.33	$1.41	$1.13
Accumulation unit value at end of period	$3.23	$2.62	$2.61	$2.10	$1.97	$2.05	$2.11	$1.42	$1.33	$1.41
Number of accumulation units outstanding at end of period (000 omitted)	2,608	2,666	2,114	2,098	2,213	1,782	1,684	1,836	1,868	2,174
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$1.12	$1.05	$0.92	$0.99	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.20	$1.06	$1.12	$1.05	$0.92	$0.99	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,070	846	862	475	350	442	234	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	73

Variable account charges of 1.15% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.13	$1.24	$1.09	$1.07	$1.10	$1.07	$1.00	—
Accumulation unit value at end of period	$1.29	$1.13	$1.24	$1.09	$1.07	$1.10	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
AB VPS Large Cap Growth Portfolio (Class B) (4/30/2012)
Accumulation unit value at beginning of period	$2.20	$2.18	$1.67	$1.65	$1.51	$1.34	$0.99	$1.00
Accumulation unit value at end of period	$2.92	$2.20	$2.18	$1.67	$1.65	$1.51	$1.34	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	2	2	2	2	2	2	—	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.79	$0.99	$1.00	$0.72	$1.18	$1.06	$1.00	—
Accumulation unit value at end of period	$0.94	$0.79	$0.99	$1.00	$0.72	$1.18	$1.06	—
Number of accumulation units outstanding at end of period (000 omitted)	30	11	3	14	32	9	—	—
American Century VP Value, Class II (4/30/2012)
Accumulation unit value at beginning of period	$1.64	$1.83	$1.71	$1.43	$1.51	$1.35	$1.04	$1.00
Accumulation unit value at end of period	$2.06	$1.64	$1.83	$1.71	$1.43	$1.51	$1.35	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	42	41	35	28	39	39	23	14
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.21	$1.32	$1.18	$1.15	$1.17	$1.16	$1.03	$1.00
Accumulation unit value at end of period	$1.41	$1.21	$1.32	$1.18	$1.15	$1.17	$1.16	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	3	3	3	3	31	13	1	—
Columbia Variable Portfolio – Balanced Fund (Class 3) (4/30/2012)
Accumulation unit value at beginning of period	$1.51	$1.63	$1.44	$1.37	$1.36	$1.25	$1.04	$1.00
Accumulation unit value at end of period	$1.84	$1.51	$1.63	$1.44	$1.37	$1.36	$1.25	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	115	159	182	182	27	35	35	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.51	$0.60	$0.60	$0.54	$0.72	$0.92	$1.00	—
Accumulation unit value at end of period	$0.55	$0.51	$0.60	$0.60	$0.54	$0.72	$0.92	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.59	$1.77	$1.47	$1.37	$1.35	$1.21	$1.00	—
Accumulation unit value at end of period	$2.08	$1.59	$1.77	$1.47	$1.37	$1.35	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.84	$1.94	$1.58	$1.48	$1.49	$1.31	$0.99	$1.00
Accumulation unit value at end of period	$2.26	$1.84	$1.94	$1.58	$1.48	$1.49	$1.31	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	32	32	26	26	26	26	26	14
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.79	$0.88	$0.87	$0.90	$0.92	$0.95	$1.00	—
Accumulation unit value at end of period	$0.80	$0.79	$0.88	$0.87	$0.90	$0.92	$0.95	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.56	$1.68	$1.49	$1.33	$1.38	$1.27	$1.02	$1.00
Accumulation unit value at end of period	$1.91	$1.56	$1.68	$1.49	$1.33	$1.38	$1.27	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	38	38	32	32	33	34	34	—
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.98	$1.07	$0.97	$0.88	$0.91	$0.90	$1.00	—
Accumulation unit value at end of period	$1.09	$0.98	$1.07	$0.97	$0.88	$0.91	$0.90	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.04	$1.34	$0.92	$0.89	$0.99	$1.03	$1.06	$1.00
Accumulation unit value at end of period	$1.35	$1.04	$1.34	$0.92	$0.89	$0.99	$1.03	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	49	37	38	39	40	40	40	15
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.83	$0.89	$0.85	$0.88	$0.95	$0.95	$1.04	$1.00
Accumulation unit value at end of period	$0.91	$0.83	$0.89	$0.85	$0.88	$0.95	$0.95	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	23
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.94	$0.94	$0.95	$0.96	$0.97	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.94	$0.94	$0.94	$0.95	$0.96	$0.97	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	28	28	—	—	—	184	117	46
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.25	$1.32	$1.26	$1.14	$1.17	$1.14	$1.09	$1.00
Accumulation unit value at end of period	$1.45	$1.25	$1.32	$1.26	$1.14	$1.17	$1.14	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	93	85	83	85	87	91	92	100

74	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.15% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.24	$1.30	$1.24	$1.13	$1.16	$1.13	$1.09	$1.00
Accumulation unit value at end of period	$1.42	$1.24	$1.30	$1.24	$1.13	$1.16	$1.13	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	67	68	69	73	77	78	104	37
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.09	$1.10	$1.07	$1.04	$1.05	$1.01	$1.05	$1.00
Accumulation unit value at end of period	$1.17	$1.09	$1.10	$1.07	$1.04	$1.05	$1.01	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	50	44	45	48	51	49	50	102
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.89	$2.00	$1.58	$1.58	$1.47	$1.31	$1.02	$1.00
Accumulation unit value at end of period	$2.53	$1.89	$2.00	$1.58	$1.58	$1.47	$1.31	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	20	22	22	23	23	26	23	15
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (4/30/2012)
Accumulation unit value at beginning of period	$1.85	$1.97	$1.64	$1.49	$1.50	$1.34	$1.03	$1.00
Accumulation unit value at end of period	$2.40	$1.85	$1.97	$1.64	$1.49	$1.50	$1.34	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	33	90	90	90	90	—	—	16
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.02	$1.03	$1.02	$0.98	$1.02	$1.03	$1.03	$1.00
Accumulation unit value at end of period	$1.08	$1.02	$1.03	$1.02	$0.98	$1.02	$1.03	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	17	21	21	21	21	21	21	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.02	$1.09	$0.99	$0.98	$0.99	$0.95	$1.00	—
Accumulation unit value at end of period	$1.20	$1.02	$1.09	$0.99	$0.98	$0.99	$0.95	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.57	$1.67	$1.38	$1.37	$1.31	$1.24	$0.96	$1.00
Accumulation unit value at end of period	$2.09	$1.57	$1.67	$1.38	$1.37	$1.31	$1.24	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	6	3	3	3	3	3	3	3
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.16	$1.40	$1.12	$1.21	$1.16	$1.29	$1.07	$1.00
Accumulation unit value at end of period	$1.43	$1.16	$1.40	$1.12	$1.21	$1.16	$1.29	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	15	19	18	19	—	—	—	—
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.76	$2.03	$1.70	$1.44	$1.54	$1.40	$1.03	$1.00
Accumulation unit value at end of period	$2.20	$1.76	$2.03	$1.70	$1.44	$1.54	$1.40	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.59	$1.86	$1.66	$1.47	$1.57	$1.42	$1.04	$1.00
Accumulation unit value at end of period	$2.06	$1.59	$1.86	$1.66	$1.47	$1.57	$1.42	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	6	6	6	6	6	6	4	—
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.60	$1.86	$1.68	$1.49	$1.56	$1.49	$1.02	$1.00
Accumulation unit value at end of period	$1.86	$1.60	$1.86	$1.68	$1.49	$1.56	$1.49	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.17	$1.19	$1.13	$1.05	$1.08	$1.06	$1.07	$1.00
Accumulation unit value at end of period	$1.27	$1.17	$1.19	$1.13	$1.05	$1.08	$1.06	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	123	123	115	117	119	111	139	178
Columbia Variable Portfolio – U.S. Equities Fund (Class 2)* (4/30/2012)
Accumulation unit value at beginning of period	$1.38	$1.63	$1.49	$1.29	$1.39	$1.37	$1.03	$1.00
Accumulation unit value at end of period	$1.68	$1.38	$1.63	$1.49	$1.29	$1.39	$1.37	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	16	31	16	16	16	21	18	—
*Columbia Variable Portfolio – U.S. Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.05	$1.05	$1.03	$1.01	$1.01	$0.97	$1.00	$1.00
Accumulation unit value at end of period	$1.11	$1.05	$1.05	$1.03	$1.01	$1.01	$0.97	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	36	39	61	74	40	58	66	63
CTIVP® – American Century Diversified Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.05	$1.08	$1.04	$1.02	$1.04	$0.99	$1.03	$1.00
Accumulation unit value at end of period	$1.14	$1.05	$1.08	$1.04	$1.02	$1.04	$0.99	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – AQR International Core Equity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.13	$1.37	$1.13	$1.19	$1.21	$1.32	$1.10	$1.00
Accumulation unit value at end of period	$1.32	$1.13	$1.37	$1.13	$1.19	$1.21	$1.32	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	2	2	2	2	2	2	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	75

Variable account charges of 1.15% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.89	$0.97	$0.99	$1.10	$1.12	$1.03	$1.00	—
Accumulation unit value at end of period	$0.88	$0.89	$0.97	$0.99	$1.10	$1.12	$1.03	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	5	5	—	—	—	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.08	$1.10	$1.09	$1.02	$1.05	$0.98	$1.05	$1.00
Accumulation unit value at end of period	$1.15	$1.08	$1.10	$1.09	$1.02	$1.05	$0.98	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – CenterSquare Real Estate Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.29	$1.39	$1.33	$1.28	$1.31	$1.17	$1.15	$1.00
Accumulation unit value at end of period	$1.61	$1.29	$1.39	$1.33	$1.28	$1.31	$1.17	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	20	22	42	42	69	56	45	40
CTIVP® – DFA International Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.14	$1.39	$1.13	$1.05	$1.15	$1.26	$1.07	$1.00
Accumulation unit value at end of period	$1.27	$1.14	$1.39	$1.13	$1.05	$1.15	$1.26	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	3	3	3	4	4	4	4	10
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.03	$1.24	$1.01	$0.99	$1.04	$1.05	$1.00	—
Accumulation unit value at end of period	$1.18	$1.03	$1.24	$1.01	$0.99	$1.04	$1.05	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.99	$2.07	$1.58	$1.51	$1.39	$1.25	$0.98	$1.00
Accumulation unit value at end of period	$2.59	$1.99	$2.07	$1.58	$1.51	$1.39	$1.25	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	4	3	3	1	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.78	$1.82	$1.41	$1.46	$1.40	$1.28	$0.95	$1.00
Accumulation unit value at end of period	$2.32	$1.78	$1.82	$1.41	$1.46	$1.40	$1.28	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – MFS® Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.71	$1.92	$1.66	$1.48	$1.51	$1.38	$1.03	$1.00
Accumulation unit value at end of period	$2.19	$1.71	$1.92	$1.66	$1.48	$1.51	$1.38	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	23	23	17	17	17	17	15	8
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.85	$1.83	$1.40	$1.37	$1.30	$1.23	$0.95	$1.00
Accumulation unit value at end of period	$2.33	$1.85	$1.83	$1.40	$1.37	$1.30	$1.23	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.50	$1.68	$1.46	$1.30	$1.43	$1.33	$1.05	$1.00
Accumulation unit value at end of period	$1.87	$1.50	$1.68	$1.46	$1.30	$1.43	$1.33	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	23	13	2	9	—	—	—	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.01	$1.02	$1.00	$0.99	$1.00	$0.97	$1.00	$1.00
Accumulation unit value at end of period	$1.08	$1.01	$1.02	$1.00	$0.99	$1.00	$0.97	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	8	8	8	8	8	8	21	21
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.85	$2.08	$1.82	$1.53	$1.55	$1.40	$1.04	$1.00
Accumulation unit value at end of period	$2.33	$1.85	$2.08	$1.82	$1.53	$1.55	$1.40	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	3	3	3	3	3	3	1	—
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.96	$0.96	$0.97	$0.97	$0.98	$0.99	$1.00	$1.00
Accumulation unit value at end of period	$0.98	$0.96	$0.96	$0.97	$0.97	$0.98	$0.99	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	5	5	5	5	13	77	33	32
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.56	$1.63	$1.35	$1.32	$1.38	$1.28	$1.01	$1.00
Accumulation unit value at end of period	$2.18	$1.56	$1.63	$1.35	$1.32	$1.38	$1.28	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – William Blair International Leaders Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.13	$1.41	$1.13	$1.19	$1.23	$1.25	$1.06	$1.00
Accumulation unit value at end of period	$1.41	$1.13	$1.41	$1.13	$1.19	$1.23	$1.25	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	11	9	12	7	15	12	8	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.92	$1.03	$0.97	$0.94	$1.01	$0.99	$1.00	$1.00
Accumulation unit value at end of period	$1.04	$0.92	$1.03	$0.97	$0.94	$1.01	$0.99	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	2	—	—	—	—	—

76	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.15% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.71	$1.85	$1.54	$1.44	$1.45	$1.32	$1.02	$1.00
Accumulation unit value at end of period	$2.21	$1.71	$1.85	$1.54	$1.44	$1.45	$1.32	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	40	39	59	56	75	72	74	14
Fidelity® VIP Mid Cap Portfolio Service Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.54	$1.82	$1.53	$1.38	$1.42	$1.36	$1.01	$1.00
Accumulation unit value at end of period	$1.87	$1.54	$1.82	$1.53	$1.38	$1.42	$1.36	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	3	11	16	16	23	18	23	4
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$1.10	$1.04	$0.97	$1.00	$0.98	$1.00	—
Accumulation unit value at end of period	$1.16	$1.06	$1.10	$1.04	$0.97	$1.00	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	37	45	38	—	—	—	—	—
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.17	$1.24	$1.14	$1.02	$1.11	$1.07	$1.00	—
Accumulation unit value at end of period	$1.35	$1.17	$1.24	$1.14	$1.02	$1.11	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	15	—	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.46	$1.63	$1.52	$1.33	$1.41	$1.33	$1.05	$1.00
Accumulation unit value at end of period	$1.77	$1.46	$1.63	$1.52	$1.33	$1.41	$1.33	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	2	2	2	2	2	2	—	—
Franklin Small Cap Value VIP Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.59	$1.85	$1.69	$1.31	$1.43	$1.44	$1.07	$1.00
Accumulation unit value at end of period	$1.99	$1.59	$1.85	$1.69	$1.31	$1.43	$1.44	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	32	28	29	29	30	31	42	20
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.86	$0.94	$0.90	$0.91	$0.97	$1.00	—	—
Accumulation unit value at end of period	$0.92	$0.86	$0.94	$0.90	$0.91	$0.97	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Invesco Oppenheimer V.I. Global Fund, Series II Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.60	$1.87	$1.38	$1.40	$1.37	$1.36	$1.08	$1.00
Accumulation unit value at end of period	$2.08	$1.60	$1.87	$1.38	$1.40	$1.37	$1.36	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	14	13	8	5	5	5	3	6
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$0.98	$1.04	$0.99	$0.95	$0.98	$0.97	$1.00	—
Accumulation unit value at end of period	$1.07	$0.98	$1.04	$0.99	$0.95	$0.98	$0.97	—
Number of accumulation units outstanding at end of period (000 omitted)	5	5	5	5	5	5	5	—
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.70	$1.92	$1.71	$1.47	$1.58	$1.43	$1.03	$1.00
Accumulation unit value at end of period	$2.12	$1.70	$1.92	$1.71	$1.47	$1.58	$1.43	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.16	$1.07	$0.97	$1.03	$0.98	$1.00	—
Accumulation unit value at end of period	$1.22	$1.07	$1.16	$1.07	$0.97	$1.03	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	23	8	2	12	—	8	5	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.15	$0.98	$1.02	$1.12	$1.20	$1.00	—
Accumulation unit value at end of period	$1.29	$1.07	$1.15	$0.98	$1.02	$1.12	$1.20	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.99	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.20	$0.99	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	30	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$1.04	$1.01	$1.00	$1.02	$0.98	$1.00	—
Accumulation unit value at end of period	$1.09	$1.01	$1.04	$1.01	$1.00	$1.02	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	28	104	130	83	—	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.80	$1.88	$1.49	$1.50	$1.45	$1.30	$1.01	$1.00
Accumulation unit value at end of period	$2.41	$1.80	$1.88	$1.49	$1.50	$1.45	$1.30	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	17	17	17	17	17	17	14	13
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.26	$1.36	$1.14	$1.12	$1.14	$1.12	$1.00	—
Accumulation unit value at end of period	$1.47	$1.26	$1.36	$1.14	$1.12	$1.14	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	77

Variable account charges of 1.15% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
MFS® Utilities Series – Service Class (4/30/2012)
Accumulation unit value at beginning of period	$1.48	$1.49	$1.31	$1.20	$1.42	$1.28	$1.07	$1.00
Accumulation unit value at end of period	$1.83	$1.48	$1.49	$1.31	$1.20	$1.42	$1.28	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	3	7	7	19	8	8	18	4
Morgan Stanley VIF Discovery Portfolio, Class II Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.59	$1.46	$1.06	$1.18	$1.27	$1.26	$0.93	$1.00
Accumulation unit value at end of period	$2.20	$1.59	$1.46	$1.06	$1.18	$1.27	$1.26	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	4	4	4	4	5
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (4/30/2012)
Accumulation unit value at beginning of period	$1.72	$1.85	$1.59	$1.46	$1.49	$1.37	$1.01	$1.00
Accumulation unit value at end of period	$2.14	$1.72	$1.85	$1.59	$1.46	$1.49	$1.37	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.88	$0.96	$0.91	$0.92	$0.98	$1.00	—	—
Accumulation unit value at end of period	$1.01	$0.88	$0.96	$0.91	$0.92	$0.98	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.11	$1.19	$1.06	$0.95	$1.06	$1.07	$1.08	$1.00
Accumulation unit value at end of period	$1.23	$1.11	$1.19	$1.06	$0.95	$1.06	$1.07	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	12	—
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.03	$1.11	$0.98	$0.96	$0.97	$0.94	$1.03	$1.00
Accumulation unit value at end of period	$1.19	$1.03	$1.11	$0.98	$0.96	$0.97	$0.94	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$1.03	$0.99	$0.98	$0.99	$0.96	$1.00	—
Accumulation unit value at end of period	$1.08	$1.01	$1.03	$0.99	$0.98	$0.99	$0.96	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.96	$0.96	$0.95	$0.93	$0.98	$0.98	$1.00	—
Accumulation unit value at end of period	$0.97	$0.96	$0.96	$0.95	$0.93	$0.98	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.72	$0.86	$0.78	$0.53	$0.71	$0.77	$1.00	—
Accumulation unit value at end of period	$0.98	$0.72	$0.86	$0.78	$0.53	$0.71	$0.77	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	48	13	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.40	$1.54	$1.31	$1.25	$1.28	$1.23	$1.03	$1.00
Accumulation unit value at end of period	$1.68	$1.40	$1.54	$1.31	$1.25	$1.28	$1.23	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	208	208	163	53	53	53	53	53
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)* (4/30/2012)
Accumulation unit value at beginning of period	$1.24	$1.52	$1.17	$1.19	$1.22	$1.29	$1.07	$1.00
Accumulation unit value at end of period	$1.59	$1.24	$1.52	$1.17	$1.19	$1.22	$1.29	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	24	45	31	31	65	42	24	24
*Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Variable Portfolio – Conservative Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.11	$1.16	$1.09	$1.07	$1.08	$1.05	$1.03	$1.00
Accumulation unit value at end of period	$1.22	$1.11	$1.16	$1.09	$1.07	$1.08	$1.05	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	12	12	12	12	12	12	12	81
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.97	$1.03	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$1.11	$0.97	$1.03	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.99	$1.04	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$1.16	$0.99	$1.04	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	17	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$1.10	$1.04	$1.02	$1.04	$1.01	$1.00	—
Accumulation unit value at end of period	$1.18	$1.06	$1.10	$1.04	$1.02	$1.04	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.11	$1.17	$1.07	$1.05	$1.08	$1.04	$1.00	—
Accumulation unit value at end of period	$1.25	$1.11	$1.17	$1.07	$1.05	$1.08	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	1,269	532	—	198	—	—	—	—

78	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.15% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.20	$1.31	$1.13	$1.10	$1.16	$1.11	$1.00	—
Accumulation unit value at end of period	$1.40	$1.20	$1.31	$1.13	$1.10	$1.16	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	1,901	2,706	2,673	3,082	3,221	1,702	763	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.24	$1.33	$1.18	$1.15	$1.19	$1.15	$1.02	$1.00
Accumulation unit value at end of period	$1.42	$1.24	$1.33	$1.18	$1.15	$1.19	$1.15	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	7,519	8,023	8,887	8,948	9,290	11,358	11,955	8,497
Variable Portfolio – Moderate Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.25	$1.34	$1.20	$1.16	$1.18	$1.14	$1.03	$1.00
Accumulation unit value at end of period	$1.44	$1.25	$1.34	$1.20	$1.16	$1.18	$1.14	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	803	809	827	847	1,110	1,111	1,111	318
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.32	$1.44	$1.25	$1.20	$1.23	$1.18	$1.03	$1.00
Accumulation unit value at end of period	$1.55	$1.32	$1.44	$1.25	$1.20	$1.23	$1.18	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	374	362	297	283	285	274	258	18
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.18	$1.24	$1.14	$1.11	$1.13	$1.09	$1.03	$1.00
Accumulation unit value at end of period	$1.32	$1.18	$1.24	$1.14	$1.11	$1.13	$1.09	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	616	641	723	619	517	571	573	140
Variable Portfolio – Partners Core Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.04	$1.06	$1.03	$1.02	$1.03	$0.99	$1.03	$1.00
Accumulation unit value at end of period	$1.11	$1.04	$1.06	$1.03	$1.02	$1.03	$0.99	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	7
Variable Portfolio – Partners Core Equity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.61	$1.78	$1.50	$1.38	$1.39	$1.26	$1.00	$1.00
Accumulation unit value at end of period	$2.01	$1.61	$1.78	$1.50	$1.38	$1.39	$1.26	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	24	23	23	24	25	26	26	5
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.43	$1.52	$1.30	$1.24	$1.32	$1.34	$0.97	$1.00
Accumulation unit value at end of period	$1.71	$1.43	$1.52	$1.30	$1.24	$1.32	$1.34	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.38	$1.62	$1.53	$1.24	$1.38	$1.37	$1.03	$1.00
Accumulation unit value at end of period	$1.63	$1.38	$1.62	$1.53	$1.24	$1.38	$1.37	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.07	$1.11	$1.01	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.21	$1.07	$1.11	$1.01	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	13	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.15	$1.21	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.37	$1.15	$1.21	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	403	438	405	78	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.11	$1.16	$1.02	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.29	$1.11	$1.16	$1.02	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	86	23	—	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.66	$1.81	$1.52	$1.37	$1.43	$1.31	$1.01	$1.00
Accumulation unit value at end of period	$2.16	$1.66	$1.81	$1.52	$1.37	$1.43	$1.31	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	11	11	11	11	11	11	9	—
Wells Fargo VT Small Cap Growth Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.72	$1.72	$1.38	$1.29	$1.35	$1.39	$0.94	$1.00
Accumulation unit value at end of period	$2.12	$1.72	$1.72	$1.38	$1.29	$1.35	$1.39	$0.94
Number of accumulation units outstanding at end of period (000 omitted)	22	14	2	10	—	—	—	5
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$1.12	$1.04	$0.92	$0.99	$1.01	$1.00	—
Accumulation unit value at end of period	$1.19	$1.06	$1.12	$1.04	$0.92	$0.99	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	79

Variable account charges of 1.20% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.13	$1.23	$1.09	$1.07	$1.10	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$1.29	$1.13	$1.23	$1.09	$1.07	$1.10	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,133	1,199	682	577	504	435	433	—	—	—
AB VPS Global Thematic Growth Portfolio (Class B) (11/1/2005)
Accumulation unit value at beginning of period	$1.57	$1.76	$1.31	$1.33	$1.32	$1.27	$1.05	$0.93	$1.24	$1.05
Accumulation unit value at end of period	$2.01	$1.57	$1.76	$1.31	$1.33	$1.32	$1.27	$1.05	$0.93	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	100	84	253	259	277	290	309	288	415	437
AB VPS Growth and Income Portfolio (Class B) (2/13/2002)
Accumulation unit value at beginning of period	$2.33	$2.50	$2.13	$1.95	$1.94	$1.80	$1.35	$1.17	$1.11	$1.00
Accumulation unit value at end of period	$2.84	$2.33	$2.50	$2.13	$1.95	$1.94	$1.80	$1.35	$1.17	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	783	883	1,042	1,165	1,389	1,629	1,714	2,074	2,548	3,288
AB VPS International Value Portfolio (Class B) (2/13/2002)
Accumulation unit value at beginning of period	$1.59	$2.09	$1.69	$1.72	$1.70	$1.84	$1.52	$1.35	$1.69	$1.64
Accumulation unit value at end of period	$1.83	$1.59	$2.09	$1.69	$1.72	$1.70	$1.84	$1.52	$1.35	$1.69
Number of accumulation units outstanding at end of period (000 omitted)	1,374	1,521	1,760	2,127	2,375	2,643	3,099	3,734	4,866	6,458
AB VPS Large Cap Growth Portfolio (Class B) (7/19/2010)
Accumulation unit value at beginning of period	$2.94	$2.90	$2.23	$2.21	$2.02	$1.79	$1.32	$1.15	$1.21	$1.00
Accumulation unit value at end of period	$3.90	$2.94	$2.90	$2.23	$2.21	$2.02	$1.79	$1.32	$1.15	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	2,358	2,049	1,748	1,439	1,422	954	660	660	250	11
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.79	$0.98	$1.00	$0.72	$1.18	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$0.94	$0.79	$0.98	$1.00	$0.72	$1.18	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,892	3,975	4,151	3,546	3,236	2,228	543	—	—	—
American Century VP International, Class II (2/13/2002)
Accumulation unit value at beginning of period	$1.79	$2.13	$1.65	$1.77	$1.78	$1.91	$1.58	$1.32	$1.52	$1.36
Accumulation unit value at end of period	$2.26	$1.79	$2.13	$1.65	$1.77	$1.78	$1.91	$1.58	$1.32	$1.52
Number of accumulation units outstanding at end of period (000 omitted)	426	466	516	573	661	780	850	987	1,335	1,679
American Century VP Mid Cap Value, Class II (5/1/2007)
Accumulation unit value at beginning of period	$1.87	$2.18	$1.98	$1.63	$1.68	$1.46	$1.14	$0.99	$1.01	$0.86
Accumulation unit value at end of period	$2.39	$1.87	$2.18	$1.98	$1.63	$1.68	$1.46	$1.14	$0.99	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	564	620	841	822	522	574	599	625	582	775
American Century VP Ultra®, Class II (11/1/2005)
Accumulation unit value at beginning of period	$2.38	$2.40	$1.84	$1.78	$1.70	$1.57	$1.16	$1.03	$1.03	$0.90
Accumulation unit value at end of period	$3.17	$2.38	$2.40	$1.84	$1.78	$1.70	$1.57	$1.16	$1.03	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	559	546	530	641	631	701	770	915	992	992
American Century VP Value, Class II (2/13/2002)
Accumulation unit value at beginning of period	$2.45	$2.73	$2.54	$2.14	$2.26	$2.02	$1.56	$1.38	$1.38	$1.24
Accumulation unit value at end of period	$3.07	$2.45	$2.73	$2.54	$2.14	$2.26	$2.02	$1.56	$1.38	$1.38
Number of accumulation units outstanding at end of period (000 omitted)	3,603	3,858	4,171	4,465	4,733	4,750	4,853	4,953	5,339	5,469
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.20	$1.32	$1.17	$1.14	$1.17	$1.16	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.40	$1.20	$1.32	$1.17	$1.14	$1.17	$1.16	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,355	4,558	4,381	4,425	4,355	3,099	1,906	428	—	—
Calvert VP SRI Balanced Portfolio – Class I (2/13/2002)
Accumulation unit value at beginning of period	$1.83	$1.91	$1.72	$1.62	$1.67	$1.54	$1.33	$1.21	$1.17	$1.06
Accumulation unit value at end of period	$2.26	$1.83	$1.91	$1.72	$1.62	$1.67	$1.54	$1.33	$1.21	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	380	385	419	452	524	596	614	583	649	737
ClearBridge Variable Small Cap Growth Portfolio – Class I (4/27/2007)
Accumulation unit value at beginning of period	$2.27	$2.22	$1.81	$1.73	$1.83	$1.78	$1.23	$1.04	$1.04	$0.84
Accumulation unit value at end of period	$2.85	$2.27	$2.22	$1.81	$1.73	$1.83	$1.78	$1.23	$1.04	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	106	113	107	116	150	176	184	116	142	172
Columbia Variable Portfolio – Balanced Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$2.11	$2.27	$2.00	$1.91	$1.90	$1.74	$1.45	$1.29	$1.27	$1.14
Accumulation unit value at end of period	$2.56	$2.11	$2.27	$2.00	$1.91	$1.90	$1.74	$1.45	$1.29	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	11,684	11,070	10,404	9,620	6,606	4,407	3,681	3,269	3,744	4,325
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.51	$0.60	$0.60	$0.54	$0.72	$0.92	$1.00	—	—	—
Accumulation unit value at end of period	$0.54	$0.51	$0.60	$0.60	$0.54	$0.72	$0.92	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	728	820	1,020	675	523	355	32	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.58	$1.76	$1.47	$1.37	$1.35	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$2.07	$1.58	$1.76	$1.47	$1.37	$1.35	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,948	5,072	5,544	5,240	3,941	1,859	342	—	—	—

80	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.20% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.60	$2.74	$2.23	$2.10	$2.11	$1.85	$1.41	$1.25	$1.21	$1.00
Accumulation unit value at end of period	$3.20	$2.60	$2.74	$2.23	$2.10	$2.11	$1.85	$1.41	$1.25	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	1,182	1,138	744	732	705	509	134	80	49	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$2.32	$2.44	$1.99	$1.87	$1.87	$1.65	$1.25	$1.11	$1.07	$0.92
Accumulation unit value at end of period	$2.86	$2.32	$2.44	$1.99	$1.87	$1.87	$1.65	$1.25	$1.11	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	1,064	1,148	1,237	1,598	1,912	2,126	2,670	3,109	3,980	5,013
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.79	$0.88	$0.86	$0.90	$0.92	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$0.80	$0.79	$0.88	$0.86	$0.90	$0.92	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	383	377	369	404	489	339	252	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.94	$2.09	$1.86	$1.66	$1.73	$1.59	$1.27	$1.13	$1.21	$1.00
Accumulation unit value at end of period	$2.38	$1.94	$2.09	$1.86	$1.66	$1.73	$1.59	$1.27	$1.13	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	2,939	2,622	2,889	2,878	2,367	2,401	1,739	1,079	901	293
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$2.65	$2.85	$2.53	$2.25	$2.34	$2.16	$1.72	$1.53	$1.63	$1.41
Accumulation unit value at end of period	$3.25	$2.65	$2.85	$2.53	$2.25	$2.34	$2.16	$1.72	$1.53	$1.63
Number of accumulation units outstanding at end of period (000 omitted)	2,966	3,235	4,113	4,760	5,343	6,204	7,057	8,522	11,111	13,939
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.98	$1.07	$0.97	$0.88	$0.90	$0.90	$1.00	—	—	—
Accumulation unit value at end of period	$1.08	$0.98	$1.07	$0.97	$0.88	$0.90	$0.90	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,094	946	1,039	680	523	498	254	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.10	$1.42	$0.98	$0.95	$1.05	$1.09	$1.13	$0.95	$1.22	$1.00
Accumulation unit value at end of period	$1.43	$1.10	$1.42	$0.98	$0.95	$1.05	$1.09	$1.13	$0.95	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	4,559	4,514	3,822	2,784	2,778	2,626	2,147	1,444	982	417
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$3.11	$4.02	$2.76	$2.66	$2.96	$3.07	$3.16	$2.65	$3.40	$2.87
Accumulation unit value at end of period	$4.04	$3.11	$4.02	$2.76	$2.66	$2.96	$3.07	$3.16	$2.65	$3.40
Number of accumulation units outstanding at end of period (000 omitted)	553	592	653	762	971	1,096	1,470	1,611	1,940	2,468
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.90	$0.96	$0.92	$0.95	$1.02	$1.03	$1.13	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$0.98	$0.90	$0.96	$0.92	$0.95	$1.02	$1.03	$1.13	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	1,551	1,568	1,392	1,282	1,407	1,544	1,916	2,345	1,777	517
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$1.45	$1.55	$1.48	$1.52	$1.64	$1.65	$1.81	$1.72	$1.66	$1.58
Accumulation unit value at end of period	$1.59	$1.45	$1.55	$1.48	$1.52	$1.64	$1.65	$1.81	$1.72	$1.66
Number of accumulation units outstanding at end of period (000 omitted)	1,458	1,714	1,960	2,261	2,629	3,119	4,069	5,077	5,792	7,371
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.92	$0.92	$0.93	$0.94	$0.95	$0.96	$0.97	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.92	$0.92	$0.92	$0.93	$0.94	$0.95	$0.96	$0.97	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	8,604	9,095	3,210	2,489	2,188	4,100	3,841	2,988	3,304	666
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$0.98	$0.98	$0.98	$1.00	$1.01	$1.02	$1.03	$1.04	$1.06	$1.07
Accumulation unit value at end of period	$0.98	$0.98	$0.98	$0.98	$1.00	$1.01	$1.02	$1.03	$1.04	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	1,989	2,503	1,767	2,795	2,879	3,212	3,817	3,990	5,730	7,758
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.47	$1.55	$1.48	$1.34	$1.38	$1.34	$1.28	$1.12	$1.08	$1.00
Accumulation unit value at end of period	$1.69	$1.47	$1.55	$1.48	$1.34	$1.38	$1.34	$1.28	$1.12	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	3,247	3,157	3,432	3,485	3,338	3,308	2,366	2,347	1,717	478
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$2.51	$2.65	$2.52	$2.28	$2.33	$2.28	$2.18	$1.90	$1.82	$1.62
Accumulation unit value at end of period	$2.89	$2.51	$2.65	$2.52	$2.28	$2.33	$2.28	$2.18	$1.90	$1.82
Number of accumulation units outstanding at end of period (000 omitted)	1,630	2,027	2,620	3,322	3,561	4,212	4,734	5,671	6,355	7,802
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.44	$1.52	$1.44	$1.32	$1.35	$1.32	$1.27	$1.12	$1.07	$1.00
Accumulation unit value at end of period	$1.65	$1.44	$1.52	$1.44	$1.32	$1.35	$1.32	$1.27	$1.12	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	2,412	2,269	2,483	2,280	4,396	4,893	5,110	1,881	1,504	171
Columbia Variable Portfolio – Income Opportunities Fund (Class 3) (9/13/2004)
Accumulation unit value at beginning of period	$1.96	$2.06	$1.96	$1.79	$1.83	$1.79	$1.72	$1.52	$1.45	$1.29
Accumulation unit value at end of period	$2.25	$1.96	$2.06	$1.96	$1.79	$1.83	$1.79	$1.72	$1.52	$1.45
Number of accumulation units outstanding at end of period (000 omitted)	2,202	2,510	3,053	3,559	2,525	2,885	3,286	4,217	4,518	5,416

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	81

Variable account charges of 1.20% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.17	$1.19	$1.16	$1.12	$1.14	$1.09	$1.13	$1.07	$1.02	$1.00
Accumulation unit value at end of period	$1.26	$1.17	$1.19	$1.16	$1.12	$1.14	$1.09	$1.13	$1.07	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	3,545	2,749	2,912	2,637	2,161	2,661	3,597	5,512	3,728	428
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$1.56	$1.58	$1.54	$1.49	$1.51	$1.45	$1.50	$1.41	$1.34	$1.25
Accumulation unit value at end of period	$1.68	$1.56	$1.58	$1.54	$1.49	$1.51	$1.45	$1.50	$1.41	$1.34
Number of accumulation units outstanding at end of period (000 omitted)	6,204	6,366	7,414	8,459	9,169	10,127	12,817	18,482	20,159	26,396
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.54	$2.68	$2.12	$2.13	$1.98	$1.76	$1.37	$1.15	$1.21	$1.00
Accumulation unit value at end of period	$3.40	$2.54	$2.68	$2.12	$2.13	$1.98	$1.76	$1.37	$1.15	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	2,294	2,357	2,115	1,967	1,957	871	780	441	347	100
Columbia Variable Portfolio – Large Cap Growth Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$2.16	$2.28	$1.80	$1.80	$1.67	$1.48	$1.15	$0.97	$1.02	$0.88
Accumulation unit value at end of period	$2.89	$2.16	$2.28	$1.80	$1.80	$1.67	$1.48	$1.15	$0.97	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	856	968	1,150	1,447	1,787	1,872	1,991	2,239	2,709	3,547
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$2.42	$2.57	$2.15	$1.95	$1.96	$1.75	$1.34	$1.18	$1.17	$1.03
Accumulation unit value at end of period	$3.13	$2.42	$2.57	$2.15	$1.95	$1.96	$1.75	$1.34	$1.18	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	11,080	9,042	7,913	6,216	5,727	4,397	3,312	2,590	3,038	3,421
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.05	$1.07	$1.06	$1.02	$1.06	$1.07	$1.07	$1.02	$1.01	$1.00
Accumulation unit value at end of period	$1.12	$1.05	$1.07	$1.06	$1.02	$1.06	$1.07	$1.07	$1.02	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	4,213	3,803	2,772	2,252	1,815	1,789	1,413	1,113	1,220	145
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.02	$1.09	$0.99	$0.97	$0.99	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$1.20	$1.02	$1.09	$0.99	$0.97	$0.99	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,008	709	786	723	494	312	45	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.91	$2.03	$1.68	$1.66	$1.60	$1.51	$1.17	$1.06	$1.27	$1.00
Accumulation unit value at end of period	$2.54	$1.91	$2.03	$1.68	$1.66	$1.60	$1.51	$1.17	$1.06	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	1,210	1,065	937	785	832	505	338	175	117	32
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$2.31	$2.45	$2.02	$2.00	$1.92	$1.81	$1.40	$1.27	$1.52	$1.22
Accumulation unit value at end of period	$3.08	$2.31	$2.45	$2.02	$2.00	$1.92	$1.81	$1.40	$1.27	$1.52
Number of accumulation units outstanding at end of period (000 omitted)	228	284	285	308	383	371	453	560	877	1,155
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.29	$1.57	$1.25	$1.35	$1.30	$1.44	$1.20	$1.03	$1.19	$1.00
Accumulation unit value at end of period	$1.60	$1.29	$1.57	$1.25	$1.35	$1.30	$1.44	$1.20	$1.03	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	1,968	1,952	1,960	1,984	1,816	845	674	522	263	53
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$1.75	$2.13	$1.69	$1.83	$1.76	$1.95	$1.61	$1.39	$1.60	$1.42
Accumulation unit value at end of period	$2.17	$1.75	$2.13	$1.69	$1.83	$1.76	$1.95	$1.61	$1.39	$1.60
Number of accumulation units outstanding at end of period (000 omitted)	572	642	782	933	752	667	806	885	1,090	1,443
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.33	$2.69	$2.26	$1.91	$2.04	$1.85	$1.36	$1.17	$1.20	$1.00
Accumulation unit value at end of period	$2.91	$2.33	$2.69	$2.26	$1.91	$2.04	$1.85	$1.36	$1.17	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	1,174	1,100	1,032	893	812	762	427	270	204	40
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 3) (2/4/2004)
Accumulation unit value at beginning of period	$2.27	$2.62	$2.19	$1.85	$1.97	$1.79	$1.32	$1.12	$1.16	$0.97
Accumulation unit value at end of period	$2.83	$2.27	$2.62	$2.19	$1.85	$1.97	$1.79	$1.32	$1.12	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	440	543	358	402	600	829	710	665	477	561
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.02	$2.37	$2.12	$1.88	$2.01	$1.81	$1.33	$1.14	$1.26	$1.00
Accumulation unit value at end of period	$2.62	$2.02	$2.37	$2.12	$1.88	$2.01	$1.81	$1.33	$1.14	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	1,214	1,216	1,400	1,398	1,396	956	600	271	231	56
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 3) (5/2/2005)
Accumulation unit value at beginning of period	$2.18	$2.55	$2.27	$2.02	$2.15	$1.94	$1.43	$1.22	$1.35	$1.11
Accumulation unit value at end of period	$2.83	$2.18	$2.55	$2.27	$2.02	$2.15	$1.94	$1.43	$1.22	$1.35
Number of accumulation units outstanding at end of period (000 omitted)	438	467	468	533	648	721	814	1,034	1,325	1,680
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.09	$2.43	$2.19	$1.95	$2.04	$1.96	$1.33	$1.15	$1.27	$1.00
Accumulation unit value at end of period	$2.43	$2.09	$2.43	$2.19	$1.95	$2.04	$1.96	$1.33	$1.15	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	968	1,062	1,153	1,169	1,180	797	659	471	170	22

82	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.20% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$2.74	$3.18	$2.87	$2.55	$2.67	$2.55	$1.74	$1.49	$1.65	$1.32
Accumulation unit value at end of period	$3.19	$2.74	$3.18	$2.87	$2.55	$2.67	$2.55	$1.74	$1.49	$1.65
Number of accumulation units outstanding at end of period (000 omitted)	225	251	258	313	364	391	424	452	705	880
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.13	$1.15	$1.10	$1.02	$1.06	$1.03	$1.05	$0.95	$1.00	—
Accumulation unit value at end of period	$1.23	$1.13	$1.15	$1.10	$1.02	$1.06	$1.03	$1.05	$0.95	—
Number of accumulation units outstanding at end of period (000 omitted)	7,011	5,217	5,015	4,464	3,303	2,667	2,602	3,268	2,125	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.91	$2.26	$2.07	$1.79	$1.94	$1.90	$1.43	$1.21	$1.29	$1.00
Accumulation unit value at end of period	$2.32	$1.91	$2.26	$2.07	$1.79	$1.94	$1.90	$1.43	$1.21	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	1,111	1,062	1,117	1,062	1,141	1,143	986	818	446	44
*Columbia Variable Portfolio – U.S. Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.05	$1.04	$1.03	$1.01	$1.01	$0.97	$1.00	$1.00	$1.00	$1.00
Accumulation unit value at end of period	$1.10	$1.05	$1.04	$1.03	$1.01	$1.01	$0.97	$1.00	$1.00	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	893	852	792	991	852	666	745	881	1,095	460
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$1.20	$1.20	$1.17	$1.16	$1.16	$1.11	$1.14	$1.14	$1.14	$1.12
Accumulation unit value at end of period	$1.27	$1.20	$1.20	$1.17	$1.16	$1.16	$1.11	$1.14	$1.14	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	1,776	2,112	2,603	3,123	3,392	4,235	5,295	6,553	7,651	9,727
Credit Suisse Trust – Commodity Return Strategy Portfolio (5/1/2006)
Accumulation unit value at beginning of period	$0.44	$0.50	$0.50	$0.45	$0.61	$0.74	$0.83	$0.86	$1.00	$0.87
Accumulation unit value at end of period	$0.46	$0.44	$0.50	$0.50	$0.45	$0.61	$0.74	$0.83	$0.86	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	581	596	1,528	815	1,068	1,397	1,744	2,125	2,408	2,563
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.12	$1.15	$1.11	$1.09	$1.10	$1.06	$1.10	$1.06	$1.00	$1.00
Accumulation unit value at end of period	$1.21	$1.12	$1.15	$1.11	$1.09	$1.10	$1.06	$1.10	$1.06	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	1,752	1,327	1,328	1,294	1,263	1,122	991	1,384	857	109
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.23	$1.49	$1.24	$1.30	$1.32	$1.44	$1.20	$1.01	$1.17	$1.00
Accumulation unit value at end of period	$1.44	$1.23	$1.49	$1.24	$1.30	$1.32	$1.44	$1.20	$1.01	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	569	503	577	608	716	593	347	376	230	6
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.88	$0.97	$0.99	$1.10	$1.12	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$0.88	$0.88	$0.97	$0.99	$1.10	$1.12	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	731	890	888	1,113	918	474	184	—	—	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.19	$1.21	$1.20	$1.12	$1.15	$1.07	$1.15	$1.10	$1.02	$1.00
Accumulation unit value at end of period	$1.26	$1.19	$1.21	$1.20	$1.12	$1.15	$1.07	$1.15	$1.10	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	2,020	1,561	1,373	1,133	984	1,111	1,311	1,762	1,438	237
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3) (9/13/2004)
Accumulation unit value at beginning of period	$1.41	$1.44	$1.42	$1.32	$1.36	$1.27	$1.36	$1.30	$1.19	$1.16
Accumulation unit value at end of period	$1.50	$1.41	$1.44	$1.42	$1.32	$1.36	$1.27	$1.36	$1.30	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	1,995	2,319	2,718	3,142	3,388	3,714	4,528	6,547	7,560	9,304
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.54	$1.66	$1.59	$1.53	$1.57	$1.40	$1.37	$1.07	$1.19	$1.00
Accumulation unit value at end of period	$1.92	$1.54	$1.66	$1.59	$1.53	$1.57	$1.40	$1.37	$1.07	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	1,590	1,550	1,667	1,920	1,994	1,844	1,528	1,004	667	155
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.14	$1.40	$1.14	$1.06	$1.17	$1.28	$1.08	$0.94	$1.18	$1.00
Accumulation unit value at end of period	$1.28	$1.14	$1.40	$1.14	$1.06	$1.17	$1.28	$1.08	$0.94	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	2,099	1,998	1,546	1,230	1,301	873	929	723	479	118
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.02	$1.23	$1.01	$0.98	$1.04	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$1.18	$1.02	$1.23	$1.01	$0.98	$1.04	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,997	1,779	1,306	530	290	86	36	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 1) (4/29/2016)
Accumulation unit value at beginning of period	$1.34	$1.39	$1.06	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.74	$1.34	$1.39	$1.06	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,637	1,797	1,874	2,133	—	—	—	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	83

Variable account charges of 1.20% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.71	$2.82	$2.15	$2.06	$1.89	$1.70	$1.33	$1.18	$1.21	$1.00
Accumulation unit value at end of period	$3.52	$2.71	$2.82	$2.15	$2.06	$1.89	$1.70	$1.33	$1.18	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	1,314	1,339	1,021	744	437	316	247	154	67	14
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.52	$2.59	$2.00	$2.08	$1.99	$1.83	$1.36	$1.21	$1.23	$1.00
Accumulation unit value at end of period	$3.30	$2.52	$2.59	$2.00	$2.08	$1.99	$1.83	$1.36	$1.21	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	944	914	761	699	558	379	198	144	91	—
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.15	$2.42	$2.09	$1.86	$1.90	$1.74	$1.30	$1.14	$1.15	$1.00
Accumulation unit value at end of period	$2.75	$2.15	$2.42	$2.09	$1.86	$1.90	$1.74	$1.30	$1.14	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	2,531	2,406	2,362	2,200	1,518	889	773	565	344	85
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.55	$2.52	$1.93	$1.89	$1.80	$1.70	$1.32	$1.19	$1.24	$1.00
Accumulation unit value at end of period	$3.20	$2.55	$2.52	$1.93	$1.89	$1.80	$1.70	$1.32	$1.19	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	1,258	1,143	724	611	679	678	574	528	429	39
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.92	$2.15	$1.87	$1.66	$1.84	$1.70	$1.35	$1.20	$1.17	$1.00
Accumulation unit value at end of period	$2.39	$1.92	$2.15	$1.87	$1.66	$1.84	$1.70	$1.35	$1.20	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	1,344	1,154	1,042	932	961	865	752	632	401	10
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.05	$1.06	$1.04	$1.03	$1.05	$1.01	$1.05	$1.04	$1.00	$1.00
Accumulation unit value at end of period	$1.13	$1.05	$1.06	$1.04	$1.03	$1.05	$1.01	$1.05	$1.04	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	923	709	703	620	552	497	502	637	565	159
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.31	$2.61	$2.28	$1.92	$1.94	$1.76	$1.31	$1.13	$1.23	$1.00
Accumulation unit value at end of period	$2.92	$2.31	$2.61	$2.28	$1.92	$1.94	$1.76	$1.31	$1.13	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	2,139	2,013	1,763	1,394	1,007	575	560	544	381	67
CTIVP® – Victory Sycamore Established Value Fund (Class 3) (2/4/2004)
Accumulation unit value at beginning of period	$2.58	$2.90	$2.54	$2.13	$2.15	$1.94	$1.45	$1.25	$1.35	$1.12
Accumulation unit value at end of period	$3.26	$2.58	$2.90	$2.54	$2.13	$2.15	$1.94	$1.45	$1.25	$1.35
Number of accumulation units outstanding at end of period (000 omitted)	338	315	292	206	187	156	168	218	282	347
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.97	$0.97	$0.98	$0.98	$1.00	$1.00	$1.02	$1.01	$1.00	$1.00
Accumulation unit value at end of period	$0.99	$0.97	$0.97	$0.98	$0.98	$1.00	$1.00	$1.02	$1.01	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	1,583	1,423	1,993	1,417	972	618	335	395	320	163
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.11	$2.21	$1.83	$1.79	$1.87	$1.73	$1.37	$1.20	$1.19	$1.00
Accumulation unit value at end of period	$2.95	$2.11	$2.21	$1.83	$1.79	$1.87	$1.73	$1.37	$1.20	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	1,141	1,069	1,270	1,063	1,128	594	356	218	225	87
CTIVP® – William Blair International Leaders Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.29	$1.61	$1.29	$1.36	$1.41	$1.43	$1.21	$1.07	$1.16	$1.00
Accumulation unit value at end of period	$1.61	$1.29	$1.61	$1.29	$1.36	$1.41	$1.43	$1.21	$1.07	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	2,084	2,338	2,361	2,156	1,988	1,427	944	741	433	97
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.92	$1.03	$0.97	$0.94	$1.01	$0.99	$1.00	$1.00	—	—
Accumulation unit value at end of period	$1.04	$0.92	$1.03	$0.97	$0.94	$1.01	$0.99	$1.00	—	—
Number of accumulation units outstanding at end of period (000 omitted)	915	1,064	1,129	1,269	1,268	1,159	896	228	—	—
Eaton Vance VT Floating-Rate Income Fund – Initial Class (5/1/2006)
Accumulation unit value at beginning of period	$1.33	$1.35	$1.32	$1.22	$1.25	$1.26	$1.23	$1.16	$1.14	$1.06
Accumulation unit value at end of period	$1.41	$1.33	$1.35	$1.32	$1.22	$1.25	$1.26	$1.23	$1.16	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	2,623	3,601	3,408	4,072	4,727	6,455	8,259	5,538	6,419	6,500
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (5/1/2006)
Accumulation unit value at beginning of period	$1.92	$2.09	$1.74	$1.63	$1.64	$1.49	$1.15	$1.00	$1.05	$0.90
Accumulation unit value at end of period	$2.50	$1.92	$2.09	$1.74	$1.63	$1.64	$1.49	$1.15	$1.00	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	9,782	9,552	10,078	10,461	11,918	10,949	10,325	10,153	11,122	12,302
Fidelity® VIP Growth & Income Portfolio Service Class 2 (2/13/2002)
Accumulation unit value at beginning of period	$2.21	$2.47	$2.14	$1.87	$1.94	$1.78	$1.35	$1.16	$1.16	$1.02
Accumulation unit value at end of period	$2.83	$2.21	$2.47	$2.14	$1.87	$1.94	$1.78	$1.35	$1.16	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	1,266	1,557	1,756	2,042	2,291	2,557	2,893	3,338	4,067	5,091
Fidelity® VIP Mid Cap Portfolio Service Class 2 (2/13/2002)
Accumulation unit value at beginning of period	$3.53	$4.19	$3.52	$3.18	$3.27	$3.12	$2.33	$2.05	$2.33	$1.84
Accumulation unit value at end of period	$4.29	$3.53	$4.19	$3.52	$3.18	$3.27	$3.12	$2.33	$2.05	$2.33
Number of accumulation units outstanding at end of period (000 omitted)	4,405	4,418	4,805	4,976	5,488	5,341	5,816	6,547	8,022	9,514

84	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.20% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Fidelity® VIP Overseas Portfolio Service Class 2 (2/13/2002)
Accumulation unit value at beginning of period	$1.85	$2.21	$1.72	$1.84	$1.80	$1.99	$1.54	$1.30	$1.59	$1.43
Accumulation unit value at end of period	$2.34	$1.85	$2.21	$1.72	$1.84	$1.80	$1.99	$1.54	$1.30	$1.59
Number of accumulation units outstanding at end of period (000 omitted)	545	718	792	945	1,109	1,245	1,403	1,536	1,936	2,441
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$1.10	$1.04	$0.97	$1.00	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.16	$1.06	$1.10	$1.04	$0.97	$1.00	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	10,065	7,409	6,336	4,238	3,345	2,973	530	—	—	—
Franklin Global Real Estate VIP Fund – Class 2 (2/13/2002)
Accumulation unit value at beginning of period	$1.97	$2.14	$1.96	$1.97	$1.98	$1.75	$1.73	$1.37	$1.47	$1.23
Accumulation unit value at end of period	$2.38	$1.97	$2.14	$1.96	$1.97	$1.98	$1.75	$1.73	$1.37	$1.47
Number of accumulation units outstanding at end of period (000 omitted)	834	991	1,155	1,402	1,733	1,968	2,260	2,435	2,639	3,274
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.17	$1.24	$1.14	$1.01	$1.10	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.34	$1.17	$1.24	$1.14	$1.01	$1.10	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5,083	5,060	4,376	4,296	5,121	4,599	864	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (2/13/2002)
Accumulation unit value at beginning of period	$2.08	$2.32	$2.17	$1.89	$2.01	$1.90	$1.50	$1.33	$1.36	$1.24
Accumulation unit value at end of period	$2.52	$2.08	$2.32	$2.17	$1.89	$2.01	$1.90	$1.50	$1.33	$1.36
Number of accumulation units outstanding at end of period (000 omitted)	1,684	1,948	2,087	2,078	2,317	2,485	2,751	3,107	3,633	4,727
Franklin Small Cap Value VIP Fund – Class 2 (2/13/2002)
Accumulation unit value at beginning of period	$3.09	$3.59	$3.29	$2.56	$2.79	$2.81	$2.09	$1.78	$1.88	$1.48
Accumulation unit value at end of period	$3.86	$3.09	$3.59	$3.29	$2.56	$2.79	$2.81	$2.09	$1.78	$1.88
Number of accumulation units outstanding at end of period (000 omitted)	1,940	1,847	2,091	2,042	2,005	2,092	1,922	2,057	2,496	2,911
Goldman Sachs VIT Mid Cap Value Fund – Institutional Shares (2/13/2002)
Accumulation unit value at beginning of period	$3.09	$3.50	$3.19	$2.84	$3.16	$2.82	$2.15	$1.83	$1.98	$1.60
Accumulation unit value at end of period	$4.02	$3.09	$3.50	$3.19	$2.84	$3.16	$2.82	$2.15	$1.83	$1.98
Number of accumulation units outstanding at end of period (000 omitted)	1,080	1,247	1,532	1,808	2,160	2,452	2,896	3,719	4,717	6,137
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.86	$0.93	$0.90	$0.91	$0.97	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.92	$0.86	$0.93	$0.90	$0.91	$0.97	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	822	602	530	392	337	85	—	—	—	—
Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares (2/13/2002)
Accumulation unit value at beginning of period	$2.46	$2.66	$2.17	$1.98	$2.01	$1.75	$1.28	$1.14	$1.10	$0.99
Accumulation unit value at end of period	$3.05	$2.46	$2.66	$2.17	$1.98	$2.01	$1.75	$1.28	$1.14	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	757	1,006	1,085	1,312	1,573	1,694	2,113	2,613	3,289	4,364
Invesco Oppenheimer V.I. Global Fund, Series II Shares (2/4/2004)
Accumulation unit value at beginning of period	$2.33	$2.72	$2.02	$2.05	$2.00	$1.98	$1.58	$1.32	$1.46	$1.28
Accumulation unit value at end of period	$3.02	$2.33	$2.72	$2.02	$2.05	$2.00	$1.98	$1.58	$1.32	$1.46
Number of accumulation units outstanding at end of period (000 omitted)	3,065	3,124	2,835	2,560	3,117	2,651	2,554	2,440	2,763	2,966
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (2/4/2004)
Accumulation unit value at beginning of period	$1.53	$1.63	$1.55	$1.48	$1.53	$1.51	$1.54	$1.38	$1.38	$1.22
Accumulation unit value at end of period	$1.68	$1.53	$1.63	$1.55	$1.48	$1.53	$1.51	$1.54	$1.38	$1.38
Number of accumulation units outstanding at end of period (000 omitted)	5,069	5,415	6,884	7,596	9,456	11,272	13,581	17,582	20,765	25,920
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (2/4/2004)
Accumulation unit value at beginning of period	$2.55	$2.89	$2.57	$2.21	$2.38	$2.16	$1.55	$1.33	$1.38	$1.14
Accumulation unit value at end of period	$3.18	$2.55	$2.89	$2.57	$2.21	$2.38	$2.16	$1.55	$1.33	$1.38
Number of accumulation units outstanding at end of period (000 omitted)	1,984	2,251	2,294	2,023	1,973	1,628	1,577	1,506	1,679	2,099
Invesco V.I. American Franchise Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.77	$1.87	$1.49	$1.47	$1.43	$1.33	$0.97	$1.00	—	—
Accumulation unit value at end of period	$2.39	$1.77	$1.87	$1.49	$1.47	$1.43	$1.33	$0.97	—	—
Number of accumulation units outstanding at end of period (000 omitted)	599	704	739	955	1,178	1,420	2,006	2,437	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.16	$1.07	$0.97	$1.02	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.21	$1.07	$1.16	$1.07	$0.97	$1.02	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,664	2,577	3,205	3,225	3,496	2,734	2,301	—	—	—
Invesco V.I. Comstock Fund, Series II Shares (2/4/2004)
Accumulation unit value at beginning of period	$2.12	$2.45	$2.11	$1.83	$1.97	$1.83	$1.36	$1.16	$1.20	$1.05
Accumulation unit value at end of period	$2.62	$2.12	$2.45	$2.11	$1.83	$1.97	$1.83	$1.36	$1.16	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	1,928	2,195	2,400	2,997	3,560	3,960	4,816	5,740	7,423	9,203
Invesco V.I. Diversified Dividend Fund, Series I Shares (4/29/2011)
Accumulation unit value at beginning of period	$1.74	$1.90	$1.77	$1.56	$1.55	$1.39	$1.07	$0.92	$1.00	—
Accumulation unit value at end of period	$2.15	$1.74	$1.90	$1.77	$1.56	$1.55	$1.39	$1.07	$0.92	—
Number of accumulation units outstanding at end of period (000 omitted)	538	589	914	995	768	900	810	429	539	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	85

Variable account charges of 1.20% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Invesco V.I. Health Care Fund, Series II Shares (5/1/2006)
Accumulation unit value at beginning of period	$2.08	$2.09	$1.83	$2.10	$2.06	$1.75	$1.26	$1.06	$1.03	$1.00
Accumulation unit value at end of period	$2.71	$2.08	$2.09	$1.83	$2.10	$2.06	$1.75	$1.26	$1.06	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	253	267	301	354	521	411	367	341	383	387
Invesco V.I. International Growth Fund, Series II Shares (11/1/2005)
Accumulation unit value at beginning of period	$1.58	$1.89	$1.56	$1.59	$1.65	$1.67	$1.42	$1.25	$1.36	$1.22
Accumulation unit value at end of period	$2.00	$1.58	$1.89	$1.56	$1.59	$1.65	$1.67	$1.42	$1.25	$1.36
Number of accumulation units outstanding at end of period (000 omitted)	544	665	733	949	1,076	1,050	959	1,079	1,233	1,536
Invesco V.I. Mid Cap Growth Fund, Series I Shares* (4/27/2012)
Accumulation unit value at beginning of period	$1.58	$1.70	$1.40	$1.41	$1.41	$1.32	$0.97	$1.00	—	—
Accumulation unit value at end of period	$2.10	$1.58	$1.70	$1.40	$1.41	$1.41	$1.32	$0.97	—	—
Number of accumulation units outstanding at end of period (000 omitted)	171	169	189	196	147	124	123	153	—	—
*Invesco V.I. Mid Cap Growth Fund, Series I Shares is scheduled to merge into Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund, Series I Shares sometime during the second quarter of 2020.
Invesco V.I. Mid Cap Growth Fund, Series II Shares* (4/27/2012)
Accumulation unit value at beginning of period	$1.56	$1.68	$1.39	$1.40	$1.40	$1.32	$0.97	$1.00	—	—
Accumulation unit value at end of period	$2.06	$1.56	$1.68	$1.39	$1.40	$1.40	$1.32	$0.97	—	—
Number of accumulation units outstanding at end of period (000 omitted)	234	273	315	316	478	556	596	682	—	—
*Invesco V.I. Mid Cap Growth Fund, Series II Shares is scheduled to merge into Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund, Series II Shares sometime during the second quarter of 2020.
Invesco V.I. Technology Fund, Series I Shares (2/13/2002)
Accumulation unit value at beginning of period	$1.90	$1.93	$1.44	$1.47	$1.39	$1.27	$1.03	$0.94	$1.00	$0.83
Accumulation unit value at end of period	$2.55	$1.90	$1.93	$1.44	$1.47	$1.39	$1.27	$1.03	$0.94	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	453	494	463	432	506	505	586	728	1,003	1,578
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.14	$0.98	$1.02	$1.12	$1.20	$1.00	—	—	—
Accumulation unit value at end of period	$1.29	$1.07	$1.14	$0.98	$1.02	$1.12	$1.20	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	843	865	917	1,230	2,299	3,297	1,387	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.99	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.19	$0.99	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5,835	3,224	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$1.03	$1.01	$1.00	$1.02	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.09	$1.01	$1.03	$1.01	$1.00	$1.02	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,282	3,245	3,672	4,198	2,494	787	243	—	—	—
Janus Henderson VIT Global Technology Portfolio: Service Shares (2/13/2002)
Accumulation unit value at beginning of period	$3.46	$3.47	$2.43	$2.16	$2.09	$1.93	$1.44	$1.23	$1.36	$1.11
Accumulation unit value at end of period	$4.96	$3.46	$3.47	$2.43	$2.16	$2.09	$1.93	$1.44	$1.23	$1.36
Number of accumulation units outstanding at end of period (000 omitted)	73	69	67	69	85	88	93	96	122	169
Janus Henderson VIT Overseas Portfolio: Service Shares (2/13/2002)
Accumulation unit value at beginning of period	$2.00	$2.38	$1.84	$2.00	$2.22	$2.55	$2.26	$2.02	$3.02	$2.45
Accumulation unit value at end of period	$2.50	$2.00	$2.38	$1.84	$2.00	$2.22	$2.55	$2.26	$2.02	$3.02
Number of accumulation units outstanding at end of period (000 omitted)	64	97	112	139	157	190	240	318	534	725
Janus Henderson VIT Research Portfolio: Service Shares (5/1/2007)
Accumulation unit value at beginning of period	$1.85	$1.93	$1.53	$1.54	$1.49	$1.33	$1.04	$0.89	$0.95	$0.84
Accumulation unit value at end of period	$2.47	$1.85	$1.93	$1.53	$1.54	$1.49	$1.33	$1.04	$0.89	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	1,516	1,298	936	963	1,036	872	904	1,063	1,400	1,827
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.26	$1.36	$1.14	$1.12	$1.14	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.46	$1.26	$1.36	$1.14	$1.12	$1.14	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,273	1,304	1,080	996	839	677	397	—	—	—
MFS® Massachusetts Investors Growth Stock Portfolio – Service Class (3/27/2015)
Accumulation unit value at beginning of period	$1.28	$1.29	$1.02	$0.97	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$1.77	$1.28	$1.29	$1.02	$0.97	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	927	1,016	1,136	1,326	1,466	—	—	—	—	—
MFS® New Discovery Series – Service Class (2/13/2002)
Accumulation unit value at beginning of period	$2.56	$2.64	$2.11	$1.97	$2.03	$2.23	$1.59	$1.34	$1.51	$1.12
Accumulation unit value at end of period	$3.58	$2.56	$2.64	$2.11	$1.97	$2.03	$2.23	$1.59	$1.34	$1.51
Number of accumulation units outstanding at end of period (000 omitted)	319	330	383	466	530	703	924	1,014	1,248	1,318
MFS® Utilities Series – Service Class (2/13/2002)
Accumulation unit value at beginning of period	$4.02	$4.04	$3.57	$3.25	$3.86	$3.47	$2.92	$2.61	$2.48	$2.21
Accumulation unit value at end of period	$4.96	$4.02	$4.04	$3.57	$3.25	$3.86	$3.47	$2.92	$2.61	$2.48
Number of accumulation units outstanding at end of period (000 omitted)	1,860	1,841	2,062	2,066	2,380	2,670	2,644	2,679	2,928	2,748

86	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.20% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Morgan Stanley VIF Discovery Portfolio, Class II Shares (5/1/2006)
Accumulation unit value at beginning of period	$2.14	$1.96	$1.43	$1.59	$1.71	$1.70	$1.25	$1.17	$1.28	$0.98
Accumulation unit value at end of period	$2.97	$2.14	$1.96	$1.43	$1.59	$1.71	$1.70	$1.25	$1.17	$1.28
Number of accumulation units outstanding at end of period (000 omitted)	1,527	1,151	745	647	865	1,012	933	1,242	1,686	1,284
Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares (5/1/2006)
Accumulation unit value at beginning of period	$1.30	$1.44	$1.32	$1.30	$1.33	$1.19	$1.17	$0.91	$1.03	$0.85
Accumulation unit value at end of period	$1.52	$1.30	$1.44	$1.32	$1.30	$1.33	$1.19	$1.17	$0.91	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	471	557	671	847	1,071	1,292	1,547	1,651	1,854	2,304
Neuberger Berman AMT International Equity Portfolio (Class S) (5/1/2006)
Accumulation unit value at beginning of period	$1.02	$1.24	$0.99	$1.02	$1.02	$1.06	$0.91	$0.78	$0.90	$0.75
Accumulation unit value at end of period	$1.28	$1.02	$1.24	$0.99	$1.02	$1.02	$1.06	$0.91	$0.78	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	111	113	157	182	206	208	237	220	287	320
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (7/19/2010)
Accumulation unit value at beginning of period	$2.12	$2.28	$1.95	$1.80	$1.84	$1.69	$1.24	$1.14	$1.19	$1.00
Accumulation unit value at end of period	$2.63	$2.12	$2.28	$1.95	$1.80	$1.84	$1.69	$1.24	$1.14	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	415	265	265	192	230	230	158	115	81	17
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.88	$0.96	$0.91	$0.92	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.00	$0.88	$0.96	$0.91	$0.92	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	441	411	415	289	373	21	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (5/1/2006)
Accumulation unit value at beginning of period	$1.45	$1.56	$1.39	$1.24	$1.39	$1.40	$1.41	$1.25	$1.24	$1.11
Accumulation unit value at end of period	$1.60	$1.45	$1.56	$1.39	$1.24	$1.39	$1.40	$1.41	$1.25	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	2,080	2,306	2,689	3,195	3,992	5,897	7,334	9,642	8,325	7,492
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.03	$1.10	$0.98	$0.95	$0.97	$0.94	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.19	$1.03	$1.10	$0.98	$0.95	$0.97	$0.94	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	335	324	269	262	370	339	332	233	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$1.03	$0.99	$0.98	$0.99	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.08	$1.01	$1.03	$0.99	$0.98	$0.99	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,114	2,254	1,961	1,423	928	580	264	—	—	—
Putnam VT Global Health Care Fund – Class IB Shares (2/13/2002)
Accumulation unit value at beginning of period	$2.49	$2.54	$2.23	$2.54	$2.39	$1.89	$1.35	$1.12	$1.15	$1.13
Accumulation unit value at end of period	$3.21	$2.49	$2.54	$2.23	$2.54	$2.39	$1.89	$1.35	$1.12	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	326	358	451	532	506	379	412	433	508	683
Putnam VT International Equity Fund – Class IB Shares (2/13/2002)
Accumulation unit value at beginning of period	$1.53	$1.91	$1.53	$1.58	$1.60	$1.74	$1.37	$1.14	$1.39	$1.28
Accumulation unit value at end of period	$1.89	$1.53	$1.91	$1.53	$1.58	$1.60	$1.74	$1.37	$1.14	$1.39
Number of accumulation units outstanding at end of period (000 omitted)	175	193	257	286	335	320	366	444	703	801
Putnam VT Sustainable Leaders Fund – Class IB Shares (9/24/2010)
Accumulation unit value at beginning of period	$2.41	$2.48	$1.94	$1.82	$1.85	$1.65	$1.22	$1.06	$1.13	$1.00
Accumulation unit value at end of period	$3.24	$2.41	$2.48	$1.94	$1.82	$1.85	$1.65	$1.22	$1.06	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	183	165	219	200	208	225	107	106	136	189
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.96	$0.95	$0.95	$0.93	$0.98	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$0.97	$0.96	$0.95	$0.95	$0.93	$0.98	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,151	2,281	2,297	2,140	2,335	1,820	681	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.71	$0.86	$0.78	$0.53	$0.71	$0.77	$1.00	—	—	—
Accumulation unit value at end of period	$0.98	$0.71	$0.86	$0.78	$0.53	$0.71	$0.77	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,463	1,449	923	695	526	375	184	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.63	$1.81	$1.54	$1.47	$1.50	$1.44	$1.20	$1.07	$1.12	$1.00
Accumulation unit value at end of period	$1.96	$1.63	$1.81	$1.54	$1.47	$1.50	$1.44	$1.20	$1.07	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	59,259	67,068	78,567	87,255	100,483	105,357	112,247	95,228	88,245	18,111
Variable Portfolio – Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.63	$1.81	$1.54	$1.47	$1.50	$1.44	$1.21	$1.07	$1.12	$1.00
Accumulation unit value at end of period	$1.96	$1.63	$1.81	$1.54	$1.47	$1.50	$1.44	$1.21	$1.07	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	1,298	1,590	2,691	2,829	3,506	3,789	5,048	5,386	7,382	11,130
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.43	$1.75	$1.34	$1.37	$1.41	$1.49	$1.24	$1.03	$1.21	$1.00
Accumulation unit value at end of period	$1.83	$1.43	$1.75	$1.34	$1.37	$1.41	$1.49	$1.24	$1.03	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	3,627	3,925	3,738	3,632	3,592	2,405	1,717	1,201	943	200
*Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	87

Variable account charges of 1.20% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.22	$1.27	$1.19	$1.17	$1.18	$1.15	$1.13	$1.06	$1.04	$1.00
Accumulation unit value at end of period	$1.33	$1.22	$1.27	$1.19	$1.17	$1.18	$1.15	$1.13	$1.06	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	39,818	40,482	48,720	59,311	58,818	70,948	106,272	160,513	106,320	31,375
Variable Portfolio – Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.22	$1.27	$1.19	$1.17	$1.18	$1.15	$1.13	$1.06	$1.04	$1.00
Accumulation unit value at end of period	$1.33	$1.22	$1.27	$1.19	$1.17	$1.18	$1.15	$1.13	$1.06	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	3,163	3,758	4,225	4,776	6,583	8,205	11,689	18,739	19,708	20,762
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.97	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.11	$0.97	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5,536	2,942	111	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.99	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.16	$0.99	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,162	985	285	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$1.10	$1.03	$1.02	$1.04	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.17	$1.06	$1.10	$1.03	$1.02	$1.04	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	12,880	11,719	10,687	14,633	9,712	9,371	3,637	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.11	$1.17	$1.07	$1.04	$1.08	$1.04	$1.00	—	—	—
Accumulation unit value at end of period	$1.25	$1.11	$1.17	$1.07	$1.04	$1.08	$1.04	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	38,633	37,933	40,095	47,465	39,217	33,530	9,694	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.19	$1.31	$1.13	$1.10	$1.15	$1.11	$1.00	—	—	—
Accumulation unit value at end of period	$1.39	$1.19	$1.31	$1.13	$1.10	$1.15	$1.11	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	214,205	221,885	231,063	234,714	242,820	202,464	52,708	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.23	$1.33	$1.17	$1.15	$1.19	$1.15	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.41	$1.23	$1.33	$1.17	$1.15	$1.19	$1.15	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	270,038	290,652	306,488	322,387	324,682	292,621	141,007	36,030	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.43	$1.54	$1.37	$1.33	$1.35	$1.30	$1.18	$1.08	$1.09	$1.00
Accumulation unit value at end of period	$1.65	$1.43	$1.54	$1.37	$1.33	$1.35	$1.30	$1.18	$1.08	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	639,487	687,203	732,837	776,338	817,719	863,442	970,843	983,581	803,653	267,638
Variable Portfolio – Moderate Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.44	$1.54	$1.38	$1.33	$1.36	$1.31	$1.19	$1.08	$1.09	$1.00
Accumulation unit value at end of period	$1.65	$1.44	$1.54	$1.38	$1.33	$1.36	$1.31	$1.19	$1.08	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	26,188	30,699	35,938	42,319	48,141	55,451	63,550	66,495	76,905	95,000
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.54	$1.67	$1.46	$1.40	$1.43	$1.37	$1.20	$1.08	$1.11	$1.00
Accumulation unit value at end of period	$1.80	$1.54	$1.67	$1.46	$1.40	$1.43	$1.37	$1.20	$1.08	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	198,212	238,218	284,009	321,871	363,007	395,159	448,743	416,636	380,432	98,233
Variable Portfolio – Moderately Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.54	$1.67	$1.46	$1.40	$1.43	$1.38	$1.20	$1.08	$1.11	$1.00
Accumulation unit value at end of period	$1.80	$1.54	$1.67	$1.46	$1.40	$1.43	$1.38	$1.20	$1.08	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	5,781	7,045	8,352	8,425	11,325	12,393	17,092	20,325	28,510	43,525
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.32	$1.39	$1.28	$1.25	$1.27	$1.22	$1.15	$1.07	$1.07	$1.00
Accumulation unit value at end of period	$1.48	$1.32	$1.39	$1.28	$1.25	$1.27	$1.22	$1.15	$1.07	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	104,479	109,727	126,804	147,800	157,110	182,170	236,976	315,033	235,332	82,795
Variable Portfolio – Moderately Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.32	$1.39	$1.28	$1.25	$1.27	$1.23	$1.16	$1.08	$1.07	$1.00
Accumulation unit value at end of period	$1.48	$1.32	$1.39	$1.28	$1.25	$1.27	$1.23	$1.16	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	8,117	9,224	11,178	14,197	16,266	19,251	23,130	30,768	33,844	38,588
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.10	$1.12	$1.10	$1.09	$1.09	$1.05	$1.09	$1.06	$1.00	$1.00
Accumulation unit value at end of period	$1.18	$1.10	$1.12	$1.10	$1.09	$1.09	$1.05	$1.09	$1.06	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	1,089	1,143	1,062	1,219	969	823	728	1,316	1,006	184
Variable Portfolio – Partners Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.95	$2.15	$1.81	$1.67	$1.69	$1.53	$1.21	$1.11	$1.16	$1.00
Accumulation unit value at end of period	$2.43	$1.95	$2.15	$1.81	$1.67	$1.69	$1.53	$1.21	$1.11	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	660	732	811	885	968	726	424	354	310	38

88	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.20% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Partners Core Equity Fund (Class 3) (5/1/2006)
Accumulation unit value at beginning of period	$1.63	$1.80	$1.51	$1.40	$1.41	$1.27	$1.00	$0.92	$0.96	$0.87
Accumulation unit value at end of period	$2.04	$1.63	$1.80	$1.51	$1.40	$1.41	$1.27	$1.00	$0.92	$0.96
Number of accumulation units outstanding at end of period (000 omitted)	278	311	354	386	452	510	560	547	742	1,020
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.04	$2.17	$1.85	$1.76	$1.89	$1.92	$1.39	$1.27	$1.29	$1.00
Accumulation unit value at end of period	$2.44	$2.04	$2.17	$1.85	$1.76	$1.89	$1.92	$1.39	$1.27	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	538	397	388	318	346	228	272	178	96	18
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.74	$2.04	$1.93	$1.56	$1.74	$1.73	$1.30	$1.16	$1.23	$1.00
Accumulation unit value at end of period	$2.05	$1.74	$2.04	$1.93	$1.56	$1.74	$1.73	$1.30	$1.16	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	279	267	344	355	324	315	238	215	165	74
Variable Portfolio – Partners Small Cap Value Fund (Class 3) (2/13/2002)
Accumulation unit value at beginning of period	$2.66	$3.11	$2.94	$2.37	$2.65	$2.63	$1.97	$1.76	$1.86	$1.52
Accumulation unit value at end of period	$3.14	$2.66	$3.11	$2.94	$2.37	$2.65	$2.63	$1.97	$1.76	$1.86
Number of accumulation units outstanding at end of period (000 omitted)	625	671	745	878	1,013	1,110	1,346	1,725	2,181	2,661
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.07	$1.11	$1.01	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.21	$1.07	$1.11	$1.01	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	8,661	2,924	1,781	227	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.15	$1.21	$1.03	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.36	$1.15	$1.21	$1.03	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	41,911	28,905	19,202	4,033	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.11	$1.16	$1.02	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.29	$1.11	$1.16	$1.02	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	35,067	24,516	13,799	3,724	—	—	—	—	—	—
Wanger International (2/13/2002)
Accumulation unit value at beginning of period	$3.60	$4.43	$3.37	$3.46	$3.50	$3.70	$3.06	$2.55	$3.02	$2.45
Accumulation unit value at end of period	$4.62	$3.60	$4.43	$3.37	$3.46	$3.50	$3.70	$3.06	$2.55	$3.02
Number of accumulation units outstanding at end of period (000 omitted)	998	1,159	1,316	1,545	1,784	2,115	2,380	2,671	3,403	4,188
Wanger USA (2/13/2002)
Accumulation unit value at beginning of period	$3.43	$3.53	$2.98	$2.66	$2.70	$2.61	$1.98	$1.67	$1.75	$1.43
Accumulation unit value at end of period	$4.45	$3.43	$3.53	$2.98	$2.66	$2.70	$2.61	$1.98	$1.67	$1.75
Number of accumulation units outstanding at end of period (000 omitted)	1,487	1,709	1,967	2,385	2,789	3,101	3,704	4,290	5,535	7,116
Wells Fargo VT Index Asset Allocation Fund – Class 2 (2/13/2002)
Accumulation unit value at beginning of period	$2.30	$2.40	$2.17	$2.04	$2.03	$1.74	$1.48	$1.32	$1.26	$1.12
Accumulation unit value at end of period	$2.74	$2.30	$2.40	$2.17	$2.04	$2.03	$1.74	$1.48	$1.32	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	120	267	333	371	407	424	445	523	603	776
Wells Fargo VT International Equity Fund – Class 2 (2/4/2004)
Accumulation unit value at beginning of period	$1.50	$1.83	$1.49	$1.46	$1.45	$1.55	$1.31	$1.17	$1.36	$1.18
Accumulation unit value at end of period	$1.71	$1.50	$1.83	$1.49	$1.46	$1.45	$1.55	$1.31	$1.17	$1.36
Number of accumulation units outstanding at end of period (000 omitted)	593	597	797	819	970	969	1,078	1,221	1,411	1,780
Wells Fargo VT Opportunity Fund – Class 2 (2/13/2002)
Accumulation unit value at beginning of period	$2.69	$2.94	$2.47	$2.23	$2.32	$2.13	$1.65	$1.45	$1.55	$1.27
Accumulation unit value at end of period	$3.50	$2.69	$2.94	$2.47	$2.23	$2.32	$2.13	$1.65	$1.45	$1.55
Number of accumulation units outstanding at end of period (000 omitted)	888	1,019	1,139	1,077	1,223	954	1,074	1,295	1,577	941
Wells Fargo VT Small Cap Growth Fund – Class 2 (2/13/2002)
Accumulation unit value at beginning of period	$3.03	$3.02	$2.43	$2.28	$2.38	$2.46	$1.65	$1.55	$1.65	$1.31
Accumulation unit value at end of period	$3.73	$3.03	$3.02	$2.43	$2.28	$2.38	$2.46	$1.65	$1.55	$1.65
Number of accumulation units outstanding at end of period (000 omitted)	1,586	1,463	1,152	1,098	1,391	951	1,040	1,006	1,106	1,331
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$1.12	$1.04	$0.91	$0.99	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.19	$1.06	$1.12	$1.04	$0.91	$0.99	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	751	537	493	345	383	293	47	—	—	—

Variable account charges of 1.25% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.13	$1.23	$1.09	$1.07	$1.10	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$1.28	$1.13	$1.23	$1.09	$1.07	$1.10	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	28	81	56	48	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	89

Variable account charges of 1.25% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Global Thematic Growth Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$1.58	$1.78	$1.32	$1.35	$1.33	$1.29	$1.06	$0.95	$1.25	$1.07
Accumulation unit value at end of period	$2.03	$1.58	$1.78	$1.32	$1.35	$1.33	$1.29	$1.06	$0.95	$1.25
Number of accumulation units outstanding at end of period (000 omitted)	64	83	46	17	16	18	37	42	48	56
AB VPS Growth and Income Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$1.96	$2.11	$1.80	$1.64	$1.64	$1.52	$1.14	$0.99	$0.94	$0.84
Accumulation unit value at end of period	$2.39	$1.96	$2.11	$1.80	$1.64	$1.64	$1.52	$1.14	$0.99	$0.94
Number of accumulation units outstanding at end of period (000 omitted)	171	119	100	153	166	200	202	247	277	181
AB VPS International Value Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$0.76	$1.00	$0.81	$0.83	$0.82	$0.89	$0.73	$0.65	$0.81	$0.79
Accumulation unit value at end of period	$0.88	$0.76	$1.00	$0.81	$0.83	$0.82	$0.89	$0.73	$0.65	$0.81
Number of accumulation units outstanding at end of period (000 omitted)	620	669	709	635	697	817	857	911	1,158	1,366
AB VPS Large Cap Growth Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$2.59	$2.57	$1.97	$1.95	$1.78	$1.59	$1.17	$1.02	$1.07	$0.99
Accumulation unit value at end of period	$3.44	$2.59	$2.57	$1.97	$1.95	$1.78	$1.59	$1.17	$1.02	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	136	126	108	202	204	75	70	39	17	20
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.78	$0.98	$1.00	$0.72	$1.17	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$0.93	$0.78	$0.98	$1.00	$0.72	$1.17	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	208	305	374	312	297	213	65	—	—	—
American Century VP Mid Cap Value, Class II (6/26/2006)
Accumulation unit value at beginning of period	$2.31	$2.69	$2.44	$2.01	$2.07	$1.80	$1.41	$1.23	$1.25	$1.07
Accumulation unit value at end of period	$2.94	$2.31	$2.69	$2.44	$2.01	$2.07	$1.80	$1.41	$1.23	$1.25
Number of accumulation units outstanding at end of period (000 omitted)	187	219	277	276	265	311	302	323	327	359
American Century VP Ultra®, Class II (6/26/2006)
Accumulation unit value at beginning of period	$2.49	$2.51	$1.92	$1.87	$1.78	$1.64	$1.21	$1.08	$1.09	$0.95
Accumulation unit value at end of period	$3.31	$2.49	$2.51	$1.92	$1.87	$1.78	$1.64	$1.21	$1.08	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	199	223	182	145	135	124	105	96	96	90
American Century VP Value, Class II (6/26/2006)
Accumulation unit value at beginning of period	$1.83	$2.04	$1.90	$1.60	$1.69	$1.52	$1.17	$1.03	$1.04	$0.93
Accumulation unit value at end of period	$2.29	$1.83	$2.04	$1.90	$1.60	$1.69	$1.52	$1.17	$1.03	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	533	567	658	735	784	875	941	1,133	1,106	984
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.20	$1.31	$1.17	$1.14	$1.17	$1.16	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.40	$1.20	$1.31	$1.17	$1.14	$1.17	$1.16	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	204	232	271	247	307	367	268	31	—	—
BNY Mellon Variable Investment Fund, International Equity Portfolio – Service Shares* (6/26/2006)
Accumulation unit value at beginning of period	$1.14	$1.37	$1.09	$1.17	$1.18	$1.23	$1.06	$0.87	$1.04	$0.96
Accumulation unit value at end of period	$1.35	$1.14	$1.37	$1.09	$1.17	$1.18	$1.23	$1.06	$0.87	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	110	115	129	166	187	214	274	236	280	311
*BNY Mellon Variable Investment Fund, International Equity Portfolio – Service Shares is scheduled to liquidate on or about April 30, 2020.
ClearBridge Variable Small Cap Growth Portfolio – Class I (4/27/2007)
Accumulation unit value at beginning of period	$2.26	$2.21	$1.80	$1.73	$1.83	$1.78	$1.22	$1.04	$1.04	$0.84
Accumulation unit value at end of period	$2.83	$2.26	$2.21	$1.80	$1.73	$1.83	$1.78	$1.22	$1.04	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	132	124	75	76	48	71	69	46	47	46
Columbia Variable Portfolio – Balanced Fund (Class 3) (3/5/1996)
Accumulation unit value at beginning of period	$2.93	$3.15	$2.79	$2.65	$2.64	$2.43	$2.02	$1.79	$1.77	$1.60
Accumulation unit value at end of period	$3.55	$2.93	$3.15	$2.79	$2.65	$2.64	$2.43	$2.02	$1.79	$1.77
Number of accumulation units outstanding at end of period (000 omitted)	16,878	18,752	20,765	22,904	24,698	26,658	29,047	31,868	35,492	41,584
Columbia Variable Portfolio – Balanced Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.76	$1.90	$1.68	$1.60	$1.59	$1.46	$1.22	$1.08	$1.07	$0.96
Accumulation unit value at end of period	$2.14	$1.76	$1.90	$1.68	$1.60	$1.59	$1.46	$1.22	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	1,525	1,879	2,218	2,295	1,730	1,332	1,286	912	953	983
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.51	$0.60	$0.60	$0.54	$0.72	$0.92	$1.00	—	—	—
Accumulation unit value at end of period	$0.54	$0.51	$0.60	$0.60	$0.54	$0.72	$0.92	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	8	8	3	25	3	7	4	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.58	$1.76	$1.46	$1.37	$1.35	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$2.07	$1.58	$1.76	$1.46	$1.37	$1.35	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	135	176	141	158	50	25	3	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.59	$2.73	$2.23	$2.09	$2.11	$1.85	$1.40	$1.25	$1.21	$1.00
Accumulation unit value at end of period	$3.19	$2.59	$2.73	$2.23	$2.09	$2.11	$1.85	$1.40	$1.25	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—

90	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.25% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (3/5/1996)
Accumulation unit value at beginning of period	$2.75	$2.89	$2.36	$2.21	$2.22	$1.95	$1.48	$1.31	$1.27	$1.09
Accumulation unit value at end of period	$3.38	$2.75	$2.89	$2.36	$2.21	$2.22	$1.95	$1.48	$1.31	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	38,233	42,387	47,017	51,879	57,779	63,628	70,870	79,845	91,927	109,733
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.06	$2.17	$1.77	$1.66	$1.67	$1.46	$1.11	$0.99	$0.95	$0.82
Accumulation unit value at end of period	$2.54	$2.06	$2.17	$1.77	$1.66	$1.67	$1.46	$1.11	$0.99	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	261	324	265	267	302	262	253	251	209	162
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.79	$0.87	$0.86	$0.90	$0.92	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$0.79	$0.79	$0.87	$0.86	$0.90	$0.92	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	8	24	9	30	38	28	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.94	$2.09	$1.85	$1.65	$1.72	$1.59	$1.27	$1.13	$1.21	$1.00
Accumulation unit value at end of period	$2.37	$1.94	$2.09	$1.85	$1.65	$1.72	$1.59	$1.27	$1.13	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	2	2	—	—	—	—
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (2/13/2009)
Accumulation unit value at beginning of period	$2.58	$2.78	$2.46	$2.19	$2.29	$2.11	$1.68	$1.49	$1.59	$1.38
Accumulation unit value at end of period	$3.16	$2.58	$2.78	$2.46	$2.19	$2.29	$2.11	$1.68	$1.49	$1.59
Number of accumulation units outstanding at end of period (000 omitted)	17,556	19,926	22,876	26,192	29,749	34,044	38,256	43,172	51,706	62,741
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.66	$1.79	$1.58	$1.41	$1.47	$1.36	$1.08	$0.96	$1.03	$0.89
Accumulation unit value at end of period	$2.03	$1.66	$1.79	$1.58	$1.41	$1.47	$1.36	$1.08	$0.96	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	1,180	1,451	1,611	1,749	1,706	1,947	2,125	2,176	2,480	2,761
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$1.07	$0.97	$0.88	$0.90	$0.90	$1.00	—	—	—
Accumulation unit value at end of period	$1.08	$0.97	$1.07	$0.97	$0.88	$0.90	$0.90	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	60	126	144	45	49	48	18	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.10	$1.42	$0.98	$0.95	$1.05	$1.09	$1.13	$0.95	$1.22	$1.00
Accumulation unit value at end of period	$1.42	$1.10	$1.42	$0.98	$0.95	$1.05	$1.09	$1.13	$0.95	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	9	12	15	25	25	22	18	16	8	2
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (2/13/2009)
Accumulation unit value at beginning of period	$1.95	$2.52	$1.73	$1.67	$1.86	$1.93	$1.99	$1.67	$2.14	$1.81
Accumulation unit value at end of period	$2.53	$1.95	$2.52	$1.73	$1.67	$1.86	$1.93	$1.99	$1.67	$2.14
Number of accumulation units outstanding at end of period (000 omitted)	10,588	11,977	13,424	14,827	16,853	18,992	21,919	25,559	31,273	39,511
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.55	$2.00	$1.38	$1.33	$1.48	$1.53	$1.58	$1.33	$1.70	$1.44
Accumulation unit value at end of period	$2.01	$1.55	$2.00	$1.38	$1.33	$1.48	$1.53	$1.58	$1.33	$1.70
Number of accumulation units outstanding at end of period (000 omitted)	499	577	594	568	582	601	628	662	686	847
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.90	$0.96	$0.92	$0.94	$1.02	$1.03	$1.13	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$0.98	$0.90	$0.96	$0.92	$0.94	$1.02	$1.03	$1.13	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	6	6	6	6	6	17	17	17	—	—
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (5/1/1996)
Accumulation unit value at beginning of period	$1.62	$1.73	$1.66	$1.70	$1.84	$1.84	$2.02	$1.93	$1.86	$1.77
Accumulation unit value at end of period	$1.77	$1.62	$1.73	$1.66	$1.70	$1.84	$1.84	$2.02	$1.93	$1.86
Number of accumulation units outstanding at end of period (000 omitted)	3,313	3,688	4,443	5,404	6,289	7,556	9,073	11,594	13,207	15,395
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.11	$1.19	$1.13	$1.16	$1.26	$1.26	$1.38	$1.32	$1.27	$1.21
Accumulation unit value at end of period	$1.21	$1.11	$1.19	$1.13	$1.16	$1.26	$1.26	$1.38	$1.32	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	292	317	376	436	489	580	711	1,175	1,327	1,441
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.91	$0.91	$0.92	$0.93	$0.95	$0.96	$0.97	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.92	$0.91	$0.91	$0.92	$0.93	$0.95	$0.96	$0.97	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	128	128	35	35	—	—	—	—	—	—
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (3/5/1996)
Accumulation unit value at beginning of period	$1.19	$1.19	$1.20	$1.22	$1.23	$1.25	$1.26	$1.28	$1.30	$1.31
Accumulation unit value at end of period	$1.20	$1.19	$1.19	$1.20	$1.22	$1.23	$1.25	$1.26	$1.28	$1.30
Number of accumulation units outstanding at end of period (000 omitted)	9,950	11,646	12,317	13,796	15,373	17,745	21,182	25,726	33,543	17,657
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$0.96	$0.96	$0.96	$0.98	$0.99	$1.00	$1.01	$1.03	$1.04	$1.05
Accumulation unit value at end of period	$0.96	$0.96	$0.96	$0.96	$0.98	$0.99	$1.00	$1.01	$1.03	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	1,694	2,252	1,981	2,566	2,643	2,894	3,509	4,019	4,601	4,655

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	91

Variable account charges of 1.25% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.46	$1.55	$1.47	$1.34	$1.37	$1.34	$1.28	$1.12	$1.08	$1.00
Accumulation unit value at end of period	$1.69	$1.46	$1.55	$1.47	$1.34	$1.37	$1.34	$1.28	$1.12	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	12	12	12	12	23	23	24	28	28	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (5/1/1996)
Accumulation unit value at beginning of period	$2.66	$2.81	$2.67	$2.42	$2.48	$2.42	$2.31	$2.02	$1.94	$1.72
Accumulation unit value at end of period	$3.07	$2.66	$2.81	$2.67	$2.42	$2.48	$2.42	$2.31	$2.02	$1.94
Number of accumulation units outstanding at end of period (000 omitted)	6,957	8,176	9,604	11,206	12,793	15,173	17,663	20,820	23,616	27,791
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.88	$1.98	$1.88	$1.71	$1.75	$1.71	$1.63	$1.43	$1.37	$1.21
Accumulation unit value at end of period	$2.16	$1.88	$1.98	$1.88	$1.71	$1.75	$1.71	$1.63	$1.43	$1.37
Number of accumulation units outstanding at end of period (000 omitted)	360	395	470	567	598	628	622	847	822	741
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.43	$1.51	$1.44	$1.32	$1.35	$1.32	$1.27	$1.12	$1.07	$1.00
Accumulation unit value at end of period	$1.64	$1.43	$1.51	$1.44	$1.32	$1.35	$1.32	$1.27	$1.12	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	16	16	8	8	580	623	684	28	23	—
Columbia Variable Portfolio – Income Opportunities Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.84	$1.94	$1.84	$1.68	$1.72	$1.68	$1.62	$1.43	$1.36	$1.22
Accumulation unit value at end of period	$2.11	$1.84	$1.94	$1.84	$1.68	$1.72	$1.68	$1.62	$1.43	$1.36
Number of accumulation units outstanding at end of period (000 omitted)	526	532	653	767	399	464	532	750	713	895
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.17	$1.18	$1.16	$1.12	$1.13	$1.09	$1.13	$1.07	$1.02	$1.00
Accumulation unit value at end of period	$1.26	$1.17	$1.18	$1.16	$1.12	$1.13	$1.09	$1.13	$1.07	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	3	3	20	179	92	118	145	172	—	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (3/5/1996)
Accumulation unit value at beginning of period	$1.97	$1.98	$1.94	$1.88	$1.90	$1.82	$1.89	$1.78	$1.69	$1.58
Accumulation unit value at end of period	$2.12	$1.97	$1.98	$1.94	$1.88	$1.90	$1.82	$1.89	$1.78	$1.69
Number of accumulation units outstanding at end of period (000 omitted)	11,741	12,941	15,532	17,808	20,652	24,259	29,291	39,761	43,797	52,791
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.42	$1.43	$1.40	$1.35	$1.37	$1.31	$1.36	$1.28	$1.22	$1.14
Accumulation unit value at end of period	$1.53	$1.42	$1.43	$1.40	$1.35	$1.37	$1.31	$1.36	$1.28	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	1,164	744	1,030	1,259	1,483	1,578	1,936	3,269	3,034	3,814
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.53	$2.67	$2.12	$2.12	$1.97	$1.75	$1.37	$1.15	$1.21	$1.00
Accumulation unit value at end of period	$3.38	$2.53	$2.67	$2.12	$2.12	$1.97	$1.75	$1.37	$1.15	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	3	3	3	3	11	11	6	6	—	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.10	$2.22	$1.76	$1.76	$1.63	$1.45	$1.13	$0.95	$0.99	$0.86
Accumulation unit value at end of period	$2.82	$2.10	$2.22	$1.76	$1.76	$1.63	$1.45	$1.13	$0.95	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	206	227	208	221	250	190	183	221	250	311
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.13	$2.27	$1.89	$1.72	$1.73	$1.54	$1.19	$1.04	$1.04	$0.91
Accumulation unit value at end of period	$2.76	$2.13	$2.27	$1.89	$1.72	$1.73	$1.54	$1.19	$1.04	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	616	606	661	497	409	329	302	406	438	441
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.05	$1.06	$1.06	$1.02	$1.06	$1.07	$1.07	$1.02	$1.01	$1.00
Accumulation unit value at end of period	$1.11	$1.05	$1.06	$1.06	$1.02	$1.06	$1.07	$1.07	$1.02	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	106	206	255	218	110	58	5	5	—	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.01	$1.08	$0.99	$0.97	$0.99	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$1.19	$1.01	$1.08	$0.99	$0.97	$0.99	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	12	62	94	149	190	187	27	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.90	$2.03	$1.67	$1.66	$1.59	$1.51	$1.17	$1.06	$1.27	$1.00
Accumulation unit value at end of period	$2.53	$1.90	$2.03	$1.67	$1.66	$1.59	$1.51	$1.17	$1.06	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	15	15	15	15	14	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (3/17/2006)
Accumulation unit value at beginning of period	$1.78	$1.90	$1.57	$1.55	$1.49	$1.41	$1.09	$0.99	$1.18	$0.95
Accumulation unit value at end of period	$2.38	$1.78	$1.90	$1.57	$1.55	$1.49	$1.41	$1.09	$0.99	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	11,112	12,582	13,913	15,352	17,356	18,998	21,172	23,576	27,721	31,578
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.96	$2.08	$1.72	$1.70	$1.63	$1.54	$1.19	$1.08	$1.29	$1.04
Accumulation unit value at end of period	$2.61	$1.96	$2.08	$1.72	$1.70	$1.63	$1.54	$1.19	$1.08	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	83	57	43	45	37	44	48	106	118	127

92	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.25% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.29	$1.57	$1.25	$1.35	$1.30	$1.44	$1.20	$1.03	$1.19	$1.00
Accumulation unit value at end of period	$1.59	$1.29	$1.57	$1.25	$1.35	$1.30	$1.44	$1.20	$1.03	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	2	5	1	—	—	—	—	—	—
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (3/5/1996)
Accumulation unit value at beginning of period	$1.53	$1.86	$1.47	$1.59	$1.53	$1.70	$1.41	$1.21	$1.40	$1.24
Accumulation unit value at end of period	$1.89	$1.53	$1.86	$1.47	$1.59	$1.53	$1.70	$1.41	$1.21	$1.40
Number of accumulation units outstanding at end of period (000 omitted)	11,674	13,435	15,068	16,695	19,593	21,089	23,789	26,997	33,208	41,245
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.19	$1.44	$1.15	$1.24	$1.19	$1.32	$1.10	$0.94	$1.09	$0.97
Accumulation unit value at end of period	$1.47	$1.19	$1.44	$1.15	$1.24	$1.19	$1.32	$1.10	$0.94	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	470	476	521	546	112	104	136	200	273	313
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.32	$2.68	$2.25	$1.90	$2.03	$1.85	$1.36	$1.17	$1.20	$1.00
Accumulation unit value at end of period	$2.89	$2.32	$2.68	$2.25	$1.90	$2.03	$1.85	$1.36	$1.17	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	5	5	5	5	5	5	5	5	—	—
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.97	$2.28	$1.91	$1.61	$1.72	$1.56	$1.15	$0.98	$1.01	$0.85
Accumulation unit value at end of period	$2.47	$1.97	$2.28	$1.91	$1.61	$1.72	$1.56	$1.15	$0.98	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	77	62	46	60	59	75	90	127	81	89
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.02	$2.36	$2.11	$1.88	$2.00	$1.81	$1.33	$1.14	$1.26	$1.00
Accumulation unit value at end of period	$2.61	$2.02	$2.36	$2.11	$1.88	$2.00	$1.81	$1.33	$1.14	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.75	$2.05	$1.83	$1.62	$1.73	$1.56	$1.15	$0.98	$1.09	$0.90
Accumulation unit value at end of period	$2.27	$1.75	$2.05	$1.83	$1.62	$1.73	$1.56	$1.15	$0.98	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	126	153	165	179	190	232	256	297	403	460
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.08	$2.42	$2.19	$1.95	$2.04	$1.95	$1.33	$1.15	$1.27	$1.00
Accumulation unit value at end of period	$2.42	$2.08	$2.42	$2.19	$1.95	$2.04	$1.95	$1.33	$1.15	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.80	$2.09	$1.88	$1.67	$1.75	$1.67	$1.14	$0.98	$1.09	$0.87
Accumulation unit value at end of period	$2.09	$1.80	$2.09	$1.88	$1.67	$1.75	$1.67	$1.14	$0.98	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	52	87	79	77	68	61	65	54	59	82
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.13	$1.15	$1.10	$1.02	$1.06	$1.03	$1.05	$0.95	$1.00	—
Accumulation unit value at end of period	$1.23	$1.13	$1.15	$1.10	$1.02	$1.06	$1.03	$1.05	$0.95	—
Number of accumulation units outstanding at end of period (000 omitted)	29	29	29	29	64	64	59	59	41	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.91	$2.25	$2.07	$1.78	$1.93	$1.90	$1.43	$1.21	$1.29	$1.00
Accumulation unit value at end of period	$2.31	$1.91	$2.25	$2.07	$1.78	$1.93	$1.90	$1.43	$1.21	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	5	12	10	8	6	4	—
*Columbia Variable Portfolio – U.S. Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.04	$1.04	$1.02	$1.01	$1.01	$0.97	$1.00	$1.00	$1.00	$1.00
Accumulation unit value at end of period	$1.10	$1.04	$1.04	$1.02	$1.01	$1.01	$0.97	$1.00	$1.00	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	18	18	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.15	$1.15	$1.12	$1.11	$1.11	$1.06	$1.10	$1.09	$1.09	$1.07
Accumulation unit value at end of period	$1.21	$1.15	$1.15	$1.12	$1.11	$1.11	$1.06	$1.10	$1.09	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	291	277	302	843	865	678	1,029	1,516	1,823	2,648
Credit Suisse Trust – Commodity Return Strategy Portfolio (6/26/2006)
Accumulation unit value at beginning of period	$0.45	$0.52	$0.52	$0.47	$0.63	$0.77	$0.87	$0.90	$1.05	$0.91
Accumulation unit value at end of period	$0.48	$0.45	$0.52	$0.52	$0.47	$0.63	$0.77	$0.87	$0.90	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	217	239	252	282	327	379	504	498	583	663
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.12	$1.15	$1.11	$1.09	$1.10	$1.05	$1.10	$1.06	$1.00	$1.00
Accumulation unit value at end of period	$1.21	$1.12	$1.15	$1.11	$1.09	$1.10	$1.05	$1.10	$1.06	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.22	$1.49	$1.23	$1.29	$1.32	$1.43	$1.20	$1.01	$1.17	$1.00
Accumulation unit value at end of period	$1.43	$1.22	$1.49	$1.23	$1.29	$1.32	$1.43	$1.20	$1.01	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	93

Variable account charges of 1.25% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.88	$0.97	$0.99	$1.10	$1.12	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$0.87	$0.88	$0.97	$0.99	$1.10	$1.12	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	151	205	199	486	531	171	135	—	—	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.18	$1.21	$1.19	$1.11	$1.15	$1.07	$1.15	$1.10	$1.02	$1.00
Accumulation unit value at end of period	$1.26	$1.18	$1.21	$1.19	$1.11	$1.15	$1.07	$1.15	$1.10	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	3	3	3	3	3	3	3	13	—	—
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.39	$1.41	$1.39	$1.30	$1.34	$1.25	$1.34	$1.28	$1.18	$1.15
Accumulation unit value at end of period	$1.48	$1.39	$1.41	$1.39	$1.30	$1.34	$1.25	$1.34	$1.28	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	385	402	478	511	558	613	683	1,029	1,099	1,299
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.54	$1.65	$1.58	$1.53	$1.57	$1.39	$1.37	$1.07	$1.19	$1.00
Accumulation unit value at end of period	$1.91	$1.54	$1.65	$1.58	$1.53	$1.57	$1.39	$1.37	$1.07	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.14	$1.40	$1.13	$1.06	$1.16	$1.28	$1.08	$0.94	$1.18	$1.00
Accumulation unit value at end of period	$1.27	$1.14	$1.40	$1.13	$1.06	$1.16	$1.28	$1.08	$0.94	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	7	7	7	7	15	15	15	15	7	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.02	$1.23	$1.01	$0.98	$1.03	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$1.17	$1.02	$1.23	$1.01	$0.98	$1.03	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	60	83	56	23	13	12	18	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 1) (4/29/2016)
Accumulation unit value at beginning of period	$1.34	$1.39	$1.06	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.74	$1.34	$1.39	$1.06	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	978	1,117	1,124	1,251	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.70	$2.81	$2.14	$2.05	$1.88	$1.70	$1.33	$1.18	$1.21	$1.00
Accumulation unit value at end of period	$3.50	$2.70	$2.81	$2.14	$2.05	$1.88	$1.70	$1.33	$1.18	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.51	$2.58	$1.99	$2.07	$1.98	$1.82	$1.36	$1.21	$1.23	$1.00
Accumulation unit value at end of period	$3.28	$2.51	$2.58	$1.99	$2.07	$1.98	$1.82	$1.36	$1.21	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.14	$2.41	$2.08	$1.85	$1.89	$1.74	$1.30	$1.14	$1.15	$1.00
Accumulation unit value at end of period	$2.73	$2.14	$2.41	$2.08	$1.85	$1.89	$1.74	$1.30	$1.14	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	1	1	1
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.54	$2.51	$1.92	$1.89	$1.80	$1.70	$1.31	$1.19	$1.24	$1.00
Accumulation unit value at end of period	$3.19	$2.54	$2.51	$1.92	$1.89	$1.80	$1.70	$1.31	$1.19	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.91	$2.14	$1.87	$1.66	$1.83	$1.70	$1.34	$1.20	$1.17	$1.00
Accumulation unit value at end of period	$2.38	$1.91	$2.14	$1.87	$1.66	$1.83	$1.70	$1.34	$1.20	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	14	14	14	14	—	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.05	$1.06	$1.04	$1.03	$1.05	$1.01	$1.05	$1.04	$1.00	$1.00
Accumulation unit value at end of period	$1.12	$1.05	$1.06	$1.04	$1.03	$1.05	$1.01	$1.05	$1.04	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	2	2	2	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.31	$2.60	$2.28	$1.91	$1.94	$1.75	$1.31	$1.13	$1.23	$1.00
Accumulation unit value at end of period	$2.91	$2.31	$2.60	$2.28	$1.91	$1.94	$1.75	$1.31	$1.13	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	8	9	11	8	13	9	9	10	4	—
CTIVP® – Victory Sycamore Established Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.22	$2.50	$2.19	$1.84	$1.86	$1.68	$1.25	$1.08	$1.17	$0.97
Accumulation unit value at end of period	$2.81	$2.22	$2.50	$2.19	$1.84	$1.86	$1.68	$1.25	$1.08	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	118	137	132	134	138	80	80	62	74	61
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.97	$0.97	$0.98	$0.98	$0.99	$1.00	$1.02	$1.01	$1.00	$1.00
Accumulation unit value at end of period	$0.99	$0.97	$0.97	$0.98	$0.98	$0.99	$1.00	$1.02	$1.01	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	153	127	96	159	31	15	—	—	—	—

94	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.25% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.10	$2.21	$1.82	$1.78	$1.86	$1.73	$1.37	$1.20	$1.19	$1.00
Accumulation unit value at end of period	$2.94	$2.10	$2.21	$1.82	$1.78	$1.86	$1.73	$1.37	$1.20	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	9	9	9	9	17	17	17	19	6	2
CTIVP® – William Blair International Leaders Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.29	$1.61	$1.29	$1.35	$1.41	$1.42	$1.21	$1.06	$1.16	$1.00
Accumulation unit value at end of period	$1.60	$1.29	$1.61	$1.29	$1.35	$1.41	$1.42	$1.21	$1.06	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.92	$1.02	$0.97	$0.93	$1.01	$0.99	$1.00	$1.00	—	—
Accumulation unit value at end of period	$1.03	$0.92	$1.02	$0.97	$0.93	$1.01	$0.99	$1.00	—	—
Number of accumulation units outstanding at end of period (000 omitted)	146	175	166	179	187	189	143	24	—	—
Eaton Vance VT Floating-Rate Income Fund – Initial Class (6/26/2006)
Accumulation unit value at beginning of period	$1.32	$1.34	$1.31	$1.22	$1.24	$1.25	$1.22	$1.15	$1.14	$1.05
Accumulation unit value at end of period	$1.39	$1.32	$1.34	$1.31	$1.22	$1.24	$1.25	$1.22	$1.15	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	997	1,284	1,315	1,474	1,719	1,905	2,312	1,779	2,005	1,589
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$2.04	$2.21	$1.84	$1.73	$1.74	$1.58	$1.22	$1.07	$1.11	$0.96
Accumulation unit value at end of period	$2.64	$2.04	$2.21	$1.84	$1.73	$1.74	$1.58	$1.22	$1.07	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	2,341	2,570	2,805	2,773	2,874	2,898	3,127	2,960	2,966	3,081
Fidelity® VIP Mid Cap Portfolio Service Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.95	$2.32	$1.95	$1.76	$1.81	$1.73	$1.29	$1.14	$1.30	$1.02
Accumulation unit value at end of period	$2.38	$1.95	$2.32	$1.95	$1.76	$1.81	$1.73	$1.29	$1.14	$1.30
Number of accumulation units outstanding at end of period (000 omitted)	950	1,013	1,125	1,239	1,339	1,457	1,636	1,733	1,819	2,025
Fidelity® VIP Overseas Portfolio Service Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.20	$1.43	$1.11	$1.19	$1.16	$1.28	$1.00	$0.84	$1.03	$0.92
Accumulation unit value at end of period	$1.51	$1.20	$1.43	$1.11	$1.19	$1.16	$1.28	$1.00	$0.84	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	218	248	274	345	373	289	300	301	320	390
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.10	$1.03	$0.97	$1.00	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.15	$1.05	$1.10	$1.03	$0.97	$1.00	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,390	1,693	1,571	1,054	506	549	206	—	—	—
Franklin Global Real Estate VIP Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.00	$1.09	$1.00	$1.00	$1.01	$0.89	$0.88	$0.70	$0.75	$0.63
Accumulation unit value at end of period	$1.21	$1.00	$1.09	$1.00	$1.00	$1.01	$0.89	$0.88	$0.70	$0.75
Number of accumulation units outstanding at end of period (000 omitted)	186	265	303	479	559	563	614	557	568	694
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.17	$1.24	$1.14	$1.01	$1.10	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.34	$1.17	$1.24	$1.14	$1.01	$1.10	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	188	229	313	274	210	441	35	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.52	$1.69	$1.58	$1.38	$1.47	$1.39	$1.10	$0.97	$1.00	$0.91
Accumulation unit value at end of period	$1.84	$1.52	$1.69	$1.58	$1.38	$1.47	$1.39	$1.10	$0.97	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	351	429	571	566	673	727	817	855	946	1,026
Franklin Small Cap Value VIP Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.85	$2.15	$1.97	$1.53	$1.67	$1.68	$1.25	$1.07	$1.13	$0.89
Accumulation unit value at end of period	$2.31	$1.85	$2.15	$1.97	$1.53	$1.67	$1.68	$1.25	$1.07	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	153	161	174	175	188	232	247	259	295	341
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.86	$0.93	$0.90	$0.91	$0.97	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.92	$0.86	$0.93	$0.90	$0.91	$0.97	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	24	33	12	28	—	3	—	—	—	—
Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares (6/26/2006)
Accumulation unit value at beginning of period	$2.02	$2.18	$1.78	$1.63	$1.65	$1.43	$1.05	$0.93	$0.91	$0.81
Accumulation unit value at end of period	$2.49	$2.02	$2.18	$1.78	$1.63	$1.65	$1.43	$1.05	$0.93	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	187	248	238	258	284	331	374	351	304	348
Invesco Oppenheimer V.I. Global Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.79	$2.10	$1.56	$1.58	$1.54	$1.53	$1.22	$1.02	$1.13	$0.99
Accumulation unit value at end of period	$2.33	$1.79	$2.10	$1.56	$1.58	$1.54	$1.53	$1.22	$1.02	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	580	658	680	802	801	756	828	838	847	807
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.44	$1.53	$1.46	$1.39	$1.44	$1.43	$1.45	$1.30	$1.31	$1.15
Accumulation unit value at end of period	$1.57	$1.44	$1.53	$1.46	$1.39	$1.44	$1.43	$1.45	$1.30	$1.31
Number of accumulation units outstanding at end of period (000 omitted)	1,058	1,261	1,416	1,653	1,859	2,144	3,076	3,703	4,013	4,615

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	95

Variable account charges of 1.25% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Invesco Oppenheimer V.I. Main Street Fund, Series II Shares (4/28/2017)
Accumulation unit value at beginning of period	$0.98	$1.08	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.27	$0.98	$1.08	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	12	39	73	—	—	—	—	—	—	—
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.98	$2.24	$1.99	$1.71	$1.85	$1.68	$1.21	$1.04	$1.08	$0.89
Accumulation unit value at end of period	$2.47	$1.98	$2.24	$1.99	$1.71	$1.85	$1.68	$1.21	$1.04	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	188	238	209	277	336	337	336	340	352	430
Invesco V.I. American Franchise Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.77	$1.86	$1.48	$1.47	$1.42	$1.33	$0.96	$1.00	—	—
Accumulation unit value at end of period	$2.38	$1.77	$1.86	$1.48	$1.47	$1.42	$1.33	$0.96	—	—
Number of accumulation units outstanding at end of period (000 omitted)	96	106	89	106	94	88	88	88	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$1.15	$1.06	$0.97	$1.02	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.21	$1.06	$1.15	$1.06	$0.97	$1.02	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	150	233	237	206	239	223	184	—	—	—
Invesco V.I. Comstock Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.77	$2.04	$1.76	$1.52	$1.64	$1.53	$1.14	$0.97	$1.00	$0.88
Accumulation unit value at end of period	$2.18	$1.77	$2.04	$1.76	$1.52	$1.64	$1.53	$1.14	$0.97	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	246	311	359	430	461	527	593	614	703	826
Invesco V.I. Core Equity Fund, Series I Shares (3/5/1996)
Accumulation unit value at beginning of period	$3.06	$3.42	$3.06	$2.81	$3.02	$2.83	$2.22	$1.97	$2.00	$1.85
Accumulation unit value at end of period	$3.90	$3.06	$3.42	$3.06	$2.81	$3.02	$2.83	$2.22	$1.97	$2.00
Number of accumulation units outstanding at end of period (000 omitted)	18,198	20,443	22,879	25,749	28,818	32,557	36,480	41,628	49,041	58,751
Invesco V.I. Diversified Dividend Fund, Series II Shares (4/29/2011)
Accumulation unit value at beginning of period	$1.70	$1.87	$1.74	$1.54	$1.53	$1.38	$1.07	$0.91	$1.00	—
Accumulation unit value at end of period	$2.09	$1.70	$1.87	$1.74	$1.54	$1.53	$1.38	$1.07	$0.91	—
Number of accumulation units outstanding at end of period (000 omitted)	138	191	260	294	228	99	85	92	68	—
Invesco V.I. Health Care Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$2.19	$2.20	$1.93	$2.21	$2.18	$1.85	$1.33	$1.12	$1.09	$1.06
Accumulation unit value at end of period	$2.86	$2.19	$2.20	$1.93	$2.21	$2.18	$1.85	$1.33	$1.12	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	129	126	175	183	191	131	115	85	97	39
Invesco V.I. International Growth Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.41	$1.68	$1.39	$1.41	$1.47	$1.49	$1.27	$1.11	$1.21	$1.09
Accumulation unit value at end of period	$1.78	$1.41	$1.68	$1.39	$1.41	$1.47	$1.49	$1.27	$1.11	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	239	307	325	335	381	359	344	313	319	368
Invesco V.I. Mid Cap Growth Fund, Series II Shares* (4/27/2012)
Accumulation unit value at beginning of period	$1.55	$1.67	$1.39	$1.40	$1.40	$1.31	$0.97	$1.00	—	—
Accumulation unit value at end of period	$2.06	$1.55	$1.67	$1.39	$1.40	$1.40	$1.31	$0.97	—	—
Number of accumulation units outstanding at end of period (000 omitted)	99	111	97	108	102	67	65	63	—	—
*Invesco V.I. Mid Cap Growth Fund, Series II Shares is scheduled to merge into Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund, Series II Shares sometime during the second quarter of 2020.
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.14	$0.98	$1.02	$1.12	$1.20	$1.00	—	—	—
Accumulation unit value at end of period	$1.28	$1.07	$1.14	$0.98	$1.02	$1.12	$1.20	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	116	99	106	100	160	214	436	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.99	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.19	$0.99	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	362	52	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$1.03	$1.01	$1.00	$1.01	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.09	$1.01	$1.03	$1.01	$1.00	$1.01	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	361	226	327	678	515	154	61	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (5/1/2007)
Accumulation unit value at beginning of period	$1.84	$1.92	$1.52	$1.54	$1.48	$1.33	$1.04	$0.89	$0.95	$0.84
Accumulation unit value at end of period	$2.46	$1.84	$1.92	$1.52	$1.54	$1.48	$1.33	$1.04	$0.89	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	226	203	206	234	247	220	240	320	359	477
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.25	$1.36	$1.14	$1.12	$1.14	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.46	$1.25	$1.36	$1.14	$1.12	$1.14	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	111	112	107	132	150	408	267	—	—	—

96	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.25% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
MFS® Massachusetts Investors Growth Stock Portfolio – Service Class (3/27/2015)
Accumulation unit value at beginning of period	$1.28	$1.29	$1.02	$0.97	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$1.76	$1.28	$1.29	$1.02	$0.97	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	401	414	477	606	718	—	—	—	—	—
MFS® Utilities Series – Service Class (6/26/2006)
Accumulation unit value at beginning of period	$2.28	$2.29	$2.02	$1.84	$2.19	$1.97	$1.66	$1.48	$1.41	$1.26
Accumulation unit value at end of period	$2.80	$2.28	$2.29	$2.02	$1.84	$2.19	$1.97	$1.66	$1.48	$1.41
Number of accumulation units outstanding at end of period (000 omitted)	410	472	533	465	405	487	504	486	531	519
Morgan Stanley VIF Discovery Portfolio, Class II Shares (6/26/2006)
Accumulation unit value at beginning of period	$2.33	$2.14	$1.56	$1.73	$1.87	$1.86	$1.37	$1.28	$1.39	$1.07
Accumulation unit value at end of period	$3.23	$2.33	$2.14	$1.56	$1.73	$1.87	$1.86	$1.37	$1.28	$1.39
Number of accumulation units outstanding at end of period (000 omitted)	263	294	252	254	234	241	229	221	205	188
Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.36	$1.50	$1.38	$1.36	$1.39	$1.24	$1.22	$0.95	$1.07	$0.89
Accumulation unit value at end of period	$1.58	$1.36	$1.50	$1.38	$1.36	$1.39	$1.24	$1.22	$0.95	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	168	226	251	256	266	279	306	312	356	436
Neuberger Berman AMT International Equity Portfolio (Class S) (6/26/2006)
Accumulation unit value at beginning of period	$1.14	$1.39	$1.11	$1.14	$1.14	$1.19	$1.02	$0.88	$1.01	$0.84
Accumulation unit value at end of period	$1.43	$1.14	$1.39	$1.11	$1.14	$1.14	$1.19	$1.02	$0.88	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	73	113	110	86	85	97	94	104	91	109
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (6/26/2006)
Accumulation unit value at beginning of period	$2.02	$2.17	$1.86	$1.72	$1.75	$1.61	$1.19	$1.08	$1.13	$0.93
Accumulation unit value at end of period	$2.50	$2.02	$2.17	$1.86	$1.72	$1.75	$1.61	$1.19	$1.08	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	108	53	77	94	107	104	130	118	128	113
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.88	$0.95	$0.91	$0.92	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.00	$0.88	$0.95	$0.91	$0.92	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3	3	—	—	—	—	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (6/26/2006)
Accumulation unit value at beginning of period	$1.48	$1.59	$1.42	$1.27	$1.42	$1.43	$1.45	$1.28	$1.27	$1.14
Accumulation unit value at end of period	$1.64	$1.48	$1.59	$1.42	$1.27	$1.42	$1.43	$1.45	$1.28	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	573	581	718	726	913	1,683	2,030	2,306	2,096	1,585
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.03	$1.10	$0.98	$0.95	$0.97	$0.94	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.18	$1.03	$1.10	$0.98	$0.95	$0.97	$0.94	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	9	28	1	—	2	2	2	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.01	$1.03	$0.99	$0.98	$0.99	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.08	$1.01	$1.03	$0.99	$0.98	$0.99	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	256	71	34	26	26	18	9	—	—	—
Putnam VT Sustainable Leaders Fund – Class IA Shares (3/5/1996)
Accumulation unit value at beginning of period	$3.17	$3.25	$2.54	$2.38	$2.41	$2.15	$1.59	$1.37	$1.46	$1.24
Accumulation unit value at end of period	$4.28	$3.17	$3.25	$2.54	$2.38	$2.41	$2.15	$1.59	$1.37	$1.46
Number of accumulation units outstanding at end of period (000 omitted)	17,005	18,846	20,744	22,792	25,133	27,826	30,597	34,299	39,973	47,515
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.96	$0.95	$0.94	$0.93	$0.98	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$0.96	$0.96	$0.95	$0.94	$0.93	$0.98	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	163	180	215	254	282	225	135	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.71	$0.86	$0.78	$0.53	$0.71	$0.76	$1.00	—	—	—
Accumulation unit value at end of period	$0.98	$0.71	$0.86	$0.78	$0.53	$0.71	$0.76	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	65	133	98	78	67	25	5	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.62	$1.80	$1.53	$1.47	$1.49	$1.43	$1.20	$1.07	$1.12	$1.00
Accumulation unit value at end of period	$1.95	$1.62	$1.80	$1.53	$1.47	$1.49	$1.43	$1.20	$1.07	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	2,223	2,252	1,825	1,783	1,797	1,578	1,962	1,512	1,375	203
Variable Portfolio – Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.63	$1.80	$1.54	$1.47	$1.50	$1.44	$1.20	$1.07	$1.12	$1.00
Accumulation unit value at end of period	$1.95	$1.63	$1.80	$1.54	$1.47	$1.50	$1.44	$1.20	$1.07	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	3,572	3,884	3,850	4,142	4,286	4,659	4,445	4,233	4,638	4,914
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.42	$1.75	$1.34	$1.37	$1.41	$1.49	$1.23	$1.03	$1.21	$1.00
Accumulation unit value at end of period	$1.82	$1.42	$1.75	$1.34	$1.37	$1.41	$1.49	$1.23	$1.03	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	3	3	3	3	3	3	3	3	3	—
*Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	97

Variable account charges of 1.25% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.21	$1.26	$1.19	$1.17	$1.18	$1.15	$1.13	$1.06	$1.04	$1.00
Accumulation unit value at end of period	$1.32	$1.21	$1.26	$1.19	$1.17	$1.18	$1.15	$1.13	$1.06	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	2,727	2,255	2,614	3,291	3,828	3,847	3,852	4,741	3,692	1,762
Variable Portfolio – Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.21	$1.26	$1.19	$1.17	$1.18	$1.15	$1.13	$1.06	$1.04	$1.00
Accumulation unit value at end of period	$1.32	$1.21	$1.26	$1.19	$1.17	$1.18	$1.15	$1.13	$1.06	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	3,392	3,987	5,125	6,697	7,405	8,911	11,518	19,722	19,589	23,879
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.97	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.11	$0.97	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	15	37	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.99	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.16	$0.99	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.05	$1.09	$1.03	$1.01	$1.03	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$1.16	$1.05	$1.09	$1.03	$1.01	$1.03	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	163	131	69	75	1	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.07	$1.13	$1.03	$1.01	$1.04	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.20	$1.07	$1.13	$1.03	$1.01	$1.04	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	42	35	11	31	—	204	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.10	$1.21	$1.04	$1.02	$1.07	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$1.28	$1.10	$1.21	$1.04	$1.02	$1.07	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	257	267	167	108	160	—	—	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (11/18/2013)
Accumulation unit value at beginning of period	$1.09	$1.17	$1.04	$1.02	$1.06	$1.02	$1.00	—	—	—
Accumulation unit value at end of period	$1.25	$1.09	$1.17	$1.04	$1.02	$1.06	$1.02	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	507	547	444	272	125	91	—	—	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.43	$1.53	$1.37	$1.33	$1.35	$1.30	$1.18	$1.08	$1.09	$1.00
Accumulation unit value at end of period	$1.64	$1.43	$1.53	$1.37	$1.33	$1.35	$1.30	$1.18	$1.08	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	12,559	13,001	13,990	15,131	15,649	17,400	18,017	15,675	14,804	7,564
Variable Portfolio – Moderate Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.43	$1.53	$1.37	$1.33	$1.35	$1.30	$1.18	$1.08	$1.09	$1.00
Accumulation unit value at end of period	$1.64	$1.43	$1.53	$1.37	$1.33	$1.35	$1.30	$1.18	$1.08	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	15,226	17,471	20,849	25,392	28,829	31,949	37,695	40,536	45,364	50,299
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.53	$1.67	$1.45	$1.40	$1.43	$1.37	$1.20	$1.08	$1.11	$1.00
Accumulation unit value at end of period	$1.79	$1.53	$1.67	$1.45	$1.40	$1.43	$1.37	$1.20	$1.08	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	6,165	6,989	7,268	7,740	8,379	8,171	8,503	7,743	7,528	3,727
Variable Portfolio – Moderately Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.53	$1.67	$1.45	$1.40	$1.43	$1.37	$1.20	$1.08	$1.11	$1.00
Accumulation unit value at end of period	$1.80	$1.53	$1.67	$1.45	$1.40	$1.43	$1.37	$1.20	$1.08	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	13,124	14,690	16,507	17,667	19,413	20,043	19,987	19,791	22,032	24,539
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.31	$1.39	$1.28	$1.24	$1.26	$1.22	$1.15	$1.07	$1.07	$1.00
Accumulation unit value at end of period	$1.47	$1.31	$1.39	$1.28	$1.24	$1.26	$1.22	$1.15	$1.07	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	4,293	4,510	4,656	5,138	5,279	6,166	6,354	7,326	6,257	1,853
Variable Portfolio – Moderately Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.32	$1.39	$1.28	$1.25	$1.27	$1.22	$1.16	$1.08	$1.07	$1.00
Accumulation unit value at end of period	$1.48	$1.32	$1.39	$1.28	$1.25	$1.27	$1.22	$1.16	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	6,250	7,587	9,409	10,952	13,639	16,144	18,523	22,396	24,570	26,919
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.10	$1.12	$1.09	$1.08	$1.09	$1.05	$1.09	$1.06	$1.00	$1.00
Accumulation unit value at end of period	$1.18	$1.10	$1.12	$1.09	$1.08	$1.09	$1.05	$1.09	$1.06	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	64	161	—	—	—	—	—	—	—
Variable Portfolio – Partners Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.94	$2.14	$1.81	$1.67	$1.69	$1.53	$1.21	$1.11	$1.16	$1.00
Accumulation unit value at end of period	$2.42	$1.94	$2.14	$1.81	$1.67	$1.69	$1.53	$1.21	$1.11	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—

98	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.25% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Partners Core Equity Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.67	$1.84	$1.55	$1.43	$1.44	$1.31	$1.03	$0.94	$0.99	$0.90
Accumulation unit value at end of period	$2.09	$1.67	$1.84	$1.55	$1.43	$1.44	$1.31	$1.03	$0.94	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	90	111	123	131	161	169	177	173	218	345
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.03	$2.16	$1.85	$1.76	$1.88	$1.91	$1.39	$1.26	$1.29	$1.00
Accumulation unit value at end of period	$2.43	$2.03	$2.16	$1.85	$1.76	$1.88	$1.91	$1.39	$1.26	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	4	4	4	4	4	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.73	$2.03	$1.92	$1.55	$1.74	$1.73	$1.30	$1.16	$1.23	$1.00
Accumulation unit value at end of period	$2.04	$1.73	$2.03	$1.92	$1.55	$1.74	$1.73	$1.30	$1.16	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	4	4	4	4	4	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.68	$1.97	$1.86	$1.50	$1.68	$1.66	$1.25	$1.11	$1.18	$0.96
Accumulation unit value at end of period	$1.98	$1.68	$1.97	$1.86	$1.50	$1.68	$1.66	$1.25	$1.11	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	80	103	126	138	122	141	197	230	322	442
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.07	$1.11	$1.00	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.21	$1.07	$1.11	$1.00	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	86	59	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.15	$1.21	$1.03	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.36	$1.15	$1.21	$1.03	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	173	139	25	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.11	$1.16	$1.02	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.29	$1.11	$1.16	$1.02	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	278	140	—	—	—	—	—	—	—	—
Wanger International (6/26/2006)
Accumulation unit value at beginning of period	$1.65	$2.04	$1.55	$1.59	$1.61	$1.71	$1.41	$1.18	$1.39	$1.13
Accumulation unit value at end of period	$2.12	$1.65	$2.04	$1.55	$1.59	$1.61	$1.71	$1.41	$1.18	$1.39
Number of accumulation units outstanding at end of period (000 omitted)	474	561	584	663	688	663	698	717	782	886
Wanger USA (6/26/2006)
Accumulation unit value at beginning of period	$2.24	$2.30	$1.95	$1.73	$1.77	$1.71	$1.29	$1.09	$1.14	$0.94
Accumulation unit value at end of period	$2.90	$2.24	$2.30	$1.95	$1.73	$1.77	$1.71	$1.29	$1.09	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	409	487	563	603	632	696	834	881	928	987
Wells Fargo VT International Equity Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.10	$1.35	$1.10	$1.07	$1.07	$1.14	$0.97	$0.86	$1.00	$0.87
Accumulation unit value at end of period	$1.25	$1.10	$1.35	$1.10	$1.07	$1.07	$1.14	$0.97	$0.86	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	198	250	289	217	281	252	204	195	219	250
Wells Fargo VT Opportunity Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$2.14	$2.34	$1.97	$1.77	$1.85	$1.70	$1.32	$1.15	$1.24	$1.01
Accumulation unit value at end of period	$2.78	$2.14	$2.34	$1.97	$1.77	$1.85	$1.70	$1.32	$1.15	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	58	72	103	113	127	141	185	226	291	83
Wells Fargo VT Small Cap Growth Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$2.57	$2.57	$2.07	$1.94	$2.02	$2.09	$1.41	$1.32	$1.40	$1.12
Accumulation unit value at end of period	$3.17	$2.57	$2.57	$2.07	$1.94	$2.02	$2.09	$1.41	$1.32	$1.40
Number of accumulation units outstanding at end of period (000 omitted)	113	154	137	163	178	208	253	295	313	351
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.11	$1.04	$0.91	$0.98	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.19	$1.05	$1.11	$1.04	$0.91	$0.98	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	26	140	180	71	12	32	8	—	—	—

Variable account charges of 1.30% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.12	$1.23	$1.09	$1.07	$1.09	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$1.28	$1.12	$1.23	$1.09	$1.07	$1.09	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,242	1,383	1,259	815	1,024	598	412	—	—	—
AB VPS Global Thematic Growth Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$1.57	$1.77	$1.32	$1.34	$1.33	$1.28	$1.06	$0.95	$1.25	$1.07
Accumulation unit value at end of period	$2.01	$1.57	$1.77	$1.32	$1.34	$1.33	$1.28	$1.06	$0.95	$1.25
Number of accumulation units outstanding at end of period (000 omitted)	98	93	122	131	174	194	213	214	293	443

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	99

Variable account charges of 1.30% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Growth and Income Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$1.95	$2.09	$1.79	$1.63	$1.63	$1.51	$1.14	$0.98	$0.94	$0.84
Accumulation unit value at end of period	$2.37	$1.95	$2.09	$1.79	$1.63	$1.63	$1.51	$1.14	$0.98	$0.94
Number of accumulation units outstanding at end of period (000 omitted)	236	274	263	353	421	461	512	480	431	492
AB VPS International Value Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$0.76	$1.00	$0.81	$0.82	$0.82	$0.88	$0.73	$0.65	$0.81	$0.79
Accumulation unit value at end of period	$0.87	$0.76	$1.00	$0.81	$0.82	$0.82	$0.88	$0.73	$0.65	$0.81
Number of accumulation units outstanding at end of period (000 omitted)	1,936	2,222	2,511	2,895	2,994	3,285	3,513	3,914	4,688	5,887
AB VPS Large Cap Growth Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$2.58	$2.55	$1.96	$1.94	$1.78	$1.58	$1.17	$1.02	$1.07	$0.99
Accumulation unit value at end of period	$3.42	$2.58	$2.55	$1.96	$1.94	$1.78	$1.58	$1.17	$1.02	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	2,373	2,019	1,412	1,489	1,486	1,000	814	630	485	344
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.78	$0.98	$1.00	$0.72	$1.17	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$0.93	$0.78	$0.98	$1.00	$0.72	$1.17	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,017	2,397	2,684	2,792	2,313	1,891	742	—	—	—
American Century VP Mid Cap Value, Class II (6/26/2006)
Accumulation unit value at beginning of period	$2.29	$2.67	$2.43	$2.00	$2.06	$1.80	$1.40	$1.22	$1.25	$1.06
Accumulation unit value at end of period	$2.92	$2.29	$2.67	$2.43	$2.00	$2.06	$1.80	$1.40	$1.22	$1.25
Number of accumulation units outstanding at end of period (000 omitted)	770	876	965	1,000	930	986	1,059	1,168	1,278	1,384
American Century VP Ultra®, Class II (6/26/2006)
Accumulation unit value at beginning of period	$2.47	$2.49	$1.91	$1.86	$1.77	$1.64	$1.21	$1.08	$1.08	$0.95
Accumulation unit value at end of period	$3.28	$2.47	$2.49	$1.91	$1.86	$1.77	$1.64	$1.21	$1.08	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	144	199	176	169	168	226	233	312	337	421
American Century VP Value, Class II (6/26/2006)
Accumulation unit value at beginning of period	$1.82	$2.03	$1.89	$1.59	$1.68	$1.51	$1.16	$1.03	$1.03	$0.93
Accumulation unit value at end of period	$2.28	$1.82	$2.03	$1.89	$1.59	$1.68	$1.51	$1.16	$1.03	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	3,154	3,262	3,434	3,493	3,401	3,354	3,201	3,226	2,947	2,972
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.20	$1.31	$1.17	$1.14	$1.17	$1.16	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.39	$1.20	$1.31	$1.17	$1.14	$1.17	$1.16	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,657	4,776	4,420	4,445	3,549	2,594	2,067	295	—	—
BNY Mellon Variable Investment Fund, International Equity Portfolio – Service Shares* (6/26/2006)
Accumulation unit value at beginning of period	$1.13	$1.36	$1.09	$1.17	$1.17	$1.22	$1.05	$0.87	$1.03	$0.95
Accumulation unit value at end of period	$1.34	$1.13	$1.36	$1.09	$1.17	$1.17	$1.22	$1.05	$0.87	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	178	207	201	219	259	283	345	325	458	646
*BNY Mellon Variable Investment Fund, International Equity Portfolio – Service Shares is scheduled to liquidate on or about April 30, 2020.
ClearBridge Variable Small Cap Growth Portfolio – Class I (4/27/2007)
Accumulation unit value at beginning of period	$2.25	$2.20	$1.79	$1.72	$1.82	$1.77	$1.22	$1.04	$1.03	$0.84
Accumulation unit value at end of period	$2.81	$2.25	$2.20	$1.79	$1.72	$1.82	$1.77	$1.22	$1.04	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	332	339	294	375	392	540	640	444	337	376
Columbia Variable Portfolio – Balanced Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.75	$1.89	$1.67	$1.59	$1.58	$1.46	$1.21	$1.08	$1.07	$0.96
Accumulation unit value at end of period	$2.12	$1.75	$1.89	$1.67	$1.59	$1.58	$1.46	$1.21	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	13,547	14,014	12,961	11,038	7,831	4,461	3,300	1,982	2,107	2,324
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.51	$0.60	$0.60	$0.54	$0.72	$0.92	$1.00	—	—	—
Accumulation unit value at end of period	$0.54	$0.51	$0.60	$0.60	$0.54	$0.72	$0.92	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	453	438	440	419	135	20	21	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.57	$1.75	$1.46	$1.37	$1.35	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$2.06	$1.57	$1.75	$1.46	$1.37	$1.35	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,086	2,261	2,209	1,974	1,507	867	406	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.58	$2.72	$2.22	$2.09	$2.10	$1.85	$1.40	$1.25	$1.20	$1.00
Accumulation unit value at end of period	$3.17	$2.58	$2.72	$2.22	$2.09	$2.10	$1.85	$1.40	$1.25	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	1,436	1,286	858	831	955	466	300	62	1	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.05	$2.16	$1.76	$1.65	$1.66	$1.46	$1.11	$0.98	$0.95	$0.82
Accumulation unit value at end of period	$2.52	$2.05	$2.16	$1.76	$1.65	$1.66	$1.46	$1.11	$0.98	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	480	389	434	528	653	452	325	423	340	256

100	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.30% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.79	$0.87	$0.86	$0.90	$0.92	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$0.79	$0.79	$0.87	$0.86	$0.90	$0.92	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	499	462	670	809	661	347	407	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.93	$2.08	$1.84	$1.65	$1.72	$1.59	$1.27	$1.13	$1.21	$1.00
Accumulation unit value at end of period	$2.35	$1.93	$2.08	$1.84	$1.65	$1.72	$1.59	$1.27	$1.13	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	2,422	2,209	2,853	2,633	1,877	1,567	1,365	456	88	12
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.65	$1.78	$1.58	$1.41	$1.46	$1.35	$1.08	$0.96	$1.02	$0.89
Accumulation unit value at end of period	$2.02	$1.65	$1.78	$1.58	$1.41	$1.46	$1.35	$1.08	$0.96	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	2,959	3,385	3,692	4,268	4,803	5,900	6,330	6,495	7,829	9,754
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$1.06	$0.96	$0.88	$0.90	$0.90	$1.00	—	—	—
Accumulation unit value at end of period	$1.07	$0.97	$1.06	$0.96	$0.88	$0.90	$0.90	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	716	705	742	406	412	399	139	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.09	$1.41	$0.98	$0.94	$1.05	$1.09	$1.13	$0.95	$1.22	$1.00
Accumulation unit value at end of period	$1.42	$1.09	$1.41	$0.98	$0.94	$1.05	$1.09	$1.13	$0.95	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	2,437	2,834	2,387	2,038	2,041	1,348	1,157	788	256	111
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.54	$1.99	$1.37	$1.32	$1.47	$1.53	$1.57	$1.32	$1.70	$1.44
Accumulation unit value at end of period	$2.00	$1.54	$1.99	$1.37	$1.32	$1.47	$1.53	$1.57	$1.32	$1.70
Number of accumulation units outstanding at end of period (000 omitted)	967	1,088	1,327	1,441	1,555	1,798	1,981	2,151	2,465	3,314
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.89	$0.96	$0.92	$0.94	$1.02	$1.02	$1.12	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$0.97	$0.89	$0.96	$0.92	$0.94	$1.02	$1.02	$1.12	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	986	927	886	981	1,064	991	762	474	133	119
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.10	$1.18	$1.13	$1.16	$1.25	$1.26	$1.38	$1.31	$1.27	$1.21
Accumulation unit value at end of period	$1.20	$1.10	$1.18	$1.13	$1.16	$1.25	$1.26	$1.38	$1.31	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	1,125	1,239	1,522	1,765	2,159	2,639	3,322	4,691	5,320	6,376
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.91	$0.91	$0.92	$0.93	$0.94	$0.96	$0.97	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.91	$0.91	$0.91	$0.92	$0.93	$0.94	$0.96	$0.97	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	3,838	3,881	2,709	3,776	2,179	2,985	1,680	811	166	397
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$0.95	$0.95	$0.96	$0.97	$0.98	$1.00	$1.01	$1.02	$1.04	$1.05
Accumulation unit value at end of period	$0.95	$0.95	$0.95	$0.96	$0.97	$0.98	$1.00	$1.01	$1.02	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	1,424	1,247	1,507	1,950	2,535	2,203	3,150	3,834	4,783	8,312
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.46	$1.54	$1.47	$1.33	$1.37	$1.34	$1.28	$1.12	$1.08	$1.00
Accumulation unit value at end of period	$1.68	$1.46	$1.54	$1.47	$1.33	$1.37	$1.34	$1.28	$1.12	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	2,099	1,968	2,154	2,120	1,990	2,294	2,077	1,312	219	41
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.86	$1.97	$1.87	$1.70	$1.74	$1.70	$1.63	$1.42	$1.36	$1.21
Accumulation unit value at end of period	$2.15	$1.86	$1.97	$1.87	$1.70	$1.74	$1.70	$1.63	$1.42	$1.36
Number of accumulation units outstanding at end of period (000 omitted)	991	1,290	1,782	1,953	2,122	2,643	2,887	3,491	3,685	4,147
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.43	$1.50	$1.44	$1.31	$1.35	$1.32	$1.27	$1.12	$1.07	$1.00
Accumulation unit value at end of period	$1.64	$1.43	$1.50	$1.44	$1.31	$1.35	$1.32	$1.27	$1.12	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	1,200	1,345	1,392	1,365	2,935	3,208	3,341	426	105	26
Columbia Variable Portfolio – Income Opportunities Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.83	$1.92	$1.83	$1.67	$1.71	$1.67	$1.61	$1.42	$1.36	$1.22
Accumulation unit value at end of period	$2.09	$1.83	$1.92	$1.83	$1.67	$1.71	$1.67	$1.61	$1.42	$1.36
Number of accumulation units outstanding at end of period (000 omitted)	1,460	1,721	2,379	2,759	2,039	2,291	2,726	3,545	3,834	4,656
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.16	$1.18	$1.15	$1.12	$1.13	$1.09	$1.13	$1.07	$1.02	$1.00
Accumulation unit value at end of period	$1.25	$1.16	$1.18	$1.15	$1.12	$1.13	$1.09	$1.13	$1.07	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	2,619	2,426	2,958	3,257	2,640	3,031	3,775	4,315	671	239
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.41	$1.42	$1.39	$1.35	$1.36	$1.31	$1.36	$1.28	$1.22	$1.14
Accumulation unit value at end of period	$1.52	$1.41	$1.42	$1.39	$1.35	$1.36	$1.31	$1.36	$1.28	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	3,830	3,703	4,255	4,677	5,083	5,830	7,338	12,205	12,964	15,943

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	101

Variable account charges of 1.30% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.52	$2.66	$2.11	$2.11	$1.97	$1.75	$1.36	$1.15	$1.21	$1.00
Accumulation unit value at end of period	$3.37	$2.52	$2.66	$2.11	$2.11	$1.97	$1.75	$1.36	$1.15	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	1,613	1,650	1,525	1,151	1,094	536	405	96	45	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.09	$2.20	$1.75	$1.75	$1.62	$1.44	$1.12	$0.95	$0.99	$0.86
Accumulation unit value at end of period	$2.80	$2.09	$2.20	$1.75	$1.75	$1.62	$1.44	$1.12	$0.95	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	269	348	334	356	489	307	340	357	332	442
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.12	$2.25	$1.88	$1.71	$1.72	$1.54	$1.18	$1.04	$1.03	$0.91
Accumulation unit value at end of period	$2.74	$2.12	$2.25	$1.88	$1.71	$1.72	$1.54	$1.18	$1.04	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	11,948	10,544	8,997	6,483	4,885	3,201	2,371	1,317	1,085	1,006
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.04	$1.06	$1.05	$1.01	$1.05	$1.06	$1.07	$1.02	$1.01	$1.00
Accumulation unit value at end of period	$1.11	$1.04	$1.06	$1.05	$1.01	$1.05	$1.06	$1.07	$1.02	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	2,362	2,555	1,491	1,348	741	790	859	471	294	154
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.01	$1.08	$0.99	$0.97	$0.99	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$1.19	$1.01	$1.08	$0.99	$0.97	$0.99	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	566	586	489	778	462	66	8	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.89	$2.02	$1.67	$1.65	$1.59	$1.50	$1.16	$1.06	$1.27	$1.00
Accumulation unit value at end of period	$2.52	$1.89	$2.02	$1.67	$1.65	$1.59	$1.50	$1.16	$1.06	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	675	610	554	441	582	276	214	73	60	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.94	$2.07	$1.71	$1.69	$1.63	$1.54	$1.19	$1.08	$1.29	$1.04
Accumulation unit value at end of period	$2.59	$1.94	$2.07	$1.71	$1.69	$1.63	$1.54	$1.19	$1.08	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	124	180	233	264	318	287	320	335	469	651
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.28	$1.56	$1.24	$1.34	$1.30	$1.44	$1.19	$1.03	$1.19	$1.00
Accumulation unit value at end of period	$1.58	$1.28	$1.56	$1.24	$1.34	$1.30	$1.44	$1.19	$1.03	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	1,289	1,313	1,308	1,254	443	229	238	197	165	84
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.18	$1.44	$1.14	$1.23	$1.19	$1.32	$1.09	$0.94	$1.09	$0.97
Accumulation unit value at end of period	$1.46	$1.18	$1.44	$1.14	$1.23	$1.19	$1.32	$1.09	$0.94	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	837	1,017	1,151	1,197	565	507	678	781	1,050	1,317
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.31	$2.67	$2.24	$1.90	$2.03	$1.85	$1.36	$1.16	$1.20	$1.00
Accumulation unit value at end of period	$2.88	$2.31	$2.67	$2.24	$1.90	$2.03	$1.85	$1.36	$1.16	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	886	759	601	390	545	582	450	171	65	—
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.96	$2.27	$1.90	$1.61	$1.71	$1.56	$1.15	$0.98	$1.01	$0.85
Accumulation unit value at end of period	$2.45	$1.96	$2.27	$1.90	$1.61	$1.71	$1.56	$1.15	$0.98	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	245	309	307	318	415	543	606	354	337	384
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.01	$2.35	$2.10	$1.87	$2.00	$1.80	$1.33	$1.14	$1.26	$1.00
Accumulation unit value at end of period	$2.60	$2.01	$2.35	$2.10	$1.87	$2.00	$1.80	$1.33	$1.14	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	1,002	869	799	767	734	682	453	113	62	1
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.74	$2.03	$1.82	$1.61	$1.72	$1.55	$1.14	$0.98	$1.08	$0.90
Accumulation unit value at end of period	$2.25	$1.74	$2.03	$1.82	$1.61	$1.72	$1.55	$1.14	$0.98	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	646	735	873	1,086	1,226	1,501	1,702	1,798	2,073	2,723
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.07	$2.41	$2.18	$1.94	$2.03	$1.95	$1.33	$1.15	$1.27	$1.00
Accumulation unit value at end of period	$2.40	$2.07	$2.41	$2.18	$1.94	$2.03	$1.95	$1.33	$1.15	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	453	488	506	473	478	359	247	70	21	—
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.79	$2.07	$1.87	$1.67	$1.74	$1.67	$1.14	$0.98	$1.08	$0.87
Accumulation unit value at end of period	$2.07	$1.79	$2.07	$1.87	$1.67	$1.74	$1.67	$1.14	$0.98	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	324	379	417	420	483	546	582	444	404	366
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.12	$1.15	$1.10	$1.02	$1.05	$1.03	$1.04	$0.94	$1.00	—
Accumulation unit value at end of period	$1.22	$1.12	$1.15	$1.10	$1.02	$1.05	$1.03	$1.04	$0.94	—
Number of accumulation units outstanding at end of period (000 omitted)	5,633	5,082	4,606	3,744	2,656	2,116	2,098	1,556	296	—

102	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.30% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – U.S. Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.90	$2.24	$2.06	$1.78	$1.93	$1.90	$1.43	$1.21	$1.29	$1.00
Accumulation unit value at end of period	$2.30	$1.90	$2.24	$2.06	$1.78	$1.93	$1.90	$1.43	$1.21	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	570	561	652	714	642	673	529	387	99	9
*Columbia Variable Portfolio – U.S. Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.04	$1.04	$1.02	$1.01	$1.01	$0.97	$1.00	$1.00	$1.00	$1.00
Accumulation unit value at end of period	$1.09	$1.04	$1.04	$1.02	$1.01	$1.01	$0.97	$1.00	$1.00	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	1,169	991	1,215	669	627	311	331	269	187	66
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.14	$1.14	$1.12	$1.10	$1.10	$1.06	$1.09	$1.09	$1.09	$1.07
Accumulation unit value at end of period	$1.20	$1.14	$1.14	$1.12	$1.10	$1.10	$1.06	$1.09	$1.09	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	1,082	1,049	1,178	1,530	2,031	2,404	2,847	4,567	5,602	6,485
Credit Suisse Trust – Commodity Return Strategy Portfolio (6/26/2006)
Accumulation unit value at beginning of period	$0.45	$0.52	$0.52	$0.47	$0.63	$0.77	$0.87	$0.90	$1.04	$0.91
Accumulation unit value at end of period	$0.47	$0.45	$0.52	$0.52	$0.47	$0.63	$0.77	$0.87	$0.90	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	702	800	1,089	1,507	1,504	1,709	1,860	2,201	2,577	2,791
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.11	$1.14	$1.10	$1.08	$1.10	$1.05	$1.09	$1.06	$1.00	$1.00
Accumulation unit value at end of period	$1.20	$1.11	$1.14	$1.10	$1.08	$1.10	$1.05	$1.09	$1.06	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	1,703	1,022	1,031	1,057	726	421	513	595	38	24
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.22	$1.48	$1.23	$1.29	$1.31	$1.43	$1.20	$1.01	$1.17	$1.00
Accumulation unit value at end of period	$1.42	$1.22	$1.48	$1.23	$1.29	$1.31	$1.43	$1.20	$1.01	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	694	500	319	340	360	278	217	168	18	1
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.88	$0.97	$0.99	$1.10	$1.12	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$0.87	$0.88	$0.97	$0.99	$1.10	$1.12	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	680	580	773	882	922	380	208	—	—	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.18	$1.20	$1.19	$1.11	$1.14	$1.07	$1.15	$1.10	$1.02	$1.00
Accumulation unit value at end of period	$1.25	$1.18	$1.20	$1.19	$1.11	$1.14	$1.07	$1.15	$1.10	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	1,090	980	970	979	725	627	641	748	176	117
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.38	$1.40	$1.39	$1.29	$1.33	$1.24	$1.33	$1.28	$1.18	$1.14
Accumulation unit value at end of period	$1.47	$1.38	$1.40	$1.39	$1.29	$1.33	$1.24	$1.33	$1.28	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	1,078	1,276	1,523	1,842	2,139	3,581	4,077	5,536	6,489	7,441
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.53	$1.65	$1.58	$1.52	$1.56	$1.39	$1.37	$1.07	$1.19	$1.00
Accumulation unit value at end of period	$1.90	$1.53	$1.65	$1.58	$1.52	$1.56	$1.39	$1.37	$1.07	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	953	1,055	1,095	1,150	1,054	686	583	448	153	56
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.13	$1.39	$1.13	$1.06	$1.16	$1.27	$1.08	$0.94	$1.18	$1.00
Accumulation unit value at end of period	$1.27	$1.13	$1.39	$1.13	$1.06	$1.16	$1.27	$1.08	$0.94	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	1,161	1,261	1,181	933	896	537	381	124	56	18
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.02	$1.23	$1.01	$0.98	$1.03	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$1.17	$1.02	$1.23	$1.01	$0.98	$1.03	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,513	1,369	1,006	333	146	49	8	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 1) (4/29/2016)
Accumulation unit value at beginning of period	$1.33	$1.38	$1.05	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.74	$1.33	$1.38	$1.05	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,810	2,164	2,432	2,923	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.68	$2.79	$2.13	$2.05	$1.88	$1.70	$1.33	$1.18	$1.21	$1.00
Accumulation unit value at end of period	$3.48	$2.68	$2.79	$2.13	$2.05	$1.88	$1.70	$1.33	$1.18	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	860	744	619	382	246	211	222	248	33	40
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.50	$2.57	$1.99	$2.07	$1.98	$1.82	$1.35	$1.21	$1.23	$1.00
Accumulation unit value at end of period	$3.26	$2.50	$2.57	$1.99	$2.07	$1.98	$1.82	$1.35	$1.21	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	388	373	234	217	189	144	128	210	56	2

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	103

Variable account charges of 1.30% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.13	$2.40	$2.07	$1.85	$1.89	$1.74	$1.30	$1.14	$1.15	$1.00
Accumulation unit value at end of period	$2.72	$2.13	$2.40	$2.07	$1.85	$1.89	$1.74	$1.30	$1.14	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	1,574	1,551	1,309	885	583	403	380	161	84	3
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.53	$2.50	$1.92	$1.88	$1.79	$1.70	$1.31	$1.19	$1.24	$1.00
Accumulation unit value at end of period	$3.17	$2.53	$2.50	$1.92	$1.88	$1.79	$1.70	$1.31	$1.19	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	514	394	225	253	275	248	261	275	114	14
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.90	$2.13	$1.86	$1.65	$1.83	$1.69	$1.34	$1.20	$1.17	$1.00
Accumulation unit value at end of period	$2.37	$1.90	$2.13	$1.86	$1.65	$1.83	$1.69	$1.34	$1.20	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	1,236	1,054	685	586	477	401	362	319	97	3
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.04	$1.06	$1.04	$1.03	$1.04	$1.01	$1.05	$1.04	$1.00	$1.00
Accumulation unit value at end of period	$1.12	$1.04	$1.06	$1.04	$1.03	$1.04	$1.01	$1.05	$1.04	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	679	467	355	324	171	175	249	256	21	13
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.29	$2.59	$2.27	$1.91	$1.93	$1.75	$1.31	$1.13	$1.23	$1.00
Accumulation unit value at end of period	$2.90	$2.29	$2.59	$2.27	$1.91	$1.93	$1.75	$1.31	$1.13	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	1,271	1,152	1,156	851	466	382	345	255	48	6
CTIVP® – Victory Sycamore Established Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.21	$2.48	$2.18	$1.83	$1.85	$1.67	$1.25	$1.08	$1.17	$0.97
Accumulation unit value at end of period	$2.79	$2.21	$2.48	$2.18	$1.83	$1.85	$1.67	$1.25	$1.08	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	421	408	356	232	152	146	136	171	180	165
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.96	$0.97	$0.97	$0.98	$0.99	$1.00	$1.01	$1.01	$1.00	$1.00
Accumulation unit value at end of period	$0.98	$0.96	$0.97	$0.97	$0.98	$0.99	$1.00	$1.01	$1.01	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	1,661	1,583	1,341	514	478	223	118	80	38	41
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.09	$2.20	$1.82	$1.78	$1.86	$1.73	$1.37	$1.19	$1.19	$1.00
Accumulation unit value at end of period	$2.93	$2.09	$2.20	$1.82	$1.78	$1.86	$1.73	$1.37	$1.19	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	562	527	411	363	353	210	217	171	12	41
CTIVP® – William Blair International Leaders Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.28	$1.60	$1.28	$1.35	$1.40	$1.42	$1.21	$1.06	$1.16	$1.00
Accumulation unit value at end of period	$1.60	$1.28	$1.60	$1.28	$1.35	$1.40	$1.42	$1.21	$1.06	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	1,614	1,683	1,385	1,201	924	645	381	168	27	42
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.91	$1.02	$0.97	$0.93	$1.01	$0.99	$1.00	$1.00	—	—
Accumulation unit value at end of period	$1.03	$0.91	$1.02	$0.97	$0.93	$1.01	$0.99	$1.00	—	—
Number of accumulation units outstanding at end of period (000 omitted)	538	754	725	838	915	1,276	808	562	—	—
Eaton Vance VT Floating-Rate Income Fund – Initial Class (6/26/2006)
Accumulation unit value at beginning of period	$1.31	$1.33	$1.30	$1.21	$1.24	$1.25	$1.22	$1.15	$1.13	$1.05
Accumulation unit value at end of period	$1.38	$1.31	$1.33	$1.30	$1.21	$1.24	$1.25	$1.22	$1.15	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	3,040	4,191	4,370	5,071	5,699	7,119	9,645	7,197	8,341	8,780
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$2.02	$2.20	$1.83	$1.72	$1.74	$1.57	$1.22	$1.06	$1.11	$0.96
Accumulation unit value at end of period	$2.62	$2.02	$2.20	$1.83	$1.72	$1.74	$1.57	$1.22	$1.06	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	8,852	9,051	8,887	9,360	9,956	9,348	9,784	10,025	10,542	11,951
Fidelity® VIP Mid Cap Portfolio Service Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.94	$2.31	$1.94	$1.75	$1.81	$1.73	$1.29	$1.14	$1.29	$1.02
Accumulation unit value at end of period	$2.36	$1.94	$2.31	$1.94	$1.75	$1.81	$1.73	$1.29	$1.14	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	4,478	4,668	4,675	4,625	5,025	4,931	4,905	4,805	5,555	6,949
Fidelity® VIP Overseas Portfolio Service Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.19	$1.42	$1.10	$1.18	$1.16	$1.28	$1.00	$0.84	$1.03	$0.92
Accumulation unit value at end of period	$1.50	$1.19	$1.42	$1.10	$1.18	$1.16	$1.28	$1.00	$0.84	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	557	710	807	731	876	817	878	859	1,077	1,365
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.10	$1.03	$0.97	$1.00	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.15	$1.05	$1.10	$1.03	$0.97	$1.00	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	8,228	6,882	4,889	2,497	1,763	1,362	451	—	—	—
Franklin Global Real Estate VIP Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.00	$1.09	$1.00	$1.01	$1.02	$0.89	$0.89	$0.70	$0.76	$0.63
Accumulation unit value at end of period	$1.21	$1.00	$1.09	$1.00	$1.01	$1.02	$0.89	$0.89	$0.70	$0.76
Number of accumulation units outstanding at end of period (000 omitted)	1,403	1,632	1,985	2,348	2,458	2,649	2,791	2,659	2,525	2,730

104	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.30% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.16	$1.23	$1.14	$1.01	$1.10	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.33	$1.16	$1.23	$1.14	$1.01	$1.10	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,921	2,776	2,521	1,994	2,676	3,130	1,174	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.50	$1.67	$1.56	$1.36	$1.45	$1.37	$1.09	$0.96	$0.99	$0.90
Accumulation unit value at end of period	$1.81	$1.50	$1.67	$1.56	$1.36	$1.45	$1.37	$1.09	$0.96	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	2,242	2,425	2,590	2,776	2,964	3,154	3,165	3,381	4,076	4,866
Franklin Small Cap Value VIP Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.83	$2.13	$1.95	$1.52	$1.66	$1.67	$1.24	$1.06	$1.12	$0.89
Accumulation unit value at end of period	$2.29	$1.83	$2.13	$1.95	$1.52	$1.66	$1.67	$1.24	$1.06	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	1,876	1,849	1,895	1,889	1,640	1,709	1,708	1,505	1,730	1,829
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.85	$0.93	$0.90	$0.91	$0.97	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.91	$0.85	$0.93	$0.90	$0.91	$0.97	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	805	655	473	414	292	45	—	—	—	—
Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares (6/26/2006)
Accumulation unit value at beginning of period	$2.00	$2.17	$1.77	$1.62	$1.64	$1.43	$1.05	$0.93	$0.91	$0.81
Accumulation unit value at end of period	$2.48	$2.00	$2.17	$1.77	$1.62	$1.64	$1.43	$1.05	$0.93	$0.91
Number of accumulation units outstanding at end of period (000 omitted)	545	609	476	466	582	609	640	601	487	575
Invesco Oppenheimer V.I. Global Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.78	$2.08	$1.55	$1.57	$1.53	$1.52	$1.22	$1.02	$1.13	$0.99
Accumulation unit value at end of period	$2.31	$1.78	$2.08	$1.55	$1.57	$1.53	$1.52	$1.22	$1.02	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	2,496	2,684	2,150	2,131	2,386	2,030	1,770	1,487	1,548	1,898
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.43	$1.52	$1.45	$1.38	$1.44	$1.42	$1.45	$1.29	$1.30	$1.15
Accumulation unit value at end of period	$1.56	$1.43	$1.52	$1.45	$1.38	$1.44	$1.42	$1.45	$1.29	$1.30
Number of accumulation units outstanding at end of period (000 omitted)	5,070	5,970	6,634	7,284	8,408	9,595	12,312	17,181	20,543	24,561
Invesco Oppenheimer V.I. Main Street Fund, Series II Shares (4/28/2017)
Accumulation unit value at beginning of period	$0.98	$1.08	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.27	$0.98	$1.08	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	147	179	208	—	—	—	—	—	—	—
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.97	$2.23	$1.98	$1.71	$1.84	$1.67	$1.20	$1.04	$1.07	$0.88
Accumulation unit value at end of period	$2.45	$1.97	$2.23	$1.98	$1.71	$1.84	$1.67	$1.20	$1.04	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	2,203	2,374	2,265	1,900	1,813	1,564	1,567	1,572	1,536	1,853
Invesco V.I. American Franchise Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.76	$1.86	$1.48	$1.47	$1.42	$1.33	$0.96	$1.00	—	—
Accumulation unit value at end of period	$2.37	$1.76	$1.86	$1.48	$1.47	$1.42	$1.33	$0.96	—	—
Number of accumulation units outstanding at end of period (000 omitted)	119	129	113	171	347	261	259	213	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$1.15	$1.06	$0.97	$1.02	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.20	$1.06	$1.15	$1.06	$0.97	$1.02	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,129	4,146	4,009	3,539	3,171	3,142	2,124	—	—	—
Invesco V.I. Comstock Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.76	$2.03	$1.75	$1.52	$1.64	$1.52	$1.14	$0.97	$1.00	$0.88
Accumulation unit value at end of period	$2.17	$1.76	$2.03	$1.75	$1.52	$1.64	$1.52	$1.14	$0.97	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	828	1,206	1,336	1,608	1,747	1,762	1,957	2,098	2,455	2,823
Invesco V.I. Diversified Dividend Fund, Series II Shares (4/29/2011)
Accumulation unit value at beginning of period	$1.69	$1.86	$1.74	$1.54	$1.53	$1.38	$1.07	$0.91	$1.00	—
Accumulation unit value at end of period	$2.08	$1.69	$1.86	$1.74	$1.54	$1.53	$1.38	$1.07	$0.91	—
Number of accumulation units outstanding at end of period (000 omitted)	460	658	874	1,092	702	715	741	573	439	—
Invesco V.I. Health Care Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$2.18	$2.19	$1.92	$2.20	$2.17	$1.84	$1.33	$1.12	$1.09	$1.05
Accumulation unit value at end of period	$2.84	$2.18	$2.19	$1.92	$2.20	$2.17	$1.84	$1.33	$1.12	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	451	514	592	689	859	675	577	498	508	571
Invesco V.I. International Growth Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.40	$1.67	$1.38	$1.41	$1.46	$1.48	$1.26	$1.11	$1.21	$1.09
Accumulation unit value at end of period	$1.77	$1.40	$1.67	$1.38	$1.41	$1.46	$1.48	$1.26	$1.11	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	593	689	783	889	1,084	1,172	1,187	1,386	1,632	2,081

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	105

Variable account charges of 1.30% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Invesco V.I. Mid Cap Growth Fund, Series II Shares* (4/27/2012)
Accumulation unit value at beginning of period	$1.55	$1.67	$1.38	$1.39	$1.40	$1.31	$0.97	$1.00	—	—
Accumulation unit value at end of period	$2.05	$1.55	$1.67	$1.38	$1.39	$1.40	$1.31	$0.97	—	—
Number of accumulation units outstanding at end of period (000 omitted)	137	154	260	297	265	244	255	367	—	—
*Invesco V.I. Mid Cap Growth Fund, Series II Shares is scheduled to merge into Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund, Series II Shares sometime during the second quarter of 2020.
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$1.14	$0.98	$1.01	$1.12	$1.20	$1.00	—	—	—
Accumulation unit value at end of period	$1.28	$1.06	$1.14	$0.98	$1.01	$1.12	$1.20	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	981	923	1,016	1,167	2,474	2,902	1,461	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.99	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.19	$0.99	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,868	1,695	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.00	$1.03	$1.01	$1.00	$1.01	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.08	$1.00	$1.03	$1.01	$1.00	$1.01	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,583	2,392	2,156	2,025	1,254	460	199	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (5/1/2007)
Accumulation unit value at beginning of period	$1.83	$1.91	$1.51	$1.53	$1.48	$1.33	$1.03	$0.89	$0.95	$0.84
Accumulation unit value at end of period	$2.44	$1.83	$1.91	$1.51	$1.53	$1.48	$1.33	$1.03	$0.89	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	962	885	842	903	956	983	1,287	1,514	1,713	2,336
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.25	$1.35	$1.14	$1.12	$1.14	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.45	$1.25	$1.35	$1.14	$1.12	$1.14	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,361	3,656	1,414	1,413	1,038	810	436	—	—	—
MFS® Massachusetts Investors Growth Stock Portfolio – Service Class (3/27/2015)
Accumulation unit value at beginning of period	$1.28	$1.29	$1.02	$0.97	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$1.76	$1.28	$1.29	$1.02	$0.97	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	615	727	740	933	1,054	—	—	—	—	—
MFS® Utilities Series – Service Class (6/26/2006)
Accumulation unit value at beginning of period	$2.26	$2.27	$2.01	$1.83	$2.18	$1.96	$1.65	$1.48	$1.41	$1.26
Accumulation unit value at end of period	$2.79	$2.26	$2.27	$2.01	$1.83	$2.18	$1.96	$1.65	$1.48	$1.41
Number of accumulation units outstanding at end of period (000 omitted)	2,265	2,090	2,136	2,266	2,660	3,161	3,269	3,682	3,758	3,729
Morgan Stanley VIF Discovery Portfolio, Class II Shares (6/26/2006)
Accumulation unit value at beginning of period	$2.32	$2.13	$1.55	$1.73	$1.86	$1.85	$1.36	$1.27	$1.39	$1.06
Accumulation unit value at end of period	$3.20	$2.32	$2.13	$1.55	$1.73	$1.86	$1.85	$1.36	$1.27	$1.39
Number of accumulation units outstanding at end of period (000 omitted)	1,027	1,026	660	595	774	883	895	1,061	1,364	1,265
Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.35	$1.49	$1.38	$1.35	$1.39	$1.24	$1.22	$0.95	$1.07	$0.89
Accumulation unit value at end of period	$1.57	$1.35	$1.49	$1.38	$1.35	$1.39	$1.24	$1.22	$0.95	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	550	627	779	1,162	1,404	1,528	1,677	1,694	2,093	2,262
Neuberger Berman AMT International Equity Portfolio (Class S) (6/26/2006)
Accumulation unit value at beginning of period	$1.13	$1.38	$1.10	$1.14	$1.13	$1.19	$1.02	$0.87	$1.01	$0.84
Accumulation unit value at end of period	$1.42	$1.13	$1.38	$1.10	$1.14	$1.13	$1.19	$1.02	$0.87	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	478	523	531	500	506	535	486	536	538	552
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (6/26/2006)
Accumulation unit value at beginning of period	$2.00	$2.16	$1.85	$1.71	$1.74	$1.60	$1.18	$1.08	$1.13	$0.93
Accumulation unit value at end of period	$2.48	$2.00	$2.16	$1.85	$1.71	$1.74	$1.60	$1.18	$1.08	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	221	128	120	135	154	203	141	125	131	209
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.88	$0.95	$0.90	$0.92	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.00	$0.88	$0.95	$0.90	$0.92	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	639	578	501	513	362	—	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (6/26/2006)
Accumulation unit value at beginning of period	$1.47	$1.58	$1.41	$1.27	$1.41	$1.42	$1.44	$1.27	$1.26	$1.13
Accumulation unit value at end of period	$1.62	$1.47	$1.58	$1.41	$1.27	$1.41	$1.42	$1.44	$1.27	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	1,937	2,233	2,473	2,641	2,943	4,408	5,512	6,952	6,150	6,043
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.02	$1.10	$0.98	$0.95	$0.97	$0.94	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.18	$1.02	$1.10	$0.98	$0.95	$0.97	$0.94	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	511	512	520	518	504	351	260	129	—	—

106	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.30% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.00	$1.02	$0.99	$0.98	$0.99	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.07	$1.00	$1.02	$0.99	$0.98	$0.99	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,749	1,908	1,476	878	672	363	193	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.95	$0.95	$0.94	$0.93	$0.98	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$0.96	$0.95	$0.95	$0.94	$0.93	$0.98	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,235	1,991	1,687	1,076	1,207	1,278	1,027	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.71	$0.85	$0.78	$0.53	$0.71	$0.76	$1.00	—	—	—
Accumulation unit value at end of period	$0.97	$0.71	$0.85	$0.78	$0.53	$0.71	$0.76	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,164	744	664	631	409	287	97	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.62	$1.79	$1.53	$1.46	$1.49	$1.43	$1.20	$1.07	$1.12	$1.00
Accumulation unit value at end of period	$1.94	$1.62	$1.79	$1.53	$1.46	$1.49	$1.43	$1.20	$1.07	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	15,149	16,142	18,357	20,007	19,777	19,143	15,758	11,659	7,924	2,155
Variable Portfolio – Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.62	$1.79	$1.53	$1.46	$1.49	$1.43	$1.20	$1.07	$1.12	$1.00
Accumulation unit value at end of period	$1.94	$1.62	$1.79	$1.53	$1.46	$1.49	$1.43	$1.20	$1.07	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	5,014	8,432	9,097	10,711	12,830	14,722	23,979	28,894	39,654	44,198
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.42	$1.74	$1.34	$1.36	$1.41	$1.48	$1.23	$1.03	$1.21	$1.00
Accumulation unit value at end of period	$1.81	$1.42	$1.74	$1.34	$1.36	$1.41	$1.48	$1.23	$1.03	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	1,533	1,557	1,377	1,208	1,196	1,145	815	533	119	36
*Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Variable Portfolio – Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.20	$1.26	$1.19	$1.16	$1.18	$1.15	$1.12	$1.06	$1.04	$1.00
Accumulation unit value at end of period	$1.32	$1.20	$1.26	$1.19	$1.16	$1.18	$1.15	$1.12	$1.06	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	22,144	25,984	26,676	28,787	28,872	29,801	34,450	36,267	23,540	9,822
Variable Portfolio – Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.20	$1.26	$1.19	$1.16	$1.18	$1.14	$1.12	$1.06	$1.04	$1.00
Accumulation unit value at end of period	$1.32	$1.20	$1.26	$1.19	$1.16	$1.18	$1.14	$1.12	$1.06	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	20,600	20,733	27,062	33,374	33,895	45,861	62,281	100,316	98,218	111,907
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.97	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.11	$0.97	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,002	2,225	589	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.99	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.16	$0.99	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,209	1,001	422	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.10	$1.03	$1.01	$1.04	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.17	$1.05	$1.10	$1.03	$1.01	$1.04	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	12,468	10,912	10,329	13,806	9,254	4,516	2,528	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.10	$1.16	$1.06	$1.04	$1.08	$1.04	$1.00	—	—	—
Accumulation unit value at end of period	$1.24	$1.10	$1.16	$1.06	$1.04	$1.08	$1.04	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	35,282	35,520	35,877	38,216	27,307	17,931	4,067	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.18	$1.30	$1.12	$1.10	$1.15	$1.11	$1.00	—	—	—
Accumulation unit value at end of period	$1.38	$1.18	$1.30	$1.12	$1.10	$1.15	$1.11	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	98,310	104,138	97,857	98,879	108,570	95,365	31,656	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.22	$1.32	$1.17	$1.14	$1.19	$1.15	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.40	$1.22	$1.32	$1.17	$1.14	$1.19	$1.15	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	285,021	314,109	331,054	374,569	387,669	382,220	349,573	238,831	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.42	$1.53	$1.37	$1.32	$1.35	$1.30	$1.18	$1.08	$1.09	$1.00
Accumulation unit value at end of period	$1.63	$1.42	$1.53	$1.37	$1.32	$1.35	$1.30	$1.18	$1.08	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	150,607	154,849	156,179	159,881	163,884	166,042	159,138	125,044	89,953	39,307
Variable Portfolio – Moderate Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.42	$1.53	$1.37	$1.32	$1.35	$1.30	$1.18	$1.08	$1.09	$1.00
Accumulation unit value at end of period	$1.63	$1.42	$1.53	$1.37	$1.32	$1.35	$1.30	$1.18	$1.08	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	188,010	213,955	244,198	272,435	307,752	338,838	384,776	404,133	467,312	551,507

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	107

Variable account charges of 1.30% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.52	$1.66	$1.45	$1.39	$1.42	$1.37	$1.20	$1.08	$1.11	$1.00
Accumulation unit value at end of period	$1.78	$1.52	$1.66	$1.45	$1.39	$1.42	$1.37	$1.20	$1.08	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	60,782	66,160	66,683	69,731	74,275	71,301	69,594	55,799	42,475	20,188
Variable Portfolio – Moderately Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.52	$1.66	$1.45	$1.39	$1.42	$1.37	$1.20	$1.08	$1.11	$1.00
Accumulation unit value at end of period	$1.79	$1.52	$1.66	$1.45	$1.39	$1.42	$1.37	$1.20	$1.08	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	32,145	37,243	42,421	46,508	54,508	63,382	103,309	123,092	158,719	191,048
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.31	$1.38	$1.27	$1.24	$1.26	$1.22	$1.15	$1.07	$1.07	$1.00
Accumulation unit value at end of period	$1.47	$1.31	$1.38	$1.27	$1.24	$1.26	$1.22	$1.15	$1.07	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	46,586	49,985	53,177	54,241	52,751	51,204	56,872	57,701	40,844	16,388
Variable Portfolio – Moderately Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.31	$1.38	$1.28	$1.24	$1.26	$1.22	$1.15	$1.07	$1.07	$1.00
Accumulation unit value at end of period	$1.47	$1.31	$1.38	$1.28	$1.24	$1.26	$1.22	$1.15	$1.07	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	59,568	67,225	78,538	93,075	103,519	120,985	148,675	193,942	209,263	234,736
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.09	$1.11	$1.09	$1.08	$1.09	$1.05	$1.09	$1.06	$1.00	$1.00
Accumulation unit value at end of period	$1.17	$1.09	$1.11	$1.09	$1.08	$1.09	$1.05	$1.09	$1.06	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	882	867	1,437	1,057	496	507	505	545	67	16
Variable Portfolio – Partners Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.93	$2.14	$1.80	$1.67	$1.68	$1.53	$1.21	$1.11	$1.16	$1.00
Accumulation unit value at end of period	$2.41	$1.93	$2.14	$1.80	$1.67	$1.68	$1.53	$1.21	$1.11	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	357	429	481	464	386	234	223	135	68	53
Variable Portfolio – Partners Core Equity Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.66	$1.83	$1.54	$1.43	$1.44	$1.30	$1.03	$0.94	$0.99	$0.90
Accumulation unit value at end of period	$2.07	$1.66	$1.83	$1.54	$1.43	$1.44	$1.30	$1.03	$0.94	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	573	600	657	795	858	899	1,057	1,033	1,276	1,523
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.02	$2.15	$1.84	$1.75	$1.88	$1.91	$1.38	$1.26	$1.29	$1.00
Accumulation unit value at end of period	$2.41	$2.02	$2.15	$1.84	$1.75	$1.88	$1.91	$1.38	$1.26	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	455	332	297	270	186	132	118	55	13	51
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.72	$2.02	$1.92	$1.55	$1.73	$1.72	$1.30	$1.16	$1.23	$1.00
Accumulation unit value at end of period	$2.03	$1.72	$2.02	$1.92	$1.55	$1.73	$1.72	$1.30	$1.16	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	357	291	146	221	197	148	71	81	8	4
Variable Portfolio – Partners Small Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.67	$1.95	$1.85	$1.49	$1.67	$1.66	$1.24	$1.11	$1.18	$0.96
Accumulation unit value at end of period	$1.97	$1.67	$1.95	$1.85	$1.49	$1.67	$1.66	$1.24	$1.11	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	278	304	333	389	443	530	633	880	1,083	1,348
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.07	$1.11	$1.00	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.21	$1.07	$1.11	$1.00	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	7,498	4,741	2,472	78	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.15	$1.21	$1.03	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.36	$1.15	$1.21	$1.03	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	21,840	17,010	10,230	2,486	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.11	$1.16	$1.02	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.28	$1.11	$1.16	$1.02	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	26,679	21,109	13,311	2,374	—	—	—	—	—	—
Wanger International (6/26/2006)
Accumulation unit value at beginning of period	$1.64	$2.02	$1.54	$1.58	$1.60	$1.70	$1.41	$1.17	$1.39	$1.13
Accumulation unit value at end of period	$2.11	$1.64	$2.02	$1.54	$1.58	$1.60	$1.70	$1.41	$1.17	$1.39
Number of accumulation units outstanding at end of period (000 omitted)	915	1,221	1,398	1,640	2,288	2,489	2,678	2,922	3,546	4,286
Wanger USA (6/26/2006)
Accumulation unit value at beginning of period	$2.22	$2.29	$1.94	$1.73	$1.76	$1.70	$1.29	$1.09	$1.14	$0.94
Accumulation unit value at end of period	$2.88	$2.22	$2.29	$1.94	$1.73	$1.76	$1.70	$1.29	$1.09	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	882	1,046	1,219	1,422	1,665	1,842	2,163	2,492	2,943	3,589
Wells Fargo VT International Equity Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.09	$1.34	$1.09	$1.07	$1.06	$1.14	$0.97	$0.86	$1.00	$0.87
Accumulation unit value at end of period	$1.24	$1.09	$1.34	$1.09	$1.07	$1.06	$1.14	$0.97	$0.86	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	609	703	882	778	955	937	986	1,163	1,409	1,555

108	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.30% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Wells Fargo VT Opportunity Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$2.13	$2.32	$1.95	$1.76	$1.84	$1.69	$1.31	$1.15	$1.23	$1.01
Accumulation unit value at end of period	$2.76	$2.13	$2.32	$1.95	$1.76	$1.84	$1.69	$1.31	$1.15	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	671	704	810	941	1,040	876	991	1,090	1,313	354
Wells Fargo VT Small Cap Growth Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$2.55	$2.55	$2.05	$1.93	$2.02	$2.08	$1.40	$1.32	$1.40	$1.12
Accumulation unit value at end of period	$3.14	$2.55	$2.55	$2.05	$1.93	$2.02	$2.08	$1.40	$1.32	$1.40
Number of accumulation units outstanding at end of period (000 omitted)	1,065	1,173	1,008	945	999	947	1,042	969	1,008	1,248
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.11	$1.04	$0.91	$0.98	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.18	$1.05	$1.11	$1.04	$0.91	$0.98	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	540	709	589	322	265	315	230	—	—	—

Variable account charges of 1.35% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.12	$1.23	$1.09	$1.06	$1.09	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$1.27	$1.12	$1.23	$1.09	$1.06	$1.09	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	318	236	260	265	258	94	22	—	—	—
AB VPS Large Cap Growth Portfolio (Class B) (7/19/2010)
Accumulation unit value at beginning of period	$2.90	$2.87	$2.21	$2.19	$2.00	$1.78	$1.32	$1.15	$1.21	$1.00
Accumulation unit value at end of period	$3.84	$2.90	$2.87	$2.21	$2.19	$2.00	$1.78	$1.32	$1.15	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	1,577	1,575	1,576	1,200	945	279	113	79	42	2
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.78	$0.98	$1.00	$0.72	$1.17	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$0.93	$0.78	$0.98	$1.00	$0.72	$1.17	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,226	2,474	2,683	2,843	2,336	1,358	247	—	—	—
American Century VP Value, Class II (7/19/2010)
Accumulation unit value at beginning of period	$2.03	$2.27	$2.11	$1.78	$1.88	$1.69	$1.30	$1.15	$1.16	$1.00
Accumulation unit value at end of period	$2.54	$2.03	$2.27	$2.11	$1.78	$1.88	$1.69	$1.30	$1.15	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	1,825	1,910	1,966	1,745	1,422	1,066	679	327	255	127
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.19	$1.31	$1.16	$1.14	$1.16	$1.16	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.38	$1.19	$1.31	$1.16	$1.14	$1.16	$1.16	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,919	3,240	3,371	3,871	3,354	2,259	657	51	—	—
Columbia Variable Portfolio – Balanced Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$1.87	$2.01	$1.78	$1.70	$1.69	$1.56	$1.30	$1.15	$1.14	$1.00
Accumulation unit value at end of period	$2.26	$1.87	$2.01	$1.78	$1.70	$1.69	$1.56	$1.30	$1.15	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	11,545	11,543	11,715	8,670	3,153	1,206	242	57	69	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.51	$0.60	$0.60	$0.54	$0.72	$0.92	$1.00	—	—	—
Accumulation unit value at end of period	$0.54	$0.51	$0.60	$0.60	$0.54	$0.72	$0.92	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	372	530	286	188	99	40	16	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.57	$1.75	$1.46	$1.36	$1.35	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$2.05	$1.57	$1.75	$1.46	$1.36	$1.35	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,084	3,193	3,121	2,701	1,988	770	352	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.57	$2.71	$2.21	$2.08	$2.10	$1.85	$1.40	$1.25	$1.20	$1.00
Accumulation unit value at end of period	$3.15	$2.57	$2.71	$2.21	$2.08	$2.10	$1.85	$1.40	$1.25	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	1,204	1,250	1,195	1,250	1,220	437	245	64	10	13
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.78	$0.87	$0.86	$0.90	$0.91	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$0.79	$0.78	$0.87	$0.86	$0.90	$0.91	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	581	321	290	240	340	246	167	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.92	$2.07	$1.84	$1.64	$1.71	$1.58	$1.27	$1.13	$1.21	$1.00
Accumulation unit value at end of period	$2.34	$1.92	$2.07	$1.84	$1.64	$1.71	$1.58	$1.27	$1.13	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	3,101	2,884	2,960	2,551	1,660	1,347	591	136	287	38
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$1.06	$0.96	$0.88	$0.90	$0.90	$1.00	—	—	—
Accumulation unit value at end of period	$1.07	$0.97	$1.06	$0.96	$0.88	$0.90	$0.90	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	729	611	655	351	265	217	61	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	109

Variable account charges of 1.35% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.09	$1.41	$0.97	$0.94	$1.05	$1.09	$1.12	$0.95	$1.22	$1.00
Accumulation unit value at end of period	$1.41	$1.09	$1.41	$0.97	$0.94	$1.05	$1.09	$1.12	$0.95	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	3,868	3,794	3,748	2,801	1,959	924	565	177	110	33
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.89	$0.95	$0.91	$0.94	$1.01	$1.02	$1.12	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$0.97	$0.89	$0.95	$0.91	$0.94	$1.01	$1.02	$1.12	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	1,184	1,155	1,076	852	658	305	239	241	301	97
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.91	$0.91	$0.92	$0.93	$0.94	$0.95	$0.97	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.91	$0.91	$0.91	$0.92	$0.93	$0.94	$0.95	$0.97	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	6,732	7,745	3,791	3,702	4,701	2,792	1,916	306	1,336	340
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.45	$1.53	$1.46	$1.33	$1.37	$1.34	$1.28	$1.12	$1.08	$1.00
Accumulation unit value at end of period	$1.67	$1.45	$1.53	$1.46	$1.33	$1.37	$1.34	$1.28	$1.12	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	2,036	2,142	2,549	2,311	2,703	1,899	827	262	294	121
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.42	$1.50	$1.43	$1.31	$1.34	$1.31	$1.27	$1.12	$1.07	$1.00
Accumulation unit value at end of period	$1.63	$1.42	$1.50	$1.43	$1.31	$1.34	$1.31	$1.27	$1.12	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	1,334	1,371	1,496	1,546	1,247	1,019	753	269	155	59
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.16	$1.17	$1.15	$1.11	$1.13	$1.09	$1.13	$1.07	$1.02	$1.00
Accumulation unit value at end of period	$1.25	$1.16	$1.17	$1.15	$1.11	$1.13	$1.09	$1.13	$1.07	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	2,945	2,453	2,586	2,343	1,204	660	579	903	707	306
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.51	$2.65	$2.10	$2.11	$1.96	$1.75	$1.36	$1.15	$1.21	$1.00
Accumulation unit value at end of period	$3.35	$2.51	$2.65	$2.10	$2.11	$1.96	$1.75	$1.36	$1.15	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	1,852	1,908	1,711	1,650	1,278	256	140	45	40	38
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$2.40	$2.56	$2.14	$1.94	$1.95	$1.75	$1.34	$1.18	$1.18	$1.00
Accumulation unit value at end of period	$3.10	$2.40	$2.56	$2.14	$1.94	$1.95	$1.75	$1.34	$1.18	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	5,120	5,151	5,124	3,870	3,022	1,574	558	94	240	66
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.04	$1.06	$1.05	$1.01	$1.05	$1.06	$1.06	$1.02	$1.01	$1.00
Accumulation unit value at end of period	$1.10	$1.04	$1.06	$1.05	$1.01	$1.05	$1.06	$1.06	$1.02	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	2,310	2,000	2,228	2,001	831	795	328	233	483	27
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.01	$1.08	$0.98	$0.97	$0.99	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$1.19	$1.01	$1.08	$0.98	$0.97	$0.99	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	715	596	709	620	815	164	95	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.88	$2.01	$1.66	$1.65	$1.59	$1.50	$1.16	$1.06	$1.27	$1.00
Accumulation unit value at end of period	$2.51	$1.88	$2.01	$1.66	$1.65	$1.59	$1.50	$1.16	$1.06	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	724	742	662	548	820	155	76	19	17	6
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.27	$1.55	$1.24	$1.34	$1.29	$1.44	$1.19	$1.03	$1.19	$1.00
Accumulation unit value at end of period	$1.57	$1.27	$1.55	$1.24	$1.34	$1.29	$1.44	$1.19	$1.03	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	1,247	1,261	1,362	1,400	963	250	176	37	25	10
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.30	$2.66	$2.23	$1.89	$2.02	$1.84	$1.36	$1.16	$1.20	$1.00
Accumulation unit value at end of period	$2.87	$2.30	$2.66	$2.23	$1.89	$2.02	$1.84	$1.36	$1.16	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	999	1,001	899	749	659	428	155	15	17	2
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.00	$2.34	$2.10	$1.87	$1.99	$1.80	$1.33	$1.14	$1.26	$1.00
Accumulation unit value at end of period	$2.59	$2.00	$2.34	$2.10	$1.87	$1.99	$1.80	$1.33	$1.14	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	1,498	1,471	1,451	1,127	804	522	141	10	2	—
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.07	$2.40	$2.17	$1.94	$2.03	$1.95	$1.33	$1.15	$1.27	$1.00
Accumulation unit value at end of period	$2.39	$2.07	$2.40	$2.17	$1.94	$2.03	$1.95	$1.33	$1.15	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	958	878	823	663	406	253	109	59	55	3
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.12	$1.14	$1.09	$1.02	$1.05	$1.03	$1.04	$0.94	$1.00	—
Accumulation unit value at end of period	$1.22	$1.12	$1.14	$1.09	$1.02	$1.05	$1.03	$1.04	$0.94	—
Number of accumulation units outstanding at end of period (000 omitted)	4,186	3,448	3,258	2,516	1,832	1,026	762	648	520	—

110	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.35% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – U.S. Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.89	$2.23	$2.05	$1.77	$1.92	$1.89	$1.42	$1.21	$1.29	$1.00
Accumulation unit value at end of period	$2.29	$1.89	$2.23	$2.05	$1.77	$1.92	$1.89	$1.42	$1.21	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	448	559	605	622	554	442	311	127	122	8
*Columbia Variable Portfolio – U.S. Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.03	$1.03	$1.02	$1.00	$1.01	$0.97	$1.00	$1.00	$1.00	$1.00
Accumulation unit value at end of period	$1.09	$1.03	$1.03	$1.02	$1.00	$1.01	$0.97	$1.00	$1.00	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	1,513	1,259	974	856	547	378	271	587	713	147
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.11	$1.14	$1.10	$1.08	$1.10	$1.05	$1.09	$1.06	$1.00	$1.00
Accumulation unit value at end of period	$1.19	$1.11	$1.14	$1.10	$1.08	$1.10	$1.05	$1.09	$1.06	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	1,044	1,185	1,307	888	691	329	342	392	239	54
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.21	$1.48	$1.23	$1.29	$1.31	$1.43	$1.19	$1.00	$1.17	$1.00
Accumulation unit value at end of period	$1.42	$1.21	$1.48	$1.23	$1.29	$1.31	$1.43	$1.19	$1.00	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	595	752	867	730	1,073	392	195	23	123	38
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.88	$0.96	$0.99	$1.10	$1.11	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$0.87	$0.88	$0.96	$0.99	$1.10	$1.11	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	918	873	1,018	1,034	919	116	52	—	—	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.17	$1.20	$1.19	$1.11	$1.14	$1.07	$1.15	$1.10	$1.02	$1.00
Accumulation unit value at end of period	$1.25	$1.17	$1.20	$1.19	$1.11	$1.14	$1.07	$1.15	$1.10	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	1,086	1,111	1,175	691	515	277	300	390	359	187
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.52	$1.64	$1.57	$1.52	$1.56	$1.39	$1.37	$1.06	$1.19	$1.00
Accumulation unit value at end of period	$1.90	$1.52	$1.64	$1.57	$1.52	$1.56	$1.39	$1.37	$1.06	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	1,514	1,699	1,813	1,696	1,370	737	364	207	241	49
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.13	$1.39	$1.13	$1.06	$1.16	$1.27	$1.08	$0.93	$1.18	$1.00
Accumulation unit value at end of period	$1.26	$1.13	$1.39	$1.13	$1.06	$1.16	$1.27	$1.08	$0.93	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	1,386	1,293	1,388	1,036	583	322	192	23	123	31
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.01	$1.23	$1.01	$0.98	$1.03	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$1.17	$1.01	$1.23	$1.01	$0.98	$1.03	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	784	730	542	266	74	57	30	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.67	$2.78	$2.13	$2.04	$1.88	$1.69	$1.33	$1.18	$1.21	$1.00
Accumulation unit value at end of period	$3.47	$2.67	$2.78	$2.13	$2.04	$1.88	$1.69	$1.33	$1.18	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	811	840	806	565	308	197	97	60	24	7
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.49	$2.56	$1.98	$2.06	$1.97	$1.82	$1.35	$1.21	$1.23	$1.00
Accumulation unit value at end of period	$3.25	$2.49	$2.56	$1.98	$2.06	$1.97	$1.82	$1.35	$1.21	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	219	238	312	292	242	215	80	6	8	6
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.12	$2.39	$2.07	$1.84	$1.89	$1.74	$1.30	$1.14	$1.15	$1.00
Accumulation unit value at end of period	$2.71	$2.12	$2.39	$2.07	$1.84	$1.89	$1.74	$1.30	$1.14	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	1,567	1,568	1,886	1,649	1,076	640	167	54	58	10
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.52	$2.49	$1.91	$1.88	$1.79	$1.69	$1.31	$1.19	$1.24	$1.00
Accumulation unit value at end of period	$3.16	$2.52	$2.49	$1.91	$1.88	$1.79	$1.69	$1.31	$1.19	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	234	255	293	269	195	117	125	121	81	11
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.90	$2.12	$1.86	$1.65	$1.83	$1.69	$1.34	$1.19	$1.17	$1.00
Accumulation unit value at end of period	$2.36	$1.90	$2.12	$1.86	$1.65	$1.83	$1.69	$1.34	$1.19	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	654	787	858	513	405	358	227	101	28	3
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.04	$1.05	$1.03	$1.03	$1.04	$1.01	$1.04	$1.04	$1.00	$1.00
Accumulation unit value at end of period	$1.11	$1.04	$1.05	$1.03	$1.03	$1.04	$1.01	$1.04	$1.04	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	868	537	448	353	235	80	80	89	84	4

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	111

Variable account charges of 1.35% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.29	$2.58	$2.26	$1.90	$1.93	$1.75	$1.31	$1.13	$1.23	$1.00
Accumulation unit value at end of period	$2.88	$2.29	$2.58	$2.26	$1.90	$1.93	$1.75	$1.31	$1.13	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	1,472	1,524	1,515	1,280	937	329	202	91	149	8
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.96	$0.96	$0.97	$0.98	$0.99	$1.00	$1.01	$1.01	$1.00	$1.00
Accumulation unit value at end of period	$0.98	$0.96	$0.96	$0.97	$0.98	$0.99	$1.00	$1.01	$1.01	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	1,407	1,293	938	1,170	1,466	466	273	175	132	11
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.08	$2.19	$1.81	$1.77	$1.85	$1.72	$1.37	$1.19	$1.19	$1.00
Accumulation unit value at end of period	$2.91	$2.08	$2.19	$1.81	$1.77	$1.85	$1.72	$1.37	$1.19	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	934	934	1,022	854	824	301	134	33	23	12
CTIVP® – William Blair International Leaders Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.27	$1.60	$1.28	$1.35	$1.40	$1.42	$1.21	$1.06	$1.16	$1.00
Accumulation unit value at end of period	$1.59	$1.27	$1.60	$1.28	$1.35	$1.40	$1.42	$1.21	$1.06	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	1,797	1,904	1,860	1,472	1,378	451	99	113	237	52
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.91	$1.02	$0.96	$0.93	$1.01	$0.99	$1.00	$1.00	—	—
Accumulation unit value at end of period	$1.03	$0.91	$1.02	$0.96	$0.93	$1.01	$0.99	$1.00	—	—
Number of accumulation units outstanding at end of period (000 omitted)	534	636	792	875	790	754	349	—	—	—
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.19	$2.37	$1.98	$1.86	$1.88	$1.71	$1.32	$1.15	$1.20	$1.00
Accumulation unit value at end of period	$2.83	$2.19	$2.37	$1.98	$1.86	$1.88	$1.71	$1.32	$1.15	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	5,040	4,943	5,023	4,065	3,368	2,365	1,060	391	337	51
Fidelity® VIP Mid Cap Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$1.85	$2.20	$1.85	$1.68	$1.73	$1.65	$1.23	$1.09	$1.24	$1.00
Accumulation unit value at end of period	$2.25	$1.85	$2.20	$1.85	$1.68	$1.73	$1.65	$1.23	$1.09	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	2,504	2,517	2,695	2,211	1,870	926	546	299	348	58
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.09	$1.03	$0.97	$1.00	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.15	$1.05	$1.09	$1.03	$0.97	$1.00	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5,825	4,566	4,348	2,128	1,631	879	147	—	—	—
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.16	$1.23	$1.14	$1.01	$1.10	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.33	$1.16	$1.23	$1.14	$1.01	$1.10	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,442	3,305	3,497	3,176	2,490	1,901	344	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$1.69	$1.89	$1.77	$1.54	$1.64	$1.56	$1.23	$1.09	$1.12	$1.00
Accumulation unit value at end of period	$2.05	$1.69	$1.89	$1.77	$1.54	$1.64	$1.56	$1.23	$1.09	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	632	687	776	663	588	361	196	135	99	15
Franklin Small Cap Value VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.12	$2.47	$2.26	$1.76	$1.93	$1.94	$1.44	$1.24	$1.30	$1.00
Accumulation unit value at end of period	$2.64	$2.12	$2.47	$2.26	$1.76	$1.93	$1.94	$1.44	$1.24	$1.30
Number of accumulation units outstanding at end of period (000 omitted)	1,391	1,414	1,399	1,235	895	502	205	99	78	20
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.85	$0.93	$0.90	$0.91	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.91	$0.85	$0.93	$0.90	$0.91	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	261	286	233	167	129	18	—	—	—	—
Invesco Oppenheimer V.I. Global Fund, Series II Shares (7/19/2010)
Accumulation unit value at beginning of period	$1.86	$2.18	$1.62	$1.65	$1.61	$1.60	$1.28	$1.07	$1.19	$1.00
Accumulation unit value at end of period	$2.42	$1.86	$2.18	$1.62	$1.65	$1.61	$1.60	$1.28	$1.07	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	2,239	2,296	2,087	1,677	1,607	923	632	239	227	166
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$1.03	$0.99	$0.94	$0.98	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$1.06	$0.97	$1.03	$0.99	$0.94	$0.98	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,066	1,157	1,064	776	594	411	187	—	—	—
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.23	$2.53	$2.25	$1.94	$2.09	$1.90	$1.37	$1.18	$1.22	$1.00
Accumulation unit value at end of period	$2.78	$2.23	$2.53	$2.25	$1.94	$2.09	$1.90	$1.37	$1.18	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	1,152	1,245	1,193	989	758	353	254	45	81	18
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$1.15	$1.06	$0.96	$1.02	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.20	$1.06	$1.15	$1.06	$0.96	$1.02	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,489	1,457	1,841	1,743	1,275	1,363	866	—	—	—

112	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.35% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$1.14	$0.97	$1.01	$1.12	$1.20	$1.00	—	—	—
Accumulation unit value at end of period	$1.27	$1.06	$1.14	$0.97	$1.01	$1.12	$1.20	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	776	821	823	903	1,703	1,944	950	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.99	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.19	$0.99	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,869	1,890	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.00	$1.03	$1.01	$1.00	$1.01	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.08	$1.00	$1.03	$1.01	$1.00	$1.01	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,488	1,428	1,612	1,548	815	449	64	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.25	$2.34	$1.86	$1.88	$1.81	$1.63	$1.27	$1.09	$1.17	$1.00
Accumulation unit value at end of period	$3.00	$2.25	$2.34	$1.86	$1.88	$1.81	$1.63	$1.27	$1.09	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	405	493	561	489	485	112	106	34	36	11
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.24	$1.35	$1.14	$1.11	$1.13	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.45	$1.24	$1.35	$1.14	$1.11	$1.13	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	284	359	514	511	426	550	140	—	—	—
MFS® Utilities Series – Service Class (7/19/2010)
Accumulation unit value at beginning of period	$1.88	$1.89	$1.67	$1.52	$1.81	$1.63	$1.37	$1.23	$1.17	$1.00
Accumulation unit value at end of period	$2.31	$1.88	$1.89	$1.67	$1.52	$1.81	$1.63	$1.37	$1.23	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	1,438	1,439	1,585	1,475	1,245	855	330	175	137	21
Morgan Stanley VIF Discovery Portfolio, Class II Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.09	$1.92	$1.40	$1.56	$1.68	$1.67	$1.23	$1.15	$1.26	$1.00
Accumulation unit value at end of period	$2.89	$2.09	$1.92	$1.40	$1.56	$1.68	$1.67	$1.23	$1.15	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	431	406	342	315	297	428	253	54	41	5
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (7/19/2010)
Accumulation unit value at beginning of period	$2.09	$2.25	$1.93	$1.79	$1.82	$1.68	$1.24	$1.13	$1.19	$1.00
Accumulation unit value at end of period	$2.59	$2.09	$2.25	$1.93	$1.79	$1.82	$1.68	$1.24	$1.13	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	65	83	93	72	91	118	59	2	2	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.87	$0.95	$0.90	$0.92	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.99	$0.87	$0.95	$0.90	$0.92	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	102	74	176	212	198	87	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (7/19/2010)
Accumulation unit value at beginning of period	$1.23	$1.32	$1.18	$1.06	$1.18	$1.19	$1.21	$1.07	$1.06	$1.00
Accumulation unit value at end of period	$1.36	$1.23	$1.32	$1.18	$1.06	$1.18	$1.19	$1.21	$1.07	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	537	575	611	636	634	648	576	441	482	194
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.02	$1.09	$0.97	$0.95	$0.96	$0.93	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.18	$1.02	$1.09	$0.97	$0.95	$0.96	$0.93	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	243	299	294	289	267	220	127	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.00	$1.02	$0.99	$0.98	$0.99	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.07	$1.00	$1.02	$0.99	$0.98	$0.99	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,775	2,211	2,185	1,116	866	566	170	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.95	$0.95	$0.94	$0.93	$0.98	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$0.96	$0.95	$0.95	$0.94	$0.93	$0.98	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,265	1,345	1,479	1,308	1,335	765	176	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.71	$0.85	$0.77	$0.53	$0.71	$0.76	$1.00	—	—	—
Accumulation unit value at end of period	$0.97	$0.71	$0.85	$0.77	$0.53	$0.71	$0.76	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,131	390	495	440	241	146	51	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.68	$1.86	$1.58	$1.52	$1.55	$1.49	$1.25	$1.11	$1.16	$1.00
Accumulation unit value at end of period	$2.01	$1.68	$1.86	$1.58	$1.52	$1.55	$1.49	$1.25	$1.11	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	9,572	9,979	9,181	7,251	7,150	5,296	2,833	1,197	1,022	302
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.41	$1.73	$1.33	$1.36	$1.40	$1.48	$1.23	$1.03	$1.21	$1.00
Accumulation unit value at end of period	$1.80	$1.41	$1.73	$1.33	$1.36	$1.40	$1.48	$1.23	$1.03	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	1,785	1,944	1,751	1,402	1,139	716	393	59	76	28
*Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	113

Variable account charges of 1.35% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.21	$1.26	$1.19	$1.16	$1.18	$1.15	$1.13	$1.07	$1.05	$1.00
Accumulation unit value at end of period	$1.32	$1.21	$1.26	$1.19	$1.16	$1.18	$1.15	$1.13	$1.07	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	9,119	8,908	9,896	11,501	10,452	10,281	11,471	14,119	11,499	3,209
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.97	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.11	$0.97	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	837	342	317	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.99	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.16	$0.99	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,353	784	316	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.09	$1.03	$1.01	$1.04	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.16	$1.05	$1.09	$1.03	$1.01	$1.04	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	10,379	8,169	9,540	9,308	5,791	4,108	2,818	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.10	$1.16	$1.06	$1.04	$1.07	$1.04	$1.00	—	—	—
Accumulation unit value at end of period	$1.23	$1.10	$1.16	$1.06	$1.04	$1.07	$1.04	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	27,865	29,337	33,959	37,741	29,866	27,101	13,385	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.18	$1.30	$1.12	$1.10	$1.15	$1.11	$1.00	—	—	—
Accumulation unit value at end of period	$1.38	$1.18	$1.30	$1.12	$1.10	$1.15	$1.11	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	104,781	116,191	123,614	127,950	124,538	92,264	39,275	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.22	$1.31	$1.16	$1.14	$1.19	$1.15	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.40	$1.22	$1.31	$1.16	$1.14	$1.19	$1.15	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	166,920	191,571	203,175	210,971	197,103	161,062	80,023	5,866	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.44	$1.54	$1.38	$1.34	$1.36	$1.32	$1.20	$1.09	$1.11	$1.00
Accumulation unit value at end of period	$1.65	$1.44	$1.54	$1.38	$1.34	$1.36	$1.32	$1.20	$1.09	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	68,491	74,553	80,144	78,752	75,558	67,268	48,448	30,878	28,107	8,015
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.55	$1.69	$1.48	$1.42	$1.45	$1.40	$1.22	$1.10	$1.13	$1.00
Accumulation unit value at end of period	$1.82	$1.55	$1.69	$1.48	$1.42	$1.45	$1.40	$1.22	$1.10	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	32,675	35,712	36,669	36,374	35,791	28,513	18,700	9,398	9,272	1,891
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.31	$1.39	$1.28	$1.25	$1.27	$1.23	$1.16	$1.08	$1.08	$1.00
Accumulation unit value at end of period	$1.47	$1.31	$1.39	$1.28	$1.25	$1.27	$1.23	$1.16	$1.08	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	19,872	22,007	23,206	23,340	22,837	20,339	19,853	19,190	14,556	4,109
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.09	$1.11	$1.09	$1.08	$1.09	$1.05	$1.09	$1.06	$1.00	$1.00
Accumulation unit value at end of period	$1.17	$1.09	$1.11	$1.09	$1.08	$1.09	$1.05	$1.09	$1.06	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	692	852	1,148	1,315	968	217	279	173	167	30
Variable Portfolio – Partners Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.93	$2.13	$1.80	$1.66	$1.68	$1.52	$1.21	$1.10	$1.16	$1.00
Accumulation unit value at end of period	$2.40	$1.93	$2.13	$1.80	$1.66	$1.68	$1.52	$1.21	$1.10	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	251	325	340	323	259	163	122	33	22	3
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.01	$2.15	$1.84	$1.75	$1.87	$1.91	$1.38	$1.26	$1.29	$1.00
Accumulation unit value at end of period	$2.40	$2.01	$2.15	$1.84	$1.75	$1.87	$1.91	$1.38	$1.26	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	177	193	167	119	136	42	20	7	8	1
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.72	$2.02	$1.91	$1.55	$1.73	$1.72	$1.29	$1.16	$1.23	$1.00
Accumulation unit value at end of period	$2.02	$1.72	$2.02	$1.91	$1.55	$1.73	$1.72	$1.29	$1.16	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	181	138	151	170	184	81	60	41	17	21
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.07	$1.11	$1.00	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.21	$1.07	$1.11	$1.00	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,642	2,009	1,239	319	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.14	$1.21	$1.03	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.36	$1.14	$1.21	$1.03	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	19,020	17,306	14,014	3,170	—	—	—	—	—	—

114	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.35% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.11	$1.16	$1.02	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.28	$1.11	$1.16	$1.02	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	12,979	11,253	8,737	1,154	—	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.11	$2.30	$1.94	$1.75	$1.83	$1.68	$1.30	$1.14	$1.23	$1.00
Accumulation unit value at end of period	$2.74	$2.11	$2.30	$1.94	$1.75	$1.83	$1.68	$1.30	$1.14	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	297	301	328	245	222	81	52	33	12	2
Wells Fargo VT Small Cap Growth Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.32	$2.32	$1.87	$1.76	$1.84	$1.90	$1.28	$1.20	$1.28	$1.00
Accumulation unit value at end of period	$2.86	$2.32	$2.32	$1.87	$1.76	$1.84	$1.90	$1.28	$1.20	$1.28
Number of accumulation units outstanding at end of period (000 omitted)	1,355	1,427	1,227	1,062	887	458	263	57	56	6
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.11	$1.04	$0.91	$0.98	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.18	$1.05	$1.11	$1.04	$0.91	$0.98	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	293	329	430	226	189	139	26	—	—	—

Variable account charges of 1.40% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.12	$1.22	$1.08	$1.06	$1.09	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$1.27	$1.12	$1.22	$1.08	$1.06	$1.09	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	6	—	—	—	—	—
AB VPS Large Cap Growth Portfolio (Class B) (7/19/2010)
Accumulation unit value at beginning of period	$2.89	$2.86	$2.20	$2.18	$2.00	$1.78	$1.32	$1.15	$1.21	$1.00
Accumulation unit value at end of period	$3.83	$2.89	$2.86	$2.20	$2.18	$2.00	$1.78	$1.32	$1.15	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	58	50	51	46	59	47	34	24	10	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.78	$0.97	$1.00	$0.72	$1.17	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$0.92	$0.78	$0.97	$1.00	$0.72	$1.17	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	126	201	219	220	269	295	170	—	—	—
American Century VP Value, Class II (7/19/2010)
Accumulation unit value at beginning of period	$2.02	$2.26	$2.11	$1.78	$1.88	$1.69	$1.30	$1.15	$1.16	$1.00
Accumulation unit value at end of period	$2.53	$2.02	$2.26	$2.11	$1.78	$1.88	$1.69	$1.30	$1.15	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	83	100	98	97	157	173	166	154	49	—
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.19	$1.30	$1.16	$1.14	$1.16	$1.16	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.38	$1.19	$1.30	$1.16	$1.14	$1.16	$1.16	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	476	477	610	510	485	524	534	149	—	—
Columbia Variable Portfolio – Balanced Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$1.86	$2.01	$1.78	$1.69	$1.69	$1.55	$1.30	$1.15	$1.14	$1.00
Accumulation unit value at end of period	$2.25	$1.86	$2.01	$1.78	$1.69	$1.69	$1.55	$1.30	$1.15	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	697	610	677	718	608	483	434	177	—	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.51	$0.60	$0.60	$0.54	$0.71	$0.92	$1.00	—	—	—
Accumulation unit value at end of period	$0.54	$0.51	$0.60	$0.60	$0.54	$0.71	$0.92	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3	3	3	3	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.56	$1.74	$1.46	$1.36	$1.34	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$2.05	$1.56	$1.74	$1.46	$1.36	$1.34	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	161	166	186	197	424	358	23	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.56	$2.70	$2.21	$2.08	$2.09	$1.84	$1.40	$1.25	$1.20	$1.00
Accumulation unit value at end of period	$3.14	$2.56	$2.70	$2.21	$2.08	$2.09	$1.84	$1.40	$1.25	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	27	24	40	46	51	47	30	4	—	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.78	$0.87	$0.86	$0.89	$0.91	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$0.79	$0.78	$0.87	$0.86	$0.89	$0.91	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	7	—	8	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.91	$2.06	$1.83	$1.64	$1.71	$1.58	$1.27	$1.13	$1.21	$1.00
Accumulation unit value at end of period	$2.33	$1.91	$2.06	$1.83	$1.64	$1.71	$1.58	$1.27	$1.13	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	433	470	457	450	520	549	555	165	26	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	115

Variable account charges of 1.40% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$1.06	$0.96	$0.88	$0.90	$0.90	$1.00	—	—	—
Accumulation unit value at end of period	$1.07	$0.97	$1.06	$0.96	$0.88	$0.90	$0.90	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	21	14	8	8	23	23	51	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.08	$1.40	$0.97	$0.94	$1.05	$1.09	$1.12	$0.95	$1.22	$1.00
Accumulation unit value at end of period	$1.40	$1.08	$1.40	$0.97	$0.94	$1.05	$1.09	$1.12	$0.95	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	262	280	283	288	341	401	435	217	131	65
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.88	$0.95	$0.91	$0.94	$1.01	$1.02	$1.12	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$0.97	$0.88	$0.95	$0.91	$0.94	$1.01	$1.02	$1.12	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	322	334	355	338	386	382	409	225	86	17
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.90	$0.90	$0.91	$0.93	$0.94	$0.95	$0.97	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.90	$0.90	$0.90	$0.91	$0.93	$0.94	$0.95	$0.97	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	489	775	1,170	488	739	446	466	234	219	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.45	$1.53	$1.46	$1.33	$1.36	$1.34	$1.28	$1.12	$1.08	$1.00
Accumulation unit value at end of period	$1.66	$1.45	$1.53	$1.46	$1.33	$1.36	$1.34	$1.28	$1.12	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	217	221	283	316	317	459	449	288	93	6
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.42	$1.49	$1.43	$1.31	$1.34	$1.31	$1.27	$1.12	$1.07	$1.00
Accumulation unit value at end of period	$1.62	$1.42	$1.49	$1.43	$1.31	$1.34	$1.31	$1.27	$1.12	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	379	404	476	480	530	593	698	185	49	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.15	$1.17	$1.14	$1.11	$1.13	$1.09	$1.13	$1.07	$1.01	$1.00
Accumulation unit value at end of period	$1.24	$1.15	$1.17	$1.14	$1.11	$1.13	$1.09	$1.13	$1.07	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	790	715	674	632	447	633	868	511	46	7
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.50	$2.64	$2.10	$2.10	$1.96	$1.74	$1.36	$1.15	$1.21	$1.00
Accumulation unit value at end of period	$3.34	$2.50	$2.64	$2.10	$2.10	$1.96	$1.74	$1.36	$1.15	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	61	64	63	45	79	51	115	112	24	13
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$2.39	$2.55	$2.13	$1.94	$1.95	$1.74	$1.34	$1.18	$1.18	$1.00
Accumulation unit value at end of period	$3.09	$2.39	$2.55	$2.13	$1.94	$1.95	$1.74	$1.34	$1.18	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	493	363	361	448	280	324	235	335	1	—
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.04	$1.05	$1.05	$1.01	$1.05	$1.06	$1.06	$1.02	$1.01	$1.00
Accumulation unit value at end of period	$1.10	$1.04	$1.05	$1.05	$1.01	$1.05	$1.06	$1.06	$1.02	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	248	296	347	286	338	371	610	191	—	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.00	$1.08	$0.98	$0.97	$0.99	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$1.18	$1.00	$1.08	$0.98	$0.97	$0.99	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	57	67	57	57	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.88	$2.00	$1.66	$1.65	$1.58	$1.50	$1.16	$1.06	$1.27	$1.00
Accumulation unit value at end of period	$2.50	$1.88	$2.00	$1.66	$1.65	$1.58	$1.50	$1.16	$1.06	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	60	65	87	73	50	62	59	49	7	—
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.27	$1.55	$1.23	$1.34	$1.29	$1.43	$1.19	$1.03	$1.19	$1.00
Accumulation unit value at end of period	$1.57	$1.27	$1.55	$1.23	$1.34	$1.29	$1.43	$1.19	$1.03	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	125	146	140	153	99	54	45	42	23	1
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.29	$2.65	$2.23	$1.89	$2.02	$1.84	$1.36	$1.16	$1.20	$1.00
Accumulation unit value at end of period	$2.85	$2.29	$2.65	$2.23	$1.89	$2.02	$1.84	$1.36	$1.16	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	86	91	52	57	76	85	54	43	9	—
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.99	$2.33	$2.09	$1.86	$1.99	$1.80	$1.33	$1.14	$1.26	$1.00
Accumulation unit value at end of period	$2.58	$1.99	$2.33	$2.09	$1.86	$1.99	$1.80	$1.33	$1.14	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	102	114	140	139	141	133	107	33	9	—
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.06	$2.39	$2.17	$1.93	$2.03	$1.94	$1.33	$1.14	$1.27	$1.00
Accumulation unit value at end of period	$2.38	$2.06	$2.39	$2.17	$1.93	$2.03	$1.94	$1.33	$1.14	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	48	47	66	64	68	72	63	60	27	—

116	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.40% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.12	$1.14	$1.09	$1.02	$1.05	$1.03	$1.04	$0.94	$1.00	—
Accumulation unit value at end of period	$1.21	$1.12	$1.14	$1.09	$1.02	$1.05	$1.03	$1.04	$0.94	—
Number of accumulation units outstanding at end of period (000 omitted)	777	706	666	669	412	498	618	454	148	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.88	$2.23	$2.05	$1.77	$1.92	$1.89	$1.42	$1.21	$1.29	$1.00
Accumulation unit value at end of period	$2.28	$1.88	$2.23	$2.05	$1.77	$1.92	$1.89	$1.42	$1.21	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	99	97	121	122	152	159	143	107	63	40
*Columbia Variable Portfolio – U.S. Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.03	$1.03	$1.01	$1.00	$1.00	$0.96	$1.00	$1.00	$1.00	$1.00
Accumulation unit value at end of period	$1.08	$1.03	$1.03	$1.01	$1.00	$1.00	$0.96	$1.00	$1.00	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	103	103	86	88	21	106	119	12	6	6
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.10	$1.13	$1.10	$1.08	$1.09	$1.05	$1.09	$1.06	$1.00	$1.00
Accumulation unit value at end of period	$1.19	$1.10	$1.13	$1.10	$1.08	$1.09	$1.05	$1.09	$1.06	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	18	18	22	33	78	89	92	85	24	11
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.21	$1.47	$1.22	$1.28	$1.31	$1.43	$1.19	$1.00	$1.17	$1.00
Accumulation unit value at end of period	$1.41	$1.21	$1.47	$1.22	$1.28	$1.31	$1.43	$1.19	$1.00	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	15	18	15	15	26	26	26	27	4	—
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.87	$0.96	$0.98	$1.10	$1.11	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$0.87	$0.87	$0.96	$0.98	$1.10	$1.11	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.17	$1.19	$1.18	$1.11	$1.14	$1.07	$1.15	$1.10	$1.02	$1.00
Accumulation unit value at end of period	$1.24	$1.17	$1.19	$1.18	$1.11	$1.14	$1.07	$1.15	$1.10	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	74	83	108	95	171	244	230	291	25	—
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.52	$1.63	$1.57	$1.52	$1.56	$1.39	$1.37	$1.06	$1.19	$1.00
Accumulation unit value at end of period	$1.89	$1.52	$1.63	$1.57	$1.52	$1.56	$1.39	$1.37	$1.06	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	85	110	156	224	243	274	214	174	75	10
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.13	$1.38	$1.12	$1.05	$1.15	$1.27	$1.07	$0.93	$1.18	$1.00
Accumulation unit value at end of period	$1.26	$1.13	$1.38	$1.12	$1.05	$1.15	$1.27	$1.07	$0.93	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	54	53	53	19	13	38	48	42	11	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.01	$1.22	$1.00	$0.98	$1.03	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$1.16	$1.01	$1.22	$1.00	$0.98	$1.03	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	21	14	19	18	6	5	5	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.66	$2.77	$2.12	$2.04	$1.87	$1.69	$1.32	$1.18	$1.21	$1.00
Accumulation unit value at end of period	$3.45	$2.66	$2.77	$2.12	$2.04	$1.87	$1.69	$1.32	$1.18	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	9	11	9	8	54	55	55	44	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.48	$2.55	$1.98	$2.06	$1.97	$1.81	$1.35	$1.21	$1.23	$1.00
Accumulation unit value at end of period	$3.24	$2.48	$2.55	$1.98	$2.06	$1.97	$1.81	$1.35	$1.21	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	60	65	76	77	78	67	65	52	32	—
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.11	$2.38	$2.06	$1.84	$1.88	$1.73	$1.30	$1.13	$1.15	$1.00
Accumulation unit value at end of period	$2.70	$2.11	$2.38	$2.06	$1.84	$1.88	$1.73	$1.30	$1.13	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	185	191	171	201	193	130	138	166	39	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.51	$2.48	$1.90	$1.87	$1.79	$1.69	$1.31	$1.19	$1.24	$1.00
Accumulation unit value at end of period	$3.14	$2.51	$2.48	$1.90	$1.87	$1.79	$1.69	$1.31	$1.19	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	130	100	114	120	77	88	90	72	35	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.89	$2.12	$1.85	$1.65	$1.82	$1.69	$1.34	$1.19	$1.17	$1.00
Accumulation unit value at end of period	$2.35	$1.89	$2.12	$1.85	$1.65	$1.82	$1.69	$1.34	$1.19	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	214	234	245	256	259	251	303	150	15	9

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	117

Variable account charges of 1.40% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.03	$1.05	$1.03	$1.02	$1.04	$1.00	$1.04	$1.04	$1.00	$1.00
Accumulation unit value at end of period	$1.11	$1.03	$1.05	$1.03	$1.02	$1.04	$1.00	$1.04	$1.04	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	325	286	194	188	202	227	364	108	11	11
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.28	$2.57	$2.26	$1.90	$1.93	$1.74	$1.30	$1.13	$1.23	$1.00
Accumulation unit value at end of period	$2.87	$2.28	$2.57	$2.26	$1.90	$1.93	$1.74	$1.30	$1.13	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	37	37	49	32	41	9	8	7	2	—
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.95	$0.96	$0.97	$0.97	$0.99	$0.99	$1.01	$1.01	$1.00	$1.00
Accumulation unit value at end of period	$0.97	$0.95	$0.96	$0.97	$0.97	$0.99	$0.99	$1.01	$1.01	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	109	108	74	73	72	76	72	11	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.07	$2.18	$1.80	$1.77	$1.85	$1.72	$1.37	$1.19	$1.19	$1.00
Accumulation unit value at end of period	$2.90	$2.07	$2.18	$1.80	$1.77	$1.85	$1.72	$1.37	$1.19	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	108	113	98	129	129	103	154	122	1	—
CTIVP® – William Blair International Leaders Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.27	$1.59	$1.27	$1.34	$1.40	$1.42	$1.21	$1.06	$1.16	$1.00
Accumulation unit value at end of period	$1.58	$1.27	$1.59	$1.27	$1.34	$1.40	$1.42	$1.21	$1.06	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	307	305	314	325	310	271	177	27	32	5
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.91	$1.02	$0.96	$0.93	$1.01	$0.99	$1.00	$1.00	—	—
Accumulation unit value at end of period	$1.02	$0.91	$1.02	$0.96	$0.93	$1.01	$0.99	$1.00	—	—
Number of accumulation units outstanding at end of period (000 omitted)	178	190	206	211	269	279	177	80	—	—
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.18	$2.37	$1.97	$1.86	$1.88	$1.70	$1.32	$1.15	$1.20	$1.00
Accumulation unit value at end of period	$2.82	$2.18	$2.37	$1.97	$1.86	$1.88	$1.70	$1.32	$1.15	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	474	495	510	526	589	665	579	341	164	80
Fidelity® VIP Mid Cap Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$1.84	$2.19	$1.85	$1.67	$1.72	$1.65	$1.23	$1.09	$1.24	$1.00
Accumulation unit value at end of period	$2.24	$1.84	$2.19	$1.85	$1.67	$1.72	$1.65	$1.23	$1.09	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	282	298	318	315	292	275	232	128	20	15
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.09	$1.03	$0.97	$1.00	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.14	$1.05	$1.09	$1.03	$0.97	$1.00	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	240	187	203	170	126	164	118	—	—	—
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.16	$1.23	$1.13	$1.01	$1.10	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.32	$1.16	$1.23	$1.13	$1.01	$1.10	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	131	174	210	158	365	328	110	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$1.69	$1.88	$1.76	$1.54	$1.64	$1.55	$1.23	$1.09	$1.12	$1.00
Accumulation unit value at end of period	$2.04	$1.69	$1.88	$1.76	$1.54	$1.64	$1.55	$1.23	$1.09	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	—	3	3	3	35	41	41	39	30	—
Franklin Small Cap Value VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.11	$2.46	$2.25	$1.76	$1.92	$1.94	$1.44	$1.24	$1.30	$1.00
Accumulation unit value at end of period	$2.63	$2.11	$2.46	$2.25	$1.76	$1.92	$1.94	$1.44	$1.24	$1.30
Number of accumulation units outstanding at end of period (000 omitted)	143	150	159	159	153	140	73	19	18	9
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.85	$0.93	$0.89	$0.90	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.91	$0.85	$0.93	$0.89	$0.90	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	17	14	—	—	—	—	—	—	—
Invesco Oppenheimer V.I. Global Fund, Series II Shares (7/19/2010)
Accumulation unit value at beginning of period	$1.86	$2.17	$1.62	$1.64	$1.61	$1.60	$1.28	$1.07	$1.19	$1.00
Accumulation unit value at end of period	$2.41	$1.86	$2.17	$1.62	$1.64	$1.61	$1.60	$1.28	$1.07	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	71	60	65	42	161	89	102	59	46	1
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$1.03	$0.98	$0.94	$0.98	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$1.06	$0.97	$1.03	$0.98	$0.94	$0.98	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.22	$2.52	$2.24	$1.93	$2.09	$1.90	$1.37	$1.18	$1.22	$1.00
Accumulation unit value at end of period	$2.76	$2.22	$2.52	$2.24	$1.93	$2.09	$1.90	$1.37	$1.18	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	85	95	111	100	95	88	63	43	1	—

118	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.40% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.15	$1.06	$0.96	$1.02	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.20	$1.05	$1.15	$1.06	$0.96	$1.02	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	140	140	263	122	115	155	165	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$1.13	$0.97	$1.01	$1.12	$1.20	$1.00	—	—	—
Accumulation unit value at end of period	$1.27	$1.06	$1.13	$0.97	$1.01	$1.12	$1.20	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	36	131	187	205	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.99	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.19	$0.99	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	342	41	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.00	$1.02	$1.01	$1.00	$1.01	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.07	$1.00	$1.02	$1.01	$1.00	$1.01	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	262	296	169	202	110	16	2	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.24	$2.33	$1.86	$1.88	$1.81	$1.63	$1.27	$1.09	$1.17	$1.00
Accumulation unit value at end of period	$2.98	$2.24	$2.33	$1.86	$1.88	$1.81	$1.63	$1.27	$1.09	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	6	2	4	4	4	4	4	—	9	9
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.24	$1.35	$1.13	$1.11	$1.13	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.44	$1.24	$1.35	$1.13	$1.11	$1.13	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	6	8	—	—	—	—
MFS® Utilities Series – Service Class (7/19/2010)
Accumulation unit value at beginning of period	$1.87	$1.88	$1.66	$1.52	$1.81	$1.63	$1.37	$1.23	$1.17	$1.00
Accumulation unit value at end of period	$2.30	$1.87	$1.88	$1.66	$1.52	$1.81	$1.63	$1.37	$1.23	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	300	344	403	433	478	480	450	215	69	2
Morgan Stanley VIF Discovery Portfolio, Class II Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.08	$1.91	$1.40	$1.56	$1.68	$1.67	$1.23	$1.15	$1.26	$1.00
Accumulation unit value at end of period	$2.88	$2.08	$1.91	$1.40	$1.56	$1.68	$1.67	$1.23	$1.15	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	67	62	51	51	56	41	44	35	32	10
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (7/19/2010)
Accumulation unit value at beginning of period	$2.08	$2.25	$1.93	$1.78	$1.82	$1.68	$1.24	$1.13	$1.19	$1.00
Accumulation unit value at end of period	$2.58	$2.08	$2.25	$1.93	$1.78	$1.82	$1.68	$1.24	$1.13	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	11	—	—	9	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.87	$0.95	$0.90	$0.92	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.99	$0.87	$0.95	$0.90	$0.92	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	21	21	21	5	19	5	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (7/19/2010)
Accumulation unit value at beginning of period	$1.23	$1.32	$1.18	$1.06	$1.18	$1.19	$1.21	$1.07	$1.06	$1.00
Accumulation unit value at end of period	$1.35	$1.23	$1.32	$1.18	$1.06	$1.18	$1.19	$1.21	$1.07	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	74	75	84	84	88	667	768	184	57	—
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.02	$1.09	$0.97	$0.95	$0.96	$0.93	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.17	$1.02	$1.09	$0.97	$0.95	$0.96	$0.93	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	218	222	238	238	300	317	326	124	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$1.00	$1.02	$0.99	$0.97	$0.99	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.06	$1.00	$1.02	$0.99	$0.97	$0.99	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	66	14	17	—	—	—	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.95	$0.94	$0.94	$0.93	$0.98	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$0.95	$0.95	$0.94	$0.94	$0.93	$0.98	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	27	27	36	36	42	18	14	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.71	$0.85	$0.77	$0.53	$0.71	$0.76	$1.00	—	—	—
Accumulation unit value at end of period	$0.97	$0.71	$0.85	$0.77	$0.53	$0.71	$0.76	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	6	6	6	24	21	21	15	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.67	$1.85	$1.58	$1.51	$1.55	$1.48	$1.25	$1.11	$1.16	$1.00
Accumulation unit value at end of period	$2.00	$1.67	$1.85	$1.58	$1.51	$1.55	$1.48	$1.25	$1.11	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	3,949	4,350	4,857	5,323	5,427	5,453	5,797	4,222	1,906	387

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	119

Variable account charges of 1.40% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.41	$1.73	$1.33	$1.36	$1.40	$1.48	$1.23	$1.03	$1.21	$1.00
Accumulation unit value at end of period	$1.80	$1.41	$1.73	$1.33	$1.36	$1.40	$1.48	$1.23	$1.03	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	332	350	370	374	384	362	313	209	89	54
*Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Variable Portfolio – Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.20	$1.26	$1.19	$1.16	$1.18	$1.15	$1.13	$1.07	$1.05	$1.00
Accumulation unit value at end of period	$1.31	$1.20	$1.26	$1.19	$1.16	$1.18	$1.15	$1.13	$1.07	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	4,813	7,304	7,861	9,441	9,804	9,525	11,122	12,192	4,424	673
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.97	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.10	$0.97	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	134	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.99	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.16	$0.99	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	424	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.09	$1.03	$1.01	$1.04	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.16	$1.05	$1.09	$1.03	$1.01	$1.04	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,625	1,311	1,483	865	579	261	275	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.16	$1.06	$1.04	$1.07	$1.04	$1.00	—	—	—
Accumulation unit value at end of period	$1.23	$1.09	$1.16	$1.06	$1.04	$1.07	$1.04	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	925	1,028	1,145	1,226	461	180	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.18	$1.30	$1.12	$1.10	$1.15	$1.11	$1.00	—	—	—
Accumulation unit value at end of period	$1.37	$1.18	$1.30	$1.12	$1.10	$1.15	$1.11	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,488	3,585	3,536	4,106	4,202	2,418	604	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.22	$1.31	$1.16	$1.14	$1.19	$1.15	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.39	$1.22	$1.31	$1.16	$1.14	$1.19	$1.15	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	21,320	23,925	27,618	29,984	32,218	35,582	35,461	24,797	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.43	$1.54	$1.38	$1.33	$1.36	$1.31	$1.20	$1.09	$1.11	$1.00
Accumulation unit value at end of period	$1.64	$1.43	$1.54	$1.38	$1.33	$1.36	$1.31	$1.20	$1.09	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	37,674	39,433	44,645	48,268	49,765	50,758	53,838	45,726	22,126	6,259
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.55	$1.69	$1.47	$1.42	$1.45	$1.40	$1.22	$1.10	$1.13	$1.00
Accumulation unit value at end of period	$1.81	$1.55	$1.69	$1.47	$1.42	$1.45	$1.40	$1.22	$1.10	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	11,036	13,405	14,395	15,499	17,937	20,357	22,020	13,969	11,746	3,622
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.31	$1.38	$1.28	$1.24	$1.26	$1.22	$1.16	$1.08	$1.08	$1.00
Accumulation unit value at end of period	$1.46	$1.31	$1.38	$1.28	$1.24	$1.26	$1.22	$1.16	$1.08	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	12,528	14,331	16,510	17,248	17,752	19,324	20,160	19,211	9,784	2,470
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.09	$1.10	$1.08	$1.08	$1.08	$1.05	$1.09	$1.06	$1.00	$1.00
Accumulation unit value at end of period	$1.16	$1.09	$1.10	$1.08	$1.08	$1.08	$1.05	$1.09	$1.06	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	80	81	130	143	129	157	175	130	35	—
Variable Portfolio – Partners Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.92	$2.12	$1.79	$1.66	$1.68	$1.52	$1.20	$1.10	$1.16	$1.00
Accumulation unit value at end of period	$2.39	$1.92	$2.12	$1.79	$1.66	$1.68	$1.52	$1.20	$1.10	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	240	258	254	243	293	246	244	48	22	20
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.01	$2.14	$1.83	$1.75	$1.87	$1.90	$1.38	$1.26	$1.29	$1.00
Accumulation unit value at end of period	$2.39	$2.01	$2.14	$1.83	$1.75	$1.87	$1.90	$1.38	$1.26	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	3	3	10	17	18	13	12	13	13	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.71	$2.01	$1.91	$1.54	$1.73	$1.72	$1.29	$1.16	$1.23	$1.00
Accumulation unit value at end of period	$2.01	$1.71	$2.01	$1.91	$1.54	$1.73	$1.72	$1.29	$1.16	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	14	13	18	19	20	26	75	49	15	9
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.06	$1.11	$1.00	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.21	$1.06	$1.11	$1.00	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	125	70	—	—	—	—	—	—	—	—

120	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.40% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.14	$1.21	$1.03	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.35	$1.14	$1.21	$1.03	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	804	1,678	1,162	1,041	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.10	$1.16	$1.02	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.28	$1.10	$1.16	$1.02	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,657	2,165	960	—	—	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.10	$2.30	$1.93	$1.75	$1.83	$1.68	$1.30	$1.14	$1.23	$1.00
Accumulation unit value at end of period	$2.73	$2.10	$2.30	$1.93	$1.75	$1.83	$1.68	$1.30	$1.14	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	61	68	89	78	84	72	72	52	24	—
Wells Fargo VT Small Cap Growth Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.31	$2.31	$1.86	$1.75	$1.83	$1.89	$1.28	$1.20	$1.28	$1.00
Accumulation unit value at end of period	$2.84	$2.31	$2.31	$1.86	$1.75	$1.83	$1.89	$1.28	$1.20	$1.28
Number of accumulation units outstanding at end of period (000 omitted)	66	65	63	65	66	42	37	21	11	—
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.11	$1.03	$0.91	$0.98	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.18	$1.05	$1.11	$1.03	$0.91	$0.98	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	138	138	114	—	—	—

Variable account charges of 1.45% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.11	$1.22	$1.08	$1.06	$1.09	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$1.26	$1.11	$1.22	$1.08	$1.06	$1.09	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	130	104	61	68	125	150	95	—	—	—
AB VPS Global Thematic Growth Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$1.54	$1.74	$1.29	$1.32	$1.31	$1.27	$1.05	$0.94	$1.24	$1.06
Accumulation unit value at end of period	$1.97	$1.54	$1.74	$1.29	$1.32	$1.31	$1.27	$1.05	$0.94	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	17	16	4	4	21	16	33	12	100	117
AB VPS Growth and Income Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$1.91	$2.06	$1.76	$1.61	$1.61	$1.49	$1.13	$0.97	$0.93	$0.84
Accumulation unit value at end of period	$2.33	$1.91	$2.06	$1.76	$1.61	$1.61	$1.49	$1.13	$0.97	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	58	51	54	90	122	158	175	185	157	138
AB VPS International Value Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$0.74	$0.98	$0.79	$0.81	$0.80	$0.87	$0.72	$0.64	$0.81	$0.79
Accumulation unit value at end of period	$0.86	$0.74	$0.98	$0.79	$0.81	$0.80	$0.87	$0.72	$0.64	$0.81
Number of accumulation units outstanding at end of period (000 omitted)	317	397	370	390	516	583	664	803	1,110	1,489
AB VPS Large Cap Growth Portfolio (Class B) (6/26/2006)
Accumulation unit value at beginning of period	$2.53	$2.51	$1.93	$1.92	$1.75	$1.56	$1.16	$1.01	$1.06	$0.98
Accumulation unit value at end of period	$3.35	$2.53	$2.51	$1.93	$1.92	$1.75	$1.56	$1.16	$1.01	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	291	352	307	276	222	125	66	204	65	21
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.78	$0.97	$0.99	$0.72	$1.17	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$0.92	$0.78	$0.97	$0.99	$0.72	$1.17	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	484	567	679	733	612	472	141	—	—	—
American Century VP Mid Cap Value, Class II (6/26/2006)
Accumulation unit value at beginning of period	$2.25	$2.62	$2.39	$1.98	$2.04	$1.78	$1.39	$1.21	$1.24	$1.06
Accumulation unit value at end of period	$2.86	$2.25	$2.62	$2.39	$1.98	$2.04	$1.78	$1.39	$1.21	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	152	175	226	210	215	187	241	294	370	358
American Century VP Ultra®, Class II (6/26/2006)
Accumulation unit value at beginning of period	$2.43	$2.45	$1.88	$1.83	$1.75	$1.62	$1.20	$1.07	$1.08	$0.94
Accumulation unit value at end of period	$3.22	$2.43	$2.45	$1.88	$1.83	$1.75	$1.62	$1.20	$1.07	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	330	338	346	336	349	79	75	89	78	181
American Century VP Value, Class II (6/26/2006)
Accumulation unit value at beginning of period	$1.78	$1.99	$1.86	$1.57	$1.66	$1.49	$1.15	$1.02	$1.03	$0.92
Accumulation unit value at end of period	$2.23	$1.78	$1.99	$1.86	$1.57	$1.66	$1.49	$1.15	$1.02	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	630	730	840	807	858	897	960	914	1,036	1,001
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.18	$1.30	$1.16	$1.13	$1.16	$1.16	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.37	$1.18	$1.30	$1.16	$1.13	$1.16	$1.16	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,513	1,642	1,858	1,785	1,580	1,019	438	37	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	121

Variable account charges of 1.45% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
BNY Mellon Variable Investment Fund, International Equity Portfolio – Service Shares* (6/26/2006)
Accumulation unit value at beginning of period	$1.11	$1.34	$1.07	$1.15	$1.16	$1.21	$1.04	$0.86	$1.03	$0.95
Accumulation unit value at end of period	$1.31	$1.11	$1.34	$1.07	$1.15	$1.16	$1.21	$1.04	$0.86	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	53	137	184	149	212	193	262	304	368	444
*BNY Mellon Variable Investment Fund, International Equity Portfolio – Service Shares is scheduled to liquidate on or about April 30, 2020.
ClearBridge Variable Small Cap Growth Portfolio – Class I (4/27/2007)
Accumulation unit value at beginning of period	$2.21	$2.17	$1.77	$1.70	$1.80	$1.75	$1.21	$1.03	$1.03	$0.83
Accumulation unit value at end of period	$2.76	$2.21	$2.17	$1.77	$1.70	$1.80	$1.75	$1.21	$1.03	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	26	29	21	49	74	84	154	110	119	205
Columbia Variable Portfolio – Balanced Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.72	$1.85	$1.64	$1.57	$1.56	$1.44	$1.20	$1.07	$1.06	$0.95
Accumulation unit value at end of period	$2.08	$1.72	$1.85	$1.64	$1.57	$1.56	$1.44	$1.20	$1.07	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	2,714	2,896	2,598	2,667	1,927	1,176	918	518	547	809
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.50	$0.60	$0.59	$0.54	$0.71	$0.92	$1.00	—	—	—
Accumulation unit value at end of period	$0.54	$0.50	$0.60	$0.59	$0.54	$0.71	$0.92	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	134	108	100	27	26	51	49	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.56	$1.74	$1.45	$1.36	$1.34	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$2.04	$1.56	$1.74	$1.45	$1.36	$1.34	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	726	775	767	589	392	218	85	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.55	$2.69	$2.20	$2.07	$2.09	$1.84	$1.40	$1.25	$1.20	$1.00
Accumulation unit value at end of period	$3.12	$2.55	$2.69	$2.20	$2.07	$2.09	$1.84	$1.40	$1.25	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	421	198	179	187	185	109	35	25	9	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.01	$2.12	$1.73	$1.63	$1.64	$1.44	$1.10	$0.98	$0.94	$0.81
Accumulation unit value at end of period	$2.47	$2.01	$2.12	$1.73	$1.63	$1.64	$1.44	$1.10	$0.98	$0.94
Number of accumulation units outstanding at end of period (000 omitted)	67	66	47	51	128	77	47	40	73	68
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.78	$0.87	$0.86	$0.89	$0.91	$0.94	$1.00	—	—	—
Accumulation unit value at end of period	$0.78	$0.78	$0.87	$0.86	$0.89	$0.91	$0.94	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	77	70	36	88	146	90	229	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.90	$2.05	$1.83	$1.63	$1.71	$1.58	$1.26	$1.13	$1.21	$1.00
Accumulation unit value at end of period	$2.32	$1.90	$2.05	$1.83	$1.63	$1.71	$1.58	$1.26	$1.13	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	635	406	398	414	441	321	296	137	59	31
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.62	$1.75	$1.55	$1.39	$1.45	$1.34	$1.07	$0.95	$1.02	$0.88
Accumulation unit value at end of period	$1.98	$1.62	$1.75	$1.55	$1.39	$1.45	$1.34	$1.07	$0.95	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	909	1,146	1,189	1,350	1,484	1,758	1,869	1,805	2,178	2,845
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.96	$1.06	$0.96	$0.88	$0.90	$0.90	$1.00	—	—	—
Accumulation unit value at end of period	$1.06	$0.96	$1.06	$0.96	$0.88	$0.90	$0.90	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	172	192	374	279	233	224	152	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.08	$1.40	$0.97	$0.93	$1.04	$1.08	$1.12	$0.95	$1.22	$1.00
Accumulation unit value at end of period	$1.40	$1.08	$1.40	$0.97	$0.93	$1.04	$1.08	$1.12	$0.95	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	448	436	420	306	299	262	218	105	94	53
Columbia Variable Portfolio – Emerging Markets Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.51	$1.95	$1.35	$1.30	$1.45	$1.51	$1.56	$1.31	$1.69	$1.43
Accumulation unit value at end of period	$1.96	$1.51	$1.95	$1.35	$1.30	$1.45	$1.51	$1.56	$1.31	$1.69
Number of accumulation units outstanding at end of period (000 omitted)	198	245	268	277	335	389	506	546	649	760
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.88	$0.94	$0.91	$0.93	$1.01	$1.02	$1.12	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$0.96	$0.88	$0.94	$0.91	$0.93	$1.01	$1.02	$1.12	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	151	155	152	130	191	155	200	195	80	23
Columbia Variable Portfolio – Global Strategic Income Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.08	$1.16	$1.11	$1.14	$1.23	$1.24	$1.37	$1.30	$1.26	$1.20
Accumulation unit value at end of period	$1.18	$1.08	$1.16	$1.11	$1.14	$1.23	$1.24	$1.37	$1.30	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	384	433	407	466	559	734	972	1,641	2,021	2,598

122	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.45% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.90	$0.90	$0.91	$0.92	$0.94	$0.95	$0.97	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.90	$0.90	$0.90	$0.91	$0.92	$0.94	$0.95	$0.97	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	703	671	151	744	1,021	700	402	262	101	—
Columbia Variable Portfolio – Government Money Market Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$0.93	$0.93	$0.94	$0.96	$0.97	$0.99	$1.00	$1.02	$1.03	$1.04
Accumulation unit value at end of period	$0.94	$0.93	$0.93	$0.94	$0.96	$0.97	$0.99	$1.00	$1.02	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	1,098	1,219	1,062	1,485	1,369	1,800	2,678	3,268	4,106	5,325
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.44	$1.52	$1.45	$1.32	$1.36	$1.33	$1.28	$1.12	$1.08	$1.00
Accumulation unit value at end of period	$1.65	$1.44	$1.52	$1.45	$1.32	$1.36	$1.33	$1.28	$1.12	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	515	530	714	653	631	509	473	343	122	52
Columbia Variable Portfolio – High Yield Bond Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.83	$1.93	$1.84	$1.67	$1.72	$1.68	$1.61	$1.41	$1.35	$1.21
Accumulation unit value at end of period	$2.10	$1.83	$1.93	$1.84	$1.67	$1.72	$1.68	$1.61	$1.41	$1.35
Number of accumulation units outstanding at end of period (000 omitted)	1,039	1,093	1,226	1,335	1,391	1,521	1,517	1,563	1,554	1,702
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.41	$1.49	$1.42	$1.30	$1.34	$1.31	$1.26	$1.12	$1.07	$1.00
Accumulation unit value at end of period	$1.61	$1.41	$1.49	$1.42	$1.30	$1.34	$1.31	$1.26	$1.12	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	736	411	458	423	997	1,105	1,199	210	120	29
Columbia Variable Portfolio – Income Opportunities Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.79	$1.89	$1.80	$1.65	$1.69	$1.65	$1.60	$1.41	$1.35	$1.21
Accumulation unit value at end of period	$2.05	$1.79	$1.89	$1.80	$1.65	$1.69	$1.65	$1.60	$1.41	$1.35
Number of accumulation units outstanding at end of period (000 omitted)	551	570	814	925	620	776	979	1,299	1,249	1,525
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.15	$1.16	$1.14	$1.11	$1.12	$1.08	$1.13	$1.06	$1.01	$1.00
Accumulation unit value at end of period	$1.23	$1.15	$1.16	$1.14	$1.11	$1.12	$1.08	$1.13	$1.06	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	667	495	517	551	539	500	379	538	322	30
Columbia Variable Portfolio – Intermediate Bond Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.38	$1.40	$1.37	$1.33	$1.34	$1.29	$1.35	$1.27	$1.21	$1.13
Accumulation unit value at end of period	$1.49	$1.38	$1.40	$1.37	$1.33	$1.34	$1.29	$1.35	$1.27	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	1,264	1,182	1,495	1,649	1,906	2,355	3,068	5,731	6,538	7,525
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.48	$2.63	$2.09	$2.10	$1.95	$1.74	$1.36	$1.15	$1.21	$1.00
Accumulation unit value at end of period	$3.32	$2.48	$2.63	$2.09	$2.10	$1.95	$1.74	$1.36	$1.15	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	235	229	216	197	161	79	67	44	—	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.05	$2.17	$1.72	$1.72	$1.60	$1.43	$1.11	$0.94	$0.98	$0.85
Accumulation unit value at end of period	$2.74	$2.05	$2.17	$1.72	$1.72	$1.60	$1.43	$1.11	$0.94	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	35	66	57	68	147	44	133	189	159	196
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.08	$2.22	$1.85	$1.69	$1.70	$1.52	$1.17	$1.03	$1.03	$0.91
Accumulation unit value at end of period	$2.68	$2.08	$2.22	$1.85	$1.69	$1.70	$1.52	$1.17	$1.03	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	2,115	1,839	1,555	1,245	1,113	893	538	502	397	470
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.03	$1.05	$1.04	$1.01	$1.05	$1.06	$1.06	$1.02	$1.01	$1.00
Accumulation unit value at end of period	$1.09	$1.03	$1.05	$1.04	$1.01	$1.05	$1.06	$1.06	$1.02	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	730	805	599	510	293	285	531	605	129	30
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.00	$1.07	$0.98	$0.97	$0.98	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$1.18	$1.00	$1.07	$0.98	$0.97	$0.98	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	214	300	362	401	378	177	88	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.87	$2.00	$1.65	$1.64	$1.58	$1.50	$1.16	$1.06	$1.27	$1.00
Accumulation unit value at end of period	$2.48	$1.87	$2.00	$1.65	$1.64	$1.58	$1.50	$1.16	$1.06	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	104	122	113	94	84	37	32	19	7	1
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.91	$2.03	$1.68	$1.67	$1.61	$1.52	$1.18	$1.07	$1.28	$1.03
Accumulation unit value at end of period	$2.54	$1.91	$2.03	$1.68	$1.67	$1.61	$1.52	$1.18	$1.07	$1.28
Number of accumulation units outstanding at end of period (000 omitted)	50	36	38	35	105	85	103	91	83	156
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.26	$1.54	$1.23	$1.33	$1.29	$1.43	$1.19	$1.03	$1.19	$1.00
Accumulation unit value at end of period	$1.56	$1.26	$1.54	$1.23	$1.33	$1.29	$1.43	$1.19	$1.03	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	214	363	399	358	245	50	48	27	35	12

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	123

Variable account charges of 1.45% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Overseas Core Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.16	$1.41	$1.12	$1.21	$1.17	$1.30	$1.08	$0.93	$1.08	$0.96
Accumulation unit value at end of period	$1.43	$1.16	$1.41	$1.12	$1.21	$1.17	$1.30	$1.08	$0.93	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	108	129	145	205	113	170	207	250	229	219
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.28	$2.64	$2.22	$1.88	$2.01	$1.84	$1.35	$1.16	$1.20	$1.00
Accumulation unit value at end of period	$2.84	$2.28	$2.64	$2.22	$1.88	$2.01	$1.84	$1.35	$1.16	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	106	118	128	125	133	154	73	47	17	14
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.92	$2.23	$1.87	$1.58	$1.69	$1.54	$1.13	$0.97	$1.00	$0.84
Accumulation unit value at end of period	$2.40	$1.92	$2.23	$1.87	$1.58	$1.69	$1.54	$1.13	$0.97	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	70	67	63	72	78	103	182	85	72	53
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.98	$2.32	$2.08	$1.86	$1.98	$1.80	$1.32	$1.14	$1.26	$1.00
Accumulation unit value at end of period	$2.56	$1.98	$2.32	$2.08	$1.86	$1.98	$1.80	$1.32	$1.14	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	138	154	173	162	118	33	32	26	12	13
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.71	$2.00	$1.79	$1.59	$1.70	$1.54	$1.13	$0.97	$1.08	$0.89
Accumulation unit value at end of period	$2.21	$1.71	$2.00	$1.79	$1.59	$1.70	$1.54	$1.13	$0.97	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	129	154	164	195	271	275	311	320	426	538
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.05	$2.38	$2.16	$1.93	$2.02	$1.94	$1.33	$1.14	$1.27	$1.00
Accumulation unit value at end of period	$2.37	$2.05	$2.38	$2.16	$1.93	$2.02	$1.94	$1.33	$1.14	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	31	34	34	26	23	23	11	—	—	—
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.75	$2.04	$1.84	$1.64	$1.72	$1.65	$1.13	$0.97	$1.08	$0.86
Accumulation unit value at end of period	$2.03	$1.75	$2.04	$1.84	$1.64	$1.72	$1.65	$1.13	$0.97	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	19	20	23	24	37	60	111	81	71	70
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.11	$1.14	$1.09	$1.01	$1.05	$1.03	$1.04	$0.94	$1.00	—
Accumulation unit value at end of period	$1.21	$1.11	$1.14	$1.09	$1.01	$1.05	$1.03	$1.04	$0.94	—
Number of accumulation units outstanding at end of period (000 omitted)	1,122	755	684	463	316	309	350	177	95	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.87	$2.22	$2.04	$1.76	$1.91	$1.89	$1.42	$1.21	$1.29	$1.00
Accumulation unit value at end of period	$2.27	$1.87	$2.22	$2.04	$1.76	$1.91	$1.89	$1.42	$1.21	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	34	53	53	51	48	90	60	68	54	56
*Columbia Variable Portfolio – U.S. Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.03	$1.02	$1.01	$1.00	$1.00	$0.96	$1.00	$1.00	$1.00	$1.00
Accumulation unit value at end of period	$1.08	$1.03	$1.02	$1.01	$1.00	$1.00	$0.96	$1.00	$1.00	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	270	222	222	245	299	172	179	172	202	144
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.12	$1.12	$1.10	$1.09	$1.09	$1.05	$1.08	$1.08	$1.08	$1.07
Accumulation unit value at end of period	$1.18	$1.12	$1.12	$1.10	$1.09	$1.09	$1.05	$1.08	$1.08	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	554	590	715	1,123	1,240	1,316	2,035	3,166	4,378	4,382
Credit Suisse Trust – Commodity Return Strategy Portfolio (6/26/2006)
Accumulation unit value at beginning of period	$0.44	$0.51	$0.51	$0.46	$0.62	$0.76	$0.86	$0.89	$1.04	$0.90
Accumulation unit value at end of period	$0.47	$0.44	$0.51	$0.51	$0.46	$0.62	$0.76	$0.86	$0.89	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	308	302	319	368	425	507	583	800	950	1,182
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.10	$1.13	$1.09	$1.07	$1.09	$1.05	$1.09	$1.06	$1.00	$1.00
Accumulation unit value at end of period	$1.18	$1.10	$1.13	$1.09	$1.07	$1.09	$1.05	$1.09	$1.06	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	200	287	284	226	105	53	59	32	—	12
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.20	$1.47	$1.22	$1.28	$1.31	$1.42	$1.19	$1.00	$1.17	$1.00
Accumulation unit value at end of period	$1.40	$1.20	$1.47	$1.22	$1.28	$1.31	$1.42	$1.19	$1.00	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	44	41	52	34	25	21	88	1	—	—
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.87	$0.96	$0.98	$1.10	$1.11	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$0.86	$0.87	$0.96	$0.98	$1.10	$1.11	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	254	275	304	398	443	107	89	—	—	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.

124	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.45% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.16	$1.19	$1.18	$1.10	$1.14	$1.06	$1.14	$1.10	$1.01	$1.00
Accumulation unit value at end of period	$1.23	$1.16	$1.19	$1.18	$1.10	$1.14	$1.06	$1.14	$1.10	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	474	233	265	240	239	202	222	353	119	34
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.35	$1.38	$1.36	$1.28	$1.31	$1.23	$1.32	$1.27	$1.17	$1.14
Accumulation unit value at end of period	$1.44	$1.35	$1.38	$1.36	$1.28	$1.31	$1.23	$1.32	$1.27	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	627	708	767	868	861	1,079	1,280	2,237	2,570	2,975
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.51	$1.63	$1.56	$1.51	$1.55	$1.39	$1.36	$1.06	$1.19	$1.00
Accumulation unit value at end of period	$1.88	$1.51	$1.63	$1.56	$1.51	$1.55	$1.39	$1.36	$1.06	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	170	182	265	242	220	138	131	35	22	—
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.12	$1.38	$1.12	$1.05	$1.15	$1.27	$1.07	$0.93	$1.18	$1.00
Accumulation unit value at end of period	$1.25	$1.12	$1.38	$1.12	$1.05	$1.15	$1.27	$1.07	$0.93	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	234	173	221	121	97	74	54	22	12	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.01	$1.22	$1.00	$0.98	$1.03	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$1.16	$1.01	$1.22	$1.00	$0.98	$1.03	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	145	110	87	69	19	6	25	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 1) (4/29/2016)
Accumulation unit value at beginning of period	$1.33	$1.38	$1.05	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.73	$1.33	$1.38	$1.05	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	541	599	681	772	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.65	$2.76	$2.11	$2.03	$1.87	$1.69	$1.32	$1.18	$1.21	$1.00
Accumulation unit value at end of period	$3.43	$2.65	$2.76	$2.11	$2.03	$1.87	$1.69	$1.32	$1.18	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	103	67	66	72	42	31	22	1	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.47	$2.54	$1.97	$2.05	$1.97	$1.81	$1.35	$1.21	$1.23	$1.00
Accumulation unit value at end of period	$3.22	$2.47	$2.54	$1.97	$2.05	$1.97	$1.81	$1.35	$1.21	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	39	44	67	63	62	47	18	15	3	—
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.10	$2.37	$2.05	$1.83	$1.88	$1.73	$1.30	$1.13	$1.15	$1.00
Accumulation unit value at end of period	$2.68	$2.10	$2.37	$2.05	$1.83	$1.88	$1.73	$1.30	$1.13	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	316	318	284	264	165	160	158	73	57	25
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.50	$2.47	$1.90	$1.87	$1.78	$1.69	$1.31	$1.19	$1.24	$1.00
Accumulation unit value at end of period	$3.13	$2.50	$2.47	$1.90	$1.87	$1.78	$1.69	$1.31	$1.19	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	86	62	70	61	73	71	49	11	10	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.88	$2.11	$1.84	$1.64	$1.82	$1.68	$1.34	$1.19	$1.17	$1.00
Accumulation unit value at end of period	$2.34	$1.88	$2.11	$1.84	$1.64	$1.82	$1.68	$1.34	$1.19	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	171	171	153	115	145	131	116	104	64	51
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.03	$1.04	$1.03	$1.02	$1.04	$1.00	$1.04	$1.04	$1.00	$1.00
Accumulation unit value at end of period	$1.10	$1.03	$1.04	$1.03	$1.02	$1.04	$1.00	$1.04	$1.04	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	422	400	375	249	233	145	179	280	27	13
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.27	$2.56	$2.25	$1.89	$1.92	$1.74	$1.30	$1.13	$1.23	$1.00
Accumulation unit value at end of period	$2.86	$2.27	$2.56	$2.25	$1.89	$1.92	$1.74	$1.30	$1.13	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	154	147	152	117	85	38	20	18	12	22
CTIVP® – Victory Sycamore Established Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$2.16	$2.44	$2.14	$1.80	$1.82	$1.65	$1.23	$1.07	$1.16	$0.97
Accumulation unit value at end of period	$2.73	$2.16	$2.44	$2.14	$1.80	$1.82	$1.65	$1.23	$1.07	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	88	83	68	90	69	44	36	22	18	206
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.95	$0.95	$0.96	$0.97	$0.98	$0.99	$1.01	$1.01	$1.00	$1.00
Accumulation unit value at end of period	$0.97	$0.95	$0.95	$0.96	$0.97	$0.98	$0.99	$1.01	$1.01	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	400	498	414	441	514	88	51	51	26	25
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.06	$2.17	$1.80	$1.76	$1.85	$1.72	$1.36	$1.19	$1.19	$1.00
Accumulation unit value at end of period	$2.89	$2.06	$2.17	$1.80	$1.76	$1.85	$1.72	$1.36	$1.19	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	180	150	164	178	200	94	86	59	3	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	125

Variable account charges of 1.45% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – William Blair International Leaders Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.26	$1.58	$1.27	$1.34	$1.39	$1.41	$1.21	$1.06	$1.16	$1.00
Accumulation unit value at end of period	$1.57	$1.26	$1.58	$1.27	$1.34	$1.39	$1.41	$1.21	$1.06	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	213	246	220	190	195	106	43	19	23	34
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.90	$1.01	$0.96	$0.93	$1.01	$0.99	$1.00	$1.00	—	—
Accumulation unit value at end of period	$1.02	$0.90	$1.01	$0.96	$0.93	$1.01	$0.99	$1.00	—	—
Number of accumulation units outstanding at end of period (000 omitted)	90	139	173	182	275	203	60	10	—	—
Eaton Vance VT Floating-Rate Income Fund – Initial Class (6/26/2006)
Accumulation unit value at beginning of period	$1.29	$1.31	$1.28	$1.19	$1.22	$1.23	$1.20	$1.14	$1.13	$1.05
Accumulation unit value at end of period	$1.36	$1.29	$1.31	$1.28	$1.19	$1.22	$1.23	$1.20	$1.14	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	1,596	1,931	2,117	2,510	2,759	3,335	4,207	3,372	3,788	4,453
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.99	$2.16	$1.80	$1.70	$1.71	$1.56	$1.21	$1.05	$1.10	$0.95
Accumulation unit value at end of period	$2.57	$1.99	$2.16	$1.80	$1.70	$1.71	$1.56	$1.21	$1.05	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	2,261	2,659	2,865	2,838	2,933	2,752	2,772	2,690	2,701	3,123
Fidelity® VIP Mid Cap Portfolio Service Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.90	$2.27	$1.91	$1.73	$1.78	$1.71	$1.27	$1.13	$1.29	$1.01
Accumulation unit value at end of period	$2.31	$1.90	$2.27	$1.91	$1.73	$1.78	$1.71	$1.27	$1.13	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	832	845	996	1,109	1,119	1,125	988	1,110	1,256	1,724
Fidelity® VIP Overseas Portfolio Service Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.17	$1.39	$1.09	$1.16	$1.14	$1.27	$0.99	$0.83	$1.02	$0.92
Accumulation unit value at end of period	$1.47	$1.17	$1.39	$1.09	$1.16	$1.14	$1.27	$0.99	$0.83	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	272	292	311	345	333	369	348	292	461	655
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.09	$1.03	$0.96	$1.00	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.14	$1.04	$1.09	$1.03	$0.96	$1.00	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,147	2,101	2,109	1,341	1,024	631	311	—	—	—
Franklin Global Real Estate VIP Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$0.98	$1.06	$0.98	$0.98	$0.99	$0.88	$0.87	$0.69	$0.74	$0.62
Accumulation unit value at end of period	$1.18	$0.98	$1.06	$0.98	$0.98	$0.99	$0.88	$0.87	$0.69	$0.74
Number of accumulation units outstanding at end of period (000 omitted)	114	125	268	310	337	441	477	371	395	588
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$1.22	$1.13	$1.01	$1.10	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.32	$1.15	$1.22	$1.13	$1.01	$1.10	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,452	1,502	1,854	1,789	2,141	2,097	361	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.48	$1.65	$1.55	$1.35	$1.45	$1.37	$1.08	$0.96	$0.99	$0.90
Accumulation unit value at end of period	$1.79	$1.48	$1.65	$1.55	$1.35	$1.45	$1.37	$1.08	$0.96	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	363	453	458	472	616	557	626	902	1,011	1,148
Franklin Small Cap Value VIP Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.80	$2.10	$1.92	$1.50	$1.64	$1.66	$1.23	$1.06	$1.12	$0.88
Accumulation unit value at end of period	$2.24	$1.80	$2.10	$1.92	$1.50	$1.64	$1.66	$1.23	$1.06	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	310	239	211	224	253	281	367	401	462	700
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.85	$0.93	$0.89	$0.90	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.91	$0.85	$0.93	$0.89	$0.90	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	65	56	98	56	57	—	—	—	—	—
Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.97	$2.13	$1.74	$1.59	$1.62	$1.41	$1.04	$0.92	$0.90	$0.81
Accumulation unit value at end of period	$2.43	$1.97	$2.13	$1.74	$1.59	$1.62	$1.41	$1.04	$0.92	$0.90
Number of accumulation units outstanding at end of period (000 omitted)	86	88	77	86	113	138	156	232	143	356
Invesco Oppenheimer V.I. Global Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.75	$2.05	$1.52	$1.55	$1.52	$1.51	$1.20	$1.01	$1.12	$0.98
Accumulation unit value at end of period	$2.26	$1.75	$2.05	$1.52	$1.55	$1.52	$1.51	$1.20	$1.01	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	403	411	414	466	608	529	600	520	588	662
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.41	$1.49	$1.43	$1.36	$1.42	$1.41	$1.43	$1.28	$1.29	$1.14
Accumulation unit value at end of period	$1.53	$1.41	$1.49	$1.43	$1.36	$1.42	$1.41	$1.43	$1.28	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	1,532	1,789	2,171	2,464	2,803	3,657	4,997	6,210	7,215	8,228
Invesco Oppenheimer V.I. Main Street Fund, Series II Shares (4/28/2017)
Accumulation unit value at beginning of period	$0.98	$1.08	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.27	$0.98	$1.08	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	130	146	148	—	—	—	—	—	—	—

126	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.45% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.93	$2.19	$1.95	$1.68	$1.82	$1.65	$1.19	$1.03	$1.07	$0.88
Accumulation unit value at end of period	$2.40	$1.93	$2.19	$1.95	$1.68	$1.82	$1.65	$1.19	$1.03	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	221	276	318	266	328	293	247	249	302	320
Invesco V.I. American Franchise Fund, Series II Shares (4/27/2012)
Accumulation unit value at beginning of period	$1.74	$1.84	$1.47	$1.46	$1.42	$1.33	$0.96	$1.00	—	—
Accumulation unit value at end of period	$2.34	$1.74	$1.84	$1.47	$1.46	$1.42	$1.33	$0.96	—	—
Number of accumulation units outstanding at end of period (000 omitted)	37	39	55	89	86	98	112	113	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.14	$1.06	$0.96	$1.02	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.19	$1.05	$1.14	$1.06	$0.96	$1.02	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	796	861	925	877	982	764	620	—	—	—
Invesco V.I. Comstock Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.72	$2.00	$1.72	$1.49	$1.62	$1.50	$1.12	$0.96	$0.99	$0.87
Accumulation unit value at end of period	$2.12	$1.72	$2.00	$1.72	$1.49	$1.62	$1.50	$1.12	$0.96	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	200	233	291	301	335	398	442	555	737	909
Invesco V.I. Diversified Dividend Fund, Series II Shares (4/29/2011)
Accumulation unit value at beginning of period	$1.67	$1.84	$1.72	$1.53	$1.52	$1.37	$1.06	$0.91	$1.00	—
Accumulation unit value at end of period	$2.06	$1.67	$1.84	$1.72	$1.53	$1.52	$1.37	$1.06	$0.91	—
Number of accumulation units outstanding at end of period (000 omitted)	107	157	214	248	196	117	295	250	103	—
Invesco V.I. Health Care Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$2.13	$2.15	$1.89	$2.17	$2.14	$1.82	$1.32	$1.11	$1.08	$1.05
Accumulation unit value at end of period	$2.78	$2.13	$2.15	$1.89	$2.17	$2.14	$1.82	$1.32	$1.11	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	101	96	149	150	196	162	158	108	124	120
Invesco V.I. International Growth Fund, Series II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.37	$1.64	$1.36	$1.39	$1.45	$1.47	$1.25	$1.10	$1.20	$1.08
Accumulation unit value at end of period	$1.73	$1.37	$1.64	$1.36	$1.39	$1.45	$1.47	$1.25	$1.10	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	120	179	194	238	251	298	256	296	359	390
Invesco V.I. Mid Cap Growth Fund, Series II Shares* (4/27/2012)
Accumulation unit value at beginning of period	$1.53	$1.65	$1.37	$1.38	$1.39	$1.31	$0.97	$1.00	—	—
Accumulation unit value at end of period	$2.02	$1.53	$1.65	$1.37	$1.38	$1.39	$1.31	$0.97	—	—
Number of accumulation units outstanding at end of period (000 omitted)	63	74	74	89	106	55	54	45	—	—
*Invesco V.I. Mid Cap Growth Fund, Series II Shares is scheduled to merge into Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund, Series II Shares sometime during the second quarter of 2020.
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.13	$0.97	$1.01	$1.12	$1.20	$1.00	—	—	—
Accumulation unit value at end of period	$1.27	$1.05	$1.13	$0.97	$1.01	$1.12	$1.20	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	299	329	615	637	905	810	713	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.99	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.19	$0.99	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,779	385	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$0.99	$1.02	$1.00	$1.00	$1.01	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.07	$0.99	$1.02	$1.00	$1.00	$1.01	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	847	858	979	1,280	1,061	416	187	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (5/1/2007)
Accumulation unit value at beginning of period	$1.80	$1.88	$1.49	$1.51	$1.46	$1.31	$1.02	$0.88	$0.94	$0.84
Accumulation unit value at end of period	$2.40	$1.80	$1.88	$1.49	$1.51	$1.46	$1.31	$1.02	$0.88	$0.94
Number of accumulation units outstanding at end of period (000 omitted)	307	277	304	308	389	282	366	519	591	593
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.24	$1.34	$1.13	$1.11	$1.13	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.44	$1.24	$1.34	$1.13	$1.11	$1.13	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	172	123	106	114	201	379	300	—	—	—
MFS® Massachusetts Investors Growth Stock Portfolio – Service Class (3/27/2015)
Accumulation unit value at beginning of period	$1.27	$1.28	$1.01	$0.97	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$1.75	$1.27	$1.28	$1.01	$0.97	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	205	226	265	306	432	—	—	—	—	—
MFS® Utilities Series – Service Class (6/26/2006)
Accumulation unit value at beginning of period	$2.22	$2.23	$1.98	$1.81	$2.15	$1.94	$1.64	$1.47	$1.40	$1.25
Accumulation unit value at end of period	$2.73	$2.22	$2.23	$1.98	$1.81	$2.15	$1.94	$1.64	$1.47	$1.40
Number of accumulation units outstanding at end of period (000 omitted)	679	662	707	751	867	968	859	903	953	901

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	127

Variable account charges of 1.45% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Morgan Stanley VIF Discovery Portfolio, Class II Shares (6/26/2006)
Accumulation unit value at beginning of period	$2.28	$2.09	$1.53	$1.70	$1.84	$1.83	$1.35	$1.26	$1.38	$1.06
Accumulation unit value at end of period	$3.14	$2.28	$2.09	$1.53	$1.70	$1.84	$1.83	$1.35	$1.26	$1.38
Number of accumulation units outstanding at end of period (000 omitted)	111	114	89	115	156	219	198	214	203	159
Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares (6/26/2006)
Accumulation unit value at beginning of period	$1.32	$1.46	$1.35	$1.33	$1.37	$1.22	$1.21	$0.94	$1.07	$0.88
Accumulation unit value at end of period	$1.54	$1.32	$1.46	$1.35	$1.33	$1.37	$1.22	$1.21	$0.94	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	171	212	274	288	285	398	470	470	425	429
Neuberger Berman AMT International Equity Portfolio (Class S) (6/26/2006)
Accumulation unit value at beginning of period	$1.11	$1.36	$1.08	$1.12	$1.12	$1.17	$1.01	$0.87	$1.00	$0.83
Accumulation unit value at end of period	$1.40	$1.11	$1.36	$1.08	$1.12	$1.12	$1.17	$1.01	$0.87	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	16	102	95	32	54	58	75	80	96	100
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (6/26/2006)
Accumulation unit value at beginning of period	$1.97	$2.12	$1.82	$1.69	$1.72	$1.58	$1.17	$1.07	$1.12	$0.93
Accumulation unit value at end of period	$2.43	$1.97	$2.12	$1.82	$1.69	$1.72	$1.58	$1.17	$1.07	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	148	40	41	42	47	90	76	26	35	32
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.87	$0.95	$0.90	$0.92	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.99	$0.87	$0.95	$0.90	$0.92	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	193	210	145	128	111	—	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (6/26/2006)
Accumulation unit value at beginning of period	$1.45	$1.55	$1.39	$1.25	$1.39	$1.41	$1.43	$1.26	$1.26	$1.13
Accumulation unit value at end of period	$1.59	$1.45	$1.55	$1.39	$1.25	$1.39	$1.41	$1.43	$1.26	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	462	543	664	676	795	1,212	1,857	3,141	2,838	2,685
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.01	$1.09	$0.97	$0.95	$0.96	$0.93	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.17	$1.01	$1.09	$0.97	$0.95	$0.96	$0.93	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	68	95	30	30	30	30	144	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$0.99	$1.02	$0.98	$0.97	$0.99	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.06	$0.99	$1.02	$0.98	$0.97	$0.99	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	835	577	674	522	459	413	345	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.95	$0.94	$0.94	$0.92	$0.98	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$0.95	$0.95	$0.94	$0.94	$0.92	$0.98	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	539	524	546	562	683	647	510	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.70	$0.85	$0.77	$0.53	$0.71	$0.76	$1.00	—	—	—
Accumulation unit value at end of period	$0.96	$0.70	$0.85	$0.77	$0.53	$0.71	$0.76	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	145	83	71	64	34	35	18	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.60	$1.77	$1.51	$1.45	$1.48	$1.42	$1.20	$1.07	$1.12	$1.00
Accumulation unit value at end of period	$1.91	$1.60	$1.77	$1.51	$1.45	$1.48	$1.42	$1.20	$1.07	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	3,524	3,964	4,353	4,946	6,341	7,140	5,713	4,970	5,014	476
Variable Portfolio – Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.60	$1.77	$1.51	$1.45	$1.48	$1.43	$1.20	$1.07	$1.12	$1.00
Accumulation unit value at end of period	$1.92	$1.60	$1.77	$1.51	$1.45	$1.48	$1.43	$1.20	$1.07	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	981	986	1,035	1,033	1,077	1,261	1,478	1,463	1,618	1,928
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.40	$1.72	$1.32	$1.35	$1.40	$1.48	$1.23	$1.03	$1.21	$1.00
Accumulation unit value at end of period	$1.79	$1.40	$1.72	$1.32	$1.35	$1.40	$1.48	$1.23	$1.03	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	197	223	228	249	161	192	111	108	73	59
*Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Variable Portfolio – Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.19	$1.24	$1.17	$1.15	$1.17	$1.14	$1.12	$1.06	$1.04	$1.00
Accumulation unit value at end of period	$1.30	$1.19	$1.24	$1.17	$1.15	$1.17	$1.14	$1.12	$1.06	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	5,897	6,480	7,898	9,620	9,116	10,238	16,283	18,372	12,111	3,775
Variable Portfolio – Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.19	$1.24	$1.17	$1.15	$1.17	$1.14	$1.12	$1.06	$1.04	$1.00
Accumulation unit value at end of period	$1.30	$1.19	$1.24	$1.17	$1.15	$1.17	$1.14	$1.12	$1.06	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	6,392	8,541	10,178	11,918	15,756	18,040	21,050	31,090	32,521	40,233
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.96	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.10	$0.96	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	132	—	—	—	—	—	—	—	—	—

128	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.45% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.99	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.15	$0.99	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	107	104	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.09	$1.02	$1.01	$1.04	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.15	$1.05	$1.09	$1.02	$1.01	$1.04	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,481	3,205	3,360	3,307	2,334	1,046	807	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.16	$1.06	$1.04	$1.07	$1.04	$1.00	—	—	—
Accumulation unit value at end of period	$1.23	$1.09	$1.16	$1.06	$1.04	$1.07	$1.04	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	7,392	8,157	7,704	8,333	7,181	4,376	2,147	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.17	$1.29	$1.12	$1.10	$1.15	$1.11	$1.00	—	—	—
Accumulation unit value at end of period	$1.37	$1.17	$1.29	$1.12	$1.10	$1.15	$1.11	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	9,763	10,599	10,188	11,881	12,098	8,344	2,515	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.21	$1.31	$1.16	$1.14	$1.18	$1.15	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.39	$1.21	$1.31	$1.16	$1.14	$1.18	$1.15	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	23,969	25,506	25,611	25,760	25,548	20,925	12,152	5,776	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.40	$1.51	$1.35	$1.31	$1.34	$1.29	$1.18	$1.08	$1.09	$1.00
Accumulation unit value at end of period	$1.61	$1.40	$1.51	$1.35	$1.31	$1.34	$1.29	$1.18	$1.08	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	59,657	64,786	70,598	72,165	74,996	77,754	79,491	67,842	58,637	23,094
Variable Portfolio – Moderate Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.41	$1.51	$1.35	$1.31	$1.34	$1.29	$1.18	$1.08	$1.09	$1.00
Accumulation unit value at end of period	$1.61	$1.41	$1.51	$1.35	$1.31	$1.34	$1.29	$1.18	$1.08	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	12,968	15,268	18,555	21,905	25,709	29,311	32,386	32,281	37,613	41,323
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.50	$1.64	$1.43	$1.38	$1.41	$1.36	$1.19	$1.08	$1.11	$1.00
Accumulation unit value at end of period	$1.76	$1.50	$1.64	$1.43	$1.38	$1.41	$1.36	$1.19	$1.08	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	20,474	23,107	25,341	29,087	32,803	34,152	33,555	32,489	29,585	7,132
Variable Portfolio – Moderately Aggressive Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.50	$1.64	$1.43	$1.38	$1.41	$1.36	$1.19	$1.08	$1.11	$1.00
Accumulation unit value at end of period	$1.76	$1.50	$1.64	$1.43	$1.38	$1.41	$1.36	$1.19	$1.08	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	2,072	2,559	3,067	4,200	5,912	6,871	7,968	7,702	10,729	12,286
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (5/7/2010)
Accumulation unit value at beginning of period	$1.29	$1.37	$1.26	$1.23	$1.25	$1.21	$1.15	$1.07	$1.07	$1.00
Accumulation unit value at end of period	$1.44	$1.29	$1.37	$1.26	$1.23	$1.25	$1.21	$1.15	$1.07	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	18,799	19,875	21,766	23,839	21,997	23,803	26,092	26,691	21,112	8,769
Variable Portfolio – Moderately Conservative Portfolio (Class 4) (5/7/2010)
Accumulation unit value at beginning of period	$1.29	$1.37	$1.26	$1.23	$1.25	$1.21	$1.15	$1.07	$1.07	$1.00
Accumulation unit value at end of period	$1.45	$1.29	$1.37	$1.26	$1.23	$1.25	$1.21	$1.15	$1.07	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	12,409	14,053	15,513	18,633	21,994	25,456	29,448	35,259	38,434	42,735
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.08	$1.10	$1.08	$1.07	$1.08	$1.04	$1.09	$1.06	$1.00	$1.00
Accumulation unit value at end of period	$1.15	$1.08	$1.10	$1.08	$1.07	$1.08	$1.04	$1.09	$1.06	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	161	68	157	145	155	128	225	139	57	51
Variable Portfolio – Partners Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.91	$2.11	$1.78	$1.65	$1.67	$1.52	$1.20	$1.10	$1.16	$1.00
Accumulation unit value at end of period	$2.38	$1.91	$2.11	$1.78	$1.65	$1.67	$1.52	$1.20	$1.10	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	162	114	110	91	86	74	72	31	12	13
Variable Portfolio – Partners Core Equity Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.63	$1.80	$1.52	$1.41	$1.42	$1.29	$1.02	$0.93	$0.98	$0.89
Accumulation unit value at end of period	$2.03	$1.63	$1.80	$1.52	$1.41	$1.42	$1.29	$1.02	$0.93	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	70	96	121	133	137	138	250	270	280	367
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.00	$2.13	$1.82	$1.74	$1.86	$1.90	$1.38	$1.26	$1.29	$1.00
Accumulation unit value at end of period	$2.38	$2.00	$2.13	$1.82	$1.74	$1.86	$1.90	$1.38	$1.26	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	61	57	32	24	24	23	15	—	1	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.70	$2.00	$1.90	$1.54	$1.72	$1.71	$1.29	$1.16	$1.23	$1.00
Accumulation unit value at end of period	$2.00	$1.70	$2.00	$1.90	$1.54	$1.72	$1.71	$1.29	$1.16	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	50	55	48	30	23	22	23	14	3	1

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	129

Variable account charges of 1.45% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Partners Small Cap Value Fund (Class 3) (6/26/2006)
Accumulation unit value at beginning of period	$1.63	$1.92	$1.82	$1.47	$1.65	$1.64	$1.23	$1.10	$1.17	$0.95
Accumulation unit value at end of period	$1.93	$1.63	$1.92	$1.82	$1.47	$1.65	$1.64	$1.23	$1.10	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	100	119	141	161	153	207	223	242	374	368
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.06	$1.11	$1.00	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.20	$1.06	$1.11	$1.00	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,082	544	358	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.14	$1.21	$1.03	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.35	$1.14	$1.21	$1.03	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3,145	2,928	1,725	158	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.10	$1.16	$1.02	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.28	$1.10	$1.16	$1.02	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	4,614	4,244	3,762	331	—	—	—	—	—	—
Wanger International (6/26/2006)
Accumulation unit value at beginning of period	$1.61	$1.99	$1.52	$1.56	$1.58	$1.68	$1.39	$1.16	$1.38	$1.12
Accumulation unit value at end of period	$2.07	$1.61	$1.99	$1.52	$1.56	$1.58	$1.68	$1.39	$1.16	$1.38
Number of accumulation units outstanding at end of period (000 omitted)	297	333	341	408	437	550	560	585	739	910
Wanger USA (6/26/2006)
Accumulation unit value at beginning of period	$2.18	$2.25	$1.91	$1.70	$1.74	$1.68	$1.28	$1.08	$1.13	$0.93
Accumulation unit value at end of period	$2.82	$2.18	$2.25	$1.91	$1.70	$1.74	$1.68	$1.28	$1.08	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	239	269	302	354	388	446	440	480	636	744
Wells Fargo VT International Equity Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$1.07	$1.31	$1.07	$1.05	$1.05	$1.13	$0.96	$0.85	$1.00	$0.87
Accumulation unit value at end of period	$1.22	$1.07	$1.31	$1.07	$1.05	$1.05	$1.13	$0.96	$0.85	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	151	177	228	243	235	219	221	241	271	341
Wells Fargo VT Opportunity Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$2.09	$2.28	$1.92	$1.74	$1.82	$1.67	$1.30	$1.14	$1.23	$1.00
Accumulation unit value at end of period	$2.71	$2.09	$2.28	$1.92	$1.74	$1.82	$1.67	$1.30	$1.14	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	76	101	132	87	125	173	181	293	534	70
Wells Fargo VT Small Cap Growth Fund – Class 2 (6/26/2006)
Accumulation unit value at beginning of period	$2.50	$2.51	$2.02	$1.90	$1.99	$2.06	$1.39	$1.31	$1.39	$1.11
Accumulation unit value at end of period	$3.08	$2.50	$2.51	$2.02	$1.90	$1.99	$2.06	$1.39	$1.31	$1.39
Number of accumulation units outstanding at end of period (000 omitted)	154	160	178	194	254	302	301	335	344	388
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.10	$1.03	$0.91	$0.98	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.17	$1.04	$1.10	$1.03	$0.91	$0.98	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	389	520	518	454	435	268	45	—	—	—

Variable account charges of 1.50% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.11	$1.22	$1.08	$1.06	$1.09	$1.06	$1.00	—
Accumulation unit value at end of period	$1.26	$1.11	$1.22	$1.08	$1.06	$1.09	$1.06	—
Number of accumulation units outstanding at end of period (000 omitted)	28	25	94	22	23	23	3	—
AB VPS Large Cap Growth Portfolio (Class B) (4/30/2012)
Accumulation unit value at beginning of period	$2.15	$2.13	$1.64	$1.63	$1.49	$1.33	$0.99	$1.00
Accumulation unit value at end of period	$2.84	$2.15	$2.13	$1.64	$1.63	$1.49	$1.33	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	750	760	535	421	481	454	429	210
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.77	$0.97	$0.99	$0.72	$1.17	$1.06	$1.00	—
Accumulation unit value at end of period	$0.92	$0.77	$0.97	$0.99	$0.72	$1.17	$1.06	—
Number of accumulation units outstanding at end of period (000 omitted)	60	73	130	230	233	201	39	—
American Century VP Value, Class II (4/30/2012)
Accumulation unit value at beginning of period	$1.60	$1.79	$1.68	$1.42	$1.50	$1.35	$1.04	$1.00
Accumulation unit value at end of period	$2.01	$1.60	$1.79	$1.68	$1.42	$1.50	$1.35	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	528	504	534	423	430	438	335	13
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.18	$1.30	$1.16	$1.13	$1.16	$1.16	$1.02	$1.00
Accumulation unit value at end of period	$1.37	$1.18	$1.30	$1.16	$1.13	$1.16	$1.16	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	421	682	691	664	549	458	234	104

130	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.50% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
Columbia Variable Portfolio – Balanced Fund (Class 3) (4/30/2012)
Accumulation unit value at beginning of period	$1.48	$1.59	$1.41	$1.35	$1.35	$1.24	$1.04	$1.00
Accumulation unit value at end of period	$1.79	$1.48	$1.59	$1.41	$1.35	$1.35	$1.24	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	1,089	1,362	1,659	939	654	401	249	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.50	$0.59	$0.59	$0.54	$0.71	$0.92	$1.00	—
Accumulation unit value at end of period	$0.53	$0.50	$0.59	$0.59	$0.54	$0.71	$0.92	—
Number of accumulation units outstanding at end of period (000 omitted)	48	71	104	85	68	67	9	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.55	$1.74	$1.45	$1.36	$1.34	$1.21	$1.00	—
Accumulation unit value at end of period	$2.03	$1.55	$1.74	$1.45	$1.36	$1.34	$1.21	—
Number of accumulation units outstanding at end of period (000 omitted)	422	507	547	423	288	53	12	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.80	$1.90	$1.55	$1.46	$1.47	$1.30	$0.99	$1.00
Accumulation unit value at end of period	$2.20	$1.80	$1.90	$1.55	$1.46	$1.47	$1.30	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	176	118	118	98	89	46	47	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.78	$0.86	$0.86	$0.89	$0.91	$0.94	$1.00	—
Accumulation unit value at end of period	$0.78	$0.78	$0.86	$0.86	$0.89	$0.91	$0.94	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	9	4	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.52	$1.65	$1.46	$1.31	$1.37	$1.27	$1.02	$1.00
Accumulation unit value at end of period	$1.86	$1.52	$1.65	$1.46	$1.31	$1.37	$1.27	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	1,149	1,262	1,651	1,677	1,929	1,854	1,684	68
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.96	$1.05	$0.96	$0.87	$0.90	$0.90	$1.00	—
Accumulation unit value at end of period	$1.06	$0.96	$1.05	$0.96	$0.87	$0.90	$0.90	—
Number of accumulation units outstanding at end of period (000 omitted)	22	69	35	34	17	26	22	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.01	$1.31	$0.91	$0.88	$0.98	$1.02	$1.06	$1.00
Accumulation unit value at end of period	$1.31	$1.01	$1.31	$0.91	$0.88	$0.98	$1.02	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	351	422	478	397	380	346	296	66
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.82	$0.88	$0.84	$0.87	$0.94	$0.95	$1.04	$1.00
Accumulation unit value at end of period	$0.89	$0.82	$0.88	$0.84	$0.87	$0.94	$0.95	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	38	124	135	118	177	187	139	87
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.92	$0.92	$0.93	$0.95	$0.96	$0.97	$0.99	$1.00
Accumulation unit value at end of period	$0.92	$0.92	$0.92	$0.93	$0.95	$0.96	$0.97	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	1,917	1,969	1,009	1,022	829	1,018	844	64
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.23	$1.30	$1.24	$1.13	$1.16	$1.14	$1.09	$1.00
Accumulation unit value at end of period	$1.41	$1.23	$1.30	$1.24	$1.13	$1.16	$1.14	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	354	426	692	703	799	767	678	51
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.21	$1.28	$1.22	$1.12	$1.15	$1.13	$1.09	$1.00
Accumulation unit value at end of period	$1.38	$1.21	$1.28	$1.22	$1.12	$1.15	$1.13	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	447	487	651	686	851	884	1,040	60
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.06	$1.08	$1.05	$1.03	$1.04	$1.00	$1.05	$1.00
Accumulation unit value at end of period	$1.14	$1.06	$1.08	$1.05	$1.03	$1.04	$1.00	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	374	341	397	398	209	236	191	95
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.85	$1.96	$1.55	$1.56	$1.46	$1.30	$1.01	$1.00
Accumulation unit value at end of period	$2.47	$1.85	$1.96	$1.55	$1.56	$1.46	$1.30	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	531	525	355	284	219	109	96	34
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (4/30/2012)
Accumulation unit value at beginning of period	$1.81	$1.93	$1.62	$1.47	$1.48	$1.33	$1.02	$1.00
Accumulation unit value at end of period	$2.34	$1.81	$1.93	$1.62	$1.47	$1.48	$1.33	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	1,089	1,167	761	669	575	566	181	32
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.99	$1.01	$1.01	$0.97	$1.01	$1.02	$1.03	$1.00
Accumulation unit value at end of period	$1.05	$0.99	$1.01	$1.01	$0.97	$1.01	$1.02	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	144	170	377	272	264	311	245	302

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	131

Variable account charges of 1.50% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.00	$1.07	$0.98	$0.97	$0.98	$0.95	$1.00	—
Accumulation unit value at end of period	$1.17	$1.00	$1.07	$0.98	$0.97	$0.98	$0.95	—
Number of accumulation units outstanding at end of period (000 omitted)	32	32	160	145	41	19	2	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.53	$1.64	$1.36	$1.35	$1.30	$1.23	$0.95	$1.00
Accumulation unit value at end of period	$2.04	$1.53	$1.64	$1.36	$1.35	$1.30	$1.23	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	121	113	100	40	84	56	21	1
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.13	$1.38	$1.10	$1.19	$1.15	$1.28	$1.06	$1.00
Accumulation unit value at end of period	$1.39	$1.13	$1.38	$1.10	$1.19	$1.15	$1.28	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	199	206	243	242	276	250	222	6
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.72	$1.99	$1.68	$1.42	$1.52	$1.39	$1.02	$1.00
Accumulation unit value at end of period	$2.14	$1.72	$1.99	$1.68	$1.42	$1.52	$1.39	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	113	89	68	70	114	118	72	32
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.55	$1.82	$1.63	$1.46	$1.56	$1.41	$1.04	$1.00
Accumulation unit value at end of period	$2.01	$1.55	$1.82	$1.63	$1.46	$1.56	$1.41	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	339	403	501	447	483	474	455	40
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.57	$1.82	$1.65	$1.47	$1.55	$1.49	$1.02	$1.00
Accumulation unit value at end of period	$1.81	$1.57	$1.82	$1.65	$1.47	$1.55	$1.49	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	63	63	74	39	16	17	11	7
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.14	$1.16	$1.12	$1.04	$1.07	$1.05	$1.07	$1.00
Accumulation unit value at end of period	$1.24	$1.14	$1.16	$1.12	$1.04	$1.07	$1.05	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	541	602	734	802	582	379	382	235
Columbia Variable Portfolio – U.S. Equities Fund (Class 2)* (4/30/2012)
Accumulation unit value at beginning of period	$1.35	$1.60	$1.47	$1.27	$1.38	$1.36	$1.02	$1.00
Accumulation unit value at end of period	$1.63	$1.35	$1.60	$1.47	$1.27	$1.38	$1.36	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	82	128	103	139	132	122	41	16
*Columbia Variable Portfolio – U.S. Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.03	$1.02	$1.01	$1.00	$1.00	$0.97	$1.00	$1.00
Accumulation unit value at end of period	$1.08	$1.03	$1.02	$1.01	$1.00	$1.00	$0.97	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	376	374	410	624	274	311	189	159
CTIVP® – American Century Diversified Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.03	$1.06	$1.03	$1.01	$1.03	$0.98	$1.03	$1.00
Accumulation unit value at end of period	$1.11	$1.03	$1.06	$1.03	$1.01	$1.03	$0.98	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	30	32	85	71	90	68	25	24
CTIVP® – AQR International Core Equity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.10	$1.34	$1.12	$1.17	$1.20	$1.31	$1.09	$1.00
Accumulation unit value at end of period	$1.29	$1.10	$1.34	$1.12	$1.17	$1.20	$1.31	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	60	99	102	127	125	131	105	26
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.87	$0.96	$0.98	$1.09	$1.11	$1.03	$1.00	—
Accumulation unit value at end of period	$0.86	$0.87	$0.96	$0.98	$1.09	$1.11	$1.03	—
Number of accumulation units outstanding at end of period (000 omitted)	32	42	100	107	48	40	7	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.06	$1.08	$1.07	$1.00	$1.04	$0.97	$1.04	$1.00
Accumulation unit value at end of period	$1.12	$1.06	$1.08	$1.07	$1.00	$1.04	$0.97	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	62	69	113	97	133	133	106	79
CTIVP® – CenterSquare Real Estate Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.26	$1.36	$1.31	$1.27	$1.30	$1.16	$1.14	$1.00
Accumulation unit value at end of period	$1.57	$1.26	$1.36	$1.31	$1.27	$1.30	$1.16	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	218	219	278	357	328	337	236	26
CTIVP® – DFA International Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.11	$1.37	$1.11	$1.04	$1.14	$1.26	$1.07	$1.00
Accumulation unit value at end of period	$1.24	$1.11	$1.37	$1.11	$1.04	$1.14	$1.26	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	131	171	192	137	94	51	46	5

132	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.50% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.01	$1.22	$1.00	$0.98	$1.03	$1.05	$1.00	—
Accumulation unit value at end of period	$1.15	$1.01	$1.22	$1.00	$0.98	$1.03	$1.05	—
Number of accumulation units outstanding at end of period (000 omitted)	42	41	44	47	39	2	2	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.94	$2.03	$1.55	$1.49	$1.37	$1.24	$0.97	$1.00
Accumulation unit value at end of period	$2.52	$1.94	$2.03	$1.55	$1.49	$1.37	$1.24	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	127	116	46	13	15	12	17	6
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.73	$1.78	$1.38	$1.44	$1.38	$1.27	$0.95	$1.00
Accumulation unit value at end of period	$2.26	$1.73	$1.78	$1.38	$1.44	$1.38	$1.27	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	207	228	138	144	93	59	59	26
CTIVP® – MFS® Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.67	$1.89	$1.63	$1.46	$1.49	$1.38	$1.03	$1.00
Accumulation unit value at end of period	$2.13	$1.67	$1.89	$1.63	$1.46	$1.49	$1.38	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	301	368	575	499	382	269	227	39
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.81	$1.79	$1.38	$1.35	$1.29	$1.23	$0.95	$1.00
Accumulation unit value at end of period	$2.26	$1.81	$1.79	$1.38	$1.35	$1.29	$1.23	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	77	61	57	56	73	73	72	15
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.47	$1.65	$1.44	$1.28	$1.42	$1.32	$1.05	$1.00
Accumulation unit value at end of period	$1.82	$1.47	$1.65	$1.44	$1.28	$1.42	$1.32	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	307	325	201	159	169	174	175	73
CTIVP® – TCW Core Plus Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.99	$1.00	$0.99	$0.98	$1.00	$0.96	$1.00	$1.00
Accumulation unit value at end of period	$1.05	$0.99	$1.00	$0.99	$0.98	$1.00	$0.96	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	37	87	100	73	42	53	66	41
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.80	$2.04	$1.79	$1.51	$1.53	$1.39	$1.04	$1.00
Accumulation unit value at end of period	$2.27	$1.80	$2.04	$1.79	$1.51	$1.53	$1.39	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	235	226	243	171	173	118	105	3
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.94	$0.94	$0.95	$0.96	$0.97	$0.98	$1.00	$1.00
Accumulation unit value at end of period	$0.95	$0.94	$0.94	$0.95	$0.96	$0.97	$0.98	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	128	174	188	192	120	142	84	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.52	$1.60	$1.33	$1.30	$1.36	$1.27	$1.01	$1.00
Accumulation unit value at end of period	$2.13	$1.52	$1.60	$1.33	$1.30	$1.36	$1.27	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	328	350	376	360	384	387	372	27
CTIVP® – William Blair International Leaders Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.10	$1.38	$1.11	$1.17	$1.22	$1.24	$1.06	$1.00
Accumulation unit value at end of period	$1.37	$1.10	$1.38	$1.11	$1.17	$1.22	$1.24	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	106	164	155	107	175	97	137	17
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.90	$1.01	$0.96	$0.93	$1.01	$0.99	$1.00	$1.00
Accumulation unit value at end of period	$1.02	$0.90	$1.01	$0.96	$0.93	$1.01	$0.99	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	95	122	203	194	172	196	147	75
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.67	$1.81	$1.51	$1.42	$1.44	$1.31	$1.02	$1.00
Accumulation unit value at end of period	$2.15	$1.67	$1.81	$1.51	$1.42	$1.44	$1.31	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	912	968	1,054	864	1,041	757	678	66
Fidelity® VIP Mid Cap Portfolio Service Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.50	$1.79	$1.50	$1.36	$1.41	$1.35	$1.01	$1.00
Accumulation unit value at end of period	$1.82	$1.50	$1.79	$1.50	$1.36	$1.41	$1.35	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	321	330	350	339	301	180	172	9
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.09	$1.03	$0.96	$1.00	$0.98	$1.00	—
Accumulation unit value at end of period	$1.13	$1.04	$1.09	$1.03	$0.96	$1.00	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	633	521	965	400	467	313	61	—
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$1.22	$1.13	$1.01	$1.10	$1.07	$1.00	—
Accumulation unit value at end of period	$1.32	$1.15	$1.22	$1.13	$1.01	$1.10	$1.07	—
Number of accumulation units outstanding at end of period (000 omitted)	247	256	289	231	367	304	87	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	133

Variable account charges of 1.50% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
Franklin Mutual Shares VIP Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.43	$1.60	$1.50	$1.31	$1.40	$1.32	$1.05	$1.00
Accumulation unit value at end of period	$1.73	$1.43	$1.60	$1.50	$1.31	$1.40	$1.32	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	11	31	76	78	100	109	48	36
Franklin Small Cap Value VIP Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.55	$1.81	$1.66	$1.30	$1.42	$1.43	$1.07	$1.00
Accumulation unit value at end of period	$1.94	$1.55	$1.81	$1.66	$1.30	$1.42	$1.43	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	174	194	223	190	184	163	161	30
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.85	$0.92	$0.89	$0.90	$0.96	$1.00	—	—
Accumulation unit value at end of period	$0.90	$0.85	$0.92	$0.89	$0.90	$0.96	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1	1	14	24	38	—	—	—
Invesco Oppenheimer V.I. Global Fund, Series II Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.56	$1.83	$1.36	$1.39	$1.36	$1.35	$1.08	$1.00
Accumulation unit value at end of period	$2.02	$1.56	$1.83	$1.36	$1.39	$1.36	$1.35	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	152	213	244	209	180	150	101	—
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$0.96	$1.02	$0.98	$0.94	$0.97	$0.97	$1.00	—
Accumulation unit value at end of period	$1.05	$0.96	$1.02	$0.98	$0.94	$0.97	$0.97	—
Number of accumulation units outstanding at end of period (000 omitted)	76	80	92	49	101	90	52	—
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.66	$1.89	$1.68	$1.45	$1.57	$1.42	$1.03	$1.00
Accumulation unit value at end of period	$2.06	$1.66	$1.89	$1.68	$1.45	$1.57	$1.42	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	134	189	214	179	150	152	171	43
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.14	$1.05	$0.96	$1.02	$0.98	$1.00	—
Accumulation unit value at end of period	$1.19	$1.05	$1.14	$1.05	$0.96	$1.02	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	183	212	443	270	318	271	102	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.13	$0.97	$1.01	$1.12	$1.20	$1.00	—
Accumulation unit value at end of period	$1.26	$1.05	$1.13	$0.97	$1.01	$1.12	$1.20	—
Number of accumulation units outstanding at end of period (000 omitted)	102	208	72	66	162	147	103	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.99	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.19	$0.99	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	387	149	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$0.99	$1.02	$1.00	$0.99	$1.01	$0.98	$1.00	—
Accumulation unit value at end of period	$1.07	$0.99	$1.02	$1.00	$0.99	$1.01	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	144	170	158	155	238	197	2	—
Janus Henderson VIT Research Portfolio: Service Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.76	$1.84	$1.46	$1.48	$1.43	$1.29	$1.01	$1.00
Accumulation unit value at end of period	$2.35	$1.76	$1.84	$1.46	$1.48	$1.43	$1.29	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	149	157	155	121	87	61	59	3
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.23	$1.34	$1.13	$1.11	$1.13	$1.12	$1.00	—
Accumulation unit value at end of period	$1.43	$1.23	$1.34	$1.13	$1.11	$1.13	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	35	21	42	42	45	28	3	—
MFS® Utilities Series – Service Class (4/30/2012)
Accumulation unit value at beginning of period	$1.45	$1.46	$1.29	$1.18	$1.41	$1.27	$1.07	$1.00
Accumulation unit value at end of period	$1.78	$1.45	$1.46	$1.29	$1.18	$1.41	$1.27	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	485	551	968	957	1,040	998	688	66
Morgan Stanley VIF Discovery Portfolio, Class II Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.56	$1.43	$1.05	$1.17	$1.26	$1.25	$0.93	$1.00
Accumulation unit value at end of period	$2.15	$1.56	$1.43	$1.05	$1.17	$1.26	$1.25	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	103	85	86	74	71	60	73	—
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (4/30/2012)
Accumulation unit value at beginning of period	$1.68	$1.81	$1.56	$1.44	$1.47	$1.36	$1.00	$1.00
Accumulation unit value at end of period	$2.08	$1.68	$1.81	$1.56	$1.44	$1.47	$1.36	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	32	197	198	200	202	227	36	5
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.87	$0.95	$0.90	$0.92	$0.98	$1.00	—	—
Accumulation unit value at end of period	$0.99	$0.87	$0.95	$0.90	$0.92	$0.98	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	83	—	—	—

134	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.50% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
PIMCO VIT All Asset Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.09	$1.17	$1.04	$0.94	$1.05	$1.06	$1.07	$1.00
Accumulation unit value at end of period	$1.19	$1.09	$1.17	$1.04	$0.94	$1.05	$1.06	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	127	376	388	412	478	587	521	350
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.01	$1.08	$0.97	$0.94	$0.96	$0.93	$1.03	$1.00
Accumulation unit value at end of period	$1.16	$1.01	$1.08	$0.97	$0.94	$0.96	$0.93	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	57	58	60	63	86	81	90	25
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$0.99	$1.01	$0.98	$0.97	$0.99	$0.96	$1.00	—
Accumulation unit value at end of period	$1.06	$0.99	$1.01	$0.98	$0.97	$0.99	$0.96	—
Number of accumulation units outstanding at end of period (000 omitted)	274	177	180	121	64	66	16	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.94	$0.94	$0.94	$0.92	$0.98	$0.98	$1.00	—
Accumulation unit value at end of period	$0.95	$0.94	$0.94	$0.94	$0.92	$0.98	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	168	224	283	194	107	99	75	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.70	$0.85	$0.77	$0.53	$0.71	$0.76	$1.00	—
Accumulation unit value at end of period	$0.96	$0.70	$0.85	$0.77	$0.53	$0.71	$0.76	—
Number of accumulation units outstanding at end of period (000 omitted)	63	75	111	132	60	75	34	—
Variable Portfolio – Aggressive Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.36	$1.51	$1.29	$1.24	$1.27	$1.22	$1.02	$1.00
Accumulation unit value at end of period	$1.63	$1.36	$1.51	$1.29	$1.24	$1.27	$1.22	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	2,110	1,987	1,832	1,930	1,809	1,488	821	8
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)* (4/30/2012)
Accumulation unit value at beginning of period	$1.21	$1.49	$1.15	$1.17	$1.21	$1.28	$1.07	$1.00
Accumulation unit value at end of period	$1.55	$1.21	$1.49	$1.15	$1.17	$1.21	$1.28	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	199	304	296	308	365	315	230	76
*Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Variable Portfolio – Conservative Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.09	$1.14	$1.07	$1.05	$1.07	$1.04	$1.03	$1.00
Accumulation unit value at end of period	$1.18	$1.09	$1.14	$1.07	$1.05	$1.07	$1.04	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	2,266	2,560	2,587	2,668	2,040	2,098	2,053	616
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.96	$1.03	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$1.10	$0.96	$1.03	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2	1	2	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.99	$1.04	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$1.15	$0.99	$1.04	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.09	$1.02	$1.01	$1.03	$1.01	$1.00	—
Accumulation unit value at end of period	$1.15	$1.04	$1.09	$1.02	$1.01	$1.03	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	876	948	959	1,170	546	393	138	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.15	$1.05	$1.04	$1.07	$1.04	$1.00	—
Accumulation unit value at end of period	$1.22	$1.09	$1.15	$1.05	$1.04	$1.07	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	845	927	1,353	1,646	1,931	484	219	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.17	$1.29	$1.11	$1.09	$1.15	$1.11	$1.00	—
Accumulation unit value at end of period	$1.37	$1.17	$1.29	$1.11	$1.09	$1.15	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	4,986	5,163	5,349	5,248	4,918	4,206	611	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.21	$1.30	$1.16	$1.14	$1.18	$1.14	$1.02	$1.00
Accumulation unit value at end of period	$1.38	$1.21	$1.30	$1.16	$1.14	$1.18	$1.14	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	14,276	15,918	17,508	18,950	19,463	16,833	18,509	9,409
Variable Portfolio – Moderate Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.22	$1.32	$1.18	$1.15	$1.17	$1.13	$1.03	$1.00
Accumulation unit value at end of period	$1.40	$1.22	$1.32	$1.18	$1.15	$1.17	$1.13	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	17,924	19,722	19,869	20,821	22,307	20,362	16,382	5,878
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.29	$1.41	$1.23	$1.19	$1.21	$1.17	$1.03	$1.00
Accumulation unit value at end of period	$1.51	$1.29	$1.41	$1.23	$1.19	$1.21	$1.17	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	8,656	8,880	9,933	9,679	9,330	8,700	6,261	1,516

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	135

Variable account charges of 1.50% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.15	$1.22	$1.12	$1.10	$1.12	$1.08	$1.03	$1.00
Accumulation unit value at end of period	$1.29	$1.15	$1.22	$1.12	$1.10	$1.12	$1.08	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	4,434	4,586	4,844	5,886	5,720	6,282	5,751	2,391
Variable Portfolio – Partners Core Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.02	$1.04	$1.02	$1.01	$1.02	$0.98	$1.02	$1.00
Accumulation unit value at end of period	$1.08	$1.02	$1.04	$1.02	$1.01	$1.02	$0.98	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	156	176	181	201	84	84	64	38
Variable Portfolio – Partners Core Equity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.57	$1.74	$1.47	$1.36	$1.38	$1.25	$0.99	$1.00
Accumulation unit value at end of period	$1.96	$1.57	$1.74	$1.47	$1.36	$1.38	$1.25	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	337	343	336	340	340	318	232	6
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.40	$1.49	$1.28	$1.22	$1.31	$1.34	$0.97	$1.00
Accumulation unit value at end of period	$1.67	$1.40	$1.49	$1.28	$1.22	$1.31	$1.34	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	42	42	59	56	43	22	26	3
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.35	$1.59	$1.51	$1.22	$1.37	$1.36	$1.03	$1.00
Accumulation unit value at end of period	$1.59	$1.35	$1.59	$1.51	$1.22	$1.37	$1.36	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	36	46	54	65	54	40	35	3
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.06	$1.11	$1.00	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.20	$1.06	$1.11	$1.00	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	303	104	113	31	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.14	$1.20	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.35	$1.14	$1.20	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	342	167	84	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.10	$1.16	$1.02	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.28	$1.10	$1.16	$1.02	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	325	563	421	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.62	$1.77	$1.49	$1.35	$1.42	$1.30	$1.01	$1.00
Accumulation unit value at end of period	$2.10	$1.62	$1.77	$1.49	$1.35	$1.42	$1.30	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	7	25	28	29	26	37	40	—
Wells Fargo VT Small Cap Growth Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.68	$1.68	$1.36	$1.28	$1.33	$1.38	$0.93	$1.00
Accumulation unit value at end of period	$2.06	$1.68	$1.68	$1.36	$1.28	$1.33	$1.38	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	162	208	186	195	194	174	134	37
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.10	$1.03	$0.91	$0.98	$1.01	$1.00	—
Accumulation unit value at end of period	$1.17	$1.04	$1.10	$1.03	$0.91	$0.98	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	8	7	13	28	81	96	—	—

Variable account charges of 1.55% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.11	$1.21	$1.08	$1.06	$1.09	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$1.26	$1.11	$1.21	$1.08	$1.06	$1.09	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	10	10	10	10	10	60	—	—	—
AB VPS Large Cap Growth Portfolio (Class B) (7/19/2010)
Accumulation unit value at beginning of period	$2.85	$2.83	$2.18	$2.17	$1.98	$1.77	$1.31	$1.15	$1.21	$1.00
Accumulation unit value at end of period	$3.77	$2.85	$2.83	$2.18	$2.17	$1.98	$1.77	$1.31	$1.15	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	25	21	21	29	12	11	17	18	—	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.77	$0.97	$0.99	$0.71	$1.17	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$0.91	$0.77	$0.97	$0.99	$0.71	$1.17	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	37	52	73	51	62	156	13	—	—	—
American Century VP Value, Class II (7/19/2010)
Accumulation unit value at beginning of period	$1.99	$2.23	$2.09	$1.76	$1.87	$1.68	$1.30	$1.15	$1.16	$1.00
Accumulation unit value at end of period	$2.49	$1.99	$2.23	$2.09	$1.76	$1.87	$1.68	$1.30	$1.15	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	107	145	137	137	162	173	152	87	29	11

136	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.18	$1.29	$1.15	$1.13	$1.16	$1.15	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.36	$1.18	$1.29	$1.15	$1.13	$1.16	$1.15	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	46	45	25	53	109	133	124	78	—	—
Columbia Variable Portfolio – Balanced Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$1.84	$1.98	$1.76	$1.68	$1.68	$1.55	$1.29	$1.15	$1.14	$1.00
Accumulation unit value at end of period	$2.22	$1.84	$1.98	$1.76	$1.68	$1.68	$1.55	$1.29	$1.15	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	291	303	452	509	323	285	242	152	—	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.50	$0.59	$0.59	$0.54	$0.71	$0.92	$1.00	—	—	—
Accumulation unit value at end of period	$0.53	$0.50	$0.59	$0.59	$0.54	$0.71	$0.92	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	11	33	32	29	11	11	11	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.55	$1.73	$1.45	$1.36	$1.34	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$2.03	$1.55	$1.73	$1.45	$1.36	$1.34	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	27	32	35	50	64	77	7	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.53	$2.67	$2.19	$2.06	$2.08	$1.83	$1.39	$1.25	$1.20	$1.00
Accumulation unit value at end of period	$3.10	$2.53	$2.67	$2.19	$2.06	$2.08	$1.83	$1.39	$1.25	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	20	23	32	36	35	23	12	11	—	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.77	$0.86	$0.85	$0.89	$0.91	$0.94	$1.00	—	—	—
Accumulation unit value at end of period	$0.78	$0.77	$0.86	$0.85	$0.89	$0.91	$0.94	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	11	13	36	13	5	10	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.89	$2.04	$1.82	$1.63	$1.70	$1.57	$1.26	$1.13	$1.20	$1.00
Accumulation unit value at end of period	$2.30	$1.89	$2.04	$1.82	$1.63	$1.70	$1.57	$1.26	$1.13	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	38	26	32	42	39	38	36	19	55	14
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.96	$1.05	$0.96	$0.87	$0.90	$0.90	$1.00	—	—	—
Accumulation unit value at end of period	$1.06	$0.96	$1.05	$0.96	$0.87	$0.90	$0.90	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	8	16	14	7	7	7	10	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.07	$1.39	$0.96	$0.93	$1.04	$1.08	$1.12	$0.94	$1.22	$1.00
Accumulation unit value at end of period	$1.38	$1.07	$1.39	$0.96	$0.93	$1.04	$1.08	$1.12	$0.94	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	60	43	42	74	84	182	202	190	178	13
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.87	$0.94	$0.90	$0.93	$1.01	$1.01	$1.12	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$0.95	$0.87	$0.94	$0.90	$0.93	$1.01	$1.01	$1.12	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	32	43	47	49	60	69	71	94	100	4
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.89	$0.89	$0.91	$0.92	$0.93	$0.95	$0.96	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.89	$0.89	$0.89	$0.91	$0.92	$0.93	$0.95	$0.96	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	73	165	34	156	11	4	—	—	30	37
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.43	$1.51	$1.45	$1.31	$1.35	$1.33	$1.27	$1.12	$1.08	$1.00
Accumulation unit value at end of period	$1.64	$1.43	$1.51	$1.45	$1.31	$1.35	$1.33	$1.27	$1.12	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	84	91	147	197	216	240	254	139	32	7
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.40	$1.48	$1.41	$1.30	$1.33	$1.30	$1.26	$1.12	$1.07	$1.00
Accumulation unit value at end of period	$1.60	$1.40	$1.48	$1.41	$1.30	$1.33	$1.30	$1.26	$1.12	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	116	137	164	186	289	315	330	212	25	18
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.14	$1.16	$1.13	$1.10	$1.12	$1.08	$1.13	$1.06	$1.01	$1.00
Accumulation unit value at end of period	$1.22	$1.14	$1.16	$1.13	$1.10	$1.12	$1.08	$1.13	$1.06	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	251	193	216	216	207	224	224	308	75	36
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.47	$2.61	$2.08	$2.09	$1.95	$1.74	$1.36	$1.15	$1.21	$1.00
Accumulation unit value at end of period	$3.29	$2.47	$2.61	$2.08	$2.09	$1.95	$1.74	$1.36	$1.15	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	46	48	40	43	71	140	133	129	94	—
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$2.36	$2.52	$2.11	$1.92	$1.93	$1.73	$1.34	$1.18	$1.17	$1.00
Accumulation unit value at end of period	$3.04	$2.36	$2.52	$2.11	$1.92	$1.93	$1.73	$1.34	$1.18	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	126	190	141	117	90	108	75	62	55	1

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	137

Variable account charges of 1.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.02	$1.04	$1.04	$1.00	$1.04	$1.06	$1.06	$1.01	$1.01	$1.00
Accumulation unit value at end of period	$1.08	$1.02	$1.04	$1.04	$1.00	$1.04	$1.06	$1.06	$1.01	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	56	56	56	97	104	148	167	73	21	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.00	$1.07	$0.98	$0.97	$0.98	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$1.17	$1.00	$1.07	$0.98	$0.97	$0.98	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	26	23	26	26	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.85	$1.98	$1.64	$1.63	$1.57	$1.49	$1.16	$1.06	$1.27	$1.00
Accumulation unit value at end of period	$2.46	$1.85	$1.98	$1.64	$1.63	$1.57	$1.49	$1.16	$1.06	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	6	9	5	8	8	—	—
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.25	$1.53	$1.22	$1.32	$1.28	$1.43	$1.19	$1.03	$1.19	$1.00
Accumulation unit value at end of period	$1.55	$1.25	$1.53	$1.22	$1.32	$1.28	$1.43	$1.19	$1.03	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	42	31	36	60	42	31	25	—	—	—
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.26	$2.62	$2.21	$1.87	$2.01	$1.83	$1.35	$1.16	$1.20	$1.00
Accumulation unit value at end of period	$2.81	$2.26	$2.62	$2.21	$1.87	$2.01	$1.83	$1.35	$1.16	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	14	5	4	21	32	40	32	1	—	—
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.97	$2.31	$2.07	$1.85	$1.98	$1.79	$1.32	$1.13	$1.26	$1.00
Accumulation unit value at end of period	$2.54	$1.97	$2.31	$2.07	$1.85	$1.98	$1.79	$1.32	$1.13	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	—	4	17	22	23	22	8	14	13	7
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.03	$2.37	$2.14	$1.92	$2.01	$1.93	$1.32	$1.14	$1.27	$1.00
Accumulation unit value at end of period	$2.35	$2.03	$2.37	$2.14	$1.92	$2.01	$1.93	$1.32	$1.14	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	13	11	9	14	18	12	5	7	—	—
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.10	$1.13	$1.08	$1.01	$1.04	$1.03	$1.04	$0.94	$1.00	—
Accumulation unit value at end of period	$1.20	$1.10	$1.13	$1.08	$1.01	$1.04	$1.03	$1.04	$0.94	—
Number of accumulation units outstanding at end of period (000 omitted)	271	252	391	468	515	559	755	738	165	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.86	$2.20	$2.03	$1.75	$1.91	$1.88	$1.42	$1.20	$1.29	$1.00
Accumulation unit value at end of period	$2.25	$1.86	$2.20	$2.03	$1.75	$1.91	$1.88	$1.42	$1.20	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	—	6	13	14	32	35	17	20	18	11
*Columbia Variable Portfolio – U.S. Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.02	$1.02	$1.00	$0.99	$1.00	$0.96	$0.99	$1.00	$1.00	$1.00
Accumulation unit value at end of period	$1.07	$1.02	$1.02	$1.00	$0.99	$1.00	$0.96	$0.99	$1.00	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	52	44	55	55	55	68	83	92	132	53
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.09	$1.12	$1.09	$1.07	$1.09	$1.04	$1.09	$1.05	$1.00	$1.00
Accumulation unit value at end of period	$1.17	$1.09	$1.12	$1.09	$1.07	$1.09	$1.04	$1.09	$1.05	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	23	7	7	28	41	44	118	107	—	—
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.19	$1.46	$1.21	$1.27	$1.30	$1.42	$1.19	$1.00	$1.17	$1.00
Accumulation unit value at end of period	$1.39	$1.19	$1.46	$1.21	$1.27	$1.30	$1.42	$1.19	$1.00	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	10	10	11	11	13	3	3	2	—	—
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.87	$0.95	$0.98	$1.09	$1.11	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$0.86	$0.87	$0.95	$0.98	$1.09	$1.11	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1	17	21	21	21	17	17	—	—	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.16	$1.18	$1.17	$1.10	$1.13	$1.06	$1.14	$1.10	$1.01	$1.00
Accumulation unit value at end of period	$1.22	$1.16	$1.18	$1.17	$1.10	$1.13	$1.06	$1.14	$1.10	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	18	20	22	12	20	18	45	153	53	9
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.50	$1.62	$1.55	$1.51	$1.55	$1.38	$1.36	$1.06	$1.19	$1.00
Accumulation unit value at end of period	$1.86	$1.50	$1.62	$1.55	$1.51	$1.55	$1.38	$1.36	$1.06	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	35	46	60	98	136	217	224	187	184	3

138	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.11	$1.37	$1.11	$1.04	$1.15	$1.26	$1.07	$0.93	$1.18	$1.00
Accumulation unit value at end of period	$1.24	$1.11	$1.37	$1.11	$1.04	$1.15	$1.26	$1.07	$0.93	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	4	2	2	2	16	8	8	6	34	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.00	$1.22	$1.00	$0.98	$1.03	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$1.15	$1.00	$1.22	$1.00	$0.98	$1.03	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5	24	20	21	5	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.63	$2.74	$2.10	$2.02	$1.86	$1.68	$1.32	$1.18	$1.21	$1.00
Accumulation unit value at end of period	$3.40	$2.63	$2.74	$2.10	$2.02	$1.86	$1.68	$1.32	$1.18	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	9	19	23	35	20	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.45	$2.52	$1.96	$2.04	$1.96	$1.80	$1.35	$1.21	$1.23	$1.00
Accumulation unit value at end of period	$3.19	$2.45	$2.52	$1.96	$2.04	$1.96	$1.80	$1.35	$1.21	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	9	11	12	12	15	31	19	18	18	—
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.08	$2.36	$2.04	$1.82	$1.87	$1.72	$1.29	$1.13	$1.15	$1.00
Accumulation unit value at end of period	$2.66	$2.08	$2.36	$2.04	$1.82	$1.87	$1.72	$1.29	$1.13	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	45	44	45	74	69	74	67	67	60	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.48	$2.46	$1.89	$1.86	$1.77	$1.68	$1.30	$1.19	$1.24	$1.00
Accumulation unit value at end of period	$3.10	$2.48	$2.46	$1.89	$1.86	$1.77	$1.68	$1.30	$1.19	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	—	—	7	17	28	31	43	47	20	15
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.86	$2.09	$1.83	$1.63	$1.81	$1.68	$1.33	$1.19	$1.17	$1.00
Accumulation unit value at end of period	$2.32	$1.86	$2.09	$1.83	$1.63	$1.81	$1.68	$1.33	$1.19	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	42	23	24	24	12	66	66	66	54	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.02	$1.04	$1.02	$1.02	$1.03	$1.00	$1.04	$1.03	$1.00	$1.00
Accumulation unit value at end of period	$1.09	$1.02	$1.04	$1.02	$1.02	$1.03	$1.00	$1.04	$1.03	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	21	—	—	—	10	10	19	23	10	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.25	$2.54	$2.23	$1.88	$1.91	$1.74	$1.30	$1.13	$1.23	$1.00
Accumulation unit value at end of period	$2.83	$2.25	$2.54	$2.23	$1.88	$1.91	$1.74	$1.30	$1.13	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	36	44	41	39	23	23	23	13	4	7
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.94	$0.95	$0.96	$0.97	$0.98	$0.99	$1.01	$1.01	$1.00	$1.00
Accumulation unit value at end of period	$0.96	$0.94	$0.95	$0.96	$0.97	$0.98	$0.99	$1.01	$1.01	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	150	154	139	34	4	3	12	25	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.05	$2.16	$1.79	$1.76	$1.84	$1.71	$1.36	$1.19	$1.19	$1.00
Accumulation unit value at end of period	$2.86	$2.05	$2.16	$1.79	$1.76	$1.84	$1.71	$1.36	$1.19	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	3	6	8	14	10	1	1	—	—	—
CTIVP® – William Blair International Leaders Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.25	$1.57	$1.26	$1.33	$1.39	$1.41	$1.20	$1.06	$1.16	$1.00
Accumulation unit value at end of period	$1.56	$1.25	$1.57	$1.26	$1.33	$1.39	$1.41	$1.20	$1.06	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	13	22	22	63	39	38	16	9	9	18
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.90	$1.01	$0.96	$0.92	$1.00	$0.99	$1.00	$1.00	—	—
Accumulation unit value at end of period	$1.01	$0.90	$1.01	$0.96	$0.92	$1.00	$0.99	$1.00	—	—
Number of accumulation units outstanding at end of period (000 omitted)	16	15	42	60	77	84	32	17	—	—
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.15	$2.34	$1.95	$1.84	$1.86	$1.69	$1.31	$1.15	$1.20	$1.00
Accumulation unit value at end of period	$2.78	$2.15	$2.34	$1.95	$1.84	$1.86	$1.69	$1.31	$1.15	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	114	104	106	153	172	183	205	158	90	20
Fidelity® VIP Mid Cap Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$1.82	$2.17	$1.83	$1.66	$1.71	$1.64	$1.23	$1.09	$1.24	$1.00
Accumulation unit value at end of period	$2.21	$1.82	$2.17	$1.83	$1.66	$1.71	$1.64	$1.23	$1.09	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	42	41	30	44	54	149	178	164	131	29
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.08	$1.02	$0.96	$1.00	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.13	$1.04	$1.08	$1.02	$0.96	$1.00	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	93	99	102	21	—	—	—	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	139

Variable account charges of 1.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$1.22	$1.13	$1.00	$1.10	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.31	$1.15	$1.22	$1.13	$1.00	$1.10	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	77	56	75	119	164	192	90	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$1.66	$1.86	$1.74	$1.53	$1.63	$1.55	$1.22	$1.09	$1.12	$1.00
Accumulation unit value at end of period	$2.01	$1.66	$1.86	$1.74	$1.53	$1.63	$1.55	$1.22	$1.09	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	37	10	10	10	26	26	29	42	14	—
Franklin Small Cap Value VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.09	$2.43	$2.23	$1.74	$1.91	$1.93	$1.44	$1.23	$1.30	$1.00
Accumulation unit value at end of period	$2.59	$2.09	$2.43	$2.23	$1.74	$1.91	$1.93	$1.44	$1.23	$1.30
Number of accumulation units outstanding at end of period (000 omitted)	12	18	25	23	24	87	89	74	67	5
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.84	$0.92	$0.89	$0.90	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.90	$0.84	$0.92	$0.89	$0.90	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	21	16	—	—	—	—	—
Invesco Oppenheimer V.I. Global Fund, Series II Shares (7/19/2010)
Accumulation unit value at beginning of period	$1.83	$2.15	$1.60	$1.63	$1.60	$1.59	$1.27	$1.07	$1.18	$1.00
Accumulation unit value at end of period	$2.37	$1.83	$2.15	$1.60	$1.63	$1.60	$1.59	$1.27	$1.07	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	78	90	110	140	147	290	271	273	200	21
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$0.96	$1.02	$0.98	$0.94	$0.97	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$1.05	$0.96	$1.02	$0.98	$0.94	$0.97	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	36	52	59	106	51	47	51	—	—	—
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.19	$2.49	$2.22	$1.92	$2.07	$1.89	$1.36	$1.18	$1.22	$1.00
Accumulation unit value at end of period	$2.72	$2.19	$2.49	$2.22	$1.92	$2.07	$1.89	$1.36	$1.18	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	52	52	54	56	67	60	47	29	29	8
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.14	$1.05	$0.96	$1.02	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.18	$1.05	$1.14	$1.05	$0.96	$1.02	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	8	—	36	41	97	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.13	$0.97	$1.01	$1.12	$1.20	$1.00	—	—	—
Accumulation unit value at end of period	$1.26	$1.05	$1.13	$0.97	$1.01	$1.12	$1.20	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	19	19	22	44	113	134	110	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.99	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.19	$0.99	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3	22	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$0.99	$1.02	$1.00	$0.99	$1.01	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.06	$0.99	$1.02	$1.00	$0.99	$1.01	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	13	19	22	97	57	49	27	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.21	$2.31	$1.84	$1.86	$1.80	$1.62	$1.27	$1.09	$1.17	$1.00
Accumulation unit value at end of period	$2.94	$2.21	$2.31	$1.84	$1.86	$1.80	$1.62	$1.27	$1.09	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	33	22	22	25	27	27	28	18	—	—
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.23	$1.34	$1.13	$1.11	$1.13	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.43	$1.23	$1.34	$1.13	$1.11	$1.13	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	13	13	13	29	38	49	64	—	—	—
MFS® Utilities Series – Service Class (7/19/2010)
Accumulation unit value at beginning of period	$1.84	$1.86	$1.65	$1.50	$1.79	$1.62	$1.37	$1.23	$1.17	$1.00
Accumulation unit value at end of period	$2.27	$1.84	$1.86	$1.65	$1.50	$1.79	$1.62	$1.37	$1.23	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	110	94	112	116	139	163	174	141	84	—
Morgan Stanley VIF Discovery Portfolio, Class II Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.06	$1.89	$1.39	$1.54	$1.67	$1.66	$1.23	$1.15	$1.26	$1.00
Accumulation unit value at end of period	$2.83	$2.06	$1.89	$1.39	$1.54	$1.67	$1.66	$1.23	$1.15	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	7	12	8	19	62	83	20	19	—	10
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (7/19/2010)
Accumulation unit value at beginning of period	$2.06	$2.22	$1.91	$1.77	$1.81	$1.67	$1.23	$1.13	$1.18	$1.00
Accumulation unit value at end of period	$2.54	$2.06	$2.22	$1.91	$1.77	$1.81	$1.67	$1.23	$1.13	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	3	3	5	10	11	13	3	—	—	—

140	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.87	$0.94	$0.90	$0.92	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.98	$0.87	$0.94	$0.90	$0.92	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	20	15	—	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (7/19/2010)
Accumulation unit value at beginning of period	$1.21	$1.30	$1.17	$1.05	$1.17	$1.18	$1.20	$1.06	$1.06	$1.00
Accumulation unit value at end of period	$1.33	$1.21	$1.30	$1.17	$1.05	$1.17	$1.18	$1.20	$1.06	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	47	49	67	64	95	276	306	300	159	41
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.01	$1.08	$0.96	$0.94	$0.96	$0.93	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.16	$1.01	$1.08	$0.96	$0.94	$0.96	$0.93	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	1	1	1	3	11	2	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$0.99	$1.01	$0.98	$0.97	$0.98	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.05	$0.99	$1.01	$0.98	$0.97	$0.98	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	63	58	60	107	33	25	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.94	$0.94	$0.93	$0.92	$0.98	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$0.94	$0.94	$0.94	$0.93	$0.92	$0.98	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	29	—	2	23	40	36	2	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.70	$0.84	$0.77	$0.53	$0.71	$0.76	$1.00	—	—	—
Accumulation unit value at end of period	$0.96	$0.70	$0.84	$0.77	$0.53	$0.71	$0.76	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	6	12	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.65	$1.83	$1.56	$1.50	$1.53	$1.48	$1.24	$1.11	$1.16	$1.00
Accumulation unit value at end of period	$1.97	$1.65	$1.83	$1.56	$1.50	$1.53	$1.48	$1.24	$1.11	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	540	566	587	804	779	786	953	800	1,235	332
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.39	$1.71	$1.32	$1.35	$1.39	$1.47	$1.22	$1.02	$1.21	$1.00
Accumulation unit value at end of period	$1.77	$1.39	$1.71	$1.32	$1.35	$1.39	$1.47	$1.22	$1.02	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	62	63	54	63	91	149	91	66	75	20
*Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Variable Portfolio – Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.19	$1.24	$1.17	$1.15	$1.17	$1.14	$1.12	$1.06	$1.05	$1.00
Accumulation unit value at end of period	$1.29	$1.19	$1.24	$1.17	$1.15	$1.17	$1.14	$1.12	$1.06	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	2,809	3,073	3,710	4,258	4,713	5,123	6,889	9,335	7,524	2,009
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.96	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.10	$0.96	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	198	217	13	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.99	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.15	$0.99	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.08	$1.02	$1.01	$1.03	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.15	$1.04	$1.08	$1.02	$1.01	$1.03	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	131	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.15	$1.05	$1.04	$1.07	$1.04	$1.00	—	—	—
Accumulation unit value at end of period	$1.22	$1.08	$1.15	$1.05	$1.04	$1.07	$1.04	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	33	52	229	713	416	442	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.17	$1.29	$1.11	$1.09	$1.15	$1.11	$1.00	—	—	—
Accumulation unit value at end of period	$1.36	$1.17	$1.29	$1.11	$1.09	$1.15	$1.11	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,371	2,504	2,312	2,345	2,416	2,582	472	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.20	$1.30	$1.15	$1.13	$1.18	$1.14	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.38	$1.20	$1.30	$1.15	$1.13	$1.18	$1.14	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	9,948	11,141	12,830	15,474	16,686	16,830	16,475	13,245	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.41	$1.52	$1.36	$1.32	$1.35	$1.31	$1.19	$1.09	$1.11	$1.00
Accumulation unit value at end of period	$1.62	$1.41	$1.52	$1.36	$1.32	$1.35	$1.31	$1.19	$1.09	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	5,845	6,536	9,393	12,314	14,787	16,331	17,612	18,226	13,127	4,361

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	141

Variable account charges of 1.55% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.53	$1.67	$1.46	$1.41	$1.44	$1.39	$1.22	$1.10	$1.13	$1.00
Accumulation unit value at end of period	$1.78	$1.53	$1.67	$1.46	$1.41	$1.44	$1.39	$1.22	$1.10	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	935	1,368	2,263	2,153	2,717	2,902	4,584	3,242	2,986	389
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.29	$1.37	$1.26	$1.23	$1.26	$1.22	$1.15	$1.08	$1.07	$1.00
Accumulation unit value at end of period	$1.44	$1.29	$1.37	$1.26	$1.23	$1.26	$1.22	$1.15	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	4,101	4,959	5,769	6,210	7,278	8,645	9,948	11,302	9,437	4,658
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.07	$1.09	$1.07	$1.07	$1.08	$1.04	$1.08	$1.05	$1.00	$1.00
Accumulation unit value at end of period	$1.14	$1.07	$1.09	$1.07	$1.07	$1.08	$1.04	$1.08	$1.05	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	15	9	8	73	95	100	175	192	38	31
Variable Portfolio – Partners Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.90	$2.10	$1.77	$1.64	$1.66	$1.51	$1.20	$1.10	$1.16	$1.00
Accumulation unit value at end of period	$2.36	$1.90	$2.10	$1.77	$1.64	$1.66	$1.51	$1.20	$1.10	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	9	9	9	6	6	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.98	$2.12	$1.81	$1.73	$1.86	$1.90	$1.38	$1.26	$1.29	$1.00
Accumulation unit value at end of period	$2.36	$1.98	$2.12	$1.81	$1.73	$1.86	$1.90	$1.38	$1.26	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	4	4	—	2	1	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.69	$1.99	$1.89	$1.53	$1.71	$1.71	$1.29	$1.15	$1.23	$1.00
Accumulation unit value at end of period	$1.99	$1.69	$1.99	$1.89	$1.53	$1.71	$1.71	$1.29	$1.15	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	5	6	9	3	3	8	8	5	—	—
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.06	$1.11	$1.00	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.20	$1.06	$1.11	$1.00	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.14	$1.20	$1.03	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.35	$1.14	$1.20	$1.03	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	280	285	216	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.10	$1.16	$1.02	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.27	$1.10	$1.16	$1.02	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	614	305	90	—	—	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.08	$2.27	$1.91	$1.73	$1.82	$1.67	$1.30	$1.14	$1.23	$1.00
Accumulation unit value at end of period	$2.69	$2.08	$2.27	$1.91	$1.73	$1.82	$1.67	$1.30	$1.14	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	1	9	9	30	57	62	89	63	47	—
Wells Fargo VT Small Cap Growth Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.28	$2.29	$1.85	$1.74	$1.82	$1.88	$1.27	$1.20	$1.28	$1.00
Accumulation unit value at end of period	$2.80	$2.28	$2.29	$1.85	$1.74	$1.82	$1.88	$1.27	$1.20	$1.28
Number of accumulation units outstanding at end of period (000 omitted)	11	6	5	12	21	22	27	11	15	5
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.10	$1.03	$0.91	$0.98	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.16	$1.04	$1.10	$1.03	$0.91	$0.98	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	16	14	14	—	—	—	—	—	—
Variable account charges of 1.60% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.10	$1.21	$1.08	$1.06	$1.09	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$1.25	$1.10	$1.21	$1.08	$1.06	$1.09	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	67	67	51	23	44	103	80	—	—	—
AB VPS Large Cap Growth Portfolio (Class B) (7/19/2010)
Accumulation unit value at beginning of period	$2.84	$2.82	$2.18	$2.16	$1.98	$1.77	$1.31	$1.15	$1.20	$1.00
Accumulation unit value at end of period	$3.75	$2.84	$2.82	$2.18	$2.16	$1.98	$1.77	$1.31	$1.15	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	49	53	50	39	33	20	13	5	4	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.77	$0.96	$0.99	$0.71	$1.17	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$0.91	$0.77	$0.96	$0.99	$0.71	$1.17	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	167	189	218	210	221	161	3	—	—	—

142	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.60% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
American Century VP Value, Class II (7/19/2010)
Accumulation unit value at beginning of period	$1.99	$2.22	$2.08	$1.76	$1.86	$1.68	$1.29	$1.15	$1.16	$1.00
Accumulation unit value at end of period	$2.48	$1.99	$2.22	$2.08	$1.76	$1.86	$1.68	$1.29	$1.15	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	75	67	87	61	31	39	13	12	11	—
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.17	$1.29	$1.15	$1.13	$1.16	$1.15	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.36	$1.17	$1.29	$1.15	$1.13	$1.16	$1.15	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	165	180	179	290	272	215	133	8	—	—
Columbia Variable Portfolio – Balanced Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$1.83	$1.98	$1.75	$1.67	$1.67	$1.54	$1.29	$1.15	$1.14	$1.00
Accumulation unit value at end of period	$2.21	$1.83	$1.98	$1.75	$1.67	$1.67	$1.54	$1.29	$1.15	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	451	343	436	358	304	304	116	—	—	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.50	$0.59	$0.59	$0.53	$0.71	$0.92	$1.00	—	—	—
Accumulation unit value at end of period	$0.53	$0.50	$0.59	$0.59	$0.53	$0.71	$0.92	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	34	26	24	17	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.55	$1.73	$1.45	$1.35	$1.34	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$2.02	$1.55	$1.73	$1.45	$1.35	$1.34	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	204	208	212	115	85	56	24	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.52	$2.66	$2.18	$2.05	$2.07	$1.83	$1.39	$1.24	$1.20	$1.00
Accumulation unit value at end of period	$3.08	$2.52	$2.66	$2.18	$2.05	$2.07	$1.83	$1.39	$1.24	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	96	101	91	101	87	61	15	1	—	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.77	$0.86	$0.85	$0.89	$0.91	$0.94	$1.00	—	—	—
Accumulation unit value at end of period	$0.78	$0.77	$0.86	$0.85	$0.89	$0.91	$0.94	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.88	$2.03	$1.81	$1.62	$1.70	$1.57	$1.26	$1.12	$1.20	$1.00
Accumulation unit value at end of period	$2.29	$1.88	$2.03	$1.81	$1.62	$1.70	$1.57	$1.26	$1.12	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	120	126	185	143	113	159	117	81	10	2
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.96	$1.05	$0.95	$0.87	$0.90	$0.90	$1.00	—	—	—
Accumulation unit value at end of period	$1.05	$0.96	$1.05	$0.95	$0.87	$0.90	$0.90	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2	11	11	10	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.07	$1.38	$0.96	$0.93	$1.04	$1.08	$1.12	$0.94	$1.21	$1.00
Accumulation unit value at end of period	$1.38	$1.07	$1.38	$0.96	$0.93	$1.04	$1.08	$1.12	$0.94	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	43	56	83	43	46	44	31	22	23	13
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.87	$0.93	$0.90	$0.93	$1.00	$1.01	$1.12	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$0.95	$0.87	$0.93	$0.90	$0.93	$1.00	$1.01	$1.12	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	4	4	14	14	14	13	18	14	23	2
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.89	$0.89	$0.90	$0.92	$0.93	$0.95	$0.96	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.89	$0.89	$0.89	$0.90	$0.92	$0.93	$0.95	$0.96	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	146	248	358	201	420	102	77	189	164	31
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.42	$1.50	$1.44	$1.31	$1.35	$1.33	$1.27	$1.12	$1.08	$1.00
Accumulation unit value at end of period	$1.63	$1.42	$1.50	$1.44	$1.31	$1.35	$1.33	$1.27	$1.12	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	43	43	61	77	61	72	34	30	27	—
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.39	$1.47	$1.41	$1.29	$1.33	$1.30	$1.26	$1.12	$1.07	$1.00
Accumulation unit value at end of period	$1.59	$1.39	$1.47	$1.41	$1.29	$1.33	$1.30	$1.26	$1.12	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	91	79	93	89	92	30	42	52	32	15
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.13	$1.15	$1.13	$1.10	$1.12	$1.08	$1.12	$1.06	$1.01	$1.00
Accumulation unit value at end of period	$1.22	$1.13	$1.15	$1.13	$1.10	$1.12	$1.08	$1.12	$1.06	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	114	75	129	171	85	105	54	41	41	18
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.45	$2.60	$2.07	$2.08	$1.94	$1.73	$1.35	$1.15	$1.21	$1.00
Accumulation unit value at end of period	$3.27	$2.45	$2.60	$2.07	$2.08	$1.94	$1.73	$1.35	$1.15	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	76	82	91	76	86	24	16	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	143

Variable account charges of 1.60% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$2.35	$2.51	$2.10	$1.91	$1.93	$1.73	$1.34	$1.17	$1.17	$1.00
Accumulation unit value at end of period	$3.03	$2.35	$2.51	$2.10	$1.91	$1.93	$1.73	$1.34	$1.17	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	153	156	148	184	155	109	48	9	4	—
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.02	$1.04	$1.03	$1.00	$1.04	$1.05	$1.06	$1.01	$1.01	$1.00
Accumulation unit value at end of period	$1.08	$1.02	$1.04	$1.03	$1.00	$1.04	$1.05	$1.06	$1.01	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	54	44	26	16	16	14	10	20	27	15
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.99	$1.07	$0.98	$0.96	$0.98	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$1.17	$0.99	$1.07	$0.98	$0.96	$0.98	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	11	11	11	11	11	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.84	$1.97	$1.63	$1.63	$1.57	$1.49	$1.16	$1.06	$1.27	$1.00
Accumulation unit value at end of period	$2.45	$1.84	$1.97	$1.63	$1.63	$1.57	$1.49	$1.16	$1.06	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	41	42	52	45	50	27	11	2	2	2
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.25	$1.52	$1.22	$1.32	$1.28	$1.42	$1.19	$1.02	$1.19	$1.00
Accumulation unit value at end of period	$1.54	$1.25	$1.52	$1.22	$1.32	$1.28	$1.42	$1.19	$1.02	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	37	33	69	70	28	20	9	3	2	—
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.25	$2.61	$2.20	$1.87	$2.00	$1.83	$1.35	$1.16	$1.20	$1.00
Accumulation unit value at end of period	$2.80	$2.25	$2.61	$2.20	$1.87	$2.00	$1.83	$1.35	$1.16	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	55	55	53	7	8	12	9	1	2	2
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.96	$2.30	$2.06	$1.84	$1.97	$1.79	$1.32	$1.13	$1.26	$1.00
Accumulation unit value at end of period	$2.53	$1.96	$2.30	$2.06	$1.84	$1.97	$1.79	$1.32	$1.13	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	45	45	70	53	57	47	20	6	5	—
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.02	$2.36	$2.14	$1.91	$2.01	$1.93	$1.32	$1.14	$1.27	$1.00
Accumulation unit value at end of period	$2.34	$2.02	$2.36	$2.14	$1.91	$2.01	$1.93	$1.32	$1.14	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	2	2	5	4	3	3	15	1	7	—
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.10	$1.12	$1.08	$1.01	$1.04	$1.02	$1.04	$0.94	$1.00	—
Accumulation unit value at end of period	$1.19	$1.10	$1.12	$1.08	$1.01	$1.04	$1.02	$1.04	$0.94	—
Number of accumulation units outstanding at end of period (000 omitted)	191	178	177	110	51	47	33	36	3	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.85	$2.19	$2.02	$1.75	$1.90	$1.88	$1.41	$1.20	$1.29	$1.00
Accumulation unit value at end of period	$2.24	$1.85	$2.19	$2.02	$1.75	$1.90	$1.88	$1.41	$1.20	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	49	48	48	37	50	7	3	—	—	—
*Columbia Variable Portfolio – U.S. Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.01	$1.01	$1.00	$0.99	$1.00	$0.96	$0.99	$0.99	$1.00	$1.00
Accumulation unit value at end of period	$1.06	$1.01	$1.01	$1.00	$0.99	$1.00	$0.96	$0.99	$0.99	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	38	29	44	51	9	9	14	31	11	18
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.08	$1.12	$1.08	$1.06	$1.08	$1.04	$1.09	$1.05	$1.00	$1.00
Accumulation unit value at end of period	$1.17	$1.08	$1.12	$1.08	$1.06	$1.08	$1.04	$1.09	$1.05	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	14	14	5	5	7	7	21	9	7	—
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.19	$1.45	$1.21	$1.27	$1.30	$1.42	$1.19	$1.00	$1.17	$1.00
Accumulation unit value at end of period	$1.38	$1.19	$1.45	$1.21	$1.27	$1.30	$1.42	$1.19	$1.00	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	29	39	39	39	45	37	—	—	2	—
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.86	$0.95	$0.98	$1.09	$1.11	$1.03	$1.00	—	—	—
Accumulation unit value at end of period	$0.85	$0.86	$0.95	$0.98	$1.09	$1.11	$1.03	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	31	36	57	120	45	1	—	—	—	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.15	$1.18	$1.17	$1.09	$1.13	$1.06	$1.14	$1.10	$1.01	$1.00
Accumulation unit value at end of period	$1.22	$1.15	$1.18	$1.17	$1.09	$1.13	$1.06	$1.14	$1.10	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	132	126	118	97	95	74	41	44	24	15

144	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.60% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.49	$1.61	$1.55	$1.50	$1.54	$1.38	$1.36	$1.06	$1.19	$1.00
Accumulation unit value at end of period	$1.85	$1.49	$1.61	$1.55	$1.50	$1.54	$1.38	$1.36	$1.06	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	20	21	29	27	28	34	3	2	1	1
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.11	$1.36	$1.11	$1.04	$1.14	$1.26	$1.07	$0.93	$1.18	$1.00
Accumulation unit value at end of period	$1.23	$1.11	$1.36	$1.11	$1.04	$1.14	$1.26	$1.07	$0.93	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	2	5	5	6	10	6	2	2	2	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.00	$1.21	$1.00	$0.97	$1.03	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$1.15	$1.00	$1.21	$1.00	$0.97	$1.03	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	19	19	15	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.62	$2.73	$2.09	$2.01	$1.86	$1.68	$1.32	$1.18	$1.21	$1.00
Accumulation unit value at end of period	$3.39	$2.62	$2.73	$2.09	$2.01	$1.86	$1.68	$1.32	$1.18	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	35	36	39	40	10	24	12	2	1	1
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.44	$2.51	$1.95	$2.03	$1.95	$1.80	$1.34	$1.21	$1.23	$1.00
Accumulation unit value at end of period	$3.17	$2.44	$2.51	$1.95	$2.03	$1.95	$1.80	$1.34	$1.21	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	11	11	15	20	7	6	4	8	4	4
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.07	$2.35	$2.03	$1.82	$1.86	$1.72	$1.29	$1.13	$1.15	$1.00
Accumulation unit value at end of period	$2.64	$2.07	$2.35	$2.03	$1.82	$1.86	$1.72	$1.29	$1.13	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	33	30	28	49	22	24	24	—	—	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.47	$2.45	$1.88	$1.85	$1.77	$1.68	$1.30	$1.18	$1.23	$1.00
Accumulation unit value at end of period	$3.08	$2.47	$2.45	$1.88	$1.85	$1.77	$1.68	$1.30	$1.18	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	5	5	5	5	7	17	6	2	2	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.86	$2.08	$1.83	$1.63	$1.81	$1.68	$1.33	$1.19	$1.17	$1.00
Accumulation unit value at end of period	$2.31	$1.86	$2.08	$1.83	$1.63	$1.81	$1.68	$1.33	$1.19	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	13	15	24	17	17	17	1	14	2	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.02	$1.03	$1.02	$1.01	$1.03	$1.00	$1.04	$1.03	$1.00	$1.00
Accumulation unit value at end of period	$1.08	$1.02	$1.03	$1.02	$1.01	$1.03	$1.00	$1.04	$1.03	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	34	2	8	8	8	13	3	17	2	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.24	$2.53	$2.23	$1.88	$1.91	$1.73	$1.30	$1.13	$1.23	$1.00
Accumulation unit value at end of period	$2.82	$2.24	$2.53	$2.23	$1.88	$1.91	$1.73	$1.30	$1.13	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	27	30	29	13	9	2	2	2	2	—
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.94	$0.94	$0.96	$0.96	$0.98	$0.99	$1.01	$1.01	$1.00	$1.00
Accumulation unit value at end of period	$0.95	$0.94	$0.94	$0.96	$0.96	$0.98	$0.99	$1.01	$1.01	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	43	18	16	44	14	15	2	2	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.04	$2.15	$1.78	$1.75	$1.83	$1.71	$1.36	$1.19	$1.19	$1.00
Accumulation unit value at end of period	$2.85	$2.04	$2.15	$1.78	$1.75	$1.83	$1.71	$1.36	$1.19	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	8	19	21	22	27	12	2	2	2	—
CTIVP® – William Blair International Leaders Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.25	$1.57	$1.26	$1.33	$1.38	$1.41	$1.20	$1.06	$1.16	$1.00
Accumulation unit value at end of period	$1.55	$1.25	$1.57	$1.26	$1.33	$1.38	$1.41	$1.20	$1.06	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	59	71	100	99	126	68	11	4	9	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.90	$1.00	$0.95	$0.92	$1.00	$0.99	$1.00	$1.00	—	—
Accumulation unit value at end of period	$1.01	$0.90	$1.00	$0.95	$0.92	$1.00	$0.99	$1.00	—	—
Number of accumulation units outstanding at end of period (000 omitted)	28	29	28	29	46	50	46	43	—	—
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.14	$2.33	$1.95	$1.84	$1.86	$1.69	$1.31	$1.15	$1.20	$1.00
Accumulation unit value at end of period	$2.77	$2.14	$2.33	$1.95	$1.84	$1.86	$1.69	$1.31	$1.15	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	31	66	116	121	78	68	24	19	38	13
Fidelity® VIP Mid Cap Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$1.81	$2.16	$1.82	$1.65	$1.71	$1.64	$1.22	$1.09	$1.24	$1.00
Accumulation unit value at end of period	$2.20	$1.81	$2.16	$1.82	$1.65	$1.71	$1.64	$1.22	$1.09	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	99	116	121	112	106	62	14	8	8	7

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	145

Variable account charges of 1.60% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.08	$1.02	$0.96	$1.00	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.13	$1.03	$1.08	$1.02	$0.96	$1.00	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	202	195	281	248	144	84	26	—	—	—
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$1.22	$1.13	$1.00	$1.10	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.31	$1.14	$1.22	$1.13	$1.00	$1.10	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	106	114	102	115	149	160	32	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$1.66	$1.85	$1.74	$1.52	$1.63	$1.54	$1.22	$1.09	$1.12	$1.00
Accumulation unit value at end of period	$2.00	$1.66	$1.85	$1.74	$1.52	$1.63	$1.54	$1.22	$1.09	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	—	1	20	9	10	27	4	1	2	—
Franklin Small Cap Value VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.08	$2.42	$2.22	$1.74	$1.90	$1.92	$1.44	$1.23	$1.30	$1.00
Accumulation unit value at end of period	$2.58	$2.08	$2.42	$2.22	$1.74	$1.90	$1.92	$1.44	$1.23	$1.30
Number of accumulation units outstanding at end of period (000 omitted)	24	32	55	63	51	47	6	2	8	—
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.84	$0.92	$0.89	$0.90	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.90	$0.84	$0.92	$0.89	$0.90	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2	2	2	2	2	—	—	—	—	—
Invesco Oppenheimer V.I. Global Fund, Series II Shares (7/19/2010)
Accumulation unit value at beginning of period	$1.83	$2.14	$1.60	$1.63	$1.59	$1.59	$1.27	$1.07	$1.18	$1.00
Accumulation unit value at end of period	$2.36	$1.83	$2.14	$1.60	$1.63	$1.59	$1.59	$1.27	$1.07	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	116	119	92	85	105	62	8	—	—	—
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$0.96	$1.02	$0.98	$0.93	$0.97	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.04	$0.96	$1.02	$0.98	$0.93	$0.97	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	10	16	5	8	89	90	—	—	—
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.18	$2.48	$2.21	$1.91	$2.07	$1.88	$1.36	$1.17	$1.22	$1.00
Accumulation unit value at end of period	$2.71	$2.18	$2.48	$2.21	$1.91	$2.07	$1.88	$1.36	$1.17	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	32	32	59	41	44	36	10	3	2	2
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.14	$1.05	$0.96	$1.02	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.18	$1.04	$1.14	$1.05	$0.96	$1.02	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	46	154	188	206	206	195	149	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.05	$1.12	$0.96	$1.01	$1.12	$1.20	$1.00	—	—	—
Accumulation unit value at end of period	$1.25	$1.05	$1.12	$0.96	$1.01	$1.12	$1.20	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	17	17	20	26	33	41	16	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.99	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.19	$0.99	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	116	58	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$0.99	$1.01	$1.00	$0.99	$1.01	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.06	$0.99	$1.01	$1.00	$0.99	$1.01	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	68	63	68	45	81	36	18	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.20	$2.30	$1.83	$1.86	$1.79	$1.62	$1.26	$1.09	$1.17	$1.00
Accumulation unit value at end of period	$2.93	$2.20	$2.30	$1.83	$1.86	$1.79	$1.62	$1.26	$1.09	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	25	25	26	8	10	4	5	3	7	2
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.23	$1.33	$1.13	$1.11	$1.13	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.42	$1.23	$1.33	$1.13	$1.11	$1.13	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	121	94	90	93	92	43	—	—	—	—
MFS® Utilities Series – Service Class (7/19/2010)
Accumulation unit value at beginning of period	$1.84	$1.85	$1.64	$1.50	$1.79	$1.62	$1.37	$1.23	$1.17	$1.00
Accumulation unit value at end of period	$2.26	$1.84	$1.85	$1.64	$1.50	$1.79	$1.62	$1.37	$1.23	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	45	62	94	132	118	110	44	25	9	—
Morgan Stanley VIF Discovery Portfolio, Class II Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.05	$1.88	$1.38	$1.54	$1.66	$1.66	$1.23	$1.15	$1.26	$1.00
Accumulation unit value at end of period	$2.82	$2.05	$1.88	$1.38	$1.54	$1.66	$1.66	$1.23	$1.15	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	2	4	7	19	9	10	9	5	9	—

146	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.60% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (7/19/2010)
Accumulation unit value at beginning of period	$2.05	$2.21	$1.90	$1.76	$1.80	$1.66	$1.23	$1.13	$1.18	$1.00
Accumulation unit value at end of period	$2.53	$2.05	$2.21	$1.90	$1.76	$1.80	$1.66	$1.23	$1.13	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	1	1	—	1	—	—	—	1	1	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.86	$0.94	$0.90	$0.92	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.98	$0.86	$0.94	$0.90	$0.92	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (7/19/2010)
Accumulation unit value at beginning of period	$1.21	$1.30	$1.16	$1.05	$1.17	$1.18	$1.20	$1.06	$1.06	$1.00
Accumulation unit value at end of period	$1.33	$1.21	$1.30	$1.16	$1.05	$1.17	$1.18	$1.20	$1.06	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	8	18	28	31	13	30	38	43	21	4
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.00	$1.08	$0.96	$0.94	$0.96	$0.93	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.15	$1.00	$1.08	$0.96	$0.94	$0.96	$0.93	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	7	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$0.99	$1.01	$0.98	$0.97	$0.98	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.05	$0.99	$1.01	$0.98	$0.97	$0.98	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	14	4	3	43	10	4	4	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.94	$0.94	$0.93	$0.92	$0.98	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$0.94	$0.94	$0.94	$0.93	$0.92	$0.98	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	41	39	41	37	63	47	14	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.70	$0.84	$0.77	$0.53	$0.71	$0.76	$1.00	—	—	—
Accumulation unit value at end of period	$0.95	$0.70	$0.84	$0.77	$0.53	$0.71	$0.76	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	43	57	85	61	5	5	5	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.64	$1.82	$1.56	$1.50	$1.53	$1.47	$1.24	$1.11	$1.16	$1.00
Accumulation unit value at end of period	$1.96	$1.64	$1.82	$1.56	$1.50	$1.53	$1.47	$1.24	$1.11	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	828	683	640	618	587	542	687	310	313	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.38	$1.70	$1.31	$1.34	$1.39	$1.47	$1.22	$1.02	$1.21	$1.00
Accumulation unit value at end of period	$1.76	$1.38	$1.70	$1.31	$1.34	$1.39	$1.47	$1.22	$1.02	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	53	72	67	52	62	27	10	2	2	1
*Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Variable Portfolio – Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.18	$1.24	$1.17	$1.15	$1.17	$1.14	$1.12	$1.06	$1.05	$1.00
Accumulation unit value at end of period	$1.29	$1.18	$1.24	$1.17	$1.15	$1.17	$1.14	$1.12	$1.06	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	710	839	1,009	963	1,064	1,209	1,408	4,549	1,746	950
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.96	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.10	$0.96	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.99	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.15	$0.99	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.08	$1.02	$1.00	$1.03	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$1.14	$1.04	$1.08	$1.02	$1.00	$1.03	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	202	66	26	25	134	122	105	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.15	$1.05	$1.03	$1.07	$1.04	$1.00	—	—	—
Accumulation unit value at end of period	$1.21	$1.08	$1.15	$1.05	$1.03	$1.07	$1.04	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	553	467	446	615	362	188	8	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.16	$1.28	$1.11	$1.09	$1.15	$1.11	$1.00	—	—	—
Accumulation unit value at end of period	$1.36	$1.16	$1.28	$1.11	$1.09	$1.15	$1.11	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,237	2,670	2,828	3,264	3,035	2,752	1,402	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.12	$1.21	$1.08	$1.06	$1.10	$1.07	$1.00	—	—	—
Accumulation unit value at end of period	$1.29	$1.12	$1.21	$1.08	$1.06	$1.10	$1.07	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5,880	6,652	7,090	7,582	6,721	5,432	1,744	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	147

Variable account charges of 1.60% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Moderate Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.41	$1.51	$1.36	$1.32	$1.35	$1.30	$1.19	$1.09	$1.11	$1.00
Accumulation unit value at end of period	$1.61	$1.41	$1.51	$1.36	$1.32	$1.35	$1.30	$1.19	$1.09	$1.11
Number of accumulation units outstanding at end of period (000 omitted)	9,052	10,194	11,287	12,371	12,366	13,496	12,127	7,268	7,907	2,802
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.52	$1.66	$1.45	$1.40	$1.44	$1.39	$1.21	$1.10	$1.13	$1.00
Accumulation unit value at end of period	$1.78	$1.52	$1.66	$1.45	$1.40	$1.44	$1.39	$1.21	$1.10	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	2,662	3,699	3,942	4,045	4,236	3,742	2,982	2,454	1,816	910
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.29	$1.36	$1.26	$1.23	$1.25	$1.22	$1.15	$1.08	$1.07	$1.00
Accumulation unit value at end of period	$1.44	$1.29	$1.36	$1.26	$1.23	$1.25	$1.22	$1.15	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	2,686	5,021	5,675	6,106	6,661	4,365	4,451	1,843	3,191	999
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.07	$1.09	$1.07	$1.06	$1.07	$1.04	$1.08	$1.05	$1.00	$1.00
Accumulation unit value at end of period	$1.14	$1.07	$1.09	$1.07	$1.06	$1.07	$1.04	$1.08	$1.05	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	27	19	19	28	9	4	7	18	15	4
Variable Portfolio – Partners Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.89	$2.09	$1.77	$1.64	$1.66	$1.51	$1.20	$1.10	$1.16	$1.00
Accumulation unit value at end of period	$2.34	$1.89	$2.09	$1.77	$1.64	$1.66	$1.51	$1.20	$1.10	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	15	20	27	46	36	40	—	—	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.97	$2.11	$1.81	$1.73	$1.85	$1.89	$1.37	$1.26	$1.29	$1.00
Accumulation unit value at end of period	$2.35	$1.97	$2.11	$1.81	$1.73	$1.85	$1.89	$1.37	$1.26	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	8	9	17	15	16	10	10	7	7	4
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.68	$1.98	$1.88	$1.52	$1.71	$1.71	$1.29	$1.15	$1.23	$1.00
Accumulation unit value at end of period	$1.98	$1.68	$1.98	$1.88	$1.52	$1.71	$1.71	$1.29	$1.15	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	7	16	19	21	19	20	6	3	5	2
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.06	$1.10	$1.00	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.20	$1.06	$1.10	$1.00	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	9	—	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.14	$1.20	$1.03	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.35	$1.14	$1.20	$1.03	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	622	739	581	96	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.10	$1.15	$1.02	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.27	$1.10	$1.15	$1.02	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	256	256	240	—	—	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.07	$2.26	$1.91	$1.73	$1.81	$1.67	$1.30	$1.14	$1.23	$1.00
Accumulation unit value at end of period	$2.67	$2.07	$2.26	$1.91	$1.73	$1.81	$1.67	$1.30	$1.14	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	13	14	14	58	78	55	59	7	8	—
Wells Fargo VT Small Cap Growth Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.27	$2.28	$1.84	$1.73	$1.82	$1.88	$1.27	$1.20	$1.28	$1.00
Accumulation unit value at end of period	$2.79	$2.27	$2.28	$1.84	$1.73	$1.82	$1.88	$1.27	$1.20	$1.28
Number of accumulation units outstanding at end of period (000 omitted)	47	43	59	57	60	24	8	4	5	1
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.10	$1.03	$0.90	$0.98	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.16	$1.03	$1.10	$1.03	$0.90	$0.98	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5	5	5	13	18	23	4	—	—	—

Variable account charges of 1.65% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.10	$1.21	$1.07	$1.06	$1.09	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$1.25	$1.10	$1.21	$1.07	$1.06	$1.09	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	76	—	—	—
AB VPS Large Cap Growth Portfolio (Class B) (7/19/2010)
Accumulation unit value at beginning of period	$2.83	$2.81	$2.17	$2.15	$1.98	$1.76	$1.31	$1.15	$1.20	$1.00
Accumulation unit value at end of period	$3.74	$2.83	$2.81	$2.17	$2.15	$1.98	$1.76	$1.31	$1.15	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	2	3	3	4	16	6	7	8	—	—

148	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.65% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.77	$0.96	$0.99	$0.71	$1.17	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$0.91	$0.77	$0.96	$0.99	$0.71	$1.17	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	40	77	172	132	107	59	5	—	—	—
American Century VP Value, Class II (7/19/2010)
Accumulation unit value at beginning of period	$1.98	$2.22	$2.07	$1.75	$1.86	$1.67	$1.29	$1.15	$1.16	$1.00
Accumulation unit value at end of period	$2.47	$1.98	$2.22	$2.07	$1.75	$1.86	$1.67	$1.29	$1.15	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	47	56	46	80	115	122	152	137	10	—
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.17	$1.28	$1.15	$1.13	$1.16	$1.15	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.35	$1.17	$1.28	$1.15	$1.13	$1.16	$1.15	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	77	130	166	123	191	108	94	39	—	—
Columbia Variable Portfolio – Balanced Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$1.82	$1.97	$1.75	$1.67	$1.67	$1.54	$1.29	$1.15	$1.14	$1.00
Accumulation unit value at end of period	$2.20	$1.82	$1.97	$1.75	$1.67	$1.67	$1.54	$1.29	$1.15	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	425	416	249	300	54	58	67	9	—	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.50	$0.59	$0.59	$0.53	$0.71	$0.92	$1.00	—	—	—
Accumulation unit value at end of period	$0.53	$0.50	$0.59	$0.59	$0.53	$0.71	$0.92	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	12	12	18	7	7	7	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.54	$1.72	$1.44	$1.35	$1.34	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$2.01	$1.54	$1.72	$1.44	$1.35	$1.34	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	37	43	62	46	22	9	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.51	$2.65	$2.17	$2.05	$2.07	$1.83	$1.39	$1.24	$1.20	$1.00
Accumulation unit value at end of period	$3.07	$2.51	$2.65	$2.17	$2.05	$2.07	$1.83	$1.39	$1.24	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	14	14	15	28	28	36	31	9	9	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.77	$0.86	$0.85	$0.89	$0.91	$0.94	$1.00	—	—	—
Accumulation unit value at end of period	$0.77	$0.77	$0.86	$0.85	$0.89	$0.91	$0.94	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	17	12	12	7	7	7	11	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.87	$2.02	$1.80	$1.62	$1.69	$1.57	$1.26	$1.12	$1.20	$1.00
Accumulation unit value at end of period	$2.28	$1.87	$2.02	$1.80	$1.62	$1.69	$1.57	$1.26	$1.12	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	38	47	60	69	71	68	114	67	84	—
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.95	$1.05	$0.95	$0.87	$0.90	$0.90	$1.00	—	—	—
Accumulation unit value at end of period	$1.05	$0.95	$1.05	$0.95	$0.87	$0.90	$0.90	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	35	30	40	10	—	—	8	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.06	$1.38	$0.95	$0.93	$1.03	$1.08	$1.12	$0.94	$1.21	$1.00
Accumulation unit value at end of period	$1.37	$1.06	$1.38	$0.95	$0.93	$1.03	$1.08	$1.12	$0.94	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	105	215	231	178	173	165	197	172	125	—
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.87	$0.93	$0.90	$0.92	$1.00	$1.01	$1.12	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$0.94	$0.87	$0.93	$0.90	$0.92	$1.00	$1.01	$1.12	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	38	53	50	59	112	133	176	221	48	—
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.88	$0.89	$0.90	$0.91	$0.93	$0.94	$0.96	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.88	$0.88	$0.89	$0.90	$0.91	$0.93	$0.94	$0.96	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	162	70	89	461	157	73	128	57	277	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.42	$1.50	$1.44	$1.31	$1.35	$1.32	$1.27	$1.12	$1.08	$1.00
Accumulation unit value at end of period	$1.62	$1.42	$1.50	$1.44	$1.31	$1.35	$1.32	$1.27	$1.12	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	42	44	48	59	105	117	127	184	154	93
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.39	$1.47	$1.40	$1.29	$1.33	$1.30	$1.26	$1.12	$1.07	$1.00
Accumulation unit value at end of period	$1.58	$1.39	$1.47	$1.40	$1.29	$1.33	$1.30	$1.26	$1.12	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	55	77	104	145	151	176	216	85	48	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.13	$1.15	$1.13	$1.10	$1.11	$1.08	$1.12	$1.06	$1.01	$1.00
Accumulation unit value at end of period	$1.21	$1.13	$1.15	$1.13	$1.10	$1.11	$1.08	$1.12	$1.06	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	338	609	210	206	284	338	376	530	72	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	149

Variable account charges of 1.65% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.44	$2.59	$2.06	$2.07	$1.94	$1.73	$1.35	$1.15	$1.20	$1.00
Accumulation unit value at end of period	$3.26	$2.44	$2.59	$2.06	$2.07	$1.94	$1.73	$1.35	$1.15	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	28	30	36	29	33	30	55	23	9	—
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$2.34	$2.50	$2.09	$1.91	$1.93	$1.73	$1.33	$1.17	$1.17	$1.00
Accumulation unit value at end of period	$3.01	$2.34	$2.50	$2.09	$1.91	$1.93	$1.73	$1.33	$1.17	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	64	137	109	21	569	22	74	15	—	—
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.01	$1.03	$1.03	$1.00	$1.04	$1.05	$1.06	$1.01	$1.01	$1.00
Accumulation unit value at end of period	$1.07	$1.01	$1.03	$1.03	$1.00	$1.04	$1.05	$1.06	$1.01	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	69	57	91	184	314	349	304	232	122	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.99	$1.06	$0.97	$0.96	$0.98	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$1.16	$0.99	$1.06	$0.97	$0.96	$0.98	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.84	$1.97	$1.63	$1.62	$1.57	$1.49	$1.15	$1.06	$1.27	$1.00
Accumulation unit value at end of period	$2.44	$1.84	$1.97	$1.63	$1.62	$1.57	$1.49	$1.15	$1.06	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	—	—	11	11	17	17	46	17	17	1
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.24	$1.52	$1.21	$1.32	$1.28	$1.42	$1.18	$1.02	$1.19	$1.00
Accumulation unit value at end of period	$1.53	$1.24	$1.52	$1.21	$1.32	$1.28	$1.42	$1.18	$1.02	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	67	68	70	75	70	61	67	43	20	—
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.24	$2.60	$2.19	$1.86	$2.00	$1.82	$1.35	$1.16	$1.20	$1.00
Accumulation unit value at end of period	$2.79	$2.24	$2.60	$2.19	$1.86	$2.00	$1.82	$1.35	$1.16	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	27	27	29	41	43	44	45	10	7	—
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.95	$2.29	$2.06	$1.84	$1.97	$1.78	$1.32	$1.13	$1.26	$1.00
Accumulation unit value at end of period	$2.52	$1.95	$2.29	$2.06	$1.84	$1.97	$1.78	$1.32	$1.13	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	32	33	48	50	60	58	56	37	22	—
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.01	$2.35	$2.13	$1.91	$2.00	$1.93	$1.32	$1.14	$1.27	$1.00
Accumulation unit value at end of period	$2.33	$2.01	$2.35	$2.13	$1.91	$2.00	$1.93	$1.32	$1.14	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	6	6	14	28	22	23	46	23	20	—
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.10	$1.12	$1.08	$1.00	$1.04	$1.02	$1.04	$0.94	$1.00	—
Accumulation unit value at end of period	$1.19	$1.10	$1.12	$1.08	$1.00	$1.04	$1.02	$1.04	$0.94	—
Number of accumulation units outstanding at end of period (000 omitted)	133	124	194	179	183	87	146	180	102	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.84	$2.19	$2.01	$1.74	$1.90	$1.87	$1.41	$1.20	$1.29	$1.00
Accumulation unit value at end of period	$2.23	$1.84	$2.19	$2.01	$1.74	$1.90	$1.87	$1.41	$1.20	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	42	64	41	46	51	55	83	44	11	—
*Columbia Variable Portfolio – U.S. Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.01	$1.01	$1.00	$0.99	$0.99	$0.96	$0.99	$0.99	$1.00	$1.00
Accumulation unit value at end of period	$1.06	$1.01	$1.01	$1.00	$0.99	$0.99	$0.96	$0.99	$0.99	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	63	62	74	107	133	133	37	45	1	—
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.08	$1.11	$1.08	$1.06	$1.08	$1.04	$1.09	$1.05	$1.00	$1.00
Accumulation unit value at end of period	$1.16	$1.08	$1.11	$1.08	$1.06	$1.08	$1.04	$1.09	$1.05	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	50	28	17	43	65	85	108	101	7	3
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.18	$1.44	$1.20	$1.27	$1.29	$1.42	$1.19	$1.00	$1.17	$1.00
Accumulation unit value at end of period	$1.38	$1.18	$1.44	$1.20	$1.27	$1.29	$1.42	$1.19	$1.00	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	10	—	—	—	—	—	—	6	—	—
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.86	$0.95	$0.97	$1.09	$1.11	$1.02	$1.00	—	—	—
Accumulation unit value at end of period	$0.85	$0.86	$0.95	$0.97	$1.09	$1.11	$1.02	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	12	12	10	17	25	5	5	—	—	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.

150	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.65% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.15	$1.17	$1.16	$1.09	$1.13	$1.06	$1.14	$1.10	$1.01	$1.00
Accumulation unit value at end of period	$1.21	$1.15	$1.17	$1.16	$1.09	$1.13	$1.06	$1.14	$1.10	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	29	29	44	32	30	33	67	205	43	—
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.49	$1.60	$1.54	$1.50	$1.54	$1.38	$1.36	$1.06	$1.19	$1.00
Accumulation unit value at end of period	$1.84	$1.49	$1.60	$1.54	$1.50	$1.54	$1.38	$1.36	$1.06	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	44	48	63	67	77	72	63	56	13	—
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.10	$1.36	$1.10	$1.04	$1.14	$1.26	$1.07	$0.93	$1.18	$1.00
Accumulation unit value at end of period	$1.23	$1.10	$1.36	$1.10	$1.04	$1.14	$1.26	$1.07	$0.93	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	10	21	31	32	23	8	6	39	33	1
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$1.00	$1.21	$0.99	$0.97	$1.03	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$1.14	$1.00	$1.21	$0.99	$0.97	$1.03	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	14	14	14	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.61	$2.72	$2.09	$2.01	$1.85	$1.68	$1.32	$1.18	$1.21	$1.00
Accumulation unit value at end of period	$3.37	$2.61	$2.72	$2.09	$2.01	$1.85	$1.68	$1.32	$1.18	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	34	34	31	27	36	38	55	26	18	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.43	$2.50	$1.94	$2.03	$1.95	$1.80	$1.34	$1.20	$1.23	$1.00
Accumulation unit value at end of period	$3.16	$2.43	$2.50	$1.94	$2.03	$1.95	$1.80	$1.34	$1.20	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	7	8	8	11	11	11	23	9	8	—
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.07	$2.34	$2.03	$1.81	$1.86	$1.72	$1.29	$1.13	$1.15	$1.00
Accumulation unit value at end of period	$2.63	$2.07	$2.34	$2.03	$1.81	$1.86	$1.72	$1.29	$1.13	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	58	98	100	68	79	86	67	28	12	1
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.46	$2.44	$1.87	$1.85	$1.77	$1.68	$1.30	$1.18	$1.23	$1.00
Accumulation unit value at end of period	$3.07	$2.46	$2.44	$1.87	$1.85	$1.77	$1.68	$1.30	$1.18	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	5	—	—	4	4	5	8	4	1	1
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.85	$2.08	$1.82	$1.62	$1.80	$1.67	$1.33	$1.19	$1.17	$1.00
Accumulation unit value at end of period	$2.30	$1.85	$2.08	$1.82	$1.62	$1.80	$1.67	$1.33	$1.19	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	18	22	23	25	26	28	32	33	19	22
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.01	$1.03	$1.01	$1.01	$1.03	$1.00	$1.04	$1.03	$1.00	$1.00
Accumulation unit value at end of period	$1.08	$1.01	$1.03	$1.01	$1.01	$1.03	$1.00	$1.04	$1.03	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	18	5	5	6	5	4	56	58	3	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.23	$2.52	$2.22	$1.87	$1.90	$1.73	$1.30	$1.13	$1.23	$1.00
Accumulation unit value at end of period	$2.80	$2.23	$2.52	$2.22	$1.87	$1.90	$1.73	$1.30	$1.13	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	60	64	69	58	66	55	59	72	51	—
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.93	$0.94	$0.95	$0.96	$0.98	$0.99	$1.01	$1.01	$1.00	$1.00
Accumulation unit value at end of period	$0.95	$0.93	$0.94	$0.95	$0.96	$0.98	$0.99	$1.01	$1.01	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	81	67	67	66	7	66	52	189	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.03	$2.14	$1.78	$1.75	$1.83	$1.71	$1.36	$1.19	$1.19	$1.00
Accumulation unit value at end of period	$2.83	$2.03	$2.14	$1.78	$1.75	$1.83	$1.71	$1.36	$1.19	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	5	5	8	9	17	6	7	3	1	—
CTIVP® – William Blair International Leaders Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.24	$1.56	$1.25	$1.32	$1.38	$1.40	$1.20	$1.06	$1.16	$1.00
Accumulation unit value at end of period	$1.54	$1.24	$1.56	$1.25	$1.32	$1.38	$1.40	$1.20	$1.06	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	24	41	42	38	80	33	25	14	8	1
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.89	$1.00	$0.95	$0.92	$1.00	$0.99	$0.99	$1.00	—	—
Accumulation unit value at end of period	$1.00	$0.89	$1.00	$0.95	$0.92	$1.00	$0.99	$0.99	—	—
Number of accumulation units outstanding at end of period (000 omitted)	23	23	22	21	20	28	37	16	—	—
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.13	$2.32	$1.94	$1.83	$1.85	$1.69	$1.31	$1.15	$1.20	$1.00
Accumulation unit value at end of period	$2.75	$2.13	$2.32	$1.94	$1.83	$1.85	$1.69	$1.31	$1.15	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	80	90	144	181	188	186	206	190	62	1

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	151

Variable account charges of 1.65% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Fidelity® VIP Mid Cap Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$1.80	$2.15	$1.82	$1.65	$1.70	$1.63	$1.22	$1.09	$1.24	$1.00
Accumulation unit value at end of period	$2.19	$1.80	$2.15	$1.82	$1.65	$1.70	$1.63	$1.22	$1.09	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	41	40	46	72	97	103	121	130	29	—
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.08	$1.02	$0.96	$0.99	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.12	$1.03	$1.08	$1.02	$0.96	$0.99	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	97	220	181	—	—	—	—	—	—	—
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$1.21	$1.12	$1.00	$1.10	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$1.30	$1.14	$1.21	$1.12	$1.00	$1.10	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	80	126	121	66	75	60	59	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$1.65	$1.85	$1.73	$1.52	$1.62	$1.54	$1.22	$1.09	$1.12	$1.00
Accumulation unit value at end of period	$1.99	$1.65	$1.85	$1.73	$1.52	$1.62	$1.54	$1.22	$1.09	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	8	9	21	29	44	46	50	43	17	—
Franklin Small Cap Value VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.07	$2.41	$2.22	$1.73	$1.90	$1.92	$1.43	$1.23	$1.30	$1.00
Accumulation unit value at end of period	$2.57	$2.07	$2.41	$2.22	$1.73	$1.90	$1.92	$1.43	$1.23	$1.30
Number of accumulation units outstanding at end of period (000 omitted)	19	20	14	15	15	17	42	25	7	—
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.84	$0.92	$0.89	$0.90	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.90	$0.84	$0.92	$0.89	$0.90	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	14	—	10	10	4	4	—	—	—	—
Invesco Oppenheimer V.I. Global Fund, Series II Shares (7/19/2010)
Accumulation unit value at beginning of period	$1.82	$2.13	$1.59	$1.62	$1.59	$1.58	$1.27	$1.07	$1.18	$1.00
Accumulation unit value at end of period	$2.35	$1.82	$2.13	$1.59	$1.62	$1.59	$1.58	$1.27	$1.07	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	40	40	43	51	47	43	43	24	31	—
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$0.95	$1.02	$0.97	$0.93	$0.97	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.04	$0.95	$1.02	$0.97	$0.93	$0.97	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	31	44	31	11	6	—	—	—	—	—
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.18	$2.47	$2.21	$1.91	$2.06	$1.88	$1.36	$1.17	$1.22	$1.00
Accumulation unit value at end of period	$2.70	$2.18	$2.47	$2.21	$1.91	$2.06	$1.88	$1.36	$1.17	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	27	20	20	9	11	12	11	8	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.13	$1.05	$0.96	$1.02	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.18	$1.04	$1.13	$1.05	$0.96	$1.02	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	73	140	168	63	63	93	15	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.12	$0.96	$1.00	$1.11	$1.20	$1.00	—	—	—
Accumulation unit value at end of period	$1.25	$1.04	$1.12	$0.96	$1.00	$1.11	$1.20	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	3	17	18	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.99	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.19	$0.99	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	328	328	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$0.98	$1.01	$1.00	$0.99	$1.01	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.06	$0.98	$1.01	$1.00	$0.99	$1.01	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	64	40	57	56	9	4	—	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.19	$2.29	$1.83	$1.85	$1.79	$1.61	$1.26	$1.09	$1.17	$1.00
Accumulation unit value at end of period	$2.91	$2.19	$2.29	$1.83	$1.85	$1.79	$1.61	$1.26	$1.09	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	27	2	—	—
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.22	$1.33	$1.12	$1.11	$1.13	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.42	$1.22	$1.33	$1.12	$1.11	$1.13	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	45	63	229	—	—	—	—
MFS® Utilities Series – Service Class (7/19/2010)
Accumulation unit value at beginning of period	$1.83	$1.84	$1.64	$1.50	$1.78	$1.61	$1.36	$1.23	$1.17	$1.00
Accumulation unit value at end of period	$2.24	$1.83	$1.84	$1.64	$1.50	$1.78	$1.61	$1.36	$1.23	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	45	50	68	74	86	114	137	125	63	—

152	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.65% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Morgan Stanley VIF Discovery Portfolio, Class II Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.04	$1.88	$1.38	$1.53	$1.66	$1.66	$1.23	$1.15	$1.26	$1.00
Accumulation unit value at end of period	$2.81	$2.04	$1.88	$1.38	$1.53	$1.66	$1.66	$1.23	$1.15	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	8	15	11	7	7	12	18	14	—	—
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (7/19/2010)
Accumulation unit value at beginning of period	$2.04	$2.20	$1.90	$1.76	$1.80	$1.66	$1.23	$1.13	$1.18	$1.00
Accumulation unit value at end of period	$2.52	$2.04	$2.20	$1.90	$1.76	$1.80	$1.66	$1.23	$1.13	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	106	109	—	—	—	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.86	$0.94	$0.90	$0.92	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.98	$0.86	$0.94	$0.90	$0.92	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (7/19/2010)
Accumulation unit value at beginning of period	$1.20	$1.29	$1.16	$1.04	$1.17	$1.18	$1.20	$1.06	$1.06	$1.00
Accumulation unit value at end of period	$1.32	$1.20	$1.29	$1.16	$1.04	$1.17	$1.18	$1.20	$1.06	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	64	82	79	120	167	234	236	331	159	47
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.00	$1.08	$0.96	$0.94	$0.96	$0.93	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.15	$1.00	$1.08	$0.96	$0.94	$0.96	$0.93	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	27	27	28	92	127	162	173	121	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$0.98	$1.01	$0.98	$0.97	$0.98	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.05	$0.98	$1.01	$0.98	$0.97	$0.98	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	130	143	—	—	—	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.94	$0.93	$0.93	$0.92	$0.98	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$0.94	$0.94	$0.93	$0.93	$0.92	$0.98	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	14	—	53	51	27	—	—	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.70	$0.84	$0.77	$0.53	$0.70	$0.76	$1.00	—	—	—
Accumulation unit value at end of period	$0.95	$0.70	$0.84	$0.77	$0.53	$0.70	$0.76	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1	1	12	15	7	7	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.63	$1.82	$1.55	$1.49	$1.53	$1.47	$1.24	$1.11	$1.16	$1.00
Accumulation unit value at end of period	$1.95	$1.63	$1.82	$1.55	$1.49	$1.53	$1.47	$1.24	$1.11	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	1,877	2,198	2,356	2,526	3,408	3,856	3,725	2,508	2,115	234
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.38	$1.70	$1.31	$1.34	$1.38	$1.47	$1.22	$1.02	$1.21	$1.00
Accumulation unit value at end of period	$1.75	$1.38	$1.70	$1.31	$1.34	$1.38	$1.47	$1.22	$1.02	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	21	43	55	45	39	37	56	43	21	—
*Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Variable Portfolio – Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.18	$1.23	$1.17	$1.15	$1.17	$1.14	$1.12	$1.06	$1.05	$1.00
Accumulation unit value at end of period	$1.28	$1.18	$1.23	$1.17	$1.15	$1.17	$1.14	$1.12	$1.06	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	2,395	2,318	3,499	3,569	3,503	5,271	7,706	8,419	4,761	306
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.96	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.10	$0.96	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.99	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.15	$0.99	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.08	$1.02	$1.00	$1.03	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$1.14	$1.03	$1.08	$1.02	$1.00	$1.03	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	3	3	181	181	3	3	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.15	$1.05	$1.03	$1.07	$1.04	$1.00	—	—	—
Accumulation unit value at end of period	$1.21	$1.08	$1.15	$1.05	$1.03	$1.07	$1.04	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	72	73	294	319	467	469	—	—	—	—
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.16	$1.28	$1.11	$1.09	$1.15	$1.11	$1.00	—	—	—
Accumulation unit value at end of period	$1.35	$1.16	$1.28	$1.11	$1.09	$1.15	$1.11	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,129	1,479	951	1,601	1,447	1,291	395	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	153

Variable account charges of 1.65% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.20	$1.29	$1.15	$1.13	$1.18	$1.14	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.37	$1.20	$1.29	$1.15	$1.13	$1.18	$1.14	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,785	3,467	3,630	4,213	4,933	4,621	3,802	1,865	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.40	$1.51	$1.35	$1.32	$1.35	$1.30	$1.19	$1.09	$1.10	$1.00
Accumulation unit value at end of period	$1.60	$1.40	$1.51	$1.35	$1.32	$1.35	$1.30	$1.19	$1.09	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	16,143	17,691	18,633	22,431	23,431	26,340	26,063	27,190	23,508	10,038
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.51	$1.66	$1.45	$1.40	$1.43	$1.39	$1.21	$1.10	$1.13	$1.00
Accumulation unit value at end of period	$1.77	$1.51	$1.66	$1.45	$1.40	$1.43	$1.39	$1.21	$1.10	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	4,326	5,443	6,551	8,536	10,146	9,617	10,786	9,749	7,580	1,963
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.28	$1.36	$1.26	$1.23	$1.25	$1.21	$1.15	$1.08	$1.07	$1.00
Accumulation unit value at end of period	$1.43	$1.28	$1.36	$1.26	$1.23	$1.25	$1.21	$1.15	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	4,499	5,080	6,459	7,366	6,822	7,810	9,673	8,976	5,698	1,757
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.06	$1.08	$1.07	$1.06	$1.07	$1.04	$1.08	$1.05	$1.00	$1.00
Accumulation unit value at end of period	$1.13	$1.06	$1.08	$1.07	$1.06	$1.07	$1.04	$1.08	$1.05	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	24	24	29	64	72	92	102	85	—	—
Variable Portfolio – Partners Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.88	$2.08	$1.76	$1.63	$1.66	$1.51	$1.20	$1.10	$1.16	$1.00
Accumulation unit value at end of period	$2.33	$1.88	$2.08	$1.76	$1.63	$1.66	$1.51	$1.20	$1.10	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	4	8	9	9	9	5	6	52	32	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.96	$2.10	$1.80	$1.72	$1.85	$1.89	$1.37	$1.26	$1.29	$1.00
Accumulation unit value at end of period	$2.34	$1.96	$2.10	$1.80	$1.72	$1.85	$1.89	$1.37	$1.26	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	6	6	6	6	6	6	1	1	1	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.67	$1.97	$1.87	$1.52	$1.71	$1.70	$1.29	$1.15	$1.23	$1.00
Accumulation unit value at end of period	$1.97	$1.67	$1.97	$1.87	$1.52	$1.71	$1.70	$1.29	$1.15	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	3	3	3	3	3	8	16	9	2	—
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.06	$1.10	$1.00	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.20	$1.06	$1.10	$1.00	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	104	2	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.14	$1.20	$1.03	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.34	$1.14	$1.20	$1.03	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,390	1,046	1,220	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.10	$1.15	$1.02	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.27	$1.10	$1.15	$1.02	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	668	360	130	—	—	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.06	$2.25	$1.90	$1.72	$1.81	$1.66	$1.29	$1.14	$1.23	$1.00
Accumulation unit value at end of period	$2.66	$2.06	$2.25	$1.90	$1.72	$1.81	$1.66	$1.29	$1.14	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	17	18	19	60	82	105	131	132	27	—
Wells Fargo VT Small Cap Growth Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.26	$2.27	$1.83	$1.73	$1.81	$1.88	$1.27	$1.20	$1.28	$1.00
Accumulation unit value at end of period	$2.78	$2.26	$2.27	$1.83	$1.73	$1.81	$1.88	$1.27	$1.20	$1.28
Number of accumulation units outstanding at end of period (000 omitted)	7	8	10	15	25	26	35	33	7	—
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.09	$1.02	$0.90	$0.98	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.16	$1.03	$1.09	$1.02	$0.90	$0.98	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	10	12	9	9	9	8	—	—	—

Variable account charges of 1.70% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.10	$1.20	$1.07	$1.05	$1.09	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$1.24	$1.10	$1.20	$1.07	$1.05	$1.09	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2	16	2	27	27	—	—	—	—	—

154	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.70% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Large Cap Growth Portfolio (Class B) (7/19/2010)
Accumulation unit value at beginning of period	$2.82	$2.80	$2.16	$2.15	$1.97	$1.76	$1.31	$1.15	$1.20	$1.00
Accumulation unit value at end of period	$3.72	$2.82	$2.80	$2.16	$2.15	$1.97	$1.76	$1.31	$1.15	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	9	5	8	15	25	11	10	14	10	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.76	$0.96	$0.98	$0.71	$1.17	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$0.91	$0.76	$0.96	$0.98	$0.71	$1.17	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	77	110	141	158	168	155	81	—	—	—
American Century VP Value, Class II (7/19/2010)
Accumulation unit value at beginning of period	$1.97	$2.21	$2.07	$1.75	$1.85	$1.67	$1.29	$1.15	$1.16	$1.00
Accumulation unit value at end of period	$2.46	$1.97	$2.21	$2.07	$1.75	$1.85	$1.67	$1.29	$1.15	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	110	126	131	136	56	63	36	29	32	—
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.16	$1.28	$1.15	$1.12	$1.15	$1.15	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.35	$1.16	$1.28	$1.15	$1.12	$1.15	$1.15	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	335	275	297	363	284	244	134	1	—	—
Columbia Variable Portfolio – Balanced Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$1.81	$1.96	$1.74	$1.66	$1.66	$1.54	$1.29	$1.15	$1.14	$1.00
Accumulation unit value at end of period	$2.19	$1.81	$1.96	$1.74	$1.66	$1.66	$1.54	$1.29	$1.15	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	539	562	576	585	337	101	56	—	—	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.50	$0.59	$0.59	$0.53	$0.71	$0.92	$1.00	—	—	—
Accumulation unit value at end of period	$0.53	$0.50	$0.59	$0.59	$0.53	$0.71	$0.92	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.54	$1.72	$1.44	$1.35	$1.34	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$2.01	$1.54	$1.72	$1.44	$1.35	$1.34	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	167	261	260	253	163	143	51	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.49	$2.64	$2.16	$2.04	$2.06	$1.82	$1.39	$1.24	$1.20	$1.00
Accumulation unit value at end of period	$3.05	$2.49	$2.64	$2.16	$2.04	$2.06	$1.82	$1.39	$1.24	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	32	37	39	47	50	17	—	37	—	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.77	$0.86	$0.85	$0.89	$0.91	$0.94	$1.00	—	—	—
Accumulation unit value at end of period	$0.77	$0.77	$0.86	$0.85	$0.89	$0.91	$0.94	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	6	5	—	15	—	—	—	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.86	$2.02	$1.80	$1.61	$1.69	$1.56	$1.26	$1.12	$1.20	$1.00
Accumulation unit value at end of period	$2.27	$1.86	$2.02	$1.80	$1.61	$1.69	$1.56	$1.26	$1.12	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	134	150	138	194	175	103	55	2	41	20
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.95	$1.04	$0.95	$0.87	$0.90	$0.90	$1.00	—	—	—
Accumulation unit value at end of period	$1.05	$0.95	$1.04	$0.95	$0.87	$0.90	$0.90	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	38	51	26	27	2	2	23	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.06	$1.37	$0.95	$0.92	$1.03	$1.08	$1.11	$0.94	$1.21	$1.00
Accumulation unit value at end of period	$1.36	$1.06	$1.37	$0.95	$0.92	$1.03	$1.08	$1.11	$0.94	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	30	45	46	59	39	34	40	48	36	51
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.86	$0.93	$0.89	$0.92	$1.00	$1.01	$1.11	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$0.94	$0.86	$0.93	$0.89	$0.92	$1.00	$1.01	$1.11	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	12	16	28	28	7	9	58	48	50	35
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.88	$0.88	$0.90	$0.91	$0.93	$0.94	$0.96	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.88	$0.88	$0.88	$0.90	$0.91	$0.93	$0.94	$0.96	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	182	333	236	71	—	61	2	19	—	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.41	$1.49	$1.43	$1.30	$1.34	$1.32	$1.27	$1.12	$1.08	$1.00
Accumulation unit value at end of period	$1.61	$1.41	$1.49	$1.43	$1.30	$1.34	$1.32	$1.27	$1.12	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	79	102	181	204	178	112	125	101	94	5
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.38	$1.46	$1.40	$1.28	$1.32	$1.30	$1.26	$1.11	$1.07	$1.00
Accumulation unit value at end of period	$1.58	$1.38	$1.46	$1.40	$1.28	$1.32	$1.30	$1.26	$1.11	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	56	61	76	131	102	153	141	106	79	35

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	155

Variable account charges of 1.70% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.13	$1.14	$1.12	$1.09	$1.11	$1.08	$1.12	$1.06	$1.01	$1.00
Accumulation unit value at end of period	$1.21	$1.13	$1.14	$1.12	$1.09	$1.11	$1.08	$1.12	$1.06	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	184	185	182	168	46	31	41	276	121	54
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.43	$2.58	$2.05	$2.07	$1.93	$1.73	$1.35	$1.14	$1.20	$1.00
Accumulation unit value at end of period	$3.24	$2.43	$2.58	$2.05	$2.07	$1.93	$1.73	$1.35	$1.14	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	82	134	124	115	89	47	59	—	—	—
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$2.33	$2.49	$2.09	$1.90	$1.92	$1.73	$1.33	$1.17	$1.17	$1.00
Accumulation unit value at end of period	$3.00	$2.33	$2.49	$2.09	$1.90	$1.92	$1.73	$1.33	$1.17	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	195	323	295	142	189	70	34	—	—	—
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.01	$1.03	$1.03	$0.99	$1.03	$1.05	$1.05	$1.01	$1.01	$1.00
Accumulation unit value at end of period	$1.07	$1.01	$1.03	$1.03	$0.99	$1.03	$1.05	$1.05	$1.01	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	267	288	296	281	280	236	209	202	253	72
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.99	$1.06	$0.97	$0.96	$0.98	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$1.16	$0.99	$1.06	$0.97	$0.96	$0.98	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	3	20	61	84	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.83	$1.96	$1.62	$1.62	$1.56	$1.48	$1.15	$1.06	$1.27	$1.00
Accumulation unit value at end of period	$2.43	$1.83	$1.96	$1.62	$1.62	$1.56	$1.48	$1.15	$1.06	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	27	32	34	38	63	46	41	—	—	—
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.24	$1.51	$1.21	$1.31	$1.27	$1.42	$1.18	$1.02	$1.19	$1.00
Accumulation unit value at end of period	$1.52	$1.24	$1.51	$1.21	$1.31	$1.27	$1.42	$1.18	$1.02	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	96	99	97	54	36	11	2	44	1	50
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.23	$2.59	$2.18	$1.86	$1.99	$1.82	$1.35	$1.16	$1.20	$1.00
Accumulation unit value at end of period	$2.77	$2.23	$2.59	$2.18	$1.86	$1.99	$1.82	$1.35	$1.16	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	39	60	56	78	66	63	44	64	—	20
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.94	$2.28	$2.05	$1.83	$1.96	$1.78	$1.32	$1.13	$1.26	$1.00
Accumulation unit value at end of period	$2.50	$1.94	$2.28	$2.05	$1.83	$1.96	$1.78	$1.32	$1.13	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	21	24	24	25	30	18	4	1	1	—
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.00	$2.34	$2.12	$1.90	$2.00	$1.92	$1.32	$1.14	$1.27	$1.00
Accumulation unit value at end of period	$2.31	$2.00	$2.34	$2.12	$1.90	$2.00	$1.92	$1.32	$1.14	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	14	14	15	23	23	21	1	—	—	—
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.09	$1.12	$1.07	$1.00	$1.04	$1.02	$1.04	$0.94	$1.00	—
Accumulation unit value at end of period	$1.18	$1.09	$1.12	$1.07	$1.00	$1.04	$1.02	$1.04	$0.94	—
Number of accumulation units outstanding at end of period (000 omitted)	130	164	146	164	99	98	197	145	108	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.84	$2.18	$2.01	$1.74	$1.89	$1.87	$1.41	$1.20	$1.29	$1.00
Accumulation unit value at end of period	$2.22	$1.84	$2.18	$2.01	$1.74	$1.89	$1.87	$1.41	$1.20	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	1	—	1	1	1	12	6	35	15	—
*Columbia Variable Portfolio – U.S. Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.00	$1.01	$0.99	$0.99	$0.99	$0.95	$0.99	$0.99	$1.00	$1.00
Accumulation unit value at end of period	$1.05	$1.00	$1.01	$0.99	$0.99	$0.99	$0.95	$0.99	$0.99	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	91	47	146	131	75	39	43	43	43	211
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.07	$1.11	$1.08	$1.06	$1.08	$1.04	$1.08	$1.05	$1.00	$1.00
Accumulation unit value at end of period	$1.16	$1.07	$1.11	$1.08	$1.06	$1.08	$1.04	$1.08	$1.05	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	32	34	73	63	19	77	89	51	32	8
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.18	$1.44	$1.20	$1.26	$1.29	$1.41	$1.18	$1.00	$1.17	$1.00
Accumulation unit value at end of period	$1.37	$1.18	$1.44	$1.20	$1.26	$1.29	$1.41	$1.18	$1.00	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	14	14	20	19	15	—	2	1	1	—

156	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.70% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.86	$0.95	$0.97	$1.09	$1.11	$1.02	$1.00	—	—	—
Accumulation unit value at end of period	$0.85	$0.86	$0.95	$0.97	$1.09	$1.11	$1.02	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5	5	24	—	—	42	42	—	—	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.14	$1.17	$1.16	$1.09	$1.12	$1.06	$1.14	$1.10	$1.01	$1.00
Accumulation unit value at end of period	$1.21	$1.14	$1.17	$1.16	$1.09	$1.12	$1.06	$1.14	$1.10	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	65	73	67	131	105	91	100	108	94	36
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.48	$1.60	$1.54	$1.49	$1.54	$1.37	$1.36	$1.06	$1.19	$1.00
Accumulation unit value at end of period	$1.83	$1.48	$1.60	$1.54	$1.49	$1.54	$1.37	$1.36	$1.06	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	24	38	63	143	106	105	31	10	17	31
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.10	$1.35	$1.10	$1.04	$1.14	$1.26	$1.07	$0.93	$1.18	$1.00
Accumulation unit value at end of period	$1.22	$1.10	$1.35	$1.10	$1.04	$1.14	$1.26	$1.07	$0.93	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	62	56	16	19	—	9	30	36	44	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.99	$1.21	$0.99	$0.97	$1.03	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$1.14	$0.99	$1.21	$0.99	$0.97	$1.03	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	20	14	2	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.60	$2.71	$2.08	$2.00	$1.85	$1.67	$1.31	$1.17	$1.21	$1.00
Accumulation unit value at end of period	$3.35	$2.60	$2.71	$2.08	$2.00	$1.85	$1.67	$1.31	$1.17	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	46	49	51	30	16	18	20	18	29	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.42	$2.49	$1.94	$2.02	$1.94	$1.79	$1.34	$1.20	$1.23	$1.00
Accumulation unit value at end of period	$3.14	$2.42	$2.49	$1.94	$2.02	$1.94	$1.79	$1.34	$1.20	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	34	34	34	34	34	17	16	—
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.06	$2.33	$2.02	$1.81	$1.86	$1.71	$1.29	$1.13	$1.15	$1.00
Accumulation unit value at end of period	$2.62	$2.06	$2.33	$2.02	$1.81	$1.86	$1.71	$1.29	$1.13	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	79	100	108	124	90	69	41	5	10	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.45	$2.43	$1.87	$1.84	$1.76	$1.67	$1.30	$1.18	$1.23	$1.00
Accumulation unit value at end of period	$3.05	$2.45	$2.43	$1.87	$1.84	$1.76	$1.67	$1.30	$1.18	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	13	13	49	43	46	47	59	67	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.84	$2.07	$1.81	$1.62	$1.80	$1.67	$1.33	$1.19	$1.17	$1.00
Accumulation unit value at end of period	$2.28	$1.84	$2.07	$1.81	$1.62	$1.80	$1.67	$1.33	$1.19	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	20	32	33	20	27	39	4	5	11	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.01	$1.03	$1.01	$1.01	$1.02	$0.99	$1.04	$1.03	$1.00	$1.00
Accumulation unit value at end of period	$1.07	$1.01	$1.03	$1.01	$1.01	$1.02	$0.99	$1.04	$1.03	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	38	40	15	48	61	31	37	19	37	18
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.22	$2.51	$2.21	$1.87	$1.90	$1.73	$1.29	$1.13	$1.23	$1.00
Accumulation unit value at end of period	$2.79	$2.22	$2.51	$2.21	$1.87	$1.90	$1.73	$1.29	$1.13	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	79	83	50	32	31	8	33	32	46	3
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.93	$0.94	$0.95	$0.96	$0.97	$0.98	$1.01	$1.00	$1.00	$1.00
Accumulation unit value at end of period	$0.94	$0.93	$0.94	$0.95	$0.96	$0.97	$0.98	$1.01	$1.00	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	80	81	72	75	1	2	5	6	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.02	$2.13	$1.77	$1.74	$1.82	$1.70	$1.36	$1.19	$1.19	$1.00
Accumulation unit value at end of period	$2.82	$2.02	$2.13	$1.77	$1.74	$1.82	$1.70	$1.36	$1.19	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	16	29	30	30	23	17	12	37	4	—
CTIVP® – William Blair International Leaders Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.24	$1.56	$1.25	$1.32	$1.38	$1.40	$1.20	$1.06	$1.16	$1.00
Accumulation unit value at end of period	$1.54	$1.24	$1.56	$1.25	$1.32	$1.38	$1.40	$1.20	$1.06	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	15	36	27	57	87	19	7	6	16	1
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.89	$1.00	$0.95	$0.92	$1.00	$0.99	$0.99	$1.00	—	—
Accumulation unit value at end of period	$1.00	$0.89	$1.00	$0.95	$0.92	$1.00	$0.99	$0.99	—	—
Number of accumulation units outstanding at end of period (000 omitted)	78	82	67	67	45	87	95	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	157

Variable account charges of 1.70% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.12	$2.31	$1.93	$1.83	$1.85	$1.69	$1.31	$1.15	$1.20	$1.00
Accumulation unit value at end of period	$2.74	$2.12	$2.31	$1.93	$1.83	$1.85	$1.69	$1.31	$1.15	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	155	193	192	211	165	135	110	61	41	47
Fidelity® VIP Mid Cap Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$1.80	$2.15	$1.81	$1.64	$1.70	$1.63	$1.22	$1.08	$1.24	$1.00
Accumulation unit value at end of period	$2.18	$1.80	$2.15	$1.81	$1.64	$1.70	$1.63	$1.22	$1.08	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	70	69	72	71	43	71	60	38	37	32
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.08	$1.02	$0.96	$0.99	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.12	$1.03	$1.08	$1.02	$0.96	$0.99	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	79	272	256	111	133	97	41	—	—	—
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.14	$1.21	$1.12	$1.00	$1.09	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$1.30	$1.14	$1.21	$1.12	$1.00	$1.09	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	202	171	242	277	292	213	54	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$1.64	$1.84	$1.73	$1.51	$1.62	$1.54	$1.22	$1.09	$1.12	$1.00
Accumulation unit value at end of period	$1.98	$1.64	$1.84	$1.73	$1.51	$1.62	$1.54	$1.22	$1.09	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	6	30	27	28	21	7	7	27	25	—
Franklin Small Cap Value VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.06	$2.40	$2.21	$1.73	$1.90	$1.92	$1.43	$1.23	$1.30	$1.00
Accumulation unit value at end of period	$2.56	$2.06	$2.40	$2.21	$1.73	$1.90	$1.92	$1.43	$1.23	$1.30
Number of accumulation units outstanding at end of period (000 omitted)	31	39	80	104	36	44	11	10	11	19
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.84	$0.92	$0.89	$0.90	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.89	$0.84	$0.92	$0.89	$0.90	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2	2	2	19	44	—	—	—	—	—
Invesco Oppenheimer V.I. Global Fund, Series II Shares (7/19/2010)
Accumulation unit value at beginning of period	$1.81	$2.13	$1.59	$1.62	$1.59	$1.58	$1.27	$1.06	$1.18	$1.00
Accumulation unit value at end of period	$2.34	$1.81	$2.13	$1.59	$1.62	$1.59	$1.58	$1.27	$1.06	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	37	48	43	102	88	83	1	2	1	—
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$0.95	$1.01	$0.97	$0.93	$0.97	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.03	$0.95	$1.01	$0.97	$0.93	$0.97	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	88	103	136	108	88	124	119	—	—	—
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.17	$2.46	$2.20	$1.90	$2.06	$1.88	$1.36	$1.17	$1.22	$1.00
Accumulation unit value at end of period	$2.69	$2.17	$2.46	$2.20	$1.90	$2.06	$1.88	$1.36	$1.17	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	12	12	12	2	3	24	16	1	1	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.13	$1.05	$0.95	$1.02	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.17	$1.04	$1.13	$1.05	$0.95	$1.02	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	71	71	85	150	117	65	6	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.12	$0.96	$1.00	$1.11	$1.20	$1.00	—	—	—
Accumulation unit value at end of period	$1.24	$1.04	$1.12	$0.96	$1.00	$1.11	$1.20	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	26	27	24	33	200	215	18	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.99	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.18	$0.99	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	123	130	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$0.98	$1.01	$0.99	$0.99	$1.01	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.05	$0.98	$1.01	$0.99	$0.99	$1.01	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	137	101	82	82	53	40	27	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.18	$2.28	$1.82	$1.85	$1.79	$1.61	$1.26	$1.08	$1.17	$1.00
Accumulation unit value at end of period	$2.90	$2.18	$2.28	$1.82	$1.85	$1.79	$1.61	$1.26	$1.08	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	19	30	19	24	12	5	—	3	—	20
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.22	$1.33	$1.12	$1.10	$1.13	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.41	$1.22	$1.33	$1.12	$1.10	$1.13	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	121	124	126	155	475	565	72	—	—	—

158	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.70% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
MFS® Utilities Series – Service Class (7/19/2010)
Accumulation unit value at beginning of period	$1.82	$1.84	$1.63	$1.49	$1.78	$1.61	$1.36	$1.22	$1.17	$1.00
Accumulation unit value at end of period	$2.23	$1.82	$1.84	$1.63	$1.49	$1.78	$1.61	$1.36	$1.22	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	80	67	76	91	84	175	109	60	60	23
Morgan Stanley VIF Discovery Portfolio, Class II Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.03	$1.87	$1.37	$1.53	$1.66	$1.65	$1.22	$1.15	$1.26	$1.00
Accumulation unit value at end of period	$2.79	$2.03	$1.87	$1.37	$1.53	$1.66	$1.65	$1.22	$1.15	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	21	21	1	5	15	19	8	6	7	32
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (7/19/2010)
Accumulation unit value at beginning of period	$2.03	$2.20	$1.89	$1.75	$1.80	$1.66	$1.23	$1.13	$1.18	$1.00
Accumulation unit value at end of period	$2.51	$2.03	$2.20	$1.89	$1.75	$1.80	$1.66	$1.23	$1.13	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	1	2	6	3	2	2	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.86	$0.94	$0.90	$0.92	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.98	$0.86	$0.94	$0.90	$0.92	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	24	125	24	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (7/19/2010)
Accumulation unit value at beginning of period	$1.20	$1.29	$1.15	$1.04	$1.16	$1.18	$1.20	$1.06	$1.06	$1.00
Accumulation unit value at end of period	$1.31	$1.20	$1.29	$1.15	$1.04	$1.16	$1.18	$1.20	$1.06	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	7	7	7	4	4	37	58	256	136	35
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.00	$1.07	$0.96	$0.94	$0.96	$0.93	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.14	$1.00	$1.07	$0.96	$0.94	$0.96	$0.93	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	6	6	6	—	—	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$0.98	$1.00	$0.97	$0.97	$0.98	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.04	$0.98	$1.00	$0.97	$0.97	$0.98	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	49	50	34	96	83	122	104	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.93	$0.93	$0.93	$0.92	$0.98	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$0.94	$0.93	$0.93	$0.93	$0.92	$0.98	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	89	122	132	141	142	80	34	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.69	$0.84	$0.76	$0.53	$0.70	$0.76	$1.00	—	—	—
Accumulation unit value at end of period	$0.95	$0.69	$0.84	$0.76	$0.53	$0.70	$0.76	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2	8	1	6	6	6	6	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.63	$1.81	$1.55	$1.49	$1.52	$1.47	$1.24	$1.11	$1.16	$1.00
Accumulation unit value at end of period	$1.94	$1.63	$1.81	$1.55	$1.49	$1.52	$1.47	$1.24	$1.11	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	589	398	398	398	365	260	177	197	178	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.37	$1.69	$1.30	$1.33	$1.38	$1.46	$1.22	$1.02	$1.20	$1.00
Accumulation unit value at end of period	$1.75	$1.37	$1.69	$1.30	$1.33	$1.38	$1.46	$1.22	$1.02	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	33	49	48	65	59	73	53	13	12	27
*Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Variable Portfolio – Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.17	$1.23	$1.16	$1.14	$1.16	$1.14	$1.12	$1.06	$1.05	$1.00
Accumulation unit value at end of period	$1.27	$1.17	$1.23	$1.16	$1.14	$1.16	$1.14	$1.12	$1.06	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	2,225	2,238	3,222	3,879	4,488	4,746	4,786	4,524	4,417	1,365
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.96	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.10	$0.96	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.99	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.15	$0.99	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.08	$1.02	$1.00	$1.03	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$1.13	$1.03	$1.08	$1.02	$1.00	$1.03	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	457	561	746	663	575	117	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.14	$1.05	$1.03	$1.07	$1.04	$1.00	—	—	—
Accumulation unit value at end of period	$1.20	$1.08	$1.14	$1.05	$1.03	$1.07	$1.04	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,584	2,232	2,198	2,459	1,701	207	—	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	159

Variable account charges of 1.70% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.16	$1.28	$1.11	$1.09	$1.14	$1.11	$1.00	—	—	—
Accumulation unit value at end of period	$1.35	$1.16	$1.28	$1.11	$1.09	$1.14	$1.11	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	406	513	561	611	741	256	257	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.19	$1.29	$1.15	$1.13	$1.18	$1.14	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.36	$1.19	$1.29	$1.15	$1.13	$1.18	$1.14	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	5,215	6,924	7,478	7,839	7,105	3,310	1,245	795	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.40	$1.50	$1.35	$1.31	$1.34	$1.30	$1.19	$1.09	$1.10	$1.00
Accumulation unit value at end of period	$1.59	$1.40	$1.50	$1.35	$1.31	$1.34	$1.30	$1.19	$1.09	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	6,666	8,518	10,390	10,137	9,954	8,562	6,420	5,683	4,862	657
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.51	$1.65	$1.44	$1.39	$1.43	$1.38	$1.21	$1.10	$1.13	$1.00
Accumulation unit value at end of period	$1.76	$1.51	$1.65	$1.44	$1.39	$1.43	$1.38	$1.21	$1.10	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	2,739	3,038	3,348	2,682	2,237	1,599	1,060	595	301	—
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.28	$1.35	$1.25	$1.22	$1.25	$1.21	$1.15	$1.08	$1.07	$1.00
Accumulation unit value at end of period	$1.42	$1.28	$1.35	$1.25	$1.22	$1.25	$1.21	$1.15	$1.08	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	3,683	3,996	4,886	7,277	7,268	6,269	3,417	3,282	2,963	1,016
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.06	$1.08	$1.06	$1.06	$1.07	$1.04	$1.08	$1.05	$1.00	$1.00
Accumulation unit value at end of period	$1.13	$1.06	$1.08	$1.06	$1.06	$1.07	$1.04	$1.08	$1.05	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	248	59	53	99	97	80	85	24	21	—
Variable Portfolio – Partners Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.87	$2.07	$1.76	$1.63	$1.65	$1.51	$1.19	$1.10	$1.16	$1.00
Accumulation unit value at end of period	$2.32	$1.87	$2.07	$1.76	$1.63	$1.65	$1.51	$1.19	$1.10	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	16	20	21	21	8	—	9	40	1	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.96	$2.09	$1.80	$1.72	$1.84	$1.88	$1.37	$1.26	$1.29	$1.00
Accumulation unit value at end of period	$2.33	$1.96	$2.09	$1.80	$1.72	$1.84	$1.88	$1.37	$1.26	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	1	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.67	$1.96	$1.87	$1.52	$1.70	$1.70	$1.28	$1.15	$1.23	$1.00
Accumulation unit value at end of period	$1.96	$1.67	$1.96	$1.87	$1.52	$1.70	$1.70	$1.28	$1.15	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	7	7	11	7	10	4	1	—	2	32
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.06	$1.10	$1.00	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.19	$1.06	$1.10	$1.00	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	250	69	35	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.14	$1.20	$1.03	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.34	$1.14	$1.20	$1.03	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	297	349	324	41	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.10	$1.15	$1.02	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.27	$1.10	$1.15	$1.02	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	1,614	659	519	80	—	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.05	$2.25	$1.90	$1.72	$1.80	$1.66	$1.29	$1.14	$1.23	$1.00
Accumulation unit value at end of period	$2.65	$2.05	$2.25	$1.90	$1.72	$1.80	$1.66	$1.29	$1.14	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	47	58	58	89	91	96	96	56	64	32
Wells Fargo VT Small Cap Growth Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.25	$2.26	$1.83	$1.73	$1.81	$1.87	$1.27	$1.20	$1.27	$1.00
Accumulation unit value at end of period	$2.76	$2.25	$2.26	$1.83	$1.73	$1.81	$1.87	$1.27	$1.20	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	24	32	24	23	89	94	92	71	47	32
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.09	$1.02	$0.90	$0.98	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.15	$1.03	$1.09	$1.02	$0.90	$0.98	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	7	8	10	27	29	54	99	—	—	—

160	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.75% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.20	$1.07	$1.05	$1.09	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$1.24	$1.09	$1.20	$1.07	$1.05	$1.09	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
AB VPS Large Cap Growth Portfolio (Class B) (7/19/2010)
Accumulation unit value at beginning of period	$2.80	$2.79	$2.15	$2.14	$1.97	$1.76	$1.31	$1.14	$1.20	$1.00
Accumulation unit value at end of period	$3.70	$2.80	$2.79	$2.15	$2.14	$1.97	$1.76	$1.31	$1.14	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	42	43	5	5	5	5	—	—	—	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.76	$0.96	$0.98	$0.71	$1.16	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$0.90	$0.76	$0.96	$0.98	$0.71	$1.16	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	14	18	30	15	15	34	—	—	—	—
American Century VP Value, Class II (7/19/2010)
Accumulation unit value at beginning of period	$1.96	$2.20	$2.06	$1.74	$1.85	$1.67	$1.29	$1.15	$1.16	$1.00
Accumulation unit value at end of period	$2.45	$1.96	$2.20	$2.06	$1.74	$1.85	$1.67	$1.29	$1.15	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	1	1	—	—	—	—	—	—	—	—
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.16	$1.28	$1.14	$1.12	$1.15	$1.15	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.34	$1.16	$1.28	$1.14	$1.12	$1.15	$1.15	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	34	26	47	100	101	103	114	26	—	—
Columbia Variable Portfolio – Balanced Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$1.81	$1.95	$1.74	$1.66	$1.66	$1.54	$1.29	$1.15	$1.14	$1.00
Accumulation unit value at end of period	$2.18	$1.81	$1.95	$1.74	$1.66	$1.66	$1.54	$1.29	$1.15	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	147	183	206	62	26	26	4	—	—	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.50	$0.59	$0.59	$0.53	$0.71	$0.92	$1.00	—	—	—
Accumulation unit value at end of period	$0.52	$0.50	$0.59	$0.59	$0.53	$0.71	$0.92	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.53	$1.72	$1.44	$1.35	$1.34	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$2.00	$1.53	$1.72	$1.44	$1.35	$1.34	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	9	10	11	11	1	—	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.48	$2.63	$2.16	$2.04	$2.06	$1.82	$1.39	$1.24	$1.20	$1.00
Accumulation unit value at end of period	$3.04	$2.48	$2.63	$2.16	$2.04	$2.06	$1.82	$1.39	$1.24	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	9	9	—	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.77	$0.85	$0.85	$0.89	$0.91	$0.94	$1.00	—	—	—
Accumulation unit value at end of period	$0.77	$0.77	$0.85	$0.85	$0.89	$0.91	$0.94	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.86	$2.01	$1.79	$1.61	$1.68	$1.56	$1.26	$1.12	$1.20	$1.00
Accumulation unit value at end of period	$2.26	$1.86	$2.01	$1.79	$1.61	$1.68	$1.56	$1.26	$1.12	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	2	2	1	1	1	2	10	10	—	—
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.95	$1.04	$0.95	$0.87	$0.90	$0.90	$1.00	—	—	—
Accumulation unit value at end of period	$1.04	$0.95	$1.04	$0.95	$0.87	$0.90	$0.90	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.05	$1.37	$0.95	$0.92	$1.03	$1.07	$1.11	$0.94	$1.21	$1.00
Accumulation unit value at end of period	$1.36	$1.05	$1.37	$0.95	$0.92	$1.03	$1.07	$1.11	$0.94	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	19	23	20	19	11	—	—
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.86	$0.92	$0.89	$0.92	$1.00	$1.01	$1.11	$1.07	$1.04	$1.00
Accumulation unit value at end of period	$0.93	$0.86	$0.92	$0.89	$0.92	$1.00	$1.01	$1.11	$1.07	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.87	$0.88	$0.89	$0.91	$0.92	$0.94	$0.96	$0.97	$0.99	$1.00
Accumulation unit value at end of period	$0.87	$0.87	$0.88	$0.89	$0.91	$0.92	$0.94	$0.96	$0.97	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	4	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.40	$1.49	$1.43	$1.30	$1.34	$1.32	$1.27	$1.12	$1.08	$1.00
Accumulation unit value at end of period	$1.61	$1.40	$1.49	$1.43	$1.30	$1.34	$1.32	$1.27	$1.12	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	—	1	1	1	2	3	3	3	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	161

Variable account charges of 1.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.37	$1.46	$1.39	$1.28	$1.32	$1.29	$1.25	$1.11	$1.07	$1.00
Accumulation unit value at end of period	$1.57	$1.37	$1.46	$1.39	$1.28	$1.32	$1.29	$1.25	$1.11	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	1	1	1	2	10	12	—	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.12	$1.14	$1.12	$1.09	$1.11	$1.07	$1.12	$1.06	$1.01	$1.00
Accumulation unit value at end of period	$1.20	$1.12	$1.14	$1.12	$1.09	$1.11	$1.07	$1.12	$1.06	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	3	3	3	—	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.42	$2.57	$2.05	$2.06	$1.93	$1.72	$1.35	$1.14	$1.20	$1.00
Accumulation unit value at end of period	$3.23	$2.42	$2.57	$2.05	$2.06	$1.93	$1.72	$1.35	$1.14	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	—	1	—	—	—	14	14	—	—
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$2.32	$2.48	$2.08	$1.90	$1.92	$1.72	$1.33	$1.17	$1.17	$1.00
Accumulation unit value at end of period	$2.98	$2.32	$2.48	$2.08	$1.90	$1.92	$1.72	$1.33	$1.17	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	10	10	12	10	18	17	2	—	—	—
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.01	$1.02	$1.02	$0.99	$1.03	$1.05	$1.05	$1.01	$1.01	$1.00
Accumulation unit value at end of period	$1.06	$1.01	$1.02	$1.02	$0.99	$1.03	$1.05	$1.05	$1.01	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	10	—	—	—	—	—	—	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.98	$1.06	$0.97	$0.96	$0.98	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$1.15	$0.98	$1.06	$0.97	$0.96	$0.98	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	8	8	8	7	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.82	$1.95	$1.62	$1.61	$1.56	$1.48	$1.15	$1.05	$1.27	$1.00
Accumulation unit value at end of period	$2.41	$1.82	$1.95	$1.62	$1.61	$1.56	$1.48	$1.15	$1.05	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	27	27	4	—	—	—
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.23	$1.51	$1.21	$1.31	$1.27	$1.42	$1.18	$1.02	$1.19	$1.00
Accumulation unit value at end of period	$1.52	$1.23	$1.51	$1.21	$1.31	$1.27	$1.42	$1.18	$1.02	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.22	$2.58	$2.18	$1.85	$1.99	$1.82	$1.34	$1.16	$1.20	$1.00
Accumulation unit value at end of period	$2.76	$2.22	$2.58	$2.18	$1.85	$1.99	$1.82	$1.34	$1.16	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	—	1	1	23	22	3	—	—	—
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.93	$2.27	$2.04	$1.83	$1.96	$1.78	$1.31	$1.13	$1.26	$1.00
Accumulation unit value at end of period	$2.49	$1.93	$2.27	$2.04	$1.83	$1.96	$1.78	$1.31	$1.13	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	2	2	—	—	—	—	7	—	—	—
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.00	$2.33	$2.12	$1.89	$1.99	$1.92	$1.32	$1.14	$1.27	$1.00
Accumulation unit value at end of period	$2.30	$2.00	$2.33	$2.12	$1.89	$1.99	$1.92	$1.32	$1.14	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	—	—	11	—	—	—	—	—	—	—
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.09	$1.11	$1.07	$1.00	$1.04	$1.02	$1.04	$0.94	$1.00	—
Accumulation unit value at end of period	$1.18	$1.09	$1.11	$1.07	$1.00	$1.04	$1.02	$1.04	$0.94	—
Number of accumulation units outstanding at end of period (000 omitted)	9	—	44	5	9	10	10	10	—	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.83	$2.17	$2.00	$1.73	$1.89	$1.87	$1.41	$1.20	$1.29	$1.00
Accumulation unit value at end of period	$2.21	$1.83	$2.17	$2.00	$1.73	$1.89	$1.87	$1.41	$1.20	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	—	—	24	19	19	19	16	—	—	—
*Columbia Variable Portfolio – U.S. Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.00	$1.00	$0.99	$0.98	$0.99	$0.95	$0.99	$0.99	$1.00	$1.00
Accumulation unit value at end of period	$1.05	$1.00	$1.00	$0.99	$0.98	$0.99	$0.95	$0.99	$0.99	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.07	$1.10	$1.07	$1.06	$1.08	$1.04	$1.08	$1.05	$1.00	$1.00
Accumulation unit value at end of period	$1.15	$1.07	$1.10	$1.07	$1.06	$1.08	$1.04	$1.08	$1.05	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.17	$1.43	$1.19	$1.26	$1.29	$1.41	$1.18	$1.00	$1.17	$1.00
Accumulation unit value at end of period	$1.37	$1.17	$1.43	$1.19	$1.26	$1.29	$1.41	$1.18	$1.00	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—

162	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.86	$0.95	$0.97	$1.09	$1.11	$1.02	$1.00	—	—	—
Accumulation unit value at end of period	$0.85	$0.86	$0.95	$0.97	$1.09	$1.11	$1.02	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.14	$1.16	$1.16	$1.08	$1.12	$1.05	$1.14	$1.09	$1.01	$1.00
Accumulation unit value at end of period	$1.20	$1.14	$1.16	$1.16	$1.08	$1.12	$1.05	$1.14	$1.09	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	1	10	14	18	20	19	2	—	—
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.47	$1.59	$1.53	$1.49	$1.53	$1.37	$1.35	$1.06	$1.19	$1.00
Accumulation unit value at end of period	$1.83	$1.47	$1.59	$1.53	$1.49	$1.53	$1.37	$1.35	$1.06	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	14	8	—	—	—	—	—	—	—	—
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.09	$1.35	$1.10	$1.03	$1.14	$1.25	$1.06	$0.93	$1.18	$1.00
Accumulation unit value at end of period	$1.22	$1.09	$1.35	$1.10	$1.03	$1.14	$1.25	$1.06	$0.93	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	16	16	2	—	—	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.99	$1.20	$0.99	$0.97	$1.03	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$1.13	$0.99	$1.20	$0.99	$0.97	$1.03	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.58	$2.70	$2.07	$2.00	$1.84	$1.67	$1.31	$1.17	$1.21	$1.00
Accumulation unit value at end of period	$3.34	$2.58	$2.70	$2.07	$2.00	$1.84	$1.67	$1.31	$1.17	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.41	$2.48	$1.93	$2.02	$1.94	$1.79	$1.34	$1.20	$1.23	$1.00
Accumulation unit value at end of period	$3.13	$2.41	$2.48	$1.93	$2.02	$1.94	$1.79	$1.34	$1.20	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.05	$2.32	$2.01	$1.80	$1.85	$1.71	$1.29	$1.13	$1.15	$1.00
Accumulation unit value at end of period	$2.61	$2.05	$2.32	$2.01	$1.80	$1.85	$1.71	$1.29	$1.13	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	6	6	5	5	5	5	—	—	—	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.44	$2.42	$1.86	$1.84	$1.76	$1.67	$1.30	$1.18	$1.23	$1.00
Accumulation unit value at end of period	$3.04	$2.44	$2.42	$1.86	$1.84	$1.76	$1.67	$1.30	$1.18	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	11	11	—	—	—	—	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.83	$2.06	$1.81	$1.61	$1.79	$1.67	$1.33	$1.19	$1.17	$1.00
Accumulation unit value at end of period	$2.27	$1.83	$2.06	$1.81	$1.61	$1.79	$1.67	$1.33	$1.19	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	4	4	4	—	—	—	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.00	$1.02	$1.01	$1.00	$1.02	$0.99	$1.03	$1.03	$1.00	$1.00
Accumulation unit value at end of period	$1.07	$1.00	$1.02	$1.01	$1.00	$1.02	$0.99	$1.03	$1.03	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	2	4	4	4	4	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.21	$2.50	$2.21	$1.86	$1.90	$1.72	$1.29	$1.13	$1.23	$1.00
Accumulation unit value at end of period	$2.78	$2.21	$2.50	$2.21	$1.86	$1.90	$1.72	$1.29	$1.13	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.93	$0.93	$0.95	$0.96	$0.97	$0.98	$1.00	$1.00	$1.00	$1.00
Accumulation unit value at end of period	$0.94	$0.93	$0.93	$0.95	$0.96	$0.97	$0.98	$1.00	$1.00	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	19	24	9	9	—	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.01	$2.13	$1.76	$1.74	$1.82	$1.70	$1.35	$1.19	$1.19	$1.00
Accumulation unit value at end of period	$2.81	$2.01	$2.13	$1.76	$1.74	$1.82	$1.70	$1.35	$1.19	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	1	15	17	18	13	20	6	—	—
CTIVP® – William Blair International Leaders Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.23	$1.55	$1.25	$1.32	$1.37	$1.40	$1.20	$1.06	$1.16	$1.00
Accumulation unit value at end of period	$1.53	$1.23	$1.55	$1.25	$1.32	$1.37	$1.40	$1.20	$1.06	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	10	10	—	—	—	—	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.89	$0.99	$0.95	$0.92	$1.00	$0.98	$0.99	$1.00	—	—
Accumulation unit value at end of period	$1.00	$0.89	$0.99	$0.95	$0.92	$1.00	$0.98	$0.99	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	1	1	5	9	10	10	1	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	163

Variable account charges of 1.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.11	$2.30	$1.93	$1.82	$1.85	$1.68	$1.31	$1.15	$1.20	$1.00
Accumulation unit value at end of period	$2.73	$2.11	$2.30	$1.93	$1.82	$1.85	$1.68	$1.31	$1.15	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	7	7	7	19	40	43	25	—	—	—
Fidelity® VIP Mid Cap Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$1.79	$2.14	$1.80	$1.64	$1.70	$1.63	$1.22	$1.08	$1.24	$1.00
Accumulation unit value at end of period	$2.17	$1.79	$2.14	$1.80	$1.64	$1.70	$1.63	$1.22	$1.08	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	8	9	20	29	31	34	9	1	—	—
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.07	$1.02	$0.96	$0.99	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.11	$1.02	$1.07	$1.02	$0.96	$0.99	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	29	40	—	—	—	—
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.13	$1.21	$1.12	$1.00	$1.09	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$1.29	$1.13	$1.21	$1.12	$1.00	$1.09	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	12	13	24	24	10	10	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$1.64	$1.83	$1.72	$1.51	$1.62	$1.53	$1.22	$1.08	$1.12	$1.00
Accumulation unit value at end of period	$1.97	$1.64	$1.83	$1.72	$1.51	$1.62	$1.53	$1.22	$1.08	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	4	8	9	9	—	—	—
Franklin Small Cap Value VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.05	$2.40	$2.20	$1.72	$1.89	$1.91	$1.43	$1.23	$1.30	$1.00
Accumulation unit value at end of period	$2.55	$2.05	$2.40	$2.20	$1.72	$1.89	$1.91	$1.43	$1.23	$1.30
Number of accumulation units outstanding at end of period (000 omitted)	15	19	—	1	2	2	2	—	—	—
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.84	$0.92	$0.89	$0.90	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.89	$0.84	$0.92	$0.89	$0.90	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	10	10	—	—	—	—	—
Invesco Oppenheimer V.I. Global Fund, Series II Shares (7/19/2010)
Accumulation unit value at beginning of period	$1.80	$2.12	$1.58	$1.61	$1.58	$1.58	$1.26	$1.06	$1.18	$1.00
Accumulation unit value at end of period	$2.33	$1.80	$2.12	$1.58	$1.61	$1.58	$1.58	$1.26	$1.06	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	13	1	2	31	32	9	—	—	—
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$0.95	$1.01	$0.97	$0.93	$0.97	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.03	$0.95	$1.01	$0.97	$0.93	$0.97	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.16	$2.45	$2.19	$1.90	$2.05	$1.87	$1.35	$1.17	$1.22	$1.00
Accumulation unit value at end of period	$2.67	$2.16	$2.45	$2.19	$1.90	$2.05	$1.87	$1.35	$1.17	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	18	21	11	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.13	$1.04	$0.95	$1.01	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.17	$1.03	$1.13	$1.04	$0.95	$1.01	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	232	293	337	119	49	51	—	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.04	$1.12	$0.96	$1.00	$1.11	$1.20	$1.00	—	—	—
Accumulation unit value at end of period	$1.24	$1.04	$1.12	$0.96	$1.00	$1.11	$1.20	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	8	8	8	8	8	9	—	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.99	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.18	$0.99	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	22	13	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$0.98	$1.01	$0.99	$0.99	$1.01	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.05	$0.98	$1.01	$0.99	$0.99	$1.01	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	14	—	—	—	—	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.17	$2.27	$1.81	$1.84	$1.78	$1.61	$1.26	$1.08	$1.17	$1.00
Accumulation unit value at end of period	$2.88	$2.17	$2.27	$1.81	$1.84	$1.78	$1.61	$1.26	$1.08	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.22	$1.33	$1.12	$1.10	$1.13	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.41	$1.22	$1.33	$1.12	$1.10	$1.13	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—

164	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
MFS® Utilities Series – Service Class (7/19/2010)
Accumulation unit value at beginning of period	$1.81	$1.83	$1.63	$1.49	$1.78	$1.61	$1.36	$1.22	$1.17	$1.00
Accumulation unit value at end of period	$2.22	$1.81	$1.83	$1.63	$1.49	$1.78	$1.61	$1.36	$1.22	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	8	9	14	21	27	41	14	3	—	—
Morgan Stanley VIF Discovery Portfolio, Class II Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.02	$1.86	$1.37	$1.53	$1.65	$1.65	$1.22	$1.15	$1.26	$1.00
Accumulation unit value at end of period	$2.78	$2.02	$1.86	$1.37	$1.53	$1.65	$1.65	$1.22	$1.15	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	2	3	4	4	—	—	—
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (7/19/2010)
Accumulation unit value at beginning of period	$2.02	$2.19	$1.89	$1.75	$1.79	$1.66	$1.23	$1.13	$1.18	$1.00
Accumulation unit value at end of period	$2.50	$2.02	$2.19	$1.89	$1.75	$1.79	$1.66	$1.23	$1.13	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.86	$0.94	$0.89	$0.92	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.97	$0.86	$0.94	$0.89	$0.92	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	9	9	9	9	9	10	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (7/19/2010)
Accumulation unit value at beginning of period	$1.19	$1.28	$1.15	$1.04	$1.16	$1.18	$1.20	$1.06	$1.06	$1.00
Accumulation unit value at end of period	$1.31	$1.19	$1.28	$1.15	$1.04	$1.16	$1.18	$1.20	$1.06	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	51	60	63	64	64	69	72	2	—	—
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$0.99	$1.07	$0.95	$0.93	$0.95	$0.93	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.14	$0.99	$1.07	$0.95	$0.93	$0.95	$0.93	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2	2	—	—	—	—	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$1.00	$0.97	$0.96	$0.98	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.04	$0.97	$1.00	$0.97	$0.96	$0.98	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	23	—	119	239	239	—	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.93	$0.93	$0.93	$0.92	$0.97	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$0.93	$0.93	$0.93	$0.93	$0.92	$0.97	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	27	30	36	48	48	34	16	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.69	$0.84	$0.76	$0.52	$0.70	$0.76	$1.00	—	—	—
Accumulation unit value at end of period	$0.94	$0.69	$0.84	$0.76	$0.52	$0.70	$0.76	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	11	11	12	14	14	15	2	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.62	$1.80	$1.54	$1.48	$1.52	$1.47	$1.24	$1.11	$1.16	$1.00
Accumulation unit value at end of period	$1.94	$1.62	$1.80	$1.54	$1.48	$1.52	$1.47	$1.24	$1.11	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	234	147	332	371	544	378	426	38	—	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.37	$1.68	$1.30	$1.33	$1.38	$1.46	$1.22	$1.02	$1.20	$1.00
Accumulation unit value at end of period	$1.74	$1.37	$1.68	$1.30	$1.33	$1.38	$1.46	$1.22	$1.02	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	23	19	—	—	—	—	5	5	—	—
*Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Variable Portfolio – Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.17	$1.22	$1.16	$1.14	$1.16	$1.13	$1.12	$1.06	$1.05	$1.00
Accumulation unit value at end of period	$1.27	$1.17	$1.22	$1.16	$1.14	$1.16	$1.13	$1.12	$1.06	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	431	482	497	516	773	789	1,246	1,009	154	139
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.96	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.10	$0.96	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.99	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.15	$0.99	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.07	$1.01	$1.00	$1.03	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$1.13	$1.03	$1.07	$1.01	$1.00	$1.03	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.14	$1.04	$1.03	$1.07	$1.04	$1.00	—	—	—
Accumulation unit value at end of period	$1.20	$1.07	$1.14	$1.04	$1.03	$1.07	$1.04	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	116	29	29	231	214	207	209	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	165

Variable account charges of 1.75% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.16	$1.27	$1.10	$1.09	$1.14	$1.11	$1.00	—	—	—
Accumulation unit value at end of period	$1.34	$1.16	$1.27	$1.10	$1.09	$1.14	$1.11	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	39	40	23	134	136	—	—	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.19	$1.28	$1.14	$1.12	$1.17	$1.14	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.36	$1.19	$1.28	$1.14	$1.12	$1.17	$1.14	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	2,858	3,156	3,367	3,960	4,673	4,877	4,625	3,534	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.39	$1.50	$1.35	$1.31	$1.34	$1.30	$1.19	$1.09	$1.10	$1.00
Accumulation unit value at end of period	$1.59	$1.39	$1.50	$1.35	$1.31	$1.34	$1.30	$1.19	$1.09	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	2,286	2,808	3,261	4,240	4,248	3,958	2,585	1,300	—	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.50	$1.64	$1.44	$1.39	$1.43	$1.38	$1.21	$1.10	$1.13	$1.00
Accumulation unit value at end of period	$1.75	$1.50	$1.64	$1.44	$1.39	$1.43	$1.38	$1.21	$1.10	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	189	194	439	1,515	1,599	1,780	1,730	56	35	32
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.27	$1.35	$1.25	$1.22	$1.24	$1.21	$1.15	$1.07	$1.07	$1.00
Accumulation unit value at end of period	$1.42	$1.27	$1.35	$1.25	$1.22	$1.24	$1.21	$1.15	$1.07	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	1,709	2,091	2,246	2,698	3,025	3,756	5,181	3,281	—	—
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.05	$1.08	$1.06	$1.05	$1.07	$1.03	$1.08	$1.05	$1.00	$1.00
Accumulation unit value at end of period	$1.12	$1.05	$1.08	$1.06	$1.05	$1.07	$1.03	$1.08	$1.05	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	1	1	1	3	3	29	—	—
Variable Portfolio – Partners Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.86	$2.07	$1.75	$1.63	$1.65	$1.50	$1.19	$1.10	$1.16	$1.00
Accumulation unit value at end of period	$2.31	$1.86	$2.07	$1.75	$1.63	$1.65	$1.50	$1.19	$1.10	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.95	$2.08	$1.79	$1.71	$1.84	$1.88	$1.37	$1.26	$1.29	$1.00
Accumulation unit value at end of period	$2.31	$1.95	$2.08	$1.79	$1.71	$1.84	$1.88	$1.37	$1.26	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.66	$1.96	$1.86	$1.51	$1.70	$1.70	$1.28	$1.15	$1.23	$1.00
Accumulation unit value at end of period	$1.95	$1.66	$1.96	$1.86	$1.51	$1.70	$1.70	$1.28	$1.15	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.06	$1.10	$1.00	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.19	$1.06	$1.10	$1.00	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.13	$1.20	$1.03	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.34	$1.13	$1.20	$1.03	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	135	137	157	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.10	$1.15	$1.02	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.27	$1.10	$1.15	$1.02	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	237	245	254	—	—	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.04	$2.24	$1.89	$1.71	$1.80	$1.66	$1.29	$1.14	$1.23	$1.00
Accumulation unit value at end of period	$2.64	$2.04	$2.24	$1.89	$1.71	$1.80	$1.66	$1.29	$1.14	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Wells Fargo VT Small Cap Growth Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.24	$2.25	$1.82	$1.72	$1.80	$1.87	$1.27	$1.20	$1.27	$1.00
Accumulation unit value at end of period	$2.75	$2.24	$2.25	$1.82	$1.72	$1.80	$1.87	$1.27	$1.20	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.09	$1.02	$0.90	$0.98	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.15	$1.02	$1.09	$1.02	$0.90	$0.98	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—

166	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.80% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.20	$1.07	$1.05	$1.08	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$1.24	$1.09	$1.20	$1.07	$1.05	$1.08	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
AB VPS Large Cap Growth Portfolio (Class B) (7/19/2010)
Accumulation unit value at beginning of period	$2.79	$2.78	$2.15	$2.14	$1.96	$1.76	$1.30	$1.14	$1.20	$1.00
Accumulation unit value at end of period	$3.68	$2.79	$2.78	$2.15	$2.14	$1.96	$1.76	$1.30	$1.14	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	10	10	11	10	10	—	—	—	13	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.76	$0.96	$0.98	$0.71	$1.16	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$0.90	$0.76	$0.96	$0.98	$0.71	$1.16	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	48	48	48	48	50	55	—	—	—
American Century VP Value, Class II (7/19/2010)
Accumulation unit value at beginning of period	$1.95	$2.19	$2.05	$1.74	$1.84	$1.66	$1.29	$1.15	$1.16	$1.00
Accumulation unit value at end of period	$2.43	$1.95	$2.19	$2.05	$1.74	$1.84	$1.66	$1.29	$1.15	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	17	17	18	36	36	37	60	6	6	—
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.16	$1.27	$1.14	$1.12	$1.15	$1.15	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.34	$1.16	$1.27	$1.14	$1.12	$1.15	$1.15	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	67	74	88	89	56	44	—	—
Columbia Variable Portfolio – Balanced Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$1.80	$1.95	$1.73	$1.66	$1.66	$1.53	$1.28	$1.14	$1.14	$1.00
Accumulation unit value at end of period	$2.17	$1.80	$1.95	$1.73	$1.66	$1.66	$1.53	$1.28	$1.14	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	21	73	165	229	68	104	152	—	—	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.49	$0.59	$0.59	$0.53	$0.71	$0.92	$1.00	—	—	—
Accumulation unit value at end of period	$0.52	$0.49	$0.59	$0.59	$0.53	$0.71	$0.92	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.53	$1.71	$1.43	$1.35	$1.34	$1.21	$1.00	—	—	—
Accumulation unit value at end of period	$1.99	$1.53	$1.71	$1.43	$1.35	$1.34	$1.21	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	25	25	6	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.47	$2.62	$2.15	$2.03	$2.05	$1.82	$1.39	$1.24	$1.20	$1.00
Accumulation unit value at end of period	$3.02	$2.47	$2.62	$2.15	$2.03	$2.05	$1.82	$1.39	$1.24	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	3	3	3	3	3	3	3	—	—	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.76	$0.85	$0.85	$0.88	$0.91	$0.94	$1.00	—	—	—
Accumulation unit value at end of period	$0.77	$0.76	$0.85	$0.85	$0.88	$0.91	$0.94	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.85	$2.00	$1.79	$1.60	$1.68	$1.56	$1.25	$1.12	$1.20	$1.00
Accumulation unit value at end of period	$2.25	$1.85	$2.00	$1.79	$1.60	$1.68	$1.56	$1.25	$1.12	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	4	20	20	61	48	88	96	28	6	—
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.94	$1.04	$0.95	$0.87	$0.90	$0.90	$1.00	—	—	—
Accumulation unit value at end of period	$1.04	$0.94	$1.04	$0.95	$0.87	$0.90	$0.90	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.05	$1.36	$0.94	$0.92	$1.03	$1.07	$1.11	$0.94	$1.21	$1.00
Accumulation unit value at end of period	$1.35	$1.05	$1.36	$0.94	$0.92	$1.03	$1.07	$1.11	$0.94	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	7	19	64	14	14	15	20	7	4	2
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.85	$0.92	$0.89	$0.92	$0.99	$1.01	$1.11	$1.06	$1.04	$1.00
Accumulation unit value at end of period	$0.93	$0.85	$0.92	$0.89	$0.92	$0.99	$1.01	$1.11	$1.06	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	6	8	8	8	8	62	66	11	7	3
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.87	$0.88	$0.89	$0.91	$0.92	$0.94	$0.96	$0.97	$0.99	$1.00
Accumulation unit value at end of period	$0.87	$0.87	$0.88	$0.89	$0.91	$0.92	$0.94	$0.96	$0.97	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	16	27	3	9	22	42	59	27	8	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.40	$1.48	$1.42	$1.30	$1.34	$1.32	$1.27	$1.11	$1.08	$1.00
Accumulation unit value at end of period	$1.60	$1.40	$1.48	$1.42	$1.30	$1.34	$1.32	$1.27	$1.11	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	16	17	40	17	23	73	72	19	14	3

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	167

Variable account charges of 1.80% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.37	$1.45	$1.39	$1.28	$1.32	$1.29	$1.25	$1.11	$1.07	$1.00
Accumulation unit value at end of period	$1.56	$1.37	$1.45	$1.39	$1.28	$1.32	$1.29	$1.25	$1.11	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	25	25	32	5	5	9	50	—	—	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.12	$1.14	$1.12	$1.09	$1.11	$1.07	$1.12	$1.06	$1.01	$1.00
Accumulation unit value at end of period	$1.20	$1.12	$1.14	$1.12	$1.09	$1.11	$1.07	$1.12	$1.06	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	249	2	13	14	15	58	75	147	26	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.41	$2.56	$2.04	$2.06	$1.93	$1.72	$1.35	$1.14	$1.20	$1.00
Accumulation unit value at end of period	$3.21	$2.41	$2.56	$2.04	$2.06	$1.93	$1.72	$1.35	$1.14	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	3	3	3	3	3	3	3	—	—	—
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (7/19/2010)
Accumulation unit value at beginning of period	$2.31	$2.47	$2.07	$1.89	$1.91	$1.72	$1.33	$1.17	$1.17	$1.00
Accumulation unit value at end of period	$2.97	$2.31	$2.47	$2.07	$1.89	$1.91	$1.72	$1.33	$1.17	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	6	5	5	3	2	1	—	—	—
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.00	$1.02	$1.02	$0.99	$1.03	$1.05	$1.05	$1.01	$1.01	$1.00
Accumulation unit value at end of period	$1.06	$1.00	$1.02	$1.02	$0.99	$1.03	$1.05	$1.05	$1.01	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	29	73	9	5	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.98	$1.06	$0.97	$0.96	$0.98	$0.95	$1.00	—	—	—
Accumulation unit value at end of period	$1.15	$0.98	$1.06	$0.97	$0.96	$0.98	$0.95	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.81	$1.94	$1.61	$1.61	$1.56	$1.48	$1.15	$1.05	$1.27	$1.00
Accumulation unit value at end of period	$2.40	$1.81	$1.94	$1.61	$1.61	$1.56	$1.48	$1.15	$1.05	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.23	$1.50	$1.20	$1.31	$1.27	$1.41	$1.18	$1.02	$1.19	$1.00
Accumulation unit value at end of period	$1.51	$1.23	$1.50	$1.20	$1.31	$1.27	$1.41	$1.18	$1.02	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	1	10	8	7	—	—	25	23	—	—
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.21	$2.57	$2.17	$1.85	$1.98	$1.82	$1.34	$1.16	$1.20	$1.00
Accumulation unit value at end of period	$2.75	$2.21	$2.57	$2.17	$1.85	$1.98	$1.82	$1.34	$1.16	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	—	41	68	68	78	74	59	—	—	—
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.92	$2.27	$2.04	$1.82	$1.95	$1.77	$1.31	$1.13	$1.26	$1.00
Accumulation unit value at end of period	$2.48	$1.92	$2.27	$2.04	$1.82	$1.95	$1.77	$1.31	$1.13	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	—	28	28	50	55	57	60	20	—	—
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.99	$2.32	$2.11	$1.89	$1.99	$1.92	$1.32	$1.14	$1.27	$1.00
Accumulation unit value at end of period	$2.29	$1.99	$2.32	$2.11	$1.89	$1.99	$1.92	$1.32	$1.14	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	—	7	30	32	35	23	15	15	—	—
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/29/2011)
Accumulation unit value at beginning of period	$1.08	$1.11	$1.07	$1.00	$1.03	$1.02	$1.04	$0.94	$1.00	—
Accumulation unit value at end of period	$1.17	$1.08	$1.11	$1.07	$1.00	$1.03	$1.02	$1.04	$0.94	—
Number of accumulation units outstanding at end of period (000 omitted)	17	17	17	18	18	19	23	8	1	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.82	$2.16	$1.99	$1.73	$1.89	$1.86	$1.41	$1.20	$1.29	$1.00
Accumulation unit value at end of period	$2.20	$1.82	$2.16	$1.99	$1.73	$1.89	$1.86	$1.41	$1.20	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	—	23	23	23	43	44	46	18	—	—
*Columbia Variable Portfolio – U.S. Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.00	$1.00	$0.99	$0.98	$0.99	$0.95	$0.99	$0.99	$1.00	$1.00
Accumulation unit value at end of period	$1.04	$1.00	$1.00	$0.99	$0.98	$0.99	$0.95	$0.99	$0.99	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	1	7	8	11	3	3	3	395	31	—
CTIVP® – American Century Diversified Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.07	$1.10	$1.07	$1.05	$1.07	$1.03	$1.08	$1.05	$1.00	$1.00
Accumulation unit value at end of period	$1.15	$1.07	$1.10	$1.07	$1.05	$1.07	$1.03	$1.08	$1.05	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	2	15	24	16	26	3	7	6	—	5
CTIVP® – AQR International Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.17	$1.43	$1.19	$1.26	$1.29	$1.41	$1.18	$1.00	$1.17	$1.00
Accumulation unit value at end of period	$1.36	$1.17	$1.43	$1.19	$1.26	$1.29	$1.41	$1.18	$1.00	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	1	1	—	1	—	—	—	—	—	—

168	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.80% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.85	$0.94	$0.97	$1.09	$1.11	$1.02	$1.00	—	—	—
Accumulation unit value at end of period	$0.84	$0.85	$0.94	$0.97	$1.09	$1.11	$1.02	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	2	—	—	—	—	—	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.13	$1.16	$1.15	$1.08	$1.12	$1.05	$1.13	$1.09	$1.01	$1.00
Accumulation unit value at end of period	$1.20	$1.13	$1.16	$1.15	$1.08	$1.12	$1.05	$1.13	$1.09	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	1	21	37	38	40	21	23	24	18	—
CTIVP® – CenterSquare Real Estate Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.47	$1.59	$1.53	$1.48	$1.53	$1.37	$1.35	$1.06	$1.19	$1.00
Accumulation unit value at end of period	$1.82	$1.47	$1.59	$1.53	$1.48	$1.53	$1.37	$1.35	$1.06	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	1	9	10	7	5	15	35	4	1	—
CTIVP® – DFA International Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.09	$1.34	$1.09	$1.03	$1.13	$1.25	$1.06	$0.93	$1.18	$1.00
Accumulation unit value at end of period	$1.21	$1.09	$1.34	$1.09	$1.03	$1.13	$1.25	$1.06	$0.93	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	1	1	—	1	1	4	—	1	—	3
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.99	$1.20	$0.99	$0.97	$1.02	$1.05	$1.00	—	—	—
Accumulation unit value at end of period	$1.13	$0.99	$1.20	$0.99	$0.97	$1.02	$1.05	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	48	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.57	$2.69	$2.07	$1.99	$1.84	$1.67	$1.31	$1.17	$1.21	$1.00
Accumulation unit value at end of period	$3.32	$2.57	$2.69	$2.07	$1.99	$1.84	$1.67	$1.31	$1.17	$1.21
Number of accumulation units outstanding at end of period (000 omitted)	—	—	1	1	1	2	18	1	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.40	$2.47	$1.93	$2.01	$1.94	$1.79	$1.34	$1.20	$1.23	$1.00
Accumulation unit value at end of period	$3.12	$2.40	$2.47	$1.93	$2.01	$1.94	$1.79	$1.34	$1.20	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	41	45	—	—	—
CTIVP® – MFS® Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.04	$2.31	$2.01	$1.80	$1.85	$1.71	$1.28	$1.13	$1.15	$1.00
Accumulation unit value at end of period	$2.60	$2.04	$2.31	$2.01	$1.80	$1.85	$1.71	$1.28	$1.13	$1.15
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	18	18	23	1	—	—	8
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.43	$2.41	$1.86	$1.83	$1.75	$1.67	$1.30	$1.18	$1.23	$1.00
Accumulation unit value at end of period	$3.03	$2.43	$2.41	$1.86	$1.83	$1.75	$1.67	$1.30	$1.18	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	20	20	21	43	24	5	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.83	$2.05	$1.80	$1.61	$1.79	$1.66	$1.33	$1.19	$1.17	$1.00
Accumulation unit value at end of period	$2.26	$1.83	$2.05	$1.80	$1.61	$1.79	$1.66	$1.33	$1.19	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.00	$1.02	$1.01	$1.00	$1.02	$0.99	$1.03	$1.03	$1.00	$1.00
Accumulation unit value at end of period	$1.07	$1.00	$1.02	$1.01	$1.00	$1.02	$0.99	$1.03	$1.03	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	23	25	27	29	31	33	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.20	$2.50	$2.20	$1.86	$1.89	$1.72	$1.29	$1.13	$1.23	$1.00
Accumulation unit value at end of period	$2.76	$2.20	$2.50	$2.20	$1.86	$1.89	$1.72	$1.29	$1.13	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	20	20	18	—	—	—	—	—	—
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$0.92	$0.93	$0.94	$0.95	$0.97	$0.98	$1.00	$1.00	$1.00	$1.00
Accumulation unit value at end of period	$0.94	$0.92	$0.93	$0.94	$0.95	$0.97	$0.98	$1.00	$1.00	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	11	12	12	12	12	18	23	12	7	3
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$2.01	$2.12	$1.76	$1.73	$1.82	$1.70	$1.35	$1.19	$1.19	$1.00
Accumulation unit value at end of period	$2.79	$2.01	$2.12	$1.76	$1.73	$1.82	$1.70	$1.35	$1.19	$1.19
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	21	50	54	—	4	—
CTIVP® – William Blair International Leaders Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.23	$1.54	$1.24	$1.31	$1.37	$1.40	$1.20	$1.06	$1.16	$1.00
Accumulation unit value at end of period	$1.52	$1.23	$1.54	$1.24	$1.31	$1.37	$1.40	$1.20	$1.06	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	1	1	21	23	27	35	10	10	9	3
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.88	$0.99	$0.94	$0.92	$1.00	$0.98	$0.99	$1.00	—	—
Accumulation unit value at end of period	$0.99	$0.88	$0.99	$0.94	$0.92	$1.00	$0.98	$0.99	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	80	80	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	169

Variable account charges of 1.80% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.11	$2.30	$1.92	$1.82	$1.84	$1.68	$1.31	$1.15	$1.20	$1.00
Accumulation unit value at end of period	$2.71	$2.11	$2.30	$1.92	$1.82	$1.84	$1.68	$1.31	$1.15	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	4	5	22	43	47	63	53	19	—	8
Fidelity® VIP Mid Cap Portfolio Service Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$1.78	$2.13	$1.80	$1.64	$1.69	$1.63	$1.22	$1.08	$1.24	$1.00
Accumulation unit value at end of period	$2.16	$1.78	$2.13	$1.80	$1.64	$1.69	$1.63	$1.22	$1.08	$1.24
Number of accumulation units outstanding at end of period (000 omitted)	—	9	9	29	27	31	49	30	7	4
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.07	$1.01	$0.96	$0.99	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.11	$1.02	$1.07	$1.01	$0.96	$0.99	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	6	25	—	—	—	—
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.13	$1.20	$1.12	$1.00	$1.09	$1.06	$1.00	—	—	—
Accumulation unit value at end of period	$1.29	$1.13	$1.20	$1.12	$1.00	$1.09	$1.06	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	20	40	47	96	25	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$1.63	$1.83	$1.72	$1.50	$1.61	$1.53	$1.22	$1.08	$1.12	$1.00
Accumulation unit value at end of period	$1.96	$1.63	$1.83	$1.72	$1.50	$1.61	$1.53	$1.22	$1.08	$1.12
Number of accumulation units outstanding at end of period (000 omitted)	—	28	28	50	50	109	114	21	—	—
Franklin Small Cap Value VIP Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.04	$2.39	$2.20	$1.72	$1.89	$1.91	$1.43	$1.23	$1.30	$1.00
Accumulation unit value at end of period	$2.53	$2.04	$2.39	$2.20	$1.72	$1.89	$1.91	$1.43	$1.23	$1.30
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	4	3	3	2	—
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.83	$0.91	$0.89	$0.90	$0.96	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.89	$0.83	$0.91	$0.89	$0.90	$0.96	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Invesco Oppenheimer V.I. Global Fund, Series II Shares (7/19/2010)
Accumulation unit value at beginning of period	$1.80	$2.11	$1.58	$1.61	$1.58	$1.58	$1.26	$1.06	$1.18	$1.00
Accumulation unit value at end of period	$2.32	$1.80	$2.11	$1.58	$1.61	$1.58	$1.58	$1.26	$1.06	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	14	29	29	29	29	—	—	1	10	—
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$0.95	$1.01	$0.97	$0.93	$0.97	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.03	$0.95	$1.01	$0.97	$0.93	$0.97	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	134	—	—	—
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.15	$2.44	$2.18	$1.89	$2.05	$1.87	$1.35	$1.17	$1.22	$1.00
Accumulation unit value at end of period	$2.66	$2.15	$2.44	$2.18	$1.89	$2.05	$1.87	$1.35	$1.17	$1.22
Number of accumulation units outstanding at end of period (000 omitted)	—	—	1	1	1	2	17	3	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.13	$1.04	$0.95	$1.01	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.16	$1.03	$1.13	$1.04	$0.95	$1.01	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	26	26	26	26	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.11	$0.96	$1.00	$1.11	$1.19	$1.00	—	—	—
Accumulation unit value at end of period	$1.24	$1.03	$1.11	$0.96	$1.00	$1.11	$1.19	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	70	78	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.98	$1.00	—	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.18	$0.98	—	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	6	6	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$1.01	$0.99	$0.99	$1.00	$0.98	$1.00	—	—	—
Accumulation unit value at end of period	$1.05	$0.97	$1.01	$0.99	$0.99	$1.00	$0.98	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	30	26	35	42	47	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.16	$2.26	$1.81	$1.84	$1.78	$1.61	$1.26	$1.08	$1.17	$1.00
Accumulation unit value at end of period	$2.87	$2.16	$2.26	$1.81	$1.84	$1.78	$1.61	$1.26	$1.08	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	4	4	5	4	4	4	4	—	—	—
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.21	$1.32	$1.12	$1.10	$1.13	$1.12	$1.00	—	—	—
Accumulation unit value at end of period	$1.40	$1.21	$1.32	$1.12	$1.10	$1.13	$1.12	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	38	39	50	49	—	—	—	—

170	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.80% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
MFS® Utilities Series – Service Class (7/19/2010)
Accumulation unit value at beginning of period	$1.81	$1.82	$1.62	$1.48	$1.77	$1.61	$1.36	$1.22	$1.17	$1.00
Accumulation unit value at end of period	$2.21	$1.81	$1.82	$1.62	$1.48	$1.77	$1.61	$1.36	$1.22	$1.17
Number of accumulation units outstanding at end of period (000 omitted)	—	2	33	46	49	43	38	19	—	—
Morgan Stanley VIF Discovery Portfolio, Class II Shares (7/19/2010)
Accumulation unit value at beginning of period	$2.01	$1.86	$1.36	$1.52	$1.65	$1.65	$1.22	$1.15	$1.26	$1.00
Accumulation unit value at end of period	$2.77	$2.01	$1.86	$1.36	$1.52	$1.65	$1.65	$1.22	$1.15	$1.26
Number of accumulation units outstanding at end of period (000 omitted)	—	—	38	42	50	27	1	—	—	—
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (7/19/2010)
Accumulation unit value at beginning of period	$2.01	$2.18	$1.88	$1.74	$1.79	$1.65	$1.22	$1.13	$1.18	$1.00
Accumulation unit value at end of period	$2.48	$2.01	$2.18	$1.88	$1.74	$1.79	$1.65	$1.22	$1.13	$1.18
Number of accumulation units outstanding at end of period (000 omitted)	—	—	15	15	19	23	—	—	—	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.86	$0.94	$0.89	$0.92	$0.98	$1.00	—	—	—	—
Accumulation unit value at end of period	$0.97	$0.86	$0.94	$0.89	$0.92	$0.98	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	11	12	13	14	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (7/19/2010)
Accumulation unit value at beginning of period	$1.19	$1.28	$1.15	$1.03	$1.16	$1.17	$1.19	$1.06	$1.06	$1.00
Accumulation unit value at end of period	$1.30	$1.19	$1.28	$1.15	$1.03	$1.16	$1.17	$1.19	$1.06	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	16	—	5	5	—	133	—	—
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$0.99	$1.07	$0.95	$0.93	$0.95	$0.93	$1.03	$1.00	—	—
Accumulation unit value at end of period	$1.14	$0.99	$1.07	$0.95	$0.93	$0.95	$0.93	$1.03	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$1.00	$0.97	$0.96	$0.98	$0.96	$1.00	—	—	—
Accumulation unit value at end of period	$1.04	$0.97	$1.00	$0.97	$0.96	$0.98	$0.96	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.93	$0.93	$0.93	$0.92	$0.97	$0.97	$1.00	—	—	—
Accumulation unit value at end of period	$0.93	$0.93	$0.93	$0.93	$0.92	$0.97	$0.97	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	33	30	37	40	—	—	—	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.69	$0.83	$0.76	$0.52	$0.70	$0.76	$1.00	—	—	—
Accumulation unit value at end of period	$0.94	$0.69	$0.83	$0.76	$0.52	$0.70	$0.76	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	5	5	2	—	—	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.61	$1.80	$1.54	$1.48	$1.52	$1.46	$1.23	$1.11	$1.16	$1.00
Accumulation unit value at end of period	$1.93	$1.61	$1.80	$1.54	$1.48	$1.52	$1.46	$1.23	$1.11	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	57	81	82	9	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)* (7/19/2010)
Accumulation unit value at beginning of period	$1.36	$1.68	$1.29	$1.33	$1.37	$1.46	$1.22	$1.02	$1.20	$1.00
Accumulation unit value at end of period	$1.73	$1.36	$1.68	$1.29	$1.33	$1.37	$1.46	$1.22	$1.02	$1.20
Number of accumulation units outstanding at end of period (000 omitted)	9	9	10	—	—	77	92	21	—	—
*Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Variable Portfolio – Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.16	$1.22	$1.15	$1.14	$1.16	$1.13	$1.12	$1.06	$1.05	$1.00
Accumulation unit value at end of period	$1.26	$1.16	$1.22	$1.15	$1.14	$1.16	$1.13	$1.12	$1.06	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	757	1,033	1,112	1,670	1,748	1,743	1,789	1,213	494	116
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.96	$1.03	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.09	$0.96	$1.03	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	15	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.99	$1.04	$1.00	—	—	—	—	—	—	—
Accumulation unit value at end of period	$1.15	$0.99	$1.04	—	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.07	$1.01	$1.00	$1.03	$1.00	$1.00	—	—	—
Accumulation unit value at end of period	$1.13	$1.03	$1.07	$1.01	$1.00	$1.03	$1.00	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.14	$1.04	$1.03	$1.07	$1.04	$1.00	—	—	—
Accumulation unit value at end of period	$1.20	$1.07	$1.14	$1.04	$1.03	$1.07	$1.04	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	221	16	26	26	—	—	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	171

Variable account charges of 1.80% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012	2011	2010
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$1.27	$1.10	$1.09	$1.14	$1.11	$1.00	—	—	—
Accumulation unit value at end of period	$1.34	$1.15	$1.27	$1.10	$1.09	$1.14	$1.11	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.18	$1.28	$1.14	$1.12	$1.17	$1.14	$1.02	$1.00	—	—
Accumulation unit value at end of period	$1.35	$1.18	$1.28	$1.14	$1.12	$1.17	$1.14	$1.02	—	—
Number of accumulation units outstanding at end of period (000 omitted)	203	9	9	79	102	63	66	10	—	—
Variable Portfolio – Moderate Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.38	$1.49	$1.34	$1.31	$1.34	$1.30	$1.18	$1.09	$1.10	$1.00
Accumulation unit value at end of period	$1.58	$1.38	$1.49	$1.34	$1.31	$1.34	$1.30	$1.18	$1.09	$1.10
Number of accumulation units outstanding at end of period (000 omitted)	942	1,194	736	721	1,582	1,703	1,885	1,235	430	163
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.49	$1.64	$1.43	$1.39	$1.42	$1.38	$1.21	$1.10	$1.13	$1.00
Accumulation unit value at end of period	$1.74	$1.49	$1.64	$1.43	$1.39	$1.42	$1.38	$1.21	$1.10	$1.13
Number of accumulation units outstanding at end of period (000 omitted)	318	347	389	423	423	629	698	572	177	102
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.26	$1.34	$1.24	$1.22	$1.24	$1.21	$1.15	$1.07	$1.07	$1.00
Accumulation unit value at end of period	$1.41	$1.26	$1.34	$1.24	$1.22	$1.24	$1.21	$1.15	$1.07	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	539	567	1,655	1,603	1,639	1,671	2,005	1,751	745	198
Variable Portfolio – Partners Core Bond Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.05	$1.07	$1.06	$1.05	$1.07	$1.03	$1.08	$1.05	$1.00	$1.00
Accumulation unit value at end of period	$1.12	$1.05	$1.07	$1.06	$1.05	$1.07	$1.03	$1.08	$1.05	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	2	2	2	3	9	62	22	21	5
Variable Portfolio – Partners Core Equity Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.86	$2.06	$1.74	$1.62	$1.65	$1.50	$1.19	$1.10	$1.16	$1.00
Accumulation unit value at end of period	$2.30	$1.86	$2.06	$1.74	$1.62	$1.65	$1.50	$1.19	$1.10	$1.16
Number of accumulation units outstanding at end of period (000 omitted)	7	31	31	31	31	43	47	—	—	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.94	$2.08	$1.78	$1.71	$1.84	$1.88	$1.37	$1.25	$1.29	$1.00
Accumulation unit value at end of period	$2.30	$1.94	$2.08	$1.78	$1.71	$1.84	$1.88	$1.37	$1.25	$1.29
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	13	13	—	—	2
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (7/19/2010)
Accumulation unit value at beginning of period	$1.65	$1.95	$1.86	$1.51	$1.70	$1.69	$1.28	$1.15	$1.23	$1.00
Accumulation unit value at end of period	$1.94	$1.65	$1.95	$1.86	$1.51	$1.70	$1.69	$1.28	$1.15	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	4	4	4	2
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.06	$1.10	$1.00	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.19	$1.06	$1.10	$1.00	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	19	19	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.13	$1.20	$1.03	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.34	$1.13	$1.20	$1.03	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	53	44	47	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.09	$1.15	$1.02	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.26	$1.09	$1.15	$1.02	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	13	18	18	—	—	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.03	$2.23	$1.88	$1.71	$1.80	$1.66	$1.29	$1.14	$1.23	$1.00
Accumulation unit value at end of period	$2.62	$2.03	$2.23	$1.88	$1.71	$1.80	$1.66	$1.29	$1.14	$1.23
Number of accumulation units outstanding at end of period (000 omitted)	—	—	1	—	—	2	24	6	6	—
Wells Fargo VT Small Cap Growth Fund – Class 2 (7/19/2010)
Accumulation unit value at beginning of period	$2.23	$2.24	$1.82	$1.72	$1.80	$1.87	$1.27	$1.19	$1.27	$1.00
Accumulation unit value at end of period	$2.74	$2.23	$2.24	$1.82	$1.72	$1.80	$1.87	$1.27	$1.19	$1.27
Number of accumulation units outstanding at end of period (000 omitted)	—	24	25	24	24	26	40	15	1	—
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.09	$1.02	$0.90	$0.98	$1.01	$1.00	—	—	—
Accumulation unit value at end of period	$1.14	$1.02	$1.09	$1.02	$0.90	$0.98	$1.01	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—	—	—

172	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.85% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.09	$1.20	$1.07	$1.05	$1.08	$1.06	$1.00	—
Accumulation unit value at end of period	$1.23	$1.09	$1.20	$1.07	$1.05	$1.08	$1.06	—
Number of accumulation units outstanding at end of period (000 omitted)	120	123	126	104	104	28	—	—
AB VPS Large Cap Growth Portfolio (Class B) (4/30/2012)
Accumulation unit value at beginning of period	$2.10	$2.09	$1.62	$1.61	$1.48	$1.32	$0.98	$1.00
Accumulation unit value at end of period	$2.77	$2.10	$2.09	$1.62	$1.61	$1.48	$1.32	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	2	2	2	—	—	—	—	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.76	$0.95	$0.98	$0.71	$1.16	$1.06	$1.00	—
Accumulation unit value at end of period	$0.90	$0.76	$0.95	$0.98	$0.71	$1.16	$1.06	—
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	1	1	2	—
American Century VP Value, Class II (4/30/2012)
Accumulation unit value at beginning of period	$1.57	$1.76	$1.65	$1.40	$1.48	$1.34	$1.04	$1.00
Accumulation unit value at end of period	$1.95	$1.57	$1.76	$1.65	$1.40	$1.48	$1.34	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	58	59	60	44	44	21	—	—
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.15	$1.27	$1.14	$1.12	$1.15	$1.15	$1.02	$1.00
Accumulation unit value at end of period	$1.33	$1.15	$1.27	$1.14	$1.12	$1.15	$1.15	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	96	113	116	120	145	56	—	—
Columbia Variable Portfolio – Balanced Fund (Class 3) (4/30/2012)
Accumulation unit value at beginning of period	$1.44	$1.56	$1.39	$1.33	$1.33	$1.23	$1.03	$1.00
Accumulation unit value at end of period	$1.74	$1.44	$1.56	$1.39	$1.33	$1.33	$1.23	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	303	372	341	268	78	45	—	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.49	$0.58	$0.59	$0.53	$0.71	$0.92	$1.00	—
Accumulation unit value at end of period	$0.52	$0.49	$0.58	$0.59	$0.53	$0.71	$0.92	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.52	$1.71	$1.43	$1.35	$1.33	$1.20	$1.00	—
Accumulation unit value at end of period	$1.99	$1.52	$1.71	$1.43	$1.35	$1.33	$1.20	—
Number of accumulation units outstanding at end of period (000 omitted)	—	21	53	55	29	31	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.75	$1.86	$1.53	$1.44	$1.46	$1.29	$0.99	$1.00
Accumulation unit value at end of period	$2.14	$1.75	$1.86	$1.53	$1.44	$1.46	$1.29	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	29	—	5	5	5	3	2	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.76	$0.85	$0.84	$0.88	$0.91	$0.94	$1.00	—
Accumulation unit value at end of period	$0.76	$0.76	$0.85	$0.84	$0.88	$0.91	$0.94	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.49	$1.61	$1.44	$1.29	$1.36	$1.26	$1.01	$1.00
Accumulation unit value at end of period	$1.81	$1.49	$1.61	$1.44	$1.29	$1.36	$1.26	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	15	15	15	27	175	179	72	—
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.94	$1.04	$0.94	$0.87	$0.89	$0.90	$1.00	—
Accumulation unit value at end of period	$1.04	$0.94	$1.04	$0.94	$0.87	$0.89	$0.90	—
Number of accumulation units outstanding at end of period (000 omitted)	17	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.99	$1.29	$0.89	$0.87	$0.97	$1.01	$1.05	$1.00
Accumulation unit value at end of period	$1.28	$0.99	$1.29	$0.89	$0.87	$0.97	$1.01	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	29	29	22	—	—	13	—	—
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.80	$0.86	$0.83	$0.85	$0.93	$0.94	$1.04	$1.00
Accumulation unit value at end of period	$0.87	$0.80	$0.86	$0.83	$0.85	$0.93	$0.94	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.90	$0.90	$0.92	$0.93	$0.95	$0.97	$0.99	$1.00
Accumulation unit value at end of period	$0.89	$0.90	$0.90	$0.92	$0.93	$0.95	$0.97	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.20	$1.27	$1.22	$1.11	$1.15	$1.13	$1.09	$1.00
Accumulation unit value at end of period	$1.37	$1.20	$1.27	$1.22	$1.11	$1.15	$1.13	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	4	11	29	1	73	78	78	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	173

Variable account charges of 1.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.18	$1.25	$1.20	$1.10	$1.14	$1.12	$1.09	$1.00
Accumulation unit value at end of period	$1.35	$1.18	$1.25	$1.20	$1.10	$1.14	$1.12	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	—	13	13	26	93	97	107	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.04	$1.05	$1.04	$1.01	$1.03	$1.00	$1.04	$1.00
Accumulation unit value at end of period	$1.11	$1.04	$1.05	$1.04	$1.01	$1.03	$1.00	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	9	21	49	—	—	—	—	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.80	$1.92	$1.53	$1.54	$1.44	$1.29	$1.01	$1.00
Accumulation unit value at end of period	$2.40	$1.80	$1.92	$1.53	$1.54	$1.44	$1.29	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	14	14	—	—	—	—	—	—
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (4/30/2012)
Accumulation unit value at beginning of period	$1.77	$1.89	$1.59	$1.45	$1.47	$1.32	$1.02	$1.00
Accumulation unit value at end of period	$2.27	$1.77	$1.89	$1.59	$1.45	$1.47	$1.32	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	27	47	93	57	57	57	41	—
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.97	$0.99	$0.99	$0.96	$1.00	$1.02	$1.02	$1.00
Accumulation unit value at end of period	$1.02	$0.97	$0.99	$0.99	$0.96	$1.00	$1.02	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	76	77	47	43	43	24	—	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.98	$1.05	$0.97	$0.96	$0.98	$0.95	$1.00	—
Accumulation unit value at end of period	$1.15	$0.98	$1.05	$0.97	$0.96	$0.98	$0.95	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.50	$1.61	$1.33	$1.33	$1.29	$1.22	$0.95	$1.00
Accumulation unit value at end of period	$1.98	$1.50	$1.61	$1.33	$1.33	$1.29	$1.22	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	2	12	5	5	21	2	—
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.10	$1.35	$1.08	$1.17	$1.14	$1.27	$1.06	$1.00
Accumulation unit value at end of period	$1.35	$1.10	$1.35	$1.08	$1.17	$1.14	$1.27	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	6	3	8	8	6	16	2	—
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.68	$1.95	$1.65	$1.40	$1.51	$1.38	$1.02	$1.00
Accumulation unit value at end of period	$2.08	$1.68	$1.95	$1.65	$1.40	$1.51	$1.38	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.52	$1.79	$1.61	$1.44	$1.54	$1.40	$1.04	$1.00
Accumulation unit value at end of period	$1.95	$1.52	$1.79	$1.61	$1.44	$1.54	$1.40	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	30	32	34	—
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.53	$1.79	$1.62	$1.45	$1.53	$1.48	$1.01	$1.00
Accumulation unit value at end of period	$1.76	$1.53	$1.79	$1.62	$1.45	$1.53	$1.48	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	2	2	6	5	5	3	2	—
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.11	$1.14	$1.10	$1.02	$1.06	$1.05	$1.07	$1.00
Accumulation unit value at end of period	$1.20	$1.11	$1.14	$1.10	$1.02	$1.06	$1.05	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	34	17	—	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2)* (4/30/2012)
Accumulation unit value at beginning of period	$1.32	$1.56	$1.44	$1.25	$1.37	$1.35	$1.02	$1.00
Accumulation unit value at end of period	$1.59	$1.32	$1.56	$1.44	$1.25	$1.37	$1.35	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
*Columbia Variable Portfolio – U.S. Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.00	$1.00	$0.99	$0.99	$0.99	$0.96	$1.00	$1.00
Accumulation unit value at end of period	$1.05	$1.00	$1.00	$0.99	$0.99	$0.99	$0.96	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	27	31	30	12	12	12	—	—
CTIVP® – American Century Diversified Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.01	$1.04	$1.01	$1.00	$1.02	$0.98	$1.02	$1.00
Accumulation unit value at end of period	$1.08	$1.01	$1.04	$1.01	$1.00	$1.02	$0.98	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – AQR International Core Equity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.08	$1.32	$1.10	$1.16	$1.19	$1.30	$1.09	$1.00
Accumulation unit value at end of period	$1.25	$1.08	$1.32	$1.10	$1.16	$1.19	$1.30	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—

174	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.85	$0.94	$0.97	$1.08	$1.10	$1.02	$1.00	—
Accumulation unit value at end of period	$0.84	$0.85	$0.94	$0.97	$1.08	$1.10	$1.02	—
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	18	9	9	2	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.03	$1.06	$1.05	$0.99	$1.03	$0.96	$1.04	$1.00
Accumulation unit value at end of period	$1.09	$1.03	$1.06	$1.05	$0.99	$1.03	$0.96	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	25	25	25	—	—	—	—	—
CTIVP® – CenterSquare Real Estate Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.23	$1.33	$1.28	$1.25	$1.29	$1.15	$1.14	$1.00
Accumulation unit value at end of period	$1.53	$1.23	$1.33	$1.28	$1.25	$1.29	$1.15	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	3	2	2	1	—	—	—	—
CTIVP® – DFA International Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.08	$1.34	$1.09	$1.03	$1.13	$1.25	$1.06	$1.00
Accumulation unit value at end of period	$1.20	$1.08	$1.34	$1.09	$1.03	$1.13	$1.25	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	51	60	79	17	17	17	—	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.98	$1.20	$0.99	$0.97	$1.02	$1.04	$1.00	—
Accumulation unit value at end of period	$1.13	$0.98	$1.20	$0.99	$0.97	$1.02	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.90	$1.99	$1.53	$1.47	$1.36	$1.23	$0.97	$1.00
Accumulation unit value at end of period	$2.45	$1.90	$1.99	$1.53	$1.47	$1.36	$1.23	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	13	13	13	—	—	—	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.69	$1.75	$1.36	$1.42	$1.37	$1.27	$0.95	$1.00
Accumulation unit value at end of period	$2.20	$1.69	$1.75	$1.36	$1.42	$1.37	$1.27	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – MFS® Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.63	$1.85	$1.60	$1.44	$1.48	$1.37	$1.03	$1.00
Accumulation unit value at end of period	$2.07	$1.63	$1.85	$1.60	$1.44	$1.48	$1.37	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	45	86	266	49	78	81	30	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.77	$1.76	$1.35	$1.34	$1.28	$1.22	$0.95	$1.00
Accumulation unit value at end of period	$2.20	$1.77	$1.76	$1.35	$1.34	$1.28	$1.22	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.43	$1.61	$1.42	$1.27	$1.41	$1.31	$1.04	$1.00
Accumulation unit value at end of period	$1.77	$1.43	$1.61	$1.42	$1.27	$1.41	$1.31	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	15	17	46	47	31	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.96	$0.98	$0.97	$0.97	$0.99	$0.96	$1.00	$1.00
Accumulation unit value at end of period	$1.03	$0.96	$0.98	$0.97	$0.97	$0.99	$0.96	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.76	$2.00	$1.76	$1.49	$1.52	$1.38	$1.04	$1.00
Accumulation unit value at end of period	$2.21	$1.76	$2.00	$1.76	$1.49	$1.52	$1.38	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	2	2	1	1	—	—	—	—
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.91	$0.92	$0.94	$0.95	$0.96	$0.97	$1.00	$1.00
Accumulation unit value at end of period	$0.93	$0.91	$0.92	$0.94	$0.95	$0.96	$0.97	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	27	25	24	25	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.49	$1.57	$1.30	$1.28	$1.35	$1.26	$1.01	$1.00
Accumulation unit value at end of period	$2.07	$1.49	$1.57	$1.30	$1.28	$1.35	$1.26	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	14	14	14	14	14	14	—	—
CTIVP® – William Blair International Leaders Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.08	$1.36	$1.09	$1.15	$1.21	$1.23	$1.05	$1.00
Accumulation unit value at end of period	$1.34	$1.08	$1.36	$1.09	$1.15	$1.21	$1.23	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	42	42	34	34	18	18	—	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.88	$0.99	$0.94	$0.91	$1.00	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.99	$0.88	$0.99	$0.94	$0.91	$1.00	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	3	3	16	16	16	16	3	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	175

Variable account charges of 1.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.63	$1.78	$1.49	$1.41	$1.43	$1.30	$1.01	$1.00
Accumulation unit value at end of period	$2.10	$1.63	$1.78	$1.49	$1.41	$1.43	$1.30	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	44	44	44	51	55	51	6	—
Fidelity® VIP Mid Cap Portfolio Service Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.47	$1.75	$1.48	$1.35	$1.40	$1.34	$1.00	$1.00
Accumulation unit value at end of period	$1.77	$1.47	$1.75	$1.48	$1.35	$1.40	$1.34	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	28	40	89	36	36	52	—	—
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.07	$1.01	$0.95	$0.99	$0.98	$1.00	—
Accumulation unit value at end of period	$1.11	$1.02	$1.07	$1.01	$0.95	$0.99	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	37	44	66	37	42	24	—	—
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.13	$1.20	$1.12	$1.00	$1.09	$1.06	$1.00	—
Accumulation unit value at end of period	$1.29	$1.13	$1.20	$1.12	$1.00	$1.09	$1.06	—
Number of accumulation units outstanding at end of period (000 omitted)	81	81	111	111	99	83	15	—
Franklin Mutual Shares VIP Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.40	$1.57	$1.47	$1.29	$1.38	$1.32	$1.05	$1.00
Accumulation unit value at end of period	$1.68	$1.40	$1.57	$1.47	$1.29	$1.38	$1.32	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	2	3	19	16	17	33	—	—
Franklin Small Cap Value VIP Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.52	$1.78	$1.63	$1.28	$1.41	$1.43	$1.07	$1.00
Accumulation unit value at end of period	$1.88	$1.52	$1.78	$1.63	$1.28	$1.41	$1.43	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	2	6	—	—	—	—	—
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.83	$0.91	$0.88	$0.90	$0.96	$1.00	—	—
Accumulation unit value at end of period	$0.89	$0.83	$0.91	$0.88	$0.90	$0.96	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	27	27	25	25	—	—
Invesco Oppenheimer V.I. Global Fund, Series II Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.52	$1.79	$1.34	$1.37	$1.34	$1.34	$1.08	$1.00
Accumulation unit value at end of period	$1.97	$1.52	$1.79	$1.34	$1.37	$1.34	$1.34	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$0.94	$1.01	$0.97	$0.93	$0.97	$0.96	$1.00	—
Accumulation unit value at end of period	$1.02	$0.94	$1.01	$0.97	$0.93	$0.97	$0.96	—
Number of accumulation units outstanding at end of period (000 omitted)	28	28	28	26	26	19	—	—
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.62	$1.85	$1.65	$1.43	$1.55	$1.42	$1.03	$1.00
Accumulation unit value at end of period	$2.01	$1.62	$1.85	$1.65	$1.43	$1.55	$1.42	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	1	1	1	1	3	3	4	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.12	$1.04	$0.95	$1.01	$0.98	$1.00	—
Accumulation unit value at end of period	$1.16	$1.03	$1.12	$1.04	$0.95	$1.01	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	11	54	54	54	43	19	107	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.11	$0.96	$1.00	$1.11	$1.19	$1.00	—
Accumulation unit value at end of period	$1.23	$1.03	$1.11	$0.96	$1.00	$1.11	$1.19	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	101	148	57	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.98	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.18	$0.98	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	108	10	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$1.00	$0.99	$0.98	$1.00	$0.98	$1.00	—
Accumulation unit value at end of period	$1.04	$0.97	$1.00	$0.99	$0.98	$1.00	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	2	2	2	13	12	12	1	—
Janus Henderson VIT Research Portfolio: Service Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.72	$1.80	$1.44	$1.46	$1.42	$1.28	$1.00	$1.00
Accumulation unit value at end of period	$2.28	$1.72	$1.80	$1.44	$1.46	$1.42	$1.28	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	3	4	3	—	—	11	—	—
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.21	$1.32	$1.11	$1.10	$1.12	$1.12	$1.00	—
Accumulation unit value at end of period	$1.40	$1.21	$1.32	$1.11	$1.10	$1.12	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	23	45	22	22	22	—	—	—

176	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
MFS® Utilities Series – Service Class (4/30/2012)
Accumulation unit value at beginning of period	$1.41	$1.43	$1.27	$1.16	$1.39	$1.26	$1.07	$1.00
Accumulation unit value at end of period	$1.73	$1.41	$1.43	$1.27	$1.16	$1.39	$1.26	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	25	37	100	49	102	116	6	—
Morgan Stanley VIF Discovery Portfolio, Class II Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.52	$1.40	$1.03	$1.15	$1.25	$1.25	$0.92	$1.00
Accumulation unit value at end of period	$2.09	$1.52	$1.40	$1.03	$1.15	$1.25	$1.25	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (4/30/2012)
Accumulation unit value at beginning of period	$1.64	$1.78	$1.53	$1.42	$1.46	$1.35	$1.00	$1.00
Accumulation unit value at end of period	$2.02	$1.64	$1.78	$1.53	$1.42	$1.46	$1.35	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.85	$0.93	$0.89	$0.91	$0.98	$1.00	—	—
Accumulation unit value at end of period	$0.97	$0.85	$0.93	$0.89	$0.91	$0.98	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.06	$1.14	$1.03	$0.93	$1.04	$1.05	$1.07	$1.00
Accumulation unit value at end of period	$1.16	$1.06	$1.14	$1.03	$0.93	$1.04	$1.05	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$0.99	$1.06	$0.95	$0.93	$0.95	$0.93	$1.03	$1.00
Accumulation unit value at end of period	$1.13	$0.99	$1.06	$0.95	$0.93	$0.95	$0.93	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$1.00	$0.97	$0.96	$0.98	$0.95	$1.00	—
Accumulation unit value at end of period	$1.03	$0.97	$1.00	$0.97	$0.96	$0.98	$0.95	—
Number of accumulation units outstanding at end of period (000 omitted)	100	92	79	77	77	71	52	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.92	$0.92	$0.92	$0.91	$0.97	$0.97	$1.00	—
Accumulation unit value at end of period	$0.93	$0.92	$0.92	$0.92	$0.91	$0.97	$0.97	—
Number of accumulation units outstanding at end of period (000 omitted)	19	—	13	13	22	23	8	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.69	$0.83	$0.76	$0.52	$0.70	$0.76	$1.00	—
Accumulation unit value at end of period	$0.94	$0.69	$0.83	$0.76	$0.52	$0.70	$0.76	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.33	$1.48	$1.27	$1.22	$1.25	$1.21	$1.02	$1.00
Accumulation unit value at end of period	$1.59	$1.33	$1.48	$1.27	$1.22	$1.25	$1.21	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	214	214	248	214	214	214	214	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)* (4/30/2012)
Accumulation unit value at beginning of period	$1.18	$1.46	$1.13	$1.16	$1.20	$1.27	$1.06	$1.00
Accumulation unit value at end of period	$1.50	$1.18	$1.46	$1.13	$1.16	$1.20	$1.27	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	20	20	20	9	9	9	—	—
*Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Variable Portfolio – Conservative Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.06	$1.11	$1.06	$1.04	$1.06	$1.04	$1.02	$1.00
Accumulation unit value at end of period	$1.15	$1.06	$1.11	$1.06	$1.04	$1.06	$1.04	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	298	336	377	450	382	429	348	—
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.96	$1.03	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$1.09	$0.96	$1.03	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.99	$1.04	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$1.14	$0.99	$1.04	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.07	$1.01	$1.00	$1.03	$1.00	$1.00	—
Accumulation unit value at end of period	$1.12	$1.02	$1.07	$1.01	$1.00	$1.03	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	1,526	1,658	2,126	2,089	1,710	883	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.07	$1.13	$1.04	$1.03	$1.07	$1.04	$1.00	—
Accumulation unit value at end of period	$1.19	$1.07	$1.13	$1.04	$1.03	$1.07	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	352	385	401	579	664	388	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	177

Variable account charges of 1.85% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$1.27	$1.10	$1.08	$1.14	$1.11	$1.00	—
Accumulation unit value at end of period	$1.33	$1.15	$1.27	$1.10	$1.08	$1.14	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	79	79	81	81	269	82	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.18	$1.28	$1.14	$1.12	$1.17	$1.14	$1.01	$1.00
Accumulation unit value at end of period	$1.35	$1.18	$1.28	$1.14	$1.12	$1.17	$1.14	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	343	360	385	518	602	568	127	85
Variable Portfolio – Moderate Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.20	$1.29	$1.16	$1.13	$1.16	$1.12	$1.03	$1.00
Accumulation unit value at end of period	$1.36	$1.20	$1.29	$1.16	$1.13	$1.16	$1.12	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	2,119	2,542	2,751	3,471	3,781	3,517	1,607	—
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.26	$1.38	$1.21	$1.17	$1.20	$1.17	$1.02	$1.00
Accumulation unit value at end of period	$1.47	$1.26	$1.38	$1.21	$1.17	$1.20	$1.17	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	227	255	263	324	405	393	242	—
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.12	$1.19	$1.11	$1.08	$1.11	$1.08	$1.02	$1.00
Accumulation unit value at end of period	$1.25	$1.12	$1.19	$1.11	$1.08	$1.11	$1.08	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	1,344	1,924	2,174	2,324	2,316	2,101	972	—
Variable Portfolio – Partners Core Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.99	$1.01	$1.00	$1.00	$1.01	$0.98	$1.02	$1.00
Accumulation unit value at end of period	$1.06	$0.99	$1.01	$1.00	$1.00	$1.01	$0.98	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	24	24	23	24	—	—
Variable Portfolio – Partners Core Equity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.54	$1.71	$1.45	$1.34	$1.37	$1.25	$0.99	$1.00
Accumulation unit value at end of period	$1.90	$1.54	$1.71	$1.45	$1.34	$1.37	$1.25	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	2	2	1	1	—	—	—	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.37	$1.46	$1.26	$1.21	$1.30	$1.33	$0.97	$1.00
Accumulation unit value at end of period	$1.62	$1.37	$1.46	$1.26	$1.21	$1.30	$1.33	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.32	$1.56	$1.48	$1.21	$1.36	$1.36	$1.03	$1.00
Accumulation unit value at end of period	$1.55	$1.32	$1.56	$1.48	$1.21	$1.36	$1.36	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.05	$1.10	$1.00	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.19	$1.05	$1.10	$1.00	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.13	$1.20	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.34	$1.13	$1.20	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.09	$1.15	$1.02	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.26	$1.09	$1.15	$1.02	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.58	$1.74	$1.47	$1.33	$1.40	$1.29	$1.01	$1.00
Accumulation unit value at end of period	$2.04	$1.58	$1.74	$1.47	$1.33	$1.40	$1.29	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Wells Fargo VT Small Cap Growth Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.64	$1.65	$1.33	$1.26	$1.32	$1.37	$0.93	$1.00
Accumulation unit value at end of period	$2.01	$1.64	$1.65	$1.33	$1.26	$1.32	$1.37	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	2	—	—	—	—	12	—	—
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.08	$1.02	$0.90	$0.97	$1.01	$1.00	—
Accumulation unit value at end of period	$1.14	$1.02	$1.08	$1.02	$0.90	$0.97	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	1	2	2	2	6	6	6	—

178	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.90% of the daily net assets of the variable account.

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
AB VPS Dynamic Asset Allocation Portfolio (Class B) (4/29/2013)
Accumulation unit value at beginning of period	$1.08	$1.19	$1.06	$1.05	$1.08	$1.06	$1.00	—
Accumulation unit value at end of period	$1.23	$1.08	$1.19	$1.06	$1.05	$1.08	$1.06	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
AB VPS Large Cap Growth Portfolio (Class B) (4/30/2012)
Accumulation unit value at beginning of period	$2.09	$2.08	$1.61	$1.61	$1.48	$1.32	$0.98	$1.00
Accumulation unit value at end of period	$2.76	$2.09	$2.08	$1.61	$1.61	$1.48	$1.32	$0.98
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
ALPS/Alerian Energy Infrastructure Portfolio: Class III (4/30/2013)
Accumulation unit value at beginning of period	$0.76	$0.95	$0.98	$0.71	$1.16	$1.06	$1.00	—
Accumulation unit value at end of period	$0.89	$0.76	$0.95	$0.98	$0.71	$1.16	$1.06	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
American Century VP Value, Class II (4/30/2012)
Accumulation unit value at beginning of period	$1.56	$1.75	$1.65	$1.39	$1.48	$1.34	$1.04	$1.00
Accumulation unit value at end of period	$1.94	$1.56	$1.75	$1.65	$1.39	$1.48	$1.34	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
BlackRock Global Allocation V.I. Fund (Class III) (4/30/2012)
Accumulation unit value at beginning of period	$1.15	$1.27	$1.14	$1.11	$1.15	$1.15	$1.02	$1.00
Accumulation unit value at end of period	$1.33	$1.15	$1.27	$1.14	$1.11	$1.15	$1.15	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Balanced Fund (Class 3) (4/30/2012)
Accumulation unit value at beginning of period	$1.44	$1.56	$1.39	$1.33	$1.33	$1.23	$1.03	$1.00
Accumulation unit value at end of period	$1.73	$1.44	$1.56	$1.39	$1.33	$1.33	$1.23	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Commodity Strategy Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.49	$0.58	$0.58	$0.53	$0.71	$0.92	$1.00	—
Accumulation unit value at end of period	$0.52	$0.49	$0.58	$0.58	$0.53	$0.71	$0.92	—
Number of accumulation units outstanding at end of period (000 omitted)	8	6	6	6	—	—	—	—
Columbia Variable Portfolio – Contrarian Core Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.52	$1.70	$1.43	$1.34	$1.33	$1.20	$1.00	—
Accumulation unit value at end of period	$1.98	$1.52	$1.70	$1.43	$1.34	$1.33	$1.20	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Disciplined Core Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.75	$1.85	$1.52	$1.44	$1.46	$1.29	$0.99	$1.00
Accumulation unit value at end of period	$2.14	$1.75	$1.85	$1.52	$1.44	$1.46	$1.29	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.76	$0.85	$0.84	$0.88	$0.91	$0.94	$1.00	—
Accumulation unit value at end of period	$0.76	$0.76	$0.85	$0.84	$0.88	$0.91	$0.94	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
*Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.48	$1.61	$1.44	$1.29	$1.36	$1.26	$1.01	$1.00
Accumulation unit value at end of period	$1.80	$1.48	$1.61	$1.44	$1.29	$1.36	$1.26	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	30	20	—
Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$0.94	$1.03	$0.94	$0.87	$0.89	$0.90	$1.00	—
Accumulation unit value at end of period	$1.03	$0.94	$1.03	$0.94	$0.87	$0.89	$0.90	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Emerging Markets Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.99	$1.28	$0.89	$0.87	$0.97	$1.01	$1.05	$1.00
Accumulation unit value at end of period	$1.27	$0.99	$1.28	$0.89	$0.87	$0.97	$1.01	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	4	—	—	10	—
Columbia Variable Portfolio – Global Strategic Income Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.79	$0.86	$0.83	$0.85	$0.93	$0.94	$1.04	$1.00
Accumulation unit value at end of period	$0.86	$0.79	$0.86	$0.83	$0.85	$0.93	$0.94	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Government Money Market Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.89	$0.90	$0.91	$0.93	$0.95	$0.97	$0.99	$1.00
Accumulation unit value at end of period	$0.89	$0.89	$0.90	$0.91	$0.93	$0.95	$0.97	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	12	—	—	—	—	—	—
Columbia Variable Portfolio – High Yield Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.19	$1.27	$1.22	$1.11	$1.15	$1.13	$1.09	$1.00
Accumulation unit value at end of period	$1.36	$1.19	$1.27	$1.22	$1.11	$1.15	$1.13	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	23	26	29	31	34	35	37	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	179

Variable account charges of 1.90% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
Columbia Variable Portfolio – Income Opportunities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.18	$1.25	$1.20	$1.10	$1.14	$1.12	$1.08	$1.00
Accumulation unit value at end of period	$1.34	$1.18	$1.25	$1.20	$1.10	$1.14	$1.12	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Intermediate Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.03	$1.05	$1.03	$1.01	$1.03	$1.00	$1.04	$1.00
Accumulation unit value at end of period	$1.11	$1.03	$1.05	$1.03	$1.01	$1.03	$1.00	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	23	10	10	10	103	—	—	—
Columbia Variable Portfolio – Large Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.80	$1.91	$1.52	$1.54	$1.44	$1.29	$1.01	$1.00
Accumulation unit value at end of period	$2.39	$1.80	$1.91	$1.52	$1.54	$1.44	$1.29	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Large Cap Index Fund (Class 3) (4/30/2012)
Accumulation unit value at beginning of period	$1.76	$1.89	$1.59	$1.45	$1.47	$1.32	$1.02	$1.00
Accumulation unit value at end of period	$2.27	$1.76	$1.89	$1.59	$1.45	$1.47	$1.32	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	11	9	9	9	—	—	—	—
Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.97	$0.99	$0.99	$0.96	$1.00	$1.01	$1.02	$1.00
Accumulation unit value at end of period	$1.02	$0.97	$0.99	$0.99	$0.96	$1.00	$1.01	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.98	$1.05	$0.96	$0.96	$0.98	$0.95	$1.00	—
Accumulation unit value at end of period	$1.14	$0.98	$1.05	$0.96	$0.96	$0.98	$0.95	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.49	$1.60	$1.33	$1.33	$1.29	$1.22	$0.95	$1.00
Accumulation unit value at end of period	$1.98	$1.49	$1.60	$1.33	$1.33	$1.29	$1.22	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Overseas Core Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.10	$1.35	$1.08	$1.17	$1.14	$1.27	$1.06	$1.00
Accumulation unit value at end of period	$1.35	$1.10	$1.35	$1.08	$1.17	$1.14	$1.27	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	8	7	7	7	—	34	26	—
Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.67	$1.95	$1.65	$1.40	$1.51	$1.38	$1.02	$1.00
Accumulation unit value at end of period	$2.08	$1.67	$1.95	$1.65	$1.40	$1.51	$1.38	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.51	$1.78	$1.60	$1.43	$1.54	$1.40	$1.04	$1.00
Accumulation unit value at end of period	$1.95	$1.51	$1.78	$1.60	$1.43	$1.54	$1.40	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.52	$1.78	$1.62	$1.45	$1.53	$1.47	$1.01	$1.00
Accumulation unit value at end of period	$1.76	$1.52	$1.78	$1.62	$1.45	$1.53	$1.47	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – Strategic Income Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.11	$1.14	$1.09	$1.02	$1.06	$1.05	$1.07	$1.00
Accumulation unit value at end of period	$1.20	$1.11	$1.14	$1.09	$1.02	$1.06	$1.05	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Columbia Variable Portfolio – U.S. Equities Fund (Class 2)* (4/30/2012)
Accumulation unit value at beginning of period	$1.31	$1.56	$1.44	$1.25	$1.36	$1.35	$1.02	$1.00
Accumulation unit value at end of period	$1.58	$1.31	$1.56	$1.44	$1.25	$1.36	$1.35	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
*Columbia Variable Portfolio – U.S. Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.00	$1.00	$0.99	$0.99	$0.99	$0.96	$1.00	$1.00
Accumulation unit value at end of period	$1.04	$1.00	$1.00	$0.99	$0.99	$0.99	$0.96	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – American Century Diversified Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.00	$1.04	$1.01	$0.99	$1.01	$0.98	$1.02	$1.00
Accumulation unit value at end of period	$1.08	$1.00	$1.04	$1.01	$0.99	$1.01	$0.98	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – AQR International Core Equity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.07	$1.31	$1.10	$1.16	$1.19	$1.30	$1.09	$1.00
Accumulation unit value at end of period	$1.25	$1.07	$1.31	$1.10	$1.16	$1.19	$1.30	$1.09
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—

180	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.90% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
CTIVP® – AQR Managed Futures Strategy Fund (Class 2)* (4/29/2013)
Accumulation unit value at beginning of period	$0.85	$0.94	$0.97	$1.08	$1.10	$1.02	$1.00	—
Accumulation unit value at end of period	$0.84	$0.85	$0.94	$0.97	$1.08	$1.10	$1.02	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
*CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.03	$1.06	$1.05	$0.99	$1.03	$0.96	$1.04	$1.00
Accumulation unit value at end of period	$1.09	$1.03	$1.06	$1.05	$0.99	$1.03	$0.96	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	127
CTIVP® – CenterSquare Real Estate Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.23	$1.33	$1.28	$1.25	$1.29	$1.15	$1.14	$1.00
Accumulation unit value at end of period	$1.52	$1.23	$1.33	$1.28	$1.25	$1.29	$1.15	$1.14
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – DFA International Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.08	$1.33	$1.09	$1.03	$1.13	$1.25	$1.06	$1.00
Accumulation unit value at end of period	$1.20	$1.08	$1.33	$1.09	$1.03	$1.13	$1.25	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – Lazard International Equity Advantage Fund (Class 2) (4/30/2013)
Accumulation unit value at beginning of period	$0.98	$1.20	$0.99	$0.97	$1.02	$1.04	$1.00	—
Accumulation unit value at end of period	$1.12	$0.98	$1.20	$0.99	$0.97	$1.02	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – Loomis Sayles Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.89	$1.98	$1.52	$1.47	$1.36	$1.23	$0.97	$1.00
Accumulation unit value at end of period	$2.44	$1.89	$1.98	$1.52	$1.47	$1.36	$1.23	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.69	$1.74	$1.36	$1.42	$1.37	$1.27	$0.95	$1.00
Accumulation unit value at end of period	$2.19	$1.69	$1.74	$1.36	$1.42	$1.37	$1.27	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – MFS® Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.62	$1.84	$1.60	$1.43	$1.48	$1.37	$1.03	$1.00
Accumulation unit value at end of period	$2.06	$1.62	$1.84	$1.60	$1.43	$1.48	$1.37	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – Morgan Stanley Advantage Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.76	$1.75	$1.35	$1.33	$1.28	$1.22	$0.95	$1.00
Accumulation unit value at end of period	$2.19	$1.76	$1.75	$1.35	$1.33	$1.28	$1.22	$0.95
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.43	$1.61	$1.41	$1.26	$1.41	$1.31	$1.04	$1.00
Accumulation unit value at end of period	$1.77	$1.43	$1.61	$1.41	$1.26	$1.41	$1.31	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – TCW Core Plus Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.96	$0.98	$0.97	$0.97	$0.98	$0.96	$1.00	$1.00
Accumulation unit value at end of period	$1.02	$0.96	$0.98	$0.97	$0.97	$0.98	$0.96	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – Victory Sycamore Established Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.76	$1.99	$1.76	$1.49	$1.51	$1.38	$1.04	$1.00
Accumulation unit value at end of period	$2.20	$1.76	$1.99	$1.76	$1.49	$1.51	$1.38	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – Wells Fargo Short Duration Government Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.91	$0.92	$0.93	$0.95	$0.96	$0.97	$1.00	$1.00
Accumulation unit value at end of period	$0.92	$0.91	$0.92	$0.93	$0.95	$0.96	$0.97	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – Westfield Mid Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.48	$1.57	$1.30	$1.28	$1.35	$1.26	$1.00	$1.00
Accumulation unit value at end of period	$2.06	$1.48	$1.57	$1.30	$1.28	$1.35	$1.26	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
CTIVP® – William Blair International Leaders Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.07	$1.35	$1.09	$1.15	$1.21	$1.23	$1.05	$1.00
Accumulation unit value at end of period	$1.33	$1.07	$1.35	$1.09	$1.15	$1.21	$1.23	$1.05
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
DWS Alternative Asset Allocation VIP, Class B (4/30/2012)
Accumulation unit value at beginning of period	$0.88	$0.99	$0.94	$0.91	$0.99	$0.98	$0.99	$1.00
Accumulation unit value at end of period	$0.98	$0.88	$0.99	$0.94	$0.91	$0.99	$0.98	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	181

Variable account charges of 1.90% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
Fidelity® VIP ContrafundSM Portfolio Service Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.62	$1.77	$1.48	$1.40	$1.42	$1.30	$1.01	$1.00
Accumulation unit value at end of period	$2.09	$1.62	$1.77	$1.48	$1.40	$1.42	$1.30	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	22	25	28	31	33	70	75	—
Fidelity® VIP Mid Cap Portfolio Service Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.46	$1.75	$1.48	$1.34	$1.39	$1.34	$1.00	$1.00
Accumulation unit value at end of period	$1.76	$1.46	$1.75	$1.48	$1.34	$1.39	$1.34	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Fidelity® VIP Strategic Income Portfolio Service Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.07	$1.01	$0.95	$0.99	$0.98	$1.00	—
Accumulation unit value at end of period	$1.10	$1.02	$1.07	$1.01	$0.95	$0.99	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	51	54	59	64	—	—	—	—
Franklin Income VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$1.12	$1.20	$1.11	$1.00	$1.09	$1.06	$1.00	—
Accumulation unit value at end of period	$1.28	$1.12	$1.20	$1.11	$1.00	$1.09	$1.06	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Franklin Mutual Shares VIP Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.39	$1.56	$1.47	$1.29	$1.38	$1.32	$1.04	$1.00
Accumulation unit value at end of period	$1.67	$1.39	$1.56	$1.47	$1.29	$1.38	$1.32	$1.04
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Franklin Small Cap Value VIP Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.51	$1.77	$1.63	$1.28	$1.40	$1.42	$1.07	$1.00
Accumulation unit value at end of period	$1.88	$1.51	$1.77	$1.63	$1.28	$1.40	$1.42	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	6	—
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares (6/30/2014)
Accumulation unit value at beginning of period	$0.83	$0.91	$0.88	$0.90	$0.96	$1.00	—	—
Accumulation unit value at end of period	$0.88	$0.83	$0.91	$0.88	$0.90	$0.96	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Invesco Oppenheimer V.I. Global Fund, Series II Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.52	$1.79	$1.34	$1.36	$1.34	$1.34	$1.08	$1.00
Accumulation unit value at end of period	$1.96	$1.52	$1.79	$1.34	$1.36	$1.34	$1.34	$1.08
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$0.94	$1.00	$0.97	$0.93	$0.97	$0.96	$1.00	—
Accumulation unit value at end of period	$1.02	$0.94	$1.00	$0.97	$0.93	$0.97	$0.96	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.62	$1.84	$1.65	$1.43	$1.55	$1.41	$1.03	$1.00
Accumulation unit value at end of period	$2.00	$1.62	$1.84	$1.65	$1.43	$1.55	$1.41	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	4	—	—	—	—
Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.12	$1.04	$0.95	$1.01	$0.98	$1.00	—
Accumulation unit value at end of period	$1.16	$1.02	$1.12	$1.04	$0.95	$1.01	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Ivy VIP Asset Strategy, Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.03	$1.11	$0.95	$1.00	$1.11	$1.19	$1.00	—
Accumulation unit value at end of period	$1.23	$1.03	$1.11	$0.95	$1.00	$1.11	$1.19	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Janus Henderson VIT Balanced Portfolio: Service Shares (4/27/2018)
Accumulation unit value at beginning of period	$0.98	$1.00	—	—	—	—	—	—
Accumulation unit value at end of period	$1.18	$0.98	—	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Janus Henderson VIT Flexible Bond Portfolio: Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$1.00	$0.99	$0.98	$1.00	$0.98	$1.00	—
Accumulation unit value at end of period	$1.04	$0.97	$1.00	$0.99	$0.98	$1.00	$0.98	—
Number of accumulation units outstanding at end of period (000 omitted)	30	34	39	42	46	—	—	—
Janus Henderson VIT Research Portfolio: Service Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.71	$1.80	$1.44	$1.46	$1.42	$1.28	$1.00	$1.00
Accumulation unit value at end of period	$2.27	$1.71	$1.80	$1.44	$1.46	$1.42	$1.28	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares (4/29/2013)
Accumulation unit value at beginning of period	$1.21	$1.32	$1.11	$1.10	$1.12	$1.12	$1.00	—
Accumulation unit value at end of period	$1.39	$1.21	$1.32	$1.11	$1.10	$1.12	$1.12	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—

182	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable account charges of 1.90% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
MFS® Utilities Series – Service Class (4/30/2012)
Accumulation unit value at beginning of period	$1.41	$1.43	$1.27	$1.16	$1.39	$1.26	$1.07	$1.00
Accumulation unit value at end of period	$1.73	$1.41	$1.43	$1.27	$1.16	$1.39	$1.26	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Morgan Stanley VIF Discovery Portfolio, Class II Shares (4/30/2012)
Accumulation unit value at beginning of period	$1.51	$1.40	$1.03	$1.15	$1.24	$1.25	$0.92	$1.00
Accumulation unit value at end of period	$2.08	$1.51	$1.40	$1.03	$1.15	$1.24	$1.25	$0.92
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Neuberger Berman AMT Sustainable Equity Portfolio (Class S) (4/30/2012)
Accumulation unit value at beginning of period	$1.64	$1.77	$1.53	$1.42	$1.46	$1.35	$1.00	$1.00
Accumulation unit value at end of period	$2.02	$1.64	$1.77	$1.53	$1.42	$1.46	$1.35	$1.00
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S) (6/30/2014)
Accumulation unit value at beginning of period	$0.85	$0.93	$0.89	$0.91	$0.98	$1.00	—	—
Accumulation unit value at end of period	$0.96	$0.85	$0.93	$0.89	$0.91	$0.98	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
PIMCO VIT All Asset Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$1.06	$1.14	$1.02	$0.92	$1.04	$1.05	$1.07	$1.00
Accumulation unit value at end of period	$1.16	$1.06	$1.14	$1.02	$0.92	$1.04	$1.05	$1.07
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (4/30/2012)
Accumulation unit value at beginning of period	$0.98	$1.06	$0.95	$0.93	$0.95	$0.93	$1.02	$1.00
Accumulation unit value at end of period	$1.13	$0.98	$1.06	$0.95	$0.93	$0.95	$0.93	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
PIMCO VIT Total Return Portfolio, Advisor Class (4/29/2013)
Accumulation unit value at beginning of period	$0.97	$0.99	$0.97	$0.96	$0.98	$0.95	$1.00	—
Accumulation unit value at end of period	$1.03	$0.97	$0.99	$0.97	$0.96	$0.98	$0.95	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Templeton Global Bond VIP Fund – Class 2 (4/29/2013)
Accumulation unit value at beginning of period	$0.92	$0.92	$0.92	$0.91	$0.97	$0.97	$1.00	—
Accumulation unit value at end of period	$0.92	$0.92	$0.92	$0.92	$0.91	$0.97	$0.97	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	51	54	—
VanEck VIP Global Gold Fund (Class S Shares) (4/29/2013)
Accumulation unit value at beginning of period	$0.69	$0.83	$0.76	$0.52	$0.70	$0.76	$1.00	—
Accumulation unit value at end of period	$0.94	$0.69	$0.83	$0.76	$0.52	$0.70	$0.76	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Aggressive Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.33	$1.48	$1.27	$1.22	$1.25	$1.21	$1.02	$1.00
Accumulation unit value at end of period	$1.58	$1.33	$1.48	$1.27	$1.22	$1.25	$1.21	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)* (4/30/2012)
Accumulation unit value at beginning of period	$1.18	$1.46	$1.13	$1.16	$1.20	$1.27	$1.06	$1.00
Accumulation unit value at end of period	$1.50	$1.18	$1.46	$1.13	$1.16	$1.20	$1.27	$1.06
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
*Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
Variable Portfolio – Conservative Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.06	$1.11	$1.05	$1.04	$1.06	$1.04	$1.02	$1.00
Accumulation unit value at end of period	$1.15	$1.06	$1.11	$1.05	$1.04	$1.06	$1.04	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	634	634	634	634	510
Variable Portfolio – Managed Risk Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.96	$1.03	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$1.09	$0.96	$1.03	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Risk U.S. Fund (Class 2) (9/18/2017)
Accumulation unit value at beginning of period	$0.98	$1.04	$1.00	—	—	—	—	—
Accumulation unit value at end of period	$1.14	$0.98	$1.04	—	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.07	$1.01	$1.00	$1.03	$1.00	$1.00	—
Accumulation unit value at end of period	$1.12	$1.02	$1.07	$1.01	$1.00	$1.03	$1.00	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.06	$1.13	$1.04	$1.03	$1.06	$1.04	$1.00	—
Accumulation unit value at end of period	$1.19	$1.06	$1.13	$1.04	$1.03	$1.06	$1.04	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	183

Variable account charges of 1.90% of the daily net assets of the variable account. (continued)

Year ended December 31,	2019	2018	2017	2016	2015	2014	2013	2012
Variable Portfolio – Managed Volatility Growth Fund (Class 2) (4/29/2013)
Accumulation unit value at beginning of period	$1.15	$1.27	$1.10	$1.08	$1.14	$1.11	$1.00	—
Accumulation unit value at end of period	$1.33	$1.15	$1.27	$1.10	$1.08	$1.14	$1.11	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.18	$1.27	$1.14	$1.12	$1.17	$1.14	$1.01	$1.00
Accumulation unit value at end of period	$1.34	$1.18	$1.27	$1.14	$1.12	$1.17	$1.14	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	—	40	43	47	50	53	54	71
Variable Portfolio – Moderate Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.19	$1.29	$1.16	$1.13	$1.16	$1.12	$1.03	$1.00
Accumulation unit value at end of period	$1.36	$1.19	$1.29	$1.16	$1.13	$1.16	$1.12	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	61	107	90	71	20
Variable Portfolio – Moderately Aggressive Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.26	$1.38	$1.21	$1.17	$1.20	$1.16	$1.02	$1.00
Accumulation unit value at end of period	$1.46	$1.26	$1.38	$1.21	$1.17	$1.20	$1.16	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	25	35
Variable Portfolio – Moderately Conservative Portfolio (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.12	$1.19	$1.10	$1.08	$1.10	$1.07	$1.02	$1.00
Accumulation unit value at end of period	$1.25	$1.12	$1.19	$1.10	$1.08	$1.10	$1.07	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	911	901	891	264	233	222	184	213
Variable Portfolio – Partners Core Bond Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$0.99	$1.01	$1.00	$0.99	$1.01	$0.98	$1.02	$1.00
Accumulation unit value at end of period	$1.05	$0.99	$1.01	$1.00	$0.99	$1.01	$0.98	$1.02
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Partners Core Equity Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.53	$1.70	$1.44	$1.34	$1.36	$1.25	$0.99	$1.00
Accumulation unit value at end of period	$1.90	$1.53	$1.70	$1.44	$1.34	$1.36	$1.25	$0.99
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Growth Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.36	$1.46	$1.26	$1.20	$1.30	$1.33	$0.97	$1.00
Accumulation unit value at end of period	$1.62	$1.36	$1.46	$1.26	$1.20	$1.30	$1.33	$0.97
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – Partners Small Cap Value Fund (Class 2) (4/30/2012)
Accumulation unit value at beginning of period	$1.31	$1.55	$1.48	$1.20	$1.36	$1.35	$1.03	$1.00
Accumulation unit value at end of period	$1.54	$1.31	$1.55	$1.48	$1.20	$1.36	$1.35	$1.03
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.05	$1.10	$1.00	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.19	$1.05	$1.10	$1.00	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.13	$1.20	$1.03	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.33	$1.13	$1.20	$1.03	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2) (11/14/2016)
Accumulation unit value at beginning of period	$1.09	$1.15	$1.02	$1.00	—	—	—	—
Accumulation unit value at end of period	$1.26	$1.09	$1.15	$1.02	—	—	—	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Wells Fargo VT Opportunity Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.58	$1.73	$1.47	$1.33	$1.40	$1.29	$1.01	$1.00
Accumulation unit value at end of period	$2.04	$1.58	$1.73	$1.47	$1.33	$1.40	$1.29	$1.01
Number of accumulation units outstanding at end of period (000 omitted)	4	4	4	4	—	—	—	—
Wells Fargo VT Small Cap Growth Fund – Class 2 (4/30/2012)
Accumulation unit value at beginning of period	$1.63	$1.64	$1.33	$1.26	$1.32	$1.37	$0.93	$1.00
Accumulation unit value at end of period	$2.00	$1.63	$1.64	$1.33	$1.26	$1.32	$1.37	$0.93
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—
Western Asset Variable Global High Yield Bond Portfolio – Class II (4/29/2013)
Accumulation unit value at beginning of period	$1.02	$1.08	$1.02	$0.90	$0.97	$1.01	$1.00	—
Accumulation unit value at end of period	$1.14	$1.02	$1.08	$1.02	$0.90	$0.97	$1.01	—
Number of accumulation units outstanding at end of period (000 omitted)	—	—	—	—	—	—	—	—

184	∎ RIVERSOURCE VARIABLE ACCOUNT 10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS OF RIVERSOURCE LIFE INSURANCE COMPANY AND

CONTRACT OWNERS OF RIVERSOURCE VARIABLE ACCOUNT 10

Opinions on the Financial Statements

We have audited the accompanying statements of assets and liabilities of each of the divisions of RiverSource Variable Account 10, as indicated in Note 1, sponsored by RiverSource Life Insurance Company, as of December 31, 2019, and the related statements of operations and of changes in net assets for each of the periods indicated in Note 1, including the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of each of the divisions of RiverSource Variable Account 10 as of December 31, 2019, and the results of each of their operations and the changes in each of their net assets for each of the periods indicated in Note 1, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinions

These financial statements are the responsibility of the RiverSource Life Insurance Company management. Our responsibility is to express an opinion on the financial statements of each of the divisions of the RiverSource Variable Account 10 based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to each of the divisions of the RiverSource Variable Account 10 in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our procedures included confirmation of investments owned as of December 31, 2019 by correspondence with the transfer agent and investee mutual funds. We believe that our audits provide a reasonable basis for our opinions.

/s/  PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 22, 2020

We have served as the auditor of one or more of the divisions of RiverSource Variable Account 10 since 2010.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	185

Statement of Assets and Liabilities

December 31, 2019	AB VPS Dyn Asset Alloc, Cl B	AB VPS Global Thematic Gro, Cl B	AB VPS Gro & Inc, Cl B	AB VPS Intl Val, Cl B	AB VPS Lg Cap Gro, Cl B
Assets
Investments, at fair value(1),(2)	$11,672,587	$7,015,712	$82,516,148	$93,275,762	$86,613,469
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	1,091	103	1,036	42,978	67,193
Receivable for share redemptions	11,098	10,293	120,465	78,962	195,941
Total assets	11,684,776	7,026,108	82,637,649	93,397,702	86,876,603

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	11,098	5,801	63,471	72,350	82,171
Contract terminations	—	4,492	56,994	6,612	113,770
Payable for investments purchased	1,091	103	1,036	42,978	67,193
Total liabilities	12,189	10,396	121,501	121,940	263,134
Net assets applicable to contracts in accumulation period	11,671,744	7,015,712	82,242,767	93,076,420	86,535,820
Net assets applicable to contracts in payment period	—	—	273,381	199,342	76,532
Net assets applicable to seed money	843	—	—	—	1,117
Total net assets	$11,672,587	$7,015,712	$82,516,148	$93,275,762	$86,613,469
(1) Investment shares	873,697	217,947	2,772,720	6,550,264	1,512,107
(2) Investments, at cost	$10,679,119	$4,980,297	$68,676,209	$101,527,868	$75,851,294

December 31, 2019 (continued)	ALPS Alerian Engy Infr, Class III	AC VP Intl, Cl I	AC VP Intl, Cl II	AC VP Mid Cap Val, Cl II	AC VP Ultra, Cl II
Assets
Investments, at fair value(1),(2)	$33,931,595	$8,220,862	$20,636,735	$52,755,723	$37,737,117
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	10,988	—	23,486	30,853	76
Receivable for share redemptions	35,703	7,005	16,058	54,691	59,878
Total assets	33,978,286	8,227,867	20,676,279	52,841,267	37,797,071

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	30,788	6,021	15,783	43,519	30,735
Contract terminations	4,915	984	275	11,172	29,143
Payable for investments purchased	10,988	—	23,486	30,853	76
Total liabilities	46,691	7,005	39,544	85,544	59,954
Net assets applicable to contracts in accumulation period	33,856,172	8,175,111	20,543,556	52,591,938	37,497,993
Net assets applicable to contracts in payment period	74,993	45,751	93,179	163,785	239,124
Net assets applicable to seed money	430	—	—	—	—
Total net assets	$33,931,595	$8,220,862	$20,636,735	$52,755,723	$37,737,117
(1) Investment shares	3,787,008	714,858	1,797,625	2,548,586	1,842,633
(2) Investments, at cost	$37,138,004	$6,705,505	$15,416,036	$46,026,799	$27,798,358

See accompanying notes to financial statements.

186	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Assets and Liabilities

December 31, 2019 (continued)	AC VP Val, Cl I	AC VP Val, Cl II	BlackRock Global Alloc, Cl III	BNY Mellon VIF Intl Eq, Serv	Calvert VP SRI Bal, Cl I
Assets
Investments, at fair value(1),(2)	$32,899,040	$184,129,654	$73,748,242	$3,795,710	$22,357,948
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	—	3,813	557	37	1,709
Receivable for share redemptions	53,809	253,519	75,942	9,681	26,691
Total assets	32,952,849	184,386,986	73,824,741	3,805,428	22,386,348

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	23,991	155,271	68,161	3,315	16,466
Contract terminations	29,818	98,248	7,781	6,366	10,225
Payable for investments purchased	—	3,813	557	37	1,709
Total liabilities	53,809	257,332	76,499	9,718	28,400
Net assets applicable to contracts in accumulation period	32,422,158	183,763,249	73,326,132	3,795,710	22,292,473
Net assets applicable to contracts in payment period	476,882	365,915	421,827	—	65,475
Net assets applicable to seed money	—	490	283	—	—
Total net assets	$32,899,040	$184,129,654	$73,748,242	$3,795,710	$22,357,948
(1) Investment shares	2,807,085	15,683,957	5,093,111	197,180	9,763,296
(2) Investments, at cost	$21,034,541	$126,793,613	$73,616,285	$3,551,681	$19,218,065

December 31, 2019 (continued)	CB Var Sm Cap Gro, Cl I	Col VP Bal, Cl 3	Col VP Commodity Strategy, Cl 2	Col VP Contrarian Core, Cl 2	Col VP Disciplined Core, Cl 2
Assets
Investments, at fair value(1),(2)	$18,309,472	$493,462,321	$4,459,935	$101,337,327	$35,044,454
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	137	67,719	115	30,248	52
Receivable for share redemptions	19,213	538,700	4,074	119,585	42,409
Total assets	18,328,822	494,068,740	4,464,124	101,487,160	35,086,915

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	15,392	451,757	4,073	91,268	34,581
Contract terminations	3,821	86,943	1	28,317	7,828
Payable for investments purchased	137	67,719	115	30,248	52
Total liabilities	19,350	606,419	4,189	149,833	42,461
Net assets applicable to contracts in accumulation period	18,261,172	488,962,813	4,459,121	101,210,728	35,044,190
Net assets applicable to contracts in payment period	48,300	4,499,391	—	126,500	—
Net assets applicable to seed money	—	117	814	99	264
Total net assets	$18,309,472	$493,462,321	$4,459,935	$101,337,327	$35,044,454
(1) Investment shares	664,832	15,923,276	810,897	3,857,531	613,416
(2) Investments, at cost	$15,449,155	$323,269,959	$4,974,133	$68,037,322	$25,865,478

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	187

Statement of Assets and Liabilities

December 31, 2019 (continued)	Col VP Disciplined Core, Cl 3	Col VP Div Abs Return, Cl 2	Col VP Divd Opp, Cl 2	Col VP Divd Opp, Cl 3	Col VP Emerg Mkts Bond, Cl 2
Assets
Investments, at fair value(1),(2)	$346,230,094	$3,559,850	$65,705,798	$456,363,506	$14,563,125
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	1,604	30,043	163	36,790	20,658
Receivable for share redemptions	350,876	3,224	93,718	709,481	12,805
Total assets	346,582,574	3,593,117	65,799,679	457,109,777	14,596,588

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	303,802	3,224	64,648	371,531	12,579
Contract terminations	47,074	—	29,070	337,950	226
Payable for investments purchased	1,604	30,043	163	36,790	20,658
Total liabilities	352,480	33,267	93,881	746,271	33,463
Net assets applicable to contracts in accumulation period	341,684,813	3,559,605	65,700,611	452,910,656	14,553,323
Net assets applicable to contracts in payment period	4,545,281	—	5,035	3,452,850	9,322
Net assets applicable to seed money	—	245	152	—	480
Total net assets	$346,230,094	$3,559,850	$65,705,798	$456,363,506	$14,563,125
(1) Investment shares	5,992,213	402,243	2,276,708	15,618,190	1,515,414
(2) Investments, at cost	$142,162,936	$3,743,237	$47,432,021	$194,651,386	$14,652,534

December 31, 2019 (continued)	Col VP Emer Mkts, Cl 2	Col VP Emer Mkts, Cl 3	Col VP Global Strategic Inc, Cl 2	Col VP Global Strategic Inc, Cl 3	Col VP Govt Money Mkt, Cl 2
Assets
Investments, at fair value(1),(2)	$47,056,491	$125,995,128	$9,811,400	$69,749,274	$50,521,632
Dividends receivable	—	—	—	—	1,417
Accounts receivable from RiverSource Life for contract purchase payments	5,232	358	5,822	22,163	38,599
Receivable for share redemptions	46,486	247,910	13,908	57,344	75,800
Total assets	47,108,209	126,243,396	9,831,130	69,828,781	50,637,448

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	45,117	107,907	9,547	56,991	50,283
Contract terminations	1,369	140,003	4,361	353	25,517
Payable for investments purchased	5,232	358	5,822	22,163	38,599
Total liabilities	51,718	248,268	19,730	79,507	114,399
Net assets applicable to contracts in accumulation period	47,053,514	125,598,928	9,811,051	69,406,535	50,515,035
Net assets applicable to contracts in payment period	2,772	396,200	—	342,739	—
Net assets applicable to seed money	205	—	349	—	8,014
Total net assets	$47,056,491	$125,995,128	$9,811,400	$69,749,274	$50,523,049
(1) Investment shares	2,503,005	6,662,884	1,095,022	7,707,102	50,521,632
(2) Investments, at cost	$42,716,837	$93,147,321	$10,619,874	$81,495,660	$50,521,633

See accompanying notes to financial statements.

188	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Assets and Liabilities

December 31, 2019 (continued)	Col VP Govt Money Mkt, Cl 3	Col VP Hi Yield Bond, Cl 2	Col VP Hi Yield Bond, Cl 3	Col VP Inc Opp, Cl 2	Col VP Inc Opp, Cl 3
Assets
Investments, at fair value(1),(2)	$96,066,111	$48,520,387	$185,991,652	$29,842,873	$114,398,206
Dividends receivable	3,023	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	89,483	21,658	89,323	985	25,838
Receivable for share redemptions	101,821	95,748	154,408	51,439	95,534
Total assets	96,260,438	48,637,793	186,235,383	29,895,297	114,519,578

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	80,283	45,981	153,588	29,008	92,304
Contract terminations	21,538	49,767	820	22,431	3,230
Payable for investments purchased	89,483	21,658	89,323	985	25,838
Total liabilities	191,304	117,406	243,731	52,424	121,372
Net assets applicable to contracts in accumulation period	95,630,620	48,520,152	184,495,065	29,836,720	113,997,526
Net assets applicable to contracts in payment period	438,514	—	1,496,587	5,883	400,680
Net assets applicable to seed money	—	235	—	270	—
Total net assets	$96,069,134	$48,520,387	$185,991,652	$29,842,873	$114,398,206
(1) Investment shares	96,066,111	7,177,572	27,311,549	3,931,867	14,895,600
(2) Investments, at cost	$96,061,266	$48,704,571	$182,170,742	$31,635,848	$126,998,563

December 31, 2019 (continued)	Col VP Inter Bond, Cl 2	Col VP Inter Bond, Cl 3	Col VP Lg Cap Gro, Cl 2	Col VP Lg Cap Gro, Cl 3	Col VP Lg Cap Index, Cl 3
Assets
Investments, at fair value(1),(2)	$48,593,510	$305,425,256	$56,837,718	$128,985,261	$420,165,685
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	—	92,986	60,124	—	602,851
Receivable for share redemptions	73,148	315,833	62,909	119,484	447,358
Total assets	48,666,658	305,834,075	56,960,751	129,104,745	421,215,894

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	46,286	249,079	55,649	96,952	371,607
Contract terminations	26,862	66,754	7,260	22,532	75,751
Payable for investments purchased	—	92,986	60,124	—	602,851
Total liabilities	73,148	408,819	123,033	119,484	1,050,209
Net assets applicable to contracts in accumulation period	48,540,349	303,094,987	56,837,637	128,379,322	418,562,438
Net assets applicable to contracts in payment period	52,974	2,330,269	—	605,939	1,603,193
Net assets applicable to seed money	187	—	81	—	54
Total net assets	$48,593,510	$305,425,256	$56,837,718	$128,985,261	$420,165,685
(1) Investment shares	4,575,660	28,624,673	2,660,942	5,960,502	16,387,117
(2) Investments, at cost	$47,646,171	$299,350,532	$36,708,216	$53,059,079	$243,758,753

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	189

Statement of Assets and Liabilities

December 31, 2019 (continued)	Col VP Limited Duration Cr, Cl 2	Col VP Long Govt/ Cr Bond, Cl 2	Col VP Mid Cap Gro, Cl 2	Col VP Mid Cap Gro, Cl 3	Col VP Overseas Core, Cl 2
Assets
Investments, at fair value(1),(2)	$43,436,599	$15,275,294	$21,265,659	$77,185,501	$23,958,070
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	44,465	60,677	21,321	—	228
Receivable for share redemptions	57,510	17,042	21,961	159,777	28,565
Total assets	43,538,574	15,353,013	21,308,941	77,345,278	23,986,863

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	39,197	13,352	20,379	67,847	22,941
Contract terminations	18,313	3,690	1,582	91,930	5,624
Payable for investments purchased	44,465	60,677	21,321	—	228
Total liabilities	101,975	77,719	43,282	159,777	28,793
Net assets applicable to contracts in accumulation period	43,436,234	15,145,566	21,254,553	76,428,195	23,892,807
Net assets applicable to contracts in payment period	—	129,022	10,785	757,306	64,958
Net assets applicable to seed money	365	706	321	—	305
Total net assets	$43,436,599	$15,275,294	$21,265,659	$77,185,501	$23,958,070
(1) Investment shares	4,468,786	1,395,004	655,538	2,352,499	1,798,654
(2) Investments, at cost	$42,415,971	$14,232,458	$15,503,336	$31,505,490	$24,063,768

December 31, 2019 (continued)	Col VP Overseas Core, Cl 3	Col VP Select Lg Cap Val, Cl 2	Col VP Select Lg Cap Val, Cl 3	Col VP Select Mid Cap Val, Cl 2	Col VP Select Mid Cap Val, Cl 3
Assets
Investments, at fair value(1),(2)	$69,942,044	$28,732,873	$36,837,639	$30,377,530	$50,176,910
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	739	175	54,988	34,520	129
Receivable for share redemptions	79,769	27,715	82,559	29,665	50,250
Total assets	70,022,552	28,760,763	36,975,186	30,441,715	50,227,289

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	62,502	27,469	29,732	29,532	40,159
Contract terminations	17,267	246	52,827	133	10,091
Payable for investments purchased	739	175	54,988	34,520	129
Total liabilities	80,508	27,890	137,547	64,185	50,379
Net assets applicable to contracts in accumulation period	69,084,220	28,732,717	36,780,090	30,377,385	50,079,771
Net assets applicable to contracts in payment period	857,824	—	57,549	—	97,139
Net assets applicable to seed money	—	156	—	145	—
Total net assets	$69,942,044	$28,732,873	$36,837,639	$30,377,530	$50,176,910
(1) Investment shares	5,227,358	1,062,999	1,348,376	1,197,380	1,956,978
(2) Investments, at cost	$63,288,836	$22,034,866	$23,342,525	$22,463,576	$24,603,852

See accompanying notes to financial statements.

190	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Assets and Liabilities

December 31, 2019 (continued)	Col VP Select Sm Cap Val, Cl 2	Col VP Select Sm Cap Val, Cl 3	Col VP Strategic Inc, Cl 2	Col VP US Eq, Cl 2	Col VP US Govt Mtge, Cl 2
Assets
Investments, at fair value(1),(2)	$12,996,358	$33,703,967	$66,276,731	$14,833,789	$13,377,314
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	23	11,646	42,786	15,027	268
Receivable for share redemptions	18,973	26,567	64,376	17,793	13,225
Total assets	13,015,354	33,742,180	66,383,893	14,866,609	13,390,807

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	13,004	26,081	63,765	14,237	13,225
Contract terminations	5,969	486	611	3,556	—
Payable for investments purchased	23	11,646	42,786	15,027	268
Total liabilities	18,996	38,213	107,162	32,820	13,493
Net assets applicable to contracts in accumulation period	12,992,477	33,653,784	66,276,438	14,827,865	13,376,979
Net assets applicable to contracts in payment period	3,722	50,183	—	5,742	—
Net assets applicable to seed money	159	—	293	182	335
Total net assets	$12,996,358	$33,703,967	$66,276,731	$14,833,789	$13,377,314
(1) Investment shares	531,766	1,362,327	15,668,258	623,530	1,263,202
(2) Investments, at cost	$10,813,196	$18,614,326	$71,734,071	$11,122,079	$13,106,866

December 31, 2019 (continued)	Col VP US Govt Mtge, Cl 3	CS Commodity Return	CTIVP AC Div Bond, Cl 2	CTIVP AQR Intl Core Eq, Cl 2	CTIVP AQR Man Fut Strategy, Cl 2
Assets
Investments, at fair value(1),(2)	$61,669,850	$12,321,386	$17,326,413	$7,348,654	$11,699,437
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	27,981	3,533	1,642	165	9,762
Receivable for share redemptions	49,008	11,669	23,915	29,335	11,296
Total assets	61,746,839	12,336,588	17,351,970	7,378,154	11,720,495

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	49,008	9,929	16,497	7,174	10,457
Contract terminations	—	1,740	7,418	22,161	839
Payable for investments purchased	27,981	3,533	1,642	165	9,762
Total liabilities	76,989	15,202	25,557	29,500	21,058
Net assets applicable to contracts in accumulation period	61,321,499	12,317,743	17,325,884	7,347,974	11,573,714
Net assets applicable to contracts in payment period	348,351	3,643	—	—	125,197
Net assets applicable to seed money	—	—	529	680	526
Total net assets	$61,669,850	$12,321,386	$17,326,413	$7,348,654	$11,699,437
(1) Investment shares	5,806,954	3,357,326	1,580,877	670,498	1,631,721
(2) Investments, at cost	$60,028,735	$23,691,001	$17,218,459	$7,355,561	$14,560,173

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	191

Statement of Assets and Liabilities

December 31, 2019 (continued)	CTIVP BR Gl Infl Prot Sec, Cl 2	CTIVP BR Gl Infl Prot Sec, Cl 3	CTIVP CenterSquare Real Est, Cl 2	CTIVP DFA Intl Val, Cl 2	CTIVP Lazard Intl Eq Adv, Cl 2
Assets
Investments, at fair value(1),(2)	$17,490,557	$71,210,036	$26,590,834	$20,751,758	$20,412,856
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	96	23,980	2,899	785	830
Receivable for share redemptions	67,504	59,299	26,683	25,189	21,290
Total assets	17,558,157	71,293,315	26,620,416	20,777,732	20,434,976

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	16,972	56,699	25,364	19,858	18,739
Contract terminations	50,532	2,600	1,319	5,331	2,551
Payable for investments purchased	96	23,980	2,899	785	830
Total liabilities	67,600	83,279	29,582	25,974	22,120
Net assets applicable to contracts in accumulation period	17,450,085	71,006,054	26,590,345	20,751,369	20,303,561
Net assets applicable to contracts in payment period	40,187	203,982	—	—	108,682
Net assets applicable to seed money	285	—	489	389	613
Total net assets	$17,490,557	$71,210,036	$26,590,834	$20,751,758	$20,412,856
(1) Investment shares	3,162,849	12,648,319	2,716,122	2,141,564	1,843,980
(2) Investments, at cost	$17,981,753	$87,151,530	$26,078,926	$21,501,941	$19,997,527

December 31, 2019 (continued)	CTIVP Loomis Sayles Gro, Cl 1	CTIVP Loomis Sayles Gro, Cl 2	CTIVP LA Capital Lg Cap Gro, Cl 2	CTIVP MFS Val, Cl 2	CTIVP MS Adv, Cl 2
Assets
Investments, at fair value(1),(2)	$127,745,579	$33,853,655	$13,631,858	$56,639,473	$16,824,344
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	—	3,799	894	84	2,573
Receivable for share redemptions	186,854	38,220	14,569	100,379	19,387
Total assets	127,932,433	33,895,674	13,647,321	56,739,936	16,846,304

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	102,457	32,682	13,397	54,289	16,408
Contract terminations	84,397	5,538	1,172	46,090	2,979
Payable for investments purchased	—	3,799	894	84	2,573
Total liabilities	186,854	42,019	15,463	100,463	21,960
Net assets applicable to contracts in accumulation period	127,398,169	33,853,434	13,631,544	56,639,387	16,823,821
Net assets applicable to contracts in payment period	347,410	—	—	—	—
Net assets applicable to seed money	—	221	314	86	523
Total net assets	$127,745,579	$33,853,655	$13,631,858	$56,639,473	$16,824,344
(1) Investment shares	3,402,013	923,198	400,819	1,988,746	484,572
(2) Investments, at cost	$73,000,704	$23,881,403	$9,011,811	$41,750,582	$12,516,143

See accompanying notes to financial statements.

192	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Assets and Liabilities

December 31, 2019 (continued)	CTIVP T Rowe Price LgCap Val, Cl 2	CTIVP TCW Core Plus Bond, Cl 2	CTIVP Vty Sycamore Estb Val, Cl 2	CTIVP Vty Sycamore Estb Val, Cl 3	CTIVP WF Short Duration Govt, Cl 2
Assets
Investments, at fair value(1),(2)	$24,140,082	$11,267,546	$45,795,074	$40,363,529	$26,242,896
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	84	732	12,279	4,045	1,473
Receivable for share redemptions	23,727	10,698	44,282	38,522	23,807
Total assets	24,163,893	11,278,976	45,851,635	40,406,096	26,268,176

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	23,303	10,698	43,702	32,533	23,463
Contract terminations	424	—	580	5,989	344
Payable for investments purchased	84	732	12,279	4,045	1,473
Total liabilities	23,811	11,430	56,561	42,567	25,280
Net assets applicable to contracts in accumulation period	24,090,055	11,267,042	45,794,889	40,147,757	26,242,591
Net assets applicable to contracts in payment period	49,922	—	—	215,772	—
Net assets applicable to seed money	105	504	185	—	305
Total net assets	$24,140,082	$11,267,546	$45,795,074	$40,363,529	$26,242,896
(1) Investment shares	944,448	1,028,061	1,546,608	1,346,349	2,562,783
(2) Investments, at cost	$18,726,556	$10,888,373	$33,826,363	$26,760,075	$25,775,379

December 31, 2019 (continued)	CTIVP Westfield Mid Cap Gro, Cl 2	CTIVP Wm Blair Intl Leaders, Cl 2	DWS Alt Asset Alloc VIP, Cl B	EV VT Floating-Rate Inc, Init Cl	Fid VIP Contrafund, Serv Cl 2
Assets
Investments, at fair value(1),(2)	$23,436,325	$29,908,342	$13,752,774	$109,951,354	$456,586,140
Dividends receivable	—	—	—	355,679	—
Accounts receivable from RiverSource Life for contract purchase payments	33	394	2,587	33,646	32,346
Receivable for share redemptions	24,152	31,946	12,909	90,069	548,223
Total assets	23,460,510	29,940,682	13,768,270	110,430,748	457,166,709

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	22,942	28,559	12,024	90,060	394,020
Contract terminations	1,210	3,387	885	9	154,203
Payable for investments purchased	33	394	2,587	389,325	32,346
Total liabilities	24,185	32,340	15,496	479,394	580,569
Net assets applicable to contracts in accumulation period	23,436,121	29,907,940	13,732,247	109,588,836	455,604,045
Net assets applicable to contracts in payment period	—	—	20,202	362,518	982,095
Net assets applicable to seed money	204	402	325	—	—
Total net assets	$23,436,325	$29,908,342	$13,752,774	$109,951,354	$456,586,140
(1) Investment shares	746,855	2,623,539	1,030,943	12,016,541	12,647,816
(2) Investments, at cost	$14,970,515	$30,519,679	$13,837,950	$111,473,021	$372,757,961

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	193

Statement of Assets and Liabilities

December 31, 2019 (continued)	Fid VIP Gro & Inc, Serv Cl	Fid VIP Gro & Inc, Serv Cl 2	Fid VIP Mid Cap, Serv Cl	Fid VIP Mid Cap, Serv Cl 2	Fid VIP Overseas, Serv Cl
Assets
Investments, at fair value(1),(2)	$39,573,887	$93,498,116	$70,308,547	$363,510,079	$11,189,339
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	—	—	—	59,674	—
Receivable for share redemptions	30,692	89,518	86,118	441,968	12,289
Total assets	39,604,579	93,587,634	70,394,665	364,011,721	11,201,628

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	29,043	70,160	51,662	296,502	8,224
Contract terminations	1,649	19,358	34,456	145,466	4,065
Payable for investments purchased	—	—	—	59,674	—
Total liabilities	30,692	89,518	86,118	501,642	12,289
Net assets applicable to contracts in accumulation period	39,299,474	92,647,961	69,302,254	362,207,475	11,067,680
Net assets applicable to contracts in payment period	274,413	850,155	1,006,293	1,302,220	121,659
Net assets applicable to seed money	—	—	—	384	—
Total net assets	$39,573,887	$93,498,116	$70,308,547	$363,510,079	$11,189,339
(1) Investment shares	1,802,911	4,332,628	2,157,366	11,449,136	485,859
(2) Investments, at cost	$28,876,960	$65,022,245	$59,999,939	$339,970,083	$9,084,979

December 31, 2019 (continued)	Fid VIP Overseas, Serv Cl 2	Fid VIP Strategic Inc, Serv Cl 2	Frank Global Real Est, Cl 2	Frank Inc, Cl 2	Frank Mutual Shares, Cl 2
Assets
Investments, at fair value(1),(2)	$49,486,521	$159,517,299	$80,180,854	$62,606,894	$89,847,898
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	220	275,164	17,052	51,130	677
Receivable for share redemptions	84,853	193,560	62,074	59,788	81,554
Total assets	49,571,594	159,986,023	80,259,980	62,717,812	89,930,129

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	38,763	140,268	62,074	58,553	74,939
Contract terminations	46,090	53,292	—	1,235	6,615
Payable for investments purchased	220	275,164	17,052	51,130	677
Total liabilities	85,073	468,724	79,126	110,918	82,231
Net assets applicable to contracts in accumulation period	49,271,358	159,072,953	80,043,115	62,515,045	89,743,498
Net assets applicable to contracts in payment period	215,163	444,168	137,739	91,448	103,626
Net assets applicable to seed money	—	178	—	401	774
Total net assets	$49,486,521	$159,517,299	$80,180,854	$62,606,894	$89,847,898
(1) Investment shares	2,160,983	14,066,781	4,581,763	3,935,066	4,776,603
(2) Investments, at cost	$38,913,957	$159,594,366	$82,785,292	$61,713,918	$86,876,269

See accompanying notes to financial statements.

194	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Assets and Liabilities

December 31, 2019 (continued)	Frank Sm Cap Val, Cl 2	GS VIT Mid Cap Val, Inst	GS VIT Multi-Strategy Alt, Advisor	GS VIT Sm Cap Eq Insights, Inst	GS VIT U.S. Eq Insights, Inst
Assets
Investments, at fair value(1),(2)	$126,595,793	$126,366,102	$6,289,725	$5,957,350	$110,217,190
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	47,097	10,324	417	15	1,542
Receivable for share redemptions	143,402	97,772	30,487	5,242	253,401
Total assets	126,786,292	126,474,198	6,320,629	5,962,607	110,472,133

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	105,018	94,687	5,776	4,311	84,855
Contract terminations	38,384	3,085	24,711	930	168,546
Payable for investments purchased	47,097	10,324	417	15	1,542
Total liabilities	190,499	108,096	30,904	5,256	254,943
Net assets applicable to contracts in accumulation period	126,330,662	125,512,317	6,284,970	5,933,106	109,322,127
Net assets applicable to contracts in payment period	264,726	853,785	4,115	24,245	895,063
Net assets applicable to seed money	405	—	640	—	—
Total net assets	$126,595,793	$126,366,102	$6,289,725	$5,957,351	$110,217,190
(1) Investment shares	8,411,681	7,790,758	699,636	472,056	6,147,083
(2) Investments, at cost	$134,362,545	$115,343,264	$6,486,096	$5,727,808	$90,641,524

December 31, 2019 (continued)	Invesco Opp VI Global, Ser II	Inves Opp VI Gbl Strat Inc, Ser II	Invesco Opp VI Main St, Ser II	Inves Opp VI Mn St Sm Cap, Ser II	Invesco VI Am Fran, Ser I
Assets
Investments, at fair value(1),(2)	$139,266,240	$220,135,049	$3,212,542	$94,237,398	$13,488,820
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	34,000	113,079	28	44,718	—
Receivable for share redemptions	209,326	187,747	2,797	125,981	19,878
Total assets	139,509,566	220,435,875	3,215,367	94,408,097	13,508,698

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	119,632	179,357	2,797	81,887	9,742
Contract terminations	89,694	8,390	—	44,094	10,136
Payable for investments purchased	34,000	113,079	28	44,718	—
Total liabilities	243,326	300,826	2,825	170,699	19,878
Net assets applicable to contracts in accumulation period	138,838,004	219,087,854	3,212,542	94,081,345	13,465,213
Net assets applicable to contracts in payment period	427,506	1,046,712	—	155,745	23,607
Net assets applicable to seed money	730	483	—	308	—
Total net assets	$139,266,240	$220,135,049	$3,212,542	$94,237,398	$13,488,820
(1) Investment shares	3,319,815	42,911,316	110,587	4,116,968	200,876
(2) Investments, at cost	$122,302,971	$225,341,850	$3,241,213	$89,981,195	$9,475,038

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	195

Statement of Assets and Liabilities

December 31, 2019 (continued)	Invesco VI Am Fran, Ser II	Invesco VI Bal Risk Alloc, Ser II	Invesco VI Comstock, Ser II	Invesco VI Core Eq, Ser I	Invesco VI Div Divd, Ser I
Assets
Investments, at fair value(1),(2)	$48,830,237	$39,137,469	$113,810,469	$71,850,916	$24,624,053
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	—	8,263	—	—	1,415
Receivable for share redemptions	94,033	40,176	192,583	171,350	28,029
Total assets	48,924,270	39,185,908	114,003,052	72,022,266	24,653,497

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	37,021	36,485	88,955	79,223	18,793
Contract terminations	57,012	3,691	103,628	92,127	9,236
Payable for investments purchased	—	8,263	—	—	1,415
Total liabilities	94,033	48,439	192,583	171,350	29,444
Net assets applicable to contracts in accumulation period	48,829,350	38,771,880	113,622,725	70,965,887	24,612,388
Net assets applicable to contracts in payment period	887	365,246	187,744	885,029	11,665
Net assets applicable to seed money	—	343	—	—	—
Total net assets	$48,830,237	$39,137,469	$113,810,469	$71,850,916	$24,624,053
(1) Investment shares	764,166	3,647,481	6,659,477	2,055,820	904,299
(2) Investments, at cost	$35,406,326	$40,843,029	$97,122,325	$54,523,719	$19,967,825

December 31, 2019 (continued)	Invesco VI Div Divd, Ser II	Invesco VI Hlth, Ser II	Invesco VI Intl Gro, Ser II	Invesco VI Mid Cap Gro, Ser I	Invesco VI Mid Cap Gro, Ser II
Assets
Investments, at fair value(1),(2)	$14,193,864	$43,400,979	$56,237,365	$19,120,834	$12,100,078
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	4,755	—	26,616	20,332	—
Receivable for share redemptions	12,659	66,284	82,780	15,994	36,911
Total assets	14,211,278	43,467,263	56,346,761	19,157,160	12,136,989

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	12,548	35,046	44,408	14,214	9,813
Contract terminations	111	31,238	38,372	1,780	27,098
Payable for investments purchased	4,755	—	26,616	20,332	—
Total liabilities	17,414	66,284	109,396	36,326	36,911
Net assets applicable to contracts in accumulation period	14,134,048	43,263,751	56,091,247	19,052,748	12,100,066
Net assets applicable to contracts in payment period	59,816	137,228	146,118	68,086	12
Net assets applicable to seed money	—	—	—	—	—
Total net assets	$14,193,864	$43,400,979	$56,237,365	$19,120,834	$12,100,078
(1) Investment shares	525,115	1,523,376	1,461,470	3,501,984	2,278,734
(2) Investments, at cost	$11,774,192	$38,590,649	$43,893,082	$16,995,150	$11,072,309

See accompanying notes to financial statements.

196	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Assets and Liabilities

December 31, 2019 (continued)	Invesco VI Tech, Ser I	Ivy VIP Asset Strategy, Cl II	Janus Henderson VIT Bal, Serv	Janus Henderson VIT Enter, Serv	Janus Henderson VIT Flex Bd, Serv
Assets
Investments, at fair value(1),(2)	$25,038,779	$16,046,080	$68,252,958	$17,332,783	$49,020,351
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	1,620	1,425	109,812	206	16,605
Receivable for share redemptions	32,814	17,933	71,916	13,284	58,719
Total assets	25,073,213	16,065,438	68,434,686	17,346,273	49,095,675

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	18,676	14,780	62,653	12,480	43,281
Contract terminations	14,138	3,153	9,263	804	15,438
Payable for investments purchased	1,620	1,425	109,812	206	16,605
Total liabilities	34,434	19,358	181,728	13,490	75,324
Net assets applicable to contracts in accumulation period	25,018,379	15,836,984	68,199,209	17,276,406	48,998,753
Net assets applicable to contracts in payment period	20,400	208,427	53,389	56,377	21,336
Net assets applicable to seed money	—	669	360	—	262
Total net assets	$25,038,779	$16,046,080	$68,252,958	$17,332,783	$49,020,351
(1) Investment shares	919,529	1,689,043	1,636,762	216,850	3,773,699
(2) Investments, at cost	$16,948,550	$17,530,850	$62,346,361	$10,579,459	$48,470,936

December 31, 2019 (continued)	Janus Henderson VIT Gbl Tech, Serv	Janus Henderson VIT Overseas, Serv	Janus Henderson VIT Res, Serv	Lazard Ret Global Dyn MA, Serv	MFS Mass Inv Gro Stock, Serv Cl
Assets
Investments, at fair value(1),(2)	$28,362,262	$20,972,535	$51,488,636	$21,229,843	$66,117,462
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	—	—	16,237	240	97,303
Receivable for share redemptions	37,999	20,221	57,553	32,556	66,182
Total assets	28,400,261	20,992,756	51,562,426	21,262,639	66,280,947

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	20,725	15,480	44,361	20,104	51,765
Contract terminations	17,274	4,741	13,192	12,452	14,417
Payable for investments purchased	—	—	16,237	240	97,303
Total liabilities	37,999	20,221	73,790	32,796	163,485
Net assets applicable to contracts in accumulation period	28,225,349	20,825,757	51,429,612	21,229,108	66,007,095
Net assets applicable to contracts in payment period	136,913	146,778	57,991	—	110,367
Net assets applicable to seed money	—	—	1,033	735	—
Total net assets	$28,362,262	$20,972,535	$51,488,636	$21,229,843	$66,117,462
(1) Investment shares	1,887,043	657,446	1,298,906	1,555,300	2,968,903
(2) Investments, at cost	$15,193,771	$22,347,152	$38,524,532	$19,668,319	$52,880,257
See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	197

Statement of Assets and Liabilities

December 31, 2019 (continued)	MFS New Dis, Serv Cl	MFS Utilities, Serv Cl	MS VIF Dis, Cl II	MS VIF Global Real Est, Cl II	NB AMT Intl Eq, Cl S
Assets
Investments, at fair value(1),(2)	$37,250,283	$169,548,186	$58,529,455	$26,812,122	$11,111,854
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	542	4,275	127,214	7,749	75
Receivable for share redemptions	29,923	187,024	65,453	23,440	16,138
Total assets	37,280,748	169,739,485	58,722,122	26,843,311	11,128,067

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	27,619	142,356	50,740	21,790	9,148
Contract terminations	2,304	44,668	14,713	1,650	6,990
Payable for investments purchased	542	4,275	127,214	7,749	75
Total liabilities	30,465	191,299	192,667	31,189	16,213
Net assets applicable to contracts in accumulation period	37,084,311	169,111,490	58,395,205	26,742,038	11,110,185
Net assets applicable to contracts in payment period	165,972	436,330	133,624	70,084	1,669
Net assets applicable to seed money	—	366	626	—	—
Total net assets	$37,250,283	$169,548,186	$58,529,455	$26,812,122	$11,111,854
(1) Investment shares	2,067,163	4,905,908	4,634,161	2,482,604	804,624
(2) Investments, at cost	$32,643,982	$134,010,327	$55,537,334	$22,953,868	$8,900,215

December 31, 2019 (continued)	NB AMT Sus Eq, Cl S	NB AMT US Eq Index PW Strat, Cl S	PIMCO VIT All Asset, Advisor Cl	PIMCO VIT Glb Man As Alloc, Adv Cl	PIMCO VIT Tot Return, Advisor Cl
Assets
Investments, at fair value(1),(2)	$12,006,028	$4,285,527	$66,172,622	$5,298,499	$43,292,310
Dividends receivable	—	—	—	—	102,912
Accounts receivable from RiverSource Life for contract purchase payments	20	65	2,819	—	92,878
Receivable for share redemptions	11,269	3,932	66,709	5,304	62,402
Total assets	12,017,317	4,289,524	66,242,150	5,303,803	43,550,502

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	10,825	3,920	55,854	5,066	38,860
Contract terminations	444	12	10,855	238	23,542
Payable for investments purchased	20	65	2,819	—	195,790
Total liabilities	11,289	3,997	69,528	5,304	258,192
Net assets applicable to contracts in accumulation period	12,004,388	4,284,678	65,587,024	5,294,254	43,281,213
Net assets applicable to contracts in payment period	—	—	585,165	3,439	—
Net assets applicable to seed money	1,640	849	433	806	11,097
Total net assets	$12,006,028	$4,285,527	$66,172,622	$5,298,499	$43,292,310
(1) Investment shares	445,162	416,071	6,059,764	420,850	3,928,522
(2) Investments, at cost	$9,998,640	$4,048,352	$66,189,592	$5,078,249	$42,756,110

See accompanying notes to financial statements.

198	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Assets and Liabilities

December 31, 2019 (continued)	Put VT Global Hlth Care, Cl IB	Put VT Intl Eq, Cl IB	Put VT Sus Leaders, Cl IA	Put VT Sus Leaders, Cl IB	Royce Micro-Cap, Invest Cl
Assets
Investments, at fair value(1),(2)	$23,677,073	$11,616,710	$73,160,474	$32,044,762	$11,773,418
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	—	—	—	—	—
Receivable for share redemptions	38,164	27,621	89,165	45,167	12,732
Total assets	23,715,237	11,644,331	73,249,639	32,089,929	11,786,150

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	17,822	8,679	80,505	23,803	8,644
Contract terminations	20,342	18,942	8,660	21,364	4,088
Payable for investments purchased	—	—	—	—	—
Total liabilities	38,164	27,621	89,165	45,167	12,732
Net assets applicable to contracts in accumulation period	23,610,467	11,597,971	72,741,251	31,960,684	11,687,788
Net assets applicable to contracts in payment period	66,606	18,739	419,223	84,078	85,630
Net assets applicable to seed money	—	—	—	—	—
Total net assets	$23,677,073	$11,616,710	$73,160,474	$32,044,762	$11,773,418
(1) Investment shares	1,417,789	774,964	1,832,677	827,175	1,207,530
(2) Investments, at cost	$21,229,729	$10,318,383	$49,928,496	$22,049,362	$11,411,050

December 31, 2019 (continued)	Temp Global Bond, Cl 2	Third Ave Val	VanEck VIP Global Gold, Cl S	VP Aggr, Cl 2	VP Aggr, Cl 4
Assets
Investments, at fair value(1),(2)	$34,357,824	$10,588,390	$19,649,540	$1,033,752,108	$600,819,353
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	994	—	24	50,063	8,263
Receivable for share redemptions	105,569	8,922	18,534	1,143,327	703,848
Total assets	34,464,387	10,597,312	19,668,098	1,034,945,498	601,531,464

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	30,530	7,795	18,071	885,149	485,983
Contract terminations	75,039	1,127	463	258,178	217,865
Payable for investments purchased	994	—	24	50,063	8,263
Total liabilities	106,563	8,922	18,558	1,193,390	712,111
Net assets applicable to contracts in accumulation period	34,357,455	10,430,456	19,648,656	1,032,143,429	600,819,353
Net assets applicable to contracts in payment period	—	157,934	—	1,608,575	—
Net assets applicable to seed money	369	—	884	104	—
Total net assets	$34,357,824	$10,588,390	$19,649,540	$1,033,752,108	$600,819,353
(1) Investment shares	2,151,398	653,604	2,276,888	46,946,054	27,235,691
(2) Investments, at cost	$36,678,856	$10,709,736	$16,396,113	$631,424,681	$297,581,087

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	199

Statement of Assets and Liabilities

December 31, 2019 (continued)	VP Col Wanger Intl Eq, Cl 2	VP Conserv, Cl 2	VP Conserv, Cl 4	VP Man Risk, Cl 2	VP Man Risk US, Cl 2
Assets
Investments, at fair value(1),(2)	$40,233,063	$452,819,038	$438,287,518	$177,905,325	$171,093,697
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	270	196,296	—	247,518	364,982
Receivable for share redemptions	62,253	554,132	563,702	246,947	253,646
Total assets	40,295,586	453,569,466	438,851,220	178,399,790	171,712,325

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	38,590	406,506	375,403	152,091	145,896
Contract terminations	23,663	147,626	188,299	94,856	107,750
Payable for investments purchased	270	196,296	—	247,518	364,982
Total liabilities	62,523	750,428	563,702	494,465	618,628
Net assets applicable to contracts in accumulation period	40,227,336	452,324,037	438,287,518	177,905,018	170,755,848
Net assets applicable to contracts in payment period	5,500	494,929	—	—	337,585
Net assets applicable to seed money	227	72	—	307	264
Total net assets	$40,233,063	$452,819,038	$438,287,518	$177,905,325	$171,093,697
(1) Investment shares	7,548,417	30,309,173	29,336,514	15,578,400	14,317,464
(2) Investments, at cost	$48,075,670	$379,008,484	$339,387,299	$163,425,086	$155,439,442

December 31, 2019 (continued)	VP Man Vol Conserv, Cl 2	VP Man Vol Conserv Gro, Cl 2	VP Man Vol Gro, Cl 2	VP Man Vol Mod Gro, Cl 2	VP Mod, Cl 2
Assets
Investments, at fair value(1),(2)	$511,640,733	$1,368,389,523	$10,691,503,772	$13,928,599,705	$6,996,951,914
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	773,301	66,214	2,024,856	1,912,311	1,435,857
Receivable for share redemptions	705,486	1,886,429	9,536,359	14,264,938	6,609,033
Total assets	513,119,520	1,370,342,166	10,703,064,987	13,944,776,954	7,004,996,804

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	454,815	1,221,546	9,241,958	12,310,748	6,120,724
Contract terminations	250,671	664,883	294,401	1,954,190	488,309
Payable for investments purchased	773,301	66,214	2,024,856	1,912,311	1,435,857
Total liabilities	1,478,787	1,952,643	11,561,215	16,177,249	8,044,890
Net assets applicable to contracts in accumulation period	511,640,564	1,367,753,347	10,689,958,710	13,928,100,052	6,992,297,759
Net assets applicable to contracts in payment period	—	636,102	1,544,987	499,526	4,654,104
Net assets applicable to seed money	169	74	75	127	51
Total net assets	$511,640,733	$1,368,389,523	$10,691,503,772	$13,928,599,705	$6,996,951,914
(1) Investment shares	40,350,216	101,814,697	714,672,712	897,461,321	378,213,617
(2) Investments, at cost	$453,014,267	$1,129,820,819	$8,382,586,748	$10,476,629,067	$4,518,297,797

See accompanying notes to financial statements.

200	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Assets and Liabilities

December 31, 2019 (continued)	VP Mod, Cl 4	VP Mod Aggr, Cl 2	VP Mod Aggr, Cl 4	VP Mod Conserv, Cl 2	VP Mod Conserv, Cl 4
Assets
Investments, at fair value(1),(2)	$7,014,436,089	$3,240,508,459	$2,029,967,364	$1,285,589,309	$1,287,127,634
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	89,143	21,449	6,955	28,065	23,616
Receivable for share redemptions	7,531,831	3,198,022	2,003,142	1,388,317	1,395,196
Total assets	7,022,057,063	3,243,727,930	2,031,977,461	1,287,005,691	1,288,546,446

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	5,808,453	2,794,530	1,657,325	1,156,319	1,094,863
Contract terminations	1,723,378	403,492	345,817	231,998	300,333
Payable for investments purchased	89,143	21,449	6,955	28,065	23,616
Total liabilities	7,620,974	3,219,471	2,010,097	1,416,382	1,418,812
Net assets applicable to contracts in accumulation period	7,014,436,089	3,238,686,222	2,029,967,364	1,284,566,320	1,287,127,634
Net assets applicable to contracts in payment period	—	1,822,189	—	1,022,965	—
Net assets applicable to seed money	—	48	—	24	—
Total net assets	$7,014,436,089	$3,240,508,459	$2,029,967,364	$1,285,589,309	$1,287,127,634
(1) Investment shares	378,544,851	160,104,173	100,146,392	77,305,430	77,258,561
(2) Investments, at cost	$3,835,865,722	$1,954,173,296	$1,027,698,108	$947,355,527	$819,655,675

December 31, 2019 (continued)	VP Ptnrs Core Bond, Cl 2	VP Ptnrs Core Eq, Cl 2	VP Ptnrs Core Eq, Cl 3	VP Ptnrs Sm Cap Gro, Cl 2	VP Ptnrs Sm Cap Val, Cl 2
Assets
Investments, at fair value(1),(2)	$10,596,977	$10,227,402	$23,860,022	$9,390,165	$7,127,998
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	169,649	17	140	5,908	504
Receivable for share redemptions	32,492	10,363	43,316	9,454	6,794
Total assets	10,799,118	10,237,782	23,903,478	9,405,527	7,135,296

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	10,054	10,359	19,250	8,940	6,679
Contract terminations	22,438	4	24,066	514	115
Payable for investments purchased	169,649	17	140	5,908	504
Total liabilities	202,141	10,380	43,456	15,362	7,298
Net assets applicable to contracts in accumulation period	10,596,560	10,227,219	23,829,881	9,389,927	7,127,746
Net assets applicable to contracts in payment period	—	—	30,141	—	—
Net assets applicable to seed money	417	183	—	238	252
Total net assets	$10,596,977	$10,227,402	$23,860,022	$9,390,165	$7,127,998
(1) Investment shares	954,683	438,756	1,012,305	379,094	251,517
(2) Investments, at cost	$10,386,885	$6,645,394	$10,670,872	$7,577,212	$5,999,067

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	201

Statement of Assets and Liabilities

December 31, 2019 (continued)	VP Ptnrs Sm Cap Val, Cl 3	VP US Flex Conserv Gro, Cl 2	VP US Flex Gro, Cl 2	VP US Flex Mod Gro, Cl 2	Wanger Intl
Assets
Investments, at fair value(1),(2)	$63,887,745	$264,361,540	$2,862,486,622	$1,718,524,570	$174,504,742
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	1,951	284,655	2,262,196	492,945	—
Receivable for share redemptions	51,171	232,420	2,640,844	1,592,624	256,417
Total assets	63,940,867	264,878,615	2,867,389,662	1,720,610,139	174,761,159

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	48,652	232,230	2,458,330	1,498,191	136,219
Contract terminations	2,519	190	182,514	94,433	120,198
Payable for investments purchased	1,951	284,655	2,262,196	492,945	—
Total liabilities	53,122	517,075	4,903,040	2,085,569	256,417
Net assets applicable to contracts in accumulation period	63,487,282	264,331,320	2,862,486,543	1,718,187,556	174,056,001
Net assets applicable to contracts in payment period	400,463	30,051	—	336,938	448,741
Net assets applicable to seed money	—	169	79	76	—
Total net assets	$63,887,745	$264,361,540	$2,862,486,622	$1,718,524,570	$174,504,742
(1) Investment shares	2,228,383	20,981,075	202,153,010	128,439,803	6,711,721
(2) Investments, at cost	$31,396,603	$239,617,261	$2,451,362,357	$1,485,790,725	$180,970,317

December 31, 2019 (continued)	Wanger USA	WF VT Index Asset Alloc, Cl 2	WF VT Intl Eq, Cl 2	WF VT Opp, Cl 2	WF VT Sm Cap Gro, Cl 2
Assets
Investments, at fair value(1),(2)	$253,727,561	$23,398,957	$30,399,641	$49,566,452	$82,574,577
Dividends receivable	—	—	—	—	—
Accounts receivable from RiverSource Life for contract purchase payments	—	—	6	377	1,018
Receivable for share redemptions	450,743	28,821	34,788	44,445	99,336
Total assets	254,178,304	23,427,778	30,434,435	49,611,274	82,674,931

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	196,552	17,759	24,410	41,064	71,715
Contract terminations	254,191	11,062	10,378	3,381	27,621
Payable for investments purchased	—	—	6	377	1,018
Total liabilities	450,743	28,821	34,794	44,822	100,354
Net assets applicable to contracts in accumulation period	252,708,770	22,815,466	30,237,260	49,462,706	82,427,313
Net assets applicable to contracts in payment period	1,018,791	583,378	162,381	103,052	146,543
Net assets applicable to seed money	—	113	—	694	721
Total net assets	$253,727,561	$23,398,957	$30,399,641	$49,566,452	$82,574,577
(1) Investment shares	11,398,363	1,138,635	16,170,022	1,857,813	8,332,450
(2) Investments, at cost	$295,966,684	$17,329,349	$50,235,993	$40,458,982	$78,333,669

See accompanying notes to financial statements.

202	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Assets and Liabilities

December 31, 2019 (continued)	WA Var Global Hi Yd Bond, Cl II
Assets
Investments, at fair value(1),(2)	$11,150,817
Dividends receivable	—
Accounts receivable from RiverSource Life for contract purchase payments	24,833
Receivable for share redemptions	9,697
Total assets	11,185,347

Liabilities
Payable to RiverSource Life for:
Mortality and expense risk fee	9,697
Contract terminations	—
Payable for investments purchased	24,833
Total liabilities	34,530
Net assets applicable to contracts in accumulation period	11,150,116
Net assets applicable to contracts in payment period	—
Net assets applicable to seed money	701
Total net assets	$11,150,817
(1) Investment shares	1,500,783
(2) Investments, at cost	$11,381,614

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	203

Statement of Operations

Year ended December 31, 2019	AB VPS Dyn Asset Alloc, Cl B	AB VPS Global Thematic Gro, Cl B	AB VPS Gro & Inc, Cl B	AB VPS Intl Val, Cl B	AB VPS Lg Cap Gro, Cl B
Investment income
Dividend income	$178,658	$10,879	$811,847	$725,463	$—
Variable account expenses	110,893	61,606	698,800	828,863	811,299
Investment income (loss) — net	67,765	(50,727)	113,047	(103,400)	(811,299)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	1,044,081	1,718,967	12,718,161	15,368,576	8,803,692
Cost of investments sold	977,793	1,247,279	10,615,209	17,940,111	7,815,710
Net realized gain (loss) on sales of investments	66,288	471,688	2,102,952	(2,571,535)	987,982
Distributions from capital gains	11,305	381,164	8,533,801	—	9,813,706
Net change in unrealized appreciation or depreciation of investments	1,140,030	801,010	5,294,124	16,304,133	10,343,077
Net gain (loss) on investments	1,217,623	1,653,862	15,930,877	13,732,598	21,144,765
Net increase (decrease) in net assets resulting from operations	$1,285,388	$1,603,135	$16,043,924	$13,629,198	$20,333,466

Year ended December 31, 2019 (continued)	ALPS Alerian Engy Infr, Class III	AC VP Intl, Cl I	AC VP Intl, Cl II	AC VP Mid Cap Val, Cl II	AC VP Ultra, Cl II
Investment income
Dividend income	$542,591	$69,927	$153,979	$1,009,891	$—
Variable account expenses	373,329	66,709	179,995	498,901	336,440
Investment income (loss) — net	169,262	3,218	(26,016)	510,990	(336,440)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	7,859,774	1,328,158	4,395,797	12,574,366	7,477,745
Cost of investments sold	8,740,002	1,184,535	3,611,224	11,721,799	5,958,749
Net realized gain (loss) on sales of investments	(880,228)	143,623	784,573	852,567	1,518,996
Distributions from capital gains	—	420,010	1,115,064	5,777,151	3,972,559
Net change in unrealized appreciation or depreciation of investments	6,791,741	1,346,486	3,047,516	5,795,534	4,986,404
Net gain (loss) on investments	5,911,513	1,910,119	4,947,153	12,425,252	10,477,959
Net increase (decrease) in net assets resulting from operations	$6,080,775	$1,913,337	$4,921,137	$12,936,242	$10,141,519

Year ended December 31, 2019 (continued)	AC VP Val, Cl I	AC VP Val, Cl II	BlackRock Global Alloc, Cl III	BNY Mellon VIF Intl Eq, Serv	Calvert VP SRI Bal, Cl I
Investment income
Dividend income	$669,946	$3,465,649	$905,575	$42,224	$320,207
Variable account expenses	265,255	1,702,021	766,428	40,304	175,172
Investment income (loss) — net	404,691	1,763,628	139,147	1,920	145,035

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	4,855,377	29,242,427	13,726,525	1,215,028	2,755,259
Cost of investments sold	3,327,850	21,614,223	14,116,117	1,217,161	2,453,335
Net realized gain (loss) on sales of investments	1,527,527	7,628,204	(389,592)	(2,133)	301,924
Distributions from capital gains	1,871,045	10,435,835	2,841,318	346,874	737,114
Net change in unrealized appreciation or depreciation of investments	3,485,818	20,343,262	8,525,305	330,881	3,034,632
Net gain (loss) on investments	6,884,390	38,407,301	10,977,031	675,622	4,073,670
Net increase (decrease) in net assets resulting from operations	$7,289,081	$40,170,929	$11,116,178	$677,542	$4,218,705

See accompanying notes to financial statements.

204	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Operations

Year ended December 31, 2019 (continued)	CB Var Sm Cap Gro, Cl I	Col VP Bal, Cl 3	Col VP Commodity Strategy, Cl 2	Col VP Contrarian Core, Cl 2	Col VP Disciplined Core, Cl 2
Investment income
Dividend income	$—	$—	$42,211	$—	$—
Variable account expenses	175,787	4,863,844	47,376	966,209	358,270
Investment income (loss) — net	(175,787)	(4,863,844)	(5,165)	(966,209)	(358,270)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	4,136,410	57,182,549	812,663	14,893,517	4,950,424
Cost of investments sold	3,361,593	39,817,130	932,925	11,111,287	3,857,875
Net realized gain (loss) on sales of investments	774,817	17,365,419	(120,262)	3,782,230	1,092,549
Distributions from capital gains	1,705,386	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	1,778,613	76,779,641	416,163	22,431,169	5,543,520
Net gain (loss) on investments	4,258,816	94,145,060	295,901	26,213,399	6,636,069
Net increase (decrease) in net assets resulting from operations	$4,083,029	$89,281,216	$290,736	$25,247,190	$6,277,799

Year ended December 31, 2019 (continued)	Col VP Disciplined Core, Cl 3	Col VP Div Abs Return, Cl 2	Col VP Divd Opp, Cl 2	Col VP Divd Opp, Cl 3	Col VP Emerg Mkts Bond, Cl 2
Investment income
Dividend income	$—	$—	$—	$—	$680,443
Variable account expenses	3,378,960	36,394	665,985	4,221,473	140,079
Investment income (loss) — net	(3,378,960)	(36,394)	(665,985)	(4,221,473)	540,364

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	43,424,971	683,227	6,024,634	73,715,005	4,309,765
Cost of investments sold	19,459,934	725,549	4,572,066	34,342,505	4,390,700
Net realized gain (loss) on sales of investments	23,965,037	(42,322)	1,452,568	39,372,500	(80,935)
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	49,538,100	105,988	10,683,904	57,474,511	960,472
Net gain (loss) on investments	73,503,137	63,666	12,136,472	96,847,011	879,537
Net increase (decrease) in net assets resulting from operations	$70,124,177	$27,272	$11,470,487	$92,625,538	$1,419,901

Year ended December 31, 2019 (continued)	Col VP Emer Mkts, Cl 2	Col VP Emer Mkts, Cl 3	Col VP Global Strategic Inc, Cl 2	Col VP Global Strategic Inc, Cl 3	Col VP Govt Money Mkt, Cl 2
Investment income
Dividend income	$59,939	$217,130	$—	$—	$844,032
Variable account expenses	461,532	1,184,822	105,128	667,055	590,362
Investment income (loss) — net	(401,593)	(967,692)	(105,128)	(667,055)	253,670

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	6,601,041	22,586,321	1,385,706	13,804,737	23,804,722
Cost of investments sold	6,453,819	18,178,011	1,588,141	16,828,397	23,804,722
Net realized gain (loss) on sales of investments	147,222	4,408,310	(202,435)	(3,023,660)	—
Distributions from capital gains	5,015,119	14,611,355	—	—	20,809
Net change in unrealized appreciation or depreciation of investments	6,034,468	13,651,792	1,147,834	10,477,065	(1)
Net gain (loss) on investments	11,196,809	32,671,457	945,399	7,453,405	20,808
Net increase (decrease) in net assets resulting from operations	$10,795,216	$31,703,765	$840,271	$6,786,350	$274,478

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	205

Statement of Operations

Year ended December 31, 2019 (continued)	Col VP Govt Money Mkt, Cl 3	Col VP Hi Yield Bond, Cl 2	Col VP Hi Yield Bond, Cl 3	Col VP Inc Opp, Cl 2	Col VP Inc Opp, Cl 3
Investment income
Dividend income	$1,827,215	$2,689,050	$10,968,237	$1,339,270	$5,852,265
Variable account expenses	987,743	505,191	1,793,200	310,141	1,077,170
Investment income (loss) — net	839,472	2,183,859	9,175,037	1,029,129	4,775,095

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	45,254,839	6,916,978	35,839,635	4,022,781	22,729,486
Cost of investments sold	45,252,925	7,127,037	35,978,193	4,470,879	26,187,187
Net realized gain (loss) on sales of investments	1,914	(210,059)	(138,558)	(448,098)	(3,457,701)
Distributions from capital gains	42,113	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(1,914)	4,513,218	18,786,510	3,223,183	15,275,640
Net gain (loss) on investments	42,113	4,303,159	18,647,952	2,775,085	11,817,939
Net increase (decrease) in net assets resulting from operations	$881,585	$6,487,018	$27,822,989	$3,804,214	$16,593,034

Year ended December 31, 2019 (continued)	Col VP Inter Bond, Cl 2	Col VP Inter Bond, Cl 3	Col VP Lg Cap Gro, Cl 2	Col VP Lg Cap Gro, Cl 3	Col VP Lg Cap Index, Cl 3
Investment income
Dividend income	$1,226,591	$9,417,611	$—	$—	$—
Variable account expenses	452,548	2,818,068	570,078	1,075,350	3,749,258
Investment income (loss) — net	774,043	6,599,543	(570,078)	(1,075,350)	(3,749,258)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	4,423,825	37,856,719	5,524,752	24,077,539	38,041,503
Cost of investments sold	4,397,205	37,808,428	3,957,473	11,420,191	22,652,288
Net realized gain (loss) on sales of investments	26,620	48,291	1,567,279	12,657,348	15,389,215
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	2,097,873	16,766,692	13,346,947	25,042,158	82,008,099
Net gain (loss) on investments	2,124,493	16,814,983	14,914,226	37,699,506	97,397,314
Net increase (decrease) in net assets resulting from operations	$2,898,536	$23,414,526	$14,344,148	$36,624,156	$93,648,056

Year ended December 31, 2019 (continued)	Col VP Limited Duration Cr, Cl 2	Col VP Long Govt/ Cr Bond, Cl 2	Col VP Mid Cap Gro, Cl 2	Col VP Mid Cap Gro, Cl 3	Col VP Overseas Core, Cl 2
Investment income
Dividend income	$848,626	$327,003	$—	$—	$388,784
Variable account expenses	420,507	131,949	207,167	762,566	238,128
Investment income (loss) — net	428,119	195,054	(207,167)	(762,566)	150,656

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	10,856,174	2,945,102	2,637,835	14,411,321	2,925,804
Cost of investments sold	10,774,433	2,878,190	2,043,940	6,563,445	3,011,764
Net realized gain (loss) on sales of investments	81,741	66,912	593,895	7,847,876	(85,960)
Distributions from capital gains	—	—	—	—	3,060,991
Net change in unrealized appreciation or depreciation of investments	1,946,943	1,783,007	4,654,976	14,459,577	1,376,452
Net gain (loss) on investments	2,028,684	1,849,919	5,248,871	22,307,453	4,351,483
Net increase (decrease) in net assets resulting from operations	$2,456,803	$2,044,973	$5,041,704	$21,544,887	$4,502,139

See accompanying notes to financial statements.

206	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Operations

Year ended December 31, 2019 (continued)	Col VP Overseas Core, Cl 3	Col VP Select Lg Cap Val, Cl 2	Col VP Select Lg Cap Val, Cl 3	Col VP Select Mid Cap Val, Cl 2	Col VP Select Mid Cap Val, Cl 3
Investment income
Dividend income	$1,362,703	$—	$—	$—	$—
Variable account expenses	705,654	278,384	322,489	303,889	461,807
Investment income (loss) — net	657,049	(278,384)	(322,489)	(303,889)	(461,807)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	12,843,486	4,290,567	7,765,349	3,500,733	10,904,592
Cost of investments sold	11,777,043	3,550,112	5,278,210	2,771,749	5,855,010
Net realized gain (loss) on sales of investments	1,066,443	740,455	2,487,139	728,984	5,049,582
Distributions from capital gains	9,954,574	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	3,273,812	5,180,763	5,731,160	6,389,795	8,581,564
Net gain (loss) on investments	14,294,829	5,921,218	8,218,299	7,118,779	13,631,146
Net increase (decrease) in net assets resulting from operations	$14,951,878	$5,642,834	$7,895,810	$6,814,890	$13,169,339

Year ended December 31, 2019 (continued)	Col VP Select Sm Cap Val, Cl 2	Col VP Select Sm Cap Val, Cl 3	Col VP Strategic Inc, Cl 2	Col VP US Eq, Cl 2	Col VP US Govt Mtge, Cl 2
Investment income
Dividend income	$—	$—	$2,127,907	$—	$316,881
Variable account expenses	142,498	310,928	639,362	156,313	143,773
Investment income (loss) — net	(142,498)	(310,928)	1,488,545	(156,313)	173,108

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	2,266,715	6,929,974	6,158,457	1,959,140	2,638,553
Cost of investments sold	1,937,197	4,098,598	6,888,092	1,582,815	2,617,243
Net realized gain (loss) on sales of investments	329,518	2,831,376	(729,635)	376,325	21,310
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	1,646,466	2,884,383	4,002,736	2,476,831	444,063
Net gain (loss) on investments	1,975,984	5,715,759	3,273,101	2,853,156	465,373
Net increase (decrease) in net assets resulting from operations	$1,833,486	$5,404,831	$4,761,646	$2,696,843	$638,481

Year ended December 31, 2019 (continued)	Col VP US Govt Mtge, Cl 3	CS Commodity Return	CTIVP AC Div Bond, Cl 2	CTIVP AQR Intl Core Eq, Cl 2	CTIVP AQR Man Fut Strategy, Cl 2
Investment income
Dividend income	$1,736,205	$114,056	$823,693	$175,924	$—
Variable account expenses	584,923	120,413	163,186	76,388	129,906
Investment income (loss) — net	1,151,282	(6,357)	660,507	99,536	(129,906)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	13,299,404	2,826,186	1,781,971	1,352,864	3,852,242
Cost of investments sold	13,114,491	5,593,789	1,780,404	1,435,619	4,827,007
Net realized gain (loss) on sales of investments	184,913	(2,767,603)	1,567	(82,755)	(974,765)
Distributions from capital gains	—	—	—	105,331	—
Net change in unrealized appreciation or depreciation of investments	2,259,418	3,500,691	430,829	940,156	1,054,452
Net gain (loss) on investments	2,444,331	733,088	432,396	962,732	79,687
Net increase (decrease) in net assets resulting from operations	$3,595,613	$726,731	$1,092,903	$1,062,268	$(50,219)

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	207

Statement of Operations

Year ended December 31, 2019 (continued)	CTIVP BR Gl Infl Prot Sec, Cl 2	CTIVP BR Gl Infl Prot Sec, Cl 3	CTIVP CenterSquare Real Est, Cl 2	CTIVP DFA Intl Val, Cl 2	CTIVP Lazard Intl Eq Adv, Cl 2
Investment income
Dividend income	$502,062	$2,408,995	$400,026	$697,006	$488,032
Variable account expenses	183,841	691,216	276,370	211,933	196,912
Investment income (loss) — net	318,221	1,717,779	123,656	485,073	291,120

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	2,813,198	17,298,848	3,750,625	2,855,421	3,392,758
Cost of investments sold	2,910,060	21,305,158	3,889,864	3,076,694	3,502,108
Net realized gain (loss) on sales of investments	(96,862)	(4,006,310)	(139,239)	(221,273)	(109,350)
Distributions from capital gains	—	—	—	574,763	94,325
Net change in unrealized appreciation or depreciation of investments	753,805	7,500,162	5,246,786	1,310,241	2,345,105
Net gain (loss) on investments	656,943	3,493,852	5,107,547	1,663,731	2,330,080
Net increase (decrease) in net assets resulting from operations	$975,164	$5,211,631	$5,231,203	$2,148,804	$2,621,200

Year ended December 31, 2019 (continued)	CTIVP Loomis Sayles Gro, Cl 1	CTIVP Loomis Sayles Gro, Cl 2	CTIVP LA Capital Lg Cap Gro, Cl 2	CTIVP MFS Val, Cl 2	CTIVP MS Adv, Cl 2
Investment income
Dividend income	$—	$—	$—	$—	$—
Variable account expenses	1,153,564	334,607	140,327	538,803	175,799
Investment income (loss) — net	(1,153,564)	(334,607)	(140,327)	(538,803)	(175,799)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	25,633,275	4,730,402	1,621,548	4,693,836	3,772,322
Cost of investments sold	16,244,476	3,657,768	1,164,936	3,756,647	2,785,974
Net realized gain (loss) on sales of investments	9,388,799	1,072,634	456,612	937,189	986,348
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	25,102,980	6,910,858	2,938,846	11,268,370	2,359,050
Net gain (loss) on investments	34,491,779	7,983,492	3,395,458	12,205,559	3,345,398
Net increase (decrease) in net assets resulting from operations	$33,338,215	$7,648,885	$3,255,131	$11,666,756	$3,169,599

Year ended December 31, 2019 (continued)	CTIVP T Rowe Price LgCap Val, Cl 2	CTIVP TCW Core Plus Bond, Cl 2	CTIVP Vty Sycamore Estb Val, Cl 2	CTIVP Vty Sycamore Estb Val, Cl 3	CTIVP WF Short Duration Govt, Cl 2
Investment income
Dividend income	$—	$215,602	$—	$—	$203,438
Variable account expenses	236,486	100,325	451,787	346,664	258,476
Investment income (loss) — net	(236,486)	115,277	(451,787)	(346,664)	(55,038)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	2,890,445	1,128,323	4,890,463	5,943,249	7,581,528
Cost of investments sold	2,420,966	1,097,015	3,895,599	4,196,357	7,503,859
Net realized gain (loss) on sales of investments	469,479	31,308	994,864	1,746,892	77,669
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	4,285,979	452,473	8,738,596	7,300,065	535,749
Net gain (loss) on investments	4,755,458	483,781	9,733,460	9,046,957	613,418
Net increase (decrease) in net assets resulting from operations	$4,518,972	$599,058	$9,281,673	$8,700,293	$558,380

See accompanying notes to financial statements.

208	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Operations

Year ended December 31, 2019 (continued)	CTIVP Westfield Mid Cap Gro, Cl 2	CTIVP Wm Blair Intl Leaders, Cl 2	DWS Alt Asset Alloc VIP, Cl B	EV VT Floating-Rate Inc, Init Cl	Fid VIP Contrafund, Serv Cl 2
Investment income
Dividend income	$—	$260,084	$491,173	$5,557,987	$930,756
Variable account expenses	231,839	306,888	138,231	1,194,440	4,289,270
Investment income (loss) — net	(231,839)	(46,804)	352,942	4,363,547	(3,358,514)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	2,563,788	4,409,514	2,712,475	42,124,042	65,843,660
Cost of investments sold	1,797,693	4,941,128	2,831,913	42,865,577	58,049,655
Net realized gain (loss) on sales of investments	766,095	(531,614)	(119,438)	(741,535)	7,794,005
Distributions from capital gains	—	945,561	—	—	50,413,609
Net change in unrealized appreciation or depreciation of investments	6,099,783	5,797,618	1,472,994	4,292,625	57,197,770
Net gain (loss) on investments	6,865,878	6,211,565	1,353,556	3,551,090	115,405,384
Net increase (decrease) in net assets resulting from operations	$6,634,039	$6,164,761	$1,706,498	$7,914,637	$112,046,870

Year ended December 31, 2019 (continued)	Fid VIP Gro & Inc, Serv Cl	Fid VIP Gro & Inc, Serv Cl 2	Fid VIP Mid Cap, Serv Cl	Fid VIP Mid Cap, Serv Cl 2	Fid VIP Overseas, Serv Cl
Investment income
Dividend income	$1,329,535	$3,110,655	$548,674	$2,392,255	$173,078
Variable account expenses	316,544	775,934	597,477	3,353,208	90,220
Investment income (loss) — net	1,012,991	2,334,721	(48,803)	(960,953)	82,858

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	5,967,448	14,921,129	11,369,290	53,718,267	1,563,426
Cost of investments sold	4,677,875	11,257,261	10,235,117	53,036,963	1,369,941
Net realized gain (loss) on sales of investments	1,289,573	3,663,868	1,134,173	681,304	193,485
Distributions from capital gains	3,264,083	7,994,364	8,016,429	41,064,934	390,433
Net change in unrealized appreciation or depreciation of investments	3,987,356	8,498,317	5,102,691	30,168,015	1,838,062
Net gain (loss) on investments	8,541,012	20,156,549	14,253,293	71,914,253	2,421,980
Net increase (decrease) in net assets resulting from operations	$9,554,003	$22,491,270	$14,204,490	$70,953,300	$2,504,838

Year ended December 31, 2019 (continued)	Fid VIP Overseas, Serv Cl 2	Fid VIP Strategic Inc, Serv Cl 2	Frank Global Real Est, Cl 2	Frank Inc, Cl 2	Frank Mutual Shares, Cl 2
Investment income
Dividend income	$706,793	$4,850,105	$2,143,119	$3,156,027	$1,592,463
Variable account expenses	437,839	1,441,770	717,555	631,918	842,581
Investment income (loss) — net	268,954	3,408,335	1,425,564	2,524,109	749,882

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	10,095,489	13,892,969	13,964,121	8,527,485	14,389,984
Cost of investments sold	8,565,737	13,877,181	14,899,303	8,631,410	13,928,164
Net realized gain (loss) on sales of investments	1,529,752	15,788	(935,182)	(103,925)	461,820
Distributions from capital gains	1,822,292	1,148,354	1,675,632	953,868	8,514,965
Net change in unrealized appreciation or depreciation of investments	7,673,431	7,890,765	13,358,454	4,505,507	7,295,493
Net gain (loss) on investments	11,025,475	9,054,907	14,098,904	5,355,450	16,272,278
Net increase (decrease) in net assets resulting from operations	$11,294,429	$12,463,242	$15,524,468	$7,879,559	$17,022,160
See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	209

Statement of Operations

Year ended December 31, 2019 (continued)	Frank Sm Cap Val, Cl 2	GS VIT Mid Cap Val, Inst	GS VIT Multi-Strategy Alt, Advisor	GS VIT Sm Cap Eq Insights, Inst	GS VIT U.S. Eq Insights, Inst
Investment income
Dividend income	$1,242,393	$951,548	$157,891	$27,724	$1,339,246
Variable account expenses	1,116,643	1,065,267	60,414	47,899	971,205
Investment income (loss) — net	125,750	(113,719)	97,477	(20,175)	368,041

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	15,542,032	20,421,144	1,065,012	1,000,706	21,617,088
Cost of investments sold	17,084,971	19,647,668	1,106,709	1,025,750	18,458,202
Net realized gain (loss) on sales of investments	(1,542,939)	773,476	(41,697)	(25,044)	3,158,886
Distributions from capital gains	19,792,140	4,463,050	—	121,967	3,858,302
Net change in unrealized appreciation or depreciation of investments	7,950,440	27,289,166	351,645	1,149,998	16,386,962
Net gain (loss) on investments	26,199,641	32,525,692	309,948	1,246,921	23,404,150
Net increase (decrease) in net assets resulting from operations	$26,325,391	$32,411,973	$407,425	$1,226,746	$23,772,191

Year ended December 31, 2019 (continued)	Invesco Opp VI Global, Ser II	Inves Opp VI Gbl Strat Inc, Ser II	Invesco Opp VI Main St, Ser II	Inves Opp VI Mn St Sm Cap, Ser II	Invesco VI Am Fran, Ser I
Investment income
Dividend income	$835,200	$7,847,019	$24,825	$—	$—
Variable account expenses	1,283,929	2,135,892	31,078	913,009	105,546
Investment income (loss) — net	(448,729)	5,711,127	(6,253)	(913,009)	(105,546)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	18,864,643	42,941,227	729,348	15,894,086	1,887,245
Cost of investments sold	17,066,577	44,985,655	759,011	15,959,507	1,312,624
Net realized gain (loss) on sales of investments	1,798,066	(2,044,428)	(29,663)	(65,421)	574,621
Distributions from capital gains	18,861,844	—	492,471	8,709,257	1,789,710
Net change in unrealized appreciation or depreciation of investments	13,512,547	17,611,558	359,055	12,340,520	1,550,293
Net gain (loss) on investments	34,172,457	15,567,130	821,863	20,984,356	3,914,624
Net increase (decrease) in net assets resulting from operations	$33,723,728	$21,278,257	$815,610	$20,071,347	$3,809,078

Year ended December 31, 2019 (continued)	Invesco VI Am Fran, Ser II	Invesco VI Bal Risk Alloc, Ser II	Invesco VI Comstock, Ser II	Invesco VI Core Eq, Ser I	Invesco VI Div Divd, Ser I
Investment income
Dividend income	$—	$—	$1,907,365	$657,254	$673,925
Variable account expenses	410,876	413,694	1,017,881	880,610	207,990
Investment income (loss) — net	(410,876)	(413,694)	889,484	(223,356)	465,935

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	9,335,700	7,414,869	21,536,280	9,197,097	5,362,731
Cost of investments sold	6,574,516	8,176,907	17,970,381	6,871,596	4,380,359
Net realized gain (loss) on sales of investments	2,761,184	(762,038)	3,565,899	2,325,501	982,372
Distributions from capital gains	6,771,128	—	14,564,455	7,987,393	1,250,676
Net change in unrealized appreciation or depreciation of investments	4,957,297	6,124,842	5,180,457	6,534,507	2,429,370
Net gain (loss) on investments	14,489,609	5,362,804	23,310,811	16,847,401	4,662,418
Net increase (decrease) in net assets resulting from operations	$14,078,733	$4,949,110	$24,200,295	$16,624,045	$5,128,353

See accompanying notes to financial statements.

210	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Operations

Year ended December 31, 2019 (continued)	Invesco VI Div Divd, Ser II	Invesco VI Hlth, Ser II	Invesco VI Intl Gro, Ser II	Invesco VI Mid Cap Gro, Ser I	Invesco VI Mid Cap Gro, Ser II
Investment income
Dividend income	$373,053	$—	$704,051	$—	$—
Variable account expenses	148,454	378,321	508,683	161,250	110,901
Investment income (loss) — net	224,599	(378,321)	195,368	(161,250)	(110,901)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	4,580,037	9,354,085	12,102,322	3,494,787	2,346,867
Cost of investments sold	3,879,972	9,614,994	9,762,677	3,016,606	2,058,477
Net realized gain (loss) on sales of investments	700,065	(260,909)	2,339,645	478,181	288,390
Distributions from capital gains	758,899	1,021,722	3,538,698	2,769,235	1,780,515
Net change in unrealized appreciation or depreciation of investments	1,441,324	10,662,567	7,365,769	2,205,125	1,351,725
Net gain (loss) on investments	2,900,288	11,423,380	13,244,112	5,452,541	3,420,630
Net increase (decrease) in net assets resulting from operations	$3,124,887	$11,045,059	$13,439,480	$5,291,291	$3,309,729

Year ended December 31, 2019 (continued)	Invesco VI Tech, Ser I	Ivy VIP Asset Strategy, Cl II	Janus Henderson VIT Bal, Serv	Janus Henderson VIT Enter, Serv	Janus Henderson VIT Flex Bd, Serv
Investment income
Dividend income	$—	$326,366	$894,918	$8,517	$1,303,166
Variable account expenses	204,174	162,441	521,090	140,387	459,941
Investment income (loss) — net	(204,174)	163,925	373,828	(131,870)	843,225

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	4,447,659	3,042,784	4,023,937	2,756,483	7,877,081
Cost of investments sold	3,068,962	3,430,747	3,831,059	1,781,396	7,916,640
Net realized gain (loss) on sales of investments	1,378,697	(387,963)	192,878	975,087	(39,559)
Distributions from capital gains	2,015,564	622,343	1,211,476	1,067,999	—
Net change in unrealized appreciation or depreciation of investments	3,805,621	2,452,896	7,189,369	2,885,880	2,677,494
Net gain (loss) on investments	7,199,882	2,687,276	8,593,723	4,928,966	2,637,935
Net increase (decrease) in net assets resulting from operations	$6,995,708	$2,851,201	$8,967,551	$4,797,096	$3,481,160

Year ended December 31, 2019 (continued)	Janus Henderson VIT Gbl Tech, Serv	Janus Henderson VIT Overseas, Serv	Janus Henderson VIT Res, Serv	Lazard Ret Global Dyn MA, Serv	MFS Mass Inv Gro Stock, Serv Cl
Investment income
Dividend income	$—	$366,313	$146,868	$9,641	$209,143
Variable account expenses	221,007	170,507	473,529	221,051	553,466
Investment income (loss) — net	(221,007)	195,806	(326,661)	(211,410)	(344,323)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	4,876,918	3,453,913	9,664,907	2,929,752	11,399,822
Cost of investments sold	2,799,800	4,122,009	7,488,388	2,885,868	9,729,784
Net realized gain (loss) on sales of investments	2,077,118	(668,096)	2,176,519	43,884	1,670,038
Distributions from capital gains	1,922,558	—	5,104,724	27,936	4,828,435
Net change in unrealized appreciation or depreciation of investments	5,537,878	5,083,409	6,795,542	3,247,692	13,398,468
Net gain (loss) on investments	9,537,554	4,415,313	14,076,785	3,319,512	19,896,941
Net increase (decrease) in net assets resulting from operations	$9,316,547	$4,611,119	$13,750,124	$3,108,102	$19,552,618

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	211

Statement of Operations

Year ended December 31, 2019 (continued)	MFS New Dis, Serv Cl	MFS Utilities, Serv Cl	MS VIF Dis, Cl II	MS VIF Global Real Est, Cl II	NB AMT Intl Eq, Cl S
Investment income
Dividend income	$—	$6,202,391	$—	$744,601	$16,610
Variable account expenses	295,892	1,574,544	548,730	265,042	103,950
Investment income (loss) — net	(295,892)	4,627,847	(548,730)	479,559	(87,340)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	5,285,440	26,317,943	9,263,260	6,332,201	2,888,590
Cost of investments sold	4,458,532	21,653,502	8,497,546	5,447,610	2,485,026
Net realized gain (loss) on sales of investments	826,908	4,664,441	765,714	884,591	403,564
Distributions from capital gains	6,788,324	491,272	8,130,098	1,393,301	447,172
Net change in unrealized appreciation or depreciation of investments	3,995,868	24,491,774	7,336,155	1,732,463	1,852,742
Net gain (loss) on investments	11,611,100	29,647,487	16,231,967	4,010,355	2,703,478
Net increase (decrease) in net assets resulting from operations	$11,315,208	$34,275,334	$15,683,237	$4,489,914	$2,616,138

Year ended December 31, 2019 (continued)	NB AMT Sus Eq, Cl S	NB AMT US Eq Index PW Strat, Cl S	PIMCO VIT All Asset, Advisor Cl	PIMCO VIT Glb Man As Alloc, Adv Cl	PIMCO VIT Tot Return, Advisor Cl
Investment income
Dividend income	$31,455	$6,113	$1,895,892	$106,870	$1,037,928
Variable account expenses	109,151	41,125	658,667	55,833	374,231
Investment income (loss) — net	(77,696)	(35,012)	1,237,225	51,037	663,697

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	1,317,255	590,768	13,869,410	975,132	4,964,270
Cost of investments sold	1,103,647	602,077	14,353,024	969,294	4,970,023
Net realized gain (loss) on sales of investments	213,608	(11,309)	(483,614)	5,838	(5,753)
Distributions from capital gains	603,948	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	1,504,244	548,506	6,219,903	657,372	1,612,147
Net gain (loss) on investments	2,321,800	537,197	5,736,289	663,210	1,606,394
Net increase (decrease) in net assets resulting from operations	$2,244,104	$502,185	$6,973,514	$714,247	$2,270,091

Year ended December 31, 2019 (continued)	Put VT Global Hlth Care, Cl IB	Put VT Intl Eq, Cl IB	Put VT Sus Leaders, Cl IA	Put VT Sus Leaders, Cl IB	Royce Micro-Cap, Invest Cl
Investment income
Dividend income	$—	$163,880	$473,848	$135,971	$—
Variable account expenses	196,862	98,486	874,566	257,448	97,843
Investment income (loss) — net	(196,862)	65,394	(400,718)	(121,477)	(97,843)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	5,270,603	2,084,839	8,065,578	4,259,982	1,836,654
Cost of investments sold	5,472,471	2,033,400	5,887,987	3,119,570	1,763,303
Net realized gain (loss) on sales of investments	(201,868)	51,439	2,177,591	1,140,412	73,351
Distributions from capital gains	1,106,658	21,033	9,643,995	4,322,056	1,056,731
Net change in unrealized appreciation or depreciation of investments	5,102,761	2,330,403	8,791,055	3,513,778	945,071
Net gain (loss) on investments	6,007,551	2,402,875	20,612,641	8,976,246	2,075,153
Net increase (decrease) in net assets resulting from operations	$5,810,689	$2,468,269	$20,211,923	$8,854,769	$1,977,310

See accompanying notes to financial statements.

212	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Operations

Year ended December 31, 2019 (continued)	Temp Global Bond, Cl 2	Third Ave Val	VanEck VIP Global Gold, Cl S	VP Aggr, Cl 2	VP Aggr, Cl 4
Investment income
Dividend income	$2,623,219	$29,744	$—	$—	$—
Variable account expenses	365,158	93,596	167,362	10,100,893	5,747,960
Investment income (loss) — net	2,258,061	(63,852)	(167,362)	(10,100,893)	(5,747,960)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	7,630,201	2,213,950	4,117,606	178,587,873	136,480,710
Cost of investments sold	8,053,662	2,344,514	4,038,252	116,239,728	72,607,529
Net realized gain (loss) on sales of investments	(423,461)	(130,564)	79,354	62,348,145	63,873,181
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(1,505,645)	1,416,558	5,098,257	138,307,180	58,371,754
Net gain (loss) on investments	(1,929,106)	1,285,994	5,177,611	200,655,325	122,244,935
Net increase (decrease) in net assets resulting from operations	$328,955	$1,222,142	$5,010,249	$190,554,432	$116,496,975

Year ended December 31, 2019 (continued)	VP Col Wanger Intl Eq, Cl 2	VP Conserv, Cl 2	VP Conserv, Cl 4	VP Man Risk, Cl 2	VP Man Risk US, Cl 2
Investment income
Dividend income	$214,430	$—	$—	$—	$—
Variable account expenses	401,871	4,328,534	4,316,300	1,390,709	1,208,651
Investment income (loss) — net	(187,441)	(4,328,534)	(4,316,300)	(1,390,709)	(1,208,651)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	6,046,714	72,798,745	94,059,982	5,193,454	6,170,170
Cost of investments sold	8,081,708	61,882,904	74,570,928	4,985,836	5,882,136
Net realized gain (loss) on sales of investments	(2,034,994)	10,915,841	19,489,054	207,618	288,034
Distributions from capital gains	2,436,931	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	8,769,878	30,709,319	25,907,320	19,091,039	18,690,035
Net gain (loss) on investments	9,171,815	41,625,160	45,396,374	19,298,657	18,978,069
Net increase (decrease) in net assets resulting from operations	$8,984,374	$37,296,626	$41,080,074	$17,907,948	$17,769,418

Year ended December 31, 2019 (continued)	VP Man Vol Conserv, Cl 2	VP Man Vol Conserv Gro, Cl 2	VP Man Vol Gro, Cl 2	VP Man Vol Mod Gro, Cl 2	VP Mod, Cl 2
Investment income
Dividend income	$—	$—	$—	$—	$—
Variable account expenses	4,514,964	13,032,704	99,981,949	136,084,629	67,478,690
Investment income (loss) — net	(4,514,964)	(13,032,704)	(99,981,949)	(136,084,629)	(67,478,690)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	57,166,801	87,206,758	553,046,387	758,383,957	486,128,208
Cost of investments sold	52,350,719	75,484,525	449,223,964	596,149,566	331,611,119
Net realized gain (loss) on sales of investments	4,816,082	11,722,233	103,822,423	162,234,391	154,517,089
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	43,487,955	152,589,543	1,559,840,189	1,828,736,377	839,108,596
Net gain (loss) on investments	48,304,037	164,311,776	1,663,662,612	1,990,970,768	993,625,685
Net increase (decrease) in net assets resulting from operations	$43,789,073	$151,279,072	$1,563,680,663	$1,854,886,139	$926,146,995

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	213

Statement of Operations

Year ended December 31, 2019 (continued)	VP Mod, Cl 4	VP Mod Aggr, Cl 2	VP Mod Aggr, Cl 4	VP Mod Conserv, Cl 2	VP Mod Conserv, Cl 4
Investment income
Dividend income	$—	$—	$—	$—	$—
Variable account expenses	67,664,530	32,149,980	19,956,039	12,640,106	12,700,276
Investment income (loss) — net	(67,664,530)	(32,149,980)	(19,956,039)	(12,640,106)	(12,700,276)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	1,105,235,598	523,001,508	538,406,614	139,231,240	215,164,301
Cost of investments sold	638,967,723	336,128,806	290,052,501	106,720,101	142,934,981
Net realized gain (loss) on sales of investments	466,267,875	186,872,702	248,354,113	32,511,139	72,229,320
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	608,176,295	370,818,198	124,674,399	120,770,235	94,120,497
Net gain (loss) on investments	1,074,444,170	557,690,900	373,028,512	153,281,374	166,349,817
Net increase (decrease) in net assets resulting from operations	$1,006,779,640	$525,540,920	$353,072,473	$140,641,268	$153,649,541

Year ended December 31, 2019 (continued)	VP Ptnrs Core Bond, Cl 2	VP Ptnrs Core Eq, Cl 2	VP Ptnrs Core Eq, Cl 3	VP Ptnrs Sm Cap Gro, Cl 2	VP Ptnrs Sm Cap Val, Cl 2
Investment income
Dividend income	$195,983	$—	$—	$—	$—
Variable account expenses	102,466	114,434	221,586	91,356	71,620
Investment income (loss) — net	93,517	(114,434)	(221,586)	(91,356)	(71,620)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	1,308,949	1,481,377	5,416,694	843,488	806,190
Cost of investments sold	1,305,159	1,036,089	2,632,730	709,621	716,000
Net realized gain (loss) on sales of investments	3,790	445,288	2,783,964	133,867	90,190
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	512,709	1,806,903	2,858,824	1,366,262	1,049,057
Net gain (loss) on investments	516,499	2,252,191	5,642,788	1,500,129	1,139,247
Net increase (decrease) in net assets resulting from operations	$610,016	$2,137,757	$5,421,202	$1,408,773	$1,067,627

Year ended December 31, 2019 (continued)	VP Ptnrs Sm Cap Val, Cl 3	VP US Flex Conserv Gro, Cl 2	VP US Flex Gro, Cl 2	VP US Flex Mod Gro, Cl 2	Wanger Intl
Investment income
Dividend income	$—	$—	$—	$—	$1,338,726
Variable account expenses	565,348	1,947,185	22,420,297	14,260,310	1,511,752
Investment income (loss) — net	(565,348)	(1,947,185)	(22,420,297)	(14,260,310)	(173,026)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	10,246,697	17,731,283	35,895,970	32,903,947	32,002,272
Cost of investments sold	5,316,689	16,594,460	32,324,335	29,801,399	36,124,487
Net realized gain (loss) on sales of investments	4,930,008	1,136,823	3,571,635	3,102,548	(4,122,215)
Distributions from capital gains	—	—	—	—	15,537,036
Net change in unrealized appreciation or depreciation of investments	6,637,844	23,805,305	391,266,379	216,991,953	31,451,422
Net gain (loss) on investments	11,567,852	24,942,128	394,838,014	220,094,501	42,866,243
Net increase (decrease) in net assets resulting from operations	$11,002,504	$22,994,943	$372,417,717	$205,834,191	$42,693,217

See accompanying notes to financial statements.

214	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Operations

Year ended December 31, 2019 (continued)	Wanger USA	WF VT Index Asset Alloc, Cl 2	WF VT Intl Eq, Cl 2	WF VT Opp, Cl 2	WF VT Sm Cap Gro, Cl 2
Investment income
Dividend income	$649,304	$262,280	$1,122,145	$137,171	$—
Variable account expenses	2,205,319	205,498	278,292	459,667	811,149
Investment income (loss) — net	(1,556,015)	56,782	843,853	(322,496)	(811,149)

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales	41,598,016	4,361,978	5,760,655	9,150,540	14,709,519
Cost of investments sold	50,240,336	3,278,807	8,883,864	7,692,996	13,546,868
Net realized gain (loss) on sales of investments	(8,642,320)	1,083,171	(3,123,209)	1,457,544	1,162,651
Distributions from capital gains	43,932,389	1,527,036	12,494,091	5,465,698	13,428,346
Net change in unrealized appreciation or depreciation of investments	30,693,484	1,518,956	(6,130,603)	6,039,488	3,019,890
Net gain (loss) on investments	65,983,553	4,129,163	3,240,279	12,962,730	17,610,887
Net increase (decrease) in net assets resulting from operations	$64,427,538	$4,185,945	$4,084,132	$12,640,234	$16,799,738

Year ended December 31, 2019 (continued)					WA Var Global Hi Yd Bond, Cl II
Investment income
Dividend income					$531,196
Variable account expenses					101,701
Investment income (loss) — net					429,495

Realized and unrealized gain (loss) on investments — net
Realized gain (loss) on sales of investments:
Proceeds from sales					2,160,603
Cost of investments sold					2,213,127
Net realized gain (loss) on sales of investments					(52,524)
Distributions from capital gains					—
Net change in unrealized appreciation or depreciation of investments					777,342
Net gain (loss) on investments					724,818
Net increase (decrease) in net assets resulting from operations					$1,154,313

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	215

Statement of Changes in Net Assets

Year ended December 31, 2019	AB VPS Dyn Asset Alloc, Cl B	AB VPS Global Thematic Gro, Cl B	AB VPS Gro & Inc, Cl B	AB VPS Intl Val, Cl B	AB VPS Lg Cap Gro, Cl B
Operations
Investment income (loss) — net	$67,765	$(50,727)	$113,047	$(103,400)	$(811,299)
Net realized gain (loss) on sales of investments	66,288	471,688	2,102,952	(2,571,535)	987,982
Distributions from capital gains	11,305	381,164	8,533,801	—	9,813,706
Net change in unrealized appreciation or depreciation of investments	1,140,030	801,010	5,294,124	16,304,133	10,343,077
Net increase (decrease) in net assets resulting from operations	1,285,388	1,603,135	16,043,924	13,629,198	20,333,466

Contract transactions
Contract purchase payments	943,387	79,624	614,632	1,268,325	8,148,690
Net transfers(1)	1,086,527	367,556	1,109,475	(1,975,326)	4,075,839
Transfers for policy loans	—	(473)	(2,766)	64,508	(5,155)
Adjustments to net assets allocated to contracts in payment period	—	—	5,802	(16,255)	2,289
Contract charges	(3,278)	(4,719)	(55,302)	(114,282)	(21,641)
Contract terminations:
Surrender benefits	(342,133)	(602,909)	(8,413,218)	(10,689,056)	(4,183,954)
Death benefits	(227,782)	(42,591)	(1,142,512)	(918,887)	(1,035,350)
Increase (decrease) from contract transactions	1,456,721	(203,512)	(7,883,889)	(12,380,973)	6,980,718
Net assets at beginning of year	8,930,478	5,616,089	74,356,113	92,027,537	59,299,285
Net assets at end of year	$11,672,587	$7,015,712	$82,516,148	$93,275,762	$86,613,469

Accumulation unit activity
Units outstanding at beginning of year	7,870,051	3,432,699	33,115,759	69,012,006	21,357,258
Contract purchase payments	760,157	41,871	247,008	974,250	2,405,995
Net transfers(1)	848,212	204,092	439,441	(1,646,975)	1,247,089
Transfers for policy loans	—	(202)	(2,134)	46,564	(1,413)
Contract charges	(2,657)	(2,474)	(21,794)	(74,833)	(6,521)
Contract terminations:
Surrender benefits	(280,038)	(313,925)	(3,343,838)	(7,554,560)	(1,273,000)
Death benefits	(183,530)	(22,666)	(444,424)	(608,585)	(316,088)
Units outstanding at end of year	9,012,195	3,339,395	29,990,018	60,147,867	23,413,320

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

216	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	ALPS Alerian Engy Infr, Class III	AC VP Intl, Cl I	AC VP Intl, Cl II	AC VP Mid Cap Val, Cl II	AC VP Ultra, Cl II
Operations
Investment income (loss) — net	$169,262	$3,218	$(26,016)	$510,990	$(336,440)
Net realized gain (loss) on sales of investments	(880,228)	143,623	784,573	852,567	1,518,996
Distributions from capital gains	—	420,010	1,115,064	5,777,151	3,972,559
Net change in unrealized appreciation or depreciation of investments	6,791,741	1,346,486	3,047,516	5,795,534	4,986,404
Net increase (decrease) in net assets resulting from operations	6,080,775	1,913,337	4,921,137	12,936,242	10,141,519

Contract transactions
Contract purchase payments	1,543,482	69,705	169,512	462,188	330,369
Net transfers(1)	(2,559,051)	(506,711)	(1,616,597)	(3,716,808)	(437,345)
Transfers for policy loans	4,073	6,029	84	(5,485)	1,390
Adjustments to net assets allocated to contracts in payment period	(6,701)	(3,162)	(12,865)	6,291	(16,275)
Contract charges	(15,672)	(2,624)	(15,003)	(33,760)	(23,604)
Contract terminations:
Surrender benefits	(2,795,718)	(608,203)	(2,152,019)	(6,557,065)	(3,385,405)
Death benefits	(450,384)	(131,972)	(205,194)	(977,912)	(416,952)
Increase (decrease) from contract transactions	(4,279,971)	(1,176,938)	(3,832,082)	(10,822,551)	(3,947,822)
Net assets at beginning of year	32,130,791	7,484,463	19,547,680	50,642,032	31,543,420
Net assets at end of year	$33,931,595	$8,220,862	$20,636,735	$52,755,723	$37,737,117

Accumulation unit activity
Units outstanding at beginning of year	40,352,911	4,951,238	11,651,055	23,734,417	12,466,108
Contract purchase payments	1,673,624	40,172	86,814	183,134	110,897
Net transfers(1)	(2,761,968)	(290,043)	(823,933)	(1,569,139)	(102,948)
Transfers for policy loans	4,368	3,357	205	(1,537)	618
Contract charges	(16,838)	(1,521)	(7,860)	(13,516)	(7,897)
Contract terminations:
Surrender benefits	(2,999,390)	(354,380)	(1,119,144)	(2,589,422)	(1,119,510)
Death benefits	(489,471)	(78,002)	(110,583)	(388,890)	(139,504)
Units outstanding at end of year	35,763,236	4,270,821	9,676,554	19,355,047	11,207,764

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	217

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	AC VP Val, Cl I	AC VP Val, Cl II	BlackRock Global Alloc, Cl III	BNY Mellon VIF Intl Eq, Serv	Calvert VP SRI Bal, Cl I
Operations
Investment income (loss) — net	$404,691	$1,763,628	$139,147	$1,920	$145,035
Net realized gain (loss) on sales of investments	1,527,527	7,628,204	(389,592)	(2,133)	301,924
Distributions from capital gains	1,871,045	10,435,835	2,841,318	346,874	737,114
Net change in unrealized appreciation or depreciation of investments	3,485,818	20,343,262	8,525,305	330,881	3,034,632
Net increase (decrease) in net assets resulting from operations	7,289,081	40,170,929	11,116,178	677,542	4,218,705

Contract transactions
Contract purchase payments	282,870	5,285,809	3,298,557	83,566	198,500
Net transfers(1)	(1,349,484)	(7,851,986)	(5,331,639)	(389,467)	1,585,256
Transfers for policy loans	4,800	42,140	15,450	1,600	(12,436)
Adjustments to net assets allocated to contracts in payment period	(29,665)	(19,875)	(38,650)	—	(5,035)
Contract charges	(8,612)	(96,061)	(30,606)	(2,018)	(15,550)
Contract terminations:
Surrender benefits	(2,794,014)	(16,051,454)	(5,127,387)	(565,445)	(1,837,604)
Death benefits	(405,202)	(3,200,315)	(1,490,903)	(98,065)	(132,651)
Increase (decrease) from contract transactions	(4,299,307)	(21,891,742)	(8,705,178)	(969,829)	(219,520)
Net assets at beginning of year	29,909,266	165,850,467	71,337,242	4,087,997	18,358,763
Net assets at end of year	$32,899,040	$184,129,654	$73,748,242	$3,795,710	$22,357,948

Accumulation unit activity
Units outstanding at beginning of year	9,425,245	71,718,316	58,332,251	3,485,524	10,524,717
Contract purchase payments	79,307	2,078,303	2,485,556	65,280	99,044
Net transfers(1)	(382,504)	(2,940,313)	(4,038,727)	(309,642)	785,961
Transfers for policy loans	1,423	16,536	11,777	1,246	(7,117)
Contract charges	(2,435)	(35,420)	(23,038)	(1,564)	(7,880)
Contract terminations:
Surrender benefits	(784,515)	(6,091,252)	(3,857,114)	(440,748)	(941,345)
Death benefits	(114,611)	(1,293,228)	(1,136,382)	(75,086)	(69,763)
Units outstanding at end of year	8,221,910	63,452,942	51,774,323	2,725,010	10,383,617

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

218	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	CB Var Sm Cap Gro, Cl I	Col VP Bal, Cl 3	Col VP Commodity Strategy, Cl 2	Col VP Contrarian Core, Cl 2	Col VP Disciplined Core, Cl 2
Operations
Investment income (loss) — net	$(175,787)	$(4,863,844)	$(5,165)	$(966,209)	$(358,270)
Net realized gain (loss) on sales of investments	774,817	17,365,419	(120,262)	3,782,230	1,092,549
Distributions from capital gains	1,705,386	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	1,778,613	76,779,641	416,163	22,431,169	5,543,520
Net increase (decrease) in net assets resulting from operations	4,083,029	89,281,216	290,736	25,247,190	6,277,799

Contract transactions
Contract purchase payments	221,598	19,747,877	165,872	4,107,693	4,789,393
Net transfers(1)	(492,668)	4,868,202	(254,640)	(3,959,841)	530,931
Transfers for policy loans	3,111	40,379	(3)	5,787	7,024
Adjustments to net assets allocated to contracts in payment period	45,945	(63,053)	—	(10,654)	—
Contract charges	(13,485)	(231,154)	(1,214)	(43,695)	(7,488)
Contract terminations:
Surrender benefits	(1,749,161)	(37,417,718)	(213,711)	(6,274,428)	(1,529,892)
Death benefits	(132,932)	(7,510,293)	(18,507)	(1,041,700)	(386,335)
Increase (decrease) from contract transactions	(2,117,592)	(20,565,760)	(322,203)	(7,216,838)	3,403,633
Net assets at beginning of year	16,344,035	424,746,865	4,491,402	83,306,975	25,363,022
Net assets at end of year	$18,309,472	$493,462,321	$4,459,935	$101,337,327	$35,044,454

Accumulation unit activity
Units outstanding at beginning of year	6,985,040	209,029,019	8,709,552	52,094,186	9,734,520
Contract purchase payments	80,842	9,103,660	309,686	2,195,453	1,618,529
Net transfers(1)	(167,896)	1,919,175	(477,971)	(2,168,566)	235,411
Transfers for policy loans	1,189	9,736	11	3,296	2,606
Contract charges	(4,874)	(100,837)	(2,262)	(23,241)	(2,565)
Contract terminations:
Surrender benefits	(633,525)	(16,371,965)	(397,358)	(3,331,525)	(508,494)
Death benefits	(48,035)	(3,378,405)	(34,545)	(558,253)	(132,572)
Units outstanding at end of year	6,212,741	200,210,383	8,107,113	48,211,350	10,947,435

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	219

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	Col VP Disciplined Core, Cl 3	Col VP Div Abs Return, Cl 2	Col VP Divd Opp, Cl 2	Col VP Divd Opp, Cl 3	Col VP Emerg Mkts Bond, Cl 2
Operations
Investment income (loss) — net	$(3,378,960)	$(36,394)	$(665,985)	$(4,221,473)	$540,364
Net realized gain (loss) on sales of investments	23,965,037	(42,322)	1,452,568	39,372,500	(80,935)
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	49,538,100	105,988	10,683,904	57,474,511	960,472
Net increase (decrease) in net assets resulting from operations	70,124,177	27,272	11,470,487	92,625,538	1,419,901

Contract transactions
Contract purchase payments	2,648,823	619,083	7,500,279	4,114,793	1,056,043
Net transfers(1)	(5,190,835)	413,862	1,333,528	(12,348,115)	932,970
Transfers for policy loans	284,811	—	(698)	218,083	449
Adjustments to net assets allocated to contracts in payment period	(599,460)	—	(12,952)	(420,827)	(8,546)
Contract charges	(377,478)	(816)	(15,511)	(349,200)	(6,224)
Contract terminations:
Surrender benefits	(29,200,299)	(176,058)	(2,544,057)	(50,697,297)	(1,524,240)
Death benefits	(4,379,163)	(312,961)	(1,059,017)	(7,069,280)	(304,790)
Increase (decrease) from contract transactions	(36,813,601)	543,110	5,201,572	(66,551,843)	145,662
Net assets at beginning of year	312,919,518	2,989,468	49,033,739	430,289,811	12,997,562
Net assets at end of year	$346,230,094	$3,559,850	$65,705,798	$456,363,506	$14,563,125

Accumulation unit activity
Units outstanding at beginning of year	147,358,581	3,749,379	25,321,798	172,205,976	13,127,644
Contract purchase payments	1,126,949	776,564	3,407,979	1,522,313	993,647
Net transfers(1)	(2,196,119)	513,893	591,014	(4,311,026)	847,399
Transfers for policy loans	121,633	—	(120)	74,032	375
Contract charges	(167,209)	(1,006)	(7,071)	(127,957)	(5,823)
Contract terminations:
Surrender benefits	(12,433,216)	(217,360)	(1,149,830)	(18,297,284)	(1,416,981)
Death benefits	(1,850,148)	(397,222)	(484,308)	(2,538,422)	(290,201)
Units outstanding at end of year	131,960,471	4,424,248	27,679,462	148,527,632	13,256,060

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

220	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	Col VP Emer Mkts, Cl 2	Col VP Emer Mkts, Cl 3	Col VP Global Strategic Inc, Cl 2	Col VP Global Strategic Inc, Cl 3	Col VP Govt Money Mkt, Cl 2
Operations
Investment income (loss) — net	$(401,593)	$(967,692)	$(105,128)	$(667,055)	$253,670
Net realized gain (loss) on sales of investments	147,222	4,408,310	(202,435)	(3,023,660)	—
Distributions from capital gains	5,015,119	14,611,355	—	—	20,809
Net change in unrealized appreciation or depreciation of investments	6,034,468	13,651,792	1,147,834	10,477,065	(1)
Net increase (decrease) in net assets resulting from operations	10,795,216	31,703,765	840,271	6,786,350	274,478

Contract transactions
Contract purchase payments	4,526,635	1,509,058	664,268	516,970	5,303,279
Net transfers(1)	(2,119,121)	(4,909,328)	67,327	(906,103)	(5,655,485)
Transfers for policy loans	(1,514)	58,780	(752)	26,810	68,047
Adjustments to net assets allocated to contracts in payment period	(7,284)	(59,249)	—	(18,005)	—
Contract charges	(10,620)	(119,369)	(1,386)	(106,843)	(10,561)
Contract terminations:
Surrender benefits	(1,302,657)	(14,023,936)	(472,220)	(8,311,694)	(4,865,046)
Death benefits	(876,250)	(1,721,958)	(115,177)	(1,341,590)	(1,117,843)
Increase (decrease) from contract transactions	209,189	(19,266,002)	142,060	(10,140,455)	(6,277,609)
Net assets at beginning of year	36,052,086	113,557,365	8,829,069	73,103,379	56,526,180
Net assets at end of year	$47,056,491	$125,995,128	$9,811,400	$69,749,274	$50,523,049

Accumulation unit activity
Units outstanding at beginning of year	32,457,546	53,483,289	9,764,749	49,750,961	61,161,626
Contract purchase payments	3,515,304	645,011	687,870	342,684	5,715,516
Net transfers(1)	(1,625,572)	(1,981,564)	68,942	(522,189)	(6,064,386)
Transfers for policy loans	(1,160)	25,796	(795)	16,822	73,010
Contract charges	(8,381)	(46,893)	(1,455)	(70,357)	(11,456)
Contract terminations:
Surrender benefits	(1,026,156)	(5,780,609)	(500,506)	(5,440,144)	(5,262,085)
Death benefits	(700,089)	(756,373)	(121,338)	(864,219)	(1,204,297)
Units outstanding at end of year	32,611,492	45,588,657	9,897,467	43,213,558	54,407,928

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	221

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	Col VP Govt Money Mkt, Cl 3	Col VP Hi Yield Bond, Cl 2	Col VP Hi Yield Bond, Cl 3	Col VP Inc Opp, Cl 2	Col VP Inc Opp, Cl 3
Operations
Investment income (loss) — net	$839,472	$2,183,859	$9,175,037	$1,029,129	$4,775,095
Net realized gain (loss) on sales of investments	1,914	(210,059)	(138,558)	(448,098)	(3,457,701)
Distributions from capital gains	42,113	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(1,914)	4,513,218	18,786,510	3,223,183	15,275,640
Net increase (decrease) in net assets resulting from operations	881,585	6,487,018	27,822,989	3,804,214	16,593,034

Contract transactions
Contract purchase payments	4,827,940	3,628,825	1,180,870	1,901,352	773,225
Net transfers(1)	2,075,069	(586,393)	(4,946,437)	(317,168)	(1,449,789)
Transfers for policy loans	145,058	1,788	52,101	403	(8,085)
Adjustments to net assets allocated to contracts in payment period	73,311	—	(106,178)	(4,347)	(7,635)
Contract charges	(98,075)	(9,259)	(119,588)	(6,960)	(162,181)
Contract terminations:
Surrender benefits	(27,059,935)	(2,794,518)	(22,926,556)	(1,252,310)	(15,176,438)
Death benefits	(1,660,601)	(1,045,222)	(4,399,719)	(378,260)	(2,051,024)
Increase (decrease) from contract transactions	(21,697,233)	(804,779)	(31,265,507)	(57,290)	(18,081,927)
Net assets at beginning of year	116,884,782	42,838,148	189,434,170	26,095,949	115,887,099
Net assets at end of year	$96,069,134	$48,520,387	$185,991,652	$29,842,873	$114,398,206

Accumulation unit activity
Units outstanding at beginning of year	105,979,042	28,916,210	78,729,021	18,058,518	57,728,413
Contract purchase payments	4,472,858	2,229,232	456,566	1,195,330	357,478
Net transfers(1)	2,592,490	(355,014)	(1,879,987)	(218,428)	(674,244)
Transfers for policy loans	132,332	1,084	19,374	364	(3,849)
Contract charges	(88,504)	(5,727)	(45,554)	(4,426)	(73,767)
Contract terminations:
Surrender benefits	(24,928,732)	(1,720,243)	(8,763,889)	(799,357)	(6,894,280)
Death benefits	(1,540,265)	(651,833)	(1,657,043)	(247,415)	(948,106)
Units outstanding at end of year	86,619,221	28,413,709	66,858,488	17,984,586	49,491,645

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

222	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	Col VP Inter Bond, Cl 2	Col VP Inter Bond, Cl 3	Col VP Lg Cap Gro, Cl 2	Col VP Lg Cap Gro, Cl 3	Col VP Lg Cap Index, Cl 3
Operations
Investment income (loss) — net	$774,043	$6,599,543	$(570,078)	$(1,075,350)	$(3,749,258)
Net realized gain (loss) on sales of investments	26,620	48,291	1,567,279	12,657,348	15,389,215
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	2,097,873	16,766,692	13,346,947	25,042,158	82,008,099
Net increase (decrease) in net assets resulting from operations	2,898,536	23,414,526	14,344,148	36,624,156	93,648,056

Contract transactions
Contract purchase payments	4,235,098	2,235,919	4,834,230	909,084	34,691,138
Net transfers(1)	9,815,597	23,019,811	(1,990,151)	(6,348,091)	12,168,953
Transfers for policy loans	722	82,314	4,193	61,321	16,291
Adjustments to net assets allocated to contracts in payment period	53,009	(129,096)	—	(53,232)	27,608
Contract charges	(7,066)	(376,525)	(14,904)	(101,145)	(167,212)
Contract terminations:
Surrender benefits	(1,827,390)	(33,824,302)	(1,454,589)	(13,201,010)	(24,901,804)
Death benefits	(1,061,504)	(7,056,464)	(791,146)	(1,608,473)	(5,019,434)
Increase (decrease) from contract transactions	11,208,466	(16,048,343)	587,633	(20,341,546)	16,815,540
Net assets at beginning of year	34,486,508	298,059,073	41,905,937	112,702,651	309,702,089
Net assets at end of year	$48,593,510	$305,425,256	$56,837,718	$128,985,261	$420,165,685

Accumulation unit activity
Units outstanding at beginning of year	29,160,513	167,470,073	16,547,620	73,335,386	149,134,063
Contract purchase payments	3,363,845	1,247,833	1,582,123	475,296	14,105,090
Net transfers(1)	7,832,076	12,722,315	(630,096)	(3,306,892)	5,385,936
Transfers for policy loans	586	43,065	1,407	33,481	8,544
Contract charges	(5,691)	(205,328)	(4,968)	(55,187)	(68,336)
Contract terminations:
Surrender benefits	(1,472,095)	(18,244,860)	(486,797)	(7,159,588)	(10,314,445)
Death benefits	(867,016)	(3,841,420)	(273,273)	(906,665)	(2,102,243)
Units outstanding at end of year	38,012,218	159,191,678	16,736,016	62,415,831	156,148,609

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	223

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	Col VP Limited Duration Cr, Cl 2	Col VP Long Govt/ Cr Bond, Cl 2	Col VP Mid Cap Gro, Cl 2	Col VP Mid Cap Gro, Cl 3	Col VP Overseas Core, Cl 2
Operations
Investment income (loss) — net	$428,119	$195,054	$(207,167)	$(762,566)	$150,656
Net realized gain (loss) on sales of investments	81,741	66,912	593,895	7,847,876	(85,960)
Distributions from capital gains	—	—	—	—	3,060,991
Net change in unrealized appreciation or depreciation of investments	1,946,943	1,783,007	4,654,976	14,459,577	1,376,452
Net increase (decrease) in net assets resulting from operations	2,456,803	2,044,973	5,041,704	21,544,887	4,502,139

Contract transactions
Contract purchase payments	3,266,776	968,339	2,731,644	692,832	1,989,076
Net transfers(1)	5,653,455	2,427,209	(240,501)	(2,660,765)	(401,716)
Transfers for policy loans	(1,816)	(3,365)	1,442	52,419	4,502
Adjustments to net assets allocated to contracts in payment period	—	(14,855)	9,847	(80,727)	52,013
Contract charges	(18,029)	(3,848)	(5,604)	(54,341)	(4,541)
Contract terminations:
Surrender benefits	(4,367,793)	(1,325,137)	(760,540)	(8,498,948)	(653,507)
Death benefits	(1,339,928)	(403,832)	(265,164)	(1,368,644)	(302,078)
Increase (decrease) from contract transactions	3,192,665	1,644,511	1,471,124	(11,918,174)	683,749
Net assets at beginning of year	37,787,131	11,585,810	14,752,831	67,558,788	18,772,182
Net assets at end of year	$43,436,599	$15,275,294	$21,265,659	$77,185,501	$23,958,070

Accumulation unit activity
Units outstanding at beginning of year	36,076,050	11,168,684	7,688,302	31,843,345	14,448,879
Contract purchase payments	2,948,516	833,965	1,155,769	271,446	1,327,029
Net transfers(1)	5,277,911	2,030,881	(95,166)	(1,001,107)	(275,675)
Transfers for policy loans	(1,628)	(3,136)	602	20,412	3,132
Contract charges	(16,632)	(3,372)	(2,414)	(20,977)	(3,079)
Contract terminations:
Surrender benefits	(4,024,635)	(1,167,305)	(327,688)	(3,295,631)	(444,468)
Death benefits	(1,215,967)	(371,706)	(116,131)	(542,155)	(207,435)
Units outstanding at end of year	39,043,615	12,488,011	8,303,274	27,275,333	14,848,383

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

224	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	Col VP Overseas Core, Cl 3	Col VP Select Lg Cap Val, Cl 2	Col VP Select Lg Cap Val, Cl 3	Col VP Select Mid Cap Val, Cl 2	Col VP Select Mid Cap Val, Cl 3
Operations
Investment income (loss) — net	$657,049	$(278,384)	$(322,489)	$(303,889)	$(461,807)
Net realized gain (loss) on sales of investments	1,066,443	740,455	2,487,139	728,984	5,049,582
Distributions from capital gains	9,954,574	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	3,273,812	5,180,763	5,731,160	6,389,795	8,581,564
Net increase (decrease) in net assets resulting from operations	14,951,878	5,642,834	7,895,810	6,814,890	13,169,339

Contract transactions
Contract purchase payments	849,207	2,403,849	330,401	2,833,279	475,241
Net transfers(1)	(4,010,509)	(132,259)	400,987	(790,256)	(2,508,033)
Transfers for policy loans	43,235	(7,032)	14,666	(203)	(3,485)
Adjustments to net assets allocated to contracts in payment period	(82,482)	—	(10,022)	—	(41,871)
Contract charges	(46,599)	(4,955)	(19,406)	(4,948)	(35,178)
Contract terminations:
Surrender benefits	(7,491,265)	(743,709)	(3,907,367)	(859,704)	(6,690,971)
Death benefits	(856,237)	(384,530)	(354,784)	(314,400)	(841,344)
Increase (decrease) from contract transactions	(11,594,650)	1,131,364	(3,545,525)	863,768	(9,645,641)
Net assets at beginning of year	66,584,816	21,958,675	32,487,354	22,698,872	46,653,212
Net assets at end of year	$69,942,044	$28,732,873	$36,837,639	$30,377,530	$50,176,910

Accumulation unit activity
Units outstanding at beginning of year	50,268,216	9,372,098	14,388,408	11,224,764	22,628,261
Contract purchase payments	564,434	903,513	129,278	1,167,286	197,352
Net transfers(1)	(2,720,298)	(30,164)	161,493	(342,148)	(1,010,233)
Transfers for policy loans	26,620	(2,636)	5,460	(102)	(1,903)
Contract charges	(31,721)	(1,869)	(7,593)	(2,086)	(14,449)
Contract terminations:
Surrender benefits	(5,103,775)	(285,157)	(1,514,360)	(362,278)	(2,755,408)
Death benefits	(565,585)	(146,438)	(134,693)	(132,243)	(345,573)
Units outstanding at end of year	42,437,891	9,809,347	13,027,993	11,553,193	18,698,047

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	225

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	Col VP Select Sm Cap Val, Cl 2	Col VP Select Sm Cap Val, Cl 3	Col VP Strategic Inc, Cl 2	Col VP US Eq, Cl 2	Col VP US Govt Mtge, Cl 2
Operations
Investment income (loss) — net	$(142,498)	$(310,928)	$1,488,545	$(156,313)	$173,108
Net realized gain (loss) on sales of investments	329,518	2,831,376	(729,635)	376,325	21,310
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	1,646,466	2,884,383	4,002,736	2,476,831	444,063
Net increase (decrease) in net assets resulting from operations	1,833,486	5,404,831	4,761,646	2,696,843	638,481

Contract transactions
Contract purchase payments	1,191,740	318,177	7,171,603	763,781	1,507,631
Net transfers(1)	(499,832)	(2,071,381)	7,827,347	(471,352)	509,112
Transfers for policy loans	618	32,390	(2,665)	81	(565)
Adjustments to net assets allocated to contracts in payment period	(342)	(10,492)	—	(693)	—
Contract charges	(3,059)	(26,297)	(11,224)	(3,886)	(1,202)
Contract terminations:
Surrender benefits	(609,569)	(3,736,111)	(2,051,723)	(667,004)	(640,450)
Death benefits	(324,910)	(347,254)	(540,748)	(132,341)	(167,912)
Increase (decrease) from contract transactions	(245,354)	(5,840,968)	12,392,590	(511,414)	1,206,614
Net assets at beginning of year	11,408,226	34,140,104	49,122,495	12,648,360	11,532,219
Net assets at end of year	$12,996,358	$33,703,967	$66,276,731	$14,833,789	$13,377,314

Accumulation unit activity
Units outstanding at beginning of year	5,435,851	12,562,554	43,000,572	6,593,349	10,943,105
Contract purchase payments	508,106	109,658	5,920,562	349,701	1,401,512
Net transfers(1)	(205,404)	(670,544)	6,464,480	(226,342)	456,601
Transfers for policy loans	262	11,204	(2,218)	99	(516)
Contract charges	(1,317)	(8,542)	(9,364)	(1,786)	(1,103)
Contract terminations:
Surrender benefits	(259,845)	(1,307,719)	(1,701,536)	(309,349)	(587,608)
Death benefits	(141,944)	(110,094)	(450,507)	(61,357)	(153,719)
Units outstanding at end of year	5,335,709	10,586,517	53,221,989	6,344,315	12,058,272

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

226	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	Col VP US Govt Mtge, Cl 3	CS Commodity Return	CTIVP AC Div Bond, Cl 2	CTIVP AQR Intl Core Eq, Cl 2	CTIVP AQR Man Fut Strategy, Cl 2
Operations
Investment income (loss) — net	$1,151,282	$(6,357)	$660,507	$99,536	$(129,906)
Net realized gain (loss) on sales of investments	184,913	(2,767,603)	1,567	(82,755)	(974,765)
Distributions from capital gains	—	—	—	105,331	—
Net change in unrealized appreciation or depreciation of investments	2,259,418	3,500,691	430,829	940,156	1,054,452
Net increase (decrease) in net assets resulting from operations	3,595,613	726,731	1,092,903	1,062,268	(50,219)

Contract transactions
Contract purchase payments	834,290	316,762	3,376,433	878,913	509,884
Net transfers(1)	1,366,681	(715,760)	1,433,152	(70,906)	(1,361,110)
Transfers for policy loans	29,943	8,303	(699)	352	241
Adjustments to net assets allocated to contracts in payment period	(27,075)	(4,187)	—	—	23,462
Contract charges	(46,561)	(8,578)	(1,855)	(1,274)	(6,604)
Contract terminations:
Surrender benefits	(9,028,378)	(1,505,346)	(512,009)	(486,136)	(1,435,340)
Death benefits	(1,317,568)	(152,136)	(326,026)	(166,822)	(109,594)
Increase (decrease) from contract transactions	(8,188,668)	(2,060,942)	3,968,996	154,127	(2,379,061)
Net assets at beginning of year	66,262,905	13,655,597	12,264,514	6,132,259	14,128,717
Net assets at end of year	$61,669,850	$12,321,386	$17,326,413	$7,348,654	$11,699,437

Accumulation unit activity
Units outstanding at beginning of year	47,865,208	29,777,685	10,857,645	4,959,577	15,681,504
Contract purchase payments	625,005	656,788	2,812,544	637,715	569,525
Net transfers(1)	1,076,290	(1,521,323)	1,195,490	(43,535)	(1,502,532)
Transfers for policy loans	21,364	17,192	(614)	266	263
Contract charges	(32,276)	(18,048)	(1,561)	(941)	(7,271)
Contract terminations:
Surrender benefits	(6,282,431)	(3,148,129)	(429,349)	(359,846)	(1,586,895)
Death benefits	(950,042)	(322,845)	(275,953)	(122,372)	(121,240)
Units outstanding at end of year	42,323,118	25,441,320	14,158,202	5,070,864	13,033,354

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	227

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	CTIVP BR Gl Infl Prot Sec, Cl 2	CTIVP BR Gl Infl Prot Sec, Cl 3	CTIVP CenterSquare Real Est, Cl 2	CTIVP DFA Intl Val, Cl 2	CTIVP Lazard Intl Eq Adv, Cl 2
Operations
Investment income (loss) — net	$318,221	$1,717,779	$123,656	$485,073	$291,120
Net realized gain (loss) on sales of investments	(96,862)	(4,006,310)	(139,239)	(221,273)	(109,350)
Distributions from capital gains	—	—	—	574,763	94,325
Net change in unrealized appreciation or depreciation of investments	753,805	7,500,162	5,246,786	1,310,241	2,345,105
Net increase (decrease) in net assets resulting from operations	975,164	5,211,631	5,231,203	2,148,804	2,621,200

Contract transactions
Contract purchase payments	1,597,074	544,741	1,966,792	1,934,329	1,994,191
Net transfers(1)	840,822	(700,054)	(372,238)	249,794	466,599
Transfers for policy loans	(22,707)	4,667	(1,758)	2,845	180
Adjustments to net assets allocated to contracts in payment period	17,264	(29,929)	—	—	(8,852)
Contract charges	(2,507)	(193,724)	(6,310)	(4,073)	(6,425)
Contract terminations:
Surrender benefits	(704,660)	(9,988,385)	(1,423,801)	(450,799)	(915,231)
Death benefits	(408,446)	(1,792,216)	(344,853)	(425,517)	(123,098)
Increase (decrease) from contract transactions	1,316,840	(12,154,900)	(182,168)	1,306,579	1,407,364
Net assets at beginning of year	15,198,553	78,153,305	21,541,799	17,296,375	16,384,292
Net assets at end of year	$17,490,557	$71,210,036	$26,590,834	$20,751,758	$20,412,856

Accumulation unit activity
Units outstanding at beginning of year	12,668,690	53,141,391	13,884,741	14,983,689	15,778,271
Contract purchase payments	1,254,452	353,210	1,045,436	1,576,926	1,783,968
Net transfers(1)	673,894	(444,109)	(228,989)	210,090	427,268
Transfers for policy loans	(17,120)	3,098	(1,032)	2,327	158
Contract charges	(1,994)	(124,299)	(3,463)	(3,328)	(5,732)
Contract terminations:
Surrender benefits	(561,813)	(6,434,788)	(780,030)	(366,745)	(814,812)
Death benefits	(326,926)	(1,166,800)	(190,047)	(358,379)	(110,351)
Units outstanding at end of year	13,689,183	45,327,703	13,726,616	16,044,580	17,058,770

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

228	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	CTIVP Loomis Sayles Gro, Cl 1	CTIVP Loomis Sayles Gro, Cl 2	CTIVP LA Capital Lg Cap Gro, Cl 2	CTIVP MFS Val, Cl 2	CTIVP MS Adv, Cl 2
Operations
Investment income (loss) — net	$(1,153,564)	$(334,607)	$(140,327)	$(538,803)	$(175,799)
Net realized gain (loss) on sales of investments	9,388,799	1,072,634	456,612	937,189	986,348
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	25,102,980	6,910,858	2,938,846	11,268,370	2,359,050
Net increase (decrease) in net assets resulting from operations	33,338,215	7,648,885	3,255,131	11,666,756	3,169,599

Contract transactions
Contract purchase payments	1,109,624	3,727,405	628,476	5,034,480	2,113,518
Net transfers(1)	(7,391,479)	(1,309,792)	(360,401)	1,831,485	909,941
Transfers for policy loans	4,662	(1,779)	(7,185)	7,345	(128)
Adjustments to net assets allocated to contracts in payment period	(19,238)	—	—	—	—
Contract charges	(113,412)	(8,177)	(4,254)	(11,176)	(4,455)
Contract terminations:
Surrender benefits	(15,434,421)	(1,230,704)	(392,973)	(1,526,361)	(993,667)
Death benefits	(883,844)	(272,704)	(89,775)	(631,137)	(159,794)
Increase (decrease) from contract transactions	(22,728,108)	904,249	(226,112)	4,704,636	1,865,415
Net assets at beginning of year	117,135,472	25,300,521	10,602,839	40,268,081	11,789,330
Net assets at end of year	$127,745,579	$33,853,655	$13,631,858	$56,639,473	$16,824,344

Accumulation unit activity
Units outstanding at beginning of year	86,650,501	9,299,895	4,243,045	18,719,802	4,595,462
Contract purchase payments	699,027	1,159,302	211,589	1,978,468	673,638
Net transfers(1)	(4,643,598)	(410,878)	(115,771)	692,482	333,985
Transfers for policy loans	4,367	(508)	(2,208)	3,032	(30)
Contract charges	(71,447)	(2,565)	(1,433)	(4,513)	(1,446)
Contract terminations:
Surrender benefits	(9,730,687)	(382,634)	(139,455)	(620,559)	(318,404)
Death benefits	(547,728)	(86,326)	(30,373)	(268,869)	(55,204)
Units outstanding at end of year	72,360,435	9,576,286	4,165,394	20,499,843	5,228,001

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	229

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	CTIVP T Rowe Price LgCap Val, Cl 2	CTIVP TCW Core Plus Bond, Cl 2	CTIVP Vty Sycamore Estb Val, Cl 2	CTIVP Vty Sycamore Estb Val, Cl 3	CTIVP WF Short Duration Govt, Cl 2
Operations
Investment income (loss) — net	$(236,486)	$115,277	$(451,787)	$(346,664)	$(55,038)
Net realized gain (loss) on sales of investments	469,479	31,308	994,864	1,746,892	77,669
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	4,285,979	452,473	8,738,596	7,300,065	535,749
Net increase (decrease) in net assets resulting from operations	4,518,972	599,058	9,281,673	8,700,293	558,380

Contract transactions
Contract purchase payments	2,842,534	1,378,127	3,119,948	524,274	2,167,158
Net transfers(1)	205,500	2,355,793	960,867	2,900,741	2,907,024
Transfers for policy loans	(1,713)	2,745	(43)	(5,355)	(14,229)
Adjustments to net assets allocated to contracts in payment period	(3,163)	—	—	(3,240)	—
Contract charges	(4,301)	(780)	(8,565)	(22,611)	(5,979)
Contract terminations:
Surrender benefits	(952,524)	(345,386)	(2,152,806)	(4,185,699)	(1,958,507)
Death benefits	(143,454)	(215,355)	(310,932)	(445,624)	(263,661)
Increase (decrease) from contract transactions	1,942,879	3,175,144	1,608,469	(1,237,514)	2,831,806
Net assets at beginning of year	17,678,231	7,493,344	34,904,932	32,900,750	22,852,710
Net assets at end of year	$24,140,082	$11,267,546	$45,795,074	$40,363,529	$26,242,896

Accumulation unit activity
Units outstanding at beginning of year	9,201,563	7,077,080	14,994,364	12,855,538	23,286,564
Contract purchase payments	1,284,865	1,226,647	1,146,921	180,339	2,192,093
Net transfers(1)	77,375	2,100,088	344,421	956,513	2,909,892
Transfers for policy loans	(767)	2,487	(29)	(2,181)	(14,382)
Contract charges	(1,971)	(709)	(3,160)	(7,618)	(5,970)
Contract terminations:
Surrender benefits	(437,463)	(311,037)	(806,100)	(1,399,515)	(1,963,461)
Death benefits	(68,037)	(191,786)	(121,209)	(145,650)	(263,130)
Units outstanding at end of year	10,055,565	9,902,770	15,555,208	12,437,426	26,141,606

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

230	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	CTIVP Westfield Mid Cap Gro, Cl 2	CTIVP Wm Blair Intl Leaders, Cl 2	DWS Alt Asset Alloc VIP, Cl B	EV VT Floating-Rate Inc, Init Cl	Fid VIP Contrafund, Serv Cl 2
Operations
Investment income (loss) — net	$(231,839)	$(46,804)	$352,942	$4,363,547	$(3,358,514)
Net realized gain (loss) on sales of investments	766,095	(531,614)	(119,438)	(741,535)	7,794,005
Distributions from capital gains	—	945,561	—	—	50,413,609
Net change in unrealized appreciation or depreciation of investments	6,099,783	5,797,618	1,472,994	4,292,625	57,197,770
Net increase (decrease) in net assets resulting from operations	6,634,039	6,164,761	1,706,498	7,914,637	112,046,870

Contract transactions
Contract purchase payments	1,506,941	1,792,321	380,649	769,094	20,018,519
Net transfers(1)	(88,930)	(1,874,574)	(11,840)	(23,893,884)	(19,152,895)
Transfers for policy loans	(1,917)	(6,894)	(97)	31,358	43,518
Adjustments to net assets allocated to contracts in payment period	—	—	(1,662)	49,457	(97,095)
Contract charges	(5,297)	(5,928)	(6,167)	(96,315)	(211,350)
Contract terminations:
Surrender benefits	(724,664)	(951,580)	(1,230,436)	(15,073,287)	(40,404,676)
Death benefits	(310,976)	(514,496)	(432,014)	(2,198,768)	(4,587,271)
Increase (decrease) from contract transactions	375,157	(1,561,151)	(1,301,567)	(40,412,345)	(44,391,250)
Net assets at beginning of year	16,427,129	25,304,732	13,347,843	142,449,062	388,930,520
Net assets at end of year	$23,436,325	$29,908,342	$13,752,774	$109,951,354	$456,586,140

Accumulation unit activity
Units outstanding at beginning of year	7,828,696	19,459,464	14,302,459	103,408,237	190,555,430
Contract purchase payments	563,926	1,221,359	374,594	540,258	8,408,974
Net transfers(1)	(29,652)	(1,263,179)	(16,699)	(16,690,436)	(7,924,509)
Transfers for policy loans	(739)	(4,600)	(21)	22,561	19,025
Contract charges	(1,994)	(4,095)	(6,071)	(67,227)	(88,112)
Contract terminations:
Surrender benefits	(272,479)	(652,883)	(1,210,049)	(10,491,975)	(16,751,077)
Death benefits	(131,617)	(366,173)	(433,286)	(1,556,532)	(1,924,229)
Units outstanding at end of year	7,956,141	18,389,893	13,010,927	75,164,886	172,295,502

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	231

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	Fid VIP Gro & Inc, Serv Cl	Fid VIP Gro & Inc, Serv Cl 2	Fid VIP Mid Cap, Serv Cl	Fid VIP Mid Cap, Serv Cl 2	Fid VIP Overseas, Serv Cl
Operations
Investment income (loss) — net	$1,012,991	$2,334,721	$(48,803)	$(960,953)	$82,858
Net realized gain (loss) on sales of investments	1,289,573	3,663,868	1,134,173	681,304	193,485
Distributions from capital gains	3,264,083	7,994,364	8,016,429	41,064,934	390,433
Net change in unrealized appreciation or depreciation of investments	3,987,356	8,498,317	5,102,691	30,168,015	1,838,062
Net increase (decrease) in net assets resulting from operations	9,554,003	22,491,270	14,204,490	70,953,300	2,504,838

Contract transactions
Contract purchase payments	233,999	683,981	467,618	11,050,527	109,378
Net transfers(1)	(956,049)	(2,760,082)	(3,717,437)	(14,837,180)	(288,078)
Transfers for policy loans	(4,699)	7,613	29,473	24,037	10,531
Adjustments to net assets allocated to contracts in payment period	(36,348)	(31,113)	(158,783)	(105,169)	(10,637)
Contract charges	(13,717)	(70,286)	(23,750)	(271,752)	(3,607)
Contract terminations:
Surrender benefits	(4,042,143)	(10,131,506)	(6,745,016)	(34,623,398)	(913,480)
Death benefits	(458,127)	(1,146,721)	(601,356)	(3,718,521)	(87,387)
Increase (decrease) from contract transactions	(5,277,084)	(13,448,114)	(10,749,251)	(42,481,456)	(1,183,280)
Net assets at beginning of year	35,296,968	84,454,960	66,853,308	335,038,235	9,867,781
Net assets at end of year	$39,573,887	$93,498,116	$70,308,547	$363,510,079	$11,189,339

Accumulation unit activity
Units outstanding at beginning of year	16,689,655	36,966,348	10,955,368	109,797,081	6,601,060
Contract purchase payments	95,783	261,990	67,366	3,489,953	64,485
Net transfers(1)	(391,413)	(1,080,545)	(540,264)	(4,132,592)	(166,873)
Transfers for policy loans	(1,398)	3,001	4,265	4,094	6,109
Contract charges	(5,667)	(26,990)	(3,445)	(74,421)	(2,138)
Contract terminations:
Surrender benefits	(1,670,833)	(3,890,163)	(976,871)	(9,928,328)	(537,684)
Death benefits	(186,444)	(441,811)	(87,570)	(1,177,534)	(52,615)
Units outstanding at end of year	14,529,683	31,791,830	9,418,849	97,978,253	5,912,344

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

232	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	Fid VIP Overseas, Serv Cl 2	Fid VIP Strategic Inc, Serv Cl 2	Frank Global Real Est, Cl 2	Frank Inc, Cl 2	Frank Mutual Shares, Cl 2
Operations
Investment income (loss) — net	$268,954	$3,408,335	$1,425,564	$2,524,109	$749,882
Net realized gain (loss) on sales of investments	1,529,752	15,788	(935,182)	(103,925)	461,820
Distributions from capital gains	1,822,292	1,148,354	1,675,632	953,868	8,514,965
Net change in unrealized appreciation or depreciation of investments	7,673,431	7,890,765	13,358,454	4,505,507	7,295,493
Net increase (decrease) in net assets resulting from operations	11,294,429	12,463,242	15,524,468	7,879,559	17,022,160

Contract transactions
Contract purchase payments	563,476	8,878,228	899,196	4,256,488	2,622,932
Net transfers(1)	(2,287,785)	26,447,162	(1,968,677)	3,588,460	(3,967,609)
Transfers for policy loans	21,667	(5,636)	40,246	(12,013)	26,458
Adjustments to net assets allocated to contracts in payment period	13,365	(42,517)	(61,100)	(26,166)	47,603
Contract charges	(33,833)	(49,325)	(61,948)	(24,917)	(48,489)
Contract terminations:
Surrender benefits	(5,442,188)	(11,379,559)	(9,260,211)	(4,737,315)	(8,475,831)
Death benefits	(473,998)	(1,839,031)	(1,028,497)	(1,067,638)	(1,336,126)
Increase (decrease) from contract transactions	(7,639,296)	22,009,322	(11,440,991)	1,976,899	(11,131,062)
Net assets at beginning of year	45,831,388	125,044,735	76,097,377	52,750,436	83,956,800
Net assets at end of year	$49,486,521	$159,517,299	$80,180,854	$62,606,894	$89,847,898

Accumulation unit activity
Units outstanding at beginning of year	28,283,691	116,492,414	36,255,849	44,619,762	44,892,039
Contract purchase payments	317,921	7,798,208	398,754	3,284,227	1,284,173
Net transfers(1)	(1,225,667)	23,101,714	(710,597)	2,757,748	(1,933,011)
Transfers for policy loans	10,579	(4,357)	12,246	(9,360)	12,104
Contract charges	(18,012)	(43,260)	(24,207)	(19,292)	(22,669)
Contract terminations:
Surrender benefits	(2,956,670)	(9,959,842)	(4,009,309)	(3,648,235)	(4,028,837)
Death benefits	(264,591)	(1,618,045)	(463,929)	(834,690)	(676,298)
Units outstanding at end of year	24,147,251	135,766,832	31,458,807	46,150,160	39,527,501

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	233

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	Frank Sm Cap Val, Cl 2	GS VIT Mid Cap Val, Inst	GS VIT Multi-Strategy Alt, Advisor	GS VIT Sm Cap Eq Insights, Inst	GS VIT U.S. Eq Insights, Inst
Operations
Investment income (loss) — net	$125,750	$(113,719)	$97,477	$(20,175)	$368,041
Net realized gain (loss) on sales of investments	(1,542,939)	773,476	(41,697)	(25,044)	3,158,886
Distributions from capital gains	19,792,140	4,463,050	—	121,967	3,858,302
Net change in unrealized appreciation or depreciation of investments	7,950,440	27,289,166	351,645	1,149,998	16,386,962
Net increase (decrease) in net assets resulting from operations	26,325,391	32,411,973	407,425	1,226,746	23,772,191

Contract transactions
Contract purchase payments	5,115,922	798,092	863,299	47,616	663,085
Net transfers(1)	(1,633,381)	(5,077,484)	(38,629)	(133,650)	(5,370,019)
Transfers for policy loans	(1,381)	22,074	—	5,786	8,921
Adjustments to net assets allocated to contracts in payment period	33,780	(32,884)	(279)	(2,653)	(75,555)
Contract charges	(60,839)	(121,510)	(2,052)	(1,950)	(160,782)
Contract terminations:
Surrender benefits	(9,920,262)	(12,544,846)	(178,417)	(440,909)	(12,531,723)
Death benefits	(1,149,046)	(1,714,318)	(155,945)	(70,845)	(1,281,079)
Increase (decrease) from contract transactions	(7,615,207)	(18,670,876)	487,977	(596,605)	(18,747,152)
Net assets at beginning of year	107,885,609	112,625,005	5,394,323	5,327,210	105,192,151
Net assets at end of year	$126,595,793	$126,366,102	$6,289,725	$5,957,351	$110,217,190

Accumulation unit activity
Units outstanding at beginning of year	34,466,032	26,237,327	6,232,928	1,609,777	47,779,115
Contract purchase payments	1,598,187	161,820	950,486	12,600	262,137
Net transfers(1)	(316,287)	(1,001,199)	(45,119)	(31,676)	(2,135,708)
Transfers for policy loans	(2,487)	4,740	—	1,509	3,701
Contract charges	(16,227)	(24,088)	(2,253)	(518)	(63,805)
Contract terminations:
Surrender benefits	(2,760,089)	(2,457,547)	(194,295)	(116,804)	(5,005,200)
Death benefits	(302,413)	(347,624)	(172,562)	(18,620)	(517,854)
Units outstanding at end of year	32,666,716	22,573,429	6,769,185	1,456,268	40,322,386

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

234	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	Invesco Opp VI Global, Ser II	Inves Opp VI Gbl Strat Inc, Ser II	Invesco Opp VI Main St, Ser II	Inves Opp VI Mn St Sm Cap, Ser II	Invesco VI Am Fran, Ser I
Operations
Investment income (loss) — net	$(448,729)	$5,711,127	$(6,253)	$(913,009)	$(105,546)
Net realized gain (loss) on sales of investments	1,798,066	(2,044,428)	(29,663)	(65,421)	574,621
Distributions from capital gains	18,861,844	—	492,471	8,709,257	1,789,710
Net change in unrealized appreciation or depreciation of investments	13,512,547	17,611,558	359,055	12,340,520	1,550,293
Net increase (decrease) in net assets resulting from operations	33,723,728	21,278,257	815,610	20,071,347	3,809,078

Contract transactions
Contract purchase payments	4,862,662	3,377,274	30,882	3,669,781	94,207
Net transfers(1)	(940,712)	(9,552,932)	(46,913)	(5,463,554)	(489,372)
Transfers for policy loans	(6,984)	95,171	807	363	26,134
Adjustments to net assets allocated to contracts in payment period	(3,558)	152,983	—	(8,791)	(2,074)
Contract charges	(65,087)	(246,986)	(1,482)	(43,004)	(5,883)
Contract terminations:
Surrender benefits	(11,550,871)	(26,169,022)	(458,338)	(7,640,168)	(1,188,406)
Death benefits	(1,292,280)	(3,671,728)	(36,874)	(941,535)	(91,153)
Increase (decrease) from contract transactions	(8,996,830)	(36,015,240)	(511,918)	(10,426,908)	(1,656,547)
Net assets at beginning of year	114,539,342	234,872,032	2,908,850	84,592,959	11,336,289
Net assets at end of year	$139,266,240	$220,135,049	$3,212,542	$94,237,398	$13,488,820

Accumulation unit activity
Units outstanding at beginning of year	52,504,772	149,770,120	2,955,644	35,518,289	6,121,245
Contract purchase payments	1,963,265	2,094,370	26,545	1,331,748	42,764
Net transfers(1)	(402,373)	(5,794,156)	(46,236)	(5,943,304)	(219,005)
Transfers for policy loans	(3,037)	56,807	689	1,023	11,752
Contract charges	(24,976)	(147,909)	(1,257)	(15,332)	(2,667)
Contract terminations:
Surrender benefits	(4,433,480)	(15,725,387)	(402,390)	1,172,534	(542,447)
Death benefits	(516,285)	(2,233,763)	(30,549)	(346,956)	(41,765)
Units outstanding at end of year	49,087,886	128,020,082	2,502,446	31,718,002	5,369,877

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	235

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	Invesco VI Am Fran, Ser II	Invesco VI Bal Risk Alloc, Ser II	Invesco VI Comstock, Ser II	Invesco VI Core Eq, Ser I	Invesco VI Div Divd, Ser I
Operations
Investment income (loss) — net	$(410,876)	$(413,694)	$889,484	$(223,356)	$465,935
Net realized gain (loss) on sales of investments	2,761,184	(762,038)	3,565,899	2,325,501	982,372
Distributions from capital gains	6,771,128	—	14,564,455	7,987,393	1,250,676
Net change in unrealized appreciation or depreciation of investments	4,957,297	6,124,842	5,180,457	6,534,507	2,429,370
Net increase (decrease) in net assets resulting from operations	14,078,733	4,949,110	24,200,295	16,624,045	5,128,353

Contract transactions
Contract purchase payments	260,326	2,327,638	831,142	530,874	179,615
Net transfers(1)	(2,374,575)	(2,240,049)	(4,150,213)	(1,753,125)	(836,355)
Transfers for policy loans	12,286	7,822	17,044	60,537	(2,448)
Adjustments to net assets allocated to contracts in payment period	(1,470)	(23,909)	25,640	(245,225)	(1,987)
Contract charges	(130,043)	(14,193)	(222,703)	(42,582)	(16,142)
Contract terminations:
Surrender benefits	(5,155,148)	(2,996,097)	(13,515,962)	(5,554,486)	(2,639,592)
Death benefits	(540,705)	(640,969)	(1,930,814)	(1,265,171)	(314,880)
Increase (decrease) from contract transactions	(7,929,329)	(3,579,757)	(18,945,866)	(8,269,178)	(3,631,789)
Net assets at beginning of year	42,680,833	37,768,116	108,556,040	63,496,049	23,127,489
Net assets at end of year	$48,830,237	$39,137,469	$113,810,469	$71,850,916	$24,624,053

Accumulation unit activity
Units outstanding at beginning of year	23,543,322	34,792,291	50,584,292	20,442,841	12,965,379
Contract purchase payments	120,104	2,004,045	346,875	149,852	88,783
Net transfers(1)	(1,076,555)	(1,938,181)	(1,682,072)	(488,823)	(444,911)
Transfers for policy loans	5,663	6,826	7,968	17,203	(1,217)
Contract charges	(59,699)	(12,106)	(89,941)	(12,004)	(7,963)
Contract terminations:
Surrender benefits	(2,365,045)	(2,557,683)	(5,593,936)	(1,564,360)	(1,306,039)
Death benefits	(252,269)	(571,128)	(816,187)	(346,595)	(157,954)
Units outstanding at end of year	19,915,521	31,724,064	42,756,999	18,198,114	11,136,078

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

236	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	Invesco VI Div Divd, Ser II	Invesco VI Hlth, Ser II	Invesco VI Intl Gro, Ser II	Invesco VI Mid Cap Gro, Ser I	Invesco VI Mid Cap Gro, Ser II
Operations
Investment income (loss) — net	$224,599	$(378,321)	$195,368	$(161,250)	$(110,901)
Net realized gain (loss) on sales of investments	700,065	(260,909)	2,339,645	478,181	288,390
Distributions from capital gains	758,899	1,021,722	3,538,698	2,769,235	1,780,515
Net change in unrealized appreciation or depreciation of investments	1,441,324	10,662,567	7,365,769	2,205,125	1,351,725
Net increase (decrease) in net assets resulting from operations	3,124,887	11,045,059	13,439,480	5,291,291	3,309,729

Contract transactions
Contract purchase payments	154,462	516,922	631,308	143,105	115,875
Net transfers(1)	(1,051,694)	(2,432,966)	(3,753,096)	(1,288,277)	(351,624)
Transfers for policy loans	1,724	7,160	13,323	(2,078)	5,995
Adjustments to net assets allocated to contracts in payment period	(3,961)	(13,354)	(15,511)	(29,507)	—
Contract charges	(9,349)	(25,462)	(49,143)	(10,264)	(7,803)
Contract terminations:
Surrender benefits	(2,471,749)	(4,620,304)	(6,662,679)	(1,668,085)	(1,393,735)
Death benefits	(358,960)	(429,609)	(781,506)	(146,865)	(96,586)
Increase (decrease) from contract transactions	(3,739,527)	(6,997,613)	(10,617,304)	(3,001,971)	(1,727,878)
Net assets at beginning of year	14,808,504	39,353,533	53,415,189	16,831,514	10,518,227
Net assets at end of year	$14,193,864	$43,400,979	$56,237,365	$19,120,834	$12,100,078

Accumulation unit activity
Units outstanding at beginning of year	8,526,807	17,734,750	33,586,261	10,331,609	6,622,543
Contract purchase payments	79,123	208,494	345,092	72,024	60,508
Net transfers(1)	(550,962)	(965,649)	(2,047,453)	(646,463)	(182,561)
Transfers for policy loans	863	3,393	7,947	(1,025)	3,135
Contract charges	(4,775)	(10,266)	(27,257)	(5,212)	(4,027)
Contract terminations:
Surrender benefits	(1,261,442)	(1,846,751)	(3,653,532)	(847,326)	(711,623)
Death benefits	(179,976)	(173,095)	(420,682)	(83,523)	(51,231)
Units outstanding at end of year	6,609,638	14,950,876	27,790,376	8,820,084	5,736,744

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	237

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	Invesco VI Tech, Ser I	Ivy VIP Asset Strategy, Cl II	Janus Henderson VIT Bal, Serv	Janus Henderson VIT Enter, Serv	Janus Henderson VIT Flex Bd, Serv
Operations
Investment income (loss) — net	$(204,174)	$163,925	$373,828	$(131,870)	$843,225
Net realized gain (loss) on sales of investments	1,378,697	(387,963)	192,878	975,087	(39,559)
Distributions from capital gains	2,015,564	622,343	1,211,476	1,067,999	—
Net change in unrealized appreciation or depreciation of investments	3,805,621	2,452,896	7,189,369	2,885,880	2,677,494
Net increase (decrease) in net assets resulting from operations	6,995,708	2,851,201	8,967,551	4,797,096	3,481,160

Contract transactions
Contract purchase payments	191,269	752,650	10,883,595	130,447	2,747,224
Net transfers(1)	(751,578)	(542,960)	18,645,938	(296,629)	5,436,152
Transfers for policy loans	2,442	(2,640)	(10,917)	2,308	1,727
Adjustments to net assets allocated to contracts in payment period	4,253	(81,160)	8,481	(7,824)	(5,191)
Contract charges	(29,617)	(6,211)	(16,894)	(6,625)	(13,353)
Contract terminations:
Surrender benefits	(2,436,312)	(1,303,970)	(1,807,756)	(1,748,977)	(4,035,591)
Death benefits	(201,178)	(224,656)	(256,469)	(157,740)	(498,428)
Increase (decrease) from contract transactions	(3,220,721)	(1,408,947)	27,445,978	(2,085,040)	3,632,540
Net assets at beginning of year	21,263,792	14,603,826	31,839,429	14,620,727	41,906,651
Net assets at end of year	$25,038,779	$16,046,080	$68,252,958	$17,332,783	$49,020,351

Accumulation unit activity
Units outstanding at beginning of year	12,085,092	13,310,240	32,122,826	8,645,766	41,077,354
Contract purchase payments	88,699	623,119	9,814,305	63,243	2,549,134
Net transfers(1)	(351,373)	(465,306)	16,892,402	(137,320)	5,025,045
Transfers for policy loans	1,121	(2,251)	(9,587)	1,443	1,593
Contract charges	(13,995)	(5,148)	(15,299)	(3,198)	(12,435)
Contract terminations:
Surrender benefits	(1,161,538)	(1,081,442)	(1,617,673)	(846,806)	(3,749,744)
Death benefits	(98,449)	(192,689)	(238,264)	(78,509)	(466,065)
Units outstanding at end of year	10,549,557	12,186,523	56,948,710	7,644,619	44,424,882

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

238	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	Janus Henderson VIT Gbl Tech, Serv	Janus Henderson VIT Overseas, Serv	Janus Henderson VIT Res, Serv	Lazard Ret Global Dyn MA, Serv	MFS Mass Inv Gro Stock, Serv Cl
Operations
Investment income (loss) — net	$(221,007)	$195,806	$(326,661)	$(211,410)	$(344,323)
Net realized gain (loss) on sales of investments	2,077,118	(668,096)	2,176,519	43,884	1,670,038
Distributions from capital gains	1,922,558	—	5,104,724	27,936	4,828,435
Net change in unrealized appreciation or depreciation of investments	5,537,878	5,083,409	6,795,542	3,247,692	13,398,468
Net increase (decrease) in net assets resulting from operations	9,316,547	4,611,119	13,750,124	3,108,102	19,552,618

Contract transactions
Contract purchase payments	219,021	268,868	2,544,911	729,449	448,676
Net transfers(1)	(228,692)	(1,108,720)	(1,231,020)	(395,422)	395,904
Transfers for policy loans	5,142	6,069	3,339	4,060	10,427
Adjustments to net assets allocated to contracts in payment period	(86,647)	(8,813)	14,952	—	(69,752)
Contract charges	(11,853)	(11,292)	(60,060)	(8,296)	(33,965)
Contract terminations:
Surrender benefits	(2,930,729)	(2,106,583)	(5,280,425)	(1,312,132)	(7,200,820)
Death benefits	(361,571)	(165,368)	(319,854)	(141,206)	(755,659)
Increase (decrease) from contract transactions	(3,395,329)	(3,125,839)	(4,328,157)	(1,123,547)	(7,205,189)
Net assets at beginning of year	22,441,044	19,487,255	42,066,669	19,245,288	53,770,033
Net assets at end of year	$28,362,262	$20,972,535	$51,488,636	$21,229,843	$66,117,462

Accumulation unit activity
Units outstanding at beginning of year	15,070,042	15,915,396	21,976,193	15,222,283	41,338,981
Contract purchase payments	117,547	197,388	1,107,373	524,698	286,922
Net transfers(1)	(95,796)	(790,135)	(521,547)	(283,962)	189,161
Transfers for policy loans	3,013	4,953	1,716	2,899	6,685
Contract charges	(6,217)	(8,274)	(26,343)	(5,954)	(21,558)
Contract terminations:
Surrender benefits	(1,589,925)	(1,534,559)	(2,271,139)	(944,009)	(4,554,741)
Death benefits	(196,597)	(120,739)	(142,456)	(103,615)	(468,471)
Units outstanding at end of year	13,302,067	13,664,030	20,123,797	14,412,340	36,776,979

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	239

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	MFS New Dis, Serv Cl	MFS Utilities, Serv Cl	MS VIF Dis, Cl II	MS VIF Global Real Est, Cl II	NB AMT Intl Eq, Cl S
Operations
Investment income (loss) — net	$(295,892)	$4,627,847	$(548,730)	$479,559	$(87,340)
Net realized gain (loss) on sales of investments	826,908	4,664,441	765,714	884,591	403,564
Distributions from capital gains	6,788,324	491,272	8,130,098	1,393,301	447,172
Net change in unrealized appreciation or depreciation of investments	3,995,868	24,491,774	7,336,155	1,732,463	1,852,742
Net increase (decrease) in net assets resulting from operations	11,315,208	34,275,334	15,683,237	4,489,914	2,616,138

Contract transactions
Contract purchase payments	229,777	5,495,835	4,391,325	273,275	106,087
Net transfers(1)	452,348	75,628	4,114,438	(1,534,088)	(602,367)
Transfers for policy loans	13,866	37,526	(9,389)	(10,997)	369
Adjustments to net assets allocated to contracts in payment period	9,539	(20,171)	(8,034)	(4,789)	(132)
Contract charges	(23,437)	(94,512)	(26,555)	(23,902)	(14,301)
Contract terminations:
Surrender benefits	(3,426,369)	(17,578,666)	(4,770,078)	(3,856,306)	(1,706,241)
Death benefits	(521,854)	(3,657,758)	(482,870)	(355,019)	(64,257)
Increase (decrease) from contract transactions	(3,266,130)	(15,742,118)	3,208,837	(5,511,826)	(2,280,842)
Net assets at beginning of year	29,201,205	151,014,970	39,637,381	27,834,034	10,776,558
Net assets at end of year	$37,250,283	$169,548,186	$58,529,455	$26,812,122	$11,111,854

Accumulation unit activity
Units outstanding at beginning of year	12,559,626	51,316,915	17,284,369	20,200,107	9,711,952
Contract purchase payments	79,078	1,638,904	1,468,235	176,861	84,478
Net transfers(1)	156,654	104,702	1,448,989	(997,508)	(472,455)
Transfers for policy loans	4,929	9,821	(2,865)	(6,964)	337
Contract charges	(8,080)	(27,400)	(8,769)	(15,442)	(11,246)
Contract terminations:
Surrender benefits	(1,178,476)	(5,205,102)	(1,557,362)	(2,486,428)	(1,337,870)
Death benefits	(185,787)	(1,086,955)	(162,206)	(234,526)	(51,489)
Units outstanding at end of year	11,427,944	46,750,885	18,470,391	16,636,100	7,923,707

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

240	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	NB AMT Sus Eq, Cl S	NB AMT US Eq Index PW Strat, Cl S	PIMCO VIT All Asset, Advisor Cl	PIMCO VIT Glb Man As Alloc, Adv Cl	PIMCO VIT Tot Return, Advisor Cl
Operations
Investment income (loss) — net	$(77,696)	$(35,012)	$1,237,225	$51,037	$663,697
Net realized gain (loss) on sales of investments	213,608	(11,309)	(483,614)	5,838	(5,753)
Distributions from capital gains	603,948	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	1,504,244	548,506	6,219,903	657,372	1,612,147
Net increase (decrease) in net assets resulting from operations	2,244,104	502,185	6,973,514	714,247	2,270,091

Contract transactions
Contract purchase payments	1,214,313	403,413	1,006,501	261,744	4,037,681
Net transfers(1)	641,920	(47,773)	(3,413,798)	147,103	10,080,471
Transfers for policy loans	11,167	(632)	20,470	1,314	(5,015)
Adjustments to net assets allocated to contracts in payment period	—	—	52,929	3,160	—
Contract charges	(4,271)	(1,427)	(68,519)	(1,394)	(11,000)
Contract terminations:
Surrender benefits	(525,468)	(108,951)	(7,377,681)	(325,441)	(2,383,698)
Death benefits	(343,853)	(47,713)	(1,351,364)	(55,156)	(1,130,908)
Increase (decrease) from contract transactions	993,808	196,917	(11,131,462)	31,330	10,587,531
Net assets at beginning of year	8,768,116	3,586,425	70,330,570	4,552,922	30,434,688
Net assets at end of year	$12,006,028	$4,285,527	$66,172,622	$5,298,499	$43,292,310

Accumulation unit activity
Units outstanding at beginning of year	4,186,669	4,045,003	46,371,945	4,395,447	29,874,494
Contract purchase payments	514,048	417,874	639,348	228,267	3,784,272
Net transfers(1)	286,729	(57,314)	(2,151,467)	126,951	9,297,606
Transfers for policy loans	4,702	(663)	12,983	1,155	(4,493)
Contract charges	(1,808)	(1,510)	(42,620)	(1,234)	(10,283)
Contract terminations:
Surrender benefits	(225,103)	(114,254)	(4,576,628)	(286,200)	(2,229,687)
Death benefits	(175,113)	(49,466)	(925,791)	(49,500)	(1,064,439)
Units outstanding at end of year	4,590,124	4,239,670	39,327,770	4,414,886	39,647,470

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	241

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	Put VT Global Hlth Care, Cl IB	Put VT Intl Eq, Cl IB	Put VT Sus Leaders, Cl IA	Put VT Sus Leaders, Cl IB	Royce Micro-Cap, Invest Cl
Operations
Investment income (loss) — net	$(196,862)	$65,394	$(400,718)	$(121,477)	$(97,843)
Net realized gain (loss) on sales of investments	(201,868)	51,439	2,177,591	1,140,412	73,351
Distributions from capital gains	1,106,658	21,033	9,643,995	4,322,056	1,056,731
Net change in unrealized appreciation or depreciation of investments	5,102,761	2,330,403	8,791,055	3,513,778	945,071
Net increase (decrease) in net assets resulting from operations	5,810,689	2,468,269	20,211,923	8,854,769	1,977,310

Contract transactions
Contract purchase payments	195,805	123,787	441,921	251,561	128,573
Net transfers(1)	(1,935,567)	(709,651)	(1,685,208)	(436,127)	(402,569)
Transfers for policy loans	11,362	35,104	52,386	(12,754)	15,193
Adjustments to net assets allocated to contracts in payment period	1,852	833	(48,761)	8,059	(9,172)
Contract charges	(16,819)	(7,636)	(41,660)	(19,139)	(4,497)
Contract terminations:
Surrender benefits	(2,532,350)	(1,147,794)	(4,963,316)	(2,477,741)	(1,131,302)
Death benefits	(322,894)	(91,939)	(865,623)	(152,692)	(143,455)
Increase (decrease) from contract transactions	(4,598,611)	(1,797,296)	(7,110,261)	(2,838,833)	(1,547,229)
Net assets at beginning of year	22,464,995	10,945,737	60,058,812	26,028,826	11,343,337
Net assets at end of year	$23,677,073	$11,616,710	$73,160,474	$32,044,762	$11,773,418

Accumulation unit activity
Units outstanding at beginning of year	8,767,014	7,342,240	18,846,164	10,469,712	2,779,118
Contract purchase payments	68,841	73,068	115,799	84,543	28,534
Net transfers(1)	(678,643)	(424,404)	(437,239)	(141,311)	(91,948)
Transfers for policy loans	3,956	20,967	14,000	(3,696)	3,413
Contract charges	(5,954)	(4,528)	(10,872)	(6,395)	(1,009)
Contract terminations:
Surrender benefits	(890,268)	(678,702)	(1,295,783)	(822,371)	(254,201)
Death benefits	(115,517)	(54,704)	(227,559)	(50,845)	(32,524)
Units outstanding at end of year	7,149,429	6,273,937	17,004,510	9,529,637	2,431,383

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

242	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	Temp Global Bond, Cl 2	Third Ave Val	VanEck VIP Global Gold, Cl S	VP Aggr, Cl 2	VP Aggr, Cl 4
Operations
Investment income (loss) — net	$2,258,061	$(63,852)	$(167,362)	$(10,100,893)	$(5,747,960)
Net realized gain (loss) on sales of investments	(423,461)	(130,564)	79,354	62,348,145	63,873,181
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(1,505,645)	1,416,558	5,098,257	138,307,180	58,371,754
Net increase (decrease) in net assets resulting from operations	328,955	1,222,142	5,010,249	190,554,432	116,496,975

Contract transactions
Contract purchase payments	1,694,578	105,287	3,383,810	27,905,740	6,103,246
Net transfers(1)	(544,823)	(739,235)	(75,277)	(85,290,010)	(37,527,818)
Transfers for policy loans	(14,724)	6,625	2,820	(73,321)	(15,410)
Adjustments to net assets allocated to contracts in payment period	—	(16,521)	5	(193,514)	—
Contract charges	(10,265)	(4,725)	(5,556)	(7,294,139)	(3,135,037)
Contract terminations:
Surrender benefits	(2,770,903)	(1,244,082)	(910,217)	(66,989,844)	(88,025,019)
Death benefits	(685,505)	(121,754)	(167,331)	(8,526,894)	(2,474,139)
Increase (decrease) from contract transactions	(2,331,642)	(2,014,405)	2,228,254	(140,461,982)	(125,074,177)
Net assets at beginning of year	36,360,511	11,380,653	12,411,037	983,659,658	609,396,555
Net assets at end of year	$34,357,824	$10,588,390	$19,649,540	$1,033,752,108	$600,819,353

Accumulation unit activity
Units outstanding at beginning of year	37,431,186	3,675,974	17,187,511	589,593,461	364,027,587
Contract purchase payments	1,726,502	32,068	3,953,456	15,045,237	3,263,928
Net transfers(1)	(567,025)	(231,057)	(2,799)	(45,538,250)	(19,834,371)
Transfers for policy loans	(14,904)	2,242	3,639	(40,968)	(6,222)
Contract charges	(10,416)	(1,445)	(6,651)	(3,905,417)	(1,674,546)
Contract terminations:
Surrender benefits	(2,800,829)	(376,555)	(1,078,730)	(35,797,249)	(46,819,264)
Death benefits	(699,169)	(38,297)	(198,011)	(4,575,275)	(1,327,745)
Units outstanding at end of year	35,065,345	3,062,930	19,858,415	514,781,539	297,629,367

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	243

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	VP Col Wanger Intl Eq, Cl 2	VP Conserv, Cl 2	VP Conserv, Cl 4	VP Man Risk, Cl 2	VP Man Risk US, Cl 2
Operations
Investment income (loss) — net	$(187,441)	$(4,328,534)	$(4,316,300)	$(1,390,709)	$(1,208,651)
Net realized gain (loss) on sales of investments	(2,034,994)	10,915,841	19,489,054	207,618	288,034
Distributions from capital gains	2,436,931	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	8,769,878	30,709,319	25,907,320	19,091,039	18,690,035
Net increase (decrease) in net assets resulting from operations	8,984,374	37,296,626	41,080,074	17,907,948	17,769,418

Contract transactions
Contract purchase payments	2,988,225	18,747,940	980,377	34,194,997	59,361,577
Net transfers(1)	(2,557,972)	74,999,267	41,878,039	38,413,178	26,041,417
Transfers for policy loans	(2,797)	(43,472)	(29,363)	1,261	—
Adjustments to net assets allocated to contracts in payment period	(1,324)	(82,480)	—	—	308,993
Contract charges	(12,766)	(2,828,530)	(2,643,951)	(1,596,281)	(1,139,846)
Contract terminations:
Surrender benefits	(1,617,931)	(49,267,555)	(72,379,833)	(3,397,461)	(2,727,123)
Death benefits	(299,502)	(13,059,276)	(16,618,442)	(598,670)	(655,498)
Increase (decrease) from contract transactions	(1,504,067)	28,465,894	(48,813,173)	67,017,024	81,189,520
Net assets at beginning of year	32,752,756	387,056,518	446,020,617	92,980,353	72,134,759
Net assets at end of year	$40,233,063	$452,819,038	$438,287,518	$177,905,325	$171,093,697

Accumulation unit activity
Units outstanding at beginning of year	22,756,377	313,974,267	359,816,381	95,804,308	72,407,966
Contract purchase payments	1,811,407	14,206,799	750,497	32,314,615	54,205,698
Net transfers(1)	(1,572,886)	56,360,313	31,455,174	36,650,586	23,803,713
Transfers for policy loans	(1,238)	(33,054)	(20,748)	1,141	—
Contract charges	(7,854)	(2,147,236)	(2,007,441)	(1,502,737)	(1,031,773)
Contract terminations:
Surrender benefits	(1,002,269)	(37,632,075)	(54,890,422)	(3,202,295)	(2,478,780)
Death benefits	(184,139)	(10,148,299)	(12,707,146)	(565,571)	(582,292)
Units outstanding at end of year	21,799,398	334,580,715	322,396,295	159,500,047	146,324,532

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

244	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	VP Man Vol Conserv, Cl 2	VP Man Vol Conserv Gro, Cl 2	VP Man Vol Gro, Cl 2	VP Man Vol Mod Gro, Cl 2	VP Mod, Cl 2
Operations
Investment income (loss) — net	$(4,514,964)	$(13,032,704)	$(99,981,949)	$(136,084,629)	$(67,478,690)
Net realized gain (loss) on sales of investments	4,816,082	11,722,233	103,822,423	162,234,391	154,517,089
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	43,487,955	152,589,543	1,559,840,189	1,828,736,377	839,108,596
Net increase (decrease) in net assets resulting from operations	43,789,073	151,279,072	1,563,680,663	1,854,886,139	926,146,995

Contract transactions
Contract purchase payments	22,347,339	50,496,204	811,117,177	548,764,291	299,906,783
Net transfers(1)	111,650,561	79,709,510	(285,313,418)	(250,569,937)	185,184,157
Transfers for policy loans	2,988	(35,498)	(30,787)	(77,801)	19,003
Adjustments to net assets allocated to contracts in payment period	—	(96,395)	(183,714)	300,970	118,292
Contract charges	(5,686,087)	(15,737,245)	(126,985,571)	(176,193,177)	(58,818,448)
Contract terminations:
Surrender benefits	(34,538,874)	(49,796,375)	(393,242,279)	(515,962,734)	(527,135,791)
Death benefits	(3,111,858)	(13,534,506)	(38,727,292)	(79,878,168)	(81,319,548)
Increase (decrease) from contract transactions	90,664,069	51,005,695	(33,365,884)	(473,616,556)	(182,045,552)
Net assets at beginning of year	377,187,591	1,166,104,756	9,161,188,993	12,547,330,122	6,252,850,471
Net assets at end of year	$511,640,733	$1,368,389,523	$10,691,503,772	$13,928,599,705	$6,996,951,914

Accumulation unit activity
Units outstanding at beginning of year	352,073,356	1,045,271,928	7,690,166,452	10,282,670,322	4,279,588,931
Contract purchase payments	19,594,431	42,030,513	609,970,301	407,110,936	187,260,711
Net transfers(1)	97,291,836	65,524,483	(220,209,214)	(190,560,543)	115,836,364
Transfers for policy loans	2,490	(29,723)	(22,141)	(58,670)	16,186
Contract charges	(4,972,020)	(13,050,155)	(96,284,723)	(131,980,932)	(36,781,208)
Contract terminations:
Surrender benefits	(30,275,159)	(41,599,670)	(305,218,300)	(391,615,042)	(330,333,469)
Death benefits	(2,741,576)	(11,340,574)	(29,712,483)	(60,146,605)	(51,489,854)
Units outstanding at end of year	430,973,358	1,086,806,802	7,648,689,892	9,915,419,466	4,164,097,661

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	245

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	VP Mod, Cl 4	VP Mod Aggr, Cl 2	VP Mod Aggr, Cl 4	VP Mod Conserv, Cl 2	VP Mod Conserv, Cl 4
Operations
Investment income (loss) — net	$(67,664,530)	$(32,149,980)	$(19,956,039)	$(12,640,106)	$(12,700,276)
Net realized gain (loss) on sales of investments	466,267,875	186,872,702	248,354,113	32,511,139	72,229,320
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	608,176,295	370,818,198	124,674,399	120,770,235	94,120,497
Net increase (decrease) in net assets resulting from operations	1,006,779,640	525,540,920	353,072,473	140,641,268	153,649,541

Contract transactions
Contract purchase payments	13,267,927	82,870,244	14,693,977	50,085,080	1,923,332
Net transfers(1)	(34,798,379)	(241,216,280)	(139,039,670)	84,534,551	29,542,054
Transfers for policy loans	280,640	108,351	270,116	47,115	44,022
Adjustments to net assets allocated to contracts in payment period	—	(291,740)	—	(111,053)	—
Contract charges	(48,052,065)	(24,467,292)	(10,857,362)	(8,046,306)	(7,551,370)
Contract terminations:
Surrender benefits	(864,644,772)	(234,252,960)	(362,233,938)	(100,572,171)	(158,701,945)
Death benefits	(94,744,474)	(22,908,315)	(13,940,390)	(29,654,282)	(36,414,677)
Increase (decrease) from contract transactions	(1,028,691,123)	(440,157,992)	(511,107,267)	(3,717,066)	(171,158,584)
Net assets at beginning of year	7,036,347,572	3,155,125,531	2,188,002,158	1,148,665,107	1,304,636,677
Net assets at end of year	$7,014,436,089	$3,240,508,459	$2,029,967,364	$1,285,589,309	$1,287,127,634

Accumulation unit activity
Units outstanding at beginning of year	4,786,697,083	2,013,547,844	1,388,678,433	857,276,495	966,530,813
Contract purchase payments	8,288,359	48,100,583	8,456,719	34,701,401	1,328,701
Net transfers(1)	(21,887,288)	(139,665,455)	(80,172,028)	57,848,811	20,035,204
Transfers for policy loans	172,888	64,514	154,388	33,734	30,026
Contract charges	(29,943,563)	(14,112,491)	(6,249,172)	(5,552,667)	(5,192,372)
Contract terminations:
Surrender benefits	(537,508,967)	(135,411,668)	(207,516,021)	(69,860,012)	(109,064,962)
Death benefits	(59,239,378)	(13,122,148)	(8,053,638)	(20,914,471)	(25,236,249)
Units outstanding at end of year	4,146,579,134	1,759,401,179	1,095,298,681	853,533,291	848,431,161

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

246	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	VP Ptnrs Core Bond, Cl 2	VP Ptnrs Core Eq, Cl 2	VP Ptnrs Core Eq, Cl 3	VP Ptnrs Sm Cap Gro, Cl 2	VP Ptnrs Sm Cap Val, Cl 2
Operations
Investment income (loss) — net	$93,517	$(114,434)	$(221,586)	$(91,356)	$(71,620)
Net realized gain (loss) on sales of investments	3,790	445,288	2,783,964	133,867	90,190
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	512,709	1,806,903	2,858,824	1,366,262	1,049,057
Net increase (decrease) in net assets resulting from operations	610,016	2,137,757	5,421,202	1,408,773	1,067,627

Contract transactions
Contract purchase payments	1,022,495	473,882	136,663	1,396,610	655,979
Net transfers(1)	1,123,205	(440,629)	(1,546,803)	(33,105)	13,652
Transfers for policy loans	449	1,247	(4,630)	(437)	1,303
Adjustments to net assets allocated to contracts in payment period	—	—	(3,971)	—	—
Contract charges	(1,451)	(2,826)	(52,229)	(1,638)	(1,160)
Contract terminations:
Surrender benefits	(396,887)	(612,642)	(2,979,202)	(253,144)	(269,130)
Death benefits	(113,692)	(125,645)	(256,859)	(16,778)	(94,212)
Increase (decrease) from contract transactions	1,634,119	(706,613)	(4,707,031)	1,091,508	306,432
Net assets at beginning of year	8,352,842	8,796,258	23,145,851	6,889,884	5,753,939
Net assets at end of year	$10,596,977	$10,227,402	$23,860,022	$9,390,165	$7,127,998

Accumulation unit activity
Units outstanding at beginning of year	7,523,830	4,552,303	13,453,677	3,356,085	3,283,029
Contract purchase payments	869,402	215,423	69,430	598,579	333,953
Net transfers(1)	941,754	(188,994)	(777,983)	(14,769)	8,016
Transfers for policy loans	388	554	(2,086)	(178)	668
Contract charges	(1,265)	(1,271)	(26,482)	(697)	(591)
Contract terminations:
Surrender benefits	(341,258)	(275,135)	(1,505,479)	(109,018)	(137,294)
Death benefits	(98,766)	(58,683)	(132,964)	(7,334)	(50,109)
Units outstanding at end of year	8,894,085	4,244,197	11,078,113	3,822,668	3,437,672

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	247

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	VP Ptnrs Sm Cap Val, Cl 3	VP US Flex Conserv Gro, Cl 2	VP US Flex Gro, Cl 2	VP US Flex Mod Gro, Cl 2	Wanger Intl
Operations
Investment income (loss) — net	$(565,348)	$(1,947,185)	$(22,420,297)	$(14,260,310)	$(173,026)
Net realized gain (loss) on sales of investments	4,930,008	1,136,823	3,571,635	3,102,548	(4,122,215)
Distributions from capital gains	—	—	—	—	15,537,036
Net change in unrealized appreciation or depreciation of investments	6,637,844	23,805,305	391,266,379	216,991,953	31,451,422
Net increase (decrease) in net assets resulting from operations	11,002,504	22,994,943	372,417,717	205,834,191	42,693,217

Contract transactions
Contract purchase payments	496,858	39,495,487	619,681,288	293,721,579	1,732,832
Net transfers(1)	(990,109)	82,891,906	349,000,749	199,675,579	(9,418,219)
Transfers for policy loans	22,384	(2,515)	(2,429)	6,050	59,024
Adjustments to net assets allocated to contracts in payment period	(40,645)	(11,375)	—	309,473	(58,471)
Contract charges	(130,401)	(2,092,762)	(26,136,874)	(16,322,568)	(157,366)
Contract terminations:
Surrender benefits	(7,085,045)	(6,370,739)	(59,952,262)	(33,542,489)	(19,662,719)
Death benefits	(750,885)	(719,693)	(9,041,135)	(6,109,831)	(1,667,630)
Increase (decrease) from contract transactions	(8,477,843)	113,190,309	873,549,337	437,737,793	(29,172,549)
Net assets at beginning of year	61,363,084	128,176,288	1,616,519,568	1,074,952,586	160,984,074
Net assets at end of year	$63,887,745	$264,361,540	$2,862,486,622	$1,718,524,570	$174,504,742

Accumulation unit activity
Units outstanding at beginning of year	22,960,816	119,444,348	1,403,048,953	965,849,737	60,391,044
Contract purchase payments	168,894	33,974,703	483,176,721	240,483,103	617,349
Net transfers(1)	(335,686)	71,292,866	275,310,194	165,894,153	(3,173,414)
Transfers for policy loans	7,165	(2,152)	(1,596)	5,651	15,311
Contract charges	(44,314)	(1,796,286)	(20,370,872)	(13,358,502)	(51,151)
Contract terminations:
Surrender benefits	(2,425,344)	(5,500,276)	(46,772,432)	(27,521,361)	(6,588,167)
Death benefits	(247,503)	(608,036)	(7,005,627)	(5,005,270)	(549,130)
Units outstanding at end of year	20,084,028	216,805,167	2,087,385,341	1,326,347,511	50,661,842

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

248	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	Wanger USA	WF VT Index Asset Alloc, Cl 2	WF VT Intl Eq, Cl 2	WF VT Opp, Cl 2	WF VT Sm Cap Gro, Cl 2
Operations
Investment income (loss) — net	$(1,556,015)	$56,782	$843,853	$(322,496)	$(811,149)
Net realized gain (loss) on sales of investments	(8,642,320)	1,083,171	(3,123,209)	1,457,544	1,162,651
Distributions from capital gains	43,932,389	1,527,036	12,494,091	5,465,698	13,428,346
Net change in unrealized appreciation or depreciation of investments	30,693,484	1,518,956	(6,130,603)	6,039,488	3,019,890
Net increase (decrease) in net assets resulting from operations	64,427,538	4,185,945	4,084,132	12,640,234	16,799,738

Contract transactions
Contract purchase payments	2,067,249	142,334	346,001	1,030,512	3,851,485
Net transfers(1)	(10,954,306)	(690,362)	23,712	(3,055,715)	(1,577,219)
Transfers for policy loans	5,191	9,175	12,328	14,530	(8,976)
Adjustments to net assets allocated to contracts in payment period	(90,687)	(44,305)	36,670	(57,475)	17,907
Contract charges	(196,450)	(15,489)	(35,844)	(29,153)	(37,167)
Contract terminations:
Surrender benefits	(26,062,722)	(2,676,579)	(3,393,015)	(4,971,877)	(8,143,991)
Death benefits	(2,932,278)	(104,427)	(314,231)	(294,672)	(887,860)
Increase (decrease) from contract transactions	(38,164,003)	(3,379,653)	(3,324,379)	(7,363,850)	(6,785,821)
Net assets at beginning of year	227,464,026	22,592,665	29,639,888	44,290,068	72,560,660
Net assets at end of year	$253,727,561	$23,398,957	$30,399,641	$49,566,452	$82,574,577

Accumulation unit activity
Units outstanding at beginning of year	63,796,293	9,481,485	20,982,474	17,378,084	26,760,578
Contract purchase payments	527,245	53,909	236,575	352,333	1,228,995
Net transfers(1)	(2,560,310)	(241,703)	46,225	(1,047,890)	(481,149)
Transfers for policy loans	2,461	3,515	8,568	5,502	(4,078)
Contract charges	(46,409)	(6,020)	(25,249)	(9,444)	(11,620)
Contract terminations:
Surrender benefits	(6,361,598)	(1,021,095)	(2,249,315)	(1,659,184)	(2,585,764)
Death benefits	(715,491)	(39,928)	(216,517)	(98,366)	(290,798)
Units outstanding at end of year	54,642,191	8,230,163	18,782,761	14,921,035	24,616,164

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	249

Statement of Changes in Net Assets

Year ended December 31, 2019 (continued)	WA Var Global Hi Yd Bond, Cl II
Operations
Investment income (loss) — net	$429,495
Net realized gain (loss) on sales of investments	(52,524)
Distributions from capital gains	—
Net change in unrealized appreciation or depreciation of investments	777,342
Net increase (decrease) in net assets resulting from operations	1,154,313

Contract transactions
Contract purchase payments	778,163
Net transfers(1)	1,057,294
Transfers for policy loans	583
Adjustments to net assets allocated to contracts in payment period	(901)
Contract charges	(3,250)
Contract terminations:
Surrender benefits	(512,824)
Death benefits	(192,973)
Increase (decrease) from contract transactions	1,126,092
Net assets at beginning of year	8,870,412
Net assets at end of year	$11,150,817

Accumulation unit activity
Units outstanding at beginning of year	8,317,671
Contract purchase payments	668,004
Net transfers(1)	864,290
Transfers for policy loans	496
Contract charges	(2,799)
Contract terminations:
Surrender benefits	(440,082)
Death benefits	(167,258)
Units outstanding at end of year	9,240,322

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

250	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2018	AB VPS Dyn Asset Alloc, Cl B	AB VPS Global Thematic Gro, Cl B	AB VPS Gro & Inc, Cl B	AB VPS Intl Val, Cl B	AB VPS Lg Cap Gro, Cl B
Operations
Investment income (loss) — net	$39,468	$(71,576)	$(115,333)	$227,128	$(630,048)
Net realized gain (loss) on sales of investments	132,255	1,041,241	3,673,073	(368,519)	1,218,469
Distributions from capital gains	10,893	—	9,474,722	—	6,715,688
Net change in unrealized appreciation or depreciation of investments	(953,986)	(1,714,968)	(18,147,435)	(29,101,392)	(7,464,303)
Net increase (decrease) in net assets resulting from operations	(771,370)	(745,303)	(5,114,973)	(29,242,783)	(160,194)

Contract transactions
Contract purchase payments	2,502,585	95,933	664,085	1,560,898	7,335,606
Net transfers(1)	(976,505)	(1,238,979)	2,050,566	202,008	6,162,562
Transfers for policy loans	926	491	13,937	93,790	(5,503)
Adjustments to net assets allocated to contracts in payment period	—	(55,514)	34,923	(31,957)	(11,566)
Contract charges	(3,612)	(5,952)	(58,335)	(139,340)	(15,516)
Contract terminations:
Surrender benefits	(618,492)	(968,650)	(10,080,320)	(15,220,787)	(3,699,976)
Death benefits	(44,039)	(111,362)	(1,135,070)	(1,636,474)	(258,271)
Increase (decrease) from contract transactions	860,863	(2,284,033)	(8,510,214)	(15,171,862)	9,507,336
Net assets at beginning of year	8,840,985	8,645,425	87,981,300	136,442,182	49,952,143
Net assets at end of year	$8,930,478	$5,616,089	$74,356,113	$92,027,537	$59,299,285

Accumulation unit activity
Units outstanding at beginning of year	7,130,421	4,682,719	36,558,211	78,290,834	18,162,467
Contract purchase payments	2,088,688	52,265	274,011	1,044,269	2,450,779
Net transfers(1)	(803,069)	(710,438)	887,799	(14,310)	2,134,817
Transfers for policy loans	765	268	5,786	50,744	(1,885)
Contract charges	(3,014)	(3,271)	(23,860)	(79,278)	(5,340)
Contract terminations:
Surrender benefits	(507,629)	(527,128)	(4,117,147)	(9,282,052)	(1,295,321)
Death benefits	(36,111)	(61,716)	(469,041)	(998,201)	(88,259)
Units outstanding at end of year	7,870,051	3,432,699	33,115,759	69,012,006	21,357,258

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	251

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	ALPS Alerian Engy Infr, Class III	AC VP Intl, Cl I	AC VP Intl, Cl II	AC VP Mid Cap Val, Cl II	AC VP Ultra, Cl II
Operations
Investment income (loss) — net	$275,855	$43,230	$64,107	$207,325	$(262,267)
Net realized gain (loss) on sales of investments	(1,188,588)	388,425	1,166,327	3,172,615	1,809,958
Distributions from capital gains	—	627,577	1,630,759	4,239,504	3,100,297
Net change in unrealized appreciation or depreciation of investments	(7,429,114)	(2,487,096)	(6,644,916)	(15,834,263)	(5,069,973)
Net increase (decrease) in net assets resulting from operations	(8,341,847)	(1,427,864)	(3,783,723)	(8,214,819)	(421,985)

Contract transactions
Contract purchase payments	1,987,569	88,216	226,191	639,277	311,301
Net transfers(1)	(3,798,077)	236,913	468,911	(4,969,432)	6,468,760
Transfers for policy loans	5,181	13,946	(258)	9,834	7,507
Adjustments to net assets allocated to contracts in payment period	4,127	(3,786)	(23,066)	(15,091)	30,079
Contract charges	(16,974)	(3,164)	(18,557)	(44,005)	(19,981)
Contract terminations:
Surrender benefits	(3,751,050)	(1,348,136)	(2,604,882)	(8,066,343)	(3,453,290)
Death benefits	(442,825)	(152,171)	(196,580)	(634,818)	(402,989)
Increase (decrease) from contract transactions	(6,012,049)	(1,168,182)	(2,148,241)	(13,080,578)	2,941,387
Net assets at beginning of year	46,484,687	10,080,509	25,479,644	71,937,429	29,024,018
Net assets at end of year	$32,130,791	$7,484,463	$19,547,680	$50,642,032	$31,543,420

Accumulation unit activity
Units outstanding at beginning of year	46,826,313	5,611,697	12,766,523	29,035,262	11,436,386
Contract purchase payments	2,136,260	49,147	113,294	252,128	113,260
Net transfers(1)	(4,105,419)	121,275	201,432	(2,044,256)	2,307,161
Transfers for policy loans	5,068	7,718	218	3,653	2,681
Contract charges	(18,469)	(1,787)	(9,479)	(17,956)	(7,264)
Contract terminations:
Surrender benefits	(4,002,165)	(750,832)	(1,321,811)	(3,232,569)	(1,245,191)
Death benefits	(488,677)	(85,980)	(99,122)	(261,845)	(140,925)
Units outstanding at end of year	40,352,911	4,951,238	11,651,055	23,734,417	12,466,108

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

252	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	AC VP Val, Cl I	AC VP Val, Cl II	BlackRock Global Alloc, Cl III	BNY Mellon VIF Intl Eq, Serv	Calvert VP SRI Bal, Cl I
Operations
Investment income (loss) — net	$289,422	$1,078,238	$(170,035)	$2,294	$180,769
Net realized gain (loss) on sales of investments	2,514,934	11,038,468	27,109	173,792	352,857
Distributions from capital gains	2,304	12,556	3,414,155	—	1,819,378
Net change in unrealized appreciation or depreciation of investments	(6,050,802)	(30,833,355)	(10,090,429)	(1,021,029)	(2,994,880)
Net increase (decrease) in net assets resulting from operations	(3,244,142)	(18,704,093)	(6,819,200)	(844,943)	(641,876)

Contract transactions
Contract purchase payments	299,918	6,309,017	5,346,361	109,768	184,017
Net transfers(1)	(1,603,727)	(7,030,526)	(4,004,703)	(175,399)	272,908
Transfers for policy loans	15,056	(7,114)	18,432	1,500	36,006
Adjustments to net assets allocated to contracts in payment period	(16,826)	(17,816)	(37,006)	—	(6,705)
Contract charges	(10,039)	(113,940)	(34,014)	(2,520)	(15,306)
Contract terminations:
Surrender benefits	(4,289,779)	(22,005,681)	(5,970,842)	(721,590)	(2,014,726)
Death benefits	(397,216)	(2,792,783)	(1,260,803)	(56,920)	(229,447)
Increase (decrease) from contract transactions	(6,002,613)	(25,658,843)	(5,942,575)	(845,161)	(1,773,253)
Net assets at beginning of year	39,156,021	210,213,403	84,099,017	5,778,101	20,773,892
Net assets at end of year	$29,909,266	$165,850,467	$71,337,242	$4,087,997	$18,358,763

Accumulation unit activity
Units outstanding at beginning of year	11,134,604	81,490,278	62,869,050	4,103,427	11,496,101
Contract purchase payments	85,368	2,504,147	4,082,918	81,047	99,587
Net transfers(1)	(458,240)	(2,775,171)	(3,086,837)	(130,487)	147,787
Transfers for policy loans	4,224	(3,660)	13,730	1,105	19,846
Contract charges	(2,885)	(42,950)	(26,094)	(1,853)	(8,429)
Contract terminations:
Surrender benefits	(1,222,354)	(8,352,528)	(4,552,008)	(526,076)	(1,102,198)
Death benefits	(115,472)	(1,101,800)	(968,508)	(41,639)	(127,977)
Units outstanding at end of year	9,425,245	71,718,316	58,332,251	3,485,524	10,524,717

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	253

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	CB Var Sm Cap Gro, Cl I	Col VP Bal, Cl 3	Col VP Commodity Strategy, Cl 2	Col VP Contrarian Core, Cl 2	Col VP Disciplined Core, Cl 2
Operations
Investment income (loss) — net	$(163,782)	$(4,886,711)	$(50,510)	$(1,001,047)	$(276,145)
Net realized gain (loss) on sales of investments	914,659	20,201,914	(96,956)	4,787,139	626,377
Distributions from capital gains	1,885,944	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(2,558,000)	(47,024,035)	(642,398)	(13,049,083)	(2,017,540)
Net increase (decrease) in net assets resulting from operations	78,821	(31,708,832)	(789,864)	(9,262,991)	(1,667,308)

Contract transactions
Contract purchase payments	189,307	30,747,478	580,752	6,073,337	3,769,301
Net transfers(1)	2,945,015	(8,630,637)	596,853	(7,109,064)	3,465,675
Transfers for policy loans	14,361	27,689	(373)	15,988	(19,010)
Adjustments to net assets allocated to contracts in payment period	—	(257,107)	—	71,633	—
Contract charges	(12,610)	(247,218)	(1,160)	(48,185)	(5,755)
Contract terminations:
Surrender benefits	(1,645,297)	(44,012,989)	(241,257)	(8,265,227)	(1,132,450)
Death benefits	(98,356)	(6,325,831)	(65,250)	(782,606)	(244,699)
Increase (decrease) from contract transactions	1,392,420	(28,698,615)	869,565	(10,044,124)	5,833,062
Net assets at beginning of year	14,872,794	485,154,312	4,411,701	102,614,090	21,197,268
Net assets at end of year	$16,344,035	$424,746,865	$4,491,402	$83,306,975	$25,363,022

Accumulation unit activity
Units outstanding at beginning of year	6,510,247	221,556,338	7,268,241	57,726,653	7,744,659
Contract purchase payments	73,200	14,973,657	980,116	3,451,224	1,314,666
Net transfers(1)	1,070,787	(4,066,741)	982,933	(4,003,888)	1,171,006
Transfers for policy loans	5,249	4,451	(627)	9,302	(5,962)
Contract charges	(4,823)	(113,576)	(1,995)	(27,263)	(2,106)
Contract terminations:
Surrender benefits	(631,540)	(20,436,567)	(406,389)	(4,614,973)	(399,184)
Death benefits	(38,080)	(2,888,543)	(112,727)	(446,869)	(88,559)
Units outstanding at end of year	6,985,040	209,029,019	8,709,552	52,094,186	9,734,520

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

254	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	Col VP Disciplined Core, Cl 3	Col VP Div Abs Return, Cl 2	Col VP Divd Opp, Cl 2	Col VP Divd Opp, Cl 3	Col VP Emerg Mkts Bond, Cl 2
Operations
Investment income (loss) — net	$(3,593,404)	$(33,794)	$(602,678)	$(4,668,647)	$500,871
Net realized gain (loss) on sales of investments	27,328,655	(32,796)	2,106,450	49,418,438	(218,470)
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(37,572,177)	(259,495)	(5,243,359)	(75,608,757)	(1,630,051)
Net increase (decrease) in net assets resulting from operations	(13,836,926)	(326,085)	(3,739,587)	(30,858,966)	(1,347,650)

Contract transactions
Contract purchase payments	2,722,590	287,672	4,523,369	4,818,130	1,002,605
Net transfers(1)	(3,467,655)	(211,408)	(2,141,852)	(24,546,173)	124,720
Transfers for policy loans	164,117	(1,094)	(1,828)	220,395	(2,147)
Adjustments to net assets allocated to contracts in payment period	(602,706)	—	(12,334)	(332,962)	(8,520)
Contract charges	(424,744)	(1,132)	(15,012)	(390,875)	(5,830)
Contract terminations:
Surrender benefits	(36,394,819)	(244,269)	(2,368,077)	(62,973,255)	(1,198,472)
Death benefits	(5,148,198)	(24,988)	(1,845,380)	(7,701,013)	(316,810)
Increase (decrease) from contract transactions	(43,151,415)	(195,219)	(1,861,114)	(90,905,753)	(404,454)
Net assets at beginning of year	369,907,859	3,510,772	54,634,440	552,054,530	14,749,666
Net assets at end of year	$312,919,518	$2,989,468	$49,033,739	$430,289,811	$12,997,562

Accumulation unit activity
Units outstanding at beginning of year	166,607,023	3,975,414	26,306,383	206,320,105	13,654,610
Contract purchase payments	1,198,025	334,270	2,138,936	1,888,135	969,495
Net transfers(1)	(1,571,105)	(246,917)	(1,086,565)	(9,075,266)	(11,520)
Transfers for policy loans	57,156	(1,265)	(1,157)	76,019	(2,021)
Contract charges	(196,085)	(1,325)	(7,415)	(151,410)	(5,689)
Contract terminations:
Surrender benefits	(16,366,773)	(281,937)	(1,142,017)	(23,940,199)	(1,163,737)
Death benefits	(2,369,660)	(28,861)	(886,367)	(2,911,408)	(313,494)
Units outstanding at end of year	147,358,581	3,749,379	25,321,798	172,205,976	13,127,644

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	255

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	Col VP Emer Mkts, Cl 2	Col VP Emer Mkts, Cl 3	Col VP Global Strategic Inc, Cl 2	Col VP Global Strategic Inc, Cl 3	Col VP Govt Money Mkt, Cl 2
Operations
Investment income (loss) — net	$(346,748)	$(741,973)	$261,296	$2,872,372	$79,740
Net realized gain (loss) on sales of investments	517,878	6,820,236	(283,178)	(4,763,771)	—
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(10,375,907)	(40,515,516)	(597,706)	(3,505,060)	—
Net increase (decrease) in net assets resulting from operations	(10,204,777)	(34,437,253)	(619,588)	(5,396,459)	79,740

Contract transactions
Contract purchase payments	6,141,042	1,823,092	627,011	597,770	9,013,624
Net transfers(1)	2,631,393	1,200,235	342,910	(3,356,798)	25,457,277
Transfers for policy loans	(6,796)	85,493	179	13,040	5,464
Adjustments to net assets allocated to contracts in payment period	(7,492)	(71,489)	—	(37,527)	—
Contract charges	(10,363)	(139,460)	(1,072)	(122,579)	(6,657)
Contract terminations:
Surrender benefits	(1,574,832)	(17,777,261)	(434,239)	(10,834,515)	(3,826,640)
Death benefits	(531,559)	(1,264,906)	(169,426)	(1,502,247)	(491,822)
Increase (decrease) from contract transactions	6,641,393	(16,144,296)	365,363	(15,242,856)	30,151,246
Net assets at beginning of year	39,615,470	164,138,914	9,083,294	93,742,694	26,295,194
Net assets at end of year	$36,052,086	$113,557,365	$8,829,069	$73,103,379	$56,526,180

Accumulation unit activity
Units outstanding at beginning of year	27,656,786	60,139,023	9,387,856	59,884,106	28,543,756
Contract purchase payments	4,532,021	749,547	664,936	410,842	9,735,106
Net transfers(1)	1,899,772	174,671	360,689	(2,308,002)	27,610,140
Transfers for policy loans	(5,638)	37,919	191	8,150	5,756
Contract charges	(8,200)	(52,929)	(1,209)	(82,597)	(7,949)
Contract terminations:
Surrender benefits	(1,186,072)	(7,041,875)	(466,029)	(7,174,337)	(4,186,267)
Death benefits	(431,123)	(523,067)	(181,685)	(987,201)	(538,916)
Units outstanding at end of year	32,457,546	53,483,289	9,764,749	49,750,961	61,161,626

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

256	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	Col VP Govt Money Mkt, Cl 3	Col VP Hi Yield Bond, Cl 2	Col VP Hi Yield Bond, Cl 3	Col VP Inc Opp, Cl 2	Col VP Inc Opp, Cl 3
Operations
Investment income (loss) — net	$500,342	$2,096,153	$10,142,751	$1,027,073	$5,433,624
Net realized gain (loss) on sales of investments	2,453	(440,570)	(468,610)	(760,487)	(7,423,610)
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(2,454)	(4,007,549)	(20,120,134)	(1,659,946)	(4,314,277)
Net increase (decrease) in net assets resulting from operations	500,341	(2,351,966)	(10,445,993)	(1,393,360)	(6,304,263)

Contract transactions
Contract purchase payments	5,177,372	3,367,878	1,291,628	2,140,750	842,333
Net transfers(1)	18,166,711	(3,428,746)	(21,189,629)	(2,529,528)	(17,703,851)
Transfers for policy loans	175,863	(2,521)	33,221	(571)	12,077
Adjustments to net assets allocated to contracts in payment period	68,727	—	(168,727)	(4,153)	(15,588)
Contract charges	(110,044)	(8,786)	(142,128)	(6,302)	(184,737)
Contract terminations:
Surrender benefits	(25,206,031)	(2,309,634)	(29,834,482)	(1,007,961)	(18,480,744)
Death benefits	(1,997,468)	(594,108)	(3,721,877)	(174,930)	(2,705,986)
Increase (decrease) from contract transactions	(3,724,870)	(2,975,917)	(53,731,994)	(1,582,695)	(38,236,496)
Net assets at beginning of year	120,109,311	48,166,031	253,612,157	29,072,004	160,427,858
Net assets at end of year	$116,884,782	$42,838,148	$189,434,170	$26,095,949	$115,887,099

Accumulation unit activity
Units outstanding at beginning of year	109,560,330	30,941,034	100,651,080	19,144,680	76,234,898
Contract purchase payments	4,800,726	2,182,897	535,301	1,409,346	411,326
Net transfers(1)	16,604,006	(2,307,378)	(8,798,518)	(1,697,252)	(8,594,764)
Transfers for policy loans	157,072	(1,602)	12,670	(488)	5,937
Contract charges	(100,170)	(5,962)	(57,536)	(4,308)	(88,826)
Contract terminations:
Surrender benefits	(23,192,206)	(1,501,404)	(12,102,736)	(675,983)	(8,907,990)
Death benefits	(1,850,716)	(391,375)	(1,511,240)	(117,477)	(1,332,168)
Units outstanding at end of year	105,979,042	28,916,210	78,729,021	18,058,518	57,728,413

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	257

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	Col VP Inter Bond, Cl 2	Col VP Inter Bond, Cl 3	Col VP Lg Cap Gro, Cl 2	Col VP Lg Cap Gro, Cl 3	Col VP Lg Cap Index, Cl 3
Operations
Investment income (loss) — net	$360,372	$4,272,426	$(492,736)	$(1,146,853)	$(3,274,398)
Net realized gain (loss) on sales of investments	(240,427)	(2,596,821)	1,073,787	12,237,575	13,978,456
Distributions from capital gains	255,637	2,398,868	—	—	—
Net change in unrealized appreciation or depreciation of investments	(719,479)	(7,107,449)	(3,341,275)	(15,881,048)	(30,040,945)
Net increase (decrease) in net assets resulting from operations	(343,897)	(3,032,976)	(2,760,224)	(4,790,326)	(19,336,887)

Contract transactions
Contract purchase payments	2,582,799	2,414,896	4,379,824	1,198,279	28,794,710
Net transfers(1)	(810,260)	(14,099,702)	3,260,991	(1,550,177)	15,226,144
Transfers for policy loans	3,310	75,812	(15,168)	50,002	4,917
Adjustments to net assets allocated to contracts in payment period	—	(188,074)	—	(59,262)	18,869
Contract charges	(5,542)	(422,247)	(12,372)	(108,991)	(158,158)
Contract terminations:
Surrender benefits	(1,611,953)	(44,396,229)	(1,064,284)	(15,591,551)	(24,838,812)
Death benefits	(299,226)	(6,821,889)	(464,556)	(1,925,408)	(3,630,663)
Increase (decrease) from contract transactions	(140,872)	(63,437,433)	6,084,435	(17,987,108)	15,417,007
Net assets at beginning of year	34,971,277	364,529,482	38,581,726	135,480,085	313,621,969
Net assets at end of year	$34,486,508	$298,059,073	$41,905,937	$112,702,651	$309,702,089

Accumulation unit activity
Units outstanding at beginning of year	29,299,174	203,733,509	14,414,578	84,181,692	142,085,890
Contract purchase payments	2,191,615	1,416,758	1,518,503	667,243	12,798,525
Net transfers(1)	(686,453)	(8,068,659)	1,169,704	(1,357,355)	6,912,210
Transfers for policy loans	2,681	42,953	(4,928)	29,385	1,938
Contract charges	(4,941)	(244,443)	(4,451)	(63,476)	(69,616)
Contract terminations:
Surrender benefits	(1,383,241)	(25,525,712)	(377,021)	(8,942,018)	(10,995,239)
Death benefits	(258,322)	(3,884,333)	(168,765)	(1,180,085)	(1,599,645)
Units outstanding at end of year	29,160,513	167,470,073	16,547,620	73,335,386	149,134,063

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

258	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	Col VP Limited Duration Cr, Cl 2	Col VP Long Govt/ Cr Bond, Cl 2	Col VP Mid Cap Gro, Cl 2	Col VP Mid Cap Gro, Cl 3	Col VP Overseas Core, Cl 2
Operations
Investment income (loss) — net	$203,880	$302,646	$(165,888)	$(791,236)	$321,934
Net realized gain (loss) on sales of investments	(270,292)	(286,873)	541,066	6,713,703	299,670
Distributions from capital gains	—	423,044	—	—	—
Net change in unrealized appreciation or depreciation of investments	(268,708)	(1,432,592)	(1,501,455)	(9,696,488)	(4,721,715)
Net increase (decrease) in net assets resulting from operations	(335,120)	(993,775)	(1,126,277)	(3,774,021)	(4,100,111)

Contract transactions
Contract purchase payments	2,638,659	1,369,865	2,196,537	660,827	2,117,954
Net transfers(1)	7,393,796	(2,305,399)	1,447,691	(389,730)	(1,092,589)
Transfers for policy loans	(7,378)	(5,251)	(6,629)	31,816	(2,537)
Adjustments to net assets allocated to contracts in payment period	—	25,715	—	(193,857)	(3,925)
Contract charges	(13,015)	(4,548)	(4,396)	(58,916)	(4,334)
Contract terminations:
Surrender benefits	(3,574,012)	(1,537,717)	(628,674)	(8,494,848)	(1,097,581)
Death benefits	(571,704)	(142,793)	(62,691)	(1,023,047)	(235,526)
Increase (decrease) from contract transactions	5,866,346	(2,600,128)	2,941,838	(9,467,755)	(318,538)
Net assets at beginning of year	32,255,905	15,179,713	12,937,270	80,800,564	23,190,831
Net assets at end of year	$37,787,131	$11,585,810	$14,752,831	$67,558,788	$18,772,182

Accumulation unit activity
Units outstanding at beginning of year	30,588,058	13,755,652	6,345,087	35,761,919	14,688,258
Contract purchase payments	2,476,804	1,308,007	1,019,588	283,088	1,397,500
Net transfers(1)	7,024,745	(2,255,522)	654,483	(178,330)	(747,870)
Transfers for policy loans	(7,696)	(5,223)	(3,385)	14,339	(2,281)
Contract charges	(12,657)	(4,476)	(2,115)	(24,730)	(3,012)
Contract terminations:
Surrender benefits	(3,452,696)	(1,491,064)	(296,096)	(3,585,468)	(721,303)
Death benefits	(540,508)	(138,690)	(29,260)	(427,473)	(162,413)
Units outstanding at end of year	36,076,050	11,168,684	7,688,302	31,843,345	14,448,879

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	259

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	Col VP Overseas Core, Cl 3	Col VP Select Lg Cap Val, Cl 2	Col VP Select Lg Cap Val, Cl 3	Col VP Select Mid Cap Val, Cl 2	Col VP Select Mid Cap Val, Cl 3
Operations
Investment income (loss) — net	$1,426,770	$(246,562)	$(347,760)	$(290,344)	$(529,294)
Net realized gain (loss) on sales of investments	3,032,518	745,143	3,531,260	686,115	5,963,337
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(19,143,351)	(3,864,860)	(8,189,570)	(4,255,475)	(13,326,242)
Net increase (decrease) in net assets resulting from operations	(14,684,063)	(3,366,279)	(5,006,070)	(3,859,704)	(7,892,199)

Contract transactions
Contract purchase payments	1,021,450	3,426,600	325,281	2,255,951	524,211
Net transfers(1)	(2,933,520)	2,424,626	3,436,083	(528,101)	(2,974,560)
Transfers for policy loans	53,962	651	12,204	(2,261)	14,512
Adjustments to net assets allocated to contracts in payment period	(96,118)	—	(10,073)	—	(103,468)
Contract charges	(56,822)	(4,382)	(23,349)	(6,086)	(41,573)
Contract terminations:
Surrender benefits	(10,365,730)	(825,910)	(5,504,686)	(938,122)	(8,296,986)
Death benefits	(1,009,546)	(202,581)	(549,472)	(160,458)	(950,212)
Increase (decrease) from contract transactions	(13,386,324)	4,819,004	(2,314,012)	620,923	(11,828,076)
Net assets at beginning of year	94,655,203	20,505,950	39,807,436	25,937,653	66,373,487
Net assets at end of year	$66,584,816	$21,958,675	$32,487,354	$22,698,872	$46,653,212

Accumulation unit activity
Units outstanding at beginning of year	59,162,029	7,586,208	15,241,793	11,002,022	27,611,228
Contract purchase payments	662,990	1,280,154	128,354	958,715	225,860
Net transfers(1)	(1,996,197)	899,966	1,360,987	(252,315)	(1,283,302)
Transfers for policy loans	33,291	256	4,596	(943)	5,878
Contract charges	(37,652)	(1,684)	(9,094)	(2,685)	(17,773)
Contract terminations:
Surrender benefits	(6,894,939)	(309,858)	(2,119,473)	(409,805)	(3,515,863)
Death benefits	(661,306)	(82,944)	(218,755)	(70,225)	(397,767)
Units outstanding at end of year	50,268,216	9,372,098	14,388,408	11,224,764	22,628,261

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

260	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	Col VP Select Sm Cap Val, Cl 2	Col VP Select Sm Cap Val, Cl 3	Col VP Strategic Inc, Cl 2	Col VP US Eq, Cl 2	Col VP US Govt Mtge, Cl 2
Operations
Investment income (loss) — net	$(148,435)	$(373,046)	$1,046,429	$(173,097)	$164,384
Net realized gain (loss) on sales of investments	530,115	3,582,533	(1,408,972)	653,354	(72,226)
Distributions from capital gains	—	—	—	—	9,659
Net change in unrealized appreciation or depreciation of investments	(2,207,660)	(8,438,000)	(486,832)	(2,715,931)	(45,288)
Net increase (decrease) in net assets resulting from operations	(1,825,980)	(5,228,513)	(849,375)	(2,235,674)	56,529

Contract transactions
Contract purchase payments	1,475,837	389,323	5,200,249	845,926	866,540
Net transfers(1)	(242,032)	(999,242)	1,583,208	(807,075)	26,345
Transfers for policy loans	(2,560)	19,645	417	(683)	(252)
Adjustments to net assets allocated to contracts in payment period	(382)	(14,059)	—	(758)	—
Contract charges	(4,041)	(31,716)	(9,261)	(3,997)	(870)
Contract terminations:
Surrender benefits	(627,464)	(4,823,983)	(1,903,845)	(673,012)	(365,278)
Death benefits	(108,806)	(766,529)	(754,990)	(131,949)	(173,179)
Increase (decrease) from contract transactions	490,552	(6,226,561)	4,115,778	(771,548)	353,306
Net assets at beginning of year	12,743,654	45,595,178	45,856,092	15,655,582	11,122,384
Net assets at end of year	$11,408,226	$34,140,104	$49,122,495	$12,648,360	$11,532,219

Accumulation unit activity
Units outstanding at beginning of year	5,245,112	14,553,796	39,453,176	6,911,961	10,605,573
Contract purchase payments	598,603	131,986	4,501,656	364,643	839,629
Net transfers(1)	(102,557)	(322,275)	1,366,092	(320,032)	21,589
Transfers for policy loans	(997)	6,127	369	(441)	(246)
Contract charges	(1,682)	(9,952)	(8,376)	(1,819)	(921)
Contract terminations:
Surrender benefits	(257,559)	(1,563,785)	(1,654,859)	(306,283)	(353,010)
Death benefits	(45,069)	(233,343)	(657,486)	(54,680)	(169,509)
Units outstanding at end of year	5,435,851	12,562,554	43,000,572	6,593,349	10,943,105

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	261

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	Col VP US Govt Mtge, Cl 3	CS Commodity Return	CTIVP AC Div Bond, Cl 2	CTIVP AQR Intl Core Eq, Cl 2	CTIVP AQR Man Fut Strategy, Cl 2
Operations
Investment income (loss) — net	$1,330,183	$286,812	$174,609	$69,748	$(164,271)
Net realized gain (loss) on sales of investments	(352,644)	(3,649,728)	(89,190)	(27,029)	(1,283,330)
Distributions from capital gains	63,097	—	72,435	19,484	—
Net change in unrealized appreciation or depreciation of investments	(681,440)	1,327,500	(429,066)	(1,420,714)	(61,853)
Net increase (decrease) in net assets resulting from operations	359,196	(2,035,416)	(271,212)	(1,358,511)	(1,509,454)

Contract transactions
Contract purchase payments	890,265	410,387	2,179,565	768,426	458,821
Net transfers(1)	(3,995,417)	(860,283)	212,880	(641,118)	(2,179,563)
Transfers for policy loans	29,181	7,180	75	1,155	1,849
Adjustments to net assets allocated to contracts in payment period	(36,969)	(4,884)	—	—	(5,852)
Contract charges	(57,714)	(11,408)	(1,711)	(1,529)	(8,238)
Contract terminations:
Surrender benefits	(11,152,756)	(2,297,751)	(635,521)	(205,090)	(1,788,818)
Death benefits	(1,515,162)	(293,209)	(237,034)	(71,194)	(152,406)
Increase (decrease) from contract transactions	(15,838,572)	(3,049,968)	1,518,254	(149,350)	(3,674,207)
Net assets at beginning of year	81,742,281	18,740,981	11,017,472	7,640,120	19,312,378
Net assets at end of year	$66,262,905	$13,655,597	$12,264,514	$6,132,259	$14,128,717

Accumulation unit activity
Units outstanding at beginning of year	59,587,578	35,795,171	9,533,365	5,091,695	19,589,698
Contract purchase payments	683,518	791,522	1,924,132	531,303	492,098
Net transfers(1)	(2,997,092)	(1,758,246)	183,019	(471,688)	(2,329,000)
Transfers for policy loans	22,031	13,703	66	800	1,967
Contract charges	(42,100)	(22,232)	(1,609)	(1,114)	(8,820)
Contract terminations:
Surrender benefits	(8,255,251)	(4,470,816)	(570,122)	(142,600)	(1,899,835)
Death benefits	(1,133,476)	(571,417)	(211,206)	(48,819)	(164,604)
Units outstanding at end of year	47,865,208	29,777,685	10,857,645	4,959,577	15,681,504

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

262	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	CTIVP BR Gl Infl Prot Sec, Cl 2	CTIVP BR Gl Infl Prot Sec, Cl 3	CTIVP CenterSquare Real Est, Cl 2	CTIVP DFA Intl Val, Cl 2	CTIVP Lazard Intl Eq Adv, Cl 2
Operations
Investment income (loss) — net	$(153,284)	$(763,746)	$134,004	$295,419	$167,892
Net realized gain (loss) on sales of investments	(302,370)	(5,599,933)	(947,963)	97,238	117,025
Distributions from capital gains	80,301	494,575	187,891	88,439	57,326
Net change in unrealized appreciation or depreciation of investments	124,889	4,620,813	(1,086,108)	(4,338,241)	(3,575,536)
Net increase (decrease) in net assets resulting from operations	(250,464)	(1,248,291)	(1,712,176)	(3,857,145)	(3,233,293)

Contract transactions
Contract purchase payments	2,247,627	407,745	1,577,766	2,908,441	2,936,116
Net transfers(1)	1,697,555	2,314,670	(1,907,670)	1,023,573	1,707,016
Transfers for policy loans	—	16,019	(904)	(4,179)	(6)
Adjustments to net assets allocated to contracts in payment period	21,593	(30,256)	—	—	78,594
Contract charges	(2,535)	(214,090)	(5,294)	(3,969)	(5,361)
Contract terminations:
Surrender benefits	(771,705)	(11,734,173)	(1,037,292)	(729,556)	(780,107)
Death benefits	(228,715)	(1,758,691)	(207,786)	(415,095)	(91,013)
Increase (decrease) from contract transactions	2,963,820	(10,998,776)	(1,581,180)	2,779,215	3,845,239
Net assets at beginning of year	12,485,197	90,400,372	24,835,155	18,374,305	15,772,346
Net assets at end of year	$15,198,553	$78,153,305	$21,541,799	$17,296,375	$16,384,292

Accumulation unit activity
Units outstanding at beginning of year	10,253,040	60,599,398	14,923,243	13,000,495	12,628,506
Contract purchase payments	1,857,457	278,093	976,420	2,114,539	2,431,047
Net transfers(1)	1,399,365	1,545,327	(1,225,279)	733,595	1,464,734
Transfers for policy loans	—	10,879	(586)	(2,961)	(9)
Contract charges	(2,210)	(144,502)	(3,466)	(3,109)	(4,538)
Contract terminations:
Surrender benefits	(645,952)	(7,943,050)	(650,150)	(542,110)	(662,273)
Death benefits	(193,010)	(1,204,754)	(135,441)	(316,760)	(79,196)
Units outstanding at end of year	12,668,690	53,141,391	13,884,741	14,983,689	15,778,271

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	263

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	CTIVP Loomis Sayles Gro, Cl 1	CTIVP Loomis Sayles Gro, Cl 2	CTIVP LA Capital Lg Cap Gro, Cl 2	CTIVP MFS Val, Cl 2	CTIVP MS Adv, Cl 2
Operations
Investment income (loss) — net	$(1,247,107)	$(286,640)	$(122,425)	$(499,325)	$(122,773)
Net realized gain (loss) on sales of investments	8,615,607	1,006,340	434,242	1,468,429	779,728
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(10,375,809)	(1,916,679)	(740,503)	(6,119,584)	(932,669)
Net increase (decrease) in net assets resulting from operations	(3,007,309)	(1,196,979)	(428,686)	(5,150,480)	(275,714)

Contract transactions
Contract purchase payments	1,229,922	3,661,437	1,287,292	5,292,638	1,515,889
Net transfers(1)	(3,519,487)	2,547,829	1,055,425	(2,490,861)	2,438,193
Transfers for policy loans	34,713	(7,470)	132	(8,650)	648
Adjustments to net assets allocated to contracts in payment period	(23,737)	—	—	—	—
Contract charges	(127,011)	(6,138)	(3,368)	(10,932)	(2,905)
Contract terminations:
Surrender benefits	(18,697,934)	(936,605)	(458,511)	(1,367,654)	(369,223)
Death benefits	(1,264,037)	(114,443)	(79,352)	(878,836)	(83,099)
Increase (decrease) from contract transactions	(22,367,571)	5,144,610	1,801,618	535,705	3,499,503
Net assets at beginning of year	142,510,352	21,352,890	9,229,907	44,882,856	8,565,541
Net assets at end of year	$117,135,472	$25,300,521	$10,602,839	$40,268,081	$11,789,330

Accumulation unit activity
Units outstanding at beginning of year	101,978,451	7,546,300	3,591,970	18,614,463	3,393,422
Contract purchase payments	849,319	1,243,973	467,241	2,211,111	542,373
Net transfers(1)	(2,391,572)	875,928	390,025	(1,122,041)	825,981
Transfers for policy loans	25,241	(2,719)	38	(3,520)	232
Contract charges	(87,689)	(2,171)	(1,259)	(4,644)	(1,100)
Contract terminations:
Surrender benefits	(12,844,357)	(319,518)	(172,812)	(579,213)	(134,288)
Death benefits	(878,892)	(41,898)	(32,158)	(396,354)	(31,158)
Units outstanding at end of year	86,650,501	9,299,895	4,243,045	18,719,802	4,595,462

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

264	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	CTIVP T Rowe Price LgCap Val, Cl 2	CTIVP TCW Core Plus Bond, Cl 2	CTIVP Vty Sycamore Estb Val, Cl 2	CTIVP Vty Sycamore Estb Val, Cl 3	CTIVP WF Short Duration Govt, Cl 2
Operations
Investment income (loss) — net	$(196,610)	$54,558	$(412,909)	$(331,147)	$(10,554)
Net realized gain (loss) on sales of investments	346,385	(17,010)	821,230	1,908,760	(88,105)
Distributions from capital gains	—	12,913	—	—	—
Net change in unrealized appreciation or depreciation of investments	(2,228,969)	(122,587)	(4,850,893)	(5,693,576)	80,294
Net increase (decrease) in net assets resulting from operations	(2,079,194)	(72,126)	(4,442,572)	(4,115,963)	(18,365)

Contract transactions
Contract purchase payments	3,725,952	763,663	4,187,176	529,350	3,045,133
Net transfers(1)	1,904,019	543,026	1,484,741	5,125,627	3,611,726
Transfers for policy loans	(3,316)	1,176	(16)	(5,183)	(1)
Adjustments to net assets allocated to contracts in payment period	(3,178)	—	—	131,985	—
Contract charges	(4,345)	(684)	(6,936)	(22,972)	(5,611)
Contract terminations:
Surrender benefits	(605,500)	(169,436)	(1,440,530)	(4,312,935)	(2,143,797)
Death benefits	(501,922)	(213,165)	(394,773)	(282,542)	(972,090)
Increase (decrease) from contract transactions	4,511,710	924,580	3,829,662	1,163,330	3,535,360
Net assets at beginning of year	15,245,715	6,640,890	35,517,842	35,853,383	19,335,715
Net assets at end of year	$17,678,231	$7,493,344	$34,904,932	$32,900,750	$22,852,710

Accumulation unit activity
Units outstanding at beginning of year	7,091,523	6,195,363	13,564,277	12,501,643	19,667,547
Contract purchase payments	1,736,241	731,961	1,584,592	186,235	3,137,187
Net transfers(1)	913,930	517,416	548,485	1,785,981	3,698,497
Transfers for policy loans	(1,572)	1,095	(42)	(1,539)	(1)
Contract charges	(2,058)	(677)	(2,750)	(7,983)	(5,817)
Contract terminations:
Surrender benefits	(293,681)	(162,043)	(546,769)	(1,510,790)	(2,201,827)
Death benefits	(242,820)	(206,035)	(153,429)	(98,009)	(1,009,022)
Units outstanding at end of year	9,201,563	7,077,080	14,994,364	12,855,538	23,286,564

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	265

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	CTIVP Westfield Mid Cap Gro, Cl 2	CTIVP Wm Blair Intl Leaders, Cl 2	DWS Alt Asset Alloc VIP, Cl B	EV VT Floating-Rate Inc, Init Cl	Fid VIP Contrafund, Serv Cl 2
Operations
Investment income (loss) — net	$(210,060)	$(67,535)	$156,465	$4,152,933	$(2,440,647)
Net realized gain (loss) on sales of investments	768,652	(201,505)	(333,368)	(6,230)	12,880,942
Distributions from capital gains	—	1,184,331	—	—	40,174,981
Net change in unrealized appreciation or depreciation of investments	(1,399,053)	(7,187,365)	(1,568,435)	(5,633,533)	(81,182,817)
Net increase (decrease) in net assets resulting from operations	(840,461)	(6,272,074)	(1,745,338)	(1,486,830)	(30,567,541)

Contract transactions
Contract purchase payments	1,285,505	3,815,806	426,123	1,378,700	23,893,536
Net transfers(1)	(659,296)	646,838	(2,075,600)	15,152,811	(12,676,672)
Transfers for policy loans	(2,638)	(3,932)	(7,683)	20,159	81,624
Adjustments to net assets allocated to contracts in payment period	—	—	(1,702)	(88,079)	(63,047)
Contract charges	(4,624)	(5,618)	(7,127)	(112,551)	(233,494)
Contract terminations:
Surrender benefits	(773,303)	(1,154,165)	(1,876,688)	(18,554,984)	(47,377,106)
Death benefits	(199,056)	(251,870)	(236,475)	(2,337,609)	(5,295,512)
Increase (decrease) from contract transactions	(353,412)	3,047,059	(3,779,152)	(4,541,553)	(41,670,671)
Net assets at beginning of year	17,621,002	28,529,747	18,872,333	148,477,445	461,168,732
Net assets at end of year	$16,427,129	$25,304,732	$13,347,843	$142,449,062	$388,930,520

Accumulation unit activity
Units outstanding at beginning of year	8,011,908	17,562,249	18,141,036	106,635,243	208,758,810
Contract purchase payments	542,261	2,422,196	430,151	984,062	10,565,637
Net transfers(1)	(290,907)	381,644	(2,119,787)	10,652,738	(5,659,368)
Transfers for policy loans	(1,172)	(2,414)	(8,022)	14,525	35,973
Contract charges	(2,035)	(3,762)	(7,267)	(79,735)	(102,910)
Contract terminations:
Surrender benefits	(339,842)	(734,193)	(1,888,287)	(13,125,320)	(20,694,008)
Death benefits	(91,517)	(166,256)	(245,365)	(1,673,276)	(2,348,704)
Units outstanding at end of year	7,828,696	19,459,464	14,302,459	103,408,237	190,555,430

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

266	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	Fid VIP Gro & Inc, Serv Cl	Fid VIP Gro & Inc, Serv Cl 2	Fid VIP Mid Cap, Serv Cl	Fid VIP Mid Cap, Serv Cl 2	Fid VIP Overseas, Serv Cl
Operations
Investment income (loss) — net	$(243,306)	$(671,466)	$(252,637)	$(2,192,187)	$66,525
Net realized gain (loss) on sales of investments	2,056,491	6,046,864	3,384,073	10,158,075	374,625
Distributions from capital gains	2,541,412	6,172,997	7,564,641	37,722,407	—
Net change in unrealized appreciation or depreciation of investments	(8,127,501)	(20,744,500)	(22,625,553)	(106,693,381)	(2,340,541)
Net increase (decrease) in net assets resulting from operations	(3,772,904)	(9,196,105)	(11,929,476)	(61,005,086)	(1,899,391)

Contract transactions
Contract purchase payments	332,395	917,323	498,294	11,467,052	119,796
Net transfers(1)	(1,643,094)	(3,712,467)	(2,809,134)	(7,907,039)	(651,619)
Transfers for policy loans	9,330	(32,696)	43,820	48,566	22,306
Adjustments to net assets allocated to contracts in payment period	135,106	(71,990)	(36,513)	(146,478)	20,591
Contract charges	(15,174)	(79,591)	(27,539)	(324,692)	(4,145)
Contract terminations:
Surrender benefits	(4,644,024)	(12,451,737)	(9,280,147)	(47,351,098)	(1,149,843)
Death benefits	(575,017)	(1,539,133)	(933,597)	(4,334,174)	(247,062)
Increase (decrease) from contract transactions	(6,400,478)	(16,970,291)	(12,544,816)	(48,547,863)	(1,889,976)
Net assets at beginning of year	45,470,350	110,621,356	91,327,600	444,591,184	13,657,148
Net assets at end of year	$35,296,968	$84,454,960	$66,853,308	$335,038,235	$9,867,781

Accumulation unit activity
Units outstanding at beginning of year	19,470,950	43,626,413	12,686,187	122,201,843	7,740,537
Contract purchase payments	142,252	359,416	68,894	3,452,789	69,976
Net transfers(1)	(698,977)	(1,472,050)	(394,006)	(1,784,112)	(399,955)
Transfers for policy loans	3,528	(12,407)	5,804	9,964	12,820
Contract charges	(6,480)	(31,284)	(3,840)	(84,580)	(2,438)
Contract terminations:
Surrender benefits	(1,971,607)	(4,882,892)	(1,277,816)	(12,734,532)	(672,710)
Death benefits	(250,011)	(620,848)	(129,855)	(1,264,291)	(147,170)
Units outstanding at end of year	16,689,655	36,966,348	10,955,368	109,797,081	6,601,060

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	267

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	Fid VIP Overseas, Serv Cl 2	Fid VIP Strategic Inc, Serv Cl 2	Frank Global Real Est, Cl 2	Frank Inc, Cl 2	Frank Mutual Shares, Cl 2
Operations
Investment income (loss) — net	$201,750	$3,346,619	$1,540,157	$2,060,781	$1,377,307
Net realized gain (loss) on sales of investments	1,940,327	(168,142)	(2,484,074)	36,619	2,013,662
Distributions from capital gains	—	233,806	—	—	3,629,535
Net change in unrealized appreciation or depreciation of investments	(11,008,457)	(8,293,378)	(5,769,272)	(5,084,575)	(16,269,794)
Net increase (decrease) in net assets resulting from operations	(8,866,380)	(4,881,095)	(6,713,189)	(2,987,175)	(9,249,290)

Contract transactions
Contract purchase payments	827,717	10,402,992	1,033,855	3,503,631	2,284,454
Net transfers(1)	(680,127)	16,390,867	(5,618,609)	(1,370,574)	(7,942,085)
Transfers for policy loans	40,177	(55,049)	44,675	6,308	(7,519)
Adjustments to net assets allocated to contracts in payment period	(11,547)	(68,784)	(34,786)	29,174	11,745
Contract charges	(40,376)	(46,772)	(67,658)	(22,667)	(58,692)
Contract terminations:
Surrender benefits	(6,725,330)	(12,354,030)	(11,378,350)	(4,065,860)	(10,480,065)
Death benefits	(683,450)	(1,503,872)	(1,264,755)	(1,013,721)	(1,270,564)
Increase (decrease) from contract transactions	(7,272,936)	12,765,352	(17,285,628)	(2,933,709)	(17,462,726)
Net assets at beginning of year	61,970,704	117,160,478	100,096,194	58,671,320	110,668,816
Net assets at end of year	$45,831,388	$125,044,735	$76,097,377	$52,750,436	$83,956,800

Accumulation unit activity
Units outstanding at beginning of year	32,284,962	104,864,630	44,547,273	46,996,119	53,333,492
Contract purchase payments	446,548	9,505,627	503,580	2,818,586	1,143,612
Net transfers(1)	(426,670)	14,808,279	(2,806,251)	(1,111,732)	(3,892,755)
Transfers for policy loans	22,174	(50,281)	19,482	4,956	(883)
Contract charges	(21,289)	(42,734)	(29,301)	(18,326)	(27,689)
Contract terminations:
Surrender benefits	(3,656,932)	(11,217,589)	(5,352,282)	(3,251,764)	(5,063,863)
Death benefits	(365,102)	(1,375,518)	(626,652)	(818,077)	(599,875)
Units outstanding at end of year	28,283,691	116,492,414	36,255,849	44,619,762	44,892,039

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

268	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	Frank Sm Cap Val, Cl 2	GS VIT Mid Cap Val, Inst	GS VIT Multi-Strategy Alt, Advisor	GS VIT Sm Cap Eq Insights, Inst	GS VIT U.S. Eq Insights, Inst
Operations
Investment income (loss) — net	$(59,677)	$548,383	$72,925	$(24,529)	$399,141
Net realized gain (loss) on sales of investments	1,682,257	2,649,901	(56,836)	172,443	5,672,254
Distributions from capital gains	19,605,804	15,547,511	—	889,182	17,230,730
Net change in unrealized appreciation or depreciation of investments	(38,386,912)	(33,041,542)	(470,223)	(1,539,470)	(30,835,130)
Net increase (decrease) in net assets resulting from operations	(17,158,528)	(14,295,747)	(454,134)	(502,374)	(7,533,005)

Contract transactions
Contract purchase payments	4,658,504	1,006,390	644,266	46,145	723,459
Net transfers(1)	(2,242,212)	(5,453,222)	491,065	(108,763)	2,663,357
Transfers for policy loans	33,006	19,387	—	53	41,117
Adjustments to net assets allocated to contracts in payment period	(20,269)	(88,381)	(290)	(4,975)	98,315
Contract charges	(69,644)	(135,798)	(2,409)	(2,338)	(182,718)
Contract terminations:
Surrender benefits	(14,463,635)	(16,539,207)	(453,687)	(744,518)	(14,319,181)
Death benefits	(1,312,847)	(1,686,527)	(53,919)	(86,386)	(1,362,875)
Increase (decrease) from contract transactions	(13,417,097)	(22,877,358)	625,026	(900,782)	(12,338,526)
Net assets at beginning of year	138,461,234	149,798,110	5,223,431	6,730,366	125,063,682
Net assets at end of year	$107,885,609	$112,625,005	$5,394,323	$5,327,210	$105,192,151

Accumulation unit activity
Units outstanding at beginning of year	38,047,423	30,996,102	5,549,198	1,844,028	52,854,080
Contract purchase payments	1,490,687	215,628	710,584	12,002	293,633
Net transfers(1)	(703,652)	(1,166,227)	533,734	(32,346)	1,091,905
Transfers for policy loans	7,929	3,684	—	47	15,881
Contract charges	(18,537)	(28,288)	(2,672)	(617)	(73,669)
Contract terminations:
Surrender benefits	(3,956,892)	(3,429,773)	(497,933)	(191,482)	(5,838,988)
Death benefits	(400,926)	(353,799)	(59,983)	(21,855)	(563,727)
Units outstanding at end of year	34,466,032	26,237,327	6,232,928	1,609,777	47,779,115

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	269

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	Invesco Opp VI Global, Ser II	Inves Opp VI Gbl Strat Inc, Ser II	Invesco Opp VI Main St, Ser II	Inves Opp VI Mn St Sm Cap, Ser II	Invesco VI Am Fran, Ser I
Operations
Investment income (loss) — net	$(278,625)	$10,014,511	$(3,270)	$(936,189)	$(112,183)
Net realized gain (loss) on sales of investments	3,814,559	(3,441,569)	7,667	2,224,393	816,027
Distributions from capital gains	9,364,472	—	303,881	12,813,424	841,722
Net change in unrealized appreciation or depreciation of investments	(32,217,028)	(21,648,334)	(594,617)	(24,848,087)	(1,957,775)
Net increase (decrease) in net assets resulting from operations	(19,316,622)	(15,075,392)	(286,339)	(10,746,459)	(412,209)

Contract transactions
Contract purchase payments	7,564,474	3,587,534	36,079	4,827,014	133,503
Net transfers(1)	9,145,388	(18,402,274)	(166,637)	(429,765)	(13,924)
Transfers for policy loans	(8,486)	53,754	(1,752)	9,190	15,562
Adjustments to net assets allocated to contracts in payment period	89,497	(165,494)	—	29,852	(2,084)
Contract charges	(63,745)	(288,312)	(1,548)	(51,729)	(6,505)
Contract terminations:
Surrender benefits	(12,160,197)	(36,941,514)	(376,607)	(9,801,108)	(1,451,447)
Death benefits	(1,405,642)	(4,417,422)	(35,318)	(1,000,141)	(217,401)
Increase (decrease) from contract transactions	3,161,289	(56,573,728)	(545,783)	(6,416,687)	(1,542,296)
Net assets at beginning of year	130,694,675	306,521,152	3,740,972	101,756,105	13,290,794
Net assets at end of year	$114,539,342	$234,872,032	$2,908,850	$84,592,959	$11,336,289

Accumulation unit activity
Units outstanding at beginning of year	51,073,102	184,653,343	3,458,547	37,837,302	6,861,215
Contract purchase payments	3,050,623	2,293,776	33,325	1,728,209	64,884
Net transfers(1)	3,705,166	(11,478,679)	(154,608)	(177,270)	(10,223)
Transfers for policy loans	(4,337)	33,396	(1,496)	3,042	7,737
Contract charges	(24,610)	(177,671)	(1,434)	(17,851)	(3,133)
Contract terminations:
Surrender benefits	(4,754,330)	(22,782,958)	(345,835)	(3,473,941)	(696,171)
Death benefits	(540,842)	(2,771,087)	(32,855)	(381,202)	(103,064)
Units outstanding at end of year	52,504,772	149,770,120	2,955,644	35,518,289	6,121,245

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

270	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	Invesco VI Am Fran, Ser II	Invesco VI Bal Risk Alloc, Ser II	Invesco VI Comstock, Ser II	Invesco VI Core Eq, Ser I	Invesco VI Div Divd, Ser I
Operations
Investment income (loss) — net	$(440,562)	$86,850	$695,598	$(281,306)	$394,072
Net realized gain (loss) on sales of investments	3,533,177	(953,126)	7,389,327	2,974,013	2,069,090
Distributions from capital gains	3,236,004	3,798,122	12,953,555	4,744,835	924,137
Net change in unrealized appreciation or depreciation of investments	(7,895,762)	(6,280,496)	(37,298,458)	(14,893,510)	(5,671,650)
Net increase (decrease) in net assets resulting from operations	(1,567,143)	(3,348,650)	(16,259,978)	(7,455,968)	(2,284,351)

Contract transactions
Contract purchase payments	282,386	1,356,205	954,517	631,366	215,715
Net transfers(1)	(340,650)	(3,229,164)	(3,112,428)	(2,104,321)	(5,231,070)
Transfers for policy loans	14,061	(3,636)	1,022	76,284	(2,734)
Adjustments to net assets allocated to contracts in payment period	(1,257)	53,564	(4,293)	(246,879)	(1,951)
Contract charges	(151,452)	(16,615)	(263,690)	(46,824)	(19,124)
Contract terminations:
Surrender benefits	(6,108,362)	(3,406,272)	(16,027,328)	(5,947,222)	(3,703,089)
Death benefits	(587,616)	(532,029)	(1,547,213)	(959,770)	(240,214)
Increase (decrease) from contract transactions	(6,892,890)	(5,777,947)	(19,999,413)	(8,597,366)	(8,982,467)
Net assets at beginning of year	51,140,866	46,894,713	144,815,431	79,549,383	34,394,307
Net assets at end of year	$42,680,833	$37,768,116	$108,556,040	$63,496,049	$23,127,489

Accumulation unit activity
Units outstanding at beginning of year	26,875,463	39,964,187	58,648,885	22,879,240	17,667,617
Contract purchase payments	139,105	1,194,402	395,837	184,860	113,004
Net transfers(1)	(155,295)	(2,875,833)	(1,269,746)	(611,893)	(2,743,141)
Transfers for policy loans	6,865	(3,026)	1,231	22,279	(1,497)
Contract charges	(72,699)	(14,771)	(103,449)	(13,646)	(10,001)
Contract terminations:
Surrender benefits	(2,960,213)	(2,998,119)	(6,449,786)	(1,735,485)	(1,934,149)
Death benefits	(289,904)	(474,549)	(638,680)	(282,514)	(126,454)
Units outstanding at end of year	23,543,322	34,792,291	50,584,292	20,442,841	12,965,379

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	271

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	Invesco VI Div Divd, Ser II	Invesco VI Hlth, Ser II	Invesco VI Intl Gro, Ser II	Invesco VI Mid Cap Gro, Ser I	Invesco VI Mid Cap Gro, Ser II
Operations
Investment income (loss) — net	$185,103	$(389,812)	$547,045	$(171,904)	$(117,336)
Net realized gain (loss) on sales of investments	1,316,324	(91,613)	3,610,225	657,820	375,728
Distributions from capital gains	606,142	5,626,269	454,125	2,149,197	1,380,660
Net change in unrealized appreciation or depreciation of investments	(3,637,111)	(5,208,820)	(15,554,016)	(3,629,978)	(2,344,545)
Net increase (decrease) in net assets resulting from operations	(1,529,542)	(63,976)	(10,942,621)	(994,865)	(705,493)

Contract transactions
Contract purchase payments	238,150	617,637	744,330	191,844	155,829
Net transfers(1)	(3,594,743)	544,545	(4,833,113)	(565,395)	110,335
Transfers for policy loans	3,225	3,046	23,874	(9,432)	8,395
Adjustments to net assets allocated to contracts in payment period	(3,891)	1,530	(18,074)	(9,721)	—
Contract charges	(11,851)	(28,709)	(58,663)	(10,804)	(8,828)
Contract terminations:
Surrender benefits	(2,799,898)	(5,716,159)	(9,200,195)	(2,250,797)	(1,412,758)
Death benefits	(357,031)	(574,622)	(674,804)	(144,991)	(122,529)
Increase (decrease) from contract transactions	(6,526,039)	(5,152,732)	(14,016,645)	(2,799,296)	(1,269,556)
Net assets at beginning of year	22,864,085	44,570,241	78,374,455	20,625,675	12,493,276
Net assets at end of year	$14,808,504	$39,353,533	$53,415,189	$16,831,514	$10,518,227

Accumulation unit activity
Units outstanding at beginning of year	12,020,815	20,031,914	41,419,793	11,854,605	7,336,773
Contract purchase payments	127,830	269,225	421,372	106,268	86,446
Net transfers(1)	(1,923,078)	167,153	(2,739,368)	(321,221)	59,195
Transfers for policy loans	1,735	871	12,977	(4,594)	4,614
Contract charges	(6,371)	(12,474)	(33,114)	(5,910)	(4,892)
Contract terminations:
Surrender benefits	(1,501,021)	(2,468,017)	(5,131,074)	(1,219,033)	(791,268)
Death benefits	(193,103)	(253,922)	(364,325)	(78,506)	(68,325)
Units outstanding at end of year	8,526,807	17,734,750	33,586,261	10,331,609	6,622,543

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

272	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	Invesco VI Tech, Ser I	Ivy VIP Asset Strategy, Cl II	Janus Henderson VIT Bal, Serv(2)	Janus Henderson VIT Enter, Serv	Janus Henderson VIT Flex Bd, Serv
Operations
Investment income (loss) — net	$(208,768)	$127,325	$56,738	$(116,610)	$727,338
Net realized gain (loss) on sales of investments	1,329,386	(481,905)	(2,362)	655,039	(574,758)
Distributions from capital gains	1,103,762	645,811	6,501	795,706	—
Net change in unrealized appreciation or depreciation of investments	(2,461,949)	(1,287,276)	(1,282,772)	(1,481,350)	(1,312,324)
Net increase (decrease) in net assets resulting from operations	(237,569)	(996,045)	(1,221,895)	(147,215)	(1,159,744)

Contract transactions
Contract purchase payments	263,098	636,696	4,945,480	128,174	3,207,835
Net transfers(1)	1,591,869	722,021	28,939,064	(246,907)	(5,792,966)
Transfers for policy loans	7,135	84	(1,382)	3,008	3,631
Adjustments to net assets allocated to contracts in payment period	13,057	22,022	36,980	42,054	(14,073)
Contract charges	(32,809)	(7,051)	(3,390)	(6,752)	(13,991)
Contract terminations:
Surrender benefits	(2,685,148)	(1,198,416)	(638,782)	(903,933)	(4,190,582)
Death benefits	(281,163)	(705,444)	(216,646)	(86,910)	(468,293)
Increase (decrease) from contract transactions	(1,123,961)	(530,088)	33,061,324	(1,071,266)	(7,268,439)
Net assets at beginning of year	22,625,322	16,129,959	—	15,839,208	50,334,834
Net assets at end of year	$21,263,792	$14,603,826	$31,839,429	$14,620,727	$41,906,651

Accumulation unit activity
Units outstanding at beginning of year	12,713,705	13,784,737	—	9,251,113	48,174,456
Contract purchase payments	130,293	548,853	4,818,589	70,171	3,152,018
Net transfers(1)	763,190	609,130	28,144,705	(132,133)	(5,684,858)
Transfers for policy loans	3,898	(140)	(1,369)	1,334	3,487
Contract charges	(16,529)	(6,026)	(3,305)	(3,663)	(13,768)
Contract terminations:
Surrender benefits	(1,369,201)	(1,016,653)	(615,818)	(492,999)	(4,093,522)
Death benefits	(140,264)	(609,661)	(219,976)	(48,057)	(460,459)
Units outstanding at end of year	12,085,092	13,310,240	32,122,826	8,645,766	41,077,354

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

(2)	For the period April 27, 2018 (commencement of operations) to December 31, 2018.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	273

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	Janus Henderson VIT Gbl Tech, Serv	Janus Henderson VIT Overseas, Serv	Janus Henderson VIT Res, Serv	Lazard Ret Global Dyn MA, Serv	MFS Mass Inv Gro Stock, Serv Cl
Operations
Investment income (loss) — net	$(216,705)	$194,357	$(287,154)	$63,498	$(344,815)
Net realized gain (loss) on sales of investments	1,736,715	(476,666)	2,630,474	213,973	1,200,918
Distributions from capital gains	1,126,999	—	2,302,273	1,245,439	3,552,510
Net change in unrealized appreciation or depreciation of investments	(2,414,613)	(3,423,902)	(6,078,380)	(3,180,057)	(4,102,684)
Net increase (decrease) in net assets resulting from operations	232,396	(3,706,211)	(1,432,787)	(1,657,147)	305,929

Contract transactions
Contract purchase payments	215,026	222,404	1,916,191	4,746,471	453,950
Net transfers(1)	742,064	(720,513)	(360,047)	1,333,038	(2,105,691)
Transfers for policy loans	381	32,499	8,039	(4,207)	286
Adjustments to net assets allocated to contracts in payment period	19,771	(4,720)	(2,971)	—	(24,394)
Contract charges	(11,383)	(13,413)	(64,214)	(6,798)	(36,893)
Contract terminations:
Surrender benefits	(2,561,955)	(2,265,015)	(5,632,991)	(1,083,172)	(7,451,976)
Death benefits	(425,285)	(180,330)	(331,242)	(987,798)	(545,308)
Increase (decrease) from contract transactions	(2,021,381)	(2,929,088)	(4,467,235)	3,997,534	(9,710,026)
Net assets at beginning of year	24,230,029	26,122,554	47,966,691	16,904,901	63,174,130
Net assets at end of year	$22,441,044	$19,487,255	$42,066,669	$19,245,288	$53,770,033

Accumulation unit activity
Units outstanding at beginning of year	16,361,582	17,974,049	24,073,697	12,336,946	48,412,573
Contract purchase payments	133,476	155,867	937,741	3,488,563	331,606
Net transfers(1)	428,397	(507,953)	(170,205)	929,567	(1,549,629)
Transfers for policy loans	(1,092)	22,729	4,120	(2,953)	331
Contract charges	(6,742)	(9,318)	(30,649)	(5,024)	(26,936)
Contract terminations:
Surrender benefits	(1,571,219)	(1,591,276)	(2,675,071)	(794,701)	(5,427,308)
Death benefits	(274,360)	(128,702)	(163,440)	(730,115)	(401,656)
Units outstanding at end of year	15,070,042	15,915,396	21,976,193	15,222,283	41,338,981

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

274	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	MFS New Dis, Serv Cl	MFS Utilities, Serv Cl	MS VIF Dis, Cl II	MS VIF Global Real Est, Cl II	NB AMT Intl Eq, Cl S
Operations
Investment income (loss) — net	$(295,764)	$(192,642)	$(374,589)	$729,172	$(106,086)
Net realized gain (loss) on sales of investments	1,238,721	2,985,574	459,862	1,400,365	576,060
Distributions from capital gains	4,901,675	625,614	7,921,024	—	—
Net change in unrealized appreciation or depreciation of investments	(6,261,023)	(3,482,056)	(6,097,769)	(5,142,330)	(2,855,772)
Net increase (decrease) in net assets resulting from operations	(416,391)	(63,510)	1,908,528	(3,012,793)	(2,385,798)

Contract transactions
Contract purchase payments	226,579	3,603,671	3,334,313	379,520	139,353
Net transfers(1)	(285,680)	(11,710,961)	7,834,874	(4,165,709)	(493,473)
Transfers for policy loans	6,282	13,784	5,338	8,221	3,568
Adjustments to net assets allocated to contracts in payment period	38,587	(43,616)	(25,714)	(4,749)	(140)
Contract charges	(23,866)	(97,626)	(18,836)	(26,861)	(16,802)
Contract terminations:
Surrender benefits	(4,021,204)	(18,424,243)	(3,366,034)	(4,024,813)	(1,486,435)
Death benefits	(413,481)	(2,405,980)	(437,630)	(423,005)	(134,144)
Increase (decrease) from contract transactions	(4,472,783)	(29,064,971)	7,326,311	(8,257,396)	(1,988,073)
Net assets at beginning of year	34,090,379	180,143,451	30,402,542	39,104,223	15,150,429
Net assets at end of year	$29,201,205	$151,014,970	$39,637,381	$27,834,034	$10,776,558

Accumulation unit activity
Units outstanding at beginning of year	14,310,039	61,196,365	14,475,068	25,819,863	11,254,123
Contract purchase payments	87,710	1,246,286	1,372,785	256,036	105,984
Net transfers(1)	(120,638)	(4,111,329)	3,005,142	(2,852,185)	(386,632)
Transfers for policy loans	2,796	3,695	2,304	5,749	2,679
Contract charges	(9,173)	(32,211)	(7,693)	(18,235)	(12,689)
Contract terminations:
Surrender benefits	(1,549,580)	(6,133,261)	(1,369,882)	(2,718,927)	(1,143,725)
Death benefits	(161,528)	(852,630)	(193,355)	(292,194)	(107,788)
Units outstanding at end of year	12,559,626	51,316,915	17,284,369	20,200,107	9,711,952

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	275

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	NB AMT Sus Eq, Cl S	NB AMT US Eq Index PW Strat, Cl S	PIMCO VIT All Asset, Advisor Cl	PIMCO VIT Glb Man As Alloc, Adv Cl	PIMCO VIT Tot Return, Advisor Cl
Operations
Investment income (loss) — net	$(78,102)	$(37,478)	$1,650,548	$24,327	$430,460
Net realized gain (loss) on sales of investments	340,684	(1,241)	(592,578)	37,663	(226,721)
Distributions from capital gains	526,569	111,780	—	362,889	370,974
Net change in unrealized appreciation or depreciation of investments	(1,449,949)	(374,873)	(6,266,031)	(735,509)	(1,089,106)
Net increase (decrease) in net assets resulting from operations	(660,798)	(301,812)	(5,208,061)	(310,630)	(514,393)

Contract transactions
Contract purchase payments	938,538	485,339	1,390,668	434,794	4,127,705
Net transfers(1)	(107,516)	310,994	(6,460,292)	(75,593)	(457,187)
Transfers for policy loans	1,772	170	2,838	1	23,708
Adjustments to net assets allocated to contracts in payment period	—	—	(72,714)	—	—
Contract charges	(4,304)	(1,198)	(81,343)	(1,481)	(9,076)
Contract terminations:
Surrender benefits	(660,205)	(162,059)	(9,401,951)	(403,135)	(2,164,582)
Death benefits	(59,639)	(26,038)	(1,175,781)	(4,843)	(416,358)
Increase (decrease) from contract transactions	108,646	607,208	(15,798,575)	(50,257)	1,104,210
Net assets at beginning of year	9,320,268	3,281,029	91,337,206	4,913,809	29,844,871
Net assets at end of year	$8,768,116	$3,586,425	$70,330,570	$4,552,922	$30,434,688

Accumulation unit activity
Units outstanding at beginning of year	4,153,590	3,417,100	56,359,954	4,421,470	28,808,497
Contract purchase payments	388,941	515,826	887,036	402,202	4,079,087
Net transfers(1)	(46,085)	311,713	(4,136,929)	(61,686)	(486,924)
Transfers for policy loans	688	180	1,600	—	23,502
Contract charges	(1,867)	(1,278)	(51,298)	(1,352)	(8,990)
Contract terminations:
Surrender benefits	(282,078)	(171,567)	(5,936,163)	(360,758)	(2,125,720)
Death benefits	(26,520)	(26,971)	(752,255)	(4,429)	(414,958)
Units outstanding at end of year	4,186,669	4,045,003	46,371,945	4,395,447	29,874,494

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

276	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	Put VT Global Hlth Care, Cl IB	Put VT Intl Eq, Cl IB	Put VT Sus Leaders, Cl IA	Put VT Sus Leaders, Cl IB	Royce Micro-Cap, Invest Cl
Operations
Investment income (loss) — net	$33,635	$81,131	$(856,146)	$(246,999)	$(120,333)
Net realized gain (loss) on sales of investments	(151,087)	272,827	2,573,278	1,623,241	365,296
Distributions from capital gains	4,151,185	—	8,403,456	3,624,454	598,739
Net change in unrealized appreciation or depreciation of investments	(4,266,672)	(3,154,933)	(11,291,444)	(5,531,422)	(1,968,882)
Net increase (decrease) in net assets resulting from operations	(232,939)	(2,800,975)	(1,170,856)	(530,726)	(1,125,180)

Contract transactions
Contract purchase payments	223,152	183,763	523,593	254,056	128,549
Net transfers(1)	(518,932)	(79,430)	(1,008,424)	462,305	(732,926)
Transfers for policy loans	3,507	9,688	65,890	24,408	7,693
Adjustments to net assets allocated to contracts in payment period	(8,419)	(12,457)	(193,408)	(3,488)	(120,814)
Contract charges	(18,288)	(9,619)	(43,835)	(18,219)	(5,339)
Contract terminations:
Surrender benefits	(2,637,512)	(2,229,802)	(5,383,516)	(2,646,242)	(1,613,511)
Death benefits	(163,241)	(95,729)	(687,544)	(633,544)	(215,398)
Increase (decrease) from contract transactions	(3,119,733)	(2,233,586)	(6,727,244)	(2,560,724)	(2,551,746)
Net assets at beginning of year	25,817,667	15,980,298	67,956,912	29,120,276	15,020,263
Net assets at end of year	$22,464,995	$10,945,737	$60,058,812	$26,028,826	$11,343,337

Accumulation unit activity
Units outstanding at beginning of year	9,933,787	8,596,639	20,744,038	11,436,020	3,298,844
Contract purchase payments	82,417	102,194	152,715	94,758	27,272
Net transfers(1)	(208,457)	(64,153)	(289,905)	146,826	(154,487)
Transfers for policy loans	1,281	5,387	19,144	9,032	1,700
Contract charges	(6,796)	(5,408)	(12,685)	(6,731)	(1,137)
Contract terminations:
Surrender benefits	(973,882)	(1,237,066)	(1,563,392)	(971,327)	(346,176)
Death benefits	(61,336)	(55,353)	(203,751)	(238,866)	(46,898)
Units outstanding at end of year	8,767,014	7,342,240	18,846,164	10,469,712	2,779,118

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	277

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	Temp Global Bond, Cl 2	Third Ave Val	VanEck VIP Global Gold, Cl S	VP Aggr, Cl 2	VP Aggr, Cl 4
Operations
Investment income (loss) — net	$(369,614)	$151,894	$253,958	$(11,042,342)	$(6,769,158)
Net realized gain (loss) on sales of investments	(463,647)	255,379	(531,518)	60,303,193	73,672,104
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	1,137,568	(3,491,622)	(1,788,890)	(151,749,543)	(130,523,224)
Net increase (decrease) in net assets resulting from operations	304,307	(3,084,349)	(2,066,450)	(102,488,692)	(63,620,278)

Contract transactions
Contract purchase payments	2,471,757	125,616	2,802,957	36,105,338	7,426,960
Net transfers(1)	608,909	(745,971)	506,908	(25,084,225)	(27,019,558)
Transfers for policy loans	6,064	8,520	2,821	(1,638)	147,596
Adjustments to net assets allocated to contracts in payment period	—	(23,358)	21,135	1,028,464	—
Contract charges	(10,621)	(6,041)	(5,462)	(8,271,463)	(3,822,253)
Contract terminations:
Surrender benefits	(2,992,411)	(1,586,661)	(1,510,368)	(96,959,857)	(111,567,806)
Death benefits	(233,084)	(380,666)	(98,917)	(8,829,247)	(2,405,353)
Increase (decrease) from contract transactions	(149,386)	(2,608,561)	1,719,074	(102,012,628)	(137,240,414)
Net assets at beginning of year	36,205,590	17,073,563	12,758,413	1,188,160,978	810,257,247
Net assets at end of year	$36,360,511	$11,380,653	$12,411,037	$983,659,658	$609,396,555

Accumulation unit activity
Units outstanding at beginning of year	37,622,635	4,361,341	14,741,993	645,381,872	438,155,467
Contract purchase payments	2,567,938	33,233	3,941,614	19,781,575	4,045,369
Net transfers(1)	571,198	(197,173)	571,832	(13,531,147)	(14,739,715)
Transfers for policy loans	6,206	2,047	3,654	(2,776)	80,741
Contract charges	(11,055)	(1,605)	(7,057)	(4,516,274)	(2,069,832)
Contract terminations:
Surrender benefits	(3,084,603)	(417,534)	(1,930,725)	(52,673,174)	(60,147,368)
Death benefits	(241,133)	(104,335)	(133,800)	(4,846,615)	(1,297,075)
Units outstanding at end of year	37,431,186	3,675,974	17,187,511	589,593,461	364,027,587

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

278	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	VP Col Wanger Intl Eq, Cl 2	VP Conserv, Cl 2	VP Conserv, Cl 4	VP Man Risk, Cl 2	VP Man Risk US, Cl 2
Operations
Investment income (loss) — net	$282,772	$(4,423,412)	$(4,902,510)	$(545,574)	$(366,639)
Net realized gain (loss) on sales of investments	(1,366,575)	15,726,706	25,912,569	(4,311)	(1,671)
Distributions from capital gains	2,235,555	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(8,513,494)	(27,883,085)	(39,944,286)	(4,916,352)	(3,271,491)
Net increase (decrease) in net assets resulting from operations	(7,361,742)	(16,579,791)	(18,934,227)	(5,466,237)	(3,639,801)

Contract transactions
Contract purchase payments	5,407,636	7,550,475	1,188,892	48,914,469	43,629,264
Net transfers(1)	1,962,132	(9,085,931)	(6,194,332)	33,503,717	22,394,543
Transfers for policy loans	(7,846)	9,985	20,189	—	631
Adjustments to net assets allocated to contracts in payment period	(1,441)	418,599	—	—	—
Contract charges	(13,413)	(2,794,610)	(2,990,650)	(334,651)	(194,754)
Contract terminations:
Surrender benefits	(1,350,094)	(47,894,105)	(77,991,496)	(717,037)	(622,969)
Death benefits	(377,990)	(11,545,288)	(14,943,966)	—	(98,509)
Increase (decrease) from contract transactions	5,618,984	(63,340,875)	(100,911,363)	81,366,498	65,108,206
Net assets at beginning of year	34,495,514	466,977,184	565,866,207	17,080,092	10,666,354
Net assets at end of year	$32,752,756	$387,056,518	$446,020,617	$92,980,353	$72,134,759

Accumulation unit activity
Units outstanding at beginning of year	19,575,663	364,115,239	438,966,264	16,502,499	10,227,315
Contract purchase payments	3,120,656	6,031,964	936,312	47,435,919	41,641,342
Net transfers(1)	1,102,189	(6,951,296)	(4,571,171)	32,896,593	21,421,917
Transfers for policy loans	(4,994)	7,799	15,979	—	602
Contract charges	(8,080)	(2,214,986)	(2,352,959)	(330,649)	(187,515)
Contract terminations:
Surrender benefits	(797,954)	(37,820,505)	(61,315,128)	(700,054)	(601,032)
Death benefits	(231,103)	(9,193,948)	(11,862,916)	—	(94,663)
Units outstanding at end of year	22,756,377	313,974,267	359,816,381	95,804,308	72,407,966

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	279

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	VP Man Vol Conserv, Cl 2	VP Man Vol Conserv Gro, Cl 2	VP Man Vol Gro, Cl 2	VP Man Vol Mod Gro, Cl 2	VP Mod, Cl 2
Operations
Investment income (loss) — net	$(3,908,715)	$(12,822,920)	$(96,429,074)	$(136,112,838)	$(68,605,827)
Net realized gain (loss) on sales of investments	6,357,905	16,534,615	70,168,166	106,814,853	177,436,703
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(16,165,653)	(69,324,429)	(844,970,202)	(890,110,812)	(548,849,926)
Net increase (decrease) in net assets resulting from operations	(13,716,463)	(65,612,734)	(871,231,110)	(919,408,797)	(440,019,050)

Contract transactions
Contract purchase payments	23,609,015	77,219,664	1,073,356,657	908,872,470	148,077,227
Net transfers(1)	(13,804,864)	(53,796,836)	78,485,863	(156,995,792)	161,496,007
Transfers for policy loans	2,474	19,790	(22,358)	33,940	(15,688)
Adjustments to net assets allocated to contracts in payment period	—	613,197	(226,716)	(68,160)	547,308
Contract charges	(4,852,558)	(14,980,112)	(114,342,720)	(167,020,993)	(58,994,441)
Contract terminations:
Surrender benefits	(21,338,934)	(47,244,215)	(380,396,393)	(425,326,549)	(545,673,378)
Death benefits	(5,512,295)	(13,433,599)	(42,082,437)	(73,409,557)	(85,750,396)
Increase (decrease) from contract transactions	(21,897,162)	(51,602,111)	614,771,896	86,085,359	(380,313,361)
Net assets at beginning of year	412,801,216	1,283,319,601	9,417,648,207	13,380,653,560	7,073,182,882
Net assets at end of year	$377,187,591	$1,166,104,756	$9,161,188,993	$12,547,330,122	$6,252,850,471

Accumulation unit activity
Units outstanding at beginning of year	371,569,034	1,090,668,487	7,241,064,670	10,233,493,609	4,525,856,939
Contract purchase payments	21,587,386	66,137,621	814,954,592	691,077,590	96,398,473
Net transfers(1)	(12,029,836)	(46,241,672)	54,314,974	(123,429,192)	103,079,984
Transfers for policy loans	2,240	17,249	(14,261)	26,202	(11,253)
Contract charges	(4,436,391)	(12,882,860)	(88,076,316)	(128,376,615)	(38,132,429)
Contract terminations:
Surrender benefits	(19,549,979)	(40,886,535)	(299,338,338)	(333,383,770)	(351,801,514)
Death benefits	(5,069,098)	(11,540,362)	(32,738,869)	(56,737,502)	(55,801,269)
Units outstanding at end of year	352,073,356	1,045,271,928	7,690,166,452	10,282,670,322	4,279,588,931

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

280	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	VP Mod, Cl 4	VP Mod Aggr, Cl 2	VP Mod Aggr, Cl 4	VP Mod Conserv, Cl 2	VP Mod Conserv, Cl 4
Operations
Investment income (loss) — net	$(75,766,347)	$(35,345,518)	$(24,140,714)	$(13,045,395)	$(14,441,880)
Net realized gain (loss) on sales of investments	500,884,966	168,458,042	250,746,464	45,868,914	97,669,977
Distributions from capital gains	—	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(920,090,314)	(408,244,969)	(417,336,192)	(95,876,989)	(154,089,666)
Net increase (decrease) in net assets resulting from operations	(494,971,695)	(275,132,445)	(190,730,442)	(63,053,470)	(70,861,569)

Contract transactions
Contract purchase payments	18,069,151	102,280,798	17,652,381	28,293,861	2,976,036
Net transfers(1)	(26,046,173)	(150,224,360)	(85,510,885)	(22,469,163)	(55,958,595)
Transfers for policy loans	291,422	53,590	290,329	75,169	85,823
Adjustments to net assets allocated to contracts in payment period	—	28,395	—	(335,037)	—
Contract charges	(53,303,975)	(27,722,905)	(13,368,906)	(8,145,718)	(8,491,394)
Contract terminations:
Surrender benefits	(999,490,079)	(269,714,734)	(421,057,852)	(99,936,533)	(182,916,253)
Death benefits	(107,042,406)	(23,857,359)	(19,523,694)	(29,779,657)	(37,114,092)
Increase (decrease) from contract transactions	(1,167,522,060)	(369,156,575)	(521,518,627)	(132,297,078)	(281,418,475)
Net assets at beginning of year	8,698,841,327	3,799,414,551	2,900,251,227	1,344,015,655	1,656,916,721
Net assets at end of year	$7,036,347,572	$3,155,125,531	$2,188,002,158	$1,148,665,107	$1,304,636,677

Accumulation unit activity
Units outstanding at beginning of year	5,535,497,338	2,232,169,830	1,694,431,842	951,569,497	1,166,068,886
Contract purchase payments	11,613,218	60,703,799	10,389,213	20,496,475	2,127,241
Net transfers(1)	(17,720,578)	(89,668,917)	(50,750,051)	(16,024,254)	(39,427,023)
Transfers for policy loans	184,776	28,125	171,666	54,166	60,445
Contract charges	(34,198,572)	(16,387,888)	(7,856,994)	(5,837,432)	(6,041,037)
Contract terminations:
Surrender benefits	(639,763,935)	(159,087,259)	(246,221,399)	(71,445,241)	(129,779,807)
Death benefits	(68,915,164)	(14,209,846)	(11,485,844)	(21,536,716)	(26,477,892)
Units outstanding at end of year	4,786,697,083	2,013,547,844	1,388,678,433	857,276,495	966,530,813

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	281

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	VP Ptnrs Core Bond, Cl 2	VP Ptnrs Core Eq, Cl 2	VP Ptnrs Core Eq, Cl 3	VP Ptnrs Sm Cap Gro, Cl 2	VP Ptnrs Sm Cap Val, Cl 2
Operations
Investment income (loss) — net	$109,756	$(117,296)	$(265,373)	$(78,822)	$(68,320)
Net realized gain (loss) on sales of investments	(95,585)	395,281	4,002,473	267,435	155,876
Distributions from capital gains	112,203	—	—	—	—
Net change in unrealized appreciation or depreciation of investments	(281,006)	(1,155,183)	(5,813,242)	(757,891)	(1,076,198)
Net increase (decrease) in net assets resulting from operations	(154,632)	(877,198)	(2,076,142)	(569,278)	(988,642)

Contract transactions
Contract purchase payments	376,106	702,074	178,305	1,533,134	1,004,371
Net transfers(1)	(926,203)	(328,989)	(3,257,054)	353,384	(1,070)
Transfers for policy loans	525	(3,991)	6,333	(745)	958
Adjustments to net assets allocated to contracts in payment period	—	—	(4,024)	—	—
Contract charges	(1,566)	(2,581)	(62,532)	(1,703)	(1,261)
Contract terminations:
Surrender benefits	(533,397)	(474,526)	(3,518,094)	(342,789)	(231,395)
Death benefits	(184,120)	(232,710)	(309,604)	(16,830)	(19,807)
Increase (decrease) from contract transactions	(1,268,655)	(340,723)	(6,966,670)	1,524,451	751,796
Net assets at beginning of year	9,776,129	10,014,179	32,188,663	5,934,711	5,990,785
Net assets at end of year	$8,352,842	$8,796,258	$23,145,851	$6,889,884	$5,753,939

Accumulation unit activity
Units outstanding at beginning of year	8,695,828	4,700,207	17,028,591	2,729,176	2,920,215
Contract purchase payments	339,428	323,745	92,607	645,707	484,104
Net transfers(1)	(853,011)	(148,302)	(1,650,438)	139,008	2,605
Transfers for policy loans	468	(1,807)	3,249	(300)	482
Contract charges	(1,527)	(1,260)	(32,444)	(740)	(650)
Contract terminations:
Surrender benefits	(488,265)	(215,458)	(1,823,234)	(149,490)	(113,862)
Death benefits	(169,091)	(104,822)	(164,654)	(7,276)	(9,865)
Units outstanding at end of year	7,523,830	4,552,303	13,453,677	3,356,085	3,283,029

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

282	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	VP Ptnrs Sm Cap Val, Cl 3	VP US Flex Conserv Gro, Cl 2	VP US Flex Gro, Cl 2	VP US Flex Mod Gro, Cl 2	Wanger Intl
Operations
Investment income (loss) — net	$(666,029)	$(1,001,164)	$(12,511,484)	$(8,770,045)	$2,349,388
Net realized gain (loss) on sales of investments	7,248,771	625,641	1,564,820	1,208,087	285,653
Distributions from capital gains	—	—	—	—	23,303,054
Net change in unrealized appreciation or depreciation of investments	(16,698,077)	(3,794,063)	(84,377,612)	(41,193,642)	(63,266,053)
Net increase (decrease) in net assets resulting from operations	(10,115,335)	(4,169,586)	(95,324,276)	(48,755,600)	(37,327,958)

Contract transactions
Contract purchase payments	578,864	37,498,526	442,781,145	306,128,285	2,139,818
Net transfers(1)	(2,180,268)	21,079,973	363,417,902	170,807,431	(479,941)
Transfers for policy loans	28,872	—	(489)	(247)	53,151
Adjustments to net assets allocated to contracts in payment period	(45,626)	(11,300)	—	—	(13,494)
Contract charges	(154,022)	(1,022,186)	(14,054,058)	(9,191,913)	(188,731)
Contract terminations:
Surrender benefits	(9,505,524)	(2,148,656)	(23,925,022)	(13,444,287)	(25,579,067)
Death benefits	(858,974)	(137,175)	(4,557,050)	(6,507,391)	(1,930,454)
Increase (decrease) from contract transactions	(12,136,678)	55,259,182	763,662,428	447,791,878	(25,998,718)
Net assets at beginning of year	83,615,097	77,086,692	948,181,416	675,916,308	224,310,750
Net assets at end of year	$61,363,084	$128,176,288	$1,616,519,568	$1,074,952,586	$160,984,074

Accumulation unit activity
Units outstanding at beginning of year	26,821,140	69,286,367	782,503,294	581,575,243	68,563,864
Contract purchase payments	194,031	33,813,847	360,034,103	261,901,394	758,578
Net transfers(1)	(687,625)	19,328,799	295,263,366	147,402,424	1,551
Transfers for policy loans	8,083	—	(404)	(131)	16,502
Contract charges	(49,585)	(923,262)	(11,478,444)	(7,887,495)	(58,499)
Contract terminations:
Surrender benefits	(3,048,320)	(1,937,536)	(19,560,265)	(11,536,278)	(8,319,974)
Death benefits	(276,908)	(123,867)	(3,712,697)	(5,605,420)	(570,978)
Units outstanding at end of year	22,960,816	119,444,348	1,403,048,953	965,849,737	60,391,044

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	283

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	Wanger USA	WF VT Index Asset Alloc, Cl 2	WF VT Intl Eq, Cl 2	WF VT Opp, Cl 2	WF VT Sm Cap Gro, Cl 2
Operations
Investment income (loss) — net	$(2,159,309)	$31,231	$3,828,098	$(399,442)	$(788,588)
Net realized gain (loss) on sales of investments	(3,016,907)	1,266,636	(538,981)	2,484,874	2,834,303
Distributions from capital gains	62,992,223	1,618,698	8,590,407	4,920,101	7,662,875
Net change in unrealized appreciation or depreciation of investments	(59,641,203)	(3,755,771)	(18,635,023)	(10,635,939)	(10,377,764)
Net increase (decrease) in net assets resulting from operations	(1,825,196)	(839,206)	(6,755,499)	(3,630,406)	(669,174)

Contract transactions
Contract purchase payments	2,243,690	152,821	390,285	715,735	5,169,165
Net transfers(1)	(6,937,049)	(828,127)	237,412	(2,994,908)	7,739,348
Transfers for policy loans	(2,741)	9,838	3,268	26,546	(2,508)
Adjustments to net assets allocated to contracts in payment period	(24,769)	(43,109)	(9,025)	(23,534)	(9,768)
Contract charges	(218,354)	(19,700)	(41,668)	(33,492)	(36,029)
Contract terminations:
Surrender benefits	(33,138,972)	(2,601,580)	(4,374,229)	(6,085,771)	(8,979,675)
Death benefits	(2,456,228)	(581,606)	(485,813)	(423,840)	(597,492)
Increase (decrease) from contract transactions	(40,534,423)	(3,911,463)	(4,279,770)	(8,819,264)	3,283,041
Net assets at beginning of year	269,823,645	27,343,334	40,675,157	56,739,738	69,946,793
Net assets at end of year	$227,464,026	$22,592,665	$29,639,888	$44,290,068	$72,560,660

Accumulation unit activity
Units outstanding at beginning of year	73,899,614	11,066,633	23,600,822	20,486,958	25,823,604
Contract purchase payments	606,022	62,261	244,725	254,255	1,696,511
Net transfers(1)	(1,616,089)	(344,436)	111,488	(1,084,347)	2,325,294
Transfers for policy loans	1,518	3,966	2,951	9,203	(548)
Contract charges	(54,189)	(8,058)	(27,009)	(11,402)	(11,664)
Contract terminations:
Surrender benefits	(8,418,944)	(1,059,576)	(2,648,897)	(2,129,688)	(2,883,712)
Death benefits	(621,639)	(239,305)	(301,606)	(146,895)	(188,907)
Units outstanding at end of year	63,796,293	9,481,485	20,982,474	17,378,084	26,760,578

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

284	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Statement of Changes in Net Assets

Year ended December 31, 2018 (continued)	WA Var Global Hi Yd Bond, Cl II
Operations
Investment income (loss) — net	$349,676
Net realized gain (loss) on sales of investments	(165,917)
Distributions from capital gains	—
Net change in unrealized appreciation or depreciation of investments	(692,940)
Net increase (decrease) in net assets resulting from operations	(509,181)

Contract transactions
Contract purchase payments	763,556
Net transfers(1)	(592,243)
Transfers for policy loans	1,132
Adjustments to net assets allocated to contracts in payment period	(967)
Contract charges	(3,393)
Contract terminations:
Surrender benefits	(901,580)
Death benefits	(111,253)
Increase (decrease) from contract transactions	(844,748)
Net assets at beginning of year	10,224,341
Net assets at end of year	$8,870,412

Accumulation unit activity
Units outstanding at beginning of year	9,079,328
Contract purchase payments	695,830
Net transfers(1)	(536,329)
Transfers for policy loans	1,001
Contract charges	(3,113)
Contract terminations:
Surrender benefits	(816,907)
Death benefits	(102,139)
Units outstanding at end of year	8,317,671

(1)	Includes transfer activity from (to) other divisions and transfers from (to) RiverSource Life’s fixed account.

See accompanying notes to financial statements.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	285

Notes to Financial Statements

1.  ORGANIZATION

RiverSource Variable Account 10 (the Account) was established under Minnesota law as a segregated asset account of RiverSource Life Insurance Company (RiverSource Life). The Account is registered as a unit investment trust under the Investment Company Act of 1940, as amended (the 1940 Act) and exists in accordance with the rules and regulations of the Insurance Division, Department of Commerce of the State of Minnesota.

The Account is used as a funding vehicle for individual variable annuity contracts issued by RiverSource Life. The following is a list of each variable annuity product funded through the Account.

RiverSource® Retirement Advisor Variable Annuity (RAVA)

RiverSource® Retirement Advisor Variable Annuity – Band 3 (RAVA Band 3)*

RiverSource® Retirement Advisor Advantage Variable Annuity (RAVA Advantage)

RiverSource® Retirement Advisor Select Variable Annuity (RAVA Select)

RiverSource® Retirement Advisor Advantage Variable Annuity – Band 3 (RAVA Advantage Band 3)*

RiverSource® Retirement Advisor Advantage Plus Variable Annuity (RAVA Advantage Plus)

RiverSource® Retirement Advisor Select Plus Variable Annuity (RAVA Select Plus)

RiverSource® Retirement Advisor 4 Advantage® Variable Annuity (RAVA 4 Advantage)

RiverSource® Retirement Advisor 4 Select® Variable Annuity (RAVA 4 Select)

RiverSource® Retirement Advisor 4 Access® Variable Annuity (RAVA 4 Access)

RiverSource® RAVA 5 Advantage® Variable Annuity (RAVA 5 Advantage) (Offered for contract applications signed on or after April 30, 2012 but prior to April 29, 2013)

RiverSource® RAVA 5 Select® Variable Annuity (RAVA 5 Select) (Offered for contract applications signed on or after April 30, 2012 but prior to April 29, 2013)

RiverSource® RAVA 5 Access® Variable Annuity (RAVA 5 Access) (Offered for contract applications signed on or after April 30, 2012 but prior to April 29, 2013)

RiverSource® RAVA 5 Advantage® Variable Annuity (RAVA 5 Advantage) (Offered for contract applications signed prior to April 30, 2012)

RiverSource® RAVA 5 Select® Variable Annuity (RAVA 5 Select) (Offered for contract applications signed prior to April 30, 2012)

RiverSource® RAVA 5 Access® Variable Annuity (RAVA 5 Access) (Offered for contract applications signed prior to April 30, 2012)

RiverSource® RAVA 5 Advantage® Variable Annuity (RAVA 5 Advantage) (Offered for contract applications signed on or after April 29, 2013)

RiverSource® RAVA 5 Select® Variable Annuity (RAVA 5 Select) (Offered for contract applications signed on or after April 29, 2013)

RiverSource® RAVA 5 Access® Variable Annuity (RAVA 5 Access) (Offered for contract applications signed on or after April 29, 2013)

RiverSource® RAVA 5 Advantage® Variable Annuity (RAVA 5 Advantage) (Offered for contract applications signed on or after April 29, 2019)

RiverSource® RAVA 5 ChoiceSM Variable Annuity (RAVA 5 Choice)

RiverSource® Flexible Portfolio Annuity (FPA)

RiverSource® Retirement Group Annuity Contract I (Retirement GAC I)

RiverSource® Retirement Group Annuity Contract II (Retirement GAC II)

*

New contracts are no longer being issued for this product. As a result, an annual contract prospectus and statement of additional information are no longer distributed. An annual report for this product is distributed to all current contract holders.

The Account is comprised of various divisions. Each division invests exclusively in shares of the following funds or portfolios (collectively, the Funds), which are registered under the 1940 Act as open-end management investment companies. The name of each Fund and the corresponding division name are provided below. Each division is comprised of subaccounts. Individual variable annuity accounts invest in subaccounts. For each division, the financial statements are comprised of a statement of assets

286	∎ RIVERSOURCE VARIABLE ACCOUNT 10

and liabilities as of December 31, 2019, a related statement of operations for the year then ended and statements of changes in net assets for each of the two years in the period then ended, all presented to reflect a full twelve month period except as noted below.

Division	Fund
AB VPS Dyn Asset Alloc, Cl B	AB VPS Dynamic Asset Allocation Portfolio (Class B)
AB VPS Global Thematic Gro, Cl B	AB VPS Global Thematic Growth Portfolio (Class B)
AB VPS Gro & Inc, Cl B	AB VPS Growth and Income Portfolio (Class B)
AB VPS Intl Val, Cl B	AB VPS International Value Portfolio (Class B)
AB VPS Lg Cap Gro, Cl B	AB VPS Large Cap Growth Portfolio (Class B)
ALPS Alerian Engy Infr, Class III	ALPS/Alerian Energy Infrastructure Portfolio: Class III
AC VP Intl, Cl I	American Century VP International, Class I
AC VP Intl, Cl II	American Century VP International, Class II
AC VP Mid Cap Val, Cl II	American Century VP Mid Cap Value, Class II
AC VP Ultra, Cl II	American Century VP Ultra®, Class II
AC VP Val, Cl I	American Century VP Value, Class I
AC VP Val, Cl II	American Century VP Value, Class II
BlackRock Global Alloc, Cl III	BlackRock Global Allocation V.I. Fund (Class III)
BNY Mellon VIF Intl Eq, Serv	BNY Mellon Variable Investment Fund, International Equity Portfolio – Service Shares(1) (previously Dreyfus Variable Investment Fund International Equity Portfolio, Service Shares)
Calvert VP SRI Bal, Cl I	Calvert VP SRI Balanced Portfolio – Class I
CB Var Sm Cap Gro, Cl I	ClearBridge Variable Small Cap Growth Portfolio – Class I
Col VP Bal, Cl 3	Columbia Variable Portfolio – Balanced Fund (Class 3)
Col VP Commodity Strategy, Cl 2	Columbia Variable Portfolio – Commodity Strategy Fund (Class 2)
Col VP Contrarian Core, Cl 2	Columbia Variable Portfolio – Contrarian Core Fund (Class 2)
Col VP Disciplined Core, Cl 2	Columbia Variable Portfolio – Disciplined Core Fund (Class 2)
Col VP Disciplined Core, Cl 3	Columbia Variable Portfolio – Disciplined Core Fund (Class 3)
Col VP Div Abs Return, Cl 2	Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2)(2)
Col VP Divd Opp, Cl 2	Columbia Variable Portfolio – Dividend Opportunity Fund (Class 2)
Col VP Divd Opp, Cl 3	Columbia Variable Portfolio – Dividend Opportunity Fund (Class 3)
Col VP Emerg Mkts Bond, Cl 2	Columbia Variable Portfolio – Emerging Markets Bond Fund (Class 2)
Col VP Emer Mkts, Cl 2	Columbia Variable Portfolio – Emerging Markets Fund (Class 2)
Col VP Emer Mkts, Cl 3	Columbia Variable Portfolio – Emerging Markets Fund (Class 3)
Col VP Global Strategic Inc, Cl 2	Columbia Variable Portfolio – Global Strategic Income Fund (Class 2)
Col VP Global Strategic Inc, Cl 3	Columbia Variable Portfolio – Global Strategic Income Fund (Class 3)
Col VP Govt Money Mkt, Cl 2	Columbia Variable Portfolio – Government Money Market Fund (Class 2)
Col VP Govt Money Mkt, Cl 3	Columbia Variable Portfolio – Government Money Market Fund (Class 3)
Col VP Hi Yield Bond, Cl 2	Columbia Variable Portfolio – High Yield Bond Fund (Class 2)
Col VP Hi Yield Bond, Cl 3	Columbia Variable Portfolio – High Yield Bond Fund (Class 3)
Col VP Inc Opp, Cl 2	Columbia Variable Portfolio – Income Opportunities Fund (Class 2)
Col VP Inc Opp, Cl 3	Columbia Variable Portfolio – Income Opportunities Fund (Class 3)
Col VP Inter Bond, Cl 2	Columbia Variable Portfolio – Intermediate Bond Fund (Class 2)
Col VP Inter Bond, Cl 3	Columbia Variable Portfolio – Intermediate Bond Fund (Class 3)
Col VP Lg Cap Gro, Cl 2	Columbia Variable Portfolio – Large Cap Growth Fund (Class 2)
Col VP Lg Cap Gro, Cl 3	Columbia Variable Portfolio – Large Cap Growth Fund (Class 3)
Col VP Lg Cap Index, Cl 3	Columbia Variable Portfolio – Large Cap Index Fund (Class 3)
Col VP Limited Duration Cr, Cl 2	Columbia Variable Portfolio – Limited Duration Credit Fund (Class 2)
Col VP Long Govt/Cr Bond, Cl 2	Columbia Variable Portfolio – Long Government/Credit Bond Fund (Class 2)
Col VP Mid Cap Gro, Cl 2	Columbia Variable Portfolio – Mid Cap Growth Fund (Class 2)
Col VP Mid Cap Gro, Cl 3	Columbia Variable Portfolio – Mid Cap Growth Fund (Class 3)
Col VP Overseas Core, Cl 2	Columbia Variable Portfolio – Overseas Core Fund (Class 2)
Col VP Overseas Core, Cl 3	Columbia Variable Portfolio – Overseas Core Fund (Class 3)
Col VP Select Lg Cap Val, Cl 2	Columbia Variable Portfolio – Select Large Cap Value Fund (Class 2) (previously Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 2))
Col VP Select Lg Cap Val, Cl 3	Columbia Variable Portfolio – Select Large Cap Value Fund (Class 3) (previously Columbia Variable Portfolio – Select Large-Cap Value Fund (Class 3))
Col VP Select Mid Cap Val, Cl 2	Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 2) (previously Columbia Variable Portfolio – Mid Cap Value Fund (Class 2))
Col VP Select Mid Cap Val, Cl 3	Columbia Variable Portfolio – Select Mid Cap Value Fund (Class 3) (previously Columbia Variable Portfolio – Mid Cap Value Fund (Class 3))

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	287

Division	Fund
Col VP Select Sm Cap Val, Cl 2	Columbia Variable Portfolio – Select Small Cap Value Fund (Class 2) (previously Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 2))
Col VP Select Sm Cap Val, Cl 3	Columbia Variable Portfolio – Select Small Cap Value Fund (Class 3) (previously Columbia Variable Portfolio – Select Smaller-Cap Value Fund (Class 3))
Col VP Strategic Inc, Cl 2	Columbia Variable Portfolio – Strategic Income Fund (Class 2)
Col VP US Eq, Cl 2	Columbia Variable Portfolio – U.S. Equities Fund (Class 2)(3)
Col VP US Govt Mtge, Cl 2	Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 2)
Col VP US Govt Mtge, Cl 3	Columbia Variable Portfolio – U.S. Government Mortgage Fund (Class 3)
CS Commodity Return	Credit Suisse Trust – Commodity Return Strategy Portfolio
CTIVP AC Div Bond, Cl 2	CTIVP® – American Century Diversified Bond Fund (Class 2)
CTIVP AQR Intl Core Eq, Cl 2

CTIVP® – AQR International Core Equity Fund (Class 2)
(effective sometime during the second quarter of 2020, this Fund will be renamed to Variable Portfolio – Partners International Core Equity Fund (Class 2))

CTIVP AQR Man Fut Strategy, Cl 2	CTIVP® – AQR Managed Futures Strategy Fund (Class 2)(4)
CTIVP BR Gl Infl Prot Sec, Cl 2	CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 2)
CTIVP BR Gl Infl Prot Sec, Cl 3	CTIVP® – BlackRock Global Inflation-Protected Securities Fund (Class 3)
CTIVP CenterSquare Real Est, Cl 2	CTIVP® – CenterSquare Real Estate Fund (Class 2)
CTIVP DFA Intl Val, Cl 2	CTIVP® – DFA International Value Fund (Class 2) (effective sometime during the second quarter of 2020, this Fund will be renamed to Variable Portfolio – Partners International Value Fund (Class 2))
CTIVP Lazard Intl Eq Adv, Cl 2	CTIVP® – Lazard International Equity Advantage Fund (Class 2)
CTIVP Loomis Sayles Gro, Cl 1	CTIVP® – Loomis Sayles Growth Fund (Class 1)
CTIVP Loomis Sayles Gro, Cl 2	CTIVP® – Loomis Sayles Growth Fund (Class 2)
CTIVP LA Capital Lg Cap Gro, Cl 2	CTIVP® – Los Angeles Capital Large Cap Growth Fund (Class 2)
CTIVP MFS Val, Cl 2	CTIVP® – MFS® Value Fund (Class 2)
CTIVP MS Adv, Cl 2	CTIVP® – Morgan Stanley Advantage Fund (Class 2)
CTIVP T Rowe Price LgCap Val, Cl 2	CTIVP® – T. Rowe Price Large Cap Value Fund (Class 2)
CTIVP TCW Core Plus Bond, Cl 2	CTIVP® – TCW Core Plus Bond Fund (Class 2)
CTIVP Vty Sycamore Estb Val, Cl 2	CTIVP® – Victory Sycamore Established Value Fund (Class 2)
CTIVP Vty Sycamore Estb Val, Cl 3	CTIVP® – Victory Sycamore Established Value Fund (Class 3)
CTIVP WF Short Duration Govt, Cl 2	CTIVP® – Wells Fargo Short Duration Government Fund (Class 2)
CTIVP Westfield Mid Cap Gro, Cl 2	CTIVP® – Westfield Mid Cap Growth Fund (Class 2)
CTIVP Wm Blair Intl Leaders, Cl 2

CTIVP® – William Blair International Leaders Fund (Class 2)
(previously CTIVP® – Oppenheimer International Growth Fund (Class 2); effective sometime during the second quarter of 2020, this Fund will be renamed to Variable Portfolio – Partners International Growth Fund (Class 2))

DWS Alt Asset Alloc VIP, Cl B	DWS Alternative Asset Allocation VIP, Class B
EV VT Floating-Rate Inc, Init Cl	Eaton Vance VT Floating-Rate Income Fund – Initial Class
Fid VIP Contrafund, Serv Cl 2	Fidelity® VIP ContrafundSM Portfolio Service Class 2
Fid VIP Gro & Inc, Serv Cl	Fidelity® VIP Growth & Income Portfolio Service Class
Fid VIP Gro & Inc, Serv Cl 2	Fidelity® VIP Growth & Income Portfolio Service Class 2
Fid VIP Mid Cap, Serv Cl	Fidelity® VIP Mid Cap Portfolio Service Class
Fid VIP Mid Cap, Serv Cl 2	Fidelity® VIP Mid Cap Portfolio Service Class 2
Fid VIP Overseas, Serv Cl	Fidelity® VIP Overseas Portfolio Service Class
Fid VIP Overseas, Serv Cl 2	Fidelity® VIP Overseas Portfolio Service Class 2
Fid VIP Strategic Inc, Serv Cl 2	Fidelity® VIP Strategic Income Portfolio Service Class 2
Frank Global Real Est, Cl 2	Franklin Global Real Estate VIP Fund – Class 2
Frank Inc, Cl 2	Franklin Income VIP Fund – Class 2
Frank Mutual Shares, Cl 2	Franklin Mutual Shares VIP Fund – Class 2
Frank Sm Cap Val, Cl 2	Franklin Small Cap Value VIP Fund – Class 2
GS VIT Mid Cap Val, Inst	Goldman Sachs VIT Mid Cap Value Fund – Institutional Shares
GS VIT Multi-Strategy Alt, Advisor	Goldman Sachs VIT Multi-Strategy Alternatives Portfolio – Advisor Shares
GS VIT Sm Cap Eq Insights, Inst	Goldman Sachs VIT Small Cap Equity Insights Fund – Institutional Shares
GS VIT U.S. Eq Insights, Inst	Goldman Sachs VIT U.S. Equity Insights Fund – Institutional Shares
Invesco Opp VI Global, Ser II	Invesco Oppenheimer V.I. Global Fund, Series II Shares (previously Oppenheimer Global Fund/VA, Service Shares)
Inves Opp VI Gbl Strat Inc, Ser II	Invesco Oppenheimer V.I. Global Strategic Income Fund, Series II Shares (previously Oppenheimer Global Strategic Income Fund/VA, Service Shares)
Invesco Opp VI Main St, Ser II	Invesco Oppenheimer V.I. Main Street Fund, Series II Shares (previously Oppenheimer Main Street Fund®/VA, Service Shares)
Inves Opp VI Mn St Sm Cap, Ser II	Invesco Oppenheimer V.I. Main Street Small Cap Fund, Series II Shares (previously Oppenheimer Main Street Small Cap Fund®/VA, Service Shares)

288	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Division	Fund
Invesco VI Am Fran, Ser I	Invesco V.I. American Franchise Fund, Series I Shares
Invesco VI Am Fran, Ser II	Invesco V.I. American Franchise Fund, Series II Shares
Invesco VI Bal Risk Alloc, Ser II	Invesco V.I. Balanced-Risk Allocation Fund, Series II Shares
Invesco VI Comstock, Ser II	Invesco V.I. Comstock Fund, Series II Shares
Invesco VI Core Eq, Ser I	Invesco V.I. Core Equity Fund, Series I Shares
Invesco VI Div Divd, Ser I	Invesco V.I. Diversified Dividend Fund, Series I Shares
Invesco VI Div Divd, Ser II	Invesco V.I. Diversified Dividend Fund, Series II Shares
Invesco VI Hlth, Ser II	Invesco V.I. Health Care Fund, Series II Shares
Invesco VI Intl Gro, Ser II	Invesco V.I. International Growth Fund, Series II Shares
Invesco VI Mid Cap Gro, Ser I	Invesco V.I. Mid Cap Growth Fund, Series I Shares(5)
Invesco VI Mid Cap Gro, Ser II	Invesco V.I. Mid Cap Growth Fund, Series II Shares(6)
Invesco VI Tech, Ser I	Invesco V.I. Technology Fund, Series I Shares
Ivy VIP Asset Strategy, Cl II	Ivy VIP Asset Strategy, Class II
Janus Henderson VIT Bal, Serv	Janus Henderson VIT Balanced Portfolio: Service Shares(7),(8)
Janus Henderson VIT Enter, Serv	Janus Henderson VIT Enterprise Portfolio: Service Shares
Janus Henderson VIT Flex Bd, Serv	Janus Henderson VIT Flexible Bond Portfolio: Service Shares
Janus Henderson VIT Gbl Tech, Serv

Janus Henderson VIT Global Technology Portfolio: Service Shares
(effective on or about April 29, 2020, this Fund will be renamed to Janus Henderson VIT Global Technology and Innovation Portfolio: Service Shares)

Janus Henderson VIT Overseas, Serv	Janus Henderson VIT Overseas Portfolio: Service Shares
Janus Henderson VIT Res, Serv	Janus Henderson VIT Research Portfolio: Service Shares
Lazard Ret Global Dyn MA, Serv	Lazard Retirement Global Dynamic Multi-Asset Portfolio – Service Shares
MFS Mass Inv Gro Stock, Serv Cl	MFS® Massachusetts Investors Growth Stock Portfolio – Service Class
MFS New Dis, Serv Cl	MFS® New Discovery Series – Service Class
MFS Utilities, Serv Cl	MFS® Utilities Series – Service Class
MS VIF Dis, Cl II	Morgan Stanley VIF Discovery Portfolio, Class II Shares (previously Morgan Stanley VIF Mid Cap Growth Portfolio, Class II Shares)
MS VIF Global Real Est, Cl II	Morgan Stanley VIF Global Real Estate Portfolio, Class II Shares
NB AMT Intl Eq, Cl S	Neuberger Berman AMT International Equity Portfolio (Class S)
NB AMT Sus Eq, Cl S	Neuberger Berman AMT Sustainable Equity Portfolio (Class S)
NB AMT US Eq Index PW Strat, Cl S	Neuberger Berman AMT U.S. Equity Index PutWrite Strategy Portfolio (Class S)
PIMCO VIT All Asset, Advisor Cl	PIMCO VIT All Asset Portfolio, Advisor Class
PIMCO VIT Glb Man As Alloc, Adv Cl	PIMCO VIT Global Managed Asset Allocation Portfolio, Advisor Class (previously PIMCO VIT Global Multi-Asset Managed Allocation Portfolio, Advisor Class)
PIMCO VIT Tot Return, Advisor Cl	PIMCO VIT Total Return Portfolio, Advisor Class
Put VT Global Hlth Care, Cl IB	Putnam VT Global Health Care Fund – Class IB Shares
Put VT Intl Eq, Cl IB	Putnam VT International Equity Fund – Class IB Shares
Put VT Sus Leaders, Cl IA	Putnam VT Sustainable Leaders Fund – Class IA Shares
Put VT Sus Leaders, Cl IB	Putnam VT Sustainable Leaders Fund – Class IB Shares
Royce Micro-Cap, Invest Cl	Royce Capital Fund – Micro-Cap Portfolio, Investment Class
Temp Global Bond, Cl 2	Templeton Global Bond VIP Fund – Class 2
Third Ave Val	Third Avenue Value Portfolio (effective on or about March 16, 2020, this Fund was renamed to Third Avenue VST FFI Strategies Portfolio)
VanEck VIP Global Gold, Cl S	VanEck VIP Global Gold Fund (Class S Shares)
VP Aggr, Cl 2	Variable Portfolio – Aggressive Portfolio (Class 2)
VP Aggr, Cl 4	Variable Portfolio – Aggressive Portfolio (Class 4)
VP Col Wanger Intl Eq, Cl 2	Variable Portfolio – Columbia Wanger International Equities Fund (Class 2)(9)
VP Conserv, Cl 2	Variable Portfolio – Conservative Portfolio (Class 2)
VP Conserv, Cl 4	Variable Portfolio – Conservative Portfolio (Class 4)
VP Man Risk, Cl 2	Variable Portfolio – Managed Risk Fund (Class 2)
VP Man Risk US, Cl 2	Variable Portfolio – Managed Risk U.S. Fund (Class 2)
VP Man Vol Conserv, Cl 2	Variable Portfolio – Managed Volatility Conservative Fund (Class 2)
VP Man Vol Conserv Gro, Cl 2	Variable Portfolio – Managed Volatility Conservative Growth Fund (Class 2)
VP Man Vol Gro, Cl 2	Variable Portfolio – Managed Volatility Growth Fund (Class 2)
VP Man Vol Mod Gro, Cl 2	Variable Portfolio – Managed Volatility Moderate Growth Fund (Class 2)
VP Mod, Cl 2	Variable Portfolio – Moderate Portfolio (Class 2)
VP Mod, Cl 4	Variable Portfolio – Moderate Portfolio (Class 4)
VP Mod Aggr, Cl 2	Variable Portfolio – Moderately Aggressive Portfolio (Class 2)
VP Mod Aggr, Cl 4	Variable Portfolio – Moderately Aggressive Portfolio (Class 4)

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	289

Division	Fund
VP Mod Conserv, Cl 2	Variable Portfolio – Moderately Conservative Portfolio (Class 2)
VP Mod Conserv, Cl 4	Variable Portfolio – Moderately Conservative Portfolio (Class 4)
VP Ptnrs Core Bond, Cl 2	Variable Portfolio – Partners Core Bond Fund (Class 2)
VP Ptnrs Core Eq, Cl 2	Variable Portfolio – Partners Core Equity Fund (Class 2) (previously CTIVP® – MFS® Blended Research® Core Equity Fund (Class 2))
VP Ptnrs Core Eq, Cl 3	Variable Portfolio – Partners Core Equity Fund (Class 3) (previously CTIVP® – MFS® Blended Research® Core Equity Fund (Class 3))
VP Ptnrs Sm Cap Gro, Cl 2	Variable Portfolio – Partners Small Cap Growth Fund (Class 2)
VP Ptnrs Sm Cap Val, Cl 2	Variable Portfolio – Partners Small Cap Value Fund (Class 2)
VP Ptnrs Sm Cap Val, Cl 3	Variable Portfolio – Partners Small Cap Value Fund (Class 3)
VP US Flex Conserv Gro, Cl 2	Variable Portfolio – U.S. Flexible Conservative Growth Fund (Class 2)
VP US Flex Gro, Cl 2	Variable Portfolio – U.S. Flexible Growth Fund (Class 2)
VP US Flex Mod Gro, Cl 2	Variable Portfolio – U.S. Flexible Moderate Growth Fund (Class 2)
Wanger Intl	Wanger International
Wanger USA	Wanger USA
WF VT Index Asset Alloc, Cl 2	Wells Fargo VT Index Asset Allocation Fund – Class 2
WF VT Intl Eq, Cl 2	Wells Fargo VT International Equity Fund – Class 2
WF VT Opp, Cl 2	Wells Fargo VT Opportunity Fund – Class 2
WF VT Sm Cap Gro, Cl 2	Wells Fargo VT Small Cap Growth Fund – Class 2
WA Var Global Hi Yd Bond, Cl II	Western Asset Variable Global High Yield Bond Portfolio – Class II

(1)	BNY Mellon Variable Investment Fund, International Equity Portfolio – Service Shares is scheduled to liquidate on or about April 30, 2020.
(2)	Columbia Variable Portfolio – Diversified Absolute Return Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
(3)	Columbia Variable Portfolio – U.S. Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
(4)	CTIVP® – AQR Managed Futures Strategy Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.
(5)	Invesco V.I. Mid Cap Growth Fund, Series I Shares is scheduled to merge into Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund, Series I Shares sometime during the second quarter of 2020.
(6)	Invesco V.I. Mid Cap Growth Fund, Series II Shares is scheduled to merge into Invesco Oppenheimer V.I. Discovery Mid Cap Growth Fund, Series II Shares sometime during the second quarter of 2020.
(7)	Janus Henderson Global Allocation Portfolio – Moderate: Service Shares merged into Janus Henderson VIT Balanced Portfolio: Service Shares on April 27, 2018.
(8)	For the period April 27, 2018 (commencement of operations) to December 31, 2018.
(9)	Variable Portfolio – Columbia Wanger International Equities Fund (Class 2) is scheduled to liquidate on or about April 24, 2020.

The assets of each division of the Account are not chargeable with liabilities arising out of the business conducted by any other segregated asset account or by RiverSource Life.

RiverSource Life serves as issuer of the contracts.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Investments in the Funds

Investment transactions are accounted for on the date the shares are purchased and sold. Realized gains and losses on the sales of investments are computed using the average cost method. Income from dividends and gains from realized capital gain distributions are reinvested in additional shares of the Funds and are recorded as income by the divisions on the ex-dividend date.

Unrealized appreciation or depreciation of investments in the accompanying financial statements represents the division’s share of the Funds’ undistributed net investment income, undistributed realized gain or loss and the unrealized appreciation or depreciation on their investment securities.

The Account categorizes its fair value measurements according to a three-level hierarchy. This hierarchy prioritizes the inputs used by the Account to value investment securities. A level is assigned to each fair value measurement based on the lowest level input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

Level 1 – Unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

Level 2 – Prices or valuations based on observable inputs other than quoted prices in active markets for identical assets and liabilities.

Level 3 – Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

The Funds in the Accounts have been measured at fair value using the net asset value per share (or its equivalent) as a practical expedient and are not therefore categorized in the fair value hierarchy. There were no transfers between levels in the period ended December 31, 2019.

290	∎ RIVERSOURCE VARIABLE ACCOUNT 10

Variable Payout

Net assets allocated to contracts in the payout period are periodically compared to a computation which uses the Annuity 2000 Basic Mortality Table and which assumes future mortality improvement. The assumed investment return is 3.5% or 5% based on the annuitant’s election, or as regulated by the laws of the respective states. The mortality risk is fully borne by RiverSource Life and may result in additional amounts being transferred into the variable annuity account by RiverSource Life to cover greater longevity of annuitants than expected. Conversely, if amounts allocated exceed amounts required, transfers may be made to the insurance company.

Federal Income Taxes

RiverSource Life is taxed as a life insurance company. The Account is treated as part of RiverSource Life for federal income tax purposes. Under existing federal income tax law, no income taxes are payable with respect to any investment income of the Account to the extent the earnings are credited under the contracts. Based on this, no charge is being made currently to the Account for federal income taxes. RiverSource Life will review periodically the status of this policy. In the event of changes in the tax law, a charge may be made in future years for any federal income taxes that would be attributable to the contracts.

Subsequent Events

Management has evaluated Account related events and transactions that occurred through the date the financial statements were issued. Management noted there were no items requiring adjustments or additional disclosures in the Account’s financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

Recent Accounting Pronouncement

Accounting Standards Update 2018-13 Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement

In August 2018, the Financial Accounting Standards Board issued Accounting Standards Update (ASU) No. 2018-13 Disclosure Framework – Changes to the Disclosure Requirements for Fair Value Measurement. ASU No. 2018-13, in addition to other modifications and additions, removes the requirement to disclose the amount and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy and the policy for the timing of transfers between levels. The standard is effective for annual periods beginning after December 15, 2019 and interim periods within those fiscal years. The Account adopted the standard on January 1, 2020. There was no impact of the standard to the Account’s financials condition or results of operations.

3.  VARIABLE ACCOUNT EXPENSES
RiverSource Life deducts a daily mortality and expense risk fee equal, on an annual basis, to the following percent of the average daily net assets of each subaccount.

Product	Mortality and expense risk fee
RAVA	0.75% to 0.95% (depending on the contract selected)
RAVA Band 3	0.55%
RAVA Advantage	0.75% to 0.95% (depending on the contract selected)
RAVA Select	1.00% to 1.20% (depending on the contract selected)
RAVA Advantage Band 3	0.55%
RAVA Advantage Plus	0.55% to 0.95% (depending on the contract selected)
RAVA Select Plus	0.75% to 1.20% (depending on the contract selected)
RAVA 4 Advantage	0.85% to 1.05% (depending on the contract selected)
RAVA 4 Select	1.10% to 1.30% (depending on the contract selected)
RAVA 4 Access	1.25% to 1.45% (depending on the contract selected)

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	291

Product	Mortality and expense risk fee
RAVA 5 Advantage (Offered for contract applications signed on or after April 30, 2012 but prior to April 29, 2013)	0.95% to 1.50% (depending on the contract selected)
RAVA 5 Select (Offered for contract applications signed on or after April 30, 2012 but prior to April 29, 2013)	1.30% to 1.75% (depending on the contract selected)
RAVA 5 Access (Offered for contract applications signed on or after April 30, 2012 but prior to April 29, 2013)	1.45% to 1.90% (depending on the contract selected)
RAVA 5 Advantage (Offered for contract applications signed prior to April 30, 2012)	0.85% to 1.40% (depending on the contract selected)
RAVA 5 Select (Offered for contract applications signed prior to April 30, 2012)	1.20% to 1.65% (depending on the contract selected)
RAVA 5 Access (Offered for contract applications signed prior to April 30, 2012)	1.35% to 1.80% (depending on the contract selected)
RAVA 5 Advantage (Offered for contract applications signed on or after April 29, 2013)	0.95% to 1.45% (depending on the contract selected)
RAVA 5 Select (Offered for contract applications signed on or after April 29, 2013)	0.95% to 1.70% (depending on the contract selected)
RAVA 5 Access (Offered for contract applications signed on or after April 29, 2013)	0.95% to 1.85% (depending on the contract selected)
RAVA 5 Advantage (Offered for contract applications signed on or after April 29, 2019)	0.95% to 1.45% (depending on the contract selected)
RAVA 5 Choice	0.95% to 1.55% (depending on the contract selected)
FPA	1.25%
Retirement GAC I	0.60%
Retirement GAC II	0.95%

4.  CONTRACT CHARGES

RiverSource Life deducts a contract administrative charge of $30 per year on the contract anniversary. This charge reimburses RiverSource Life for expenses incurred in establishing and maintaining the annuity records. Certain products may waive this charge based upon the underlying contract value. Effective May 4, 2020, the contract administrative charge will increase to $50 per year on the contract anniversary for certain products.

Optional riders are available on certain products and if selected, the related fees are deducted annually from the contract value on the contract anniversary.

5.  SURRENDER CHARGES

RiverSource Life may assess a surrender charge to help it recover certain expenses related to the sale of the annuity. Such charges are not treated as a separate expense of the divisions as they are ultimately deducted from contract surrender benefits paid by RiverSource Life. Charges by RiverSource Life for surrenders are not identified on an individual division basis.

6.  RELATED PARTY TRANSACTIONS

RiverSource Life is a wholly-owned subsidiary of Ameriprise Financial, Inc. (Ameriprise Financial).

The following table reflects fees paid by certain affiliated funds to Ameriprise Financial and its affiliates.

Fee Agreement:	Fees Paid To:
Management Agreement	Columbia Management Investment Advisers, LLC
Shareholder Services Agreement	Columbia Management Investment Services Corp.
Plan and Agreement of Distribution	Columbia Management Investment Distributors, Inc.
Investment Advisory Agreement	Columbia Wanger Asset Management, LLC
Administrative Services Agreement	Columbia Wanger Asset Management, LLC

292	∎ RIVERSOURCE VARIABLE ACCOUNT 10

7.  INVESTMENT TRANSACTIONS

The divisions’ purchases of Funds’ shares, including reinvestment of dividend distributions, for the year ended December 31, 2019 were as follows:

Division	Purchases
AB VPS Dyn Asset Alloc, Cl B	$2,579,872
AB VPS Global Thematic Gro, Cl B	1,845,892
AB VPS Gro & Inc, Cl B	13,481,120
AB VPS Intl Val, Cl B	2,884,203
AB VPS Lg Cap Gro, Cl B	24,786,817
ALPS Alerian Engy Infr, Class III	3,749,065
AC VP Intl, Cl I	574,448
AC VP Intl, Cl II	1,652,763
AC VP Mid Cap Val, Cl II	8,039,956
AC VP Ultra, Cl II	7,166,042
AC VP Val, Cl I	2,831,806
AC VP Val, Cl II	19,550,148
BlackRock Global Alloc, Cl III	8,001,812
BNY Mellon VIF Intl Eq, Serv	593,993
Calvert VP SRI Bal, Cl I	3,417,888
CB Var Sm Cap Gro, Cl I	3,548,417
Col VP Bal, Cl 3	31,752,945
Col VP Commodity Strategy, Cl 2	485,295
Col VP Contrarian Core, Cl 2	6,710,470
Col VP Disciplined Core, Cl 2	7,995,787
Col VP Disciplined Core, Cl 3	3,232,410
Col VP Div Abs Return, Cl 2	1,189,943
Col VP Divd Opp, Cl 2	10,560,221
Col VP Divd Opp, Cl 3	2,941,689
Col VP Emerg Mkts Bond, Cl 2	4,995,791
Col VP Emer Mkts, Cl 2	11,423,756
Col VP Emer Mkts, Cl 3	16,963,982
Col VP Global Strategic Inc, Cl 2	1,422,638
Col VP Global Strategic Inc, Cl 3	2,997,227
Col VP Govt Money Mkt, Cl 2	17,808,712
Col VP Govt Money Mkt, Cl 3	24,454,999
Col VP Hi Yield Bond, Cl 2	8,296,058
Col VP Hi Yield Bond, Cl 3	13,749,165
Col VP Inc Opp, Cl 2	4,994,620
Col VP Inc Opp, Cl 3	9,422,654
Col VP Inter Bond, Cl 2	16,406,334
Col VP Inter Bond, Cl 3	28,407,919
Col VP Lg Cap Gro, Cl 2	5,542,307
Col VP Lg Cap Gro, Cl 3	2,660,643
Col VP Lg Cap Index, Cl 3	51,107,785
Col VP Limited Duration Cr, Cl 2	14,476,958
Col VP Long Govt/Cr Bond, Cl 2	4,784,667
Col VP Mid Cap Gro, Cl 2	3,901,792
Col VP Mid Cap Gro, Cl 3	1,730,581
Col VP Overseas Core, Cl 2	6,821,200
Col VP Overseas Core, Cl 3	11,860,459
Col VP Select Lg Cap Val, Cl 2	5,143,547
Col VP Select Lg Cap Val, Cl 3	3,897,335
Col VP Select Mid Cap Val, Cl 2	4,060,612
Col VP Select Mid Cap Val, Cl 3	797,144
Col VP Select Sm Cap Val, Cl 2	1,878,863
Col VP Select Sm Cap Val, Cl 3	778,078
Col VP Strategic Inc, Cl 2	20,039,592
Col VP US Eq, Cl 2	1,291,413
Col VP US Govt Mtge, Cl 2	4,018,275

Division	Purchases
Col VP US Govt Mtge, Cl 3	$6,262,018
CS Commodity Return	758,887
CTIVP AC Div Bond, Cl 2	6,411,474
CTIVP AQR Intl Core Eq, Cl 2	1,711,858
CTIVP AQR Man Fut Strategy, Cl 2	1,343,275
CTIVP BR Gl Infl Prot Sec, Cl 2	4,448,259
CTIVP BR Gl Infl Prot Sec, Cl 3	6,861,727
CTIVP CenterSquare Real Est, Cl 2	3,692,113
CTIVP DFA Intl Val, Cl 2	5,221,836
CTIVP Lazard Intl Eq Adv, Cl 2	5,185,567
CTIVP Loomis Sayles Gro, Cl 1	1,751,603
CTIVP Loomis Sayles Gro, Cl 2	5,300,044
CTIVP LA Capital Lg Cap Gro, Cl 2	1,255,109
CTIVP MFS Val, Cl 2	8,859,669
CTIVP MS Adv, Cl 2	5,461,938
CTIVP T Rowe Price LgCap Val, Cl 2	4,596,838
CTIVP TCW Core Plus Bond, Cl 2	4,418,744
CTIVP Vty Sycamore Estb Val, Cl 2	6,047,145
CTIVP Vty Sycamore Estb Val, Cl 3	4,359,071
CTIVP WF Short Duration Govt, Cl 2	10,358,296
CTIVP Westfield Mid Cap Gro, Cl 2	2,707,106
CTIVP Wm Blair Intl Leaders, Cl 2	3,747,120
DWS Alt Asset Alloc VIP, Cl B	1,763,850
EV VT Floating-Rate Inc, Init Cl	6,075,244
Fid VIP Contrafund, Serv Cl 2	68,507,505
Fid VIP Gro & Inc, Serv Cl	4,967,438
Fid VIP Gro & Inc, Serv Cl 2	11,802,100
Fid VIP Mid Cap, Serv Cl	8,587,665
Fid VIP Mid Cap, Serv Cl 2	51,340,792
Fid VIP Overseas, Serv Cl	853,437
Fid VIP Overseas, Serv Cl 2	4,547,439
Fid VIP Strategic Inc, Serv Cl 2	40,458,980
Frank Global Real Est, Cl 2	5,624,326
Frank Inc, Cl 2	13,982,361
Frank Mutual Shares, Cl 2	12,523,769
Frank Sm Cap Val, Cl 2	27,844,715
GS VIT Mid Cap Val, Inst	6,099,599
GS VIT Multi-Strategy Alt, Advisor	1,650,466
GS VIT Sm Cap Eq Insights, Inst	505,892
GS VIT U.S. Eq Insights, Inst	7,096,279
Invesco Opp VI Global, Ser II	28,280,928
Inves Opp VI Gbl Strat Inc, Ser II	12,637,114
Invesco Opp VI Main St, Ser II	703,648
Inves Opp VI Mn St Sm Cap, Ser II	13,263,426
Invesco VI Am Fran, Ser I	1,914,862
Invesco VI Am Fran, Ser II	7,766,623
Invesco VI Bal Risk Alloc, Ser II	3,421,418
Invesco VI Comstock, Ser II	18,044,353
Invesco VI Core Eq, Ser I	8,691,956
Invesco VI Div Divd, Ser I	3,447,553
Invesco VI Div Divd, Ser II	1,824,008
Invesco VI Hlth, Ser II	2,999,873
Invesco VI Intl Gro, Ser II	5,219,084
Invesco VI Mid Cap Gro, Ser I	3,100,801
Invesco VI Mid Cap Gro, Ser II	2,288,603

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	293

Division	Purchases
Invesco VI Tech, Ser I	$3,038,328
Ivy VIP Asset Strategy, Cl II	2,420,105
Janus Henderson VIT Bal, Serv	33,055,219
Janus Henderson VIT Enter, Serv	1,607,572
Janus Henderson VIT Flex Bd, Serv	12,352,846
Janus Henderson VIT Gbl Tech, Serv	3,183,140
Janus Henderson VIT Overseas, Serv	523,880
Janus Henderson VIT Res, Serv	10,114,813
Lazard Ret Global Dyn MA, Serv	1,622,732
MFS Mass Inv Gro Stock, Serv Cl	8,678,745
MFS New Dis, Serv Cl	8,511,742
MFS Utilities, Serv Cl	15,694,944
MS VIF Dis, Cl II	20,053,465
MS VIF Global Real Est, Cl II	2,693,235
NB AMT Intl Eq, Cl S	967,580
NB AMT Sus Eq, Cl S	2,837,315
NB AMT US Eq Index PW Strat, Cl S	752,673
PIMCO VIT All Asset, Advisor Cl	3,975,173
PIMCO VIT Glb Man As Alloc, Adv Cl	1,057,499
PIMCO VIT Tot Return, Advisor Cl	16,215,498
Put VT Global Hlth Care, Cl IB	1,581,788
Put VT Intl Eq, Cl IB	373,970
Put VT Sus Leaders, Cl IA	10,198,594
Put VT Sus Leaders, Cl IB	5,621,728
Royce Micro-Cap, Invest Cl	1,248,313
Temp Global Bond, Cl 2	7,556,620
Third Ave Val	135,693
VanEck VIP Global Gold, Cl S	6,178,498
VP Aggr, Cl 2	28,024,998
VP Aggr, Cl 4	5,658,573
VP Col Wanger Intl Eq, Cl 2	6,792,137

Division	Purchases
VP Conserv, Cl 2	$96,936,105
VP Conserv, Cl 4	40,930,509
VP Man Risk, Cl 2	70,819,769
VP Man Risk US, Cl 2	86,151,039
VP Man Vol Conserv, Cl 2	143,315,906
VP Man Vol Conserv Gro, Cl 2	125,179,749
VP Man Vol Gro, Cl 2	419,698,554
VP Man Vol Mod Gro, Cl 2	148,682,772
VP Mod, Cl 2	236,603,966
VP Mod, Cl 4	8,879,945
VP Mod Aggr, Cl 2	50,693,536
VP Mod Aggr, Cl 4	7,343,308
VP Mod Conserv, Cl 2	122,874,068
VP Mod Conserv, Cl 4	31,305,441
VP Ptnrs Core Bond, Cl 2	3,036,585
VP Ptnrs Core Eq, Cl 2	660,330
VP Ptnrs Core Eq, Cl 3	488,077
VP Ptnrs Sm Cap Gro, Cl 2	1,843,640
VP Ptnrs Sm Cap Val, Cl 2	1,041,002
VP Ptnrs Sm Cap Val, Cl 3	1,203,506
VP US Flex Conserv Gro, Cl 2	128,974,407
VP US Flex Gro, Cl 2	887,025,010
VP US Flex Mod Gro, Cl 2	456,381,430
Wanger Intl	18,193,733
Wanger USA	45,810,387
WF VT Index Asset Alloc, Cl 2	2,566,143
WF VT Intl Eq, Cl 2	15,774,220
WF VT Opp, Cl 2	6,929,892
WF VT Sm Cap Gro, Cl 2	20,540,895
WA Var Global Hi Yd Bond, Cl II	3,716,190

8.  FINANCIAL HIGHLIGHTS

The table below shows certain financial information regarding the divisions.

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
AB VPS Dyn Asset Alloc, Cl B
2019	9,012	$1.34	to	$1.23	$11,673	1.80%	0.55%	to	1.90%	14.61%	to	13.07%
2018	7,870	$1.17	to	$1.08	$8,930	1.54%	0.55%	to	1.90%	(7.86%)	to	(9.10%)
2017	7,130	$1.27	to	$1.19	$8,841	1.80%	0.55%	to	1.90%	13.70%	to	12.17%
2016	6,933	$1.12	to	$1.06	$7,612	0.59%	0.55%	to	1.90%	2.80%	to	1.43%
2015	7,149	$1.09	to	$1.05	$7,673	0.72%	0.55%	to	1.90%	(1.84%)	to	(3.16%)
AB VPS Global Thematic Gro, Cl B
2019	3,339	$2.20	to	$1.97	$7,016	0.17%	0.55%	to	1.45%	29.07%	to	27.91%
2018	3,433	$1.71	to	$1.54	$5,616	—	0.55%	to	1.45%	(10.48%)	to	(11.29%)
2017	4,683	$1.91	to	$1.74	$8,645	0.28%	0.55%	to	1.45%	35.55%	to	34.34%
2016	4,682	$1.41	to	$1.29	$6,365	—	0.55%	to	1.45%	(1.42%)	to	(2.30%)
2015	5,933	$1.43	to	$1.32	$8,205	—	0.55%	to	1.45%	2.08%	to	1.17%
AB VPS Gro & Inc, Cl B
2019	29,990	$2.94	to	$2.33	$82,516	1.02%	0.55%	to	1.45%	22.93%	to	21.83%
2018	33,116	$2.39	to	$1.91	$74,356	0.73%	0.55%	to	1.45%	(6.36%)	to	(7.21%)
2017	36,558	$2.55	to	$2.06	$87,981	1.25%	0.55%	to	1.45%	17.95%	to	16.89%
2016	43,394	$2.16	to	$1.76	$88,721	0.82%	0.55%	to	1.45%	10.46%	to	9.48%
2015	52,090	$1.96	to	$1.61	$96,796	1.16%	0.55%	to	1.45%	0.87%	to	(0.03%)

294	∎ RIVERSOURCE VARIABLE ACCOUNT 10

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
AB VPS Intl Val, Cl B
2019	60,148	$1.98	to	$0.86	$93,276	0.77%	0.55%	to	1.45%	16.15%	to	15.11%
2018	69,012	$1.70	to	$0.74	$92,028	1.06%	0.55%	to	1.45%	(23.40%)	to	(24.09%)
2017	78,291	$2.23	to	$0.98	$136,442	1.91%	0.55%	to	1.45%	24.41%	to	23.30%
2016	90,606	$1.79	to	$0.79	$127,863	1.04%	0.55%	to	1.45%	(1.34%)	to	(2.22%)
2015	106,605	$1.81	to	$0.81	$154,352	2.13%	0.55%	to	1.45%	1.84%	to	0.93%
AB VPS Lg Cap Gro, Cl B
2019	23,413	$3.04	to	$2.76	$86,613	—	0.60%	to	1.90%	33.56%	to	31.84%
2018	21,357	$2.28	to	$2.09	$59,299	—	0.60%	to	1.90%	1.71%	to	0.39%
2017	18,162	$2.24	to	$2.08	$49,952	—	0.60%	to	1.90%	30.89%	to	29.21%
2016	15,149	$1.71	to	$1.61	$31,735	—	0.60%	to	1.90%	1.74%	to	0.43%
2015	14,389	$1.68	to	$1.61	$29,726	—	0.60%	to	1.90%	10.19%	to	8.77%
ALPS Alerian Engy Infr, Class III
2019	35,763	$0.98	to	$0.89	$33,932	1.50%	0.55%	to	1.90%	19.75%	to	18.15%
2018	40,353	$0.82	to	$0.76	$32,131	1.69%	0.55%	to	1.90%	(19.40%)	to	(20.49%)
2017	46,826	$1.01	to	$0.95	$46,485	1.84%	0.55%	to	1.90%	(1.38%)	to	(2.70%)
2016	48,709	$1.03	to	$0.98	$49,295	2.28%	0.55%	to	1.90%	40.03%	to	38.16%
2015	47,078	$0.73	to	$0.71	$34,207	0.73%	0.55%	to	1.90%	(38.26%)	to	(39.10%)
AC VP Intl, Cl I
2019	4,271	$2.03	to	$1.87	$8,221	0.88%	0.55%	to	0.95%	27.72%	to	27.21%
2018	4,951	$1.59	to	$1.47	$7,484	1.29%	0.55%	to	0.95%	(15.69%)	to	(16.03%)
2017	5,612	$1.88	to	$1.75	$10,081	0.88%	0.55%	to	0.95%	30.49%	to	29.97%
2016	6,356	$1.44	to	$1.35	$8,770	1.11%	0.55%	to	0.95%	(6.02%)	to	(6.39%)
2015	7,580	$1.54	to	$1.44	$11,149	0.38%	0.55%	to	0.95%	0.21%	to	(0.19%)
AC VP Intl, Cl II
2019	9,677	$2.19	to	$2.26	$20,637	0.75%	0.55%	to	1.20%	27.44%	to	26.61%
2018	11,651	$1.72	to	$1.79	$19,548	1.13%	0.55%	to	1.20%	(15.76%)	to	(16.31%)
2017	12,767	$2.04	to	$2.13	$25,480	0.76%	0.55%	to	1.20%	30.22%	to	29.38%
2016	14,614	$1.57	to	$1.65	$22,462	0.95%	0.55%	to	1.20%	(6.07%)	to	(6.68%)
2015	17,513	$1.67	to	$1.77	$28,720	0.22%	0.55%	to	1.20%	(0.04%)	to	(0.69%)
AC VP Mid Cap Val, Cl II
2019	19,355	$2.59	to	$2.86	$52,756	1.91%	0.55%	to	1.45%	28.29%	to	27.14%
2018	23,734	$2.02	to	$2.25	$50,642	1.25%	0.55%	to	1.45%	(13.44%)	to	(14.22%)
2017	29,035	$2.34	to	$2.62	$71,937	1.40%	0.55%	to	1.45%	10.86%	to	9.87%
2016	30,815	$2.11	to	$2.39	$69,235	1.58%	0.55%	to	1.45%	22.05%	to	20.96%
2015	27,860	$1.73	to	$1.98	$51,690	1.51%	0.55%	to	1.45%	(2.12%)	to	(3.00%)
AC VP Ultra, Cl II
2019	11,208	$3.47	to	$3.22	$37,737	—	0.55%	to	1.45%	33.72%	to	32.53%
2018	12,466	$2.60	to	$2.43	$31,543	0.11%	0.55%	to	1.45%	0.04%	to	(0.86%)
2017	11,436	$2.60	to	$2.45	$29,024	0.24%	0.55%	to	1.45%	31.28%	to	30.11%
2016	13,236	$1.98	to	$1.88	$25,606	0.20%	0.55%	to	1.45%	3.78%	to	2.85%
2015	15,654	$1.91	to	$1.83	$29,264	0.29%	0.55%	to	1.45%	5.47%	to	4.52%
AC VP Val, Cl I
2019	8,222	$4.17	to	$3.85	$32,899	2.11%	0.55%	to	0.95%	26.34%	to	25.83%
2018	9,425	$3.30	to	$3.06	$29,909	1.63%	0.55%	to	0.95%	(9.65%)	to	(10.01%)
2017	11,135	$3.66	to	$3.40	$39,156	1.64%	0.55%	to	0.95%	8.15%	to	7.72%
2016	13,292	$3.38	to	$3.16	$43,279	1.74%	0.55%	to	0.95%	19.82%	to	19.34%
2015	14,990	$2.82	to	$2.64	$40,804	2.11%	0.55%	to	0.95%	(4.41%)	to	(4.79%)
AC VP Val, Cl II
2019	63,453	$3.47	to	$1.94	$184,130	1.96%	0.55%	to	1.90%	26.23%	to	24.53%
2018	71,718	$2.75	to	$1.56	$165,850	1.49%	0.55%	to	1.90%	(9.78%)	to	(10.99%)
2017	81,490	$3.05	to	$1.75	$210,213	1.50%	0.55%	to	1.90%	7.98%	to	6.54%
2016	92,076	$2.82	to	$1.65	$221,303	1.60%	0.55%	to	1.90%	19.62%	to	18.01%
2015	97,410	$2.36	to	$1.39	$198,663	1.97%	0.55%	to	1.90%	(4.55%)	to	(5.83%)

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	295

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
BlackRock Global Alloc, Cl III
2019	51,774	$1.47	to	$1.33	$73,748	1.25%	0.55%	to	1.90%	17.11%	to	15.55%
2018	58,332	$1.26	to	$1.15	$71,337	0.83%	0.55%	to	1.90%	(8.09%)	to	(9.32%)
2017	62,869	$1.37	to	$1.27	$84,099	1.30%	0.55%	to	1.90%	13.09%	to	11.58%
2016	64,910	$1.21	to	$1.14	$77,157	1.20%	0.55%	to	1.90%	3.24%	to	1.86%
2015	66,771	$1.17	to	$1.11	$77,615	1.11%	0.55%	to	1.90%	(1.54%)	to	(2.86%)
BNY Mellon VIF Intl Eq, Serv
2019	2,725	$1.42	to	$1.31	$3,796	1.05%	0.85%	to	1.45%	18.76%	to	18.05%
2018	3,486	$1.20	to	$1.11	$4,088	1.05%	0.85%	to	1.45%	(16.62%)	to	(17.12%)
2017	4,103	$1.43	to	$1.34	$5,778	0.79%	0.85%	to	1.45%	25.94%	to	25.19%
2016	4,902	$1.14	to	$1.07	$5,493	0.65%	0.85%	to	1.45%	(6.62%)	to	(7.18%)
2015	5,715	$1.22	to	$1.15	$6,868	3.10%	0.85%	to	1.45%	0.31%	to	(0.29%)
Calvert VP SRI Bal, Cl I
2019	10,384	$2.24	to	$2.26	$22,358	1.56%	0.55%	to	1.20%	23.72%	to	22.92%
2018	10,525	$1.81	to	$1.83	$18,359	1.74%	0.55%	to	1.20%	(3.20%)	to	(3.84%)
2017	11,496	$1.87	to	$1.91	$20,774	1.99%	0.55%	to	1.20%	11.38%	to	10.66%
2016	12,996	$1.68	to	$1.72	$21,154	1.79%	0.55%	to	1.20%	7.27%	to	6.57%
2015	14,554	$1.56	to	$1.62	$22,160	0.11%	0.55%	to	1.20%	(2.73%)	to	(3.36%)
CB Var Sm Cap Gro, Cl I
2019	6,213	$3.09	to	$2.76	$18,309	—	0.55%	to	1.45%	26.18%	to	25.05%
2018	6,985	$2.45	to	$2.21	$16,344	—	0.55%	to	1.45%	2.87%	to	1.94%
2017	6,510	$2.38	to	$2.17	$14,873	—	0.55%	to	1.45%	23.59%	to	22.48%
2016	7,747	$1.93	to	$1.77	$14,373	—	0.55%	to	1.45%	5.22%	to	4.28%
2015	9,219	$1.83	to	$1.70	$16,327	—	0.55%	to	1.45%	(4.90%)	to	(5.75%)
Col VP Bal, Cl 3
2019	200,210	$2.59	to	$1.73	$493,462	—	0.55%	to	1.90%	22.11%	to	20.47%
2018	209,029	$2.13	to	$1.44	$424,747	—	0.55%	to	1.90%	(6.41%)	to	(7.67%)
2017	221,556	$2.27	to	$1.56	$485,154	—	0.55%	to	1.90%	13.89%	to	12.37%
2016	214,583	$1.99	to	$1.39	$418,875	—	0.55%	to	1.90%	5.82%	to	4.41%
2015	169,241	$1.88	to	$1.33	$322,448	—	0.55%	to	1.90%	1.15%	to	(0.20%)
Col VP Commodity Strategy, Cl 2
2019	8,107	$0.57	to	$0.52	$4,460	0.93%	0.55%	to	1.90%	7.19%	to	5.75%
2018	8,710	$0.53	to	$0.49	$4,491	—	0.55%	to	1.90%	(14.64%)	to	(15.79%)
2017	7,268	$0.62	to	$0.58	$4,412	5.58%	0.55%	to	1.90%	1.15%	to	(0.20%)
2016	5,510	$0.61	to	$0.58	$3,324	—	0.55%	to	1.90%	11.75%	to	10.26%
2015	3,877	$0.55	to	$0.53	$2,105	—	0.55%	to	1.90%	(24.19%)	to	(25.21%)
Col VP Contrarian Core, Cl 2
2019	48,211	$2.17	to	$1.98	$101,337	—	0.55%	to	1.90%	32.08%	to	30.31%
2018	52,094	$1.64	to	$1.52	$83,307	—	0.55%	to	1.90%	(9.64%)	to	(10.86%)
2017	57,727	$1.82	to	$1.70	$102,614	—	0.55%	to	1.90%	20.82%	to	19.21%
2016	52,933	$1.50	to	$1.43	$78,269	—	0.55%	to	1.90%	7.82%	to	6.37%
2015	38,725	$1.39	to	$1.34	$53,333	—	0.55%	to	1.90%	2.17%	to	0.80%
Col VP Disciplined Core, Cl 2
2019	10,947	$2.35	to	$2.14	$35,044	—	0.60%	to	1.90%	23.72%	to	22.12%
2018	9,735	$1.90	to	$1.75	$25,363	—	0.60%	to	1.90%	(4.43%)	to	(5.67%)
2017	7,745	$1.99	to	$1.85	$21,197	—	0.60%	to	1.90%	23.32%	to	21.74%
2016	7,392	$1.61	to	$1.52	$16,491	—	0.60%	to	1.90%	7.18%	to	5.79%
2015	7,271	$1.50	to	$1.44	$15,219	—	0.60%	to	1.90%	0.02%	to	(1.27%)
Col VP Disciplined Core, Cl 3
2019	131,960	$2.34	to	$2.47	$346,230	—	0.55%	to	1.45%	23.95%	to	22.84%
2018	147,359	$1.89	to	$2.01	$312,920	—	0.55%	to	1.45%	(4.27%)	to	(5.13%)
2017	166,607	$1.97	to	$2.12	$369,908	—	0.55%	to	1.45%	23.54%	to	22.44%
2016	191,848	$1.60	to	$1.73	$344,384	—	0.55%	to	1.45%	7.35%	to	6.38%
2015	223,570	$1.49	to	$1.63	$373,288	—	0.55%	to	1.45%	0.21%	to	(0.70%)

296	∎ RIVERSOURCE VARIABLE ACCOUNT 10

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
Col VP Div Abs Return, Cl 2
2019	4,424	$0.83	to	$0.76	$3,560	—	0.55%	to	1.90%	1.52%	to	0.15%
2018	3,749	$0.82	to	$0.76	$2,989	—	0.55%	to	1.90%	(9.24%)	to	(10.46%)
2017	3,975	$0.90	to	$0.85	$3,511	—	0.55%	to	1.90%	2.03%	to	0.67%
2016	4,827	$0.89	to	$0.84	$4,199	—	0.55%	to	1.90%	(3.16%)	to	(4.46%)
2015	5,666	$0.91	to	$0.88	$5,116	—	0.55%	to	1.90%	(1.38%)	to	(2.70%)
Col VP Divd Opp, Cl 2
2019	27,679	$1.98	to	$1.80	$65,706	—	0.60%	to	1.90%	23.02%	to	21.43%
2018	25,322	$1.61	to	$1.48	$49,034	—	0.60%	to	1.90%	(6.57%)	to	(7.79%)
2017	26,306	$1.72	to	$1.61	$54,634	—	0.60%	to	1.90%	13.44%	to	11.98%
2016	24,409	$1.52	to	$1.44	$44,864	—	0.60%	to	1.90%	12.73%	to	11.28%
2015	20,272	$1.34	to	$1.29	$33,008	—	0.60%	to	1.90%	(3.46%)	to	(4.72%)
Col VP Divd Opp, Cl 3
2019	148,528	$3.62	to	$1.98	$456,364	—	0.55%	to	1.45%	23.24%	to	22.14%
2018	172,206	$2.93	to	$1.62	$430,290	—	0.55%	to	1.45%	(6.39%)	to	(7.23%)
2017	206,320	$3.13	to	$1.75	$552,055	—	0.55%	to	1.45%	13.65%	to	12.64%
2016	246,769	$2.76	to	$1.55	$581,936	—	0.55%	to	1.45%	12.90%	to	11.88%
2015	284,856	$2.44	to	$1.39	$600,828	—	0.55%	to	1.45%	(3.30%)	to	(4.17%)
Col VP Emerg Mkts Bond, Cl 2
2019	13,256	$1.13	to	$1.03	$14,563	4.87%	0.55%	to	1.90%	11.47%	to	9.98%
2018	13,128	$1.01	to	$0.94	$12,998	4.32%	0.55%	to	1.90%	(7.89%)	to	(9.13%)
2017	13,655	$1.10	to	$1.03	$14,750	4.45%	0.55%	to	1.90%	11.08%	to	9.59%
2016	9,543	$0.99	to	$0.94	$9,334	2.39%	0.55%	to	1.90%	10.47%	to	8.99%
2015	8,568	$0.90	to	$0.87	$7,633	1.59%	0.55%	to	1.90%	(1.86%)	to	(3.17%)
Col VP Emer Mkts, Cl 2
2019	32,611	$1.40	to	$1.27	$47,056	0.14%	0.60%	to	1.90%	30.49%	to	28.80%
2018	32,458	$1.07	to	$0.99	$36,052	0.25%	0.60%	to	1.90%	(22.14%)	to	(23.15%)
2017	27,657	$1.38	to	$1.28	$39,615	0.02%	0.60%	to	1.90%	46.00%	to	44.13%
2016	19,212	$0.95	to	$0.89	$18,935	0.07%	0.60%	to	1.90%	4.18%	to	2.84%
2015	17,688	$0.91	to	$0.87	$16,835	0.10%	0.60%	to	1.90%	(9.59%)	to	(10.78%)
Col VP Emer Mkts, Cl 3
2019	45,589	$3.46	to	$1.96	$125,995	0.18%	0.55%	to	1.45%	30.71%	to	29.54%
2018	53,483	$2.65	to	$1.51	$113,557	0.45%	0.55%	to	1.45%	(22.01%)	to	(22.71%)
2017	60,139	$3.40	to	$1.95	$164,139	0.09%	0.55%	to	1.45%	46.25%	to	44.95%
2016	66,944	$2.32	to	$1.35	$125,958	0.11%	0.55%	to	1.45%	4.39%	to	3.46%
2015	79,795	$2.23	to	$1.30	$145,955	0.12%	0.55%	to	1.45%	(9.50%)	to	(10.31%)
Col VP Global Strategic Inc, Cl 2
2019	9,897	$0.95	to	$0.86	$9,811	—	0.60%	to	1.90%	10.10%	to	8.67%
2018	9,765	$0.86	to	$0.79	$8,829	3.97%	0.60%	to	1.90%	(6.08%)	to	(7.29%)
2017	9,388	$0.92	to	$0.86	$9,083	—	0.60%	to	1.90%	5.07%	to	3.71%
2016	8,946	$0.87	to	$0.83	$8,284	—	0.60%	to	1.90%	(1.93%)	to	(3.20%)
2015	8,965	$0.89	to	$0.85	$8,502	—	0.60%	to	1.90%	(6.77%)	to	(7.99%)
Col VP Global Strategic Inc, Cl 3
2019	43,214	$1.85	to	$1.18	$69,749	—	0.55%	to	1.45%	10.30%	to	9.31%
2018	49,751	$1.67	to	$1.08	$73,103	4.33%	0.55%	to	1.45%	(5.86%)	to	(6.71%)
2017	59,884	$1.78	to	$1.16	$93,743	—	0.55%	to	1.45%	5.19%	to	4.25%
2016	71,304	$1.69	to	$1.11	$106,327	—	0.55%	to	1.45%	(1.77%)	to	(2.65%)
2015	86,488	$1.72	to	$1.14	$131,896	—	0.55%	to	1.45%	(6.69%)	to	(7.53%)
Col VP Govt Money Mkt, Cl 2
2019	54,408	$0.98	to	$0.89	$50,523	1.60%	0.60%	to	1.90%	1.03%	to	(0.30%)
2018	61,162	$0.97	to	$0.89	$56,526	1.35%	0.60%	to	1.90%	0.65%	to	(0.66%)
2017	28,544	$0.97	to	$0.90	$26,295	0.18%	0.60%	to	1.90%	(0.42%)	to	(1.70%)
2016	31,009	$0.97	to	$0.91	$28,848	0.01%	0.60%	to	1.90%	(0.60%)	to	(1.88%)
2015	25,783	$0.98	to	$0.93	$24,231	0.01%	0.60%	to	1.90%	(0.59%)	to	(1.88%)

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	297

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
Col VP Govt Money Mkt, Cl 3
2019	86,619	$1.22	to	$0.94	$96,069	1.73%	0.55%	to	1.45%	1.21%	to	0.30%
2018	105,979	$1.20	to	$0.93	$116,885	1.36%	0.55%	to	1.45%	0.83%	to	(0.08%)
2017	109,560	$1.19	to	$0.93	$120,109	0.29%	0.55%	to	1.45%	(0.25%)	to	(1.14%)
2016	139,734	$1.19	to	$0.94	$153,262	0.01%	0.55%	to	1.45%	(0.54%)	to	(1.42%)
2015	149,791	$1.20	to	$0.96	$166,145	0.01%	0.55%	to	1.45%	(0.54%)	to	(1.43%)
Col VP Hi Yield Bond, Cl 2
2019	28,414	$1.51	to	$1.36	$48,520	5.77%	0.60%	to	1.90%	15.83%	to	14.33%
2018	28,916	$1.30	to	$1.19	$42,838	5.53%	0.60%	to	1.90%	(4.57%)	to	(5.82%)
2017	30,941	$1.37	to	$1.27	$48,166	5.41%	0.60%	to	1.90%	5.54%	to	4.18%
2016	27,892	$1.29	to	$1.22	$41,301	6.01%	0.60%	to	1.90%	10.99%	to	9.56%
2015	25,990	$1.17	to	$1.11	$34,780	6.09%	0.60%	to	1.90%	(1.99%)	to	(3.26%)
Col VP Hi Yield Bond, Cl 3
2019	66,858	$3.07	to	$2.10	$185,992	5.75%	0.55%	to	1.45%	16.08%	to	15.04%
2018	78,729	$2.64	to	$1.83	$189,434	5.46%	0.55%	to	1.45%	(4.53%)	to	(5.39%)
2017	100,651	$2.77	to	$1.93	$253,612	5.36%	0.55%	to	1.45%	5.83%	to	4.88%
2016	118,309	$2.62	to	$1.84	$283,326	6.00%	0.55%	to	1.45%	11.11%	to	10.11%
2015	138,677	$2.36	to	$1.67	$300,720	6.00%	0.55%	to	1.45%	(1.68%)	to	(2.56%)
Col VP Inc Opp, Cl 2
2019	17,985	$1.48	to	$1.34	$29,843	4.81%	0.60%	to	1.90%	15.44%	to	13.94%
2018	18,059	$1.29	to	$1.18	$26,096	4.76%	0.60%	to	1.90%	(4.48%)	to	(5.72%)
2017	19,145	$1.35	to	$1.25	$29,072	6.06%	0.60%	to	1.90%	5.56%	to	4.20%
2016	18,121	$1.28	to	$1.20	$26,177	6.71%	0.60%	to	1.90%	10.15%	to	8.72%
2015	74,168	$0.91	to	$1.10	$87,145	9.14%	0.55%	to	1.90%	(1.75%)	to	(3.07%)
Col VP Inc Opp, Cl 3
2019	49,492	$2.49	to	$2.05	$114,398	4.99%	0.55%	to	1.45%	15.59%	to	14.56%
2018	57,728	$2.15	to	$1.79	$115,887	4.80%	0.55%	to	1.45%	(4.39%)	to	(5.25%)
2017	76,235	$2.25	to	$1.89	$160,428	6.04%	0.55%	to	1.45%	5.80%	to	4.86%
2016	91,441	$2.13	to	$1.80	$182,316	12.20%	0.55%	to	1.45%	10.25%	to	9.26%
2015	71,368	$1.93	to	$1.65	$130,021	9.12%	0.55%	to	1.45%	(1.56%)	to	(2.45%)
Col VP Inter Bond, Cl 2
2019	38,012	$1.22	to	$1.11	$48,594	2.96%	0.60%	to	1.90%	8.38%	to	6.98%
2018	29,161	$1.13	to	$1.03	$34,487	2.14%	0.60%	to	1.90%	(0.45%)	to	(1.75%)
2017	29,299	$1.13	to	$1.05	$34,971	2.54%	0.60%	to	1.90%	2.99%	to	1.67%
2016	27,447	$1.10	to	$1.03	$31,946	1.48%	0.60%	to	1.90%	3.81%	to	2.48%
2015	20,898	$1.06	to	$1.01	$23,558	1.22%	0.60%	to	1.90%	(0.64%)	to	(1.93%)
Col VP Inter Bond, Cl 3
2019	159,192	$2.17	to	$1.49	$305,425	3.11%	0.55%	to	1.45%	8.52%	to	7.55%
2018	167,470	$2.00	to	$1.38	$298,059	2.22%	0.55%	to	1.45%	(0.29%)	to	(1.19%)
2017	203,734	$2.01	to	$1.40	$364,529	2.67%	0.55%	to	1.45%	3.17%	to	2.24%
2016	237,642	$1.95	to	$1.37	$413,783	1.66%	0.55%	to	1.45%	3.97%	to	3.03%
2015	271,785	$1.87	to	$1.33	$458,449	1.33%	0.55%	to	1.45%	(0.38%)	to	(1.28%)
Col VP Lg Cap Gro, Cl 2
2019	16,736	$2.65	to	$2.39	$56,838	—	0.60%	to	1.90%	34.72%	to	32.98%
2018	16,548	$1.96	to	$1.80	$41,906	—	0.60%	to	1.90%	(4.71%)	to	(5.95%)
2017	14,415	$2.06	to	$1.91	$38,582	—	0.60%	to	1.90%	27.08%	to	25.44%
2016	12,841	$1.62	to	$1.52	$27,203	—	0.60%	to	1.90%	0.42%	to	(0.88%)
2015	11,612	$1.61	to	$1.54	$24,647	—	0.60%	to	1.90%	8.16%	to	6.76%
Col VP Lg Cap Gro, Cl 3
2019	62,416	$2.00	to	$2.74	$128,985	—	0.55%	to	1.45%	35.02%	to	33.80%
2018	73,335	$1.48	to	$2.05	$112,703	—	0.55%	to	1.45%	(4.62%)	to	(5.48%)
2017	84,182	$1.55	to	$2.17	$135,480	—	0.55%	to	1.45%	27.25%	to	26.11%
2016	97,951	$1.22	to	$1.72	$124,429	—	0.55%	to	1.45%	0.62%	to	(0.29%)
2015	123,331	$1.21	to	$1.72	$155,892	—	0.55%	to	1.45%	8.40%	to	7.42%

298	∎ RIVERSOURCE VARIABLE ACCOUNT 10

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
Col VP Lg Cap Index, Cl 3
2019	156,149	$2.67	to	$2.27	$420,166	—	0.55%	to	1.90%	30.23%	to	28.49%
2018	149,134	$2.05	to	$1.76	$309,702	—	0.55%	to	1.90%	(5.34%)	to	(6.62%)
2017	142,086	$2.16	to	$1.89	$313,622	—	0.55%	to	1.90%	20.62%	to	19.01%
2016	131,933	$1.79	to	$1.59	$241,925	—	0.55%	to	1.90%	10.90%	to	9.41%
2015	127,927	$1.62	to	$1.45	$211,512	—	0.55%	to	1.90%	0.31%	to	(1.04%)
Col VP Limited Duration Cr, Cl 2
2019	39,044	$1.04	to	$1.02	$43,437	2.09%	0.55%	to	1.90%	6.88%	to	5.44%
2018	36,076	$0.97	to	$0.97	$37,787	1.64%	0.55%	to	1.90%	(0.57%)	to	(1.90%)
2017	30,588	$0.98	to	$0.99	$32,256	2.06%	0.55%	to	1.90%	1.25%	to	(0.10%)
2016	27,833	$0.96	to	$0.99	$29,208	3.66%	0.55%	to	1.90%	4.71%	to	3.30%
2015	18,413	$0.92	to	$0.96	$18,595	5.26%	0.55%	to	1.90%	(3.02%)	to	(4.32%)
Col VP Long Govt/Cr Bond, Cl 2
2019	12,488	$1.25	to	$1.14	$15,275	2.52%	0.55%	to	1.90%	18.77%	to	17.17%
2018	11,169	$1.05	to	$0.98	$11,586	3.20%	0.55%	to	1.90%	(5.90%)	to	(7.17%)
2017	13,756	$1.12	to	$1.05	$15,180	3.16%	0.55%	to	1.90%	10.39%	to	8.91%
2016	16,070	$1.01	to	$0.96	$16,134	1.76%	0.55%	to	1.90%	2.22%	to	0.85%
2015	12,315	$0.99	to	$0.96	$12,089	1.80%	0.55%	to	1.90%	(0.76%)	to	(2.10%)
Col VP Mid Cap Gro, Cl 2
2019	8,303	$2.18	to	$1.98	$21,266	—	0.60%	to	1.90%	34.02%	to	32.29%
2018	7,688	$1.62	to	$1.49	$14,753	—	0.60%	to	1.90%	(5.55%)	to	(6.78%)
2017	6,345	$1.72	to	$1.60	$12,937	—	0.60%	to	1.90%	21.94%	to	20.37%
2016	5,219	$1.41	to	$1.33	$8,788	—	0.60%	to	1.90%	1.42%	to	0.11%
2015	5,718	$1.39	to	$1.33	$9,517	—	0.60%	to	1.90%	4.74%	to	3.38%
Col VP Mid Cap Gro, Cl 3
2019	27,275	$3.40	to	$2.54	$77,186	—	0.55%	to	1.45%	34.28%	to	33.08%
2018	31,843	$2.53	to	$1.91	$67,559	—	0.55%	to	1.45%	(5.38%)	to	(6.23%)
2017	35,762	$2.68	to	$2.03	$80,801	—	0.55%	to	1.45%	22.12%	to	21.03%
2016	40,449	$2.19	to	$1.68	$75,222	—	0.55%	to	1.45%	1.60%	to	0.69%
2015	48,189	$2.16	to	$1.67	$88,863	—	0.55%	to	1.45%	4.92%	to	3.97%
Col VP Overseas Core, Cl 2
2019	14,848	$1.45	to	$1.35	$23,958	1.82%	0.60%	to	1.90%	24.38%	to	22.80%
2018	14,449	$1.17	to	$1.10	$18,772	2.55%	0.60%	to	1.90%	(17.31%)	to	(18.39%)
2017	14,688	$1.41	to	$1.35	$23,191	1.82%	0.60%	to	1.90%	26.42%	to	24.79%
2016	13,655	$1.12	to	$1.08	$17,136	1.47%	0.60%	to	1.90%	(6.83%)	to	(8.03%)
2015	10,350	$1.20	to	$1.17	$14,008	0.79%	0.60%	to	1.90%	4.32%	to	2.97%
Col VP Overseas Core, Cl 3
2019	42,438	$1.56	to	$1.43	$69,942	1.96%	0.55%	to	1.45%	24.63%	to	23.52%
2018	50,268	$1.25	to	$1.16	$66,585	2.69%	0.55%	to	1.45%	(17.16%)	to	(17.91%)
2017	59,162	$1.51	to	$1.41	$94,655	1.98%	0.55%	to	1.45%	26.67%	to	25.54%
2016	70,244	$1.20	to	$1.12	$88,734	1.55%	0.55%	to	1.45%	(6.62%)	to	(7.46%)
2015	59,941	$1.28	to	$1.21	$83,040	0.92%	0.55%	to	1.45%	4.46%	to	3.51%
Col VP Select Lg Cap Val, Cl 2
2019	9,809	$2.26	to	$2.08	$28,733	—	0.60%	to	1.90%	25.67%	to	24.05%
2018	9,372	$1.80	to	$1.67	$21,959	—	0.60%	to	1.90%	(12.98%)	to	(14.11%)
2017	7,586	$2.06	to	$1.95	$20,506	—	0.60%	to	1.90%	19.99%	to	18.45%
2016	6,119	$1.72	to	$1.65	$13,836	—	0.60%	to	1.90%	18.92%	to	17.39%
2015	5,743	$1.45	to	$1.40	$10,942	—	0.60%	to	1.90%	(5.72%)	to	(6.94%)
Col VP Select Lg Cap Val, Cl 3
2019	13,028	$3.14	to	$2.40	$36,838	—	0.55%	to	1.45%	25.85%	to	24.72%
2018	14,388	$2.50	to	$1.92	$32,487	—	0.55%	to	1.45%	(12.79%)	to	(13.58%)
2017	15,242	$2.87	to	$2.23	$39,807	—	0.55%	to	1.45%	20.14%	to	19.07%
2016	15,367	$2.38	to	$1.87	$33,622	—	0.55%	to	1.45%	19.16%	to	18.09%
2015	19,234	$2.00	to	$1.58	$35,588	—	0.55%	to	1.45%	(5.55%)	to	(6.40%)

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	299

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
Col VP Select Mid Cap Val, Cl 2
2019	11,553	$2.14	to	$1.95	$30,378	—	0.60%	to	1.90%	30.46%	to	28.78%
2018	11,225	$1.64	to	$1.51	$22,699	—	0.60%	to	1.90%	(14.03%)	to	(15.15%)
2017	11,002	$1.90	to	$1.78	$25,938	—	0.60%	to	1.90%	12.60%	to	11.16%
2016	9,638	$1.69	to	$1.60	$20,279	—	0.60%	to	1.90%	13.17%	to	11.71%
2015	8,426	$1.49	to	$1.43	$15,690	—	0.60%	to	1.90%	(5.66%)	to	(6.88%)
Col VP Select Mid Cap Val, Cl 3
2019	18,698	$3.13	to	$2.21	$50,177	—	0.55%	to	1.45%	30.70%	to	29.53%
2018	22,628	$2.39	to	$1.71	$46,653	—	0.55%	to	1.45%	(13.88%)	to	(14.66%)
2017	27,611	$2.78	to	$2.00	$66,373	—	0.55%	to	1.45%	12.77%	to	11.76%
2016	34,278	$2.46	to	$1.79	$73,343	—	0.55%	to	1.45%	13.38%	to	12.36%
2015	41,416	$2.17	to	$1.59	$78,816	—	0.55%	to	1.45%	(5.48%)	to	(6.33%)
Col VP Select Sm Cap Val, Cl 2
2019	5,336	$1.91	to	$1.76	$12,996	—	0.60%	to	1.90%	16.74%	to	15.23%
2018	5,436	$1.64	to	$1.52	$11,408	—	0.60%	to	1.90%	(13.34%)	to	(14.47%)
2017	5,245	$1.89	to	$1.78	$12,744	—	0.60%	to	1.90%	11.40%	to	9.96%
2016	4,880	$1.69	to	$1.62	$10,720	—	0.60%	to	1.90%	12.99%	to	11.53%
2015	4,357	$1.50	to	$1.45	$8,525	—	0.60%	to	1.90%	(3.88%)	to	(5.12%)
Col VP Select Sm Cap Val, Cl 3
2019	10,587	$3.73	to	$2.03	$33,704	—	0.55%	to	1.45%	16.94%	to	15.89%
2018	12,563	$3.19	to	$1.75	$34,140	—	0.55%	to	1.45%	(13.18%)	to	(13.96%)
2017	14,554	$3.67	to	$2.04	$45,595	—	0.55%	to	1.45%	11.58%	to	10.59%
2016	17,393	$3.29	to	$1.84	$49,321	—	0.55%	to	1.45%	13.21%	to	12.19%
2015	20,664	$2.91	to	$1.64	$52,103	—	0.55%	to	1.45%	(3.76%)	to	(4.63%)
Col VP Strategic Inc, Cl 2
2019	53,222	$1.32	to	$1.20	$66,277	3.69%	0.60%	to	1.90%	9.57%	to	8.15%
2018	43,001	$1.21	to	$1.11	$49,122	3.27%	0.60%	to	1.90%	(1.24%)	to	(2.52%)
2017	39,453	$1.22	to	$1.14	$45,856	2.82%	0.60%	to	1.90%	5.28%	to	3.91%
2016	30,465	$1.16	to	$1.09	$33,791	11.32%	0.60%	to	1.90%	8.40%	to	7.00%
2015	22,004	$1.07	to	$1.02	$22,627	37.56%	0.60%	to	1.90%	(2.51%)	to	(3.78%)
Col VP US Eq, Cl 2
2019	6,344	$1.72	to	$1.58	$14,834	—	0.60%	to	1.90%	22.09%	to	20.51%
2018	6,593	$1.41	to	$1.31	$12,648	—	0.60%	to	1.90%	(14.73%)	to	(15.84%)
2017	6,912	$1.66	to	$1.56	$15,656	—	0.60%	to	1.90%	9.70%	to	8.29%
2016	6,663	$1.51	to	$1.44	$13,796	—	0.60%	to	1.90%	16.62%	to	15.11%
2015	7,009	$1.30	to	$1.25	$12,522	—	0.60%	to	1.90%	(7.14%)	to	(8.35%)
Col VP US Govt Mtge, Cl 2
2019	12,058	$1.15	to	$1.04	$13,377	2.51%	0.60%	to	1.90%	5.87%	to	4.49%
2018	10,943	$1.09	to	$1.00	$11,532	2.61%	0.60%	to	1.90%	0.99%	to	(0.32%)
2017	10,606	$1.08	to	$1.00	$11,122	2.73%	0.60%	to	1.90%	2.39%	to	1.06%
2016	10,731	$1.05	to	$0.99	$11,057	2.57%	0.60%	to	1.90%	1.86%	to	0.53%
2015	8,601	$1.03	to	$0.99	$8,754	2.73%	0.60%	to	1.90%	0.59%	to	(0.71%)
Col VP US Govt Mtge, Cl 3
2019	42,323	$1.65	to	$1.18	$61,670	2.69%	0.55%	to	1.45%	6.03%	to	5.08%
2018	47,865	$1.55	to	$1.12	$66,263	2.72%	0.55%	to	1.45%	1.16%	to	0.24%
2017	59,588	$1.54	to	$1.12	$81,742	2.77%	0.55%	to	1.45%	2.65%	to	1.73%
2016	73,667	$1.50	to	$1.10	$98,322	2.77%	0.55%	to	1.45%	2.02%	to	1.10%
2015	81,827	$1.47	to	$1.09	$107,794	2.79%	0.55%	to	1.45%	0.66%	to	(0.25%)
CS Commodity Return
2019	25,441	$0.50	to	$0.47	$12,321	0.87%	0.55%	to	1.45%	6.11%	to	5.16%
2018	29,778	$0.47	to	$0.44	$13,656	2.60%	0.55%	to	1.45%	(12.14%)	to	(12.94%)
2017	35,795	$0.54	to	$0.51	$18,741	9.03%	0.55%	to	1.45%	0.96%	to	0.06%
2016	41,885	$0.53	to	$0.51	$21,831	—	0.55%	to	1.45%	11.41%	to	10.41%
2015	50,299	$0.48	to	$0.46	$23,648	—	0.55%	to	1.45%	(25.51%)	to	(26.18%)

300	∎ RIVERSOURCE VARIABLE ACCOUNT 10

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
CTIVP AC Div Bond, Cl 2
2019	14,158	$1.19	to	$1.08	$17,326	5.54%	0.60%	to	1.90%	8.74%		to	7.34%
2018	10,858	$1.10	to	$1.00	$12,265	2.60%	0.60%	to	1.90%	(1.90%)		to	(3.18%)
2017	9,533	$1.12	to	$1.04	$11,017	2.07%	0.60%	to	1.90%	4.02%		to	2.69%
2016	8,713	$1.07	to	$1.01	$9,735	1.57%	0.60%	to	1.90%	2.81%		to	1.49%
2015	6,765	$1.04	to	$0.99	$7,387	2.00%	0.60%	to	1.90%	(0.79%)		to	(2.09%)
CTIVP AQR Intl Core Eq, Cl 2
2019	5,071	$1.34	to	$1.25	$7,349	2.57%	0.60%	to	1.90%	17.70%		to	16.17%
2018	4,960	$1.14	to	$1.07	$6,132	2.05%	0.60%	to	1.90%	(17.19%)		to	(18.26%)
2017	5,092	$1.37	to	$1.31	$7,640	1.70%	0.60%	to	1.90%	21.42%		to	19.85%
2016	4,816	$1.13	to	$1.10	$5,979	2.08%	0.60%	to	1.90%	(4.01%)		to	(5.25%)
2015	5,460	$1.18	to	$1.16	$7,097	1.20%	0.60%	to	1.90%	(1.20%)		to	(2.48%)
CTIVP AQR Man Fut Strategy, Cl 2
2019	13,033	$0.92	to	$0.84	$11,699	—	0.55%	to	1.90%	(0.13%)		to	(1.47%)
2018	15,682	$0.92	to	$0.85	$14,129	—	0.55%	to	1.90%	(8.26%)		to	(9.50%)
2017	19,590	$1.00	to	$0.94	$19,312	0.31%	0.55%	to	1.90%	(1.50%)		to	(2.81%)
2016	23,589	$1.02	to	$0.97	$23,575	5.39%	0.55%	to	1.90%	(9.58%)		to	(10.79%)
2015	19,615	$1.12	to	$1.08	$21,773	16.65%	0.55%	to	1.90%	(0.64%)		to	(1.97%)
CTIVP BR Gl Infl Prot Sec, Cl 2
2019	13,689	$1.20	to	$1.09	$17,491	3.03%	0.60%	to	1.90%	6.98%		to	5.61%
2018	12,669	$1.13	to	$1.03	$15,199	—	0.60%	to	1.90%	(1.30%)		to	(2.59%)
2017	10,253	$1.14	to	$1.06	$12,485	2.30%	0.60%	to	1.90%	1.86%		to	0.54%
2016	8,211	$1.12	to	$1.05	$9,864	—	0.60%	to	1.90%	7.78%		to	6.38%
2015	6,489	$1.04	to	$0.99	$7,261	38.75%	0.60%	to	1.90%	(2.22%)		to	(3.49%)
CTIVP BR Gl Infl Prot Sec, Cl 3
2019	45,328	$1.66	to	$1.44	$71,210	3.16%	0.55%	to	1.45%	7.22%		to	6.26%
2018	53,141	$1.55	to	$1.35	$78,153	—	0.55%	to	1.45%	(1.06%)		to	(1.95%)
2017	60,599	$1.56	to	$1.38	$90,400	2.29%	0.55%	to	1.45%	1.98%		to	1.07%
2016	68,397	$1.53	to	$1.36	$100,365	—	0.55%	to	1.45%	7.90%		to	6.93%
2015	81,588	$1.42	to	$1.28	$111,255	37.01%	0.55%	to	1.45%	(2.03%)		to	(2.91%)
CTIVP CenterSquare Real Est, Cl 2
2019	13,727	$1.66	to	$1.52	$26,591	1.61%	0.60%	to	1.90%	25.41%		to	23.78%
2018	13,885	$1.32	to	$1.23	$21,542	1.69%	0.60%	to	1.90%	(6.42%)		to	(7.64%)
2017	14,923	$1.41	to	$1.33	$24,835	1.88%	0.60%	to	1.90%	5.11%		to	3.75%
2016	14,497	$1.34	to	$1.28	$23,026	1.52%	0.60%	to	1.90%	4.14%		to	2.78%
2015	13,135	$1.29	to	$1.25	$20,132	6.65%	0.60%	to	1.90%	(1.80%)		to	(3.07%)
CTIVP DFA Intl Val, Cl 2
2019	16,045	$1.27	to	$1.20	$20,752	3.61%	0.60%	to	1.90%	12.52%		to	11.08%
2018	14,984	$1.13	to	$1.08	$17,296	2.63%	0.60%	to	1.90%	(17.97%)		to	(19.04%)
2017	13,000	$1.38	to	$1.33	$18,374	1.93%	0.60%	to	1.90%	24.28%		to	22.69%
2016	9,699	$1.11	to	$1.09	$11,089	2.67%	0.60%	to	1.90%	7.43%		to	6.04%
2015	8,828	$1.03	to	$1.03	$9,458	1.95%	0.60%	to	1.90%	(8.11%)		to	(9.30%)
CTIVP Lazard Intl Eq Adv, Cl 2
2019	17,059	$1.23	to	$1.12	$20,413	2.58%	0.55%	to	1.90%	15.95%		to	14.39%
2018	15,778	$1.06	to	$0.98	$16,384	1.99%	0.55%	to	1.90%	(16.67%)		to	(17.80%)
2017	12,629	$1.27	to	$1.20	$15,772	1.14%	0.55%	to	1.90%	22.97%		to	21.32%
2016	5,026	$1.04	to	$0.99	$5,115	1.88%	0.55%	to	1.90%	3.30%		to	1.92%
2015	3,225	$1.00	to	$0.97	$3,199	2.78%	0.55%	to	1.90%	(4.24%)		to	(5.52%)
CTIVP Loomis Sayles Gro, Cl 1
2019	72,360	$1.78	to	$1.73	$127,746	—	0.55%	to	1.45%	31.03%		to	29.86%
2018	86,651	$1.36	to	$1.33	$117,135	—	0.55%	to	1.45%	(2.93%)		to	(3.81%)
2017	101,978	$1.40	to	$1.38	$142,510	—	0.55%	to	1.45%	32.30%		to	31.12%
2016	120,408	$1.06	to	$1.05	$127,611	—	0.55%	to	1.45%	5.14	%(6)	to	4.51	%(6)

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	301

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
CTIVP Loomis Sayles Gro, Cl 2
2019	9,576	$2.70	to	$2.44	$33,854	—	0.60%	to	1.90%	30.65%	to	28.96%
2018	9,300	$2.06	to	$1.89	$25,301	—	0.60%	to	1.90%	(3.24%)	to	(4.50%)
2017	7,546	$2.13	to	$1.98	$21,353	—	0.60%	to	1.90%	31.90%	to	30.20%
2016	4,984	$1.62	to	$1.52	$10,757	—	0.60%	to	1.90%	4.95%	to	3.59%
2015	2,968	$1.54	to	$1.47	$6,133	—	0.60%	to	1.90%	9.64%	to	8.22%
CTIVP LA Capital Lg Cap Gro, Cl 2
2019	4,165	$2.43	to	$2.19	$13,632	—	0.60%	to	1.90%	31.49%	to	29.79%
2018	4,243	$1.85	to	$1.69	$10,603	—	0.60%	to	1.90%	(1.86%)	to	(3.14%)
2017	3,592	$1.89	to	$1.74	$9,230	—	0.60%	to	1.90%	30.01%	to	28.34%
2016	3,370	$1.45	to	$1.36	$6,686	—	0.60%	to	1.90%	(3.17%)	to	(4.42%)
2015	2,895	$1.50	to	$1.42	$5,984	—	0.60%	to	1.90%	5.22%	to	3.86%
CTIVP MFS Val, Cl 2
2019	20,500	$2.26	to	$2.06	$56,639	—	0.60%	to	1.90%	28.74%	to	27.08%
2018	18,720	$1.75	to	$1.62	$40,268	—	0.60%	to	1.90%	(10.79%)	to	(11.94%)
2017	18,614	$1.96	to	$1.84	$44,883	—	0.60%	to	1.90%	16.64%	to	15.14%
2016	14,782	$1.68	to	$1.60	$30,750	—	0.60%	to	1.90%	13.05%	to	11.59%
2015	9,670	$1.49	to	$1.43	$17,841	—	0.60%	to	1.90%	(1.56%)	to	(2.83%)
CTIVP MS Adv, Cl 2
2019	5,228	$2.44	to	$2.19	$16,824	—	0.60%	to	1.90%	26.09%	to	24.47%
2018	4,595	$1.94	to	$1.76	$11,789	—	0.60%	to	1.90%	2.01%	to	0.68%
2017	3,393	$1.90	to	$1.75	$8,566	—	0.60%	to	1.90%	31.44%	to	29.75%
2016	3,251	$1.44	to	$1.35	$6,270	—	0.60%	to	1.90%	2.46%	to	1.13%
2015	3,852	$1.41	to	$1.33	$7,297	—	0.60%	to	1.90%	5.79%	to	4.41%
CTIVP T Rowe Price LgCap Val, Cl 2
2019	10,056	$1.92	to	$1.77	$24,140	—	0.60%	to	1.90%	25.47%	to	23.85%
2018	9,202	$1.53	to	$1.43	$17,678	—	0.60%	to	1.90%	(10.06%)	to	(11.23%)
2017	7,092	$1.71	to	$1.61	$15,246	—	0.60%	to	1.90%	15.27%	to	13.79%
2016	5,176	$1.48	to	$1.41	$9,659	—	0.60%	to	1.90%	13.39%	to	11.93%
2015	4,771	$1.30	to	$1.26	$7,876	—	0.60%	to	1.90%	(8.98%)	to	(10.16%)
CTIVP TCW Core Plus Bond, Cl 2
2019	9,903	$1.13	to	$1.02	$11,268	2.37%	0.60%	to	1.90%	7.93%	to	6.54%
2018	7,077	$1.05	to	$0.96	$7,493	1.89%	0.60%	to	1.90%	(0.71%)	to	(1.99%)
2017	6,195	$1.06	to	$0.98	$6,641	1.41%	0.60%	to	1.90%	2.54%	to	1.20%
2016	5,380	$1.03	to	$0.97	$5,654	0.97%	0.60%	to	1.90%	1.56%	to	0.25%
2015	3,621	$1.01	to	$0.97	$3,760	0.56%	0.60%	to	1.90%	(0.65%)	to	(1.94%)
CTIVP Vty Sycamore Estb Val, Cl 2
2019	15,555	$2.41	to	$2.20	$45,795	—	0.60%	to	1.90%	27.09%	to	25.44%
2018	14,994	$1.89	to	$1.76	$34,905	—	0.60%	to	1.90%	(10.74%)	to	(11.90%)
2017	13,564	$2.12	to	$1.99	$35,518	—	0.60%	to	1.90%	14.86%	to	13.38%
2016	10,410	$1.85	to	$1.76	$23,862	—	0.60%	to	1.90%	19.80%	to	18.26%
2015	6,979	$1.54	to	$1.49	$13,391	—	0.60%	to	1.90%	(0.59%)	to	(1.88%)
CTIVP Vty Sycamore Estb Val, Cl 3
2019	12,437	$3.62	to	$2.73	$40,364	—	0.55%	to	1.45%	27.31%	to	26.17%
2018	12,856	$2.84	to	$2.16	$32,901	—	0.55%	to	1.45%	(10.59%)	to	(11.40%)
2017	12,502	$3.18	to	$2.44	$35,853	—	0.55%	to	1.45%	15.09%	to	14.07%
2016	11,633	$2.76	to	$2.14	$29,150	—	0.55%	to	1.45%	19.97%	to	18.90%
2015	9,984	$2.30	to	$1.80	$20,942	—	0.55%	to	1.45%	(0.39%)	to	(1.28%)
CTIVP WF Short Duration Govt, Cl 2
2019	26,142	$1.03	to	$0.92	$26,243	0.80%	0.55%	to	1.90%	2.77%	to	1.39%
2018	23,287	$1.00	to	$0.91	$22,853	0.96%	0.55%	to	1.90%	0.25%	to	(1.10%)
2017	19,668	$1.00	to	$0.92	$19,336	0.71%	0.55%	to	1.90%	(0.10%)	to	(1.44%)
2016	19,199	$1.00	to	$0.93	$19,002	0.71%	0.55%	to	1.90%	0.24%	to	(1.11%)
2015	11,657	$1.00	to	$0.95	$11,544	0.71%	0.55%	to	1.90%	(0.47%)	to	(1.81%)

302	∎ RIVERSOURCE VARIABLE ACCOUNT 10

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
CTIVP Westfield Mid Cap Gro, Cl 2
2019	7,956	$2.27	to	$2.06	$23,436	—	0.60%	to	1.90%	40.95%	to	39.13%
2018	7,829	$1.61	to	$1.48	$16,427	—	0.60%	to	1.90%	(4.19%)	to	(5.44%)
2017	8,012	$1.68	to	$1.57	$17,621	—	0.60%	to	1.90%	21.92%	to	20.35%
2016	6,895	$1.38	to	$1.30	$12,481	—	0.60%	to	1.90%	2.81%	to	1.48%
2015	6,618	$1.34	to	$1.28	$11,687	—	0.60%	to	1.90%	(3.58%)	to	(4.83%)
CTIVP Wm Blair Intl Leaders, Cl 2
2019	18,390	$1.44	to	$1.33	$29,908	0.93%	0.60%	to	1.90%	25.61%	to	23.98%
2018	19,459	$1.15	to	$1.07	$25,305	0.86%	0.60%	to	1.90%	(19.60%)	to	(20.64%)
2017	17,562	$1.43	to	$1.35	$28,530	0.52%	0.60%	to	1.90%	25.81%	to	24.19%
2016	14,357	$1.14	to	$1.09	$18,620	1.18%	0.60%	to	1.90%	(4.23%)	to	(5.47%)
2015	13,567	$1.19	to	$1.15	$18,458	1.20%	0.60%	to	1.90%	(3.11%)	to	(4.37%)
DWS Alt Asset Alloc VIP, Cl B
2019	13,011	$1.09	to	$0.98	$13,753	3.56%	0.55%	to	1.90%	13.72%	to	12.20%
2018	14,302	$0.96	to	$0.88	$13,348	1.94%	0.55%	to	1.90%	(9.85%)	to	(11.07%)
2017	18,141	$1.07	to	$0.99	$18,872	2.08%	0.55%	to	1.90%	6.43%	to	5.00%
2016	21,291	$1.00	to	$0.94	$20,911	2.00%	0.55%	to	1.90%	4.42%	to	3.02%
2015	24,733	$0.96	to	$0.91	$23,378	2.88%	0.55%	to	1.90%	(7.05%)	to	(8.29%)
EV VT Floating-Rate Inc, Init Cl
2019	75,165	$1.54	to	$1.36	$109,951	4.32%	0.55%	to	1.45%	6.49%	to	5.54%
2018	103,408	$1.44	to	$1.29	$142,449	3.75%	0.55%	to	1.45%	(0.62%)	to	(1.52%)
2017	106,635	$1.45	to	$1.31	$148,477	3.26%	0.55%	to	1.45%	2.85%	to	1.93%
2016	127,509	$1.41	to	$1.28	$173,277	3.49%	0.55%	to	1.45%	8.35%	to	7.38%
2015	149,367	$1.30	to	$1.19	$187,969	3.34%	0.55%	to	1.45%	(1.54%)	to	(2.42%)
Fid VIP Contrafund, Serv Cl 2
2019	172,296	$2.73	to	$2.09	$456,586	0.21%	0.55%	to	1.90%	30.56%	to	28.81%
2018	190,555	$2.09	to	$1.62	$388,931	0.43%	0.55%	to	1.90%	(7.16%)	to	(8.41%)
2017	208,759	$2.25	to	$1.77	$461,169	0.77%	0.55%	to	1.90%	20.92%	to	19.31%
2016	234,428	$1.86	to	$1.48	$430,384	0.59%	0.55%	to	1.90%	7.14%	to	5.71%
2015	275,837	$1.74	to	$1.40	$474,192	0.78%	0.55%	to	1.90%	(0.13%)	to	(1.47%)
Fid VIP Gro & Inc, Serv Cl
2019	14,530	$2.86	to	$2.64	$39,574	3.51%	0.55%	to	0.95%	29.23%	to	28.71%
2018	16,690	$2.22	to	$2.05	$35,297	0.25%	0.55%	to	0.95%	(9.58%)	to	(9.94%)
2017	19,471	$2.45	to	$2.28	$45,470	1.15%	0.55%	to	0.95%	16.13%	to	15.67%
2016	22,510	$2.11	to	$1.97	$45,379	1.58%	0.55%	to	0.95%	15.31%	to	14.85%
2015	26,112	$1.83	to	$1.71	$45,766	1.90%	0.55%	to	0.95%	(2.89%)	to	(3.27%)
Fid VIP Gro & Inc, Serv Cl 2
2019	31,792	$3.07	to	$2.83	$93,498	3.45%	0.55%	to	1.20%	28.97%	to	28.13%
2018	36,966	$2.38	to	$2.21	$84,455	0.20%	0.55%	to	1.20%	(9.69%)	to	(10.28%)
2017	43,626	$2.63	to	$2.47	$110,621	1.06%	0.55%	to	1.20%	15.97%	to	15.22%
2016	51,809	$2.27	to	$2.14	$113,580	1.51%	0.55%	to	1.20%	15.18%	to	14.43%
2015	61,226	$1.97	to	$1.87	$116,871	1.80%	0.55%	to	1.20%	(3.07%)	to	(3.70%)
Fid VIP Mid Cap, Serv Cl
2019	9,419	$7.79	to	$7.18	$70,309	0.77%	0.55%	to	0.95%	22.67%	to	22.18%
2018	10,955	$6.35	to	$5.88	$66,853	0.53%	0.55%	to	0.95%	(15.11%)	to	(15.45%)
2017	12,686	$7.48	to	$6.95	$91,328	0.60%	0.55%	to	0.95%	20.04%	to	19.57%
2016	14,794	$6.23	to	$5.82	$88,919	0.41%	0.55%	to	0.95%	11.50%	to	11.06%
2015	17,469	$5.59	to	$5.24	$94,228	0.38%	0.55%	to	0.95%	(2.04%)	to	(2.43%)
Fid VIP Mid Cap, Serv Cl 2
2019	97,978	$4.97	to	$1.76	$363,510	0.66%	0.55%	to	1.90%	22.50%	to	20.86%
2018	109,797	$4.06	to	$1.46	$335,038	0.39%	0.55%	to	1.90%	(15.24%)	to	(16.39%)
2017	122,202	$4.79	to	$1.75	$444,591	0.48%	0.55%	to	1.90%	19.88%	to	18.27%
2016	137,442	$4.00	to	$1.48	$422,842	0.30%	0.55%	to	1.90%	11.31%	to	9.82%
2015	159,432	$3.59	to	$1.34	$446,745	0.24%	0.55%	to	1.90%	(2.17%)	to	(3.48%)

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	303

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
Fid VIP Overseas, Serv Cl
2019	5,912	$1.98	to	$1.83	$11,189	1.61%	0.55%	to	0.95%	26.97%	to	26.47%
2018	6,601	$1.56	to	$1.45	$9,868	1.37%	0.55%	to	0.95%	(15.35%)	to	(15.69%)
2017	7,741	$1.84	to	$1.71	$13,657	1.31%	0.55%	to	0.95%	29.39%	to	28.88%
2016	8,854	$1.43	to	$1.33	$12,112	1.27%	0.55%	to	0.95%	(5.64%)	to	(6.02%)
2015	10,569	$1.51	to	$1.42	$15,336	1.24%	0.55%	to	0.95%	2.92%	to	2.51%
Fid VIP Overseas, Serv Cl 2
2019	24,147	$2.36	to	$1.47	$49,487	1.45%	0.55%	to	1.45%	26.80%	to	25.67%
2018	28,284	$1.86	to	$1.17	$45,831	1.24%	0.55%	to	1.45%	(15.53%)	to	(16.29%)
2017	32,285	$2.20	to	$1.39	$61,971	1.18%	0.55%	to	1.45%	29.28%	to	28.12%
2016	36,676	$1.71	to	$1.09	$54,726	1.15%	0.55%	to	1.45%	(5.79%)	to	(6.63%)
2015	44,708	$1.81	to	$1.16	$70,977	1.12%	0.55%	to	1.45%	2.73%	to	1.81%
Fid VIP Strategic Inc, Serv Cl 2
2019	135,767	$1.21	to	$1.10	$159,517	3.40%	0.55%	to	1.90%	10.05%	to	8.57%
2018	116,492	$1.10	to	$1.02	$125,045	3.67%	0.55%	to	1.90%	(3.36%)	to	(4.66%)
2017	104,865	$1.14	to	$1.07	$117,160	3.66%	0.55%	to	1.90%	6.96%	to	5.53%
2016	70,066	$1.06	to	$1.01	$73,346	3.90%	0.55%	to	1.90%	7.43%	to	5.99%
2015	53,860	$0.99	to	$0.95	$52,765	2.84%	0.55%	to	1.90%	(2.47%)	to	(3.80%)
Frank Global Real Est, Cl 2
2019	31,459	$3.61	to	$1.18	$80,181	2.64%	0.55%	to	1.45%	21.70%	to	20.61%
2018	36,256	$2.96	to	$0.98	$76,097	2.62%	0.55%	to	1.45%	(7.29%)	to	(8.12%)
2017	44,547	$3.20	to	$1.06	$100,096	3.10%	0.55%	to	1.45%	9.87%	to	8.89%
2016	54,384	$2.91	to	$0.98	$111,334	1.21%	0.55%	to	1.45%	(0.01%)	to	(0.90%)
2015	62,988	$2.91	to	$0.98	$130,836	3.24%	0.55%	to	1.45%	0.02%	to	(0.88%)
Frank Inc, Cl 2
2019	46,150	$1.40	to	$1.28	$62,607	5.35%	0.55%	to	1.90%	15.42%	to	13.87%
2018	44,620	$1.22	to	$1.12	$52,750	4.72%	0.55%	to	1.90%	(4.83%)	to	(6.12%)
2017	46,996	$1.28	to	$1.20	$58,671	4.15%	0.55%	to	1.90%	9.07%	to	7.62%
2016	46,983	$1.17	to	$1.11	$54,094	4.99%	0.55%	to	1.90%	13.40%	to	11.89%
2015	50,949	$1.03	to	$1.00	$51,973	4.95%	0.55%	to	1.90%	(7.56%)	to	(8.80%)
Frank Mutual Shares, Cl 2
2019	39,528	$2.69	to	$1.67	$89,848	1.80%	0.55%	to	1.90%	21.90%	to	20.26%
2018	44,892	$2.20	to	$1.39	$83,957	2.30%	0.55%	to	1.90%	(9.57%)	to	(10.79%)
2017	53,333	$2.44	to	$1.56	$110,669	2.23%	0.55%	to	1.90%	7.75%	to	6.31%
2016	60,700	$2.26	to	$1.47	$117,427	1.98%	0.55%	to	1.90%	15.42%	to	13.88%
2015	70,352	$1.96	to	$1.29	$118,979	3.05%	0.55%	to	1.90%	(5.46%)	to	(6.73%)
Frank Sm Cap Val, Cl 2
2019	32,667	$5.75	to	$1.88	$126,596	1.05%	0.55%	to	1.90%	25.66%	to	23.97%
2018	34,466	$4.58	to	$1.51	$107,886	0.88%	0.55%	to	1.90%	(13.36%)	to	(14.53%)
2017	38,047	$5.28	to	$1.77	$138,461	0.52%	0.55%	to	1.90%	10.05%	to	8.57%
2016	42,895	$4.80	to	$1.63	$143,884	0.82%	0.55%	to	1.90%	29.47%	to	27.73%
2015	45,435	$3.71	to	$1.28	$120,885	0.64%	0.55%	to	1.90%	(7.89%)	to	(9.13%)
GS VIT Mid Cap Val, Inst
2019	22,573	$6.16	to	$4.02	$126,366	0.77%	0.55%	to	1.20%	30.81%	to	29.96%
2018	26,237	$4.71	to	$3.09	$112,625	1.25%	0.55%	to	1.20%	(10.95%)	to	(11.53%)
2017	30,996	$5.29	to	$3.50	$149,798	0.70%	0.55%	to	1.20%	10.46%	to	9.75%
2016	37,325	$4.79	to	$3.19	$164,127	1.29%	0.55%	to	1.20%	12.91%	to	12.18%
2015	46,292	$4.24	to	$2.84	$181,065	0.37%	0.55%	to	1.20%	(9.59%)	to	(10.17%)
GS VIT Multi-Strategy Alt, Advisor
2019	6,769	$0.95	to	$0.88	$6,290	2.68%	0.55%	to	1.90%	8.01%	to	6.55%
2018	6,233	$0.88	to	$0.83	$5,394	2.36%	0.55%	to	1.90%	(7.61%)	to	(8.86%)
2017	5,549	$0.96	to	$0.91	$5,223	2.13%	0.55%	to	1.90%	4.57%	to	3.17%
2016	5,049	$0.91	to	$0.88	$4,563	0.78%	0.55%	to	1.90%	(0.27%)	to	(1.61%)
2015	4,494	$0.92	to	$0.90	$4,093	2.74%	0.55%	to	1.90%	(5.41%)	to	(6.69%)

304	∎ RIVERSOURCE VARIABLE ACCOUNT 10

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
GS VIT Sm Cap Eq Insights, Inst
2019	1,456	$4.31	to	$3.97	$5,957	0.48%	0.55%	to	0.95%	24.16%		to	23.66%
2018	1,610	$3.47	to	$3.21	$5,327	0.44%	0.55%	to	0.95%	(9.13%)		to	(9.49%)
2017	1,844	$3.82	to	$3.55	$6,730	0.53%	0.55%	to	0.95%	10.96%		to	10.51%
2016	2,054	$3.44	to	$3.21	$6,764	1.15%	0.55%	to	0.95%	22.53%		to	22.04%
2015	2,387	$2.81	to	$2.63	$6,431	0.27%	0.55%	to	0.95%	(2.46%)		to	(2.85%)
GS VIT U.S. Eq Insights, Inst
2019	40,322	$2.86	to	$2.43	$110,217	1.21%	0.55%	to	1.45%	24.52%		to	23.41%
2018	47,779	$2.30	to	$1.97	$105,192	1.19%	0.55%	to	1.45%	(6.71%)		to	(7.55%)
2017	52,854	$2.46	to	$2.13	$125,064	1.34%	0.55%	to	1.45%	23.39%		to	22.29%
2016	61,378	$2.00	to	$1.74	$118,004	1.25%	0.55%	to	1.45%	10.13%		to	9.14%
2015	74,052	$1.81	to	$1.59	$129,548	1.28%	0.55%	to	1.45%	(0.56%)		to	(1.45%)
Invesco Opp VI Global, Ser II
2019	49,088	$3.36	to	$1.96	$139,266	0.64%	0.55%	to	1.90%	30.73%		to	28.98%
2018	52,505	$2.57	to	$1.52	$114,539	0.75%	0.55%	to	1.90%	(13.87%)		to	(15.03%)
2017	51,073	$2.98	to	$1.79	$130,695	0.73%	0.55%	to	1.90%	35.57%		to	33.77%
2016	51,397	$2.20	to	$1.34	$97,849	0.78%	0.55%	to	1.90%	(0.70%)		to	(2.03%)
2015	60,235	$2.21	to	$1.36	$116,212	1.05%	0.55%	to	1.90%	3.10%		to	1.72%
Inves Opp VI Gbl Strat Inc, Ser II
2019	128,020	$1.86	to	$1.02	$220,135	3.41%	0.55%	to	1.90%	10.00%		to	8.52%
2018	149,770	$1.69	to	$0.94	$234,872	4.57%	0.55%	to	1.90%	(5.07%)		to	(6.35%)
2017	184,653	$1.78	to	$1.00	$306,521	1.99%	0.55%	to	1.90%	5.46%		to	4.05%
2016	217,796	$1.69	to	$0.97	$344,745	4.63%	0.55%	to	1.90%	5.68%		to	4.27%
2015	270,283	$1.60	to	$0.93	$407,154	5.49%	0.55%	to	1.90%	(3.03%)		to	(4.32%)
Invesco Opp VI Main St, Ser II
2019	2,502	$1.29	to	$1.27	$3,213	0.80%	0.85%	to	1.45%	30.62%		to	29.84%
2018	2,956	$0.99	to	$0.98	$2,909	0.90%	0.85%	to	1.45%	(8.88%)		to	(9.43%)
2017	3,459	$1.08	to	$1.08	$3,741	1.57%	0.85%	to	1.45%	8.27	%(8)	to	7.84	%(8)
Inves Opp VI Mn St Sm Cap, Ser II
2019	31,718	$3.53	to	$2.00	$94,237	—	0.55%	to	1.90%	25.44%		to	23.76%
2018	35,518	$2.81	to	$1.62	$84,593	0.06%	0.55%	to	1.90%	(11.03%)		to	(12.23%)
2017	37,837	$3.16	to	$1.84	$101,756	0.65%	0.55%	to	1.90%	13.29%		to	11.77%
2016	38,137	$2.79	to	$1.65	$91,572	0.25%	0.55%	to	1.90%	17.03%		to	15.46%
2015	41,600	$2.39	to	$1.43	$86,026	0.64%	0.55%	to	1.90%	(6.61%)		to	(7.86%)
Invesco VI Am Fran, Ser I
2019	5,370	$2.56	to	$2.48	$13,489	—	0.55%	to	0.95%	36.01%		to	35.46%
2018	6,121	$1.88	to	$1.83	$11,336	—	0.55%	to	0.95%	(4.16%)		to	(4.54%)
2017	6,861	$1.96	to	$1.92	$13,291	0.08%	0.55%	to	0.95%	26.64%		to	26.14%
2016	7,876	$1.55	to	$1.52	$12,078	—	0.55%	to	0.95%	1.71%		to	1.30%
2015	8,993	$1.52	to	$1.50	$13,593	—	0.55%	to	0.95%	4.43%		to	4.01%
Invesco VI Am Fran, Ser II
2019	19,916	$2.51	to	$2.34	$48,830	—	0.55%	to	1.45%	35.68%		to	34.46%
2018	23,543	$1.85	to	$1.74	$42,681	—	0.55%	to	1.45%	(4.42%)		to	(5.28%)
2017	26,875	$1.94	to	$1.84	$51,141	—	0.55%	to	1.45%	26.33%		to	25.21%
2016	31,728	$1.53	to	$1.47	$47,938	—	0.55%	to	1.45%	1.46%		to	0.55%
2015	39,289	$1.51	to	$1.46	$58,685	—	0.55%	to	1.45%	4.18%		to	3.24%
Invesco VI Bal Risk Alloc, Ser II
2019	31,724	$1.27	to	$1.16	$39,137	—	0.55%	to	1.90%	14.25%		to	12.72%
2018	34,792	$1.11	to	$1.02	$37,768	1.26%	0.55%	to	1.90%	(7.23%)		to	(8.49%)
2017	39,964	$1.19	to	$1.12	$46,895	3.79%	0.55%	to	1.90%	9.23%		to	7.77%
2016	39,732	$1.09	to	$1.04	$42,960	0.20%	0.55%	to	1.90%	10.91%		to	9.42%
2015	36,247	$0.99	to	$0.95	$35,265	3.99%	0.55%	to	1.90%	(4.92%)		to	(6.19%)

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	305

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
Invesco VI Comstock, Ser II
2019	42,757	$2.91	to	$2.12	$113,810	1.67%	0.55%	to	1.45%	24.26%	to	23.14%
2018	50,584	$2.34	to	$1.72	$108,556	1.40%	0.55%	to	1.45%	(12.85%)	to	(13.64%)
2017	58,649	$2.69	to	$2.00	$144,815	1.92%	0.55%	to	1.45%	16.93%	to	15.89%
2016	71,705	$2.30	to	$1.72	$151,865	1.28%	0.55%	to	1.45%	16.35%	to	15.31%
2015	87,866	$1.97	to	$1.49	$160,796	1.62%	0.55%	to	1.45%	(6.71%)	to	(7.55%)
Invesco VI Core Eq, Ser I
2019	18,198	$3.90	to	$3.90	$71,851	0.94%	1.25%	to	1.25%	27.36%	to	27.36%
2018	20,443	$3.06	to	$3.06	$63,496	0.88%	1.25%	to	1.25%	(10.53%)	to	(10.53%)
2017	22,879	$3.42	to	$3.42	$79,549	1.02%	1.25%	to	1.25%	11.77%	to	11.77%
2016	25,749	$3.06	to	$3.06	$80,070	0.75%	1.25%	to	1.25%	8.90%	to	8.90%
2015	28,818	$2.81	to	$2.81	$82,290	1.10%	1.25%	to	1.25%	(6.94%)	to	(6.94%)
Invesco VI Div Divd, Ser I
2019	11,136	$2.27	to	$2.15	$24,624	2.84%	0.55%	to	1.20%	24.40%	to	23.60%
2018	12,965	$1.83	to	$1.74	$23,127	2.23%	0.55%	to	1.20%	(8.08%)	to	(8.68%)
2017	17,668	$1.99	to	$1.90	$34,394	1.63%	0.55%	to	1.20%	7.98%	to	7.28%
2016	20,872	$1.84	to	$1.77	$37,763	1.39%	0.55%	to	1.20%	14.18%	to	13.45%
2015	17,059	$1.61	to	$1.56	$27,126	1.64%	0.55%	to	1.20%	1.51%	to	0.85%
Invesco VI Div Divd, Ser II
2019	6,610	$2.17	to	$2.06	$14,194	2.55%	0.85%	to	1.45%	23.72%	to	22.98%
2018	8,527	$1.75	to	$1.67	$14,809	1.97%	0.85%	to	1.45%	(8.60%)	to	(9.15%)
2017	12,021	$1.92	to	$1.84	$22,864	1.44%	0.85%	to	1.45%	7.43%	to	6.79%
2016	14,277	$1.78	to	$1.72	$25,307	1.25%	0.85%	to	1.45%	13.57%	to	12.89%
2015	10,257	$1.57	to	$1.53	$16,057	1.47%	0.85%	to	1.45%	0.96%	to	0.35%
Invesco VI Hlth, Ser II
2019	14,951	$2.96	to	$2.78	$43,401	—	0.55%	to	1.45%	31.46%	to	30.28%
2018	17,735	$2.26	to	$2.13	$39,354	—	0.55%	to	1.45%	0.06%	to	(0.84%)
2017	20,032	$2.25	to	$2.15	$44,570	0.08%	0.55%	to	1.45%	14.92%	to	13.89%
2016	24,438	$1.96	to	$1.89	$47,482	—	0.55%	to	1.45%	(12.17%)	to	(12.95%)
2015	32,923	$2.23	to	$2.17	$72,933	—	0.55%	to	1.45%	2.32%	to	1.41%
Invesco VI Intl Gro, Ser II
2019	27,790	$2.20	to	$1.73	$56,237	1.25%	0.55%	to	1.45%	27.54%	to	26.39%
2018	33,586	$1.72	to	$1.37	$53,415	1.70%	0.55%	to	1.45%	(15.67%)	to	(16.43%)
2017	41,420	$2.04	to	$1.64	$78,374	1.24%	0.55%	to	1.45%	22.06%	to	20.96%
2016	49,469	$1.67	to	$1.36	$77,046	1.14%	0.55%	to	1.45%	(1.24%)	to	(2.12%)
2015	58,758	$1.69	to	$1.39	$92,917	1.29%	0.55%	to	1.45%	(3.15%)	to	(4.02%)
Invesco VI Mid Cap Gro, Ser I
2019	8,820	$2.21	to	$2.10	$19,121	—	0.55%	to	1.20%	33.60%	to	32.74%
2018	10,332	$1.65	to	$1.58	$16,832	—	0.55%	to	1.20%	(6.10%)	to	(6.72%)
2017	11,855	$1.76	to	$1.70	$20,626	—	0.55%	to	1.20%	21.82%	to	21.03%
2016	13,515	$1.45	to	$1.40	$19,357	—	0.55%	to	1.20%	0.20%	to	(0.44%)
2015	10,875	$1.44	to	$1.41	$15,598	—	0.55%	to	1.20%	0.65%	to	0.00%
Invesco VI Mid Cap Gro, Ser II
2019	5,737	$2.17	to	$2.02	$12,100	—	0.55%	to	1.45%	33.27%	to	32.08%
2018	6,623	$1.63	to	$1.53	$10,518	—	0.55%	to	1.45%	(6.39%)	to	(7.24%)
2017	7,337	$1.74	to	$1.65	$12,493	—	0.55%	to	1.45%	21.47%	to	20.39%
2016	8,720	$1.43	to	$1.37	$12,270	—	0.55%	to	1.45%	0.02%	to	(0.87%)
2015	16,013	$1.43	to	$1.38	$22,657	—	0.55%	to	1.45%	0.49%	to	(0.41%)
Invesco VI Tech, Ser I
2019	10,550	$2.44	to	$2.55	$25,039	—	0.55%	to	1.20%	35.14%	to	34.26%
2018	12,085	$1.81	to	$1.90	$21,264	—	0.55%	to	1.20%	(1.00%)	to	(1.65%)
2017	12,714	$1.82	to	$1.93	$22,625	—	0.55%	to	1.20%	34.39%	to	33.52%
2016	14,718	$1.36	to	$1.44	$19,521	—	0.55%	to	1.20%	(1.30%)	to	(1.94%)
2015	18,874	$1.38	to	$1.47	$25,375	—	0.55%	to	1.20%	6.23%	to	5.54%

306	∎ RIVERSOURCE VARIABLE ACCOUNT 10

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
Ivy VIP Asset Strategy, Cl II
2019	12,187	$1.34	to	$1.23	$16,046	2.12%	0.55%	to	1.90%	21.11%		to	19.48%
2018	13,310	$1.11	to	$1.03	$14,604	1.83%	0.55%	to	1.90%	(5.96%)		to	(7.23%)
2017	13,785	$1.18	to	$1.11	$16,130	1.48%	0.55%	to	1.90%	17.63%		to	16.05%
2016	18,669	$1.00	to	$0.95	$18,610	0.59%	0.55%	to	1.90%	(3.10%)		to	(4.40%)
2015	31,994	$1.04	to	$1.00	$33,022	0.37%	0.55%	to	1.90%	(8.85%)		to	(10.08%)
Janus Henderson VIT Bal, Serv
2019	56,949	$1.21	to	$1.18	$68,253	1.82%	0.55%	to	1.90%	21.60%		to	19.98%
2018	32,123	$0.99	to	$0.98	$31,839	1.50%	0.55%	to	1.90%	(0.67	%)(10)	to	(1.58	%)(10)
Janus Henderson VIT Enter, Serv
2019	7,645	$2.38	to	$2.20	$17,333	0.05%	0.55%	to	0.95%	34.42%		to	33.88%
2018	8,646	$1.77	to	$1.65	$14,621	0.11%	0.55%	to	0.95%	(1.21%)		to	(1.61%)
2017	9,251	$1.79	to	$1.67	$15,839	0.15%	0.55%	to	0.95%	26.39%		to	25.89%
2016	10,124	$1.42	to	$1.33	$13,757	0.02%	0.55%	to	0.95%	11.49%		to	11.05%
2015	11,614	$1.27	to	$1.20	$14,195	0.52%	0.55%	to	0.95%	3.20%		to	2.79%
Janus Henderson VIT Flex Bd, Serv
2019	44,425	$1.14	to	$1.04	$49,020	2.88%	0.55%	to	1.90%	8.68%		to	7.22%
2018	41,077	$1.05	to	$0.97	$41,907	2.59%	0.55%	to	1.90%	(1.83%)		to	(3.15%)
2017	48,174	$1.07	to	$1.00	$50,335	2.46%	0.55%	to	1.90%	2.79%		to	1.41%
2016	52,385	$1.04	to	$0.99	$53,508	2.53%	0.55%	to	1.90%	1.66%		to	0.30%
2015	39,412	$1.02	to	$0.98	$39,813	2.18%	0.55%	to	1.90%	(0.61%)		to	(1.94%)
Janus Henderson VIT Gbl Tech, Serv
2019	13,302	$2.19	to	$4.96	$28,362	—	0.55%	to	1.20%	44.03%		to	43.09%
2018	15,070	$1.52	to	$3.46	$22,441	—	0.55%	to	1.20%	0.35%		to	(0.30%)
2017	16,362	$1.51	to	$3.47	$24,230	—	0.55%	to	1.20%	44.12%		to	43.19%
2016	18,360	$1.05	to	$2.43	$18,891	0.09%	0.55%	to	1.20%	13.23%		to	12.50%
2015	21,049	$0.93	to	$2.16	$19,200	—	0.55%	to	1.20%	4.07%		to	3.40%
Janus Henderson VIT Overseas, Serv
2019	13,664	$1.60	to	$2.50	$20,973	1.82%	0.55%	to	1.20%	26.01%		to	25.20%
2018	15,915	$1.27	to	$2.00	$19,487	1.64%	0.55%	to	1.20%	(15.60%)		to	(16.16%)
2017	17,974	$1.50	to	$2.38	$26,123	1.58%	0.55%	to	1.20%	30.09%		to	29.25%
2016	20,913	$1.15	to	$1.84	$23,412	4.67%	0.55%	to	1.20%	(7.22%)		to	(7.82%)
2015	24,946	$1.24	to	$2.00	$30,219	0.50%	0.55%	to	1.20%	(9.30%)		to	(9.89%)
Janus Henderson VIT Res, Serv
2019	20,124	$2.68	to	$2.27	$51,489	0.31%	0.55%	to	1.90%	34.48%		to	32.68%
2018	21,976	$2.00	to	$1.71	$42,067	0.36%	0.55%	to	1.90%	(3.37%)		to	(4.68%)
2017	24,074	$2.07	to	$1.80	$47,967	0.24%	0.55%	to	1.90%	26.86%		to	25.16%
2016	28,456	$1.63	to	$1.44	$44,874	0.38%	0.55%	to	1.90%	(0.27%)		to	(1.61%)
2015	33,433	$1.63	to	$1.46	$53,075	0.46%	0.55%	to	1.90%	4.50%		to	3.10%
Lazard Ret Global Dyn MA, Serv
2019	14,412	$1.53	to	$1.39	$21,230	0.05%	0.55%	to	1.90%	17.14%		to	15.57%
2018	15,222	$1.30	to	$1.21	$19,245	1.38%	0.55%	to	1.90%	(7.08%)		to	(8.34%)
2017	12,337	$1.40	to	$1.32	$16,905	—	0.55%	to	1.90%	19.87%		to	18.27%
2016	12,934	$1.17	to	$1.11	$14,857	0.21%	0.55%	to	1.90%	2.74%		to	1.36%
2015	16,048	$1.14	to	$1.10	$18,042	—	0.55%	to	1.90%	(0.99%)		to	(2.31%)
MFS Mass Inv Gro Stock, Serv Cl
2019	36,777	$1.82	to	$1.75	$66,117	0.34%	0.55%	to	1.45%	38.82%		to	37.58%
2018	41,339	$1.31	to	$1.27	$53,770	0.33%	0.55%	to	1.45%	0.02%		to	(0.88%)
2017	48,413	$1.31	to	$1.28	$63,174	0.41%	0.55%	to	1.45%	27.40%		to	26.26%
2016	58,861	$1.03	to	$1.01	$60,486	0.38%	0.55%	to	1.45%	5.26%		to	4.32%
2015	67,425	$0.98	to	$0.97	$66,042	0.60%	0.55%	to	1.45%	(2.04	%)(5)	to	(2.71	%)(5)

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	307

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
MFS New Dis, Serv Cl
2019	11,428	$3.39	to	$3.58	$37,250	—	0.55%	to	1.20%	40.50%	to	39.59%
2018	12,560	$2.41	to	$2.56	$29,201	—	0.55%	to	1.20%	(2.26%)	to	(2.90%)
2017	14,310	$2.47	to	$2.64	$34,090	—	0.55%	to	1.20%	25.64%	to	24.83%
2016	16,734	$1.97	to	$2.11	$31,851	—	0.55%	to	1.20%	8.20%	to	7.50%
2015	20,210	$1.82	to	$1.97	$35,640	—	0.55%	to	1.20%	(2.68%)	to	(3.31%)
MFS Utilities, Serv Cl
2019	46,751	$4.46	to	$1.73	$169,548	3.78%	0.55%	to	1.90%	24.12%	to	22.45%
2018	51,317	$3.59	to	$1.41	$151,015	0.83%	0.55%	to	1.90%	0.26%	to	(1.09%)
2017	61,196	$3.59	to	$1.43	$180,143	4.10%	0.55%	to	1.90%	13.87%	to	12.35%
2016	70,057	$3.15	to	$1.27	$182,085	3.65%	0.55%	to	1.90%	10.63%	to	9.15%
2015	79,768	$2.85	to	$1.16	$190,029	3.91%	0.55%	to	1.90%	(15.22%)	to	(16.37%)
MS VIF Dis, Cl II
2019	18,470	$3.24	to	$2.08	$58,529	—	0.55%	to	1.90%	39.20%	to	37.33%
2018	17,284	$2.33	to	$1.51	$39,637	—	0.55%	to	1.90%	9.92%	to	8.43%
2017	14,475	$2.12	to	$1.40	$30,403	—	0.55%	to	1.90%	37.84%	to	36.00%
2016	16,090	$1.54	to	$1.03	$24,689	—	0.55%	to	1.90%	(9.34%)	to	(10.56%)
2015	20,715	$1.70	to	$1.15	$35,167	—	0.55%	to	1.90%	(6.50%)	to	(7.76%)
MS VIF Global Real Est, Cl II
2019	16,636	$1.66	to	$1.54	$26,812	2.61%	0.55%	to	1.45%	17.41%	to	16.35%
2018	20,200	$1.41	to	$1.32	$27,834	3.10%	0.55%	to	1.45%	(8.71%)	to	(9.53%)
2017	25,820	$1.55	to	$1.46	$39,104	2.41%	0.55%	to	1.45%	9.11%	to	8.13%
2016	32,431	$1.42	to	$1.35	$45,178	1.36%	0.55%	to	1.45%	2.56%	to	1.64%
2015	38,954	$1.38	to	$1.33	$53,052	2.29%	0.55%	to	1.45%	(1.96%)	to	(2.84%)
NB AMT Intl Eq, Cl S
2019	7,924	$1.40	to	$1.40	$11,112	0.15%	0.55%	to	1.45%	26.98%	to	25.85%
2018	9,712	$1.10	to	$1.11	$10,777	0.15%	0.55%	to	1.45%	(17.41%)	to	(18.15%)
2017	11,254	$1.34	to	$1.36	$15,150	0.65%	0.55%	to	1.45%	26.07%	to	24.94%
2016	12,747	$1.06	to	$1.08	$13,664	0.62%	0.55%	to	1.45%	(2.35%)	to	(3.23%)
2015	14,559	$1.09	to	$1.12	$16,013	0.91%	0.55%	to	1.45%	0.97%	to	0.07%
NB AMT Sus Eq, Cl S
2019	4,590	$2.20	to	$2.02	$12,006	0.30%	0.60%	to	1.90%	24.83%	to	23.21%
2018	4,187	$1.76	to	$1.64	$8,768	0.21%	0.60%	to	1.90%	(6.50%)	to	(7.72%)
2017	4,154	$1.89	to	$1.77	$9,320	0.37%	0.60%	to	1.90%	17.41%	to	15.90%
2016	3,911	$1.61	to	$1.53	$7,470	0.48%	0.60%	to	1.90%	8.98%	to	7.58%
2015	4,273	$1.47	to	$1.42	$7,512	0.31%	0.60%	to	1.90%	(1.18%)	to	(2.46%)
NB AMT US Eq Index PW Strat, Cl S
2019	4,240	$1.04	to	$0.96	$4,286	0.16%	0.55%	to	1.90%	14.63%	to	13.09%
2018	4,045	$0.91	to	$0.85	$3,586	—	0.55%	to	1.90%	(7.30%)	to	(8.54%)
2017	3,417	$0.98	to	$0.93	$3,281	—	0.55%	to	1.90%	6.10%	to	4.68%
2016	3,376	$0.92	to	$0.89	$3,072	—	0.55%	to	1.90%	(1.19%)	to	(2.51%)
2015	3,673	$0.93	to	$0.91	$3,400	—	0.55%	to	1.90%	(5.58%)	to	(6.85%)
PIMCO VIT All Asset, Advisor Cl
2019	39,328	$1.75	to	$1.16	$66,173	2.77%	0.55%	to	1.90%	11.13%	to	9.64%
2018	46,372	$1.58	to	$1.06	$70,331	2.95%	0.55%	to	1.90%	(5.97%)	to	(7.23%)
2017	56,360	$1.68	to	$1.14	$91,337	4.43%	0.55%	to	1.90%	12.76%	to	11.25%
2016	64,890	$1.49	to	$1.02	$93,646	2.43%	0.55%	to	1.90%	12.29%	to	10.77%
2015	80,431	$1.33	to	$0.92	$103,895	2.91%	0.55%	to	1.90%	(9.69%)	to	(10.89%)
PIMCO VIT Glb Man As Alloc, Adv Cl
2019	4,415	$1.25	to	$1.13	$5,298	2.12%	0.55%	to	1.90%	16.32%	to	14.77%
2018	4,395	$1.08	to	$0.98	$4,553	1.59%	0.55%	to	1.90%	(6.13%)	to	(7.40%)
2017	4,421	$1.15	to	$1.06	$4,914	2.16%	0.55%	to	1.90%	13.37%	to	11.85%
2016	4,276	$1.01	to	$0.95	$4,210	2.34%	0.55%	to	1.90%	3.35%	to	1.98%
2015	4,724	$0.98	to	$0.93	$4,525	1.76%	0.55%	to	1.90%	(0.81%)	to	(2.14%)

308	∎ RIVERSOURCE VARIABLE ACCOUNT 10

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
PIMCO VIT Tot Return, Advisor Cl
2019	39,647	$1.13	to	$1.03	$43,292	2.89%	0.55%	to	1.90%	7.65%	to	6.21%
2018	29,874	$1.05	to	$0.97	$30,435	2.43%	0.55%	to	1.90%	(1.18%)	to	(2.51%)
2017	28,808	$1.06	to	$0.99	$29,845	1.92%	0.55%	to	1.90%	4.24%	to	2.84%
2016	18,986	$1.02	to	$0.97	$18,973	1.98%	0.55%	to	1.90%	2.01%	to	0.65%
2015	14,009	$1.00	to	$0.96	$13,796	4.90%	0.55%	to	1.90%	(0.54%)	to	(1.88%)
Put VT Global Hlth Care, Cl IB
2019	7,149	$3.47	to	$3.21	$23,677	—	0.55%	to	1.20%	29.58%	to	28.74%
2018	8,767	$2.68	to	$2.49	$22,465	0.99%	0.55%	to	1.20%	(1.14%)	to	(1.79%)
2017	9,934	$2.71	to	$2.54	$25,818	0.53%	0.55%	to	1.20%	14.67%	to	13.93%
2016	11,746	$2.36	to	$2.23	$26,703	—	0.55%	to	1.20%	(11.84%)	to	(12.41%)
2015	14,959	$2.68	to	$2.54	$38,672	7.52%	0.55%	to	1.20%	7.20%	to	6.50%
Put VT Intl Eq, Cl IB
2019	6,274	$1.93	to	$1.89	$11,617	1.43%	0.55%	to	1.20%	24.47%	to	23.66%
2018	7,342	$1.55	to	$1.53	$10,946	1.42%	0.55%	to	1.20%	(19.56%)	to	(20.08%)
2017	8,597	$1.93	to	$1.91	$15,980	2.24%	0.55%	to	1.20%	25.89%	to	25.07%
2016	9,846	$1.53	to	$1.53	$14,585	3.53%	0.55%	to	1.20%	(2.99%)	to	(3.61%)
2015	11,782	$1.58	to	$1.58	$18,040	1.17%	0.55%	to	1.20%	(0.41%)	to	(1.05%)
Put VT Sus Leaders, Cl IA
2019	17,005	$4.28	to	$4.28	$73,160	0.69%	1.25%	to	1.25%	35.02%	to	35.02%
2018	18,846	$3.17	to	$3.17	$60,059	0.01%	1.25%	to	1.25%	(2.52%)	to	(2.52%)
2017	20,744	$3.25	to	$3.25	$67,957	0.85%	1.25%	to	1.25%	27.95%	to	27.95%
2016	22,792	$2.54	to	$2.54	$58,366	0.97%	1.25%	to	1.25%	6.72%	to	6.72%
2015	25,133	$2.38	to	$2.38	$60,316	1.91%	1.25%	to	1.25%	(1.31%)	to	(1.31%)
Put VT Sus Leaders, Cl IB
2019	9,530	$3.45	to	$3.24	$32,045	0.45%	0.55%	to	1.20%	35.61%	to	34.73%
2018	10,470	$2.54	to	$2.41	$26,029	—	0.55%	to	1.20%	(2.07%)	to	(2.71%)
2017	11,436	$2.60	to	$2.48	$29,120	0.63%	0.55%	to	1.20%	28.52%	to	27.69%
2016	12,838	$2.02	to	$1.94	$25,512	0.72%	0.55%	to	1.20%	7.20%	to	6.51%
2015	14,936	$1.88	to	$1.82	$27,762	1.69%	0.55%	to	1.20%	(0.84%)	to	(1.48%)
Royce Micro-Cap, Invest Cl
2019	2,431	$5.09	to	$4.69	$11,773	—	0.55%	to	0.95%	18.90%	to	18.42%
2018	2,779	$4.28	to	$3.96	$11,343	—	0.55%	to	0.95%	(9.55%)	to	(9.91%)
2017	3,299	$4.73	to	$4.40	$15,020	0.63%	0.55%	to	0.95%	4.61%	to	4.19%
2016	3,920	$4.53	to	$4.22	$17,077	0.68%	0.55%	to	0.95%	19.06%	to	18.58%
2015	4,659	$3.80	to	$3.56	$17,086	—	0.55%	to	0.95%	(12.94%)	to	(13.29%)
Temp Global Bond, Cl 2
2019	35,065	$1.01	to	$0.92	$34,358	7.17%	0.55%	to	1.90%	1.45%	to	0.09%
2018	37,431	$1.00	to	$0.92	$36,361	—	0.55%	to	1.90%	1.38%	to	0.01%
2017	37,623	$0.98	to	$0.92	$36,206	—	0.55%	to	1.90%	1.37%	to	0.02%
2016	33,736	$0.97	to	$0.92	$32,181	—	0.55%	to	1.90%	2.38%	to	1.00%
2015	37,383	$0.95	to	$0.91	$34,993	7.87%	0.55%	to	1.90%	(4.83%)	to	(6.11%)
Third Ave Val
2019	3,063	$3.61	to	$3.33	$10,588	0.27%	0.55%	to	0.95%	11.85%	to	11.40%
2018	3,676	$3.23	to	$2.99	$11,381	1.82%	0.55%	to	0.95%	(20.78%)	to	(21.10%)
2017	4,361	$4.07	to	$3.79	$17,074	0.83%	0.55%	to	0.95%	12.97%	to	12.52%
2016	5,019	$3.61	to	$3.37	$17,443	0.81%	0.55%	to	0.95%	11.61%	to	11.16%
2015	5,995	$3.23	to	$3.03	$18,682	3.32%	0.55%	to	0.95%	(9.39%)	to	(9.75%)
VanEck VIP Global Gold, Cl S
2019	19,858	$1.02	to	$0.94	$19,650	—	0.55%	to	1.90%	37.99%	to	36.14%
2018	17,188	$0.74	to	$0.69	$12,411	3.11%	0.55%	to	1.90%	(16.16%)	to	(17.30%)
2017	14,742	$0.88	to	$0.83	$12,758	4.45%	0.55%	to	1.90%	11.02%	to	9.53%
2016	14,214	$0.80	to	$0.76	$11,190	0.32%	0.55%	to	1.90%	47.13%	to	45.16%
2015	10,176	$0.54	to	$0.52	$5,450	—	0.55%	to	1.90%	(24.57%)	to	(25.58%)

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	309

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
VP Aggr, Cl 2
2019	514,782	$2.09	to	$1.58	$1,033,752	—	0.55%	to	1.90%	20.92%		to	19.30%
2018	589,593	$1.73	to	$1.33	$983,660	—	0.55%	to	1.90%	(9.09%)		to	(10.31%)
2017	645,382	$1.90	to	$1.48	$1,188,161	—	0.55%	to	1.90%	18.26%		to	16.68%
2016	694,293	$1.61	to	$1.27	$1,085,154	—	0.55%	to	1.90%	5.33%		to	3.92%
2015	767,605	$1.52	to	$1.22	$1,143,770	—	0.55%	to	1.90%	(1.30%)		to	(2.63%)
VP Aggr, Cl 4
2019	297,629	$2.09	to	$1.92	$600,819	—	0.55%	to	1.45%	21.01%		to	19.93%
2018	364,028	$1.73	to	$1.60	$609,397	—	0.55%	to	1.45%	(9.12%)		to	(9.94%)
2017	438,155	$1.90	to	$1.77	$810,257	—	0.55%	to	1.45%	18.22%		to	17.17%
2016	554,043	$1.61	to	$1.51	$870,142	—	0.55%	to	1.45%	5.39%		to	4.44%
2015	678,201	$1.53	to	$1.45	$1,014,551	—	0.55%	to	1.45%	(1.30%)		to	(2.19%)
VP Col Wanger Intl Eq, Cl 2
2019	21,799	$1.63	to	$1.50	$40,233	0.59%	0.60%	to	1.90%	28.73%		to	27.07%
2018	22,756	$1.27	to	$1.18	$32,753	1.87%	0.60%	to	1.90%	(17.96%)		to	(19.03%)
2017	19,576	$1.54	to	$1.46	$34,496	0.82%	0.60%	to	1.90%	31.15%		to	29.44%
2016	16,412	$1.18	to	$1.13	$22,138	1.43%	0.60%	to	1.90%	(1.36%)		to	(2.65%)
2015	15,173	$1.19	to	$1.16	$20,835	1.40%	0.60%	to	1.90%	(2.23%)		to	(3.50%)
VP Conserv, Cl 2
2019	334,581	$1.42	to	$1.15	$452,819	—	0.55%	to	1.90%	10.14%		to	8.67%
2018	313,974	$1.29	to	$1.06	$387,057	—	0.55%	to	1.90%	(3.49%)		to	(4.79%)
2017	364,115	$1.33	to	$1.11	$466,977	—	0.55%	to	1.90%	6.83%		to	5.40%
2016	420,989	$1.25	to	$1.05	$507,922	—	0.55%	to	1.90%	2.87%		to	1.49%
2015	404,404	$1.21	to	$1.04	$476,634	—	0.55%	to	1.90%	(0.71%)		to	(2.04%)
VP Conserv, Cl 4
2019	322,396	$1.42	to	$1.30	$438,288	—	0.55%	to	1.45%	10.14%		to	9.15%
2018	359,816	$1.29	to	$1.19	$446,021	—	0.55%	to	1.45%	(3.41%)		to	(4.29%)
2017	438,966	$1.33	to	$1.24	$565,866	—	0.55%	to	1.45%	6.75%		to	5.80%
2016	557,147	$1.25	to	$1.17	$675,846	—	0.55%	to	1.45%	2.87%		to	1.95%
2015	573,235	$1.21	to	$1.15	$678,617	—	0.55%	to	1.45%	(0.70%)		to	(1.60%)
VP Man Risk, Cl 2
2019	159,500	$1.13	to	$1.09	$177,905	—	0.55%	to	1.90%	15.42%		to	13.87%
2018	95,804	$0.98	to	$0.96	$92,980	—	0.55%	to	1.90%	(5.82%)		to	(7.09%)
2017	16,502	$1.04	to	$1.03	$17,080	—	0.55%	to	1.90%	3.53	%(9)	to	3.14	%(9)
VP Man Risk US, Cl 2
2019	146,325	$1.18	to	$1.14	$171,094	—	0.55%	to	1.90%	17.67%		to	16.09%
2018	72,408	$1.00	to	$0.98	$72,135	—	0.55%	to	1.90%	(4.07%)		to	(5.36%)
2017	10,227	$1.04	to	$1.04	$10,666	—	0.55%	to	1.90%	4.33	%(9)	to	3.94	%(9)
VP Man Vol Conserv, Cl 2
2019	430,973	$1.21	to	$1.12	$511,641	—	0.55%	to	1.90%	11.30%		to	9.81%
2018	352,073	$1.09	to	$1.02	$377,188	—	0.55%	to	1.90%	(3.12%)		to	(4.42%)
2017	371,569	$1.12	to	$1.07	$412,801	—	0.55%	to	1.90%	7.30%		to	5.86%
2016	375,994	$1.05	to	$1.01	$390,968	—	0.55%	to	1.90%	2.49%		to	1.12%
2015	205,029	$1.02	to	$1.00	$208,901	—	0.55%	to	1.90%	(1.68%)		to	(2.99%)
VP Man Vol Conserv Gro, Cl 2
2019	1,086,807	$1.26	to	$1.19	$1,368,390	—	0.55%	to	1.90%	13.37%		to	11.85%
2018	1,045,272	$1.11	to	$1.06	$1,166,105	—	0.55%	to	1.90%	(4.83%)		to	(6.11%)
2017	1,090,668	$1.17	to	$1.13	$1,283,320	—	0.55%	to	1.90%	10.58%		to	9.11%
2016	1,147,613	$1.05	to	$1.04	$1,225,828	—	0.55%	to	1.90%	2.60%		to	1.23%
2015	787,479	$1.03	to	$1.03	$823,246	—	0.55%	to	1.90%	(2.37%)		to	(3.67%)

310	∎ RIVERSOURCE VARIABLE ACCOUNT 10

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
VP Man Vol Gro, Cl 2
2019	7,648,690	$1.34	to	$1.33	$10,691,504	—	0.55%	to	1.90%	17.61%	to	16.03%
2018	7,690,166	$1.14	to	$1.15	$9,161,189	—	0.55%	to	1.90%	(8.24%)	to	(9.48%)
2017	7,241,065	$1.24	to	$1.27	$9,417,648	—	0.55%	to	1.90%	16.84%	to	15.28%
2016	6,861,703	$1.06	to	$1.10	$7,649,392	—	0.55%	to	1.90%	2.80%	to	1.42%
2015	6,355,234	$1.03	to	$1.08	$6,894,914	—	0.55%	to	1.90%	(3.87%)	to	(5.16%)
VP Man Vol Mod Gro, Cl 2
2019	9,915,419	$1.31	to	$1.34	$13,928,600	—	0.55%	to	1.90%	15.53%	to	13.98%
2018	10,282,670	$1.13	to	$1.18	$12,547,330	—	0.55%	to	1.90%	(6.37%)	to	(7.63%)
2017	10,233,494	$1.21	to	$1.27	$13,380,654	—	0.55%	to	1.90%	13.72%	to	12.20%
2016	10,167,228	$1.06	to	$1.14	$11,730,363	—	0.55%	to	1.90%	2.85%	to	1.47%
2015	9,075,444	$1.03	to	$1.12	$10,207,540	—	0.55%	to	1.90%	(3.05%)	to	(4.35%)
VP Mod, Cl 2
2019	4,164,098	$1.75	to	$1.36	$6,996,952	—	0.55%	to	1.90%	15.50%	to	13.95%
2018	4,279,589	$1.52	to	$1.19	$6,252,850	—	0.55%	to	1.90%	(6.09%)	to	(7.36%)
2017	4,525,857	$1.62	to	$1.29	$7,073,183	—	0.55%	to	1.90%	12.60%	to	11.10%
2016	4,720,820	$1.44	to	$1.16	$6,581,507	—	0.55%	to	1.90%	4.06%	to	2.67%
2015	4,872,680	$1.38	to	$1.13	$6,556,989	—	0.55%	to	1.90%	(1.10%)	to	(2.43%)
VP Mod, Cl 4
2019	4,146,579	$1.76	to	$1.61	$7,014,436	—	0.55%	to	1.45%	15.54%	to	14.50%
2018	4,786,697	$1.52	to	$1.41	$7,036,348	—	0.55%	to	1.45%	(6.09%)	to	(6.93%)
2017	5,535,497	$1.62	to	$1.51	$8,698,841	—	0.55%	to	1.45%	12.59%	to	11.58%
2016	6,377,730	$1.44	to	$1.35	$8,937,621	—	0.55%	to	1.45%	4.06%	to	3.12%
2015	7,222,346	$1.38	to	$1.31	$9,765,609	—	0.55%	to	1.45%	(1.10%)	to	(1.99%)
VP Mod Aggr, Cl 2
2019	1,759,401	$1.92	to	$1.46	$3,240,508	—	0.55%	to	1.90%	18.06%	to	16.48%
2018	2,013,548	$1.63	to	$1.26	$3,155,126	—	0.55%	to	1.90%	(7.55%)	to	(8.79%)
2017	2,232,170	$1.76	to	$1.38	$3,799,415	—	0.55%	to	1.90%	15.51%	to	13.97%
2016	2,427,281	$1.52	to	$1.21	$3,592,456	—	0.55%	to	1.90%	4.69%	to	3.29%
2015	2,674,127	$1.45	to	$1.17	$3,797,681	—	0.55%	to	1.90%	(1.27%)	to	(2.59%)
VP Mod Aggr, Cl 4
2019	1,095,299	$1.92	to	$1.76	$2,029,967	—	0.55%	to	1.45%	18.10%	to	17.04%
2018	1,388,678	$1.63	to	$1.50	$2,188,002	—	0.55%	to	1.45%	(7.59%)	to	(8.42%)
2017	1,694,432	$1.76	to	$1.64	$2,900,251	—	0.55%	to	1.45%	15.56%	to	14.52%
2016	2,083,794	$1.52	to	$1.43	$3,098,935	—	0.55%	to	1.45%	4.68%	to	3.75%
2015	2,538,648	$1.46	to	$1.38	$3,620,415	—	0.55%	to	1.45%	(1.34%)	to	(2.22%)
VP Mod Conserv, Cl 2
2019	853,533	$1.58	to	$1.25	$1,285,589	—	0.55%	to	1.90%	12.89%	to	11.38%
2018	857,276	$1.40	to	$1.12	$1,148,665	—	0.55%	to	1.90%	(4.65%)	to	(5.94%)
2017	951,569	$1.46	to	$1.19	$1,344,016	—	0.55%	to	1.90%	9.41%	to	7.94%
2016	1,050,146	$1.34	to	$1.10	$1,362,169	—	0.55%	to	1.90%	3.40%	to	2.01%
2015	1,080,404	$1.29	to	$1.08	$1,362,065	—	0.55%	to	1.90%	(0.77%)	to	(2.10%)
VP Mod Conserv, Cl 4
2019	848,431	$1.58	to	$1.45	$1,287,128	—	0.55%	to	1.45%	12.87%	to	11.86%
2018	966,531	$1.40	to	$1.29	$1,304,637	—	0.55%	to	1.45%	(4.58%)	to	(5.44%)
2017	1,166,069	$1.47	to	$1.37	$1,656,917	—	0.55%	to	1.45%	9.31%	to	8.34%
2016	1,410,424	$1.34	to	$1.26	$1,841,117	—	0.55%	to	1.45%	3.47%	to	2.54%
2015	1,588,850	$1.30	to	$1.23	$2,012,896	—	0.55%	to	1.45%	(0.84%)	to	(1.74%)
VP Ptnrs Core Bond, Cl 2
2019	8,894	$1.16	to	$1.05	$10,597	2.13%	0.60%	to	1.90%	7.74%	to	6.35%
2018	7,524	$1.08	to	$0.99	$8,353	2.34%	0.60%	to	1.90%	(0.95%)	to	(2.23%)
2017	8,696	$1.09	to	$1.01	$9,776	2.15%	0.60%	to	1.90%	2.72%	to	1.40%
2016	8,554	$1.06	to	$1.00	$9,408	1.85%	0.60%	to	1.90%	1.64%	to	0.31%
2015	6,047	$1.05	to	$0.99	$6,582	1.67%	0.60%	to	1.90%	(0.05%)	to	(1.36%)

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	311

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
VP Ptnrs Core Eq, Cl 2
2019	4,244	$2.08	to	$1.90	$10,227	—	0.60%	to	1.90%	25.45%		to	23.83%
2018	4,552	$1.66	to	$1.53	$8,796	—	0.60%	to	1.90%	(8.75%)		to	(9.94%)
2017	4,700	$1.82	to	$1.70	$10,014	—	0.60%	to	1.90%	19.40%		to	17.87%
2016	4,534	$1.52	to	$1.44	$8,128	—	0.60%	to	1.90%	8.90%		to	7.49%
2015	4,751	$1.40	to	$1.34	$7,873	—	0.60%	to	1.90%	(0.27%)		to	(1.56%)
VP Ptnrs Core Eq, Cl 3
2019	11,078	$2.25	to	$2.03	$23,860	—	0.55%	to	1.45%	25.69%		to	24.56%
2018	13,454	$1.79	to	$1.63	$23,146	—	0.55%	to	1.45%	(8.59%)		to	(9.41%)
2017	17,029	$1.95	to	$1.80	$32,189	—	0.55%	to	1.45%	19.62%		to	18.55%
2016	20,722	$1.63	to	$1.52	$32,885	—	0.55%	to	1.45%	9.09%		to	8.11%
2015	24,829	$1.50	to	$1.41	$36,243	—	0.55%	to	1.45%	(0.09%)		to	(0.99%)
VP Ptnrs Sm Cap Gro, Cl 2
2019	3,823	$1.78	to	$1.62	$9,390	—	0.60%	to	1.90%	20.22%		to	18.67%
2018	3,356	$1.48	to	$1.36	$6,890	—	0.60%	to	1.90%	(5.45%)		to	(6.68%)
2017	2,729	$1.56	to	$1.46	$5,935	—	0.60%	to	1.90%	17.79%		to	16.27%
2016	2,402	$1.33	to	$1.26	$4,455	—	0.60%	to	1.90%	5.75%		to	4.38%
2015	2,514	$1.25	to	$1.20	$4,442	—	0.60%	to	1.90%	(5.88%)		to	(7.10%)
VP Ptnrs Sm Cap Val, Cl 2
2019	3,438	$1.68	to	$1.54	$7,128	—	0.60%	to	1.90%	18.81%		to	17.28%
2018	3,283	$1.42	to	$1.31	$5,754	—	0.60%	to	1.90%	(14.24%)		to	(15.35%)
2017	2,920	$1.65	to	$1.55	$5,991	—	0.60%	to	1.90%	6.25%		to	4.88%
2016	2,638	$1.55	to	$1.48	$5,104	—	0.60%	to	1.90%	24.61%		to	23.00%
2015	2,373	$1.25	to	$1.20	$3,703	—	0.60%	to	1.90%	(9.98%)		to	(11.15%)
VP Ptnrs Sm Cap Val, Cl 3
2019	20,084	$3.72	to	$1.93	$63,888	—	0.55%	to	1.45%	19.00%		to	17.93%
2018	22,961	$3.13	to	$1.63	$61,363	—	0.55%	to	1.45%	(14.07%)		to	(14.85%)
2017	26,821	$3.64	to	$1.92	$83,615	—	0.55%	to	1.45%	6.44%		to	5.49%
2016	32,428	$3.42	to	$1.82	$95,187	—	0.55%	to	1.45%	24.85%		to	23.73%
2015	38,518	$2.74	to	$1.47	$91,180	—	0.55%	to	1.45%	(9.85%)		to	(10.66%)
VP US Flex Conserv Gro, Cl 2
2019	216,805	$1.15	to	$1.19	$264,362	—	0.55%	to	1.90%	14.23%		to	12.70%
2018	119,444	$1.00	to	$1.05	$128,176	—	0.55%	to	1.90%	(3.03%)		to	(4.33%)
2017	69,286	$1.04	to	$1.10	$77,087	—	0.55%	to	1.90%	3.43	%(9)	to	9.62%
2016	7,951	$1.01	to	$1.00	$7,994	—	0.60%	to	1.90%	0.83	%(7)	to	0.66	%(7)
VP US Flex Gro, Cl 2
2019	2,087,385	$1.21	to	$1.33	$2,862,487	—	0.55%	to	1.90%	19.54%		to	17.94%
2018	1,403,049	$1.02	to	$1.13	$1,616,520	—	0.55%	to	1.90%	(4.45%)		to	(5.73%)
2017	782,503	$1.06	to	$1.20	$948,181	—	0.55%	to	1.90%	6.17	%(9)	to	16.23%
2016	152,952	$1.03	to	$1.03	$158,048	—	0.60%	to	1.90%	2.20	%(7)	to	2.03	%(7)
VP US Flex Mod Gro, Cl 2
2019	1,326,348	$1.18	to	$1.26	$1,718,525	—	0.55%	to	1.90%	16.93%		to	15.36%
2018	965,850	$1.01	to	$1.09	$1,074,953	—	0.55%	to	1.90%	(3.77%)		to	(5.06%)
2017	581,575	$1.05	to	$1.15	$675,916	—	0.55%	to	1.90%	4.93	%(9)	to	13.02%
2016	82,581	$1.02	to	$1.02	$84,178	—	0.60%	to	1.90%	1.52	%(7)	to	1.35	%(7)
Wanger Intl
2019	50,662	$4.33	to	$2.07	$174,505	0.79%	0.55%	to	1.45%	29.28%		to	28.12%
2018	60,391	$3.35	to	$1.61	$160,984	2.02%	0.55%	to	1.45%	(18.15%)		to	(18.89%)
2017	68,564	$4.09	to	$1.99	$224,311	1.20%	0.55%	to	1.45%	32.19%		to	31.01%
2016	78,620	$3.10	to	$1.52	$195,758	1.13%	0.55%	to	1.45%	(1.95%)		to	(2.83%)
2015	94,010	$3.16	to	$1.56	$241,040	1.42%	0.55%	to	1.45%	(0.45%)		to	(1.35%)

312	∎ RIVERSOURCE VARIABLE ACCOUNT 10

	At December 31					For the year ended December 31
	Units (000s)	Accumulation unit value lowest to highest(1)			Net assets (000s)	Investment income ratio(2)	Expense ratio lowest to highest(3)			Total return lowest to highest(1)(4)
Wanger USA
2019	54,642	$5.64	to	$2.82	$253,728	0.26%	0.55%	to	1.45%	30.38%	to	29.21%
2018	63,796	$4.33	to	$2.18	$227,464	0.09%	0.55%	to	1.45%	(2.00%)	to	(2.89%)
2017	73,900	$4.42	to	$2.25	$269,824	—	0.55%	to	1.45%	18.93%	to	17.86%
2016	87,712	$3.71	to	$1.91	$269,942	—	0.55%	to	1.45%	13.07%	to	12.05%
2015	105,481	$3.28	to	$1.70	$289,513	0.00%	0.55%	to	1.45%	(1.15%)	to	(2.04%)
WF VT Index Asset Alloc, Cl 2
2019	8,230	$2.92	to	$2.74	$23,399	1.09%	0.55%	to	1.20%	19.50%	to	18.72%
2018	9,481	$2.44	to	$2.30	$22,593	0.97%	0.55%	to	1.20%	(3.44%)	to	(4.07%)
2017	11,067	$2.53	to	$2.40	$27,343	0.74%	0.55%	to	1.20%	11.64%	to	10.91%
2016	12,593	$2.26	to	$2.17	$27,911	0.89%	0.55%	to	1.20%	7.09%	to	6.39%
2015	13,760	$2.11	to	$2.04	$28,356	1.03%	0.55%	to	1.20%	0.70%	to	0.04%
WF VT Intl Eq, Cl 2
2019	18,783	$1.89	to	$1.22	$30,400	3.69%	0.55%	to	1.45%	14.85%	to	13.82%
2018	20,982	$1.65	to	$1.07	$29,640	11.24%	0.55%	to	1.45%	(17.73%)	to	(18.48%)
2017	23,601	$2.00	to	$1.31	$40,675	2.82%	0.55%	to	1.45%	23.66%	to	22.55%
2016	24,730	$1.62	to	$1.07	$34,690	2.82%	0.55%	to	1.45%	2.73%	to	1.81%
2015	30,265	$1.58	to	$1.05	$41,543	3.97%	0.55%	to	1.45%	1.24%	to	0.33%
WF VT Opp, Cl 2
2019	14,921	$3.77	to	$2.04	$49,566	0.28%	0.55%	to	1.90%	30.74%	to	28.99%
2018	17,378	$2.88	to	$1.58	$44,290	0.18%	0.55%	to	1.90%	(7.66%)	to	(8.90%)
2017	20,487	$3.12	to	$1.73	$56,740	0.68%	0.55%	to	1.90%	19.78%	to	18.18%
2016	23,575	$2.61	to	$1.47	$54,889	2.04%	0.55%	to	1.90%	11.61%	to	10.12%
2015	27,542	$2.34	to	$1.33	$57,752	0.13%	0.55%	to	1.90%	(3.62%)	to	(4.90%)
WF VT Sm Cap Gro, Cl 2
2019	24,616	$3.63	to	$2.00	$82,575	—	0.55%	to	1.90%	24.14%	to	22.48%
2018	26,761	$2.92	to	$1.63	$72,561	—	0.55%	to	1.90%	0.75%	to	(0.61%)
2017	25,824	$2.90	to	$1.64	$69,947	—	0.55%	to	1.90%	25.17%	to	23.50%
2016	28,341	$2.32	to	$1.33	$61,652	—	0.55%	to	1.90%	7.16%	to	5.73%
2015	33,099	$2.16	to	$1.26	$67,685	—	0.55%	to	1.90%	(3.42%)	to	(4.71%)
WA Var Global Hi Yd Bond, Cl II
2019	9,240	$1.24	to	$1.14	$11,151	5.39%	0.55%	to	1.90%	13.39%	to	11.86%
2018	8,318	$1.10	to	$1.02	$8,870	4.55%	0.55%	to	1.90%	(4.69%)	to	(5.98%)
2017	9,079	$1.15	to	$1.08	$10,224	5.77%	0.55%	to	1.90%	7.83%	to	6.39%
2016	6,019	$1.07	to	$1.02	$6,315	5.94%	0.55%	to	1.90%	14.73%	to	13.20%
2015	6,145	$0.93	to	$0.90	$5,648	5.80%	0.55%	to	1.90%	(6.59%)	to	(7.85%)

(1)	The accumulation unit values and total returns are based on the variable annuity contracts with the lowest and highest expense ratios.
(2)

These amounts represent the dividends, excluding distributions of capital gains, received by the division from the underlying fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude variable account expenses that result in direct reductions in the unit values. The recognition of investment income by the division is affected by the timing of the declaration of dividends by the underlying fund in which the division invests. These ratios are annualized for periods less than one year.

(3)

These ratios represent the annualized contract expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to contract owner accounts through the redemption of units and expenses of the underlying fund are excluded.

(4)

These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and reflect deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction in the total return presented. Investment options with a date notation indicate the effective date of that investment option in the variable account. The total return is calculated for the period indicated or from the effective date through the end of the reporting period. Although the total return is presented as a range of minimum to maximum values, based on the subaccounts representing the minimum and maximum expense ratio amounts, some individual subaccount total returns are not within the ranges presented due to the introduction of new subaccounts during the year and other market factors.

(5)	New subaccount operations commenced on March 27, 2015.
(6)	New subaccount operations commenced on April 29, 2016.
(7)	New subaccount operations commenced on November 14, 2016.
(8)	New subaccount operations commenced on April 28, 2017.
(9)	New subaccount operations commenced on September 18, 2017.
(10)	New subaccount operations commenced on April 27, 2018.

RIVERSOURCE VARIABLE ACCOUNT 10 ∎	313

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS AND SHAREHOLDER OF

RIVERSOURCE LIFE INSURANCE COMPANY

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of RiverSource Life Insurance Company and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of income, of comprehensive income, of shareholder’s equity and of cash flows for each of the three years in the period ended December 31, 2019, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2019 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

February 26, 2020

We have served as the Company’s auditor since 2010.

RiverSource Life Insurance Company

CONSOLIDATED BALANCE SHEETS

(in millions, except share amounts)

December 31,	2019	2018
Assets
Investments:
Available-for-Sale: Fixed maturities, at fair value (amortized cost: 2019, $19,111; 2018, $21,099)	$20,902	$21,528
Mortgage loans, at amortized cost (less allowance for loan losses: 2019, $17; 2018, $16)	2,655	2,547
Policy loans	867	861
Other investments	734	838
Total investments	25,158	25,774
Cash and cash equivalents	1,275	1,085
Reinsurance recoverables	3,198	3,113
Other receivables	1,713	209
Accrued investment income	169	203
Deferred acquisition costs	2,673	2,742
Other assets	5,332	3,554
Separate account assets	82,425	73,393
Total assets	$121,943	$110,073

Liabilities and Shareholder’s Equity
Liabilities:
Policyholder account balances, future policy benefits and claims	$30,504	$29,407
Short-term borrowings	201	201
Line of credit with Ameriprise Financial, Inc.	50	—
Other liabilities	5,427	3,500
Separate account liabilities	82,425	73,393
Total liabilities	118,607	106,501
Shareholder’s equity:
Common stock, $30 par value; 100,000 shares authorized, issued and outstanding	3	3
Additional paid-in capital	2,466	2,466
Retained earnings	293	1,058
Accumulated other comprehensive income, net of tax	574	45
Total shareholder’s equity	3,336	3,572
Total liabilities and shareholder’s equity	$121,943	$110,073

See Notes to Consolidated Financial Statements.

RiverSource Life Insurance Company

CONSOLIDATED STATEMENTS OF INCOME

(in millions)

Years Ended December 31,	2019	2018	2017
Revenues
Premiums	$397	$396	$410
Net investment income	917	1,023	1,011
Policy and contract charges	2,042	2,081	1,943
Other revenues	464	411	400
Net realized investment gains (losses)	(2)	10	40
Total revenues	3,818	3,921	3,804

Benefits and expenses
Benefits, claims, losses and settlement expenses	1,804	1,373	1,239
Interest credited to fixed accounts	669	674	656
Amortization of deferred acquisition costs	133	255	207
Other insurance and operating expenses	685	679	701
Total benefits and expenses	3,291	2,981	2,803
Pretax income (loss)	527	940	1,001
Income tax provision (benefit)	(60)	35	260
Net income	$587	$905	$741

Supplemental Disclosures:
Total other-than-temporary impairment losses on securities	$(24)	$—	$—
Portion of loss recognized in other comprehensive income (before taxes)	7	—	—
Net impairment losses recognized in net realized investment gains (losses)	$(17)	$—	$—

See Notes to Consolidated Financial Statements.

RiverSource Life Insurance Company

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

Years Ended December 31,	2019	2018	2017

Net income	$587	$905	$741
Other comprehensive income (loss), net of tax:
Net unrealized gains (losses) on securities	529	(412)	(3)
Net unrealized gains (losses) on derivatives	—	1	3
Other	—	—	(1)
Total other comprehensive income (loss), net of tax	529	(411)	(1)
Total comprehensive income	$1,116	$494	$740

See Notes to Consolidated Financial Statements.

RiverSource Life Insurance Company

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

(in millions)

	Common Shares	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
Balances at January 1, 2017	$3	$2,466	$862	$457	$3,788
Comprehensive income:
Net income	—	—	741	—	741
Other comprehensive income (loss), net of tax	—	—	—	(1)	(1)

Total comprehensive income					740
Cash dividends to Ameriprise Financial, Inc.	—	—	(700)	—	(700)

Balances at December 31, 2017	3	2,466	903	456	3,828
Comprehensive income:
Net income	—	—	905	—	905
Other comprehensive income (loss), net of tax	—	—	—	(411)	(411)

Total comprehensive income					494
Cash dividends to Ameriprise Financial, Inc.	—	—	(750)	—	(750)

Balances at December 31, 2018	3	2,466	1,058	45	3,572
Cumulative effect of adoption of premium amortization on purchased callable debt securities guidance	—	—	(2)	—	(2)
Comprehensive income:
Net income	—	—	587	—	587
Other comprehensive income (loss), net of tax	—	—	—	529	529

Total comprehensive income					1,116
Cash dividends to Ameriprise Financial, Inc.	—	—	(1,350)	—	(1,350)
Balances at December 31, 2019	$3	$2,466	$293	$574	$3,336

See Notes to Consolidated Financial Statements.

RiverSource Life Insurance Company

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

Years Ended December 31,	2019	2018	2017
Cash Flows from Operating Activities
Net income	$587	$905	$741
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, amortization and accretion, net	(22)	37	48
Deferred income tax (benefit) expense	(278)	(3)	101
Contractholder and policyholder charges, non-cash	(380)	(368)	(359)
Loss from equity method investments	99	64	108
Net realized investment (gains) losses	(15)	(10)	(40)
Other-than-temporary impairments and provision for loan losses recognized in net realized investment gains (losses)	17	—	—
Changes in operating assets and liabilities:
Deferred acquisition costs	(106)	1	(35)
Policyholder account balances, future policy benefits and claims, net	751	906	(121)
Derivatives, net of collateral	333	(170)	504
Reinsurance recoverables	(90)	(212)	(266)
Other receivables	19	14	42
Accrued investment income	26	16	18
Other, net	25	(1)	(33)
Net cash provided by (used in) operating activities	966	1,179	708

Cash Flows from Investing Activities
Available-for-Sale securities:
Proceeds from sales	232	56	234
Maturities, sinking fund payments and calls	2,250	2,635	2,491
Purchases	(1,772)	(3,049)	(2,034)
Proceeds from sales, maturities and repayments of mortgage loans	223	280	690
Funding of mortgage loans	(331)	(208)	(439)
Proceeds from sales and collections of other investments	129	137	156
Purchase of other investments	(164)	(217)	(201)
Purchase of equipment and software	(10)	(8)	(9)
Change in policy loans, net	(6)	(16)	(15)
Cash paid for deposit receivable	(349)	—	—
Cash received for deposit receivable	98	—	—
Advance on line of credit to Ameriprise Financial, Inc.	—	(273)	(15)
Repayment from Ameriprise Financial, Inc. on line of credit	—	273	15
Cash paid for written options with deferred premiums	(243)	(131)	(82)
Cash received from written options with deferred premiums	170	130	75
Other, net	42	(15)	3
Net cash provided by (used in) investing activities	269	(406)	869

Cash Flows from Financing Activities
Policyholder account balances:
Deposits and other additions	2,152	1,933	2,059
Net transfers from (to) separate accounts	(86)	(75)	(157)
Surrenders and other benefits	(1,728)	(1,904)	(1,893)
Proceeds from line of credit with Ameriprise Financial, Inc.	73	10	20
Repayments to Ameriprise Financial, Inc. on line of credit	(23)	(10)	(20)
Cash received for purchased options with deferred premiums	206	254	116
Cash paid for purchased options with deferred premiums	(289)	(208)	(263)
Cash dividends to Ameriprise Financial, Inc.	(1,350)	(750)	(700)
Net cash provided by (used in) financing activities	(1,045)	(750)	(838)
Net increase (decrease) in cash and cash equivalents	190	23	739
Cash and cash equivalents at beginning of period	1,085	1,062	323
Cash and cash equivalents at end of period	$1,275	$1,085	$1,062

Supplemental Disclosures:
Income taxes paid (received), net	$215	$158	$250
Interest paid on borrowings	5	4	2
Non-cash investing activity:
Partnership commitments not yet remitted	4	1	9
Investments transferred in connection with fixed annuity reinsurance transaction	1,265	—	—

See Notes to Consolidated Financial Statements.

RiverSource Life Insurance Company

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  NATURE OF BUSINESS AND BASIS OF PRESENTATION

RiverSource Life Insurance Company is a stock life insurance company with one wholly owned stock life insurance company subsidiary, RiverSource Life Insurance Co. of New York (“RiverSource Life of NY”). RiverSource Life Insurance Company is a wholly owned subsidiary of Ameriprise Financial, Inc. (“Ameriprise Financial”).

•

RiverSource Life Insurance Company is domiciled in Minnesota and holds Certificates of Authority in American Samoa, the District of Columbia and all states except New York. RiverSource Life Insurance Company issues insurance and annuity products.

•	RiverSource Life of NY is domiciled and holds a Certificate of Authority in New York. RiverSource Life of NY issues insurance and annuity products.

RiverSource Life Insurance Company also wholly owns RiverSource Tax Advantaged Investments, Inc. (“RTA”). RTA is a stock company domiciled in Delaware and is a limited partner in affordable housing partnership investments.

The accompanying Consolidated Financial Statements include the accounts of RiverSource Life Insurance Company and companies in which it directly or indirectly has a controlling financial interest (collectively, the “Company”). All intercompany transactions and balances have been eliminated in consolidation.

In 2017, the Company recorded the following out-of-period corrections:

•

a $12 million out-of-period correction related to a variable annuity model assumption that decreased amortization of deferred acquisition costs (“DAC”) by $8 million and decreased benefits, claims, losses and settlement expenses by $4 million.

•	a $20 million decrease to income tax provision for a reversal of a tax reserve.

The impact of these out-of-period corrections was not material to prior period financial statements.

The accompanying Consolidated Financial Statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) which vary in certain respects from reporting practices prescribed or permitted by state insurance regulatory authorities as described in Note 15.

The Company evaluated events or transactions that may have occurred after the balance sheet date for potential recognition or disclosure through the date the financial statements were issued. No subsequent events or transactions were identified.

The Company’s principal products are variable deferred annuities, universal life (“UL”) insurance, including indexed universal life (“IUL”) and variable universal life (“VUL”) insurance, which are issued primarily to individuals. Waiver of premium and accidental death benefit riders are generally available with UL products, in addition to other benefit riders. Variable annuity contract purchasers can choose to add optional benefit riders to their contracts, such as guaranteed minimum death benefit (“GMDB”), guaranteed minimum withdrawal benefit (“GMWB”) and guaranteed minimum accumulation benefit (“GMAB”) riders.

The Company also offers immediate annuities, fixed deferred annuities, and traditional life and disability income (“DI”) insurance. The Company issues only non-participating life insurance policies which do not pay dividends to policyholders and contractholders.

Nearly all of the Company’s business is sold through the retail channel of Ameriprise Financial Services, LLC (“AFS”) (previously Ameriprise Financial Services, Inc. until January 2020), a subsidiary of Ameriprise Financial. RiverSource Distributors, Inc., a subsidiary of Ameriprise Financial, serves as the principal underwriter and distributor of variable annuity and life insurance products issued by the Company.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

A variable interest entity (“VIE”) is an entity that either has equity investors that lack certain essential characteristics of a controlling financial interest (including substantive voting rights, the obligation to absorb the entity’s losses, or the rights to receive the entity’s returns) or has equity investors that do not provide sufficient financial resources for the entity to support its activities.

Voting interest entities (“VOEs”) are those entities that do not qualify as a VIE. The Company consolidates VOEs in which it holds a greater than 50% voting interest. The Company generally accounts for entities using the equity method when it holds a greater than 20% but less than 50% voting interest or when the Company exercises significant influence over the entity. All other investments that are not reported at fair value as trading or Available-for-Sale securities are accounted for under the cost method when the Company owns less than a 20% voting interest and does not exercise significant influence.

RiverSource Life Insurance Company

A VIE is consolidated by the reporting entity that determines it has both:

•	the power to direct the activities of the VIE that most significantly impact the VIE’s economic performance; and

•	the obligation to absorb potentially significant losses or the right to receive potentially significant benefits to the VIE.

All VIEs are assessed for consolidation under this framework. When evaluating entities for consolidation, the Company considers its contractual rights in determining whether it has the power to direct the activities of the VIE that most significantly impact the VIEs economic performance. In determining whether the Company has this power, it considers whether it is acting in a role that enables it to direct the activities that most significantly impact the economic performance of an entity or if it is acting in an agent role.

In determining whether the Company has the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE, the Company considers an analysis of its rights to receive benefits such as investment returns and its obligation to absorb losses associated with any investment in the VIE in conjunction with other qualitative factors. Management and incentive fees that are at market and commensurate with the level of services provided, and where the Company does not hold other interests in the VIE that would absorb more than an insignificant amount of the VIE’s expected losses or receive more than an insignificant amount of the VIE’s expected residual returns, are not considered a variable interest and are excluded from the analysis.

The consolidation guidance has a scope exception for reporting entities with interests in registered money market funds which do not have an explicit support agreement.

Amounts Based on Estimates and Assumptions

Accounting estimates are an integral part of the Consolidated Financial Statements. In part, they are based upon assumptions concerning future events. Among the more significant are those that relate to investment securities valuation and recognition of other-than-temporary impairments, DAC and the corresponding recognition of DAC amortization, valuation of derivative instruments and hedging activities, litigation reserves, future policy benefits and claims reserves and income taxes and the recognition of deferred tax assets and liabilities. These accounting estimates reflect the best judgment of management and actual results could differ.

Investments

Available-for-Sale Securities

Available-for-Sale securities are carried at fair value with unrealized gains (losses) recorded in accumulated other comprehensive income (“AOCI”), net of impacts to DAC, deferred sales inducement costs (“DSIC”), unearned revenue, benefit reserves, reinsurance recoverables and income taxes. Gains and losses are recognized on a trade date basis in the Consolidated Statements of Income upon disposition of the securities.

When the fair value of an investment is less than its amortized cost, the Company assesses whether or not: (i) it has the intent to sell the security (made a decision to sell) or (ii) it is more likely than not that the Company will be required to sell the security before its anticipated recovery. If either of these conditions exist, an other-than-temporary impairment is considered to have occurred and the Company recognizes an other-than-temporary impairment for the difference between the investment’s amortized cost and its fair value through earnings. For securities that do not meet the above criteria and the Company does not expect to recover a security’s amortized cost, the security is also considered other-than-temporarily impaired. For these securities, the Company separates the total impairment into the credit loss component and the amount of the loss related to other factors. The amount of the total other-than-temporary impairment related to credit loss is recognized in earnings.

The amount of the total other-than-temporary impairment related to other factors is recognized in other comprehensive income (“OCI”), net of impacts to DAC, DSIC, unearned revenue, benefit reserves, reinsurance recoverables and income taxes. For Available-for-Sale securities that have recognized an other-than-temporary impairment through earnings, the difference between the amortized cost and the cash flows expected to be collected is accreted as interest income if through subsequent evaluation there is a sustained increase in the cash flow expected. Subsequent increases and decreases in the fair value of Available-for-Sale securities are included in OCI.

The Company provides a supplemental disclosure on the face of its Consolidated Statements of Income that presents: (i) total other-than-temporary impairment losses recognized during the period and (ii) the portion of other-than-temporary impairment losses recognized in OCI. The sum of these amounts represents the credit-related portion of other-than-temporary impairments that were recognized in earnings during the period. The portion of other-than-temporary losses recognized in OCI includes: (i) the portion of other-than-temporary impairment losses related to factors other than credit recognized during the period and (ii) reclassifications of other-than-temporary impairment losses previously determined to be related to factors other than credit that are determined to be credit-related in the current period. The amount presented on the Consolidated Statements of Income as the portion of other-than-temporary losses recognized in OCI excludes subsequent increases and decreases in the fair value of these securities.

RiverSource Life Insurance Company

For all securities that are considered temporarily impaired, the Company does not intend to sell these securities (has not made a decision to sell) and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. The Company believes that it will collect all principal and interest due on all investments that have amortized cost in excess of fair value that are considered only temporarily impaired.

Factors the Company considers in determining whether declines in the fair value of fixed maturity securities are other-than-temporary include: (i) the extent to which the market value is below amortized cost; (ii) the duration of time in which there has been a significant decline in value; (iii) fundamental analysis of the liquidity, business prospects and overall financial condition of the issuer; and (iv) market events that could impact credit ratings, economic and business climate, litigation and government actions, and similar external business factors. In order to determine the amount of the credit loss component for corporate debt securities considered other-than-temporarily impaired, a best estimate of the present value of cash flows expected to be collected discounted at the security’s effective interest rate is compared to the amortized cost basis of the security. The significant inputs to cash flow projections consider potential debt restructuring terms, projected cash flows available to pay creditors and the Company’s position in the debtor’s overall capital structure.

For structured investments (e.g., residential mortgage backed securities, commercial mortgage backed securities and asset backed securities), the Company also considers factors such as overall deal structure and its position within the structure, quality of underlying collateral, delinquencies and defaults, loss severities, recoveries, prepayments and cumulative loss projections in assessing potential other-than-temporary impairments of these investments. Based upon these factors, securities that have indicators of potential other-than-temporary impairment are subject to detailed review by management. Securities for which declines are considered temporary continue to be monitored by management until management determines there is no current risk of an other-than-temporary impairment.

Other Investments

Other investments primarily reflect the Company’s interests in affordable housing partnerships and syndicated loans. Affordable housing partnerships are accounted for under the equity method.

Financing Receivables

Mortgage Loans and Syndicated Loans

Mortgage loans, net reflect the Company’s interest in commercial mortgage loans less the related allowance for loan losses. Syndicated loans represent the Company’s investment in below investment grade loan syndications. Mortgage loans and syndicated loans are stated at amortized cost, net of allowances for loan losses. Interest income is accrued on the unpaid principal balances of the loans as earned.

Policy Loans

Policy loans include life insurance policy and annuity loans and are reported at the unpaid principal balance, plus accrued interest.

When originated, policy loan balances do not exceed the cash surrender value of the underlying products. As there is minimal risk of loss related to these loans, the Company does not record an allowance for loan losses for policy loans.

Deposit Receivable

For each of its reinsurance agreements, the Company determines whether the agreement provides indemnification against loss or liability related to insurance risk in accordance with applicable accounting standards. If the Company determines that a reinsurance agreement does not expose the reinsurer to a reasonable possibility of a significant loss from insurance risk, the Company records the agreement using the deposit method of accounting. Deposits made are included in other receivables. As amounts are received, consistent with the underlying contracts, the deposit receivable is adjusted. The deposit receivable is accreted using the interest method and the accretion is reported in other revenues.

See Note 7 for additional information on the deposit receivable.

Nonaccrual Loans

Generally, loans are evaluated for or placed on nonaccrual status when either the collection of interest or principal has become 90 days past due or is otherwise considered doubtful of collection. When a loan is placed on nonaccrual status, unpaid accrued interest is reversed. Interest payments received on loans on nonaccrual status are generally applied to principal unless the remaining principal balance has been determined to be fully collectible.

Commercial mortgage loans are evaluated for impairment when the loan is considered for nonaccrual status, restructured or foreclosure proceedings are initiated on the property. If it is determined that the fair value is less than the current loan balance, it is written down to fair value less estimated selling costs. Foreclosed property is recorded as real estate owned in other investments.

Allowance for Loan Losses

Management determines the adequacy of the allowance for loan losses based on the overall loan portfolio composition, recent and historical loss experience, and other pertinent factors, including when applicable, internal risk ratings, loan-to-value (“LTV”)

RiverSource Life Insurance Company

ratios, FICO scores of the borrower, debt service coverage and occupancy rates, along with current economic and market conditions. This evaluation is inherently subjective as it requires estimates, which may be susceptible to significant change.

The Company determines the amount of the allowance based on management’s assessment of relative risk characteristics of the loan portfolio. The allowance is recorded for homogeneous loan categories on a pool basis, based on an analysis of product mix and risk characteristics of the portfolio, including geographic concentration, bankruptcy experiences, and historical losses, adjusted for current trends and market conditions.

While the Company attributes portions of the allowance to specific loan pools as part of the allowance estimation process, the entire allowance is available to absorb losses inherent in the total loan portfolio. The allowance is increased through provisions charged to net realized investment gains (losses) and reduced/increased by net charge-offs/recoveries.

Impaired Loans

The Company considers a loan to be impaired when, based on current information and events, it is probable the Company will not be able to collect all amounts due (both interest and principal) according to the contractual terms of the loan agreement. Impaired loans may also include loans that have been modified in troubled debt restructurings as a concession to borrowers experiencing financial difficulties. Management evaluates for impairment all restructured loans and loans with higher impairment risk factors. Factors used by the Company to determine whether all amounts due on commercial mortgage loans will be collected, include but are not limited to, the financial condition of the borrower, performance of the underlying properties, collateral and/or guarantees on the loan, and the borrower’s estimated future ability to pay based on property type and geographic location. The impairment recognized is measured as the excess of the loan’s recorded investment over: (i) the present value of its expected principal and interest payments discounted at the loan’s effective interest rate, (ii) the fair value of collateral or (iii) the loan’s observable market price.

Restructured Loans

A loan is classified as a restructured loan when the Company makes certain concessionary modifications to contractual terms for borrowers experiencing financial difficulties. When the interest rate, minimum payments, and/or due dates have been modified in an attempt to make the loan more affordable to a borrower experiencing financial difficulties, the modification is considered a troubled debt restructuring. Generally, performance prior to the restructuring or significant events that coincide with the restructuring are considered in assessing whether the borrower can meet the new terms which may result in the loan being returned to accrual status at the time of the restructuring or after a performance period. If the borrower’s ability to meet the revised payment schedule is not reasonably assured, the loan remains on nonaccrual status.

Cash and Cash Equivalents

Cash equivalents include highly liquid investments with original or remaining maturities at the time of purchase of 90 days or less.

Reinsurance

The Company cedes insurance risk to other insurers under reinsurance agreements. The Company evaluates the financial condition of its reinsurers prior to entering into new reinsurance contracts and on a periodic basis during the contract term.

Reinsurance premiums paid and benefits received are accounted for consistently with the basis used in accounting for the policies from which risk is reinsured and consistently with the terms of the reinsurance contracts. Reinsurance premiums for traditional life, long term care (“LTC”) and DI, net of the change in any prepaid reinsurance asset, are reported as a reduction of premiums. UL and VUL reinsurance premiums are reported as a reduction of policy and contract charges. In addition, for UL and VUL insurance policies, the net cost of reinsurance ceded, which represents the discounted amount of the expected cash flows between the reinsurer and the Company, is classified as an asset or contra asset and amortized over the estimated life of the policies in proportion to the estimated gross profits (“EGPs”) and is subject to retrospective adjustment in a manner similar to retrospective adjustment of DAC. The assumptions used to project the expected cash flows are consistent with those used for DAC valuation for the same contracts. Changes in the net cost of reinsurance are reflected as a component of policy and contract charges. Reinsurance recoveries are reported as components of benefits, claims, losses and settlement expenses.

Insurance liabilities are reported before the effects of reinsurance. Policyholder account balances, future policy benefits and claims recoverable under reinsurance contracts are recorded as reinsurance recoverables.

The Company also assumes life insurance and fixed annuity risk from other insurers in limited circumstances. Reinsurance premiums received and benefits paid are accounted for consistently with the basis used in accounting for the policies from which risk is reinsured and consistently with the terms of the reinsurance contracts. Liabilities for assumed business are recorded within policyholder account balances, future policy benefits and claims.

See Note 9 for additional information on reinsurance.

RiverSource Life Insurance Company

Land, Buildings, Equipment and Software

Land, buildings, equipment and internally developed or purchased software are carried at cost less accumulated depreciation or amortization and are reflected within other assets. The Company uses the straight-line method of depreciation and amortization over periods ranging from three to 39 years.

As of December 31, 2019 and 2018, land, buildings, equipment and software were $129 million and $135 million, respectively, net of accumulated depreciation of $189 million and $174 million, respectively. Depreciation and amortization expense for the years ended December 31, 2019, 2018 and 2017 was $16 million, $15 million and $15 million, respectively.

Derivative Instruments and Hedging Activities

Freestanding derivative instruments are recorded at fair value and are reflected in other assets or other liabilities. The Company’s policy is to not offset fair value amounts recognized for derivatives and collateral arrangements executed with the same counterparty under the same master netting arrangement. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting hedge designation, if any. The Company primarily uses derivatives as economic hedges that are not designated as accounting hedges or do not qualify for hedge accounting treatment. The Company occasionally designates derivatives as (i) hedges of changes in the fair value of assets, liabilities, or firm commitments (“fair value hedges”) or (ii) hedges of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedges”).

Derivative instruments that are entered into for hedging purposes are designated as such at the time the Company enters into the contract. For all derivative instruments that are designated for hedging activities, the Company documents all of the hedging relationships between the hedge instruments and the hedged items at the inception of the relationships. Management also documents its risk management objectives and strategies for entering into the hedge transactions. The Company assesses, at inception and on a quarterly basis, whether derivatives designated as hedges are highly effective in offsetting the fair value or cash flows of hedged items. If it is determined that a derivative is no longer highly effective as a hedge, the Company will discontinue the application of hedge accounting.

For derivative instruments that do not qualify for hedge accounting or are not designated as accounting hedges, changes in fair value are recognized in current period earnings. Changes in fair value of derivatives are presented in the Consolidated Statements of Income based on the nature and use of the instrument. Changes in fair value of derivatives used as economic hedges are presented in the Consolidated Statements of Income with the corresponding change in the hedged asset or liability.

For derivative instruments that qualify as fair value hedges, changes in the fair value of the derivatives, as well as changes in the fair value of the hedged assets, liabilities or firm commitments, are recognized on a net basis in current period earnings. The carrying value of the hedged item is adjusted for the change in fair value from the designated hedged risk. If a fair value hedge designation is removed or the hedge is terminated prior to maturity, previous adjustments to the carrying value of the hedged item are recognized into earnings over the remaining life of the hedged item.

For derivative instruments that qualify as cash flow hedges, the effective portion of the gain or loss on the derivative instruments is reported in AOCI and reclassified into earnings when the hedged item or transaction impacts earnings. The amount that is reclassified into earnings is presented in the Consolidated Statements of Income with the hedged instrument or transaction impact. Any ineffective portion of the gain or loss is reported in current period earnings as a component of net investment income. If a hedge designation is removed or a hedge is terminated prior to maturity, the amount previously recorded in AOCI is reclassified to earnings over the period that the hedged item impacts earnings. For hedge relationships that are discontinued because the forecasted transaction is not expected to occur according to the original strategy, any related amounts previously recorded in AOCI are recognized in earnings immediately.

The equity component of indexed annuities and IUL obligations are considered embedded derivatives. Additionally, certain annuities contain GMAB and GMWB provisions. The GMAB and the non-life contingent benefits associated with GMWB provisions are also considered embedded derivatives.

See Note 13 for information regarding the Company’s fair value measurement of derivative instruments and Note 17 for the impact of derivatives on the Consolidated Statements of Income.

Deferred Acquisition Costs

The Company incurs costs in connection with acquiring new and renewal insurance and annuity businesses. The portion of these costs which are incremental and direct to the acquisition of a new or renewal insurance policy or annuity contract are deferred. Significant costs capitalized include sales based compensation related to the acquisition of new and renewal insurance policies and annuity contracts, medical inspection costs for successful sales, and a portion of employee compensation and benefit costs based upon the amount of time spent on successful sales. Sales based compensation paid to AFS advisors and employees and third-party distributors is capitalized. Employee compensation and benefits costs which are capitalized relate primarily to sales efforts, underwriting and processing. All other costs which are not incremental direct costs of acquiring an insurance policy or annuity contract are expensed as incurred. The DAC associated with insurance policies or annuity contracts that are significantly

RiverSource Life Insurance Company

modified or internally replaced with another contract are accounted for as contract terminations. These transactions are anticipated in establishing amortization periods and other valuation assumptions.

The Company monitors other DAC amortization assumptions, such as persistency, mortality, morbidity, interest margin, variable annuity benefit utilization and maintenance expense levels each quarter and, when assessed independently, each could impact the Company’s DAC balances.

The analysis of DAC balances and the corresponding amortization is a dynamic process that considers all relevant factors and assumptions described previously. Unless the Company’s management identifies a significant deviation over the course of the quarterly monitoring, management reviews and updates these DAC amortization assumptions annually in the third quarter of each year.

Non-Traditional Long-Duration Products

For non-traditional long-duration products (including variable and fixed deferred annuity contracts, UL and VUL insurance products), DAC are amortized based on projections of EGPs over amortization periods equal to the approximate life of the business.

EGPs vary based on persistency rates (assumptions at which contractholders and policyholders are expected to surrender, make withdrawals from and make deposits to their contracts), mortality levels, client asset value growth rates (based on equity and bond market performance), variable annuity benefit utilization and interest margins (the spread between earned rates on invested assets and rates credited to contractholder and policyholder accounts) and are management’s best estimates. Management regularly monitors financial market conditions and actual contractholder and policyholder behavior experience and compares them to its assumptions. These assumptions are updated whenever it appears that earlier estimates should be revised. When assumptions are changed, the percentage of EGPs used to amortize DAC might also change. A change in the required amortization percentage is applied retrospectively; an increase in amortization percentage will result in a decrease in the DAC balance and an increase in DAC amortization expense, while a decrease in amortization percentage will result in an increase in the DAC balance and a decrease in DAC amortization expense. The impact on results of operations of changing assumptions can be either positive or negative in any particular period and is reflected in the period in which such changes are made. At each balance sheet date, the DAC balance is adjusted for the effect that would result from the realization of unrealized gains (losses) on securities impacting EGPs, with the related change recognized through AOCI.

The client asset value growth rates are the rates at which variable annuity and VUL insurance contract values invested in separate accounts are assumed to appreciate in the future. The rates used vary by equity and fixed income investments. Management reviews and, where appropriate, adjusts its assumptions with respect to client asset value growth rates on a regular basis. The Company typically uses a five-year mean reversion process as a guideline in setting near-term equity fund growth rates based on a long-term view of financial market performance as well as recent actual performance. The suggested near-term equity fund growth rate is reviewed quarterly to ensure consistency with management’s assessment of anticipated equity market performance. DAC amortization expense recorded in a period when client asset value growth rates exceed management’s near-term estimate will typically be less than in a period when growth rates fall short of management’s near-term estimate.

Traditional Long-Duration Products

For traditional long-duration products (including traditional life and DI insurance products), DAC are generally amortized as a percentage of premiums over amortization periods equal to the premium paying period. The assumptions made in calculating the DAC balance and DAC amortization expense are consistent with those used in determining the liabilities.

For traditional life and DI insurance products, the assumptions provide for adverse deviations in experience and are revised only if management concludes experience will be so adverse that DAC are not recoverable. If management concludes that DAC are not recoverable, DAC are reduced to the amount that is recoverable based on best estimate assumptions and there is a corresponding expense recorded in the Consolidated Statements of Income.

Deferred Sales Inducement Costs

Sales inducement costs consist of bonus interest credits and premium credits added to certain annuity contract and insurance policy values. These benefits are capitalized to the extent they are incremental to amounts that would be credited on similar contracts without the applicable feature. The amounts capitalized are amortized using the same methodology and assumptions used to amortize DAC. DSIC is recorded in other assets and amortization of DSIC is recorded in benefits, claims, losses and settlement expenses.

Separate Account Assets and Liabilities

Separate account assets represent funds held for the benefit of and separate account liabilities represent the obligation to the variable annuity contractholders and variable life insurance policyholders who have a contractual right to receive the benefits of their contract or policy and bear the related investment risk. Gains and losses on separate account assets accrue directly to the contractholder or policyholder and are not reported in the Company’s Consolidated Statements of Income. Separate account assets are recorded at fair value and separate account liabilities are equal to the assets recognized.

RiverSource Life Insurance Company

Policyholder Account Balances, Future Policy Benefits and Claims

The Company establishes reserves to cover the risks associated with non-traditional and traditional long-duration products. Non-traditional long-duration products include variable annuity contracts, fixed annuity contracts and UL and VUL policies. Traditional long-duration products include term life, whole life, DI and LTC insurance products.

Guarantees accounted for as insurance liabilities include GMDB, gain gross-up (“GGU”), guaranteed minimum income benefit (“GMIB”) and the life contingent benefits associated with GMWB. In addition, UL and VUL policies with product features that result in profits followed by losses are accounted for as insurance liabilities.

Guarantees accounted for as embedded derivatives include GMAB and the non-life contingent benefits associated with GMWB. In addition, the portion of indexed annuities and IUL policies allocated to the indexed account is accounted for as an embedded derivative.

Changes in future policy benefits and claims are reflected in earnings in the period adjustments are made. Where applicable, benefit amounts expected to be recoverable from reinsurance companies who share in the risk are separately recorded as reinsurance recoverables.

Non-Traditional Long-Duration Products

The liabilities for non-traditional long-duration products include fixed account values on variable and fixed annuities and UL and VUL policies, liabilities for guaranteed benefits associated with variable annuities and embedded derivatives for variable annuities, indexed annuities and IUL products.

Liabilities for fixed account values on variable and fixed deferred annuities and UL and VUL policies are equal to accumulation values, which are the cumulative gross deposits and credited interest less withdrawals and various charges.

A portion of the Company’s UL and VUL policies have product features that result in profits followed by losses from the insurance component of the contract. These profits followed by losses can be generated by the cost structure of the product or secondary guarantees in the contract. The secondary guarantee ensures that, subject to specified conditions, the policy will not terminate and will continue to provide a death benefit even if there is insufficient policy value to cover the monthly deductions and charges. The liability for these future losses is determined by estimating the death benefits in excess of account value and recognizing the excess over the estimated life based on expected assessments (e.g. cost of insurance charges, contractual administrative charges, similar fees and investment margin). See Note 11 for information regarding the liability for contracts with secondary guarantees.

Liabilities for indexed annuity products and indexed accounts of IUL products are equal to the accumulation of host contract values covering guaranteed benefits and the fair value of embedded equity options.

The GMDB and GGU liability is determined by estimating the expected value of death benefits in excess of the projected contract accumulation value and recognizing the excess over the estimated life based on expected assessments (e.g., mortality and expense fees, contractual administrative charges and similar fees).

If elected by the contract owner and after a stipulated waiting period from contract issuance, a GMIB guarantees a minimum lifetime annuity based on a specified rate of contract accumulation value growth and predetermined annuity purchase rates. The GMIB liability is determined each period by estimating the expected value of annuitization benefits in excess of the projected contract accumulation value at the date of annuitization and recognizing the excess over the estimated life based on expected assessments.

The liability for the life contingent benefits associated with GMWB provisions is determined by estimating the expected value of benefits that are contingent upon survival after the account value is equal to zero and recognizing the benefits over the estimated life based on expected assessments (e.g., mortality and expense fees, contractual administrative charges and similar fees).

In determining the liabilities for GMDB, GGU, GMIB and the life contingent benefits associated with GMWB, the Company projects these benefits and contract assessments using actuarial models to simulate various equity market scenarios. Significant assumptions made in projecting future benefits and assessments relate to customer asset value growth rates, mortality, persistency, benefit utilization and investment margins and are consistent with those used for DAC valuation for the same contracts. As with DAC, unless the Company’s management identifies a significant deviation over the course of quarterly monitoring, management reviews and updates these assumptions annually in the third quarter of each year.

See Note 11 for information regarding variable annuity guarantees.

Liabilities for fixed annuities in a benefit or payout status utilize assumptions established as of the date the payout phase is initiated. The liabilities are the present value of future estimated payments reduced for mortality (which is based on industry mortality tables with modifications based on the Company’s experience) and discounted with interest rates.

Embedded Derivatives

The fair value of embedded derivatives related to GMAB and the non-life contingent benefits associated with GMWB provisions fluctuate based on equity, interest rate and credit markets and the estimate of the Company’s nonperformance risk, which can

RiverSource Life Insurance Company

cause these embedded derivatives to be either an asset or a liability. The fair value of embedded derivatives related to indexed annuities and IUL fluctuate based on equity markets and interest rates and the estimate of the Company’s nonperformance risk and is a liability. See Note 13 for information regarding the fair value measurement of embedded derivatives.

Traditional Long-Duration Products

The liabilities for traditional long-duration products include liabilities for unpaid amounts on reported claims, estimates of benefits payable on claims incurred but not yet reported and estimates of benefits that will become payable on term life, whole life, DI and LTC policies as claims are incurred in the future.

Liabilities for unpaid amounts on reported life insurance claims are equal to the death benefits payable under the policies.

Liabilities for unpaid amounts on reported DI and LTC claims include any periodic or other benefit amounts due and accrued, along with estimates of the present value of obligations for continuing benefit payments. These unpaid amounts are calculated using anticipated claim continuance rates based on established industry tables, adjusted as appropriate for the Company’s experience. The discount rates used to calculate present values are based on average interest rates earned on assets supporting the liability for unpaid amounts.

Liabilities for estimated benefits payable on claims that have been incurred but not yet reported are based on periodic analysis of the actual time lag between when a claim occurs and when it is reported.

Liabilities for estimates of benefits that will become payable on future claims on term life, whole life and DI insurance policies are based on the net level premium and LTC policies are based on a gross premium valuation reflecting management’s current best estimate assumptions. Net level premium includes anticipated premium payments, mortality and morbidity rates, policy persistency and interest rates earned on assets supporting the liability. Gross premium valuation includes expected premium rate increases, benefit reductions, morbidity rates, policy persistency and interest rates earned on assets supporting the liability. Anticipated mortality and morbidity rates are based on established industry mortality and morbidity tables, with modifications based on the Company’s experience. Anticipated premium payments and persistency rates vary by policy form, issue age, policy duration and certain other pricing factors.

For term life, whole life, DI and LTC policies, the Company utilizes best estimate assumptions as of the date the policy is issued with provisions for the risk of adverse deviation, as appropriate. After the liabilities are initially established, management performs premium deficiency tests using best estimate assumptions without provisions for adverse deviation annually in the third quarter of each year unless management identifies a material deviation over the course of quarterly monitoring. If the liabilities determined based on these best estimate assumptions are greater than the net reserves (i.e., GAAP reserves net of any DAC balance), the existing net reserves are adjusted by first reducing the DAC balance by the amount of the deficiency or to zero through a charge to current period earnings. If the deficiency is more than the DAC balance, then the net reserves are increased by the excess through a charge to current period earnings. If a premium deficiency is recognized, the assumptions as of the date of the loss recognition are locked in and used in subsequent periods. The assumptions for LTC insurance products are management’s best estimate as of the date of loss recognition and thus no longer provide for adverse deviations in experience.

See Note 10 for information regarding the liabilities for traditional long-duration products.

Unearned Revenue Liability

The Company’s UL and VUL policies require payment of fees or other policyholder assessments in advance for services to be provided in future periods. These charges are deferred as unearned revenue and amortized using EGPs, similar to DAC. The unearned revenue liability is recorded in other liabilities and the amortization is recorded in policy and contract charges.

Income Taxes

The Company qualifies as a life insurance company for federal income tax purposes. As such, the Company is subject to the Internal Revenue Code provisions applicable to life insurance companies.

The Company’s taxable income is included in the consolidated federal income tax return of Ameriprise Financial. The Company provides for income taxes on a separate return basis, except that, under an agreement between Ameriprise Financial and the Company, tax benefits are recognized for losses to the extent they can be used in the consolidated return. It is the policy of Ameriprise Financial that it will reimburse its subsidiaries for any tax benefits recorded.

The Company’s provision for income taxes represents the net amount of income taxes that the Company expects to pay or to receive from various taxing jurisdictions in connection with its operations. The Company provides for income taxes based on amounts that the Company believes it will ultimately owe taking into account the recognition and measurement for uncertain tax positions. Inherent in the provision for income taxes are estimates and judgments regarding the tax treatment of certain items.

In connection with the provision for income taxes, the Consolidated Financial Statements reflect certain amounts related to deferred tax assets and liabilities, which result from temporary differences between the assets and liabilities measured for financial statement purposes versus the assets and liabilities measured for tax return purposes.

RiverSource Life Insurance Company

The Company is required to establish a valuation allowance for any portion of its deferred tax assets that management believes will not be realized. Significant judgment is required in determining if a valuation allowance should be established and the amount of such allowance if required. Factors used in making this determination include estimates relating to the performance of the business. Consideration is given to, among other things in making this determination: (i) future taxable income exclusive of reversing temporary differences and carryforwards; (ii) future reversals of existing taxable temporary differences; (iii) taxable income in prior carryback years; and (iv) tax planning strategies. Management may need to identify and implement appropriate planning strategies to ensure its ability to realize deferred tax assets and reduce the likelihood of the establishment of a valuation allowance with respect to such assets. See Note 19 for additional information on the Company’s valuation allowance.

Changes in tax rates and tax law are accounted for in the period of enactment. Deferred tax assets and liabilities are adjusted for the effect of a change in tax laws or rates and the effect is included in net income. See Note 19 for further discussion on the enactment of the legislation commonly referred to as the Tax Cuts and Jobs Act (“Tax Act”) and the impact to the Company’s provision for income taxes for the year ended December 31, 2017.

Revenue Recognition

Premiums on traditional life, DI and LTC insurance products and immediate annuities with a life contingent feature are net of reinsurance ceded and are recognized as revenue when due.

Interest income is accrued as earned using the effective interest method, which makes an adjustment of the yield for security premiums and discounts on all performing fixed maturity securities classified as Available-for-Sale so that the related security or loan recognizes a constant rate of return on the outstanding balance throughout its term. When actual prepayments differ significantly from originally anticipated prepayments, the retrospective effective yield is recalculated to reflect actual payments to date and updated future payment assumptions and a catch-up adjustment is recorded in the current period. In addition, the new effective yield, which reflects anticipated future payments, is used prospectively.

Mortality and expense risk fees are based on a percentage of the fair value of assets held in the Company’s separate accounts and recognized when assessed. Variable annuity guaranteed benefit rider charges, cost of insurance charges on UL and VUL insurance and contract charges (net of reinsurance premiums and cost of reinsurance for UL insurance products) and surrender charges on annuities and UL and VUL insurance are recognized as revenue when assessed.

Realized gains and losses on the sale of securities, other than equity method investments, are recognized using the specific identification method, on a trade date basis.

Fees received under marketing support and distribution services arrangements are recognized as revenue when earned.

See Note 4 for further discussion of accounting policies on revenue from contracts with customers.

3.  RECENT ACCOUNTING PRONOUNCEMENTS

Adoption of New Accounting Standards

Leases — Recognition of Lease Assets and Liabilities on Balance Sheet

In February 2016, the Financial Accounting Standards Board (“FASB”) updated the accounting standards for leases. The update was issued to increase transparency and comparability for the accounting of lease transactions. The standard requires most lease transactions for lessees to be recorded on the balance sheet as lease assets and lease liabilities and both quantitative and qualitative disclosures about leasing arrangements. The standard was effective for interim and annual periods beginning after December 15, 2018. Entities had the option to adopt the standard using a modified retrospective approach at either the beginning of the earliest period presented or as of the date of adoption. The Company adopted the standard using a modified retrospective approach as of January 1, 2019. The Company also elected the package of practical expedients permitted under the transition guidance within the accounting standard that allows entities to carryforward their historical lease classification and to not reassess contracts for embedded leases among other things. The adoption did not have a material impact on the Company’s consolidated financial condition or results of operations.

Income Statement — Reporting Comprehensive Income — Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income

In February 2018, the FASB updated the accounting standards related to the presentation of tax effects stranded in AOCI. The update allows a reclassification from AOCI to retained earnings for tax effects stranded in AOCI resulting from the Tax Act. The election of the update was optional. The update was effective for fiscal years beginning after December 15, 2018. Entities could record the impacts either in the period of adoption or retrospectively to each period (or periods) in which the effect of the change in the U.S. federal corporate income tax rate in the Tax Act is recognized. The Company adopted the standard on January 1, 2019 and elected not to reclassify the stranded tax effects in AOCI.

Derivatives and Hedging — Targeted Improvements to Accounting for Hedging Activities

In August 2017, the FASB updated the accounting standards to amend the hedge accounting recognition and presentation requirements. The objectives of the update are to better align the financial reporting of hedging relationships to the economic

RiverSource Life Insurance Company

results of an entity’s risk management activities and simplify the application of the hedge accounting guidance. The update also adds new disclosures and amends existing disclosure requirements. The standard was effective for interim and annual periods beginning after December 15, 2018, and was required to be applied on a modified retrospective basis. The Company adopted the standard on January 1, 2019. The adoption did not have an impact on the Company’s consolidated financial condition or results of operations.

Receivables — Nonrefundable Fees and Other Costs — Premium Amortization on Purchased Callable Debt Securities

In March 2017, the FASB updated the accounting standards to shorten the amortization period for certain purchased callable debt securities held at a premium. Under previous guidance, premiums were generally amortized over the contractual life of the security. The amendments require the premium to be amortized to the earliest call date. The update applies to securities with explicit, non-contingent call features that are callable at fixed prices and on preset dates. The standard was effective for interim and annual periods beginning after December 15, 2018, and was required to be applied on a modified retrospective basis through a cumulative-effect adjustment directly to retained earnings as of the beginning of the period of adoption. The Company adopted the standard on January 1, 2019. The adoption did not have a material impact on the Company’s consolidated financial condition or results of operations.

Revenue from Contracts with Customers

In May 2014, the FASB updated the accounting standards for revenue from contracts with customers. The update provides a five step revenue recognition model for all revenue arising from contracts with customers and affects all entities that enter into contracts to provide goods or services to their customers (unless the contracts are in the scope of other standards). The standard also updates the accounting for certain costs associated with obtaining and fulfilling a customer contract and requires disclosure of quantitative and qualitative information that enables users of financial statements to understand the nature, amount, timing, and uncertainty of revenues and cash flows arising from contracts with customers. The standard was effective for interim and annual periods beginning after December 15, 2017. The standard was permitted to be applied retrospectively for all periods presented or retrospectively with a cumulative-effect adjustment at the date of adoption. The Company adopted the revenue recognition guidance on a retrospective basis on January 1, 2018. The update does not apply to revenue associated with the manufacturing of insurance and annuity products or financial instruments as these revenues are in the scope of other standards. Therefore, the update did not have an impact on these revenues. The Company’s implementation efforts included the identification of revenue within the guidance and the review of the customer contracts to determine the Company’s performance obligation and the associated timing of each performance obligation. The adoption of the standard resulted in the reclassification of certain revenues within total revenues. See Note 4 for new disclosures on revenue from contracts with customers.

Financial Instruments — Recognition and Measurement of Financial Assets and Financial Liabilities

In January 2016, the FASB updated the accounting standards on the recognition and measurement of financial instruments. The update requires entities to carry marketable equity securities, excluding investments in securities that qualify for the equity method of accounting, at fair value with changes in fair value reflected in net income each reporting period. The update affects other aspects of accounting for equity instruments, as well as the accounting for financial liabilities utilizing the fair value option. The update eliminates the requirement to disclose the methods and assumptions used to estimate the fair value of financial assets or liabilities held at cost on the balance sheet and requires entities to use the exit price notion when measuring the fair value of these financial instruments. The standard was effective for interim and annual periods beginning after December 15, 2017. The Company adopted the standard on January 1, 2018 using a modified retrospective approach. The adoption of the standard did not have a material impact on the Company’s consolidated financial condition or results of operations.

Fair Value Measurement — Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement

In August 2018, the FASB updated the accounting standards related to disclosures for fair value measurements. The update eliminates the following disclosures: 1) the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, 2) the policy of timing of transfers between levels of the fair value hierarchy, and 3) the valuation processes for Level 3 fair value measurements. The new disclosures include changes in unrealized gains and losses for the period included in OCI for recurring Level 3 fair value measurements of instruments held at the end of the reporting period and the range and weighted average used to develop significant unobservable inputs and how the weighted average was calculated. The new disclosures are required on a prospective basis; all other provisions should be applied retrospectively. The update is effective for interim and annual periods beginning after December 15, 2019. Early adoption is permitted for the entire standard or only the provisions to eliminate or modify disclosure requirements. The Company early adopted the provisions of the standard to eliminate or modify disclosure requirements in the fourth quarter of 2018. The update does not have an impact on the Company’s consolidated financial condition or results of operations.

Future Adoption of New Accounting Standards

Income Taxes — Simplifying the Accounting for Income Taxes

In December 2019, the FASB updated the accounting standards to simplify the accounting for income taxes. The update eliminates certain exceptions to accounting principles related to intraperiod tax allocation (prospective basis), deferred tax

RiverSource Life Insurance Company

liabilities related to outside basis differences (modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption) and year-to-date losses in interim periods (prospective basis). The update also amends existing guidance related to situations when an entity receives a step-up in the tax basis of goodwill (prospective basis), allocation of income tax expense when members of a consolidated tax filing group issue separate financial statements (retrospective basis for all periods presented), interim recognition of enactment of tax laws or rate changes (prospective basis) and franchise taxes and other taxes partially based on income (retrospective basis for all periods presented or a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption). The standard is effective for interim and annual periods beginning after December 15, 2020, with early adoption permitted. The method of adoption is noted parenthetically after each amendment above. The Company is currently evaluating the impact of the standard on its consolidated financial condition or results of operations.

Financial Services — Insurance — Targeted Improvements to the Accounting for Long-Duration Contracts

In August 2018, the FASB updated the accounting standard related to long-duration insurance contracts. The guidance revises key elements of the measurement models and disclosure requirements for long-duration insurance contracts issued by insurers and reinsurers.

The guidance establishes a significant new category of benefit features called market risk benefits that protect the contractholder from other-than-nominal capital market risk and expose the insurer to that risk. Insurers will have to measure market risk benefits at fair value. Market risk benefits include variable annuity guaranteed benefits (i.e. guaranteed minimum death, withdrawal, withdrawal for life, accumulation and income benefits). The portion of the change in fair value attributable to a change in the instrument-specific credit risk of market risk benefits in a liability position will be recorded in OCI.

Significant changes also relate to the measurement of the liability for future policy benefits for nonparticipating traditional long-duration insurance contracts and immediate annuities with a life contingent feature include the following:

•

Insurers will be required to review and update the cash flow assumptions used to measure the liability for future policy benefits rather than using assumptions locked in at contract inception. The review of assumptions to measure the liability for all future policy benefits will be required annually at the same time each year, or more frequently if suggested by experience. The effect of updating assumptions will be measured on a retrospective catch-up basis and presented separate from the ongoing policyholder benefit expense in the statement of operations in the period the update is made. This new unlocking process will be required for the Company’s term and whole life insurance, disability income, long term care insurance and immediate annuities with a life contingent feature.

•

The discount rate used to measure the liability for future policy benefits will be standardized. The current requirement to use a discount rate reflecting expected investment yields will change to an upper-medium grade (low credit risk) fixed income corporate instrument yield (generally interpreted as an “A” rating) reflecting the duration characteristics of the liability. Entities will be required to update the discount rate at each reporting date with the effect of discount rate changes reflected in OCI.

•

The current premium deficiency test is being replaced with a net premium ratio cap of 100%. If the net premium ratio (i.e. the ratio of the present value of total expected benefits and related expenses to the present value of total expected premiums) exceeds 100%, insurers are required to recognize a loss in the statement of operations in the period. Contracts from different issue years will no longer be permitted to be grouped to determine contracts in a loss position.

In addition, the update requires DAC and DSIC relating to all long-duration contracts and most investment contracts to be amortized on a straight-line basis over the expected life of the contract independent of profit emergence. Under the new guidance, interest will not accrue to the deferred balance and DAC and DSIC will not be subject to an impairment test.

The update requires significant additional disclosures, including disaggregated rollforwards of the liability for future policy benefits, policyholder account balances, market risk benefits, DAC and DSIC, as well as qualitative and quantitative information about expected cash flows, estimates and assumptions. The update is effective for interim and annual periods beginning after December 15, 2021. The standard should be applied to the liability for future policy benefits and DAC and DSIC on a modified retrospective basis and applied to market risk benefits on a retrospective basis with the option to apply full retrospective transition if certain criteria are met. Early adoption is permitted. The Company is currently evaluating the impact of the standard on its consolidated financial condition, results of operations and disclosures.

Intangibles — Goodwill and Other — Internal-Use Software — Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract

In August 2018, the FASB updated the accounting standards related to customer’s accounting for implementation costs incurred in a cloud computing arrangement (“CCA”) that is a service contract. The update requires implementation costs for a CCA to be evaluated for capitalization using the same approach as implementation costs associated with internal-use software. The update also addresses presentation, measurement and impairment of capitalized implementation costs in a CCA that is a service contract. The update requires new disclosures on the nature of hosting arrangements that are service contracts, significant judgements

RiverSource Life Insurance Company

made when applying the guidance and quantitative disclosures, including amounts capitalized, amortized and impaired. The update is effective for interim and annual periods beginning after December 15, 2019, and can be applied either prospectively or retrospectively. The Company adopted the standard using a prospective approach on January 1, 2020. The adoption did not have an impact on the Company’s consolidated financial condition or results of operations.

Financial Instruments — Credit Losses — Measurement of Credit Losses on Financial Instruments

In June 2016, the FASB updated the accounting standards related to accounting for credit losses on certain types of financial instruments. The update replaces the current incurred loss model for estimating credit losses with a new model that requires an entity to estimate the credit losses expected over the life of the asset. Generally, the initial estimate of the expected credit losses and subsequent changes in the estimate will be reported in current period earnings and recorded through an allowance for credit losses on the balance sheet. The current credit loss model for Available-for-Sale debt securities does not change; however, the credit loss calculation and subsequent recoveries are required to be recorded through an allowance. The standard is effective for interim and annual periods beginning after December 15, 2019. A modified retrospective cumulative adjustment to retained earnings should be recorded as of the first reporting period in which the guidance is effective for loans, receivables, and other financial instruments subject to the new expected credit loss model. Prospective adoption is required for establishing an allowance related to Available-for-Sale debt securities, certain beneficial interests, and financial assets purchased with a more-than-insignificant amount of credit deterioration since origination. The Company adopted the standard on January 1, 2020. The adoption of this update did not have a material impact on the Company’s consolidated financial condition or results of operations.

4.  REVENUE FROM CONTRACTS WITH CUSTOMERS

The following table presents disaggregated revenue from contracts with customers and a reconciliation to total revenues reported on the Consolidated Statements of Income.

	Years Ended December 31,
(in millions)	2019	2018	2017
Policy and contract charges
Affiliated (from Columbia Management Investment Distributors, Inc.)	$170	$170	$167
Unaffiliated	14	16	16
Total	184	186	183
Other revenues
Administrative fees
Affiliated (from Columbia Management Investment Services, Corp.)	43	44	42
Unaffiliated	20	22	23
	63	66	65
Other fees
Affiliated (from Columbia Management Investment Advisers, LLC (“CMIA”) and Columbia Wanger Asset Management, LLC)	344	336	325
Unaffiliated	4	3	4
	348	339	329
Total	411	405	394
Total revenue from contracts with customers	595	591	577
Revenue from other sources (1)	3,223	3,330	3,227
Total revenues	$3,818	$3,921	$3,804

(1)	Amounts primarily consist of revenue associated with insurance and annuity products or financial instruments.

The following discussion describes the nature, timing, and uncertainty of revenues and cash flows arising from the Company’s contracts with customers.

Policy and contract charges

The Company earns revenue for providing distribution-related services to affiliated and unaffiliated mutual funds that are available as underlying investments in its variable annuity and variable life insurance products. The performance obligation is satisfied at the time the mutual fund is distributed. Revenue is recognized over the time the mutual fund is held in the variable product and is generally earned based on a fixed rate applied, as a percentage, to the net asset value of the fund. The revenue is not recognized at the time of sale because it is variably constrained due to factors outside the Company’s control, including market volatility and how long the fund(s) remain in the insurance policy or annuity contract. The revenue will not be recognized until it is probable that a significant reversal will not occur. These fees are accrued and collected on a monthly basis.

RiverSource Life Insurance Company

Other revenues

Administrative fees

The Company earns revenue for providing customer support, contract servicing and administrative services for affiliated and unaffiliated mutual funds that are available as underlying instruments in its variable annuity and variable life insurance products. The transfer agent and administration revenue is earned daily based on a fixed rate applied, as a percentage, to assets under management. These performance obligations are considered a series of distinct services that are substantially the same and are satisfied each day over the contract term. These fees are accrued and collected on a monthly basis.

Other fees

The Company earns revenue for providing affiliated and unaffiliated partners an opportunity to educate the financial advisors of its affiliate, AFS, that sell the Company’s products as well as product and marketing personnel to support the offer, sale and servicing of funds within the Company’s variable annuity and variable life insurance products. These payments allow the parties to train and support the advisors, explain the features of their products, and distribute marketing and educational materials. The affiliated revenue is earned based on a rate, updated at least annually, which is applied, as a percentage, to the market value of assets invested. The unaffiliated revenue is earned based on a fixed rate applied, as a percentage, to the market value of assets invested. These performance obligations are considered a series of distinct services that are substantially the same and are satisfied each day over the contract term. These fees are accrued and collected on a monthly basis.

Receivables

Receivables for revenue from contracts with customers are recognized when the performance obligation is satisfied and the Company has an unconditional right to the revenue. Receivables related to revenues from contracts with customers were $55 million and $49 million as of December 31, 2019 and 2018, respectively.

5.  VARIABLE INTEREST ENTITIES

The Company is a limited partner in affordable housing partnerships that qualify for government-sponsored low income housing tax credit programs and partnerships that invest in multi-family residential properties that were originally developed with an affordable housing component. The Company has determined it is not the primary beneficiary and therefore does not consolidate these partnerships.

A majority of the limited partnerships are VIEs. The Company’s maximum exposure to loss as a result of its investment in the VIEs is limited to the carrying value. The carrying value is reflected in other investments and was $270 million $352 million as of December 31, 2019 and 2018, respectively. The Company had a $15 million and $43 million liability recorded as of December 31, 2019 and 2018, respectively, related to original purchase commitments not yet remitted to the VIEs. The Company has not provided any additional support and is not contractually obligated to provide additional support to the VIEs beyond the funding commitments.

The Company invests in structured investments which are considered VIEs for which it is not generally the sponsor. These structured investments typically invest in fixed income instruments and are primarily managed by third parties and include asset backed securities, commercial and residential mortgage backed securities. The Company classifies these investments as Available-for-Sale securities. The Company has determined that it is not the primary beneficiary of these structures due to the lack of power to direct the activities that most significantly impact the economic performance, size of the Company’s investment in the entities and position in the capital structure of these entities. The Company’s maximum exposure to loss as a result of its investment in these structured investments is limited to its amortized cost. The Company has no obligation to provide financial or other support to the structured investments beyond its investment nor has the Company provided any support to the structured investments. See Note 6 for additional information on these structured investments.

6.  INVESTMENTS

Available-for-Sale securities distributed by type were as follows:

	December 31, 2019
Description of Securities (in millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Noncredit OTTI(1)

Fixed maturities:
Corporate debt securities	$10,188	$1,336	$(2)	$11,522	$—
Residential mortgage backed securities	3,039	73	(4)	3,108	—
Commercial mortgage backed securities	3,526	95	(3)	3,618	—
State and municipal obligations	1,071	237	(2)	1,306	—
Asset backed securities	1,036	45	(1)	1,080	—
Foreign government bonds and obligations	250	19	(2)	267	—
U.S. government and agency obligations	1	—	—	1	—
Total	$19,111	$1,805	$(14)	$20,902	$—

RiverSource Life Insurance Company

	December 31, 2018
Description of Securities (in millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Noncredit OTTI(1)

Fixed maturities:
Corporate debt securities	$12,044	$554	$(207)	$12,391	$—
Residential mortgage backed securities	2,890	25	(44)	2,871	—
Commercial mortgage backed securities	3,737	17	(102)	3,652	—
State and municipal obligations	1,129	162	(8)	1,283	—
Asset backed securities	1,013	35	(3)	1,045	—
Foreign government bonds and obligations	285	9	(9)	285	—
U.S. government and agency obligations	1	—	—	1	—
Total	$21,099	$802	$(373)	$21,528	$—

(1)

Represents the amount of other-than-temporary impairment (“OTTI”) losses in AOCI. Amount includes unrealized gains and losses on impaired securities subsequent to the initial impairment measurement date. These amounts are included in gross unrealized gains and losses as of the end of the period.

As of December 31, 2019 and 2018, investment securities with a fair value of $1.9 billion and $1.4 billion, respectively, were pledged to meet contractual obligations under derivative contracts and short-term borrowings, of which $576 million and $405 million, respectively, may be sold, pledged or rehypothecated by the counterparty.

As of December 31, 2019 and 2018, fixed maturity securities comprised approximately 83% and 84%, respectively, of the Company’s total investments. Rating agency designations are based on the availability of ratings from Nationally Recognized Statistical Rating Organizations (“NRSROs”), including Moody’s Investors Service (“Moody’s”), Standard & Poor’s Ratings Services (“S&P”) and Fitch Ratings Ltd. (“Fitch”). The Company uses the median of available ratings from Moody’s, S&P and Fitch, or if fewer than three ratings are available, the lower rating is used. When ratings from Moody’s, S&P and Fitch are unavailable, the Company may utilize ratings from other NRSROs or rate the securities internally. As of December 31, 2019 and 2018, approximately $615 million and $706 million, respectively, of securities were internally rated by CMIA, an affiliate of the Company, using criteria similar to those used by NRSROs.

A summary of fixed maturity securities by rating was as follows:

	December 31, 2019			December 31, 2018
Ratings (in millions, except percentages)	Amortized Cost	Fair Value	Percent of Total Fair Value	Amortized Cost	Fair Value	Percent of Total Fair Value
AAA	$6,771	$6,950	33%	$6,602	$6,499	30%
AA	1,176	1,374	7	1,310	1,455	7
A	2,695	3,157	15	2,550	2,776	13
BBB	7,709	8,626	41	9,745	9,945	46
Below investment grade	760	795	4	892	853	4
Total fixed maturities	$19,111	$20,902	100%	$21,099	$21,528	100%
As of December 31, 2019 and 2018, approximately 39% and 34%, respectively, of securities rated AAA were GNMA, FNMA and FHLMC mortgage backed securities. The Company had holdings of $380 million in Ameriprise Advisor Financing, LLC (“AAF”), an affiliate of the Company, which was greater than 10% of total equity as of December 31, 2019. The Company had holdings of $382 million in AT&T, Inc., and holdings of $374 million in AAF, both which were greater than 10% of total equity as of December 31, 2018. There were no other holdings of any other issuer greater than 10% of total equity as of both December 31, 2019 and 2018.

RiverSource Life Insurance Company

The following tables provide information about Available-for-Sale securities with gross unrealized losses and the length of time that individual securities have been in a continuous unrealized loss position:

	December 31, 2019
(in millions, except number of securities)	Less than 12 months			12 months or more			Total
Description of Securities	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Corporate debt securities	15	$64	$—	7	$90	$(2)	22	$154	$(2)
Residential mortgage backed securities	29	571	(1)	20	298	(3)	49	869	(4)
Commercial mortgage backed securities	18	310	(1)	7	82	(2)	25	392	(3)
State and municipal obligations	5	23	—	3	54	(2)	8	77	(2)
Asset backed securities	10	111	(1)	6	54	—	16	165	(1)
Foreign government bonds and obligations	1	—	—	10	15	(2)	11	15	(2)
Total	78	$1,079	$(3)	53	$593	$(11)	131	$1,672	$(14)

	December 31, 2018
(in millions, except number of securities)	Less than 12 months			12 months or more			Total
Description of Securities	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses	Number of Securities	Fair Value	Unrealized Losses
Corporate debt securities	286	$4,792	$(141)	93	$972	$(66)	379	$5,764	$(207)
Residential mortgage backed securities	54	826	(9)	57	897	(35)	111	1,723	(44)
Commercial mortgage backed securities	69	1,146	(25)	88	1,565	(77)	157	2,711	(102)
State and municipal obligations	6	88	(2)	24	129	(6)	30	217	(8)
Asset backed securities	11	149	(1)	17	124	(2)	28	273	(3)
Foreign government bonds and obligations	17	86	(4)	14	17	(5)	31	103	(9)
Total	443	$7,087	$(182)	293	$3,704	$(191)	736	$10,791	$(373)

As part of the Company’s ongoing monitoring process, management determined that the change in gross unrealized losses on its Available-for-Sale securities is attributable to lower interest rates as well as tighter credit spreads.

The following table presents a rollforward of the cumulative amounts recognized in the Consolidated Statements of Income for OTTI related to credit losses on Available-for-Sale securities for which a portion of the securities’ total OTTI was recognized in OCI:

	December 31,
(in millions)	2019	2018	2017
Beginning balance	$—	$—	$21
Credit losses for which an other-than-temporary impairment was not previously recognized	15	—	—
Credit losses for which an other-than-temporary impairment was previously recognized	2	—	—
Reductions for securities sold during the period (realized)	—	—	(21)
Ending balance	$17	$—	$—

Net realized gains and losses on Available-for-Sale securities, determined using the specific identification method, recognized in net realized investment gains (losses) were as follows:

	Years Ended December 31,
(in millions)	2019	2018	2017
Gross realized investment gains	$29	$16	$48
Gross realized investment losses	(14)	(7)	(4)
Other-than-temporary impairments	(17)	—	—
Total	$(2)	$9	$44

Other-than-temporary impairments for the year ended December 31, 2019 related to credit losses on corporate debt securities.

See Note 18 for a rollforward of net unrealized investment gains (losses) included in AOCI.

RiverSource Life Insurance Company

Available-for-Sale securities by contractual maturity as of December 31, 2019 were as follows:

(in millions)	Amortized Cost	Fair Value
Due within one year	$364	$368
Due after one year through five years	4,428	4,600
Due after five years through 10 years	2,660	2,882
Due after 10 years	4,058	5,246
	11,510	13,096
Residential mortgage backed securities	3,039	3,108
Commercial mortgage backed securities	3,526	3,618
Asset backed securities	1,036	1,080
Total	$19,111	$20,902

Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Residential mortgage backed securities, commercial mortgage backed securities and asset backed securities are not due at a single maturity date. As such, these securities were not included in the maturities distribution.

The following is a summary of net investment income:

	Years Ended December 31,
(in millions)	2019	2018	2017
Fixed maturities	$848	$919	$947
Mortgage loans	119	117	137
Other investments	(26)	11	(48)
	941	1,047	1,036
Less: investment expenses	24	24	25
Total	$917	$1,023	$1,011

Net realized investment gains (losses) are summarized as follows:

	Years Ended December 31,
(in millions)	2019	2018	2017
Fixed maturities	$(2)	$9	$44
Mortgage loans	—	1	(4)
Total	$(2)	$10	$40

7.  FINANCING RECEIVABLES

The Company’s financing receivables include commercial mortgage loans, syndicated loans, policy loans and the deposit receivable. Syndicated loans are reflected in other investments. The deposit receivable is reflected in other receivables.

Allowance for Loan Losses

Policy loans do not exceed the cash surrender value of the policy at origination. As there is minimal risk of loss related to policy loans, the Company does not record an allowance for loan losses for policy loans. The Company does not have an allowance for loan losses for the deposit receivable as the receivable is supported by a trust and there is minimal risk of loss.

The following table presents a rollforward of the allowance for loan losses for the years ended and the ending balance of the allowance for loan losses by impairment method:

	December 31,
(in millions)	2019	2018	2017
Beginning balance	$20	$22	$25
Charge-offs	—	(2)	(3)
Ending balance	$20	$20	$22

Individually evaluated for impairment	$—	$—	$—
Collectively evaluated for impairment	20	20	22

RiverSource Life Insurance Company

The recorded investment in financing receivables by impairment method was as follows:

	December 31,
(in millions)	2019	2018
Individually evaluated for impairment	$15	$19
Collectively evaluated for impairment	3,052	2,943
Total	$3,067	$2,962

As of December 31, 2019 and 2018, the Company’s recorded investment in financing receivables individually evaluated for impairment for which there was no related allowance for loan losses was $15 million and $20 million, respectively.

During the years ended December 31, 2019, 2018 and 2017, the Company purchased $121 million, $137 million and $156 million, respectively, and sold $43 million, $44 million and $259 million, respectively, of loans. The loans purchased consisted of syndicated loans. The loans sold during 2019 and 2018 consisted of syndicated loans. The loans sold during 2017 primarily consisted of residential mortgage loans. See below for additional discussion on the sales of these loans.

Credit Quality Information

Nonperforming loans were $9 million and nil as of December 31, 2019 and 2018, respectively. All other loans were considered to be performing.

Commercial Mortgage Loans

The Company reviews the credit worthiness of the borrower and the performance of the underlying properties in order to determine the risk of loss on commercial mortgage loans. Based on this review, the commercial mortgage loans are assigned an internal risk rating, which management updates as necessary. Commercial mortgage loans which management has assigned its highest risk rating were less than 1% of total commercial mortgage loans as of both December 31, 2019 and 2018. Loans with the highest risk rating represent distressed loans which the Company has identified as impaired or expects to become delinquent or enter into foreclosure within the next six months. In addition, the Company reviews the concentrations of credit risk by region and property type.

Concentrations of credit risk of commercial mortgage loans by U.S. region were as follows:

	Loans		Percentage
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(in millions)
South Atlantic	$705	$699	26%	27%
Pacific	792	766	30	30
Mountain	237	224	9	9
West North Central	207	203	8	8
East North Central	232	208	9	8
Middle Atlantic	167	171	6	7
West South Central	169	139	6	5
New England	47	54	2	2
East South Central	116	99	4	4

	2,672	2,563	100%	100%

Less: allowance for loan losses	17	16

Total	$2,655	$2,547

RiverSource Life Insurance Company

Concentrations of credit risk of commercial mortgage loans by property type were as follows:

	Loans		Percentage
	December 31, 2019	December 31, 2018	December 31, 2019	December 31, 2018
	(in millions)
Retail	$891	$854	33%	33%
Office	404	408	15	16
Apartments	660	583	25	23
Industrial	404	423	15	16
Mixed use	66	45	3	2
Hotel	51	43	2	2
Other	196	207	7	8

	2,672	2,563	100%	100%

Less: allowance for loan losses	17	16

Total	$2,655	$2,547

Residential Mortgage Loans

During the year ended December 31, 2017, the Company sold $249 million of residential mortgage loans and recorded a loss of $4 million.

Syndicated Loans

The recorded investment in syndicated loans as of December 31, 2019 and 2018 was $395 million and $399 million, respectively. The Company’s syndicated loan portfolio is diversified across industries and issuers. The primary credit indicator for syndicated loans is whether the loans are performing in accordance with the contractual terms of the syndication. Total nonperforming syndicated loans as of December 31, 2019 and 2018 were $9 million and nil, respectively.

Troubled Debt Restructurings

The recorded investment in restructured loans was not material as of both December 31, 2019 and 2018. Troubled debt restructurings did not have a material impact to the Company’s allowance for loan losses or income recognized for the years ended December 31, 2019, 2018 and 2017. There are no commitments to lend additional funds to borrowers whose loans have been restructured.

Deposit Receivable

The deposit receivable was $1.5 billion as of December 31, 2019.

In the first quarter of 2019, the Company reinsured approximately $1.7 billion of fixed annuity polices sold through third parties, which is approximately 20% of in force fixed annuity account balances. The arrangement contains investment guidelines and a trust to meet the Company’s risk management objectives. The transaction was effective as of January 1, 2019.

8.  DEFERRED ACQUISITION COSTS AND DEFERRED SALES INDUCEMENT COSTS

In the third quarter of the year, management updates market-related inputs and implements model changes related to the living benefit valuation. In addition, management conducts its annual review of life insurance and annuity valuation assumptions relative to current experience and management expectations including modeling changes. These aforementioned changes are collectively referred to as unlocking. The impact of unlocking to DAC for the year ended December 31, 2019 primarily reflected updates to interest rate assumptions, partially offset by a favorable impact from lower surrenders on annuity contracts with a withdrawal benefit. The impact of unlocking to DAC for the year ended December 31, 2018 primarily reflected updated mortality assumptions on UL and VUL insurance products and lower surrender rate assumptions on variable annuities, partially offset by an unfavorable impact from updates to assumptions on utilization of guaranteed withdrawal benefits. The impact of unlocking to DAC for the year ended December 31, 2017 primarily reflected improved persistency and mortality on UL and VUL insurance products and a correction related to a variable annuity model assumption partially offset by updates to market-related inputs to the living benefit valuation.

RiverSource Life Insurance Company

The balances of and changes in DAC were as follows:

(in millions)	2019	2018	2017
Balance at January 1	$2,742	$2,639	$2,611
Capitalization of acquisition costs	239	254	242
Amortization, excluding the impact of valuation assumptions review	(119)	(288)	(219)
Amortization, impact of valuation assumptions review	(14)	33	12
Impact of change in net unrealized (gains) losses on securities	(175)	104	(7)
Balance at December 31	$2,673	$2,742	$2,639

The balances of and changes in DSIC, which is included in other assets, were as follows:

(in millions)	2019	2018	2017
Balance at January 1	$249	$273	$301
Capitalization of sales inducement costs	1	2	4
Amortization, excluding the impact of valuation assumptions review	(15)	(42)	(37)
Amortization, impact of valuation assumptions review	—	—	(1)
Impact of change in net unrealized (gains) losses on securities	(19)	16	6
Balance at December 31	$216	$249	$273

9.  REINSURANCE

The Company reinsures a portion of the insurance risks associated with its traditional life, DI and LTC insurance products through reinsurance agreements with unaffiliated reinsurance companies. Reinsurance contracts do not relieve the Company from its primary obligation to policyholders.

The Company generally reinsures 90% of the death benefit liability for new term life insurance policies beginning in 2001 (RiverSource Life of NY began in 2002) and new individual UL and VUL insurance policies beginning in 2002 (2003 for RiverSource Life of NY). Policies issued prior to these dates are not subject to these same reinsurance levels.

However, for IUL policies issued after September 1, 2013 and VUL policies issued after January 1, 2014, the Company generally reinsures 50% of the death benefit liability. Similarly, the Company reinsures 50% of the death benefit and morbidity liabilities related to its UL product with LTC benefits.

The maximum amount of life insurance risk the Company will retain is $10 million on a single life and $10 million on any flexible premium survivorship life policy; however, reinsurance agreements are in place such that retaining more than $1.5 million of insurance risk on a single life or a flexible premium survivorship life policy is very unusual. Risk on UL and VUL policies is reinsured on a yearly renewable term basis. Risk on most term life policies starting in 2001 (2002 for RiverSource Life of NY) is reinsured on a coinsurance basis, a type of reinsurance in which the reinsurer participates proportionally in all material risks and premiums associated with a policy.

The Company also has life insurance and fixed annuity risk previously assumed under reinsurance arrangements with unaffiliated insurance companies.

For existing LTC policies, the Company has continued ceding 50% of the risk on a coinsurance basis to subsidiaries of Genworth Financial, Inc. (“Genworth”) and retains the remaining risk. For RiverSource Life of NY, this reinsurance arrangement applies for 1996 and later issues only. Under these agreements, the Company has the right, but never the obligation, to recapture some, or all, of the risk ceded to Genworth.

Generally, the Company retains at most $5,000 per month of risk per life on DI policies sold on policy forms introduced in most states starting in 2007 (2010 for RiverSource Life of NY) and reinsures the remainder of the risk on a coinsurance basis with unaffiliated reinsurance companies. The Company retains all risk for new claims on DI contracts sold on other policy forms introduced prior to 2007 (2010 for RiverSource Life of NY). The Company also retains all risk on accidental death benefit claims and substantially all risk associated with waiver of premium provisions.

As of both December 31, 2019 and 2018, traditional life and UL insurance policies in force were $195.1 billion, of which $142.8 billion and $142.4 billion as of December 31, 2019 and 2018 were reinsured at the respective year ends.

The effect of reinsurance on premiums for traditional long-duration products was as follows:

	Years Ended December 31,
(in millions)	2019	2018	2017
Direct premiums	$621	$621	$637
Reinsurance ceded	(224)	(225)	(227)
Net premiums	$397	$396	$410

RiverSource Life Insurance Company

Policy and contract charges are presented on the Consolidated Statements of Income net of $132 million, $126 million and $114 million of reinsurance ceded for non-traditional long-duration products for the years ended December 31, 2019, 2018 and 2017, respectively.

The amount of claims recovered through reinsurance on all contracts was $377 million, $331 million and $298 million for the years ended December 31, 2019, 2018 and 2017, respectively.

Reinsurance recoverables include approximately $2.5 billion related to LTC risk ceded to Genworth as of both December 31, 2019 and 2018.

Policyholder account balances, future policy benefits and claims include $466 million and $484 million related to previously assumed reinsurance arrangements as of December 31, 2019 and 2018, respectively.

10.  POLICYHOLDER ACCOUNT BALANCES, FUTURE POLICY BENEFITS AND CLAIMS AND SEPARATE ACCOUNT LIABILITIES

Policyholder account balances, future policy benefits and claims consisted of the following:

	December 31,
(in millions)	2019	2018
Policyholder account balances
Fixed annuities(1)	$8,909	$9,338
Variable annuity fixed sub-accounts	5,103	5,129
UL/VUL insurance	3,110	3,063
IUL insurance	2,025	1,728
Other life insurance	646	683
Total policyholder account balances	19,793	19,941
Future policy benefits
Variable annuity GMWB	1,462	875
Variable annuity GMAB(2)	(39)	(19)
Other annuity liabilities	139	26
Fixed annuity life contingent liabilities	1,444	1,459
Life and DI insurance	1,212	1,221
LTC insurance	5,302	4,981
UL/VUL and other life insurance additional liabilities	1,033	749
Total future policy benefits	10,553	9,292
Policy claims and other policyholders’ funds	158	174
Total policyholder account balances, future policy benefits and claims	$30,504	$29,407

(1)	Includes fixed deferred annuities, non-life contingent fixed payout annuities and indexed annuity host contracts.
(2)	Includes the fair value of GMAB embedded derivatives that was a net asset as of both December 31, 2019 and 2018 reported as a contra liability.

Fixed Annuities

Fixed annuities include deferred, payout and indexed annuity contracts.

Deferred contracts offer a guaranteed minimum rate of interest and security of the principal invested. Payout contracts guarantee a fixed income payment for life or the term of the contract. Liabilities for fixed annuities in a benefit or payout status are based on future estimated payments using established industry mortality tables and interest rates, ranging from 2.71% to 9.38% as of December 31, 2019, depending on year of issue, with an average rate of approximately 3.83%. The Company generally invests the proceeds from the annuity contracts in fixed rate securities.

The Company’s equity indexed annuity (“EIA”) product is a single premium fixed deferred annuity. The Company discontinued new sales of EIAs in 2007. The contract was issued with an initial term of seven years and interest earnings are linked to the performance of the S&P 500® Index. This annuity has a minimum interest rate guarantee of 3% on 90% of the initial premium, adjusted for any surrenders. The Company generally invests the proceeds from the annuity contracts in fixed rate securities and hedges the equity risk with derivative instruments.

The Company’s fixed index annuity product is a fixed annuity that includes an indexed account. The rate of interest credited above the minimum guarantee for funds allocated to the indexed account is linked to the performance of the specific index for the indexed account (subject to a cap). The Company offers S&P 500® Index and MSCI® EAFE Index account options. Both options offer two crediting durations, one-year and two-year. The contractholder may allocate all or a portion of the policy value to a fixed or indexed account. The portion of the policy allocated to the indexed account is accounted for as an embedded derivative. The Company hedges the interest credited rate including equity and interest rate risk related to the indexed account with derivative instruments. The contractholder can choose to add a GMWB for life rider for an additional fee.

RiverSource Life Insurance Company

See Note 17 for additional information regarding the Company’s derivative instruments used to hedge the risk related to indexed annuities.

Variable Annuities

Purchasers of variable annuities can select from a variety of investment options and can elect to allocate a portion to a fixed account. A vast majority of the premiums received for variable annuity contracts are held in separate accounts where the assets are held for the exclusive benefit of those contractholders.

Most of the variable annuity contracts currently issued by the Company contain one or more guaranteed benefits, including GMWB, GMAB, GMDB and GGU provisions. The Company previously offered contracts with GMIB provisions. See Notes 2 and 11 for additional information regarding the Company’s variable annuity guarantees. The Company does not currently hedge its risk under the GGU and GMIB provisions. See Notes 13 and 17 for additional information regarding the Company’s derivative instruments used to hedge risks related to GMWB, GMAB and GMDB provisions.

Insurance Liabilities

UL/VUL is the largest group of insurance policies written by the Company. Purchasers of UL accumulate cash value that increases by a fixed interest rate. Purchasers of VUL can select from a variety of investment options and can elect to allocate a portion to a fixed account or a separate account. A vast majority of the premiums received for VUL policies are held in separate accounts where the assets are held for the exclusive benefit of those policyholders.

IUL is a UL policy that includes an indexed account. The rate of credited interest above the minimum guarantee for funds allocated to the indexed account is linked to the performance of the specific index for the indexed account (subject to a cap and floor). The Company offers an S&P 500® Index account option and a blended multi-index account option comprised of the S&P 500 Index, the MSCI® EAFE Index and the MSCI EM Index. Both options offer two crediting durations, one-year and two-year. The policyholder may allocate all or a portion of the policy value to a fixed or any available indexed account. The portion of the policy allocated to the indexed account is accounted for as an embedded derivative at fair value. The Company hedges the interest credited rate including equity and interest rate risk related to the indexed account with derivative instruments. See Note 17 for additional information regarding the Company’s derivative instruments used to hedge the risk related to IUL.

The Company also offers term life insurance as well as DI products. The Company no longer offers standalone LTC products and whole life insurance but has in force policies from prior years.

Insurance liabilities include accumulation values, incurred but not reported claims, obligations for anticipated future claims and unpaid reported claims.

The liability for estimates of benefits that will become payable on future claims on term life, whole life and DI policies is based on the net level premium and LTC policies is based on a gross premium valuation reflecting management’s current best estimate assumptions. Both include the anticipated interest rates earned on assets supporting the liability. Anticipated interest rates for term and whole life ranged from 3% to 10% as of December 31, 2019. Anticipated interest rates for DI policies ranged from 3.5% to 7.5% as of December 31, 2019 and for LTC policies ranged from 5.8% to 6.8% as of December 31, 2019.

The liability for unpaid reported claims on DI and LTC policies includes an estimate of the present value of obligations for continuing benefit payments. The discount rates used to calculate present values are based on average interest rates earned on assets supporting the liability for unpaid amounts and were 4.5% and 6.0% for DI and LTC claims, respectively, as of December 31, 2019.

Portions of the Company’s UL and VUL policies have product features that result in profits followed by losses from the insurance component of the policy. These profits followed by losses can be generated by the cost structure of the product or secondary guarantees in the policy. The secondary guarantee ensures that, subject to specified conditions, the policy will not terminate and will continue to provide a death benefit even if there is insufficient policy value to cover the monthly deductions and charges.

Separate Account Liabilities

Separate account liabilities consisted of the following:

	December 31,
(in millions)	2019	2018
Variable annuity	$74,965	$66,913
VUL insurance	7,429	6,451
Other insurance	31	29
Total	$82,425	$73,393

RiverSource Life Insurance Company

11.  VARIABLE ANNUITY AND INSURANCE GUARANTEES

The majority of the variable annuity contracts offered by the Company contain GMDB provisions. The Company also offers variable annuities with GGU, GMWB and GMAB provisions. The Company previously offered contracts containing GMIB provisions. See Notes 2 and 10 for additional information regarding the Company’s variable annuity guarantees.

The GMDB and GGU provisions provide a specified minimum return upon death of the contractholder. The death benefit payable is the greater of (i) the contract value less any purchase payment credits subject to recapture less a pro-rata portion of any rider fees, or (ii) the GMDB provisions specified in the contract. The Company has the following primary GMDB provisions:

•	Return of premium — provides purchase payments minus adjusted partial surrenders.

•

Reset — provides that the value resets to the account value every sixth contract anniversary minus adjusted partial surrenders. This provision was often provided in combination with the return of premium provision and is no longer offered.

•	Ratchet — provides that the value ratchets up to the maximum account value at specified anniversary intervals, plus subsequent purchase payments less adjusted partial surrenders.

The variable annuity contracts with GMWB riders typically have account values that are based on an underlying portfolio of mutual funds, the values of which fluctuate based on fund performance. At issue the guaranteed amount is equal to the amount deposited but the guarantee may be increased annually to the account value (a “step-up”) in the case of favorable market performance or by a benefit credit if the contract includes this provision.

The Company has GMWB riders in force, which contain one or more of the following provisions:

•	Withdrawals at a specified rate per year until the amount withdrawn is equal to the guaranteed amount.

•	Withdrawals at a specified rate per year for the life of the contractholder (“GMWB for life”).

•	Withdrawals at a specified rate per year for joint contractholders while either is alive.

•	Withdrawals based on performance of the contract.

•	Withdrawals based on the age withdrawals begin.

•	Credits are applied annually for a specified number of years to increase the guaranteed amount as long as withdrawals have not been taken.

Variable annuity contractholders age 79 or younger at contract issue can also obtain a principal-back guarantee by purchasing the optional GMAB rider for an additional charge. The GMAB rider guarantees that, regardless of market performance at the end of the 10-year waiting period, the contract value will be no less than the original investment or a specified percentage of the highest anniversary value, adjusted for withdrawals. If the contract value is less than the guarantee at the end of the 10-year period, a lump sum will be added to the contract value to make the contract value equal to the guarantee value.

Certain UL policies offered by the Company provide secondary guarantee benefits. The secondary guarantee ensures that, subject to specified conditions, the policy will not terminate and will continue to provide a death benefit even if there is insufficient policy value to cover the monthly deductions and charges.

The following table provides information related to variable annuity guarantees for which the Company has established additional liabilities:

	December 31, 2019				December 31, 2018
Variable Annuity Guarantees by Benefit Type(1) (in millions, except age)	Total Contract Value	Contract Value in Separate Accounts	Net Amount at Risk	Weighted Average Attained Age	Total Contract Value	Contract Value in Separate Accounts	Net Amount at Risk	Weighted Average Attained Age
GMDB:
Return of premium	$62,909	$60,967	$5	67	$55,810	$53,872	$417	67
Five/six-year reset	7,983	5,263	7	67	7,670	4,941	112	67
One-year ratchet	5,935	5,600	7	70	5,560	5,210	417	70
Five-year ratchet	1,396	1,340	—	66	1,307	1,251	23	66
Other	1,192	1,174	65	73	1,033	1,014	148	72
Total — GMDB	$79,415	$74,344	$84	67	$71,380	$66,288	$1,117	67
GGU death benefit	$1,115	$1,063	$133	71	$992	$940	$112	70
GMIB	$186	$172	$6	70	$180	$164	$12	69
GMWB:
GMWB	$1,999	$1,993	$1	73	$1,990	$1,984	$3	72
GMWB for life	46,799	46,691	272	68	40,966	40,876	742	68
Total — GMWB	$48,798	$48,684	$273	68	$42,956	$42,860	$745	68
GMAB	$2,528	$2,524	$—	60	$2,456	$2,450	$24	59

(1)

Individual variable annuity contracts may have more than one guarantee and therefore may be included in more than one benefit type. Variable annuity contracts for which the death benefit equals the account value are not shown in this table.

RiverSource Life Insurance Company

The net amount at risk for GMDB, GGU and GMAB is defined as the current guaranteed benefit amount in excess of the current contract value. The net amount at risk for GMIB is defined as the greater of the present value of the minimum guaranteed annuity payments less the current contract value or zero. The net amount at risk for GMWB is defined as the greater of the present value of the minimum guaranteed withdrawal payments less the current contract value or zero.

The following table provides information related to insurance guarantees for which the Company has established additional liabilities:

	December 31, 2019		December 31, 2018
(in millions, except age)	Net Amount at Risk	Weighted Average Attained Age	Net Amount at Risk	Weighted Average Attained Age
UL secondary guarantees	$6,550	67	$6,513	66

The net amount at risk for UL secondary guarantees is defined as the current guaranteed death benefit amount in excess of the current policyholder account balance.

Changes in additional liabilities (contra liabilities) for variable annuity and insurance guarantees were as follows:

(in millions)	GMDB & GGU	GMIB	GMWB(1)	GMAB(1)	UL
Balance at January 1, 2017	$16	$8	$1,017	$(24)	$434
Incurred claims	5	—	(554)	(56)	84
Paid claims	(4)	(2)	—	—	(29)
Balance at December 31, 2017	17	6	463	(80)	489
Incurred claims	8	2	412	61	201
Paid claims	(6)	—	—	—	(31)
Balance at December 31, 2018	19	8	875	(19)	659
Incurred claims	2	(1)	587	(20)	141
Paid claims	(5)	—	—	—	(42)
Balance at December 31, 2019	$16	$7	$1,462	$(39)	$758

(1)	The incurred claims for GMWB and GMAB include the change in the fair value of the liabilities (contra liabilities) less paid claims.

The liabilities for guaranteed benefits are supported by general account assets.

The following table summarizes the distribution of separate account balances by asset type for variable annuity contracts providing guaranteed benefits:

	December 31,
(in millions)	2019	2018
Mutual funds:
Equity	$44,739	$39,764
Bond	23,374	21,190
Other	6,471	5,568
Total mutual funds	$74,584	$66,522

No gains or losses were recognized on assets transferred to separate accounts for the years ended December 31, 2019, 2018 and 2017.

12.  SHORT-TERM BORROWINGS

The Company enters into repurchase agreements in exchange for cash which it accounts for as secured borrowings and pledges Available-for-Sale securities to collateralize its obligations under the repurchase agreements. The amount of the Company’s liability including accrued interest as of December 31, 2019 and 2018 was nil and $50 million, respectively. As of December 31, 2018, the Company had pledged $52 million of agency residential mortgage backed securities. The remaining maturity of outstanding repurchase agreements was less than three months as of December 31, 2018. The weighted average annualized interest rate on repurchase agreements held as of December 31, 2018 was 2.6%.

RiverSource Life Insurance Company is a member of the Federal Home Loan Bank (“FHLB”) of Des Moines which provides access to collateralized borrowings. The Company has pledged Available-for-Sale securities consisting of commercial mortgage backed securities to collateralize its obligation under these borrowings. The fair value of the securities pledged is recorded in investments and was $840 million and $780 million as of December 31, 2019 and 2018, respectively. The amount of the Company’s liability including accrued interest was $201 million and $151 million as of December 31, 2019 and 2018, respectively. The remaining maturity of outstanding FHLB advances was less than two months as of December 31, 2019 and less than three months as of December 31, 2018. The weighted average annualized interest rate on the FHLB advances held as of December 31, 2019 and 2018 was 1.8% and 2.6%, respectively.

RiverSource Life Insurance Company

13.  FAIR VALUES OF ASSETS AND LIABILITIES

GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; that is, an exit price. The exit price assumes the asset or liability is not exchanged subject to a forced liquidation or distressed sale.

Valuation Hierarchy

The Company categorizes its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Company’s valuation techniques. A level is assigned to each fair value measurement based on the lowest level input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

Level 1	Unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

Level 2	Prices or valuations based on observable inputs other than quoted prices in active markets for identical assets and liabilities.

Level 3	Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

The following tables present the balances of assets and liabilities measured at fair value on a recurring basis:

	December 31, 2019
(in millions)	Level 1	Level 2	Level 3	Total
Assets
Available-for-Sale securities:
Corporate debt securities	$—	$10,787	$735	$11,522
Residential mortgage backed securities	—	3,091	17	3,108
Commercial mortgage backed securities	—	3,618	—	3,618
State and municipal obligations	—	1,306	—	1,306
Asset backed securities	—	691	389	1,080
Foreign government bonds and obligations	—	267	—	267
U.S. government and agency obligations	1	—	—	1
Total Available-for-Sale securities:	1	19,760	1,141	20,902
Cash equivalents	—	1,256	—	1,256
Other assets:
Interest rate derivative contracts	—	1,451	—	1,451
Equity derivative contracts	162	2,650	—	2,812
Foreign exchange derivative contracts	1	15	—	16
Credit derivative contracts	—	4	—	4
Total other assets	163	4,120	—	4,283
Separate account assets at net asset value (“NAV”)				82,425	(1)
Total assets at fair value	$164	$25,136	$1,141	$108,866

Liabilities
Policyholder account balances, future policy benefits and claims:
Indexed annuity embedded derivatives	$—	$3	$43	$46
IUL embedded derivatives	—	—	881	881
GMWB and GMAB embedded derivatives	—	—	763	763	(2)
Total policyholder account balances, future policy benefits and claims	—	3	1,687	1,690	(3)
Other liabilities:
Interest rate derivative contracts	—	418	—	418
Equity derivative contracts	36	3,018	—	3,054
Foreign exchange derivative contracts	1	5	—	6
Total other liabilities	37	3,441	—	3,478
Total liabilities at fair value	$37	$3,444	$1,687	$5,168

RiverSource Life Insurance Company

	December 31, 2018
(in millions)	Level 1	Level 2	Level 3	Total
Assets
Available-for-Sale securities:
Corporate debt securities	$—	$11,520	$871	$12,391
Residential mortgage backed securities	—	2,807	64	2,871
Commercial mortgage backed securities	—	3,652	—	3,652
State and municipal obligations	—	1,283	—	1,283
Asset backed securities	—	671	374	1,045
Foreign government bonds and obligations	—	285	—	285
U.S. government and agency obligations	1	—	—	1
Total Available-for-Sale securities:	1	20,218	1,309	21,528
Cash equivalents	—	1,000	—	1,000
Other assets:
Interest rate derivative contracts	—	789	—	789
Equity derivative contracts	189	1,515	—	1,704
Foreign exchange derivative contracts	—	54	—	54
Total other assets	189	2,358	—	2,547
Separate account assets at NAV				73,393	(1)
Total assets at fair value	$190	$23,576	$1,309	$98,468

Liabilities
Policyholder account balances, future policy benefits and claims:
Indexed annuity embedded derivatives	$—	$3	$14	$17
IUL embedded derivatives	—	—	628	628
GMWB and GMAB embedded derivatives	—	—	328	328	(4)
Total policyholder account balances, future policy benefits and claims	—	3	970	973	(5)
Other liabilities:
Interest rate derivative contracts	—	422	—	422
Equity derivative contracts	77	1,901	—	1,978
Foreign exchange derivative contracts	2	32	—	34
Credit derivative contracts	—	18	—	18
Total other liabilities	79	2,373	—	2,452
Total liabilities at fair value	$79	$2,376	$970	$3,425

(1)

Amounts are comprised of certain financial instruments that are measured at fair value using the NAV per share (or its equivalent) as a practical expedient and have not been classified in the fair value hierarchy.

(2)

The fair value of the GMWB and GMAB embedded derivatives included $981 million of individual contracts in a liability position and $218 million of individual contracts in an asset position as of December 31, 2019.

(3)	The Company’s adjustment for nonperformance risk resulted in a $(502) million cumulative increase (decrease) to the embedded derivatives as of December 31, 2019.
(4)

The fair value of the GMWB and GMAB embedded derivatives included $646 million of individual contracts in a liability position and $318 million of individual contracts in an asset position as of December 31, 2018.

(5)	The Company’s adjustment for nonperformance risk resulted in a $(726) million cumulative increase (decrease) to the embedded derivatives as of December 31, 2018.

RiverSource Life Insurance Company

The following tables provide a summary of changes in Level 3 assets and liabilities measured at fair value on a recurring basis:

	Available-for-Sale Securities
(in millions)	Corporate Debt Securities	Residential Mortgage Backed Securities	Asset Backed Securities	Total
Balance, January 1, 2019	$871	$64	$374	$1,309
Total gains (losses) included in:
Net income	(1)	—	—	(1	)(1)
Other comprehensive income (loss)	30	—	5	35
Purchases	55	27	—	82
Settlements	(220)	(3)	—	(223)
Transfers into Level 3	—	—	10	10
Transfers out of Level 3	—	(71)	—	(71)
Balance, December 31, 2019	$735	$17	$389	$1,141
Changes in unrealized gains (losses) relating to assets held at December 31, 2019	$(1)	$—	$—	$(1	)(1)

	Policyholder Account Balances, Future Policy Benefits and Claims
(in millions)	Indexed Annuity Embedded Derivatives		IUL Embedded Derivatives		GMWB and GMAB Embedded Derivatives		Total
Balance, January 1, 2019	$14		$628		$328		$970
Total (gains) losses included in:
Net income	8	(2)	209	(2)	80	(3)	297
Issues	21		113		361		495
Settlements	—		(69)		(6)		(75)
Balance, December 31, 2019	$43		$881		$763		$1,687
Changes in unrealized (gains) losses relating to liabilities held at December 31, 2019	$—		$209	(2)	$82	(3)	$291

	Available-for-Sale Securities
(in millions)	Corporate Debt Securities	Residential Mortgage Backed Securities	Commercial Mortgage Backed Securities	Asset Backed Securities	Total		Other Derivative Contracts
Balance, January 1, 2018	$1,072	$87	$—	$—	$1,159		$—
Total gains (losses) included in:
Net income	(1)	—	—	—	(1	)(1)	(3	)(3)
Other comprehensive income (loss)	(26)	1	—	3	(22)		—
Purchases	15	—	12	381	408		3
Settlements	(189)	(6)	—	—	(195)		—
Transfers out of Level 3	—	(18)	(12)	(10)	(40)		—
Balance, December 31, 2018	$871	$64	$—	$374	$1,309		$—
Changes in unrealized gains (losses) relating to assets held at December 31, 2018	$(1)	$—	$—	$—	$(1	)(1)	$—

	Policyholder Account Balances, Future Policy Benefits and Claims
(in millions)	Indexed Annuity Embedded Derivatives		IUL Embedded Derivatives		GMWB and GMAB Embedded Derivatives		Total
Balance, January 1, 2018	$—		$601		$(49)		$552
Total (gains) losses included in:
Net income	(3	)(2)	(9	)(2)	49	(3)	37
Issues	17		90		350		457
Settlements	—		(54)		(22)		(76)
Balance, December 31, 2018	$14		$628		$328		$970
Changes in unrealized (gains) losses relating to liabilities held at December 31, 2018	$—		$(9	)(2)	$47	(3)	$38

RiverSource Life Insurance Company

	Available-for-Sale Securities
(in millions)	Corporate Debt Securities	Residential Mortgage Backed Securities	Commercial Mortgage Backed Securities	Asset Backed Securities	Total	Common Stocks
Balance, January 1, 2017	$1,157	$115	$—	$13	$1,285	$—
Total gains (losses) included in:
Net income	1	—	—	—	1 (1)	—
Other comprehensive income (loss)	(8)	1	—	—	(7)	—
Purchases	124	67	36	49	276	—
Settlements	(202)	(7)	—	(13)	(222)	—
Transfers into Level 3	—	—	—	11	11	4
Transfers out of Level 3	—	(89)	(36)	(60)	(185)	(4)
Balance, December 31, 2017	$1,072	$87	$—	$—	$1,159	$—
Changes in unrealized gains (losses) relating to assets held at December 31, 2017	$1	$—	$—	$—	$1 (1)	$—

	Policyholder Account Balances, Future Policy Benefits and Claims
(in millions)	IUL Embedded Derivatives		GMWB and GMAB Embedded Derivatives		Total
Balance, January 1, 2017	$464		$614		$1,078
Total (gains) losses included in:
Net income	87	(2)	(977	)(3)	(890)
Issues	92		326		418
Settlements	(42)		(12)		(54)
Balance, December 31, 2017	$601		$(49)		$552
Changes in unrealized (gains) losses relating to liabilities held at December 31, 2017	$87	(2)	$(946	)(3)	$(859)

(1)	Included in net investment income in the Consolidated Statements of Income.
(2)	Included in interest credited to fixed accounts in the Consolidated Statements of Income.
(3)	Included in benefits, claims, losses and settlement expenses in the Consolidated Statements of Income.

The increase (decrease) to pretax income of the Company’s adjustment for nonperformance risk on the fair value of its embedded derivatives was $(190) million, $281 million and $(71) million, net of DAC, DSIC, unearned revenue amortization and the reinsurance accrual, for the years ended December 31, 2019, 2018 and 2017, respectively.

Securities transferred from Level 3 primarily represent securities with fair values that are now obtained from a third-party pricing service with observable inputs. Securities transferred to Level 3 represent securities with fair values that are now based on a single non-binding broker quote.

The following tables provide a summary of the significant unobservable inputs used in the fair value measurements developed by the Company or reasonably available to the Company of Level 3 assets and liabilities:

	December 31, 2019
	Fair Value	Valuation Technique	Unobservable Input	Range				Weighted Average
	(in millions)
Corporate debt securities (private placements)	$735	Discounted cash flow	Yield/spread to U.S. Treasuries	0.8%	–	2.8%		1.3%
Asset backed securities	$389	Discounted cash flow	Annual default rate	3.5%
			Loss severity	25.0%
			Yield/spread to swap rates	120 bps	–	170	bps	123 bps
IUL embedded derivatives	$881	Discounted cash flow	Nonperformance risk(1)	65		bps
Indexed annuity embedded derivatives	$43	Discounted cash flow	Surrender rate	0.0%	–	50.0%
			Nonperformance risk(1)	65		bps
GMWB and GMAB embedded derivatives	$763	Discounted cash flow	Utilization of guaranteed withdrawals(2)	0.0%	–	36.0%
			Surrender rate	0.1%	–	73.5%
			Market volatility(3)	3.7%	–	15.9%
			Nonperformance risk(1)	65		bps

RiverSource Life Insurance Company

	December 31, 2018
	Fair Value	Valuation Technique	Unobservable Input	Range				Weighted Average
	(in millions)
Corporate debt securities (private placements)	$871	Discounted cash flow	Yield/spread to U.S. Treasuries	1.0%	–	3.6%		1.5%
Asset backed securities	$374	Discounted cash flow	Annual default rate	2.5%
			Loss severity	25.0%
			Yield/spread to swap rates	85 bps	–	115	bps	87 bps
IUL embedded derivatives	$628	Discounted cash flow	Nonperformance risk(1)	119		bps
Indexed annuity embedded derivatives	$14	Discounted cash flow	Surrender rate	0.0%	–	50.0%
			Nonperformance risk(1)	119		bps
GMWB and GMAB embedded derivatives	$328	Discounted cash flow	Utilization of guaranteed withdrawals(2)	0.0%	–	36.0%
			Surrender rate	0.1%	–	73.4%
			Market volatility(3)	4.0%	–	16.1%
			Nonperformance risk(1)	119		bps

(1)	The nonperformance risk is the spread added to the observable interest rates used in the valuation of the embedded derivatives.
(2)	The utilization of guaranteed withdrawals represents the percentage of contractholders that will begin withdrawing in any given year.
(3)	Market volatility is implied volatility of fund of funds and managed volatility funds.

Level 3 measurements not included in the table above are obtained from non-binding broker quotes where unobservable inputs utilized in the fair value calculation are not reasonably available to the Company.

Uncertainty of Fair Value Measurements

Significant increases (decreases) in the yield/spread to U.S. Treasuries used in the fair value measurement of Level 3 corporate debt securities in isolation would have resulted in a significantly lower (higher) fair value measurement.

Significant increases (decreases) in the annual default rate used in the fair value measurement of Level 3 asset backed securities in isolation, generally, would have resulted in a significantly lower (higher) fair value measurement and significant increases (decreases) in loss severity in isolation would have resulted in a significantly lower (higher) fair value measurement.

Significant increases (decreases) in the yield/spread to swap rates in isolation would have resulted in a significantly lower (higher) fair value measurement.

Significant increases (decreases) in nonperformance risk used in the fair value measurement of the IUL embedded derivatives in isolation would have resulted in a significantly lower (higher) fair value measurement.

Significant increases (decreases) in nonperformance risk and surrender rate used in the fair value measurement of the indexed annuity embedded derivatives in isolation would have resulted in a significantly lower (higher) liability value.

Significant increases (decreases) in utilization and volatility used in the fair value measurement of the GMWB and GMAB embedded derivatives in isolation would have resulted in a significantly higher (lower) liability value.

Significant increases (decreases) in nonperformance risk and surrender rate used in the fair value measurement of the GMWB and GMAB embedded derivatives in isolation would have resulted in a significantly lower (higher) liability value. Utilization of guaranteed withdrawals and surrender rates vary with the type of rider, the duration of the policy, the age of the contractholder, the distribution channel and whether the value of the guaranteed benefit exceeds the contract accumulation value.

Determination of Fair Value

The Company uses valuation techniques consistent with the market and income approaches to measure the fair value of its assets and liabilities. The Company’s market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The Company’s income approach uses valuation techniques to convert future projected cash flows to a single discounted present value amount. When applying either approach, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs.

The following is a description of the valuation techniques used to measure fair value and the general classification of these instruments pursuant to the fair value hierarchy.

Assets

Cash Equivalents

Cash equivalents include highly liquid investments with original or remaining maturities at the time of purchase of 90 days or less. The Company’s cash equivalents are classified as Level 2 and measured at amortized cost, which is a reasonable estimate of fair value because of the short time between the purchase of the instrument and its expected realization.

RiverSource Life Insurance Company

Available-for-Sale Securities

When available, the fair value of securities is based on quoted prices in active markets. If quoted prices are not available, fair values are obtained from third-party pricing services, non-binding broker quotes, or other model-based valuation techniques.

Level 1 securities primarily include U.S. Treasuries.

Level 2 securities primarily include corporate bonds, residential mortgage backed securities, commercial mortgage backed securities, state and municipal obligations, asset backed securities and foreign government securities. The fair value of these Level 2 securities is based on a market approach with prices obtained from third-party pricing services. Observable inputs used to value these securities can include, but are not limited to, reported trades, benchmark yields, issuer spreads and non-binding broker quotes.

Level 3 securities primarily include certain corporate bonds, non-agency residential mortgage backed securities and affiliated and unaffiliated asset backed securities. The fair value of corporate bonds, non-agency residential mortgage backed securities and unaffiliated asset backed securities classified as Level 3 is typically based on a single non-binding broker quote. The underlying inputs used for some of the non-binding broker quotes are not readily available to the Company. The Company’s privately placed corporate bonds are typically based on a single non-binding broker quote. The fair value of affiliated asset backed securities is determined using a discounted cash flow model. Inputs used to determine the expected cash flows include assumptions about discount rates and default, prepayment and recovery rates of the underlying assets. Given the significance of the unobservable inputs to this fair value measurement, the fair value of the investment in the affiliated asset backed securities is classified as Level 3.

In consideration of the above, management is responsible for the fair values recorded on the financial statements. Prices received from third-party pricing services are subjected to exception reporting that identifies investments with significant daily price movements as well as no movements. The Company reviews the exception reporting and resolves the exceptions through reaffirmation of the price or recording an appropriate fair value estimate. The Company also performs subsequent transaction testing. The Company performs annual due diligence of third-party pricing services. The Company’s due diligence procedures include assessing the vendor’s valuation qualifications, control environment, analysis of asset-class specific valuation methodologies, and understanding of sources of market observable assumptions and unobservable assumptions, if any, employed in the valuation methodology. The Company also considers the results of its exception reporting controls and any resulting price challenges that arise.

Separate Account Assets

The fair value of assets held by separate accounts is determined by the NAV of the funds in which those separate accounts are invested. The NAV is used as a practical expedient for fair value and represents the exit price for the separate account. Separate account assets are excluded from classification in the fair value hierarchy.

Other Assets

Derivatives that are measured using quoted prices in active markets, such as derivatives that are exchange-traded, are classified as Level 1 measurements. The variation margin on futures contracts is also classified as Level 1. The fair value of derivatives that are traded in less active over-the-counter (“OTC”) markets is generally measured using pricing models with market observable inputs such as interest rates and equity index levels. These measurements are classified as Level 2 within the fair value hierarchy and include swaps and the majority of options. The counterparties’ nonperformance risk associated with uncollateralized derivative assets was immaterial as of December 31, 2019 and 2018. See Notes 16 and 17 for further information on the credit risk of derivative instruments and related collateral.

Liabilities

Policyholder Account Balances, Future Policy Benefits and Claims

There is no active market for the transfer of the Company’s embedded derivatives attributable to the provisions of certain variable annuity riders, index annuity and IUL products.

The Company values the embedded derivatives attributable to the provisions of certain variable annuity riders using internal valuation models. These models calculate fair value as the present value of future expected benefit payments less the present value of future expected rider fees attributable to the embedded derivative feature. The projected cash flows used by these models include observable capital market assumptions and incorporate significant unobservable inputs related to implied volatility as well as contractholder behavior assumptions that include margins for risk, all of which the Company believes an exit market participant would expect. The fair value also reflects a current estimate of the Company’s nonperformance risk specific to these embedded derivatives. Given the significant unobservable inputs to this valuation, these measurements are classified as Level 3. The embedded derivatives attributable to these provisions are recorded in policyholder account balances, future policy benefits and claims.

The Company uses various Black-Scholes calculations to determine the fair value of the embedded derivatives associated with the provisions of its fixed index annuity and IUL products. The Company uses a discounted cash flow model to determine the fair

RiverSource Life Insurance Company

value of the embedded derivatives associated with the provisions of its equity index annuity product. The projected cash flows generated by this model are based on significant observable inputs related to interest rates, volatilities and equity index levels and, therefore, are classified as Level 2. The fair value of fixed index annuity and IUL embedded derivatives includes significant observable interest rates, volatilities and equity index levels and the significant unobservable estimate of the Company’s nonperformance risk. Given the significance of the nonperformance risk assumption to the fair value, the fixed index annuity and IUL embedded derivatives are classified as Level 3. The embedded derivatives attributable to these provisions are recorded in policyholder account balances, future policy benefits and claims.

Other Liabilities

Derivatives that are measured using quoted prices in active markets, such as derivatives that are exchange-traded, are classified as Level 1 measurements. The variation margin on futures contracts is also classified as Level 1. The fair value of derivatives that are traded in less active OTC markets is generally measured using pricing models with market observable inputs such as interest rates and equity index levels. These measurements are classified as Level 2 within the fair value hierarchy and include swaps and the majority of options. The Company’s nonperformance risk associated with uncollateralized derivative liabilities was immaterial as of December 31, 2019 and 2018. See Notes 16 and 17 for further information on the credit risk of derivative instruments and related collateral.

Fair Value on a Nonrecurring Basis

The Company assesses its investment in affordable housing partnerships for OTTI. The investments that are determined to be OTTI are written down to their fair value. The Company uses a discounted cash flow model to measure the fair value of these investments. Inputs to the discounted cash flow model are estimates of future net operating losses and tax credits available to the Company and discount rates based on market condition and the financial strength of the syndicator (general partner). The balance of affordable housing partnerships measured at fair value on a nonrecurring basis was $158 million and $112 million as of December 31, 2019 and 2018, respectively, and is classified as Level 3 in the fair value hierarchy.

Asset and Liabilities Not Reported at Fair Value

The following tables provide the carrying value and the estimated fair value of financial instruments that are not reported at fair value.

	December 31, 2019
	Carrying Value	Fair Value
(in millions)		Level 1	Level 2	Level 3	Total
Financial Assets
Mortgage loans, net	$2,655	$—	$—	$2,707	$2,707
Policy loans	867	—	—	810	810
Other investments	410	—	376	34	410
Other receivables	1,514	—	—	1,648	1,648

Financial Liabilities
Policyholder account balances, future policy benefits and claims	$9,110	$—	$—	$10,061	$10,061
Short-term borrowings	201	—	201	—	201
Line of credit with Ameriprise Financial	50	—	—	50	50
Other liabilities	22	—	—	21	21
Separate account liabilities — investment contracts	340	—	340	—	340

	December 31, 2018
	Carrying Value	Fair Value
(in millions)		Level 1	Level 2	Level 3	Total
Financial Assets
Mortgage loans, net	$2,547	$—	$—	$2,514	$2,514
Policy loans	861	—	—	810	810
Other investments	411	—	355	41	396

Financial Liabilities
Policyholder account balances, future policy benefits and claims	$9,609	$—	$—	$9,672	$9,672
Short-term borrowings	201	—	201	—	201
Other liabilities	59	—	—	57	57
Separate account liabilities — investment contracts	312	—	312	—	312	(1)

(1)

The fair value of separate account liabilities — investment contracts as of December 31, 2018 was previously incorrectly omitted from the fair value hierarchy based on use of NAV per share as a practical expedient.

Other investments include syndicated loans and the Company’s membership in the FHLB. Other receivables include the reinsurance deposit receivable. See Note 7 for additional information on mortgage loans, policy loans, syndicated loans and the deposit receivable.

RiverSource Life Insurance Company

Policyholder account balances, future policy benefits and claims includes fixed annuities in deferral status, non-life contingent fixed annuities in payout status, indexed annuity host contracts and the fixed portion of a small number of variable annuity contracts classified as investment contracts. See Note 10 for additional information on these liabilities. Short-term borrowings include repurchase agreement and FHLB borrowings. See Note 12 for further information on short-term borrowings. Other liabilities include future funding commitments to affordable housing partnerships and other real estate partnerships. Separate account liabilities are related to certain annuity products that are classified as investment contracts.

14.  RELATED PARTY TRANSACTIONS

Revenues

See Note 4 for information about revenues from contracts with customers earned by the Company from related party transactions with affiliates.

The Company is the lessor of one real estate property which it leases to Ameriprise Financial under an operating lease that expires November 30, 2029. The Company earned $5 million in rental income for each of the years ended December 31, 2019, 2018 and 2017, which is reflected in Other revenues on the Company’s Consolidated Statements of Income. The Company expects to earn $5 million in each year of the five year period ended December 31, 2024 and a total of $24 million thereafter.

Expenses

Charges by Ameriprise Financial and affiliated companies to the Company for use of joint facilities, technology support, marketing services and other services aggregated $370 million, $365 million and $390 million for the years ended December 31, 2019, 2018 and 2017, respectively. Certain of these costs are included in DAC. Expenses allocated to the Company may not be reflective of expenses that would have been incurred by the Company on a stand-alone basis.

Income taxes

The Company’s taxable income is included in the consolidated federal income tax return of Ameriprise Financial. The net amount due from (to) Ameriprise Financial for federal income taxes was $85 million and $60 million as of December 31, 2019 and 2018, respectively, which is reflected in Other, net within operating activities on the Consolidated Statements of Cash Flows.

Investments

The Company invests in AA and A rated asset backed securities issued by AAF, an affiliate of the Company. The asset backed securities are collateralized by a portfolio of loans issued to advisors affiliated with AFS, an affiliated broker dealer. As of December 31, 2019 and 2018, the fair value of these asset backed securities was $380 million and $374 million, respectively, and is reported in Investments: Available-for-Sale Fixed Maturities on the Company’s Consolidated Balance Sheets. For the year ended December 31, 2019, interest income from these asset backed securities was $14 million and is reported in Net investment income on the Company’s Consolidated Statements of Income.

Lines of Credit

RiverSource Life Insurance Company, as the borrower, has a revolving credit agreement with Ameriprise Financial as the lender. The aggregate amount outstanding under the line of credit may not exceed 3% of RiverSource Life Insurance Company’s statutory admitted assets (excluding separate accounts) as of the prior year end. The interest rate for any borrowing under the agreement is established by reference to London Inter-Bank Offered Rate (“LIBOR”) for U.S. dollar deposits with maturities comparable to the relevant interest period, plus an applicable margin subject to adjustment based on debt ratings of the senior unsecured debt of Ameriprise Financial. Amounts borrowed may be repaid at any time with no prepayment penalty. The amounts outstanding on this line of credit were $50 million and nil as of December 31, 2019 and 2018, respectively. The outstanding balance at December 31, 2019 was paid in full during January 2020.

RiverSource Life of NY, as the borrower, has a revolving credit agreement with Ameriprise Financial as the lender. The aggregate amount outstanding under the line of credit may not exceed the lesser of $25 million or 3% of RiverSource Life of NY’s statutory admitted assets (excluding separate accounts) as of the prior year end. The interest rate for any borrowing is established by reference to LIBOR for U.S. dollar deposits with maturities comparable to the relevant interest period. Amounts borrowed may be repaid at any time with no prepayment penalty. There were no amounts outstanding on this line of credit as of both December 31, 2019 and 2018.

RTA, as the borrower, has a revolving credit agreement with Ameriprise Financial as the lender not to exceed $100 million. The interest rate for any borrowing is established by reference to LIBOR for U.S. dollar deposits with maturities comparable to the relevant interest period, plus an applicable margin subject to adjustment based on debt ratings of the senior unsecured debt of Ameriprise Financial. This line of credit is automatically renewed annually with Ameriprise Financial. There were no amounts outstanding on this revolving credit agreement as of both December 31, 2019 and 2018.

RiverSource Life Insurance Company, as the lender, has a revolving credit agreement with Ameriprise Financial as the borrower. This line of credit is not to exceed 3% of RiverSource Life Insurance Company’s statutory admitted assets as of the prior year end. The interest rate for any borrowing is established by reference to LIBOR for U.S. dollar deposits with maturities comparable

RiverSource Life Insurance Company

to the relevant interest period, plus an applicable margin subject to adjustment based on debt ratings of the senior unsecured debt of Ameriprise Financial. In the event of default, an additional 1% interest will accrue during such period of default. There were no amounts outstanding on this revolving credit agreement as of both December 31, 2019 and 2018.

Dividends or distributions

Cash dividends or distributions paid and received by RiverSource Life Insurance Company were as follows:

	Years Ended December 31,
(in millions)	2019	2018	2017
Paid to Ameriprise Financial	$1,350	$750	$700
Received from RiverSource Life of NY	43	48	50
Received from RTA	100	45	20
Received from RiverSource REO 1, LLC(1)	—	2	—

(1)	RiverSource REO 1, LLC is a wholly owned subsidiary of RiverSource Life Insurance Company which holds foreclosed mortgage loans and real estate.

For dividends and other distributions from the life insurance companies, advance notification was provided to state insurance regulators prior to payments. See Note 15 for additional information.

15.  REGULATORY REQUIREMENTS

The National Association of Insurance Commissioners (“NAIC”) defines Risk-Based Capital (“RBC”) requirements for insurance companies. The RBC requirements are used by the NAIC and state insurance regulators to identify companies that merit regulatory actions designed to protect policyholders. These requirements apply to the Company. The Company has met its minimum RBC requirements.

Insurance companies are required to prepare statutory financial statements in accordance with the accounting practices prescribed or permitted by the insurance departments of their respective states of domicile, which vary materially from GAAP. Prescribed statutory accounting practices include publications of the NAIC, as well as state laws, regulations and general administrative rules. The more significant differences from GAAP include charging policy acquisition costs to expense as incurred, establishing annuity and insurance reserves using different actuarial methods and assumptions, valuing investments on a different basis and excluding certain assets from the balance sheet by charging them directly to surplus, such as a portion of the net deferred income tax assets.

RiverSource Life Insurance Company received approval from the Minnesota Department of Commerce to apply a permitted statutory accounting practice, effective July 1, 2017 through June 30, 2019, for certain derivative instruments used to economically hedge the interest rate exposure of certain variable annuity products that do not qualify for statutory hedge accounting. The permitted practice is intended to mitigate the impact to statutory surplus from the misalignment between variable annuity statutory reserves, which are not carried at fair value, and the fair value of derivatives used to economically hedge the interest rate exposure of non-life contingent living benefit guarantees.

The permitted practice allowed RiverSource Life Insurance Company to defer a portion of the change in fair value, net investment income and realized gains or losses generated from designated derivatives to the extent the amounts do not offset the current period interest-rate related change in the variable annuity statutory reserve liability. The deferred amount could be amortized over ten years using the straight-line method with the ability to accelerate amortization at management’s discretion. As of June 30, 2019, RiverSource Life Insurance Company elected to accelerate amortization of the net deferred amount associated with its permitted practice.

State insurance statutes contain limitations as to the amount of dividends and other distributions that insurers may make without providing prior notification to state regulators. For RiverSource Life Insurance Company, payments in excess of unassigned surplus, as determined in accordance with accounting practices prescribed by the State of Minnesota, require advance notice to the Minnesota Department of Commerce, RiverSource Life Insurance Company’s primary regulator, and are subject to potential disapproval. RiverSource Life Insurance Company’s statutory unassigned surplus aggregated $326 million and $642 million as of December 31, 2019 and 2018, respectively.

In addition, dividends or distributions whose fair market value, together with that of other dividends or distributions made within the preceding 12 months, exceed the greater of the previous year’s statutory net gain from operations or 10% of the previous year-end statutory capital and surplus are referred to as “extraordinary dividends.” Extraordinary dividends also require advance notice to the Minnesota Department of Commerce, and are subject to potential disapproval. Statutory capital and surplus was $2.9 billion and $3.3 billion as of December 31, 2019 and 2018, respectively.

Statutory net gain from operations and net income (loss) for RiverSource Life Insurance Company are summarized as follows:

	Years Ended December 31,
(in millions)	2019	2018	2017
Statutory net gain from operations	$1,505	$1,686	$958
Statutory net income (loss)	786	1,628	222

RiverSource Life Insurance Company

Government debt securities of $4 million as of both December 31, 2019 and 2018 were on deposit with various states as required by law.

16.  OFFSETTING ASSETS AND LIABILITIES

Certain financial instruments and derivative instruments are eligible for offset in the Consolidated Balance Sheets. The Company’s derivative instruments and repurchase agreements are subject to master netting and collateral arrangements and qualify for offset. A master netting arrangement with a counterparty creates a right of offset for amounts due to and from that same counterparty that is enforceable in the event of a default or bankruptcy. The Company’s policy is to recognize amounts subject to master netting arrangements on a gross basis in the Consolidated Balance Sheets.

The following tables present the gross and net information about the Company’s assets subject to master netting arrangements:

	December 31, 2019
	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Consolidated Balance Sheets	Amounts of Assets Presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets			Net Amount
(in millions)				Financial Instruments(1)	Cash Collateral	Securities Collateral

Derivatives:
OTC	$4,181	$—	$4,181	$(2,886)	$(1,214)	$(73)	$8
OTC cleared	21	—	21	(21)	—	—	—
Exchange-traded	81	—	81	(5)	—	—	76
Total derivatives	$4,283	$—	$4,283	$(2,912)	$(1,214)	$(73)	$84

	December 31, 2018
	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Consolidated Balance Sheets	Amounts of Assets Presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets			Net Amount
(in millions)				Financial Instruments(1)	Cash Collateral	Securities Collateral

Derivatives:
OTC	$2,499	$—	$2,499	$(2,066)	$(390)	$(26)	$17
OTC cleared	34	—	34	(23)	—	—	11
Exchange-traded	14	—	14	(1)	—	—	13
Total derivatives	$2,547	$—	$2,547	$(2,090)	$(390)	$(26)	$41

(1)

Represents the amount of assets that could be offset by liabilities with the same counterparty under master netting or similar arrangements that management elects not to offset on the Consolidated Balance Sheets.

The following tables present the gross and net information about the Company’s liabilities subject to master netting arrangements:

	December 31, 2019
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheets	Amounts of Liabilities Presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets			Net Amount
(in millions)				Financial Instruments(1)	Cash Collateral	Securities Collateral

Derivatives:
OTC	$3,426	$—	$3,426	$(2,886)	$—	$(540)	$—
OTC cleared	41	—	41	(21)	—	—	20
Exchange-traded	11	—	11	(5)	—	—	6
Total derivatives	$3,478	$—	$3,478	$(2,912)	$—	$(540)	$26

RiverSource Life Insurance Company

	December 31, 2018
	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheets	Amounts of Liabilities Presented in the Consolidated Balance Sheets	Gross Amounts Not Offset in the Consolidated Balance Sheets			Net Amount
(in millions)				Financial Instruments(1)	Cash Collateral	Securities Collateral

Derivatives:
OTC	$2,419	$—	$2,419	$(2,066)	$(24)	$(328)	$1
OTC cleared	23	—	23	(23)	—	—	—
Exchange-traded	10	—	10	(1)	—	—	9
Total derivatives	2,452	—	2,452	(2,090)	(24)	(328)	10
Repurchase agreements	50	—	50	—	—	(50)	—
Total	$2,502	$—	$2,502	$(2,090)	$(24)	$(378)	$10

(1)

Represents the amount of liabilities that could be offset by assets with the same counterparty under master netting or similar arrangements that management elects not to offset on the Consolidated Balance Sheets.

In the tables above, the amount of assets or liabilities presented are offset first by financial instruments that have the right of offset under master netting or similar arrangements, then any remaining amount is reduced by the amount of cash and securities collateral. The actual collateral may be greater than amounts presented in the tables.

When the fair value of collateral accepted by the Company is less than the amount due to the Company, there is a risk of loss if the counterparty fails to perform or provide additional collateral. To mitigate this risk, the Company monitors collateral values regularly and requires additional collateral when necessary. When the value of collateral pledged by the Company declines, it may be required to post additional collateral.

Freestanding derivative instruments are reflected in other assets and other liabilities. Cash collateral pledged by the Company is reflected in other assets and cash collateral accepted by the Company is reflected in other liabilities. Repurchase agreements are reflected in short-term borrowings. See Note 17 for additional disclosures related to the Company’s derivative instruments and Note 12 for additional disclosures related to the Company’s repurchase agreements.

17.  DERIVATIVES AND HEDGING ACTIVITIES

Derivative instruments enable the Company to manage its exposure to various market risks. The value of such instruments is derived from an underlying variable or multiple variables, including equity and interest rate indices or prices. The Company primarily enters into derivative agreements for risk management purposes related to the Company’s products and operations.

Certain of the Company’s freestanding derivative instruments are subject to master netting arrangements. The Company’s policy on the recognition of derivatives on the Consolidated Balance Sheets is to not offset fair value amounts recognized for derivatives and collateral arrangements executed with the same counterparty under the same master netting arrangement. See Note 16 for additional information regarding the estimated fair value of the Company’s freestanding derivatives after considering the effect of master netting arrangements and collateral.

The Company uses derivatives as economic hedges and accounting hedges. The following table presents the notional value and gross fair value of derivative instruments, including embedded derivatives:

	December 31, 2019			December 31, 2018
	Notional	Gross Fair Value		Notional	Gross Fair Value
(in millions)		Assets(1)	Liabilities(2)		Assets(1)	Liabilities(2)
Derivatives not designated as hedging instruments
Interest rate contracts	$57,950	$1,451	$418	$57,185	$789	$422
Equity contracts	60,596	2,812	3,054	51,463	1,704	1,978
Credit contracts	1,386	4	—	1,206	—	18
Foreign exchange contracts	3,251	16	6	4,747	54	34
Total non-designated hedges	123,183	4,283	3,478	114,601	2,547	2,452
Embedded derivatives
GMWB and GMAB(3)	N/A	—	763	N/A	—	328
IUL	N/A	—	881	N/A	—	628
Indexed annuities	N/A	—	46	N/A	—	17
Total embedded derivatives	N/A	—	1,690	N/A	—	973
Total derivatives	$123,183	$4,283	$5,168	$114,601	$2,547	$3,425

N/A Not applicable.

(1)	The fair value of freestanding derivative assets is included in Other assets on the Consolidated Balance Sheets.

RiverSource Life Insurance Company

(2)

The fair value of freestanding derivative liabilities is included in Other liabilities on the Consolidated Balance Sheets. The fair value of GMWB and GMAB, IUL, and indexed annuity embedded derivatives is included in Policyholder account balances, future policy benefits and claims on the Consolidated Balance Sheets.

(3)

The fair value of the GMWB and GMAB embedded derivatives as of December 31, 2019 included $981 million of individual contracts in a liability position and $218 million of individual contracts in an asset position. The fair value of the GMWB and GMAB embedded derivatives as of December 31, 2018 included $646 million of individual contracts in a liability position and $318 million of individual contracts in an asset position.

See Note 13 for additional information regarding the Company’s fair value measurement of derivative instruments.

As of December 31, 2019 and 2018, investment securities with a fair value of $84 million and $28 million, respectively, were received as collateral to meet contractual obligations under derivative contracts, of which $84 million and $28 million, respectively, may be sold, pledged or rehypothecated by the Company. As of both December 31, 2019 and 2018, the Company had sold, pledged, or rehypothecated none of these securities. In addition, as of both December 31, 2019 and 2018, non-cash collateral accepted was held in separate custodial accounts and was not included in the Company’s Consolidated Balance Sheets.

The following table presents a summary of the impact of derivatives not designated as hedging instruments, including embedded derivatives, on the Consolidated Statements of Income:

(in millions)	Interest Credited to Fixed Accounts	Benefits, Claims, Losses and Settlement Expenses
Year Ended December 31, 2019
Interest rate contracts	$—	$1,100
Equity contracts	117	(1,501)
Credit contracts	—	(73)
Foreign exchange contracts	—	(30)
GMWB and GMAB embedded derivatives	—	(435)
IUL embedded derivatives	(140)	—
Indexed annuities embedded derivatives	(8)	—
Total gain (loss)	$(31)	$(939)

Year Ended December 31, 2018
Interest rate contracts	$—	$(312)
Equity contracts	(49)	306
Credit contracts	—	7
Foreign exchange contracts	—	1
Other contracts	—	(4)
GMWB and GMAB embedded derivatives	—	(377)
IUL embedded derivatives	63	—
Indexed annuities embedded derivatives	3	—
Total gain (loss)	$17	$(379)

Year Ended December 31, 2017
Interest rate contracts	$—	$3
Equity contracts	75	(1,006)
Credit contracts	—	(22)
Foreign exchange contracts	—	(23)
Other contracts	—	(2)
GMWB and GMAB embedded derivatives	—	663
IUL embedded derivatives	(45)	—
Total gain (loss)	$30	$(387)

The Company holds derivative instruments that either do not qualify or are not designated for hedge accounting treatment. These derivative instruments are used as economic hedges of equity, interest rate, credit and foreign currency exchange rate risk related to various products and transactions of the Company.

Certain annuity contracts contain GMWB or GMAB provisions, which guarantee the right to make limited partial withdrawals each contract year regardless of the volatility inherent in the underlying investments or guarantee a minimum accumulation value of consideration received at the beginning of the contract period, after a specified holding period, respectively. The GMAB and non-life contingent GMWB provisions are considered embedded derivatives, which are bifurcated from their host contracts for valuation purposes and reported on the Consolidated Balance Sheets at fair value with changes in fair value reported in earnings. The Company economically hedges the exposure related to GMAB and non-life contingent GMWB provisions using options (equity index, interest rate swaptions, etc.), swaps (interest rate, total return, etc.) and futures.

RiverSource Life Insurance Company

The deferred premium associated with certain of the above options and swaptions is paid or received semi-annually over the life of the contract or at maturity. The following is a summary of the payments the Company is scheduled to make and receive for these options and swaptions as of December 31, 2019:

(in millions)	Premiums Payable	Premiums Receivable
2020	$214	$133
2021	152	112
2022	204	198
2023	126	58
2024	70	10
2025-2029	351	7
Total	$1,117	$518

Actual timing and payment amounts may differ due to future settlements, modifications or exercises of the contracts prior to the full premium being paid or received.

The Company has a macro hedge program to provide protection against the statutory tail scenario risk arising from variable annuity reserves on its statutory surplus and to cover some of the residual risks not covered by other hedging activities. As a means of economically hedging these risks, the Company may use a combination of futures, options, swaps and swaptions. Certain of the macro hedge derivatives may contain settlement provisions linked to both equity returns and interest rates. The Company’s macro hedge derivatives that contain settlement provisions linked to both equity returns and interest rates, if any, are shown in other contracts in the tables above.

Indexed annuity and IUL products have returns tied to the performance of equity markets. As a result of fluctuations in equity markets, the obligation incurred by the Company related to indexed annuity and IUL products will positively or negatively impact earnings over the life of these products. The equity component of indexed annuity and IUL product obligations are considered embedded derivatives, which are bifurcated from their host contracts for valuation purposes and reported on the Consolidated Balance Sheets at fair value with changes in fair value reported in earnings. As a means of economically hedging its obligations under the provisions of these products, the Company enters into index options and futures contracts.

Cash Flow Hedges

During the year ended December 31, 2019, the Company held no derivatives that were designated as cash flow hedges. During the years ended December 31, 2019 and 2018, no hedge relationships were discontinued due to forecasted transactions no longer being expected to occur according to the original hedge strategy. For the years ended December 31, 2019, 2018 and 2017, amounts recognized in earnings on derivative transactions that were ineffective were not material. See Note 18 for a summary of net unrealized gains (losses) included in AOCI related to previously designated cash flow hedges.

Credit Risk

Credit risk associated with the Company’s derivatives is the risk that a derivative counterparty will not perform in accordance with the terms of the applicable derivative contract. To mitigate such risk, the Company has established guidelines and oversight of credit risk through a comprehensive enterprise risk management program that includes members of senior management. Key components of this program are to require preapproval of counterparties and the use of master netting and collateral arrangements whenever practical. See Note 16 for additional information on the Company’s credit exposure related to derivative assets.

Certain of the Company’s derivative contracts contain provisions that adjust the level of collateral the Company is required to post based on the Company’s financial strength rating (or based on the debt rating of the Company’s parent, Ameriprise Financial). Additionally, certain of the Company’s derivative contracts contain provisions that allow the counterparty to terminate the contract if the Company does not maintain a specific financial strength rating or Ameriprise Financial’s debt does not maintain a specific credit rating (generally an investment grade rating). If these termination provisions were to be triggered, the Company’s counterparty could require immediate settlement of any net liability position. As of December 31, 2019 and 2018, the aggregate fair value of derivative contracts in a net liability position containing such credit contingent provisions was $189 million and $91 million, respectively. The aggregate fair value of assets posted as collateral for such instruments as of December 31, 2019 and 2018 was $189 million and $90 million, respectively. If the credit contingent provisions of derivative contracts in a net liability position as of December 31, 2019 and 2018 were triggered, the aggregate fair value of additional assets that would be required to be posted as collateral or needed to settle the instruments immediately would have been nil and $1 million, respectively.

RiverSource Life Insurance Company

18.  SHAREHOLDER’S EQUITY

The following tables provide the amounts related to each component of OCI:

	Years Ended December 31, 2019
(in millions)	Pretax	Income Tax Benefit (Expense)	Net of Tax
Net unrealized gains (losses) on securities:
Net unrealized gains (losses) on securities arising during the period(1)	$1,360	$(289)	$1,071
Reclassification of net (gains) losses on securities included in net income(2)	2	—	2
Impact of DAC, DSIC, unearned revenue, benefit reserves and reinsurance recoverables	(688)	144	(544)
Net unrealized gains (losses) on securities	674	(145)	529
Total other comprehensive income (loss)	$674	$(145)	$529

	Years Ended December 31, 2018
(in millions)	Pretax	Income Tax Benefit (Expense)	Net of Tax
Net unrealized gains (losses) on securities:
Net unrealized gains (losses) on securities arising during the period(1)	$(952)	$203	$(749)
Reclassification of net (gains) losses on securities included in net income(2)	(9)	2	(7)
Impact of DAC, DSIC, unearned revenue, benefit reserves and reinsurance recoverables	435	(91)	344
Net unrealized gains (losses) on securities	(526)	114	(412)
Net unrealized gains (losses) on derivatives:
Reclassification of net (gains) losses on derivatives included in net income(3)	1	—	1
Net unrealized gains (losses) on derivatives	1	—	1
Total other comprehensive income (loss)	$(525)	$114	$(411)

	Years Ended December 31, 2017
(in millions)	Pretax	Income Tax Benefit (Expense)	Net of Tax
Net unrealized gains (losses) on securities:
Net unrealized gains (losses) on securities arising during the period(1)	$210	$(61)	$149
Reclassification of net (gains) losses on securities included in net income(2)	(44)	15	(29)
Impact of DAC, DSIC, unearned revenue, benefit reserves and reinsurance recoverables	(180)	57	(123)
Net unrealized gains (losses) on securities	(14)	11	(3)
Net unrealized gains (losses) on derivatives:
Reclassification of net (gains) losses on derivatives included in net income(3)	5	(2)	3
Net unrealized gains (losses) on derivatives	5	(2)	3
Other	(1)	—	(1)
Total other comprehensive income (loss)	$(10)	$9	$(1)

(1)	Includes other-than-temporary impairment losses on Available-for-Sale securities related to factors other than credit that were recognized in other comprehensive income (loss) during the period.
(2)	Reclassification amounts are recorded in net realized investment gains (losses).
(3)	Reclassification amounts are recorded in net investment income.

Other comprehensive income (loss) related to net unrealized gains (losses) on securities includes three components: (i) unrealized gains (losses) that arose from changes in the market value of securities that were held during the period; (ii) (gains) losses that were previously unrealized, but have been recognized in current period net income due to sales of Available-for-Sale securities and due to the reclassification of noncredit other-than-temporary impairment losses to credit losses; and (iii) other adjustments primarily consisting of changes in insurance and annuity asset and liability balances, such as DAC, DSIC, unearned revenue, benefit reserves and reinsurance recoverables, to reflect the expected impact on their carrying values had the unrealized gains (losses) been realized as of the respective balance sheet dates.

RiverSource Life Insurance Company

The following table presents the changes in the balances of each component of AOCI, net of tax:

(in millions)	Net Unrealized Gains (Losses) on Securities	Net Unrealized Gains (Losses) on Derivatives	Other	Total
Balance, January 1, 2017	$461	$(4)	$—	$457
OCI before reclassifications	26	—	(1)	25
Amounts reclassified from AOCI	(29)	3	—	(26)
Total OCI	(3)	3	(1)	(1)
Balance, December 31, 2017	458 (1)	(1)	(1)	456
OCI before reclassifications	(405)	—	—	(405)
Amounts reclassified from AOCI	(7)	1	—	(6)
Total OCI	(412)	1	—	(411)
Balance, December 31, 2018	46 (1)	—	(1)	45
OCI before reclassifications	527	—	—	527
Amounts reclassified from AOCI	2	—	—	2
Total OCI	529	—	—	529
Balance, December 31, 2019	$575 (1)	$—	$(1)	$574

(1)	Includes nil of noncredit related impairments on securities and net unrealized gains (losses) on previously impaired securities as of each December 31, 2019, 2018 and 2017.

19.  INCOME TAXES

The components of income tax provision were as follows:

	Years Ended December 31,
(in millions)	2019	2018	2017
Current income tax
Federal	$210	$35	$158
State	8	3	1
Total current income tax	218	38	159
Deferred income tax
Federal	(271)	(1)	103
State	(7)	(2)	(2)
Total deferred income tax	(278)	(3)	101
Total income tax provision	$(60)	$35	$260

On December 22, 2017, the Tax Act was signed into law. The provision for income taxes for the year ended December 31, 2017 included an expense of $140 million due to the enactment of the Tax Act. The $140 million expense included a $136 million expense for the remeasurement of deferred tax assets and liabilities to the Tax Act’s statutory rate of 21% and a $4 million expense for the remeasurement of tax contingencies, specifically state tax contingencies and interest accrued for tax contingencies. In 2018, the Company finalized its accounting related to the Tax Act and determined no adjustments were necessary.

The principal reasons that the aggregate income tax provision is different from that computed by using the U.S. statutory rates of 21% for 2019 and 2018 and 35% for 2017 were as follows:

	Years Ended December 31,
	2019	2018	2017
Tax at U.S. statutory rate	21.0%	21.0%	35.0%
Changes in taxes resulting from:
Low income housing tax credits	(15.3)	(8.5)	(7.4)
Foreign tax credit, net of addback	(9.5)	(2.8)	(2.7)
Dividend received deduction	(7.6)	(4.2)	(12.9)
Audit adjustments	(1.4)	—	—
Uncertain tax positions	1.8	—	—
Impact of Tax Act	—	(1.1)	14.0
Taxes applicable to prior years	—	(1.1)	—
Other, net	(0.4)	0.4	—
Income tax provision	(11.4)%	3.7%	26.0%

RiverSource Life Insurance Company

The decrease in the Company’s effective tax rate for the year ended December 31, 2019 compared to 2018 is primarily due to the lower pre-tax income relative to tax preferred items. The decrease in the Company’s effective tax rate for the year ended December 31, 2018 compared to 2017 was primarily the result of the decrease in the federal statutory rate and a $140 million expense in 2017 due to provisions of the Tax Act and an increase in low income housing credits, partially offset by lower levels of the dividends received deduction.

Deferred income tax assets and liabilities result from temporary differences between the assets and liabilities measured for GAAP reporting versus income tax return purposes. Deferred income tax assets and liabilities are measured at the statutory rate of 21% as of both December 31, 2019 and 2018. The significant components of the Company’s deferred income tax assets and liabilities, which are included net within other assets or other liabilities on the Consolidated Balance Sheets, were as follows:

	December 31,
(in millions)	2019	2018
Deferred income tax assets
Liabilities for policyholder account balances, future policy benefits and claims	$940	$705
Investment related	210	144
Other	12	14
Gross deferred income tax assets	1,162	863
Less: valuation allowance	11	11
Total deferred income tax assets	1,151	852
Deferred income tax liabilities
Deferred acquisition costs	446	423
Net unrealized gains on Available-for-Sale securities	182	37
Deferred sales inducement costs	50	53
Other	13	12
Gross deferred income tax liabilities	691	525
Net deferred income tax assets	$460	$327

Included in the Company’s deferred income tax assets are tax benefits primarily related to state net operating losses of $9 million, net of federal benefit, which will expire beginning December 31, 2020. Based on analysis of the Company’s tax position, management believes it is more likely than not that the Company will not realize certain state net operating losses of $9 million and state deferred tax assets of $2 million; therefore, a valuation allowance of $11 million has been established.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits was as follows:

(in millions)	2019	2018	2017
Balance at January 1	$19	$14	$59
Additions based on tax positions related to the current year	1	5	5
Additions for tax positions of prior years	34	1	—
Reductions for tax positions of prior years	(4)	(1)	(50)
Audit settlements	(11)	—	—
Balance at December 31	$39	$19	$14

If recognized, approximately $17 million, $8 million and $5 million, net of federal tax benefits, of unrecognized tax benefits as of December 31, 2019, 2018 and 2017, respectively, would affect the effective tax rate.

It is reasonably possible that the total amount of unrecognized tax benefits will change in the next 12 months. The Company estimates that the total amount of gross unrecognized tax benefits may decrease by approximately $30 million in the next 12 months primarily due to Internal Revenue Service (“IRS”) settlements and state exams.

The Company recognizes interest and penalties related to unrecognized tax benefits as a component of the income tax provision. The Company recognized a net increase of $1 million in interest and penalties for the year ended December 31, 2019, a net decrease of nil, and $1 million in interest and penalties for the years ended December 31, 2018 and 2017, respectively. The Company had a payable of $2 million and $1 million related to accrued interest and penalties as of December 31, 2019 and 2018, respectively.

The Company files income tax returns as part of its inclusion in the consolidated federal income tax returns of Ameriprise Financial in the U.S. federal jurisdiction and various state jurisdictions. In the third quarter of 2019, the federal statutes of limitation closed for the 2014 and 2015 tax years. Ameriprise Financial’s tax returns for 2014 and 2015 are effectively settled except for one issue which was claimed on amended returns filed in the second quarter of 2019. The IRS is currently auditing Ameriprise Financial’s U.S. income tax returns for 2016 and 2017. Ameriprise Financial’s or the Company’s state income tax returns are currently under examination by various jurisdictions for years ranging from 2009 through 2017.

RiverSource Life Insurance Company

20.  COMMITMENTS, GUARANTEES AND CONTINGENCIES

Commitments

The following table presents the Company’s funding commitments as of December 31:

(in millions)	2019	2018
Commercial mortgage loans	$59	$50
Affordable housing and other real estate partnerships	22	59
Total funding commitments	$81	$109

Guarantees

The Company’s annuity and life products all have minimum interest rate guarantees in their fixed accounts. As of December 31, 2019, these guarantees range from 1% to 5%.

Contingencies

Insurance companies have been the subject of increasing regulatory, legislative and judicial scrutiny. Numerous state and federal regulatory agencies have commenced examinations and other inquiries of insurance companies regarding sales and marketing practices (including sales to older consumers and disclosure practices), claims handling, and unclaimed property and escheatment practices and procedures. The Company has cooperated and will continue to cooperate with the applicable regulators.

The Company is involved in the normal course of business in a number of other legal and arbitration proceedings concerning matters arising in connection with the conduct of its business activities. The Company believes that it is not a party to, nor are any of its properties the subject of, any pending legal, arbitration or regulatory investigation, examination or proceeding that is likely to have a material adverse effect on its consolidated financial condition, results of operations or liquidity. Notwithstanding the foregoing, it is possible that the outcome of any current or future legal, arbitration or regulatory proceeding could have a material impact on results of operations in any particular reporting period as the proceedings are resolved.

Uncertain economic conditions, heightened and sustained volatility in the financial markets and significant financial reform legislation may increase the likelihood that clients and other persons or regulators may present or threaten legal claims or that regulators increase the scope or frequency of examinations of the Company or the insurance industry generally.

Guaranty Fund Assessments

RiverSource Life Insurance Company and RiverSource Life of NY are required by law to be a member of the guaranty fund association in every state where they are licensed to do business. In the event of insolvency of one or more unaffiliated insurance companies, the Company could be adversely affected by the requirement to pay assessments to the guaranty fund associations.

The Company projects its cost of future guaranty fund assessments based on estimates of insurance company insolvencies provided by the National Organization of Life and Health Insurance Guaranty Associations (“NOLHGA”) and the amount of its premiums written relative to the industry-wide premium in each state. The Company accrues the estimated cost of future guaranty fund assessments when it is considered probable that an assessment will be imposed, the event obligating the Company to pay the assessment has occurred and the amount of the assessment can be reasonably estimated.

The Company has a liability for estimated guaranty fund assessments and a related premium tax asset. As of both December 31, 2019 and 2018, the estimated liability was $12 million. As of December 31, 2019 and 2018, the related premium tax asset was $10 million and $11 million, respectively. The expected period over which guaranty fund assessments will be made and the related tax credits recovered is not known.

S-6325-5-A (6/20)

PART C.

Item 24.	Financial Statements and Exhibits

(a) Financial statements included in Part B of this Registration Statement:

RiverSource Variable Account 10

Report of Independent Registered Public Accounting Firm dated April 20, 2020

Statements of Assets and Liabilities for the year ended Dec. 31, 2019

Statements of Operations for the year ended Dec. 31, 2019

Statements of Changes in Net Assets for the two years ended Dec. 31, 2019

Notes to Financial Statements

RiverSource Life Insurance Company

Report of Independent Registered Public Accounting Firm dated Feb.26, 2020

Consolidated Balance Sheets as of Dec. 31, 2019 and 2018

Consolidated Statements of Income for the years ended Dec. 31, 2019, 2018 and 2017

Consolidated Statements of Comprehensive Income for the years ended Dec. 31, 2019, 2018 and 2017

Consolidated Statements of Shareholder’s Equity for the three years ended Dec. 31, 2019, 2018 and 2017

Consolidated Statements of Cash Flows for the years ended Dec. 31, 2019, 2018 and 2017

Notes to Consolidated Financial Statements

(b) Exhibits:

1.1

Resolution of the Board of Directors of IDS Life Insurance Company establishing the IDS Life Variable Account 10 dated August 23, 1995, filed electronically as Exhibit 1 to Registrant’s Initial Registration Statement No. 33-62407 is incorporated herein by reference.

1.2

Unanimous Written Consent of the Board of Directors In Lieu of a Meeting for IDS Life Insurance Company, adopted December 8, 2006 for the Re-designation of the Separate Accounts to Reflect Entity Consolidation and Rebranding filed electronically as Exhibit 27(a)(6) to Post-Effective Amendment No. 28 to Registration Statement No. 333-69777 is incorporated by reference.

2.	Not applicable.

3.

Form of Principal Underwriter Agreement for RiverSource Life Insurance Company Variable Annuities and Variable Life Insurance filed electronically as Exhibit 3.1 to the Initial Registration Statement on Form N-4 for RiverSource Variable Annuity Account (previously American Enterprise Variable Annuity Account), RiverSource Signature(SM) Select Variable Annuity and RiverSource Signature(SM) Variable Annuity, on or about Jan. 2, 2007, is incorporated by reference.

4.1

Form of Deferred Annuity Contract for RAVA 5 Access and data pages filed as Exhibit 4.38 to RiverSource Variable Account 10’s Post-Effective Amendment No. 61 to the Registration Statement on Form N-4 for RiverSource Variable Account 10, File No. 333-79311, on July 12, 2010, is incorporated by reference.

4.2

Form of Annuity Endorsement – Inherited Nonqualified Stretch (Form 115909) filed electronically as Exhibit 4.2 to Initial Registration Statement on Form N-4 No. 333-237302 is incorporated by reference.

4.3

Form of TSA Endorsement (form 31049), filed electronically as Exhibit 4.7 to Pre-Effective Amendment No. 1 to Registration Statement No. 333-79311 filed on or about Aug. 10, 1999 is incorporated herein by reference.

See Exhibit 4.7

4.4

Form of TSA Endorsement (form 131068), filed electronically as Exhibit 4.17 to Post-Effective Amendment No. 21 to Registration Statement No. 333-79311, filed on or about Jan. 23, 2004, is incorporated by reference.

4.5

Copy of Company name change endorsement (form 131115) for RiverSource Life Insurance Company, filed electronically as Exhibit 4.32 to Registrant’s Post-Effective Amendment No. 41 to Registration Statement No. 333-79311 filed on or about Jan. 2, 2007, is incorporated by reference.

4.6

Form of Guarantee Period Accounts Endorsement (form 411272) filed electronically as Exhibit 4.56 to RiverSource Variable Account’s Post-Effective Amendment No. 10 to Registration Statement No. 333-139763 is incorporated herein by reference.

4.7

Form of Maximum Anniversary Value Death Benefit Rider (form 411278) filed electronically as Exhibit 4.57 to Post-Effective Amendment No. 10 to Registration Statement No. 333-139763 is incorporated herein by reference.

4.8

Form of 5-Year Maximum Anniversary Value Death Benefit Rider filed electronically as Exhibit 4.41 to Registrant’s Post-Effective Amendment No. 61 to Registration Statement No. 333-79311 is incorporated herein by reference.

4.9

Form of Return of Purchase Payment Death Benefit Rider (form 411277) filed electronically as Exhibit 4.60 to RiverSource Variable Account’s Post-Effective Amendment No. 10 to Registration Statement No. 333-139763 is incorporated herein by reference.

4.10

Form of Benefit Protector(SM) Death Benefit Rider (form 411281) filed electronically as Exhibit 4.61 to RiverSource Variable Account’s Post-Effective Amendment No. 10 to Registration Statement No. 333-139763 is incorporated herein by reference.

4.11

Form of Guaranteed Minimum Death Benefit Rider Enhanced Legacy benefit (form 15 111687) and data page filed electronically as Exhibit 4.28 to the Registrant’s Post-Effective Amendment No. 8 to Registration Statement No. 333-186218, is incorporated herein by reference.

5.

Form of Variable Annuity Application (form 31063), filed electronically as Exhibit 5 to Pre-Effective Amendment No. 1 to Registration Statement No. 333-79311 filed on or about Aug. 10, 1999 is incorporated herein by reference.

6.1	Certificate of Incorporation of IDS Life dated July 24, 1957, filed electronically as Exhibit 6.1 to Registrant’s Initial Registration Statement No. 33-62407 is incorporated herein by reference.

See Exhibit 6.1

6.2

Copy of Certificate of Amendment of Certificate of Incorporation of IDS Life Insurance Company dated June 22, 2006, filed electronically as Exhibit 27(f)(1) to Post-Effective Amendment No. 22 to Registration Statement No. 333-44644 is incorporated by reference.

6.3

Copy of Amended and Restated By-Laws of RiverSource Life Insurance Company filed electronically as Exhibit 27(f)(2) to Post-Effective Amendment No. 22 to Registration Statement No. 333-44644 is incorporated by reference.

7.	Not applicable.

8.1

Copy of Amended and Restated Participation Agreement dated August 1, 2006, among American Enterprise Life Insurance Company, IDS Life Insurance Company, Ameriprise Financial Services, Inc., AllianceBernstein L.P. and AllianceBernstein Investments, Inc. filed electronically as Exhibit 27(h) (20) to Post-Effective Amendment No. 28 to Registration Statement No. 333-69777 is incorporated herein by reference.

8.2

Copy of Amended and Restated Fund Participation Agreement dated June 1, 2006, by and among American Centurion Life Assurance Company, American Enterprise Life Insurance Company, American Partners Life Insurance Company, IDS Life Insurance Company, IDS Life Insurance Company of New York, Ameriprise Financial Services, Inc. and American Century Investment Services, Inc. filed electronically as Exhibit 27(h)(3) to Post-Effective Amendment No. 22 to Registration Statement No. 333-44644 is incorporated herein by reference.

8.3

Copy of Fund Participation Agreement dated May 1, 2006 among American Enterprise Life Insurance Company, IDS Life Insurance Company, Columbia Funds Variable Insurance Trust I, Columbia Management Advisors, LLC and Columbia Management Distributors, Inc. filed electronically as Exhibit 27(h) (22) to Post-Effective Amendment No. 28 to Registration Statement No. 333-69777 is incorporated herein by reference.

8.4

Copy of Amended and Restated Fund Participation Agreement dated January 1, 2007, among Variable Insurance Products Funds, Fidelity Distributors Corporation and RiverSource Life Insurance Company filed electronically as Exhibit 8.6 to RiverSource Variable Annuity Account’s Post-Effective Amendment No. 2 to Registration Statement No. 333-139760 on or about April 24, 2008 is incorporated by reference herein.

8.5

Copy of Amended and Restated Participation Agreement by and between Franklin Templeton Variable Insurance Products Trust, Franklin/Templeton Distributors, Inc., American Centurion Life Assurance Company, American Enterprise Life Insurance Company, IDS Life Insurance Company, IDS Life Insurance Company of New York, Ameriprise Financial Services, Inc. (formerly American Express Financial Advisors Inc.), dated August 1, 2005 filed electronically as Exhibit 8.7 to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-79311 is incorporated by reference.

8.6

Copy of Janus Aspen Series Amended and Restated Fund Participation Agreement dated September 1, 2006, by and among American Enterprise Life Insurance Company, American Partners Life Insurance Company, IDS Life Insurance Company and Janus Aspen Series filed electronically as Exhibit 27(h)(12) to Post-Effective Amendment No. 28 to Registration Statement No. 333-69777 is incorporated herein by reference.

8.7

Copy of Participation Agreement Among MFS Variable Insurance Trust, American Enterprise Life Insurance Company, IDS Life Insurance Company and Massachusetts Financial Services Company, dated June 9, 2006, filed electronically as Exhibit 8.17 to Post-Effective Amendment No. 42 to Registration Statement No. 333-79311 is incorporated by reference.

8.8

Copy of Fund Participation Agreement dated March 2, 2006, by and between Neuberger Berman Advisers Management Trust, Neuberger Berman Management, Inc. and IDS Life Insurance Company filed electronically as Exhibit 8.17 to Post-Effective Amendment No. 41 to Registration Statement No. 333-79311 is incorporated herein by reference.

8.9

Copy of Amended and Restated Fund Participation Agreement dated March 30, 2007, among Oppenheimer Variable Account funds, Oppenheimer Funds, Inc. and RiverSource Life Insurance Company filed electronically as Exhibit 8.21 to RiverSource Variable Annuity Account Post-Effective Amendment No. 2 to Registration Statement No. 333-139760 on or about April 24, 2008 is incorporated by reference herein.

8.10

Copy of Participation Agreement dated March 1, 2006, among IDS Life Insurance Company, PIMCO Variable Insurance Trust and Allianz Global Investors Distributors LLC filed electronically as Exhibit 8.19 to Post-Effective Amendment No. 41 to Registration Statement No. 333-79311 is incorporated herein by reference.

8.11

Copy of Participation Agreement dated January 1, 2007, by and among RiverSource Life Insurance Company, RiverSource Life Insurance Co. of New York and RiverSource Distributors, Inc. filed electronically as Exhibit 8.24 to Post-Effective Amendment No. 42 to Registration Statement No. 333-79311 is incorporated herein by reference.

8.12

Copy of Fund Participation Agreement dated April 2, 2007, RiverSource Life Insurance Company, Wanger Advisors Trust, Columbia Wanger Asset Management, L.P. and Columbia Management Distributors, Inc. filed electronically as Exhibit 8.11 to RiverSource Variable Annuity Account Post-Effective Amendment No. 2 to Registration Statement No. 333-139760 on or about April 24, 2008 is incorporated by reference herein.

8.13

Copy of Participation Agreement by and among Wells Fargo Variable Trust and RiverSource Life Insurance Company and Wells Fargo Funds Distributors, LLC dated Jan. 1, 2007, filed electronically as Exhibit 8.23 to Post-Effective Amendment No. 42 to Registration Statement No. 333-79311 is incorporated by reference.

8.14

Copy of Fund Participation Agreement dated April 26, 2012 by and among RiverSource Life Insurance Company, BlackRock Variable Series Funds, Inc. and BlackRock Investments filed electronically as Exhibit 8.3 to RiverSource Variable Account 10’s Post-Effective Amendment No. 1 to Registration Statement No. 333-179398 is incorporated herein by reference.

8.15

Copy of Fund Participation Agreement dated April 26, 2012 by and among RiverSource Life Insurance Company, RiverSource Distributors, Inc., DWS Variable Series I, DWS Variable Series II, DWS Investments VIT Funds DWS Investment Distributors, Inc. and Deutsche Investment Management Americas Inc. filed electronically as Exhibit 8.5 to RiverSource Variable Account 10’s Post-Effective Amendment No. 1 to Registration Statement No. 333-179398 is incorporated herein by reference.

8.16

Copy of Fund Participation Agreement dated April 30, 2013, by and among ALPS Variable Investment Trust, ALPS Portfolio Solutions Distributor, Inc., and RiverSource Life Insurance Company filed electronically as Exhibit 8.16 to Registrant’s Post-Effective Amendment No.4 to Registration Statement No.333-179398, filed on or about April 22, 2013 is incorporated herein by reference.

8.17

Copy of Fund Participation Agreement dated April 29, 2013, by and among Van Eck VIP Trust, Van Eck Securities Corporation, and RiverSource Life Insurance Company filed electronically as Exhibit 8.17 to Registrant’s Post-Effective Amendment No.4 to Registration Statement No.333-179398, filed on or about April 22, 2013 is incorporated herein by reference.

8.18

Copy of Fund Participation Agreement dated April 29, 2013, by and among Ivy Funds Variable Insurance Portfolios, Waddell & Reed, Inc., and RiverSource Life Insurance Company filed electronically as Exhibit 8.18 to Registrant’s Post-Effective Amendment No.4 to Registration Statement No.333-179398, filed on or about April 22, 2013 is incorporated herein by reference.

8.19

Copy of Amended and Restated Participation Agreement dated June 9, 2006, by and among American Enterprise Life Insurance Company, IDS Life Insurance Company, Goldman Sachs Variable Insurance Trust and Goldman, Sachs & Co. filed electronically as Exhibit 27(h)(24) to Post-Effective Amendment No.28 to Registration Statement No. 333-69777 is incorporated herein by reference.

8.20

Copy of Fund Participation Agreement dated Jan. 1, 2007, by and among RiverSource Life Insurance Company, RiverSource Distributors, Inc. and Lazard Asset Management Securities LLC and Lazard Retirement Series, Inc. filed electronically as Exhibit 8.15 to Post-Effective Amendment No. 42 to Registration Statement No. 333-79311 is incorporated by reference.

8.21

Copy of Amended and Restated Participation Agreement by and among IDS Life Insurance Company, American Enterprise Life Insurance Company, Ameriprise Financial Services, Inc., Lazard Asset Management Securities LLC, and Lazard Retirement Series, Inc., dated Oct. 16, 2006, filed electronically as Exhibit 8.14 to Post-Effective Amendment No. 42 to Registration Statement No. 333-79311 is incorporated by reference.

8.22

Copy of Amended and Restated Participation Agreement dated September 1, 2006, by and among IDS Life Insurance Company, Legg Mason Partners Variable Portfolios I, Inc. (formerly Salomon Brothers Variable Series Fund, Inc.), Legg Mason Partners Variable Portfolios II, Inc. (formerly Greenwich Street Series Fund, formerly Smith Barney Series Fund, formerly Smith Barney Shearson Series Fund, formerly Shearson Series Fund), Legg Mason Partners Variable Portfolios III, Inc. (formerly Travelers Series Fund Inc., formerly Smith Barney Travelers Series Fund Inc.) and Legg Mason Investor Services, LLC filed electronically as Exhibit 8.15 to Post-Effective Amendment No. 41 to Registration Statement No. 333-79311 is incorporated herein by reference.

8.23

Copy of Amended and Restated Participation Agreement dated May 1, 2006, among The Universal Institutional Funds, Inc., Morgan Stanley Investment Management Inc., Morgan Stanley Distribution, Inc., American Enterprise Life Insurance Company and IDS Life Insurance Company filed electronically as Exhibit 8.24 to Post-Effective Amendment No. 41 to Registration Statement No. 333-79311 is incorporated herein by reference.

8.24

Copy of Participation Agreement between IDS Life Insurance Company and INVESCO Variable Investment Funds, Inc, and INVESCO Distributors, Inc., dated August 13, 2001 filed electronically as Exhibit 8.9 to Post-Effective Amendment No. 10 to Registration Statement No. 333-79311 is incorporated herein by reference.

9.*	Opinion of counsel and consent to its use as the legality of the securities being registered is filed electronically herewith.

10.*	Consent of Independent Registered Public Accounting Firm is filed electronically herewith.

11.	None

12.	Not applicable.

13.*	Power of Attorney to sign Amendment to this Registration Statement, dated March 5, 2020 is filed electronically herewith.

14.	Not applicable.

Item 25.	Directors and Officers of the Depositor RiverSource Life Insurance Company

Name	Principal Business Address*	Position and Offices With Depositor
John R. Woerner		Chairman of the Board and President

Gumer C. Alvero		Director and Executive Vice President – Annuities

Michael J.Pelzel		Senior Vice President – Corporate Tax

Stephen P. Blaske		Director, Senior Vice President and Chief Actuary

Shweta Jhanji		Senior Vice President and Treasurer

Colin J. Lundgren		Director

Brian J. McGrane		Director, Executive Vice President and Chief Financial Officer

Thomas R. Moore		Secretary

Jeninne C. McGee		Director

Jeanne P. Stadtlander		Vice President and Controller

Mark Gorham		Director and Vice President – Insurance Product Development

Lynn Abbott		Vice President – National Sales Manager and Fund Management

*	The business address is 70100 Ameriprise Financial Center, Minneapolis, MN 55474.

Item 26.	Persons Controlled by or Under Common Control with the Depositor or Registrant.

SUBSIDIARIES AND AFFILIATES OF AMERIPRISE FINANCIAL, INC.

Parent Company	Incorp State
Ameriprise Financial, Inc.	DE

Subsidiary Name	Incorp State
Ameriprise Advisor Capital, LLC	DE
Ameriprise Advisor Financing, LLC	DE
Ameriprise Bank, FSB	Federal
Ameriprise Capital Trust I	DE
Ameriprise Capital Trust II	DE
Ameriprise Capital Trust III	DE
Ameriprise Capital Trust IV	DE
Ameriprise Captive Insurance Company	VT
Ameriprise Certificate Company	DE
Investors Syndicate Development Corporation	NV
Ameriprise Holdings, Inc.	DE
Ameriprise India LLP	India

Ameriprise India Partner, LLC[1]	DE
Ameriprise Trust Company	MN
AMPF Holding Corporation	MI
American Enterprise Investment Services, Inc.[2]	MN
Ameriprise Financial Services, Inc.[2]	DE
AMPF Property Corporation	MI
AMPF Realty Corporation	MI
Investment Professionals, Inc.[2]	TX
Columbia Management Investment Advisers, LLC	MN
Advisory Capital Strategies Group Inc.	MN
Columbia Wanger Asset Management, LLC	DE
Emerging Global Advisors, LLC	DE
GA Legacy, LLC	DE
J. & W. Seligman & Co. Incorporated	DE
Columbia Management Investment Distributors, Inc.[2]	DE
Seligman Partners, LLC[3]	DE
Lionstone BBP Limited Partner, LLC	DE
Houston BBP, L.P.[4]	DE
Lionstone Partners, LLC	TX
Cash Flow Asset Management GP, LLC	TX
Cash Flow Asset Management, L.P.[5]	TX
CREAD Special VAD Limited Partner, LLC	DE
Lionstone Advisory Services, LLC	TX
Lionstone CFRE II Real Estate Advisory, LLC	DE
Lionstone Development Services, LLC	TX
LPL 1111 Broadway GP, LLC	TX
LPL 1111 Broadway, L.P.[6]	TX
Lionstone VA Five, LLC[7]	DE
Lionstone US Value-Add Five, L.P.[8]	DE
RiverSource CDO Seed Investments, LLC	MN
Columbia Management Investment Services Corp.	MN
RiverSource Distributors, Inc.[2]	DE
RiverSource Life Insurance Company	MN
RiverSource Life Insurance Co. of New York	NY
RiverSource NY REO, LLC	NY
RiverSource REO 1, LLC	MN
RiverSource Tax Advantaged Investments, Inc.	DE
AEXP Affordable Housing Portfolio, LLC[9]	DE

[1]

This entity has three partners: Ameriprise Financial, Inc. owns a 100% profit sharing ratio with capital contribution of 124,078,760 INR (Indian currency=rupees) & 10 INR are owned each by Columbia Management Investment Advisers, LLC & Ameriprise India Partner, LLC.

[2]	Registered Broker-Dealer.

[3]	This entity is managed by members of onshore hedge fund feeders.

[4]	This entity is owned by: Lionstone BBP Limited Partner, LLC (2%) & Teacher Retirement System of Texas (98%)

[5]	This entity is owned by: Lionstone Partners, LLC (99%) & Cash Flow Asset Management GP, LLC (1%).

[6]	This entity is owned by: Lionstone Partners, LLC (99.9%) & LPL 1111 Broadway GP, LLC (0.1%)

[7]	This entity is owned by: Columbia Management Investment Advisers, LLC (83.333%) & Lionstone LVA5 Holdings, LLC (16.667%)

[8]	This entity is owned by: Lionstone VA Five, LLC (3%); Teacher Retirement System of Texas (44.1%); California State Teachers’ Retirement System (44.1%); William Marsh Rice University (8.8%)

[9]	One-third of this entity is owned by American Express Travel Related Services.

Ameriprise International Holdings GmbH	Switzerland
Ameriprise Asset Management Holdings GmbH	Switzerland
Ameriprise Asset Management Holdings Singapore (Pte.) Ltd.	Singapore
Ameriprise Asset Management Holdings Hong Kong Limited	Hong Kong
Threadneedle Portfolio Services Hong Kong Limited	Hong Kong
Columbia Threadneedle Malaysia Sdn Bhd.	Malaysia
Threadneedle Investments Singapore (Pte.) Ltd.	Singapore

Threadneedle EMEA Holdings 1, LLC	Minnesota, USA
Threadneedle Asset Management Holdings Sàrl	Luxembourg
CTM Holdings Limited	Malta
Columbia Threadneedle Investments (ME) Limited	Dubai
TAM Investment Limited	England
Threadneedle Holdings Limited	England
TAM UK Holdings Limited	England
Threadneedle Asset Management Holdings Limited	England
Columbia Threadneedle Foundation	England
TC Financing Limited	England
Threadneedle Asset Management Limited	England
Threadneedle Investment Services Limited	England
Threadneedle Asset Management (Nominees) Limited	England
ADT Nominees Limited	England
Convivo Asset Management Limited	England
Sackville TIPP Property (GP) Limited	England
Threadneedle Investment Advisors Limited	England
Threadneedle Portfolio Managers Limited	England
Threadneedle Asset Management Finance Limited	England
TMS Investment Limited	Jersey
Threadneedle International Fund Management Limited	England
Threadneedle International Limited	England
Threadneedle Investments (Channel Islands) Limited	Jersey
Threadneedle Investments Limited	England
Threadneedle Management Services Limited	England
Threadneedle Capital Management Limited	England
Threadneedle Pension Trustees Limited	England
Threadneedle Securities Limited	England
Threadneedle Navigator ISA Manager Limited	England
Threadneedle Pensions Limited	England
Threadneedle Portfolio Services AG	Switzerland
Threadneedle Portfolio Services Limited	England
Threadneedle Property Investments Limited	England
Sackville (CTESIF) GP Sàrl	Luxembourg
Sackville LCW (GP) Limited	England
Sackville LCW Sub LP 1 (GP) Limited	England
Sackville LCW Nominee 1 Limited	England
Sackville LCW Nominee 2 Limited	England
Sackville LCW Sub LP 2 (GP) Limited	England
Sackville LCW Nominee 3 Limited	England
Sackville LCW Nominee 4 Limited	England
Sackville Property (GP) Limited	England
Sackville Property Curtis (Jersey GP) Limited	Jersey
Sackville Property Hayes (Jersey GP) Limited	Jersey

Sackville UKPEC6 Hayes Nominee 1 Limited	Jersey
Sackville UKPEC6 Hayes Nominee 2 Limited	Jersey
Sackville Property St James (Jersey GP) Limited	Jersey
Sackville UKPEC9 St James Nominee 1 Limited	Jersey
Sackville UKPEC9 St James Nominee 2 Limited	Jersey
Sackville Property Tower (Jersey GP) Limited	Jersey
Sackville UKPEC7 Tower Nominee 1 Limited	Jersey
Sackville UKPEC7 Tower Nominee 2 Limited	Jersey
Sackville Property Victoria (Jersey GP) Limited	Jersey
Sackville UKPEC8 Victoria Nominee 1 Limited	Jersey
Sackville UKPEC8 Victoria Nominee 2 Limited	Jersey
Sackville SPF IV Property (GP) Limited	England
Sackville SPF IV (GP) No. 1 Limited	England
Sackville SPV IV (GP) No. 2 Limited	England
Sackville SPF IV (GP) No. 3 Limited	England
Sackville Tandem Property (GP) Limited	England
Sackville TPEN Property (GP) Limited	England
Sackville TPEN Property Nominee (2) Limited	England
Sackville TPEN Property Nominee Limited	England
Sackville TSP Property (GP) Limited	England
Sackville UK Property Select II (GP) Limited	England
Sackville UK Property Select II (GP) No. 1 Limited	England
Sackville UK Property Select II Nominee (1) Limited	England
Sackville UK Property Select II (GP) No. 2 Limited	England
Sackville UK Property Select II Nominee (2) Limited	England
Sackville UK Property Select II (GP) No. 3 Limited	England
Sackville UK Property Select II Nominee (3) Limited	England
Sackville UKPEC1 Leeds (GP) Limited	England
Sackville UKPEC1 Leeds Nominee 1 Limited	England
Sackville UKPEC1 Leeds Nominee 2 Limited	England
Sackville UKPEC2 Galahad (GP) Limited	England
Sackville UKPEC3 Croxley (GP) Limited	England
Sackville UKPEC3 Croxley Nominee 1 Limited	England
Sackville UKPEC3 Croxley Nominee 2 Limited	England
Sackville UKPEC4 Brentford (GP) Limited	England
Threadneedle Property Execution 1 Limited	England
Threadneedle Property Execution 2 Limited	England
Threadneedle UK Property Equity Club PCC	Jersey
Threadneedle UK Property Equity II Asia 1 PC	Jersey

Threadneedle UK Property Equity II ROW 1 PC	Jersey
Threadneedle International Investments GmbH	Switzerland
Threadneedle Management Luxembourg S.A.	Luxembourg
Threadneedle Unit Trust Manager Limited	England

Item 27.	Number of Contract owners

As of March 31, 2020, there were 166,729 non-qualified contract owners and 392,693 qualified contract owners.

Item 28.	Indemnification

The amended and restated By-Laws of the depositor provide that the depositor will indemnify, to the fullest extent now or hereafter provided for or permitted by law, each person involved in, or made or threatened to be made a party to, any action, suit, claim or proceeding, whether civil or criminal, including any investigative, administrative, legislative, or other proceeding, and including any action by or in the right of the depositor or any other corporation, or any partnership, joint venture, trust, employee benefit plan, or other enterprise (any such entity, other than the depositor, being hereinafter referred to as an “Enterprise”), and including appeals therein (any such action or process being hereinafter referred to as a “Proceeding”), by reason of the fact that such person, such person’s testator or intestate (i) is or was a director or officer of the depositor, or (ii) is or was serving, at the request of the depositor, as a director, officer, or in any other capacity, or any other Enterprise, against any and all judgments, amounts paid in settlement, and expenses, including attorney’s fees, actually and reasonably incurred as a result of or in connection with any Proceeding, except as provided below.

No indemnification will be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that such person’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled. In addition, no indemnification will be made with respect to any Proceeding initiated by any such person against the depositor, or a director or officer of the depositor, other than to enforce the terms of this indemnification provision, unless such Proceeding was authorized by the Board of Directors of the depositor. Further, no indemnification will be made with respect to any settlement or compromise of any Proceeding unless and until the depositor has consented to such settlement or compromise.

The depositor may, from time to time, with the approval of the Board of Directors, and to the extent authorized, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the depositor or to any person serving at the request of the depositor as a director or officer, or in any other capacity, of any other Enterprise, to the fullest extent of the provisions with respect to the indemnification and advancement of expenses of directors and officers of the depositor.

Insofar as indemnification for liability arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the depositor or the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 29.	Principal Underwriters.

(a) RiverSource Distributors Inc. acts as principal underwriter for:

RiverSource Distributors Inc. acts as principal underwriter for:

RiverSource Variable Annuity Account 1

RiverSource Variable Annuity Account

RiverSource Account F

RiverSource Variable Annuity Fund A

RiverSource Variable Annuity Fund B

RiverSource Variable Account 10

RiverSource Account SBS

RiverSource MVA Account

RiverSource Account MGA

RiverSource Account for Smith Barney

RiverSource Variable Life Separate Account

RiverSource Variable Life Account

RiverSource of New York Variable Annuity Account 1

RiverSource of New York Variable Annuity Account 2

RiverSource of New York Account 4

RiverSource of New York Account 7

RiverSource of New York Account 8

(b) As to each director, officer or partner of the principal underwriter:

Name and Principal	Positions and Offices
Business Address*	with Underwriter
Lynn Abbott	President

Gumer C. Alvero	Director and Vice President

Shweta Jhanji	Senior Vice President and Treasurer

Thomas R. Moore	Secretary

Mark D. Scalercio	Vice President

Michael S. Mattox	Chief Financial Officer

John R. Woerner	Chairman of the Board and Chief Executive Officer

*	Business address is: 50611 Ameriprise Financial Center, Minneapolis, MN 55474

(c)	RiverSource Distributors Inc., the principal underwriter during Registrant’s last fiscal year, was paid the following commissions:

NAME OF PRINCIPAL UNDERWRITER	NET UNDERWRITING DISCOUNTS AND COMMISSIONS	COMPENSATION ON REDEMPTION	BROKERAGE COMMISSIONS	COMPENSATION
RiverSource Distributors, Inc.	$399,982,525	None	None	None

Item 30.	Location of Accounts and Records

RiverSource Life Insurance Company

70100 Ameriprise Financial Center

Minneapolis, MN 55474

Item 31.	Management Services

Not applicable.

Item 32.	Undertakings

(a)

Registrant undertakes to file a post-effective amendment to this registration statement as frequently as is necessary to ensure that the audited financial statements in the registration statement are never more than 16 months old for so long as payments under the variable annuity contracts may be accepted.

(b)

Registrant undertakes to include either (1) as part of any application to purchase a contract offered by the prospectus, a space that an applicant can check to request a Statement of Additional Information, or (2) a post card or similar written communication affixed to or included in the prospectus that the applicant can remove to send for a Statement of Additional Information.

(c)	Registrant undertakes to deliver any Statement of Additional Information and any financial statements required to be made available under this Form promptly upon written or oral request.

(d)

Registrant represents that it is relying upon the no-action assurance given to the American Council of Life Insurance (pub. avail. Nov. 28, 1988). Further, Registrant represents that it has complied with the provisions of paragraphs (1)-(4) of that no-action letter.

(e)

The sponsoring insurance company represents that the fees and charges deducted under the contract, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the insurance company.

SIGNATURES

As required by the Securities Act of 1933 and the Investment Company Act of 1940, RiverSource Life Insurance Company, on behalf of the Registrant, has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, and State of Minnesota, on the 12th day of June 2020.

RIVERSOURCE VARIABLE ACCOUNT 10 (Registrant)

By	RiverSource Life Insurance Company (Depositor)

By	/s/ John R. Woerner*
John R. Woerner
Chairman of the Board and President

As required by the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 12th day of June 2020.

Signature	Title

/s/ John R. Woerner*	Chairman of the Board and President
John R. Woerner

/s/ Gumer C. Alvero*	Director and Executive Vice President – Annuities
Gumer C. Alvero

/s/ Stephen P. Blaske*	Director, Senior Vice President and Chief Actuary
Stephen P. Blaske

/s/ Shweta Jhanji*	Senior Vice President and Treasurer
Shweta Jhanji

/s/ Brian J. McGrane*	Director, Executive Vice President and Chief Financial Officer
Brian J. McGrane

/s/ Jeninne C. McGee*	Director
Jeninne C. McGee

/s/ Michael J. Pelzel*	Senior Vice President – Corporate Tax
Michael J. Pelzel

/s/ Colin J. Lundgren*	Director
Colin J. Lundgren

/s/ Jeanne P. Stadtlander*	Vice President and Controller
Jeanne P. Stadtlander

*	Signed pursuant Power of Attorney, dated March 5, 2020 filed electronically herewith, by:

/s/ Nicole D. Wood
Nicole D. Wood
Assistant General Counsel and Assistant Secretary

CONTENTS OF THE PRE-EFFECTIVE AMENDMENT NO.1 TO REGISTRATION STATEMENT

This Registration Statement is comprised of the following papers and documents:

The Cover Page.

PART A.

Prospectus for RiverSource® RAVA 5 Access Variable Annuity (offered for contract applications signed on or after June 22, 2020)

PART B.

The combined Statement of Additional Information and Financial Statements for RiverSource Variable Annuity Account 10.

Part C.

Other Information.

The signatures.

Exhibits.

Exhibit Index

9.	Opinion of counsel and consent to its use as to the legality of the securities being registered

10.	Consent of Independent Registered Public Accounting Firm

13.	Power of Attorney dated March 5, 2020